As filed with the Securities and Exchange Commission on July 23, 2024
Registration No. 333-276714
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
AMENDMENT NO. 4 TO
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Learn SPAC HoldCo, Inc.
(Exact Name of Registrant as Specified in Its Charter)
Delaware	6770	93-4440048
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
11755 Wilshire Blvd.
Suite 2320
Los Angeles, California 90025
Telephone: (424) 324-2990
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)
Robert Hutter
President
Learn SPAC HoldCo, Inc.
11755 Wilshire Blvd.
Suite 2320
Los Angeles, California 90025
Telephone: (424) 324-2990
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Joel T. May Patrick S. Baldwin Thomas L. Short Jones Day 1221 Peachtree Street, N.E., Suite 400 Atlanta, GA 30361 Tel: (404) 521-3939	Joshua G. DuClos David Ni Zach Shub-Essig John W. Stribling Sidley Austin LLP 787 Seventh Avenue New York, New NY 10019 Tel: (212) 839-5300
Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement is declared effective and all other conditions to the Business Combination described in the enclosed proxy statement/consent solicitation statement/prospectus have been satisfied or waived.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer”, “smaller reporting”, and “emerging growth” in Rule 12b-2 of the Exchange Act.
Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐
Exchange Act Rule 14d-l(d) (Cross-Border Third-Party Tender Offer)  ☐
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

EXPLANATORY NOTE
Learn SPAC HoldCo, Inc. (“Holdco”) is filing this registration statement on Form S-4 to register shares of its common stock, par value $0.0001 per share, that will be issued in connection with the business combination contemplated by that certain Business Combination Agreement (as it may be amended from time to time, the “Business Combination Agreement”), by and among Learn CW Investment Corporation, a Cayman Islands exempted company (“Learn CW”), Holdco, a Delaware corporation and direct, wholly-owned subsidiary of Learn CW, LCW Merger Sub, Inc., a Delaware corporation and direct, wholly-owned subsidiary of Holdco (“LCW Merger Sub”), Innventure Merger Sub, LLC, a Delaware limited liability company and direct, wholly-owned subsidiary of Holdco (“Innventure Merger Sub” and together with LCW Merger Sub, the “Merger Subs”) and Innventure LLC, a Delaware limited liability company (“Innventure”). Pursuant to the Business Combination Agreement, the parties thereto will enter into a business combination transaction (the “Business Combination” and together with the other transactions contemplated by the Business Combination Agreement, the “Transactions”), pursuant to which, among other things, (i) LCW Merger Sub will merge with and into Learn CW (the “LCW Merger”), with Learn CW as the surviving company of the LCW Merger and (ii) Innventure Merger Sub will merge with and into Innventure (the “Innventure Merger” and together with the LCW Merger, the “Mergers”), with Innventure as the surviving entity of the Innventure Merger. Following the Mergers, each of Learn CW and Innventure will be a subsidiary of Holdco, and Holdco will become a publicly traded company. At the closing of the Transactions (the “Closing”), Holdco is expected to change its name to “Innventure, Inc.”
This document, which we refer to as this “proxy statement/consent solicitation statement/prospectus” and which forms part of a registration statement on Form S-4 filed with the United States Securities and Exchange Commission (the “SEC”) by Holdco, as it may be amended or supplemented from time to time (File No. 333-276714) (the “Registration Statement”), serves as:
•
A notice of extraordinary general meeting and proxy statement of Learn CW under Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), for the Learn CW extraordinary general meeting being held on [ ], where Learn CW shareholders will vote on, among other things, the proposed Business Combination and related transactions and each of the proposals described herein;

•
A notice of solicitation of written consent and consent solicitation statement of Innventure, whereby holders of Innventure’s Class A Units, Class B Preferred Units and Class B-1 Preferred Units are being asked to approve the Business Combination Agreement and the Transactions; and

•
A prospectus of Holdco under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the (i) shares of Holdco common stock that Learn CW shareholders and holders of Innventure equity, profits interests and warrants will receive in the Business Combination, (ii) Holdco warrants that holders of Learn CW warrants will receive in the Business Combination and (iii) shares of Holdco common stock that may be issued upon exercise of such Holdco warrants.

The information in this preliminary proxy statement/consent solicitation statement/prospectus is not complete and may be changed. The registrant may not sell the securities described in this preliminary proxy statement/consent solicitation statement/prospectus until the registration statement filed with the Securities and Exchange Commission is declared effective. This preliminary proxy statement/consent solicitation statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
PRELIMINARY — SUBJECT TO COMPLETION, DATED JULY 23, 2024
PROXY STATEMENT FOR EXTRAORDINARY
GENERAL MEETING OF LEARN CW
INVESTMENT CORPORATION

CONSENT SOLICITATION STATEMENT
OF INNVENTURE LLC

PROSPECTUS
FOR   SHARES OF COMMON STOCK,
  WARRANTS AND   SHARES OF COMMON STOCK
UNDERLYING WARRANTS
OF LEARN SPAC HOLDCO, INC.
(WHICH WILL BE RENAMED INNVENTURE, INC.
IN CONNECTION WITH THE BUSINESS COMBINATION DESCRIBED HEREIN)
Dear Shareholders of Learn CW Investment Corporation and Members of Innventure LLC:
On October 24, 2023, Learn CW Investment Corporation, a Cayman Islands exempted company (“Learn CW”) and Innventure LLC, a Delaware limited liability company (“Innventure” or the “Company”), entered into a business combination agreement (as it may be amended and supplemented or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”), with Learn SPAC HoldCo, Inc., a Delaware corporation and direct, wholly-owned subsidiary of Learn CW (“Holdco”), LCW Merger Sub, Inc., a Delaware corporation and direct, wholly-owned subsidiary of Holdco (“LCW Merger Sub”) and Innventure Merger Sub, LLC, a Delaware limited liability company and direct, wholly-owned subsidiary of Holdco (“Innventure Merger Sub” and, together with LCW Merger Sub, the “Merger Subs”).
The Business Combination Agreement, a copy of which is attached hereto as Annex A, provides for, among other things, the following mergers: (a) LCW Merger Sub will merge with and into Learn CW (the “LCW Merger”), with Learn CW as the surviving company of the LCW Merger and (b) Innventure Merger Sub will merge with and into Innventure (the “Innventure Merger” and together with the LCW Merger, the “Mergers”), with Innventure as the surviving entity of the Innventure Merger (the consummation of the Mergers and the other transactions contemplated by the Business Combination Agreement are referred to herein as the “Business Combination”). Following the Mergers, each of Learn CW and Innventure will be a subsidiary of Holdco, and Holdco will become a publicly traded company. At the closing of the Business Combination (the “Closing”), Holdco will change its name to “Innventure, Inc.,” and its common stock is expected to be listed on the [NYSE American LLC (“NYSE American”)] under the ticker symbol “INV.” It is a condition to the consummation of the Business Combination that Holdco’s common stock, par value $0.0001 per share (“Holdco Common Stock”) and warrants to purchase HoldCo Common Stock have been listed on [NYSE American] under the ticker symbol “INVW”, subject to official notice of issuance.
The aggregate consideration (the “Merger Consideration”) to be paid to the holders of Innventure’s outstanding equity and profits interests and warrants, other than the Class PCTA Units and the Class I Units (each as defined in the Business Combination Agreement) (such holders, the “Innventure Members”), at the Closing will consist of a number of shares of Holdco Common Stock equal to (i) (A) $435 million minus (B) the outstanding indebtedness as of the Closing (not including the indebtedness from any Additional Financing (as defined in the Business Combination Agreement)), if any, plus (C) cash and cash equivalents (not including cash from any Additional Financing) held by Innventure and its direct and indirect subsidiaries as of the Closing, divided by (ii) $10.00. A portion of the aggregate Merger Consideration will be in the form of a contingent right to receive Company Earnout Shares (as defined below).
As part of the Merger Consideration, the Innventure Members shall have the contingent right to receive up to five million shares of Holdco Common Stock in the aggregate (the “Company Earnout Shares”), subject to the following milestone conditions (the “Milestone Conditions”):
(i)
40% of the Company Earnout Shares will be issuable upon Accelsius, Inc. having entered into binding contracts providing for revenue for the Company Group (as defined in the Business Combination Agreement) within seven years following the Closing (the “Vesting Period”) in excess of $15 million in revenue;

(ii)
40% of the Company Earnout Shares will be issuable upon the Company’s formation of a new subsidiary, in partnership with a Multi-National Company (as defined in the Business Combination Agreement), as determined using the Company’s “DownSelect” process, within the Vesting Period; and

(iii)	20% of the Company Earnout Shares will be issuable upon AeroFlexx, LLC having received in excess of $15 million revenue within the Vesting Period.
The Milestone Conditions described above will also be deemed to be achieved if, during the period that begins six months following the Closing and prior to the expiration of the Vesting Period, (a) there is a Change of Control (as defined in the Business Combination Agreement) of Holdco or (b) the volume-weighted average trading price of Holdco Common Stock exceeds $11.50 per share for at least twenty trading days in any immediately preceding thirty trading day period. Any Company Earnout Shares not properly earned by the end of the Vesting Period shall no longer be payable and the obligations of Holdco to issue such Company Earnout Shares will be terminated.
At the effective time of the Innventure Merger (the “Innventure Merger Effective Time”), by virtue of the Innventure Merger, the Innventure Units (as defined in the accompanying proxy statement/consent solicitation statement/prospectus) (other than the Class PCTA Units and the Class I Units, and other than units to be cancelled in accordance with the Business Combination Agreement) and Class B Preferred Warrants issued and outstanding immediately prior to the Innventure Merger Effective Time will be converted into the right to receive a number of shares of Holdco Common Stock equal to the Merger Consideration, allocated among the holders of Innventure Units, and Class B Preferred Warrants in accordance with the Business Combination Agreement.
At the effective time of the LCW Merger (the “LCW Merger Effective Time” and, together with the Innventure Merger Effective Time, the “Effective Times”), by virtue of the LCW Merger, (a) each Class A ordinary share of Learn CW (“Learn CW Class A Ordinary Shares”) issued and outstanding immediately prior to the LCW Merger Effective Time (other than shares to be cancelled in accordance with the Business Combination Agreement and any Redemption Shares (as defined below) will be automatically surrendered and cancelled and converted into the right to receive one share of Holdco Common Stock and (b) each Learn CW Class A Ordinary Share issued and outstanding immediately prior to the LCW Merger Effective Time with respect to which a Learn CW shareholder has validly exercised its redemption rights in connection with the shareholder vote on certain matters relating to the proposed Business Combination (collectively, the “Redemption Shares”) will not be converted into and become a share of Holdco Common Stock, and instead will at the LCW Merger Effective Time be converted into the right to receive from Learn CW, in cash, an amount per share calculated in accordance with such shareholder’s redemption rights. In addition, by virtue of the assumption by Holdco of the warrant agreement, dated as of October 12, 2021, by and between Learn CW and American Stock Transfer & Trust Company, LLC, a New York limited liability company, (the “Warrant Agreement”), Holdco shall assume each warrant of Learn CW that (a) was included as part of each unit issued by Learn CW in a private placement to CWAM LC Sponsor LLC, a Delaware limited liability company

(the “Sponsor”), at the time of the consummation of the initial public offering (the “IPO”) of the Learn CW Units (as defined in the Business Combination Agreement) entitling its holder to purchase one Learn CW Class A Ordinary Share at a price of $11.50 per share (“Learn CW Private Warrants”); and (b) was included as part of each unit issued in the IPO entitling its holder thereof to purchase one Learn CW Class A Ordinary Share at a purchase price of $11.50 per share (“Learn CW Public Warrants” and collectively with the Learn CW Private Warrants, the “Learn CW Warrants”). Each Learn CW Warrant that is outstanding immediately prior to the LCW Merger Effective Time will automatically and irrevocably be modified to provide that such Learn CW Warrant will no longer entitle the holder thereof to purchase the number of Learn CW Class A Ordinary Shares set forth therein and in substitution thereof such Learn CW Warrant will entitle the holder thereof to acquire such number of shares of Holdco Common Stock per Learn CW Warrant that such holder was entitled to acquire pursuant to the terms and conditions of the Warrant Agreement.
In connection with the proposed Business Combination, Learn CW will hold an extraordinary general meeting of shareholders at the offices of [ ], at [ ] a.m. Eastern Time, on [ ] (the “extraordinary general meeting”), and Innventure will solicit written consents of its members, in each case with respect to the approval of certain matters relating to the proposed Business Combination. Learn CW and Innventure cannot complete the Business Combination unless certain approvals are obtained, as described further below. Learn CW and Innventure are sending you this document, which we refer to as this “proxy statement/consent solicitation statement/prospectus,” to ask Learn CW shareholders and Innventure Voting Members (as defined below) to approve these and the other matters described in this proxy statement/consent solicitation statement/prospectus. This proxy statement/consent solicitation statement/prospectus also acts as a prospectus for the shares of common stock, warrants and shares of common stock underlying such warrants, being offered by Holdco.
As described in the accompanying proxy statement/consent solicitation statement/prospectus, Learn CW shareholders will be asked to consider and vote upon a proposal to approve and adopt the Business Combination Agreement and the transactions contemplated therein (such proposal, the “Business Combination Proposal”). Learn CW shareholders will also be asked to consider and vote upon (1) a proposal to approve the LCW Merger and related Mergers and to authorize the merger of LCW Merger Sub with and into Learn CW, with Learn CW surviving the merger (the “Merger Proposal”), (2) a proposal to approve, on a non-binding advisory basis only, the amended and restated certificate of incorporation of Holdco (the “Non-Binding Governance Proposals”), (3) a proposal to approve the Innventure, Inc. 2024 Equity and Incentive Compensation Plan which permits grants and awards to eligible service providers (the “Equity Plan Proposal”) and (4) a proposal to approve the adjournment of the extraordinary general meeting to a later date or dates, if necessary, (i) to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more of the foregoing proposals at the extraordinary general meeting or if it is determined that one or more of the closing conditions under the Business Combination Agreement is not satisfied or waived or (ii) if the board of directors of Learn CW determines before the extraordinary general meeting that it is not necessary or no longer desirable to proceed with the proposals (the “Adjournment Proposal”). Also as described in the accompanying proxy statement/consent solicitation statement/prospectus, Innventure Voting Members are being asked to execute and return written consents to adopt and approve the Business Combination Agreement and the transactions contemplated thereby (the “Innventure Transaction Proposal”).
The transactions contemplated by the Business Combination Agreement will be consummated only if (i) the Business Combination Proposal, the Merger Proposal and the Equity Plan Proposal (collectively, the “Condition Precedent Proposals”) are approved at the extraordinary general meeting by Learn CW shareholders and (ii) the Innventure Transaction Proposal is approved by Innventure Voting Members by written consent. Each of the Condition Precedent Proposals is cross-conditioned on the approval of the other Condition Precedent Proposals. Each of these proposals is more fully described in the accompanying proxy statement/consent solicitation statement/prospectus, which each shareholder and member is encouraged to read carefully and in its entirety, as applicable.
In connection with the Business Combination, certain related agreements have been, or will be, entered into on or prior to the date of the Closing of the Business Combination (the “Closing Date”), including (i) the Standby Equity Purchase Agreement, (ii) the Sponsor Support Agreement, (iii) the Member Support Agreement, (iv) the A&R Registration Rights Agreement, (v) Investor Rights Agreement and (vi) Lock-Up Agreements. For additional information, see the section entitled “Shareholder Proposal No. 1 — The Business Combination Proposal — Summary of the Ancillary Agreements” in the accompanying proxy statement/consent solicitation statement/prospectus.
Pursuant to the Amended and Restated Memorandum and Articles of Association of Learn CW (as may be amended from time to time, the “Cayman Constitutional Documents”), any holder (a “public shareholder”) of Learn CW Class A Ordinary Shares that were offered and sold by Learn CW in its initial public offering (the “public shares”), excluding shares held by the Sponsor and certain related parties, may request that Learn CW redeem all or a portion of such shareholder’s public shares for cash if the Business Combination is consummated. Holders of units must elect to separate the units into the underlying public shares and warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and warrants, or if a holder holds units registered in its own name, the holder must contact the transfer agent directly and instruct it to do so. Public shareholders may elect to redeem their public shares even if they vote “FOR” the Business Combination Proposal or any other Condition Precedent Proposals. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Equiniti Trust Co, LLC, Learn CW’s transfer agent, Learn CW will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the Trust Account established at the consummation of our IPO (the “Trust Account”), calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the Trust Account (net of taxes paid or payable, if any). For illustrative purposes, as of [ ], 2024, this would have amounted to approximately $[ ] per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. Shares of Learn CW will be redeemed immediately after consummation of the Business Combination. See the section entitled “Extraordinary General Meeting of Learn CW — Redemption Rights” in the accompanying proxy statement/consent solicitation statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.
Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.
The Sponsor and each of Learn CW’s executive officers and directors (the “Sponsor Persons”) have agreed to, among other things, vote in favor of the Business Combination Agreement and the transactions contemplated thereby, and to waive their redemption rights in connection with the consummation of the Business Combination with respect to any Learn CW Class A Ordinary Shares held by them. Such persons agreed to waive their redemption rights in order to induce Learn CW and Learn CW’s underwriter to enter into the underwriting agreement entered into in connection with the IPO. None of the Sponsor Persons received any consideration in exchange for waiving their redemption rights. The Class B ordinary shares of Learn CW (the “Learn CW Class B Ordinary Shares” and together with the Learn CW Class A Ordinary Shares, the “Learn CW Ordinary Shares”) held by the Sponsor and such other persons will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of the accompanying proxy statement/consent solicitation statement/prospectus, the Sponsor Persons collectively own 43.2% of the issued and outstanding Learn CW Ordinary Shares.
The Business Combination Agreement is also subject to the satisfaction or waiver of certain other closing conditions as described in the accompanying proxy statement/consent solicitation statement/prospectus. There can be no assurance that the parties to the Business Combination Agreement will waive any such provision of the Business Combination Agreement.

Learn CW is providing the accompanying proxy statement/consent solicitation statement/prospectus and accompanying proxy card to Learn CW’s shareholders in connection with the solicitation of proxies to be voted at the extraordinary general meeting and at any adjournments of the extraordinary general meeting. Information about the extraordinary general meeting, the Business Combination and other related business to be considered by Learn CW’s shareholders at the extraordinary general meeting is included in the accompanying proxy statement/consent solicitation statement/prospectus. Innventure is also providing the accompanying proxy statement/consent solicitation statement/prospectus and accompanying form of written consent soliciting the written consents of Innventure Voting Members with respect to the approval of the Business Combination Agreement and the transactions contemplated thereby. Whether or not you plan to attend the extraordinary general meeting or execute a written consent, as applicable, you are urged to read the accompanying proxy statement/consent solicitation statement/prospectus, including the Annexes and other documents referred to therein, carefully and in their entirety. You should also carefully consider the risk factors described in the section entitled “Risk Factors” beginning on page 25 of the accompanying proxy statement/consent solicitation statement/prospectus.
After careful consideration, (i) the board of directors of Learn CW has unanimously approved the Business Combination and unanimously recommends that shareholders vote “FOR” the adoption of the Business Combination Proposal, and approval of the transactions contemplated thereby, including the Mergers, and “FOR” all other proposals presented to Learn CW’s shareholders in the accompanying proxy statement/consent solicitation statement/prospectus; and (ii) the board of managers of Innventure has approved the Business Combination Agreement and the transactions contemplated thereby and recommends that Innventure Voting Members APPROVE the Innventure Transaction Proposal by returning a signed written consent. When you consider the recommendation of these proposals by the board of directors of Learn CW or the board of managers of Innventure, you should keep in mind that Learn CW’s directors and officers, and Innventure’s directors and officers, have interests in the Business Combination that may conflict with your interests as a shareholder or member, respectively. See the sections entitled “Shareholder Proposal No. 1 — The Business Combination Proposal — Interests of Learn CW’s Directors and Executive Officers in the Business Combination” and “Executive And Director Compensation Of Innventure—Interests of Innventure’s Directors and Executive Officers in the Business Combination” in the accompanying proxy statement/consent solicitation statement/prospectus for a further discussion of these considerations.
The approval of the Merger Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of at least two-thirds of the Learn CW Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. The approval of each of the Business Combination Proposal, the Non-Binding Governance Proposals (which are comprised of non-binding advisory proposals), the Equity Plan Proposal and the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. The approval of the Innventure Transaction Proposal requires the affirmative written consent of Innventure Voting Members holding not less than 75% of the Class A Units, the Class B Preferred Units and the Class B-1 Preferred Units, calculated as a single class.
Your vote is very important. Whether or not you plan to attend the extraordinary general meeting, please vote as soon as possible by following the instructions in the accompanying proxy statement/consent solicitation statement/prospectus to make sure that your shares are represented at the extraordinary general meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the extraordinary general meeting. The transactions contemplated by the Business Combination Agreement will be consummated only if the Condition Precedent Proposals are approved at the extraordinary general meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of the other Condition Precedent Proposals. The Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in the accompanying proxy statement/consent solicitation statement/prospectus. The Non-Binding Governance Proposals are non-binding advisory proposals.
If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the proposals presented at the extraordinary general meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the extraordinary general meeting in person, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the extraordinary general meeting and will not be voted. An abstention will be counted towards the quorum requirement but will not count as a vote cast at the extraordinary general meeting. A broker non-vote, while considered present for the purposes of establishing a quorum, will not count as a vote cast at the extraordinary general meeting. If you are a shareholder of record and you attend the extraordinary general meeting and wish to vote in person, you may withdraw your proxy and vote in person. If you have any questions or need assistance voting your Learn CW Ordinary Shares, please contact Morrow Sodali LLC, our proxy solicitor, by calling (203) 658-9400, or call toll-free at (800) 662-5200 or by emailing LCW.info@investor.morrowsodali.com.
TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST IDENTIFY YOURSELF IN WRITING AS A BENEFICIAL HOLDER AND PROVIDE YOUR LEGAL NAME, PHONE NUMBER AND ADDRESS TO LEARN CW’S TRANSFER AGENT AND DEMAND IN WRITING THAT YOUR PUBLIC SHARES ARE REDEEMED FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO LEARN CW’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE EXTRAORDINARY GENERAL MEETING. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL BE RETURNED TO YOU OR YOUR ACCOUNT. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.
On behalf of Learn CW’s board of directors and Innventure’s board of managers, we would like to thank you for your support and look forward to the successful completion of the Business Combination.
Sincerely,

Robert Hutter Chief Executive Officer and Director Learn CW Investment Corporation	Gregory W. Haskell Chief Executive Officer and Manager Innventure LLC
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/CONSENT SOLICITATION STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE ACCOMPANYING PROXY STATEMENT/CONSENT SOLICITATION STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.
The accompanying proxy statement/consent solicitation statement/prospectus is dated [ ] and is first being mailed to shareholders and members on or about [ ].

LEARN CW INVESTMENT CORPORATION

A Cayman Islands Exempted Company
(Company Number 371160)
11755 Wilshire Blvd., Suite 2320
Los Angeles, California 90025
NOTICE OF EXTRAORDINARY GENERAL MEETING TO BE HELD ON [  ], 2024

TO THE SHAREHOLDERS OF LEARN CW INVESTMENT CORPORATION.:
NOTICE IS HEREBY GIVEN that an extraordinary general meeting (the “extraordinary general meeting”) of Learn CW Investment Corporation, a Cayman Islands exempted company, company number 371160 (“Learn CW”), will be held at the offices of [  ], at [  ] a.m. Eastern Time, on [  ]. Cayman Islands law requires there to be a physical location for the extraordinary general meeting. You are cordially invited to attend the extraordinary general meeting, which will be held for the following purposes:
Proposal No. 1 — The Business Combination Proposal — to consider and vote upon a proposal to approve by ordinary resolution (i) the Business Combination (as defined herein), (ii) the adoption of the Business Combination Agreement (as defined herein), dated as of October 24, 2023, by and among Learn CW, Learn SPAC HoldCo Inc., a Delaware corporation and direct, wholly-owned subsidiary of Learn CW (“Holdco”), LCW Merger Sub, Inc., a Delaware corporation and direct, wholly-owned subsidiary of Holdco (“LCW Merger Sub”), Innventure Merger Sub, LLC, a Delaware limited liability company and direct, wholly-owned subsidiary of Holdco (“Innventure Merger Sub”), and Innventure LLC, a Delaware limited liability company (“Innventure” or the “Company”), (iii) the Plan of Merger (as defined herein) and (iv) the transactions contemplated by the Business Combination Agreement, as more fully described elsewhere in the accompanying proxy statement/consent solicitation statement/prospectus (the “Business Combination Proposal”);
Proposal No. 2 — The Merger Proposal — to consider and vote upon a proposal to approve by special resolution the LCW Merger (as defined herein) and related Plan of Merger and to authorize the merger of LCW Merger Sub with and into Learn CW, with Learn CW surviving the merger (the form of the Plan of Merger is attached to this proxy statement/consent solicitation statement/prospectus as Annex B) (the “Merger Proposal”);
Proposal No. 3 — The Non-Binding Governance Proposals — to consider and vote by ordinary resolution, on a non-binding advisory basis, upon certain material differences between Learn CW’s Amended and Restated Memorandum and Articles of Association (as it may be amended from time to time, the “Cayman Constitutional Documents”) and the proposed amended and restated certificate of incorporation of Holdco (the “Holdco Certificate of Incorporation”), presented separately in accordance with the United States Securities and Exchange Commission (the “SEC”) requirements (collectively, the “Non-Binding Governance Proposals”);
Proposal No. 4 — The Equity Plan Proposal — to consider and vote upon a proposal to approve by ordinary resolution the Innventure, Inc. 2024 Equity and Incentive Compensation Plan (the “Equity Plan”) (the “Equity Plan Proposal”); and
Proposal No. 5 — The Adjournment Proposal — to consider and vote upon a proposal to approve by ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates, if necessary, (i) to permit further solicitation and vote of proxies in the event that there are insufficient shares represented to constitute a quorum necessary to conduct business at the extraordinary general meeting or for the approval of one or more proposals at the extraordinary general meeting or to the extent necessary to ensure that any required supplement or amendment to the accompanying proxy statement/consent solicitation statement/prospectus is provided to Learn CW shareholders or if it is determined that one or more of the closing conditions under the Business Combination Agreement is not satisfied or waived or (ii) if the board of directors of Learn CW (the “LCW Board”) determines before the extraordinary general meeting that it is not necessary or no longer desirable to proceed with the proposals (the “Adjournment Proposal”).
Each of Proposals No. 1, 2 and 4 (the “Condition Precedent Proposals”) is cross-conditioned on the approval of the other Condition Precedent Proposals. Proposal No. 3 and Proposal No 5 are not conditioned upon the approval of any other proposal set forth in this proxy statement/consent solicitation statement/prospectus. Proposal No. 3 consists of non-binding advisory proposals and Proposal No. 5 solely relates to the potential adjournment of the extraordinary general meeting to a later date or dates, if necessary.

These items of business are described in the accompanying proxy statement/consent solicitation statement/prospectus, which we encourage you to read carefully and in its entirety before voting.
Only holders of record of the ordinary shares of Learn CW at the close of business on [  ] are entitled to notice of and to vote and have their votes counted at the extraordinary general meeting and any adjournment of the extraordinary general meeting.
The accompanying proxy statement/consent solicitation statement/prospectus and accompanying proxy card are being provided to Learn CW’s shareholders in connection with the solicitation of proxies to be voted at the extraordinary general meeting and at any adjournment of the extraordinary general meeting. Whether or not you plan to attend the extraordinary general meeting, all of Learn CW’s shareholders are urged to read this proxy statement/consent solicitation statement/prospectus, including the Annexes and the documents referred to herein, carefully and in their entirety. You should also carefully consider the risk factors described in the section entitled “Risk Factors” beginning on page 25 of the accompanying proxy statement/consent solicitation statement/prospectus.
After careful consideration, the LCW Board has unanimously approved the Business Combination and unanimously recommends that shareholders vote “FOR” the adoption of the Business Combination Proposal and “FOR” all other proposals to be presented to Learn CW’s shareholders at the extraordinary general meeting. When you consider the recommendation of these proposals by the LCW Board, you should keep in mind that Learn CW’s directors and officers have interests therein that may conflict with your interests as a shareholder. See the section entitled “Shareholder Proposal No. 1 — The Business Combination Proposal — Interests of Learn CW’s Directors and Executive Officers in the Business Combination” in the accompanying proxy statement/consent solicitation statement/prospectus for a further discussion of these considerations.
Pursuant to the Cayman Constitutional Documents, a holder of public shares (as defined in the accompanying proxy statement/consent solicitation statement/prospectus) (a “public shareholder”) may request of Learn CW that Learn CW redeem all or a portion of its public shares for cash if the Business Combination is consummated. As a holder of public shares, you will be entitled to receive cash for any public shares to be redeemed only if you:
(i)
(a) hold public shares, or (b) hold public shares through units, and you elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares;

(ii)
submit a written request to Equiniti Trust Co, LLC (“Equiniti”), Learn CW’s transfer agent, in which you (a) request that Learn CW redeem all or a portion of your Class A ordinary shares of Learn CW (the “Learn CW Class A Ordinary Shares”), for cash, and (b) identify yourself as the beneficial holder of the Learn CW Class A Ordinary Shares and provide your legal name, phone number and address; and

(iii)	deliver your public shares to Equiniti physically or electronically through The Depository Trust Company (“DTC”).
Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on [  ] (two business days before the extraordinary general meeting) in order for their shares to be redeemed.
Holders of units must elect to separate the units into the underlying public shares and warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and warrants, or if a holder holds units registered in its own name, the holder must contact Equiniti directly and instruct them to do so. Public shareholders may elect to redeem public shares regardless of how they vote in respect of the Business Combination Proposal. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank.
If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Equiniti, Learn CW will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account established at the consummation of our initial public offering (the “IPO”) (the “Trust Account”), calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the Trust Account (net of taxes paid or payable, if any). For illustrative purposes, as of [  ], this would have amounted to approximately

$[  ] per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. See the section entitled “Extraordinary General Meeting of Learn CW — Redemption Rights” in the accompanying proxy statement/consent solicitation statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.
Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.
CWAM LC Sponsor LLC, a Delaware limited liability company and shareholder of Learn CW (the “Sponsor”) and each director and executive officer of Learn CW has agreed to, among other things, vote in favor of the Business Combination Proposal and the transactions contemplated thereby, including the other Condition Precedent Proposals, and to waive their redemption rights in connection with the underwriting agreement entered into in connection with the IPO of ordinary shares. The Class B ordinary shares of Learn CW (the “Class B Ordinary Shares” and together with the Learn CW Class A Ordinary Shares, the “Learn CW Ordinary Shares”) held by the Sponsor and such other persons will be excluded from the pro rata calculation used to determine the per-share redemption price. The Sponsor and each of Learn CW’s executive officers and directors (the “Sponsor Persons”) did not receive any consideration in exchange for waiving their redemption rights. As of the date of the accompanying proxy statement/consent solicitation statement/prospectus, the Sponsor Persons collectively own approximately 43.2% of the issued and outstanding Learn CW Ordinary Shares.
The approval of the Merger Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of at least two-thirds of the ordinary shares of Learn CW represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. The approval of each of the Business Combination Proposal, the Non-Binding Governance Proposals (which are comprised of non-binding advisory proposals), the Equity Plan Proposal and the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.
Your vote is very important. Whether or not you plan to attend the extraordinary general meeting, please vote as soon as possible by following the instructions in the accompanying proxy statement/consent solicitation statement/prospectus to make sure that your shares are represented at the extraordinary general meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the extraordinary general meeting. In most cases you may vote by telephone or over the Internet as instructed. The transactions contemplated by the Business Combination Agreement will be consummated only if the Condition Precedent Proposals are approved at the extraordinary general meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of the other Condition Precedent Proposals. The Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in the accompanying proxy statement/consent solicitation statement/prospectus. The Non-Binding Governance Proposals are comprised of non-binding advisory proposals.
If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” each of the proposals presented at the extraordinary general meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the extraordinary general meeting in person, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the extraordinary general meeting and will not be voted. An abstention will be counted towards the quorum requirement but will not count as a vote cast at the extraordinary general meeting. A broker non-vote, while considered present for the purposes of establishing a quorum, will not count as a vote cast at the extraordinary general meeting. If you are a shareholder of record and you attend the extraordinary general meeting and wish to vote in person, you may withdraw your proxy and vote in person.
Your attention is directed to the remainder of the accompanying proxy statement/consent solicitation statement/prospectus following this notice (including the Annexes and other documents referred to herein) for a more complete description of the proposed Business Combination and related transactions and each of the proposals. You are encouraged to read the accompanying proxy statement/consent solicitation statement/prospectus carefully and in its entirety, including the Annexes and other documents referred to herein. If you have any questions or need assistance voting your ordinary shares, please contact Morrow Sodali LLC, our proxy solicitor, by calling (203) 658-9400, or call toll-free at (800) 662-5200 or by emailing LCW.info@investor.morrowsodali.com.
Thank you for your participation. We look forward to your continued support.
By Order of the Board of Directors of Learn CW

/s/ Robert Hutter
Robert Hutter Chief Executive Officer and Director
IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS.
TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND IN WRITING THAT YOUR PUBLIC SHARES ARE REDEEMED FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO LEARN CW’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE EXTRAORDINARY GENERAL MEETING. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT CONSUMMATED, THEN THESE SHARES WILL BE RETURNED TO YOU OR YOUR ACCOUNT. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE BANK, BROKER, OR OTHER NOMINEE TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

INNVENTURE LLC
6900 Tavistock Lakes Boulevard
Suite 400
Orlando, Florida 32827
NOTICE OF SOLICITATION OF WRITTEN CONSENT
To Members of Innventure LLC:
On October 24, 2023, Innventure LLC, a Delaware limited liability company (“Innventure” or the “Company”), entered into a business combination agreement (as it may be amended and supplemented or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”), by and among Learn CW Investment Corporation, a Cayman Islands exempted company (“Learn CW”), Learn SPAC HoldCo, Inc., a Delaware corporation and direct, wholly-owned subsidiary of Learn CW (“Holdco”), LCW Merger Sub, Inc., a Delaware corporation and direct, wholly-owned subsidiary of Holdco (“LCW Merger Sub”) and Innventure Merger Sub, LLC, a Delaware limited liability company and direct, wholly-owned subsidiary of Holdco (“Innventure Merger Sub” and, together with LCW Merger Sub, the “Merger Subs”).
The Business Combination Agreement provides for, among other things, the following mergers: (a) LCW Merger Sub will merge with and into Learn CW (the “LCW Merger”), with Learn CW as the surviving company of the LCW Merger and (b) Innventure Merger Sub will merge with and into Innventure (the “Innventure Merger” and together with the LCW Merger, the “Mergers”), with Innventure as the surviving entity of the Innventure Merger (the consummation of the Mergers and the other transactions contemplated by the Business Combination Agreement are referred to herein as the “Transactions”). Following the Mergers, each of Learn CW and Innventure will be a subsidiary of Holdco, and Holdco will become a publicly traded company. At the closing of the Transactions (the “Closing”), Holdco will change its name to “Innventure, Inc.,” and its common stock is expected to be listed on the [NYSE American LLC (“NYSE American”)] under the ticker symbol “INV” and its warrants are expected to be listed on the [NYSE American] under the ticker symbol “INVW.”
This consent solicitation statement and accompanying prospectus is being delivered to you on behalf of the Innventure board of managers to request that holders of Innventure’s Class A Units, Class B Preferred Units and Class B-1 Preferred Units execute and return written consents to adopt and approve the Business Combination Agreement and the Transactions (the “Innventure Transaction Proposal”). Approval of the Innventure Transaction Proposal requires the affirmative written consent of Innventure Voting Members (as defined below) holding not less than 75% of the Class A Units, the Class B Preferred Units and the Class B-1 Preferred Units, calculated as a single class.
This consent solicitation statement and accompanying prospectus describes the proposed Transactions and the actions to be taken in connection therewith and provides additional information about the parties involved. Please give this information your careful attention. You should also carefully consider the risk factors described in the section entitled “Risk Factors” beginning on page 25 of the consent solicitation statement and accompanying prospectus. A copy of the Business Combination Agreement is attached as Annex A hereto.
The Innventure board of managers has considered the Transactions and the terms of the Business Combination Agreement and has determined that the Business Combination Agreement and the Transactions are advisable, fair to, and in the best interests of, Innventure and its members and recommends that the holders of Innventure units approve the Innventure Transaction Proposal by submitting a written consent attached as Annex L hereto. In connection with the execution of the Business Combination Agreement, certain members of Innventure have entered into a member support agreement with Learn CW, Holdco and Innventure, pursuant to which such members have agreed to, among other things, vote in favor of the Business Combination Agreement and the Transactions. Approval of the Innventure Transaction Proposal is a closing condition to the Transactions under the Business Combination Agreement.

Please complete, date and sign the written consent furnished herewith and return it promptly to Innventure by one of the means described in “Innventure’s Solicitation of Written Consents,” as set forth herein.
On behalf of Innventure’s board of managers, we would like to thank you for your support and look forward to the successful completion of the Transactions.
Sincerely,

/s/ Gregory W. Haskell
Gregory W. Haskell Chief Executive Officer and Manager

i

REFERENCES TO ADDITIONAL INFORMATION
This proxy statement/consent solicitation statement/prospectus incorporates important business and financial information that is not included in or delivered with this proxy statement/consent solicitation statement/prospectus. This information is available for you to review through the SEC’s website at www.sec.gov. You may request copies of this proxy statement/consent solicitation statement/prospectus and any of the documents incorporated by reference into this proxy statement/consent solicitation statement/prospectus or other publicly available information concerning Learn CW, without charge, by written request to Learn CW at Learn CW Investment Corporation, 11755 Wilshire Blvd., Suite 2320, Los Angeles, California 90025, or by telephone request at (424) 324-2990; or from Morrow Sodali LLC, Learn CW’s proxy solicitor, by calling (203) 658-9400 or call toll-free at (800) 662-5200, or by emailing LCW.info@investor.morrowsodali.com; or from the SEC through the SEC website at the address provided above.
In order for Learn CW’s shareholders to receive timely delivery of the documents in advance of the extraordinary general meeting of Learn CW to be held on [  ], you must request the information no later than [  ] (five business days prior to the date of the extraordinary general meeting).

TRADEMARKS
This document contains references to trademarks, trade names and service marks belonging to other entities. Solely for convenience, trademarks, trade names and service marks referred to in this proxy statement/consent solicitation statement/prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. Neither Learn CW nor Innventure intends its use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of it, by any other companies.

SELECTED DEFINITIONS
Unless otherwise stated in this proxy statement/consent solicitation statement/prospectus or the context otherwise requires, references to:
•
“A&R Registration Rights Agreement” are to the Amended and Restated Registration Rights Agreement to be entered into at the Closing by and among Holdco, the Sponsor and certain other holders of the Holdco Common Stock, the form of which is attached to this proxy statement/consent solicitation statement/prospectus as Annex F;

•	“Accelsius” are to Accelsius Holdings LLC, a Delaware limited liability company and a majority-owned subsidiary of Innventure;
•
“Acquisition Proposal” are to any written inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time relating to an Alternative Transaction (other than Learn CW and the Sponsor or their respective representatives);

•
“Adjournment Proposal” are to the proposal to approve by ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates, if necessary, (i) to permit further solicitation and vote of proxies in the event that there are insufficient shares represented to constitute a quorum necessary to conduct business at the extraordinary general meeting or for the approval of one or more proposals at the extraordinary general meeting or to the extent necessary to ensure that any required supplement or amendment to the accompanying proxy statement/consent solicitation statement/prospectus is provided to Learn CW shareholders or if it is determined that one or more of the closing conditions under the Business Combination Agreement is not satisfied or waived or (ii) if the LCW Board determines before the extraordinary general meeting that it is not necessary or no longer desirable to proceed with the proposals;

•	“AeroFlexx” or “AFX” are to AeroFlexx, LLC, a Delaware limited liability company;
•
“Alternative Transaction” are to (a) with respect to Innventure and its controlled affiliates, a transaction or a series of transactions (other than the Transactions) concerning (i) the sale or divestiture (whether directly or indirectly) of all or any part of the business or assets of the Target Companies or their respective controlled affiliates, (ii) the sale or issuance of, or any similar investment in, any of the shares or other equity interests or profits of the Target Companies or their respective controlled affiliates, in any case, whether such transaction takes the form of a sale of shares or other equity interests, assets, merger, consolidation, issuance of debt securities, management contract, joint venture or partnership or otherwise, or (iii) a merger, consolidation, share exchange, business combination, reorganization, merger, liquidation, dissolution or other similar transaction involving the sale or disposition of the Target Companies and (b) with respect to Learn CW and its affiliates, a transaction (other than the Transactions) concerning a business combination involving Learn CW;

•	“Business Combination” are to the combination of Learn CW, Innventure and Holdco pursuant to the transactions contemplated by the Business Combination Agreement;
•	“Business Combination Agreement” are to the Business Combination Agreement, dated as of October 24, 2023, by and among Learn CW, Holdco, LCW Merger Sub, Innventure Merger Sub, and Innventure;
•
“Business Combination Proposal” are to the proposal to approve by ordinary resolution (i) the Business Combination, (ii) the adoption of the Business Combination Agreement, (iii) the Plan of Merger and (iv) the transactions contemplated by the Business Combination Agreement, as more fully described elsewhere in this proxy statement/consent solicitation statement/prospectus;

•	“Cayman Constitutional Documents” are to Learn CW’s Amended and Restated Memorandum and Articles of Association, as amended from time to time;
•	“Cayman Islands Companies Act” are to the Companies Act (As Revised) of the Cayman Islands;
•	“Closing” are to the closing of the Business Combination;
•	“Closing Date” are to the date of the Closing of the Business Combination;
•	“Code” means the Internal Revenue Code of 1986, as amended;
•	“Company” are to Innventure, unless otherwise specified or the context otherwise requires;
v

•	“Condition Precedent Approvals” are to the approval at the extraordinary general meeting of the Condition Precedent Proposals;
•	“Condition Precedent Proposals” are to the Business Combination Proposal, the Merger Proposal and the Equity Plan Proposal, collectively;
•	“DGCL” are to the General Corporation Law of the State of Delaware, as amended;
•	“DTC” are to The Depository Trust Company;
•	“Effective Times” are to the LCW Merger Effective Time and the Innventure Merger Effective Time;
•	“Equity Plan” are to the Innventure, Inc. 2024 Equity and Incentive Compensation Plan to be considered for adoption and approval by the Learn CW shareholders pursuant to the Equity Plan Proposal;
•	“Equity Plan Proposal” are to the proposal to approve by ordinary resolution the Equity Plan;
•	“Exchange Act” are to the Securities Exchange Act of 1934, as amended;
•
“Extension Meeting” are to the extraordinary general meeting of shareholders of Learn CW held on October 11, 2023, for the purpose of approving amendments to the Cayman Constitutional Documents to, among other things, extend the date by which Learn CW must consummate an initial business combination;

•
“extraordinary general meeting” are to the extraordinary general meeting of Learn CW duly called by the LCW Board and held for the purpose of considering and voting upon the proposals set forth in this proxy statement/consent solicitation statement/prospectus;

•
“founder shares” are to Learn CW Class B Ordinary Shares initially issued to the Sponsor in a private placement prior to the initial public offering and the Learn CW Class A Ordinary Shares that will be issued upon the automatic conversion of the Learn CW Class B Ordinary Shares at the time of the Business Combination;

•	“GAAP” or “U.S. GAAP” are to accounting principles generally accepted in the United States of America;
•	“Holdco” are to Learn SPAC HoldCo, Inc., a Delaware corporation;
•	“Holdco Board” are to the board of directors of Holdco;
•	“Holdco Common Stock” are to Holdco common stock, par value $0.0001 per share;
•	“Holdco Warrants” are to the warrants of Holdco that holders of Learn CW Warrants will receive in the Business Combination;
•	“HSR Act” are to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;
•	“Innventure” are to Innventure LLC, a Delaware limited liability company;
•	“Innventure Board” are to Innventure’s board of managers;
•	“Innventure Companies” are to AeroFlexx and Accelsius;
•	“Innventure Members” are to the holders of Innventure Units, other than the Class PCTA Units and the Class I Units;
•
“Innventure Merger” are to the merger of Innventure Merger Sub with and into Innventure, with Innventure as the surviving entity in accordance with the terms and subject to the conditions set forth in the Business Combination Agreement;

•	“Innventure Merger Effective Time” are to the time at which the Innventure Merger shall become effective in accordance with the Business Combination Agreement;
•	“Innventure Merger Sub” are to Innventure Merger Sub, LLC, a Delaware limited liability company and direct, wholly-owned subsidiary of Holdco;
•	“Innventure Units” are to, prior to the Business Combination, the Class A Units, Class B Preferred Units, Class B-1 Preferred Units, Class C Units, Class PCTA Units, and Class I Units of Innventure;
•	“Innventure Voting Members” are to the holders of the Class A Units, Class B Preferred Units and Class B-1 Preferred Units of Innventure;

•	“initial public offering” or “IPO” are to Learn CW’s initial public offering, which was consummated on October 13, 2021;
•	“Investment Company Act” are to the Investment Company Act of 1940, as amended;
•	“IPO registration statement” are to the Registration Statement on Form S-1 filed by Learn CW in connection with its initial public offering;
•	“IRS” are to the U.S. Internal Revenue Service;
•	“JOBS Act” are to the Jumpstart Our Business Startups Act of 2012;
•	“LCW Board” are to the board of directors of Learn CW;
•
“LCW Merger” are to the merger of LCW Merger Sub with and into Learn CW, with Learn CW being the surviving company in accordance with the terms and subject to the conditions set forth in the Business Combination Agreement;

•	“LCW Merger Effective Time” are to the time at which the LCW Merger shall become effective in accordance with the Business Combination Agreement;
•	“LCW Merger Sub” are to LCW Merger Sub, Inc., a Delaware corporation and direct, wholly-owned subsidiary of Holdco;
•	“Learn CW” are to Learn CW Investment Corporation, a Cayman Islands exempted company;
•	“Learn CW Class A Ordinary Shares” are to Learn CW’s Class A ordinary shares, par value $0.0001 per share;
•	“Learn CW Class B Ordinary Shares” are to Learn CW’s Class B ordinary shares, par value $0.0001 per share;
•	“Learn CW Ordinary Shares” are to ordinary shares of Learn CW, including Learn CW Class A Ordinary Shares and Learn CW Class B Ordinary Shares;
•	“Learn CW Private Placement Warrants” are to the 7,146,000 warrants sold in a private placement to the Sponsor simultaneously with the closing of the IPO at a price of $1.00 per warrant;
•	“Learn CW Public Warrants” are to the 11,500,000 warrants included in the Learn CW Units;
•	“Learn CW Units” are to the units of Learn CW, each consisting of one Learn CW Class A Ordinary Share and one-half of one redeemable warrant, issued and outstanding as of the Signing Date;
•	“Learn CW Warrants” are to the warrants of Learn CW that entitle its holder to purchase Learn CW Ordinary Shares at a price of $11.50 per share;
•
“Merger Consideration” are to the aggregate consideration to be paid to the holders of Innventure’s outstanding equity and profits interests and warrants, other than the Class PCTA Units and the Class I Units;

•
“Merger Proposal” are to the proposal to approve by special resolution the LCW Merger and related Plan of Merger and to authorize the merger of LCW Merger Sub with and into Learn CW, with Learn CW surviving the merger;

•	“Merger Subs” are to LCW Merger Sub together with Innventure Merger Sub;
•	“Mergers” are to the LCW Merger together with the Innventure Merger;
•
“Milestone(s)” are to any of (i) Accelsius, Inc. having entered into binding contracts providing for revenue to the Company Group (as defined in the Business Combination Agreement) within seven years following the Closing in excess of $15 million in revenue, (ii) the Company’s formation of a new subsidiary, in partnership with a Multi-National Company, as determined using the Company’s “Down Select” process and (iii) AeroFlexx having received in excess of $15 million in revenue within seven years following the Closing;

•	“Multinational Corporation” or “MNC” are to a company with at least $5 billion in trailing twelve-month revenue.
•	“Nasdaq” are to the Nasdaq Capital Market;

•
“Non-Binding Governance Proposals” are to the proposal to consider and vote upon by ordinary resolution, on a non-binding advisory basis, certain material differences between the Cayman Constitutional Documents and the proposed amended and restated certificate of incorporation of Holdco, presented separately in accordance with the SEC requirements;

•	“NYSE” are to the New York Stock Exchange;
•	[“NYSE American” are to the New York Stock Exchange American LLC];
•	“Operating Companies” are to AeroFlexx, Accelsius and Innventure's future subsidiary companies that Innventure founds, funds and operates going forward;
•	“Original Sponsor Letter Agreement” are to the letter agreement dated October 7, 2021, by and among Learn CW and its officers, directors, director nominees, and the Sponsor;
•	“Outside Date” are to October 13, 2024;
•
“Person” are to an individual (including current and former employees), corporation, company, partnership (including a general partnership, limited partnership, exempted limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision of any government, or an agency or instrumentality of any government;

•
“Plan of Merger” are to the plan of merger to be entered into between Learn CW and LCW Merger Sub relating to the LCW Merger and to be filed with the Registrar of Companies in the Cayman Islands pursuant to the Cayman Islands Companies Act, the form of which is attached to this proxy statement/consent solicitation statement/prospectus as Annex B;

•	“Proposed Bylaws” are to the proposed bylaws of Holdco as of the Innventure Merger Effective Time, attached to this proxy statement/consent solicitation statement/prospectus as Annex J;
•
“Proposed Certificate of Incorporation” are to the proposed amended and restated certificate of incorporation of Holdco as of the Innventure Merger Effective Time, attached to this proxy statement/consent solicitation statement/prospectus as Annex I;

•	“Proposed Organizational Documents” are to the Proposed Certificate of Incorporation and the Proposed Bylaws;
•	“public shareholders” are to holders of public shares, whether acquired in Learn CW’s initial public offering or acquired in the secondary market;
•
“public shares” are to the Learn CW Class A Ordinary Shares (including those included in the Learn CW Units) that were offered and sold by Learn CW in its initial public offering and registered pursuant to the IPO registration statement;

•	“redemption” are to each redemption of public shares for cash pursuant to the Cayman Constitutional Documents;
•	“Redemption Shares” are to Learn CW Class A Ordinary Shares that are properly submitted for redemption in connection with the solicitation of proxies to approve the Business Combination;
•	“Registration Statement” are to the registration statement on Form S-4 filed with the SEC by Holdco, as it may be amended or supplemented from time to time (File No. 333-276714);
•	“Sarbanes-Oxley Act” are to the Sarbanes-Oxley Act of 2002;
•	“SEC” are to the United States Securities and Exchange Commission;
•	“Securities Act” are to the Securities Act of 1933, as amended;
•	“Sponsor” are to CWAM LC Sponsor LLC, a Delaware limited liability company;
•	“Sponsor Persons” are to Sponsor and each of Learn CW’s executive officers and directors;
•	“Target Companies” are to Innventure and its direct and indirect subsidiaries;

•	“Transactions” are to the transactions contemplated by the Business Combination Agreement;
•	“Treasury Regulations” are to the regulations, including proposed and temporary regulations, promulgated under the Code;
•	“Trust Account” are to the Trust Account established at the consummation of Learn CW’s initial public offering and maintained by U.S. Bank, National Association, acting as trustee;
•
“Trust Amount” are to the amount of cash available in the Trust Account as of the Closing, after deducting the amount required to satisfy Learn CW’s obligations to its shareholders (if any) that exercise their redemption rights;

•	“VWAP” are to the volume-weighted average price; and
•	“we,” “us,” “the company” or “our company” are to Learn CW Investment Corporation, a Cayman Islands exempted company, except where otherwise explicitly defined.
Unless otherwise stated in this proxy statement/consent solicitation statement/prospectus or the context otherwise requires, all references in this proxy statement/consent solicitation statement/prospectus to Learn CW Class A Ordinary Shares, public shares, Learn CW Public Warrants or Learn CW Warrants include any such securities underlying the Learn CW Units, as applicable.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement/consent solicitation statement/prospectus contains forward-looking statements. Forward-looking statements are all statements other than those of historical fact, and include statements about the parties’ ability to close the Business Combination, the anticipated benefits of the Business Combination, and the financial condition, results of operations, earnings outlook and prospects of Learn CW and/or Innventure and may include statements regarding the period following the consummation of the Business Combination, including revenue growth and financial performance. Forward-looking statements appear in a number of places in this proxy statement/consent solicitation statement/prospectus, including, without limitation, in the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Innventure” and “Information About Innventure.” In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Forward-looking statements are typically identified by words such as “plan,” “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “continue,” “could,” “may,” “might,” “possible,” “potential,” “predict,” “should,” “would” and other similar words and expressions, but the absence of these words does not mean that a statement is not forward-looking.
These forward-looking statements are based on the current expectations and beliefs of the management of Learn CW and Innventure in light of their respective experience and their perception of historical trends, current conditions and expected future developments and their potential effects on Learn CW, Innventure and Holdco as well as other factors they believe are appropriate in the circumstances. There can be no assurance that future developments affecting Learn CW, Innventure or Holdco will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the parties) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements, including those discussed and identified in the public filings made or to be made with the SEC by Learn CW, including in the final prospectus relating to Learn CW’s IPO, which was filed with the SEC on October 12, 2021 under the heading “Risk Factors,” or made or to be made by Holdco upon closing of the transaction, and the following:
•
expectations regarding Innventure’s and the Innventure Companies’ strategies and future financial performance, including their future business plans, expansion and acquisition plans or objectives, prospective performance and opportunities and competitors, revenues, products and services, pricing, operating expenses, product and service acceptance, market trends, liquidity, cash flows and uses of cash, capital expenditures, and Innventure’s ability to invest in growth initiatives;

•	the implementation, market acceptance and success of Innventure’s business model and growth strategy;
•	the implementation, market acceptance and success of the Innventure Companies’ business models and growth strategies;
•	that Innventure will have sufficient capital upon the approval of the proposed Business Combination to operate as anticipated;
•	Innventure’s future capital requirements and sources and uses of cash;
•	Innventure’s ability to obtain funding for its operations and future growth;
•	developments and projections relating to Innventure’s and the Innventure Companies’ competitors and industries;
•	the Innventure Companies’ ability to meet, and to continue to meet, applicable regulatory requirements for the use of their products, including in food grade applications;
•	the Innventure Companies’ ability to comply on an ongoing basis with the numerous regulatory requirements applicable to their products and facilities;
•	the occurrence of any event, change or other circumstances that could give rise to the termination of the proposed Business Combination Agreement;
•
the outcome of any legal proceedings that may be instituted against Learn CW or Innventure following announcement of the proposed Business Combination Agreement and the transactions contemplated therein;

x

•	the inability to complete the proposed Business Combination due to, among other things, the failure to obtain the required Learn CW shareholder approval;
•	regulatory approvals;
•	the risk that the announcement and consummation of the proposed Business Combination disrupts Innventure’s current plans;
•	the ability to recognize the anticipated benefits of the proposed Business Combination;
•	unexpected costs related to the proposed Business Combination;
•	the amount of any redemptions by existing holders of Learn CW’s common stock being greater than expected;
•	limited liquidity and trading of Learn CW’s securities;
•	geopolitical risk and changes in applicable laws or regulations;
•	the possibility that Learn CW and/or Innventure may be adversely affected by other economic, business, and/or competitive factors;
•	the potential characterization of Innventure as an investment company subject to the Investment Company Act;
•	operational risk; and
•	the risk that the consummation of the proposed Business Combination is significantly delayed or does not occur.
Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements.
All subsequent written and oral forward-looking statements concerning the Business Combination or other matters addressed in this proxy statement/consent solicitation statement/prospectus and attributable to Learn CW, Innventure, Holdco or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this proxy statement/consent solicitation statement/prospectus. Except to the extent required by applicable law or regulation, Learn CW, Innventure and Holdco undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this proxy statement/consent solicitation statement/prospectus or to reflect the occurrence of unanticipated events.

QUESTIONS AND ANSWERS
The questions and answers below highlight only selected information from this document and only briefly address some commonly asked questions about the proposals to be presented at the extraordinary general meeting, including with respect to the Business Combination Proposal. The following questions and answers do not include all the information that is important to Learn CW’s shareholders. Learn CW urges shareholders to read this proxy statement/consent solicitation statement/prospectus, including the Annexes and the other documents referred to herein, carefully and in their entirety to fully understand the proposed Business Combination and the voting procedures for the extraordinary general meeting.
Q:	Why am I receiving this document?
A:
This document, which we refer to as this “proxy statement/consent solicitation statement/prospectus,” constitutes a proxy statement of Learn CW, a consent solicitation statement of Innventure and a prospectus of Holdco. You are receiving these materials because you are either (i) a shareholder of record or a beneficial holder of Learn CW on [ ], the record date for the extraordinary general meeting or (ii) a member of Innventure. Learn CW and Innventure have agreed to a business combination through a series of transactions, including the Mergers, subject to the terms and conditions of the Business Combination Agreement and the other transaction agreements. A copy of the Business Combination Agreement is attached as Annex A. Learn CW shareholders are being asked to consider and vote upon a proposal to approve the Business Combination and a number of other proposals. See the section entitled “Shareholder Proposal No. 1 — The Business Combination Proposal” for more detail. Innventure is soliciting the written consents of Innventure Voting Members with respect to the approval of the Business Combination Agreement and the transactions contemplated thereby. See the section entitled “Innventure’s Solicitation of Written Consents” for more detail. Holdco is providing the prospectus contained herein for the related offering of Holdco Common Stock and Holdco Warrants issuable in connection with the Business Combination.

YOUR VOTE IS IMPORTANT. YOU ARE ENCOURAGED TO VOTE OR RETURN A WRITTEN CONSENT, AS APPLICABLE, AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT/CONSENT SOLICITATION STATEMENT/PROSPECTUS IN ITS ENTIRETY, INCLUDING THE ANNEXES AND THE ACCOMPANYING FINANCIAL STATEMENTS OF LEARN CW AND INNVENTURE.
Q:	Can I attend the extraordinary general meeting in person?
A:	Yes. Learn CW shareholders will be able to attend the extraordinary general meeting in person, which will be held on [ ], at [ ] Eastern Time, at the offices of [ ].
Q:	What are the transactions described in this document?
A:
On October 24, 2023, Learn CW entered into the Business Combination Agreement. Pursuant to the Business Combination Agreement, the parties thereto will enter into the Business Combination, pursuant to which, among other things, (i) LCW Merger Sub will merge with and into Learn CW, with Learn CW as the surviving company of the LCW Merger, and (ii) Innventure Merger Sub will merge with and into Innventure, with Innventure as the surviving entity of the Innventure Merger. Following the Mergers, each of Learn CW and Innventure will be a subsidiary of Holdco, and Holdco will become a publicly traded company. At Closing, Holdco will change its name to Innventure, Inc., its common stock is expected to be listed on [NYSE American] under the ticker symbol “INV” and its warrants are expected to be listed on [NYSE American] under the ticker symbol “INVW.”

Q:	What is Innventure LLC?
A:
Innventure was founded in 2015 and currently operates its business under a Delaware limited liability company that was formed in 2017. Innventure founds, funds, and operates companies with a focus on transformative, sustainable technology solutions acquired or licensed from Multinational Corporations (“MNCs”). As owner-operators, Innventure takes what it believes to be breakthrough technologies from early evaluation to scaled commercialization utilizing an approach designed to help mitigate risk as it builds disruptive companies that it believes have the potential to achieve a target enterprise value of at least $1 billion. Innventure defines “disruptive” as innovations that have the ability to significantly change the way businesses, industries, markets and/or consumers operate. See the section entitled “Information About Innventure” for more detail.

Q:	What will happen in the Mergers?
A:	Effect of the LCW Merger. On the terms and subject to the conditions set forth in the Business Combination Agreement, at the LCW Merger Effective Time, by virtue of the LCW Merger:
(i)
each Learn CW Ordinary Share issued and outstanding immediately prior to the LCW Merger Effective Time (other than shares to be cancelled in accordance with the Business Combination Agreement and any Redemption Shares (as defined above)) will be automatically surrendered and cancelled and converted into the right to receive one share of Holdco Common Stock;

(ii)
each Redemption Share will not be converted into and become a share of Holdco Common Stock, and will at the LCW Merger Effective Time be converted into the right to receive from Learn CW, in cash, an amount per share calculated in accordance with such shareholder’s redemption rights; and

(iii)
at the LCW Merger Effective Time, by virtue of the assumption of the warrant agreement, dated as of October 12, 2021, between Learn CW and American Stock Transfer & Trust Company, LLC, a New York limited liability company (the “Warrant Agreement”), Holdco shall assume each Learn CW Warrant. Each Learn CW Warrant that is outstanding immediately prior to the LCW Merger Effective Time will automatically and irrevocably be modified to provide that such Learn CW Warrant will no longer entitle the holder thereof to purchase the number of Learn CW Ordinary Shares set forth therein and in substitution thereof such Learn CW Warrant will entitle the holder thereof to acquire such number of shares of Holdco Common Stock per Learn CW Warrant that such holder was entitled to acquire pursuant to the terms and conditions of the Warrant Agreement.

Effect of the Innventure Merger. On the terms and subject to the conditions set forth in the Business Combination Agreement, at the Innventure Merger Effective Time, the Innventure Units (other than the Class PCTA Units and the Class I Units and other than units to be cancelled in accordance with the Business Combination Agreement) and Class B Preferred Warrants issued and outstanding immediately prior to the Innventure Merger Effective Time will be converted into the right to receive a number of shares of Holdco Common Stock equal to the Merger Consideration, allocated among the holders of Innventure Units (other than the Class PCTA Units and the Class I Units and other than units to be cancelled in accordance with the Business Combination Agreement) and Class B Preferred Warrants in accordance with the Business Combination Agreement.
Q:	How will Holdco be managed following the Business Combination?
A:
Following the Closing, it is expected that Holdco’s management will be composed of members of the current management of Innventure and the Holdco Board will consist of nine directors, who will be divided into three classes (Class I, II and III) each consisting of three directors.

Please see the section entitled “Management and Governance of Holdco after the Business Combination.”
Q:	In addition to the requisite approvals of Learn CW shareholders and Innventure Voting Members, is the completion of the Business Combination subject to any other conditions?
A:
Yes. The respective obligations of each party to effect the Closing are subject to the fulfillment (or, to the extent permitted by applicable law, waiver) of certain conditions specified in the Business Combination Agreement.

The Business Combination Agreement contains customary representations and warranties of the parties thereto with respect to, among other things, (i) entity organization, standing, formation and authority, (ii) authorization to enter into the Business Combination Agreement, (iii) capital structure, (iv) consents and approvals, (v) financial statements, (vi) absence of changes, (vii) license and permits, (viii) litigation, (ix) material contracts, (x) intellectual property, (xi) taxes, (xii) real and personal properties, (xiii) employee matters, (xiv) benefit plans, (xv) compliance with laws, (xvi) environmental matters, (xvii) affiliate transactions, (xviii) insurance, (xix) business practices and (xx) finders and brokers. Except in the case of fraud, the representations and warranties of the parties contained in the Business Combination Agreement will terminate and be of no further force and effect as of the Closing.
To the extent that the LCW Board determines that any modifications by the parties, including any waivers of any conditions to the Closing, materially change the terms of the Business Combination, Learn CW and Innventure will notify their respective equityholders in a manner reasonably calculated to inform them about the modifications as may be required by law, by publishing a press release, and/or filing a current report on Form 8-K and by circulating a supplement to this proxy statement/consent solicitation statement/prospectus to resolicit the votes of Learn CW shareholders, if required. For more information about conditions to the consummation of the Business Combination, see the section entitled “Shareholder Proposal No. 1 — The Business Combination Proposal — Summary of the Business Combination Agreement — Conditions to Closing.”
Q:	Following the Business Combination, will Learn CW’s securities continue to trade on a stock exchange?
A:
No. Learn CW and Innventure anticipate that, following consummation of the Business Combination, the Learn CW Ordinary Shares, Learn CW Warrants and Learn CW Units will be delisted from the NYSE, and Learn CW’s securities will be deregistered under the Exchange Act. However, Learn CW and Innventure have applied to list Holdco Common Stock and Holdco Warrants on [NYSE American] upon the Closing under the ticker symbols ‘‘INV” and “INVW,” respectively.

Q:	What are the material U.S. federal income tax consequences as a result of the Business Combination?
A:
Subject to the rules for “passive foreign investment companies,” referred to as “PFICs,” and the limitations and qualifications described in the section entitled “Material U.S. Federal Income Tax Consequences,” the exchange of Learn CW Ordinary Shares for shares of Holdco Common Stock pursuant to the LCW Merger (together with the related transactions in the Business Combination) should qualify as a tax-deferred exchange described in Section 351 of the Code for U.S. federal income tax purposes. In addition, the parties intend for U.S. federal income tax purposes the Learn CW Merger also qualifies as a tax-deferred reorganization within the meaning of Section 368(a) of the Code (a “Reorganization”) to the extent the applicable requirements are satisfied. If the Learn CW Merger only qualifies as a tax-deferred exchange under Section 351 of the Code and does not qualify as a Reorganization, then the exchange of Learn CW Public Warrants for Holdco Warrants in the Learn CW Merger would not qualify for tax-deferred treatment and would be taxable as further described in the section entitled “Material U.S. Federal Income Tax Consequences - U.S. Holders.” There are significant factual and legal uncertainties as to whether the Learn CW Merger will qualify as a Reorganization, including that the assets of Learn CW are only investment-type assets and that it cannot be determined until following the closing of the Business Combination whether Holdco will continue a significant line of Learn CW’s historic business or use a significant portion of Learn CW’s historic business assets. Under Section 368(a) of the Code, a transaction must satisfy certain requirements, including, among others, that the acquiring corporation (or, in the case of certain reorganizations structured similarly to the Learn CW Merger, its corporate parent) continue, either directly or indirectly through certain controlled corporations, either a significant line of the acquired corporation’s historic business or use a significant portion of the acquired corporation’s historic business assets in a business. However, due to the absence of guidance as to how the provisions of Section 368(a) of the Code apply in the case of an acquisition of a corporation with only investment-type assets, such as Learn CW, the qualification of the Learn CW Merger as a Reorganization is not free from doubt and the IRS or a court could take a different position. Moreover, qualification of the Learn CW Merger as a Reorganization is based on facts which will not be known until the closing of the Business Combination. As a result, Sidley Austin LLP is unable to opine as to whether the Learn CW Merger constitutes a Reorganization. The closing of the Business Combination is not conditioned upon the receipt of an opinion of counsel that the Business Combination so qualifies for such tax-deferred treatment, and neither Learn CW nor Holdco intends to request a ruling from the IRS regarding the U.S. federal income tax treatment of the Business Combination. The IRS may disagree with the descriptions of U.S. federal income tax consequences contained herein, and its determination may be upheld by a court. Any such determination could subject an investor or Learn CW to adverse U.S. federal income tax consequences that would be different than those described herein. Accordingly, no assurance can be given that the Learn CW Merger will qualify for tax-deferred treatment under Section 351 or Section 368(a) of the Code.

Even if the Learn CW Merger qualifies as a tax-deferred exchange described in Section 351 of the Code or a Reorganization, proposed Treasury Regulations promulgated under Section 1291(f) of the Code and certain other PFIC rules (which have retroactive effective dates) generally require that a U.S. person who disposes of stock of a PFIC (including for this purpose, under a proposed Treasury Regulation that generally treats an “option” to acquire the stock of a PFIC as stock of the PFIC, exchanging Learn CW Warrants for newly issued Holdco Warrants in the Learn CW Merger) must recognize gain equal to the excess of the fair market value of such PFIC stock over its adjusted tax basis, notwithstanding any other provision of the Code. Learn CW believes that it is likely classified as a PFIC for U.S. federal income tax purposes. As a result, these proposed Treasury Regulations, if finalized in their current form, would generally require a U.S. holder of Learn CW Ordinary Shares to recognize gain under the PFIC rules on the exchange of Learn CW Ordinary Shares for Holdco Common Stock pursuant to the Learn CW Merger unless such U.S. holder has made certain tax elections with respect to such U.S. holder’s Learn CW Ordinary Shares. These proposed Treasury Regulations, if finalized in their current form, would also apply to a U.S. holder who exchanges Learn CW Warrants for newly issued Holdco Warrants; under current law, however, the elections mentioned above do not apply to Learn CW Warrants. Any gain recognized from the application of the PFIC rules described above would be taxable income with no corresponding receipt of cash. The tax on any such gain would be imposed at the rate applicable to ordinary income and an interest charge would apply based on complex rules designed to offset the tax deferral to such U.S. holder on the undistributed earnings, if any, of Learn CW. It is not possible to determine at this time whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) of the Code may be adopted or how any such Treasury Regulations would apply. For a more complete discussion of the potential application of the PFIC rules to U.S. holders as a result of the Learn CW Merger, see “Material U.S. Federal Income Tax Consequences — U.S. Holders — Passive Foreign Investment Company Status.”
All investors are urged to consult their tax advisors for the tax consequences of the Learn CW Merger to their particular situation. For a more detailed description of the U.S. federal income tax consequences associated with the Business Combination, see “Material U.S. Federal Income Tax Consequences.”
Q:	What proposals are shareholders of Learn CW being asked to vote upon?
A:	At the extraordinary general meeting, Learn CW is asking holders of Learn CW Ordinary Shares to consider and vote upon:
•
a proposal to approve by ordinary resolution and adopt (i) the Business Combination, (ii) the Business Combination Agreement, (iii) the Plan of Merger and (iv) each of the transactions contemplated by the Business Combination Agreement, as more fully described elsewhere in this proxy statement/consent solicitation statement/prospectus;

•	a proposal to approve by special resolution the LCW Merger and the associated Plan of Merger related to the LCW Merger;
•
proposals to approve by ordinary resolution and on a non-binding advisory basis, certain material differences between Learn CW’s Amended and Restated Memorandum and Articles of Association and the Proposed Certificate of Incorporation and Proposed Bylaws;

•	a proposal to approve by ordinary resolution the Equity Plan; and
•
a proposal to approve by ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates, if necessary, (i) to permit further solicitation and vote of proxies in the event that there are insufficient votes present to constitute a quorum or for the approval of one or more proposals at the extraordinary general meeting or to the extent necessary to ensure that any required supplement or amendment to the proxy statement/consent solicitation statement/prospectus is provided to Learn CW shareholders or if it is determined that one or more of the closing conditions under the Business Combination Agreement is not satisfied or waived or (ii) if the LCW Board determines before the extraordinary general meeting that it is not necessary or no longer desirable to proceed with the proposals.

If Learn CW’s shareholders do not approve each of the Condition Precedent Proposals, then unless certain conditions in the Business Combination Agreement are waived by the applicable parties to the Business Combination Agreement, the Business Combination Agreement may be terminated and the Business Combination may not be consummated. See the sections entitled “Shareholder Proposal No. 1 — The Business Combination Proposal,” “Shareholder Proposal No. 2 — The Merger Proposal,” and “Shareholder Proposal No. 4 — The Equity Plan Proposal.”
Learn CW will hold the extraordinary general meeting to consider and vote upon these proposals. This proxy statement/consent solicitation statement/prospectus contains important information about the Business Combination and the other matters to be acted upon at the extraordinary general meeting. Shareholders of Learn CW should read it carefully.

Q:	Did the LCW Board recommend the Business Combination Proposals and the other proposals?
A:
After careful consideration, the LCW Board has determined that the Business Combination Proposal, the Merger Proposal, the Non-Binding Governance Proposals, the Equity Plan Proposal, and the Adjournment Proposal are in the best interests of Learn CW and its shareholders and unanimously recommends that you vote or give instruction to vote “FOR” each of those proposals.

The existence of financial and personal interests of one or more of Learn CW’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Learn CW and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Learn CW’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Shareholder Proposal No. 1 — The Business Combination Proposal — Interests of Learn CW’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.
Q:	Are the Learn CW proposals conditioned on one another?
A:
Each of the Condition Precedent Proposals is cross-conditioned on the approval of the other Condition Precedent Proposals. If our shareholders do not approve each of the Condition Precedent Proposals, then unless certain conditions in the Business Combination Agreement are waived by the applicable parties to the Business Combination Agreement, the Business Combination Agreement may be terminated and the Business Combination may not be consummated. Proposal No. 3 and No. 5 are not conditioned upon the approval of any other proposal set forth in this proxy statement/consent solicitation statement/prospectus. Proposal No. 3 includes non-binding advisory proposals.

Q:	What matters are members of Innventure being asked to consider?
A:
Innventure is soliciting the written consents of Innventure Voting Members with respect to the approval of the Business Combination Agreement and the Transactions contemplated thereby. See the section entitled “Innventure’s Solicitation of Written Consents” for more detail.

Q:	Did the Innventure Board recommend the Business Combination and the approval of the Innventure Transaction Proposal?
A:
After careful consideration, the Innventure Board has: (i) determined that the Business Combination Agreement and the Transactions contemplated thereby are advisable, fair to, and in the best interests of, Innventure and its members; (ii) approved the Business Combination Agreement and the Transactions contemplated thereby; and (iii) recommended that Innventure Voting Members APPROVE the Innventure Transaction Proposal by returning a signed written consent.

Q:	How can Innventure Voting Members return their written consents?
A:
Innventure Voting Members who wish to submit their consent to approve the Innventure Transaction Proposal must fill out the enclosed written consent, date and sign it, and promptly return it to Innventure. Once you have completed, dated and signed the written consent, you may deliver it to Innventure by emailing a PDF copy of your written consent to consents@innventure.com, or by mailing your written consent to Innventure’s principal executive offices located at 6900 Tavistock Lakes Blvd, Suite 400 Orlando, FL 32827.

Innventure will not be holding a meeting of members to consider the Innventure Transaction Proposal, and therefore you will be unable to vote by attending a members’ meeting.
Q:	If I am an Innventure Voting Member, what happens if I do not return a written consent?
A:	If you are an Innventure Voting Member and do not return a signed written consent, then that will have the same effect as a vote AGAINST the Innventure Transaction Proposal.
Q:	If I am an Innventure Voting Member, what is the deadline for returning my written consent?
A:
The [ ] day after the date of this proxy statement/consent solicitation statement/prospectus is the targeted final date for receipt of written consents from Innventure Voting Members. Innventure reserves the right to extend the final date for receipt of written consents beyond such date in the event that sufficient consents approving the Innventure Transaction Proposal have not been obtained by that date. Any such extension may be made without notice to Innventure Voting Members.

Q:	If I am an Innventure Voting Member, can I revoke my written consent?
A:
Yes, you may revoke your consent to the Innventure Transaction Proposal at any time before a sufficient number of consents from Innventure Voting Members to approve such proposal have been submitted to Innventure. If you wish to revoke your consent before that time, then you may do so by delivering a notice of revocation to Innventure by email to consents@innventure.com or by mail to Innventure’s principal executive offices located at 6900 Tavistock Lakes Blvd, Suite 400 Orlando, FL 32827.

Q:	If I am an Innventure Class B Preferred Warrant Holder, do I need to do anything in connection with the consummation of the Business Combination?
A:
Yes, you need to sign the cashless exercise description and acknowledgment letter (the “Exercise Letter”) distributed by Innventure on April 9, 2024. By signing the Exercise Letter, you agree that, in connection with, and effective immediately prior to, the consummation of the Business Combination, your Class B Preferred Warrants will be automatically exercised in accordance with their net exercise provision, and you will receive Class B Preferred Units. Furthermore, upon exercise, the Class B Preferred Warrants will be deemed canceled, and the Class B Preferred Units for which the Class B Preferred Warrants are exercised will, immediately upon consummation of the Business Combination, be automatically converted into Holdco Common Stock upon the terms and subject to the conditions set forth in the Business Combination Agreement.

Q:	Why is Learn CW proposing the Business Combination?
A:	Learn CW was incorporated to effect a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination, with one or more businesses or entities.
Based on Learn CW’s due diligence investigations of Innventure, the Innventure Companies, their management and the industries in which they operate, including the financial and other information provided by Innventure and the Innventure Companies in the course of these due diligence investigations, the LCW Board believes that the Business Combination with Innventure is in the best interests of Learn CW and its shareholders and presents an opportunity to increase shareholder value. See the section entitled “Shareholder Proposal No. 1 — The Business Combination Proposal — The LCW Board’s Reasons for the Approval of the Business Combination” for additional information.
Although the LCW Board believes that the Business Combination with Innventure presents an attractive business combination opportunity and is in the best interests of Learn CW and its shareholders, the LCW Board did consider certain potentially material negative factors in arriving at that conclusion, including, among others: (i) the risks associated with Innventure’s long-term business plan and strategy, (ii) macroeconomic uncertainty and (iii) the risks associated with Innventure realizing the anticipated benefits of the Business Combination on the timeline expected or at all. These factors are discussed in greater detail in the section entitled “Shareholder Proposal No. 1 — The Business Combination Proposal — The LCW Board’s Reasons for the Business Combination,” as well as in the section entitled “Risk Factors.”
Q:	What will Innventure stockholders receive in return for Learn CW’s acquisition of all of the issued and outstanding equity interests of Innventure?
A:
The Merger Consideration to be paid to the Innventure Members at the Closing will consist of a number of shares of Holdco Common Stock equal to (i) (A) $435 million minus (B) the outstanding indebtedness as of the Closing (not including indebtedness from any Additional Financing (as defined in the Business Combination Agreement)), if any, plus (C) cash and cash equivalents (not including cash from any Additional Financing) held by the Company and its direct and indirect subsidiaries as of the Closing, divided by (ii) $10.00. A portion of the aggregate Merger Consideration will be in the form of a contingent right to receive up to five million shares of Holdco Common Stock in the aggregate (the “Company Earnout Shares”), subject to the following milestone conditions (the “Milestone Conditions):

(i)
40% of the Company Earnout Shares will be issuable upon Accelsius having entered into binding contracts providing for revenue for the Company Group (as defined in the Business Combination Agreement) within seven years following the Closing (the “Vesting Period”) in excess of $15 million in revenue;

(ii)
40% of the Company Earnout Shares will be issuable upon the Company’s formation of a new subsidiary, in partnership with an MNC, as determined using the Company’s “DownSelect” process, within the Vesting Period; and

(iii)	20% of the Company Earnout Shares will be issuable upon AeroFlexx having received in excess of $15 million in revenue within the Vesting Period.

The Milestone Conditions described above will also be deemed to be achieved if, during the period that begins six months following the Closing and prior to the expiration of the Vesting Period, there is (a) a Change of Control (as defined in the Business Combination Agreement) of Holdco or (b) the volume-weighted average trading price of Holdco Common Stock exceeds $11.50 per share for at least twenty trading days in any immediately preceding thirty trading day period. Any Company Earnout Shares not properly earned by the end of the Vesting Period shall no longer be payable and the obligations of Holdco to issue such Company Earnout Shares shall be terminated.
For further details, see the section entitled “Shareholder Proposal No. 1 — The Business Combination Proposal.”
Q:
What equity stake will current Learn CW shareholders and Innventure Members hold in Holdco: (i) immediately after the consummation of the Business Combination and (ii) taking into account all possible sources of dilution contemplated at the time of the Business Combination?

A:
As of the date of this proxy statement/consent solicitation statement/prospectus, there are (i) 15,088,421 Learn CW Ordinary Shares issued and outstanding, consisting of the 5,630,000 founder shares held by the Sponsor, the 120,000 founder shares in the aggregate held by the directors and executive officers of Learn CW and the 9,338,421 public shares and (ii) 18,646,000 Learn CW Warrants issued and outstanding, consisting of the 7,146,000 Learn CW Private Placement Warrants held by the Sponsor and 11,500,000 Learn CW Public Warrants. Each whole warrant entitles the holder thereof to purchase one Learn CW Class A Ordinary Share at $11.50 per share and, following the LCW Merger, will entitle the holder thereof to purchase one share of Holdco Common Stock at $11.50 per share.

Upon consummation of the Business Combination, the Sponsor has agreed to forfeit 750,000 Learn CW Class B Ordinary Shares pursuant to the Sponsor Support Agreement and up to a maximum of an additional 1,880,000 Learn CW Class B Ordinary Shares depending upon the level of redemptions by Learn CW public shareholders. The consummation of the Business Combination would also cause a further 344,944 Learn CW Class B Ordinary Shares (i.e., the Sponsor Earnout Shares), to be subject to possible forfeit if none of the Milestones are achieved within seven years following the Closing of the Business Combination. See the section entitled “Shareholder Proposal No. 1 — The Business Combination Proposal — Summary of the Ancillary Agreements — Sponsor Support Agreement” in this proxy statement/consent solicitation statement/prospectus for more information related to the Sponsor Support Agreement.
In addition to the possible conversion of warrants into Holdco Common Stock, other sources of potential dilution include: (i) the issuance of up to 5,000,000 Company Earnout Shares contingent upon the satisfaction of any of the Milestones; (ii) the issuance of up to 7,932,247 Holdco Common Stock to Yorkville under the SEPA (as defined herein) in exchange for cash less a discount of up to 5%. See the section entitled “Shareholder Proposal No. 1 — The Business Combination Proposal — Standby Equity Purchase Agreement” in this proxy statement/consent solicitation statement/prospectus for more information related to the SEPA.
Equity Stake of Current Learn CW Shareholders and Innventure Members in Holdco Immediately After the Consummation of the Business Combination
The following table illustrates additional detail of the varying anticipated ownership levels in Holdco immediately following the consummation of the Business Combination in the 25%, 50%, 75% and Maximum Redemptions scenarios:
	Pro Forma Combined (Assuming No Redemptions)		Pro Forma Combined (Assuming 25% Redemptions)		Pro Forma Combined (Assuming 50% Redemptions)		Pro Forma Combined (Assuming 75% Redemptions)		Pro Forma Combined (Assuming Maximum Redemptions)
	Number of Shares	% Ownership	Number of Shares	% Ownership	Number of Shares	% Ownership	Number of Shares	% Ownership	Number of Shares	% Ownership
Innventure Members(1)	38,485,200	72.9%	38,485,200	76.0%	38,485,200	79.6%	38,485,200	84.8%	38,485,200	90.1%
Learn CW public shareholders	9,338,421	17.7%	7,196,316	14.2%	5,054,211	10.4%	2,912,105	6.4%	770,000	1.8%
Sponsor(2)	4,880,000	9.2%	4,880,000	9.6%	4,738,869	9.8%	3,869,434	8.5%	3,312,526	7.8%
Learn CW independent directors	120,000	0.2%	120,000	0.2%	120,000	0.2%	120,000	0.3%	120,000	0.3%
Total	52,823,621	100.0%	50,681,516	100.0%	48,398,279	100.0%	45,386,740	100.0%	42,687,726	100.0%
(1)
Represents 38,485,200 shares of Holdco Common Stock to be issued at the Closing as the Merger Consideration. This excludes issuance of up to 5,000,000 Company Earnout Shares because at Closing none of the Milestones will have been achieved and will be considered a liability of Innventure and not an equity interest at Closing.

(2)
Gives effect to the forfeiture of: (i) 750,000 Learn CW Class B Ordinary Shares pursuant to the Sponsor Support Agreement across all scenarios presented; and (ii) an incremental 141,131, 1,010,566 and 1,567,474 Learn CW Class B Ordinary Shares for the 50%, 75% Redemptions and Maximum Redemptions scenarios, respectively, reflecting forfeitures of At Risk Sponsor Shares. Further, excludes 344,944 Sponsor Earnout Shares that the Sponsor will receive at Closing, subject to transfer restrictions and potential forfeit if the Milestones are not achieved within seven years because this interest is considered a liability to the Sponsor and not an equity interest at Closing.

Equity Stake of Current Learn CW Shareholders and Innventure Members in Holdco Taking into Account all Possible Sources of Dilution Contemplated at the time of the Business Combination
The following table illustrates additional detail of the varying anticipated ownership levels in Holdco immediately following the consummation of the Business Combination, taking into account the sources of dilution described earlier in this question, in the 25%, 50%, 75% and maximum redemptions scenarios:
	Fully Diluted Share Ownership in Holdco
	Pro Forma Combined (Assuming No Redemptions)		Pro Forma Combined (Assuming 25% Redemptions)		Pro Forma Combined (Assuming 50% Redemptions)		Pro Forma Combined (Assuming 75% Redemptions)		Pro Forma Combined (Assuming Maximum Redemptions)
	Number of Shares	% Ownership	Number of Shares	% Ownership	Number of Shares	% Ownership	Number of Shares	% Ownership	Number of Shares	% Ownership
Innventure Members(1)	43,485,200	51.3%	43,485,200	52.9%	43,485,200	54.4%	43,485,200	56.9%	43,485,200	59.2%
Learn CW public shareholders	9,338,421	11.0%	7,196,316	8.7%	5,054,211	6.3%	2,912,105	3.8%	770,000	1.0%
Sponsor(2)	5,224,944	6.2%	5,224,944	6.3%	5,083,813	6.4%	4,214,378	5.5%	3,657,470	5.0%
Learn CW independent directors	120,000	0.1%	120,000	0.1%	120,000	0.2%	120,000	0.2%	120,000	0.2%
Public Warrants	11,500,000	13.6%	11,500,000	14.0%	11,500,000	14.4%	11,500,000	15.0%	11,500,000	15.6%
Private Placement Warrants	7,146,000	8.4%	7,146,000	8.7%	7,146,000	9.0%	7,146,000	9.3%	7,146,000	9.7%
SEPA(3)	7,932,247	9.4%	7,694,499	9.3%	7,441,088	9.3%	7,106,844	9.3%	6,807,287	9.3%
Total	84,746,812	100.0%	82,366,959	100.0%	79,830,311	100.0%	76,484,528	100.0%	73,485,957	100.0%
(1)
Represents 38,485,200 shares of Holdco Common Stock to be issued at the Closing as the Merger Consideration plus the issuance of up to 5,000,000 Company Earnout Shares assuming that the Milestones have been achieved and are considered as part of equity at that time.

(2)
Gives effect to the forfeiture of: (i) 750,000 Learn CW Class B Ordinary Shares pursuant to the Sponsor Support Agreement across all scenarios presented; and (ii) of an incremental 141,131, 1,010,566 and 1,567,474 Learn CW Class B Ordinary Shares for the 50% Redemptions, 75% Redemptions and Maximum Redemptions scenarios, respectively, reflecting forfeitures of At Risk Sponsor Shares. Further includes the 344,944 Sponsor Earnout Shares that the Sponsor will receive at Closing and assumes that the Milestones have been achieved and, therefore, the Sponsor Earnout Shares are no longer subject to forfeiture and are considered as part of equity at that time.

(3)
Represents the issuance of Holdco Common Stock to Yorkville under the SEPA in exchange for cash less a discount of up to 5% and making certain other assumptions in connection with the limitations, including exchange caps, issuances and subscriptions based on trading volumes, set forth within the SEPA. This scenario assumes that the 9.99% voting rights limitation is calculated using all the Holdco Common Stock available at the time except the Company Earnout Shares and Sponsor Earnout shares due to uncertainty surrounding timing of achievement of the Milestones relative to the availability of funds under the SEPA.

See the sections entitled “Summary of the Proxy Statement/Consent Solicitation Statement/Prospectus — Ownership of Holdco Following the Business Combination” and “Unaudited Pro Forma Condensed Combined Financial Information” for more information.
Q:	How has the announcement of the Business Combination affected the trading price of the Learn CW Class A Ordinary Shares?
A:
On October 23, 2023, the last trading date before the public announcement of the execution of the Business Combination Agreement, the reported closing price on the NYSE of the Learn CW Units and Learn CW Class A Ordinary Shares was $10.66 and $10.70, respectively. On [ ], the most recent practicable date prior to the date of this proxy statement/consent solicitation statement/prospectus, the reported closing price on the NYSE of the Learn CW Units and Learn CW Class A Ordinary Shares was $[ ] and $[ ], respectively.

Q:	Do I have redemption rights?
A:
If you are a holder of public shares, you have the right to request that we redeem all or a portion of your public shares for cash provided that you follow the procedures and deadlines described elsewhere in this proxy statement/consent solicitation statement/prospectus. Public shareholders may elect to redeem all or a portion of the public shares held by them regardless of how they vote in respect of the Business Combination Proposal. If you wish to exercise your redemption rights, please see the answer to the question: “How do I exercise my redemption rights?”

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash. The Sponsor Persons have agreed to waive their redemption rights with respect to all of the founder shares in connection with the consummation of the Business Combination. None of the Sponsor Persons received any consideration in exchange for waiving their redemption rights. The founder shares will be excluded from the pro rata calculation used to determine the per-share redemption price.
Q:	Will how I vote affect my ability to exercise redemption rights?
A:
No. You may exercise your redemption rights whether you vote your Learn CW Class A Ordinary Shares for or against or abstain from voting on the Business Combination Proposal or any other proposal to be voted upon at the extraordinary general meeting. As a result, the Business Combination can be approved by shareholders who will redeem their shares and no longer remain shareholders.

Q:	How do I exercise my redemption rights?
A:	If you are a public shareholder and wish to exercise your right to redeem your public shares, you must:
(i)
(a) hold public shares, or (b) if you hold public shares through units, you must elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares;

(ii)
submit a written request to Equiniti Trust Co, LLC, Learn CW’s transfer agent (“Equiniti”), in which you (a) request that Learn CW redeem all or a portion of your Learn CW Class A Ordinary Shares for cash, and (b) identify yourself as the beneficial holder of the Learn CW Class A Ordinary Shares and provide your legal name, phone number and address; and

(iii)	deliver your public shares to Equiniti physically or electronically through The Depository Trust Company (“DTC”).
Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on [ ] (two business days before the extraordinary general meeting) in order for their shares to be redeemed.
Equiniti’s address is listed under the question “Who can help answer my questions?” below.
Holders of units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact Equiniti directly and instruct them to do so.
Public shareholders will be entitled to request that their public shares be redeemed for a pro rata portion of the amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the Trust Account (net of taxes paid or payable, if any). For illustrative purposes, as of [ ], this would have amounted to approximately $[ ] per issued and outstanding public share. However, the proceeds deposited in the Trust Account could become subject to the claims of Learn CW’s creditors, if any, which could have priority over the claims of the public shareholders, regardless of whether such public shareholder votes or, if they do vote, irrespective of if they vote for or against the Business Combination Proposal.
Therefore, the per share distribution from the Trust Account in such a situation may be less than originally expected due to such claims. Whether you vote, and if you do vote, how you vote on any proposal, including the Business Combination Proposal, will have no impact on the amount you will receive upon exercise of your redemption rights. It is expected that the funds to be distributed to public shareholders electing to redeem their public shares will be distributed promptly after the consummation of the Business Combination.
A Learn CW shareholder may not withdraw a redemption request once submitted to Learn CW unless the LCW Board determines (in its sole discretion) to permit the withdrawal of such redemption request (which the LCW Board may do in whole or in part). If you submit a redemption request to Equiniti and later decide prior to the extraordinary general meeting not to elect redemption, you may request to withdraw the redemption request. You may make such request by contacting Equiniti at the phone number or address listed under the question “Who can help answer my questions?” below.
Any corrected or changed written exercise of redemption rights must be received by Equiniti prior to the vote taken on the Business Combination Proposal at the extraordinary general meeting. No request for redemption will be honored unless the holder’s public shares have been delivered (either physically or electronically) to Equiniti at least two business days prior to the vote at the extraordinary general meeting.
If a holder of public shares properly makes a request for redemption and the public shares are delivered as described above, then, if the Business Combination is consummated, Learn CW will redeem the public shares for a pro rata portion of funds deposited in the Trust Account, calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the Trust Account (net of taxes paid or payable, if any).
If you are a holder of public shares and you exercise your redemption rights, such exercise will not result in the loss of any warrants that you may hold.
Q:	If I am a holder of Learn CW Units, can I exercise redemption rights with respect to my Learn CW Units?
A:
No. Holders of issued and outstanding Learn CW Units must elect to separate the Learn CW Units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If you hold your Learn CW Units in an account at a brokerage firm or bank, you must notify your broker or bank that you elect to separate the Learn CW Units into the underlying public shares and public warrants, or if you hold units registered in your own name, you must contact Equiniti directly and instruct them to do so. You are requested to cause your public shares to be separated and delivered to Equiniti by 5:00 p.m., Eastern Time, on [ ] (two business days before the extraordinary general meeting) in order to exercise your redemption rights with respect to your public shares.

Q:	What are the material U.S. federal income tax consequences of exercising my redemption rights?
A:
We expect that a U.S. holder that exercises its redemption rights to receive cash in exchange for its Learn CW Ordinary Shares generally will be treated as selling such shares in a taxable transaction resulting in the recognition of capital gain or loss. There may be certain circumstances in which the redemption may be treated as a distribution for U.S. federal income tax purposes depending on the amount of Learn CW Ordinary Shares that such U.S. holder owns or is deemed to own prior to and following the redemption. For a more complete discussion of the U.S. federal income tax consequences of a U.S. holder’s exercise of redemption rights, see the section entitled “Material U.S. Federal Income Tax Consequences — U.S. Holders — Redemption of Learn CW Ordinary Shares Pursuant to the Learn CW Shareholder Redemption.”

For a description of the tax consequences for non-U.S. holders exercising redemption rights in connection with the Business Combination, see the section entitled “Material U.S. Federal Income Tax Consequences — Non-U.S. Holders — Redemption of a Non-U.S. Holder’s Learn CW Ordinary Shares Pursuant to the Learn CW Shareholder Redemption.”
Additionally, the tax consequences of exercising redemption rights are subject to the PFIC rules discussed more fully under the section entitled “Material U.S. Federal Income Tax Consequences — U.S. Holders — Passive Foreign Investment Company Status.” All holders of Learn CW Ordinary Shares considering exercising their redemption rights are urged to consult their tax advisors on the tax consequences to them of an exercise of redemption rights, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws.
Q:	What happens to the funds deposited in the Trust Account after consummation of the Business Combination?
A:
Following the closing of Learn CW’s initial public offering, an amount equal to $232,300,000 of the net proceeds from Learn CW’s IPO and the sale of the Learn CW Private Placement Warrants was placed in the Trust Account. As of [ ], 2024, funds in the Trust Account totaled approximately $[ ] and were comprised entirely of money market funds invested in U.S. Treasury securities with a maturity of 185 days or less or of money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations. Learn CW initially had until October 13, 2023 to consummate an initial business combination. On October 11, 2023, Learn CW held an extraordinary general meeting of shareholders (the “Extension Meeting”). At the Extension Meeting, the shareholders approved amendments to the Cayman Constitutional Documents (the “Extension Amendment Proposal”) to, among other things, extend the date by which Learn CW must (i) consummate an initial business combination; (ii) cease its operations, except for the purpose of winding up, if it fails to complete such initial business combination; and (iii) redeem 100% of Learn CW Class A Ordinary Shares, from October 13, 2023 to October 13, 2024, by electing to extend the date to consummate an initial business combination on a monthly basis for up to twelve (12) times by an additional one month each time, unless the closing of Learn CW’s initial business combination has occurred (such applicable later date, the “Extended Date”), provided that the Sponsor (or its affiliates or permitted designees) will deposit into the Trust Account for each such one-month extension (the “Extension Payment”) the lesser of (a) an aggregate of $150,000 or (b) $0.03 per public share that remains outstanding and is not redeemed prior to any such one-month extension, unless the closing of Learn CW’s initial business combination has occurred, in exchange for a non-interest bearing promissory note payable upon consummation of an initial business combination (the “Extension Amendment”). In connection with the Extension Meeting, shareholders holding 13,661,579 public shares exercised their right to redeem such shares for a pro rata portion of the funds in the Company’s Trust Account. As a result, approximately $145.2 million (approximately $10.63 per share) was removed from the Trust Account to pay such holders. These funds will remain in the Trust Account, except for the withdrawal of interest to pay taxes, if any, until the earliest of (1) the completion of a business combination (including the Business Combination), (2) the redemption of any public shares properly tendered in connection with a shareholder vote to amend the Cayman Constitutional Documents to modify the substance or timing of Learn CW’s obligation to redeem 100% of the public shares if it does not complete a business combination by the Extended Date or any provision relating to the Learn CW shareholders’ rights or pre-business combination activity and (3) the redemption of all of the public shares if Learn CW is unable to complete a business combination by the Extended Date, subject to applicable law. For a discussion of Learn CW’s recent extension of the deadline to complete an initial business combination, see the section entitled “Learn CW Management’s Discussion and Analysis of Financial Condition and Results of Operations — Recent Developments.”
Upon consummation of the Business Combination, the funds deposited in the Trust Account will be released to pay holders of Learn CW public shares who properly exercise their redemption rights, to pay transaction fees and expenses associated with the Business Combination and for working capital and general corporate purposes of Holdco following the Business Combination. See the section entitled “Summary of the Proxy Statement/Consent Solicitation Statement/Prospectus — Sources and Uses of Funds for the Business Combination.”
Q:	What happens if a substantial number of the public shareholders vote in favor of the Business Combination Proposal and exercise their redemption rights?
A:
Our public shareholders are not required to vote in respect of the Business Combination in order to exercise their redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the Trust Account and the number of public shareholders are reduced as a result of redemptions by public shareholders.

The table below presents the trust value per Learn CW public share to a Learn CW public shareholder that elects not to redeem across a range of varying redemption scenarios calculated based on the Trust Account figures as of July 15, 2024.
Per Share Value ($ in thousands, except per share value)
Trust value	$101,743
Total Learn CW public shares	9,338,421
Trust value per Learn CW public share	$10.90
	Assuming No Redemption	Assuming 25% of Maximum Redemptions	Assuming 50% of Maximum Redemptions	Assuming 75% of Maximum Redemptions	Assuming Maximum Redemptions
Redemptions ($)	$—	$23,338	$46,677	$70,015	$93,354
Redemptions (Shares)	—	2,142,105	4,284,211	6,426,316	8,568,421
Cash left in trust account post redemption	$101,743	$78,404	$55,066	$31,728	$8,389
Learn CW Class A Ordinary Shares post redemptions	9,338,421	7,196,316	5,054,210	2,912,105	770,000
Trust value per Learn CW Class A Ordinary Share	$10.90	$10.90	$10.90	$10.90	$10.90

In addition to the changes in percentage ownershi6p depicted above, variation in the levels of redemption will impact the dilutive effect of certain equity issuances related to the Business Combination. As illustrated in the table below, certain equity issuances may have a dilutive effect on the per share value of Holdco. See the section entitled “Risk Factors — Risks Related to Redemption” for additional information.
	Assuming No Redemption		Assuming 25% of Maximum Redemptions(1)		Assuming 50% of Maximum Redemptions(2)		Assuming 75% of Maximum Redemptions(3)		Assuming Maximum Redemptions(4)
	Number of Shares	Value per Share(5)	Number of Shares	Value per Share(5)	Number of Shares	Value per Share(5)	Number of Shares	Value per Share(5)	Number of Shares	Value per Share(5)
Base Scenario(6)	52,823,621	$10.00	50,681,516	$10.00	48,398,279	$10.00	45,386,740	$10.00	42,687,726	$10.00
Assuming Exercise of Public Warrants(7)	64,323,621	$10.27	62,181,516	$10.25	59,898,279	$10.22	56,886,740	$10.19	54,187,726	$10.15
Assuming Exercise of Private Placement Warrants(8)	59,969,621	$10.18	57,827,516	$10.15	55,544,279	$10.12	52,532,740	$10.08	49,833,726	$10.03
Assuming Maximum Drawdown of SEPA(9)	60,755,868	$9.93	58,376,015	$9.90	55,839,367	$9.86	52,493,584	$9.81	49,495,013	$9.75
Assuming Achievement of Earnouts(10)	58,168,565	$10.09	56,026,460	$10.06	53,743,223	$10.02	50,731,684	$9.97	48,032,670	$9.92
Adjusted Base Scenario(11)	50,943,621	$10.00	48,801,516	$10.00	46,659,411	$10.00	44,517,305	$10.00	42,375,200	$10.00
Assuming Exercise of Public Warrants	62,443,621	$10.28	60,301,516	$10.25	58,159,411	$10.23	56,017,305	$10.21	53,875,200	$10.18
Assuming Exercise of Private Placement Warrants	58,089,621	$10.18	55,947,516	$10.16	53,805,411	$10.13	51,663,305	$10.10	49,521,200	$10.06
Assuming Maximum Drawdown of SEPA	58,875,868	$9.93	56,496,015	$9.90	54,100,499	$9.86	51,624,150	$9.82	49,182,487	$9.77
Assuming Achievement of Earnouts	56,288,565	$10.09	54,146,460	$10.06	52,004,355	$10.02	49,862,249	$9.99	47,720,144	$9.95
(1)	Assumes redemptions of 2,142,105 Learn CW Class A Ordinary Shares in connection with the Business Combination.
(2)	Assumes redemptions of 4,284,211 Learn CW Class A Ordinary Shares in connection with the Business Combination. This level of redemption triggers the forfeiture of 141,131 At Risk Sponsor Shares.
(3)	Assumes redemptions of 6,426,316 Learn CW Class A Ordinary Shares in connection with the Business Combination. This level of redemption triggers the forfeiture of 1,010,566 At Risk Sponsor Shares.
(4)	Assumes redemptions of 8,568,421 Learn CW Class A Ordinary Shares in connection with the Business Combination. This level of redemption triggers the forfeiture of 1,567,474 At Risk Sponsor Shares.
(5)	Based on a post-transaction equity value of Holdco of the following:
	Post-Transaction Equity Value
	(in thousands)
	Assuming No Redemption	Assuming 25% of Maximum Redemptions	Assuming 50% of Maximum Redemptions	Assuming 75% of Maximum Redemptions	Assuming Maximum Redemptions
Base Scenario	$528,236(5)(a)	$504,898(5)(b)	$480,022(5)(c)	$447,211(5)(d)	$417,805(5)(e)
Assuming Exercise of Public Warrants(5)(f)	$660,486	$637,148	$612,272	$579,461	$550,055
Assuming Exercise of Private Placement Warrants(5)(g)	$610,415	$587,077	$562,201	$529,390	$499,984
Assuming Maximum Drawdown of SEPA(5)(h)	$603,592	$577,995	$550,712	$514,726	$482,474
Assuming Achievement of Earnouts(5)(i)	$586,763	$563,425	$538,549	$505,738	$476,332
Adjusted Base Scenario(11)	$509,436	$486,098	$462,759	$439,421	$416,082
Assuming Exercise of Public Warrants	$641,686	$618,348	$595,009	$571,671	$548,332
Assuming Exercise of Private Placement Warrants	$591,615	$568,277	$544,938	$521,600	$498,261

	Post-Transaction Equity Value
	(in thousands)
	Assuming No Redemption	Assuming 25% of Maximum Redemptions	Assuming 50% of Maximum Redemptions	Assuming 75% of Maximum Redemptions	Assuming Maximum Redemptions
Assuming Maximum Drawdown of SEPA	$584,792	$559,195	$533,450	$506,936	$480,752
Assuming Achievement of Earnouts	$567,963	$544,625	$521,286	$497,948	$474,610
(5)(a)
Based on a post-transaction equity value of Holdco of approximately $528,236, calculated by multiplying (a) the sum of (i) 38,485,200 shares of Holdco Common Stock to be issued at the Closing as the Merger Consideration and (ii) 9,338,421 shares of Learn CW Class A ordinary shares and, assuming no redemptions by the public shareholders, 4,880,000 of Learn CW Class B Ordinary Shares held by the Sponsor, 120,000 Learn CW Class B Ordinary Shares held by Learn CW’s independent directors convertible into shares of Holdco Common Stock on a one-to-one basis upon the Closing, by (b) $10.00.

(5)(b)
Based on a post-transaction equity value of Holdco of approximately $504,898, or approximately $528,236 less the approximately $23,338 (or $10.90 per share, representing its per share portion of the principal in the trust account) that would be paid from the Trust Account to redeem 2,142,105 Learn CW Class A ordinary shares in connection with the Business Combination.

(5)(c)
Based on a post-transaction equity value of Holdco of approximately $480,022, or approximately $528,236 less the approximately $48,214 (or $10.90 per share, representing its per share portion of the principal in the trust account) that would be paid from the Trust Account to redeem 4,284,211 Learn CW Class A ordinary shares and the forfeiture of 141,131 At Risk Sponsor Shares in connection with the Business Combination.

(5)(d)
Based on a post-transaction equity value of Holdco of approximately $447,211, or approximately $528,236 less the approximately $81,025 (or $10.90 per share, representing its per share portion of the principal in the trust account) that would be paid from the Trust Account to redeem 6,426,316 Learn CW Class A ordinary shares and the forfeiture of 1,010,566 At Risk Sponsor Shares in connection with the Business Combination.

(5)(e)
Based on a post-transaction equity value of Holdco of approximately $418,346, or approximately $528,236 less the approximately $110,431 (or $10.90 per share, representing its per share portion of the principal in the trust account) that would be paid from the Trust Account to redeem 8,568,421 Learn CW Class A ordinary shares and the forfeiture of 1,567,474 At Risk Sponsor Shares in connection with the Business Combination.

(5)(f)
Based on a post-transaction equity value of Holdco at the Base Scenario in the respective redemption scenario column plus the full exercise of the Public Warrants for a total cash exercise price of approximately $230,000 (or $11.50 per share).

(5)(g)
Based on a post-transaction equity value of Holdco at the Base Scenario in the respective redemption scenario column plus the full exercise of the Learn CW Private Placement Warrants for a total cash exercise price of approximately $142,920 (or $11.50 per share).

(5)(h)
Based on a post-transaction equity value of Holdco at the Base Scenario in the respective redemption scenario column plus the full draw of capital allowable from the SEPA at the price of $9.50 per share.

(5)(i)
Based on a post-transaction equity value of Holdco at the Base Scenario in the respective redemption scenario column plus the full achievement of the Milestones related to liability classified Company Earnout Shares and Sponsor Earnout Shares at $10.95 per share (the closing price of LCW on July 15, 2024)

(6)
Represents (a) the 38,485,200 shares of Holdco Common Stock issued to existing Innventure Members at Closing as the Merger Consideration, (b) the 9,338,421 Learn CW Class A ordinary shares that will be converted into shares of Holdco Common Stock at the Closing on a one-to-one basis, less any shares that are redeemed and (c) 5,630,000 Learn CW Class B Ordinary Shares held by the Sponsor (which include the Sponsor’s At Risk Holdco Shares that the Sponsor may receive at Closing) and 120,000 Learn CW Class B Ordinary Shares held by Learn CW’s independent directors that will be converted into shares of Holdco Common Stock at the Closing on a one-to-one basis, less Sponsor forfeitures available at Closing. The Base Scenario does not include any adjustment with respect to the Company and Sponsor Earnout Shares as they are liability classified at Closing and contingent on the achievement of any of the Milestones in the future. See the section entitled “Shareholder Proposal No. 1 — The Business Combination Proposal — Summary of the Ancillary Agreements — Sponsor Support Agreement” and “Shareholder Proposal No. 1 — Summary of the Business Combination Agreement” in this proxy statement/consent solicitation statement/prospectus for more information related to the Sponsor Earnout Shares as described in the Sponsor Support Agreement and Company Earnout Shares as described in the Business Combination Agreement, respectively.

(7)	Represents the Base Scenario plus 11,500,000 shares of Holdco Common Stock issuable upon the exercise of the Public Warrants.
(8)	Represents the Base Scenario plus 7,146,000 shares of Holdco Common Stock issuable upon the exercise of the Private Placement Warrants.
(9)
Represents the Base Scenario plus the full draw of capital allowable from the SEPA (9.99% of voting shares) at the Base Scenario price less the maximum discount allowable by the agreement (5%) equaling a purchase price of $9.50 per share and making certain other assumptions in connection with the limitations, including exchange caps, issuances and subscriptions based on trading volumes, set forth within the SEPA.

(10)
Represents the Base Scenario plus 5,344,944 shares of Holdco Common Stock issuable upon the full achievement of the Milestones related to liability classified Company Earnout Shares and Sponsor Earnout Shares. See the section entitled “Shareholder Proposal No. 1 — The Business Combination Proposal — Summary of the Ancillary Agreements — Sponsor Support Agreement” and “Shareholder Proposal No. 1 — Summary of the Business Combination Agreement” in this proxy statement/consent solicitation statement/prospectus for more information related to the Sponsor Earnout Shares as described in the Sponsor Support Agreement and Company Earnout Shares as described in the Business Combination Agreement, respectively.

(11)
The Adjusted Base Scenario uses the same assumptions as the Base Scenario described above but removes the Sponsor’s At Risk Holdco Shares that the Sponsor may receive at Closing, subject to transfer restrictions and eventual forfeit if the VWAP Completion Event (as defined in the Sponsor Support Agreement) is not achieved within seven years.

If a public shareholder exercises its redemption rights, such exercise will not result in the loss of any warrants that it may hold. We cannot predict the ultimate value of the Learn CW Warrants following the consummation of the Business Combination, but assuming that 100% or 8,568,421 Learn CW Class A Ordinary Shares held by our public shareholders were redeemed, the 11,500,000 retained outstanding Learn CW Public Warrants would have an aggregate value of $1,952,700, based on a price per Learn CW Public Warrant of $0.17 on July 15, 2024, the most recent practicable date prior to the date of this proxy statement/consent solicitation statement/prospectus.
The potential impacts of dilution are described and illustrated under the Question “What equity stake will current Learn CW shareholders and Innventure Members hold in Holdco: (i) immediately after the consummation of the Business Combination; and, (ii) taking into account all possible sources of dilution contemplated at the time of the Business Combination” on page xviii.
Q:	When do you expect the Business Combination to be completed?
A:	The Business Combination is expected to be completed in 2024.
Q:	Do I have appraisal rights in connection with the proposed Business Combination and the Transactions?
A:
Learn CW’s shareholders may be entitled to give notice to Learn CW prior to the meeting that they wish to dissent to the LCW Merger and to receive payment of fair market value for his or her Learn CW Ordinary Shares if they follow the procedures set out in the Cayman Islands Companies Act, noting that any such dissention rights may be limited pursuant to Section 239 of the Cayman Islands Companies Act, which states that no such dissention rights shall be available in respect of shares of any class for which an open market exists on a recognized stock exchange at the expiry date of the period allowed for written notice of an election to dissent provided that the Merger Consideration constitutes inter alia shares of any company which at the effective date of the LCW Merger are listed on a national securities exchange.

It is Learn CW’s view that such fair market value would equal the amount which Learn CW shareholders would obtain if they exercise their redemption rights as described herein.
Holders of Innventure Units do not have appraisal rights.
Q:	What do I need to do now?
A:
Learn CW and Innventure urge you to read this proxy statement/consent solicitation statement/prospectus, including the Annexes and the documents referred to herein, carefully and in their entirety and to consider how the Business Combination will affect you as a shareholder or warrant holder of Learn CW or a member of Innventure. Learn CW’s shareholders and Innventure’s members should then vote or return a written consent (if they chose to approve the Innventure Transaction Proposal), as applicable, as soon as possible in accordance with the instructions provided in this proxy statement/consent solicitation statement/prospectus and on the enclosed proxy card or written consent.

Q:	If I am a Learn CW shareholder, how do I vote?
A:
The extraordinary general meeting will be held at [ ]a.m. Eastern Time, on [ ], at the offices of [ ]. If you are a holder of record of Learn CW Ordinary Shares on the record date for the extraordinary general meeting, you may vote at the extraordinary general meeting in person or by submitting a proxy for the extraordinary general meeting, in any of the following ways, if available:

Vote by Mail: by signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope. By signing the proxy card and returning it in the enclosed prepaid envelope to the specified address, you are authorizing the individuals named on the proxy card to vote your shares at the extraordinary general meeting in the manner you indicate. We encourage you to sign and return the proxy card even if you plan to attend the extraordinary general meeting so that your shares will be voted if you are unable to attend the extraordinary general meeting. If you receive more than one proxy card, it is an indication that your shares are held in multiple accounts. Please sign and return all proxy cards to ensure that all of your shares are voted. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the extraordinary general meeting. If you sign and return the proxy card but do not give instructions on how to vote your shares, your Learn CW Ordinary Shares will be voted as recommended by the LCW Board;

Vote by Internet: by visiting www. [ ].com, 24 hours a day, seven days a week, until 11:59 p.m., Eastern Time on [ ], 2024 (have your proxy card in hand when you visit the website);
Vote by Phone: by calling toll-free (within the U.S. or Canada) [ ] (have your proxy card in hand when you call); or
Vote at the extraordinary general meeting: by attending and voting at the extraordinary general meeting in person. You can attend the extraordinary general meeting in person and vote during the meeting by following the instructions on your proxy card.
If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares or, if you wish to attend the extraordinary general meeting and vote in person, obtain a valid proxy from your broker, bank or nominee. In most cases you may vote by telephone or over the Internet as instructed.
Q:	If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?
A:
No. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” If this is the case, this proxy statement/consent solicitation statement/prospectus may have been forwarded to you by your brokerage firm, bank or other nominee, or its agent, and you may need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker, bank or nominee as to how to vote your shares. Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee. We believe all the proposals presented to the shareholders will be considered non-discretionary and therefore your broker, bank, or nominee cannot vote your shares without your instruction. Your bank, broker, or other nominee can vote your shares only if you provide instructions on how to vote. As the beneficial holder, you have the right to direct your broker, bank or other nominee as to how to vote your shares and you should instruct your broker to vote your shares in accordance with directions you provide. If you do not provide voting instructions to your broker on a particular proposal on which your broker does not have discretionary authority to vote, your shares will not be voted on that proposal. This is called a “broker non-vote.” A broker non-vote, while considered present for the purposes of establishing a quorum, will not count as a vote cast at the extraordinary general meeting.

Q:	When and where will the extraordinary general meeting be held?
A:	The extraordinary general meeting will be held on [ ] at [ ] Eastern Time, at the offices of [ ] located at [ ]. Cayman Islands law requires there be a physical location for the meeting.
Q:	Who is entitled to vote at the extraordinary general meeting?
A:
Learn CW has fixed [ ] as the record date (the “Record Date”) for the extraordinary general meeting. If you were a shareholder of Learn CW at the close of business on the Record Date, you are entitled to vote on matters that come before the extraordinary general meeting. However, a shareholder may only vote his or her shares if he or she is present in person or is represented by proxy at the extraordinary general meeting.

Q:	How many votes do I have?
A:
Learn CW shareholders are entitled to one vote at the extraordinary general meeting for each Learn CW Ordinary Share held of record as of the Record Date. As of the close of business on the Record Date for the extraordinary general meeting, there were [ ] Learn CW Class A Ordinary Shares issued and outstanding, and [ ] Learn CW Class B Ordinary Shares issued and outstanding.

Innventure Voting Members are entitled to one vote per unit on all matters upon which the member has the right to vote. As of the date of this proxy statement/consent solicitation statement/prospectus, Innventure had 10,875,000 Class A Units outstanding, 5,074,005 Class B Preferred Units outstanding and 342,608 Class B-1 Preferred Units outstanding.

Q:	What constitutes a quorum?
A:
A quorum of Learn CW shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting if one or more shareholders who together hold a majority of the issued and outstanding Learn CW Ordinary Shares entitled to vote at the extraordinary general meeting are represented in person or by proxy. As of the Record Date for the extraordinary general meeting, [ ] Learn CW Ordinary Shares would be required to achieve a quorum.

Q:	What vote is required to approve each proposal at the extraordinary general meeting?
A:	The following votes are required for each proposal at the extraordinary general meeting:
(i)
Business Combination Proposal: The approval of the Business Combination Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the Learn CW Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

(ii)
Merger Proposal: The approval of the Merger Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of at least two-thirds of the Learn CW Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

(iii)
Non-Binding Governance Proposals: The Non-Binding Governance Proposals are comprised of non-binding advisory proposals, and may be approved by ordinary resolution, being the affirmative vote of the holders of a majority of the Learn CW Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

(iv)
Equity Plan Proposal: The approval of the Equity Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the Learn CW Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

(v)
Adjournment Proposal: The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the Learn CW Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

Q:	What are the recommendations of the LCW Board?
A:
The LCW Board believes that the Business Combination Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interest of Learn CW’s shareholders and unanimously recommends that its shareholders vote “FOR” the Business Combination Proposal and “FOR” all of the other proposals. The existence of financial and personal interests of one or more of Learn CW’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Learn CW and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Learn CW’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Shareholder Proposal No. 1 — The Business Combination Proposal — Interests of Learn CW’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

Q:	How does the Sponsor intend to vote its shares?
A:
Unlike some other blank check companies in which the initial shareholders agree to vote their shares in accordance with the majority of the votes cast by the public shareholders in connection with an initial business combination, each of the Sponsor Persons has agreed to vote all the founder shares and any public shares purchased during or after the IPO in favor of the Business Combination. As of the date of this proxy statement/consent solicitation statement/prospectus, the Sponsor Persons collectively own approximately 43.2% of the issued and outstanding Learn CW Ordinary Shares.

The existence of financial and personal interests of one or more of Learn CW’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Learn CW and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Learn CW’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Shareholder Proposal No. 1 — The Business Combination Proposal — Interests of Learn CW’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.
Q:	What vote is required to approve the Innventure Transaction Proposal by written consent?
A:
Approval of the Innventure Transaction Proposal requires the affirmative written consent of Innventure Voting Members holding not less than 75% of the Class A Units, the Class B Preferred Units and the Class B-1 Preferred Units, calculated as a single class.

Q:	What happens if I sell my Learn CW Ordinary Shares before the extraordinary general meeting?
A:
The Record Date for the extraordinary general meeting is earlier than the date of the extraordinary general meeting and earlier than the date that the Business Combination is expected to be completed. If you transfer your public shares after the applicable Record Date, but before the extraordinary general meeting, unless you grant a proxy to the transferee, you will retain your right to vote at such general meeting but the transferee, and not you, will have the ability to redeem such shares (if time permits).

Q:	May I change my vote after I have delivered my signed proxy card or voting instruction card?
A:
Yes. If you are a shareholder of record of Learn CW Ordinary Shares as of the close of business on the Record Date, you can change or revoke your proxy before it is voted at the meeting in one of the following ways:

•	Submit a new proxy card bearing a later date; or
•
Vote in person or electronically at the extraordinary general meeting by visiting www.[ ].com and entering the control number found on your proxy card, voting instruction form or notice you previously received. Please note that your attendance at the extraordinary general meeting will not alone serve to revoke your proxy.

Q:	What happens if I fail to take any action with respect to the extraordinary general meeting?
A:
If you fail to take any action with respect to the extraordinary general meeting and the Business Combination is approved by shareholders and the Business Combination is consummated, you will become a stockholder or warrant holder of Holdco. If you fail to take any action with respect to the extraordinary general meeting and the Business Combination Proposal and the other Condition Precedent Proposals are not approved, you will remain a shareholder or warrant holder of Learn CW. However, if you fail to vote with respect to the extraordinary general meeting, you will nonetheless be eligible to elect to redeem your public shares in connection with the Business Combination.

Q:	What happens if I attend the extraordinary general meeting and abstain or do not vote?
A:
For purposes of the Learn CW extraordinary general meeting, an abstention occurs when a shareholder is present at the Learn CW extraordinary general meeting and does not vote or returns a proxy with an “abstain” vote.

If you are a Learn CW shareholder that attends the Learn CW extraordinary general meeting in person and fails to vote on the Business Combination Proposal, the Merger Proposal, the Non-Binding Governance Proposals, the Equity Plan Proposal, or the Adjournment Proposal, or if you respond to such proposals with an “abstain” vote, your failure to vote or your “abstain” vote, in each case, will have the same effect as a vote against each such proposal.
Q:	What should I do with my Learn CW share certificates, warrant certificates or unit certificates?
A:	Learn CW shareholders who exercise their redemption rights must deliver (either physically or electronically) their share certificates to Equiniti prior to the extraordinary general meeting.
Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on [ ] (two business days before the extraordinary general meeting) in order for their shares to be redeemed.

Holders of Learn CW Warrants should not submit the certificates relating to their warrants. Public shareholders who do not elect to have their public shares redeemed for the pro rata share of the Trust Account should not submit the certificates relating to their public shares.
Upon the consummation of the Transactions, holders of Learn CW Units, Learn CW Class A Ordinary Shares, Learn CW Class B Ordinary Shares and Learn CW Warrants will receive shares of Holdco Common Stock and Holdco Warrants, as the case may be, without needing to take any action and, accordingly, such holders should not submit any certificates relating to their units, Learn CW Class A Ordinary Shares (unless such holder elects to redeem the public shares in accordance with the procedures set forth above), Learn CW Class B Ordinary Shares or Learn CW Warrants.
Q:	What should I do if I receive more than one set of voting materials?
A:
Learn CW shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/consent solicitation statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your Learn CW Ordinary Shares.

Q:	Who will solicit and pay the cost of soliciting proxies for the extraordinary general meeting?
A:
Learn CW will pay the cost of soliciting proxies for the extraordinary general meeting. Learn CW has engaged Morrow Sodali LLC to assist in the solicitation of proxies for the extraordinary general meeting. Learn CW has agreed to pay Morrow Sodali a fee of $[ ], plus disbursements (to be paid with non-Trust Account funds). Learn CW will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of Learn CW Class A Ordinary Shares for their expenses in forwarding soliciting materials to beneficial owners of Learn CW Class A Ordinary Shares and in obtaining voting instructions from those owners. Learn CW’s directors and officers may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:	Where can I find the voting results of the extraordinary general meeting?
A:
The preliminary voting results will be expected to be announced at the extraordinary general meeting. Learn CW will publish final voting results of the extraordinary general meeting in a Current Report on Form 8-K within four business days after the extraordinary general meeting.

Q:	Who can help answer my questions?
A:
If you have questions about the Business Combination or the Transactions or if you need additional copies of this prospectus, any document incorporated by reference in this prospectus or the enclosed proxy card, Learn CW shareholders should contact:

[ ]
and Innventure Voting Members should contact:
investorrelations@innventure.com.
You also may obtain additional information about Learn CW from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.” If you are a holder of public shares and you intend to seek redemption of your public shares, you will need to deliver your public shares (either physically or electronically) to Equiniti at the address below prior to the extraordinary general meeting. Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on [ ] (two business days before the extraordinary general meeting) in order for their shares to be redeemed. If you have questions regarding the certification of your position or delivery of your stock, please contact:
Equiniti Trust Co, LLC
6201 15th Avenue
Brooklyn, New York 11219
Email: SPACSUPPORT@equiniti.com

SUMMARY OF THE PROXY STATEMENT/CONSENT SOLICITATION STATEMENT/PROSPECTUS
This summary highlights selected information from this proxy statement/consent solicitation statement/prospectus and does not contain all of the information that is important to you. To better understand the proposals to be submitted for a vote at the extraordinary general meeting, including the Business Combination, you should read this proxy statement/consent solicitation statement/prospectus, including the Annexes and other documents referred to herein, carefully and in their entirety. The Business Combination Agreement is the primary legal document that governs the Business Combination and the other transactions that will be undertaken in connection with the Business Combination. The Business Combination Agreement is also described in detail in this proxy statement/consent solicitation statement/prospectus in the section entitled “Shareholder Proposal No. 1 — The Business Combination Proposal — Summary of the Business Combination Agreement.”
Unless otherwise specified, all share calculations (1) assume no exercise of redemption rights by the public shareholders in connection with the Business Combination and (2) do not include any shares issuable upon the exercise of the Holdco Warrants.
The Parties to the Business Combination
Below are the pre-Closing and the post-Closing entity structure charts that illustrate the effects of the Business Combination. Descriptions of the relevant entities are provided following the entity structure charts. The ownership levels reflected in these structure charts assume that no public stockholders of Learn CW exercise redemption rights and reflect the other assumptions and methodologies used in the first table in the section entitled “Summary of the Proxy Statement/Consent Solicitation Statement/Prospectus — Ownership of Holdco Following the Business Combination.”
Pre-closing Structure
SPAC – Publicly-held Structure	Innventure Summary Structure

Innventure Members
Class PCTA Unit Holders
Class I Unit Holders
100%*
* %
* %
Innventure LLC
100%
100%
29.7%
58.7%
Innventure Management Services LLC
Innventure GP LLC
AeroFlexx, LLC
Accelsius Holdings, LLC
100%
100%
Manager
≥5.0%
General Partner
AeroFlexx Packaging Company, LLC
Accelsius LLC
Management
Innventus ESG Fund I, L.P.**

* Holders of Class PCTA Units and Class I Units may only vote such units with respect to matters concerning Class PCTA and Class I business, respectively, and are not entitled to vote such units on any matters to be voted on by the Innventure Members. Namely, the business to be conducted through the Class PCTA Units is to hold, vote and dispose of shares of common stock of PureCycle. The business to be conducted through the Class I Units is to hold, vote and dispose of the partnership percentage in Innventus ESG Fund I, L.P. (the "ESG Fund") held by the ESG Fund's general partner, Innventure GP LLC.

** The ESG Fund owns 32.5% of AeroFlexx and 4.6% of Accelsius.

Post-closing Structure

Learn CW Investment Corporation
On October 13, 2021, Learn CW consummated the IPO of 23,000,000 units (“Units”), which included 3,000,000 Units issued pursuant to the exercise by the underwriter of its over-allotment option. Each Unit consists of one Learn CW Class A Ordinary Share, $0.0001 par value per share, and one-half of one Learn CW Public Warrants, each whole Public Warrant entitling the holder thereof to purchase one Learn CW Class A Ordinary Share at an exercise price of $11.50 per share. The Units were sold at an offering price of $10.00 per Unit, generating gross proceeds of $230,000,000.
Substantially concurrently with the closing of the IPO, Learn CW completed the private sale of 7,146,000 Learn CW Private Placement Warrants to the Sponsor, at a purchase price of $1.00 per Private Placement Warrant, generating gross proceeds to Learn CW of $7,146,000.
Following the closing of the IPO on October 13, 2021, an amount of $232,300,000 ($10.10 per Unit) from the net proceeds of the sale of the Units in the IPO and the Learn CW Private Placement Warrants was placed in the Trust Account which may be invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund selected by Learn CW meeting the conditions of Rule 2a-7 of the Investment

Company Act, as determined by Learn CW, until the earlier of: (i) the consummation of a Business Combination or (ii) the distribution of the Trust Account. Since October 2023, all of the assets in the Trust Account were invested in cash accounts.
On November 29, 2021, Learn CW announced that holders of the Learn CW Units may elect to separately trade the Learn CW Class A Ordinary Shares and Learn CW Warrants comprising the Learn CW Units commencing November 29, 2021. Those Learn CW Units not separated will continue to trade on the NYSE under the symbol “LCW.U,” and each of the Learn CW Class A Ordinary Shares and Learn CW Warrants that are separated trade on NYSE under the symbols “LCW” and “LCW.WS,” respectively.
On October 11, 2023, Learn CW held the Extension Meeting. At the Extension Meeting, the Learn CW shareholders approved amendments to the Cayman Constitutional Documents to, among other things, extend the date by which Learn CW must (i) consummate an initial business combination; (ii) cease its operations, except for the purpose of winding up, if it fails to complete such initial business combination; and (iii) redeem 100% of Learn CW Class A Ordinary Shares, from October 13, 2023 to October 13, 2024. In connection with the Extension Meeting, shareholders holding 13,661,579 Class A Ordinary Shares exercised their right to redeem such shares for a pro rata portion of the funds in the Company’s Trust Account. As a result, approximately $145.2 million (approximately $10.63 per share) was removed from the Trust Account to pay such public shareholders.
Learn CW’s principal executive office is located at 11755 Wilshire Blvd. Suite 2320, Los Angeles, California. Its telephone number is (424) 324-2990.
Learn SPAC Holdco, Inc.
Learn SPAC Holdco, Inc. is a Delaware corporation and direct, wholly-owned subsidiary of Learn CW. Holdco does not own any material assets or operate any business and was formed for the purpose of participating in the Business Combination.
LCW Merger Sub, Inc.
LCW Merger Sub, Inc. is a Delaware corporation and direct, wholly- owned subsidiary of Holdco. LCW Merger Sub does not own any material assets or operate any business and was formed for the purpose of participating in the Business Combination.
Innventure Merger Sub, LLC
Innventure Merger Sub, LLC is a Delaware limited liability company and direct, wholly-owned subsidiary of Holdco. Innventure Merger Sub does not own any material assets or operate any business and was formed for the purpose of participating in the Business Combination.
Innventure LLC
Innventure was founded in 2015 and currently operates its business under a Delaware limited liability company that was formed in 2017. Innventure founds, funds, and operates companies with a focus on transformative, sustainable technology solutions acquired or licensed from MNCs. As owner-operators, Innventure takes what it believes to be breakthrough technologies from early evaluation to scaled commercialization utilizing an approach designed to help mitigate risk as it builds disruptive companies that it believes have the potential to achieve a target enterprise value of at least $1 billion. Innventure defines “disruptive” as innovations that have the ability to significantly change the way businesses, industries, markets and/or consumers operate.
Innventure has launched three such companies since its inception: PureCycle Technologies, Inc. (“PureCycle” or “PCT”) in late 2015 (Nasdaq: PCT, technology sourced from The Procter & Gamble Company (“P&G”)), AeroFlexx in 2018 (technology sourced from P&G), and Accelsius in 2022 (technology sourced from Nokia Corporation (“Nokia”)).
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PureCycle: Purifies and recycles post-industrial and post-consumer polypropylene waste back to a like virgin grade polymer, usable across a broad range of applications and markets. PureCycle became a publicly traded company in 2021 and, as of December 31, 2023, Innventure owns less than 2% of PureCycle.

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AeroFlexx: Combines the best attributes of flexible pouches and rigid bottles to provide consumer packaged goods (“CPG”) companies with a novel, curbside recyclable primarily liquid package that uses up to 85% less virgin plastic, significantly simplifies packaging supply chains, and enables innovative package shapes and creative artwork. AeroFlexx is in the early stages of operations and is beginning to ramp up its commercial production capabilities. The current manufacturing footprint installed and on order is projected to be sufficient to meet projected demand through early to mid 2025.

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Accelsius: Delivers a transformative industry solution to thermal management to cool central processing units (“CPUs”) and graphics processing units (“GPUs”) in datacenter and telecommunications applications, with the potential to allow operators to increase computational throughput and capacity, increase revenue, reduce operating costs, increase energy efficiency, and drive sustainability across server, switching, and edge computing environments. Accelsius is an early-stage company that is just beginning revenue-generating operations. Accelsius has been focused on developing and commercializing data center cooling products since its inception in 2022 and has delivered customer proof-of-concept pilots in Q2 2024.

Innventure’s approach to identifying and commercializing disruptive technology opportunities has a multi-decade history and is designed to help mitigate the risks associated with building start-up businesses by sourcing technology from MNCs. One important part of Innventure’s approach is its existing and ongoing collaboration with MNCs. These relationships give Innventure access to disruptive opportunities, a combination of thoroughly researched and well-protected technology solutions that potentially satisfy unmet market needs, along with market data and customer insights unavailable to most new ventures.
Historically, and prior to the Business Combination, the Innventure model has targeted exits for our new companies at 5-7 years after inception through a sale, initial public offering or merger, including a merger with a special purpose acquisition company. We now believe this approach can result in exiting companies prior to their maximum shareholder value.
As we continue to advance the Innventure model, we are moving to an approach designed to allow us to build and hold companies, generating positive cash flows of one or more majority-owned new Innventure companies and potentially maximizing value for investors and other stakeholders. As part of the new “Disruptive Conglomerate Model,” as described in more detail below, Innventure intends to retain majority (or sole) ownership. We believe that holding companies allows those companies to mature further and gives us the opportunity to derive greater value from those companies over the long term. While a sale or other disposition of one or more of our companies could occur in the future, exit transactions are not expected to be a factor in the business plans for Innventure Companies. We are currently deploying this advanced approach with Accelsius, and we will continue to deploy it following the Business Combination.
Innventure’s principal executive offices are located at 6900 Tavistock Lakes Blvd, Suite 400 Orlando, FL 32827.
Proposals to be Put to the Shareholders of Learn CW at the Extraordinary General Meeting
The following is a summary of the proposals to be put to the extraordinary general meeting of Learn CW and certain transactions contemplated by the Business Combination Agreement. Each of the Condition Precedent Proposals is cross-conditioned on the approval of the other Condition Precedent Proposals. The Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in this proxy statement/consent solicitation statement/prospectus. The Non-Binding Governance Proposals are comprised of non-binding advisory proposals. The transactions contemplated by the Business Combination Agreement will be consummated only if the Condition Precedent Proposals are approved at the extraordinary general meeting.
The Business Combination Proposal
At the extraordinary general meeting, Learn CW shareholders will be asked to consider and vote upon a proposal related to the Business Combination Agreement and the transactions contemplated therein by and among Learn CW, Holdco, LCW Merger Sub, Innventure Merger Sub and Innventure.
The Business Combination Agreement provides for, among other things, the following mergers: (a) LCW Merger Sub will merge with and into Learn CW, with Learn CW as the surviving company of the LCW Merger and (b) Innventure Merger Sub will merge with and into Innventure, with Innventure as the surviving entity of the Innventure Merger. Following the Mergers, each of Learn CW and Innventure will be a subsidiary of Holdco, and Holdco will become a publicly traded company. At the Closing, Holdco will change its name to “Innventure, Inc.,”

and its common stock and warrants are expected to be listed on [NYSE American LLC (“NYSE American”)] under the ticker symbols “INV” and “INVW,” respectively. It is a condition to the consummation of the Business Combination that Holdco’s Common Stock and warrants to purchase Holdco Common Stock have been listed on [NYSE American], subject to official notice of issuance.
Merger Consideration
The Merger Consideration to be paid to the Innventure Members at the Closing will consist of a number of shares of Holdco Common Stock equal to (i) (A) $435 million minus (B) the outstanding indebtedness as of the Closing (not including the indebtedness from any Additional Financing, if any, plus (C) cash and cash equivalents (not including cash from any Additional Financing) held by Innventure and its direct and indirect subsidiaries as of the Closing, divided by (ii) $10.00. A portion of the aggregate Merger Consideration will be in the form of a contingent right to receive Company Earnout Shares.
As part of the Merger Consideration, the Innventure Members shall have the contingent right to receive the Company Earnout Shares, subject to the following Milestone Conditions:
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40% of the Company Earnout Shares will be issuable upon Accelsius, Inc. having entered into binding contracts providing for revenue for Innventure within the Vesting Period in excess of $15 million in revenue;

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40% of the Company Earnout Shares will be issuable upon the Company’s formation of a new subsidiary, in partnership with a MNC, as determined using the Company’s “DownSelect” process, within the Vesting Period; and

(iii)	20% of the Company Earnout Shares will be issuable upon AeroFlexx, LLC having received in excess of $15 million revenue within the Vesting Period.
The Milestone Conditions described above will also be deemed to be achieved if, during the period that begins six months following the Closing and prior to the expiration of the Vesting Period, there is a (a) a Change of Control (as defined in the Business Combination Agreement) of Holdco or (b) the volume-weighted average trading price of Holdco Common Stock exceeds $11.50 per share for at least twenty trading days in any immediately preceding thirty trading day period. Any Company Earnout Shares not properly earned by the end of the Vesting Period shall no longer be payable and the obligations of Holdco to issue such Company Earnout Shares will be terminated.
Innventure Merger Effective Time
At the Innventure Merger Effective Time, by virtue of the Innventure Merger, the Innventure Units (other than the Class PCTA Units and the Class I Units, each as defined in the Business Combination Agreement, and other than units to be cancelled in accordance with the Business Combination Agreement) and Class B Preferred Warrants issued and outstanding immediately prior to the Innventure Merger Effective Time will be converted into the right to receive a number of shares of Holdco Common Stock equal to the Merger Consideration, allocated among the holders of Innventure Units and Class B Preferred Warrants in accordance with the Business Combination Agreement.
LCW Merger Effective Time
At the LCW Merger Effective Time by virtue of the LCW Merger, (a) each Learn CW Ordinary Share issued and outstanding immediately prior to the LCW Merger Effective Time (other than shares to be cancelled in accordance with the Business Combination Agreement and any Redemption Shares) will be automatically surrendered and cancelled and converted into the right to receive one share of Holdco Common Stock and (b) each Redemption Share will not be converted into and become a share of Holdco Common Stock, and instead will at the LCW Merger Effective Time be converted into the right to receive from Learn CW, in cash, an amount per share calculated in accordance with such shareholder’s redemption rights. In addition, by virtue of the assumption by Holdco of the Warrant Agreement, Holdco shall assume each Learn CW Warrant that is outstanding immediately prior to the LCW Merger Effective Time will automatically and irrevocably be modified to provide that such Learn CW Warrant will no longer entitle the holder thereof to purchase the number of Learn CW Ordinary Shares set forth therein and in substitution thereof such Learn CW Warrant will entitle the holder thereof to acquire such number of shares of Holdco Common Stock per Learn CW Warrant that such holder was entitled to acquire pursuant to the terms and conditions of the Warrant Agreement.

For further details, see the section entitled “Shareholder Proposal No. 1 – The Business Combination Proposal.”
Closing Conditions
The obligations of the parties to consummate the Transactions are subject to the satisfaction or written waiver (where permissible) by Innventure and Learn CW of the following conditions:
•	all matters requiring shareholder approval from Learn CW and member approval from Innventure shall have been approved;
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any applicable waiting period or any extension of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, in respect of the Transactions shall have expired or been earlier terminated, and (ii) all other consents of (or filings or registrations with) any governmental authority required in connection with the execution, delivery and performance of the Business Combination Agreement shall have been obtained, expired or otherwise terminated, as applicable;

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no governmental authority shall have enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent) or order that is then in effect and which has the effect of making the Transactions illegal or which otherwise prevents or prohibits consummation of the Transactions;

•	the Registration Statement (as defined in the Business Combination Agreement) shall have been declared effective under the Securities Act by the SEC and shall remain effective as of the Closing;
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no stop order or similar order suspending the effectiveness of the Registration Statement shall have been issued and be in effect with respect to the Registration Statement and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn;

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the shares of Holdco Common Stock to be issued in connection with the Transactions shall be approved for listing upon the Closing on a nationally recognized stock exchange or listing system mutually agreed to by the parties to the Business Combination Agreement; and

•	the Sponsor and Innventure shall have duly executed and delivered the Sponsor Support Agreement and the Member Support Agreement.
Innventure Conditions to Closing
The obligations of Innventure to consummate the Transactions are subject to the satisfaction or written waiver (where permissible) by Innventure of the following conditions:
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each of the representations and warranties made pursuant to Section 5.01 (Organization and Standing), Section 5.02 (Authorization; Binding Agreement), Section 5.05 (Capitalization) and Section 5.18 (Information Supplied) of the Business Combination Agreement (the “Learn CW Fundamental Representations”) shall be true and correct in all respects (other than de minimis inaccuracies), in each case on and as of October 24, 2023 and on and as of the Closing Date as if made on the Closing Date, except for (x) those representations and warranties that address matters only as of a particular date (which representations and warranties shall be true and correct in all material respects as of such date) and (y) such changes after October 24, 2023 that are expressly contemplated or expressly permitted by the Business Combination Agreement or the Ancillary Agreements;

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each of the representations and warranties of Learn CW set forth in the Business Combination Agreement and in any certificate delivered by or on behalf of Learn CW pursuant to the Business Combination Agreement, other than the Learn CW Fundamental Representations, shall be true and correct on and as of October 24, 2023 and on and as of the Closing Date as if made on the Closing Date, except for: (x) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date); and (y) any failures to be true and correct that (without giving effect to any qualifications or limitations as to any Innventure Material Adverse Effect (as defined herein) or any similar qualification or exception), individually or in the aggregate, have not had and would not reasonably be expected to have an Innventure Material Adverse Effect;

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Learn CW shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under the Business Combination Agreement to be performed or complied with by it on or prior to the Closing Date;

•	no Innventure Material Adverse Effect shall have occurred with respect to the Parent since October 24, 2023 that is continuing and uncured;
•	Learn CW shall have made appropriate arrangements to have the Trust Account available to Learn CW for payment of amounts to be paid pursuant to the Business Combination Agreement;
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the SEPA (as defined below) shall be in full force and effect, no party thereto shall not have terminated nor delivered any notice of amendment, modification, default or termination of the SEPA and the full amount of the SEPA shall be duly available to Holdco;

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Learn CW shall have delivered to Innventure a certificate, dated the Closing Date, signed by any director or officer of Learn CW in such capacity, certifying as to the satisfaction of the conditions specified in Section 7.02(a), Section 7.02(b) and Section 7.02(c) of the Business Combination Agreement;

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Learn CW shall have delivered to Innventure a certificate from any director or officer certifying as to, and attaching: (a) copies of Learn CW’s organizational documents as in effect as of the Closing Date; and (b) the resolutions of the LCW Board authorizing and approving the execution, delivery and performance of the Business Combination Agreement and each of the Ancillary Agreements to which it is a party or by which it is bound, and the consummation of the Transactions; and

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Learn CW shall have delivered to Innventure: (a) a copy of the A&R Registration Rights Agreement, duly executed by Holdco, Learn CW and the Sponsor; and (b) a copy of the Investor Rights Agreement, duly executed by Holdco.

Learn CW Conditions to Closing
The obligation of Learn CW to consummate the Transactions is subject to the satisfaction or written waiver (where available) of the following conditions:
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each of the Innventure Fundamental Representations shall be true and correct in all respects (other than de minimis inaccuracies), in each case on and as of October 24, 2023 and on and as of the Closing Date as if made on the Closing Date, except for (x) those representations and warranties that address matters only as of a particular date (which representations and warranties shall be true and correct in all material respects as of such date) and (y) such changes after the Signing Date that are expressly contemplated or expressly permitted by the Business Combination Agreement or the Ancillary Agreements;

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each of the representations and warranties of Innventure set forth in the Business Combination Agreement and in any certificate delivered by or on behalf of Innventure pursuant to the Business Combination Agreement other than the Innventure Fundamental Representations shall be true and correct on and as of October 24, 2023 and on and as of the Closing Date as if made on the Closing Date, except for: (a) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date, subject to the following clause (b)); and (b) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality, Learn CW Material Adverse Effect or any similar qualification or exception), individually or in the aggregate, have not had and would not reasonably be expected to have a Learn CW Material Adverse Effect;

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Innventure shall have performed in all material respects all of its obligations and complied in all material respects with all of the agreements and covenants under the Business Combination Agreement to be performed or complied with by it on or prior to the Closing Date;

•	no Learn CW Material Adverse Effect shall have occurred with respect to any Innventure Company since October 24, 2023 that is continuing and uncured;
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Learn CW shall have received a certificate from Innventure, dated as the Closing Date, signed by an executive officer of Innventure in such capacity, certifying as to the satisfaction of the conditions specified in Section 7.03(a), Section 7.03(b) and Section 7.03(c) of the Business Combination Agreement;

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Innventure shall have delivered to Learn CW a certificate executed by Innventure’s secretary certifying as to the validity and effectiveness of, and attaching: (a) copies of Innventure’s organizational documents as in effect as of the Closing Date (immediately prior to the Closing); and (b) the requisite resolutions of the

Innventure Board authorizing and approving the execution, delivery and performance of the Business Combination Agreement and each Ancillary Agreement to which Innventure is or is required to be a party or bound, and the consummation of the Transactions; and
•	Holdco shall have delivered to Learn CW a copy of the A&R Registration Rights Agreement, duly executed by Holdco, Learn CW and the Sponsor.
See the section entitled “Shareholder Proposal No. 1 — The Business Combination Proposal — Summary of the Merger Agreement — Conditions to Closing”
The Merger Proposal
Learn CW will also ask its shareholders to consider and vote upon a proposal to approve by special resolution the LCW Merger and related Plan of Merger and to authorize the merger of LCW Merger Sub with and into Learn CW, with Learn CW surviving the merger. For further details, see the section entitled “Shareholder Proposal No. 2 – The Merger Proposal”).
The Non-Binding Governance Proposals
Learn CW will ask its shareholders to consider and vote upon by ordinary resolution, on a non-binding advisory basis, certain material differences between Learn CW’s Amended and Restated Memorandum and Articles of Association and the Proposed Certificate of Incorporation and Proposed Bylaws of Holdco, presented separately in accordance with SEC requirements, referred to as the Non-Binding Governance Proposals. The Proposed Certificate of Incorporation and the Proposed Bylaws of Holdco differ in certain material respects from Learn CW’s Amended and Restated Memorandum and Articles of Association and Learn CW encourages shareholders to carefully review the information set out in the section entitled “Shareholder Proposal No. 3 — The Non-Binding Governance Proposals,” Learn CW’s Amended and Restated Memorandum and Articles of Association and the Proposed Certificate of Incorporation and Proposed Bylaws of Holdco, attached hereto as Annex I and Annex J, respectively.
The Equity Plan Proposal
Learn CW will ask its shareholders to consider and vote upon a by ordinary resolution, the Equity Plan that permits grants of awards to eligible service providers. For further details, see the section entitled “Shareholder Proposal No. 4 – The Equity Plan Proposal.”
The Adjournment Proposal
Learn CW will ask its shareholders to consider and vote upon a proposal to approve by ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates, if necessary, (i) to permit further solicitation and vote of proxies in the event that there are insufficient shares represented to constitute a quorum necessary to conduct business at the extraordinary general meeting or for the approval of one or more proposals at the extraordinary general meeting or to the extent necessary to ensure that any required supplement or amendment to the accompanying proxy statement/consent solicitation statement/prospectus is provided to Learn CW shareholders or if it is determined that one or more of the closing conditions under the Business Combination Agreement is not satisfied or waived or (ii) if the LCW Board determines before the extraordinary general meeting that it is not necessary or no longer desirable to proceed with the proposals. For further details, see the section entitled “Shareholder Proposal No. 5 – The Adjournment Proposal.”
The LCW Board’s Reasons for Approving the Business Combination
Learn CW was organized for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.
In evaluating the Business Combination, the LCW Board consulted with Learn CW’s management and financial, legal and other advisors and considered a number of factors. In particular, the LCW Board considered, among other things, the following factors, although not weighted or in any order of significance:
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Industry and Trends. Innventure’s business is based in a proprietary process for the systematic evaluation of disruptive technology solutions in the enterprise development industry that the LCW Board, following a review of industry trends and other industry factors, considered attractive and expects to have continued growth potential in future periods;

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Additional Growth Opportunities. The potential to grow Innventure by identifying opportunities to commercialize new technology solutions and continued development and monetization of Innventure’s DownSelect process;

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Experienced and Proven Management Team. The LCW Board believes that Innventure has an experienced management team with diverse experience. Over a six-month period, the Learn CW management team has had the opportunity to engage and evaluate the Innventure team. Learn CW is confident in the management team’s deep industry knowledge and strategic vision. In addition, the entire senior management of Innventure is expected to continue with Holdco following the Business Combination to execute the business and strategic growth plan. Holdco will be led by Gregory W. Haskell as its Chief Executive Officer, who has over 30 years of experience in company creation and development;

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Due Diligence. Learn CW’s management and external advisors conducted significant due diligence investigations of Innventure. This included detailed commercial, financial and tax due diligence reviews including market research and meetings and calls with Innventure’s management regarding Innventure’s business model, operations and forecasts. As part of its evaluation of Innventure, the LCW Board and Learn CW management also considered the financial profiles of publicly traded companies in the same and adjacent sectors;

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Lock-Up. The Innventure management and certain insiders of Innventure have agreed to a one-year lock-up period with respect to their shares of Holdco Common Stock, subject to customary exceptions which will provide important stability to Holdco for a period of time following the Business Combination;

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Reasonableness of Merger Consideration. Following a review of the financial data provided to Learn CW, including the historical financial statements of Innventure and Learn CW’s due diligence review and financial and valuation analyses of Innventure, the LCW Board considered the transaction consideration to be issued to Innventure’s equityholders and determined that the consideration was reasonable in light of such data and financial information;

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Other Alternatives. After a review of other business combination opportunities reasonably available to Learn CW, the LCW Board believes that the proposed Business Combination represents the best potential business combination for Learn CW and the most attractive opportunity for Learn CW’s shareholders based upon the process utilized to evaluate and assess other potential acquisition targets; and

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Negotiated Transaction. The terms and conditions of the Business Combination Agreement and the related agreements and the transactions contemplated thereby, each party’s representations, warranties and covenants, the conditions to each party’s obligation to consummate the Business Combination and the termination provisions, were the product of arms-length negotiations, and, in the view of the LCW Board, reasonable, and represent a strong commitment by Learn CW and Innventure to complete the Business Combination. The LCW Board also considered the financial and other terms of the Business Combination Agreement and the fact that such terms and conditions are, in their view, reasonable and were the product of arm’s-length negotiations between Learn CW and Innventure.

Although the LCW Board believes that the Business Combination with Innventure presents an attractive business combination opportunity and is in the best interests of Learn CW and its shareholders, the LCW Board did consider certain potentially material negative factors in arriving at that conclusion, including, among others:
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Innventure Business Risks. The LCW Board considered that Learn CW ordinary shareholders would be subject to the execution risks associated with the combined company if they retained their public shares following the Closing, which will be different from the risks related to holding ordinary shares of Learn CW prior to the Closing. In this regard, the LCW Board considered that there were risks associated with successful implementation of Innventure’s long-term business plan and strategy and the combined company realizing the anticipated benefits of the Business Combination on the timeline expected or at all. The LCW Board considered that the failure of any of these activities to be completed successfully may decrease the actual benefits of the Business Combination and that Learn CW shareholders may not fully realize these benefits to the extent that they expected following the completion of the Business Combination. For additional description of these risks, please see the section entitled “Risk Factors”;

•	Macroeconomic Risks. Macroeconomic uncertainty and the effects it could have on the combined company’s financial condition and results of operation;

•	Closing Conditions. The fact that the completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within Learn CW’s control;
•	Shareholder Vote. The risk that Learn CW’s ordinary shareholders may fail to approve the Condition Precedent Proposals;
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Redemption Risk. The potential that a significant number of Learn CW ordinary shareholders elect to redeem their public shares prior to the consummation of the Business Combination pursuant to the Cayman Constitutional Documents, which would provide less capital to Holdco after Closing;

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Litigation. The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination;

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Listing Risks. The challenges associated with preparing Holdco and its subsidiaries for the applicable disclosure and listing requirements to which Holdco will be subject as a publicly traded company on [NYSE American];

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Liquidation of Learn CW. The risks and costs to Learn CW if the Business Combination is not completed, including the risk of diverting management focus and resources from other business combination opportunities, which could result in Learn CW being unable to effect an initial business combination by the Extended Date; and

•	Fees and Expenses. The fees and expenses associated with completing the Business Combination.
In addition to considering the factors above, the LCW Board also considered other factors including, without limitation:
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Interests of Certain Persons. Some officers and directors of Learn CW have interests in the Business Combination. See the section entitled “Proposal No. 1 — The Business Combination Proposal — Interests of Learn CW’s Directors and Officers and Others in the Business Combination”; and

•	Other Risk Factors. Various other risk factors associated with Innventure’s business, as described in the section entitled “Risk Factors.”
The LCW Board concluded that the potential benefits that it expected Learn CW and Learn CW’s shareholders to achieve as a result of the Business Combination outweighed the potentially negative factors and other risks associated with the Business Combination. The LCW Board also noted that Learn CW shareholders would have a substantial economic interest in the combined company (depending on the level of redemptions by Learn CW public shareholders). Accordingly, the LCW Board unanimously determined that the Business Combination Agreement, the Ancillary Agreements referenced therein, and the transactions contemplated thereby were advisable to and in the best interests of Learn CW and its shareholders.
Innventure’s Reasons for Engaging in the Business Combination
In the course of reaching its decision to engage in the Business Combination, the Innventure Board held numerous meetings, consulted with Innventure's senior management, its advisors and legal counsel, and reviewed and assessed a significant amount of information. Ultimately, the Innventure Board concluded that the Business Combination, together with the potential liquidity provided by the SEPA, was the best option to generate capital resources to support the advancement of Innventure’s business model.
Additional reasons and benefits that the Innventure Board considered include the following:
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the Business Combination will provide current Innventure Members with greater liquidity by owning publicly-traded stock, and expanding both the access to capital for Innventure and the range of investors potentially available as a public company, compared to the investors Innventure could otherwise gain access to if it continued to operate as a privately-held company;

•	the potential benefits from increased public market awareness of Innventure and its model;
•	the ability to obtain a stock exchange listing; and
•	the likelihood that the Business Combination will be completed on a timely basis.
The Innventure Board also considered a number of uncertainties, risks and potential detriments in its deliberations concerning the Mergers and the other Transactions, including the following:

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the possibility that the Business Combination might not be completed and the potential adverse effect of the public announcement of the Business Combination on Innventure’s reputation and ability to obtain financing in the future in the event the Business Combination is not completed;

•	the risk that the Business Combination might not be completed in a timely manner;
•	the costs involved in connection with completing the Business Combination;
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the time and effort of Innventure senior management required to complete the Business Combination and the related disruptions or potential disruptions to Innventure’s and the Innventure Companies' business operations and future prospects, including their relationships with employees, suppliers and partners and others that do business or may do business in the future with Innventure or the Innventure Companies;

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the additional expenses and obligations that Innventure will incur following the completion of the Business Combination that Innventure has not previously been required to comply with, and the operational changes to Innventure's business, in each case that result from being a public company; and

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various other risks associated with Holdco, the Transactions and the Mergers, including the risks described in the section entitled “Risk Factors” beginning on page 25 of this proxy statement/prospectus.

In light of the number of factors it considered in connection with its evaluation of the Business Combination including, but not limited to, the factors discussed above, the Innventure Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The Innventure Board viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual members of the Innventure Board may have given different weight to different factors. This explanation of the Innventure Board's reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Statement Regarding Forward-Looking Statements.”
The foregoing information is not intended to be exhaustive, but summarizes the material factors considered by the Innventure Board in its consideration of the Business Combination and the Transactions. The Innventure Board concluded that the benefits, advantages and opportunities of the Business Combination outweighed the uncertainties and risks described above. After considering these and other factors, the Innventure Board approved the Business Combination Agreement, the Business Combination and the Transactions.
Related Agreements
This section describes certain additional agreements entered into or to be entered into pursuant to the Business Combination. For additional information, see the section entitled “Shareholder Proposal No. 1 — The Business Combination Proposal — Summary of the Ancillary Agreements.”
Standby Equity Purchase Agreement
Concurrently with the parties entering into the Business Combination Agreement, Holdco entered into a Standby Equity Purchase Agreement (the “SEPA”) with YA II PN, Ltd. (“Yorkville”) pursuant to which, subject to the consummation of the Transactions, Holdco has the option, but not the obligation, to issue and Yorkville shall subscribe for, an aggregate amount of up to $75 million of the Holdco Common Stock at the time of Holdco’s choosing during the term set forth in the SEPA, subject to certain limitations, including exchange caps, issuances and subscriptions based on trading volumes. Each advance under the SEPA (an “Advance”) may be in an amount of Holdco Common stock up to the greater of (i) $10 million or (ii) the aggregate daily trading volume of Holdco Common Stock in the five trading days prior to Holdco requesting an Advance. The purchase price for an Advance is determined by multiplying the market price of Holdco Common Stock by either (a) 95% of the average daily VWAP during the applicable one-day pricing period or (b) 97% of the lowest daily VWAP during the applicable three consecutive trading day pricing period.
The SEPA will continue for a term of three years commencing from the date of the Closing, unless prior terminated pursuant to its terms.
Sponsor Support Agreement
In connection with the execution of the Business Combination Agreement, Learn CW, Innventure and the Sponsor have entered into a Sponsor Support Agreement (the “Sponsor Support Agreement”). The Sponsor Support

Agreement provides that Sponsor agrees to (i) vote in favor of the proposed transactions contemplated by the Business Combination Agreement, (ii) appear at certain Learn CW shareholder meetings for purposes of constituting a quorum, (iii) vote against any proposals that would materially impede the proposed transactions contemplated by the Business Combination Agreement, (iv) waive any anti-dilution rights that would otherwise result in the Learn CW Class B Ordinary Shares held by Learn CW converting into Holdco Common Stock on a greater than one-for-one basis in connection with the Transactions and the transactions contemplated by the Business Combination Agreement and (v) forfeit 750,000 Learn CW Class B Ordinary Shares and waive any anti-dilution adjustment to the conversion ratio of such shares resulting in such shares converting into Holdco Common Stock on a one-for-one basis, in each case, on the terms and subject to the conditions set forth in the Sponsor Support Agreement.
In addition, pursuant to the Sponsor Support Agreement, up to an additional 1,880,000 Learn CW Class B Ordinary Shares held by the Sponsor (the “At Risk Sponsor Shares”) are subject to forfeiture if the aggregate amount of (i) any Additional Financing, plus (ii) funds from the Learn CW’s Trust Account available for distribution to Holdco at Closing (collectively, the “Additional Funds”), does not exceed $50 million before taking into account any financing fees and transaction expenses (the “Target Amount”). The amount of At Risk Sponsor Shares subject to forfeiture shall be proportionally reduced to the extent the Additional Funds at Closing are less than the Target Amount. In addition, to the extent not forfeited pursuant to the foregoing at Closing, the At Risk Sponsor Shares shall be subject to a lock-up, subject to release upon the volume-weighted average trading price of Holdco Common Stock does not exceed $11.50 per share for at least twenty days in any immediately preceding thirty day period following the Closing (the “At Risk Sponsor Share Vesting Condition”). If the At Risk Sponsor Share Vesting Condition has not occurred prior to the seventh anniversary of the Closing, such At Risk Sponsor Shares shall be deemed forfeited by the Sponsor and be cancelled by Holdco for no further consideration.
In addition, pursuant to the Sponsor Support Agreement, an amount of Holdco Common Stock received by the Sponsor at Closing equal to the product of 3,000,000 multiplied by a fraction, the numerator of which is 5 million and the denominator of which is the total Merger Consideration (the “Sponsor Earnout Shares”) shall be subject to vesting and forfeiture following the Closing. The Sponsor Earnout Shares will vest upon the achievement of the Milestones concurrently with the vesting and issuance of Company Earnout Shares, and will also be deemed vested if, prior to the expiration of the Vesting Period, there is (i) a Change of Control (as defined in the Business Combination Agreement) of Holdco or (ii) the volume-weighted average trading price of Holdco Common Stock exceeds $11.50 per share for at least twenty days in any immediately preceding thirty day period. If the Sponsor Earnout Shares shall not have vested pursuant to the foregoing prior to the expiration of the Vesting Period, the Sponsor Earnout Shares shall be deemed forfeited by the Sponsor and be cancelled by Holdco for no further consideration.
Member Support Agreement
In connection with the execution of the Business Combination Agreement, certain Innventure Members have entered into a Member Support Agreement (the “Member Support Agreement”) with Learn CW, Holdco, and Innventure, pursuant to which such Innventure Members have agreed to, among other things, (i) vote in favor of the Business Combination Agreement and the transactions contemplated thereby, (ii) be subject to a 180-day lock-up period following the Closing with respect to any shares of Holdco Common Stock received as consideration in the Transaction and (iii) be bound by certain other covenants and agreements related to the Transactions.
Amended & Restated Registration Rights Agreement
Pursuant to the terms of the Business Combination Agreement, at the Closing, Holdco, the Sponsor and certain other holders of the Holdco Common Stock will enter into the A&R Registration Rights Agreement. The A&R Registration Rights Agreement will provide these holders (and their permitted transferees) with the right to require Holdco, at Holdco’s expense, to register the Holdco Common Stock that they hold, on customary terms, including customary demand and piggyback registration rights. The A&R Registration Rights Agreement will also provide that Holdco pay certain expenses of the electing holders relating to such registration and indemnify them against liabilities that may arise under the Securities Act.
Investor Rights Agreement
Pursuant to the terms of the Business Combination Agreement, at the Closing, Holdco and certain Innventure Members (the “Founding Investors”) have agreed to enter into an Investor Rights Agreement (the “Investor Rights Agreement”). Each party to the Investor Rights Agreement agrees to cause certain nominees to be elected to serve as directors on the board, at each annual meeting, so long as the Founding Investors collectively satisfy certain minimum holding condition as set forth in the Investor Rights Agreement.

Lock-Up Agreements
In connection with the execution of the Business Combination Agreement, certain insiders of Innventure (each, a “Lock-Up Party”) have entered into lock-up agreements (the “Lock-Up Agreements”) with Holdco, pursuant to which such persons have agreed, subject to certain customary exceptions, not to (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise transfer, dispose of or agree to transfer or dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder, any shares of Holdco Common Stock, or any securities convertible into, exercisable for, exchangeable for or that represent the right to receive any shares of Holdco Common Stock (collectively, the “Restricted Shares”), currently owned or acquired after the date of the applicable Lock-Up Agreement, that is owned directly by such Lock-Up Party (including securities held as custodian) or with respect to which such Lock-Up Party has beneficial ownership within the rules and regulations of the SEC, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Restricted Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii) for a period ending upon the earlier of (A) the expiration of one year after the Closing, and (B) subsequent to the Closing, (i) if the closing price of Holdco Common Stock equals or exceeds $12.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing, or (ii) the date which Innventure completes a merger, liquidation, stock exchange, reorganization or other similar transaction after the Closing that results in all of the public stockholders of Holdco having the right to exchange their Holdco Common Stock for cash securities or other property.
Class B Warrant Cashless Exercise Description and Acknowledgment Letter
On April 9, 2024, Innventure distributed a cashless exercise description and acknowledgment letter (the “Exercise Letter”) to the holders of its Class B Preferred Warrants. By signing the Exercise Letter, holders of the Innventure Class B Preferred Warrants agreed that, in connection with, and effective immediately prior to, the consummation of the Business Combination, such warrants would be automatically exercised in accordance with their net exercise provisions, and the holders of the Class B Preferred Warrants would receive Class B Preferred Units. Upon exercise, the Class B Preferred Warrants will be deemed canceled, and the Class B Preferred Units for which the Class B Preferred Warrants are exercised will, immediately upon consummation of the Business Combination, be automatically converted into Holdco Common Stock upon the terms and subject to the conditions set forth in the Business Combination Agreement.
Innventure’s Solicitation of Written Consents
Innventure Voting Members that wish to consent to the approval of the Business Combination Agreement and the transactions contemplated, or the Innventure Transaction Proposal, thereby must fill out the enclosed written consent, date and sign it, and return it to Innventure by emailing a PDF copy of the signed written consent to consents@innventure.com, or by mailing the signed written consent to 6900 Tavistock Lakes Blvd, Suite 400 Orlando, FL 32827. Innventure will not be holding a members’ meeting to consider this proposal and therefore Innventure Voting Members will be unable to vote by attending a members’ meeting. Failure to sign and return a written consent will have the same effect as a vote AGAINST the Innventure Transaction Proposal. See “Innventure’s Solicitation of Written Consents.”
Ownership of Holdco Following the Business Combination
As a result of the Business Combination, shareholders of Learn CW (except for Learn CW shareholders who exercise their redemption rights), Innventure Members and warrant holders of Innventure, will become stockholders of Holdco, and warrant holders of Learn CW will become warrant holders of Holdco.
As of the date of this proxy statement/consent solicitation statement/prospectus, there are (i) 15,088,421 Learn CW Ordinary Shares issued and outstanding, consisting of 5,630,000 founder shares held by the Sponsor, 120,000 founder shares in the aggregate held by the directors and executive officers of Learn CW and 9,338,421 public shares; and (ii) 18,646,000 Learn CW Warrants issued and outstanding, consisting of 7,146,000 Learn CW Private Placement Warrants held by the Sponsor and 11,500,000 Learn CW Public Warrants. Each whole warrant entitles the holder thereof to purchase one Learn CW Class A Ordinary Share at $11.50 per share and, following the LCW Merger, will entitle the holder thereof to purchase one share of Holdco Common Stock at $11.50 per share.

Upon consummation of the Business Combination, the Sponsor has agreed to forfeit 750,000 Learn CW Class B Ordinary Shares pursuant to the Sponsor Support Agreement and up to a maximum of an additional 1,880,000 Learn CW Class B Ordinary Shares depending upon the level of redemptions by Learn CW public shareholders. The consummation of the Business Combination would also cause an additional 344,944 Learn CW Class B Ordinary Shares, i.e., the Sponsor Earnout Shares, to be subject to potential forfeit if none of the Milestones are achieved within seven years following the date of the Business Combination. See the section entitled “Shareholder Proposal No. 1 — The Business Combination Proposal — Summary of the Ancillary Agreements — Sponsor Support Agreement” in this proxy statement/consent solicitation statement/prospectus for more information related to the Sponsor Support Agreement.
In addition to the possible conversion of warrants into Holdco Common Stock, other sources of potential dilution include: (i) the issuance of up to 5,000,000 Company Earnout Shares contingent upon the satisfaction of any of the Milestones; (ii) the issuance of up to 7,932,247 Holdco Common Stock to Yorkville, under the SEPA in exchange for cash less a discount of up to 5%. See the section entitled “Shareholder Proposal No. 1 — The Business Combination Proposal — Summary of the Ancillary Agreements — Standby Equity Purchase Agreement” in this proxy statement/consent solicitation statement/prospectus for more information related to the SEPA.
The following table illustrates the expected ownership levels in Holdco immediately following the consummation of the Business Combination assuming no redemptions and assuming maximum redemptions by Learn CW shareholders:
	Ownership of Holdco Common Stock
	Pro Forma Combined (Assuming No Redemptions)		Pro Forma Combined (Assuming Maximum Redemptions)
	Number of Shares	% Ownership	Number of Shares	% Ownership
Innventure Members(1)	38,485,200	72.9%	38,485,200	90.1%
Learn CW public shareholders	9,338,421	17.7%	770,000	1.8%
Sponsor(2)	4,880,000	9.2%	3,312,526	7.8%
Learn CW independent directors	120,000	0.2%	120,000	0.3%
Total	52,823,621	100.0%	42,687,726	100.0%
(1)
Represents 38,485,200 shares of Holdco Common Stock to be issued at the Closing as the Merger Consideration. This excludes issuance of up to 5,000,000 Company Earnout Shares because at Closing none of the Milestones will have been achieved and will be considered a liability of Innventure and not an equity interest at Closing.

(2)
Gives effect to the forfeiture of (i) 750,000 Learn CW Class B Ordinary Shares pursuant to the Sponsor Support Agreement across all scenarios presented; and (ii) an incremental 1,567,474 Learn CW Class B Ordinary Shares for the Maximum Redemptions scenario, reflecting forfeitures of At Risk Sponsor Shares. Further excludes 344,944 Sponsor Earnout Shares that the Sponsor will receive at Closing, subject to transfer restrictions and potential forfeit if the Milestones are not achieved within seven years because this interest is considered a liability to the Sponsor and not an equity interest at Closing.

The following table illustrates additional detail of the varying anticipated ownership levels in Holdco immediately following the consummation of the Business Combination, taking into account the sources of dilution described earlier in this section, and assuming no redemptions and assuming maximum redemptions by Learn CW shareholders:
	Fully Diluted Share Ownership in Holdco
	Pro Forma Combined (Assuming No Redemptions)		Pro Forma Combined (Assuming Maximum Redemptions)
	Number of Shares	% Ownership	Number of Shares	% Ownership
Innventure Members(1)	43,485,200	51.3%	43,485,200	59.2%
Learn CW public shareholders	9,338,421	11.0%	770,000	1.0%
Sponsor(2)	5,224,944	6.2%	3,657,470	5.0%
Learn CW independent directors	120,000	0.1%	120,000	0.2%
Public Warrants	11,500,000	13.6%	11,500,000	15.6%
Private Placement Warrants	7,146,000	8.4%	7,146,000	9.7%
SEPA(3)	7,932,247	9.4%	6,807,287	9.3%

	Fully Diluted Share Ownership in Holdco
	Pro Forma Combined (Assuming No Redemptions)		Pro Forma Combined (Assuming Maximum Redemptions)
	Number of Shares	% Ownership	Number of Shares	% Ownership
Total	84,746,812	100.0%	73,485,957	100.0%
(1)
Represents 38,485,200 shares of Holdco Common Stock to be issued at the Closing as the Merger Consideration plus the issuance of up to 5,000,000 Company Earnout Shares assuming that the Milestones have been achieved and are considered as part of equity at that time.

(2)
Gives effect to the forfeiture of: (i) 750,000 Learn CW Class B Ordinary Shares pursuant to the Sponsor Support Agreement across all scenarios presented; and (ii) an incremental 1,567,474 Learn CW Class B Ordinary Shares for Maximum Redemptions scenario, reflecting forfeitures of At Risk Sponsor Shares. Further includes the 344,944 Sponsor Earnout Shares that the Sponsor will receive at Closing and assumes that the Milestones have been achieved and, therefore, the shares are no longer subject to forfeiture and are considered as part of equity at that time.

(3)
Represents the issuance of Holdco Common Stock to Yorkville under the SEPA in exchange for cash less a discount of up to 5% and making certain other assumptions in connection with the limitations, including exchange caps, issuances and subscriptions based on trading volumes, set forth within the SEPA. This scenario assumes that the 9.99% voting rights limitation is calculated using all the Holdco Common Stock available at the time except the Company Earnout Shares and Sponsor Earnout shares due to uncertainty surrounding timing of achievement of the Milestones relative to the availability of funds under the SEPA.

See the sections entitled “Summary of the Proxy Statement/Consent Solicitation Statement/Prospectus — Ownership of Holdco Following the Business Combination” and “Unaudited Pro Forma Condensed Combined Financial Information” for more information.
Date, Time and Place of Extraordinary General Meeting of Learn CW’s Shareholders
The extraordinary general meeting will be held on [  ] Eastern Time, at the offices of [  ] located at [  ], to consider and vote upon the proposals to be put to the extraordinary general meeting, including, if necessary, the Adjournment Proposal, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the extraordinary general meeting, each of the Condition Precedent Proposals has not been approved.
Voting Power; Record Date
Learn CW shareholders will be entitled to vote or direct votes to be cast at the extraordinary general meeting if they owned Learn CW Ordinary Shares at the close of business on [  ], which is the Record Date for the extraordinary general meeting. Shareholders will have one vote for each ordinary share owned at the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your bank, broker, or other nominee to ensure that votes related to the shares you beneficially own are properly counted. Learn CW Warrants do not have voting rights.
Quorum and Vote of Learn CW Shareholders
A quorum of Learn CW shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting if one or more shareholders who together hold a majority of the issued and outstanding Learn CW Ordinary Shares entitled to vote at the extraordinary general meeting are represented in person or by proxy at the extraordinary general meeting. As of the Record Date for the extraordinary general meeting, [  ] Learn CW Ordinary Shares would be required to achieve a quorum.
The following votes are required for each proposal at the extraordinary general meeting:
(i)
Business Combination Proposal: The approval of the Business Combination Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the Learn CW Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

(ii)
Merger Proposal: The approval of the Merger Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of at least two-thirds of the Learn CW Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

(iii)	Non-Binding Governance Proposals: The Non-Binding Governance Proposals are comprised of non-

binding advisory proposals, and may be approved by ordinary resolution, being the affirmative vote of the holders of a majority of the Learn CW Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.
(iv)
Equity Plan Proposal: The Equity Plan Proposal may be approved by an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the Learn CW Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

(v)
Adjournment Proposal: The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the Learn CW Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

Redemption Rights
Pursuant to the Cayman Constitutional Documents, a public shareholder may request of Learn CW that Learn CW redeem all or a portion of its public shares for cash if the Business Combination is consummated. As a holder of public shares, you will be entitled to receive cash for any public shares to be redeemed only if you:
(i)
(a) hold public shares, or (b) hold public shares through units, and you elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares;

(ii)
submit a written request to Equiniti in which you (a) request that Learn CW redeem all or a portion of your Learn CW Class A Ordinary Shares, for cash, and (b) identify yourself as the beneficial holder of the Learn CW Class A Ordinary Shares and provide your legal name, phone number and address; and

(iii)	deliver your public shares to Equiniti physically or electronically through the DTC.
Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on [  ] (two business days before the extraordinary general meeting) in order for their shares to be redeemed.
Equiniti’s address is listed under the question “Who can help answer my questions?” below.
Holders of units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact Equiniti directly and instruct them to do so.
Public shareholders will be entitled to request that their public shares be redeemed for a pro rata portion of the amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the Trust Account (net of taxes paid or payable, if any). For illustrative purposes, as of [  ], this would have amounted to approximately $[  ] per issued and outstanding public share. However, the proceeds deposited in the Trust Account could become subject to the claims of Learn CW’s creditors, if any, which could have priority over the claims of the public shareholders, regardless of whether such public shareholder votes or, if they do vote, irrespective of if they vote for or against the Business Combination Proposal.
Therefore, the per share distribution from the Trust Account in such a situation may be less than originally expected due to such claims. Whether you vote, and if you do vote, how you vote on any proposal, including the Business Combination Proposal, will have no impact on the amount you will receive upon exercise of your redemption rights. It is expected that the funds to be distributed to public shareholders electing to redeem their public shares will be distributed promptly after the consummation of the Business Combination.
A Learn CW shareholder may not withdraw a redemption request once submitted to Learn CW unless the LCW Board determines (in its sole discretion) to permit the withdrawal of such redemption request (which the LCW Board may do in whole or in part). If you submit a redemption request to Equiniti and later decide prior to the extraordinary general meeting not to elect redemption, you may request to withdraw the redemption request. You may make such request by contacting Equiniti at the phone number or address listed under the question “Who can help answer my questions?”.
Any corrected or changed written exercise of redemption rights must be received by Equiniti prior to the vote taken on the Business Combination Proposal at the extraordinary general meeting. No request for redemption will be honored unless the holder’s public shares have been delivered (either physically or electronically) to Equiniti at least two business days prior to the vote at the extraordinary general meeting.
Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its Learn CW Class A Ordinary Shares with respect to more than an aggregate of 15% of the Learn CW Class A Ordinary Shares.
Accordingly, if a Learn CW public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the Learn CW Class A Ordinary Shares, then any such shares in excess of that 15% limit would not be redeemed for cash.
The Sponsor Persons have, pursuant to the Sponsor Support Agreement and the Original Sponsor Letter Agreement, agreed to, among other things, vote all of its Learn CW Class A Ordinary Shares and Learn CW Class B Ordinary Shares in favor of the proposals being presented at the extraordinary general meeting and waive its redemption rights with respect to such shares in connection with the consummation of the Business Combination. Such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. None of the Sponsor Persons received any consideration in exchange for waiving their redemption rights. As of the date of this proxy statement/consent solicitation statement/prospectus, the Sponsor owns approximately 5,750,000 of the issued and outstanding Learn CW Ordinary Shares. See the section entitled “Shareholder Proposal No. 1 — The Business Combination Proposal — Summary of the Ancillary Agreements — Sponsor Support Agreement” in this proxy statement/consent solicitation statement/prospectus for more information related to the Sponsor Support Agreement.
The closing price of the Learn CW Class A Ordinary Shares on [  ] was $[  ]. For illustrative purposes, as of [   ], funds in the Trust Account plus accrued interest thereon totaled approximately $[  ] or approximately $[  ] per issued and outstanding Learn CW Class A Ordinary Share.
Prior to exercising redemption rights, Learn CW’s public shareholders should verify the market price of the Learn CW Class A Ordinary Shares as they may receive higher proceeds from the sale of their Learn CW Class A Ordinary Shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. Learn CW cannot assure its shareholders that they will be able to sell their Learn CW Class A Ordinary Shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its shareholders wish to sell their shares.
Appraisal Rights
Neither Learn CW’s shareholders nor Learn CW’s warrant holders have appraisal rights in connection with the Business Combination or the Transactions under the Cayman Islands Companies Act. Notwithstanding the foregoing, LCW’s shareholders may be entitled to give notice to Learn CW prior to the meeting that they wish to dissent to the LCW Merger and to receive payment of fair market value for his or her Learn CW Ordinary Shares if they follow the procedures set out in the Cayman Islands Companies Act, noting that any such dissention rights may be limited pursuant to Section 239 of the Cayman Islands Companies Act which states that no such dissention rights shall be available in respect of shares of any class for which an open market exists on a recognized stock exchange at the expiry date of the period allowed for written notice of an election to dissent provided that the Merger Consideration constitutes inter alia shares of any company which at the effective date of the LCW Merger are listed on a national securities exchange. It is Learn CW’s view that such fair market value would equal the amount which Learn CW shareholders would obtain if they exercise their redemption rights as described herein.
Proxy Solicitation
Learn CW is soliciting proxies on behalf of the LCW Board. This solicitation is being made by mail but also may be made by telephone or in person. Learn CW and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. Learn CW will bear the cost of the solicitation.
Learn CW has engaged Morrow Sodali LLC to assist in the proxy solicitation process. Learn CW will pay Morrow Sodali a fee of $[  ] plus disbursements.
Learn CW will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. Learn CW will reimburse them for their reasonable expenses.
Interests of Learn CW’s Directors and Executive Officers in the Business Combination
When you consider the recommendation of the LCW Board in favor of approval of the Business Combination Proposal, you should keep in mind that the initial shareholders, including Learn CW’s directors and executive officers, have interests in such proposal that may be different from, or in addition to, those of Learn CW’s shareholders generally. The members of the LCW Board were aware of and considered these interests when approving the Business Combination Agreement and recommending that Learn shareholders approve the Business Combination. The members of the LCW Board determined that the overall benefits expected to be received by Learn and its shareholders outweighed any potential risk created by the conflicts stemming from these interests. Additionally, the members of the LCW Board determined that these interests could be adequately disclosed to shareholders in this proxy statement/consent solicitation statement/prospectus and that Learn shareholders could take them into consideration when deciding whether to vote in favor of the proposals set forth herein. These interests include, among other things, the interests listed below:
•
If Learn CW is unable to complete a business combination within the required time period, the Sponsor and its affiliates have non-reimbursable funds at risk that depends on completion of a business combination, including (a) $25,000 representing the aggregate purchase price paid for the Learn CW Class B Ordinary Shares (having an estimated market value of $[  ] based upon the closing price of $[  ] per Learn CW

Class A Ordinary Share on the NYSE on [  ], 2024, the record date for the extraordinary general meeting), (b) $7,146,000 representing the aggregate purchase price paid for the Learn CW Private Placement Warrants (having an estimated market value of $[  ] based upon the closing price of $[  ] per Learn CW Public Warrant on the NYSE on [  ], 2024, the record date for the extraordinary general meeting) and (c) $[ ] representing the aggregate amount owed to the Sponsor by Learn CW pursuant to outstanding promissory notes. The Sponsor also owns 770,000 Learn CW Units, which were purchased in the IPO at a purchase price of $10.00 per Learn CW Unit. As discussed elsewhere in this proxy statement/consent solicitation/prospectus, Robert Hutter and Adam Fisher, who serve as directors on the Learn CW Board and as Learn CW's Chief Executive Officer and President, respectively, may be deemed to indirectly beneficially own the 5,630,000 Learn CW securities that are directly beneficially owned by the Sponsor, which have an estimated market value of $[  ] based upon the closing price of $[  ] per Learn CW Class A Ordinary Share on the NYSE on [  ], 2024. In total, the aggregate dollar amount that the Sponsor and, by extension, these officers have at risk is $[  ] as of [  ]. See “Beneficial Ownership of Securities—Learn CW Beneficial Ownership of Securities prior to the Business Combination.”
•
In addition, the independent directors of the LCW Board hold 120,000 Learn CW Class B Ordinary Shares in the aggregate, having an estimated market value of $[ ] based upon the closing price of $[ ] per Learn CW Class A Ordinary Share on the NYSE on [ ]. 2024, the record date for the extraordinary general meeting. The independent directors of the LCW Board did not pay any consideration in connection with the receipt of such shares.

•
As a result of the low initial purchase price (consisting of $25,000 for the 7,187,000 Learn CW Class B Ordinary Shares initially issued, or approximately $0.003 per share, and $7,146,000 for the Learn Private Warrants), the Sponsor, its affiliates and Learn CW’s management team and advisors stand to earn a positive rate of return or profit on their investment, even if other shareholders, such as Learn CW’s public shareholders, experience a negative rate of return because the post-business combination company subsequently declines in value. Thus, the Sponsor, our officers and directors, and their respective affiliates may have more of an economic incentive for us to, rather than liquidate if we fail to complete our initial business combination by October 13, 2024, enter into an initial business combination on potentially less favorable terms with a potentially less favorable, riskier, weaker-performing or financially unstable business, or an entity lacking an established record of revenues or earnings, than would be the case if such parties had paid the full offering price for their Class B ordinary shares.

•
The 5,000,000 shares of Holdco Common Stock into which the 5,000,000 Learn CW Class B Ordinary Shares held by the Sponsor and certain of its affiliates will automatically convert in connection with the Business Combination (after giving effect to the forfeiture of 750,000 Class B Ordinary Shares pursuant to the Sponsor Support Agreement and assuming no forfeiture of the At Risk Sponsor Shares), if unrestricted and freely tradable, would have had an aggregate market value of $[  ], based upon the closing price of $[  ] per public share on the NYSE on [  ], the most recent practicable date prior to the date of this proxy statement/consent solicitation statement/prospectus. The 7,146,000 Holdco Warrants into which the 7,146,000 Learn CW Private Placement Warrants held by the Sponsor will convert in connection with the Innventure Merger, if unrestricted and freely tradable, would have had an aggregate market value of $[  ] based upon the closing price of $[  ] per public warrant on NYSE on [  ], the most recent practicable date prior to the date of this proxy statement/consent solicitation statement/prospectus. Assuming the completion of the business combination under a no redemption scenario, the approximate value of the ownership interests of the Sponsor and certain of its affiliates in Holdco securities, based on the per share price specified in the Business Combination Agreement and the closing trading price of the warrants on [   ], would be $[  ], as compared to the aggregate price paid for all such securities of $[  ].

•
In the event that Learn CW fails to consummate a business combination within the prescribed time frame (pursuant to the Cayman Constitutional Documents), or upon the exercise of a redemption right in connection with the Business Combination, Learn CW will be required to provide for payment of claims of creditors that were not waived that may be brought against Learn within the ten years following such redemption. In order to protect the amounts held in Learn CW’s Trust Account, the Sponsor has agreed that it will be liable to Learn CW if and to the extent any claims by a third-party (other than Learn CW’s independent registered public accounting firm) for services rendered or products sold to Learn CW, or a prospective target business with which Learn CW has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.10 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.10 per public share, due to reductions in value of the trust assets, in each case, net of the interest which may be withdrawn to pay taxes. This liability will not apply to any claims by a third-party who executed a waiver of any and all rights to seek access to the Trust Account and as to any claims under Learn CW’s indemnity of the underwriter of the IPO against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third-party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. Learn CW has sought to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than Learn CW’s independent registered public accounting firm), prospective target businesses or other entities with which Learn does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
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Learn CW, the Sponsor, and Innventure entered into the Sponsor Support Agreement, pursuant to which, among other things, the Sponsor agreed to vote any Learn CW securities held by them to approve the Business Combination and the other Learn CW shareholder matters required pursuant to the Business Combination Agreement, and agreed not to seek redemption of any of their Learn CW securities in connection with the consummation of the Mergers.

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Pursuant to the letter agreement entered into by our initial shareholders, directors and officers, the Sponsor is subject to a lock-up on sales of their Learn CW Class B Ordinary Shares until the earlier of: (a) one year after the completion of the Business Combination or (b) subsequent to the Business Combination, (x) the date on which we complete a liquidation, merger, share exchange or other similar transaction that results in all of our shareholders having the right to exchange their Learn CW Class A Ordinary Shares for cash, securities or other property or (y) if the closing price of our Learn CW Class A Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and other similar transactions) for any twenty (20) trading days within any 30-trading day period commencing at least 150 days after the Business Combination. Any of their private placement warrants and the respective Learn CW Class A Ordinary Shares underlying such warrants are also locked up until thirty (30) days after the completion of the Business Combination.

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Pursuant to the A&R Registration Rights Agreement, the Sponsor and certain other holders of Holdco Common Stock will have the right to require Holdco, at Holdco’s expense, to register Holdco Common Stock that they hold on customary terms for a transaction of this type, including customary demand and piggyback registration rights. The A&R Registration Rights Agreement will also provide that Holdco will pay certain expenses of the electing holders relating to such registrations and indemnify them against certain liabilities that may arise under the Securities Act. See the section entitled “Certain Relationships and Related Person Transactions - Learn CW.”

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As a result of multiple business affiliations, Learn CW’s officers and directors may have legal obligations relating to presenting business opportunities to multiple entities. Furthermore, the Cayman Constitutional Documents provide that the doctrine of corporate opportunity will not apply with respect to any of Learn CW’s officers or directors in circumstances where the application of the doctrine would conflict with any fiduciary duties or contractual obligations they may have. Learn CW does not believe, however, that the fiduciary duties or contractual obligations of its officers or directors or waiver of corporate opportunity materially affected its search for a business combination. Learn CW’s management is not aware of any such corporate opportunities not being offered to Learn CW and does not believe the renouncement of its interest in any such corporate opportunities impacted its search for an acquisition target.

The Sponsor (including its representatives and affiliates) and Learn CW’s directors and officers, are, or may in the future become, affiliated with entities that are engaged in a similar business to Learn CW. The Sponsor Persons are not prohibited from sponsoring, or otherwise becoming involved with, any other blank check companies prior to Learn completing its initial business combination. Moreover, certain of Learn CW’s directors and officers have time and attention requirements for investment funds of which affiliates of the Sponsor are the investment managers. Learn CW’s directors and officers also may become aware of business opportunities which may be appropriate for presentation to Learn CW, and the other entities to which they owe certain fiduciary or contractual duties. Accordingly, they may have had conflicts of interest in determining to which entity a particular business opportunity should be presented. These conflicts may not be resolved in Learn CW’s favor and such potential business opportunities may be presented to other entities prior to their presentation to Learn CW, subject to applicable fiduciary duties under the Cayman Islands Companies Act.
Learn CW’s existing directors and officers will be eligible for continued indemnification and continued coverage under Learn CW’s directors’ and officers’ liability insurance after the Mergers and pursuant to the Business Combination Agreement.
The Sponsor has agreed to vote in favor of the Business Combination, regardless of how Learn CW’s public shareholders vote. Unlike some other blank check companies in which the initial shareholders agree to vote their founder shares in accordance with the majority of the votes cast by the public shareholders in connection with an initial business combination, the Sponsor has agreed to, among other things, vote in favor of the Business Combination Agreement and the transactions contemplated thereby. As of the date of this proxy statement/consent solicitation statement/prospectus, the Sponsor and certain of its affiliates own approximately 43.2% of the issued and outstanding Learn CW Ordinary Shares.
The existence of financial and personal interests of one or more of Learn CW’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Learn CW and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Learn CW’s officers have interests in the Business Combination that may conflict with your interests as a shareholder.
Interests of Innventure’s Directors and Executive Officers in the Business Combination
Certain of Innventure’s executive officers and directors may have interests in the merger that may be different from, or in addition to, the interests of Innventure unitholders. The members of the Innventure Board were aware of and considered these interests to the extent that such interests existed at the time, among other matters, when they approved the Business Combination Agreement and recommended that Innventure unitholders approve the transaction agreement. Certain of Innventure’s directors and executive officers have ownership in Innventure that will convert into Holdco Common Stock as a result of the Transactions. In addition, certain Innventure directors and officers have also entered into the Member Support Agreement in connection with the Transactions, whereby executive officers and directors have agreed too, among other things, (i) vote in favor of the Business Combination Agreement and the Transactions, (ii) be subject to a 180-day lock-up period following the Closing with respect to any shares of Holdco Common Stock received as consideration in the Transactions and (iii) be bound by certain other covenants and agreements related to the Transactions.
Further, certain members of the board of directors and executive officers of Innventure are expected to become the directors and executive officers of Holdco upon Closing. See “Executive And Director Compensation Of Innventure—Interests of Innventure’s Directors and Executive Officers in the Business Combination.”
Recommendation to Shareholders of Learn CW
The LCW Board believes that the Business Combination Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interest of Learn CW’s shareholders and unanimously recommends that its shareholders vote “FOR” the Business Combination Proposal and “FOR” all of the other proposals. The existence of financial and personal interests of one or more of Learn CW’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Learn CW and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Learn CW’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Shareholder Proposal No. 1 — The Business Combination Proposal — Interests of Learn CW’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.
Sources and Uses of Funds for the Business Combination
The following tables summarize the sources and uses for funding the Business Combination. These figures assume (i) that no public shareholders exercise their redemption rights in connection with the Business Combination (the “No Redemptions Scenario”), or alternatively, that all public shareholders exercise their redemption rights in connection with the Business Combination (the “Maximum Redemptions Scenario”), and (ii) that Holdco issues 38,485,200 shares of Holdco Common Stock to the Innventure Members at the Closing as the Merger Consideration. If the actual facts are different from these assumptions, then the amounts and shares outstanding after the Closing will be different and those changes could be material.
Surplus cash resulting from the Business Combination will be used to fund and support the needs of the Innventure Companies, the identification and commercialization of new business opportunities, working capital and general corporate purposes. For every $1 million of additional financing received by Innventure, pro forma Cash, cash equivalents and restricted cash and Total Assets of the combined entity would increase by $1 million with a corresponding decrease in Total Unitholders’ Deficit.
No Redemptions Scenario ($ in thousands)
Sources		Uses
Cash and investments held in Trust Account(1)	$101,743	Cash to balance sheet	$92,213
		Estimated transaction costs(3)	6,480
		Repayment of Learn CW Convertible Promissory Note(4)	3,050
	$101,743		$101,743
Maximum Redemptions Scenario ($ in thousands)
Sources		Uses
Cash and investments held in Trust Account(2)	$8,389	Estimated transaction costs(3)	$6,480
Cash from balance sheet and financing(5)	$1,141	Repayment of Learn CW Convertible Promissory Note(4)	3,050
	$9,530		$9,530
(1)
Assumes no shares of Learn CW Class A Ordinary Shares are redeemed by the public stockholders in connection with the business combination. For every 100,000 shares of Learn CW Class A Ordinary Shares that are redeemed, total sources would be reduced by $1,079 to satisfy such redemption obligations to Learn CW’s public stockholders. Trust Account as of July 15, 2024.

(2)	Assumes 8,568,421 shares of Learn CW Class A Ordinary Shares are redeemed by the public stockholders in connection with the business combination.
(3)	Represents an estimated amount, inclusive of fees related to the Business Combination and related transactions.
(4)	Represents the repayment of the Learn CW Convertible Promissory Note due to the Sponsor which becomes repayable at Closing.
(5)
In the maximum redemption scenario, Holdco may be required to negotiate with vendors to defer payment or pay estimated transaction costs shortly after the Closing with funds to be raised from the SEPA or other financing arrangements.

Material U.S. Federal Income Tax Consequences
For a discussion summarizing the material U.S. federal income tax consequences of the exercise of redemption rights to Learn CW shareholders, please see the section entitled “Material U.S. Federal Income Tax Consequences.”
Expected Accounting Treatment
The Business Combination
We expect the Business Combination to be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, Learn CW is expected to be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of Holdco will represent a continuation of the financial statements of Innventure with the Business Combination treated as the equivalent of Innventure issuing stock for the net assets of Learn CW, accompanied by a recapitalization. The net assets of Learn CW will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of Innventure in future reports of Holdco.
The expectation that Innventure is the accounting acquirer is based on evaluation of the following facts and circumstances:

•	Innventure stockholders will have majority of the voting power under both the no redemption and maximum redemption scenarios described below;
•	Innventure will appoint the majority of the board of directors of the combined entity;
•	Innventure’s existing management will comprise the management of the combined entity;
•	Innventure’s operations will comprise the ongoing operations of the combined entity;
•	Innventure is the larger entity based on historical revenues and business operations; and
•	the combined entity will assume Innventure’s name and will assume Innventure’s headquarters.
See the section entitled “Shareholder Proposal No. 1 — The Business Combination Proposal — Expected Accounting Treatment of the Business Combination.”
Risk Factors
In evaluating the proposals set forth in this proxy statement/consent solicitation statement/prospectus, you should carefully read this proxy statement/consent solicitation statement/prospectus, including the Annexes, and especially consider the factors discussed in the section titled “Risk Factors.” The occurrence of one or more of the events or the circumstances described in the section titled “Risk Factors,” alone or in combination with other events or circumstances, may adversely affect Learn CW’s and Innventure’s ability to complete or realize the anticipated benefits of the Business Combination, and may have a material adverse effect on the business, cash flows, financial condition or results of operations of Holdco. These risks include the following:
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Learn CW has no operating history and its future results of operations and those of Holdco may differ significantly from the unaudited pro forma financial data included in this proxy statement/consent solicitation statement/prospectus.

•	The Sponsor Persons have agreed to vote in favor of the Business Combination, regardless of how Learn CW’s public shareholders vote.
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Learn CW may not be able to complete the Business Combination or any other business combination within the prescribed timeframe, in which case Learn CW would cease all operations, except for the purpose of winding up, and Learn CW would redeem the Learn CW Class A Ordinary Shares and liquidate.

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Since the Sponsor Persons have interests that are different, or in addition to (and which may conflict with), the interests of Learn CW’s shareholders, a conflict of interest may have existed in determining whether the Business Combination with Innventure is appropriate as Learn CW’s initial business combination. Such interests include that Sponsor will lose its entire investment in Learn CW if an initial business combination is not completed.

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The historical financial results of Innventure and unaudited pro forma financial information included elsewhere in this proxy statement/consent solicitation statement/prospectus may not be indicative of what Holdco’s actual financial position or results of operations would have been.

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Following the consummation of the Business Combination, Holdco’s only significant asset will be its ownership interest in Innventure, and such ownership may not be sufficient to pay dividends or make distributions or loans to enable us to pay any dividends on Holdco Common Stock or satisfy our other financial obligations.

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Learn CW’s public shareholders will experience immediate dilution as a consequence of the issuance of Holdco Common Stock as consideration in the Business Combination and due to future issuances pursuant to the Equity Plan.

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[NYSE American] may not list Holdco’s securities on its exchange, which could limit investors’ ability to make transactions in Holdco’s securities and subject Holdco to additional trading restrictions.

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Innventure’s principal revenues are expected to be earned in the future through its subsidiaries and through the Innventure Companies, and Innventure depends on its subsidiaries for cash. Innventure may not be successful in finding future opportunities to license or acquire breakthrough technology solutions from MNCs.

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If Innventure is deemed to be an investment company under the Investment Company Act, it may be required to institute burdensome compliance requirements and its activities may be restricted, which may make it difficult to operate or to execute its growth plans.

•	The Innventure Companies are currently pre-revenue early commercial stage companies that may never achieve or sustain profitability.
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If Innventure or the Innventure Companies are not able to satisfy the requirements imposed by MNC partners or have disagreements with those MNC partners, their relationships with these partners could deteriorate, which could have a material adverse effect on the business of Innventure and the Innventure Companies.

•	Innventure may not be able to obtain additional financing to fund the operations and growth of the business.
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There is uncertainty regarding Innventure’s ability to maintain liquidity sufficient to operate its business effectively, which raises substantial doubt about its ability to continue as a going concern.

•	AFX currently relies on a single facility for all of its operations.
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The failure of AFX’s suppliers to continue to deliver necessary raw materials or other components of its products in a timely manner and to specification could prevent it from delivering products within required time frames and could cause production delays, cancellations, penalty payments and damage to its brand and reputation.

•	Failure of AFX’s target customers, who are subject to cyclical downturns, to achieve success or maintain market share could adversely impact AFX’s sales and operating margins.
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AFX’s ability to establish substantial commercial sales of its products is subject to many risks, any of which could prevent or delay revenue growth and adversely impact its customer relationships, business and results of operations.

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AFX may not be able to meet applicable regulatory requirements for the use of AFX’s products in food grade applications, and, even if the requirements are met, complying on an ongoing basis with the numerous regulatory requirements applicable to AFX’s products and AFX’s facilities will be time-consuming and costly.

•	Accelsius is an early-stage company, and its limited operating history makes it difficult to evaluate its future prospects and the risks and challenges it may encounter.
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The market, including customers and potential investors, may be skeptical of the viability and benefits of Accelsius’ cooling products because they are based on a relatively novel and complex technology.

•	Accelsius’ cooling products may be subject to increased regulatory scrutiny due to their use of working fluid refrigerants that contain fluorine.
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Innventure may be unable to sufficiently protect the intellectual property rights of itself and the Innventure Companies and may encounter disputes from time to time relating to its use of the intellectual property of third parties.

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The market price of the Holdco Common Stock is likely to be highly volatile, and you may lose some or all of your investment. Volatility in Holdco’s share price could subject Holdco to securities class action litigation.

•	If securities or industry analysts do not publish research or reports about Holdco, or publish negative reports, Holdco’s stock price and trading volume could decline.
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Innventure, the Innventure Companies, and Innventure’s MNC partners may be negatively impacted by volatility in the political and economic environment, such geopolitical unrest, economic downturns and increases in interest rates, and a period of sustained inflation, which could have an adverse impact on Innventure’s and the Innventure Companies’ business, financial condition, results of operations and prospects.

•	Innventure, the Innventure Companies, and their MNC partners face risks and uncertainties related to litigation, regulatory actions and investigations.
•	Cyber-attacks or a failure in Innventure’s information technology and data security infrastructure could adversely affect Innventure’s business and operations.

RISK FACTORS
You should carefully consider the following risk factors, together with all of the other information included in this proxy statement/consent solicitation statement/prospectus, before you decide whether to vote or direct your vote to be cast to approve the Business Combination.
If the Business Combination is completed, Holdco will be a holding company with no direct operations that relies on dividends, distributions, loans and other payments, advances and transfers of funds from Innventure to pay expenses and meet its other obligations. Accordingly, Holdco’s shareholders will be subject to all of the risks of Innventure’s business following the Closing. You should carefully consider the risks described below and the other information included in this proxy statement/consent solicitation statement/prospectus before you decide how you want to vote on the merger proposal. Following the closing of the Business Combination, the market price of the Holdco Common Stock could decline due to any of these risks, in which case you could lose all or part of your investment. In assessing these risks, you should also refer to the other information included in this proxy statement/consent solicitation statement/prospectus, including the consolidated financial statements of Learn CW and Innventure and the accompanying notes. Our business, financial condition or results of operations could be affected materially and adversely by any of the risks discussed below.
Risks Related to the Business Combination and Learn CW
Unless the context otherwise requires, throughout this subsection, references to “we,” “us,” “our” and “the Company” refer to Learn CW.
Learn CW has no operating history and its future results of operations and those of Holdco may differ significantly from the unaudited pro forma financial data included in this proxy statement/consent solicitation statement/prospectus.
Learn CW is a blank check company, and it has no operating history or results.
This proxy statement/consent solicitation statement/prospectus includes unaudited pro forma combined financial statements for Learn CW and Innventure. The unaudited pro forma condensed combined balance sheet as of December 31, 2023 combines the historical audited consolidated balance sheet of Learn CW as of December 31, 2023, and the historical audited consolidated balance sheet of Innventure as of December 31, 2023 on a pro forma basis as if the Business Combination and Other Related Events (in each case, as described further in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” included elsewhere in this proxy statement/consent solicitation statement/prospectus), had been consummated on December 31, 2023. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2023 combines the historical statements of operations of Learn CW, the historical statements of operations of Innventure on a pro forma basis as if each of the Business Combination, Other Related Events and Other Financing and Reorganization Events (in each case, as described further in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” included elsewhere in this proxy statement/consent solicitation statement/prospectus) had been consummated on January 1, 2023, the beginning of the earliest period presented.
The unaudited pro forma combined financial information is based upon, and should be read together with the accompanying notes to the unaudited pro forma combined financial statements, the audited financial statements of Learn CW and related notes, the Innventure audited consolidated financial statements and related notes, the sections of this proxy statement/consent solicitation statement/prospectus entitled “Learn CW Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Innventure” and other financial information included elsewhere in this proxy statement/consent solicitation statement/prospectus. The unaudited pro forma combined financial information has been presented for informational purposes only and is not necessarily indicative of what Holdco’s financial position or results of operations would have been had the Business Combination and related transactions been completed as of the dates indicated. In addition, the unaudited pro forma combined financial information does not purport to project the future financial position or operating results of Holdco following the consummation of the Business Combination. For more information, see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”
The Sponsor Persons have agreed to vote in favor of the Business Combination, regardless of how Learn CW’s public shareholders vote.
Unlike some other blank check companies in which the initial shareholders agree to vote their founder shares in accordance with the majority of the votes cast by the public shareholders in connection with an initial business combination, the Sponsor Persons have agreed to, among other things, vote in favor of the Business Agreement and the transactions contemplated thereby. As of the date of this proxy statement/consent solicitation statement/prospectus, the Sponsor Persons own approximately 43.2% of the issued and outstanding Learn CW Ordinary Shares.
Learn CW may not be able to complete the Business Combination or any other business combination within the prescribed timeframe, in which case Learn CW would cease all operations, except for the purpose of winding up, and Learn CW would redeem the Learn CW Class A Ordinary Shares and liquidate.
Learn CW initially had until October 13, 2023 to consummate an initial business combination. On October 11, 2023 Learn CW held the Extension Meeting. At the Extension Meeting, the shareholders approved the Extension Amendment Proposal to, among other things, extend the date by which Learn CW must (i) consummate an initial business combination; (ii) cease its operations, except for the purpose of winding up, if it fails to complete such initial business combination; and (iii) redeem 100% of Learn CW Class A Ordinary Shares, from October 13, 2023 to October 13, 2024, by electing to extend the date to consummate an initial business combination to the Extended Date, without the need for any further approval of Learn CW’s shareholders, provided that the Sponsor (or its affiliates or permitted designees) will deposit into the Trust Account for each such one-month extension the lesser of (a) an aggregate of $150,000 or (b) $0.03 per public share that remains outstanding and is not redeemed prior to any such one-month extension, unless the closing of Learn CW’s initial business combination has occurred, in exchange for a non-interest bearing promissory note payable upon consummation of an initial business combination. In connection with the Extension Meeting, shareholders holding 13,661,579 public shares exercised their right to redeem such shares for a pro rata portion of the funds in the Company’s Trust Account. As a result, approximately $145.2 million (approximately $10.63 per share) was removed from the Trust Account to pay such holders.
If Learn CW has not completed any initial business combination by the Extended Date, it will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Learn CW Class A Ordinary Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company (less taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then issued and outstanding Learn CW Class A Ordinary Shares, which redemption will completely extinguish the rights of holders of Learn CW Class A Ordinary Shares as shareholders (including the right to receive further liquidation distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of Learn CW’s remaining shareholders and the LCW Board, liquidate and dissolve, subject in each case to Learn CW’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.
Since the Sponsor Persons have interests that are different, or in addition to (and which may conflict with), the interests of our shareholders, a conflict of interest may have existed in determining whether the Business Combination with Innventure is appropriate as our initial business combination. Such interests include that Sponsor will lose its entire investment in us if our initial business combination is not completed.
When you consider the recommendation of the LCW Board in favor of approval of the Business Combination Proposal, you should keep in mind that the Sponsor and Learn CW’s directors and officers have interests in such proposal that are different from, or in addition to, those of Learn CW shareholders and warrant holders generally. The members of the LCW Board were aware of and considered these interests when approving the Business Combination Agreement and recommending that Learn CW shareholders approve the Business Combination. The members of the LCW Board determined that the overall benefits expected to be received by Learn CW and its shareholders outweighed any potential risk created by the conflicts stemming from these interests. Additionally, the members of the LCW Board determined that these interests could be adequately disclosed to shareholders in this proxy statement/consent solicitation statement/prospectus and that Learn CW shareholders could take them into consideration when deciding whether to vote in favor of the proposals set forth herein. These interests include, among other things, the interests listed below:
Prior to Learn CW’s IPO, the Sponsor Persons purchased 7,187,000 Learn CW Class B Ordinary Shares for an aggregate purchase price of $25,000, or approximately $0.003 per share, and on August 20, 2021 and September 9, 2021, the Sponsor effected a surrender of 1,287,000 Learn CW Class B Ordinary Shares and 150,000 Learn CW Class B Ordinary Shares, respectively, to Learn CW for no consideration, resulting in a decrease in the total number of Learn CW Class B Ordinary Shares outstanding from 7,187,000 to 5,750,000, of which 5,630,000 are held by the

Sponsor and 120,000 are held by Learn CW’s directors. If Learn CW does not consummate a business combination by the Extended Date, it would cease all operations except for the purpose of winding up, redeeming all of the issued and outstanding public shares for cash and, subject to the approval of its remaining shareholders and the LCW Board, liquidating and dissolving, subject in each case to its obligations under the Cayman Islands Companies Act to provide for claims of creditors and the requirements of other applicable law. In such event, the 5,750,000 Learn CW Class B Ordinary Shares owned by the Sponsor Persons would be worthless because following the redemption of the public shares, Learn CW would likely have few, if any, net assets and because the Sponsor Persons have agreed to waive their respective rights to liquidating distributions from the Trust Account in respect of any Learn CW Class A Ordinary Shares and Learn CW Class B Ordinary Shares held by it or them, as applicable, if Learn CW fails to complete a business combination within the required period. Additionally, in such event, the 7,146,000 Learn CW Private Placement Warrants purchased by the Sponsor simultaneously with the consummation of Learn CW’s IPO for an aggregate purchase price of $7,146,000 will also expire worthless. The 5,000,000 shares of Holdco Common Stock into which the 5,000,000 Learn CW Class B Ordinary Shares held by the Sponsor Persons will automatically convert in connection with the Business Combination (after giving effect to the forfeiture of 750,000 Class B Ordinary Shares pursuant to the Sponsor Support Agreement and assuming no forfeiture of the At Risk Sponsor Shares), if unrestricted and freely tradable, would have had an aggregate market value of $[ ] based upon the closing price of $[ ] per public share on the NYSE on [ ], the most recent practicable date prior to the date of this proxy statement/consent solicitation statement/prospectus. The 7,146,000 shares of Holdco Common Stock into which the 7,146,000 Learn CW Private Placement Shares held by the Sponsor will automatically convert in connection with the Business Combination, if unrestricted and freely tradable, would have had an aggregate market value of $[ ], based upon the closing price of $[ ] per public share on the NYSE on [ ], the most recent practicable date prior to the date of this proxy statement/consent solicitation statement/prospectus. The 7,146,000 Holdco Warrants into which the 7,146,000 Learn CW Private Placement Warrants held by the Sponsor will convert in connection with the Innventure Merger, if unrestricted and freely tradable, would have had an aggregate market value of $[ ] based upon the closing price of $[ ] per public warrant on the NYSE on [ ], the most recent practicable date prior to the date of this proxy statement/consent solicitation statement/prospectus.
If Learn CW is unable to complete a business combination within the required time period, the Sponsor and its affiliates have non-reimbursable funds at risk that depends on completion of a business combination, including (a) $25,000 representing the aggregate purchase price paid for the Learn CW Class B Ordinary Shares (having an estimated market value of $[  ] based upon the closing price of $[  ] per Learn CW Class A Ordinary Share on the NYSE on [  ], 2024, the record date for the extraordinary general meeting) (b) $7,146,000 representing the aggregate purchase price paid for the Private Placement Warrants (having an estimated market value of $[  ] based upon the closing price of $[  ] per Learn CW Public Warrant on the NYSE on [  ], 2024, the record date for the extraordinary general meeting), and (c) $[ ] representing the aggregate amount owed to the Sponsor by Learn CW pursuant to outstanding promissory notes. The Sponsor also owns 770,000 Learn CW Units, which were purchased in the IPO at a purchase price of $10.00 per Learn CW Unit. As discussed elsewhere in this proxy statement/consent solicitation/prospectus, Robert Hutter and Adam Fisher, who serve as directors on the Learn CW Board and as Learn CW's Chief Executive Officer and President, respectively, may be deemed to indirectly beneficially own the 5,630,000 Learn CW securities that are directly beneficially owned by the Sponsor, which have an estimated market value of $[  ] based upon the closing price of $[  ] per Learn CW Class A Ordinary Share on the NYSE on [  ], 2024. In total, the aggregate dollar amount that the Sponsor and, by extension, these officers have at risk is $[  ] as of [  ]. See “Beneficial Ownership of Securities --Learn CW Beneficial Ownership of Securities prior to the Business Combination.”
In addition, the independent directors of the LCW Board hold 120,000 Learn CW Class B Ordinary Shares in the aggregate, having an estimated market value of $[  ] based upon the closing price of $[  ] per Learn CW Class A Ordinary Share on the NYSE on [  ]. 2024, the record date for the extraordinary general meeting. The independent directors of the LCW Board did not pay any consideration in connection with the receipt of such shares.
As a result of the low initial purchase price (consisting of $25,000 for the 5,750,000 Learn CW Class B Ordinary Shares, or approximately $0.003 per share, and $7,146,000 for the Private Placement Warrants), the Sponsor, its affiliates and Learn CW’s management team stand to earn a positive rate of return or profit on their investment, even if other shareholders, such as Learn CW’s public shareholders, experience a negative rate of return because the post-business combination company subsequently declines in value. Thus, the Sponsor, our officers and directors, and their respective affiliates may have more of an economic incentive for us to, rather than liquidate if we fail to complete our initial business combination by the Extended Date, enter into an initial business combination on potentially less favorable terms with a potentially less favorable, riskier, weaker-performing or financially unstable business, or an entity lacking an established record of revenues or earnings, than would be the case if such parties had paid the full offering price for their Learn CW Class B Ordinary Shares.
The Sponsor (including its representatives and affiliates) and Learn CW’s directors and officers, are, or may in the future become, affiliated with entities that are engaged in a similar business to Learn CW. The Sponsor Persons are not prohibited from sponsoring, or otherwise becoming involved with, any other blank check companies prior to Learn CW completing its initial business combination. Moreover, certain of Learn CW’s directors and officers have time and attention requirements for investment funds of which affiliates of the Sponsor are the investment managers. Learn CW’s directors and officers also may become aware of business opportunities which may be appropriate for presentation to Learn CW, and the other entities to which they owe certain fiduciary or contractual duties. Accordingly, they may have had conflicts of interest in determining to which entity a particular business opportunity should be presented. These conflicts may not be resolved in Learn CW’s favor and such potential business opportunities may be presented to other entities prior to their presentation to Learn CW, subject to applicable fiduciary duties under the Cayman Islands Companies Act. Learn CW’s Cayman Constitutional Documents provide that Learn CW renounces its interest in any corporate opportunity offered to any director or officer of Learn CW unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of Learn CW and it is an opportunity that Learn CW is able to complete on a reasonable basis.
Learn CW’s existing directors and officers will be eligible for continued indemnification and continued coverage under Learn CW’s directors’ and officers’ liability insurance after the Business Combination and pursuant to the Business Combination Agreement.
In the event that Learn CW fails to consummate a business combination within the prescribed time frame (pursuant to the Cayman Constitutional Documents), or upon the exercise of a redemption right in connection with the Business Combination, Learn CW will be required to provide for payment of claims of creditors that were not waived that may be brought against Learn CW within the ten years following such redemption. In order to protect the amounts held in Learn CW’s Trust Account, the Sponsor has agreed that it will be liable to Learn CW if and to the extent any claims by a third-party (other than Learn CW’s independent registered public accounting firm) for services rendered or products sold to Learn CW, or a prospective target business with which Learn CW has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per public share or (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets, in each case, net of the amount of interest which may be withdrawn to pay taxes, except as to any claims by a third-party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the indemnity of the underwriters of Learn CW’s IPO against certain liabilities, including liabilities under the Securities Act.
Commencing on the effective date of the prospectus filed in connection with Learn CW’s IPO, Learn CW agreed to reimburse the Sponsor for out-of-pocket expenses through the completion of the Business Combination or Learn CW liquidation.
In addition, Learn CW’s executive officers and directors, or any of their respective affiliates, including the Sponsor and other entities affiliated with Learn CW and the Sponsor, are entitled to reimbursement of any out-of-pocket expenses incurred by them in connection with activities on Learn CW’s behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on Learn CW’s behalf. However, if Learn CW fails to consummate a business combination by the Extended Date, they will not have any claim against the Trust Account for reimbursement. Learn CW’s officers and directors, and their affiliates, expect to incur (or guaranty) approximately $[ ] million of transaction expenses (excluding the deferred underwriting commissions being held in the Trust Account). Accordingly, Learn CW may not be able to reimburse these expenses if the Business Combination or another business combination, is not completed by such date.
Pursuant to the A&R Registration Rights Agreement, the Sponsor and certain other holders of the Holdco Common Stock will have the right to require Holdco, at Holdco’s expense, to register Holdco Common Stock that they hold on customary terms for a transaction of this type, including customary demand and piggyback registration rights. The A&R Registration Rights Agreement will also provide that Holdco will pay certain expenses of the electing holders relating to such registrations and indemnify them against certain liabilities that may arise under the Securities Act.

The existence of financial and personal interests of one or more of Learn CW’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Learn CW and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Learn CW’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Shareholder Proposal No. 1 — The Business Combination Proposal — Interests of Learn CW’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.
The personal and financial interests of the Sponsor Persons may have influenced their motivation in identifying and selecting Innventure as a business combination target, completing an initial business combination with Innventure and influencing the operation of the business following the Business Combination. In considering the recommendations of the LCW Board to vote for the proposals, its shareholders should consider these interests.
Learn CW has not obtained an opinion from an unaffiliated third party as to the fairness of the Business Combination to its stockholders.
Learn CW is not required to obtain an opinion from an unaffiliated third party that the price it is paying in the Business Combination is fair to its public stockholders from a financial point of view and it has not obtained such an opinion. Learn CW's public stockholders therefore, must rely solely on the judgment of the Board in determining the value of the Business Combination. The lack of a third-party fairness opinion may also lead to an increased number of Learn CW stockholders to vote against the Business Combination or demand redemption of their shares, which could potentially impact our ability to consummate the Business Combination.
The exercise of Learn CW’s directors’ and executive officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in Learn CW’s shareholders’ best interest.
In the period leading up to the Closing, events may occur that, pursuant to the Business Combination Agreement, would require Learn CW to agree to amend the Business Combination Agreement, to consent to certain actions taken by Innventure or to waive rights to which Learn CW is entitled to under the Business Combination Agreement. Such events could arise because of changes in the course of Innventure’s business or a request by Innventure to undertake actions that would otherwise be prohibited by the terms of the Business Combination Agreement. In any of such circumstances, it would be at Learn CW’s discretion to grant its consent or waive those rights. The existence of financial and personal interests of one or more of the directors described in the preceding risk factors (and described elsewhere in this proxy statement/consent solicitation statement/prospectus) may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is best for Learn CW and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining whether or not to take the requested action. As of the date of this proxy statement/consent solicitation statement/prospectus, Learn CW does not believe there will be any changes or waivers that Learn CW’s directors and executive officers would be likely to make after shareholder approval of the Business Combination Proposal has been obtained. While certain changes could be made without further shareholder approval, Learn CW will circulate a new or amended proxy statement/consent solicitation statement/prospectus and resolicit Learn CW’s shareholders if changes to the terms of the transaction that would have a material impact on its shareholders are required prior to the vote on the Business Combination Proposal.
Learn CW and Innventure will incur significant transaction and transition costs in connection with the Business Combination.
Learn CW and Innventure have both incurred and expect to incur significant costs in connection with consummating the Business Combination. We estimate that combined transaction expenses for Learn CW and Innventure will equal approximately $18.7 million, in total (without taking into account the Learn CW Shareholder Redemption). Additionally, Holdco is expected to incur significant costs to operate as a public company following the consummation of the Business Combination, including, potentially, costs incurred to retain key employees.
Legal proceedings in connection with the Business Combination or otherwise, the outcomes of which are uncertain, could delay or prevent the completion of the Business Combination.
In connection with business combination transactions similar to the proposed Business Combination, it is not uncommon for lawsuits to be filed against the parties and/or their respective directors and officers alleging, among other things, that the proxy statement/consent solicitation statement/prospectus provided to shareholders contains false and misleading statements and/or omits material information concerning the transaction. Although no such lawsuits have yet been filed in connection with the Business Combination, it is possible that such actions may arise and, if such actions do arise, they generally seek, among other things, injunctive relief and an award of attorneys’ fees and expenses. Defending such lawsuits could require Innventure and Learn CW to incur significant costs and draw the attention of Innventure’s and Learn CW’s management teams away from the consummation of the Business Combination. Further, the defense or settlement of any lawsuit or claim that remains unresolved at the time the Business Combination is consummated may adversely affect Holdco’s business, financial condition, results of operations and cash flows. Such legal proceedings could delay or prevent the Business Combination from being consummated within the expected timeframe.
The announcement of the proposed Business Combination could disrupt Innventure’s and the Innventure Companies’ relationships with its suppliers, business partners and others, as well as its operating results and business generally.
Risks relating to the impact of the announcement of the Business Combination on Innventure’s and the Innventure Companies’ businesses include the following:
•
their employees may experience uncertainty about their future roles, which might adversely affect Innventure’s and the Innventure Companies’ ability to retain and hire key personnel and other employees;

•
suppliers, business partners and other parties with which Innventure and the Innventure Companies maintain business relationships may experience uncertainty about their future and seek alternative relationships with third parties, seek to alter their business relationships with Innventure and the Innventure Companies or fail to extend an existing relationship with Innventure and the Innventure Companies; and

•	Innventure has expended and will continue to expend significant costs, fees and expenses for professional services and transaction costs in connection with the proposed Business Combination.
If any of the aforementioned risks were to materialize, they could lead to significant costs which may impact Holdco’s results of operations and cash available to fund its business.
Subsequent to consummation of the Business Combination, Holdco may be exposed to unknown or contingent liabilities and may be required to subsequently take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on Holdco’s financial condition, results of operations and Holdco’s share price, which could cause you to lose some or all of your investment.
We cannot assure you that the due diligence conducted in relation to Innventure and the Innventure Companies has identified all material issues or risks associated with Innventure, the Innventure Companies or the industries in which they compete.
Furthermore, Learn CW cannot assure you that factors outside of Innventure’s and Learn CW’s control will not later arise. As a result of these factors, Holdco may be exposed to liabilities and incur additional costs and expenses and Holdco may be forced to later write-down or write-off assets, restructure its operations, or incur impairment or other charges that could result in Holdco’s reporting losses. Even if Learn CW’s due diligence has identified certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with Learn CW’s preliminary risk analysis. If any of these risks materialize, this could have a material adverse effect on Holdco’s financial condition and results of operations and could contribute to negative market perceptions about our securities or Holdco. Additionally, Learn CW has no indemnification rights under the Business Combination Agreement.
Accordingly, any shareholders or warrant holders of Learn CW who choose to remain Holdco stockholders or warrant holders following the Business Combination could suffer a reduction in the value of their shares, warrants and units. Such shareholders or warrant holders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by Learn CW’s directors or officers of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the registration statement or proxy statement/consent solicitation statement/prospectus relating to the Business Combination contained an actionable material misstatement or material omission.

Investors may not have the same benefits as an investor in an underwritten public offering.
Learn CW is already a publicly traded company. Therefore, the Business Combination and the transactions described in this proxy statement/consent solicitation statement/prospectus are not an underwritten initial public offering of Learn CW’s securities and differ from an underwritten initial public offering in several significant ways, which include, but are not limited to, the following:
Like other business combinations and spin-offs, in connection with the Business Combination, investors will not receive the benefits of the due diligence performed by the underwriters in an underwritten public offering. Investors in an underwritten public offering may benefit from the role of the underwriters in such an offering. In an underwritten public offering, an issuer initially sells its securities to the public market via one or more underwriters, who distribute or resell such securities to the public. Underwriters have liability under the U.S. securities laws for material misstatements or omissions in a registration statement pursuant to which an issuer sells securities. Because the underwriters have a “due diligence” defense to any such liability by, among other things, conducting a reasonable investigation, the underwriters and their counsel conduct a due diligence investigation of the issuer. Due diligence entails engaging legal, financial and/or other experts to perform an investigation as to the accuracy of an issuer’s disclosure regarding, among other things, its business and financial results. Auditors of the issuer will also deliver a “comfort” letter with respect to the financial information contained in the registration statement. In making their investment decision, investors have the benefit of such diligence in underwritten public offerings. Learn CW’s investors must rely on the information in this proxy statement/consent solicitation statement/prospectus and will not have the benefit of an independent review and investigation of the type normally performed by an independent underwriter in a public securities offering. While sponsors, private investors and management in a business combination undertake a certain level of due diligence, it is not necessarily the same level of due diligence undertaken by an underwriter in a public securities offering and, therefore, there could be a heightened risk of an incorrect valuation of Learn CW’s business or material misstatements or omissions in this proxy statement/consent solicitation statement/prospectus.
In addition, because there are no underwriters engaged in connection with the Business Combination, prior to the opening of trading on [NYSE American] on the trading day immediately following the Closing, there will be no traditional “roadshow” or book building process, and no price at which underwriters initially sold shares to the public to help inform efficient and sufficient price discovery with respect to the initial post-closing trades on [NYSE American]. Therefore, buy and sell orders submitted prior to and at the opening of initial post-closing trading of our securities will not have the benefit of being informed by a published price range or a price at which the underwriters initially sold shares to the public, as would be the case in an underwritten IPO. There will be no underwriters assuming risk in connection with an initial resale of our securities or helping to stabilize, maintain or affect the public price of our securities following the Closing. Moreover, we will not engage in, and have not and will not, directly or indirectly, request financial advisors to engage in, any special selling efforts or stabilization or price support activities in connection with our securities that will be outstanding immediately following the Closing. In addition, since we will become public through a merger, securities analysts of major brokerage firms may not provide coverage of us since there is no incentive to brokerage firms to recommend the purchase of our common stock. No assurance can be given that brokerage firms will, in the future, want to conduct any offerings on our behalf. All of these differences from an underwritten public offering of our securities could result in a more volatile price for our securities.
Further, since there will be no traditional “roadshow,” there can be no guarantee that any information made available in this proxy statement/consent solicitation statement/prospectus and/or otherwise disclosed or filed with the SEC will have the same impact on investor education as a traditional “roadshow” conducted in connection with an underwritten initial public offering. As a result, there may not be efficient or sufficient price discovery with respect to the securities or sufficient demand among potential investors immediately after the Closing, which could result in a more volatile price for the securities.
In addition, the Sponsor, certain members of the LCW Board and its officers, as well as their respective affiliates and permitted transferees, have interests in the Business Combination that are different from or are in addition to those of holders of our securities following completion of the Business Combination, and that would not be present in an underwritten public offering of our securities. Such interests may have influenced the LCW Board in making their recommendation that Learn CW shareholders vote in favor of the approval of the Business Combination and the other proposals described in this proxy statement/consent solicitation statement/prospectus. See the section entitled “Shareholder Proposal No. 1 — The Business Combination Proposal — Interests of Learn CW’s Directors and Executive Officers in the Business Combination.”
Such differences from an underwritten public offering may present material risks to unaffiliated investors that would not exist if we became a publicly listed company through an underwritten IPO instead of upon completion of the Business Combination.
If Learn CW is deemed to be an investment company under the Investment Company Act, Learn CW may be required to institute burdensome compliance requirements and its activities may be restricted, which may make it difficult to complete the Business Combination or force Learn CW to abandon its efforts to complete an initial business combination.
If Learn CW is deemed to be an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”), Learn CW's activities may be restricted, including:
•	restrictions on the nature of Learn CW's investments; and
•
restrictions on the issuance of securities, each of which may make it difficult for Learn CW to complete the Business Combination. In addition, Learn CW may have imposed on it burdensome requirements, including:

○	registration as an investment company;
○	adoption of a specific form of corporate structure; and
○	reporting, record keeping, voting, proxy and disclosure requirements and other rules and regulations.
The amounts held in Learn CW's trust account were initially invested in permitted United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act, having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act that invest only in direct U.S. government treasury obligations until October 2023, when, to mitigate the potential risk that Learn CW could be deemed to be an investment company under the Investment Company Act, the trustee liquidated such investments and moved the proceeds to a demand deposit account.
It is possible that a claim could be made that Learn CW has been operating as, and could be deemed to be, an unregistered investment company. If we are deemed to be an investment company under the Investment Company Act, our activities would be severely restricted. In addition, we would be subject to burdensome compliance requirements. We do not believe that our principal activities will subject us to regulation as an investment company under the Investment Company Act. However, if we are deemed to be an investment company and subject to compliance with and regulation under the Investment Company Act, we would be subject to additional regulatory burdens and expenses for which we have not allotted funds. As a result, unless we are able to modify our activities so that we would not be deemed an investment company, we would expect to abandon our efforts to complete an initial business combination and instead to liquidate. If we were to liquidate, our warrants will expire worthless. This could also cause you to lose the investment opportunity in Innventure, and the chance of realizing future gains on your investment through any price appreciation in the combined company.
The historical financial results of Innventure and unaudited pro forma financial information included elsewhere in this proxy statement/consent solicitation statement/prospectus may not be indicative of what Holdco’s actual financial position or results of operations would have been.
The historical financial results of Innventure included in this proxy statement/consent solicitation statement/prospectus do not reflect the financial condition, results of operations or cash flows they would have achieved as a standalone company during the periods presented or those Holdco will achieve in the future. This is primarily the result of the following factors: (i) Holdco will incur additional ongoing costs as a result of the Business Combination, including costs related to public company reporting, investor relations and compliance with the Sarbanes-Oxley Act; and (ii) Holdco’s capital structure will be different from that reflected in such historical financial statements. Holdco’s financial condition and future results of operations will be materially different from amounts reflected in Learn CW’s historical financial statements included elsewhere in this proxy statement/consent solicitation statement/prospectus, so it may be difficult for investors to compare Holdco’s future results to historical results or to evaluate its relative performance or trends in its business.

Similarly, the unaudited pro forma financial information in this proxy statement/consent solicitation statement/prospectus is presented for illustrative purposes only and has been prepared based on a number of assumptions including, but not limited to, Learn CW being treated as the “acquired” company for financial reporting purposes in the Business Combination and the number of Learn CW Class A Ordinary Shares that are redeemed in connection with the Business Combination. Accordingly, such pro forma financial information may not be indicative of Holdco’s future operating or financial performance and Holdco’s actual financial condition and results of operations may vary materially from Holdco’s pro forma results of operations and balance sheet contained elsewhere in this proxy statement/consent solicitation statement/prospectus, including as a result of such assumptions not being accurate. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”
The calculation of the number of shares of Holdco to be issued to Innventure Members in the transactions will not be adjusted if there is a change in the value of Innventure before the Business Combination is completed.
The number of shares of Holdco Common Stock to be issued to Innventure Members in the transactions will not be adjusted if there is a change in the value of Innventure before the closing of the transactions. As a result, the actual value of the Holdco Common Stock to be received by Innventure Members in the transactions will depend on the value of such shares at and after the closing of the Business Combination.
Neither Innventure Voting Members nor Learn CW’s shareholders will be entitled to appraisal rights in connection with the transactions.
Appraisal rights are statutory rights that, if applicable under law, enable shareholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to shareholders in connection with the extraordinary transaction. Innventure Voting Members are not entitled to appraisal rights in connection with the Business Combination. Learn CW’s shareholders may be entitled to give notice to Learn CW prior to the meeting that they wish to dissent to the Innventure Merger and to receive payment of fair market value for his or her Learn CW Ordinary Shares if they follow the procedures set out in the Cayman Islands Companies Act, noting that any such dissention rights may be limited pursuant to Section 239 of the Cayman Islands Companies Act which states that no such dissention rights shall be available in respect of shares of any class for which an open market exists on a recognized stock exchange at the expiry date of the period allowed for written notice of an election to dissent provided that the Merger Consideration constitutes inter alia shares of any company which at the effective date of the Innventure Merger are listed on a national securities exchange. It is Learn CW’s view that such fair market value would equal the amount which Learn CW shareholders would obtain if they exercise their redemption rights as described herein.
The Business Combination is subject to the satisfaction or waiver of certain conditions, which may not be satisfied or waived on a timely basis, if at all.
The consummation of the Business Combination is subject to customary closing conditions for transactions involving special purpose acquisition companies, any one or more of which may be waived (subject to compliance with applicable law), including, among others:
•
no governmental authority of competent jurisdiction shall have enacted, issued or granted any law (whether temporary, preliminary or permanent), in each case that is in effect and which has the effect of restraining, enjoining or prohibiting the consummation of the transaction;

•	the Holdco Common Stock issuable pursuant to the Business Combination shall have been approved for listing on [NYSE American], subject to official notice of issuance;
•
the parties shall each have performed and complied in all material respects with the obligations, covenants and agreements required by the Business Combination Agreement to be performed or complied with by it at or prior to filing, or a later date as agreed to by the parties;

•	customary bring-down conditions related to the accuracy of the parties’ respective representations, warranties and pre-Closing covenants in the Business Combination Agreement;
•	Holdco’s Registration Statement to be filed with the United States Securities and Exchange Commission shall have become effective; and

•	Learn CW’s shareholder approval.
To the extent that the LCW Board determines that any modifications by the parties, including any waivers of any conditions to the Closing, materially change the terms of the Business Combination, Learn CW will notify its shareholders in a manner reasonably calculated to inform them about the modifications as may be required by law, by publishing a press release, filing a Current Report on Form 8-K and/or circulating a supplement to this proxy statement/consent solicitation statement/prospectus.
See the section entitled “Shareholder Proposal No. 1 — The Business Combination Proposal — Summary of the Business Combination Agreement — Conditions to Closing” for additional information.
Following the consummation of the Business Combination, Holdco’s only significant asset will be its ownership interest in Innventure, and such ownership may not be sufficient to pay dividends or make distributions or loans to enable us to pay any dividends on Holdco Common Stock or satisfy our other financial obligations.
Following the consummation of the Business Combination, Holdco will have no direct operations and no significant assets other than its ownership of Innventure. Learn CW’s shareholders and Innventure Members immediately prior to the Business Combination will become stockholders of Holdco. We will depend on Innventure for distributions, loans and other payments to generate the funds necessary to meet our financial obligations, including our expenses as a publicly traded company and to pay any dividends with respect to Holdco Common Stock. The financial condition and operating requirements of Innventure may limit our ability to obtain cash from Innventure. The earnings from, or other available assets of, Innventure may not be sufficient to pay dividends or make distributions or loans to enable us to pay any dividends on Holdco Common Stock or satisfy our other financial obligations.
This lack of diversification may subject us to numerous economic, competitive and regulatory risks, any or all of which may have a substantial adverse impact upon our financial condition and results of operations.
Learn CW has no specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for Learn CW to complete a business combination with which a substantial majority of Learn CW’s shareholders do not agree.
Learn CW may be able to complete the Business Combination even though a substantial majority of Learn CW’s public shareholders do not agree with the transaction and have redeemed their shares. However, each redemption of Learn CW’s public shares by Learn CW’s public shareholders will reduce the amount in Learn CW’s Trust Account.
If third parties bring claims against Learn CW, the proceeds held in the Trust Account could be reduced and the per- share redemption amount received by shareholders may be less than $10.00 per share (which was the amount per unit initially held in the Trust Account following our IPO).
Learn CW’s placing of funds in the Trust Account may not protect those funds from third-party claims against Learn CW. Although Learn CW has sought and will seek to have all vendors, service providers (other than our independent auditors), prospective target businesses and other entities with which we do business execute agreements with Learn CW waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary duty or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against Learn CW’s assets, including the funds held in the Trust Account. If any third-party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, Learn CW’s management will perform an analysis of the alternatives available to it and will enter into an agreement with a third-party that has not executed a waiver only if management believes that such third-party’s engagement would be significantly more beneficial to Learn CW than any alternative.
Examples of possible instances where we may engage a third-party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason. Upon redemption of Learn CW’s public shares, if Learn CW have not completed our business combination within the required time period, or upon the exercise of a redemption right in connection with Learn CW’s business combination, Learn CW will be required to provide for payment of claims of creditors that were not waived that may be brought against Learn CW within the 10 years following redemption. Accordingly, the per-share redemption amount received by public shareholders could be less than the $10.00 per public share initially held in the Trust Account, due to claims of such creditors.
The Sponsor has agreed that it will be liable to Learn CW if and to the extent any claims by a third-party (other than our independent auditors) for services rendered or products sold to us, or a prospective target business with which Learn CW has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (1) $10.00 per public share or (2) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, except as to any claims by a third-party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under our indemnity of the underwriters of this offering against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third-party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. Learn CW has not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believe that the Sponsor’s only assets are securities of Learn CW’s company. The Sponsor may not have sufficient funds available to satisfy those obligations. Learn CW has not asked the Sponsor to reserve for such obligations, and therefore, no funds are currently set aside to cover any such obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for Learn CW’s business combination and redemptions could be reduced to less than $10.00 per public share. In such event, Learn CW may not be able to complete Learn CW’s business combination, and you would receive such lesser amount per share in connection with any redemption of your public shares. None of Learn CW’s directors or officers will indemnify Learn CW for claims by third parties including, without limitation, claims by vendors.
If, after Learn CW distributes the proceeds in the Trust Account to its public shareholders, Learn CW files an insolvency or bankruptcy petition or an involuntary insolvency or bankruptcy petition is filed against Learn CW that is not dismissed, a bankruptcy court may seek to recover such proceeds, and Learn CW and the LCW Board may be exposed to claims of punitive damages.
If, after Learn CW distributes the proceeds in the Trust Account to our public shareholders, Learn CW files an insolvency or bankruptcy petition or an involuntary insolvency or bankruptcy petition is filed against Learn CW that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or insolvency laws as a voidable preference. As a result, a liquidator could seek to recover some or all amounts received by Learn CW’s shareholders. In addition, the LCW Board may be viewed as having breached its fiduciary duty to our creditors and/or having acted in bad faith, thereby exposing it and Learn CW to claims of punitive damages, by paying public shareholders from the Trust Account prior to addressing the claims of creditors. Learn CW cannot assure you that claims will not be brought against Learn CW for these reasons. Learn CW and our directors and officers who knowingly and willfully authorized or permitted any distribution to be paid out of our share premium account while Learn CW was unable to pay our debts as they fall due in the ordinary course of business would be guilty of an offence and may be liable for a fine of $18,292.68 and imprisonment for five years in the Cayman Islands.
If, before distributing the proceeds in the Trust Account to our public shareholders, Learn CW files an insolvency or bankruptcy petition or an involuntary insolvency or bankruptcy petition is filed against Learn CW that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of our shareholders and the per share amount that would otherwise be received by Learn CW’s shareholders in connection with our liquidation may be reduced.
If, before distributing the proceeds in the Trust Account to Learn CW’s public shareholders, Learn CW files a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against Learn CW that is not dismissed, the proceeds held in the Trust Account could be subject to applicable insolvency law, and may be included in Learn CW’s liquidation estate and subject to the claims of third parties with priority over the claims of Learn CW’s shareholders. To the extent any liquidation claims deplete the Trust Account, the per share amount that would otherwise be received by Learn CW’s shareholders in connection with Learn CW’s liquidation may be reduced.

Learn CW’s shareholders may be held liable for claims by third parties against Learn CW to the extent of distributions received by them upon redemption of their public shares.
If Learn CW is forced to enter into an insolvent liquidation, any distributions received by shareholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, Learn CW was unable to pay its debts as they fall due in the ordinary course of business. As a result, a liquidator could seek to recover all amounts received by Learn CW’s shareholders. Furthermore, Learn CW’s directors may be viewed as having breached their fiduciary duties to Learn CW or Learn CW’s creditors or may have acted in bad faith, thereby exposing themselves and our company to claims, by paying public shareholders from the Trust Account prior to addressing the claims of creditors. Learn CW cannot assure you that claims will not be brought against Learn CW for these reasons.
Learn CW’s public shareholders will experience immediate dilution as a consequence of the issuance of Holdco Common Stock as consideration in the Business Combination and due to future issuances pursuant to the Equity Plan. Having a minority share position may reduce the influence that Learn CW’s current shareholders have on the management of Holdco.
It is anticipated that, immediately following the Business Combination, on a fully-diluted basis, (1) our public shareholders are expected to own approximately 11.0% (assuming the no redemptions scenario) and 1.0% (assuming the maximum redemption scenario) of the outstanding Holdco Common Stock, (2) the Innventure Members are expected to collectively own approximately 51.3% (assuming the no redemptions scenario) or 59.2% (assuming the maximum redemption scenario) of the outstanding Holdco Common Stock, the Sponsor is expected to own approximately 6.2% (assuming the no redemptions scenario) or 5.0% (assuming the maximum redemption scenario) of the outstanding Holdco Common Stock, (3) directors and executive officers of Learn CW are expected to own approximately 6.3% (assuming the no redemptions scenario) or 5.2% (assuming the maximum redemption scenario), (4) Learn CW Public Warrants are expected to represent an ownership interest of approximately 13.6% (assuming the no redemptions scenario) or 15.6% (assuming the maximum redemption scenario), in each case upon exercise thereof, (5) Learn CW Private Placement Warrants are expected to represent an ownership interest of approximately 8.4% (assuming the no redemptions scenario) or 9.7% (assuming the maximum redemption scenario), in each case upon exercise thereof. The percentages reflect the assumptions described in the section entitled “Summary of the Proxy Statement/Consent Solicitation Statement/Prospectus — Ownership of Holdco Following the Business Combination.” If the actual facts are different from these assumptions, the percentage ownership retained by Learn CW’s existing public shareholders in Holdco will be different.
In addition, Innventure employees, consultants and non-employee directors are expected to be granted, equity awards under the Equity Plan following the Business Combination. You will experience additional dilution when those equity awards become vested and settled or exercisable, as applicable, for shares of Holdco Common Stock.
The issuance of additional common stock will significantly dilute the equity interests of existing holders of Learn CW securities and may adversely affect prevailing market prices for our public shares or public warrants.
Upon completion of the Business Combination, the Sponsor will beneficially own a significant equity interest in Holdco and may take actions that conflict with the interests of Learn CW’s public shareholders. The interests of the Sponsor may not align with the interests of Learn CW’s public shareholders in the future. The Sponsor and its affiliates are in the business of making investments in companies and may acquire and hold interests in businesses that compete directly or indirectly with Holdco. The Sponsor and its affiliates, may also pursue acquisition opportunities that may be complementary to Holdco’s business and, as a result, those acquisition opportunities may not be available to Holdco. In addition, the Sponsor may have an interest in Holdco pursuing acquisitions, divestitures and other transactions that, in their judgment, could enhance their investment, even though such transactions might involve risks to Holdco and its stockholders.
Learn CW Warrants will become exercisable for Holdco Common Stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to Holdco’s stockholders.
Outstanding warrants to purchase an aggregate of 18,646,000 shares of Holdco Common Stock will become exercisable in accordance with the terms of the warrant agreement governing those securities. These warrants will become exercisable at any time commencing on the later of 30 days after the completion of the Business Combination and 12 months from the closing of Learn CW’s initial public offering. The exercise price of these warrants will be $11.50 per share, subject to certain adjustments. To the extent such warrants are exercised, additional shares of

Holdco Common Stock will be issued, which will result in dilution to the holders of Holdco Common Stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market or the fact that such warrants may be exercised could adversely affect the market price of Holdco Common Stock. However, there is no guarantee that the public warrants will ever be in the money prior to their expiration, and as such, the warrants may expire worthless. See the section entitled “Risk Factors — Risks Related to the Business Combination and Learn CW — Even if the Business Combination is consummated, the public warrants may never be in the money, and they may expire worthless and the terms of the warrants may be amended in a manner adverse to a holder if holders of at least 51% of the then outstanding public warrants approve of such amendment.”
The exercise price of the Learn CW Warrants is subject to potential adjustment in the event Learn CW issues additional ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of a business combination at a price of less than $9.20 per share.
The Warrant Agreement governing the Learn CW Warrants provides that if (x) Learn CW issues additional ordinary shares or equity-linked securities for capital raising purposes in connection with its business combination at an issue price or effective issue price of less than $9.20 per share (with such issue price or effective issue price to be determined in good faith by the LCW Board and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any founder shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Business Combination on the date of the consummation of the Business Combination (net of redemptions), and (z) the volume weighted average trading price of Learn CW’s ordinary shares during the 20 trading day period starting on the trading day prior to the day on which we consummate the Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price in the Learn CW Warrants will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price. Whether or not this provision would result in anti-dilution adjustments to the Learn CW Warrants cannot be determined until after the consummation of the Business Combination. However, in the event that this provision were expected to be triggered, it could: (i) have an adverse impact on the trading price of the Holdco Common Stock, (ii) lead to an increase in the number of redemptions of Learn CW Class A Ordinary Shares and (iii) make it more difficult to consummate the Business Combination.
If Learn CW’s shareholders fail to properly demand redemption rights, they will not be entitled to redeem their Learn CW Class A Ordinary Shares for a pro rata portion of the Trust Account.
Learn CW’s shareholders may demand that Learn CW redeem their Learn CW Class A Ordinary Shares for a pro rata portion of the Trust Account in connection with the completion of the Business Combination. In order to exercise their redemption rights, Learn CW’s shareholders must deliver their Learn CW Class A Ordinary Shares (either physically or electronically) to Equiniti at least two (2) business days prior to the vote on the Business Combination at the extraordinary general meeting. Any Learn CW public shareholder who fails to properly demand redemption rights will not be entitled to redeem his, her, or its shares for a pro rata portion of the Trust Account. See the section of this proxy statement/consent solicitation statement/prospectus titled “Extraordinary General Meeting of Learn CW — Redemption Rights” for the procedures to be followed if you wish to redeem your Learn CW Ordinary Shares for cash.
Learn CW’s shareholders will not have any rights or interests in funds from the Trust Account, except under certain limited circumstances. Learn CW’s shareholders may therefore be forced to redeem or sell their Learn CW Class A Ordinary Shares or Learn CW Public Warrants in order to liquidate their investment, potentially at a loss.
Learn CW’s shareholders will be entitled to receive funds from the Trust Account only: (i) in connection with a shareholder vote to amend the Cayman Constitutional Documents (A) to modify the substance or timing of Learn CW’s obligation to provide holders of Learn CW Class A Ordinary Shares the right to have their shares redeemed in connection with an initial business combination or to redeem 100% of Learn CW Class A Ordinary Shares if Learn CW does not complete an initial business combination by the Extended Date, or either (i) such earlier date as determined by the LCW Board or (ii) such later time as the members may approve in accordance with the Cayman Constitutional Documents, or (B) with respect to any other provision relating to the rights of shareholders or pre-business combination activity, (ii) in connection with the redemption of all of the issued and outstanding Learn

CW Class A Ordinary Shares if Learn CW is unable to complete an initial business combination by the Extended Date, subject to applicable law and as further described herein, and (iii) if Learn CW’s shareholders redeem their respective shares for cash upon the completion of the Business Combination. In addition, if Learn CW plans to redeem the Learn CW Class A Ordinary Shares because Learn CW is unable to complete a business combination by the Extended Date, for any reason, compliance with Cayman Islands law may require that Learn CW submit a plan of dissolution to Learn CW’s then-existing shareholders for approval prior to the distribution of the proceeds held in the Trust Account. In that case, Learn CW’s shareholders may be forced to wait beyond the Extended Date, before they receive funds from the Trust Account. Accordingly, in order for Learn CW’s shareholders to liquidate their investment, they may be forced to sell their Learn CW Class A Ordinary Shares or Learn CW Public Warrants, potentially at a loss. See the section of this proxy statement/consent solicitation statement/prospectus entitled “Extraordinary General Meeting of Learn CW — Redemption Rights.”
Even if the Business Combination is consummated, the public warrants may never be in the money, and they may expire worthless and the terms of the warrants may be amended in a manner adverse to a holder if holders of at least 51% of the then outstanding public warrants approve of such amendment.
The warrants were issued in registered form under a Warrant Agreement, dated October 12, 2021, by and between American Stock Transfer & Trust Company, LLC, as warrant agent, and Learn CW. The Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 51% of the then outstanding public warrants to make any other change that affects the interests of the registered holders of public warrants. Accordingly, we may amend the terms of the public warrants in a manner adverse to a holder if holders of at least 51% of the then outstanding public warrants approve of such amendment.
Although Learn CW’s ability to amend the terms of the public warrants with the consent of at least 51% of the then outstanding public warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, shorten the exercise period or decrease the number of shares of Holdco Common Stock purchasable upon exercise of a warrant.
Learn CW may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.
Learn CW has the ability to redeem the outstanding warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant if, among other things, the last reported sale price of Holdco Common Stock for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which Learn CW sends the notice of redemption to the warrant holders (the “Reference Value”) equals or exceeds $18.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like). If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. As a result, we may redeem the warrants as set forth above even if the holders are otherwise unable to exercise the warrants. Redemption of the outstanding warrants as described above could force you to: (i) exercise your warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so; (ii) sell your warrants at the then-current market price when you might otherwise wish to hold your warrants; or (iii) accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, Learn CW expects would be substantially less than the market value of your warrants. Learn CW’s Class A Ordinary Shares have never traded above $18.00 per share.
In addition, we have the ability to redeem the outstanding warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant if, among other things, the Reference Value equals or exceeds $10.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganization, recapitalizations and the like). In such case, the holders will be able to exercise their warrants on a cashless basis prior to the redemption for a number of shares of Holdco Common Stock determined based on the redemption date and the fair market value of Holdco Common Stock. Redemption of the outstanding warrants as described above could force you to: (i) exercise your warrants where the value received upon such exercise may be less than the value that would have been received if the warrants were exercised at a later time when the underlying share price is higher; (ii) sell your warrants at the then-current market price when you might otherwise wish to hold your warrants; or (iii) accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, Learn CW expects would be substantially less than the market value of your warrants.

Learn CW has no obligation to notify holders of the warrants that they have become eligible for redemption. However, pursuant to the Warrant Agreement, in the event Learn CW decides to redeem the warrants, Learn CW is required to mail notice of such redemption to the registered warrant holders not less than 30 days prior to the redemption date. The warrants may be exercised any time after notice of redemption is given and prior to the redemption date. None of the Holdco Private Placement Warrants will be redeemable by Learn CW so long as they are held by Learn CW’s Sponsor or its permitted transferees; provided the Holdco Private Placement Warrants may be redeemed in accordance with the Warrant Agreement (and must be redeemed if the public warrants are being redeemed) if the Reference Value equals or exceeds $10.00 per share and does not equal or exceed $18.00 per share.
If Learn CW’s due diligence investigation of Innventure and the Target Companies was inadequate, then Learn CW’s shareholders (as stockholders of Holdco following the Business Combination) could lose some or all of their investment.
Even though Learn CW conducted a due diligence investigation of the Target Companies, Learn CW cannot be sure that this diligence uncovered all material issues that may be present with respect to their respective businesses, or that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of their respective control will not later arise that could adversely affect their respective businesses, financial condition or results of operations.
[NYSE American] may not list Holdco’s securities on its exchange, which could limit investors’ ability to make transactions in Holdco’s securities and subject Holdco to additional trading restrictions.
In connection with the Business Combination, Holdco will be required to demonstrate compliance with [NYSE American’s] initial listing requirements, which may be more rigorous than the NYSE’s continued listing requirements which Learn CW is listed on. Learn CW will apply to have Holdco’s securities listed on [NYSE American] upon consummation of the Business Combination. Learn CW cannot assure you that Holdco will be able to meet all initial listing requirements. Even if Holdco’s securities are listed on [NYSE American], Holdco may be unable to maintain the listing of its securities in the future.
If Holdco fails to meet the initial listing requirements and [NYSE American] does not list its securities on its exchange, neither Learn CW nor Innventure would be required to consummate the Business Combination. In the event that Learn CW and Innventure elected to waive this condition, and the Business Combination was consummated without Holdco’s securities being listed on [NYSE American], or on another national securities exchange, Holdco could face significant material adverse consequences, including:
•	a limited availability of market quotations for Learn CW’s securities;
•	reduced liquidity for Holdco’s securities;
•
a determination that Holdco Common Stock is a “penny stock” which will require brokers trading in Holdco Common Stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for Holdco’s securities;

•	a limited amount of news and analyst coverage; and
•	a decreased ability to issue additional securities or obtain additional financing in the future.
The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.”
If Holdco’s securities were not listed on [NYSE American], such securities would not qualify as covered securities and we would be subject to regulation in each state in which we offer our securities because states are not preempted from regulating the sale of securities that are not covered securities.
Because the market price of shares of Holdco Common Stock will fluctuate, Innventure Members cannot be sure of the value of the Business Combination consideration they will receive.
The market value of Holdco securities at the effective time of the Business Combination may vary significantly from their respective values on the date the Business Combination Agreement was executed or at other dates. Because the exchange ratio with respect to the shares of Holdco Common Stock to be issued in the Business Combination is fixed and will not be adjusted to reflect any changes in the market value of shares of Learn CW Class A Ordinary Shares, the market value of the shares of Holdco Common Stock issued in connection with the Business Combination may be higher or lower than the values of those shares on earlier dates, and may be higher or lower than the value used to determine the exchange ratio. Stock price changes may result from a variety of factors, including changes in the business, operations or prospects of Learn CW, regulatory considerations, and general business, market, industry or economic conditions. Many of these factors are outside of the control of Learn CW.
The market price of shares of Holdco Common Stock after the Business Combination may be affected by factors different from those currently affecting the price of shares of Learn CW.
Upon completion of the Business Combination, Innventure Members will become holders of shares of Holdco Common Stock. Prior to the Business Combination, Learn CW has had limited operations. Upon completion of the Business Combination, Holdco’s results of operations will depend upon the performance of Innventure, which is affected by factors that are different from those currently affecting the results of operations of Learn CW.
If the Business Combination’s benefits do not meet the expectations of financial analysts, the market price of Holdco Common Stock may decline.
The market price of the Holdco Common Stock may decline as a result of the Business Combination if Holdco does not achieve the perceived benefits of the Business Combination as rapidly, or to the extent anticipated by, financial analysts or the effect of the Business Combination on Holdco’s financial results is not consistent with the expectations of financial analysts. Accordingly, holders of Learn CW securities may experience a loss as a result of a decline in the market price of Holdco Common Stock. In addition, a decline in the market price of Holdco Common Stock could adversely affect Holdco’s ability to issue additional securities and to obtain additional financing in the future.
Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or cannot be met.
The completion of the Business Combination is conditioned on the resolution of certain orders, injunctions or decrees by any court or regulatory authority of competent jurisdiction that would prohibit or make illegal the completion of the Business Combination. Learn CW and Innventure believe that the Business Combination should not raise significant regulatory concerns and that Learn CW and Innventure will be able to obtain all requisite regulatory approvals in a timely manner. However, Learn CW and Innventure cannot be certain when or if regulatory approvals will be obtained or, if obtained, the conditions that may be imposed. In addition, neither Learn CW nor Innventure can provide assurance that any such conditions, terms, obligations or restrictions will not result in delay. See the section entitled “Shareholder Proposal No. 1 — The Business Combination Proposal — Summary of the Business Combination Agreement — Closing Conditions.”
Termination of the Business Combination Agreement could negatively impact Learn CW.
If the Business Combination is not completed for any reason, including as a result of Learn CW shareholders declining to approve the proposals required to effect the Business Combination, the ongoing businesses of Learn CW may be adversely impacted and, without realizing any of the anticipated benefits of completing the Business Combination, Learn CW would be subject to a number of risks, including the following:
•
Learn CW may experience negative reactions from the financial markets, including negative impacts on its share price (including to the extent that the current market price reflects a market assumption that the Business Combination will be completed);

•	Learn CW will have incurred substantial expenses and will be required to pay certain costs relating to the Business Combination, whether or not the Business Combination is completed; and
•
since the Business Combination Agreement restricts the conduct of Learn CW’s businesses prior to completion of the Business Combination, Learn CW may not have been able to take certain actions during the pendency of the Business Combination that would have benefitted it as an independent company, and the opportunity to take such actions may no longer be available (see the section entitled “Shareholder Proposal No. 1 — The Business Combination Proposal — Summary of the Business Combination Agreement — Covenants” of this proxy statement/consent solicitation statement/prospectus for a description of the restrictive covenants applicable to Learn CW).

If the Business Combination Agreement is terminated and the LCW Board seeks another business combination target, Learn CW shareholders cannot be certain that Learn CW will be able to find another acquisition target that would constitute a business combination or that such other business combination will be completed. See the section entitled “Shareholder Proposal No. 1 — The Business Combination Proposal — Summary of the Business Combination Agreement — Termination.”
We may not be able to complete an initial business combination with a U.S. target company if such initial business combination would be subject to U.S. foreign investment regulations and review by a U.S. government entity such as the Committee on Foreign Investment in the United States (“CFIUS”), or is ultimately prohibited.
Learn CW is currently incorporated in the Cayman Islands and its Sponsor is owned by three members, the two largest of which are CWAM Investors LLC and Learn Capital, LLC. Each of Adam Fisher and Alan Howard (indirectly through their respective investment vehicles) is a member of CWAM Investors LLC. Robert Hutter is the sole member of Learn Capital, LLC. The non-member manager of the Sponsor is ABF Manager LLC. Mr. Fisher is the sole member of ABF Manager LLC. Messrs. Hutter and Fisher are citizens of the United States of America; Mr. Howard is a citizen of the United Kingdom.
Because U.S. nationals own a majority of the interests of the Sponsor and the Sponsor is controlled by U.S. persons, we do not believe the Sponsor would qualify as a “foreign entity” or “foreign person” under CFIUS regulations.
CFIUS is an interagency committee authorized to review certain transactions involving foreign investment in the United States by foreign persons in order to determine the effect of such transactions on the national security of the United States. Were Learn CW considered to be a “foreign person” under such rules and regulations, any proposed business combination between us and a U.S. business engaged in a regulated industry or which may affect national security could be subject to such foreign ownership restrictions and/or CFIUS review. The scope of CFIUS was expanded by the Foreign Investment Risk Review Modernization Act of 2018 (“FIRRMA”) to include certain non-controlling investments in sensitive U.S. businesses and certain acquisitions of real estate even with no underlying U.S. business. FIRRMA, and subsequent implementing regulations that are now in force, also subject certain categories of investments to mandatory filings. If our potential initial business combination with a U.S. business falls within the scope of foreign ownership restrictions, we may be unable to consummate an initial business combination with such business. In addition, if our potential business combination falls within CFIUS's jurisdiction, we may be required to make a mandatory filing or determine to submit a voluntary notice to CFIUS, or to proceed with the initial business combination without notifying CFIUS and risk CFIUS intervention, before or after closing the initial business combination. CFIUS may decide to block or delay our initial business combination, impose conditions to mitigate national security concerns with respect to such initial business combination or order us to divest all or a portion of a U.S. business of the combined company if we had proceeded without first obtaining CFIUS clearance. The foreign ownership limitations, and the potential impact of CFIUS, may limit the attractiveness of a transaction with us or prevent us from pursuing certain initial business combination opportunities that we believe would otherwise be beneficial to us and our shareholders. As a result, the pool of potential targets with which we could complete an initial business combination may be limited and we may be adversely affected in terms of competing with other special purpose acquisition companies which do not have similar foreign ownership issues. Moreover, the process of government review, whether by CFIUS or otherwise, could be lengthy. Because we have only a limited time to complete our initial business combination, our failure to obtain any required approvals within the requisite time period may require us to liquidate. If we liquidate, our public shareholders may only receive $10.00 per public share plus any accrued interest, and our warrants will expire worthless. This will also cause you to lose any potential investment opportunity in a target company and the chance of realizing future gains on your investment through any price appreciation in the combined company.
Learn CW’s independent registered public accounting firm’s report contains an explanatory paragraph that expresses substantial doubt about Learn CW’s ability to continue as a “going concern.”
As of December 31, 2023, Learn CW had cash and marketable securities held in the Trust Account of $100,304,232 and cash of $116,234 held outside of the Trust Account. Further, Learn CW has incurred and expects to continue to incur significant costs in pursuit of its financing and acquisition plans. Learn CW intends to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account (less income taxes payable), to complete its business combination. To the extent that Learn CW’s share capital or debt is used, in whole or in part, as consideration to complete a business combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies. If Learn CW does not complete the Business Combination with Innventure, it intends to use the funds held outside the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete a business combination.
Learn CW cannot assure you that its plans to raise capital or to consummate an initial business combination will be successful. These factors, among others, raise substantial doubt about Learn CW’s ability to continue as a going concern. The financial statements contained elsewhere in this proxy statement/consent solicitation statement/prospectus do not include any adjustments that might result from Learn CW’s inability to continue as a going concern.
The underwriter of the IPO was to be compensated in part on a deferred basis for already-rendered services in connection with Learn CW’s IPO. However, the underwriter of Learn CW’s IPO has gratuitously waived such compensation. The underwriter had no role in this Business Combination and does not have any responsibility for this proxy statement/consent solicitation statement/prospectus.
Pursuant to the underwriting agreement Learn CW entered into in connection with its IPO, Evercore Group L.L.C. (“Evercore”), as the underwriter of Learn CW’s IPO, was entitled to deferred compensation in the aggregate amount of $9,780,500 as consideration for services rendered to Learn CW in connection with the IPO, which was to become payable upon consummation of a business combination transaction. Even though the services the underwriter owed Learn CW for such deferred compensation had already been provided in full in connection with Learn CW’s IPO, on September 1, 2023, Evercore gratuitously waived its entitlement to the payment of the deferred compensation. Evercore was not provided, and will not be provided, any consideration in exchange for its waiver of their entitlement to the payment of the deferred compensation. Other than with respect to the receipt of the waiver, Learn CW has not had a relationship with Evercore since prior to the time it began discussions with Innventure.
There is no dispute among Learn CW and Evercore with respect to their role as the underwriter of Learn CW’s IPO. Evercore had no role in connection with this Business Combination. The underwriter was not involved in the preparation of any disclosure that is included in this proxy statement/consent solicitation statement/prospectus, or any business analysis underlying such disclosure, and Learn CW shareholders do not have the benefit of any such involvement. Learn CW shareholders should not place any reliance on the fact that Evercore was involved with Learn CW’s IPO.
Learn CW has identified material weaknesses in its internal control over financial reporting that could, if not remediated, result in material misstatements in its financial statements and which may have an impact on Learn CW's ability to timely or accurately report its financial condition or results of operations.
In connection with the preparation of Learn CW's financial statements, certain material weaknesses were identified in Learn CW’s internal control over financial reporting. A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of Learn CW's interim or annual consolidated financial statements will not be prevented or detected on a timely basis. The material weaknesses identified related to the completeness and accuracy of account reconciliations and the accounting for complex financial instruments.
Effective internal controls are necessary for Learn CW to provide reliable financial reports and prevent fraud. Learn CW continues to evaluate steps to remediate its material weaknesses and is in the early stages of designing and implementing a plan to remediate the material weakness identified, which we expect will involve a number of steps to design more comprehensive controls related to the completeness and accuracy of account reconciliations as well as the accounting for complex financial instruments. Learn CW cannot assure you that any measures taken will adequately remediate the material weaknesses and such measures may be time consuming or costly. If Learn CW is unable to successfully remediate the material weaknesses, or if in the future, Learn CW identifies further material weaknesses in its internal control over financial reporting, it may not detect errors on a timely basis, and its financial statements may be materially misstated. Learn CW cannot provide any assurance that these material weaknesses will not have an impact on Learn CW's ability to timely and accurately report its financial condition or results of operations or that any additional material weaknesses will not arise in the future due to a failure to implement and maintain adequate internal control over financial reporting or circumvention of these controls. Learn CW may not be able to conclude on an ongoing basis that it has effective internal control over financial reporting, which could harm its operating results, cause investors to lose confidence in its reported financial information and cause the trading price of its securities to decline.

Innventure has identified material weaknesses in its internal controls over financial reporting that could, if not remediated, result in material misstatements in its financial statements and which may have an impact on Holdco's ability to timely or accurately report its financial condition or results of operations following the consummation of the Business Combination.
In connection with the preparation of Innventure's financial statements, certain material weaknesses were identified in Innventure's internal control over financial reporting. A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of Innventure's interim or annual consolidated financial statements will not be prevented or detected on a timely basis. The material weaknesses identified were as follows:
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Innventure's system of internal controls over financial reporting failed to prevent or detect material adjustments necessary to appropriately present certain complex and significant unusual transactions in accordance with GAAP due primarily to insufficient staffing of personnel possessing the appropriate accounting and financial reporting knowledge and experience to review and monitor third-party consultants;

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Innventure's system of internal controls over financial reporting did not include necessary information technology general controls including related to (i) periodic user access reviews, (ii) user provisioning and de-provisioning, (iii) restriction of privileged access, (iv) authentication settings;

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Innventure did not have sufficient controls related to review of accounting treatment related to equity of publicly traded securities that it holds. As a result, there were several material audit adjustments related to these areas including adjustment of unrealized gains/losses on shares of PCT to fair value; and

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in 2022, Innventure's system of internal controls over financial reporting did not include adequate segregation of duties or review of periodic account reconciliations and financial reporting prepared by accounting personnel, leading to material misstatements in the financial statements relating to the value of the liability of PCT shares owed to others and the change in the liability of shares owed to others.

Effective internal controls are necessary for Innventure to provide reliable financial reports and prevent fraud. Innventure continues to evaluate steps to remediate its material weaknesses. Innventure has engaged external advisors with subject matter expertise to address these material weaknesses and expects to finalize and implement remediation plans in the near future which are expected to address the underlying causes. Furthermore, Innventure has engaged additional external resources to assess its control environment and expects to further engage these external advisors to provide assistance with all elements of the design of the company's program for internal controls over financial reporting, including:
•	expanding Innventure's accounting and finance functions by hiring additional employees within its accounting and finance departments, which has not yet been initiated;
•	developing and implementing formal duties, processes and responsibilities within Innventure's accounting and finance systems;
•	implementing additional controls relating to identification and treatment of unusual significant accounting matters within the financial close and reporting process on a go forward basis.
These remediation measures may be time consuming, costly, and might place significant demands on Innventure's financial and operational resources. The specific time frames needed to fully remediate the identified material weaknesses have not yet been determined.
Innventure cannot assure you that these measures will adequately remediate the material weaknesses described above. The implementation of these remediation measures is in the early stages and will require testing and validation of the design and operating effectiveness of Innventure's internal controls over multiple financial reporting cycles. As a result, because is not clear if Innventure will be able to fully remediate the material weaknesses in a timely manner, there is a possibility that these control deficiencies or others may result in a material misstatement of Holdco's annual or interim financial statements that would not be prevented or detected on a timely basis.
If Innventure is unable to successfully remediate the material weaknesses, or if in the future, Innventure identifies further material weaknesses in its internal controls over financial reporting, it may not detect errors on a timely basis, and its financial statements may be materially misstated. Innventure cannot provide any assurance that these material weaknesses will not have an impact on Holdco's ability to timely and accurately report its financial condition or results of operations or that any additional material weaknesses will not arise in the future due to a failure to implement and maintain adequate internal control over financial reporting or circumvention of these controls. Holdco may not be able to conclude on an ongoing basis that it has effective internal control over financial reporting, which could harm its operating results, cause investors to lose confidence in its reported financial information and cause the trading price of its stock to fall. In addition, as a public company, Holdco will be required to file accurate and timely quarterly and annual reports with the SEC under the Exchange Act. Any failure to report Holdco's financial results on an accurate and timely basis could result in sanctions, lawsuits, delisting of the Holdco Common Stock from [NYSE American] or other adverse consequences that would materially harm its business. In addition, Holdco could become subject to investigations by [NYSE American], the SEC, and other regulatory authorities, and become subject to litigation from investors and stockholders, which could harm its reputation and its financial condition, or divert financial and management resources from its core business.
Innventure will be subject to business uncertainties and contractual restrictions while the Business Combination is pending.
Uncertainty about the effect of the Business Combination on employees and other business participants may have an adverse effect on Innventure and consequently on Learn CW. These uncertainties may impair Innventure’s ability to attract, retain and motivate key personnel until the Business Combination is completed, and could cause others that deal with Innventure to seek to change existing business relationships with Innventure. Retention of certain employees may be challenging during the pendency of the Business Combination, as certain employees may experience uncertainty about their future roles. If key employees depart because of issues relating to the uncertainty or a desire not to remain with the business, Holdco’s business following the Business Combination could be negatively impacted. In addition, the Business Combination Agreement restricts Innventure from making certain expenditures and taking other specified actions without the consent of Learn CW until the Business Combination occurs. These restrictions may prevent Innventure from pursuing attractive business opportunities that may arise prior to the completion of the Business Combination. See the section entitled “Shareholder Proposal No. 1 — The Business Combination Proposal — Summary of the Business Combination Agreement — Covenants.”
Neither Learn CW nor its shareholders will have the protection of any indemnification, escrow, purchase price adjustment or other provisions that allow for a post-closing adjustment to be made to the Merger Consideration in the event that any of the representations and warranties made by Innventure in the Business Combination Agreement ultimately proves to be inaccurate or incorrect.
The representations and warranties contained in the Business Combination Agreement will not survive the completion of the Business Combination, and only the covenants and agreements that by their terms survive such time will do so. As a result, Learn CW and its shareholders will not have the protection of any indemnification, escrow, purchase price adjustment or other provisions that allow for a post-closing adjustment to be made to the Merger Consideration if any representation or warranty made by Innventure in the Business Combination Agreement proves to be inaccurate or incorrect. Accordingly, to the extent such representations or warranties are incorrect, our financial condition or results of operations could be adversely affected.
There may be tax consequences of the LCW Merger that adversely affect holders of Learn CW Ordinary Shares and the Learn CW Public Warrants.
Subject to the PFIC rules discussed and the limitations and qualifications described in the section entitled “Material U.S. Federal Income Tax Consequences” the LCW Merger, should, when taken together with the related transactions in the Business Combination, qualify as a tax-deferred exchange described in Section 351 of the Code for U.S. federal income tax purposes. In addition, the parties intend for U.S. federal income tax purposes the LCW Merger also qualifies as a tax-deferred Reorganization within the meaning of Section 368(a) of the Code to the extent the applicable requirements are satisfied. If the LCW Merger only qualifies as a tax-deferred exchange under Section 351 of the Code and does not qualify as a Reorganization, then the exchange of Learn CW Public Warrants for Holdco Warrants in the LCW Merger would not qualify for tax-deferred treatment and would be taxable as further described in the section entitled “Material U.S. Federal Income Tax Consequences — U.S. Holders.” There are significant factual and legal uncertainties as to whether the LCW Merger will qualify as a Reorganization, including that the assets of Learn CW are only investment-type assets and that it cannot be determined until following the closing of the Business Combination whether Holdco will continue a significant line of Learn CW’s historic business or use a significant portion of Learn CW’s historic business assets. Under Section 368(a) of the Code, a transaction must satisfy certain requirements, including, among others, that the acquiring corporation (or, in the case of certain reorganizations structured similarly to the LCW Merger, its corporate parent) continue, either directly or indirectly through certain controlled corporations, either a significant line of the acquired corporation’s historic business or use a significant portion of the acquired corporation’s historic business assets in a business. However, due to the absence of guidance bearing directly on how the above rules apply in the case of an acquisition of a corporation with only investment-type assets, such as Learn CW, the qualification of the LCW Merger as a Reorganization is not free from doubt and the IRS or a court could take a different position. Moreover, qualification of the LCW Merger as a Reorganization is based on facts which will not be known until the closing of the Business Combination. As a result, Sidley Austin LLP is unable to opine as to whether the LCW Merger constitutes a Reorganization. The Closing of the Business Combination is not conditioned upon the receipt of an opinion of counsel that the Business Combination so qualifies for such tax-deferred treatment, and neither Learn CW nor Holdco intends to request a ruling from the IRS regarding the U.S. federal income tax treatment of the Business Combination. The IRS may disagree with the description of U.S. federal income tax consequences contained herein, and its determination may be upheld by a court. Any such determination could subject an investor or Learn CW to adverse U.S. federal income tax consequences that would be different than those described herein. Accordingly, no assurance can be given that the LCW Merger will qualify for tax-deferred treatment under Section 351 or Section 368(a) of the Code.
Even if the LCW Merger qualifies as a tax-deferred exchange described in Section 351 of the Code or a Reorganization, proposed Treasury Regulations promulgated under Section 1291(f) of the Code and certain other PFIC rules (which have retroactive effective dates) generally require that a U.S. person who disposes of stock of a PFIC (including for this purpose, under a proposed Treasury Regulation that generally treats an “option” to acquire the stock of a PFIC as stock of the PFIC, exchanging Learn CW Warrants for newly issued Holdco Warrants in the LCW Merger) must recognize gain equal to the excess of the fair market value of such PFIC stock over its adjusted tax basis, notwithstanding any other provision of the Code. Learn CW believes that it is likely classified as a PFIC for U.S. federal income tax purposes. As a result, these proposed Treasury Regulations, if finalized in their current form, would generally require a U.S. holder of Learn CW Ordinary Shares to recognize gain under the PFIC rules on the exchange of Learn CW Ordinary Shares for Holdco Common Stock pursuant to the LCW Merger unless such U.S. holder has made certain tax elections with respect to such U.S. holder’s Learn CW Ordinary Shares. These proposed Treasury Regulations, if finalized in their current form, would also apply to a U.S. holder who exchanges Learn CW Warrants for newly issued Holdco Warrants; under current law, however, the elections mentioned above do not apply to Learn CW Warrants. Any gain recognized from the application of the PFIC rules described above would be taxable income with no corresponding receipt of cash. The tax on any such gain would be imposed at the rate applicable to ordinary income and an interest charge would apply based on complex rules designed to offset the tax deferral to such U.S. holder on the undistributed earnings, if any, of Learn CW. It is not possible to determine at this time whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) of the Code may be adopted or how any such Treasury Regulations would apply. For a more complete discussion of the potential application of the PFIC rules to U.S. holders as a result of the LCW Merger, see “Material U.S. Federal Income Tax Consequences — U.S. Holders — Passive Foreign Investment Company Status.”
All investors are urged to consult their tax advisors for the tax consequences of the LCW Merger to their particular situation. For a more detailed description of the U.S. federal income tax consequences associated with the Business Combination, see “Material U.S. Federal Income Tax Consequences.”
Risks Related to the Holdco Common Stock Following the Transactions
The market price of the Holdco Common Stock is likely to be highly volatile, and you may lose some or all of your investment.
Following the Business Combination, the market price of Holdco Common Stock may fluctuate significantly due to a number of factors, some of which may be beyond our control, including those factors discussed in this “Risk Factors” section and many others, such as:
•	actual or anticipated fluctuations in Holdco’s financial condition and operating results, including fluctuations in its quarterly and annual results;
•	developments involving Innventure’s competitors;
•	changes in laws and regulations affecting Innventure’s business;
•	variations in Holdco’s operating performance and the performance of its competitors in general;
•	the public’s reaction to Holdco’s press releases, its other public announcements and its filings with the SEC;

•	additions and departures of key personnel;
•	announcements of significant acquisitions, strategic partnerships, joint ventures or capital commitments by the combined company or its competitors;
•	Holdco’s failure to meet the estimates and projections of the investment community or that it may otherwise provide to the public;
•	publication of research reports about Holdco or Innventure’s industry, or positive or negative recommendations or withdrawal of research coverage by securities analysts;
•	changes in the market valuations of similar companies;
•	overall performance of the equity markets;
•	sales of the Holdco Common Stock by Holdco or its stockholders in the future;
•	trading volume of the Holdco Common Stock;
•	significant lawsuits, including shareholder litigation;
•	failure to comply with the requirements of [NYSE American];
•	general economic, industry and market conditions other events or factors, many of which are beyond Holdco’s control; and
•	changes in accounting standards, policies, guidelines, interpretations or principles.
Volatility in Holdco’s share price could subject Holdco to securities class action litigation.
In the past, securities class action litigation has often been brought against a company following a decline in the market price of its securities. If Holdco faces such litigation, it could result in substantial costs and a diversion of management’s attention and resources, which could harm its business.
If securities or industry analysts do not publish research or reports about Holdco, or publish negative reports, then Holdco’s stock price and trading volume could decline.
The trading market for the Holdco Common Stock will depend, in part, on the research and reports that securities or industry analysts publish about Holdco. Holdco does not have any control over these analysts. If Holdco’s financial performance fails to meet analyst estimates or one or more of the analysts who cover Holdco downgrade its common stock or change their opinion, then Holdco’s stock price would likely decline. If one or more of these analysts cease coverage of Holdco or fail to regularly publish reports on Holdco, it could lose visibility in the financial markets, which could cause Holdco’s stock price or trading volume to decline.
Holdco does not currently intend to pay dividends on its common stock, and, consequently, your ability to achieve a return on your investment will depend on appreciation, if any, in the price of the Holdco Common Stock.
Holdco has no intention to ever declare or pay any cash dividend on its common stock. Holdco currently anticipates that it will retain future earnings for the development, operation and expansion of the business and does not anticipate declaring or paying any cash dividends for the foreseeable future. Any return to stockholders will therefore be limited to the appreciation of their stock. In addition, the terms of any equity or debt instruments that Holdco may issue in the future could contain prohibitions or restrictions on the ability of Holdco to pay dividends on its common stock. There is no guarantee that Holdco Common Stock will appreciate in value or even maintain the price at which stockholders have purchased their shares.
Future sales of shares of the Holdco Common Stock may depress its stock price.
Subject to certain exceptions, the Lock-Up Agreements will provide for certain restrictions on transfer with respect to Holdco Common Stock held by certain stockholders of Holdco. Such restriction will begin upon the Closing Date and end upon the earlier of (A) the expiration of one year after the Closing, and (B) subsequent to the Closing, (i) if the closing price of the Holdco Common Stock equals or exceeds $12.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing, or (ii) the date which the Company completes a merger, liquidation, stock exchange, reorganization or other similar transaction after the Closing that results in all of the public stockholders of the Company having the right to exchange their Holdco Common Stock for cash securities or other property.
However, following the expiration of the applicable lock-up period, such equityholders will not be restricted from selling shares of Holdco Common Stock held by them, other than by applicable securities laws. As restrictions on resale end and registration statements (filed after the Closing to provide for the resale of such shares from time to time) are available for use, the sale or possibility of sale of these shares could have the effect of increasing the volatility in the combined company’s share price or the market price of the Holdco Common Stock could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.
Provisions in the Proposed Certificate of Incorporation and under Delaware law could discourage a takeover that stockholders may consider favorable and may lead to entrenchment of management.
The Proposed Certificate of Incorporation and Proposed Bylaws that will be in effect immediately prior to the Business Combination will contain provisions that could significantly reduce the value of the Holdco Common Stock to a potential acquiror or delay or prevent changes in control or changes in our management without the consent of the Holdco Board. The provisions in Holdco’s charter documents will include the following:
•	a classified board of directors with three-year staggered terms, which may delay the ability of stockholders to change the membership of a majority of the Holdco Board;
•	no cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;
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the exclusive right of the Holdco Board, unless the board of directors grants such a right to the holders of any series of preferred stock, to elect a director to fill a vacancy created by the expansion of the board of directors or the resignation, death or removal of a director, which prevents stockholders from being able to fill vacancies on our board of directors;

•	the prohibition on removal of directors without cause;
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the ability of the Holdco Board to authorize the issuance of shares of preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquiror;

•	the ability of the Holdco Board to alter Holdco’s amended and restated bylaws without obtaining stockholder approval;
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the required approval of at least 2/3 of the shares entitled to vote to amend or repeal Holdco’s amended and restated bylaws or amend, alter or repeal certain provisions of its amended and restated certificate of incorporation;

•	a prohibition on stockholder action by written consent, which forces stockholder action to be taken at an annual or special meeting of Holdco’s stockholders;
•	an exclusive forum provision providing that the Court of Chancery of the State of Delaware will be the exclusive forum for certain actions and proceedings;
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the requirement that a special meeting of stockholders may be called only by the Holdco Board, Holdco’s chief executive officer, or the chairman of the Holdco Board, which may delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors;

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advance notice procedures that stockholders must comply with in order to nominate candidates to the Holdco Board or to propose matters to be acted upon at a stockholders’ meeting, which may discourage or deter a potential acquiror from conducting a solicitation of proxies to elect the acquiror’s own slate of directors or otherwise attempting to obtain control of Holdco; and

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Holdco will be subject to the anti-takeover provisions contained in Section 203 of the DGCL, which will prevent Holdco from engaging in a business combination with any holder of 15% or more of its capital stock unless the holder has held the stock for three years or, among other exceptions, the Holdco Board has approved the transaction.

The exclusive forum clause set forth in the Warrant Agreement may have the effect of limiting an investor’s rights to bring legal action against Learn CW and could limit the investor’s ability to obtain a favorable judicial forum for disputes with us.
The Warrant Agreement provides that (i) any action, proceeding or claim against Learn CW arising out of or relating in any way to the Warrant Agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York and (ii) Learn CW irrevocably submits to such jurisdiction, which jurisdiction will be exclusive. Learn CW has waived or will waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. We note, however, that there is uncertainty as to whether a court would enforce these provisions and that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Section 22 of the Securities Act creates concurrent jurisdiction for state and federal courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.
Notwithstanding the foregoing, these provisions of the Warrant Agreement will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Any person or entity purchasing or otherwise acquiring any interest in any of the Learn CW Warrants (and after the Business Combination, the Holdco Warrants) shall be deemed to have notice of and to have consented to the forum provisions in the Warrant Agreement. If any action, the subject matter of which is within the scope of the forum provisions of the Warrant Agreement, is filed in a court other than a court of the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any holder of the Learn CW Warrants (and after the Business Combination, the Holdco Warrants), such holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located within the State of New York or the United States District Court for the Southern District of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder.
This choice-of-forum provision may limit a warrant holder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with Learn CW, which may discourage such lawsuits. Alternatively, if a court were to find this provision of the Warrant Agreement inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect our business, financial condition and results of operations and result in a diversion of the time and resources of our management and board of directors.
Holdco will be an emerging growth company and smaller reporting company, and Holdco cannot be certain if the reduced reporting requirements applicable to emerging growth companies and smaller reporting companies will make its shares less attractive to investors.
After the completion of the Business Combination, Holdco will be an emerging growth company, as defined in the JOBS Act. For as long as Holdco continues to be an emerging growth company, it may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including exemption from compliance with the auditor attestation requirements under Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. Holdco will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the closing of the IPO, (b) in which Holdco has total annual gross revenue of at least $1.235 billion or (c) in which Holdco is deemed to be a large accelerated filer, which means the market value of shares of the Holdco Common Stock that are held by non-affiliates exceeds $700.0 million as of the prior June 30, and (2) the date on which Holdco has issued more than $1.0 billion in non-convertible debt during the prior three-year period.
In addition, under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies. Holdco expects to use this extended transition period for complying with new or revised accounting standards and, therefore, Holdco will not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

Following the Business Combination, Holdco will also be a smaller reporting company as defined in the Exchange Act. Even after Holdco no longer qualifies as an emerging growth company, it may still qualify as a “smaller reporting company,” which would allow it to take advantage of many of the same exemptions from disclosure requirements including exemption from compliance with the auditor attestation requirements of Section 404 and reduced disclosure obligations regarding executive compensation in this proxy statement/consent solicitation statement/prospectus and Holdco’s periodic reports and proxy statements.
Holdco will be able to take advantage of the smaller reporting company scaled disclosures provided its voting and non-voting common stock held by non-affiliates is less than $250.0 million measured as of a date within four business days after the consummation of the Business Combination, or Innventure’s annual revenue is less than $100.0 million as of the most recently completed fiscal year reported in the Form 8-K filed with Innventure’s Form 10 information. If Holdco is no longer a smaller reporting company after this initial determination, it would need to reflect its re-determined status in any filing that is due after the 45-day period following the consummation of the Business Combination.
If Holdco is determined to be a smaller reporting company following the above determination, it will be able to continue to take advantage of the smaller reporting company scaled disclosures for so long as its voting and non-voting common stock held by non-affiliates is less than $250.0 million measured on the last business day of its second fiscal quarter, or its annual revenue is less than $100.0 million during the most recently completed fiscal year and its voting and non-voting common stock held by non-affiliates is less than $700.0 million measured on the last business day of its second fiscal quarter.
Holdco cannot predict if investors will find its common stock less attractive because the combined company may rely on these exemptions. If some investors find the Holdco Common Stock less attractive as a result, there may be a less active trading market for the common stock and its market price may be more volatile.
Holdco’s shareholders may be diluted following the Closing.
Holdco, including Learn CW, Innventure and the Innventure Companies prior to Closing, may continue to sell shares and issue notes convertible into shares for cash to fund operations, growth, and the creation of new Operating Companies, all of which may dilute Holdco’s future shareholders.
If additional funds are raised through issuances of equity or convertible debt securities, future Holdco shareholders will suffer dilution, which in some cases may be significant, and any new equity securities issued could have rights, preferences and privileges superior to those of holders of Holdco Common Stock.
If Holdco’s estimates or judgments relating to its critical accounting estimates prove to be incorrect or financial reporting standards or interpretations change, the combined company’s results of operations could be adversely affected.
The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Holdco will base its estimates on historical experience, known trends and events, and various other factors that it believes to be reasonable under the circumstances, as provided in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Innventure — Critical Accounting Estimates.” The results of these estimates form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Significant assumptions and estimates may be used in preparing Holdco’s financial statements. Holdco’s results of operations may be adversely affected if its assumptions change or if actual circumstances differ from those in its assumptions, which could cause its results of operations to fall below the expectations of securities analysts and investors, resulting in a decline in the trading price of its common stock.
Additionally, Holdco will regularly monitor its compliance with applicable financial reporting standards and review new pronouncements and drafts thereof that are relevant to it. As a result of new standards, changes to existing standards and changes in their interpretation, Holdco might be required to change its accounting policies, alter its operational policies, and implement new or enhance existing systems so that they reflect new or amended financial reporting standards, or Holdco may be required to restate its published financial statements. Such changes to existing standards or changes in their interpretation may have an adverse effect on its reputation, business, financial position, and profit.

Exclusive forum provisions in the Proposed Certificate of Incorporation and Proposed Bylaws could limit Holdco’s stockholders’ ability to choose their preferred judicial forum for disputes with Holdco or its directors, officers, or employees.
The Proposed Bylaws provide that, unless Holdco consents in writing to the selection of an alternative forum, the sole and exclusive forum for specified legal actions is the Court of Chancery of the State of Delaware (“Delaware Court”). Current and former stockholders are deemed to have consented to the personal jurisdiction of the Delaware Court in connection with any action to enforce that exclusive forum provision and to service of process in any such action. These exclusive forum provisions of the Proposed Bylaws would not apply to actions arising under federal securities laws including suits brought to enforce any liability or duty created by the Securities Act, the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. To the extent that these provisions of the Proposed Bylaws limit a current or former stockholder’s ability to select a judicial forum other than the Delaware Court, they might discourage the specified legal actions, might cause current or former stockholders to incur additional litigation-related expenses, and might result in outcomes unfavorable to current or former stockholders. A court might determine that these provisions of the Proposed Bylaws are inapplicable or unenforceable in any particular action, in which case we may incur additional litigation related expenses in such action, and the action may result in outcomes unfavorable to us, which could have a materially adverse impact on Holdco’s reputation, its business operations, and its financial position or results of operations.
Risks Related to Redemption
Public shareholders who wish to redeem their public shares for a pro rata portion of the Trust Account must comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline. If shareholders fail to comply with the redemption requirements specified in this proxy statement/consent solicitation statement/prospectus, they will not be entitled to redeem their public shares for a pro rata portion of the funds held in the Trust Account.
A public shareholder will be entitled to receive cash for any public shares to be redeemed only if such public shareholder: (1)(a) holds public shares, or (b) if the public shareholder holds public shares through units, the public shareholder elects to separate its units into the underlying public shares and warrants prior to exercising its redemption rights with respect to the public shares; (2) prior to 5:00 p.m., Eastern Time on [ ] (two business days before the scheduled date of the extraordinary general meeting) submits a written request to Equiniti, our transfer agent, that we redeem all or a portion of your public shares for cash, affirmatively certifying in your request if you “ARE” or “ARE NOT” acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act) with any other shareholder with respect to shares of our common stock; and (3) delivers its public shares to our transfer agent physically or electronically through DTC. In order to obtain a physical share certificate, a shareholder’s broker or clearing broker, DTC and our transfer agent will need to act to facilitate this request. It is our understanding that shareholders should generally allot at least two weeks to obtain physical certificates from our transfer agent. However, because we do not have any control over this process or over DTC, it may take significantly longer than two weeks to obtain a physical stock certificate. If it takes longer than anticipated to obtain a physical certificate, public shareholders who wish to redeem their public shares may be unable to obtain physical certificates by the deadline for exercising their redemption rights and thus will be unable to redeem their shares.
If a public shareholder fails to receive notice of our offer to redeem public shares in connection with the Business Combination or fails to comply with the procedures for tendering its shares, such shares may not be redeemed.
If, despite our compliance with the proxy rules, a public shareholder fails to receive our proxy materials, such public shareholder may not become aware of the opportunity to redeem his, her or its public shares. In addition, the proxy materials that we are furnishing to holders of public shares in connection with the Business Combination describe the various procedures that must be complied with in order to validly redeem the public shares. In the event that a public shareholder fails to comply with these procedures, its public shares may not be redeemed. Please see the section entitled “Extraordinary General Meeting of Learn CW — Redemption Rights” for additional information on how to exercise your redemption rights.
If you or a “group” of shareholders of which you are a part are deemed to hold an aggregate of more than 15% of the public shares, you (or, if a member of such a group, all of the members of such group in the aggregate) will lose the ability to redeem all such shares in excess of 15% of the public shares.
A public shareholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 15% of the public shares.

In order to determine whether a shareholder is acting in concert or as a group with another shareholder, we will require each public shareholder seeking to exercise redemption rights to certify to us whether such shareholder is acting in concert or as a group with any other shareholder. Such certifications, together with other public information relating to stock ownership available to us at that time, such as Section 13D, Section 13G and Section 16 filings under the Exchange Act, will be the sole basis on which we make the above-referenced determination. Your inability to redeem any such excess shares will reduce your influence over our ability to consummate the Business Combination and you could suffer a material loss on your investment in us if you sell such excess shares in open market transactions.
Additionally, you will not receive redemption distributions with respect to such excess shares if we consummate the Business Combination. As a result, you will continue to hold that number of shares aggregating to more than 15% of the public shares and, in order to dispose of such excess shares, would be required to sell your stock in open market transactions, potentially at a loss. We cannot assure you that the value of such excess shares will appreciate over time following the Business Combination or that the market price of the public shares will exceed the per-share redemption price. Notwithstanding the foregoing, shareholders may challenge our determination as to whether a shareholder is acting in concert or as a group with another shareholder in a court of competent jurisdiction.
However, our shareholders’ ability to vote all of their shares (including such excess shares) for or against the Business Combination is not restricted by this limitation on redemption.
There is no guarantee that a shareholder’s decision whether to redeem its shares for a pro rata portion of the Trust Account will put the shareholder in a better future economic position.
We can give no assurance as to the price at which a shareholder may be able to sell its public shares in the future following the Closing or any alternative business combination. Certain events following the consummation of any initial business combination, including the Business Combination, may cause an increase in our share price, and may result in a lower value realized now than a shareholder of Learn CW might realize in the future had the shareholder not redeemed its shares. Similarly, if a shareholder does not redeem its shares, the shareholder will bear the risk of ownership of the public shares after the consummation of any initial business combination, and there can be no assurance that a shareholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement/consent solicitation statement/prospectus. A shareholder should consult the shareholder’s own tax and/or financial advisor for assistance on how this may affect his, her or its individual situation.
Learn CW directors may decide not to enforce the indemnification obligation of the Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to public shareholders.
In the event that the proceeds in the Trust Account are reduced below (i) $10.00 per share or (ii) such lesser amount per share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, and the Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, Learn CW’s independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While Learn CW currently expects that its independent directors would take legal action on Learn CW’s behalf against the Sponsor to enforce its indemnification obligations to us, it is possible that Learn CW’s independent directors in exercising their business judgment and subject to Learn CW’s fiduciary duties may choose not to do so in any particular instance. If Learn CW’s independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to public shareholders may be reduced below $10.00 per share.
Risks if the Adjournment Proposal is Not Approved
If the Adjournment Proposal is not approved, and an insufficient number of votes have been obtained to authorize the consummation of the Business Combination, our board of directors will not have the ability to adjourn the extraordinary general meeting to a later date in order to solicit further votes, and, therefore, the Business Combination will not be approved, and, therefore, the Business Combination may not be consummated.
Our board of directors is seeking approval to adjourn the extraordinary general meeting to a later date or dates if, at the extraordinary general meeting, based upon the tabulated votes, there are insufficient votes to approve each of the Condition Precedent Proposals or one or more of the closing conditions under the Business Combination Agreement is not satisfied or waived or if the LCW Board determines before the extraordinary general meeting that it is not necessary or no longer desirable to proceed with the proposals. If the Adjournment Proposal is not approved, our board of directors will not have the ability to adjourn the extraordinary general meeting to a later date and, therefore, will not have more time to solicit votes to approve the Condition Precedent Proposals. In such events, the Business Combination would not be completed.
Risks Related to Innventure’s Business
Innventure’s principal revenues are expected to be earned in the future, through its subsidiaries and through the Innventure Companies, and Innventure depends on its subsidiaries for cash.
Innventure’s principal operation is to partner with MNCs to acquire new intellectual property through newly-created entities where Innventure supports the initial funding and management of the company. Innventure also conducts operations through its subsidiaries, including the investment management services provided to Innventus ESG Fund I, L.P. (the “ESG Fund”). Innventure’s ability to generate cash to meet its obligations or to pay dividends will be highly dependent on the earnings of, and receipt of funds from, these investment management services and its equity ownership interests in the Innventure Companies. The ability of the Innventure Companies or any subsidiary to generate sufficient revenue from future operations to allow Innventure and them to make scheduled payments on their obligations will depend on their future financial performance, which will be affected by a range of economic, competitive and business factors, many of which will be outside of Innventure’s control. Innventure cannot assure you that the cash flow and future earnings of the Innventure Companies will be adequate for the Innventure Companies to service any corporate obligations or operating needs. If the Innventure Companies do not generate sufficient cash flow from future operations to satisfy corporate obligations and operating needs, Innventure may have to: undertake alternative financing plans (such as refinancing), restructure debt, sell assets, reduce or delay capital investments, or seek to raise additional capital. Innventure cannot assure that any such alternative refinancing would be possible, that any assets could be sold, or, if sold, of the timing of the sales and the amount of proceeds realized from those sales, that additional financing could be obtained on acceptable terms, if at all, or that additional financing would be permitted under the terms of Innventure’s various debt instruments then in effect. Innventure’s inability to generate sufficient cash flow from the Innventure Companies to satisfy its obligations, or to refinance its obligations on commercially reasonable terms, would have an adverse effect on its business, financial condition and results of operations. Furthermore, Innventure and the Innventure Companies may incur substantial additional indebtedness in the future that may severely restrict or prohibit the Innventure Companies and other subsidiaries from making distributions, paying dividends or making loans to Innventure.
Innventure may not be successful in finding future opportunities to license or acquire breakthrough technology solutions from MNCs.
Innventure relies on its ability to identify and acquire breakthrough technology solutions from MNCs to create and operate new entities that generate future revenues. If Innventure is unable to reach agreements with MNCs on acceptable terms for license or acquisition of intellectual property related to certain technology solutions, Innventure may have to curtail the founding and operating of new Innventure companies. If Innventure fails to identify and acquire further technology solutions to form the basis of new Innventure companies and does not have sufficient funds or expertise to undertake the necessary development and commercialization activities required to make those companies and the acquired technology solutions commercially viable, Innventure’s business, financial condition, results of operations and prospects may be materially and adversely affected.
If Innventure is deemed to be an investment company under the Investment Company Act, it may be required to institute burdensome compliance requirements and its activities may be restricted, which may make it difficult to operate or to execute its growth plans.
If Innventure is deemed to be an investment company under the Investment Company Act, it will be subject to additional regulatory requirements and its activities may be restricted, including:
•	restrictions on the nature of its investments;
•	limitations on its ability to borrow;
•	prohibitions on transactions with affiliates; and
•	restrictions on the issuance of securities.
Each of these may make it difficult for Innventure to run its business. In addition, the law may impose upon Innventure burdensome requirements, including:

•	registration as an investment company and subsequent regulation as an investment company;
•	adoption of a specific form of corporate structure; and
•	reporting, record keeping, voting, proxy and disclosure requirements and other rules and regulations.
In order to not be regulated as an investment company under the Investment Company Act, unless Innventure can qualify for an exclusion, it must ensure that its activities do not include investing, reinvesting, owning, holding or trading “investment securities” constituting more than 40% of its total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis. Though Innventure does not believe that its principal activities will subject it to the Investment Company Act, if it were deemed to be subject to the Investment Company Act, compliance with these additional regulatory burdens would require additional expense and attention from management for which Innventure has not accounted.
The Innventure Companies are currently pre-revenue early commercial stage companies that may never achieve or sustain profitability.
Innventure is in the process of commercializing the technology solutions around which the Innventure Companies are built. The Innventure Companies rely principally on the commercialization of these technology solutions to generate future revenue growth. To date, such products and services have delivered no revenue. These product offerings and partnering revenues are in their very early stages. The Innventure Companies are pre-revenue early commercial stage companies that evaluate various strategies to achieve their financial goals and commercialization objectives on an ongoing basis. If demand for products and services offered by the Innventure Companies does not increase as quickly as planned, Innventure and the Innventure Companies may be unable to generate revenue or increase revenue levels as expected.
Innventure and the Innventure Companies are not currently profitable. Even if the Innventure Companies succeed in increasing adoption of their products and services by target markets, maintaining and creating relationships with existing and new suppliers and customers, market conditions, particularly related to supply and customer acquisition costs, may result in the Innventure Companies not generating sufficient revenue to achieve or sustain profitability. Should the Innventure Companies fail to generate sufficient revenue to meet their operational needs or achieve profitability, Innventure may be required to make additional investments in them that could adversely impact its own operations and growth plans.
If Innventure or the Innventure Companies are not able to satisfy the requirements imposed by MNC partners or have disagreements with those MNC partners, their relationships with these partners could deteriorate, which could have a material adverse effect on the business of Innventure and the Innventure Companies.
Under the terms of Innventure and the Innventure Companies’ agreements with P&G and Nokia, and any agreements they may enter with future MNC partners, they may be required to obtain or provide certain permits, licenses or other authorizations, provide certain fiscal indemnification to their MNC partners and meet various other terms and conditions. If Innventure and the Innventure Companies fail to comply with the terms and conditions of the applicable MNC agreement, they may incur liabilities to their MNC partners under the applicable MNC agreement. In that situation, the damages Innventure and the Innventure Companies would be subject to would be quantified either by the applicable courts or by third-party valuation firms. If one or more of these MNC agreements is terminated, Innventure’s ability to license other technologies from existing or future MNC partners could be impeded and the underlying value of Innventure’s business could decline significantly.
Innventure may not be able to obtain additional financing to fund the operations and growth of the business.
Innventure and the Innventure Companies may require additional financing to fund their operations or growth. The failure to secure additional financing could have a material adverse effect on the continued development or growth of Innventure and the Innventure Companies. Such financings may result in dilution to stockholders, issuance of securities with priority as to liquidation and dividend and other rights more favorable than common stock, imposition of debt covenants and repayment obligations, or other restrictions that may adversely affect their business. In addition, Innventure may seek additional capital due to favorable market conditions or strategic considerations even if it believes that it has sufficient funds for current or future operating plans. There can be no assurance that financing will be available to Innventure on favorable terms, or at all. The inability to obtain financing when needed may make it more difficult for Innventure and the Innventure Companies to operate their businesses or implement their growth plans.

Innventure’s success will depend on its ability to attract and retain personnel and manage human capital both for itself and the Innventure Companies, while controlling labor costs.
Innventure’s future success depends on its ability to attract, recruit, train, retain, motivate and integrate key personnel for itself and the Innventure Companies, including its management team, key executives, and other key talent, and the management team and key research and development, manufacturing, engineering and sales and marketing personnel for the Innventure Companies. Competition for qualified personnel is intense. The loss or incapacity of existing members of Innventure’s executive management team could adversely affect its operations if it experiences difficulties in hiring qualified successors. The service of Innventure’s executive officers is at-will and may end at any point in time. In addition, all of Innventure and the Innventure Companies’ employees are at-will, which means that either they or the employee may terminate their employment at any time.
Innventure believes that its management team must be able to act decisively to apply and adapt its business model in the rapidly changing markets in which it and the Innventure Companies will compete. In addition, the Innventure Companies rely upon technical and scientific employees or third-party contractors to effectively establish, manage and grow their businesses. Consequently, Innventure believes that its future viability and the future viability of the Innventure Companies will depend largely on their ability to attract and retain highly skilled managerial, sales, scientific and technical personnel. In order to do so, in the future it may need to pay higher compensation or fees to its employees or consultants than currently expected, and such higher compensation payments may have a negative effect on its operating results. Competition for experienced, high-quality personnel is intense, and there is no assurance that Innventure or the Innventure Companies will be able to recruit and retain such personnel. Because of the technical nature of the technologies and products offered by the Innventure Companies, any failure of the Innventure Companies to attract, recruit, train, retain, motivate and integrate qualified personnel could also materially harm Innventure’s operating results and growth prospects.
Innventure’s pursuit of new business strategies and acquisitions could disrupt its ongoing business, present risks not originally contemplated and materially adversely affect its business, reputation, results of operations and financial condition.
Innventure’s growth strategy involves new business strategies and the acquisition of new technologies. These new strategies or future technology acquisitions could disrupt Innventure’s ongoing businesses, which may frustrate Innventure’s MNC partners, the Innventure Companies, and their customers, harming Innventure’s business relationships and causing a loss of revenue and business opportunities. Innventure’s ability to effectively manage its anticipated acquisitions and resulting expansion of operations will also require it to enhance its operational, financial and management controls and infrastructure, human resources policies and reporting systems. These enhancements and improvements will require significant capital expenditures, investments in additional headcount and other operating expenditures and allocation of valuable management and employee resources, which may divert Innventure’s resources from its ongoing businesses. Innventure’s future financial performance and ability to execute on its business plan will depend, in part, on its ability to effectively manage any future technology acquisitions. There are no guarantees Innventure will be able to do so in an efficient or timely manner, or at all.
There is uncertainty regarding Innventure’s ability to maintain liquidity sufficient to operate its business effectively, which raises substantial doubt about its ability to continue as a going concern.
Innventure’s historical financial statements have each been prepared under the assumption that the company will continue as a going concern. The independent registered public accounting firm for Innventure has issued a report on the audited financial statement for the years ended December 31, 2023 and December 31, 2022 for Innventure that includes an explanatory paragraph expressing substantial doubt in Innventure’s ability to continue as a going concern for one year from the date of such report. The ability of Innventure to continue as a going concern is dependent on the company’s ability to obtain additional equity or debt financing or to generate cash flow from operations. Its financial statements do not include any adjustments that might result from the outcome of this uncertainty. The substantial doubt regarding the potential ability of Innventure to continue as a going concern may adversely affect its ability to obtain such debt or equity financing on reasonable terms or at all, or to secure new customers or partnerships, including partnerships with MNCs. Additionally, if Innventure is unable to continue as a going concern, investors, including holders of Holdco Common Stock following the Closing, may lose some or all of their investment.

Risks Related to the Innventure Companies’ Operations
Risks Related to AeroFlexx’s Operations
AFX currently relies on a single facility for all of its operations.
AFX currently relies solely on the operations at its facility in West Chester, Ohio (the “West Chester Facility”). Adverse changes or developments affecting the West Chester Facility could impair AFX’s ability to produce its packaging and its business and prospects, which would negatively affect its financial condition and results of operations. Any shutdown or period of reduced production at the West Chester Facility, which may be caused by regulatory noncompliance or other issues, as well as other factors beyond its control, such as severe weather conditions, natural disaster, fire, power interruption, work stoppage, disease outbreaks or pandemics, equipment failure, delay in supply delivery, or shortages of material, equipment, or labor, would significantly disrupt AFX’s ability to grow and produce liquid packaging products in a timely manner, meet its contractual obligations and operate its business. AFX’s equipment is costly to replace or repair, and AFX’s equipment supply chains may be disrupted in connection with pandemics, trade wars or other factors. If any material amount of AFX’s machinery were damaged, it would be unable to predict when, if at all, it could replace or repair such machinery or find co-manufacturers with suitable alternative machinery, which could adversely affect AFX’s business, financial condition, results of operations and prospects. Performance guarantees may not be sufficient to cover damages or losses, or the guarantors under such guarantees may not have the ability to pay. Any insurance coverage AFX has may not be sufficient to cover all of its potential losses and may not continue to be available to AFX on acceptable terms, or at all.
The failure of AFX’s suppliers to continue to deliver necessary raw materials or other components of its products in a timely manner and to specification could prevent it from delivering products within required time frames and could cause production delays, cancellations, penalty payments and damage to its brand and reputation.
AFX relies on a limited number of foreign third-party suppliers, and in some cases sole suppliers, for the raw materials and components used to manufacture its products, including materials that may be of limited supply. Because AFX is early in the development of its commercial production capacity, it has not yet fully diversified suppliers for critical raw materials. Thus far, AFX has qualified one incumbent raw material film supplier and is working to finalize a raw materials agreement with the same. AFX is also in the process of qualifying a second raw material film supplier, with negotiations for a raw materials agreement to begin after such qualification. AFX intends to continue to work towards diversifying its supplier base for raw materials as product demand grows and multiple suppliers are needed to support business continuity.
If AFX's suppliers provide insufficient inventory to meet customer demand or such inventory is not at the level of quality required to meet its standards or if its suppliers are unable or unwilling to provide AFX with the contracted quantities (as AFX has limited or in some case no alternatives for supply), AFX's results of operations could be materially and negatively impacted. If AFX fails to develop or maintain its relationships with suppliers, or if there is otherwise a shortage or lack of availability of any required raw materials or components, AFX may be unable to manufacture its products or those products may be available only at a higher cost or after a long delay.
Due to increased demand across a range of industries, the global supply chain for certain raw materials and components has experienced significant strain. The COVID-19 pandemic, the global macroeconomic environment, and geopolitical instability have also contributed to and exacerbated this strain. There can be no assurance that the impact of these issues on the supply chain will not continue, or worsen, in the future. Significant delays and shortages could prevent AFX from delivering its products to its customers within required time frames and cause order cancellations, which would adversely impact its cash flows and results of operations.
Failure of AFX’s target customers, who are subject to cyclical downturns, to achieve success or maintain market share could adversely impact AFX’s sales and operating margins.
AFX’s plastic packaging can be used in the production of various consumer products. A customer’s ability to successfully develop, manufacture and market those products is integral to AFX’s success. Cyclical downturns and changing consumer preferences may negatively affect businesses that use AFX’s products, which could adversely affect sales and operating margins. Other factors that could adversely affect the business include (i) failure by a key customer to achieve success or maintain share in markets in which they sell products containing AFX’s materials, including as a result of customer preferences for products other than plastics, (ii) key customers using products developed by others that replace AFX’s business with such customers, (iii) delays in a key customer rolling out products utilizing new technologies developed by AFX, and (iv) operational decisions by a key customer that result in component substitution, inventory reductions and similar changes.
AFX’s ability to establish substantial commercial sales of its products is subject to many risks, any of which could prevent or delay revenue growth and adversely impact its customer relationships, business and results of operations.
AFX’s products may not be approved or accepted by customers, and may not be able to be sold profitably at prices sufficient to establish demand.
Potential customers for AFX products generally have established manufacturing processes and arrangements with suppliers of their product components and may have a resistance to changing these processes and components. These potential customers frequently impose lengthy and complex product qualification procedures on their suppliers, influenced by consumer preference, manufacturing considerations such as process changes and capital and other costs associated with transitioning to alternative components, supplier operating history, established business relationships and agreements, regulatory issues, product liability and other factors, many of which are unknown to, or not well understood by, us. Satisfying these processes may take many months. Similarly, AFX customers may have a resistance to accepting alternative compositions for those products. Additionally, AFX may be subject to product safety testing and may be required to meet certain regulatory and/or product safety standards. Meeting these standards can be a time-consuming and expensive process, and Innventure and AFX may invest substantial time and resources into such qualification efforts without ultimately securing approval.
If AFX is unable to convince these potential customers and the consumers who purchase end-products containing AFX products that use of such products is to their benefit, AFX will not be successful in entering those markets and its business will be adversely affected. Successfully marketing AFX’s products requires that the company continue to improve production, logistics, quality, sales, marketing, digital, managerial, compliance, and related capabilities or make arrangements with third parties to perform these services. If AFX is unable to establish adequate marketing, sales and distribution capabilities, whether independently or with third parties, AFX may not be able to appropriately commercialize such products. There is no assurance that AFX will be able to successfully maintain or increase sales and respond to shifting consumer and CPG buying requirements.
AFX may not be able to meet applicable regulatory requirements for the use of AFX’s products in food grade applications, and, even if the requirements are met, complying on an ongoing basis with the numerous regulatory requirements applicable to AFX’s products and AFX’s facilities will be time-consuming and costly.
The use of AFX’s products in food grade applications is subject to regulation by the U.S. Food and Drug Administration (“FDA”). The FDA has established certain guidelines for the use of recycled plastics in food packaging, as set forth in the “Guidance for Industry - Use of Recycled Plastics in Food Packaging: Chemistry Considerations (August 2006).” In order for AFX’s products to be used in food grade applications, AFX will be required to partner with customers or third-party comanufacturers that possess the required food certifications to do the filling of AFX’s package.
The process of obtaining FDA regulatory approval requires the expenditure of substantial time, of up to one year, and significant financial resources. If AFX decides to partner with qualified customers or third-party co-manufacturers to fill AFX’s package, the search for and negotiations required for such partnerships would require significant time, effort, and financial resources to complete, and may not result in a successful production partnership. All of the above would have an adverse effect on AFX’s business, financial condition, results of operations and prospects.
Furthermore, changes in regulatory requirements, laws and policies, or evolving interpretations of existing regulatory requirements, laws and policies, may result in increased compliance costs, delays, capital expenditures and other financial obligations that could adversely affect AFX’s business, financial condition, results of operations and prospects.
AFX expects to encounter regulations in most if not all of the countries in which AFX may seek to expand, and AFX cannot be sure that it will be able to obtain necessary approvals in a timely manner or at all. If AFX’s products do not meet applicable regulatory requirements in a particular country or at all, then AFX may face reduced market demand in those countries and AFX’s business, financial condition, results of operations and prospects will be adversely affected.

The various regulatory schemes applicable to AFX’s products will continue to apply following initial approval. Monitoring regulatory changes and ensuring our ongoing compliance with applicable requirements is time-consuming and may affect AFX’s business, financial condition, results of operation and prospects. If AFX fails to comply with such requirements on an ongoing basis, AFX may be subject to fines or other penalties, or may be prevented from selling its products, and AFX’s business, financial condition, results of operation and prospects may be harmed.
Risks Related to Accelsius’ Operations
Accelsius is an early-stage company, and its limited operating history makes it difficult to evaluate its future prospects and the risks and challenges it may encounter.
Accelsius has been focused on developing and commercializing data center cooling products since its inception in 2022 and has just delivered its first customer proof-of-concept pilots in Q2 2024. This limited operating history makes it difficult to evaluate Accelsius’ future prospects and the risks and challenges it may encounter. Risks and challenges Accelsius has faced or expects to face include, but are not limited to, its ability to:
•	develop and commercialize its data center cooling products;
•	design and deliver data center cooling products of acceptable performance;
•	increase sales revenue of its connectivity products;
•	forecast its revenue and budget for and manage its expenses;
•	attract new customers and commercial relationships;
•	compete successfully in the industry in which it operates;
•	plan for and manage capital expenditures for its current and future products, and manage its supply chain and supplier relationships related to its current and future products;
•	find, contract with, and retain reliable and commercially reasonable materials, components, and inventory vendors;
•	comply with existing and new or modified laws and regulations applicable to its business in and outside the United States, including compliance requirements of U.S. customs and export regulations;
•	anticipate and respond to macroeconomic changes and changes in the markets in which it operates;
•	maintain and enhance the value of its reputation and brand;
•	develop and protect intellectual property;
•	hire, integrate and retain talented people at all levels of its organization;
•	successfully defend itself in any legal proceeding that may arise and enforce its rights in any legal proceedings it may initiate; and
•
manage and mitigate the adverse effects on its business of any public health emergencies, natural disasters, widespread travel disruptions, security risks including IT security, data privacy, cyber risks, international conflicts, geopolitical tension and other events beyond its control.

If Accelsius fails to address the risks and difficulties that it faces, including those associated with the challenges listed above, its business, financial condition, results of operations, prospects and that of Innventure, could be adversely affected. Further, because Accelsius has limited historical financial data and operates in a rapidly evolving and highly competitive market, any predictions about its future revenue and expenses may not be as accurate as they would be if Accelsius had a longer operating history or operated in a more predictable market. Accelsius has encountered in the past, and will encounter in the future, risks and uncertainties frequently experienced by growing companies with limited operating histories in rapidly changing industries. If Accelsius’ assumptions regarding these risks and uncertainties, which it uses to plan and operate its business, are incorrect or change, or if it does not address these risks successfully, its results of operations could differ materially from its expectations and its business, financial condition, results of operations and prospects could be adversely affected.

The market, including customers and potential investors, may be skeptical of the viability and benefits of Accelsius’ cooling products because they are based on a relatively novel and complex technology.
The market, including customers and potential investors, may be skeptical of the viability and benefits of Accelsius’ cooling products because they are based on a relatively novel and complex technology. There can be no assurance that Accelsius’ products will be understood, approved, or accepted by customers and potential investors or that Accelsius will be able to sell its products profitably at competitive prices and with features sufficient to establish demand. If Accelsius is unable to convince these potential customers of the utility and value of its products or that its cooling solutions are superior to those they currently use, Accelsius will not be successful in entering those markets and its business and results of operations will be adversely affected. If potential investors are skeptical of the success of Accelsius’ cooling products, its ability to raise capital and the value of Holdco stock may be adversely affected.
Accelsius’ cooling products may be subject to increased regulatory scrutiny due to their use of working fluid refrigerants that contain fluorine.
The market and/or regulatory agencies inside and outside the U.S. may elect to curtail the use of polyfluoroalkyl substances (PFAS), including hydrofluoroolefins (HFOs) and hydrochlorofluoroolefins (HCFOs), due to their persistence in the environment, their global warming potential, or their ozone depletion potential. While Accelsius is working to ensure industry best practices use of these commonly available refrigerants as working fluids in Accelsius’ cooling products, unforeseen regulatory changes that limit availability or manufacturing capacity or increase material prices would adversely affect Accelsius business.
Risks Related to Intellectual Property
Innventure may be unable to sufficiently protect the intellectual property rights of itself and the Innventure Companies and may encounter disputes from time to time relating to its use of the intellectual property of third parties.
Innventure and the Innventure Companies’ core business relies on intellectual property acquired or licensed from MNCs. Innventure monitors and protects against activities that might infringe, dilute, misappropriate or otherwise violate that intellectual property and relies on the relevant patent, trademark and other laws of the U.S. and other countries. However, Innventure, the Innventure Companies, and their MNC partners may be unable to prevent their employees, consultants or other third parties from infringing, diluting, misappropriating or otherwise violating their intellectual property and confidential information without authorization. For example, Innventure filed suit on May 3, 2023, in Brevard County, Florida against a former Nokia employees and a former Innventure employee regarding their use and unauthorized monetization of Accelsius’ intellectual property. Failure to prevail on this and other such cases could have a material adverse effect on Innventure and the Innventure Companies’ business, financial condition, results of operations and prospects.
Even upon the registration of their intellectual property rights, there is no certainty that Innventure’s, the Innventure Companies’ or their MNC partners’ intellectual property rights will provide them with substantial protection or commercial benefit. Despite Innventure, the Innventure Companies’ and their MNC partners’ efforts to protect their intellectual property, some of their innovations may not be protectable, and their intellectual property rights may offer insufficient protection from competition or unauthorized use, lapse or expire, be challenged, narrowed, invalidated, misappropriated by third parties, or be deemed unenforceable or abandoned. In addition, the laws of some non-U.S. jurisdictions, particularly those of certain emerging markets, provide less protection for Innventure and the Innventure Companies’ intellectual property rights than the laws of the U.S. and present greater risks of infringement, misappropriation, dilution or other misuse. To the extent Innventure, the Innventure Companies, and their MNC partners cannot protect their intellectual property and confidential information, unauthorized use and misuse of that intellectual property could harm their competitive position and have a material adverse effect on Innventure’s business, financial condition, results of operations and prospects.
Furthermore, regulations governing domain names may not protect Innventure’s and the Innventure Companies’ trademarks and other proprietary rights that may be displayed on or in conjunction with their website and other marketing media. Innventure may be unable to prevent third parties from acquiring or retaining domain names that are similar to, infringe upon, or diminish the value of their respective trademarks and other proprietary rights.
Despite Innventure’s efforts to protect these rights, unauthorized third parties may attempt to duplicate or copy the proprietary aspects of its technology and processes. Innventure’s competitors and other third parties independently may design around or develop similar technology or otherwise duplicate Innventure’s services or products such that Innventure could not assert its intellectual property rights against them. In addition, Innventure’s contractual arrangements may not effectively prevent disclosure of its intellectual property and confidential and proprietary information or provide an adequate remedy in the event of an unauthorized disclosure. Measures in place may not prevent misappropriation or infringement of Innventure’s intellectual property or proprietary information and the resulting loss of competitive advantage, and Innventure may be required to litigate to protect its intellectual property and proprietary information from misappropriation or infringement by others, which is expensive, could cause a diversion of resources and may not be successful.
Innventure also may encounter disputes from time to time concerning intellectual property rights of others, and it may not prevail in these disputes. Third parties may raise claims against Innventure alleging that Innventure, its employees, consultants or other third parties retained or indemnified by Innventure, infringe, dilute, misappropriate or otherwise violate their intellectual property rights. Some third-party intellectual property rights may be extremely broad, and it may not be possible for Innventure to conduct its operations in such a way as to avoid all alleged violations of such intellectual property rights and thus, Innventure cannot be certain that its technologies or products and services do not infringe valid patents, trademarks, copyrights or other proprietary rights held by third parties. Given the complex, rapidly changing and competitive technological and business environment in which Innventure operates, and the potential risks and uncertainties of intellectual property-related litigation, an assertion of an infringement claim against Innventure may cause Innventure to spend significant amounts to defend the claim, even if Innventure ultimately prevails, pay significant money damages, lose significant revenues, be prohibited from using the relevant systems, processes, technologies or other intellectual property (temporarily or permanently), cease offering certain products or services, or incur significant license, royalty or technology development expenses.
Moreover, it has become common in recent years for individuals and groups to purchase intellectual property assets for the sole purpose of making claims of infringement and attempting to extract settlements from companies such as Innventure. Even in instances where Innventure believes that claims and allegations of intellectual property infringement against it are without merit, defending against such claims is time consuming and expensive and could result in the diversion of time and attention of Innventure’s management and employees. In addition, although in some cases a third-party may have agreed to indemnify Innventure for such costs, such indemnifying party may refuse or be unable to uphold its contractual obligations. In other cases, insurance may not cover potential claims of this type adequately or at all, and Innventure may be required to pay monetary damages, which may be significant.
General Risk Factors
Innventure, the Innventure Companies, and Innventure’s MNC partners may be negatively impacted by volatility in the political and economic environment, such geopolitical unrest, economic downturns and increases in interest rates, and a period of sustained inflation, which could have an adverse impact on Innventure’s and the Innventure Companies’ business, financial condition, results of operations and prospects.
Trade, monetary and fiscal policies, and political and economic conditions may substantially change, and credit markets may experience periods of constriction and variability. These conditions may impact Innventure’s business. Further rising inflation may negatively impact Innventure and the Innventure Companies’ business and raise its costs. While Innventure and the Innventure Companies will take actions, wherever possible, to reduce the impact of the effects of inflation, in the case of sustained inflation, it could become increasingly difficult to effectively mitigate the increases to Innventure and the Innventure Companies’ costs. If Innventure and the Innventure Companies are unable to take actions to effectively mitigate the effect of the resulting higher costs, Innventure’s business, financial condition, results of operations and prospects could be adversely impacted.
The Federal Reserve recently raised interest rates multiple times in response to concerns about inflation and it may raise them again. Higher interest rates, coupled with reduced government spending and volatility in financial markets may increase economic uncertainty and affect Innventure and the Innventure Companies’ suppliers and potential customers. If the equity and credit markets deteriorate, including as a result of political or economic unrest or war, it may make necessary debt or equity financing. Increased inflation rates can adversely affect Innventure and the Innventure Companies by increasing its costs, including labor and employee benefit costs. In addition, higher inflation, macro turmoil, uncertainty and market-wide liquidity concerns could also adversely affect Innventure and the Innventure Companies’ suppliers and potential customers, which could have an adverse impact on Innventure’s business, financial condition, results of operations and prospects.

Innventure, the Innventure Companies, and their MNC partners face risks and uncertainties related to litigation, regulatory actions and investigations.
Innventure, the Innventure Companies, and their MNC partners are subject to, and may become a party to, a variety of litigation, other claims, suits, regulatory actions and government investigations and inquiries. In addition, from time to time, we may also be involved in legal proceedings and investigations arising in the ordinary course of business, including those relating to employment matters, relationships with collaboration partners, intellectual property disputes, and other business matters. Any such claims or investigations may be time-consuming, costly, divert management resources, or otherwise have a material adverse effect on its business or results of operations.
The results of litigation and other legal proceedings are inherently uncertain and adverse judgments or settlements in some or all of these legal disputes may result in materially adverse monetary damages or injunctive relief against Innventure and the Innventure Companies. Any claims or litigation, even if fully indemnified or insured, could damage its reputation and make it more difficult to compete effectively or obtain adequate insurance in the future.
Cyber-attacks or a failure in Innventure’s information technology and data security infrastructure could adversely affect Innventure’s business and operations.
Innventure relies on information technology systems in connection with various aspects of the operation of its business. Innventure’s business and that of the Innventure Companies depend on the integrity of such information technology systems, which are inherently susceptible to a number of threats, including, but not limited to, viruses, ransomware, malware, malicious codes, hacking, phishing, denial of service actions, human error, network failures, electronic loss of data and other electronic security breaches. A successful material cyber-attack may result in the loss or compromise of customer, financial or operational data, theft of intellectual property, disruption of billing, collections or normal manufacturing activities, disruption of data analytics and electronic monitoring and control of operational systems, loss of revenue, ransomware payments, remediation costs related to lost, stolen or compromised data, repairs to infrastructure, physical systems or data processing systems, increased cybersecurity protection costs or violation of United States and international privacy laws, which may result in litigation. Any of these occurrences could harm Innventure’s reputation or have a material adverse effect on its business, financial condition, results of operation and prospects. Innventure has implemented measures to mitigate potential risks associated with information technology disruptions and cybersecurity threats; however, there is no assurance that these measures will prevent cyber-attacks or security breaches. Although Innventure periodically assesses these risks, implements controls and performs business continuity and disaster recovery planning, it cannot be sure that interruptions with material adverse effects will not occur.
Furthermore, data privacy laws continue to evolve in various jurisdictions, including the scope of consumer and commercial privacy protections. It is possible that data privacy laws, including those that may develop regarding new technologies such as artificial intelligence, may be interpreted in various jurisdictions to apply to our business in the future. As our business grows, it is therefore possible that we will have a higher regulatory risk profile and increased costs as we seek to comply with new regulatory requirements related to the processing of personal and commercial data.
Investors’ expectations of Innventure’s performance relating to environmental, social and governance (“ESG”) factors may impose additional costs and expose it to new risks.
There is an increasing focus from investors, employees, customers and other stakeholders concerning corporate responsibility, specifically related to ESG matters. Some investors may use these non-financial performance factors to guide their investment strategies and, in some cases, may choose not to invest in Innventure if they believe its policies and actions relating to corporate responsibility are inadequate. The growing investor demand for measurement of non-financial performance is addressed by third-party providers of sustainability assessments and ratings with respect to public companies. The criteria by which Innventure’s corporate responsibility practices are assessed may change due to changes in the sustainability landscape, which could cause it to undertake costly initiatives to satisfy such new criteria. If Innventure elects not to or is unable to satisfy such new criteria, investors may conclude that its policies and/or actions with respect to corporate social responsibility are inadequate. Innventure may face reputational damage in the event that it does not meet the ESG standards set by various constituencies.
Climate change, or legal, regulatory or market measures to address climate change may materially adversely affect Innventure’s financial condition and business operations.
Climate change resulting from increased concentrations of carbon dioxide and other greenhouse gases in the atmosphere could present risks to Innventure and the Innventure Companies’ future operations from natural disasters and extreme weather conditions, such as hurricanes, tornadoes, earthquakes, wildfires or flooding. Such extreme weather conditions could pose physical risks to Innventure’s and the Innventure Companies’ facilities and disrupt operation of Innventure and the Innventure Companies’ supply chain and may impact operational costs. The impacts of climate change on global resources may result in scarcity, which could in the future impact Innventure and the Innventure Companies’ ability to access sufficient equipment and materials in certain locations and result in increased costs. Concern over climate change could result in new legal or regulatory requirements designed to mitigate the effects of climate change on the environment. If such laws or regulations are more stringent than current legal or regulatory requirements, Innventure and the Innventure Companies may experience increased compliance burdens and costs to meet the regulatory obligations and may adversely affect raw material sourcing, manufacturing operations and the distribution of Innventure and the Innventure Companies’ products.
Changes in tax laws could adversely affect Innventure and the Innventure Companies.
Innventure and the Innventure Companies operate in various jurisdictions and are subject to changes in applicable tax laws, treaties, or regulations in those jurisdictions. A material change in the tax laws, treaties, or regulations, or their interpretation, of any jurisdiction with which Innventure and the Innventure Companies do business, or in which Innventure and the Innventure Companies have significant operations, could adversely affect Innventure.
For example, during October 2021, the Organisation for Economic Cooperation and Development (the “OECD”) announced that 136 countries and tax jurisdictions have agreed to implement a new “Two Pillar” approach to international taxation. The first detailed draft rules under that approach were published in December 2021. Most countries are expected to introduce new rules in line with the Two Pillar approach for the first time in 2024, although different countries are likely to implement these changes at different times and in different ways, through their individual agreement to tax treaty changes and through changes to their own domestic tax laws.
The first pillar will first establish a new taxing right for countries in which a business has a significant economic presence, even though it may not have the degree of physical presence in that country needed to establish a taxing right under existing tax treaties. This new taxing right is subject to several conditions, exclusions and exceptions, and will initially affect only multinational enterprises with global turnover above 20 billion euros.
The second pillar will establish a Global Minimum Tax Rate of 15%, such that multinational enterprises with an effective tax rate in a jurisdiction below this minimum rate will need to pay additional tax, which could be collected by the parent company’s tax authorities or by those in other countries, depending on whether and how each country implements the OECD’s approach in its tax treaties and domestic tax legislation.
Depending on how the jurisdictions in which Innventure and the Innventure Companies operate choose to implement the OECD’s approach in their tax treaties and domestic tax laws, Innventure and the Innventure Companies could be adversely affected due to its income being taxed at higher effective rates, once these new rules come into force.
Following the consummation of the Business Combination, Holdco will incur significant increased expenses and administrative burdens as a public company, which could have an adverse effect on its business, financial condition and results of operations.
Following the consummation of the Business Combination, Holdco will face increased legal, accounting, administrative and other costs and expenses as a public company that Innventure does not incur as a private company. The Sarbanes-Oxley Act, including the requirements of Section 404 thereof, as well as rules and regulations subsequently implemented by the SEC, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the rules and regulations promulgated and to be promulgated thereunder, the Public Company Accounting Oversight Board (United States) and the securities exchanges, impose additional reporting and other obligations on public companies. Compliance with public company requirements will increase costs and make certain activities more time-consuming. A number of those requirements will require Holdco to carry out activities Innventure has not done previously. For example, Holdco will create new board committees and adopt new internal controls and disclosure controls and procedures. In addition, additional expenses associated with SEC reporting requirements will be incurred. Furthermore, if any issues in complying with those requirements are identified (for example, if the auditors identify material weaknesses in addition to those disclosed herein or a significant deficiency in the internal control over financial reporting), Holdco could incur additional costs rectifying those issues, and the existence of those issues could adversely affect Holdco’s reputation or investor perceptions of it. It may also be more expensive to obtain director and officer liability insurance in such a situation. Risks associated with Holdco’s status as a public company may make it more difficult to attract and retain qualified persons to serve on the board of directors or as executive officers. The additional reporting and other obligations imposed by these rules and regulations will increase legal and financial compliance costs and the costs of related legal, accounting and administrative activities. These increased costs will require Holdco to divert a significant amount of money that could otherwise be used to expand the business and achieve strategic objectives. Advocacy efforts by stockholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase costs.
Holdco’s failure to timely and effectively implement controls and procedures required by Section 404(a) of the Sarbanes-Oxley Act that will be applicable to it after the Business Combination is consummated could negatively impact its business.
Innventure is currently not subject to Section 404 of the Sarbanes-Oxley Act. However, following the consummation of the Business Combination, Holdco will be required to provide management’s attestation on internal controls in accordance with the Sarbanes-Oxley Act. The standards required for a public company under Section 404(a) of the Sarbanes-Oxley Act are significantly more stringent than those required of Innventure as a privately held company. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that will be applicable after the Business Combination. If Holdco is not able to implement the additional requirements of Section 404(a) in a timely manner or with adequate compliance, it may not be able to assess whether its internal controls over financial reporting are effective, which may subject it to adverse regulatory consequences and could harm investor confidence and the market price of its securities.

MARKET PRICE AND DIVIDEND INFORMATION
Learn CW
Market Information
Learn CW Units began trading on the NYSE on October 8, 2021. Each Learn CW Unit consists of one Learn CW Class A Ordinary Share and one-half of one redeemable warrant to purchase one Learn CW Class A Ordinary Share. On November 29, 2021, Learn announced that holders of Learn CW Units could elect to separately trade the Learn CW Class A Ordinary Shares and Learn CW Public Warrants included in the Learn CW Units, commencing that same date. Any Learn CW Units not separated continue to trade on the NYSE under the symbol “LCW.U.” Any underlying Learn CW Class A Ordinary Shares and Learn CW Public Warrants that were separated trade on the NYSE under the symbols “LCW” and “LCW.WS,” respectively. Each warrant entitles the holder to purchase one Learn CW Class A Ordinary Share at a price of $11.50 per share, subject to adjustment as described in Learn CW’s final prospectus dated October 7, 2021, which was filed with the SEC on October 12, 2021. The Learn CW Warrants will become exercisable on the later of thirty (30) days after the completion of the Business Combination or twelve (12) months after the initial public offering closing date and will expire five (5) years after the completion of the Business Combination or earlier upon redemption or liquidation.
Holders
On [ ], 2024, there were [ ] holders of record of Learn CW Units, [ ] holder of record of Learn CW’s separately traded Learn CW’s Class A Ordinary Shares, [ ] holder of record of Learn CW’s Warrants and [ ] holders of record of Learn CW’s Class B Ordinary Shares.
Dividends
Learn CW has not paid any cash dividends on its Learn CW Class A Ordinary Shares to date and does not intend to pay cash dividends prior to the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon Holdco’s revenues and earnings, if any, capital requirements and general financial condition subsequent to the completion of the Business Combination. In addition, the terms of any equity or debt instruments that Holdco may issue in the future could contain prohibitions or restrictions on the ability of the combined company to pay dividends on its common stock. The payment of any cash dividends subsequent to the consummation of the Business Combination will be within the discretion of the Holdco Board. In addition, the LCW Board is not currently contemplating and does not anticipate declaring stock dividends in the foreseeable future nor is it currently expected that the LCW Board will declare any dividends.
Innventure
Summary Historical Market Price
Historical market price data for Innventure is not provided because Innventure is currently a privately-held company. As such, the Innventure Units are not currently listed on a public stock exchange and are not publicly traded. Therefore, no market data is available for Innventure.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Defined terms included below shall have the same meaning as terms defined and included elsewhere in this proxy statement/consent solicitation statement/prospectus. All amounts are reflected in thousands, except for per share amounts and unless otherwise specified.
Introduction
Holdco is providing the following unaudited pro forma condensed combined financial information to aid you in your analysis of the financial aspects of the Business Combination.
On October 11, 2023, Learn CW held a special meeting of its stockholders regarding the Extension Amendment Proposal, at which Learn CW shareholders approved the Extension Amendment. Approximately 59% of the Public Shares in the Trust were redeemed in connection with the Extension Amendment with a proportional reduction in the Trust Account after the satisfaction of such redemptions.
The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.”
Description of the Business Combination
On October 24, 2023, Holdco, Learn CW, LCW Merger Sub, Innventure, and Innventure Merger Sub entered into the Business Combination Agreement which contains customary representations and warranties, covenants, closing conditions, termination provisions and other terms relating to the transactions contemplated thereby.
For more information about the Business Combination, please see the sections entitled “Shareholder Proposal No. 1 — The Business Combination Proposal.”
Accounting Treatment of the Business Combination
This business combination is expected to be accounted for as a reverse recapitalization, equivalent to the issuance of shares by Innventure for the net monetary assets of Learn CW accompanied by a recapitalization. Accordingly, the consolidated assets, liabilities and results of operations of Innventure will become the historical financial statements of the combined entity; the assets, liabilities and results of operations of Learn CW will be consolidated with Innventure beginning on the Closing Date. For accounting purposes, the financial statements of the combined entity (Holdco) will represent a continuation of the financial statements of Innventure. The net assets of Learn CW will be stated at historical costs, with no goodwill or other intangible assets recorded. Operations prior to the transaction will be presented as those of Innventure in future reports of Holdco.
Basis of Pro Forma Presentation
The unaudited pro forma condensed combined balance sheet as of March 31, 2024 gives pro forma effect to the Business Combination as if it had been consummated as of March 31, 2024. The unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2024 and for the year ended December 31, 2023 give pro forma effect to the Business Combination as if it had been consummated as of January 1, 2023, the beginning of the earliest period presented. The unaudited pro forma condensed combined financial information should be read in conjunction with:
•	the accompanying notes to the unaudited pro forma condensed combined financial statements;
•
the historical audited consolidated financial statements of Innventure as of and for the year ended December 31, 2023, included elsewhere in this proxy statement/consent solicitation statement/prospectus;

•	the historical audited financial statements of Learn CW as of and for the year ended December 31, 2023, included elsewhere in this proxy statement/consent solicitation statement/prospectus;
•
the historical unaudited condensed consolidated financial statements of Innventure as of and for the three months ended March 31, 2024, included elsewhere in this proxy statement/consent solicitation statement/prospectus;

•
the historical unaudited condensed financial statements of Learn CW as of and for the three months ended March 31, 2024, included elsewhere in this proxy statement/consent solicitation statement/prospectus;

•
the sections entitled “Learn CW Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Innventure”; and

•	“Shareholder Proposal No. 1 — The Business Combination Proposal,” and other financial information included elsewhere in this proxy statement/consent solicitation statement/prospectus.
The following unaudited pro forma condensed combined financial information has been prepared to illustrate the estimated effects of the Business Combination. It sets forth and is derived from:
•
Innventure’s historical unaudited condensed consolidated financial statements as of and for the three months ended March 31, 2024, and Innventure’s historical audited consolidated financial statements as of and for the year ended December 31, 2023, as included elsewhere in this proxy statement/consent solicitation statement/prospectus;

•
Learn CW’s historical unaudited condensed financial statements as of and for the three months ended March 31, 2024, and Learn CW’s historical audited financial statements as of and for the year ended December 31, 2023, as included elsewhere in this proxy statement/consent solicitation statement/prospectus;

•
Pro forma transaction accounting adjustments to give effect to the Business Combination on the unaudited condensed combined balance sheet as of March 31, 2024, as if the Business Combination closed on March 31, 2024; and

•
Pro forma adjustments to give effect to the Business Combination on the unaudited condensed combined statement of operations for the year ended December 31, 2023 and for the three months ended March 31, 2024, as if the Business Combination closed on January 1, 2023.

The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the post-combination company will experience. Further, the unaudited pro forma condensed combined financial information may not be useful in predicting the future financial condition and results of operations of the post-combination company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma adjustments represent estimates of Innventure’s and Learn CW’s management based on information available at this time and such adjustments may differ materially from the information presented as additional information becomes available and analyses are performed. Innventure’s and Learn CW’s management believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to Innventure’s and Learn CW’s management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.
The unaudited pro forma condensed combined financial information is for illustrative purposes only and may not be useful in predicting the future financial condition and results of operations of Holdco following the Closing. The adjustments included in this unaudited pro forma condensed combined financial information are preliminary and are subject to change. This unaudited pro forma condensed combined financial information does not contemplate any impacts of any synergies for Holdco following the business combination. Future results may vary significantly from the results reflected due to various factors, including those discussed in the section entitled “Risk Factors” beginning on page 25 of this proxy statement/consent solicitation statement/prospectus.
For every $1,000 of additional financing received by Innventure, pro forma Cash, cash equivalents and restricted cash and Total Assets of the combined entity would increase by $1,000 with a corresponding decrease in Total Unitholders' Deficit.

The unaudited pro forma condensed combined financial information has been prepared assuming two redemption scenarios, as follows:
1)
No Redemptions: This presentation assumes that no public stockholders of Learn CW exercise redemption rights (other than those that have already occurred after taking into account the public shares redeemed by Learn CW public shareholders in connection with the Extension Meeting) with respect to their public shares for a pro rata share of the funds in the Trust Account.

2)
Maximum Redemptions: This presentation assumes that stockholders holding 8,568,421 of the public shares will exercise their redemption rights for their pro rata share (approximately $10.79 per share) of the funds in the Trust Account. This scenario gives effect to public share redemptions for aggregate redemption payments of $92,493 using a $10.79 per share redemption price. Additionally, this presentation also contemplates that Learn CW’s initial shareholders have agreed to waive their redemption rights with respect to their founder shares and public shares in connection with the completion of a Business Combination.

The foregoing scenarios are for illustrative purposes only and if the actual facts are different than these assumptions, then the amounts and shares outstanding in the unaudited pro forma condensed combined financial information will be different and those changes could be material.
Accordingly, the actual financial position and results of operations may differ significantly from the pro forma amounts presented herein. The following summarizes the number of Holdco Common Shares outstanding under the redemption scenarios:
	No Redemptions(1)		Maximum Redemptions(2)
Equity capitalization at Closing	Shares	%	Shares	%
Innventure Members(3)	38,485,200	72.9%	38,485,200	90.1%
Learn CW public shareholders	9,338,421	17.7%	770,000	1.8%
Learn CW Sponsor(4)	4,880,000	9.2%	3,312,526	7.8%
Learn CW independent directors	120,000	0.2%	120,000	0.3%
Total shares of Holdco Common Stock outstanding at closing of the Transactions	52,823,621	100.0%	42,687,726	100.0%
(1)
8,568,421 public shares of Learn CW Class A Ordinary Shares are subject to possible redemption resulting from this proxy statement/consent solicitation statement/prospectus vote. For every 100,000 shares redeemed, pro forma cash of the combined entity would reduce by $1,079 with a negligible impact on basic and diluted loss per share.

(2)
Assumes redemptions of 8,568,421 public shares of Learn CW Class A Ordinary Shares in connection with the Business Combination at approximately $10.79 per share based on Learn CW Trust Account figures as of March 31, 2024.

(3)
Represents 38,485,200 shares of Holdco Common Stock to be issued at the Closing as the Merger Consideration. This excludes issuance of up to 5,000,000 Company Earnout Shares because at Closing none of the Milestones will have been achieved and will be considered a liability of Innventure and not an equity interest at Closing.

(4)
Gives effect to the forfeiture of: (i) 750,000 Learn CW Class B Ordinary Shares pursuant to the Sponsor Support Agreement across all scenarios presented; and (ii) an incremental 1,567,474 Learn CW Class B Ordinary Shares for the Maximum Redemptions scenario, reflecting forfeitures of At Risk Sponsor Shares. Further, excludes 344,944 Sponsor Earnout Shares that the Sponsor will receive at Closing, subject to transfer restrictions and potential forfeit if the Milestones are not achieved within seven years because this interest is considered a liability to the Sponsor and not an equity interest at Closing.

The unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of Holdco following the Business Combination. The unaudited pro forma adjustments represent management’s estimates based on information currently available as of the date of these unaudited pro forma condensed combined financial statements and are subject to change as additional information becomes available and analyses are performed. The assumptions and estimates underlying the unaudited pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions used, including in respect of the matters further described in Note 1 hereto, to present the unaudited pro forma condensed combined financial information. Actual amounts as of the date of the consummation of the Business Combination might differ from the pro forma amounts presented below in the unaudited pro forma condensed statement of financial position below as of March 31, 2024, primarily as a result of the timing and amount of expenditure related to development activities as compared to the timing and scaling up of revenue generating activities as discussed elsewhere in this proxy statement/consent solicitation statement/prospectus. Innventure and Learn CW have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between them.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF MARCH 31, 2024
(in thousands)
	Innventure Historical	Learn CW Historical	Transaction Accounting Adjustments (Assuming No Redemptions)		Pro Forma Combined (Assuming No Redemptions)	Incremental Transaction Accounting Adjustments (Assuming Maximum Redemptions)		Pro Forma Combined (Assuming Maximum Redemptions)
Assets
Cash, cash equivalents and restricted cash	$2,157	$253	$99,330	a, b, c, f, j, k	$101,740	$(89,693)	l, n	$12,047
Prepaid expenses and other current assets	602	392	(100)	c	894	—		894
Due from related parties	5,163	—	—		5,163	—		5,163
Total Current Assets	7,922	645	99,230		107,797	(89,693)		18,104
Investments held in trust account	—	100,754	(100,754)	a, b	—	—		—
Investments	19,689	—	—		19,689	—		19,689
Property, plant and equipment, net	1,271	—	—		1,271	—		1,271
Other assets	1,035	—	—		1,035	—		1,035
Total Assets	$29,917	$101,399	$(1,524)		$129,792	$(89,693)		$40,099
Liabilities and Unitholders’ Capital
Accounts payable	$1,303	$7,158	$—		$8,461	—		$8,461
Accrued employee benefits	5,108	—	—		5,108	—		5,108
Accrued expenses	1,675	—	(806)	c	869	—		869
Related party payables	534	—	—		534	—		534
Related party notes payable - current	1,000	—	—		1,000	—		1,000
Notes payable - current	947	—	—		947	—		947
Patent installment payable - current	525	—	—		525	—		525
Other current liabilities	240	836	(836)	b, c	240	—		240
Total Current Liabilities	11,332	7,994	(1,642)		17,684	—		17,684
Notes payable, net of current portion	358	—	—		358	—		358
Convertible promissory note, net	—	—	—		—	—		—
Convertible promissory note due to related party, net	—	3,050	(3,050)	k	—	—		—
Embedded derivative liability	—	—	—		—	—		—
Earnout liability	—	—	58,527	h	58,527	—		58,527
Patent installment payable, net of current	13,075	—	—		13,075	—		13,075
Warrant Liability	—	932	(575)	i	357	—		357
Other liabilities	626	—	—		626	—		626
Total Liabilities	25,391	11,976	53,260		90,627	—		90,627
Commitments and Contingencies
Mezzanine Capital
Class A Ordinary Shares; 23,000,000 shares at redemption value	—	100,505	(100,505)	b, d	—	—		—
Redeemable Class I Units	3,192	—	—		3,192	—		3,192
Redeemable Class PCTA Units	11,853	—	—		11,853	—		11,853
Unitholders' Deficit
Holdco common stock	—	—	6	d, e	6	(1)	l	5
Class B Preferred Units	45,688	—	(45,688)	e	—	—		—
Class B-1 Preferred Units	3,323	—	(3,323)	e	—	—		—
Class A Units	1,950	—	(1,950)	e	—	—		—
Class C Units	895	—	(895)	e	—	—		—
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding	—	—	—		—	—		—
Class A ordinary shares, $0.0001 par value; 200,000,000 shares authorized; None issued and outstanding (excluding 23,000,000 shares subject to possible redemption)	—	—	—		—	—		—
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 5,750,000 shares issued and outstanding	—	1	(1)	e	—	—		—
Additional paid-in capital	—	—	87,821	d, e, g, h, i, j	87,821	(87,821)	l, m	—
Accumulated deficit	(73,918)	(11,083)	1,803	c, f, g	(83,198)	(1,871)	l, m, n	(85,069)
Non-controlling interest	11,543	—	7,948	j	19,491	—		19,491
Total Unitholders’ Deficit	(10,519)	(11,082)	45,721		24,120	(89,693)		(65,573)
Total Liabilities, Mezzanine Capital, and Unitholders' Deficit	$29,917	$101,399	$(1,524)		$129,792	$(89,693)		$40,099
See accompanying notes to the unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2023
(in thousands, except share and per share data)
	Innventure Historical	Learn Historical	Transaction Accounting Adjustments		Pro Forma Combined (Assuming No Redemptions)	Incremental Transaction Accounting Adjustments (Assuming Maximum Redemptions)		Pro Forma Combined (Assuming Maximum Redemptions)
Revenue
Management fee income - related party	$892	$—	—		$892	$—		$892
Consulting revenue	225	—	—		225	—		225
Total Revenue	1,117	—	—		1,117	—		1,117
Operating Expenses
General and administrative	17,589	6,204	13,464	aa, bb	37,257	(2,800)	ff	34,457
Sales and marketing	3,205	—	—		3,205	—		3,205
Research and development	4,001	—	—		4,001	—		4,001
Total Operating Expenses	24,795	6,204	13,464		44,463	(2,800)		41,663
Loss from Operations	(23,678)	(6,204)	(13,464)		(43,346)	2,800		(40,546)
Non operating (Expense) Income
Interest expense, net	(1,224)	—	—		(1,224)	—		(1,224)
Interest earned on investments held in Trust Account	—	8,809	(8,809)	cc	—	—		—
Net loss on investments	(6,448)	—	—		(6,448)	—		(6,448)
Net gain on investments – related parties	232	—	—		232	—		232
Change in fair value of embedded derivative liability	766	—	—		766	—		766
Gain on settlement of deferred underwriting fees	—	556	(556)	ee	—	—		—
Change in fair value of warrant liability	—	746	(460)	dd	286	—		286
Equity method investment loss	(632)	—	—		(632)	—		(632)
Total Non-operating (Expense) Income	(7,306)	10,111	(9,825)		(7,020)	—		(7,020)
Income tax expense	—	—	—		—	—		—
Net (Loss) Income	$(30,984)	$3,907	$(23,289)		$(50,366)	$2,800		$(47,566)
Net loss attributable to non-controlling interests	(139)	—	—		(139)	—		(139)
Net (loss)/income attributable to controlling interests	$(30,845)	$3,907	$(23,289)		$(50,227)	$2,800		$(47,427)
Net income/(loss) per share (Note 2)
Basic and diluted net income per share, Class A ordinary shares/common stock	$—	$0.14	$—		$(0.95)	$—		$(1.11)
Weighted average shares outstanding of Class A ordinary shares/common stock	—	23,000,000	29,823,621		52,823,621	(10,135,895)		42,687,726
Basic and diluted net income per share, Class B ordinary shares	$—	$0.14	$—
Weighted average shares outstanding of Class B ordinary shares	—	5,750,000	(5,750,000)
See accompanying notes to the unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2024
(in thousands, except share and per share data)
	Innventure Historical	Learn Historical	Transaction Accounting Adjustments		Pro Forma Combined (Assuming No Redemptions)	Incremental Transaction Accounting Adjustments (Assuming Maximum Redemptions)	Pro Forma Combined (Assuming Maximum Redemptions)
Revenue
Management fee income - related parties	$224	$—	$—		$224	$—	$224
Total Revenue	224	—	—		224	—	224
Operating Expenses
General and administrative	7,904	1,594	—		9,498	—	9,498
Sales and marketing	1,183	—	—		1,183	—	1,183
Research and development	1,669	—	—		1,669	—	1,669
Total Operating Expenses	10,756	1,594	—		12,350	—	12,350
Loss from Operations	(10,532)	(1,594)	—		(12,126)	—	(12,126)
Non operating (Expense) Income
Interest expense, net	(405)	—	—		(405)	—	(405)
Interest earned on investments held in Trust Account	—	—	—		—	—	—
Net gain on investments	5,189	—	—		5,189	—	5,189
Net loss on investments – due to related parties	(186)	—	—		(186)	—	(186)
Change in fair value of embedded derivative liability	(478)	—	—		(478)	—	(478)
Gain on settlement of deferred underwriting fees	—	—	—		—	—	—
Change in fair value of warrant liability	—	(560)	345	gg	(215)	—	(215)
Equity method investment gain	5	—	—		5	—	5
Loss on conversion of promissory notes	(1,119)	—	—		(1,119)	—	(1,119)
Total Non-operating (Expense) Income	3,006	(560)	345		2,791	—	2,791
Income tax expense	—	—	—		—	—	—
Net (Loss) Income	$(7,526)	$(2,154)	$345		$(9,335)	$—	$(9,335)
Net loss attributable to non-controlling interests	(2,307)	—	—		(2,307)	—	(2,307)
Net (loss)/ income attributable to controlling interests	$(5,219)	$(2,154)	$345		$(7,028)	$—	$(7,028)
Net income/(loss) per share (Note 2)
Basic and diluted net income per share, Class A ordinary shares/common stock	$—	$0.14	$—		$(0.13)	$—	$(0.16)
Weighted average shares outstanding of Class A ordinary shares/common stock	—	9,338,421	43,485,200		52,823,621	(10,135,895)	42,687,726
Basic and diluted net income per share, Class B ordinary shares	$—	$0.14	$—
Weighted average shares outstanding of Class B ordinary shares	—	5,750,000	(5,750,000)
See accompanying notes to the unaudited pro forma condensed combined financial information.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
1.	Adjustments to Unaudited Pro Forma Condensed Combined Financial Information
The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and is not necessarily indicative of the operating results and financial position that would have been achieved had the business combination occurred on the dates indicated.
The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X. Innventure has elected not to present management adjustments and will only be presenting transaction accounting adjustments in the accompanying unaudited pro forma condensed combined financial information. There are no autonomous entity adjustments required because Innventure existed autonomously prior to the Business Combination. The historical financial information has been adjusted to reflect the pro forma adjustments that are directly attributable to the Business Combination.
The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had the post-combination company filed consolidated income tax returns during the periods presented. The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statement of operations are based upon the weighted average number of Holdco shares outstanding for the year ended December 31, 2023 and for the three months ended March 31, 2024, assuming the business combination occurred on January 1, 2023.
The Transactions will allow Learn CW Public Warrants to be reclassified to equity. As such, the Learn CW Public Warrants will be remeasured at fair value at closing and transferred at that value to equity. The equity classified public warrants will not be subject to subsequent remeasurement.
Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet
The following adjustments included in the unaudited pro forma condensed combined balance sheet as of March 31, 2024 are as follows:
Transaction Accounting Adjustments:
(a)
Reflects the transfer of $300 from cash to the Learn CW Trust Account after March 31, 2024 that was required to be deposited into the Trust Account to extend the period of time Learn CW has to consummate a business combination.

(b)
Reflects the reclassification to cash of the $100,805 of marketable securities held in the Trust Account at the balance sheet date that becomes available to fund the Business Combination, together with the payment of $249 to public shareholders.

(c)
Reflects estimated incremental transaction costs expected to be incurred by Holdco of approximately $6,480 (increasing accumulated deficit), the reclassification of accrued transaction costs amounting to $806 that are all paid upon Closing, the reclassification of prepaid expenses (transaction costs) amounting to $100 and the reclassification of other current liabilities (deferred credits for transaction costs) amounting to $587. The net reduction in cash of this adjustment was $7,773.

(d)
Reflects the reclassification of approximately $100,505 of shares of Learn CW’s Class A ordinary shares subject to possible redemption to permanent equity (Holdco Common Stock of $1 and Additional paid-in capital of $100,504).

(e)
Reflects the recapitalization of $51,857 of Innventure Units, the issuance of 43,485,200 shares of Holdco Common Stock to Innventure Unitholders as consideration for the reverse recapitalization and the conversion of Learn CW’s Class B ordinary shares to Holdco Common Stock (together $5) with a net increase of $51,852 in Additional paid-in capital.

(f)
Reflects one time cash awards in the amount of approximately $2,800 expected to be paid at closing by decreasing cash and by increasing accumulated deficit in all scenarios other than the Maximum Redemption Scenario. Holdco is in the process of evaluating compensation and not yet decided the magnitude of stock-based compensation awards that will be incrementally awarded upon Closing. Therefore, no pro forma adjustment is possible currently.

(g)	Reflects the elimination of Learn CW historical accumulated deficit of $11,083 by reducing Additional paid-in capital upon Closing.
(h)
Reflects the fair value of (i) Company Earnout Shares contingently issuable to the Innventure Members at Closing and (ii) Sponsor Earnout Shares that are issued at Closing but subject to the same earnout contingencies; and reflected as a liability with a corresponding decrease in Additional paid-in capital. The preliminary fair value of $58,527 was determined based on the closing stock price of LCW on July 15, 2024. A Monte Carlo simulation was completed which approximated the closing stock price because the probability that the contingencies will be resolved is considered to be virtually certain. The fair values of the Company Earnout Shares and the Sponsor Earnout Shares are subject to change as additional information becomes available and additional analyses are performed. Such changes could be material once the final valuation is determined at the closing of the Business Combination. Subsequent changes in the fair value of the earnout liability will flow through the consolidated statement of operations until contingencies are resolved and shares are issued and the liability is transferred at its final fair value to equity.

(i)	Reflects an adjustment of $575 to account for reclassification of Learn CW Public Warrants from liabilities to stockholders’ equity thereby increasing Additional paid-in capital.
(j)
Reflects additional cash deposited of $12,448 through July 15, 2024 and the issuance of Class A Preferred Units of Accelsius in the amount of $7,948 (reflected as an increase in Non-controlling interest) and Class B Preferred Units of Innventure in the amount of $4,500 (reflected as an increase in Additional paid-in capital), subsequent to March 31, 2024.

(k)	Reflects the repayment of the Learn CW Convertible Promissory Note due to the Sponsor which becomes repayable at Closing in the amount of $3,050.
Redemption Adjustments:
(l)
Reflects the redemption of the maximum number of 8,568,421 Class A ordinary shares for $92,493 reducing shares of Holdco Common Stock $1 and Additional paid-in capital $92,217 using par value $0.0001 per share at a redemption price of $10.79 per share.

(m)	Reflects the reclassification of negative Additional paid-in capital balance of $4,396 to accumulated deficit for the “Maximum Redemption” scenario.
(n)
Reflects the reversal of the one time cash incentive plan award in the amount of $2,800 (described in adjustment (e) above) for the “Maximum Redemption” scenario as the level of investment attained would not be sufficient to justify payment of such an award at Closing.

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations
The following pro forma adjustments included in the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2023, are as follows:
(aa)
Reflects a one time cash award in the amount of $2,800 as if incurred on January 1, 2023, the date the Business Combination occurred for the purposes of the unaudited pro forma condensed combined statement of operations. Holdco is in the process of evaluating compensation and not yet decided the magnitude of stock-based compensation awards that will be incrementally awarded upon Closing. Therefore, no pro forma adjustment is possible currently.

(bb)
Reflects the estimated incremental transaction costs expected to be incurred by Holdco of approximately $10,664 as if incurred on January 1, 2023, the date the Business Combination occurred for the purposes of the unaudited pro forma condensed combined statement of operations. This is a non-recurring item.

(cc)	Reflects elimination of investment income and unrealized loss on investments held in the Trust Account.
(dd)	Reflects the elimination of fair value movements related to the reclassification of Learn CW Public Warrants from liability to equity classification.
(ee)
Reflects the elimination of the gain on settlement of deferred underwriting fees following the resignation of the underwriters from their role in the Business Combination and their agreement to waive their deferred underwriting fees.

(ff)
Reflects the reversal of a one time cash award in the amount of $2,800 (described in adjustment (aa) above) for the “Maximum Redemption” scenario as the level of investment attained would not be sufficient to justify payment of such an award at Closing.

The following pro forma adjustments included in the unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2024 are as follows:
(gg)	Reflects the elimination of fair value movements related to the reclassification of Learn CW Public Warrants from liability to equity classification.
2.	Loss per Share
Net loss per share is calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2023. As the Business Combination and related equity transactions are being reflected as if they had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entirety of all periods presented. If the maximum number of shares are redeemed, this calculation is retroactively adjusted to eliminate such shares for the entire period.
The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemption into cash of Common Stock for the year ended December 31, 2023 and for the three months ended March 31, 2024:
	Year ended December 31, 2023		Three months ended March 31, 2024
in thousands, except share data	No Redemptions(1)	Maximum Redemptions(2)	No Redemptions(1)	Maximum Redemptions(2)
Pro forma net loss	$(50,227)	$(47,427)	$(7,028)	$(7,028)
Basic and diluted weighted average shares outstanding	52,823,621	42,687,726	52,823,621	42,687,726
Pro forma net loss per share – basic and diluted(3)	$(0.95)	$(1.11)	$(0.13)	$(0.16)

Weighted average shares outstanding – basic and diluted
Learn CW	14,338,421	4,202,526	14,338,421	4,202,526
Innventure	38,485,200	38,485,200	38,485,200	38,485,200
	52,823,621	42,687,726	52,823,621	42,687,726
(1)
8,568,421 public shares are subject to possible redemption in connection with the Transactions. For every 100,000 shares redeemed, Holdco’s pro forma cash would be reduced by $1,079 with a negligible impact on basic and diluted loss per share.

(2)
Assumes redemption of 8,568,421 public shares in connection with the Business Combination at approximately $10.79 per share based on the Trust Account balance as of March 31, 2024, after taking into account shares redeemed by Learn CW public shareholders in connection with the Extension Meeting for their proportional share of the Trust Account.

(3)
Outstanding Learn CW Public Warrants, Learn CW Private Warrants, and shares issuable under the SEPA are anti-dilutive and are not included in the calculation of diluted net loss per share. There are currently 11,500,000 Learn CW Public Warrants and 7,146,000 Learn CW Private Warrants outstanding. Each such warrant entitles the holder to purchase one Class A Ordinary Share at an exercise price of $11.50 per share. Subject to the terms of the Warrant Agreement, these warrants are not exercisable until 30 days after the consummation of a business combination. The SEPA allows for the drawdown of capital in exchange for a maximum of 9.99% of the outstanding voting common shares. 5,000,000 potentially dilutive Company Earnout Shares were excluded from the computation of pro forma net loss per share, basic and diluted, because issuance of such shares is contingent upon the satisfaction of certain conditions which were not satisfied by the end of the period.

EXTRAORDINARY GENERAL MEETING OF LEARN CW
General
Learn CW is furnishing this proxy statement/consent solicitation statement/prospectus to the Learn CW shareholders as part of the solicitation of proxies by the LCW Board for use at the extraordinary general meeting to be held on [ ], and at any adjournment thereof. This proxy statement/consent solicitation statement/prospectus is first being furnished to the Learn CW shareholders on or about [ ] in connection with the vote on the proposals described in this proxy statement/consent solicitation statement/prospectus. This proxy statement/consent solicitation statement/prospectus provides the Learn CW shareholders with information they need to know to be able to vote or instruct their vote to be cast at the extraordinary general meeting.
Date, Time and Place
The extraordinary general meeting will be held on [ ] at [ ] Eastern Time, at the offices of [ ] located at [ ]. Cayman Islands law requires there be a physical location for the meeting.
Purpose of the Extraordinary General Meeting
At the extraordinary general meeting, Learn CW is asking Learn CW shareholders to consider and vote upon:
Proposal No. 1 — The Business Combination Proposal — to consider and vote upon a proposal to approve by ordinary resolution (i) the Business Combination (as defined herein), (ii) the adoption of the Business Combination Agreement, dated as of October 24, 2023, by and among Learn CW, Holdco, LCW Merger Sub, Innventure Merger Sub, and Innventure, (iii) the Plan of Merger (as defined herein) and (iv) the transactions contemplated by the Business Combination Agreement, as more fully described under “Shareholder Proposal No. 1 – The Business Combination Proposal”;
Proposal No. 2 — The Merger Proposal — to consider and vote upon a proposal to approve by special resolution the LCW Merger (as defined herein) and related Plan of Merger and to authorize the merger of LCW Merger Sub with and into Learn CW, with Learn CW surviving the merger (the form of the Plan of Merger is attached to this proxy statement/consent solicitation statement/prospectus as Annex B);
Proposal No. 3 — The Non-Binding Governance Proposals — to consider and vote upon by ordinary resolution, on a non-binding advisory basis, certain material differences between the Cayman Constitutional Documents and the proposed amended and the Holdco Certificate of Incorporation, presented separately in accordance with the SEC requirements;
Proposal No. 4 — The Equity Plan Proposal — to consider and vote upon a proposal to approve by ordinary resolution the Innventure, Inc. 2024 Equity and Incentive Compensation Plan that permits grants of awards to eligible service providers; and
Proposal No. 5 — The Adjournment Proposal — to consider and vote upon a proposal to approve by ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates, if necessary, (i) to permit further solicitation and vote of proxies in the event that there are insufficient shares represented to constitute a quorum necessary to conduct business at the extraordinary general meeting or for the approval of one or more proposals at the extraordinary general meeting or to the extent necessary to ensure that any required supplement or amendment to the accompanying proxy statement/consent solicitation statement/prospectus is provided to Learn CW shareholders or one or more of the closing conditions under the Business Combination Agreement is not satisfied or waived or (ii) if the LCW Board determines before the extraordinary general meeting that it is not necessary or no longer desirable to proceed with the proposals.
Each of the Condition Precedent Proposals is cross-conditioned on the approval of the other Condition Precedent Proposals. Proposal No. 5 is not conditioned upon the approval of any other proposal set forth in this proxy statement/consent solicitation statement/prospectus. Proposal No. 3 consists of non-binding advisory proposals.
These items of business are described in the accompanying proxy statement/consent solicitation statement/prospectus, which we encourage you to read carefully and in its entirety before voting.
Only holders of record of Learn CW Ordinary Shares at the close of business on [ ] are entitled to notice of and to vote and have their votes counted at the extraordinary general meeting and any adjournment of the extraordinary general meeting.

Recommendation of the LCW Board
The LCW Board believes that the Business Combination Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interest of Learn CW and its shareholders and recommends that its shareholders vote “FOR” the Business Combination Proposal, “FOR” the Merger Proposal, “FOR” the Non-Binding Governance Proposals, “FOR” the Equity Plan Proposal, and “FOR” the Adjournment Proposal, in each case, if presented to the extraordinary general meeting.
The existence of financial and personal interests of one or more of Learn CW’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Learn CW and its shareholders and what he, she, or they may believe is best for himself, herself, or themselves in determining to recommend that shareholders vote for the proposals. In addition, Learn CW’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Shareholder Proposal No. 1 — The Business Combination Proposal — Interests of Learn CW’s Directors and Officers in the Business Combination” for a further discussion of these considerations.
Record Date; Who Is Entitled to Vote
Learn CW shareholders will be entitled to vote or direct votes to be cast at the extraordinary general meeting if they owned Learn CW Ordinary Shares at the close of business on [ ], which is the Record Date for the extraordinary general meeting. Shareholders will have one vote for each Learn CW ordinary share owned at the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your bank, broker, or other nominee to ensure that votes related to the shares you beneficially own are properly counted. As of the close of business on the Record Date, there were [ ] Learn CW Class A Ordinary Shares issued and outstanding, and [ ] Learn CW Class B Ordinary Shares issued and outstanding.
Quorum
A quorum of Learn CW shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting if one or more shareholders who together hold a majority of the issued and outstanding Learn CW Ordinary Shares entitled to vote at the extraordinary general meeting are represented in person or by proxy at the extraordinary general meeting. As of the Record Date for the extraordinary general meeting, [ ] Learn CW Ordinary Shares would be required to achieve a quorum.
Abstentions and Broker Non-Votes
Proxies that are marked “abstain” and proxies relating to “street name” shares that are returned to Learn CW but marked by brokers as “not voted” will be treated as shares present for purposes of determining the presence of a quorum on all matters. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal. If a shareholder does not give the broker voting instructions, under applicable self-regulatory organization rules, its broker may not vote its shares on “non-routine” proposals, such as the Business Combination Proposal or any of the other Condition Precedent Proposals.
Vote Required for Approval
The approval of each of the Business Combination Proposal, Non-Binding Governance Proposals, the Equity Plan Proposal and the Adjournment Proposal require an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the Learn CW Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.
The approval of the Merger Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of at least two-thirds of the Learn CW Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.
Each of the Business Combination Proposal, the Merger Proposal and the Equity Plan Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals unless such condition is waived by the parties to the Business Combination Agreement. The Adjournment Proposal and the Non-Binding Governance Proposals are not conditioned on any other approval.

Voting Your Shares
Each Learn CW Ordinary Share that you own in your name entitles you to one vote. Your proxy card shows the number of Learn CW Ordinary Shares that you own. If your shares are held in “street name” or are in a margin or similar account, you should contact your bank, broker, or other nominee to ensure that votes related to the shares you beneficially own are properly counted.
There are four ways to vote your Learn CW Ordinary Shares at the extraordinary general meeting:
You can vote by signing and returning the enclosed proxy card. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by the LCW Board “FOR” the Business Combination Proposal, “FOR” the Merger Proposal, “FOR” the Non-Binding Governance Proposals, “FOR” the Equity Plan Proposal, and “FOR” the Adjournment Proposal, in each case, if presented to the extraordinary general meeting. Votes received after a matter has been voted upon at the extraordinary general meeting will not be counted.
You can vote online by visiting www. [ ].com, 24 hours a day, seven days a week, until 11:59 p.m., Eastern Time on [ ] (have your proxy card in hand when you visit the website).
You can vote by phone by calling toll-free (within the U.S. or Canada) [ ] (have your proxy card in hand when you call).
You can attend the extraordinary general meeting in person.
Revoking Your Proxy
If you are a Learn CW shareholder and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:
•	you may send another proxy card with a later date;
•	you may notify Learn CW’s president in writing before the extraordinary general meeting that you have revoked your proxy; or
•	you may attend the extraordinary general meeting in person or electronically, revoke your proxy, and vote in person or electronically, as indicated above.
Who Can Answer Your Questions About Voting Your Learn CW Ordinary Shares
If you are a shareholder and have any questions about how to vote or direct a vote in respect of your Learn CW Ordinary Shares, you may call Morrow Sodali LLC, Learn CW’s proxy solicitor, by calling (203) 658-9400, or call toll-free at (800) 662-5200, or by emailing LCW.info@investor.morrowsodali.com.
Redemption Rights
Pursuant to the Cayman Constitutional Documents, a Learn CW shareholder may request of Learn CW that Learn CW redeem all or a portion of its Learn CW Class A Ordinary Shares for cash, out of funds legally available therefor, if the Business Combination is consummated. As a holder of Learn CW Class A Ordinary Shares, you will be entitled to receive cash for any Learn CW Class A Ordinary Shares to be redeemed only if you:
(i)	hold Learn CW Class A Ordinary Shares;
(ii)
submit a written request to Equiniti in which you (a) request that Learn CW redeem all or a portion of your Learn CW Class A Ordinary Shares for cash, and (b) identify yourself as the beneficial holder of the Learn CW Class A Ordinary Shares and provide your legal name, phone number and address; and

(iii)	deliver your Learn CW Class A Ordinary Shares to Equiniti physically or electronically through DTC.
Holders must complete the procedures for electing to redeem their Learn CW Class A Ordinary Shares in the manner described above prior to 5:00 p.m., Eastern Time, on [ ] (two business days before the extraordinary general meeting) in order for their shares to be redeemed.
The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Equiniti in order to validly redeem its shares. Learn CW’s public shareholders may elect to redeem all or a portion of the Learn CW Class A Ordinary Shares held by them regardless of if or how they vote in respect of the Business Combination Proposal. If the Business Combination is not consummated, the Learn CW Class A Ordinary Shares submitted for redemption will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the Learn CW Class A Ordinary Shares that it holds and timely delivers its shares to Equiniti, Learn CW will redeem such Learn CW Class A Ordinary Shares for a per-share price, payable in cash, equal to the pro rata portion of the Trust Account, calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the Trust Account (net of taxes paid or payable, if any). For illustrative purposes, as of [ ], this would have amounted to approximately $[ ] per issued and outstanding Learn CW public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its Learn CW Class A Ordinary Shares for cash and will no longer own Learn CW Class A Ordinary Shares.
If you hold the shares in “street name,” you will have to coordinate with your bank, broker, or other nominee to have your shares certificated or delivered electronically. Learn CW Ordinary Shares that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through DTC’s DWAC system. The transfer agent will typically charge the tendering broker $80 and it would be up to the broker whether or not to pass this cost on to the redeeming shareholder. In the event the proposed Business Combination is not consummated this may result in an additional cost to shareholders for the return of their shares.
Any request for redemption, once made by a holder of Learn CW Class A Ordinary Shares, may not be withdrawn once submitted to Learn CW unless the LCW Board determines (in its sole discretion) to permit the withdrawal of such redemption request (which it may do in whole or in part). If you submit a redemption request to Equiniti and later decide prior to the extraordinary general meeting not to elect redemption, you may request to withdraw the redemption request. You may make such request by contacting Equiniti at the phone number or address listed in the question entitled “Who can help answer my questions?”
Any corrected or changed written exercise of redemption rights must be received by Equiniti prior to the vote taken on the Business Combination Proposal at the extraordinary general meeting. No request for redemption will be honored unless the holder’s Learn CW Class A Ordinary Share certificates (if any) and other redemption forms have been delivered (either physically or electronically) to Equiniti at least two business days prior to the vote at the extraordinary general meeting.
Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its Learn CW Class A Ordinary Shares with respect to more than an aggregate of 15% of the Learn CW Class A Ordinary Shares.
Accordingly, if a Learn CW public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the Learn CW Class A Ordinary Shares, then any such shares in excess of that 15% limit would not be redeemed for cash.
The Sponsor Persons have, pursuant to the Sponsor Support Agreement and the Original Sponsor Letter Agreement, agreed to, among other things, vote all of its Learn CW Class A Ordinary Shares and founder shares in favor of the proposals being presented at the extraordinary general meeting and waive its redemption rights with respect to such shares in connection with the consummation of the Business Combination. Such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. None of the Sponsor Persons received any consideration in exchange for waiving their redemption rights. As of the date of this proxy statement/consent solicitation statement/prospectus, the Sponsor owns approximately 5,750,000 of the issued and outstanding Learn CW Ordinary Shares. See the section entitled “Shareholder Proposal No. 1 — The Business Combination Proposal — Summary of the Ancillary Agreements — Sponsor Support Agreement” in this proxy statement/consent solicitation statement/prospectus for more information related to the Sponsor Support Agreement.
The closing price of the Learn CW Class A Ordinary Shares on [ ] was $[ ]. For illustrative purposes, as of [ ], funds in the Trust Account plus accrued interest thereon totaled approximately $[ ] or approximately $[ ] per issued and outstanding Learn CW Class A Ordinary Share.
Prior to exercising redemption rights, Learn CW’s public shareholders should verify the market price of the Learn CW Class A Ordinary Shares as they may receive higher proceeds from the sale of their Learn

CW Class A Ordinary Shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. Learn CW cannot assure its shareholders that they will be able to sell their Learn CW Class A Ordinary Shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its shareholders wish to sell their shares.
Appraisal Rights
Neither Learn CW’s shareholders nor Learn CW’s warrant holders have appraisal rights in connection with the Business Combination or the Transactions under the Cayman Islands Companies Act. Notwithstanding the foregoing, Learn CW’s shareholders may be entitled to give notice to Learn CW prior to the meeting that they wish to dissent to the LCW Merger and to receive payment of fair market value for his or her Learn CW Ordinary Shares if they follow the procedures set out in the Cayman Islands Companies Act, noting that any such dissention rights may be limited pursuant to Section 239 of the Cayman Islands Companies Act which states that no such dissention rights shall be available in respect of shares of any class for which an open market exists on a recognized stock exchange at the expiry date of the period allowed for written notice of an election to dissent provided that the Merger Consideration constitutes inter alia shares of any company which at the effective date of the LCW Merger are listed on a national securities exchange. It is Learn CW’s view that such fair market value would equal the amount which Learn CW shareholders would obtain if they exercise their redemption rights as described herein.
Proxy Solicitation Costs
Learn CW is soliciting proxies on behalf of the LCW Board. This solicitation is being made by mail but also may be made by telephone or in person. Learn CW and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. Learn CW will bear the cost of the solicitation.
Learn CW has engaged Morrow Sodali LLC to assist in the proxy solicitation process. Learn CW will pay Morrow Sodali a fee of $[ ] plus disbursements.
Learn CW will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. Learn CW will reimburse them for their reasonable expenses.

SHAREHOLDER PROPOSAL NO. 1 – THE BUSINESS COMBINATION PROPOSAL
Summary of the Business Combination Agreement
The summary of the material provisions of the Business Combination Agreement set forth below and elsewhere in this proxy statement/consent solicitation statement/prospectus is qualified in its entirety by reference to the Business Combination Agreement, a copy of which is attached to this proxy statement/consent solicitation statement/prospectus as Annex A, and which is incorporated by reference in this proxy statement/consent solicitation statement/prospectus. All shareholders are encouraged to read the Business Combination Agreement in its entirety for a more complete description of the terms and conditions of the Business Combination.
On October 24, 2023, Learn CW entered into the Business Combination Agreement, by and among Learn CW, Holdco, LCW Merger Sub, Innventure Merger Sub, and Innventure. Pursuant to the Business Combination, the parties thereto will enter into a Business Combination pursuant to which, among other things, (i) LCW Merger Sub will merge with and into Learn CW, with Learn CW being the surviving company and (ii) Innventure Merger Sub will merge with and into Innventure, with Innventure being the surviving company. Following the Mergers, each of Learn CW and Innventure will be a subsidiary of Holdco, and Holdco will become a publicly traded company.
Closing of the Transactions
The Closing will take place at a time and place specified in writing which will be no later than three business days following the satisfaction or waiver of the conditions described below under the subsection entitled “— Conditions to Closing,” unless Learn CW or Innventure agree to another time or place or unless the Business Combination Agreement is terminated. The Business Combination is expected to be consummated after the approval by Learn CW’s public shareholders at the extraordinary general meeting of such shareholders described in this proxy statement/consent solicitation statement/prospectus.
Merger Consideration
The Merger Consideration to be paid to the Innventure Members at the Closing will consist of a number of shares of Holdco Common Stock equal to (i) (a) $435 million minus (b) the outstanding indebtedness as of the Closing (not including indebtedness from any Additional Financing (as defined in the Business Combination Agreement)), if any, plus (c) cash and cash equivalents (not including cash from any Additional Financing) held by Innventure and its direct and indirect subsidiaries as of the Closing, divided by (ii) $10.00. A portion of the aggregate Merger Consideration will be in the form of a contingent right to receive Company Earnout Shares.
Innventure Merger Effective Time
On the terms and subject to the conditions set forth in the Business Combination Agreement, at the Innventure Merger Effective Time, by virtue of the Innventure Merger, the Innventure Units (other than the Class PCTA Units and the Class I Units and other than units to be cancelled in accordance with the Business Combination Agreement) and Class B Preferred Warrants issued and outstanding immediately prior to the Innventure Merger Effective Time will be converted into the right to receive a number of shares of Holdco Common Stock equal to the Merger Consideration, allocated among the holders of Innventure Units and Class B Preferred Warrants in accordance with the Business Combination Agreement.
LCW Merger Effective Time
On the terms and subject to the conditions set forth in the Business Combination Agreement, at the LCW Merger Effective Time, by virtue of the LCW Merger: (i) each Learn CW Ordinary Share issued and outstanding immediately prior to the LCW Merger Effective Time (other than shares to be cancelled in accordance with the Business Combination Agreement and any Redemption Shares) will be automatically surrendered and cancelled and converted into the right to receive one share of Holdco Common Stock; (ii) each Redemption Share will not be converted into and become a share of Holdco Common Stock, and instead will at the LCW Merger Effective Time be converted into the right to receive from Learn CW, in cash, an amount per share calculated in accordance with such shareholder’s redemption rights; and (iii) at the LCW Merger Effective Time, by virtue of the LCW Merger and the assumption of the Warrant Agreement, dated as of October 12, 2021, between Learn CW and American Stock Transfer & Trust Company, LLC, a New York limited liability company, Holdco shall assume each Learn CW Warrant. Each Learn CW Warrant that is outstanding immediately prior to the LCW Merger Effective Time will automatically and irrevocably be modified to provide that such Learn CW Warrant will no longer entitle the holder thereof to purchase the number of Learn CW Ordinary Shares set forth therein and in substitution thereof such Learn CW Warrant will entitle the holder thereof to acquire such number of shares of Holdco Common Stock per Learn CW Warrant that such holder was entitled to acquire pursuant to the terms and conditions of the Warrant Agreement.
Representations and Warranties
The Business Combination Agreement contains representations and warranties of Innventure, relating, among other things, to:
(a)	organization and standing;
(b)	due authorization;
(c)	current capitalization;
(d)	subsidiaries;
(e)	no conflict and governmental consents and filings;
(f)	financial statements;
(g)	undisclosed liabilities;
(h)	absence of certain changes;
(i)	compliance with laws;
(j)	permits;
(k)	litigation;
(l)	material contracts;
(m)	intellectual property;
(n)	taxes and returns;
(o)	real property;
(p)	personal property;
(q)	employee matters;
(r)	benefit plans
(s)	environmental matters;
(t)	related party transactions;
(u)	insurance;
(v)	top customers and suppliers;
(w)	certain business practices;
(x)	the Investment Company Act;
(y)	finders and brokers;
(z)	independent investigation; and
(aa)	information supplied.
The Business Combination Agreement contains representations and warranties of Holdco, Learn CW and the Merger Subs relating, among other things, to:
(a)	organization and standing;
(b)	due authorization;
(c)	governmental approvals;

(d)	non-contravention;
(e)	current capitalization;
(f)	SEC filings and financial statements; internal controls;
(g)	absence of certain changes;
(h)	undisclosed liabilities;
(i)	compliance with laws;
(j)	legal proceedings; orders; permits;
(k)	taxes and returns;
(l)	properties;
(m)	the Investment Company Act;
(n)	the trust account;
(o)	finders and brokers;
(p)	certain business practices;
(q)	insurance;
(r)	information supplied;
(s)	independent investigation;
(t)	employees; benefit plans;
(u)	transactions with related persons; and
(v)	no underwriting fees.
Material Adverse Effect
Under the Business Combination Agreement, certain representations and warranties of Innventure are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred.
Pursuant to the Business Combination Agreement, a material adverse effect with respect to Innventure (“Innventure Material Adverse Effect”) means any event, state of facts, development, circumstance, condition, change, occurrence or effect that, (i) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, results of operations or condition (financial or otherwise) of the Target Companies taken as a whole or (ii) does or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of the Target Companies to consummate the Transactions.
Notwithstanding the foregoing, in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, an “Innventure Material Adverse Effect” on the business, assets, results of operations or condition (financial or otherwise) of Innventure and its direct or indirect subsidiaries, taken as a whole:
(a)	any change in applicable laws or GAAP or any interpretation of such following October 24, 2023;
(b)	any change in interest rates or economic, political, business or financial market conditions generally;
(c)	the taking of any action required by Business Combination Agreement;
(d)	any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences) or change in climate;
(e)
any epidemic, pandemic, other disease outbreak (including COVID-19, or any COVID-19 Measures (as defined in the Business Combination Agreement) or any change in such COVID-19 Measures following October 24, 2023);

(f)	any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions;
(g)
any failure of the Target Companies to meet any projections or forecasts (notwithstanding the foregoing, this clause (g) shall not prevent a determination that any event, state of facts, development, circumstance, condition, change, occurrence or effect not otherwise excluded from the definition of Innventure Material Adverse Effect underlying such failure to meet projections or forecasts has resulted in an Innventure Material Adverse Effect);

(h)
any event, state of facts, development, circumstance, condition, change, occurrence or effect generally applicable to the industries or markets in which the Target Companies operate (including increases in the cost of products, supplies, materials or other goods purchased from third-party suppliers);

(i)
the announcement of the Business Combination Agreement or the consummation of the Transactions, including any termination of, reduction in or similar adverse effect (but in each case only to the extent attributable to such announcement or consummation) on relationships, contractual or otherwise, with any landlords, customers, suppliers, distributors, partners or employees of the Target Companies; or

(j)	any action taken by, or at the request of, Learn CW.
Notwithstanding the foregoing, any event, state of facts, development, circumstance, condition, change, occurrence or effect referred to in clauses (a), (b), (d), (e), (f) or (h) may be taken into account in determining if an Innventure Material Adverse Effect has occurred to the extent it has a disproportionate and adverse effect on the business, assets, results of operations or condition (financial or otherwise) of the Target Companies relative to similarly situated companies in the industry in which the Target Companies conduct their respective operations.
Under the Business Combination Agreement, certain representations and warranties of Learn CW are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred.
Pursuant to the Business Combination Agreement, a material adverse effect with respect to Learn CW (“Learn CW Material Adverse Effect”) means any change, occurrence or effect that, individually or when aggregated with other changes, events or occurrences has had a materially adverse effect on the business, assets, financial condition or results of operations of the Learn CW.
Notwithstanding the foregoing, in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether a “Learn CW Material Adverse Effect” has occurred:
(a)	any change in applicable laws or GAAP or any interpretation of such following October 24, 2023;
(b)
any downturn in general economic conditions, including changes in the credit, debt, securities, financial, capital or reinsurance markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets), in each case, in the United States or anywhere else in the world;

(c)
the number of Learn CW shareholders electing a redemption of Learn CW’s public shares in connection with the extraordinary general meeting (or any redemption in connection with an extension of the deadline for a Business Combination); or

(d)	any change in the market price or trading volume of Learn CW’s public shares or the Learn CW Warrants.
Covenants
Each of the parties to the Business Combination Agreement has agreed to use reasonable best efforts to obtain required consents and approvals from any governmental authority or any other third parties. Each of the parties to the Business Combination Agreement has also agreed to cooperate and use its respective reasonable best efforts to take or cause to be taken such other actions as may be necessary to consummate the Business Combination as soon as reasonably practicable.
Prior to the Closing, Innventure has agreed to, and agreed to cause its subsidiaries to, except as expressly contemplated by the Business Combination Agreement or the other Ancillary Documents, for a Permitted Financing or the Additional Financing (each as defined in the Business Combination Agreement), as required by applicable law, as set forth on the Innventure disclosure letter to the Business Combination Agreement (the “Innventure Disclosure

Letter”) or as consented to in writing by Learn CW (which consent shall not be unreasonably withheld, conditioned, or delayed), use reasonable best efforts to (i) conduct its and their respective businesses, in all material respects, in the ordinary course of business, (ii) comply in all material respects with all laws applicable to the Target Companies and their respective businesses, assets and employees, (iii) preserve intact, in all material respects, their respective business organizations and ongoing business of the Target Companies, and (iv) maintain the existing relations and goodwill of the Target Companies with the Target Companies’ customers, suppliers, distributors and creditors.
Innventure has agreed that, unless otherwise required or permitted under the Business Combination Agreement or the other Ancillary Documents, as required by applicable law, or as subject to certain disclosed exceptions, neither Innventure nor its subsidiaries will take the following actions during the interim period between signing of the Business Combination Agreement and the Closing, among others, without the prior written consent of Learn CW (which consent will not be unreasonably withheld, conditioned, or delayed):
•	amend, waive or otherwise change, in any material respect, its organizational documents, except as required by applicable law;
•
authorize for issuance, issue, grant, sell, charge, pledge, mortgage or dispose of or propose to issue, grant, sell, charge, pledge, mortgage or dispose of any of its equity securities and any other equity-based awards except pursuant to and in compliance with existing employee benefits plans or any contract (including any warrant, option or profits interest award) outstanding as of October 24, 2023 that has been disclosed in writing to Learn CW. Notwithstanding the foregoing, the Target Companies may issue equity securities or debt securities pursuant to (a) a Permitted Financing or (b) an Additional Financing;

•	engage in any hedging transaction with a third person with respect to any equity securities of the Target Companies other than in connection with a Permitted Financing;
•
(a) subdivide, split, consolidate, combine, recapitalize or reclassify any of its shares or other equity securities or issue any other securities in respect of such shares or equity securities or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination of cash, equity or property) in respect of its equity securities, or (b) directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its equity securities, except in each case (x) with respect to the Business Combination or (y) for distributions to holders of equity interests in any Target Company that is a pass-through for U.S. federal, and applicable state and local, income tax purposes as necessary to enable such holders to timely pay their income taxes, including estimated income Taxes, attributable to their ownership of such Target Company. Notwithstanding the foregoing, the amount of any distributions described in this clause (y) shall: (i) be determined in a manner that reduces any such taxable income allocated to such holder by any prior taxable losses allocated to such holder and not previously offset against net taxable income allocated to such holder to the extent such losses would be usable to offset the applicable taxable income of such taxable period; and (ii) not exceed $300,000 in the aggregate;

•
other than (a) indebtedness in an aggregate amount not to exceed $250,000 incurred pursuant to existing credit facilities or in connection with the refinancing of existing credit facilities (inclusive of indebtedness incurred as of October 24, 2023 pursuant to such facilities), (b) indebtedness incurred in a Permitted Financing, (c) indebtedness incurred in the Additional Financing or (d) amounts in the aggregate not in excess of $1,000,000 pursuant to the terms of a material contract or employee benefit plan, voluntarily incur liabilities or obligations (whether absolute, accrued, contingent or otherwise);

•
except as otherwise required by law or the terms of any employee benefit plan as in effect on October 24, 2023 and set forth in the Innventure Disclosure Letter, (a) grant any severance, retention, change in control or termination or similar pay; (b) terminate, adopt, enter into, or modify or amend or grant any new awards under any employee benefit plan or any plan, policy, practice, program, agreement or other arrangement that would be deemed an employee benefit plan if in effect as of October 24, 2023; (c) issue or grant any options, profits interests, phantom units or any other equity or equity-linked awards; (d) grant or announce any increase in the compensation or benefits of any current or former employee, officer, director or other individual service provider, except for base cash compensation increases (and corresponding increases to incentive compensation opportunities) in the ordinary course of business for employees whose annual base cash compensation is less than $250,000; (e) take any action to amend or waive any performance or vesting criteria or to accelerate the time of payment or vesting of any compensation or benefit payable by Innventure or any of Innventure’s subsidiaries; (f) hire or engage any employee or other individual service provider, other than in the ordinary course of business with respect to any such service provider who will receive annual base compensation of less than $250,000; (g) terminate the employment or engagement, other than for cause, death or disability, of any employee or other individual service provider, other than in the ordinary course of business with respect to any such service provider with an annual base compensation less than $250,000; (h) waive or release any restrictive covenants applying to any current or former employee or other industrial service provider; (i) plan, announce, implement or effect a reduction in force, lay off, furloughs, early retirement program, severance program or other program or effort concerning the termination of a group of employees of the Target Companies (other than individual employee terminations for cause permitted under prong (g)); or (j) take other such actions that would reasonably be expected to implicate the Worker Adjustment and Retraining Notification Act of 1988, as amended;
•
enter into, amend, modify, negotiate, terminate or extend any labor agreement, or recognize or certify any labor union, works council, labor organization or group of employees of the Target Companies as the bargaining representative for any employees of the Target Companies;

•
(a) make, change or rescind any material election relating to taxes; (b) settle any claim, suit, litigation, proceeding, arbitration, investigation, audit, controversy or other legal proceeding relating to material taxes; (c) file any amended income tax or other material tax return; (d) surrender or allow to expire any right to claim a refund of material taxes; (e) change or request to change any method of accounting for tax purposes; (f) waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of material taxes may be issued or in respect of any material tax attribute that would give rise to any claim or assessment of taxes of or with respect to Learn CW; or (g) enter into any “closing agreement” as described in Section 7121 of the Code or any similar agreement or arrangement with any governmental authority, in each case except as required by applicable law;

•
(a) transfer, sell, assign, license, sublicense, covenant not to assert, subject to a lien (other than a Permitted Lien), abandon, allow to lapse, transfer or otherwise dispose of, any right, title or interest of a Target Company in or to any owned intellectual property material to any of the businesses of the Target Companies (other than (x) non-exclusive licenses of owned intellectual property granted in the ordinary course of business or (y) abandoning, allowing to lapse or otherwise disposing of owned intellectual property registrations or applications that a Target Company, in the exercise of its good faith business judgment, has determined to abandon, allow to lapse or otherwise dispose of); (b) otherwise materially amend or modify, permit to lapse or fail to preserve any material registered intellectual property (excluding non-exclusive licenses of intellectual property to Target Company customers in the ordinary course of business); (c) disclose, divulge, furnish to or make accessible any material trade secrets constituting owned intellectual property to any person who has not entered into a confidentiality agreement sufficiently protecting the confidentiality of such material trade secrets constituting owned intellectual property; or (d) include, incorporate or embed in, link to, combine, make available or distribute with, or use in the development, operation, delivery or provision of any software any open source software in a manner that requires any Target Company to take a Copyright Action (as defined in the Business Combination Agreement);

•	terminate, waive any material provisions of, materially amend or assign any material contract or enter into any contract that would be a material contract;
•	establish any subsidiary or enter into any new line of business;
•
(a) fail to use reasonable best efforts to maintain in full force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, properties, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect; or (b) terminate without replacement or amend in a manner materially detrimental to any Target Company, any material insurance policy insuring the Target Companies;

•
make any material change in accounting methods, principles or practices, except to the extent required to comply with GAAP or changes that are made in accordance with Public Company Accounting Oversight Board (United States) (“PCAOB”) standards;

•
waive, release, assign, settle or compromise any claim, action or proceeding (including any relating to the Business Combination Agreement or the Transactions), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, a Target Company or its affiliates) not in excess of $1,000,000 (individually or in the aggregate);

•
acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination (a) any corporation, partnership, limited liability company, other business organization or any division of any corporation, partnership, limited liability company or other business organization; or (b) any material amount of assets outside the ordinary course of business, except in each case pursuant to any Contract (as defined in the Business Combination Agreement) in existence as of the Signing Date (as defined in the Business Combination Agreement) which has been disclosed in writing to Learn CW;

•
other than (a) capital expenditures in the ordinary course of business or (b) capital expenditures as reflected in Innventure’s capital staging scenario previously provided to Learn CW, make individual capital expenditures in excess of $500,000;

•
(a) fail to pay within a reasonable amount of time following the time due and payable, material amounts of accounts payable (other than any account payable that is, at such time, subject to a bona fide dispute); or (b) other than in the ordinary course of business, fail to use reasonable best efforts to collect within a reasonable amount of time following the time due, discount or otherwise reduce any account receivable, in each case, in a manner that would reasonably be expected to materially reduce the Company’s working capital;

•	adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring or other reorganization;
•
sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations) or otherwise dispose of any material portion of its tangible properties, assets or rights;

•	enter into any agreement, understanding or arrangement with respect to the voting of equity securities of Innventure;
•
take any action that would reasonably be expected to significantly delay or impair the obtaining of any consents of any governmental authority to be obtained in connection with the Business Combination Agreement;

•
enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any related person (other than compensation and benefits and advancement of expenses, in each case, provided in the ordinary course of business);

•
(a) limit the right of any Target Company to: (w) engage in any line of business; (x) operate in any geographic area; (y) develop, market or sell products or services; or (z) compete with any person; or (b) grant any exclusive or similar rights to any person, in each case, except where such limitation or grant does not, and would not be reasonably likely to, individually or in the aggregate, materially and adversely affect, or materially disrupt, the ordinary course operation of the business of the Target Companies;

•
take any action, or intentionally fail to take any action, that would reasonably be expected to significantly delay or impair the satisfaction of the closing conditions or that would impede the Transactions;

•	pay, remit, dividend, contribute, or otherwise disburse, or agree to do any of the foregoing with respect to, the proceeds of any Additional Financing; or
•	authorize or agree to do any of the foregoing actions.
Prior to the Closing, Learn CW has agreed to, except as otherwise required or permitted under the Business Combination Agreement or the Ancillary Documents, as required by applicable law (including COVID-19 Measures), as set forth in the Innventure Disclosure Letter or as consented to in writing by Innventure (such consent not to be unreasonably withheld, conditioned or delayed) use reasonable best efforts to (i) conduct its business, in all material respects, in the ordinary course of business; (ii) comply in all material respects with all Laws applicable to Learn CW and its businesses, assets and employees; and (iii) preserve intact, in all material respects, its business organizations

Learn CW has agreed that, unless otherwise required or permitted under the Business Combination Agreement or the Ancillary Documents, as required by applicable law (including COVID-19 Measures), in connection with the incurrence of transaction related costs in the ordinary course, or as set forth in certain disclosed exceptions, neither Learn CW nor its subsidiaries will take the following actions during the interim period between signing of the Business Combination Agreement and the Closing, among others, without the prior written consent of Innventure (which consent will not be unreasonably withheld, conditioned, or delayed):
•	amend, waive or otherwise change, in any respect, its organizational documents except as required by applicable law or in connection with an extension of the deadline for a Business Combination;
•
other than in connection with a conversion of the loans made to Learn CW related to ongoing expenses reasonably related to the business of Learn CW and the consummation of a Business Combination (the “Working Capital Loans”), (a) authorize for issuance, issue, grant, sell, charge, pledge, mortgage or dispose of or propose to issue, grant, sell, charge, pledge, mortgage or dispose of any of its equity securities or other security interests of any class and any other equity-based awards; or (b) engage in any hedging transaction with a third person with respect to such securities;

•
(a) subdivide, split, consolidate, combine, recapitalize or reclassify any of its shares or other equity securities or issue any other securities in respect of such shares or other equity securities; (b) pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination of cash, equity or property) in respect of its shares or other equity securities; or (c) directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its equity securities;

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(a) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise and including Working Capital Loans) in excess of $2,000,000 in the aggregate; (b) make a loan or advance to or investment in any third-party; or (c) guarantee or endorse any indebtedness, liability or obligation of any person;

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(a) make, change or rescind any material election relating to taxes; (b) settle any claim, suit, litigation, proceeding, arbitration, investigation, audit, controversy or other legal proceeding relating to material taxes; (c) file any amended income tax or other material tax return; (d) surrender or allow to expire any right to claim a refund of material taxes; (e) change or request to change any method of accounting for tax purposes; (f) waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of material taxes may be issued or in respect of any material tax attribute that would give rise to any claim or assessment of taxes of or with respect to Learn CW; or (g) enter into any “closing agreement” as described in Section 7121 of the Code or any similar agreement or arrangement with any governmental authority, in each case except as required by applicable law;

•	amend, waive or otherwise change the Trust Agreement in any manner adverse to Learn CW;
•	terminate, waive or assign any material right under any material contract of Learn CW;
•	fail to maintain its books, accounts and records in all material respects in the ordinary course of business;
•	establish any subsidiary or enter into any new line of business;
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fail to maintain in full force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations, properties and activities in such amount and scope of coverage substantially similar to that which is currently in effect;

•	make any material change in accounting methods, principles or practices, except to the extent required to comply with GAAP or PCAOB standards;
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waive, release, assign, settle or compromise any claim, action, proceeding or investigation (including any suit, action, claim, proceeding or investigation relating to the Business Combination Agreement or the Transactions), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, Learn CW or its subsidiary) not in excess of $50,000 (individually or in the aggregate);

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acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division of any corporation, partnership, limited liability company or other business organization, or any material amount of assets outside the ordinary course of business;

•	make capital expenditures;
•	adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;
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voluntarily incur any liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $250,000 in the aggregate (excluding the incurrence of any expenses) other than (a) pursuant to the terms of a Contract in existence as of October 24, 2023; (b) Working Capital Loans; or (c) in accordance with the terms of the Business Combination Agreement during the interim period incurred in connection with its performance of its obligations under, or as otherwise as contemplated by, the Business Combination Agreement;

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sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its tangible properties, assets or rights;

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take any action that would reasonably be expected to significantly delay or impair the obtaining of any consents of any governmental authority to be obtained in connection with the Business Combination Agreement;

•	grant or establish any form of compensation or benefits to any current or former employee, officer, director, individual independent contractor or other individual service provider of Learn CW; or
•	authorize or agree to do any of the foregoing actions.
No Solicitation
The Business Combination Agreement provides that during the interim period between signing of the Business Combination Agreement and the Closing, each party to the Business Combination Agreement shall not, and shall cause its representatives not to, without the prior written consent of Innventure and Learn CW, directly or indirectly, (i) solicit, assist, initiate, engage or facilitate the making, submission or announcement of or encourage, any Acquisition Proposal (as defined in the Business Combination Agreement); (ii) furnish any non public information to any person or group (other than a party to the Business Combination Agreement or its representatives) in connection with or in response to, or that would reasonably be expected to lead to, an Acquisition Proposal; (iii) engage, encourage or participate in discussions or negotiations with any person or group with respect to, or that would reasonably be expected to lead to, an Acquisition Proposal; (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal; (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement or arrangement related to any Acquisition Proposal or that would reasonably be expected to lead to an Acquisition Proposal; (vi) release any third person from, or waive any provision of, any confidentiality agreement to which such party to the Business Combination Agreement is a party; (vii) otherwise encourage, facilitate or cooperate in any way with any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any person to make an Alternative Transaction; (viii) enter into any agreement, arrangement or understanding that would reasonably be expected to adversely affect the ability of the parties to the Business Combination Agreement or their respective affiliates to consummate the Transaction in a timely manner; (ix) solely with respect to Innventure, prepare or take any steps in connection with a public offering of any securities of Innventure or any of its subsidiaries (or any affiliate or successor of Innventure or any of its subsidiaries), other than in connection with the Transactions; or (x) agree or otherwise commit to enter into or engage in any of the foregoing.
Each party to the Business Combination Agreement shall notify the others as promptly as practicable (and in any event within two business days) in writing of the receipt by it or any of its representative of (i) any inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal; (ii) any inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could be expected to result in an Acquisition Proposal; and (iii) any request for non public information relating to such party or its affiliates in connection with any Acquisition Proposal, specifying in each case, the material terms and conditions of such Acquisition Proposal (including a copy of such Acquisition Proposal if in writing or a written summary of such Acquisition Proposal, if oral) and the identity of the party making such inquiry, proposal, offer or request for information. Each party shall keep the other party promptly informed of the status of any such inquiries, proposals, offers or requests for information. During the interim period, each party to the Business Combination Agreement shall, and shall cause its representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any person with respect to any Acquisition Proposal. During the interim period, each party to the Business Combination Agreement shall, and shall direct its representatives to, cease and terminate any such solicitations, discussions or negotiations.
Other Covenants and Agreements
The Business Combination Agreement contains other covenants and agreements, including covenants related to:
•	the intended tax treatment of the transactions contemplated by the Business Combination Agreement;
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Innventure and Learn CW providing each other with reasonable access to the properties, books, contracts, commitments, tax returns, records and appropriate officers and employees of each respective party and their subsidiaries, as such party and its representatives may reasonably request for the purposes of furthering the transactions or for purposes of consummating the Transactions;

•	confidentiality and publicity relating to the Business Combination Agreement and the transactions contemplated thereby;
•	the resignation and election of the Holdco Board;
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indemnification obligations of Holdco, Innventure and the Target Companies with respect to each present and former director, manager and officer of Learn CW and the Target Companies and each of their respective subsidiaries;

•	Innventure obtaining any consents and approvals that are or may be required in connection with the Mergers;
•	Learn CW timely filing all reports required to be filed or furnished with the SEC and otherwise complying in all material respects with its reporting obligations under applicable securities laws; and
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Innventure not (i) purchasing or selling any Learn CW securities (other than to engage in the Mergers in accordance with the Business Combination Agreement) while it is in possession of any material nonpublic information of Learn CW, (ii) communicating such nonpublic information to any third-party, (iii) taking any other action with respect to Learn CW in violation of any laws, or (iv) causing or encouraging any third-party to do any of the foregoing.

Survival
Except in the case of fraud or as otherwise contemplated in the effect of termination provision of the Business Combination Agreement, the representations, warranties, agreements, covenants, obligations or other agreements in the Business Combination Agreement terminate at the Closing, except for the covenants and agreements which by their terms expressly apply in whole or in part after Closing (which such covenants shall survive only with respect to any breaches occurring after the Closing).
Conditions to Closing
General Conditions
The obligations of the parties to consummate the Transactions are subject to the satisfaction or written waiver (where permissible) by Innventure and Learn CW of the following conditions:
•	all matters requiring shareholder approval from Learn CW and member approval from Innventure shall have been approved;
•
any applicable waiting period or any extension of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, in respect of the Transactions shall have expired or been earlier terminated, and (ii) all other consents of (or filings or registrations with) any governmental authority required in connection with the execution, delivery and performance of the Business Combination Agreement shall have been obtained, expired or otherwise terminated, as applicable;

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no governmental authority shall have enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent) or order that is then in effect and which has the effect of making the Transactions illegal or which otherwise prevents or prohibits consummation of the Transactions;

•	the Registration Statement shall have been declared effective under the Securities Act by the SEC and shall remain effective as of the Closing;
•
no stop order or similar order suspending the effectiveness of the Registration Statement shall have been issued and be in effect with respect to the Registration Statement and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn;

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the shares of Holdco Common Stock to be issued in connection with the Transactions shall be approved for listing upon the Closing on a nationally recognized stock exchange or listing system mutually agreed to by the parties to the Business Combination Agreement; and

•	the Sponsor and Innventure shall have duly executed and delivered the Sponsor Support Agreement and the Member Support Agreement.
Innventure Conditions to Closing
The obligations of Innventure to consummate the Transactions are subject to the satisfaction or written waiver (where permissible) by Innventure of the following conditions:
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each of the representations and warranties made pursuant to Section 5.01 (Organization and Standing), Section 5.02 (Authorization; Binding Agreement), Section 5.05 (Capitalization) and Section 5.18 (Information Supplied) of the Business Combination Agreement (the “Learn CW Fundamental Representations”) shall be true and correct in all respects (other than de minimis inaccuracies), in each case on and as of October 24, 2023 and on and as of the Closing Date as if made on the Closing Date, except for (x) those representations and warranties that address matters only as of a particular date (which representations and warranties shall be true and correct in all material respects as of such date) and (y) such changes after October 24, 2023 that are expressly contemplated or expressly permitted by the Business Combination Agreement or the Ancillary Agreements;

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each of the representations and warranties of Learn CW set forth in the Business Combination Agreement and in any certificate delivered by or on behalf of Learn CW pursuant to the Business Combination Agreement, other than the Learn CW Fundamental Representations, shall be true and correct on and as of October 24, 2023 and on and as of the Closing Date as if made on the Closing Date, except for: (x) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date); and (y) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality, Innventure Material Adverse Effect or any similar qualification or exception), individually or in the aggregate, have not had and would not reasonably be expected to have an Innventure Material Adverse Effect;

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Learn CW shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under the Business Combination Agreement to be performed or complied with by it on or prior to the Closing Date;

•	no Innventure Material Adverse Effect shall have occurred with respect to Innventure since October 24, 2023 that is continuing and uncured;
•	Learn CW shall have made appropriate arrangements to have the Trust Account available to Learn CW for payment of amounts to be paid pursuant to the Business Combination Agreement;
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the SEPA shall be in full force and effect, no party thereto shall not have terminated nor delivered any notice of amendment, modification, default or termination of the SEPA and the full amount of the SEPA shall be duly available to Holdco;

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Learn CW shall have delivered to Innventure a certificate, dated the Closing Date, signed by any director or officer of Learn CW in such capacity, certifying as to the satisfaction of the conditions specified in Section 7.02(a), Section 7.02(b) and Section 7.02(c) of the Business Combination Agreement;

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Learn CW shall have delivered to Innventure a certificate from any director or officer certifying as to, and attaching: (a) copies of Learn CW’s organizational documents as in effect as of the Closing Date; and

(b) the resolutions of the LCW Board authorizing and approving the execution, delivery and performance of the Business Combination Agreement and each of the Ancillary Agreements to which it is a party or by which it is bound, and the consummation of the Transactions; and
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Learn CW shall have delivered to Innventure: (a) a copy of the A&R Registration Rights Agreement, duly executed by Holdco, Learn CW and the Sponsor; and (b) a copy of the Investor Rights Agreement, duly executed by Holdco.

Learn CW Conditions to Closing
The obligation of Learn CW to consummate the Transactions is subject to the satisfaction or written waiver (where available) of the following conditions:
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each of the representations and warranties made pursuant to Section 4.01 (Organization and Standing), Section 4.02 (Authorization; Binding Agreement), Section 4.03 (Capitalization), Section 4.04 (Subsidiaries and Investments), Section 4.25 (Finders and Brokers) and Section 4.27 (Information Supplied) of the Business Combination Agreement (the “Innventure Fundamental Representations”) shall be true and correct in all respects (other than de minimis inaccuracies), in each case on and as of October 24, 2023 and on and as of the Closing Date as if made on the Closing Date, except for (x) those representations and warranties that address matters only as of a particular date (which representations and warranties shall be true and correct in all material respects as of such date) and (y) such changes after the Signing Date that are expressly contemplated or expressly permitted by the Business Combination Agreement or the Ancillary Agreements;

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each of the representations and warranties of Innventure set forth in the Business Combination Agreement and in any certificate delivered by or on behalf of Innventure pursuant to the Business Combination Agreement other than the Innventure Fundamental Representations shall be true and correct on and as of October 24, 2023 and on and as of the Closing Date as if made on the Closing Date, except for: (a) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date, subject to the following clause (b)); and (b) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality, Learn CW Material Adverse Effect or any similar qualification or exception), individually or in the aggregate, have not had and would not reasonably be expected to have a Learn CW Material Adverse Effect;

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Innventure shall have performed in all material respects all of its obligations and complied in all material respects with all of the agreements and covenants under the Business Combination Agreement to be performed or complied with by it on or prior to the Closing Date;

•	no Learn CW Material Adverse Effect shall have occurred with respect to any Target Company since October 24, 2023 that is continuing and uncured;
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Learn CW shall have received a certificate from Innventure, dated as the Closing Date, signed by an executive officer of Innventure in such capacity, certifying as to the satisfaction of the conditions specified in Section 7.03(a), Section 7.03(b) and Section 7.03(c) of the Business Combination Agreement;

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Innventure shall have delivered to Learn CW a certificate executed by Innventure’s secretary certifying as to the validity and effectiveness of, and attaching: (a) copies of Innventure’s organizational documents as in effect as of the Closing Date (immediately prior to the Closing); and (b) the requisite resolutions of the Innventure Board authorizing and approving the execution, delivery and performance of the Business Combination Agreement and each Ancillary Agreement to which Innventure is or is required to be a party or bound, and the consummation of the Transactions; and

•	Holdco shall have delivered to Learn CW a copy of the A&R Registration Rights Agreement, duly executed by Holdco, Learn CW and the Sponsor.
Waiver
Any party of the Business Combination Agreement may, at any time prior to the Closing, by action taken by its board of directors or equivalent governing body or authority, or officers thereunto duly authorized, extend the time for the performance of the obligations or acts of another party to the Business Combination Agreement, waive any inaccuracies in the representations and warranties (of another party) that are contained in the Business Combination

Agreement, or waive compliance by another party with any of the agreements or conditions contained in the Business Combination Agreement or agree to an amendment or modification to the Business Combination Agreement in the manner contemplated by the Business Combination Agreement and by an agreement in writing.
Termination
The Business Combination Agreement may be terminated and the transactions abandoned, but not later than the Closing, as follows:
•	by mutual written consent of Innventure and Learn CW;
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by Innventure, if at any time prior to the receipt of approval of certain shareholder matters by the Learn CW shareholders at the extraordinary general meeting (the “Learn CW Shareholder Approval”), there has been a modification in recommendation to vote in favor of the Transactions by the LCW Board;

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by Innventure if Learn CW Shareholder Approval will not have been obtained with respect to the matters set forth in the Business Combination Agreement by reason of the failure to obtain the required vote at a duly convened extraordinary general meeting of the shareholders of Learn CW or at any adjournment or postponement;

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by Learn CW or Innventure if any of the conditions to the Closing set forth in the Business Combination Agreement have not been satisfied or waived by the Outside Date; such right to terminate the Business Combination Agreement will not be available to a party if a breach or violation by such party or its affiliates of any representation, warranty, covenant or obligation under the Business Combination Agreement was the primary cause of, resulted in, the failure of the Closing to occur on or before the Outside Date;

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by Learn CW, following the expiration of any deadline by which Learn CW must complete a business combination in accordance with its organizational document as then in effect, if such deadline has not been properly extended in accordance with its organization documents;

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by Learn CW or the Company if a Governmental Authority (as defined in the Business Combination Agreement) of competent jurisdiction shall have issued an order or law or has taken any other action permanently restraining enjoining or otherwise prohibiting the consummation of the Transactions, and such order, law or other action has become final and non-appealable; or

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by either the Company or Learn CW, if (i) there has been a breach by either party of any of its representations, warranties, covenants or agreements contained in the Business Combination Agreement, or if any representation or warranty of either party shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in the Business Combination Agreement to be satisfied and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of: (A) twenty days after written notice of such breach or inaccuracy is provided to Learn CW; or (B) the Outside Date.

Effect of Termination
In the event of valid termination of the Business Combination Agreement by Learn CW or Innventure, the Business Combination Agreement will become void and have no effect, without any liability on the part of any party or its respective affiliates and their respective managers, directors, officers, employees, independent contractors, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives, except that (i) Section 6.15, Section 6.16, Article IX, Section 8.02 and Section 8.03 of the Business Combination Agreement will survive termination of the Business Combination Agreement and (ii) nothing in the Business Combination Agreement will relieve any party from liability for any willful breach of any representation, warranty, covenant or obligation under the Business Combination Agreement or fraud against such party to the Business Combination Agreement, in each case, prior to such termination.
Fees and Expenses
Except as otherwise provided in the Business Combination Agreement, each party shall bear its own expenses incurred in connection with the Business Combination Agreement and the transactions herein contemplated if the Business Combination is not consummated, including all fees of its legal counsel, financial advisers and accountants; provided that if the Closing occurs, Holdco and its subsidiaries shall bear and pay, at or promptly after Closing, all of the transaction expenses incurred in connection with the Business Combination Agreement, the Ancillary Agreements and the transactions contemplated thereby, including but not limited to, fees and expenses of counsel, accountants, consultants, advisors, investment bankers and financial advisors of each of Learn CW and Innventure.
Amendments
The Business Combination Agreement may be amended, supplemented or modified only by execution of a written instrument signed by Learn CW (which in the case of Learn CW, shall require the approval of the LCW Board) and Innventure. The approval of the Business Combination Agreement by the shareholders of any of the parties shall not restrict the ability of the board of directors (or officers or persons duly authorized) of any of the parties to properly terminate the Business Combination Agreement or to cause such party to enter into an amendment to the Business Combination Agreement.
Governing Law
The Business Combination Agreement, and all claims or causes of action based upon, arising out of, or related to the Business Combination Agreement or the transactions contemplated thereby, shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction.
Jurisdiction; Waiver of Trial by Jury
The Business Combination Agreement provides that any action based upon, arising out of or related to the Business Combination Agreement or the transactions contemplated thereby must be brought in the Court of Chancery of the State of Delaware and any State of Delaware appellate court therefrom, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such proceeding, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the proceeding shall be heard and determined only in any such court, and agrees not to bring any legal proceeding arising out of or relating to the Business Combination Agreement or the transactions contemplated thereby in any other court. Nothing in the Business Combination Agreement shall be deemed to affect the right of any party to serve process in any manner permitted by law or to commence legal proceedings or otherwise proceed against any other party to the Business Combination Agreement in any other jurisdiction, in each case, to enforce judgments obtained in any action properly brought. Each of the parties irrevocably waives any and all right to trial by jury in any action based upon, arising out of or related to the Business Combination Agreement or the transactions contemplated thereby.
Summary of the Ancillary Agreements
This section describes certain additional agreements entered into or to be entered into pursuant to the Business Combination Agreement, but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the agreements. The SEPA, the Member Support Agreement, the Sponsor Support Agreement, the form of A&R Registration Rights Agreement, the form of Investor Rights Agreement and the form of Lock-Up Agreement are attached hereto as Annex C, Annex D, Annex E, Annex F, Annex G and Annex H respectively. You are urged to read such agreements in their entirety prior to voting on the proposals presented at the extraordinary general meeting.
Standby Equity Purchase Agreement
Concurrently with the parties entering into the Business Combination Agreement, Holdco entered into the SEPA with Yorkville pursuant to which, subject to the consummation of the Transactions, Holdco has the option, but not the obligation, to issue and Yorkville shall subscribe for, an aggregate amount of up to $75 million of the Holdco Common Stock at the time of Holdco’s choosing during the term set forth in the SEPA, subject to certain limitations, including exchange caps, issuances and subscriptions based on trading volumes. Each Advance under the SEPA may be in an amount of Holdco Common Stock up to the greater of (i) $10 million or (ii) the aggregate daily trading volume of Holdco Common Stock in the five trading days prior to Holdco requesting an Advance. The purchase price for an Advance is determined by multiplying the market price of Holdco Common Stock by either (a) 95% of the average daily VWAP during the applicable one-day pricing period or (b) 97% of the lowest daily VWAP during the applicable three consecutive trading day pricing period.

The SEPA will continue for a term of three years commencing from the date of the Closing, unless prior terminated pursuant to its terms.
Member Support Agreement
In connection with the execution of the Business Combination Agreement, certain Innventure Members have entered into the Member Support Agreement with Learn CW, Holdco, and Innventure, pursuant to which such Innventure Members have agreed to, among other things, (i) vote in favor of the Business Combination Agreement and the transactions contemplated thereby, (ii) be subject to a 180-day lock-up period following the Closing with respect to any shares of Holdco Common Stock received as consideration in the Transaction and (iii) be bound by certain other covenants and agreements related to the Transactions.
Sponsor Support Agreement
In connection with the execution of the Business Combination Agreement, Learn CW, Innventure and the Sponsor have entered into the Sponsor Support Agreement. The Sponsor Support Agreement provides that Sponsor agrees (i) to vote in favor of the proposed transactions contemplated by the Business Combination Agreement, (ii) to appear at certain Learn CW shareholder meetings for purposes of constituting a quorum, (iii) to vote against any proposals that would materially impede the proposed transactions contemplated by the Business Combination Agreement, (iv) to waive any anti-dilution rights that would otherwise result in the Learn CW Class B Ordinary Shares held by Learn CW converting into Holdco Common Stock on a greater than one-for-one basis in connection with the Transactions and the transactions contemplated by the Business Combination Agreement and (v) to forfeit 750,000 Learn CW Class B Ordinary Shares and waive any anti-dilution adjustment to the conversion ratio of such shares resulting in such shares converting into Holdco Common Stock on a one-for-one basis, in each case, on the terms and subject to the conditions set forth in the Sponsor Support Agreement.
In addition, pursuant to the Sponsor Support Agreement, the At Risk Sponsor Shares are subject to forfeiture if the aggregate amount of (i) any Additional Financing, plus (ii) the Additional Funds, does not exceed the Target Amount. The amount of At Risk Sponsor Shares subject to forfeiture shall be proportionally reduced to the extent the Additional Funds at Closing are less than the Target Amount. In addition, to the extent not forfeited pursuant to the foregoing at Closing, the At Risk Sponsor Shares shall be subject to a lock-up, subject to the At Risk Sponsor Share Vesting Condition. If the At Risk Sponsor Share Vesting Condition has not occurred prior to the seventh anniversary of the Closing, such At Risk Sponsor Shares shall be deemed forfeited by the Sponsor and be cancelled by Holdco for no further consideration.
In addition, pursuant to the Sponsor Support Agreement, the Sponsor Earnout Shares shall be subject to vesting and forfeiture following the Closing. The Sponsor Earnout Shares will vest upon the achievement of the Milestones concurrently with the vesting and issuance of Company Earnout Shares, and will also be deemed vested if, prior to the expiration of the Vesting Period, there is (i) a Change of Control (as defined in the Business Combination Agreement) of Holdco or (ii) the volume-weighted average trading price of Holdco Common Stock exceeds $11.50 per share for at least twenty days in any immediately preceding thirty day period. If the Sponsor Earnout Shares shall not have vested pursuant to the foregoing prior to the expiration of the Vesting Period, the Sponsor Earnout Shares shall be deemed forfeited by the Sponsor and be cancelled by Holdco for no further consideration.
Amended and Restated Registration Rights Agreement
Pursuant to the terms of the Business Combination Agreement, at the Closing, Holdco, the Sponsor and certain other holders of the Holdco Common Stock will enter into the A&R Registration Rights Agreement. The A&R Registration Rights Agreement will provide these holders (and their permitted transferees) with the right to require Holdco, at Holdco’s expense, to register the Holdco Common Stock that they hold, on customary terms, including customary demand and piggyback registration rights. The A&R Registration Rights Agreement will also provide that Holdco pay certain expenses of the electing holders relating to such registration and indemnify them against liabilities that may arise under the Securities Act.
Form of Investor Rights Agreement
Pursuant to the terms of the Business Combination Agreement, at the Closing, the Founding Investors have agreed to enter into the Investor Rights Agreement. Each party to the Investor Rights Agreement agrees to cause certain nominees to be elected to serve as directors on the board, at each annual meeting, so long as the Founding Investors collectively satisfy certain minimum holding condition as set forth in the Investor Rights Agreement.

Form of Lock-Up Agreement
In connection with the execution of the Business Combination Agreement, Lock-Up Parties have entered into Lock-Up Agreements with Holdco, pursuant to which such persons have agreed, subject to certain customary exceptions, not to (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise transfer, dispose of or agree to transfer or dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder, any Restricted Shares, currently owned or acquired after the date of the applicable Lock-Up Agreement, that is owned directly by such Lock-Up Party (including securities held as custodian) or with respect to which such Lock-Up Party has beneficial ownership within the rules and regulations of the SEC, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Restricted Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii) for a period ending upon the earlier of (A) the expiration of one year after the Closing, and (B) subsequent to the Closing, (i) if the closing price of Holdco Common Stock equals or exceeds $12.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing, or (ii) the date which Innventure completes a merger, liquidation, stock exchange, reorganization or other similar transaction after the Closing that results in all of the public stockholders of Holdco having the right to exchange their Holdco Common Stock for cash securities or other property.
Class B Warrant Cashless Exercise Description and Acknowledgment Letter
On April 9, 2024, Innventure distributed a cashless exercise description and acknowledgment letter (the “Exercise Letter”) to the holders of its Class B Preferred Warrants. By signing the Exercise Letter, holders of the Innventure Class B Preferred Warrants agreed that, in connection with, and effective immediately prior to, the consummation of the Business Combination, such warrants would be automatically exercised in accordance with their net exercise provisions, and the holders of the Class B Preferred Warrants would receive Class B Preferred Units. Upon exercise, the Class B Preferred Warrants will be deemed canceled, and the Class B Preferred Units for which the Class B Preferred Warrants are exercised will, immediately upon consummation of the Business Combination, be automatically converted into Holdco Common Stock upon the terms and subject to the conditions set forth in the Business Combination Agreement.
Background of the Business Combination
The proposed Business Combination is the result of a search by Learn CW for a potential transaction using the network, investment and operating experience of its management team. The terms of the proposed Business Combination with Innventure are the result of arm’s-length negotiations between Learn CW and Innventure, and their respective representatives. The following is a brief summary of the background of this process, related transactions, and the proposed Business Combination. This summary does not purport to describe all correspondence among Learn CW, Innventure, and the other parties involved in the business combination search and negotiation.
Learn CW is a blank check company that was incorporated on February 2, 2021 as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses in any industry, while focusing on education, training and education technology (“EdTech”) targets.
On March 18, 2021, Learn CW issued an aggregate of 7,187,000 Learn CW Class B Ordinary Shares to the Sponsor in exchange for $25,000, or approximately $0.003 per share, to cover certain expenses of Learn CW.
On August 20, 2021, the Sponsor surrendered 1,287,000 Learn CW Class B Ordinary Shares to Learn CW for no consideration, resulting in a decrease in the total number of Learn CW Class B Ordinary Shares issued and outstanding from 7,187,000 to 5,900,000.
On September 9, 2021, the Sponsor surrendered an additional 150,000 Learn CW Class B Ordinary Shares to Learn CW for no consideration, resulting in a decrease in the total number of Learn CW Class B Ordinary Shares issued and outstanding from 5,900,000 to 5,750,000.
The registration statement for Learn CW’s IPO was declared effective on October 7, 2021. On that same date, Learn CW entered into an underwriting agreement with Evercore Group L.L.C. (“Evercore”) in connection with

Learn CW’s IPO, which entitled Evercore, as the underwriter of Learn CW’s IPO, to, among other things, a deferred fee of $0.35 per Unit, or $7,780,500 in the aggregate, and a discretionary deferred fee of $2,000,000, to be paid out of the Trust Account upon consummation of the Business Combination. On August 30, 2023, Evercore executed a letter agreement agreeing, among other things, to waive its right to the deferred underwriting fees. Evercore did not receive any payment from Learn CW in connection with the fee waiver and will not receive any payment from Learn CW in connection with the Business Combination. Evercore has also disclaimed any responsibility for any part of this proxy statement/consent solicitation statement/prospectus.
On October 13, 2021, Learn CW consummated its IPO of 23,000,000 Units, which included the issuance of 3,000,000 Units as a result of the underwriter’s full exercise of its over-allotment option, each Unit consisting of one Learn CW Class A Ordinary Share, par value $0.0001 per share, and one-half of one Public Warrant, each whole Public Warrant entitling the holder thereof to purchase one Learn CW Class A Ordinary Share for $11.50 per share, subject to adjustment. The Units were sold at a price of $10.00 per Unit, and the IPO generated gross proceeds of $230,000,000. The Sponsor purchased 770,000 Units from the underwriter in the IPO.
Simultaneously with the IPO, Learn CW consummated a private placement transaction with the Sponsor of an aggregate of 7,146,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant, generating gross proceeds to Learn CW of $7,146,000.
Prior to the consummation of the IPO, neither Learn CW, nor its directors, officers, or anyone on its behalf, selected any specific target business or initiated any discussions, directly or indirectly, with any target business with respect to a transaction with Learn CW.
Following the IPO, Learn CW commenced a search for potential businesses and assets to acquire. As described in Learn CW’s IPO prospectus (Registration No. 333-254820) filed on October 12, 2021 (the “IPO Prospectus”), Learn CW focused its initial search on business combination targets in the EdTech industry with the goal of offering public market investors near-term access and direct investment exposure to the long-term trends favorably impacting these sectors and the related consolidation and value-creation opportunities. However, Learn CW was not limited by these target characteristics and took a multidisciplinary approach towards consummating an initial business combination with an emphasis on building significant shareholder value over the long-term.
In evaluating potential businesses and assets to acquire, Learn CW, together with the LCW Board and the Sponsor, surveyed the landscape of potential acquisition opportunities based on their knowledge and familiarity with the mergers and acquisitions marketplace. Learn CW considered numerous potential target businesses with the objective of consummating its initial business combination and representatives of Learn CW contacted, and were contacted by, numerous individuals and entities who presented potential business combination opportunities. In addition, Learn CW worked in consultation with EHPZ Advisors LLC, a Delaware limited liability company (“Advisor”), who ultimately brought to Learn CW’s attention the potential acquisition opportunity with Innventure. Learn CW focused its search using the general criteria and guidelines described in the IPO Prospectus that it believed would be important in evaluating a prospective target, including, without limitation, businesses that Learn CW believed:
•	are fundamentally sound but underperforming their potential;
•	exhibit unrecognized value or other characteristics that Learn CW believes have been misevaluated by the marketplace;
•	are at an inflection point where Learn CW believed that they could drive improved financial performance;
•	offer opportunities to enhance financial performance through organic initiatives and/or inorganic growth opportunities identified in analysis and due diligence;
•	can benefit from Learn CW’s founders’ knowledge of the target sectors, proven collection of operational strategies and tools, and past experiences in profitability and rapidly scaling businesses;
•	are valued attractively relative to their existing cash flows and potential for operational improvement; and/or
•	offer an attractive potential return for Learn CW’s shareholders, weighing potential growth opportunities and operational improvements in the target business against any downside risks.

The foregoing criteria and guidelines (the “Base Criteria”) were not exhaustive. Learn CW’s evaluation relating to the merits of any potential business combination was based, to the extent relevant, on these general criteria and guidelines as well as other considerations, factors, and criteria that the Learn CW management team deemed relevant.
Timeline of the General Search Process
Beginning shortly after its initial public offering, Learn CW held meetings among members of the Learn CW management team, certain of Learn CW’s advisors, the Sponsor and its affiliates, and in many cases the LCW Board, in order to discuss matters relating to Learn CW’s initial business combination. Such meetings were intended to allow management and certain of its advisors to provide updates regarding the status of the evaluation of, and outreach to, potential business combination targets. Unless otherwise stated in this “Background of the Business Combination” section, meetings of the LCW Board included Robert Hutter, Adam Fisher, Ellen Levy, Peter Relan, Daniel H. Stern, and Anuranjita Tewary, meetings of the Advisor included Messrs. Daniel Zlotnitsky, Nicholas Petruska and, prior to August 17, 2023, Greg Ethridge, meetings of Grail Partners included Messrs. Craig Cognetti and Joseph Barrasse and meetings of the Innventure Board included Messrs. Haskell, Otworth, Wasson, Donnally and Balkin.
During the search process, Learn CW conducted an evaluation of potential targets based on the Base Criteria and other relevant considerations, factors, and criteria. Between October 13, 2021 and August 17, 2023 (the date on which Learn CW entered into a non-binding letter of intent with Innventure—the interaction with Innventure, specifically, is described below under the subheading “Timeline of the Proposed Business Combination with Innventure”), Learn CW, its Sponsor, its financial advisors, and its affiliates identified potential target companies across various industries and made contact with representatives of such potential target companies to discuss the potential for a business combination transaction, which included targets in the EdTech industries, among others. The potential target companies were narrowed down to five potential targets with which Learn CW entered into non-disclosure agreements in order to engage in more in-depth discussions regarding a potential transaction, including Innventure. Based on assessments of the potential target companies with which Learn CW entered into non-disclosure agreements including with respect to their product and market fit, growth potential, and the strength of their management teams, and in consultation with the LCW Board, Learn CW held meetings with such five potential targets, including Innventure, to evaluate the business of these potential targets further as well as to determine which potential targets had marketable businesses well-suited for going public and well-situated to enter into a business combination within a reasonable time.
Before entering into a non-binding letter of intent with Innventure, Learn CW’s management team, led by Mr. Hutter, pursued potential business combinations, conducted preliminary due diligence on, had management team meetings with, and negotiated preliminary terms of, potential transactions with the below potential business combination targets:
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Candidate A (EdTech): In December 2021, Learn CW began discussions with Candidate A regarding a potential business combination. Learn CW began receiving due diligence materials from Candidate A and provided Candidate A with a non-binding draft letter of intent in late December, 2021. In January 2022, Candidate A cordially declined to continue discussions further, citing market conditions and concerns over its public company readiness.

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Candidate B (Natural Resources Exploration and Production): Following entry into a letter of intent on April 23, 2022, Candidate B pursued a round of interim equity financing, in which discussions on the potential business combination did not advance materially. In late June 2022, Learn CW re-engaged with Candidate B following the completion of the interim financing round. Between July and October 2022, the parties discussed terms and negotiated, but did not execute a revised letter of intent. The parties ultimately terminated discussions in October 2022 due to market conditions and inability to agree on terms of third-party financing in connection with a potential business combination.

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Candidate C (Medical Technology): Discussions relating to a potential business combination with Candidate C began in January 2023. In May 2023, Learn CW commenced reviewing due diligence materials from Candidate C. Based on information obtained during due diligence, Learn CW determined Candidate C lacked the operational maturity necessary to achieve a potential business combination and decided not to pursue the Candidate D opportunity.

•	Candidate D (EdTech): In March 2023, Learn CW began discussions with Candidate D regarding a potential business combination. Discussions between Learn CW and Candidate D regarding a potential business combination did not progress in any material respect following the signing of a non-disclosure agreement. Candidate C informed Learn CW that, after discussion with its financial advisor, it had determined to pursue a subordinated debt offering rather than pursue a public listing and discussions between the parties were terminated in July 2023.
Timeline of the Proposed Business Combination with Innventure
On April 14, 2023, representatives of Grail Partners, LLC (“Grail Partners”), financial advisors to Innventure that were retained by Innventure in March of 2023 to assist Innventure with various financial matters, including extraordinary transactions such as a merger with a special purpose acquisition company, introduced representatives of Advisor to members of the Innventure management team, consisting of Messrs. Haskell, Harper and Austrup, who were interested in potentially pursuing a business combination with a SPAC partner. Grail Partners made many such introductions on behalf of Innventure.
On April 24, 2023, Messrs. Haskell, Harper and Austrup, presented an overview of Innventure’s business model to representatives of Advisor and Grail Partners.
On April 26, 2023, Mr. Ethridge and Grail Partners visited the Austin, Texas offices of Accelsius, and attended in-person meetings with members of the Innventure, AeroFlexx and Accelsius leadership teams: Messrs. Haskell Otworth, Donnally, Austrup, Harper, Meyer and Claman and Dr. Scott.
On May 11, 2023, members of the Innventure and Accelsius management teams, consisting of Messrs. Haskell and Claman, presented an overview of Accelsius’ business model, including information regarding its technology, operations and the performance of its cooling technologies, to representatives of Advisor and Grail Partners.
On May 17, 2023, members of the AeroFlexx management team, consisting of Messrs. Andy Meyer and Cedric D'Souza, presented an overview of AeroFlexx’s business model, including information regarding its technology, operations and its packaging solution, to representatives of Advisor and Grail Partners.
On May 23, 2023, members of the Innventure management team, consisting of Messrs. Haskell, Harper and Austrup, connected with Grail Partners to discuss the strategy of a SPAC merger, more generally, the current discussions with Advisor, and the timeline and steps to continue the process of a possible SPAC merger.
Between June 6, 2023 and August 17, 2023, Advisor met with members of the Innventure management team, consisting of Messrs. Haskell, Harper and Austrup, and Grail Partners to discuss the structure and terms of a potential business combination.
On June 9, 2023, Advisor provided a draft indication of interest presentation to Innventure which outlined how Innventure and Advisor would work together to complete a transaction with a to-be-identified SPAC counterparty. Thereafter, the parties continued to discuss the structure and terms of a potential business combination.
Between June 26, 2023 and August 11, 2023, Advisor and Innventure initially, and with Learn CW's input following July 13, 2023, exchanged drafts of a non-binding letter of intent which would outline the proposed structure and terms of a potential business combination between Learn CW and Innventure.
On June 26, 2023, Advisor, Grail Partners and members of the Innventure management team, consisting of Messrs. Haskell, Harper and Austrup, discussed entry into a letter of intent with respect to a potential business combination transaction, which included a discussion of structure and preliminary key terms and conditions.
In connection with such discussion, Advisor shared a draft non-binding letter of intent with Innventure, providing for the following terms:
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an equity valuation of Innventure at $500 million (less outstanding indebtedness and plus cash held at Innventure), inclusive of the ESG Fund and assuming the achievement of certain business milestones;

•	A SPAC counterparty executing and delivering an agreement with one or more institutional investors to provide a committed equity facility in an aggregate amount of at least $75 million;
•	customary lockup provisions, including a 180-day post-Closing lockup for all holders of Innventure equity interests and all holders of Founder Shares;
•	5.0 million Founder Shares to be retained by the SPAC;

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agreement relating to the payment of expenses upon execution of definitive agreements, including Innventure covering half the cost of a SPAC counterparty's extension of the date to consummate a business combination, if required, up to $2 million;

•	customary registration rights for certain shareholders of the post-Closing company, including demand and piggyback rights, in a form to be mutually agreed upon between the parties;
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customary termination rights for a transaction of this type, customary representations/warranties for a transaction of this type (none of which would survive the Closing), and customary interim operating covenants for a transaction of this type; and

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an initial board of the post-Closing company to be comprised of seven to nine directors, one of which would be nominated by the Sponsor (which governance right would only be with respect to the initial board at Closing).

On July 10, 2023, Grail Partners shared a revised draft of the non-binding letter of intent with Advisor, providing for the following changes to the June 26 draft:
•	the equity valuation of Innventure would be at least $500 million, subject to further discussion amongst the parties;
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a contemplated Up-C structure with a tax receivables agreement pursuant to which the tax savings would be allocated 80% to the holders of equity interests in Innventure and 20% to the combined company;

•	a 1-year lock-up period for holders of Founder Shares;
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A proposal that the SPAC counterparty's Sponsor and Innventure would be obligated to use commercially reasonable efforts to secure additional sources of capital in the aggregate amount of $50 million (“Additional Funds”);

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Agreed to the 5.0 million Founder Shares to be retained by the Sponsor, with the condition that to the extent the Additional Funds are less than $50 million, the SPAC counterparty's Sponsor would be required to forfeit (in a straight line forfeiture) up to 2.5 million founder shares at a rate of one Founder Share for each $20 the Additional Funds shall be below $50 million; and

•	Removal of Innventure's obligation to share in the costs of the SPAC counter-party's extension expenses.
On July 13, 2023, Advisor provided a revised draft of the non-binding letter of intent to Grail Partners, providing for a firm equity valuation of Innventure of $500 million, lock-up terms for both holders of Founder Shares and Innventure equity interests to be equivalent (at either 180 days or 1-year, as to be determined later) and the inclusion of Innventure's obligation to share in extension fees of the SPAC counterparty, subject to a $1 million cap.
On July 13, 2023, representatives of Advisor contacted Robert Hutter, Chief Executive Officer of Learn CW, about Innventure, a potential target company operating in the enterprise development industry. Advisor provided an overview of Innventure’s business and explained that an affiliate of Advisor had previously been pursuing a business combination with Innventure but it was determined that certain features of such affiliate’s capital structure would not be acceptable to Innventure. Advisor believed Learn CW might be a more suitable merger partner for a business combination transaction with Innventure.
On July 17, 2023, Advisor, Grail Partners and members of the Innventure and Accelsius management teams, consisting of Messrs. Haskell, Harper, Austrup and Claman, held a call to further discuss entry into a letter of intent with respect to a potential business combination transaction, which included a discussion of structure and preliminary key terms and conditions as outlined in the July 13, 2023 draft non-binding letter of intent.
On July 20, 2023, Learn CW executed a non-disclosure agreement with Advisor covering preliminary diligence, process information, and materials from Innventure.
On July 21, 2023, Learn CW’s management team, led by Mr. Hutter, began reviewing initial business due diligence materials and reviewing the terms of a potential non-binding letter of intent that had been proposed by Innventure through its discussions with Advisor.
On July 26, 2023, Grail Partners shared a revised draft of the non-binding letter of intent with Advisor, which noted the forfeiture provisions of the Founder Shares and Innventure's expense reimbursement obligations for the

SPAC counter-party's extension expenses were still under consideration by Innventure management and revised the lock-up provisions such that holders of Innventure equity interests who are insiders or management and holders of Founders would Shares would be subject to a 1-year lock-up term.
On July 27, 2023, in consultation with Mr. Hutter of Learn CW, Advisor shared are revised draft of the non-binding letter of intent with Grail Partners, reflecting a proposal whereby the number of Founder Shares subject to forfeiture would be reduced from 2.5 million to 2.0 million, in exchange for a reduction of the cap on SPAC counter-party extension expenses reimbursable by Innventure from $1 million to $500,000. The revised draft also reflected a one-year lockup for all Innventure insiders and management members holding Innventure equity interests and all holders of Founder Shares and a 180-day post-Closing lockup for all other holders of Innventure equity interests.
On August 2, 2023, Advisor and members of the Innventure management team, consisting of Messrs. Haskell, Harper and Austrup, discussed financing possibilities and alternatives in connection with a potential business combination transaction, including a discussion around Innventure's desire to obtain approximately $50 million of financing as part of the transaction in order to realize the full potential of their near-term business plan growth objectives and milestones, which could be achieved through a combination of equity or debt financing from third-party investors, a committed equity facility provided by institutional investors, cash generated from Innventure's operations and available cash remaining in the Trust Account at closing.
On August 8, 2023, Advisor presented to the Innventure Board regarding the merits of pursuing a potential business combination, including a discussion of financing opportunities outside of the trust, the SPAC market and overall capital market environment, timeline of a transaction, steps required to complete the transaction and the benefits of partnering with Learn CW and Advisor.
On August 10, 2023, members of the Innventure management team, consisting of Messrs. Haskell and Claman, presented to Mr. Hutter and Advisor on the Innventure business model, including its value creation track record through strategic collaboration with MNCs, its success merging PureCycle with a special purpose acquisition company, and its platform for the creation and scaling of additional Operating Companies to generate strategic commercial value.
On August 14, 2023, Learn CW and Innventure entered into a non-disclosure agreement containing customary confidentiality obligations.
On August 17, 2023, Learn CW and Innventure executed a non-binding letter of intent with respect to a potential business combination transaction (the “Letter of Intent”), which included preliminary key terms of and conditions to a potential transaction, subject to the completion of due diligence and the negotiation of definitive agreements. The Letter of Intent provided for, among other things:
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an equity valuation of Innventure at $500 million (less outstanding indebtedness and plus cash held at Innventure), inclusive of the ESG Fund, an environmental, social and governance focused venture capital fund established by Innventure that was formed to make venture capital investments in and contribute capital to the Innventure Companies, including AeroFlexx and Accelsius, and assuming the achievement of certain business milestones;

•	Sponsor, Holdco and Innventure would be obligated to use commercially reasonable efforts to secure additional sources of capital (“Additional Funds”);
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To the extent the total gross proceeds from the de-SPAC transaction (including both funds from Learn CW's trust account and the Additional Funds) are less than $50 million, the Sponsor would be required to forfeit (in a straight line forfeiture) up to 2 million founder shares at a rate of one founder share for each $25 the Additional Funds shall be below $50 million;

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a contemplated Up-C structure with a tax receivables agreement pursuant to which the tax savings would be allocated 80% to the holders of equity interests in Innventure and 20% to the combined company;

•	Learn CW executing and delivering an agreement with one or more institutional investors to provide a committed equity facility in an aggregate amount of at least $75 million (the “Financing”);

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customary lockup provisions, including a one-year lockup for all Innventure insiders and management members holding Innventure equity interests and a 180-day post-Closing lockup for all other holders of Innventure equity interests;

•	customary registration rights for certain shareholders of the post-Closing company, including demand and piggyback rights, in a form to be mutually agreed upon between the parties;
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customary termination rights for a transaction of this type, customary representations/warranties for a transaction of this type (none of which would survive the Closing), and customary interim operating covenants for a transaction of this type;

•	no post-Closing indemnification;
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Sponsor to forfeit 750,000 founder shares (for no consideration) so that the aggregate outstanding founder shares shall be 5,000,000 founder shares, before taking into account potential forfeitures related to failure to raise the Additional Funds;

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agreement relating to the payment of expenses upon execution of definitive agreements, including Innventure covering half the cost of Learn CW’s extension of the date to consummate a business combination, up to $500,000;

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an initial board of the post-Closing company to be comprised of seven to nine directors, one of which would be nominated by the Sponsor (which governance right would only be with respect to the initial board at Closing); and

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the Sponsor executing a customary sponsor support agreement, pursuant to which the Sponsor would agree to vote in favor of the Business Combination, agree to waive any anti-dilution rights for its founder shares and agree to the forfeiture of founder shares under certain circumstances.

On that same date, Learn CW, the Sponsor, and Advisor entered into a letter agreement (the “August 17, 2023 Letter Agreement”) pursuant to which Advisor agreed to provide certain advisory, diligence and other similar services to Learn CW and the Sponsor in connection with the potential business combination between Learn CW and Innventure. As consideration for Advisor’s performance of such services, the Sponsor agreed to transfer up to 3,350,000 of the Learn CW Class B Ordinary Shares beneficially owned by the Sponsor to Advisor at the Closing of the Business Combination. Such shares are currently held by a wholly-owned subsidiary of the Sponsor and will revert to the Sponsor if the Business Combination with Innventure is not completed.
Beginning on August 21, 2023 and continuing through execution of the Business Combination Agreement on October 24, 2023, Learn CW, Advisor and Sidley Austin LLP (“Sidley”), legal advisor to Learn CW, submitted business and legal diligence inquiries for Innventure and received both written and oral responses and document uploads to the virtual data room made available by Innventure. From that date and through the signing of the Business Combination Agreement, Innventure provided Learn CW and its legal and other advisors with additional due diligence materials regarding Innventure, including governance documents, key contracts, financial statements, performance metrics and other key and legal financial diligence materials and participated in various due diligence calls, including legal diligence calls on September 19, 2023 and September 25, 2023, with members of Sidley’s legal counsel team. The Learn CW management team and its advisors conducted an extensive business and legal due diligence examination of the Innventure business, including an examination of Innventure’s governance, key contracts, financial performance, equity securities information, and other key business and legal considerations.
Also beginning on that same date, Innventure, Learn CW, Advisor, Grail Partners, Sidley, and Vedder Price P.C. (“VP”), legal advisors to Innventure, began hosting regular discussions regarding the diligence timeline, initial drafting responsibility of definitive deal documentation, other timing considerations relating to the Business Combination with Innventure and audit and financial statement requirements. The parties continued to hold regular discussions regarding Innventure and the contemplated transaction throughout the process until the signing of the Business Combination Agreement.
Between August 22, 2023 and September 21, 2023, representatives of Innventure (Messrs. Haskell, Harper and Austrup), Accelsius (Mr. Claman), AeroFlexx (Mr. Meyer), Learn CW and Advisor met at various times, including at Innventure’s principal business offices in Orlando, Florida and Accelsius’ principal business offices in Austin,

Texas to conduct extensive due diligence on Innventure, including a management presentation from Innventure, an in-person technology review and demonstration by Accelsius, detailed reviews of the business strategies of each of Innventure, AeroFlexx and Accelsius, and further meetings with the Innventure Board.
On August 31, 2023, Advisor, Grail Partners, Mr. Hutter and Mr. Haskell, further discussed the Financing, as contemplated in the Letter of Intent, including the size and terms of the potential Standby Equity Purchase Agreement.
Between September 6, 2023 and October 5, 2023, representatives of Innventure (Messrs. Haskell, Harper and Austrup), Mr. Hutter, representing Learn CW, and Advisor met numerous times to discuss matters related to Innventure’s inclusion of the ESG Fund in the transaction and the business milestones of Innventure, Accelsius, and AeroFlexx. Based on distinctions between the ownership of Innventure and the ESG Fund, it was determined that the ESG Fund would not be included in the transaction and the $65 million value attributed to the ESG Fund would be excluded from the Innventure contribution to the Business Combination, taking the initial equity valuation of Innventure from $500 million to $435 million. Additionally, the parties determined it would be in the best interests of all investors and other beneficial owners if a portion of the Merger Consideration was subject to certain mutually determined business milestones being achieved and if all parties were incented to reach those milestones (“Milestones”). Determination of each revenue-based Milestone was based on Innventure management projections for future growth based on Innventure management's business plan with respect to each of the Innventure, Accelsius and AeroFlexx businesses—these Milestones largely tracked the “certain business milestones” referenced above to support the $500 million equity valuation of Innventure. As a result, $50 million of Innventure’s equity value would be subjected to milestone-based earnouts with a corresponding portion of the Learn CW founder’s shares subject to the same Milestones being achieved, bringing the valuation to $385 million (pre-achievement of the milestone-based earnouts) and $435 million (assuming achievement of all milestone-based earnouts).
On September 7, 2023, Learn CW filed a preliminary proxy statement with the SEC with respect to an extraordinary general meeting of Learn CW’s shareholders to consider and vote upon a proposal to amend the existing Cayman Constitutional Documents to extend the date by which Learn CW must complete its initial business combination from October 13, 2023 to October 13, 2024 by electing to extend the date to consummate an initial business combination on a monthly basis for up to twelve times by an additional one month each time, provided that the Sponsor deposited into the Trust Account for each such one-month extension the lesser of (x) $150,000 or (y) $0.03 per public share that remains outstanding is not redeemed prior to any such one-month extension.
Beginning on September 13, 2023 and continuing through the middle of October 2023, Mr. Hutter, representing Learn CW, Innventure (Messrs. Haskell, Harper and Austrup) and Advisor held discussions on the potential benefits and drawbacks of the approaches taken by the different market participants who provide committed equity facilities. Based on these discussions, it was determined that the approach taken by Yorkville was favorable in comparison to the approach taken by other market participants in comparable transactions. Advisor commenced negotiation of a Standby Equity Purchase Agreement to be entered into by and between Learn CW and an affiliate of Yorkville, in consultation with Mr. Hutter and Messrs. Haskell, Harper and Austrup.
Beginning in late September 2023, members of the Learn CW team, including Mr. Hutter, and members of the Innventure management team, consisting of Messrs. Haskell, Harper and Austrup, as well as representatives of their legal counsel, regularly met to discuss the optimal proposed structure for the Business Combination. On September 20, 2023, the Parties agreed to move away from the Up-C transaction structure initially contemplated in the Letter of Intent and instead structure the potential business combination as a “double dummy” transaction following recommendations of both parties’ legal counsel, who identified potential tax benefits associated with the double dummy structure. In the contemplated “double dummy” transaction, a subsidiary of Learn CW, known as Holdco, will form two subsidiaries, one of which will merge with and into Innventure and the other Holdco subsidiary will merge with and into Learn CW, in each case with Innventure and Learn CW being the surviving company. Following such mergers, each of Innventure and Learn CW will be a subsidiary of Holdco and Holdco will become the publicly traded company.
On September 18, 2023, VP provided an initial draft of the Business Combination Agreement to Sidley and Learn CW. On September 28, 2023, Sidley provided revised drafts of the Business Combination Agreement to VP and Innventure, with modifications primarily to: (i) reflect the updated structure of the proposed transactions to be a “double dummy”, rather than an Up C, structure; (ii) amend the various representations and warranties to be given by Innventure, AeroFlexx, and Accelsius; (iii) revise certain updates to covenants, including the tax covenants, among other things; (iv) address conditions related to the extension proxy statement, which was contemplated to be completed prior to the execution of the Business Combination; (v) provide flexibility to the new public company to be formed in connection with the Business Combination with respect to the listing exchange on which its public securities would be traded; and (vi) amend the Closing conditions.
On September 21, 2023, Learn CW filed its definitive proxy statement with the SEC in connection with the Extension Meeting.
On September 27, 2023, Innventure retained Jones Day as additional counsel in connection with Innventure’s potential merger with Learn CW.
From September 28, 2023 through October 21, 2023, representatives from Sidley, VP, Mr. Hutter, Messrs. Haskell, Harper and Austrup and Advisor attended regular teleconference calls to discuss then-remaining open negotiation points on the documentation related to the Business Combination, including the Business Combination Agreement and all transaction documents contemplated thereby, as well as the status of business and legal due diligence.
On October 3, 2023, Sidley provided an initial draft of the Member Support Agreement to VP and Innventure. VP circulated a revised draft of the Member Support Agreement to Sidley and Learn CW on October 11, 2023, containing immaterial revisions, which both parties agreed to be the final form of the agreement.
On October 4, 2023, Advisor presented to the Innventure Board on capital raising strategies.
On October 5, 2023, Mr. Haskell presented (via phone) to the LCW Board on various matters, including an overview of Innventure’s business model and the evolution of the model to today’s “build and hold” model. Mr. Haskell also provided an overview of each of the three businesses that Innventure founded and used them as case studies to explain Innventure’s approach.
On October 6, 2023, VP provided a revised draft of the Business Combination Agreement to Sidley and Learn CW. The revised Business Combination Agreement included, among other things, revisions to the fees to be paid to Learn CW in connection with the Extension Payment and other transaction expenses, amendments to the merger consideration calculations and the conversion mechanics for Innventure shares upon the Closing, revisions to the representations and warranties of both parties, updates regarding tax matters, and amendments to the Closing conditions.
On October 9, 2023, Holdco, LCW Merger Sub, and Innventure Merger Sub were incorporated in the state of Delaware.
On October 10, 2023, Sidley provided an initial draft of the Sponsor Support Agreement to VP and Innventure. Based on the terms of the Letter of Intent previously agreed by Innventure and Learn CW, such Sponsor Support Agreement included provisions whereby Sponsor agreed to waive the cashless exercise of the private placement warrants; provided, that if members of Sponsor serve on the post-Closing Board of Directors of the combined company, such members shall retain the right to exercise his/her warrants on a cashless basis. On October 11, 2023, VP provided a revised draft of the Sponsor Support Agreement to Sidley and Learn CW, with modifications largely to reflect: (i) revisions to the provisions regarding the shares of the Learn CW Class B Ordinary Shares to be surrendered by the Sponsor in connection with the Business Combination; (ii) the milestones required to be met prior to the transfer of any additional Sponsor shares; and (iii) removal of Innventure’s indemnity of the Sponsor. Following ongoing discussion and negotiation of such provisions, the parties agreed that the Sponsor Support Agreement was in final form on October 22, 2023.
As a result of negotiations, the following terms with respect to the Sponsor Support Agreement were adjusted as compared to the Letter of Intent:
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To further align the incentives of the parties to agree on Additional Financing terms, Sponsor to receive credit for bona fide third party offers to provide debt or equity financing that otherwise meets the definition of Additional Financing but that are otherwise rejected by Innventure;

•
As the Learn CW management team is responsible for the capital raise as opposed to the Learn CW independent directors, 120,000 founder shares beneficially held for the independent directors are carved out from potential forfeiture (the “Founder Carveout”);

•
To the extent the Additional Funds are less than $50 million, the Sponsor would be required to forfeit (in a straight line forfeiture) up to 1.88 million founder shares (“At Risk Sponsor Shares”) based on the proportion of Additional Funds raised out of a $50 million target, reflecting the Founder Carveout reducing the At Risk Sponsor Shares by 0.12 million from the 2.0 million agreed in the Letter of Intent; and

•
In addition to the At Risk Sponsor Shares, in recognition by the parties of the mutual interest in seeking Additional Financing and supporting Innventure, Accelsius and AeroFlexx in achieving the Milestones, Sponsor agreed to allocate an equal proportion of its pro forma non-at risk economic interest to the earnout as did the Innventure equity holders. Accordingly, 0.3 million of the non-At Risk Sponsor Shares are subject to vesting based on the Milestones.

On October 11, 2023, the Learn CW shareholders approved the Extension Amendment Proposal at the Extension Meeting. In connection with the vote to approve Extension Amendment Proposal, the holders of 13,661,579 Learn CW Class A Ordinary Shares properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.63 per share, for an aggregate redemption amount of approximately $145.2 million. After giving effect to such redemptions, as of the Record Date, there were 9,338,421 Learn CW Class A Ordinary Shares outstanding.
On October 12, 2023, Innventure and VP provided an initial draft of the Company Disclosure Letter to the Business Combination Agreement, which contained customary disclosures with respect to Innventure’s representations and warranties, to Learn CW and Sidley. On that same date, Learn CW and Sidley provided an initial draft of the Learn CW Disclosure Letter to the Business Combination Agreement, which contained customary disclosures with respect to Learn CW’s representations and warranties, to Innventure and VP. Additional revised drafts of the Company Disclosure Letter to the Business Combination Agreement were delivered by VP on October 13, 2023 and October 20, 2023.
On October 16, 2023, the LCW Board met and reviewed the terms of the draft Business Combination Agreement and other transaction documents contemplated thereby and members of the business team and Sidley advised the LCW Board in response to questions.
On October 18, 2023, Sidley provided a revised draft of the Business Combination Agreement to VP and Learn CW, reflecting amendments to the representations and warranties of both parties, revisions to tax matters, and updates to the fees to be paid to Learn CW in connection with the Extension Payment. Following additional discussion regarding outstanding items for negotiation, including the tax treatment of Innventure’s issued and outstanding Class B warrants, the parties determined the Business Combination Agreement to be in final form on October 22, 2023.
On October 19, 2023, the proposed Business Combination Agreement was circulated to the LCW Board.
Between October 19, 2023 and October 22, 2023, Mr. Hutter held individual conversations with members of the LCW Board to discuss the terms of the draft Business Combination Agreement and other transaction documents contemplated thereby.
On October 22, 2023, the LCW Board unanimously approved and adopted, by execution of an unanimous written consent, the proposed Business Combination Agreement, Sponsor Support Agreement, Member Support Agreement and all other transactions and transaction documents contemplated thereby and determined to recommend the Learn CW shareholders approve the Business Combination.
On October 23, 2023, Innventure and VP provided Learn CW and Sidley with a revised draft of the Company Disclosure Letter to the Business Combination Agreement. The revised draft of the Company Disclosure Letter included, among other things, customary requests for information and documents that were disclosed.
On that same date, the wholly-owned subsidiary through which the Sponsor holds certain Learn CW Class B Ordinary Shares transferred 120,000 Learn CW Class B Ordinary Shares back to the Sponsor to account for a discrepancy with the Learn CW Class B Ordinary Shares to be transferred to Advisor at closing pursuant to the August 17, 2023 Letter Agreement.
Also on that same date, Sidley circulated a form of Lock-Up Agreement to VP and Innventure, which the parties agreed was in final form.

Additionally, on October 23, 2023, the Innventure Board met and unanimously approved and adopted the proposed Business Combination Agreement, Sponsor Support Agreement, Member Support Agreement, and all other transactions and transaction documents contemplated thereby.
The parties executed the Business Combination Agreement, the Sponsor Support Agreement, the Member Support Agreement, the SEPA and all other transaction documents on October 24, 2023, and Learn CW and Innventure issued joint press releases announcing the parties’ entrance into the agreements. On that same date, Learn CW filed with the SEC a Current Report on Form 8-K describing the Business Combination, Standby Equity Purchase Agreement, Sponsor Support Agreement, Member Support Agreement, Lock-Up Agreements, and forms of the A&R Registration Rights Agreement and Investor Rights Agreement, and the transactions contemplated thereby.
Following the execution of the Business Combination Agreement until initial filing of a registration statement under the Securities Act of 1933, as amended, on Form S-4 (the “Form S-4”) on January 26, 2024, Innventure management, Learn CW management, Advisor, and Innventure’s and Learn CW’s various legal and other advisors and representatives worked collectively to prepare the Form S-4.
On November 10 and November 11, 2023, members of the Innventure management team, consisting of Messrs. Austrup and Harper, met with Messrs. Fisher and Hutter from the Learn CW management team to discuss capital raising strategies, primarily focused on the period from execution of the Business Combination Agreement through Closing and the sequencing of events during that period. During this meeting, the parties discussed potential options with respect to obtaining the Additional Financing on attractive terms, including by means of raising funding through structured equity financing or IP-collateralized debt financing, as well as the potential to hold investor roadshows related to the Business Combination in the future. The parties also discussed that while obtaining $50 million of Additional Financing would be desirable to fully realize all of Innventure's near-term business plans, the post-combination company would expect to have additional sources of capital available, including the SEPA and cash generated from Innventure's existing operations.
On November 14, 2023, the parties executed a letter agreement extending the deadline for certain filings required under the Hart-Scott-Rodino Act contemplated under the Business Combination Agreement to November 30, 2023 in order to provide additional time for the parties to collect necessary information with respect to such filings. Such filings were filed on November 30, 2023.
The LCW Board’s Reasons for the Approval of the Business Combination
Learn CW was organized for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.
In evaluating the Business Combination, the LCW Board consulted with Learn CW’s management and financial, legal and other advisors and considered a number of factors. In particular, the LCW Board considered, among other things, the following factors, although not weighted or in any order of significance:
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Industry and Trends. Innventure’s business is based in a proprietary process for the systematic evaluation of disruptive technology solutions in the enterprise development industry that the LCW Board, following a review of industry trends and other industry factors, considered attractive and expects to have continued growth potential in future periods;

•
Additional Growth Opportunities. The potential to grow Innventure by identifying opportunities to commercialize new technology solutions and continued development and monetization of Innventure’s DownSelect process;

•
Experienced and Proven Management Team. The LCW Board believes that Innventure has an experienced management team with diverse experience. Over a six-month period, the Learn CW management team has had the opportunity to engage and evaluate the Innventure team. Learn CW is confident in the management team’s deep industry knowledge and strategic vision. In addition, the entire senior management of Innventure is expected to continue with Holdco following the Business Combination to execute the business and strategic growth plan. Holdco will be led by Gregory W. Haskell as its Chief Executive Officer, who has over 30 years of experience in company creation and development;

•	Due Diligence. Learn CW’s management and external advisors conducted significant due diligence investigations of Innventure. This included detailed commercial, financial and tax due diligence reviews including market research and meetings and calls with Innventure’s management regarding Innventure’s business model, operations and forecasts. As part of its evaluation of Innventure, the LCW Board and Learn CW management also considered the financial profiles of publicly traded companies in the same and adjacent sectors;
•
Lock-Up. The Innventure management and certain insiders of Innventure have agreed to a one-year lock-up period with respect to their shares of Holdco Common Stock, subject to customary exceptions which will provide important stability to Holdco for a period of time following the Business Combination;

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Reasonableness of Merger Consideration. Following a review of the financial data provided to Learn CW, including the historical financial statements of Innventure and Learn CW’s due diligence review and financial and valuation analyses of Innventure, the LCW Board considered the transaction consideration to be issued to Innventure’s equityholders and determined that the consideration was reasonable in light of such data and financial information;

Each of Messrs. Hutter, Fisher and Mauro, members of the LCW Board, are affiliated with Sponsor, which is an affiliate of Learn Capital, a leading venture capital firm focusing exclusively on early-stage and mid-stage investments in the $5.4 trillion global education sector, and Commonwealth Asset Management (“CWAM”), a Los Angeles-based asset management platform founded in June 2019. In the last decade, Learn Capital has raised four funds totaling $600+ million in assets under management and invested in category-leading companies reaching learners globally, rendering Learn Capital the leading global brand for technology-enabled education venture capital. Learn Capital was founded by Messrs. Hutter and Mauro, a team who formerly managed an affiliate of Founders Fund, and Learn Capital possesses decades of founding, operating, and investing experience in the education, consumer, hard tech and enterprise technology sectors. CWAM is led by Mr. Fisher, Learn CW's President, and the former Head of Global Macro and Real Estate at Soros Fund Management LLC and the former founder and Chief Investment Officer of Commonwealth Opportunity Capital, GP LLC. Separately from the foregoing referenced experiences, Mr. Hutter served on the board of directors of Nerdy Inc. (NYSE: NRDY) during its business combination with TPG Pace Tech Opportunities Corp., and continues to serve on its public company board of directors.
In addition to its own assessment of the terms of the Business Combination Agreement and related opportunity, the LCW Board also considered retaining a financial adviser to provide an opinion regarding the fairness of the Business Combination Agreement to Learn CW and its stockholders from a financial point of view. The LCW Board determined that obtaining such an opinion would add substantial expense and potential delay to the process, especially due to the length of the process between the execution of the Business Combination Agreement and the special meeting of the stockholders anticipated to approve the transaction, which could cause the relevant financial adviser to desire to update its work at Learn CW's expense. The LCW Board also noted that numerous other special purpose acquisition corporations, including NRDY, had conducted their business combinations without obtaining fairness opinions from financial advisers. Finally, the LCW Board noted that the various directors possess decades of business experience, including substantial experience in financial transactions, and therefore concluded that the directors possessed the requisite experience and knowledge to reach sound conclusions regarding the advisability and fairness of the Business Combination Agreement without obtaining such an opinion.
Based in part on their prior experience in managing early-stage and mid-stage investments, and public company deSPAC and management experience, each of Messrs. Hutter, Fisher and Mauro, in their roles as members of the LCW Board, are ideally suited to evaluate the opportunity presented by the Business Combination.
•
Other Alternatives. After a review of other business combination opportunities reasonably available to Learn CW, the LCW Board believes that the proposed Business Combination represents the best potential business combination for Learn CW and the most attractive opportunity for Learn CW’s shareholders based upon the process utilized to evaluate and assess other potential acquisition targets; and

•
Negotiated Transaction. The terms and conditions of the Business Combination Agreement and the related agreements and the transactions contemplated thereby, each party’s representations, warranties and covenants, the conditions to each party’s obligation to consummate the Business Combination and the termination provisions, were the product of arms-length negotiations, and, in the view of the LCW Board, reasonable, and represent a strong commitment by Learn CW and Innventure to complete the Business

Combination. The LCW Board also considered the financial and other terms of the Business Combination Agreement and the fact that such terms and conditions are, in their view, reasonable and were the product of arm’s-length negotiations between Learn CW and Innventure.
Although the LCW Board believes that the Business Combination with Innventure presents an attractive business combination opportunity and is in the best interests of Learn CW and its shareholders, the LCW Board did consider certain potentially material negative factors in arriving at that conclusion, including, among others:
•
Innventure Business Risks. The LCW Board considered that Learn CW ordinary shareholders would be subject to the execution risks associated with the combined company if they retained their public shares following the Closing, which will be different from the risks related to holding ordinary shares of Learn CW prior to the Closing. In this regard, the LCW Board considered that there were risks associated with successful implementation of Innventure’s long-term business plan and strategy and Holdco realizing the anticipated benefits of the Business Combination on the timeline expected or at all. The LCW Board considered that the failure of any of these activities to be completed successfully may decrease the actual benefits of the Business Combination and that Learn CW shareholders may not fully realize these benefits to the extent that they expected following the completion of the Business Combination. For additional description of these risks, please see the section entitled “Risk Factors”;

•	Macroeconomic Risks. Macroeconomic uncertainty and the effects it could have on Holdco’s financial condition and results of operation;
•	Closing Conditions. The fact that the completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within Learn CW’s control;
•	Shareholder Vote. The risk that Learn CW’s ordinary shareholders may fail to approve the Condition Precedent Proposals;
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Redemption Risk. The potential that a significant number of Learn CW ordinary shareholders elect to redeem their public shares prior to the consummation of the Business Combination pursuant to the Cayman Constitutional Documents, which would provide less capital to Holdco after Closing;

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Litigation. The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination;

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Listing Risks. The challenges associated with preparing Holdco and its subsidiaries for the applicable disclosure and listing requirements to which Holdco will be subject as a publicly traded company on the [NYSE American];

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Liquidation of Learn CW. The risks and costs to Learn CW if the Business Combination is not completed, including the risk of diverting management focus and resources from other business combination opportunities, which could result in Learn CW being unable to effect an initial business combination by the Extended Date; and

•	Fees and Expenses. The fees and expenses associated with completing the Business Combination.
In addition to considering the factors above, the LCW Board also considered other factors including, without limitation:
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Interests of Certain Persons. Some officers and directors of Learn CW have interests in the Business Combination. See the section entitled “Proposal No. 1 — The Business Combination Proposal — Interests of Learn CW’s Directors and Officers and Others in the Business Combination”;

•
A verbal agreement was entered into by Innventure with Mr. Haskell providing for him to receive up to $2.5 million, at the discretion of the surviving company's board of directors, upon the successful consummation of the Business Combination; and

•	Other Risk Factors. Various other risk factors associated with Innventure’s business, as described in the section entitled “Risk Factors.”
The LCW Board concluded that the potential benefits that it expected Learn CW and Learn CW’s shareholders to achieve as a result of the Business Combination outweighed the potentially negative factors and other risks associated with the Business Combination. The LCW Board also noted that Learn CW shareholders would have a substantial economic interest in Holdco (depending on the level of redemptions by Learn CW public shareholders). Accordingly, the LCW Board unanimously determined that the Business Combination Agreement, the Ancillary Agreements referenced therein, and the transactions contemplated thereby were advisable to and in the best interests of Learn CW and its shareholders.
Innventure’s Reasons for Engaging in the Business Combination
In the course of reaching its decision to engage in the Business Combination, the Innventure Board held numerous meetings, consulted with Innventure’s senior management, its advisors and legal counsel, and reviewed and assessed a significant amount of information. Ultimately, the Innventure Board concluded that the Business Combination, together with the potential liquidity provided by the SEPA, was the best option to generate capital resources to support the advancement of Innventure’s business model.
Additional reasons and benefits that the Innventure Board considered include the following:
•
the Business Combination will provide current Innventure Members with greater liquidity by owning publicly-traded stock, and expanding both the access to capital for Innventure and the range of investors potentially available as a public company, compared to the investors Innventure could otherwise gain access to if it continued to operate as a privately-held company;

•	the potential benefits from increased public market awareness of Innventure and its model;
•	the ability to obtain a stock exchange listing; and
•	the likelihood that the Business Combination will be completed on a timely basis.
The Innventure Board also considered a number of uncertainties, risks and potential detriments in its deliberations concerning the Mergers and the other Transactions, including the following:
•
the possibility that the Business Combination might not be completed and the potential adverse effect of the public announcement of the Business Combination on Innventure’s reputation and ability to obtain financing in the future in the event the Business Combination is not completed;

•	the risk that the Business Combination might not be completed in a timely manner;
•	the costs involved in connection with completing the Business Combination;
•
the time and effort of Innventure senior management required to complete the Business Combination and the related disruptions or potential disruptions to Innventure’s and the Innventure Companies’ business operations and future prospects, including their relationships with employees, suppliers and partners and others that do business or may do business in the future with Innventure or the Innventure Companies;

•
the additional expenses and obligations that Innventure will incur following the completion of the Business Combination that Innventure has not previously been required to comply with, and the operational changes to Innventure’s business, in each case that result from being a public company; and

•
various other risks associated with Holdco, the Transactions and the Mergers, including the risks described in the section entitled “Risk Factors” beginning on page 25 of this proxy statement/prospectus.

In light of the number of factors it considered in connection with its evaluation of the Business Combination including, but not limited to, the factors discussed above, the Innventure Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The Innventure Board viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual members of the Innventure Board may have given different weight to different factors. This explanation of the Innventure Board’s reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Statement Regarding Forward-Looking Statements.”
The foregoing information is not intended to be exhaustive, but summarizes the material factors considered by the Innventure Board in its consideration of the Business Combination and the Transactions. The Innventure Board concluded that the benefits, advantages and opportunities of the Business Combination outweighed the uncertainties and risks described above. After considering these and other factors, the Innventure Board approved the Business Combination Agreement, the Business Combination and the Transactions.

Interests of Learn CW’s Directors and Executive Officers in the Business Combination
When you consider the recommendation of the LCW Board in favor of approval of the Business Combination Proposal, you should keep in mind that the initial shareholders, including Learn CW’s directors and executive officers, have interests in such proposal that may be different from, or in addition to, those of Learn CW’s shareholders generally. The members of the LCW Board were aware of and considered these interests when approving the Business Combination Agreement and recommending that Learn shareholders approve the Business Combination. The members of the LCW Board determined that the overall benefits expected to be received by Learn CW and its shareholders outweighed any potential risk created by the conflicts stemming from these interests. Additionally, the members of the LCW Board determined that these interests could be adequately disclosed to shareholders in this proxy statement/consent solicitation statement/prospectus and that Learn CW shareholders could take them into consideration when deciding whether to vote in favor of the proposals set forth herein. These interests include, among other things, the interests listed below:
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If Learn CW is unable to complete a business combination within the required time period, the Sponsor and its affiliates have non-reimbursable funds at risk that depends on completion of a business combination, including (a) $25,000 representing the aggregate purchase price paid for the Learn CW Class B Ordinary Shares (having an estimated market value of $[  ] based upon the closing price of $[  ] per Learn CW Class A Ordinary Share on the NYSE on [  ], 2024, the record date for the extraordinary general meeting), (b) $7,146,000 representing the aggregate purchase price paid for the Learn CW Private Placement Warrants (having an estimated market value of $[  ] based upon the closing price of $[  ] per Learn CW Public Warrant on the NYSE on [  ], 2024, the record date for the extraordinary general meeting) and (c) $[ ] representing the aggregate amount owed to the Sponsor by Learn CW pursuant to outstanding promissory notes. The Sponsor also owns 770,000 Learn CW Units, which were purchased in the IPO at a purchase price of $10.00 per Learn CW Unit. As discussed elsewhere in this proxy statement/consent solicitation/prospectus, Robert Hutter and Adam Fisher, who serve as directors on the Learn CW Board and as Learn CW's Chief Executive Officer and President, respectively, may be deemed to indirectly beneficially own the 5,630,000 Learn CW securities that are directly beneficially owned by the Sponsor, which have an estimated market value of $[  ] based upon the closing price of $[  ] per Learn CW Class A Ordinary Share on the NYSE on [  ], 2024. In total, the aggregate dollar amount that the Sponsor and, by extension, these officers have at risk is $[  ] as of [  ]. See “Beneficial Ownership of Securities --Learn CW Beneficial Ownership of Securities prior to the Business Combination.”

•
In addition, the independent directors of the LCW Board hold 120,000 Learn CW Class B Ordinary Shares in the aggregate, having an estimated market value of $[  ] based upon the closing price of $[  ] per Learn CW Class A Ordinary Share on the NYSE on [  ]. 2024, the record date for the extraordinary general meeting. The independent directors of the LCW Board did not pay any consideration in connection with the receipt of such shares.

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As a result of the low initial purchase price (consisting of $25,000 for the 7,187,000 Learn CW Class B Ordinary Shares initially issued, or approximately $0.003 per share, and $7,146,000 for the Learn Private Warrants), the Sponsor, its affiliates and Learn CW’s management team and advisors stand to earn a positive rate of return or profit on their investment, even if other shareholders, such as Learn CW’s public shareholders, experience a negative rate of return because the post-business combination company subsequently declines in value. Thus, the Sponsor, our officers and directors, and their respective affiliates may have more of an economic incentive for us to, rather than liquidate if we fail to complete our initial business combination by October 13, 2024, enter into an initial business combination on potentially less favorable terms with a potentially less favorable, riskier, weaker-performing or financially unstable business, or an entity lacking an established record of revenues or earnings, than would be the case if such parties had paid the full offering price for their Learn CW Class B Ordinary Shares.

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The 5,000,000 shares of Holdco Common Stock into which the 5,000,000 Learn CW Class B Ordinary Shares held by the Sponsor and certain of its affiliates will automatically convert in connection with the Business Combination (after giving effect to the forfeiture of 750,000 Learn CW Class B Ordinary Shares pursuant to the Sponsor Support Agreement and assuming no forfeiture of the At Risk Sponsor Shares), if unrestricted and freely tradable, would have had an aggregate market value of $[  ], based upon the closing price of $[  ] per public share on [NYSE American] on [  ], the most recent practicable date prior to the date of this proxy statement/consent solicitation statement/prospectus. The 7,146,000 Holdco Warrants into which the 7,146,000 Learn CW Private Placement Warrants held by the Sponsor will convert in connection with the Innventure Merger, if unrestricted and freely tradable, would have had an aggregate market value of $[  ] based upon the closing price of $[  ] per public warrant on [NYSE American] on [  ], the most recent practicable date prior to the date of this proxy statement/consent solicitation statement/prospectus. Assuming the completion of the business combination under a no redemption scenario, the approximate value of the ownership interests of the Sponsor and certain of its affiliates in Holdco securities, based on the per share price specified in the Business Combination Agreement and the closing trading price of the warrants on [  ], would be $[  ], as compared to the aggregate price paid for all such securities of $[  ].
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In the event that Learn CW fails to consummate a business combination within the prescribed time frame (pursuant to the Cayman Constitutional Documents), or upon the exercise of a redemption right in connection with the Business Combination, Learn CW will be required to provide for payment of claims of creditors that were not waived that may be brought against Learn CW within the ten years following such redemption. In order to protect the amounts held in Learn CW’s Trust Account, the Sponsor has agreed that it will be liable to Learn CW if and to the extent any claims by a third-party (other than Learn CW’s independent registered public accounting firm) for services rendered or products sold to Learn CW, or a prospective target business with which Learn CW has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.10 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.10 per public share, due to reductions in value of the trust assets, in each case, net of the interest which may be withdrawn to pay taxes. This liability will not apply to any claims by a third-party who executed a waiver of any and all rights to seek access to the Trust Account and as to any claims under Learn CW’s indemnity of the underwriter of the IPO against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third-party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. Learn CW has sought to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than Learn CW’s independent registered public accounting firm), prospective target businesses or other entities with which Learn does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

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Learn CW, the Sponsor, and Innventure entered into the Sponsor Support Agreement, pursuant to which, among other things, the Sponsor agreed to vote any Learn CW securities held by them to approve the Business Combination and the other Learn CW shareholder matters required pursuant to the Business Combination Agreement.

•
Pursuant to the letter agreement entered into by our initial shareholders, directors and officers, the Sponsor is subject to a lock-up on sales of their founder shares until the earlier of: (a) one year after the completion of the Business Combination or (b) subsequent to the Business Combination, (x) the date on which we complete a liquidation, merger, share exchange or other similar transaction that results in all of our shareholders having the right to exchange their Learn CW Class A Ordinary Shares for cash, securities or other property or (y) if the closing price of our Learn CW Class A Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and other similar transactions) for any twenty (20) trading days within any 30-trading day period commencing at least 150 days after the Business Combination. Any of their private placement warrants and the respective Learn CW Class A Ordinary Shares underlying such warrants are also locked up until thirty (30) days after the completion of the Business Combination.

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Pursuant to the A&R Registration Rights Agreement, the Sponsor and certain other holders of Holdco Common Stock will have the right to require Holdco, at Holdco’s expense, to register Holdco Common Stock that they hold on customary terms for a transaction of this type, including customary demand and piggyback registration rights. The A&R Registration Rights Agreement will also provide that Holdco will pay certain expenses of the electing holders relating to such registrations and indemnify them against certain liabilities that may arise under the Securities Act. See the section entitled “Certain Relationships and Related Person Transactions - Learn CW.”

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As a result of multiple business affiliations, Learn CW’s officers and directors may have legal obligations relating to presenting business opportunities to multiple entities. Furthermore, the Cayman Constitutional Documents provide that the doctrine of corporate opportunity will not apply with respect to any of Learn CW’s officers or directors in circumstances where the application of the doctrine would conflict with any fiduciary duties or contractual obligations they may have. Learn CW does not believe, however, that the fiduciary duties or contractual obligations of its officers or directors or waiver of corporate opportunity materially affected its search for a business combination. Learn CW’s management is not aware of any such corporate opportunities not being offered to Learn CW and does not believe the renouncement of its interest in any such corporate opportunities impacted its search for an acquisition target.

The Sponsor (including its representatives and affiliates) and Learn CW’s directors and officers, are, or may in the future become, affiliated with entities that are engaged in a similar business to Learn CW. The Sponsor Persons are not prohibited from sponsoring, or otherwise becoming involved with, any other blank check companies prior to Learn completing its initial business combination. Moreover, certain of Learn CW’s directors and officers have time and attention requirements for investment funds of which affiliates of the Sponsor are the investment managers. Learn CW’s directors and officers also may become aware of business opportunities which may be appropriate for presentation to Learn, and the other entities to which they owe certain fiduciary or contractual duties. Accordingly, they may have had conflicts of interest in determining to which entity a particular business opportunity should be presented. These conflicts may not be resolved in Learn CW’s favor and such potential business opportunities may be presented to other entities prior to their presentation to Learn CW, subject to applicable fiduciary duties under the Cayman Islands Companies Act.
Learn CW’s existing directors and officers will be eligible for continued indemnification and continued coverage under Learn CW’s directors’ and officers’ liability insurance after the Mergers and pursuant to the Business Combination Agreement.
The Sponsor has agreed to vote in favor of the Business Combination, regardless of how Learn CW’s public shareholders vote. Unlike some other blank check companies in which the initial shareholders agree to vote their founder shares in accordance with the majority of the votes cast by the public shareholders in connection with an initial business combination, the Sponsor has agreed to, among other things, vote in favor of the Business Combination Agreement and the transactions contemplated thereby. As of the date of this proxy statement/consent solicitation statement/prospectus, the Sponsor and certain of its affiliates own approximately 43.2% of the issued and outstanding Learn CW Ordinary Shares.
The existence of financial and personal interests of one or more of Learn CW’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Learn CW and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Learn CW’s officers have interests in the Business Combination that may conflict with your interests as a shareholder.
Board of Directors Following the Business Combination
Following the completion of the Business Combination, the board of directors will consist of Gregory W. Haskell, David Yablunosky, Michael Otworth, Suzanne Niemeyer, James O. Donnally, Bruce Brown, Elizabeth Williams, Dan Hennessy and Michael Amalfitano. See the section entitled “Management and Governance of Holdco After the Business Combination” for more information.
Redemption Rights
Pursuant to the Cayman Constitutional Documents, a Learn CW shareholder may request of Learn CW that Learn CW redeem all or a portion of its Learn CW Class A Ordinary Shares for cash, out of funds legally available therefor, if the Business Combination is consummated. As a holder of Learn CW Class A Ordinary Shares, you will be entitled to receive cash for any Learn CW Class A Ordinary Shares to be redeemed only if you:
(a)	hold Learn CW Class A Ordinary Shares;
(b)
submit a written request to Equiniti in which you (i) request that Learn CW redeem all or a portion of your Learn CW Class A Ordinary Shares for cash, and (ii) identify yourself as the beneficial holder of the Learn CW Class A Ordinary Shares and provide your legal name, phone number and address; and

(c)	deliver your Learn CW Class A Ordinary Shares to Equiniti physically or electronically through DTC.

Holders must complete the procedures for electing to redeem their Learn CW Class A Ordinary Shares in the manner described above prior to 5:00 p.m., Eastern Time, on [  ], 2024 (two business days before the Extraordinary General Meeting) in order for their shares to be redeemed.
The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Equiniti in order to validly redeem its shares.
Learn CW’s public shareholders may elect to redeem all or a portion of the public shares held by them regardless of if or how they vote in respect of the Business Combination Proposal. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Equiniti.
Equiniti will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the Trust Account, calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the Trust Account (net of taxes paid or payable, if any). For illustrative purposes, as of [  ], 2024, this would have amounted to approximately $[  ] per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its Learn CW Class A Ordinary Shares for cash and will no longer own Learn CW Class A Ordinary Shares.
If you hold the shares in “street name,” you will have to coordinate with your bank, broker, or other nominee to have your shares certificated or delivered electronically. Shares that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through DTC’s DWAC system. The transfer agent will typically charge the tendering broker $80 and it would be up to the broker whether or not to pass this cost on to the redeeming shareholder. In the event the proposed Business Combination is not consummated this may result in an additional cost to shareholders for the return of their shares.
Any written request for redemption, once made by a holder of Learn CW Class A Ordinary Shares, may not be withdrawn once submitted to Learn CW unless the LCW Board determines (in its sole discretion) to permit the withdrawal of such redemption request (which they may do in whole or in part). If you submit a redemption request to Equiniti and later decide prior to the extraordinary general meeting not to elect redemption, you may request to withdraw the redemption request. You may make such request by contacting Equiniti at the phone number or address listed in see the question entitled “Who can help answer my questions?”
Any corrected or changed written exercise of redemption rights must be received by Equiniti prior to the vote taken on the Business Combination Proposal at the extraordinary general meeting. No request for redemption will be honored unless the holder’s Learn CW Class A Ordinary Share certificates (if any) and other redemption forms have been delivered to Equiniti physically or electronically through DTC, at least two business days prior to the vote at the extraordinary general meeting.
Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its Learn CW Class A Ordinary Shares with respect to more than an aggregate of 15% of the Learn CW Class A Ordinary Shares.
Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the Learn CW Class A Ordinary Shares, then any such shares in excess of that 15% limit would not be redeemed for cash.
The Sponsor has agreed to, among other things, vote all of their founder shares and any other Learn CW Class A Ordinary Shares purchased during Learn CW’s IPO in favor of the proposals being presented at the extraordinary general meeting and, in order to induce the underwriter to execute the underwriting agreement entered into in connection with the IPO, the Sponsor and each of the officers and directors of Learn CW entered into agreements with Learn CW, pursuant to which each of them agreed to waive their redemption rights with respect to their founder shares and public shares, without any consideration in exchange, and to vote in favor of the Business Combination. These agreements were reaffirmed in the Sponsor Support Agreement. The Learn CW Class B Ordinary Shares held by the Sponsor and such other persons will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/consent solicitation statement/prospectus, the Sponsor and Learn CW’s directors and executive officers, collectively, own approximately [  ]% of the issued and outstanding Learn CW Ordinary Shares.
The closing price of Learn CW Class A Ordinary Shares on [  ], 2024 was $[  ]. For illustrative purposes, as of [  ], 2024, funds in the Trust Account plus accrued interest thereon totaled approximately $[  ] or approximately $[  ] per issued and outstanding Learn CW Class A Ordinary Share.
Prior to exercising redemption rights, Learn CW’s public shareholders should verify the market price of Learn CW Class A Ordinary Shares as they may receive higher proceeds from the sale of their Learn CW Class A Ordinary Shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. Learn CW cannot assure its shareholders that they will be able to sell their Learn CW Class A Ordinary Shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its shareholders wish to sell their shares.
Satisfaction of 80% Test
It is a requirement under [NYSE American] listing requirements that any business acquired by Learn CW have a fair market value equal to at least 80% of the balance of the funds in the Trust Account (excluding any deferred underwriting commissions) at the time of the execution of a definitive agreement for an initial business combination. Based on the pre-Business Combination valuation of $435 million for Innventure compared to the approximately $100 million in the Trust Account as of October 21, 2023, the LCW Board determined that this requirement was met. The LCW Board determined that the terms of the Business Combination, which were negotiated at arms-length, were advisable and in the best interests of Learn CW and its shareholders.
Ownership of Holdco Following the Business Combination
As a result of the Business Combination, shareholders of Learn CW (except for Learn CW shareholders who exercise their redemption rights), Innventure Members and warrant holders of Innventure will become stockholders of Holdco, and warrant holders of Learn CW will become warrant holders of Holdco.
As of the date of this proxy statement/consent solicitation statement/prospectus, there are (i) 15,088,421 Learn CW Ordinary Shares issued and outstanding, consisting of 5,630,000 founder shares held by the Sponsor, 120,000 founder shares in the aggregate held by the directors and executive officers of Learn CW and 9,338,421 public shares; and (ii) 18,646,000 Learn CW Warrants issued and outstanding, consisting of 7,146,000 Learn CW Private Placement Warrants held by the Sponsor and 11,500,000 Learn CW Public Warrants. Each whole warrant entitles the holder thereof to purchase one Learn CW Class A Ordinary Share at $11.50 per share and, following the LCW Merger, will entitle the holder thereof to purchase one share of Holdco Common Stock at $11.50 per share.
Upon consummation of the Business Combination, the Sponsor has agreed to forfeit 750,000 Learn CW Class B Ordinary Shares pursuant to the Sponsor Support Agreement and up to a maximum of an additional 1,880,000 Learn CW Class B Ordinary Shares depending upon the level of redemptions by Learn CW public shareholders. The consummation of the Business Combination would also cause an additional 344,944 Learn CW Class B Ordinary Shares, i.e., the Sponsor Earnout Shares, to be subject to potential forfeit if none of the Milestones are achieved within seven years following the date of the Business Combination. See the section entitled “Shareholder Proposal No. 1 — The Business Combination Proposal — Summary of the Ancillary Agreements — Sponsor Support Agreement” in this proxy statement/consent solicitation statement/prospectus for more information related to the Sponsor Support Agreement.
In addition to the possible conversion of warrants into Holdco Common Stock, other sources of potential dilution include: (i) the issuance of up to 5,000,000 Company Earnout Shares contingent upon the satisfaction of any of the Milestones; (ii) the issuance of up to 7,932,247 Holdco Common Stock to Yorkville, under the SEPA in exchange for cash less a discount of up to 5%. See the section entitled “Shareholder Proposal No. 1 — The Business Combination Proposal — Summary of the Ancillary Agreements — Standby Equity Purchase Agreement” in this proxy statement/consent solicitation statement/prospectus for more information related to the SEPA.
The following table illustrates the expected ownership levels in Holdco immediately following the consummation of the Business Combination assuming no redemptions and assuming maximum redemptions by Learn CW shareholders:

	Ownership of Holdco Common Stock
	Pro Forma Combined (Assuming No Redemptions)		Pro Forma Combined (Assuming Maximum Redemptions)
	Number of Shares	% Ownership	Number of Shares	% Ownership
Innventure Members(1)	38,485,200	72.9%	38,485,200	90.1%
Learn CW public shareholders	9,338,421	17.7%	770,000	1.8%
Sponsor(2)	4,880,000	9.2%	3,312,526	7.8%
Learn CW independent directors	120,000	0.2%	120,000	0.3%
Total	52,823,621	100.0%	42,687,726	100.0%
(1)
Represents 38,485,200 shares of Holdco Common Stock to be issued at the Closing as the Merger Consideration. This excludes issuance of up to 5,000,000 Company Earnout Shares because at Closing none of the Milestones will have been achieved and will be considered a liability of Innventure and not an equity interest at Closing.

(2)
Gives effect to the forfeiture of: (i) 750,000 Learn CW Class B Ordinary Shares pursuant to the Sponsor Support Agreement across all scenarios presented; and (ii) an incremental 1,567,474 Learn CW Class B Ordinary Shares for the Maximum Redemptions scenario, reflecting forfeitures of At Risk Sponsor Shares. Further, excludes 344,944 Sponsor Earnout Shares that the Sponsor will receive at Closing, subject to transfer restrictions and potential forfeit if the Milestones are not achieved within seven years because this interest is considered a liability to the Sponsor and not an equity interest at Closing.

The following table illustrates additional detail of the varying anticipated ownership levels in Holdco immediately following the consummation of the Business Combination, taking into account the sources of dilution described earlier in this section, and assuming no redemptions and assuming maximum redemptions by Learn CW shareholders:
	Fully Diluted Share Ownership in Holdco
	Pro Forma Combined (Assuming No Redemptions)		Pro Forma Combined (Assuming Maximum Redemptions)
	Number of Shares	% Ownership	Number of Shares	% Ownership
Innventure Members(1)	43,485,200	51.3%	43,485,200	59.2%
Learn CW public shareholders	9,338,421	11.0%	770,000	1.0%
Sponsor(2)	5,224,944	6.2%	3,657,470	5.0%
Learn CW independent directors	120,000	0.1%	120,000	0.2%
Public Warrants	11,500,000	13.6%	11,500,000	15.6%
Private Placement Warrants	7,146,000	8.4%	7,146,000	9.7%
SEPA(3)	7,932,247	9.4%	6,807,287	9.3%
Total	84,746,812	100.0%	73,485,957	100.0%
(1)
Represents 38,485,200 shares of Holdco Common Stock to be issued at the Closing as the Merger Consideration plus the issuance of up to 5,000,000 Company Earnout Shares assuming that the Milestones have been achieved and are considered as part of equity at that time.

(2)
Gives effect to the forfeiture of: (i) 750,000 Learn CW Class B Ordinary Shares pursuant to the Sponsor Support Agreement across all scenarios presented; and (ii) of an incremental 1,567,474 Learn CW Class B Ordinary Shares for the Maximum Redemptions scenario, reflecting forfeitures of At Risk Sponsor Shares. Further includes the 344,944 Sponsor Earnout Shares that the Sponsor will receive at Closing and assumes that the Milestones have been achieved and, therefore, the Sponsor Earnout Shares are no longer subject to forfeiture and are considered as part of equity at that time.

(3)
Represents the issuance of Holdco Common Stock to Yorkville under the SEPA in exchange for cash less a discount of up to 5% and making certain other assumptions in connection with the limitations, including exchange caps, issuances and subscriptions based on trading volumes, set forth within the SEPA. This scenario assumes that the 9.99% voting rights limitation is calculated using all the Holdco Common Stock available at the time except the Company Earnout Shares and Sponsor Earnout shares due to uncertainty surrounding timing of achievement of the Milestones relative to the availability of funds under the SEPA.

See the sections entitled “Summary of the Proxy Statement/Consent Solicitation Statement/Prospectus — Ownership of Holdco Following the Business Combination” and “Unaudited Pro Forma Condensed Combined Financial Information” for more information.
Sources and Uses of Funds for the Business Combination
The following table summarizes the sources and uses for funding the Business Combination. These figures assume (i) that no public shareholders exercise their redemption rights in connection with the Business Combination

(the “No Redemptions Scenario”), or alternatively, that all public shareholders exercise their redemption rights in connection with the Business Combination (the “Maximum Redemptions Scenario”), and (ii) that Holdco issues 38,485,200 shares of Holdco Common Stock to the Innventure Members at the Closing as the Merger Consideration. If the actual facts are different from these assumptions, then the amounts and shares outstanding after the Closing will be different and those changes could be material.
Surplus cash resulting from the Business Combination will be used to fund and support the needs of the Innventure Companies, the identification and commercialization of new business opportunities, working capital and general corporate purposes. For every $1 million of additional financing received by Innventure, pro forma Cash, cash equivalents and restricted cash and Total Assets of the combined entity would increase by $1 million with a corresponding decrease in Total Unitholders' Deficit.
No Redemptions Scenario ($ in thousands)
Sources		Uses
Cash and investments held in Trust Account(1)	$101,743	Cash to balance sheet	$92,213
		Estimated transaction costs(3)	6,480
		Repayment of Learn CW Convertible Promissory Note(4)	3,050
	$101,743		$101,743
Maximum Redemptions Scenario ($ in thousands)
Sources		Uses
Cash and investments held in Trust Account(2)	$8,389	Estimated transaction costs(3)	$6,480
Cash from balance sheet and financing(5)	$1,141	Repayment of Learn CW Convertible Promissory Note(4)	3,050
	$9,530		$9,530
(1)
Assumes no shares of Learn CW Class A Ordinary Shares are redeemed by the public stockholders in connection with the business combination. For every 100,000 shares of Learn CW Class A Ordinary Shares that are redeemed, total sources would be reduced by $1,079 to satisfy such redemption obligations to Learn CW’s public stockholders. Trust Account as of July 15, 2024.

(2)	Assumes 8,568,421 shares of Learn CW Class A Ordinary Shares are redeemed by the public stockholders in connection with the business combination.
(3)	Represents an estimated amount, inclusive of fees related to the Business Combination and related transactions.
(4)	Represents the repayment of the Learn CW Convertible Promissory Note due to the Sponsor which becomes repayable at Closing.
(5)
In the maximum redemption scenario, Holdco may be required to negotiate with vendors to defer payment or pay estimated transaction costs shortly after the Closing with funds to be raised from the SEPA or other financing arrangements.

Expected Accounting Treatment of the Business Combination
The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, Learn CW, who is the legal acquirer, will be treated as the “acquired” company for accounting purposes and Innventure will be treated as the accounting acquirer. Accordingly, the Business Combination will be treated as the equivalent of Innventure issuing shares at the closing of the Business Combination for the net assets of Learn CW as of the closing date, accompanied by a recapitalization. The net assets of Learn CW will be stated at historical cost, with no goodwill or other intangible assets recorded. Following the Mergers, each of Innventure and Learn CW will be a subsidiary of Holdco, and Holdco will become a publicly traded company. At Closing, Holdco will change its name to Innventure, Inc., and its common stock is expected to be listed on [NYSE American] under the ticker symbol “INV”. Operations prior to the Business Combination will be those of Innventure in future reports of Holdco.
Innventure is the accounting acquirer based on evaluation of the following facts and circumstances:
•	majority of the board of directors is determined by Innventure;
•	Innventure senior management will be the senior management of Holdco;
•	Innventure’s name will be the name of the combined company;
•	Innventure’s business activities will be the business activities of the combined entity; and

•
under the no redemption, 25% redemption and 50% redemption scenarios, existing Innventure Members have the most significant ownership interest in Holdco and under the 75% and maximum redemption scenarios, existing Innventure unitholders have a majority ownership in Holdco.

Vote Required for Approval
The approval of the Business Combination Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of holders of a majority of Learn CW Ordinary Shares represented in person (including virtually) or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.
Resolution to be Voted Upon
The full text of the resolution to be passed is as follows:
“RESOLVED, as an ordinary resolution, that Learn CW’s entry into the Business Combination Agreement, dated as of October 24, 2023 (the “Business Combination Agreement”), by and among Learn SPAC HoldCo Inc., a Delaware corporation and direct, wholly-owned subsidiary of Learn CW, LCW Merger Sub, Inc., a Delaware corporation and direct, wholly-owned subsidiary of Holdco (“LCW Merger Sub”), Innventure Merger Sub, LLC, a Delaware limited liability company and direct, wholly-owned subsidiary of Holdco (“Innventure Merger Sub”), and Innventure LLC, a Delaware limited liability company (“Innventure”), a copy of which is attached to this proxy statement/consent solicitation statement/prospectus as Annex A, pursuant to which, among other things, (i) LCW Merger Sub will merge with and into Learn CW, with Learn CW being the surviving company and (ii) Innventure Merger Sub will merge with and into Innventure, the Business Combination Agreement, and the transactions contemplated thereby be approved, ratified and confirmed in all respects.”
Recommendation of the LCW Board
THE LCW BOARD RECOMMENDS THAT LEARN CW SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

SHAREHOLDER PROPOSAL NO. 2 – THE MERGER PROPOSAL
Overview
Pursuant to the Business Combination Agreement, subject to the terms and conditions set forth therein, at the LCW Merger Effective Time, LCW Merger Sub will merge with and into Learn CW, with Learn CW surviving. See the section titled “Shareholder Proposal No. 1 — The Business Combination Proposal — LCW Merger Effective Time” for a description of this merger as it relates to the Business Combination.
Resolutions to be Voted Upon
The full text of the resolutions to be voted upon is as follows:
“RESOLVED, as a special resolution, that:
(a)
Learn CW Investment Corporation be and is hereby authorized to merge with LCW Merger Sub, Inc. so that Learn CW Investment Corporation be the surviving company and all the undertaking, property and liability of LCW Merger Sub, Inc. vest in Learn CW Investment Corporation by virtue of such merger pursuant to the Companies Act (As Revised) of the Cayman Islands;

(b)
the Plan of Merger, the form of which is attached to the proxy statement/consent solicitation statement/prospectus as Annex B (the “Plan of Merger”), be authorized, approved and confirmed in all respects and Learn CW Investment Corporation be authorized to enter into the Plan of Merger; and

(c)
the Plan of Merger be executed by any one director of Learn CW Investment Corporation (a “Director”) on behalf of Learn CW Investment Corporation and any Director or Maples and Calder (Cayman) LLP, on behalf of Maples Corporate Services Limited, be authorized to submit the Plan of Merger, together with any supporting documentation, for registration to the Registrar of Companies of the Cayman Islands.”

Vote Required for Approval
While the approval of the Business Combination Proposal requires an ordinary resolution under Cayman Islands law, the approval of the Merger Proposal will require a special resolution, being a resolution passed by the affirmative vote of at least two-thirds of the votes cast by the shareholders present or represented by proxy and entitled to vote at the meeting, as set out above as a matter of Cayman Islands law. Accordingly, assuming that a quorum is present, a Learn CW shareholder’s failure to vote, as well as an abstention and a broker non-vote, will have no effect on the outcome of the Merger Proposal. Abstentions will count as present for the purposes of establishing a quorum. Broker non-votes will not be counted for the purposes of establishing a quorum. The approval of the Business Combination Proposal and the Merger Proposal is a condition to the consummation of the Business Combination.
Recommendation of the LCW Board
THE LCW BOARD RECOMMENDS THAT LEARN CW SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE MERGER PROPOSAL
The existence of financial and personal interests of one or more of Learn CW’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Learn CW and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Learn CW’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Shareholder Proposal No. 1 — The Business Combination Proposal — Interests of Learn CW’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

SHAREHOLDER PROPOSAL NO. 3 – THE NON-BINDING GOVERNANCE PROPOSALS
Overview
In connection with the consummation of the Business Combination, Holdco will adopt the Proposed Organizational Documents in the forms set forth on Annex I and Annex J. Assuming the Business Combination Proposal is approved, Learn CW is also asking its shareholders to vote on the Non-Binding Governance Proposals referred to below, which are included in the Proposed Organizational Documents. This proposal is being presented as separate sub-proposals to give Learn CW shareholders the opportunity to present their separate views on important corporate governance provisions. Each sub-proposal will be voted upon on a non-binding advisory basis.
In the judgment of the LCW Board, these provisions are necessary to adequately address the needs of Holdco and its stockholders following the consummation of the Business Combination. Accordingly, regardless of the outcome of the non-binding advisory votes on these proposals, Learn CW intends that the Proposed Organizational Documents will be effective upon consummation of the Business Combination.
Proposal No. 3A: Change the Authorized Capital Stock
Description of Provision
The Amended and Restated Certificate of Incorporation provides for a single class of common stock of the post-Business Combination company, Holdco, entitled to one vote for each share of common stock held of record by such holder on all matters on which stockholders generally are entitled to vote. Further, the Amended and Restated Certificate of Incorporation will provide that the number of authorized shares of common stock will be 250,000,000. The Amended and Restated Certificate of Incorporation would also provide for 25,000,000 shares of preferred stock.
Reasons for Provision
Our Board believes this provision of the Amended and Restated Certificate of Incorporation will simplify our corporate structure to a single class of common stock, while also providing us with flexibility in meeting future corporate needs and requirements by providing authorized shares of common stock and preferred stock. These shares will be available for issuance from time to time as determined by the Holdco Board for any proper corporate purpose, including additional equity financings, without the expense and delay associated with a special stockholders’ meeting, except where required by applicable rules, regulations and laws.
Proposal No. 3B: Change the Process to Amend the Bylaws
Description of Provision
We have proposed in the Amended and Restated Certificate of Incorporation that the Holdco Board have the power to adopt, amend or repeal the Holdco bylaws. The Holdco bylaws also may be adopted, amended or repealed by the Holdco stockholders by the affirmative vote of the holders of at least two-thirds of the voting power of all then outstanding shares of capital stock of Holdco entitled to vote generally in the election of directors, voting together as a single class.
Reasons for Provision
Our Board believes that that these changes will protect key provisions of Holdco’s bylaws and prevent a simple majority of stockholders from taking actions that may be harmful to other stockholders or making changes to provisions that are intended to protect all stockholders. The Board believes that these provisions of the Amended and Restated Certificate of Incorporation relating to these abilities to amend the Holdco bylaws are in the best interests of Holdco and its stockholders.
Proposal No. 3C: No Right to Call Special Meetings
Description of Provision
The Amended and Restated Certificate of Incorporation stipulates that, subject to the special rights of the holders of any series of preferred stock of Holdco, special meetings of stockholders may only be called by the Holdco Board, the chairperson of the Holdco Board or Holdco’s chief executive officer or president. Under the Proposed Organizational Documents, stockholders have no power to call a special meeting.

Reasons for Provision
Limiting the stockholders’ ability to call a special meeting limits the opportunities for minority stockholders to remove directors, amend organizational documents or take other actions without the Holdco Board’s consent or to call a stockholders’ meeting to otherwise advance a minority stockholder’s agenda. This provision is intended to avoid distraction of management and the time and expense caused by holding meetings in addition to the annual meeting, unless the Holdco Board determines such expense and management attention is warranted.
Proposal No. 3D: Action by Written Consent of the Stockholders
Description of Provision
The Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws provide that no action shall be taken by the stockholders of Holdco except at an annual or special meeting of stockholders called in accordance with the Amended and Restated Bylaws, and no action shall be taken by the stockholders by written consent in lieu of a meeting.
Reasons for Provision
The Holdco Board believes that it is desirable to prohibit stockholder action by written consent as a prudent corporate governance measure to reduce the possibility that a block of stockholders could take corporate actions without the benefit of a stockholder meeting to consider important corporate issues.
Proposal No. 3E: Appointment and Removal of Directors
Description of Provision
The Amended and Restated Certificate of Incorporation provides that, except as otherwise required by law and subject to any rights of holders of any then-outstanding series of Holdco preferred stock to elect directors under specified circumstances, any newly created directorships resulting from an increase in the authorized number of directors and any vacancies occurring in the Holdco Board may only be filled (and in the case of a newly created directorship, their class chosen) by the affirmative votes of a majority of the members of the Holdco Board, although less than a quorum, or by a sole remaining director. The Amended and Restated Certificate of Incorporation further provides that, subject to any rights of holders of any then-outstanding series of Holdco preferred stock and for long as the Amended and Restated Certificate of Incorporation provides for a classified Board, a director or the entire Board may be removed from office at any time, but only for cause, by the affirmative vote of the holders of at least two-thirds of the voting power of all then outstanding shares of capital stock of Holdco entitled to vote generally in the election of directors, voting together as a single class at a meeting called for that purpose.
Reasons for Provision
The Holdco Board believes that these provisions protect all stockholders against the potential self-interested actions by one or a few large stockholders, thereby enhancing the likelihood of continuity and stability in the composition of Holdco Board.
Proposal No. 3F: Delaware as Exclusive Forum
Description of Provision
The Amended and Restated Certificate of Incorporation provides that, unless Holdco consents in writing to the selection of an alternative forum (which would require the approval of a majority of the Holdco Board), (A) (i) any derivative action or proceeding brought on behalf of Holdco, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee or stockholder of Holdco to Holdco or Holdco’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, the Amended and Restated Certificate of Incorporation or the Amended and Restated Bylaws (as either may be amended or restated) or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware or (iv) any action asserting a claim governed by the internal affairs doctrine of the law of the State of Delaware shall, to the fullest extent permitted by law, be exclusively brought in the Court of Chancery of the State of Delaware; and (B) the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision in the Amended and Restated Certificate of Incorporation will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.
Reasons for Provision
Adopting Delaware as the exclusive forum for certain stockholder litigation is intended to assist Holdco in avoiding multiple lawsuits in multiple jurisdictions regarding the same matter. The ability to require such claims to be brought in a single forum will help to ensure consistent consideration of the issues, the application of a well-known body of case law and high level of judicial expertise, and should promote efficiency and cost savings in the resolutions of such claims. The Holdco Board believes that the Delaware Courts are best suited to address disputes involving such matters, given that Holdco will be incorporated in Delaware.
Vote Required
The approval of the Governance Proposals requires an ordinary resolution under the Cayman Islands Companies Act, being the affirmative vote of the holders of a majority of the Learn CW Ordinary Shares represented in person (including virtually) or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting. A broker non-vote, while considered present for the purposes of establishing a quorum, will not count as a vote cast at the extraordinary general meeting.
As discussed above, a vote to approve the Non-Binding Governance Proposals is an advisory vote, and therefore, is not binding on Learn CW, Holdco or their respective boards of directors. Accordingly, regardless of the outcome of the non-binding advisory vote, Learn CW and Holdco intend that the Proposed Organizational Documents, containing the provisions described above, will be effective upon consummation of the Business Combination, assuming adoption of the Business Combination Proposal.
Resolution to Be Voted Upon
The full text of the resolution to be passed is as follows:
“RESOLVED, as an ordinary resolution, on a non-binding advisory basis, to approve each of the following proposals 3A - 3F:
Proposal No. 3A: Change the Authorized Capital Stock
To approve and adopt provisions in the Amended and Restated Certificate of Incorporation to authorize 250,000,000 shares of Holdco Common Stock and 25,000,000 shares of Holdco preferred stock, par value $0.0001 per share, compared to the currently authorized capital stock of Learn CW of 200,000,000 Learn CW Class A Ordinary Shares, 20,000,000 Learn CW Class B Ordinary Shares and 1,000,000 preference shares, par value $0.0001 per share.
Proposal No. 3B: Change the Process to Amend the Bylaws
To approve and adopt provisions in the Amended and Restated Certificate of Incorporation to provide that the Holdco Board has the power to adopt, amend or repeal the Holdco bylaws and that the Holdco bylaws may also be adopted, amended or repealed by the stockholders by the affirmative vote of the holders of at least two-thirds of the voting power of all then outstanding shares of capital stock of Holdco entitled to vote generally in the election of directors, voting together as a single class.
Proposal No. 3C: No Right to Call Special Meetings
To approve and adopt provisions in the Amended and Restated Certificate of Incorporation providing that special meetings of stockholders may only be called by the Holdco Board, the chairperson of the Holdco Board or Holdco’s chief executive officer or president.
Proposal No. 3D: Action by Written Consent of the Stockholders
To approve and adopt provisions in the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws to provide that (i) no action shall be taken by the stockholders of Holdco except at an annual or special meeting of stockholders called in accordance with the Amended and Restated Bylaws, and (ii) no action shall be taken by the stockholders by written consent in lieu of a meeting.

Proposal No. 3E: Appointment and Removal of Directors
To approve and adopt provisions in the Amended and Restated Certificate of Incorporation to provide that (i) a person may be appointed to be a director, either to fill a vacancy or as an additional director, only by affirmative vote of a majority of the members of the Holdco Board, although less than a quorum, or by a sole remaining director and that (ii) a director may be removed from office at any time, but only for cause, by the affirmative vote of the holders of at least two-thirds of the voting power of all then outstanding shares of capital stock of Holdco entitled to vote generally in the election of directors, voting together as a single class at a meeting called for that purpose.
Proposal No. 3F: Delaware as Exclusive Forum
To approve and adopt provisions in the Amended and Restated Certificate of Incorporation to provide that, unless a majority of the Holdco Board consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware, to the fullest extent permitted by law, will be the sole and exclusive forum for the types of actions or proceedings under Delaware statutory or common law, and the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.”
Recommendation of the LCW Board
THE LCW BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT LEARN CW SHAREHOLDERS VOTE “FOR” THE GOVERNANCE PROPOSALS.

SHAREHOLDER PROPOSAL NO. 4 – THE EQUITY PLAN PROPOSAL
Overview
The Holdco Board is expected to approve the Equity Plan and is expected to adopt the Equity Plan subject to the approval of Learn CW shareholders of this proposal. We are seeking shareholder approval of the Equity Plan (i) in order to comply with [NYSE American] listing rules and (ii) in order to enable the combined company to grant incentive stock options that meet the requirements of the Code.
The Holdco Board believes that the approval of the Equity Plan by shareholders will benefit the compensation structure and strategy of Holdco. Holdco’s ability to attract, retain and motivate non-employee directors, employees and other service providers is material to its success, and the Holdco Board has concluded that this would be enhanced Holdco’s ability to make grants under the Equity Plan. In addition, the Holdco Board believes that the interests of Holdco and its stockholders will be advanced if Holdco can offer non-employee directors, employees and other service providers the opportunity to acquire or increase their proprietary interests in the combined company.
Set forth below is a summary of the principal terms of the Equity Plan, a copy of which is attached to this proxy statement/consent solicitation statement/prospectus as Annex K. We urge Learn CW shareholders to read carefully the entire Equity Plan before voting on this proposal.
If approved by the Holdco Board and Learn CW shareholders, the Equity Plan will become effective upon the consummation of the Business Combination.
Purpose of the Equity Plan
The purpose of the Equity Plan is to allow Holdco to provide cash awards and equity-based compensation in the form of stock options, stock appreciation rights (“SARs”), restricted stock, restricted stock units (“RSUs”), performance shares, performance units, dividend equivalents, and certain other awards, including those denominated or payable in, or otherwise based on, shares of Holdco Common Stock, for the purpose of providing incentives and rewards for service and/or performance to Holdco’s non-employee directors, as well as officers, employees and certain consultants of Holdco and its subsidiaries. The Equity Plan will afford the Compensation Committee (as defined below) the ability to design compensatory awards that are responsive to Holdco’s needs and authorizes a variety of award types designed to advance the interests and long-term success of Holdco by encouraging stock ownership among its participants. In addition, the Holdco Board believes that the ability to grant equity-based awards will help Holdco to attract, retain, and motivate employees, consultants, and directors and encourage them to devote their best efforts to Holdco’s business and financial success. Approval of the Equity Plan by Learn CW shareholders will allow Holdco to grant awards at levels determined appropriate by the Compensation Committee following the closing of the Business Combination. In the event that Learn CW shareholders do not approve this proposal, the Equity Plan will not become effective.
If approved, 11,022,894 shares of Holdco Common Stock (for purposes of this proposal, “Common Stock”) will be initially reserved for issuance under the Equity Plan. On the first day of each fiscal year, beginning in 2025 and ending in 2034, the number of shares reserved for issuance will increase by an amount equal to the lesser of (i) 3% of the shares of Common Stock outstanding on the last day of the immediately preceding fiscal year and (ii) such smaller amount of shares as determined by the Holdco Board.
Based on the closing price on the NYSE of Learn CW’s Class A Ordinary Shares on July 15, 2024, of $10.95 per share, the aggregate market value as of July 15, 2024 of the initial 11,022,894 shares of Common Stock reserved under the Equity Plan was $120,700,689.
Promotion of Good Corporate Governance Practices
The Holdco Board believes the use of stock-based incentive awards promotes best practices in corporate governance by incentivizing the creation of stockholder value. By providing participants in the Equity Plan with a stake in Holdco’s success, the interests of the participants are further aligned with those of stockholders. Specific features of the Equity Plan that are consistent with commonly viewed good corporate governance practices include, but are not limited to:
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the Equity Plan prohibits the grant of dividend equivalents with respect to options and SARs and subjects all dividends and dividend equivalents paid with respect to other awards to the same vesting conditions as the underlying shares subject to the awards;

•
except in connection with certain corporate transactions, options and SARs under the Equity Plan may not be granted with exercise or base prices lower than the fair market value of the underlying shares on the grant date;

•
outside of certain corporate transactions or adjustment events described in the Equity Plan or in connection with a “change in control,” the exercise or base price of stock options and SARs cannot be reduced, and “underwater” stock options or SARs cannot be cancelled in exchange for cash or replaced with other awards with a lower exercise or base price, without stockholder approval under the Equity Plan; and

•	non-employee directors may not be awarded compensation for their service as a director having an aggregate maximum value on the grant date that exceeds $750,000 during any calendar year.
Potential Dilution
It is anticipated that, immediately following the Business Combination, on a fully-diluted basis, the number of shares of Common Stock available for awards under the Equity Plan will represent approximately 15% (assuming the maximum redemption scenario) of the outstanding Common Stock. This percentage reflects the assumptions described in the section entitled “Summary of the Proxy Statement/Consent Solicitation Statement/Prospectus — Ownership of Holdco Following the Business Combination.” If the actual facts are different from these assumptions, such percentage will be different. This initial number of shares will increase on the first day of each fiscal year, beginning in 2025 and ending in 2034, by an amount equal to the lesser of (i) 3% of the shares of Common Stock outstanding on the last day of the immediately preceding fiscal year and (ii) such smaller amount as may be determined by the Holdco Board.
The following description summarizes the material terms of the Equity Plan. You should read carefully the full text of the Equity Plan, which is set forth in Annex K.
Administration
The Equity Plan will generally be administered by the compensation committee (or its successor) of the Holdco Board (for purposes of this proposal, the “Compensation Committee”), or any other committee of the Holdco Board designated by the Holdco Board to administer the Equity Plan. However, at the Holdco Board’s discretion, the Equity Plan may be administered by the Holdco Board, including with respect to the administration of any responsibilities and duties held by the Compensation Committee under the Equity Plan. References to the “Committee” in this proposal generally refer to the Compensation Committee or such other committee designated by the Holdco Board, or the Holdco Board, as applicable. Among other responsibilities, the Committee will select participants and determine the type of awards to be granted to participants, the number of shares of Common Stock to be covered by awards and the terms and conditions of awards, interpret the Equity Plan and awards granted under it, and make any other determination and take any other action that it deems necessary or desirable to administer the Equity Plan. The Committee may from time to time delegate all or any part of its authority under the Equity Plan as permitted by the Equity Plan and applicable law. In addition, the Committee may by resolution, subject to certain restrictions set forth in the Equity Plan, authorize one or more officers of the combined company to (1) designate employees to be recipients of awards under the Equity Plan, and (2) determine the size of such awards. The Committee may not, however, delegate such responsibilities to officers for awards granted to non-employee directors or certain officers who are subject to the reporting requirements of Section 16 of the Exchange Act.
Eligibility
Any person who is selected by the Committee to receive benefits under the Equity Plan and who is at that time an officer or other employee of Holdco or any of its subsidiaries (including a person who has agreed to commence serving in such capacity within 90 days of the date of grant) is eligible to participate in the Equity Plan. In addition, non-employee directors of Holdco and certain persons (including consultants) who provide services to Holdco or any of its subsidiaries that are equivalent to those typically provided by an employee (provided such persons satisfy the Form S-8 definition of “employee”), may also be selected by the Committee to participate in the Equity Plan. Based on current expectations as of July 16, 2024, there will be approximately 112 total employees of Holdco and its subsidiaries, 17 consultants of Holdco and its subsidiaries, and five non-employee directors of Holdco following the Business Combination. The basis for participation in the Equity Plan by eligible persons is the selection of such persons for participation by the Committee (or its proper delegate) in its discretion.
Shares Available for Awards Under the Equity Plan
Subject to adjustment as described in the Equity Plan and the Equity Plan’s share counting rules, the number of shares of Common Stock initially available under the Equity Plan for awards will not exceed, in the aggregate, 11,022,894 shares of Common Stock (the “Share Limit”) plus Common Stock that becomes available under the

Equity Plan as a result of forfeiture, cancellation, expiration, cash settlement or less-than-maximum earning of Equity Plan awards after the effective date of the Equity Plan. The Share Limit will be automatically increased on the first day of each fiscal year, beginning in 2025 and ending in 2034, by an amount equal to the lesser of (i) 3% of the shares of Common Stock outstanding on the last day of the immediately preceding fiscal year and (ii) such lesser amount of shares as determined by the Holdco Board.
Subject to certain limitations set forth in the Equity Plan, if any award granted under the Equity Plan expires unexercised, is canceled, forfeited, settled in cash or unearned (in whole or in part), shares of Common Stock subject to such award will again be made available for future grants under the Equity Plan. Shares of Common Stock used to pay a required exercise price or for tax withholding, shares subject to a stock-settled SAR that are not issued in connection with settlement of such stock-settled SAR, and shares reacquired by Holdco on the open market or otherwise using cash proceeds from the exercise of an option will not be available again for other awards under the Equity Plan; provided, however, that shares of Common Stock used to satisfy tax withholding for awards other than stock options and SARs will be available for awards again under the Equity Plan (for up to 10 years from the date of stockholder approval of the Equity Plan if such recycling involves shares that have already been issued). If a participant elects to give up the right to receive compensation in exchange for shares of Common Stock based on fair market value, such shares of Common Stock will not count against the aggregate limit of shares authorized under the Equity Plan to the extent permitted by applicable laws and regulations.
Subject to adjustment as provided in the Equity Plan, the aggregate number of shares of Common Stock actually issued or transferred upon the exercise of stock options that are intended to qualify as “incentive stock options” under Section 422 of the Code will not exceed 11,022,894 shares of Common Stock (the “ISO Limit”), provided that the ISO Limit will increase by 3,306,868 shares of Common Stock on the first day of each fiscal year beginning in 2025 and ending in 2034 (subject in all events to the Share Limit).
Types of Awards Under the Equity Plan
Pursuant to the Equity Plan, Holdco may grant cash awards and stock options, SARs, restricted stock, RSUs, performance shares, performance units, and certain other awards based on or related to the Common Stock.
Generally, each grant of an award under the Equity Plan will be evidenced by an award agreement, certificate, resolution or other type or form of writing or other evidence approved by the Committee (an “Evidence of Award”), which will contain such terms and provisions as the Committee may determine, consistent with the Equity Plan. A brief description of the types of awards which may be granted under the Equity Plan is set forth below.
Stock Options
A stock option is a right to purchase Common Stock upon exercise of the stock option. Stock options granted to an employee under the Equity Plan may consist of either an “incentive stock option” as defined in Section 422 of the Code or a non-qualified stock option, or a combination of both. Incentive stock options may only be granted to employees of Holdco or certain of its related corporations. Except with respect to awards issued in substitution for, in conversion of, or in connection with an assumption of stock options held by awardees of an entity engaging in certain corporate transactions with Holdco or any of its subsidiaries, stock options must have an exercise price per share of Common Stock that is not less than the fair market value of a share of Common Stock on the date of grant. The term of a stock option may not extend more than 10 years from the date of grant. The Committee may provide in an Evidence of Award for the automatic exercise of a stock option.
Each grant of a stock option will specify the applicable terms of the stock option, including the number of shares of Common Stock subject to the stock option and the required period or periods of the participant’s continuous service, if any, before any stock option or portion of a stock option will vest. Stock options may provide for continued vesting or the earlier vesting of the stock options, including in the event of retirement, death, disability or termination of employment or service of the participant or in the event of a change in control.
Any grant of stock options may specify management objectives regarding the vesting of the stock options. Each grant will specify whether the consideration to be paid in satisfaction of the exercise price will be payable: (1) in cash, by check acceptable to Holdco, or by wire transfer of immediately available funds; (2) by the actual or constructive transfer to Holdco of Common Stock owned by the participant with a value at the time of exercise that is equal to the total exercise price; (3) subject to any conditions or limitations established by the Committee, by a net exercise arrangement pursuant to which Holdco will withhold Common Stock otherwise issuable upon exercise of a stock option; (4) by a combination of the foregoing methods; or (5) by such other methods as may be approved by the Committee. To the extent permitted by law, any grant may provide for payment of the exercise price from the proceeds of a sale through a bank or broker of some or all of the shares to which the exercise relates. Stock options granted under the Equity Plan may not provide for dividends or dividend equivalents.
SARs
The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting of SARs. A SAR is a right to receive from Holdco an amount equal to 100%, or such lesser percentage as the Committee may determine, of the spread between the base price and the fair market value of a share of Common Stock on the date of exercise.
Each grant of SARs will specify the period or periods of continuous service, if any, by the participant with Holdco or any subsidiary that is necessary before the SARs or installments of such SARs will vest. SARs may provide for continued vesting or earlier vesting, including in the case of retirement, death, disability or termination of employment or service of the participant or in the event of a change in control. Any grant of SARs may specify management objectives regarding the vesting of such SARs. A SAR may be paid in cash, Common Stock or any combination of the two.
Except with respect to awards issued in substitution for, in conversion of, or in connection with an assumption of SARs held by awardees of an entity engaging in certain corporate transactions with Holdco or any of its subsidiaries, the base price of a SAR may not be less than the fair market value of a share of Common Stock on the date of grant. The term of a SAR may not extend more than 10 years from the date of grant. SARs granted under the Equity Plan may not provide for dividends or dividend equivalents.
Restricted Stock
Restricted stock constitutes an immediate transfer of the ownership of shares of Common Stock to the participant in consideration of the performance of services, entitling such participant to voting, dividend and other ownership rights, but subject to the substantial risk of forfeiture and restrictions on transfer determined by the Committee for a period of time determined by the Committee or until certain management objectives specified by the Committee are achieved. Each such grant or sale of restricted stock may be made without additional consideration or in consideration of a payment by the participant that is less than the fair market value per share of Common Stock on the date of grant.
Any grant of restricted stock may specify management objectives regarding the vesting of the restricted stock. Any such grant or sale of restricted stock may require that any and all dividends or other distributions paid thereon during the period of such restrictions be automatically deferred and/or reinvested in additional restricted stock, which will be subject to the same restrictions as the underlying award. For the avoidance of doubt, any such dividends or other distributions on restricted stock will be deferred until, and paid contingent upon, the vesting of such restricted stock. Restricted stock may provide for continued vesting or the earlier vesting of such restricted stock, including in the event of retirement, death, disability or termination of employment or service of the participant or in the event of a change in control.
RSUs
RSUs awarded under the Equity Plan constitute an agreement by Holdco to deliver Common Stock, cash or a combination of the two, to the participant in the future in consideration of the performance of services, but subject to the fulfillment of such conditions (which may include achievement regarding management objectives) during the restriction period as the Committee may specify. Each grant or sale of RSUs may be made without additional consideration or in consideration of a payment by the participant that is less than the fair market value per share of Common Stock on the date of grant.
RSUs may provide for continued vesting or the earlier lapse or other modification of the restriction period, including in the event of retirement, death, disability or termination of employment or service of the participant or in the event of a change in control. During the restriction period applicable to RSUs, the participant will have no right to transfer any rights under the award and will have no rights of ownership in the Common Stock deliverable upon payment of the RSUs and no right to vote them. Rights to dividend equivalents may be extended to and made part of any RSU award at the discretion of the Committee, on a deferred and contingent basis, either in cash or in additional shares of Common Stock. However, dividend equivalents or other distributions on Common Stock underlying RSUs will be deferred until and paid contingent upon the vesting of such RSUs. Each grant or sale of RSUs will specify the time and manner of payment of the RSUs that have been earned. An RSU may be paid in cash, Common Stock or any combination of the two.
Performance Shares, Performance Units and Cash Incentive Awards
Performance shares, performance units and cash incentive awards may also be granted to participants under the Equity Plan. A performance share is a bookkeeping entry that records the equivalent of one share of Common Stock, and a performance unit is a bookkeeping entry that records a unit equivalent to $1.00 or such other value as determined by the Committee. Each grant will specify the number or amount of performance shares or performance units, or the cash amount payable with respect to a cash incentive award being awarded, which number or amount may be subject to adjustment to reflect changes in compensation or other factors.
Each grant of a cash incentive award, performance shares or performance units will specify management objectives regarding the earning of the award. Each grant will specify the time and manner of payment of a cash incentive award, performance shares or performance units that have been earned. Any grant may specify that the amount payable with respect thereto may be paid by the Company in cash, in Common Stock, in restricted stock or RSUs or in any combination thereof.
At the discretion of the Committee, any grant of performance shares or performance units may provide for the payment of dividend equivalents in cash or in additional shares of Common Stock, which dividend equivalents will be subject to deferral and payment on a contingent basis based on the participant’s earning and vesting of the performance shares or performance units, as applicable, with respect to which such dividend equivalents are paid.
The performance period with respect to each grant of performance shares or performance units or cash incentive award will be a period of time determined by the Committee and within which the management objectives relating to such award are to be achieved. The performance period may be subject to continued vesting or earlier lapse or modification, including in the event of retirement, death, disability or termination of employment or service of the participant or in the event of a change in control.
Other Awards
Subject to applicable law and applicable share limits under the Equity Plan, the Committee may grant to any participant Common Stock or such other awards (“Other Awards”) that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, shares of Common Stock or factors that may influence the value of such Common Stock, including, without limitation, convertible or exchangeable debt securities; other rights convertible or exchangeable into shares of Common Stock; purchase rights for shares of Common Stock; awards with value and payment contingent upon performance of Holdco or specified subsidiaries, affiliates or other business units or any other factors designated by the Committee; and awards valued by reference to the book value of the shares of Common Stock or the value of securities of, or the performance of, the subsidiaries, affiliates or other business units of Holdco. The terms and conditions of any such awards will be determined by the Committee. Common Stock delivered under such an award in the nature of a purchase right granted under the Equity Plan will be purchased for such consideration, paid for at such time, by such methods, and in such forms, including, without limitation, Common Stock, other awards, cash, notes or other property, as the Committee determines.
In addition, the Committee may grant cash awards, as an element of or supplement to any other awards granted under the Equity Plan. The Committee may also authorize the grant of shares of Common Stock as a bonus or may authorize the grant of Other Awards in lieu of obligations of Holdco or a subsidiary to pay cash or deliver other property under the Equity Plan or under other plans or compensatory arrangements, subject to terms determined by the Committee in a manner that complies with Section 409A of the Code.
Other Awards may provide for the earning or vesting of, or earlier elimination of restrictions applicable to, such award upon certain events, including in the event of the retirement, death, disability or termination of employment or service of the participant or in the event of a change in control. The Committee may provide for the payment of dividends or dividend equivalents on Other Awards on a deferred and contingent basis, in cash or in additional shares of Common Stock. However, dividend equivalents or other distributions of Common Stock underlying Other Awards will be deferred until and paid contingent upon the earning and vesting of such awards.

Change in Control
The Equity Plan includes a definition of “change in control.” In general, except as may be otherwise prescribed by the Committee in an Evidence of Award or as otherwise provided in another plan or agreement applicable to a participant, a change in control shall be deemed to have occurred upon the occurrence of any of the following events occurring after the Business Combination (subject to certain exceptions and limitations and as further described in the Equity Plan): (1) any individual, entity or group acquires beneficial ownership of voting securities of Holdco where such acquisition causes such person to own more than 50% of the combined voting power of the then outstanding voting securities of Holdco entitled to vote generally in the election of directors (subject to certain exceptions); (2) a majority of Holdco Board ceases to be comprised of incumbent directors; (3) consummation of a reorganization, merger or consolidation, or sale or other disposition of all or substantially all of the assets of Holdco or the acquisition of assets of another corporation or other transaction, as described in the Equity Plan (subject to certain exceptions); or (4) stockholder approval of a complete liquidation or dissolution of Holdco (subject to certain qualifying exceptions). The Business Combination will not constitute a “change in control” for purposes of the Equity Plan.
Management Objectives
The Equity Plan generally provides that any of the awards set forth above may be granted subject to the achievement of specified management objectives. Management objectives are defined as performance objective or objectives established pursuant to the Equity Plan for participants who have received grants of performance shares, performance units or cash incentive awards or, when so determined by the Committee, stock options, SARs, restricted stock, RSUs, dividend equivalents or Other Awards. The definition of “Management Objectives” set forth in the Equity Plan includes a list of examples of measures (which is not exhaustive) that may be used as management objectives in awards granted under the Equity Plan.
If the Committee determines that a change in the business, operations, corporate structure or capital structure of Holdco, or the manner in which it conducts its business, or other events or circumstances render the management objectives unsuitable, the Committee may in its discretion modify such management objectives or the goals or actual levels of achievement, in whole or in part, as the Committee deems appropriate and equitable.
Transferability of Awards
Except as otherwise provided by the Committee, and subject to the terms of the Equity Plan with respect to Section 409A of the Code, no stock option, SAR, restricted stock, RSU, performance share, performance unit, cash incentive award, Other Award or dividend equivalents paid with respect to awards made under the Equity Plan will be transferrable by a participant except by will or the laws of descent and distribution. In no event will any such award granted under the Equity Plan be transferred for value. Except as otherwise determined by the Committee, stock options and SARs will be exercisable during the participant’s lifetime only by him or her or, in the event of the participant’s legal incapacity to do so, by his or her guardian or legal representative acting on behalf of the participant in a fiduciary capacity under state law or court supervision.
Under certain circumstances, the Committee may specify on the grant date that part or all of the shares of Common Stock that are subject to certain awards under the Equity Plan will be subject to further restrictions on transfer.
Adjustments
The Committee will make or provide for such adjustments in: (1) the number and kind of shares of Common Stock covered by outstanding stock options, SARs, restricted stock, RSUs, performance shares and performance units granted under the Equity Plan; (2) if applicable, the number and kind of shares of Common Stock covered by Other Awards; (3) the exercise price or base price provided in outstanding stock options and SARs, respectively; (4) cash incentive awards; and (5) other award terms, as the Committee in its sole discretion, determines, in good faith, is equitably required in order to prevent dilution or enlargement of the rights of participants that otherwise would result from (a) any extraordinary cash dividend, stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of Holdco; (b) any merger, consolidation, spin-off, spin-out, split-off, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities; or (c) any other corporate transaction or event having an effect similar to any of the foregoing.

In the event of any such transaction or event, or in the event of a change in control of Holdco, the Committee may provide in substitution for any or all outstanding awards under the Equity Plan such alternative consideration (including cash), if any, as it may in good faith determine to be equitable under the circumstances and will require in connection therewith the surrender of all awards so replaced in a manner that complies with Section 409A of the Code. In addition, for each stock option or SAR with an exercise price or base price, respectively, greater than the consideration offered in connection with any such transaction or event or change in control of Holdco, the Committee may in its discretion elect to cancel such stock option or SAR without any payment to the person holding such stock option or SAR. The Committee will make or provide for such adjustments to the numbers of shares of Common Stock available under the Equity Plan and the share limits of the Equity Plan as the Committee in its sole discretion, determines, in good faith, is appropriate to reflect such transaction or event. Any adjustment to the limit on the number of shares of Common Stock that may be issued upon exercise of incentive stock options, however, will be made only if and to the extent such adjustment would not cause any stock option intended to qualify as an incentive stock option to fail to so qualify.
Prohibition on Repricing
Except in connection with certain corporate transactions or changes in the capital structure of Holdco or in connection with a change in control, the terms of outstanding awards may not be amended to (1) reduce the exercise price or base price of outstanding stock options or SARs, respectively, or (2) cancel outstanding “underwater” stock options or SARs in exchange for cash, other awards or stock options or SARs with an exercise price or base price, as applicable, that is less than the exercise price or base price of the original stock options or SARs, as applicable, without stockholder approval. These restrictions are intended to prohibit the repricing of “underwater” stock options and SARs and they may not be amended without approval by Holdco’s stockholders.
Clawback and Recoupment Provisions
Any Evidence of Award may provide for the cancellation or forfeiture of an award or forfeiture and repayment to Holdco of any gain or earnings related to an award, or other provisions intended to have a similar effect, upon such terms and conditions as may be determined by the Committee in accordance with (a) any Company clawback or recoupment policy or policies as adopted from time to time, including any policy that is adopted to comply with the requirements of any applicable laws, rules, regulations, stock exchange listing standards or otherwise, or (b) any applicable laws that impose mandatory clawback or recoupment requirements under the circumstances set forth in such laws, including as required by the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or other applicable laws, rules, regulations, or stock exchange listing standards, as may be in effect from time to time, and which may operate to create additional rights for the Company with respect to awards and the recovery of amounts relating thereto.
Non-U.S. Participants
In order to facilitate the making of any grant or combination of grants under the Equity Plan, the Committee may provide for such special terms for awards to participants who are foreign nationals or who are employed by Holdco or its subsidiary outside of the United States of America or who provide services to Holdco or its subsidiary under an agreement with a foreign nation or agency, as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. The Committee may approve such supplements to, or amendments, restatements or alternative versions of, the Equity Plan (including sub-plans) (to be considered part of the Equity Plan) as it may consider necessary or appropriate for such purposes, provided that no such special terms, supplements, amendments or restatements will include any provisions that are inconsistent with the terms of the Equity Plan as then in effect unless the Equity Plan could have been amended to eliminate such inconsistency without further approval by Holdco’s stockholders.
Withholding
To the extent Holdco is required to withhold federal, state, local or foreign taxes or other amounts in connection with any payment made or benefit realized by a participant or other person under the Equity Plan, and the amounts available to Holdco for such withholding are insufficient, it will be a condition to the receipt of such payment or the realization of such benefit that the participant or such other person make arrangements satisfactory to Holdco for payment of the balance of such taxes or other amounts required to be withheld, which arrangements, in the discretion of the Committee, may include relinquishment of a portion of such benefit. When a participant is required to pay

Holdco an amount required to be withheld under applicable income, employment, tax or other laws, the Committee may require the participant to satisfy the obligation, in whole or in part, by having withheld, from the shares of Common Stock delivered or required to be delivered to the participant, shares of Common Stock having a value equal to the amount required to be withheld or by delivering to Holdco other shares of Common Stock held by such participant. The Common Stock used for tax or other withholding will be valued at an amount equal to the fair market value of such Common Stock on the date the benefit is to be included in the participant’s income. In no event will the fair market value of the Common Stock to be withheld and delivered pursuant to the Equity Plan exceed the minimum amount required to be withheld, unless (1) an additional amount can be withheld and not result in adverse accounting consequences, and (2) such additional withholding amount is authorized by the Committee. Participants will also make such arrangements as Holdco may require for the payment of any withholding tax or other obligation that may arise in connection with the disposition of Common Stock acquired upon the exercise of stock options.
Effective Date of the Equity Plan
If approved by the Holdco Board and the Learn CW shareholders, the Equity Plan will become effective upon the consummation of the Business Combination.
Amendment and Termination of the Equity Plan
The Holdco Board generally may amend the Equity Plan from time to time in whole or in part. If any amendment, however, for purposes of applicable stock exchange rules (and except as permitted under the adjustment provisions of the Equity Plan) (1) would materially increase the benefits accruing to participants under the Equity Plan, (2) would materially increase the number of securities which may be issued under the Equity Plan, (3) would materially modify the requirements for participation in the Equity Plan or (4) must otherwise be approved by Holdco’s stockholders in order to comply with applicable law or applicable stock exchange rules, all as determined by the Holdco Board, then such amendment will be subject to stockholder approval and will not be effective unless and until such approval has been obtained.
Further, subject to the Equity Plan’s prohibition on repricing, the Committee generally may amend the terms of any award prospectively or retroactively. Except in the case of certain adjustments permitted under the Equity Plan, no such amendment may be made that would materially impair the rights of any participant without his or her consent. If permitted by Section 409A of the Code, but subject to the subject to the preceding sentence, including in the case of termination of employment or service, or in the case of unforeseeable emergency or other circumstances or in the event of a change in control, the Committee may provide for continued vesting or accelerate the timing of vesting or exercisability or the time at which the substantial risk of forfeiture or prohibition or restriction on transfer will lapse or the time when the period of restriction will end, or the time at which cash incentive awards, performance shares or performance units will be deemed to have been earned or the time when a transfer restriction will terminate, in each case as applicable to certain awards granted under the Equity Plan, or waive any other limitation or requirement under any such award.
The Holdco Board may, in its discretion, terminate the Equity Plan at any time. Termination of the Equity Plan will not affect the rights of participants or their successors under any awards outstanding and not exercised in full on the date of termination. No grant will be made under the Equity Plan on or after the tenth anniversary of the effective date of the Equity Plan, but all grants made prior to such date will continue in effect thereafter subject to their terms and the terms of the Equity Plan.
Allowances for Conversion Awards and Assumed Plans
Common Stock (1) subject to awards granted under the Equity Plan in substitution for or conversion of, or in connection with an assumption of, stock options, SARs, restricted stock, RSUs, or other stock or stock-based awards held by awardees of an entity engaging in a corporate acquisition or merger transaction with Holdco or any of its subsidiaries or (2) available for issuance under a previously-approved plan sponsored by a company that is acquired by, or merges with, Holdco or any of its subsidiaries, and which then become available for issuance of awards under the Equity Plan, will not count against (or be added to) the aggregate Share Limit or other Equity Plan limits described above, except as otherwise provided in the Equity Plan.
U.S. Federal Income Tax Consequences
The following is a brief summary of certain of the federal income tax consequences of certain transactions under the Equity Plan based on United States federal income tax laws in effect. This summary, which is presented for the information of stockholders considering how to vote on this proposal and not for Equity Plan participants, is not intended to be complete, does not describe United States federal taxes other than income taxes (such as Medicare and social security taxes), and does not describe tax consequences arising from state or local taxes in the United States or from taxes in any jurisdiction outside the United States.
Tax Consequences to Participants
Restricted stock: The recipient of restricted stock generally will be subject to tax at ordinary income rates on the fair market value of the restricted stock (reduced by any amount paid by the recipient for such restricted stock) at such time as the restricted stock is no longer subject to a substantial risk of forfeiture or restrictions on transfer for purposes of Section 83 of the Code (“Restrictions”). However, a recipient who so elects under Section 83(b) of the Code within 30 days of the date of transfer of the shares will have taxable ordinary income on the date of transfer of the shares equal to the excess of the fair market value of such shares (determined without regard to the Restrictions) over the purchase price, if any, of such restricted stock. If a Section 83(b) election has not been made, any dividends received with respect to restricted stock that are subject to the Restrictions generally will be treated as compensation that is taxable as ordinary income to the recipient.
Performance shares, performance units and cash incentive awards: No income generally will be recognized upon the grant of performance shares, performance units or cash incentive awards. Upon payment in respect of the earn-out of performance shares, performance units or cash incentive awards, the recipient generally will be required to include as taxable ordinary income in the year of receipt an amount equal to the amount of cash received and the fair market value of any unrestricted Common Stock received on the date that such shares are transferred to the participant under the award.
Nonqualified stock options: In general:
•	no income will be recognized by an optionee at the time a non-qualified stock option is granted;
•
at the time of exercise of a non-qualified stock option, ordinary income will be recognized by the optionee in an amount equal to the difference between the option price paid for the shares and the fair market value of the shares, if unrestricted, on the date of exercise; and

•
at the time of sale of shares acquired pursuant to the exercise of a non-qualified stock option, appreciation (or depreciation) in value of the shares after the date of exercise will be treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held.

Incentive stock options: No income generally will be recognized by an optionee upon the grant or exercise of an “incentive stock option” as defined in Section 422 of the Code. If Common Stock is issued to the optionee pursuant to the exercise of an incentive stock option, and if no disqualifying disposition of such shares is made by such optionee within two years after the date of grant or within one year after the transfer of such shares to the optionee, then upon sale of such shares, any amount realized in excess of the option price will be taxed to the optionee as a long-term capital gain and any loss sustained will be a long-term capital loss.
If Common Stock acquired upon the exercise of an incentive stock option is disposed of prior to the expiration of either holding period described above, the optionee generally will recognize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such shares at the time of exercise (or, if less, the amount realized on the disposition of such shares if a sale or exchange) over the exercise price paid for such shares. Any further gain (or loss) realized by the participant generally will be taxed as short-term or long-term capital gain (or loss) depending on the holding period.
SARs: No income will be recognized by a participant in connection with the grant of a SAR. When the SAR is exercised, the participant normally will be required to include as taxable ordinary income in the year of exercise an amount equal to the amount of cash received and the fair market value of any unrestricted shares of Common Stock received on the exercise.
RSUs: No income generally will be recognized upon the award of RSUs. The recipient of an RSU award generally will be subject to tax at ordinary income rates on the amount of cash received and on the fair market value of unrestricted shares of Common Stock on the date that such shares are transferred to the participant under the award (reduced by any amount paid by the participant for such RSUs), and the capital gains/loss holding period for such shares will also commence on such date.

Tax Consequences to Holdco or its Subsidiaries
To the extent that a participant recognizes ordinary income in the circumstances described above, Holdco or the subsidiary for which the participant performs services will be entitled to a corresponding deduction from any applicable federal income tax, provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Code and is not disallowed by the $1.0 million limitation on certain executive compensation under Section 162(m) of the Code.
Registration With the SEC
Following approval of the Equity Plan by Learn CW’s shareholders, Holdco intends to file a Registration Statement on Form S-8 (a “Form S-8”) relating to the issuance of shares of Common Stock under the Equity Plan with the SEC pursuant to the Securities Act of 1933, as amended, as soon as practicable after such filing is permitted by applicable law.
New Plan Benefits
No awards will be made under the Equity Plan until after its effective date. It is currently not possible to determine the specific amounts and types of awards that may be awarded in the future under the Equity Plan because the grant and actual settlement of awards under the Equity Plan will be subject to the discretion of the Compensation Committee.
Equity Compensation Plan Information
As of December 31, 2023, Holdco had no securities authorized for issuance under equity compensation plans and no equity awards of Holdco were outstanding as of December 31, 2023, or are currently outstanding.
Required Vote
The full text of the resolution to be passed is as follows:
“RESOLVED, as an ordinary resolution, that the Equity Plan, a copy of which is attached to the proxy statement/consent solicitation statement/prospectus as Annex K be adopted and approved.”
Board Recommendation
THE LCW BOARD UNANIMOUSLY RECOMMENDS THAT LEARN CW SHAREHOLDERS VOTE “FOR” APPROVAL OF THE INNVENTURE, INC. 2024 EQUITY AND INCENTIVE COMPENSATION PLAN UNDER PROPOSAL 4.

SHAREHOLDER PROPOSAL NO. 5 – THE ADJOURNMENT PROPOSAL
The Adjournment Proposal allows the LCW Board to submit a proposal to approve, by ordinary resolution, the adjournment of the extraordinary general meeting to a later date or dates, if necessary, (i) to permit further solicitation and vote of proxies in the event, based on the tabulated votes, there are not sufficient votes at the time of the extraordinary general meeting to constitute a quorum or to approve any of the proposals presented at the extraordinary general meeting or if it is determined that one or more of the closing conditions under the Business Combination Agreement is not satisfied or waived or (ii) if the LCW Board determines before the extraordinary general meeting that it is not necessary or no longer desirable to proceed with the proposals. The purpose of the Adjournment Proposal is to permit further solicitation of proxies and votes that would increase the likelihood of obtaining a favorable vote on the proposals presented at the extraordinary general meeting. See the section entitled “Proposal No. 1 — The Business Combination Proposal — Interests of Learn CW’s Directors and Executive Officers in the Business Combination.”
Consequences if the Adjournment Proposal Is Not Approved
If the Adjournment Proposal is presented to the extraordinary general meeting and is not approved by the shareholders, the LCW Board may not be able to adjourn the extraordinary general meeting to a later date in the event that, based on the tabulated votes, there are not sufficient votes at the time of the extraordinary general meeting to constitute a quorum or to approve any of the proposals presented at the extraordinary general meeting. In such events, the Business Combination would not be completed.
Vote Required for Approval
The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the Learn CW Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.
The Adjournment Proposal is not conditioned upon any other proposal.
Resolution to be Voted Upon
The full text of the resolution to be passed is as follows:
“RESOLVED, as an ordinary resolution, that the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes to constitute a quorum or to approve one or more proposals at the extraordinary general meeting be approved.”
Recommendation of the LCW Board
THE LCW BOARD UNANIMOUSLY RECOMMENDS THAT LEARN CW SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.
The existence of financial and personal interests of one or more of Learn CW’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Learn CW and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Learn CW’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Shareholder Proposal No. 1 — The Business Combination Proposal — Interests of Learn CW’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

INNVENTURE’S SOLICITATION OF WRITTEN CONSENTS
Innventure Member Action by Written Consent
The Innventure Board is providing this document to holders of Innventure Units. The Innventure Voting Members are being asked to execute and deliver the written consent furnished with this document to approve the Business Combination Agreement and the transactions contemplated thereby, referred to as the Innventure Transaction Proposal. For a more detailed discussion of the Business Combination and the Business Combination Agreement, see section entitled “Shareholder Proposal No. 1 — The Business Combination Proposal — Summary of the Business Combination Agreement.” The Business Combination Agreement is included as Annex A to this proxy statement/consent solicitation statement/prospectus.
Innventure Members Entitled to Consent
Holders of Innventure’s Class A Units, Class B Preferred Units and Class B-1 Preferred Units are entitled to sign and deliver written consents with respect to the approval of the Innventure Transaction Proposal.
Required Consents
Approval of the Innventure Transaction Proposal requires the affirmative written consent of the Innventure Voting Members holding not less than 75% of the Class A Units, the Class B Preferred Units and the Class B-1 Preferred Units, calculated as a single class. Innventure Voting Members are entitled to one vote per unit on all matters upon which the member has the right to vote. As of the date of this proxy statement/consent solicitation statement/prospectus, Innventure had 10,875,000 Class A Units outstanding, 5,074,005 Class B Preferred Units outstanding and 342,608 Class B-1 Preferred Units outstanding.
In connection with the execution of the Business Combination Agreement, certain Innventure Members have entered into a Member Support Agreement with Learn CW, Holdco and Innventure, pursuant to which such members have agreed to, among other things, vote in favor of the Business Combination Agreement and the Transactions. Approval of the Innventure Transaction Proposal is a closing condition to the Transactions under the Business Combination Agreement.
Submission of Consents
Innventure Voting Members who wish to submit their consent to approve the Innventure Transaction Proposal must fill out the enclosed written consent, date and sign it, and promptly return it to Innventure. Once you have completed, dated and signed the written consent, you may deliver it to Innventure by emailing a PDF copy of your written consent to consents@innventure.com, or by mailing your written consent to Innventure’s principal executive offices located at 6900 Tavistock Lakes Blvd, Suite 400 Orlando, FL 32827.
The [ ] day after the date of this proxy statement/consent solicitation statement/prospectus is the targeted final date for receipt of written consents from Innventure Voting Members. Innventure reserves the right to extend the final date for receipt of written consents beyond such date in the event that sufficient consents approving the Innventure Transaction Proposal have not been obtained by that date. Any such extension may be made without notice to Innventure Voting Members.
Execution of Consents; Revocation of Consents
With respect to your Class A Units, Class B Preferred Units and Class B-1 Preferred Units, you may sign and return a written consent to approve the Innventure Transaction Proposal (which is equivalent to a vote FOR the proposal). Failure to return a signed written consent will have the same effect as a vote AGAINST the proposal.
You may revoke your consent to the Innventure Transaction Proposal at any time before a sufficient number of consents from Innventure Voting Members to approve such proposal have been submitted to Innventure. If you wish to revoke your consent before that time, then you may do so by delivering a notice of revocation to Innventure by email to consents@innventure.com or by mail to Innventure’s principal executive offices located at 6900 Tavistock Lakes Blvd, Suite 400 Orlando, FL 32827.
Solicitation of Consents; Expense
The expense of preparing, printing and mailing these consent solicitation materials is being borne by Innventure. Innventure contemplates that the written consents of its members will be solicited principally through the use of the mail, but officers and employees of Innventure may solicit consents by telephone and personally, in addition to solicitation by mail. These persons will receive their regular salaries but no special compensation for soliciting consents.
Recommendation of the Innventure Board
THE INNVENTURE BOARD OF MANAGERS HAS CONSIDERED THE TRANSACTIONS AND THE TERMS OF THE BUSINESS COMBINATION AGREEMENT AND HAS DETERMINED THAT THE BUSINESS COMBINATION AGREEMENT AND THE TRANSACTIONS ARE ADVISABLE, FAIR TO, AND IN THE BEST INTERESTS OF, INNVENTURE AND ITS MEMBERS AND RECOMMENDS THAT THE INNVENTURE MEMBERS APPROVE THE INNVENTURE TRANSACTION PROPOSAL BY SUBMITTING A WRITTEN CONSENT ATTACHED AS ANNEX L HERETO.
Please complete, date and sign the written consent furnished herewith and return it promptly to Innventure by one of the means described above.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
The following is a discussion of the material U.S. federal income tax consequences for holders of Learn CW Ordinary Shares and/or Learn CW Public Warrants (which, for purposes of this section, are referred to collectively as the “Learn CW securities”) of (i) the LCW Merger and (ii) electing to have Learn CW Ordinary Shares redeemed for cash if the Business Combination is completed. This discussion only applies to holders of Learn CW securities that hold their Learn CW securities as capital assets for U.S. federal income tax purposes within the meaning of Section 1221 of the Code, and does not describe all of the tax consequences that may be relevant to holders of Learn CW securities in light of their particular circumstances, including alternative minimum taxes and the tax on net investment income, or consequences to holders who are subject to special rules, such as:
•	banks, thrifts, mutual funds and other financial institutions or financial services entities;
•	insurance companies;
•	tax-exempt organizations, pension funds or governmental organizations;
•	regulated investment companies and real estate investment trusts;
•	United States expatriates and former citizens or former long-term residents of the United States;
•	persons that acquired securities pursuant to an exercise of employee share options, in connection with employee incentive plans or otherwise as compensation;
•	dealers or traders subject to a mark-to-market method of tax accounting with respect to the Learn CW securities;
•	brokers or dealers in securities or foreign currency;
•	individual retirement and other deferred accounts;
•	persons holding their Learn CW securities as part of a “straddle,” hedge, conversion, constructive sale or other risk reducing transactions;
•	persons that directly, indirectly or constructively own 10% or more (by vote or value) of our shares;
•	persons who purchase or sell their shares as part of a wash sale for tax purposes;
•	Sponsor or Sponsor Persons;
•	grantor trusts;
•	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;
•	partnerships or other pass-through entities for U.S. federal income tax purposes or investors in such entities;
•	holders that are “controlled foreign corporations” or “passive foreign investment companies,” referred to as “PFICs,” and corporations that accumulate earnings to avoid U.S. federal income tax;
•	persons subject to the alternative minimum tax; or
•	a person required to accelerate the recognition of any item of gross income with respect to Learn CW securities as a result of such income being recognized on an applicable financial statement.
This discussion does not consider the tax treatment of entities that are partnerships or other pass-through entities for U.S. federal income tax purposes or persons who hold Learn CW securities through such entities. If a partnership or other pass-through entity for U.S. federal income tax purposes is the beneficial owner of Learn CW securities, the U.S. federal income tax treatment of partners of the partnership will generally depend on the status of the partners and the activities of the partner and the partnership.
This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, all as of the date hereof, changes to any of which subsequent to the date of this proxy statement/consent solicitation statement/prospectus may affect the tax consequences described herein. This discussion does not take into account potential suggested or proposed changes in such tax laws which may impact the discussion below and does not address any aspect of state, local or non-U.S. taxation, or any U.S. federal taxes other than income taxes. Each of the foregoing is subject to change, potentially with retroactive effect. Holders of Learn CW securities are urged to consult their tax advisors with respect to the application of U.S. federal tax laws to their particular situation, as well as any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction.
INVESTORS SHOULD CONSULT WITH THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS (INCLUDING ANY POTENTIAL FUTURE CHANGES THERETO) TO THEIR PARTICULAR SITUATIONS, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY U.S. STATE, LOCAL, NON-U.S. OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.
U.S. Holders
For purpose of this discussion, a “U.S. holder” is a beneficial owner of Learn CW securities who is, or that is for U.S. federal income tax purposes:
•	an individual who is a citizen or resident of the United States;
•
a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or
•
a trust if (1) a U.S. court can exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

ALL HOLDERS OF LEARN CW SECURITIES SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE BUSINESS COMBINATION AND RELATED TRANSACTIONS TO THEM, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE, LOCAL, NON-U.S. AND OTHER TAX LAWS.
The LCW Merger
Subject to the limitations, assumptions, and qualifications described herein and in the opinion filed as Exhibit 8.1 to the Registration Statement of which this proxy statement/consent solicitation statement/prospectus forms a part, and based on customary tax representations to be obtained from Learn CW, Holdco and Innventure, it is the opinion of Sidley Austin LLP, counsel to Learn CW, that the LCW Merger should, when taken together with the related transactions in the Business Combination, qualify as a transaction described in Section 351 of the Code for U.S. federal income tax purposes (a “Section 351 Exchange”). The provisions of Section 351 of the Code are complex and qualification as a non-recognition transaction thereunder could be adversely affected by events or actions that occur following the consummation of the LCW Merger and the related transactions in the Business Combination that are beyond Learn CW’s control and so the qualification of the LCW Merger as a Section 351 Exchange is not free from doubt. For example, if more than 20% of Holdco Common Stock were in the aggregate subject to one or more arrangements or agreements to be sold or disposed of at the time of their issuance in the Business Combination, one of the requirements for qualifying as a Section 351 Exchange would not be met. The closing of the Business Combination (including the LCW Merger) is not conditioned upon the receipt of an opinion of counsel that the LCW Merger qualifies as a Section 351 Exchange, and neither LCW nor Holdco intends to request a ruling from the IRS regarding the U.S. federal income tax treatment of the Business Combination (including the LCW Merger), and the IRS or a court could take a different position from that described herein.
There are significant factual and legal uncertainties as to whether the LCW Merger also qualifies as a Reorganization, including that the assets of LCW are only investment-type assets and that it cannot be determined until following the closing of the Business Combination whether Holdco will continue a significant line of Learn CW’s historic business or use a significant portion of Learn CW’s historic business assets. To qualify as a Reorganization, a transaction must satisfy certain requirements, including, among others, that the acquiring corporation (or, in the case of certain reorganizations structured similarly to the LCW Merger, its corporate parent) continue, either directly or indirectly through certain controlled corporations, either a significant line of the acquired corporation’s historic business or use a significant portion of the acquired corporation’s historic business assets in a business, in each case, within the meaning of Treasury Regulations Section 1.368-1(d). However, due to the absence of guidance bearing directly on how the above rules apply in the case of an acquisition of a corporation with only investment-type assets, such as LCW, the qualification of the LCW Merger as a Reorganization is not free from doubt and the IRS or a court could take a different position. Moreover, qualification of the LCW Merger as a Reorganization is based on facts which will not be known until the closing of the Business Combination. As a result, Sidley Austin LLP is unable to opine as to whether the LCW Merger constitutes a Reorganization. The closing of the Business Combination (including the LCW Merger) is not conditioned upon the receipt of an opinion of counsel that the Business Combination so qualifies as a Reorganization, and neither Learn CW nor Holdco intends to request a ruling from the IRS regarding the U.S. federal income tax treatment of the Business Combination (including the LCW Merger). The IRS may disagree with the descriptions of U.S. federal income tax consequences contained herein, and its determination may be upheld by a court. Any such determination could subject an investor or LCW to adverse U.S. federal income tax consequences that would be different than those described herein.
Accordingly, no assurance can be given that the LCW Merger will qualify for tax-deferred treatment under Section 351 or Section 368(a) of the Code.
U.S. holders of Learn CW Ordinary Shares and Learn CW Public Warrants are urged to consult their tax advisors regarding the proper U.S. federal income tax treatment of the LCW Merger, including with respect to its qualification as a Section 351 Exchange or a Reorganization.
U.S. Holders Exchanging Learn CW Ordinary Shares for Holdco Common Stock in the LCW Merger
If the LCW Merger qualifies either as a Section 351 Exchange or a Reorganization, subject to the PFIC rules discussed below “— Passive Foreign Investment Company Status,” a U.S. holder that owns only Learn CW Ordinary Shares but not Learn CW Public Warrants and that exchanges such Learn CW Ordinary Shares for Holdco Common Stock in the LCW Merger should not recognize gain or loss. The aggregate tax basis for U.S. federal income tax purposes of the Holdco Common Stock received by such U.S. holder should be the same as the aggregate adjusted tax basis of the Learn CW Ordinary Shares exchanged therefor. A U.S. holder’s holding period in the Holdco Common Stock received should include the holding period of the Learn CW Ordinary Shares exchanged therefor.
U.S. Holders Exchanging Learn CW Public Warrants in the LCW Merger
The U.S. federal income tax consequences of the exchange by U.S. holders of Learn CW Public Warrants for Holdco Warrants in the LCW Merger depends on whether the LCW Merger qualifies as a Reorganization. If the LCW Merger so qualifies, subject to the PFIC rules discussed below “— Passive Foreign Investment Company Status,” then no gain or loss should be recognized by a U.S. holder that exchanges Learn CW Public Warrants for Holdco Warrants in the LCW Merger, and accordingly, the adjusted tax basis of the Holdco Warrants received by such a U.S. holder of Learn CW Public Warrants in the LCW Merger should be the same as the adjusted tax basis of the Learn CW Public Warrants surrendered in exchange therefor. In addition, the holding period of the Holdco Warrants received in the LCW Merger by such a U.S. holder of Learn CW Public Warrants should include the period during which the U.S. holder held such Learn CW Public Warrants through the date of the LCW Merger.
If the LCW Merger does not qualify as a Reorganization but only as Section 351 Exchange, subject to the PFIC rules discussed below “— Passive Foreign Investment Company Status,” the treatment of a U.S. holder’s exchange of Learn CW Public Warrants for Holdco Warrants in the LCW Merger is uncertain. It is possible that the outstanding Learn CW Public Warrants, which are currently exercisable for one Learn CW Class A Ordinary Share and will be exercisable for one share of Holdco Common Stock following the LCW Merger, are treated for U.S. federal income tax purposes as having been “exchanged” by the holders of such warrants for “new warrants.” In such case, a U.S. holder is required to recognize gain or loss in such deemed exchange in an amount equal to the difference between the fair market value of the Holdco Warrants held by such U.S. holder immediately following the LCW Merger and the adjusted tax basis of the Learn CW Public Warrants held by such U.S. holder immediately prior to the LCW Merger.
Alternatively, it is also possible that a U.S. holder of Learn CW Public Warrants could be treated as transferring its Learn CW Public Warrants and Learn CW Ordinary Shares to Holdco in exchange for Holdco Warrants and shares of Holdco Common Stock in a Section 351 Exchange. If so treated, a U.S. holder should be required to recognize gain (but not loss) in an amount equal to the lesser of (i) the amount of gain realized by such holder (generally, the excess of (x) the sum of the fair market values of the Holdco Warrants treated as received by such holder and the shares of Holdco Common Stock received by such holder over (y) such holder’s aggregate adjusted tax basis in the Learn CW Public Warrants and Learn CW Ordinary Shares treated as having been exchanged therefor) and (ii) the fair market value of the Holdco Warrants treated as having been received by such holder in such exchange. Any such gain should generally be long-term capital gain if the U.S. holder’s holding period for the shares of Holdco Common Stock and Holdco Warrants was more than one year at the time of the LCW Merger. It is unclear whether certain redemption rights (described above) may have suspended the running of the applicable holding period for this purpose. Long-term capital gains of non-corporate U.S. holders (including individuals) currently are eligible for preferential U.S. federal income tax rates. However, the deductibility of capital losses is subject to limitations. The U.S. holder’s tax basis in the Holdco Warrants treated as having been received in the exchange should be equal to the fair market value of such Holdco Warrants at the time of the LCW Merger, and such U.S. holder’s holding period in such Holdco Warrants should begin the day after the LCW Merger. Due to the absence of authority on the U.S. federal income tax consequences of an exchange of warrants if the LCW Merger is not treated as a Reorganization, U.S. holders should consult their tax advisors.
Redemption of Learn CW Ordinary Shares Pursuant to the Learn CW Shareholder Redemption
In the event that a U.S. holder’s Learn CW Ordinary Shares are redeemed for cash pursuant to the Learn CW Shareholder Redemption, subject to the PFIC rules discussed below “— Passive Foreign Investment Company Status,” the treatment of the redemption for U.S. federal income tax purposes depends on whether the redemption qualifies as a sale of the Learn CW Ordinary Shares under Section 302 of the Code. Whether a redemption qualifies for sale treatment will depend largely on the total number of Learn CW Ordinary Shares treated as held by the U.S. holder relative to all of the Learn CW Ordinary Shares outstanding both before and after the redemption. For this purpose, the shares outstanding after the redemption should take into account shares owned by Holdco as a result of the LCW Merger.
The redemption of Learn CW Ordinary Shares generally is treated as a sale of the Learn CW Ordinary Shares if the redemption (i) results in a “complete termination” of the U.S. holder’s interest in Learn CW, (ii) is “substantially disproportionate” with respect to the U.S. holder or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. holder. These tests are explained more fully below.
In determining whether any of the foregoing tests are satisfied, a U.S. holder generally must take into account not only Learn CW Ordinary Shares actually owned by such U.S. holder, but also Learn CW Ordinary Shares such U.S. holder is treated as constructively owning. A U.S. holder may be treated as constructively owning Learn CW Ordinary Shares owned by certain related individuals and entities (including Holdco following the LCW Merger) in which the U.S. holder has an interest or that have an interest in such U.S. holder, as well as any shares the U.S. holder has a right to acquire by exercise of an option, such as the Learn CW Public Warrants or Holdco Warrants.
There will be a complete termination of a U.S. holder’s interest if either (i) all of the Learn CW Ordinary Shares actually and constructively owned by the U.S. holder are redeemed or (ii) all of the Learn CW Ordinary Shares actually owned by the U.S. holder are redeemed and the U.S. holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of shares owned by certain family members and the U.S. holder does not constructively own any other shares. In order to meet the “substantially disproportionate” test, the percentage of outstanding voting stock of Learn CW actually or constructively owned by a U.S. holder immediately following the redemption generally must be less than 80% of the voting stock of Learn CW actually or constructively owned by such U.S. holder immediately prior to the redemption. The redemption of the Learn CW Ordinary Shares will not be essentially equivalent to a dividend if a U.S. holder’s redemption results in a “meaningful reduction” of the U.S. holder’s proportionate interest in Learn CW. Whether the redemption will result in a meaningful reduction in a U.S. holder’s proportionate interest in Learn CW will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” U.S. holders should consult with their tax advisors as to the tax consequences of a redemption.
If the redemption qualifies as a sale of stock by the U.S. holder under Section 302 of the Code, subject to the PFIC rules discussed below “— Passive Foreign Investment Company Status,” the U.S. holder would generally be required to recognize capital gain or loss in an amount equal to the difference, if any, between the amount of cash received and the tax basis of the Learn CW Ordinary Shares. Such gain or loss generally would be treated as long-term capital gain or loss if such shares were held for more than one year on the date of the redemption. A U.S. holder’s tax basis in such holder’s Learn CW Ordinary Shares generally will equal the cost of such shares.

If the redemption does not qualify as a sale of stock under Section 302 of the Code, subject to the PFIC rules discussed below “— Passive Foreign Investment Company Status,” then the U.S. holder will be treated as receiving a corporate distribution. Such distribution generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from current or accumulated earnings and profits of Learn CW, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in such U.S. holder’s Learn CW Ordinary Shares. Any remaining excess will be treated as gain realized on the sale or other disposition of the Learn CW Ordinary Shares.
Passive Foreign Investment Company Status
Whether or not the LCW Merger qualifies as a Section 351 Exchange or a Reorganization, U.S. holders who exchange LCW securities for Holdco securities pursuant to the LCW Merger may be subject to adverse U.S. federal income tax consequences under the PFIC provisions of the Code. In addition, a U.S. holder who elects to have its Learn CW Ordinary Shares redeemed for cash pursuant to the redemption provisions may be subject to the PFIC rules.
A non-U.S. (foreign) corporation will be classified as a PFIC for any taxable year (i) if at least 75% of its gross income consists of passive income, such as dividends, interest, rents and royalties (except for rents and royalties earned in the active conduct of a trade or business), and gains on the disposition of property that produces such income, or (ii) if at least 50% of the fair market value of its assets (determined on the basis of a quarterly average) is attributable to assets that produce, or are held for the production of, passive income (including for these purposes its pro rata share of the gross income and assets of any entity in which it is considered to own at least 25% of the interest, by value). The determination of whether a foreign corporation is a PFIC is made annually. It is likely that Learn CW will meet the PFIC asset or income test during the taxable years prior to the business combination (including any short taxable year that might result from the business combination), which would generally result in Learn CW being treated as a PFIC in those taxable years.
If Learn CW is determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. holder of Learn CW securities and, in the case of Learn CW Ordinary Shares, the U.S. holder did not make either (i) a timely qualified election fund, or “QEF,” election under Section 1295 of the Code for Learn CW’s first taxable year as a PFIC in which the U.S. holder held (or was deemed to hold) Learn CW Ordinary Shares, (ii) a QEF election along with a “purging election,” or (iii) a “mark-to-market” election with respect to the Learn CW Ordinary Shares (hereinafter, each a “PFIC Election”), such holder generally will be subject to special rules with respect to “excess distributions,” generally including:
•	any gain realized by the U.S. holder on the sale or other disposition of its Learn CW securities; and
•
any distributions to such U.S. holder during a taxable year of the U.S. holder that are greater than 125% of the average annual distributions received by such U.S. holder in respect of the Learn CW Ordinary Shares during the three preceding taxable years of such U.S. holder or, if shorter, such U.S. holder’s holding period for the Learn CW Ordinary Shares.

Under these rules,
•	the U.S. holder’s excess distribution will be allocated ratably over the U.S. holder’s holding period for the Learn CW securities;
•
the amount allocated to the U.S. holder’s taxable year in which the U.S. holder recognized the excess distribution, or to the period in the U.S. holder’s holding period before the first day of Learn CW’s first taxable year in which it qualified as a PFIC, will be taxed as ordinary income;

•
the amount allocated to other taxable years (or portions thereof) of the U.S. holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. holder; and

•	the interest charge generally applicable to underpayments of tax will be imposed in respect of the tax attributable to each such other taxable year of the U.S. holder.
In order to comply with the requirements of a QEF election, a U.S. holder must receive certain information from Learn CW. Learn CW has not determined whether it will endeavor to provide such information to U.S. holders and there can otherwise be no assurance that Learn CW will timely provide it. In addition, U.S. holders of Learn CW Public Warrants are not able to make a QEF election with respect to their warrants.

Even if the LCW Merger qualifies as a Section 351 Exchange or a Reorganization, Section 1291(f) of the Code requires that, to the extent provided in regulations, a U.S. person that disposes of stock of a PFIC (including rights to acquire stock of a PFIC) must recognize gain notwithstanding any other provision of the Code. No final Treasury Regulations are in effect under Section 1291(f). Proposed Treasury Regulations under Section 1291(f), or the “Proposed Regulations,” were promulgated in 1992, with a retroactive effective date once they become finalized. If finalized in their present form, the Proposed Regulations would require taxable gain recognition by a U.S. holder with respect to its exchange of Learn CW Ordinary Shares for Holdco Common Stock and Learn CW Public Warrants for Holdco Warrants in the LCW Merger if Learn CW were classified as a PFIC at any time during such U.S. holder’s holding period in Learn CW securities. Any such gain would be treated as an “excess distribution” made in the year of the LCW Merger and subject to the special tax and interest charge rules discussed above. The foregoing would not apply to a U.S. holder’s exchange of Learn CW Ordinary Shares pursuant to the LCW Merger to the extent that such holder has made a timely PFIC Election with respect to said shares, as described above, however the PFIC Elections do not apply to Learn CW Public Warrants. It is not possible to determine at this time whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) of the Code may be adopted or how any such Treasury Regulations would apply.
Furthermore, in the event that a U.S. holder’s Learn CW Ordinary Shares are redeemed for cash pursuant to the redemption provisions described in this proxy statement/consent solicitation statement/prospectus, whether said redemption is treated as a sale or exchange of Learn CW Ordinary Shares or as a distribution on the Learn CW Ordinary Shares, such deemed sale or exchange or distribution, as applicable, would be treated as a sale or disposition or distribution, as applicable, for purposes of the PFIC rules described above.
The rules dealing with PFICs are very complex and are affected by various factors in addition to those described above. Accordingly, a U.S. holder of Learn CW securities should consult its own tax advisor concerning PFIC elections and the application of the PFIC rules to such securities under such holder’s particular circumstances.
Non-U.S. Holders
This section applies to a Non-U.S. holder. A “Non-U.S. holder” is a beneficial owner (other than a partnership or entity treated as a partnership for U.S. federal income tax purposes) of Learn CW securities who or that is not a U.S. holder, including:
•	a non-resident alien individual, other than certain former citizens and residents of the United States subject to U.S. tax as expatriates;
•	a foreign corporation; or
•	a foreign estate or trust;
but generally does not include an individual who is present in the United States for 183 days or more in the taxable year of disposition. A holder that is such an individual should consult its own tax advisor regarding the tax consequences of the Business Combination.
The LCW Merger
The U.S. federal income tax treatment of a Non-U.S. holder that exchanges Learn CW Ordinary Shares for Holdco Common Stock and/or Learn CW Public Warrants for Holdco Warrants in the LCW Merger generally corresponds to that of a U.S. holder. Any gain recognized by a Non-U.S. holder generally will not be subject to U.S. federal income or withholding tax, unless:
1.
the gain is effectively connected with the conduct of a trade or business by the Non-U.S. holder within the United States (and, under certain income tax treaties, is attributable to a United States permanent establishment or fixed base maintained by the Non-U.S. holder); or

2.
we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. holder held Learn CW Ordinary Shares or Learn CW Public Warrants and certain other conditions are met.

Unless an applicable treaty provides otherwise, gain described in the first category above will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. holder were a U.S. holder. Any gains described in the first category above of a Non-U.S. holder that is a corporation for U.S. federal income tax purposes may also be subject to an additional “branch profits tax” at a thirty percent (30%) rate (or lower income tax treaty rate).
We believe that we are not and have not been at any time since our formation a United States real property holding corporation and we do not expect to be a United States real property holding corporation immediately after the Business Combination is completed. However, the determination of whether a corporation is a United States real property holding corporation is primarily factual and there can be no assurance whether such facts will change or whether the IRS or a court will agree with our determination.
Redemption of a Non-U.S. Holder’s Learn CW Ordinary Shares Pursuant to the Learn CW Shareholder Redemption
The characterization for U.S. federal income tax purposes of the redemption of a Non-U.S. holder’s Learn CW Ordinary Shares generally will correspond to the U.S. federal income tax characterization of such a redemption of a U.S. holder’s Learn CW Ordinary Shares, as described above. Subject to the discussion below under “— FATCA,” to the extent that the redemption of a Non-U.S. holder’s Learn CW Ordinary Shares are treated as a corporate distribution paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), such distribution will constitute a dividend for U.S. federal income tax purposes and, provided such dividend is not effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States, will be subject to U.S. withholding tax from the gross amount of the dividend at a rate of thirty percent (30%), unless such Non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). The withholding tax does not apply to dividends paid to a Non-U.S. holder who provides an IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States. Instead, such effectively connected dividends will be subject to regular U.S. federal income tax as if the Non-U.S. holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise (and any additional requirements therein). A Non-U.S. holder that is a corporation for U.S. federal income tax purposes and is receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of thirty percent (30%) (or a lower applicable income tax treaty rate).
Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. holder’s adjusted tax basis in its Learn CW Ordinary Shares and, to the extent such distribution exceeds the Non-U.S. holder’s adjusted tax basis, as gain realized from the sale of the Learn CW Ordinary Shares, as described below.
To the extent the redemption of a Non-U.S. holder’s Learn CW Ordinary Shares are treated as a sale of stock by the Non-U.S. holder under Section 302 of the Code, as discussed above under the section entitled “— Redemption of a U.S. Holder’s Learn CW Ordinary Shares Pursuant to the Learn CW Shareholder Redemption,” a Non-U.S. holder generally will not be subject to U.S. federal income or withholding tax in respect of any gain recognized on such redemption unless such gain is effectively connected with such Non-U.S. holder’s conduct of a trade or business within the United States or we have been a “United States real property holding corporation” during the applicable testing period. See additional discussion above under the heading “— Non-U.S. Holders — LCW Merger.”
Reporting and Backup Withholding
Following the effective date, Holdco will prepare and file in accordance with Treasury Regulations (including by posting a copy on the investor relations section of its website) an IRS Form 8937 with respect to the Business Combination. It is anticipated that information regarding the qualification of the Business Combination as either a Section 351 Exchange or a Reorganization will be made available on such Form 8937 following the consummation of the Business Combination. A Non-U.S. holder will not be subject to U.S. backup withholding if it provides a certification of exempt status (on an appropriate IRS Form W-8 or an applicable substitute form). Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against the Non-U.S. holder’s U.S. federal income tax liability, provided the required information is furnished to the IRS in a timely manner. The IRS may impose a penalty upon any taxpayer that fails to provide the correct taxpayer identification number.
Information returns will be filed with the IRS in connection with payments resulting from the redemption of Learn CW Ordinary Shares. Backup withholding may apply to such payments if the U.S. holder fails to provide a taxpayer identification number or a certification of exempt status, or if the U.S. holder has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).
A Non-U.S. holder may have to comply with certification procedures to establish that it is not a United States person on a duly executed applicable IRS Form W-8 or otherwise in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under an income tax treaty will satisfy the certification requirements necessary to avoid the backup withholding as well.
Backup withholding is not an additional tax. The amount of any backup withholding will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund of any excess amounts withheld, provided that the required information is timely furnished to the IRS.
FATCA
Provisions of the Code commonly referred to as “FATCA” impose withholding of thirty percent (30%) on payments of dividends (including constructive dividends received pursuant to a redemption of stock) to “foreign financial institutions”(which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied, or an exemption applies (typically certified as to by the delivery of a properly completed IRS Form W-8BENE). If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution generally will be entitled to a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. If a dividend payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under “— Redemption of a Non-U.S. Holder’s Learn CW Ordinary Shares Pursuant to the Learn CW Shareholder Redemption,” the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax. Non-U.S. holders should consult their tax advisers regarding the effects of FATCA on a redemption of Learn CW Ordinary Shares.
THE FOREGOING IS A SUMMARY OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSACTIONS WITHOUT REGARD TO THE PARTICULAR FACTS AND CIRCUMSTANCES OF EACH HOLDER OF LEARN CW SECURITIES. HOLDERS OF LEARN CW SECURITIES ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGERS INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL, NON-U.S. AND OTHER TAX LAWS.

INFORMATION ABOUT LEARN CW, HOLDCO AND THE MERGER SUBS
General
Learn CW is a blank check company incorporated on February 2, 2021 as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. Learn CW has neither engaged in any operations nor generated any revenue to date. Based on Learn CW’s business activities, it is a “shell company” as defined under the Exchange Act because it has no operations and nominal assets consisting almost entirely of cash.
Learn CW is not presently engaged in and Learn CW will not engage in, any substantive commercial business until it completes the Business Combination with Innventure or another target business.
Initial Public Offering
On October 13, 2021, Learn CW consummated its initial public offering of 23,000,000 Units, which included the issuance of 3,000,000 Units, each Unit consisting of one Class A ordinary share and one-half of one Public Warrant, each whole Public Warrant entitling the holder thereof to purchase one Learn CW Class A Ordinary Share for $11.50 per share, subject to adjustment. The Units were sold at a price of $10.00 per Unit, and the IPO generated gross proceeds of $230,000,000. Simultaneously with the closing of the IPO, Learn CW consummated a private placement (the “Private Placement”) with our Sponsor of an aggregate of 7,146,000 Learn CW Private Placement Warrants at a price of $1.00 per Learn CW Private Placement Warrant, generating gross proceeds to Learn CW of $7,146,000. On October 7, 2021, the registration statement for the IPO was declared effective.
Offering Proceeds Held in Trust
Following the closing of the IPO on October 13, 2021, a total of $232,300,000 ($10.10 per public Unit) of the net proceeds from the IPO and the Private Placement were deposited in the Trust Account established for the benefit of Learn CW’s public shareholders at a U.S. based trust account, with U.S. Bank National Association, acting as trustee, and invested only in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations.
Since October 2023, all of the assets held in the Trust Account were invested in cash accounts.
Fair Market Value of Target Business
The target business or businesses that Learn CW acquires must collectively have a fair market value equal to at least 80% of the assets held in the Trust Account (net of amounts disbursed to management for working capital purposes and excluding the amount of any deferred underwriting commissions held in trust) at the time of the execution of a definitive agreement for Learn CW’s initial business combination. The LCW Board has determined that the Transactions are fair to Learn CW from a financial point of view and that Innventure has a fair market value equal to at least eighty percent (80%) of the balance of funds in Learn CW’s Trust Account (net of amounts disbursed to management for working capital purposes and excluding deferred underwriting commissions).
Redemption Rights in Connection with Shareholder Approval of Business Combinations
Under the Cayman Constitutional Documents, if Learn CW is required by law or elects to seek shareholder approval of its initial business combination, holders of Learn CW Class A Ordinary Shares must be given the opportunity to redeem their Learn CW Class A Ordinary Shares in connection with the proxy solicitation for the applicable shareholder meeting, regardless of whether they vote for or against the Business Combination, subject to the limitations described in the prospectus for Learn CW’s initial public offering. Accordingly, in connection with the Business Combination, holders of Learn CW Class A Ordinary Shares may seek to redeem their Learn CW Class A Ordinary Shares in accordance with the procedures set forth in this proxy statement/consent solicitation statement/prospectus.
Voting Obligations in Connection with the Extraordinary General Meeting
Pursuant to the Sponsor Support Agreement and the Original Sponsor Letter Agreement, the Sponsor has agreed to vote all of the Learn CW securities held by the Sponsor in favor of the Business Combination proposal and the other shareholder proposals and not to seek to have any shares redeemed in connection with the Business Combination.

Redemption of Learn CW Class A Ordinary Shares and Liquidation if No Initial Business Combination
The Sponsor and Learn CW’s officers and directors have agreed, and the Cayman Constitutional Documents provide, that we have until October 13, 2024, to complete an initial business combination. If we have not completed an initial business combination by October 13, 2024, we will: (a) cease all operations except for the purpose of winding up; (b) as promptly as reasonably possible but no more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to Learn CW (less taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of the then-issued and outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (c) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our board of directors, liquidate and dissolve, subject in each case to our obligations under Cayman Islands law to provide for claims of creditors and other requirements of applicable law. There will be no redemption rights or liquidating distributions with respect to Learn CW’s Warrants, which will expire worthless if Learn CW fails to complete the Business Combination by October 13, 2024.
Learn CW initially had until October 13, 2023 to consummate an initial business combination. On October 11, 2023, Learn CW held an Extension Meeting. At the Extension Meeting, the shareholders approved the Extension Amendment Proposal to, among other things, extend the date by which Learn CW must (i) consummate an initial business combination; (ii) cease its operations, except for the purpose of winding up, if it fails to complete such initial business combination; and (iii) redeem 100% of Learn Class A Ordinary Shares, from October 13, 2023 to October 13, 2024, by electing to extend the date to consummate an initial business combination on a monthly basis for up to twelve (12) times by an additional one month each time, unless the closing of Learn CW’s initial business combination has occurred, without the need for any further approval of Learn CW’s shareholders, provided that the Sponsor (or its affiliates or permitted designees) will deposit the Extension Payment equal to the lesser of (a) an aggregate of $150,000 or (b) $0.03 per public share that remains outstanding and is not redeemed prior to any such one-month extension, unless the closing of Learn CW’s initial business combination has occurred, in exchange for a non-interest bearing promissory note payable upon consummation of an initial business combination. In connection with the Extension Meeting, shareholders holding 13,661,579 public shares (after giving effect to withdrawals of redemptions) exercised their right to redeem such shares for a pro rata portion of the funds in the Company’s Trust Account. As a result, approximately $145.2 million (approximately $10.63 per share) was removed from the Trust Account to pay such holders.
Learn CW expects all of the costs and expenses associated with implementing any plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the cash held by Learn CW outside the Trust Account (which was $[ ] as of [ ]) plus up to $100,000 of funds from the Trust Account available to Learn CW to pay dissolution expenses, although Learn CW cannot assure you that there will be sufficient funds for such purpose.
If Learn CW was to expend all of the net proceeds of Learn CW’s initial public offering and the sale of the Learn CW’s Private Placement Warrants, other than the proceeds deposited in the Trust Account, and without taking into account interest earned on the Trust Account, the per-share redemption amount received by Learn CW’s public shareholders upon Learn CW’s dissolution would be approximately $[ ]. The proceeds deposited in the Trust Account could, however, become subject to the claims of Learn CW’s creditors, which would have higher priority than the claims of Learn CW’s shareholders. Learn CW cannot assure you that the actual per-share redemption amount received by Learn CW’s public shareholders will not be substantially less than $[ ].
Although Learn CW will continue to seek to have all vendors, service providers (other than our independent registered public accounting firm) and other entities with which we do business execute agreements waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of Learn CW’s public shareholders, there is no guarantee that they will execute such agreements or, even if they execute such agreements, that they would be prevented from bringing claims against the Trust Account, including, but not limited to fraudulent inducement, breach of fiduciary duty or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against our assets, including the funds held in the Trust Account. If any third-party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, Learn CW’s management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third-party that has not executed a waiver if management believes that such third-party’s engagement would be significantly more beneficial to Learn CW than any alternative.
Learn CW has access to up to approximately $[ ] from the proceeds of the IPO, sale of the Learn CW Private Placement Warrants, and issuance of the promissory note with which to pay any potential claims (including costs and expenses incurred in connection with liquidation, currently estimated to be no more than approximately $100,000). In the event that Learn CW liquidates and it is subsequently determined that the reserve for claims and liabilities is insufficient, shareholders who received funds from the Trust Account could be liable for claims made by creditors, however, such liability will not be greater than the amount of funds from the Trust Account received by any such shareholder.
Under Cayman Islands law, shareholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The portion of Learn CW’s Trust Account distributed to Learn CW’s public shareholders upon the redemption of 100% of outstanding Learn CW’s Class A Ordinary Shares in the event Learn CW does not complete its initial business combination by October 13, 2024, may be considered a liquidation distribution under Cayman Islands law. If the corporation complies with certain procedures as required by Cayman Islands law intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to shareholders, any liability of shareholders with respect to a liquidating distribution is limited to the lesser of such shareholder’s pro rata share of the claim or the amount distributed to the shareholder, and any liability of the shareholder would be barred after the third anniversary of the dissolution.
Furthermore, if the pro rata portion of the Trust Account distributed to holders of Learn CW Class A Ordinary Shares upon the redemption of Learn CW Class A Ordinary Shares in the event Learn CW does not complete its initial business combination by October 13, 2024, is not considered a liquidating distribution under Cayman Islands law and such redemption distribution is deemed to be unlawful (potentially due to the imposition of legal proceedings that a party may bring or due to other circumstances that are currently unknown), then pursuant to Cayman Islands law, the statute of limitation for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidating distribution.
If Learn CW files a bankruptcy or insolvency petition or an involuntary bankruptcy or insolvency petition is filed against Learn CW that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy or insolvency law, and may be included in our bankruptcy or insolvency estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any bankruptcy or insolvency claims deplete the Trust Account, Learn CW cannot assure you that Learn CW will be able to return $[ ] per share to Learn CW’s public shareholders. Additionally, if Learn CW files a bankruptcy or insolvency petition or an involuntary bankruptcy or insolvency petition is filed against Learn CW that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy or insolvency laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy or insolvency court could seek to recover some or all amounts received by Learn CW’s shareholders. Furthermore, the LCW Board may be viewed as having breached its fiduciary duty to its creditors and/or to have acted in bad faith, thereby exposing Learn CW or the LCW Board to claims of punitive damages, by paying Learn CW shareholders from the Trust Account prior to addressing the claims of creditors. Learn CW cannot assure you that claims will not be brought against Learn CW for these reasons.
Holders of Learn CW Class A Ordinary Shares will be entitled to receive funds from the Trust Account only upon the earliest to occur of: (a) Learn CW’s completion of its initial business combination, and then only in connection with those Learn CW Class A Ordinary Shares that such shareholder properly elected to redeem, subject to certain limitations, (b) the redemption of any public shares properly tendered in connection with a shareholder vote to amend the amended and restated memorandum and articles of association of Learn (i) to modify the substance or timing of Learn CW’s obligation to provide holders of Learn CW Class A Ordinary Shares the right to have their shares redeemed in connection with our initial business combination or to redeem 100% of the issued and outstanding Learn CW Class A Ordinary Shares if we do not complete an initial business combination by October 13, 2024 or (ii) with respect to any other provision relating to the rights of holders of Learn CW Class A Ordinary Shares, and (c) the redemption of Learn CW Class A Ordinary shares if we have not consummated an initial business combination by October 13, 2024, subject to applicable law.

In no other circumstances will a Learn CW shareholder have any right or interest of any kind to or in the Trust Account. A Learn CW shareholder’s voting in connection with the Business Combination alone will not result in such shareholder’s redeeming its Learn CW Class A Ordinary Shares for an applicable pro rata share of the Trust Account. Such shareholder must have also exercised its redemption rights described above.
Limitation on Redemption Rights
The Cayman Constitutional Documents provide that a holder of Learn CW Class A Ordinary Shares, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a or as a “group” (as defined under Section 13 of the Exchange Act) will be restricted from seeking redemption rights with respect to more than an aggregate of 15% of the Learn CW Class A Ordinary Shares sold in Learn CW’s initial public offering without Learn CW’s prior consent. Learn believes this restriction will discourage shareholders from accumulating large blocks of shares, and subsequent attempts by such holders to use their ability to exercise their redemption rights against a business combination as a means to force Learn CW or Learn CW’s management to purchase their shares at a significant premium to the then-current market price or on other undesirable terms. Absent this provision, a shareholder holding more than an aggregate of 15% of the Learn Class A Ordinary Shares could threaten to exercise its redemption rights if such holder’s shares are not purchased by Learn CW, the Sponsor or Learn CW’s management at a premium to the then-current market price or on other undesirable terms. By limiting the shareholders’ ability to redeem no more than 15% of the Learn CW Class A Ordinary Shares, we believe we will limit the ability of a small group of shareholders to unreasonably attempt to block our ability to complete a business combination. However, Learn CW is not restricting our shareholders’ ability to vote all of their shares (including all shares held by those shareholders that hold more than 15% of the shares sold in the IPO) for or against the Business Combination.
Facilities
Learn CW currently maintains its executive offices at 11755 Wilshire Boulevard, Suite 2320, Los Angeles, California 90025.
Human Capital Resources
Learn CW currently has three executive officers: Robert Hutter, Adam Fisher and Greg Mauro. These individuals are not obligated to devote any specific number of hours to Learn CW matters but they intend to devote as much of their time as they deem necessary to Learn CW’s affairs until the completion of the Business Combination. The amount of time they will devote in any time period will vary based on the stage of the business combination process Learn CW is in. Learn CW does not intend to have any full time employees prior to the completion of the Business Combination.
Legal Proceedings
There is no material litigation, arbitration or governmental proceeding currently pending against Learn CW or any members of Learn CW’s management team in their capacity as such, and Learn CW and the members of Learn CW’s management team have not been subject to any such proceeding in the twelve months preceding the date of this filing.
Holdco
Holdco is a Delaware corporation and direct, wholly-owned subsidiary of Learn CW. Holdco does not own any material assets or operate any business and was formed for the purpose of participating in the Business Combination.
LCW Merger Sub, Inc.
LCW Merger Sub is a Delaware corporation and direct, wholly-owned subsidiary of Holdco. LCW Merger Sub does not own any material assets or operate any business and was formed for the purpose of participating in the Business Combination.
Innventure Merger Sub, LLC
Innventure Merger Sub is a Delaware limited liability company and direct, wholly- owned subsidiary of Holdco. Holdco does not own any material assets or operate any business and was formed for the purpose of participating in the Business Combination.

LEARN CW MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
This proxy statement/consent solicitation statement/prospectus includes “forward-looking statements” that are not historical facts and involve risks and uncertainties that could cause actual results to differ materially from those expected and projected. All statements, other than statements of historical fact included in this proxy statement/consent solicitation statement/prospectus including, without limitation, statements in this “Learn CW Management’s Discussion and Analysis of Financial Condition and Results of Operations” regarding Learn CW’s financial position, business strategy and the plans and objectives of management for future operations, are forward-looking statements. Words such as “expect,” “believe,” “anticipate,” “intend,” “estimate,” “seek” and variations and similar words and expressions are intended to identify such forward-looking statements. Such forward-looking statements relate to future events or future performance, but reflect management’s current beliefs, based on information currently available. A number of factors could cause actual events, performance or results to differ materially from the events, performance and results discussed in the forward-looking statements. For information identifying important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, please refer to the section entitled “Risk Factors” beginning on page 25 of this proxy statement/consent solicitation statement/prospectus. Learn CW’s securities filings can be accessed on the EDGAR section of the SEC’s website at www.sec.gov. Except as expressly required by applicable securities law, Learn CW disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.
Unless the context otherwise requires, throughout this subsection, references to “we,” “us,” “our” and “the Company” refer to Learn CW prior to the consummation of the Business Combination.
Overview
We are a blank check company incorporated as a Cayman Islands exempted company on February 2, 2021, for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar Business Combination with one or more businesses. While we may pursue an initial business combination target in any industry or geographic location, we intend to focus our search for a target business operating in the media, entertainment and technology industries. Our Sponsor, Learn CW Investment Corporation, a Cayman Islands limited liability company. We intend to effectuate the Business Combination using cash from the proceeds of our initial public offering and the private placement of the private placement warrants, our shares, debt or a combination of cash, equity and debt. We expect to continue to incur significant costs in the pursuit of our acquisition plans. We cannot assure you that our plans to complete a Business Combination will be successful.
Our registration statement for our IPO was declared effective on October 7, 2021. On October 13, 2021, we consummated our IPO of 23,000,000 units, including the issuance of 3,000,000 units as a result of the underwriter’s full exercise of their over-allotment option, at $10.00 per Unit, generating gross proceeds of $230,000,000. Each Unit consisted of one Public Share and one-half of one redeemable Warrant. Each whole Public Warrant entitles the holder to purchase one Public Share for $11.50 per share, subject to adjustment. Simultaneously with the closing of the IPO, the Company consummated the sale of 7,146,000 warrants at a price of $1.00 per Private Placement Warrant in a private placement to the Sponsor generating gross proceeds of $7,146,000.
Following the closing of the IPO on October 13, 2021, $230,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in the Trust Account, located in the United States at a nationally recognized financial institution, with U.S. Bank National Association acting as trustee. The Trust Account is intended as a holding place for funds pending the earliest to occur of either: (i) the completion of the initial business combination; (ii) the redemption of any public shares properly tendered in connection with a stockholder vote to amend our Amended and Restated Memorandum and Articles of Association (A) to modify the substance or timing of our obligation to provide holders of the Class A ordinary shares the right to have their shares redeemed in connection with the initial business combination or to redeem 100% of the public shares if the Company does not complete the initial business combination within 18 months from the closing of this offering or (B) with respect to any other provision relating to the rights of holders of the Class A ordinary shares; or (iii) absent completing an initial business combination within 18 months from the closing of this offering, the return of the funds held in the Trust Account to the public stockholders as part of the redemption of the public shares.

If we are unable to complete the Business Combination within the Combination Period or during any Extension Period, we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, divided by the number of then outstanding public shares, which redemption will completely extinguish public Shareholder’s rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the Company’s board of directors, proceed to commence a voluntary liquidation and thereby a formal dissolution of the Company, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of applicable law.
Recent Developments
On March 19, 2024, the Company issued a second amended and restated promissory note (the “Restated Note”) in the principal amount of $3,050,000 to the Sponsor as described more fully under “—Liquidity, Capital Resources and Going Concern.”
On April 25, 2024, the Company entered into Amendment No. 1 (“Amendment No. 1”) to the Investment Management Agreement, dated October 12, 2021 (the “Trust Agreement”), by and between the Company and U.S. Bank, National Association, as trustee. Pursuant to Amendment No. 1, the Trust Agreement was amended to allow for the investment of funds held in the Company’s trust account, at the direction of the Company, in interest-bearing bank demand deposit accounts. Subsequent to the entry into Amendment No. 1, the Company directed the trustee to invest the funds held in the Trust Account in an interest-bearing demand deposit account.
Results of Operations
Our only activities from inception through March 31, 2024 were those related to our formation, the preparation for our Initial Public Offering and, since the closing of the IPO, the search for a prospective initial business combination, and activities in connection with the proposed Innventure Business Combination. We have neither engaged in any operations nor generated any operating revenues to date. We will not generate any operating revenues until after completion of our initial business combination, at the earliest. We incurred expenses as a result of being a public company (including for legal, financial reporting, accounting and auditing compliance), as well as for expenses in connection with searching for a prospective initial business combination.
For the three months ended March 31, 2024, we had a net loss of $2,153,812, which consisted of operating expenses of $1,594,432 and change in fair value of warrant liabilities of $559,380.
For the three months ended March 31, 2023, we had a net income of $2,853,719, which consisted of operating expenses of $353,045, a change in fair value of the warrant liability of $745,840, and interest income related to the Trust Account of $2,460,924.
For the year ended December 31, 2023, we had net income of $3,907,392, which consisted of operating expenses of $6,204,223, a gain from the change in fair value of the warrant liability of $745,840, interest income related to the Trust Account and cash account of $8,809,032 and gain on settlement of deferred underwriting fees of $556,743.
For the period ended December 31, 2022, we had net income of $9,891,490, which consisted of operating expenses of $1,802,357, a gain from the change in fair value of the warrant liability of $8,419,283, and interest income related to the Trust Account of $3,274,564.
Liquidity, Capital Resources and Going Concern
On October 13, 2021, the Company consummated the Initial Public Offering of 20,000,000 units, generating gross proceeds of $200,000,000. Simultaneously with the closing of the Initial Public Offering, the Company consummated a private placement of 7,146,000 Warrants at a price of $1.00 per Private Placement Warrant to its Sponsor, generating gross proceeds of $7,146,000. Simultaneously, the underwriters exercised the over-allotment option and purchased an additional 3,000,000 Over-Allotment Units, generating an aggregate of gross proceeds of $30,000,000.

Following the consummation of the Initial Public Offering on October 13, 2021, an amount of $230,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering was placed in the Trust Account. Transaction costs amounted to $12,375,591 consisting of $2,446,000 of underwriting fees, $9,780,500 of deferred underwriting fees and $930,686 of other costs.
As of March 31, 2024 and December 31, 2023, we had approximately $100,754,232 and $100,304,232 cash held in the Trust Account, respectively. We intend to use substantially all of the funds held in the Trust Account. To the extent that our shares or debt is used, in whole or in part, as consideration to complete our Business Combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the post-Business Combination entity, make other acquisitions and pursue our growth strategies.
As of March 31, 2024 and December 31, 2023, we had cash of $252,489 and $116,234 held outside of the Trust Account, respectively. We intend to use the funds held outside of the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, properties, or similar locations of prospective target businesses or their representative or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete a Business Combination.
In order to finance transaction costs in connection with a Business Combination, our Sponsor or an affiliate of our Sponsor, or our officers and directors may provide us working capital loans (“Working Capital Loans”). On May 3, 2022, the Company entered into an initial promissory note (the “Initial Note”) in the principal amount of $1,050,000 in favor of the Sponsor. On December 29, 2023, the Company issued an amended and restated promissory note (the “First Restated Note”) in the principal amount of up to $2,487,000 in favor of the Sponsor. On March 19, 2024, the Company issued a further amended and restated promissory note (the “Restated Note”) in the principal amount of up to $3,050,000 in favor of the Sponsor, which was fully drawn as of such date. The Restated Note amends, restates, replaces and supersedes the Initial Note and First Restated Note. The Restated Note may be drawn down by the Company from time to time prior to the earlier of (i) October 13, 2024 and (ii) the date on which the Company consummates its initial business combination. Upon the consummation of an initial business combination, the Sponsor will have the option to convert up to $1,500,000 of the principal balance of the Restated Note into private placement warrants of the Company at a price of $1.00 per private placement warrant. The Restated Note does not bear interest. Any unpaid balance owed under the Restated Note may be accelerated upon the occurrence of an Event of Default (as defined in the Restated Note). In the event the Company does not consummate an initial business combination, the Restated Note will be repaid only to the extent that the Company has funds available to it outside of the Trust Account. For more information on the Restated Note, see our Form 8-K filed on March 25, 2024. As of December 31, 2023 and 2022, the Company has drawn $2,439,000 and $1,050,000 on this loan arrangement, respectively.
Our material cash requirements may be impacted by our commitment to expend capital in connection with the Innventure Business Combination, as described more fully in Item 1 above.
In connection with the Company’s assessment of going concern considerations in accordance with the authoritative guidance in Financial Accounting Standard Board (“FASB”) Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” the Company has until May 13, 2024 (or, if extended, through October 13, 2024) to consummate the Business Combination.
On May 11, 2024, we extended the period of time to consummate the Business Combination by one month, from June 13, 2024 to July 13, 2024. In connection with such extension, an aggregate of $150,000 was deposited in the Trust Account. It is uncertain that the Company will be able to consummate a Business Combination by the specified period. If a Business Combination is not consummated by July 13, 2024 and the Company decides not to extend the period of time to consummate a Business Combination, there will be a mandatory liquidation and subsequent dissolution.
The Company’s evaluation of its working capital, along with, the liquidity condition and date for mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern one year from the date that these financial statements are issued. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

RELATED PARTY TRANSACTIONS
Founder Shares
On February 2, 2021, the Company issued an aggregate of 7,187,000 shares of Class B ordinary shares (the “Founder Shares”) to the Sponsor for an aggregate purchase price of $25,000. On August 20, 2021 and September 9, 2021, the Sponsor effected a surrender of 1,287,000 Class B ordinary shares and 150,000 Class B ordinary shares, respectively, to the Company for no consideration, resulting in a decrease in the total number of Class B ordinary shares outstanding from 7,187,000 to 5,750,000. The Founder Shares included an aggregate of up to 750,000 shares subject to forfeiture by the Sponsor to the extent that the underwriters’ over-allotment is not exercised in full or in part. The underwriter’s over-allotment option was exercised in full on October 13, 2021, and these shares are no longer subject to forfeiture.
The Sponsor has agreed not to transfer, assign or sell any of its Founder Shares until two years after the completion of a Business Combination.
Related Party Loans
In order to finance transaction costs in connection with a Business Combination, the sponsor, an affiliate of the sponsor, or the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (the “Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. The notes would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of notes may be converted upon consummation of a Business Combination into warrants at a price of $1.00 per warrant. The warrants will be identical to the Private Placement Warrants. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans.
On May 3, 2022, the Company entered into the Initial Note in the principal amount of $1,050,000 in favor of the Sponsor. On December 29, 2023, the Company issued the First Restated Note in the principal amount of up to $2,487,000 in favor of the Sponsor. On March 19, 2024, the Company issued the Restated Note in the principal amount of up to $3,050,000 in favor of the Sponsor, which was fully drawn as of such date. The Restated Note amends, restates, replaces and supersedes the Initial Note and the First Restated Note. The Restated Note may be drawn down by the Company from time to time prior to the earlier of (i) October 13, 2024 and (ii) the date on which the Company consummates its initial business combination. Upon the consummation of an initial business combination, the Sponsor will have the option to convert up to $1,500,000 of the principal balance of the Restated Note into private placement warrants of the Company at a price of $1.00 per private placement warrant. The Restated Note does not bear interest. Any unpaid balance owed under the Restated Note may be accelerated upon the occurrence of an Event of Default (as defined in the Restated Note). In the event the Company does not consummate an initial business combination, the Restated Note will be repaid only to the extent that the Company has funds available to it outside of the Trust Account. For more information on the Restated Note, see our Form 8-K filed on March 25, 2024. As of December 31, 2023 and 2022, the Company has drawn $2,439,000 and $1,050,000 on this loan arrangement, respectively.
Off-Balance Sheet Arrangements; Commitments and Contractual Obligations
As of December 31, 2023, and 2022, we did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K and did not have any commitments or contractual obligations other than obligations disclosed herein.
Contractual Obligations
Registration Rights Agreement
The holders of the Founder Shares, Private Placement Shares, and any shares that may be issued upon conversion of Working Capital Loans (and any Class A ordinary shares issuable upon conversion of the Founder Shares) were entitled to registration rights pursuant to a registration rights agreement signed upon the effective date of the Initial Public Offering. The holders of these securities were entitled to make up to three demands, excluding short form demands, that we register such securities. In addition, the holders had certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the initial business combination. We will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement
The underwriter was entitled to a deferred fee of $0.35 per Unit, or $7,780,500 in the aggregate, and a discretionary deferred fee of $2,000,000 (collectively, the “Deferred Discount”). The Deferred Discount would have become payable to the underwriter from the amounts held in the Trust Account solely in the event that the Company completed a Business Combination, subject to the terms of the underwriting agreement. On September 1, 2023, the underwriter executed a letter agreement pursuant to which, among other things, the underwriter forfeited any rights to the Deferred Discount.
Sponsors Investors Investment
Our Sponsor purchased $7.7 million of units (or 770,000 units), in the Initial Public Offering. The underwriter has not received any underwritten discount for any unit purchased by the Sponsor.
Critical Accounting Estimates
The preparation of the financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following critical accounting estimates affecting our financial statements:
Derivative Financial Instruments
The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in FASB Accounting Standards Codification (“ASC”) 480, “Distinguishing Liabilities from Equity” (“ASC 480”), and ASC 815, “Derivatives and Hedging” (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own ordinary shares, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.
For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statements of operations. The fair value of the warrants was estimated using a Monte Carlo simulation model. The more significant estimates made by management in these fair value determinations are around the inputs used in the fair value model, with volatility being the most judgmental of those inputs. A 1% increase in volatility input would increase the Company’s warrant liability by approximately $1,700,000.
Recently Issued Accounting Standards
In August 2020, FASB issued ASU 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40), (“ASU 2020-06”) to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU 2020-06 is effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years, with early adoption permitted. The Company is currently evaluating the impact this guidance will have on its financial statements.
Management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

JOBS Act
On April 5, 2012, the JOBS Act was signed into law. The JOBS Act contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. We have elected to irrevocably opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we will adopt the new or revised standard at the time public companies adopt the new or revised standard. This may make comparison of our financial statements with another emerging growth company that has not opted out of using the extended transition period difficult or impossible because of the potential differences in accountant standards used.
Additionally, we are in the process of evaluating the benefits of relying on the other reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an “emerging growth company,” we choose to rely on such exemptions we may not be required to, among other things, (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis), and (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation. These exemptions will apply for a period of five years following the completion of our Initial Public Offering or until we are no longer an “emerging growth company,” whichever is earlier.

MANAGEMENT OF LEARN CW
Directors and Executive Officers
References in this section to “Learn CW,” “we,” “our” or “us” refer to Learn CW Investment Corporation. Learn CW’s current directors and officers are as follows:
Name	Age*	Position
Robert Hutter	51	Chief Executive Officer and Director
Adam Fisher	51	President and Director
Greg Mauro	53	Chief Operating Officer
Ellen Levy	53	Director
Peter Relan	60	Director
Daniel H. Stern	62	Director
Anuranjita Tewary	46	Director
*	Age as of the date of this proxy statement/consent solicitation statement/prospectus.
Robert Hutter serves as our Chief Executive Officer and Director. Robert Hutter is the Founder & Managing Partner at Learn Capital. He oversees the investing practice of the firm, which spans seed, early stage and emerging growth companies dedicated to the transformation of learning and the improvement of individual and societal capacities at scale. He represents Learn Capital across a range of portfolio investments including Coursera, Udemy, Nerdy, Photomath, Brilliant, SoloLearn, Andela, Prenda, Merlyn Mind and several other breakthrough firms. In addition to his work with EdTech companies, he is an active angel investor in tech startups active across a span of other segments. Previously, Rob was a Partner at Revolution Ventures, an early stage venture investment firm and affiliate of Founders Fund. He was additionally co-founder and president of Swarm Networks, a massively scalable storage company purchased by Intel. He was also involved in the founding stages of transportation intelligence leader SmartDrive Systems and the chipmaker Silicon Spice, which was purchased by Broadcom. In addition, he co-founded two companies in online games and also co-founded Edusoft, a K-12 assessment management platform purchased by Houghton-Mifflin in 2003. He is a graduate of Harvard University. We believe that Mr. Hutter is well qualified to serve as a director due to his significant investment experience and his senior leadership experience.
Adam Fisher serves as our President and Director. Mr. Fisher is the Founder and Chief Investment Officer of the CWAM Platform. Over the last 16 years, Mr. Fisher has built and successfully led numerous investment management practices across both public and private markets. Prior to launching Commonwealth, from 2017 to 2019, Mr. Fisher served as the Global Head of Macro and Real Estate at Soros Fund Management. Prior to joining Soros, Mr. Fisher founded and served as the CIO of CWOC, a global macro hedge fund, from its inception in November 2008 up until it began the process of returning capital to investors in July 2017 when the investment team moved to Soros. CWOC had approximately $2.3 billion assets under management at its closing in June 2017 and 25 employees across three office locations. The firm offered two comingled global macro hedge funds as well as multiple co-investment opportunities in both the liquid and illiquid space. Before CWOC, Mr. Fisher co-founded Orient Property Group in 2006, focusing on investments throughout the Asia Pacific region. Prior to that, from 2003 to 2006, Mr. Fisher co-founded Irongate Capital Partners (“Irongate”), a property investment and development firm. Irongate and its predecessor entity were involved in property transactions in Florida, California, Hawaii, Mexico and Canada. Prior to founding Irongate, Mr. Fisher worked in New York for two private equity firms, NMS Capital and TD Capital, as well as a risk arbitrage firm affiliated with Reservoir Capital. He holds a JD/MBA from Columbia University and serves on the Columbia University Richman Center for Business, Law and Public Policy Advisory Board. He received his B.S. from Washington University in St. Louis. We believe that Mr. Fisher is well qualified to serve as a director due to his significant investment experience and his senior leadership experience.
Greg Mauro serves as our Chief Operating Officer. Greg Mauro is the Founder & Managing Partner of Learn Capital. Greg currently serves on the boards of New Globe, Higher Ground, Wave Neuroscience, Cognitive Genetics, Ascent, Smashcut, Foundry College and previously served on the boards of Edmodo (sold to NetDragon) and Mangahigh (sold to Westermann). Greg has been active in the charter school movement since 2000, serving eight years on the foundation board for High Tech High, considered by many observers to be the “MIT of charter schools.” He was also the founder of Revolution Community Ventures, providing low-cost funds to high performing charters serving low-income communities. Previously, Greg managed Revolution Ventures, an early-stage venture firm and affiliate of Founders Fund. While at Revolution, Greg was the Co-Founder and President of SmartDrive, a video-based safety program and transportation intelligence platform transform. Greg was also Co-Founder and CEO of Nextivity, whose Cel-Fi product is a low-cost, carrier-approved digital signal booster. Greg was first investor and led business development at Entropic, inventor of the ubiquitous MoCa home networking standard. Greg secured investment from Time Warner, Comcast, DISH, and DIRECTV before going public. Greg was also co-founder of Tachyon, the world’s first broadband-over-satellite provider, serving customers as diverse as Burning Man, General Electric, and the US Department of Defense. Greg is the co-owner of Powder Mountain, the largest ski area in the United States. Greg is a member of the Pacific Council on International Policy. Greg’s career began as a Monitor Group strategy consultant, and he is a graduate of UCLA’s College of Honors.
Ellen Levy serves as a member of our board of directors. Dr. Levy is Managing Director of Silicon Valley Connect, working with organizations and entrepreneurs on opportunities for “networked innovation.” She is also an active angel investor in early-stage technology centric companies across many sectors including EdTech. Additionally, she is a member of the Board of Directors for commercial real estate finance company Walker & Dunlop, alternative investment platform for financial advisors CAIS and social network for military and veterans company Rallypoint. She has been appointed as a Senior Advisor to the President of Arizona State University. From 2003 to 2012, Dr. Levy worked at LinkedIn, having served as Vice President of Strategic Initiatives, head of Corporate & Business Development, a member of the Executive Team, and as Advisory Board member when the company was first founded. Prior to LinkedIn, Dr. Levy spent two years running a program at Stanford University, facilitating collaboration between industry partners, Silicon Valley, and the university research community. Over her career, Dr. Levy has held formal roles in venture capital (Softbank Venture Capital; NeoCarta Ventures; Draper Fisher Jurvetson), startups (WhoWhere, sold to Lycos; Softbook Press, sold to Gemstar; LinkedIn, LNKD), technology think tanks (Interval Research), large corporations (Apple Computer, AAPL; PriceWaterhouse Coopers), and universities (Harvard University; Arizona State University; Stanford University). She has a BA from the University of Michigan and a MA/PhD in Cognitive Psychology from Stanford University. We believe that Dr. Levy is well qualified to serve as a director due to her significant investment experience and her senior leadership experience.
Peter Relan serves as a member of our board of directors. Mr. Relan is the founder of YouWeb Incubator, and the co-founder and Chief Executive Officer of GotIt! Inc. Prior to founding YouWeb in 2007, Mr. Relan served as the founder and Chief Executive Officer of Business Signatures, an internet fraud detection engine, from 2001 to 2007. Prior to Business Signatures, he worked at Oracle from 1994 to 1998, serving as the Vice President, Internet Division prior to his departure. From 1988 to 1994, he was an architect at Hewlett-Packard. Mr. Relan was the initial investor, and served on the Board of Discord until 2020. Mr. Relan’s career began as a network development engineer and an internet research engineer for Systems Development Corporation. Mr. Relan received an MS in Engineering Management from Stanford University and a BS in Engineering from UCLA. We believe that Mr. Relan is well qualified to serve as a director due to his significant business experience and his senior leadership experience.
Daniel H. Stern serves as a member of our board of directors. Mr. Stern is founder and Co-Chief Executive Officer of Reservoir Capital Group, a New York-based investment management firm. Prior to founding Reservoir Capital Group in 1998, Mr. Stern was President of Ziff Brothers Investments and served as an Associate at Bass Brothers Enterprises in Fort Worth, Texas. Mr. Stern is the Chairman of Film at Lincoln Center and serves as a Trustee of several non-profit organizations. Mr. Stern received an AB from Harvard College and an MBA from Harvard Business School. We believe that Mr. Stern is well qualified to serve as a director due to his significant investment experience and his senior leadership experience.
Anuranjita Tewary serves as a member of our board of directors. Dr. Tewary currently is an independent advisor, advising companies on how to develop data strategies that align with their respective business and product goals, as well as with respect to the kind of data and analytics expertise needed, how best to structure data organizations, and how to hire the right kind of data science talent. Prior to this, Dr. Tewary was the Chief Data Officer for Mint at Intuit and Director of Product Management for Data Products. Dr. Tewary started Level Up Analytics in 2012. Level Up Analytics was acquired by Intuit in October 2013. Prior to that, Dr. Tewary was a Senior Data Scientist at LinkedIn. Dr. Tewary is also the founder of The Technovation Challenge, an education non-profit dedicated to teaching girls coding and high-tech entrepreneurship. Dr. Tewary has a bachelor’s degree in Physics and Mathematics with Computer Science from the Massachusetts Institute of Technology and a PhD in Applied Physics from Stanford University. We believe that Dr. Tewary is well qualified to serve as a director due to her significant entrepreneurship experience and her senior leadership experience.

Number and Terms of Office of Officers and Directors
Our board of directors is divided into three classes, with only one class of directors being appointed in each year, and with each class (except for those directors appointed prior to our first annual general meeting) serving a three-year term. The term of office of the first class of directors, consisting of Dr. Levy would have expired at our first general meeting. Dr. Levy was reappointed to the board of directors at the Extension Meeting to serve until the third annual general meeting. The term of office of the second class of directors, consisting of Mr. Relan, Mr. Stern and Dr. Tewary will expire at our second general meeting. The term of office of the third class of directors, consisting of Mr. Fisher and Mr. Hutter, will expire at our third annual general meeting.
Prior to the completion of an initial business combination, any vacancy on the board of directors may be filled by a nominee chosen by holders of a majority of the Learn CW Class B Ordinary Shares. In addition, prior to the completion of an initial business combination, holders of a majority of the Learn CW Class B Ordinary Shares may remove a member of the board of directors for any reason.
Our officers are appointed by the board of directors and serve at the discretion of the board of directors, and are not subject to term limits. Our board of directors is authorized to appoint persons to the offices as set forth in our Amended and Restated Memorandum and Articles of Association as it deems appropriate. Our Amended and Restated Memorandum and Articles of Association provide that our officers may consist of one or more chairmen of the board, chief executive officers, a president, chief financial officer, vice presidents, secretary, treasurer and such other offices as may be determined by the board of directors.
Director Independence
NYSE listing standards require that a majority of Learn CW’s board of directors be independent. We are a “controlled company” within the meaning of the NYSE rules prior to the consummation of the Business Combination. As a controlled company, we are not required to comply with the NYSE rules that require that a majority of our board of directors be independent. An “independent director” is defined generally as a person who has no material relationship with the listed company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the company). Our board of directors has determined that each of Dr. Levy, Mr. Stern, Mr. Relan and Dr. Tewary are “independent directors” as defined in the NYSE listing standards and applicable SEC rules. Our independent directors have regularly scheduled meetings at which only independent directors are present.
Committees of the Board of Directors
Our board of directors has one standing committee, an audit committee. Because we are a “controlled company” under applicable NYSE rules, we are not required to have a compensation committee composed of independent directors or a nominating and corporate governance committee composed of independent directors. Subject to phase-in rules and a limited exception, the rules of the NYSE and Rule 10A of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors.
Audit Committee
We have established an audit committee of the board of directors. Mr. Stern, Mr. Relan and Dr. Tewary serve as members of our audit committee. Under the NYSE listing standards and applicable SEC rules, we are required to have three members of the audit committee, all of whom must be independent, subject to the exception described below. Mr. Stern, Mr. Relan and Dr. Tewary are independent.

Mr. Stern serves as the Chairman of the audit committee. Each member of the audit committee meets the financial literacy requirements of the NYSE, and our board of directors has determined that Mr. Stern qualifies as an “audit committee financial expert” as defined in applicable SEC rules. The primary purposes of our audit committee are to assist the board’s oversight of:
•	the integrity of our financial statements;
•	our compliance with legal and regulatory requirements;
•	the qualifications, engagement, compensation, independence and performance of our independent registered public accounting firm;
•	our process relating to risk management and the conduct and systems of internal control over financial reporting and disclosure controls and procedures;
•	the performance of our internal audit function; and
•	such other matters as are assigned to the committee by the board pursuant to its charter or as mandated under applicable laws, rules and regulations.
The audit committee is governed by a charter that complies with the rules of the NYSE.
Director Nominations
We do not have a standing nominating and corporate governance committee though we intend to form a nominating and corporate governance committee as and when required to do so by law or NYSE rules. The typical functions of this committee are addressed by our full board of directors. The board of directors also considers director candidates recommended for nomination by our shareholders during such times as they are seeking proposed nominees to stand for appointment at the next annual general meeting (or, if applicable, an extraordinary general meeting). Our shareholders that wish to nominate a director for appointment to our board of directors should follow the procedures set forth in our Amended and Restated Memorandum and Articles of Association.
We have not formally established any specific minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, our board of directors considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom and the ability to represent the best interests of our shareholders.
Compensation Committee Interlocks and Insider Participation
None of our executive officers currently serves, and in the past year has not served, as a member of the compensation committee of any entity that has one or more executive officers serving on our board of directors.
Code of Ethics
We have adopted a code of ethics and business conduct (our “Code of Ethics”) applicable to our directors, officers and employees.
Corporate Governance Guidelines
Our board of directors has adopted corporate governance guidelines in accordance with the corporate governance rules of the NYSE that serve as a flexible framework within which our board of directors and its committees operate. These guidelines cover a number of areas including board membership criteria and director qualifications, director responsibilities, board agenda, roles of the chairman of the board, chief executive officer and presiding director, meetings of independent directors, committee responsibilities and assignments, board member access to management and independent advisors, director communications with third parties, director compensation, director orientation and continuing education, evaluation of senior management and management succession planning.

Conflicts of Interest
Under Cayman Islands law, directors and officers owe the following fiduciary duties:
•	duty to act in good faith in what the director or officer believes to be in the best interests of the company as a whole;
•	duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose;
•	directors should not improperly fetter the exercise of future discretion;
•	duty to exercise powers fairly as between different sections of shareholders;
•	duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests; and
•	duty to exercise independent judgment.
In addition to the above, directors also owe a duty of care which is not fiduciary in nature. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and the general knowledge, skill and experience of that director.
As set out above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position. However, in some instances what would otherwise be a breach of this duty can be forgiven and/or authorized in advance by the shareholders provided that there is full disclosure by the directors. This can be done by way of permission granted in the amended and restated memorandum and articles of association or alternatively by shareholder approval at general meetings.
Each of our officers and directors presently has, and any of them in the future may have, additional fiduciary or contractual obligations to other entities, including the Sponsor and Learn Capital and other entities that are affiliates of the Sponsor, pursuant to which such officer or director is or will be required to present a business combination opportunity to such entity. As a result, if any of our founders, officers or directors becomes aware of a business combination opportunity which is suitable for an entity to which he, she or it has then-current fiduciary or contractual obligations, then, subject to their fiduciary duties under Cayman Islands law, or contractual obligations, he, she or it will need to honor such fiduciary or contractual obligations to present such business combination opportunity to such entity, before we can pursue such opportunity. If these other entities decide to pursue any such opportunity, we may be precluded from pursuing the same. However, we do not believe that the fiduciary duties or contractual obligations of our founders, officers or directors will materially affect our ability to complete our initial business combination. Our Amended and Restated Memorandum and Articles of Association provide that, to the fullest extent permitted by applicable law: (i) no individual serving as a director or an officer shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as us; and (ii) we renounce any interest or expectancy in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for any director or officer, on the one hand, and us, on the other.
In addition, the Sponsor, founders, officers and directors may sponsor or form other special purpose acquisition companies similar to ours or may pursue other business or investment ventures during the period in which we are seeking an initial business combination. Any such companies, businesses or investments may present additional conflicts of interest in pursuing an initial business combination. Our founders, officers and directors are not required to commit any specified amount of time to our affairs, and, accordingly, will have conflicts of interest in allocating management time among various business activities.

Below is a table summarizing the entities to which our executive officers and directors have fiduciary duties or contractual obligations as of the date of this proxy statement/consent solicitation statement/prospectus:
Individual	Entity	Entity’s Business	Affiliation
Robert Hutter	Learn Capital	Venture Capital	Managing Partner

Adam Fisher	CWAM	Asset Management	Founder and Chief Investment Officer

Greg Mauro	Learn Capital	Venture Capital	Managing Partner
	Revolution Community Ventures	Venture Capital	Managing Partner

Ellen Levy	Silicon Valley Connect, LLC	Management Consulting	Managing Director
	Walker & Dunlop	Real Estate Finance	Director
	CAIS	Alternative Investments	Director
	Rallypoint	Military/Veteran Social Network	Director

Peter Relan	GotIt! Inc.	Technology	Co-Founder and Chief Executive Officer

Daniel H. Stern	Reservoir Capital Group	Private Investments	Co-Chief Executive Officer
Potential investors should also be aware of the following other potential conflicts of interest:
•
Our executive officers and directors are not required to, and will not, commit their full time to our affairs, which may result in a conflict of interest in allocating their time between our operations and our search for a business combination and their other businesses. We do not intend to have any full-time employees prior to the completion of our initial business combination. Each of our executive officers is engaged in several other business endeavors for which he may be entitled to substantial compensation, and our executive officers are not obligated to contribute any specific number of hours per week to our affairs.

•
The Sponsor purchased Learn CW Class B Ordinary Shares prior to the date of this prospectus. Our initial shareholders, including our Sponsor, entered into agreements with us at the time of our IPO, pursuant to which they agreed to waive their redemption rights with respect to their Learn CW Class B Ordinary Shares and public shares without any consideration in exchange, in connection with the completion of our initial business combination. The other members of our management team have entered into agreements similar to the one entered into by the Sponsor with respect to any public shares acquired by them in or after this offering. Additionally, our initial shareholders have agreed to waive their rights to liquidating distributions from the Trust Account with respect to their Learn CW Class B Ordinary Shares if we fail to complete our initial business combination within the prescribed time frame. If we do not complete our initial business combination within the prescribed time frame, the private placement warrants will expire worthless. Our initial shareholders have agreed not to transfer, assign or sell any of their Learn CW Class B Ordinary Shares until the earlier to occur of: (i) one year after the completion of our initial business combination; and (ii) subsequent to our initial business combination (x) the date on which we complete a liquidation, merger, share exchange or other similar transaction that results in all of our shareholders having the right to exchange their Learn CW Class A Ordinary Shares for cash, securities or other property or (y) if the closing price of our Learn CW Class A Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and other similar transactions) for any 20 trading days within any 30-trading day period commencing at least 150 days after our initial business combination (except as described in the section entitled “Principal Shareholders - Transfer Restrictions of Certain Securities” in Learn CW’s IPO Prospectus). The private placement warrants will not be transferable until 30 days following the completion of our initial business combination. Because each of our executive officers and directors will own ordinary shares or warrants directly or indirectly, they may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate our initial business combination.

•
Our officers and directors may have a conflict of interest with respect to evaluating a particular business combination if the retention or resignation of any such officers and directors was included by a target business as a condition to any agreement with respect to our initial business combination.

•
In addition, as a result of the low acquisition cost of Learn CW Class B Ordinary Shares, our officers and directors could make a substantial profit even if we select and consummate an initial business combination with an acquisition target that subsequently declines in value or is unprofitable for our public shareholders. See “Risk Factors-The Sponsor paid an aggregate of $25,000 for the Learn CW Class B Ordinary Shares, or approximately $0.005 per founder share. As a result of this low initial price, the Sponsor, its affiliates and our officers and directors stand to make a substantial profit even if an initial business combination subsequently declines in value or is unprofitable for our public shareholders.”

We are not prohibited from pursuing an initial business combination or subsequent transaction with a company that is affiliated with the Sponsor, founders, officers or directors. In the event we seek to complete our initial business combination or, subject to certain exceptions, subsequent material transactions with a company that is affiliated with the Sponsor or any of our founders, officers or directors, we, or a committee of independent directors, will obtain an opinion from an independent investment banking firm that is a member of the Financial Industry Regulatory Authority (“FINRA”) or an independent accounting firm that such initial business combination or transaction is fair to our company from a financial point of view. We are not required to obtain such an opinion in any other context. Furthermore, in no event will the Sponsor or any of our existing officers or directors, or any of their respective affiliates, be paid by the company any finder’s fee, consulting fee or other compensation (other than as outlined below) for services rendered prior to, or for any services they render in order to effectuate, the completion of our initial business combination. However, commencing on the date of this prospectus, the Sponsor, executive officers and directors, or any of their respective affiliates will be reimbursed for any out-of-pocket expenses related to identifying, investigating, negotiating and completing an initial business combination. In addition, we expect that customary management fees will be paid to an affiliate of the Sponsor to manage the investments in the trust account. In the future, we, upon consultation with the compensation committee of our board of directors, may decide to compensate our executive officers and other employees. Any such payments prior to our initial business combination will be made from funds held outside the Trust Account.
We cannot assure you that any of the above mentioned conflicts will be resolved in our favor.
In the event Learn CW seeks shareholder approval of an initial business combination, Learn CW will complete the initial business combination only if it obtains the approval of an ordinary resolution under Cayman Islands law, which requires the affirmative vote of a majority of the shareholders who attend and vote at a general meeting of the company. In such case, the Sponsor and each member of Learn CW’s management team have agreed to vote their Learn CW Class B Ordinary Shares and public shares in favor of the initial business combination.
Limitation on Liability and Indemnification of Officers and Directors
Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime. Learn CW’s current Amended and Restated Memorandum and Articles of Association provide for indemnification of its officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect. Learn CW has entered into agreements with its directors and officers to provide contractual indemnification in addition to the indemnification provided for in its Amended and Restated Memorandum and Articles of Association. Learn CW has purchased a policy of directors’ and officers’ liability insurance that insures its officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures it against its obligations to indemnify its officers and directors.
Learn CW’s officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the Trust Account, and have agreed to waive any right, title, interest or claim of any kind they may have in the future as a result of, or arising out of, any services provided to Learn CW and will not seek recourse against the Trust Account for any reason whatsoever (except to the extent they are entitled to funds from the Trust Account due to their ownership of public shares). Accordingly, any indemnification provided will only be able to be satisfied by Learn CW if (i) Learn CW has sufficient funds outside of the Trust Account or (ii) Learn CW consummates an initial business combination.

Learn CW’s indemnification obligations may discourage shareholders from bringing a lawsuit against Learn CW’s officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against Learn CW’s officers and directors, even though such an action, if successful, might otherwise benefit Learn CW and its shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent Learn CW pays the costs of settlement and damage awards against its officers and directors pursuant to these indemnification provisions.
Learn CW believes that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

EXECUTIVE COMPENSATION OF LEARN CW
None of Learn CW’s executive officers or directors have received any compensation for services rendered to Learn CW. The Sponsor, Learn CW’s executive officers and directors, or their respective affiliates may be reimbursed for any out-of-pocket expenses incurred in connection with activities on Learn CW’s behalf. Other than these payments and reimbursements, no compensation of any kind, including finder’s and consulting fees, will be paid by Learn CW to the Sponsor, Learn CW’s executive officers and directors, or their respective affiliates, prior to completion of Learn CW’s Business Combination. For more information, please see section entitled “Certain Relationships and Related Person Transactions—Learn CW.”

INFORMATION ABOUT INNVENTURE
Overview
Innventure founds, funds, and operates companies with a focus on transformative, sustainable technology solutions acquired or licensed from MNCs. We are owner-operators who take what we believe to be breakthrough technologies from early evaluation to scaled commercialization utilizing an approach designed to help mitigate risk as we build disruptive companies that we believe have the potential to achieve a target enterprise value of at least $1 billion. When we say “disruptive,” we mean innovations that, in our opinion, have the ability to significantly change the way businesses, industries, markets, and/or consumers operate. We have launched three such companies since inception: PureCycle in late 2015 (technology sourced from P&G), AeroFlexx in 2018 (technology sourced from P&G), and Accelsius in 2022 (technology sourced from Nokia). PureCycle became a publicly traded company in 2021 and, as of March 31, 2024, Innventure owns less than 2% of PureCycle.
Innventure’s approach to identifying and commercializing disruptive technology opportunities has a multi-decade history and is designed to help mitigate the risks associated with building start-up businesses by sourcing technology from MNCs. One important part of our approach is our existing and ongoing collaboration with MNCs. These relationships give us access to disruptive opportunities, a combination of thoroughly researched and well-protected technology solutions that potentially satisfy unmet market needs, along with market data and customer insights unavailable to most new ventures.
We use our systematic, repeatable DownSelect process to analyze each opportunity across a range of key success factors, including: (1) the disruptive potential, (2) the likelihood for accelerated early adoption driven by economic value creation, (3) the potential to materially address sustainability issues and drive economic value for business-to-business (“B2B”) customers, (4) the ability to create sustainable competitive advantage, (5) the projected ability to generate rapid, sizable financial returns and (6) the potential to create target enterprise value of at least $1 billion. DownSelect uses the proprietary MNC market and customer data along with our own rigorous analytics to assess each opportunity and seeks opportunities for the MNC to help accelerate early market adoption by becoming early customers or offering channel access.
When an opportunity satisfies our DownSelect criteria, we seek to acquire or license the MNC technology solution and use the initial business plans developed during our DownSelect process as the basis to launch a new “Innventure Company” with funding from our balance sheet. From an investor perspective, this model is intended to bring founder shares of a company with a target enterprise value of at least $1 billion onto the Innventure balance sheet, which we believe can provide excellent potential returns for Innventure shareholders as described in more detail in this section.
Historically, and prior to the Business Combination, the Innventure model has targeted exits for our new companies at 5-7 years after inception through a sale, initial public offering or merger, including a merger with a special purpose acquisition company. We now believe this approach can result in exiting companies prior to their maximum shareholder value.
As we continue to advance the Innventure model, we are moving to an approach designed to allow us to build and hold companies, generating positive cash flows of one or more majority-owned new Innventure companies and potentially maximizing value for investors and other stakeholders. As part of the new “Disruptive Conglomerate Model,” as described in more detail below, Innventure intends to retain majority (or sole) ownership. We believe that holding companies allows those companies to mature further and gives us the opportunity to derive greater value from those companies over the long term. While a sale or other disposition of one or more of our companies could occur in the future, exit transactions are not expected to be a factor in the business plans for Innventure Companies. We are currently deploying this advanced approach with Accelsius, and we will continue to deploy it following the Business Combination.
Innventure was founded in 2015 and currently operates its business under a Delaware limited liability company that was formed in 2017.

We are led by Gregory W. (Bill) Haskell, our Chief Executive Officer and Manager (“CEO”); David Yablunosky, our Chief Financial Officer (“CFO”); our Founders, Mike Otworth, who also serves as our Executive Chairman, and Dr. John Scott, who also serves as our Chief Strategy Officer; and a strong team of senior leaders that bring experience and expertise in scaling start-ups, capital markets, operations, marketing, and technology evaluation. For biographical and additional information about Innventure’s executive officers, each of whom are expected to serve as executive officers of Holdco following the Business Combination, see “Holdco Management and Governance Following the Business Combination.”

Innventure Corporate Structure
Below is the current organization chart of Innventure, including AeroFlexx and Accelsius, prior to the Business Combination. As depicted below, Innventure owns 29.7% of AeroFlexx, and the remainder of AeroFlexx is collectively owned by Innventure and AeroFlexx directors, officers and employees (9.7%); Innventus ESG Fund I, L.P. (32.5%); and investors external to Innventure and AeroFlexx (28.1%). Further, Innventure owns 58.7% of Accelsius, and the remainder of Accelsius is collectively owned by Innventure and Accelsius directors, officers, and employees (26.7%), Innventus ESG Fund I, L.P. (4.6%), and investors external to Innventure and Accelsius (10.0%). Upon consummation of the Business Combination, Holdco, through Innventure LLC as its subsidiary, will own 29.7% and 58.7% of AeroFlexx and Accelsius, respectively.

Innventure Members
Class PCTA Unit Holders
Class I Unit Holders
100%*
* %
* %
Innventure LLC
100%
100%
29.7%
58.7%
Innventure Management Services, LLC
Innventure GP LLC
AeroFlexx, LLC
Accelsius Holdings, LLC
Manager
≥5.0%
General Partner
100%
100%
AeroFlexx Packaging Company, LLC
Accelsius LLC
Management
Innventus ESG Fund I, L.P.**

* Holders of Class PCTA Units and Class I Units may only vote such units with respect to matters concerning Class PCTA and Clas s I business, respectively, and are not entitled to vote such units on any matters to be voted on by the Innventure Members. Namely, the business to be conducted through the Class PCTA Units is to hold, vote and dispose of shares of common stock of PureCycle. The business to be conducted through the Class I Units is to hold, vote and dispose of the partnership percentage in Innventus ESG Fund I, L.P. (the "ESG Fund") held by the ESG Fund's general partner, Innventure GP LLC.

** The ESG Fund owns 32.5% of AeroFlexx and 4.6% of Accelsius.

The ESG Fund was formed on August 17, 2018, and commenced operations on the same day. The ESG Fund was formed to make venture capital (“VC”) investments in and contribute capital to the Innventure Companies and new Innventure companies. Innventure’s wholly owned subsidiaries, Innventure Management Services, LLC (“Management Services”) and Innventure GP LLC (“Innventure GP”), serve as the manager and general partner, respectively, of the ESG Fund. Voting and investment power over the ESG Fund’s investments, including the AeroFlexx and Accelsius units held by the ESG Fund, is exercised by the investment committee of Management Services, which consists of Roland Austrup (Innventure’s Chief Financial Officer), Lucas Harper (Innventure’s Chief Investment Officer), and Dr. John Scott (Innventure’s Chief Strategy Officer). Following the Business Combination, Management Services and Innventure GP will continue to serve as the manager and general partner, respectively, of the ESG Fund and, correspondingly, Innventure will continue to earn management fees for providing investment management services to the ESG Fund.
Market Opportunity
In 2022 alone, the top 100 companies by research and development (“R&D”) expenditure spent over $700 billion on research and development. Many patents fail to be licensed or commercialized for various reasons, including misalignment with core business strategies, lack of commercialization resources, and poor timing in the market. While MNCs excel at developing well-protected technologies for their existing businesses, we believe that few MNCs do well at creating entirely new disruptive businesses in new categories of business. Our goal is to partner with MNCs to commercialize these high potential, but stranded, technology assets, providing a return on the R&D investment, and, most importantly, creating products and services based on those stranded technology solutions that will benefit the MNCs and their customers. The MNC technology solution typically comes with a strong intellectual property (“IP”) portfolio, market data that supports business plan development, and channel access that helps accelerate the commercialization timeline for the disruptive new company.
Closed Loop Partnership Model with Multinational Corporations
Our Closed Loop partnership model with MNCs is designed to capitalize on our respective complementary capabilities. MNCs fund extensive R&D which creates technology solutions with the potential to satisfy significant unmet market needs. We use the term "Closed Loop partnership model" to describe an ongoing collaboration between Innventure and its MNC partners in which the MNC provides (1) proprietary insights and data about the markets they serve, particularly focusing on unmet needs or unsolved customer problems in those markets; (2) IP-protected technology solutions that satisfy those unmet needs; and (3) access to the market via existing channels and/or customers. In furtherance of our Closed Loop partnership model, Innventure assesses the relevant technology solution and, if it meets Innventure's rigorous screening criteria, Innventure seeks to acquire the solution and use it as the basis for a new Innventure company. The optimal Closed Loop partnership is one in which the MNC itself is an initial customer for the product or service of the new Innventure company and where early adoption of the solution by the MNC helps enable rapid growth of the new company. Alternatively, the Closed Loop partnership model is also enhanced when the MNC partner provides access to other early adopter customers, which can similarly enable rapid growth of the new company.
Innventure has developed a systematic approach, known as DownSelect, designed to increase the likelihood of commercial success and potential impact of disruptive opportunities in the market. The Innventure model is designed to be collaborative, providing benefit to and creating new economic value for both the MNC and Innventure. Innventure's management team has significant institutional experience in the commercialization of disruptive opportunities and includes a group of seasoned entreprenuers and business executives who have founded, built, operated and grown numerous ventures over the last 30 years, including Gregory W. (Bill) Haskell, Mike Otworth, Dr. John Scott, Andy Meyer, Josh Claman, James Donnally and other members of the Innventure team.
Potential Benefits to MNCs
Our Closed Loop partnership model offers various potential benefits to our MNC partners, including the following:
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Focused Commercialization: Innventure’s experienced entrepreneurs are dedicated to the commercialization of the disruptive opportunity, allowing the MNC to focus on its core businesses. We believe this focused, external commercialization increases speed to market for the technology solution.

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Accelerated Execution: Innventure brings deep entrepreneurial experience to transform an innovative technology solution from proof-of-concept into a disruptive Innventure Company. This gives the MNC and its customers access to commercialized products, potentially accelerating revenue growth for the MNC while also providing a return-on-investment for a technology asset that would at minimum require significant investment and corporate resources to commercialize and at worst would be orphaned and remain uncommercialized.

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Risk Management Approach: As a company comprised of founders, owners, and operators, Innventure aims to both fund the cost of development and scaling and aims to manage the operations of the Innventure Company, with the goal of allowing the MNC to benefit from the finished product without the burden of further investment of capital and other resources.

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Value Growth: As the new Innventure Company grows and wins in the market, Innventure shares value with the MNC, providing the basis for potentially increasing the MNC’s enterprise value. Innventure shares value with MNCs through a combination of one or more of the following: upfront technology/IP acquisition or licensing fees, milestone payments, royalties, preferential offtake terms and/or equity in the new Innventure Company. Each deal is unique and is negotiated to ensure optimal value share for the MNC and Innventure.

Potential Benefits to Innventure
For Innventure, the Closed Loop partnership model seeks to provide access to disruptive, MNC-developed technology solutions that satisfy well-understood and unmet market needs along with the proprietary market and customer data to help Innventure advance the development and commercialization approach. Some of the potential benefits to Innventure include the following:
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Access Advantage: The partnership with an MNC provides unique access to MNC technologies and the information needed to help Innventure evaluate a disruptive technology solution in the context of specific unmet market needs. Using both data from the MNC and its own evaluations, Innventure determines if the opportunity should progress to a new Innventure Company.

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Developed Technology Solutions: MNCs invest significant time, money, and technical expertise in developing and protecting innovative technology solutions that satisfy unmet market needs for them and their customers. This all occurs well before Innventure acquires the technology solution. A new Innventure Company receives the technology solution—including intellectual property such as patents and trade secrets, product prototypes, manufacturing equipment, and other assets—and has access to the MNC’s technical expertise for transfer and early industrialization of the technology, all of which helps reduce commercialization time, save money, and mitigate common risks inherent to start-ups.

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Institutional Data Set: MNCs also spend significant time and money developing deep, proprietary market knowledge, which is very difficult for a typical new venture to replicate. MNCs provide Innventure with highly robust data, including market insights and customer testing, to understand unmet market needs and to assess the technology solution and potential business models.

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Early Customer Adoption: We believe MNCs will be motivated to catalyze market adoption by becoming early customers and/or providing channel access to facilitate the initial customer base to drive financial and strategic value. In some cases, MNCs may choose to sign offtake agreements with the new company and/or facilitate access to prospective customers within their sphere of influence (e.g., suppliers or customers). Additionally, we believe that having the MNC as the original “inventor” of the technology solution brings immediate credibility to the new Innventure Company which can lead to greater interest from potential customers.

Innventure Business Model Today
Innventure’s business model is the culmination of lessons learned over the past three decades. In 1993, when the first version of what is now Innventure was created, we studied both failed and successful startups to understand how to identify and manage risks to achieve a higher success rate for early-stage companies. We believe we have built a repeatable, systematic, risk managed approach to business building that is substantially different from traditional VC models. Unlike the typical VC portfolio approach, in which VCs make many investments, assuming that only a small percentage will succeed, Innventure invests deeply in a limited number of companies that we vet, launch, build, fund and operate. The Innventure model is designed to help mitigate the significant risks inherent to establishing and building disruptive businesses.
Using our proprietary DownSelect approach, we focus on assessing and mitigating risk well before the new Innventure Company is formed. When we do launch, we believe new Innventure companies are more mature than typical startups, due to the MNC’s extensive investment in developing technology solutions, the rigor of the Innventure DownSelect process, and the experience of our Innventure company leaders. This prospective head start, coupled with the other components of the Innventure model, are designed to yield a higher success rate than other start-ups and VC-backed companies.
DownSelect
DownSelect is Innventure’s systematic evaluation, risk mitigation, and company creation methodology. Our approach to building businesses starts with identifying disruptive technology solutions developed and protected with intellectual property by MNCs that satisfy well understood and validated unmet market needs. We define this combination of an understood market problem and a disruptive technology solution as an opportunity. In the rigorous, phased DownSelect process, we assess each opportunity for its disruptive potential, likelihood for accelerated early adoption driven by economic value creation for B2B customers, competitive advantage, ability to generate rapid, sizable financial returns, and potential to create a target enterprise value of at least $1 billion. We also assess how the implementation of the opportunity will advance the sustainability goals of the MNCs and their customers. Innventure uses this analysis to decide which opportunities to commercialize and develops an initial go-to-market strategy and business plan for a new Innventure Company built around these opportunities. Once an opportunity is selected via the proprietary DownSelect process, Innventure negotiates with the MNC to acquire or license the IP related to the opportunity and establishes and funds an Innventure Company subsidiary to commercialize the opportunity.
The Innventure DownSelect process focuses on four attributes that we believe greatly enhance the likelihood of success.
1.
Designed to help reduce technology and business risk: Well-researched, prototyped, and well-protected technology solutions on which MNCs have spent significant R&D time and money and for which the MNCs have market and customer data that Innventure uses as a key input to deeply understand market needs and to help define robust go-to-market strategies and overall business plans.

2.	Sustainability: Technology solutions with significant, tangible sustainability benefits (e.g., those that help MNCs (or others) meet their stated sustainability goals).
3.
Generally clear path to early customers: Available MNC market and customer data, other Innventure primary and secondary research and MNC channel access can be critical elements Innventure leverages to drive early market adoption.

4.
Opportunity to create a target enterprise value of at least $1 billion: Focus on disruptive technology solutions that have the potential to scale quickly and transform industries and/or markets. Innventure only launches companies that we believe have a reasonable pathway to achieving a target enterprise value of at least $1 billion.

Innventure is highly selective. We reviewed more than 100 opportunities from 2015 to 2022 and selected three as the basis for launching new Innventure companies. We are also very comfortable saying “No” to opportunities that fail to meet our rigorous DownSelect criteria.
The DownSelect process consists of four separate phases, with successive phases building on work done in the previous phases and deepening the level of analyses done as opportunities progress through the process.

Phase 1 – Opportunity Screen: Innventure’s team screens opportunities that are reflective of the four dimensions of the DownSelect Process; (1) MNC Technology, (2) Significant Market Need, (3) Transformative Solution and (4) Strategic Execution. We analyze high level business, financial, and technology issues to determine if the opportunity meets our key success criteria.
Phase 2 – Critical Factor Assessment: We identify, assess, and prioritize an opportunity’s critical success and risk factors and develop a plan (to be executed in Phase 3) for in-depth systematic evaluation to quantify value, address critical factors for success of a new business built around the opportunity, and mitigate risk factors. This is an internal assessment to determine if an opportunity is sizable, transformative, and meets the minimum threshold for advancement.
Phase 3 – Comprehensive Quantification: The Innventure team conducts a comprehensive review across all DownSelect dimensions. A core focus is on quantitative analysis and strategy of the immediate new value created for customers. We quantify the economic value to the B2B customer, create a pricing model that is sufficiently compelling to predictably drive early adoption, and conduct bottoms-up, real-world testing to further validate key hypotheses, especially around enabling critical success factors and mitigating critical risks. We develop initial financials, including revenue models and capital and operating cost estimates; define preliminary organizational structures and business plans; conduct field validations, often including prospective customer interviews, pilot manufacturing and additional concept and product testing, to help ensure critical assumptions are validated.
For an opportunity that successfully passes through Phase 3, the DownSelect team, in collaboration with Innventure senior leadership, recommends to the Board of Directors that the opportunity move to Phase 4 and proceed to create a new Innventure Company.
Phase 4 – Strategy & Formation: We set the initial strategy, including go-to-market strategies and initial business plan, for the Innventure Company, secure control of the technology via licensing or ownership, and create the new company.
The DownSelect process typically takes six to nine months, though it may take as little as a few weeks to decline an opportunity and as long as a year or more from the start of Phase 1 to full approval to launch a new company. The process is managed by the DownSelect team with support from the broader Innventure team as well as external subject matter experts as required. The primary goal of the process is to ensure that an opportunity meets the key DownSelect criteria, and that we believe that the business has the potential to achieve or exceed a target enterprise value of at least $1 billion. At the completion of the DownSelect process, a new Innventure Company is created, and the approved opportunity is transferred to the new company, at which time Innventure appoints the board of directors and initial management team, typically consisting of Innventure principals and personnel. Innventure selects executives and managers who it believes to have the requisite technical and operational expertise to scale enterprises built around disruptive technologies. Previously, Innventure owned and operated the Innventure Companies and maintained control at least through early scaling. As part of the new “Disruptive Conglomerate Model,” Innventure intends to retain majority (or sole) ownership.
Innventure Model in 2024 and Beyond
As we continue to advance the Innventure model, we are moving to an approach designed to allow us to build, hold and operate companies, generating positive cash flows of one or more majority-owned new Innventure companies and potentially maximizing value for investors and other stakeholders. We believe that the new approach will give us the opportunity to derive greater value from those companies as we operate them over the long term. While a sale or other disposition of one or more of our companies could occur in the future, exit transactions are not expected to be a factor in the business plans for Innventure Companies. We are currently deploying this advanced approach and we will continue to deploy it following the Business Combination.
We expect that the Disruptive Conglomerate Model will take time to develop meaningful earnings to drive enterprise value. We believe that adoption of this model over time will result in greater potential overall investor returns, driven by earnings growth and the expected growth in value of the underlying Innventure companies.
Sustainability as a Value Driver
We believe sustainability issues create new markets and are primary drivers of revenue, cost, and risk that impact value creation for long-term business performance for many of the verticals in which Innventure focuses. MNCs are increasingly focused on sustainability. The Innventure model is designed to help our MNC partners (and others) meet their sustainability goals by building companies around technology solutions that deliver sustainability benefits and assist MNCs (and others) in achieving their stated sustainability objectives. Our approach is that sustainability must first be economically viable. We focus on opportunities that we believe are commercially viable and profitable over time scales measured in decades and that provide a positive impact on the planet. As demonstrated by the success of PureCycle Technologies, Innventure Companies not only have the potential to create economic value but have also progressed products that have potential for significant positive impact on the environment.
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PureCycle: Purifies and recycles post-industrial and post-consumer polypropylene waste back to a like virgin grade polymer, usable across a broad range of applications and markets. PureCycle became a publicly traded company in 2021 and, as of March 31, 2024, Innventure owns less than 2% of PureCycle.

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AeroFlexx: Combines the best attributes of flexible pouches and rigid bottles to provide CPG companies with a novel, curbside recyclable primarily liquid package that uses up to 85% less virgin plastic, significantly simplifies packaging supply chains, and enables innovative package shapes and creative artwork. AeroFlexx is in the early stages of operations and is beginning to ramp up its commercial production capabilities. The current manufacturing footprint installed and on order is projected to be sufficient to meet projected demand through early to mid 2025.

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Accelsius: Delivers a transformative industry solution to thermal management to CPUs and GPUs in datacenter and telecommunications applications, with potential to allow operators to increase computational throughput and capacity, increase revenue, reduce operating costs, increase energy efficiency, and drive sustainability across server, switching, and edge computing environments. Accelsius is an early-stage company that is just beginning revenue-generating operations. Accelsius has been focused on developing and commercializing data center cooling products since its inception in 2022 and has delivered customer proof-of-concept pilots in Q2 2024.

Innventure is committed to long-term sustainability and making the planet a better place to live for all, while simultaneously creating significant enterprise value for our shareholders.
Competition
We view our competition through two frameworks: competition to acquire technologies from MNCs and competition faced by our new Innventure Company subsidiaries.
Other Technology Acquirers
We believe we have a unique offering for MNCs looking to monetize and commercialize their R&D. We believe VC firms who are active in the market typically do not possess the in-house business creation and operations management that is at the core of the Innventure strategy. Some VCs invest in companies who license IP from universities, nonprofit research institutes, or national laboratories. In those cases, the VC needs to spend significant time and effort building an initial team and starting the business, then transferring and often further incubating technology, developing products, and defining business plans. We don’t believe any VCs have a business model that is as comprehensive, vertical agnostic and focused on creating new companies that can achieve a target enterprise value of at least $1 billion as Innventure.
Other potential competition might include individual entrepreneurs looking to purchase technology solutions from an MNC. We believe that while individual entrepreneurs may have the right technical or business skills, they frequently lack the credibility and financial resources to meet the requirements for the top, most disruptive technologies resident in MNCs. We also believe these entrepreneurs can lack the resources and business infrastructure to quickly establish a new company, reducing the likelihood of a successful commercialization process. Members of Innventure’s core team have put into practice various components of the DownSelect model for choosing opportunities to scale over the past thirty years. This history along with our ability to work in partnership with MNCs are key drivers of Innventure’s success to date and critical to Innventure’s future growth.
Innventure Company Competition
The competition at the Innventure Company subsidiary level varies by company and by the markets they serve. The examination of the competitive landscape is a key component of the DownSelect process. Innventure is focused on building companies that have unique products that will transform industries. More detail on competition for both AeroFlexx and Accelsius are provided below in the business sections related to each company.

Intellectual Property
For an opportunity that meets all DownSelect criteria and for which Innventure enters into a contract with an MNC partner, Innventure focuses on acquiring full commercial control of the application of all IP related to the specific opportunity. Each contract that leverages IP from an MNC is unique and specific terms and conditions are crafted to help ensure fair, long-term value sharing among Innventure, the new Innventure Company, and the MNC partner. Such a contract typically involves Innventure acquiring the IP for use in defined applications and geographies, and Innventure’s objective is always to ensure maximum freedom to practice (with unlimited access and control as the primary goal) across many applications, industries, markets, and geographies for the new company which will be built around and ultimately take ownership of the IP. In selected cases, Innventure will license IP instead of fully acquiring the rights, but the license must ensure that Innventure and the new company has full access to practice and commercialize a technology solution defined by the IP across the broadest set of applications, industries, markets, and geographies consistent with the business agreement with the MNC. Also in selected cases, Innventure may agree to a limited number of applications, industries, markets, and/or geographies if the MNC intends to use the IP in one or more existing business(es), and Innventure often provides the MNC with a grant-back license to practice the IP for their own business but not for sale or sharing with other non-wholly owned enterprises.
Since most opportunities are enabled by novel technology solutions, IP typically includes but is not limited to invention disclosures, patent applications, granted patents, trademarks, trade secrets, institutional know how, process and product prototypes, pilot and demonstration systems, process and product plans and designs, market data, customer insights, customer and market testing and validation, field, and production data, related to the technology solution. In selected cases, IP may relate to a business or service model innovation.
Each new Innventure Company, including AeroFlexx and Accelsius, develops company-specific IP strategies that build on and expand their IP portfolios to ensure protection of processes, products, services, business models, and other innovations and support the continued growth of the companies.
Human Capital Management
Total Compensation and Rewards
We provide competitive compensation and benefits, which include market-based pay keyed to relative industry data. We offer a full complement of health and welfare benefits such as health, dental, vision, life insurance, and accidental death and dismemberment insurance. A 401(k)-retirement plan with company match is offered. In addition, employees are granted equity awards in newly created Innventure Companies through various programs to promote equity proprietorship opportunities.
Workforce Culture
We focus on building a workforce that is responsive to customer needs, attentive to being efficient and cost conscious for our financial stakeholders, and innovative in seeking to create new disruptive companies. We actively recruit diverse talent and seek to build a culture reflective of the desires and the needs of the customers we partner with and serve. We actively support equal opportunity employment and provide a working environment of equity and inclusion for all employees.
Employees
We employed 135 employees and key contractors across Innventure, AeroFlexx, and Accelsius as of July 16, 2024.
Properties and Corporate Information
Our principal executive offices are located at 6900 Tavistock Lakes Blvd, Suite 400 Orlando, FL 32827. We believe these facilities are adequate for our current needs and that suitable additional space will be available as needed.
Our phone number is (321) 209-6787. Our website is www.innventure.com. Information contained on or accessible through our website is not incorporated by reference into this proxy statement/consent solicitation statement/prospectus and should not be considered a part of this proxy statement/consent solicitation statement/prospectus.

Innventure Board
Set forth below are the names and ages (as of May 10, 2024) of the individuals serving on the Innventure Board:
•	Mike Otworth (62)
•	Gregory W. (Bill) Haskell (67)
•	Greg Wasson (65)
•	James O. (Jim) Donnally (59)
•	Mike Balkin (64)
Mike Balkin has served as a director of Innventure since 2020. Mike has served as Strategic Advisor at Wasson Enterprises, a single family investment office, since 2021. Prior to that, he was a partner at William Blair & Company, LLC, an asset management firm, from 2009 to 2020. Prior to joining William Blair, he was the co-founder of Cityview Associates, Inc., a real estate firm specializing in “value-added” real estate transactions. Mike has over 30 years of experience working with public companies in the small cap space. Mike has served as a director of Horizon Technology Finance Corp., a specialty finance company, since 2023. He has previously served as a director and chief executive officer of Foresight Acquisition Corp., a special purpose acquisition company, from February 2021 until its business combination with P3 Health Partners, a health management company, in December 2021. Mike is also the chairman of Performance Health Systems, LLC, a fitness and health company. Mike earned a Bachelor of Arts degree from Northwestern University.
Greg Wasson has served as a director of Innventure since 2016. Greg has served as a director of P3 Health Partners Inc. and its predecessor, Foresight Acquisition Corp, since November 2020. Mr. Wasson currently serves as President and Founder of his own family office, Wasson Enterprise. Wasson Enterprise’s focus is to partner with entrepreneurs and operators to build sustainable, high-growth businesses that do well by doing good. As the former President and CEO of Walgreens Boots Alliance, Inc., Mr. Wasson has extensive global operational and management experience, as well as extensive knowledge of the retail and healthcare industries. Mr. Wasson attended Purdue University’s School of Pharmacy, receiving his pharmacy degree in 1981. Mr. Wasson currently serves on the Board of Directors of OptimizeRx Corp. (Nasdaq: OPRX), a position he has held since August 2020.
For biographical and additional information about Innventure’s directors who are expected to serve as directors of Holdco following the Business Combination, including Mr. Otworth, Mr. Haskell, and Mr. Donnally, see “Holdco Management and Governance Following the Business Combination.”
AeroFlexx
Overview
AeroFlexx manufactures what we believe to be one of the first flexible packages designed to act like a rigid bottle (the “pak”). Its proprietary integrated valve eliminates the need for discrete closures, removes the need for pumps, and enhances the consumer use experience, while its proprietary air frame provides structural rigidity throughout the entire package lifecycle, including end of life collection and sortation. The package eliminates 50-70% of plastic used, potentially up to 85% less virgin plastic by incorporating recycled content and can be curbside recyclable where all plastic bottles are accepted. Prior to filling, the package is shipped in a freight efficient flat pak format that reduces supply chain cost and complexity.
The product is also designed to solve the challenges of shipping liquids in the e-commerce channel while equally performing in traditional brick and mortar retail channels. It is ISTA-6 Amazon approved for both prep-free packaging (“PFP”) and ship in own container (“SIOC”), allowing customers to ship liquids more easily via the e-commerce channel. It helps eliminate damage from breakage, leakage, and rugged handling throughout the entire distribution channel. In our experience, the benefits of International Safe Transit Association (“ISTA”) certified packaging can be realized through cost savings, product protection, increased brand loyalty and greater customer satisfaction. The potential labor & cost savings stem from elimination of preparation materials such as induction seals, plastic overwrap, bubble wrap, foam peanuts and any non-compliance charge backs can be valuable to both brand customers and end-use consumers.

AeroFlexx is headquartered in West Chester, Ohio. The firm’s 27,082 square foot facility currently has the initial commercial line installed with a nameplate design capacity of over 50 million units per year. We expect that two additional lines will be launched by the third quarter of 2024. AeroFlexx plans to add converter lines at other manufacturing locations as future business demands warrant. AeroFlexx anticipates adding fillers, sold or leased to MNCs or co-manufacturing partners to match converter throughput and customer demand. As AeroFlexx partners with MNCs, fillers will be co-located at or near locations where customers formulate their liquid product or at strategically located contract manufacturers, both of which will receive flat paks produced directly by AeroFlexx that provide for seamless integration into the client’s value chain.
Market Opportunity
The global packaging market is estimated to generate annual sales of approximately $900 billion with an estimated average annual growth rate of 3.1% for rigid plastic and 4.7% for flexible plastic packaging over the next three to five years. The estimated addressable market for AeroFlexx applications is approximately $400 billion across several market categories including personal care, household products, food, pet care and industrial.
Sustainability Benefits
Superior sustainability benefits are integral to AeroFlexx’s package design and overall value proposition:
•	Virgin Plastic Avoidance: Uses up to 85% less virgin plastic compared with rigid bottle/cap/label alternatives.
•	Curbside Recyclability: Curbside recyclability where all plastic bottles are accepted
•	Package Circularity: AeroFlexx packaging can incorporate up to 50% recycled content without compromise.
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Life Cycle Analysis: By considering source reduction, recycled content, recyclability and eliminating excess packaging material in e-commerce, AeroFlexx can deliver up to 83% less waste to landfills, 69% GHG reduction, and 73% less water use.

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UN Sustainable Goals Alignment: AeroFlexx can contribute to meeting several of the sustainable development goals (“SDGs”) outlined by the United Nations, including industry, innovation, and infrastructure; responsible consumption and production; climate action; and life below water.

Value to Clients
In addition to accelerating sustainability goals by leveraging the pak’s superior benefits, AeroFlexx can also help drive growth and overall profitability through significant supply chain savings. By adopting AeroFlexx, it allows customers to potentially unlock real value that would otherwise not be realized. This is accomplished through several supply chain benefits of the AeroFlexx pak:
•	Reduces Complexity of Sourcing: AeroFlexx ships as a flat pak and replaces the bottle, cap and label that customer must procure from multiple sources and destinations.
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Reduced Transportation Cost and Footprint: prior to filling the package, shipping as a flat pak creates a form factor that takes up less than 10% of the space in shipping of an equivalent pre-formed empty rigid bottle, in addition to eliminating the need for cap and label supply chains. This reduces cost and environmental footprint by taking trucks off the road.

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Lowers Warehouse Requirements and Inventory Cost: with the AeroFlexx flat pak replacing pre-formed empty bottles, caps and labels, there is an overall reduction in the need for inventory space and overall cost associated with labor and working capital.

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ISTA-6 Amazon Approved: for shipping liquids via the e-commerce channel, reductions in damages from breakage, leakage and handling can generate significant savings through lower returns or refund rates and reduced overall package and labor costs. This can improve consumer satisfaction, reducing both e-commerce packing costs and fees charged for leaking products within distribution centers.

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Omni-Channel Ready: the pak is omni-channel ready as soon as it is filled with liquid product from the AeroFlexx filling machine, which we expect to eliminate SKU proliferation based on desired sales distribution channel.

•	New Size/Shape Development Efficiency: flexible manufacturing eliminates the need for capital intensive molds and tooling costs, which enables rapid adoption at a much lower cost.
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Product Safety: designed with hygiene in mind with tamper proof packaging that eliminates the use of a discrete closure with AeroFlexx proprietary integrated valve (e.g., no need for a separate cap, pump or package sealing and dispensing device) to help keep products safe and prevent product losses.

History
AeroFlexx was launched in February 2018 as our second Innventure Company. The technology was acquired from P&G, who conducted extensive R&D and customer testing using iconic brands such as Dawn, Old Spice and Olay as part of a multi-year consumer research plan. AeroFlexx acquired sole exclusive rights to commercialize the technology globally, across all categories and with any partner, including any P&G direct competitors without restriction.
Current Status
AeroFlexx is in the early stages of operations and is beginning to ramp up commercial production capabilities. AeroFlexx's first commercial line has been installed with a design nameplate capacity of up to 50 million units per year. AeroFlexx is currently in the process of securing off-take agreements with partners wanting to harness first mover advantage with a superior packaging format.
In late 2023, AeroFlexx installed and commissioned its second converter, and the first to utilize recyclable film, in West Chester, Ohio. AeroFlexx's next converter is projected to be installed and commissioned mid-year 2024. The converting capacity at the West Chester facility is expected to provide a total manufacturing capacity of approximately 100 million packages per year, which is designed to demonstrate the minimum viable manufacturing footprint to achieve a cash flow break-even run rate for the West Chester facility. The current manufacturing footprint installed and on order is projected to be sufficient to meet projected demand through early to mid 2025, with additional capacity expansions being staged to meet customer needs as offtake agreements and customer traction warrants.
Key Strengths
There are several key factors that contribute to the success of AeroFlexx:
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Innovation and Technology: revolutionizing liquid packaging by delivering the best attributes of flexibles (less plastic, reduced shipping) and rigids bottles (retains shape throughout use, controlled dispensing). Our commitment to innovation drives the continuous development of packaging solutions of different sizes and shapes.

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Deliver Superior Packaging: consistently producing high-quality packaging that exceeds industry standards and regulatory requirements. Driving preferred consumer experience that creates significant brand value.

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Supply Chain Integration: turnkey manufacturing offers prospective customers a simplified and scalable supply chain solution. By seamlessly integrating design, manufacturing, and distribution, we believe we can simplify our prospective customers’ operations and provide opportunity to reduce their overall total cost.

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Sustainability and Environmental Responsibility: committed to building sustainable liquid packaging and doing our part for future generations by reducing upfront plastic usage, minimizing energy consumption, eliminating excess packaging materials, reducing waste, and lowering overall emissions.

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Human Capital Expertise: AeroFlexx’s employees are at the heart of everything AeroFlexx does, and the team brings significant tenure and experience within the packaging industry and deep knowledge of developing and manufacturing packaging.

Customer Landscape
AeroFlexx is currently targeting CPG companies that utilize either rigid bottle with caps, pumps, or pouch packaging to deliver their liquid products to consumers.
Growth Strategy
AeroFlexx is leveraging the increasing global demand for more sustainable packaging and offering a package format that offers many features and benefits for branded consumer products, with a new and simplified liquid packaging manufacturing platform. AeroFlexx intends to deploy this platform by having centralized converting operations that are owned and operated by AeroFlexx with strategically located filling machines that are sold and located at or near where liquid products are formulated. We are targeting brands of large, medium, and small consumer products companies. AeroFlexx filling equipment will be sold directly to branded manufacturers or to their co-manufacturing partners that formulate the liquid. We produce the flat paks via our converting machines and will either partner with co-manufacturers to deliver filled and final packages to brands or sell the flat paks directly to the CPG companies to be filled on the AeroFlexx filling equipment.
Initially, AeroFlexx is working to build and sell everything our base West Chester, Ohio operating facility capacity can produce. We then plan to build additional converting capacity around the world localized to our customer base to service future customers with brand specific flat paks. R&D continues to innovate additional pak shapes and sizes along with enhancements to filling equipment and converting machines. AeroFlexx can also build additional internal filling capacity to satisfy customer demand for new product launches, production, business continuity, etc. Joint venture and joint development opportunities are being explored in specific geographic markets to accelerate customer adoption of the AeroFlexx liquid packaging platform on a global basis.
Competition
AeroFlexx competes directly with different package format options that CPG companies can choose for their specific liquid product that is sold to consumers. These package formats include, but may not be limited to, rigid, stand cap, or pouch packaging. Some of these package formats may also incorporate some type of air chamber as an added feature.
Intellectual Property
AeroFlexx is commercializing a liquid packaging technology that was initially developed by P&G. P&G granted AeroFlexx a worldwide license under an Amended and Restated Patent and Know-How License Agreement dated October 25, 2021, between P&G and AeroFlexx for a proprietary flexible package using an air frame and an integrated valve or closure, along with methods of manufacturing. AeroFlexx has developed and owns intellectual property for trademarks and in improvements solely developed by AeroFlexx to the package around materials and recyclability, and those improvements are in the form of AeroFlexx trade secrets and issued and pending patents.
AeroFlexx Leadership
The AeroFlexx leadership team has functional area experience in Fortune 500, venture backed start-ups and consumer goods packaging companies.
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Andrew Meyer is the Chairman and CEO with over 22 years of extensive experience in both large MNCs and entrepreneurial environments, having spent the last 15 years within four different venture-backed technology startups that included value-add exits such as an IPO and a trade sale to a strategic partner.

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Cedric D’Souza is the Chief Technology Officer. Before AeroFlexx, he was the global beauty care engineering associate director at P&G, where he spearheaded agile teams to create, patent, and deploy new to-the-world production platforms. He has over 28 years of experience, leading culturally diverse organizations and project teams in Asia, Europe, Latin America and North America.

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Veronica Sebald is the VP of Quality Control and has more than 18 years of experience in quality and manufacturing at GE Aerospace and Toyota Motor Engineering & Manufacturing North America, Inc. She is a certified Six Sigma Black Belt.

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Jim Traut is the VP of Finance and Accounting and worked for The Kraft Heinz Company for 24 years in various global strategy, accounting, risk, control, audit, due diligence, and ethics leadership roles. He began his career at KPMG International Limited. Before joining AeroFlexx, he co-founded and served as CEO of a cloud-based motion graphics video production start-up.

•	Kristen Lewis is the Marketing Director and brings more than 15 years of professional business experience to her role, including VP, Senior Marketing for Fifth Third Bancorp.
The AeroFlexx Board of Directors consists of the following members:
•	Andy Meyer, Chairman, Chief Executive Officer, AeroFlexx
•	James O. Donnally
•	Greg Wasson, Co-Founder and Co-President, Wasson Enterprise
•	Gregory W. (Bill) Haskell, Chief Executive Office, Innventure
Accelsius
Overview
Accelsius seeks to provide a direct-to-chip liquid cooling solution for servers (and other computing devices) in data centers and edge computing locations. Accelsius aims to exploit three powerful industry trends that it believes are converging:
1.
an exponential predicted increase in the thermal footprint, or thermal design power (“TDP”), of server and GPU chipsets which are now beginning to exceed the capability of the incumbent refrigerated-air cooling systems;

2.	increased and unpredictable global energy costs; and
3.	an increased level of commitment to environmental sustainability, including from C-suites and corporate management teams.
Reducing data center power usage is a significant opportunity to meet public ESG commitments, but the predicted increase in TDP of future servers will make this extremely challenging.
Accelsius has developed NeuCool, a direct-to-chip liquid cooling solution using a scalable closed loop two phase system with a dielectric coolant, as shown below. Liquid coolant enters an evaporator plate that is installed directly on a CPU or GPU. Heat generated by the operation of the CPU or GPU causes the liquid coolant to boil, extracting energy and generating vapor that flows away from the evaporator plate through tubing to a separate condenser, where energy is extracted and coolant vapor returns to a liquid state. The liquid coolant is pumped back through common tubing, returning to the evaporator plate and starting the process again.
Transformative Technology Solution

For typical data center applications, two CPUs are installed on a single server and several dozen servers are installed per rack. The image below shows two NeuCool evaporators installed on an example server. The blue tubes indicate where liquid coolant flows into the evaporators, and the red tubes indicate where vapor flows out of the evaporators.

Depiction of NeuCool Installation on Example Server Sled

Market Opportunity
Approximately 3% of the world’s power is consumed by data centers, of which 40% is used for cooling. The global data center cooling market was $15.7 billion in 2022 and is expected to grow at a 17.1% compound annual rate growth (“CAGR”) to over $56 billion in 2030. Of this, the data center liquid cooling market is projected to grow at a 24.4% CAGR from $2.6 billion in 2023 to $7.8 billion in 2028. However, it is not just data center servers that would benefit from new cooling technologies. Other markets include edge computing and power electronics across a number of industry verticals, such as construction, healthcare and hospitals, manufacturing, media and entertainment, retail and wholesale and transportation and logistics. Edge computing is being driven by data gravity, i.e., the need to do processing as close as possible to where the data is generated. As datasets become exponentially larger, cost and latency issues drive a need for computing power in edge locations (e.g., in cell phone towers). The market intelligence firm 451 Group predicts that over 556,000 organizations globally will use Edge IaaS by 2027. Based on their prediction, we estimate that two million servers will be installed in edge locations annually by 2027. Because edge installations are often poorly suited for traditional refrigerated-air cooling, we believe liquid air cooling may be the most cost-effective and sustainable option.
In addition to energy costs, traditional cooling systems use a considerable amount of water. As an example, ChatGPT can use upwards of 0.5L of water for as little as 50 prompts. The newest cell phones require faster networks, smart technology is connecting all aspects of our lives, and AI is being used at unprecedented levels. Current cooling technologies struggle with the rising heat densities associated with the processors to support these applications. For example,
•	Components: Increased software stack (including AI) require higher performance processors which increase heat dissipation.
•	Equipment: More powerful servers, routers, switches, cell tower base stations, and other computing equipment require improved system level cooling.
•	Systems: Denser racks of equipment are dissipating more heat per unit area.
•	Facilities: Heat management capacity of data center and telecom facilities are pushing the limits of current air cooling technologies.
•	Growth: There are currently 4.1 GW of new data centers planned.

Sustainability Benefits
We believe Accelsius will allow its clients to meet their sustainability needs while providing a more affordable option. We also believe that, by adopting Accelsius cooling solutions, clients can more efficiently use their resources, capital, space, energy, and water. Direct-to-chip cooling offers large savings compared to air cooling in full scale deployments, specifically including:
•	TCO savings: Cooling accounts for approximately 40% of a data center’s energy consumption.
•
Space Savings: Accelsius allows data centers to densify, increasing the number of servers per rack, increasing the number of racks per unit area of data center, and increasing revenue for a given data center footprint and reducing costs as less space is used.

•	Energy Savings: Eliminates air conditioning needs and costs associated with legacy air-cooling systems.
•	Water Savings: Potential to eliminate water use in cooling system.
Value to Clients
The Accelsius solution allows clients to align data center operations with sustainability goals and increasingly competitive commercial requirements:
•
Enables the adoption of high wattage processors. The American Society of Heating, Refrigerating and Air-Conditioning Engineers (ASHRAE) recently suggested that the exponential increase of CPU and GPU wattages is expected to soon exceed the capacity of most existing air cooling systems.

•
Dramatically improves density in the data center. With Accelsius’s technology, air heat syncs are not required, allowing more processing power in each server. Racks no longer must be depopulated to allow air flow, nor are cold and hot aisles needed.

•
Allows more power to be allocated to computing rather than cooling. An average data center allocates around 40% of their power to cooling and other overhead. When power used for cooling is reduced, more incoming power for data centers can be used for computing tasks, and data center capacity can be increased dramatically. We estimate that we can reduce the power allocated to cooling by around 49%.

•
Is compatible with legacy infrastructure. Although new data center builds will prioritize liquid cooling, brownfield sites are still actively introducing AI / ML and other dense workloads. Accelsius technology can fit in a standard rack and connect to existing facility water loops.

•
Heat removal head room. We believe Accelsius technology will be designed to support not just this generation of processors, but many more to come. Standard CPU power consumption is expected to exceed 600 W and standard GPU power consumption is expected to exceed 700 W by 2025, with high performance GPUs reaching 1000 watts in the same timeframe. Based on the recent trajectory of increasing CPU and GPU power consumption, we believe there is a high likelihood that chips may reach temperatures of up to 2500 watts in the near future. The ability to cool these power processors helps protect the investment in Accelsius’s NeuCool technology.

History
The basic two-phase cooling technology underpinning NeuCool was developed at Nokia Bell Labs over a three-year period from 2019 to 2022. Innventure formed Accelsius in May 2022. Accelsius and Nokia executed a Patent Purchase Agreement dated May 27, 2022, and Technology License and Know-How Agreement dated May 27, 2022, to transfer the two-phase cooling technology from Nokia to Accelsius. Subsequently, Accelsius has significantly improved the technology to enhance its thermal cooling effectiveness and productized the solution to make it more suitable for high volume production.
Current Status
Accelsius is an early-stage company that is just beginning revenue-generating operations. Accelsius has been focused on developing and commercializing data center cooling products since its inception in 2022 and has delivered customer proof-of-concept pilots in Q2 2024. Since obtaining the two-phase cooling technology from Nokia Bell Labs in 2022, Accelsius has implemented development and applications testing capabilities at its headquarters in

Austin, TX. Accelsius has produced initial NeuCool product prototypes and further refined the product, including a Design-for- Manufacturing (DFM) version in late 2023. Accelsius has also built in-house fabrication capabilities for key heat transfer components and set up manufacturing and supply chain infrastructure designed to deliver full NeuCool thermal management systems to early customers by mid-2024. Current manufacturing assets and supply chain infrastructure are anticipated to support market demand through early 2025, and additional capacity expansions will be staged to meet customer needs as demand is expected to grow in 2025.
Key Strengths
In addition to leading thermal cooling capability—as indicated by lowest thermal resistance of any competitive form of liquid cooling (shown below)—we believe Accelsius delivers on (1) product reliability at scale, (2) serviceability and ease of retrofit in existing data centers, (3) availability through supply chain robustness and (4) ease of doing business. The team we have assembled are experts in these areas.

Thermal Resistance Comparison

Two-Phase D2C
Single-Phase D2C (Water)*
Two-Phase Immersion
Air
Single-Phase Immersion
0
0.02
0.04
0.06
0.08
0.1
0.12
0.14
0.16
Watts/°C

Customer Landscape
Accelsius has developed a robust pipeline of prospects ranging from server original equipment manufacturers (“OEMs”), and prospects for early adoption include those with strength in scientific computing architectures with increasing demand for AI/ML computing loads.
Growth Strategy
Our go-to-market is through partnerships. We are in active discussions with multiple ecosystem partners across the technology space. Accelsius will deliver kitted NeuCool cooling systems for inclusion in ecosystem partner server deployments. Specific components of the NeuCool systems are designed to work with standard CPUs and GPUs and will be common across all kits; other components will be customized to match specific server designs for each partner.
Accelsius has signed revenue-generating non-binding memorandums of understanding, as well as associated master service agreements and value-added reseller agreements, (collectively, the “MOUs”) with several third parties with whom it will deploy NeuCool thermal management systems to operating data centers by mid-2024. These third parties include hardware equipment original equipment manufacturers (OEMs), value-added resellers, and data center operators, all of whom Accelsius believes represent key customers across the data center and telecom industries. Accelsius’ existing MOUs are designed to facilitate the qualification, evaluation, and implementation of the Accelsius NeuCool technology within defined data centers, racks, and servers. These MOUs outline an implementation process consisting of four phases: assessment, initial deployment, scaled deployment, and ongoing service. Under the existing MOUs, Accelsius is engaging in a collaborative evaluation of project needs and technical fit, taking into consideration system requirements, existing/planned infrastructure, and both present and future customer objectives. Accelsius will use these initial evaluations to develop implementation proposals for the designated projects. If these proposals are accepted, Accelsius and the customers intend to enter into binding agreements governing the initial deployment and evaluation of NeuCool technology in designated facilities. Accelsius anticipates that these initial field deployments will yield firm sales contracts from each customer in the second half of 2024.
Competition
The potential size and high growth of the liquid cooling market has attracted several startup competitors across different liquid cooling technologies such as immersion and direct-to-chip water cooling. Traditional air cooling technologies suffer from limitations and operational issues, including complexity of design and insufficient capability to meet increasing power demands and heat dissipation requirements. These limitations require end users to consider costs associated with cooling capacity, efficiency, power savings/consumption, and other variables. We summarize below some of the operational issues faced by competitive liquid cooling technologies based on that user feedback:
Single Phase Immersion:
•	Expensive (~$100,000 per tank) and with limited thermal headroom (< 50 KW);
•	Requires modification (re-layout) of server internals for liquid flow and server warranty is usually void;
•	Servicing requires removal of servers from sealed liquid cooling baths and is time consuming and expensive;
•	Forklift upgrade of existing rack infrastructure and inefficient use of real estate; and
•	Leading competitors include LiquidStack, Green Revolution Cooling, and TMGCore.
Two Phase Immersion: In addition to the issues outline above, two phase immersion is also:
•	Very expensive (~$175,000 per tank);
•	Vapor can get trapped in the servers causing localized hot spots;
•	Very few pilot implementations are expanded on because “no one wants tanks full of perfluoroalkyl and polyfluoroalkyl substances coolant in the data center;” and
•	Leading competitors include LiquidStack, TMGCore and Submer.
Single Phase Direct-to-Chip (e.g., water):
•
Water leaks that can cause catastrophic failure in servers and are the most significant risk. Users state that water leaks around electronic components have occurred and destroyed the servers: “Not a question of ‘if’ it will leak, but ‘when’ it will leak,”;

•	Bio-fouling (biofilm build up) within pipes and cold plates is a concern;
•	Cooling higher thermal densities requires large pumps and high pressure/flow rate of water (increasing chance of leaks & electricity use); and
•	Leading competitors include CoolIT Systems and STULZ.
Accelsius is well positioned because we believe it (i) uses the most thermally capable liquid cooling technology (two phase direct-to-chip) and (ii) is the most robust. Compared to other solutions, the Accelsius two phase direct-to-chip cooling solution is designed to provide high heat transfer capabilities in an easy-to-install form configured to work equally well with greenfield data center deployments and retrofits of servers in existing data centers. The Accelsius NeuCool solution does not use water as the working fluid, so no water ever comes in contact with critical, high value electronic components, and our solution is designed to be field serviceable. Accelsius designed in features that allow data center technicians to swap and service components using industry standard practices. Accelsius’ two phase direct-to-chip liquid cooling technology is an effective alternative to the limitations posed by other liquid cooling technologies.
Intellectual Property
Accelsius has developed a comprehensive IP strategy initially built around five filed patent applications and one granted patent, with several improvements and new inventions moving through the patent application process. Accelsius is also using trade secrets to protect certain aspects of the technology solution and manufacturing process.

Accelsius Leadership
The Accelsius leadership team has extensive experience in technology, data centers and thermal management. In addition, our leadership team has a depth of experience working in large MNCs as well as smaller entrepreneurial companies and startups.
•
Josh Claman is the CEO with over 35 years of extensive experience in both large MNCs and startup companies in the technology sector. Claman spent over six years at technology startup companies, 16 years at NCR Corporation, and nearly 10 years leading multibillion dollar businesses for Dell Technologies, Inc.

•
Dr. Richard Bonner is the CTO and brings over 18 years of experience as a heat transfer researcher and advanced thermal product developer. Dr. Bonner holds an MS and PhD in Chemical Engineering from Lehigh University and is a recognized expert in two-phase cooling and thermal issues as they relate to the energy-water nexus.

•
Matt Cruce is Chief Supply Chain Officer with over 15 years of experience building and managing supply chains in large MNCs, including Dell Technologies, Inc., Lockheed Martin Corporation, and Rolls-Royce Holdings plc.

•
Robert Wehmeyer is the VP of Finance and held senior finance roles at National Instruments Corporation for 12 years and at Dell Technologies, Inc. for 19 years. He also began his career in finance and audit roles at Westinghouse Motor Company and Arthur Andersen LLP.

•
Jeff Taus is the VP of Engineering with over 25 years of experience in product design and development in the technology sector. He spent nearly 20 years at Dell Technologies, Inc. and four years at Jabil Inc.

The Accelsius Board of Directors consists of the following members:
•	Gregory W. (Bill) Haskell, Chairman, Chief Executive Officer and Manager, Innventure
•	Josh Claman, Chief Executive Officer, Accelsius
•	Dr. William Grieco, Chief Technology Officer, Innventure
•	John Hewitt, Chief Executive Officer, Robertshaw Controls
•	Colin Scott, Head of DownSelect, Innventure
Legal Proceedings
Innventure (including AeroFlexx and Accelsius) is currently not a party to or subject to any material legal proceedings. Innventure may from time to time become a party to various legal proceedings arising in the ordinary course of its business, which could have a material adverse effect on its business, financial condition or results of operations. Regardless of outcome, litigation or other legal proceedings could adversely impact Innventure’s business due to defense and settlement costs, diversion of management resources and other factors.
Other than as described below, none of Innventure’s directors or executive officers have been involved in any legal proceedings required to be disclosed pursuant to Item 401(f) of Regulation S-K.
In September 2018, the SEC entered an administrative order consensually resolving an investigation into forward-looking financial goals and related disclosures by Mr. Wasson’s former employer, Walgreen Co. (“Walgreens”). The order settled the SEC’s investigation into various allegedly misleading statements made by or on behalf of Walgreens, including statements made by Mr. Wasson in his capacity as an executive officer of Walgreens, relating to its ability to achieve certain financial goals associated with its then-anticipated merger with Alliance Boots GmbH. Without admitting or denying any of the SEC’s findings, Walgreens, Mr. Wasson and the company’s former chief financial officer each consented to the entry of an SEC order finding that they violated a federal antifraud provision and each agreed to cease and desist from any future violations of such provision. The order also required the payment of specified penalties, including a payment of $160,000 by Mr. Wasson.

MANAGEMENT’S DISCUSSION AND
ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF INNVENTURE
Unless the context otherwise requires, references in this section to “we”, “us”, “our” and “the Company” refer to the business and operations of Innventure and its consolidated subsidiaries prior to the Business Combination, which will be the business of Holdco and its subsidiaries following the consummation of the Business Combination. Unless otherwise indicated, all dollar amounts (“$”) are expressed in thousands.
The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and related notes and other information included elsewhere in this proxy statement/consent solicitation statement/prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from such forward-looking statements. Factors that could cause or contribute to those differences include, but are not limited to, those identified below in this section and those discussed in the sections titled “Risk Factors” and “Cautionary Statement Regarding Forward–Looking Statements” included elsewhere in this proxy statement/consent solicitation statement/prospectus. Additionally, our historical results are not necessarily indicative of the results that may be expected for any period in the future.
Overview
Innventure founds, funds, and operates companies with a focus on transformative, sustainable technology solutions acquired or licensed from MNCs. We are owner-operators who take what we believe to be breakthrough technologies from early evaluation to scaled commercialization utilizing an approach designed to help mitigate risk as we build disruptive companies that we believe have the potential to achieve a target enterprise value of at least $1 billion. When we say “disruptive,” we mean innovations that, in our opinion, have the ability to significantly change the way businesses, industries, markets, and/or consumers operate. We have launched three such companies since inception: PureCycle in late 2015 (technology sourced from P&G), AeroFlexx in 2018 (technology sourced from P&G), and Accelsius in 2022 (technology sourced from Nokia). PureCycle became a publicly traded company in 2021 and, as of March 31, 2024, Innventure owns less than 2% of PureCycle.
Innventure’s approach to identifying and commercializing disruptive technology opportunities has a multi-decade history and is designed to help mitigate the risks associated with building start-up businesses by sourcing technology from MNCs. One important part of our approach is our existing and ongoing collaboration with MNCs. These relationships give us access to disruptive opportunities, a combination of thoroughly researched and well-protected technology solutions that potentially satisfy unmet market needs, along with market data and customer insights unavailable to most new ventures.
We use our systematic, repeatable DownSelect process to analyze each opportunity across a range of key success factors, including: (1) the disruptive potential, (2) the likelihood for accelerated early adoption driven by economic value creation, (3) the potential to materially address sustainability issues and drive economic value for B2B customers, (4) the ability to create sustainable competitive advantages, (5) the projected ability to generate rapid, sizable financial returns and (6) the potential to create target enterprise value of at least $1 billion. DownSelect uses the proprietary MNC market and customer data along with our own rigorous analytics to assess each opportunity and seeks opportunities for the MNC to help accelerate early market adoption by becoming early customers or offering channel access.
When an opportunity satisfies our DownSelect criteria, we seek to acquire or license the MNC technology solution and use the initial business plans developed during our DownSelect process as the basis to launch a new “Innventure Company” with funding from our balance sheet. From an investor perspective, this model is intended to bring founder shares of a company with a target enterprise value of at least $1 billion onto the Innventure balance sheet, which we believe can provide excellent potential returns for Innventure shareholders as described in more detail in this section.
Historically, and prior to the Business Combination, the Innventure model has targeted exits for our new companies at 5-7 years after inception through a sale, initial public offering or merger, including a merger with a special purpose acquisition company. We now believe this approach can result in exiting companies prior to their maximum shareholder value.
As we continue to advance the Innventure model, we are moving to an approach designed to allow us to build and hold companies, generating positive cash flows of one or more majority-owned new Innventure Companies and potentially maximizing value for investors and other stakeholders. As part of the new “Disruptive Conglomerate Model,” as described in more detail below, Innventure intends to retain majority (or sole) ownership. We believe that holding companies allows those companies to mature further and gives us the opportunity to derive greater value from those companies over the long term. While a sale or other disposition of one or more of our companies could occur in the future, exit transactions are not expected to be a factor in the business plans for Innventure Companies. We are currently deploying this advanced approach with Accelsius, and we will continue to deploy it following the Business Combination.
Segments
Based on the allocation of resources and assessment of financial performance by our Chief Executive Officer (who has been determined to be our Chief Operating Decision Maker), we have identified two reportable segments: (i) Corporate and (ii) Technology.
Components of Results of Operations
Revenue
We generate two types of revenue: (i) Management fee income - related parties and (ii) Consulting revenue.
Management fee income is related to revenue earned from the investment management services provided to the ESG Fund and management services provided to AeroFlexx. The ESG Fund was formed to make venture capital investments in and contribute capital to the Innventure Companies and new Innventure companies. Pursuant to a management services agreement with the ESG Fund, Innventure earns management fees for providing investment management services to the ESG Fund, which include administrative, finance and accounting services, and other back-office functions for the ESG Fund. Management fee income is a percentage of the contributed capital pursuant to the contractual terms of the management services agreement.
Consulting revenue includes revenue generated from investigative analysis, due diligence and opportunity assessment services provided to third-party customers. Consulting revenue is recognized as the services are provided to the customer as we complete our relevant analysis or deliverables for the customer.
General and administrative
General and administrative expense includes costs related to occupancy, travel and entertainment, communications and information services, insurance and other general items related directly to our operations. These expenses are net of amounts incurred on behalf of the ESG Fund investors and other related parties in which we have determined we are an agent in the transaction. General and administrative expense reflects costs incurred on behalf of the ESG Fund in which we have determined it is an obligation of ours or those costs which have exceeded the reimbursement cap for fees incurred related to legal and accounting expenses of $800.
Sales and marketing
Sales and marketing expense includes costs related to advertising, website expenses, communications, branding and other marketing related expenses.
Research and development
Research and development (“R&D”) expense includes consulting, lab equipment and servers, and supplies and material samples related to development of our cooling technology.
R&D expense also includes our acquisition of in-process R&D consisting of various patents held by an unrelated third-party and access to the aforementioned third-party’s unpublished R&D, unpatented inventions, and other intellectual property relating to the development of our cooling technology.
Interest expense, net
Interest expense primarily consists of interest incurred on our financing obligations and outstanding loans.
Net gain on investments
Net (loss) gain on investments relates to the mark-to-market of the PCT stock that are held by us on behalf of the Innventure PCTA unitholders as well as the impact of the distribution of PCT stock per the direction of the PCTA unitholders and releases the unrealized change in fair value of the PCT stock.

Net loss on investments – due to related parties
Net (loss) gain on investments due to related party are the PCT stock liabilities due to related parties that are marked-to-market.
Change in fair value of embedded derivative liability
We determined that certain features under the Accelsius convertible promissory note required bifurcation from the debt host agreement in accordance with ASC 815, “Derivatives and Hedging.” Accordingly, we recognized a derivative liability at fair value for this instrument in our consolidated balance sheets and adjusted the carrying value of the liability to fair value at each reporting period until the option underlying the instrument was exercised or expired. The changes in fair value were assessed quarterly and recorded in our consolidated statements of operations and comprehensive loss.
Equity method investment gain
Equity method investment (loss) gain represents our approximately 31% interest in AeroFlexx as of March 31, 2024 that is accounted for under the equity method, in addition to our approximately 5% interest in the ESG Fund.
Loss on conversion of promissory notes
Conversion of promissory notes (loss) due to extinguishment represents the (loss) or gain resulting on the conversion of promissory notes to equity instruments by comparing the fair value of shares issued in exchange for the carrying value of the extinguished debt and related embedded derivative.
Other loss
Other loss primarily consists of realized loss on warrant modification which represents a modification expense realized in connection with the exchange of certain option warrant holders’ warrants for new warrants.
Loss attributable to non-controlling interest
We have a controlling interest in Accelsius and, therefore, we consolidate Accelsius’ operating results for financial statement purposes. Net income attributable to non-controlling interest represents the portion of net income attributable to the non-controlling Accelsius members.

Results of Operations for the Three Months Ended March 31, 2024 and 2023 (in thousands, except as otherwise noted) (Unaudited)
The following table provides our consolidated operating results for the periods indicated and percentage of revenue for each line item.
	Three Months Ended March 31,
	2024		2023		Change
($ in thousands)	($)	(%)	($)	(%)	($)	(%)
Revenue
Management fee income - related parties	$224	100.0%	$220	100.0%	$4	1.8%
Total Revenue	224	100.0%	220	100.0%	4	1.8%

Operating Expenses
General and administrative	7,904	3,528.6%	2,939	1,335.9%	4,965	168.9%
Sales and marketing	1,183	528.1%	554	251.8%	629	113.5%
Research and development	1,669	745.1%	772	350.9%	897	116.2%
Total Operating Expenses	10,756	4,801.8%	4,265	1,938.6%	6,491	152.2%
Loss from Operations	(10,532)	(4,701.8)%	(4,045)	(1,838.6)%	(6,487)	160.4%

Non-operating (Expense) and Income
Interest expense, net	(405)	(180.8)%	(211)	(95.9)%	(194)	91.9%
Net gain on investments	5,189	2,316.5%	598	271.8%	4,591	767.7%
Net loss on investments – due to related parties	(186)	(83.0)%	(21)	(9.5)%	(165)	785.7%
Change in fair value of embedded derivative liability	(478)	(213.4)%	82	37.3%	(560)	(682.9)%
Equity method investment gain	5	2.2%	1	0.5%	4	400.0%
Loss on conversion of promissory notes	(1,119)	(499.6)%	—	—%	(1,119)	—%
Total Non-operating Income	3,006	1,342.0%	449	204.1%	2,557	569.5%
Income tax expense	—	—%	—	—%	—	nm*
Net Loss	(7,526)	(3,359.8)%	(3,596)	(1,634.5)%	(3,930)	109.3%
Less: Loss attributable to non-controlling interest	(2,307)	(1,029.9)%	(23)	(10.5)%	(2,284)	9,930.4%
Net Loss Attributable to Innventure LLC Unitholders	$(5,219)	(2,329.9)%	$(3,573)	(1,624.1)%	$(1,646)	46.1%
*	not meaningful
Revenue
Revenue, which was comprised solely of management fees charged to a related party was $224 for the three months ended March 31, 2024, was relatively flat as compared to $220 for the three months ended March 31, 2023. There was no consulting revenue generated or carried interest recognized in the quarters ending March 31, 2024 and 2023.
General and Administrative
General and administrative expense was $7,904 for the three months ended March 31, 2024 as compared to $2,939 for the three months ended March 31, 2023, an increase of $4,965, or 168.9%. This increase in expenditure was primarily attributed to an increase in outside services such as professional services, legal fees, and consulting fees as a result of costs related to the Business Combination. The remaining increase in expenditure was due to increased headcount within both the Corporate and Technology segments and an increase in facilities costs within the Technology segment.

Sales and Marketing
Sales and marketing expense was $1,183 for the three months ended March 31, 2024 as compared to $554 for the three months ended March 31, 2023, an increase of $629, or 113.5%. This was primarily due to the increase in the headcount and related compensation costs within the sales and marketing team for the Technology segment. The remaining increase in expenditure was due to an increase in public relations, marketing efforts and events.
Research and Development
Research and Development (“R&D”) expense was $1,669 for the three months ended March 31, 2024 as compared to $772 for the three months ended March 31, 2023, an increase of $897 or 116.2%. This was primarily due to the increase in headcount and the related compensation costs within the R&D team for the Technology segment as well as expenditure related to engineering, lab equipment services and other development expenses incurred to bring the Technology segment in-process technology to market.
Interest Expense, net
Interest expense, net was $405 for the three months ended March 31, 2024 as compared to $211 for the three months ended March 31, 2023, an increase of $194, or 91.9%. This was primarily due to increased interest expense related to the additional $2,000 of convertible notes issued by Accelsius in the second and third quarters of 2023.
Net Gain on Investments
Net gain on investments was $5,189 for the three months ended March 31, 2024 as compared to $598 for the three months ended March 31, 2023, an increase of $4,591, or 767.7%. This was primarily due to an increase in fair value of exchange-traded investments.
Net Loss on Investments - Due to Related Parties
Net loss on investments – due to related parties was $186 for the three months ended March 31, 2024 as compared to $21 for the three months ended March 31, 2023, an increase of $165, or 785.7% which was due to the change in fair value of exchange-traded investments owed to others.
Change in Fair Value of Embedded Derivative Liability
Change in fair value of embedded derivative liability was a loss of $478 for the three months ended March 31, 2024 as compared to a gain of $82 for the three months ended March 31, 2023, a decrease of $560, or 682.9%. This was due to changes in the assumptions used to value the embedded derivative liability associated with the Accelsius convertible notes as well as the additional issuance of Technology segment convertible notes in the second and third quarters of 2023.
Equity Method Investment Gain
Equity method investment gain was $5 for the three months ended March 31, 2024, which was relativity flat as compared to $1 for the three months ended March 31, 2023.
Loss on conversion of promissory notes
Loss on conversion of promissory notes was $1,119 for the three months ended March 31, 2024, as compared to $0 for the three months ended March 31, 2023, an increase of $1,119. This was due to the automatic conversion of promissory notes in the first quarter of 2024 into equity instruments which was treated as an extinguishment thereby generating a loss. There was no equivalent transaction in the prior first quarter of 2023.
Loss Attributable to Non-controlling Interest
Loss attributable to non-controlling interest was $2,307 for the three months ended March 31, 2024, as compared to $23 for the three months ended March 31, 2023, an increase of $2,284, or 9,930.4%. This was due to Accelsius generating approximately $4,233 in additional net loss subject to allocable percentage for the three months ended March 31, 2024 as compared to the three months ended March 31, 2023 as well as an increase in non-controlling interest unitholders.

Results of Operations for the Years Ended December 31, 2023 and 2022 (in thousands, except as otherwise noted)
The following table provides our consolidated operating results for the periods indicated and percentage of revenue for each line item.
	Year Ended December 31,
	2023		2022		Change
($ in thousands)	($)	(%)	($)	(%)	($)	(%)
Revenue
Management fee income - related party	$892	79.9%	$789	83.8%	$103	13.1%
Consulting revenue	225	20.1%	153	16.2%	72	47.1%
Total Revenue	1,117	100.0%	942	100.0%	175	18.6%

Operating Expenses
General and administrative	17,589	1,574.7%	9,011	956.6%	8,578	95.2%
Sales and marketing	3,205	286.9%	1,157	122.8%	2,048	177.0%
Research and development	4,001	358.2%	15,443	1,639.4%	(11,442)	(74.1)%
Total Operating Expenses	24,795	2,219.8%	25,611	2,718.8%	(816)	(3.2)%
Loss from Operations	(23,678)	(2,119.8)%	(24,669)	(2,618.8)%	991	(4.0)%

Non-operating (Expense) and Income
Interest expense, net	(1,224)	(109.6)%	(890)	(94.5)%	(334)	37.5%
Net loss on investments	(6,448)	(577.3)%	(7,196)	(763.9)%	748	(10.4)%
Net gain on investments – due to related parties	232	20.8%	238	25.3%	(6)	(2.5)%
Change in fair value of embedded derivative liability	766	68.6%	(65)	(6.9)%	831	(1,278.5)%
Equity method investment loss	(632)	(56.6)%	(63)	(6.7)%	(569)	903.2%
Other loss	—	—%	(140)	(14.9)%	140	(100.0)%
Total Non-operating Expense	(7,306)	(654.1)%	(8,116)	(861.6)%	810	(10.0)%
Income tax expense	—	—%	—	—%	—	nm*
Net Loss	(30,984)	(2,773.9)%	(32,785)	(3,480.4)%	1,801	(5.5)%
Less: Loss attributable to non-controlling interest	(139)	(12.4)%	(28)	(3.0)%	(111)	396.4%
Net Loss Attributable to Innventure LLC Unitholders	$(30,845)	(2,761.4)%	$(32,757)	(3,477.4)%	$1,912	(5.8)%
*	not meaningful
Revenue
Revenue was $1,117 for the year ended December 31, 2023 as compared to $942 for the year ended December 31, 2022, an increase of $175, or 18.6%. This was primarily due to $225 of non-recurring consulting revenue generated from services to certain third parties, in addition to a new management services agreement with AeroFlexx that was entered into during 2023. Revenue was only generated by our Corporate segment.
General and Administrative
General and administrative expense was $17,589 for the year ended December 31, 2023 as compared to $9,011 for the year ended December 31, 2022, an increase of $8,578, or 95.2%, with $5,681 related primarily to professional service fees incurred in connection with the Business Combination. The remaining increase in expenditures was due to increase in headcount for the startup of the Accelsius business as well as professional service fees, legal fees, and facility costs for Accelsius.

Sales and Marketing
Sales and marketing expense was $3,205 for the year ended December 31, 2023 as compared to $1,157 for the year ended December 31, 2022, an increase of $2,048, or 177.0%, with approximately half of the increase related to an increase in headcount within the sales and marketing team for Accelsius. The remaining increase in expenditures was due to facility and outside marketing services costs related to Accelsius.
Research and Development
R&D expense was $4,001 for the year ended December 31, 2023 as compared to $15,443 for the year ended December 31, 2022, a decrease of $11,442 or 74.1%. R&D expenses for the year ended 2022 included $14,350 of costs incurred relating to the to the acquisition of in-process R&D in an asset acquisition.
Interest Expense, net
Interest expense was $1,224 for the year ended December 31, 2023 as compared to $890 for the year ended December 31, 2022, an increase of $334, or 37.5%, which was primarily driven by additional interest on the convertible note with the ESG Fund, partially offset by a reduction of debt to the Series 2 noteholders.
Net Loss on Investments
Net loss on investments was $6,448 for the year ended December 31, 2023 as compared to $7,196 for the year ended December 31, 2022, a decrease of $748, or 10.4%. This was due to a greater decrease in the share price of PCT common stock during 2022 relative to 2023. Additionally, we held less shares of PCT common stock during 2023 relative to 2022, resulting in a lower net change in unrealized appreciation on investments. This was partially offset by our realized gain on distribution of investments due to the volume of PCTA units distributed in 2023 relative to 2022.
Net Gain on Investments – Due to Related Parties
Net gain on investments due to related party was $232 for the year ended December 31, 2023, which was relatively flat as compared to $238 for the year ended December 31, 2022.
Change in Fair Value of Embedded Derivative Liability
Change in fair value of embedded derivative liability was $766 for the year ended December 31, 2023 as compared to an unrecognized loss of $65 for the year ended December 31, 2022, which represented the embedded feature bifurcated as part of Accelsius’ convertible note.
Equity Method Investment Loss
Equity method investment loss was $632 for the year ended December 31, 2023 as compared to $63 for the year ended December 31, 2022, an increase of $569, or 903.2%. The loss of $632 recognized represented a non-recurring allocated loss from the ESG Fund of $202 and a non-recurring allocated loss from investment in AeroFlexx of $430.
Other Loss
Other loss consists of a realized loss on warrant modification which was $0 for the year ended December 31, 2023 as compared to $140 for the year ended December 31, 2022. This was related to the warrant modification in 2022, whereby certain warrant holders exchanged their old warrants for new warrants, resulting in a realized loss.
Loss Attributable to Non-controlling Interest
Loss attributable to non-controlling interest was $139 for the year ended December 31, 2023, as compared to $28 for the year ended December 31, 2022, an increase of $111, or 396.4%. This was due to the increase in Accelsius loss subject to allocable percentage during the year ended December, 31 2023 as compared to the year ended December 31, 2022.

Liquidity and Capital Resources (in thousands, except as otherwise noted)
Sources of Liquidity
In assessing liquidity, we monitor and analyze cash on-hand and operating expenditure commitments. Our liquidity needs are to meet working capital requirements and operating expense obligations. To date, and prior to the proposed Business Combination, we have financed our operations primarily through cash flows from investing and financing activities. Prior to the proposed Business Combination, we also intend to sell or distribute all of our shares of PCT common stock upon the earlier of (i) a request by relevant regulatory authorities or (ii) the effective date of the registration statement of which this proxy statement/consent solicitation statement/prospectus forms a part, excluding any shares then remaining subject to contractual lock-up restrictions. In the event that we elect to distribute such shares of PCT common stock, we would not expect to receive any consideration for such distributions.
The following is a summary of the components of our current liquidity:
	March 31, 2024	December 31, 2023
Cash and cash equivalents	$2,157	$2,475
Restricted cash	—	100
Working capital	(3,410)	(2,504)
Accumulated deficit	$(73,918)	$(64,284)
Our future liquidity requirements will depend on many factors, including funding required by our Operating Companies, funding needed to support other business opportunities and expenditures, and funding for working capital and general corporate purposes. Based on current projections, we believe we and our Operating Companies will require approximately $25 million to meet our and our Operating Companies’ liquidity requirements for the 12 months after the completion of the Business Combination.
We expect to satisfy our liquidity requirements following the Business Combination through cash on hand, cash generated from the operations of our Operating Companies, and available cash remaining in the Trust Account (minimum amount of $8,389), the SEPA with Yorkville (maximum amount of $75,000), as well as additional financings completed by Holdco, Learn CW, or Innventure and its Operating Companies prior to or following the Business Combination. During the three months ended March 31, 2024, the Corporate and Technology segments raised approximately $7,631 and $3,855, respectively of additional capital financing. Also during the three months ended March 31, 2024, the 8% convertible promissory notes (the “2025 Notes”) were converted to capital of the Technology segment. As a result, convertible notes with a carrying value of $4,182 as of the conversion date and derivative liabilities with a carrying value of $2,472 as of the conversion date were extinguished.
Cash Flows
Cash flows associated with operating, investing, and financing activities for the three months ended March 31, 2024 and March 31, 2023 are summarized as follows:
	Three Months Ended March 31,		Change
($ in thousands)	2024	2023	Amount	Change
Net Cash Used in Operating Activities	$(7,397)	$(3,400)	$(4,024)	117.6%
Net Cash Used in Investing Activities	(3,180)	(16)	(3,164)	19,793.2%
Net Cash Provided by Financing Activities	10,159	809	9,350	1,156.4%
Net Decrease in Cash and Cash Equivalents	$(418)	$(2,607)	$2,189	(84.0)%
Cash flows associated with operating, investing, and financing activities for the years ended December 31, 2023 and December 31, 2022 are summarized as follows:
	Year Ended December 31,		Change
($ in thousands)	2023	2022	Amount	Change
Net Cash Used in Operating Activities	$(19,476)	$(9,950)	$(9,526)	95.7%
Net Cash (Used in) Provided by Investing Activities	(4,667)	1,483	(6,150)	(414.7)%
Net Cash Provided by Financing Activities	19,174	11,672	7,502	64.3%
Net (decrease) / increase in cash and cash equivalents	$(4,969)	$3,205	$(8,174)	(255.0)%

Net Cash Used in Operating Activities
Cash flows used in operating activities were $7,397 for the three months ended March 31, 2024 as compared to $3,400 for the three months ended March 31, 2023, an increase of $3,997, or 117.6%. The increase is primarily related to changes in the fair value of our investments and other financial instruments.
Cash flows used in operating activities were $19,476 for the year ended December 31, 2023 as compared to $9,950 for the year ended December 31, 2022. The increase to net cash used by operating activities is primarily related to the additional costs incurred in connection with the Business Combination.
Net Cash (Used in) Provided by Investing Activities
Cash flows used in investing activities were $3,180 for the three months ended March 31, 2024 as compared to cash flows used in investing activities of $16 for the three months ended March 31, 2023, an increase of $3,164 or 19,793.2%. The increase is primarily related to loans to an equity method investee and acquisitions of property, plant and equipment.
Cash flows used in investing activities were $4,667 for the year ended December 31, 2023 as compared to cash flows provided by investing activities of $1,483 for the year ended December 31, 2022. The change is primarily related to the investment of additional equity in an equity method investee as well as the acquisition of property, plant and equipment, partially offset by a receipt of a distribution received from an equity method investee.
Net Cash Provided by Financing Activities
Cash flows provided by financing activities were $10,159 for the three months ended March 31, 2024 as compared to $809 for the three months ended March 31, 2023, an increase of $9,350 or 1,156.4%. The increase is primarily related proceeds from issuance of capital, partially offset by increased repayment of debt.
Cash flows provided by financing activities were $19,174 for the year ended December 31, 2023 as compared to $11,672 for the year ended December 31, 2022. The increase to net cash provided by financing activities primarily relates to proceeds from the issuance of our equity.
Indebtedness
Refer to Note 5 “Borrowings” to our condensed consolidated financial statements for the three months ended March 31, 2024 included elsewhere in this proxy statement/consent solicitation statement/prospectus for a discussion of our indebtedness.
In combination with the capital raises and in order to finance continued operations and transaction costs, the Company converted $420 of Series 1 Promissory Notes into Class B Preferred Units as detailed in the condensed consolidated financial statements for the three months ended March 31, 2024. Furthermore, the Company extended eligible Series 1 Promissory Notes with an aggregate outstanding principal of $422 for an additional 12-month period with an average increase to the related interest rate of 3%.
Contractual Obligations
The following table presents a summary of our contractual obligations, including payments due by period, as of March 31, 2024:
($ in thousands)	2024	2025	2026	2027	2028	Thereafter	Total
Operating lease	89	92	94	73	—	—	348
Debt obligations	1,883	422	—	—	—	—	2,305
Total	1,972	514	94	73	—	—	2,653

Going Concern
We have experienced recurring losses from operations and negative cash flows from operating activities. In addition, we had, and may potentially continue to have, an ongoing need to raise additional cash from outside sources to fund our growth plans and related operations. We believe the successful transition to attaining profitable operations is dependent upon achieving a level of revenues adequate to support our cost structure. In connection with our assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that these conditions raise substantial doubt about our ability to continue as a going concern within one year after the date that our consolidated financial statements included elsewhere in this proxy statement/consent solicitation statement/prospectus are issued. If we are unable to realize our assets, obtain adequate capital from the Business Combination, the SEPA or otherwise generate sufficient revenues to support our cost structure within the normal operating cycle of a twelve (12) month period, we may have to consider supplementing our available sources of funds through the following sources:
•	other available sources of financing from banks and other financial institutions;
•	capital financing; or
•	financial support from our related parties and shareholders.
We can make no assurances that required financings will be available for the amounts needed, or on terms commercially acceptable to us, if at all. If one or all of these events does not occur or subsequent capital raises are insufficient to bridge financial and liquidity shortfalls (or both), there would likely be a material adverse effect on our business and financial condition that would materially adversely affect our ability to continue as a going concern. See “Risk Factors – Risk’s Related to Innventure’s Business – The independent registered public accounting firm for Innventure has expressed substantial doubt about the ability of Innventure to continue as a going concern and Innventure may not be able to obtain additional financing to fund the operations and growth of the business.”
The consolidated financial statements have been prepared assuming that we will continue as a going concern and, accordingly, do not include any adjustments that might result from the outcome of this uncertainty.
Critical Accounting Policies and Use of Estimates
Refer to Note 2, “Accounting Policies,” to our consolidated financial statements for the year ended December 31, 2023 included elsewhere in this proxy statement/consent solicitation statement/prospectus for a discussion of our critical accounting policies.

EXECUTIVE AND DIRECTOR COMPENSATION OF INNVENTURE
This section discusses the material components of the 2023 executive compensation programs for the executive officers of Innventure who were “named executive officers” for 2023. This discussion may contain forward-looking statements that are based on Innventure’s current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that Holdco adopts following the completion of the Business Combination may differ materially from the existing and currently planned programs summarized or referred to in this discussion.
As an emerging growth company, Innventure has opted to comply with the executive compensation disclosure rules applicable to “emerging growth companies” as such term is defined in the rules promulgated under the Securities Act, which, in general, require compensation disclosure for Innventure’s principal executive officer and its two other most highly compensated executive officers. Innventure’s three most highly compensated executed officers, other than the principal executive officer, received the same total compensation in 2023 and are all included in this disclosure. Innventure’s principal executive officer and its three other most highly compensated executive officers are referred to herein as our named executive officers (the “NEOs”).
Gregory W. (Bill) Haskell was Innventure’s principal executive officer for the entirety of 2023. The three most highly compensated executive officers of Innventure that were serving in such capacity at the end of 2023 (other than Mr. Haskell) were Roland Austrup, Mike Otworth and Dr. John Scott.
Therefore, for the year ended December 31, 2023, Innventure’s NEOs were:
•	Gregory W. (Bill) Haskell, Chief Executive Officer and Manager;
•	Roland Austrup, Head of Capital Markets;
•	Mike Otworth, Executive Chairman; and
•	Dr. John Scott, Chief Strategy Officer.
Messrs. Haskell, Otworth and Austrup and Dr. Scott are expected to continue to serve as executive officers of Holdco following the consummation of the Business Combination.
The following table provides information regarding the compensation of Innventure’s NEOs for 2023.
2023 Summary Compensation Table
Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(4)	Total ($)
Gregory W. (Bill) Haskell Chief Executive Officer	2023	300,000	180,000	—	—	—	12,000	492,000

Roland Austrup Head of Capital Markets(5)	2023	300,000	180,000	—	—	—	—	480,000

Mike Otworth Executive Chairman	2023	300,000	180,000	—	—	—	—	480,000

Dr. John Scott Chief Strategy Officer(6)	2023	300,000	180,000	—	—	—	—	480,000
(1)
The amount in this column for Mr. Haskell represents base salary earned during 2023. For Mr. Austrup, the amount represents payments to L1FE Management Limited (a corporation 100% indirectly owned by Mr. Austrup) with respect to Mr. Austrup’s consulting services to Innventure during 2023. For Dr. Scott, the amount represents payments to Corporate Development Group LLC (a company 100% owned by Dr. Scott) with respect to Dr. Scott’s consulting services to Innventure during 2023. For Mr. Otworth, the amount represents base salary earned through November 15, 2023 and payments to Sugar Grove Ventures, LLC (a company 100% owned by Mr. Otworth) with respect to Mr. Otworth’s consulting services to Innventure between November 16, 2023 and December 31, 2023.

(2)	The amounts in this column for Messrs. Haskell, Austrup and Otworth and Dr. Scott represent, in each case, an annual bonus for 2023.
(3)	None of the NEOs received stock awards or option awards in 2023.
(4)	The amount in this column represents matching contributions provided by Innventure under the 401(k) Plan (as defined and described below).
(5)
During 2023, Mr. Austrup served as the Chief Financial Officer of Innventure through September 24, 2023. Mr. Austrup provided services to Innventure in a consulting capacity during 2023 through a contract between Innventure and L1FE Management Limited, as described below.

(6)
Dr. Scott provided services to Innventure in a consulting capacity during 2023 through a contract between Innventure and Corporate Development Group LLC, pursuant to which Dr. Scott, the founder and principal of Corporate Development Group LLC, provided strategic guidance and consulting services to Innventure.

Employment and Consulting Arrangements with our NEOs
Gregory W. (Bill) Haskell: Innventure is party to an offer letter, dated January 5, 2021, with Mr. Haskell (the “Haskell Letter”). The Haskell Letter provides for, among other things, an initial base salary rate of $200,000 per year, and an opportunity for Mr. Haskell to receive certain equity awards from Innventure and new companies affiliated with Innventure. Mr. Haskell’s base salary has since been increased to $300,000 per year.
Roland Austrup: Innventure LLC is party to a Management Services Agreement, originally dated January 22, 2021 and subsequently amended effective October 1, 2021, with L1FE Management Limited, an independent contractor (the “Austrup Service Agreement”). Pursuant to the Austrup Service Agreement, Mr. Austrup serves as the sole service provider for L1FE Management Limited in carrying out the services under the Austrup Service Agreement. The Austrup Service Agreement provides for, among other things, a monthly service rate of $25,000, an annual target bonus of $200,000, and an opportunity to receive certain equity awards from Innventure. Pursuant to the Austrup Service Agreement, either Innventure or L1FE Management Limited may terminate the Austrup Service Agreement upon 30 days’ notice to the other party. The Austrup Service Agreement includes customary employee non-solicitation provisions that extend for one year following the termination of the Austrup Service Agreement, as well as confidentiality and intellectual property provisions in favor of Innventure.
Mike Otworth: Innventure is party to a letter agreement, dated July 29, 2022, with Mr. Otworth (the “Otworth Letter”). During Mr. Otworth’s employment with Innventure, the Otworth Letter provided for, among other things, an initial base salary rate of $300,000 per year, an opportunity for Mr. Otworth to earn an annual bonus targeted at 100% of his base salary, and an opportunity to receive certain equity awards from new companies affiliated with Innventure. In connection with the Otworth Letter, Mr. Otworth also executed a proprietary information, inventions, non-competition and non-solicitation agreement, which includes customary non-competition and employee and customer non-solicitation provisions that extend for one year following Mr. Otworth’s termination of employment, as well as confidentiality, intellectual property and non-disparagement provisions in favor of Innventure.
Dr. John Scott: Innventure is party to a Statement of Work, effective April 1, 2018, with Corporate Development Group LLC, an independent contractor (as amended, the “Scott Service Agreement”). Pursuant to the Scott Service Agreement, Corporate Development Group LLC provides strategic guidance and consulting services to Innventure for a monthly service fee of $25,000.
2023 Bonus Compensation
Each of Messrs. Haskell, Austrup and Otworth and Dr. Scott also earned a 2023 annual bonus based on Innventure’s performance and determined in the discretion of the Innventure Board. The Innventure Board determined that the 2023 annual bonus for each NEO would be $180,000.
2023 Equity-Based Compensation
Innventure
Innventure has granted Class C Units of Innventure (“Innventure Incentive Units”) to certain service providers, including Messrs. Haskell and Austrup, pursuant to the Fourth Amended and Restated Limited Liability Company Agreement of Innventure LLC, as subsequently amended or amended and restated from time to time (the “Innventure LLC Agreement”). The Innventure Incentive Units are intended to be “profits interests” for U.S. federal income tax purposes, and holders of Innventure Incentive Units do not have any voting rights with respect to such Innventure Incentive Units except as required by law. The Innventure Incentive Units entitle the holders thereof to participate in distributions of Innventure after certain members of Innventure have received the return of an amount specified with respect to the Innventure Incentive Unit award (the “Innventure Distribution Threshold”).
In addition, on March 15, 2021, Innventure granted to Mr. Austrup Class A Units of Innventure, which units were converted into Innventure Incentive Units in September 2021 (the “Converted Innventure Incentive Units”).
Innventure did not grant Class C Units to any of the NEOs in 2023.
Accelsius
Accelsius Holdings, LLC has granted Class C Units of Accelsius Holdings, LLC (“Accelsius Incentive Units”) to certain service providers, including Messrs. Haskell and Austrup and Dr. Scott, pursuant to the Limited Liability

Company Agreement of Accelsius Holdings, LLC (the “Accelsius LLC Agreement”). The Incentive Units are intended to be “profits interests” for U.S. federal income tax purposes, and holders of Accelsius Incentive Units do not have any voting rights with respect to such Accelsius Incentive Units except as required by law. The Accelsius Incentive Units entitle the holders thereof to participate in distributions of Accelsius Holdings, LLC after certain members of Accelsius Holdings, LLC have received the return of an amount specified with respect to the Accelsius Incentive Unit award (the “Accelsius Distribution Threshold”).
Accelsius did not grant Class C Units to any of the NEOs in 2023.
AeroFlexx
AeroFlexx, LLC has granted Class C Units of AeroFlexx, LLC (“AeroFlexx Incentive Units” and, together with the Innventure Incentive Units and Accelsius Incentive Units, the “Incentive Units”) to certain service providers, including Mr. Otworth and Dr. Scott, pursuant to the AeroFlexx, LLC Equity Incentive Plan. The AeroFlexx Incentive Units are intended to be “profits interests” for U.S. federal income tax purposes, and holders of AeroFlexx Incentive Units do not have any voting rights with respect to such AeroFlexx Incentive Units except as required by law. The AeroFlexx Incentive Units entitle the holders thereof to participate in distributions of AeroFlexx, LLC after certain members of AeroFlexx, LLC have received the return of an amount specified with respect to the AeroFlexx Incentive Unit award (the “AeroFlexx Distribution Threshold”).
AeroFlexx did not grant Class C Units to any of the NEOs in 2023.
2024 Equity and Incentive Compensation Plan
For information regarding a proposed plan governing post-Closing equity and incentive compensation for employees, officers, consultants and directors, see “Shareholder Proposal No. 4 – The Equity Plan Proposal.”
Outstanding Equity Awards at 2023 Fiscal Year-End
The following table and related footnotes set forth information about the outstanding equity awards held by the NEOs as of December 31, 2023.
Outstanding Equity Awards at 2023 Fiscal Year-End
	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options(#) Exercisable	Number of Securities Underlying Unexercised Options(#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(5)
Gregory W. (Bill) Haskell	—	—	—	—	—	—
Roland Austrup	—	—	—	—	8,789(2)	$55,703
	—	—	—	—	67,500(3)	$297,000
Mike Otworth	—	—	—	—	—	—
Dr. John Scott	—	—	—	—	46,875(4)	$206,250
(1)
For a discussion of the treatment of the NEOs’ Incentive Units in the Business Combination, see “Severance and Change in Control Compensation - Treatment of Incentive Units in Business Combination” below.

(2)
On January 7, 2022, Innventure granted to Mr. Austrup 16,875 Innventure Incentive Units, with an Innventure Distribution Threshold of $2.2973. One-quarter of such Innventure Incentive Units vested on January 7, 2023 and the remaining three-fourths of such Innventure Incentive Units vest monthly in substantially equal installments over the following three years.

(3)
On May 6, 2022, Accelsius Holdings, LLC granted to Mr. Austrup 270,000 Accelsius Incentive Units, with an Accelsius Distribution Threshold of $0.00. 50% of such Accelsius Incentive Units vested twelve months after the date of grant, and the remainder of the Accelsius Incentive Units vest in four substantially equal quarterly installments thereafter.

(4)
On May 5, 2022, Accelsius Holdings, LLC granted to Dr. Scott 100,000 Accelsius Incentive Units, with an Accelsius Distribution Threshold of $0.00. Such Accelsius Incentive Units were 25% vested on the date of grant, and the remainder of the Accelsius Incentive Units vest in eight substantially equal quarterly installments beginning 12 months after the date of grant.

(5)
Because Innventure and Accelsius Holdings, LLC were not publicly traded during 2023, the amounts in this column represent the estimated market value of the unvested Incentive Units held by each of the NEOs as of December 31, 2023, as more fully described above under the heading “2023 Equity-Based Compensation,” based on (a) with respect to Innventure Incentive Units, a valuation conducted by Innventure using a probability weighted expected return model on a nonmarketable basis, and (b) with respect to Accelsius Incentive Units, an external valuation dated as of September 30, 2023.

Tax-Qualified Retirement Plan
Employees of Innventure Management Services, LLC, AeroFlexx, and Accelsius are eligible to participate in a tax-qualified retirement savings plan (the “401(k) Plan”), under which participating employees may contribute up to 99% of their eligible compensation into their 401(k) Plan accounts, subject to applicable limits under the U.S. Internal Revenue Code. Mr. Haskell participated in the 401(k) Plan in 2023.
Innventure did not offer a defined benefit pension plan or nonqualified deferred compensation plan for its NEOs during 2023.
Severance and Change in Control Compensation
Severance Under NEO Arrangements
None of the agreements or offer letters with the NEOs provide for severance compensation in the event of a termination of employment.
Transaction Bonus
Innventure has entered into a verbal agreement with Mr. Haskell to pay Mr. Haskell a cash bonus of up to $2,500,000 (with the final amount to be determined by the Innventure Board), upon a successful consummation of the Business Combination.
Treatment of Incentive Units Upon a Termination of Employment or Engagement
With respect to Innventure Incentive Units (other than Converted Innventure Incentive Units) and Accelsius Incentive Units, if an NEO’s employment or engagement is terminated, then Innventure or Accelsius, as applicable, may repurchase such NEO’s vested Incentive Units for the greater of the book value or fair market value (each as defined in the applicable award agreements pursuant to which Incentive Units are granted), except that if the termination is voluntary on the part of the NEO or by Innventure or Accelsius, as applicable, for cause (as defined in the applicable award agreements pursuant to which Incentive Units are granted), such vested Incentive Units may be repurchased for their fair market value.
With respect to Converted Innventure Incentive Units, if Mr. Austrup’s engagement is terminated, then Innventure may repurchase Mr. Austrup’s vested Converted Incentive Units for fair market value (as defined in the award agreement pursuant to which such Converted Innventure Incentive Units were granted).
With respect to AeroFlexx Incentive Units, if an NEO’s employment is terminated, then AeroFlexx may redeem such NEO’s vested AeroFlexx Incentive Units for their fair market value (as defined in the applicable award agreements pursuant to which AeroFlexx Incentive Units are granted), except that if the termination is by AeroFlexx for cause (as defined in the applicable award agreements pursuant to which AeroFlexx Incentive Units are granted), such vested and unvested AeroFlexx Incentive Units will be automatically forfeited for no consideration.
Treatment of Incentive Units in Business Combination
Innventure: At the time of the Business Combination, unvested Innventure Incentive Units held by the NEOs will vest in full and be canceled and exchanged for shares of Holdco Common Stock.
As of June 1, 2024, the NEOs held the following Innventure Incentive Units: Mr. Haskell, 430,000 with an Innventure Distribution Threshold of $2.2973; and Mr. Austrup, 16,875 with an Innventure Distribution Threshold of $2.2973. Also as of such date, Mr. Austrup held 453,125 Converted Innventure Incentive Units with a distribution threshold of $0.1437. At the time of the Business Combination, these Innventure Incentive Units and Converted Innventure Incentive Units are expected to be exchanged for shares of common stock of Holdco. In accordance with the applicable allocation schedule pursuant to the Business Combination Agreement, the NEOs are expected to receive approximately the following numbers of shares of Holdco Common Stock with respect to their Innventure Incentive Units and (for Mr. Austrup) Converted Innventure Incentive Units: Mr. Haskell, 693,032; and Mr. Austrup, 798,684.
Accelsius and AeroFlexx: At the time of the Business Combination, unvested Accelsius Incentive Units and unvested AeroFlexx Incentive Units held by the NEOs will remain outstanding in accordance with the terms of the award agreements pursuant to which such Accelsius Incentive Units or AeroFlexx Incentive Units were granted.

Treatment of Accelsius Incentive Units and AeroFlexx Incentive Units upon a Change in Control
With respect to AeroFlexx Incentive Units and Accelsius Incentive Units, if AeroFlexx or Accelsius, respectively, experiences a change in control (as defined in the applicable award agreement pursuant to which the Incentive Units were granted), 100% of such AeroFlexx Incentive Units or Accelsius Incentive Units, as applicable, to the extent not yet vested, will vest.
Innventure Director Compensation
Mike Otworth, Gregory W. (Bill) Haskell, Mike Balkin, Greg Wasson, Rick Brenner and Jim Donnally served on the Innventure Board during 2023. Innventure did not have standard compensation arrangements for its directors during 2023, and none of the members of the Innventure Board received cash, equity or other non-equity compensation specifically for service in their capacity as directors.
Interests of Innventure’s Directors and Executive Officers in the Business Combination
In considering the unanimous recommendation of the Innventure Board with respect to approving the Transactions, the Innventure Members should be aware that certain members of the board of directors and executive officers of Innventure, have interests in the Transactions that may be different from, or in addition to, the interests of Innventure Members. In particular:
•	Certain of Innventure’s directors and executive officers have ownership in Innventure that will convert into Holdco Common Stock as a result of the Transactions.
•
At the time of the Business Combination, any unvested Class C Units of Innventure held by an executive officer or director will vest in full and be canceled and exchanged for shares of Holdco Common Stock.

•
Certain of Innventure’s directors and executive officers are expected to become directors and/or executive officers of Holdco upon Closing, as set forth below. Please see “Holdco Management and Governance Following the Business Combination – Executive Officers and Directors After the Business Combination” for more details regarding Holdco’s executive officers and directors after the Business Combination.

Gregory W. Haskell	Chief Executive Officer and Class I Director
David Yablunosky	Chief Financial Officer and Class II Director
Michael Otworth	Executive Chairman and Class III Director
Dr. John Scott	Chief Strategy Officer
Roland Austrup	Head of Capital Markets
•
In addition, James O. Donnally, who is currently a director of Innventure, is expected to become a director of Holdco upon Closing. Please see “Holdco Management and Governance Following the Business Combination – Executive Officers and Directors After the Business Combination” for more details regarding the directors of Holdco.

•
If the Business Combination is completed, some of Innventure’s directors and executive officers will be Founding Investors of Holdco under the Investor Rights Agreement and will have the ability to nominate members of the Holdco board of directors pursuant to their percentage of beneficial ownership of outstanding Holdco Common Stock, pursuant to the Investor Rights Agreement. For more details, see the section entitled “Management and Governance of Holdco After the Business Combination – Investor Rights Agreement.”

•
Certain Innventure directors and officers have also entered into the Member Support Agreement in connection with the Transactions, whereby executive officers and directors have agreed too, among other things, (i) vote in favor of the Business Combination Agreement and the Transactions, (ii) be subject to a 180-day lock-up period following the Closing with respect to any shares of Holdco Common Stock received as consideration in the Transactions and (iii) be bound by certain other covenants and agreements related to the Transactions. For more details, please see “Certain Relationships and Related Person Transactions – Agreements Related to the Business Combination – Member Support Agreement.”

MANAGEMENT AND GOVERNANCE OF HOLDCO AFTER THE BUSINESS COMBINATION
References in this section to “we,” “our,” “us” and the “Company” generally refer to Holdco after giving effect to the Business Combination.
Executive Officers and Directors After the Business Combination
Pursuant to the terms of the Business Combination Agreement, the initial executive officers of Holdco will be appointed at the designation of Innventure, and the initial directors of Holdco will consist of such directors as designated by Innventure, provided that Learn CW will be entitled to designate one director who shall be reasonably acceptable to Innventure and shall qualify as an independent director. In addition, pursuant to the Investor Rights Agreement, the Founding Investors will have certain rights with respect to the nomination of directors of Holdco, as further described below. See “—Investor Rights Agreement.”
The following table sets forth the names and ages (as of July 1, 2024) of the individuals that we expect will serve as the executive officers and directors of Holdco following the Business Combination:
Name	Age	Position(s)
Executive Officers
Gregory W. Haskell	67	Chief Executive Officer and Class I Director
David Yablunosky	62	Chief Financial Officer and Class II Director
Michael Otworth	62	Executive Chairman and Class III Director
Dr. John Scott	73	Chief Strategy Officer
Roland Austrup	60	Head of Capital Markets
Suzanne Niemeyer	53	General Counsel and Class III Director

Non-Employee Directors
James O. Donnally	59	Class II Director
Bruce Brown	66	Class II Director
Elizabeth Williams	55	Class III Director
Daniel J. Hennessy .	66	Class I Director
Michael Amalfitano	63	Class I Director
Gregory William (“Bill”) Haskell is expected to serve as Holdco’s Chief Executive Officer and a Class I Director. Bill has served as Chief Executive Officer and Manager of Innventure since 2021. Previously, he was a co-founder and President of both XL Vision and XL TechGroup, which created the foundational business building methodology upon which Innventure is based, from 1993 to 1999 and 2001 to 2011, respectively. Bill has worked with the key principals of Innventure for over 20 years. He has also served as a CEO of a London Stock Exchange-listed company and has been a director of over a dozen companies. Most recently, Bill was a partner at Bellview Associates at a boutique investment bank focused on converting private companies into employee-owned enterprises from 2019 to 2021. He has over 30 years of experience in company creation and development. Bill holds a B.S. degree in engineering and conducted post-graduate work in applied mathematics at Iowa State University. We believe Mr. Haskell is qualified to serve on the Holdco Board due to his significant corporate leadership experience and deep understanding of our business.
David Yablunosky is expected to serve as Holdco’s Chief Financial Officer and a Class II Director. David has served Chief Financial Officer of Innventure since 2023. Previously, he was Chief Financial Officer of Embraer Aircraft Holding, Inc., the U.S. subsidiary of the Brazilian aerospace and defense conglomerate Embraer, SA (“Embraer”), from 2022 to 2023; Chief Financial Officer and a Board Member of Embraer Executive Aircraft, Inc., another subsidiary of Embraer, from 2021 to 2023; and a Board Member of Embraer Defense and Security, Inc., another subsidiary of Embraer, from 2021 to 2023. He brings over 30 years of finance experience working for large MNCs such as Ford Motor Company, Ford Credit, Office Depot, Oxbow Carbon LLC, and Embraer. Before his career in finance, David served nine years in the U.S. Navy and worked in the Pentagon on General Colin Powell’s staff. Mr. Yablunosky holds a B.S. in Mathematics from the U.S. Naval Academy and an MBA in Finance from the University of Maryland. He also holds a graduate-level Certificate in Accounting from the Harvard University Extension School and has completed the Advanced Management Program at the Harvard Business School. We believe Mr. Yablunosky is qualified to serve on the Holdco Board due to his expertise in finance and deep understanding of our business.

Michael (“Mike”) Otworth is expected to serve as Holdco’s Executive Chairman and a Class III Director. Mike has served as Executive Chairman of Innventure since 2015. Mike was the Founding CEO and Chairman of the Board of PCT, from 2015 to 2022. Mike and team took PCT from an early-stage concept to an operational pilot and funded its first commercial plant, followed by a successful public offering in March of 2021. Prior to Innventure, Mike served as President and Founding Partner of Green Ocean Innovation, a company that provided technology sourcing, innovation strategy, and development services to Lilly/Elanco Animal Health, from 2008 to 2015. Mike also served as Vice-President and Founding CEO of multiple start-ups at XL TechGroup (“XLTG”) from 1996 to 2000. Mike began his career on Capitol Hill working as a legislative aide and committee staff member in the U.S. House of Representatives. We believe Mr. Otworth is qualified to serve on the Holdco Board due to his more than 25 years of experience leading start-ups in the technology industry, as well as his deep understanding of our business.
Dr. John Scott is expected to serve as Holdco’s Chief Strategy Officer. John has served as Chief Strategy Officer at Innventure since 2015. Prior to co-founding Innventure, John served as Founder and CEO of XLTG, where he developed the DownSelect method that Innventure uses today to vet disruptive technologies from top MNCs and their associated business opportunities, from 1993 to 2013. John also served as an academic scientist at numerous universities and government labs, including the University of Maryland, the University of North Carolina and the University of Arizona, as well as the NASA Goddard Space Flight Center. He earned his Ph.D. in Physics and Astrophysics from the University of Arizona and has published over 60 academic papers.
Roland Austrup is expected to serve as Holdco’s Head of Capital Markets. Roland has served as Head of Capital Markets and as a member of Innventure’s Executive Committee since 2023. He also serves as Chairman of WaveFront Global Asset Management Corp., a $1.7 billion assets under management (“AUM”) Toronto-based global hedge fund company he co-founded in 2003. Roland is also a co-founder of Envest Corp., a downstream energy company, and an Advisory Board member of both the Master of Quantitative Finance program at the University of Waterloo and First Tracks Capital, a Canadian private equity firm. Prior to that, Roland was an Investment Advisor with BMO Nesbitt Burns Inc. and began his career as a Commodities Broker with ScotiaMcLeod Inc. where he was primarily involved with hedging commodity price risk for corporate clients. Roland holds a B.A. with Honours from the University of Western Ontario.
Suzanne Niemeyer is expected to serve as Holdco's General Counsel and a Class III Director. Ms. Niemeyer previously served as the General Counsel and Corporate Secretary at Magis Capital Partners, an operational venture capital company with a focus on fintech solutions from 2019-2024. From 2003-2019, Ms. Niemeyer served as General Counsel, Managing Director and Corporate Secretary at Actua Corporation, where she was previously the Vice President of Legal from 2000-2003. While serving Actua, Ms. Niemeyer negotiated dozens of complex M&A transactions, oversaw public company compliance with SEC regulations, and presided over all aspects of corporate governance, including stockholder engagement. Prior to joining Actua, Ms. Niemeyer was an Associate in the Corporate Department at Dechert LLP. Ms. Niemeyer has previously served on the board of directors for Astea International Inc. (June to December 2019), Acquirgy, Inc., Bryn Mawr Rehabilitation Hospital Foundation, and Investor Force Holdings. Ms. Niemeyer has a B.A. in Psychology and Spanish from Duke University, and a J.D. from Georgetown University Law Center. We believe that Ms. Niemeyer is well qualified to serve as a director due to her legal acumen and her significant experience in corporate governance matters and advising publicly-traded companies.
James O. Donnally is expected to serve as a Class II director of Holdco. Jim has served as a Manager of Innventure since 2015, and as the Manager of Bellringer Consulting Group LLC since 2023. He previously served as the Vice President and CFO for Glockner Enterprises, whose family office investment thesis is around green technology manufacturing and was the original funding partner for Innventure, PureCycle and AeroFlexx, from 1996 to 2023. Glockner Enterprises includes consumer and commercial finance divisions, wholesale lubricant and fuel divisions, several dealer-controlled used car finance operations, captive and independent insurance agencies and franchise automobile dealerships in Ohio and Kentucky. Jim is also highly involved in organizations and companies that are helping grow southeast Ohio communities and sits on numerous boards. Jim was the CFO for PureCycle from January 2017 to December 2020. In his role as CFO at Glockner, he manages the Information Technology, Human Resources, accounting and legal departments, giving him the ideal view of the inner workings of the enterprise – such as treasury and other asset management, lender and regulatory relations and employee benefit administration. Prior to joining Glockner Enterprises in 1996, Jim was a CPA at Hayflich & Steinberg, where he performed for-profit audit, review, compilation and tax engagements for regional wholesale, retail, manufacturing and service concerns, specializing in consolidations. Jim received his bachelor’s in accounting with minors in economics, finance, philosophy, psychology and theater in 1991 from Marshall University. We believe Mr. Donnally is qualified to serve on the Holdco Board due to his over 30 years of experience in finance, accounting and company development.
Bruce Brown is expected to serve as a Class II Director. Mr. Brown retired from Procter & Gamble (P&G) in 2014 after 34 years of service, including six years with the company as Chief Technology Officer (CTO), where he was responsible for the company's R&D Organization, and Innovation & Technology Programs. Before his tenure as CTO, he worked with P&G in Europe & Asia driving international business expansions. Mr. Brown currently serves on the board of Glatfelter Corporation (NYSE: GLT), and has previously served on the board of Nokia Corporation (NYSE: NOK), where, after 11 years and upon reaching the tenure limit, he concluded his term in 2023. Formerly, Mr. Brown was a director of Medpace Holdings, Inc. (Nasdaq: MEDP) from 2016 to 2019. Mr. Brown was appointed in 2011 by the Government of Singapore as a member of the board of directors of the Agency for Science, Technology, and Research (ASTAR), giving him experience on how to operate within and through government agencies across the globe. Mr. Brown has also served on the board of directors of Xavier University in Cincinnati, Ohio. Mr. Brown has a B.S. in Chemical Engineering from the Polytechnic Institute of New York University, and an MBA in Marketing and Finance from Xavier University. We believe that Mr. Brown is well qualified to serve as a director due to his organizational leadership development and years of experience as a public company director.
Elizabeth Williams is expected to serve as a Class III Director. Ms. Williams was formerly the Vice President of Commercial and Industrial Customer Journey and Products at Entergy from 2021-2022, where she helped large industrial processing businesses achieve sustainability goals through emission reduction solutions. From 2017-2019, Ms. Williams was the Senior Vice President of Strategy and Corporate Development at Tenneco, where she focused on improving financial and capital markets performance by defining long-term strategy. Ms. Williams served as the Vice President and Head of Corporate Strategy from 2014-2016 at Maersk, where she simultaneously helped capitalize on end of life oil fields, and reduced portfolio risk from oil price exposures. From 2011-2014, she was the Senior Vice President and Head of Corporate Strategy at ABB, where she spearheaded the strategic planning, implementation, and execution of $20 billion in institutional investments over four years, including R&D allocation, SG&A, M&A, and capital expenditure initiatives. Prior to 2011, Ms. Williams served as the Director of Corporate Development at United Technologies. Ms. Williams has a B.A. in economics from Stanford University, and an MBA from the University of Chicago. We believe that Ms. Williams is well qualified to serve as a director due to her significant experience in corporate strategy and development.
Daniel J. Hennessy is expected to serve as a Class I Director and as Learn CW's director designee pursuant to the terms of the Business Combination Agreement. Mr. Hennessy currently serves as Chairman & CEO of Hennessy Capital Investment Corp. VI (Nasdaq: HCVI) and as Chairman of the board of directors of Compass Digital Acquisition Corp. (Nasdaq: CDAQ). Mr. Hennessy also founded Hennessy Capital Group LLC as an alternative investment firm in 2013 to focus on investments in the sustainable industrial technology and infrastructure sectors. From October 2020 to December 2022, Mr. Hennessy served as Chairperson and CEO of Hennessy Capital Investment Corp. V. Mr. Hennessy also served as Chairman & CEO of Hennessy Capital Acquisition Corp. IV, which, in December of 2020, completed its business combination with Canoo Holdings Ltd. He also served as a member of the board of directors of Daseke, Inc. (Nasdaq: DSKE), from 2017 to 2021. Mr. Hennessy began his career in 1981 in the oil and gas lending group at Continental Illinois National Bank, now Bank of America, where he was a Banking Officer. Mr. Hennessy has dedicated over 25 years to serving non-profit healthcare, higher education and conservation organizations, including board positions at the Lurie Children's Hospital of Chicago, National MS Society, John G. Shedd Aquarium, Georgetown University and Yellowstone Forever. Mr. Hennessy has a B.A. from Boston College and an MBA from the University of Michigan. We believe that Mr. Hennessy is well qualified to serve as a director due to his significant investment, strategic and leadership experience.
Michael Amalfitano is expected to serve as a Class I director of Holdco. Mr. Amalfitano has served as the President and CEO of Embraer Executive Jets, a subsidiary of Embraer, since 2017. Prior to joining Embraer, Mr. Amalfitano served as Executive Vice President, Senior Managing Director of Business Aviation Finance at Stonebriar Commercial Finance from 2015 to 2017. Mr. Amalfitano also led as Managing Director, Executive Head of Global Corporate Aircraft Finance at Bank of America Merrill Lynch for over 22 years, following a decade-long tenure in sales management at GE Capital. Mr. Amalfitano also currently serves as a director of Eve Holding, Inc. (NYSE: EVEX). He is also a member of the Board of Trustees at Embry-Riddle Aeronautical University (ERAU) and serves on their Finance and Investment Committees. Past board positions include former four-term OEM President of the International Aircraft Dealers Association (“IADA”), Chairman of the Associate Members Advisory Council

for the National Aircraft Resellers Association (“NARA”), and former two-term President of the National Aircraft Finance Association (“NAFA”). Mr. Amalfitano holds a B.A. in Economics and a Master’s in Financial Management from Fairfield University in Fairfield, Connecticut. We believe that Mr. Amalfitano is well qualified to serve as a director due to his years of executive leadership and public company director experience.
There are no family relationships among any of the individuals expected to serve as Holdco’s directors and executive officers.
Corporate Governance
We will structure our corporate governance in a manner that Innventure and Learn CW believe will closely align our interests with those of our stockholders following the Business Combination. Notable features of this corporate governance include:
•
we will have independent director representation on our audit, compensation and nominating and corporate governance committees immediately at the time of the Business Combination, and our independent directors will meet regularly in executive sessions without the presence of our corporate officers or non-independent directors; and

•	at least one of our directors will qualify as an “audit committee financial expert” as defined by the SEC.
Election of Officers
Each executive officer will serve at the discretion of our board of directors and will hold office until his or her successor is duly appointed or until his or her earlier resignation or removal.
Board Composition
The business and affairs of Holdco will be managed under the direction of our board of directors. Our board of directors is expected to consist of nine directors upon closing of the Business Combination. Each director will continue to serve as a director until the election and qualification of his or her successor or until his or her earlier death, resignation or removal. The authorized number of directors may be changed by resolution of our board of directors. Vacancies on our board of directors can be filled by resolution of our board of directors.
Our certificate of incorporation will provide that our board of directors will be divided into three classes, each serving staggered, three-year terms. Only one class of directors will be elected at each annual meeting of stockholders, with the other classes continuing for the remainder of their respective three-year terms. Our board of directors will be designated as follows:
•	our Class I directors are expected to be Gregory W. Haskell, Daniel J. Hennessy and Michael Amalfitano, and their terms will expire at the annual meeting of stockholders to be held in 2025;
•	our Class II directors are expected to be David Yablunosky, James O. Donnally and Bruce Brown, and their terms will expire at the annual meeting of stockholders to be held in 2026; and
•	our Class III directors are expected to be Michael Otworth, Suzanne Niemeyer and Elizabeth Williams, and their terms will expire at the annual meeting of stockholders to be held in 2027.
Any additional directorships resulting from an increase in the authorized number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of our authorized number of directors.
The division of our board of directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control. See “Description of Holdco Securities—Anti-Takeover Effects of Holdco’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws and Certain Provisions of Delaware Law.”
Director Independence
Based on information provided by each individual expected to serve as a director concerning his or her background, employment, and affiliations, our board of directors will meet independence standards under the applicable rules and regulations of the SEC and the listing standards of [NYSE American]. Of the individuals expected to comprise the board of directors following the Business Combination, we expect Mr. Donnally, Mr. Brown, Ms. Williams, Mr. Hennessy and Mr. Amalfitano will be independent.

Board Committees
Our board of directors will have three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee. Each committee will be chaired by an independent director. Each of the committees will report to the board of directors as it deems appropriate and as the board of directors may request. The expected composition, duties and responsibilities of these committees are set forth below. In the future, our board of directors may establish other committees, as it deems appropriate, to assist it with its responsibilities.
Audit Committee
We expect our audit committee will be comprised of Mr. Donnally (Chair), Mr. Hennessy and Ms. Williams. The audit committee will provide assistance to our board of directors in fulfilling its legal and fiduciary obligations in matters involving our accounting, auditing, financial reporting and legal compliance functions by approving the services performed by our independent registered public accounting firm and reviewing their reports regarding our accounting practices and systems of internal accounting controls. The audit committee will also oversee the audit efforts of our independent registered public accounting firm and take those actions as it deems necessary to satisfy itself that the independent registered public accounting firm is independent of management. Subject to phase-in rules and a limited exception, the rules of [NYSE American] and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors. Our audit committee will meet the requirements for independence of audit committee members under applicable SEC and [NYSE American] rules. All of the members of our audit committee will meet the requirements for financial literacy under the applicable rules and regulations of the SEC and [NYSE American]. In addition, we expect each of Mr. Donnally, Mr. Hennessy and Ms. Williams will qualify as an “audit committee financial expert,” as such term is defined in Item 407 of Regulation S-K.
Our board of directors will adopt a new written charter for the audit committee, which will be available on our website after adoption. The information on our website is not intended to form a part of or be incorporated by reference into this proxy statement/consent solicitation statement/prospectus.
Compensation Committee
We expect our compensation committee will be comprised of Mr. Brown (Chair), Mr. Donnally, and Mr. Hennessy. The compensation committee will determine our general compensation policies and the compensation provided to our officers. The compensation committee will also make recommendations to our board of directors regarding director compensation. In addition, the compensation committee will review and determine security-based compensation for our directors, officers, employees and consultants and will administer our equity plans. Our compensation committee will also oversee our corporate compensation programs. Each member of our compensation committee will be independent, as defined under the [NYSE American] listing rules, and will also satisfy [NYSE American]’s additional independence standards for compensation committee members. Each member of our compensation committee will be a non-employee director (within the meaning of Rule 16b-3 under the Exchange Act).
Our board of directors will adopt a new written charter for the compensation committee, which will be available on our website after adoption. The information on our website is not intended to form a part of or be incorporated by reference into this proxy statement/consent solicitation statement/prospectus.
Nominating and Corporate Governance Committee
We expect our nominating and corporate governance committee will be comprised of Mr. Amalfitano (Chair), Mr. Brown, and Ms. Williams. The nominating and corporate governance committee will be responsible for making recommendations to our board of directors regarding candidates for directorships and the size and composition of the board. In addition, the nominating and corporate governance committee will be responsible for overseeing our corporate governance and reporting and making recommendations to the board of directors concerning corporate governance matters. Each member of our nominating and corporate governance committee will be independent as defined under the [NYSE American] listing rules.
Our board of directors will adopt a new written charter for the nominating and corporate governance committee, which will be available on our website after adoption. The information on our website is not intended to form a part of or be incorporated by reference into this proxy statement/consent solicitation statement/prospectus.

Role of Our Board of Directors in Risk Oversight
One of the key functions of our board of directors will be informed oversight of our risk management process. Our board of directors will administer this oversight function directly through our board of directors as a whole, as well as through various standing committees of our board of directors that address risks inherent in their respective areas of oversight. In particular, our board of directors will be responsible for monitoring and assessing strategic risk exposure, and our audit committee will have the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee will also have the responsibility to review with management the process by which risk assessment and management is undertaken, monitor compliance with legal and regulatory requirements, and review the adequacy and effectiveness of our internal controls over financial reporting. Our nominating and corporate governance committee will be responsible for periodically evaluating our company’s corporate governance policies and systems in light of the governance risks that our company faces and the adequacy of our company’s policies and procedures designed to address such risks. Our compensation committee will assess and monitor whether any of our compensation plans, policies and programs comply with applicable legal and regulatory requirements.
Executive Committee
Following the Business Combination, Holdco is also expected to form an Executive Committee initially consisting of Mr. Haskell, Chief Executive Officer; Mr. Yablunosky, Chief Financial Officer; Mr. Otworth, Executive Chairman; Dr. Scott, Chief Strategy Officer; Ms. Niemeyer, as General Counsel; and Mr. Austrup, Head of Capital Markets. Meetings of the Executive Committee will be held at the request of, and the agenda and business to be conducted at such meetings will be set by, Holdco’s Chief Executive Officer.
Compensation Committee Interlocks and Insider Participation
No interlocking relationship exists between our board of directors or compensation committee and the board of directors or compensation committee of any other entity, nor has any interlocking relationship existed in the past. None of the members of our compensation committee has at any time during the prior three years been one of our officers or employees.
Code of Business Conduct and Ethics for Employees, Executive Officers, and Directors
Upon the closing of the Business Combination, our board of directors will adopt a Code of Business Conduct and Ethics, or the Code of Conduct, applicable to all of our employees, executive officers and directors, including our Chief Executive Officer, Chief Financial Officer and other executive and senior financial officers. The Code of Conduct will be available on our website after adoption. Any amendments to the Code of Conduct, or any waivers of its requirements, are expected to be disclosed on our website to the extent required by applicable rules and exchange requirements. The information on our website is not intended to form a part of or be incorporated by reference into this proxy statement/consent solicitation statement/prospectus.
Investor Rights Agreement
In connection with the closing of the Business Combination, Holdco, certain of the members of Innventure and other parties will enter into the Investor Rights Agreement. Pursuant to the Investor Rights Agreement, Holdco will agree to grant the Founding Investors certain rights with respect to nomination of the directors of Holdco, as further described below.
Pursuant to the Investor Rights Agreement, at each annual meeting or special meeting of stockholders of Holdco at which directors are to be elected, the Founding Investors will have the right to nominate for election to the board of directors a number of nominees (“Founding Investor Nominees”). The number of Founding Investor Nominees with respect to any meeting of stockholders at which directors are to be elected will be as follows:
•	up to five (5) directors, so long as the Founding Investors beneficially own greater than 70% of the outstanding common shares of Holdco;
•	up to four (4) directors, so long as the Founding Investors beneficially own more than 50%, but less than 70%, of the outstanding common shares of Holdco;

•	up to three (3) directors, so long as the Founding Investors beneficially own at least 40%, but less than 50%, of the outstanding common shares of Holdco;
•	up to two (2) directors, so long as the Founding Investors beneficially own at least 20%, but less than 40%, of the outstanding common shares of Holdco; and
•	up to one (1) director, so long as the Founding Investors beneficially own at least 5%, but less than 20%, of the outstanding common shares of Holdco.
In the event that the size of the board of directors is increased or decreased to a number of authorized directors other than seven (7), the Founding Investors’ nomination rights will be proportionately increased or decreased, respectively, rounded up to the nearest whole number. In the event that a vacancy is created on the board of directors by the death, disability, resignation or removal of a Founding Investor Nominee, the Founding Investors will be entitled to designate an individual to fill the vacancy.
Compensation of Directors and Officers
Overview of Anticipated Executive Compensation Program
Following the closing of the Business Combination, decisions with respect to the compensation of our executive officers, including our named executive officers, will be made by the compensation committee of our board of directors. The following discussion is based on the present expectations as to the compensation of our named executive officers and directors following the Business Combination. The actual compensation of our named executive officers will depend on the judgment of the members of the compensation committee and may differ from that set forth in the following discussion.
We anticipate that compensation for our executive officers will have the following components: base salary, cash bonus opportunities, equity compensation, employee benefits, executive perquisites and severance benefits. Base salaries, employee benefits, executive perquisites and severance benefits will be designed to attract and retain senior management talent. We will also use annual cash bonuses and equity awards to promote performance-based pay that aligns the interests of our named executive officers with the long-term interests of our equity-owners and to enhance executive retention.
Annual Bonuses
We expect that we will use annual cash incentive bonuses for the named executive officers to motivate their achievement of short-term performance goals and tie a portion of their cash compensation to our performance. We expect that, near the beginning of each year, the compensation committee will select the performance targets, target amounts, target award opportunities and other terms and conditions of annual cash bonuses for the named executive officers.
Following the end of each year, the compensation committee will determine the extent to which the performance targets were achieved and the amount of the award that is payable to the NEOs.
Stock-Based Awards
We expect to use stock-based awards in future years to promote our interest by providing our executive officers with the opportunity to acquire equity interests as an incentive for their remaining in our service and aligning the executive officers’ interests with those of our equity holders.
Other Compensation
We expect to continue to offer various employee benefit plans currently offered by Innventure (or similar plans). We may also provide our named executive officers with perquisites and personal benefits that are not generally available to all employees.
Director Compensation
Following the Business Combination, our non-employee directors will receive varying levels of compensation for their services as directors and members of committees of our board of directors. We anticipate determining director compensation in accordance with industry practice and standards.

BENEFICIAL OWNERSHIP OF SECURITIES
Learn CW Beneficial Ownership of Securities prior to the Business Combination
The following table and accompanying footnotes set forth information with respect to (i) the beneficial ownership of Learn CW Class A Ordinary Shares and Learn CW Class B Ordinary Shares, as the Record Date and (ii) the expected beneficial ownership of Holdco Common Stock immediately following the consummation of the Business Combination, assuming the no redemption scenario, and alternatively, assuming the maximum redemption scenario, for:
•	each person known by Learn CW to be, or who is expected to be upon consummation of the Business Combination, the beneficial owner of more than 5% of any class of outstanding Holdco Common Stock;
•	each member of the LCW Board and each of Learn CW’s executive officers who beneficially owns Learn CW Ordinary Shares;
•
each person who will become a member of the Holdco Board or an executive officer of Holdco upon the consummation of the Business Combination who is expected to beneficially own shares of Holdco Common Stock; and

•
all of the members of the LCW Board and Learn CW’s executive officers as a group, and all members of the Holdco Board and the executive officers of Holdco following consummation of the Business Combination, as a group.

As of December 1, 2023, Learn CW had 15,088,421 Learn CW Ordinary Shares issued and outstanding, consisting of (i) 9,338,421 shares of Learn CW Class A Ordinary Shares owned by 1 holder of record and (ii) 5,750,000 shares of Learn CW Class B Ordinary Shares owned by 5 holders of record. Such numbers do not include DTC participants or beneficial owners holding shares through nominee names.
Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. A person is a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power,” which includes the power to dispose of or to direct the disposition of the security or has the right to acquire such powers within 60 days.
Unless otherwise noted in the footnotes to the following table, and subject to applicable community property laws, the persons and entities named in the table have sole voting and investment power with respect to their beneficially owned ordinary shares or common stock, as applicable.
	Class B ordinary shares		Class A ordinary shares
Name of Beneficial Owners(1)(2)	Number of Shares Beneficially Owned	Approximate Percentage of Class	Number of Shares Beneficially Owned	Approximate Percentage of Class
CWAM LC Sponsor LLC	5,630,000(4)	97.9%	770,000	8.25%
Robert Hutter	5,630,000(3)	97.9%	770,000	8.25%
Adam Fisher	5,630,000(4)	97.9%	770,000	8.25%
Greg Mauro	—	—	—	—
Ellen Levy	30,000	*	—	—
Peter Relan	30,000	*	—	—
Daniel H. Stern	30,000	*	—	—
Anuranjita Tewary	30,000	*
All officers and directors as a group (five individuals)	5,750,000	100%	—	—
*	Less than one percent.
(1)
Based on 15,088,421 Learn CW Ordinary Shares outstanding as of December 1, 2023, including 9,338,421 Learn CW Class A Ordinary Shares (including those Learn CW Class A Ordinary Shares comprising a portion of a Unit) and 5,750,000 Learn CW Class B Ordinary Shares. Ordinary shareholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders. Only holders of our Learn CW Class B Ordinary Shares will have the right to elect all of our directors prior to the consummation of the Business Combination.

(2)	Unless otherwise noted, the business address of each of the following entities or individuals is 11755 Wilshire Blvd., Suite 2320, Los Angeles, California 90025.

(3)
Interests shown consist solely of founder shares, classified as Learn CW Class B Ordinary Shares. Such shares will automatically convert into Learn CW Class A Ordinary Shares concurrently with or immediately following the consummation of the Business Combination, or earlier at the option of the holder thereof.

(4)
CWAM LC Sponsor LLC is owned by three members, the two largest of which are CWAM Investors LLC and Learn Capital, LLC. Each of Adam Fisher and Alan Howard (indirectly through their respective investment vehicles) is a member of CWAM Investors LLC. Robert Hutter is the sole member of Learn Capital, LLC. The non-member manager of the Sponsor is ABF Manager LLC. Mr. Fisher is the sole member of ABF Manager LLC. Accordingly, Messrs. Hutter, Fisher and Howard each may be deemed to indirectly beneficially own the Learn CW Ordinary Shares directly beneficially owned by the Sponsor.

Innventure Beneficial Ownership of Securities prior to the Business Combination
The following table sets forth information with respect to the beneficial ownership of Innventure’s units as of May 29, 2024 (prior to the Business Combination) for:
•	each executive officer and director of Innventure;
•	each person who beneficially owns more than 5% of any class of Innventure’s voting units; and
•	all of the executive officers and directors of Innventure as a group.
The number of units and the percentages of beneficial ownership below are based on Innventure’s 10,875,000 Class A Units outstanding, 5,074,005 Class B Preferred Units outstanding, 342,608 Class B-1 Preferred Units outstanding, 1,570,125 Class C Units outstanding, 3,982,675 Class PCTA Units outstanding, and 1,000,000 Class I Units outstanding.
Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. A person is a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power,” which includes the power to dispose of or to direct the disposition of the security, or the right to acquire any such power within 60 days. Innventure units which a person or group has a right to acquire within 60 days pursuant to the exercise or conversion of options, warrants or other similar convertible or derivative securities are also deemed to be outstanding for the purpose of computing the percentage ownership of such person or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table.
Unless otherwise indicated by footnote, (i) Innventure believes that all persons named in the table below have sole voting and investment power with respect to all Innventure units beneficially owned by them and (ii) the address of each person is c/o Innventure LLC, 6900 Tavistock Lakes Blvd, Suite 400 Orlando, FL 32827.
Name of Beneficial Owner	Class A Units (Percent) Beneficially Owned	Class B Preferred Units (Percent) Beneficially Owned	Class B-1 Preferred Units (Percent) Beneficially Owned	Class C Units (Percent) Beneficially Owned	Class PCTA Units (Percent) Beneficially Owned	Class I Units (Percent) Beneficially Owned
Executive Officers and Directors
Roland Austrup(1)	—	—	—	470,000 (29.9%)	—	—
James O. Donnally(2)	658,998 (6.1%)	5,524 (0.1%)	83,740 (24.4%)	—	—	—
Gregory W. Haskell(3)	—	—	—	430,000 (27.4%)	—	—
Michael Otworth(4)	1,386,964 (12.8%)	11,623 (0.2%)	34,382 (10.0%)	—	—	—
John Scott(5)	832,295 (7.7%)	6,977 (0.1%)	20,632 (6.0%)	—	—	—
Greg Wasson(6)	4,980,562 (45.8%)	—	—	—	—	1,000,000 (100%)
David Yablunosky(7)	—	11,444 (0.2%)	—	—	—	—
Mike Balkin	—	—	—	—	—	—
Five Percent Holders
Ascent X Innventure TC, A Series of Ascent X Innventure, LP(8)	—	633,557 (12.5%)	—	—	—	—
The Irrevocable Aloha Trust UTD 05/01/2002(9)	—	515,507 (10.2%)	—	—	—	—
Richard Brenner	1,109,333 (10.2%)	9,299 (0.2%)	27,500 (8.0%)	—	—	—
Lucas Harper	—	—	—	110,125 (7.0%)	—	—
Timothy E. Glockner Revocable Trust(10)	333,036 (3.1%)	2,792 (0.1%)	38,979 (11.4%)	—	—	—
Joseph C. Glockner Revocable Trust(11)	333,036 (3.1%)	2,792 (0.1%)	38,979 (11.4%)	—	—	—

Name of Beneficial Owner	Class A Units (Percent) Beneficially Owned	Class B Preferred Units (Percent) Beneficially Owned	Class B-1 Preferred Units (Percent) Beneficially Owned	Class C Units (Percent) Beneficially Owned	Class PCTA Units (Percent) Beneficially Owned	Class I Units (Percent) Beneficially Owned
Michael P. Glockner Revocable Trust(12)	333,036 (3.1%)	2,792 (0.1%)	38,979 (11.4%)	—	—	—
James O. Donnally Revocable Trust(2)	658,998 (6.1%)	5,524 (0.1%)	83,740 (24.4%)	—	—	—
Gregory W. Haskell and Alesia K. Haskell, as Tenants by the Entireties(3)	—	—	—	430,000 (27.4%)	—	—
WE-INN LLC(6)	4,980,562 (45.8%)	—	—	—	—	1,000,000 (100%)
Innventure1 LLC(13)	—	2,600 (0.1%)	17,130 (5.0%)	—	3,982,675 (100%)	—
All Executive Officers and Directors of Innventure as a Group (8 Individuals)	7,858,819 (72.3%)	35,568 (0.7%)	138,754 (40.5%)	900,000 (57.3%)	—	1,000,000 (100%)
(1)	Mr. Austrup is Head of Capital Markets of Innventure.
(2)	Mr. Donnally is a director of Innventure. Mr. Donnally also has voting and investment power over the units owned by the James O. Donnally Revocable Trust.
(3)	Mr. Haskell is Chief Executive Officer and Manager of Innventure. Such securities are held by Mr. Haskell and his spouse, Alesia K. Haskell, as Tenants by the Entireties.
(4)	Mr. Otworth is a director and Executive Chairman International of Innventure.
(5)	Dr. Scott is Chief Strategy Officer of Innventure.
(6)	Mr. Wasson is a director of Innventure. Such securities are held by WE-INN LLC, and Mr. Wasson has voting and investment power over these securities.
(7)	David Yablunosky is Chief Financial Officer of Innventure.
(8)
Ascent X Innventure TC, A Series of Ascent X Innventure, LP is a limited partnership (“Ascent”). Jonathan Loeffler is the general partner and manager of Ascent and may be deemed to have voting and investment power over these securities. The address for Ascent is P.O. Box 171305 Salt Lake City, Utah 84117.

(9)
The trustee of the Irrevocable Aloha Trust UTD 05/01/2002 (the “Aloha Trust”) is Marianne Schmitt Hellauer. Ms. Hellauer may be deemed to have voting and investment power over these securities. The address for the Aloha Trust is 750 E. Pratt St, Suite 900, Baltimore, Maryland 21202.

(10)
Timothy E. Glockner is the trustee of the Timothy E. Glockner Revocable Trust and is deemed to hold the sole voting and investment power with respect to these securities. The address of the trust is P.O. Box 1308, Portsmouth, Ohio 45662.

(11)
Joseph C. Glockner is the trustee of the Joseph C. Glockner Revocable Trust and is deemed to hold the sole voting and investment power with respect to these securities. The address of the trust is P.O. Box 1308, Portsmouth, Ohio 45662.

(12)
Michael P. Glockner is the trustee of the Michael P. Glockner Revocable Trust and is deemed to hold the sole voting and investment power with respect to these securities. The address of the trust is P.O. Box 1308, Portsmouth, Ohio 45662.

(13)
Voting and investment power over the securities held by Innventure1 is exercised by the board of directors of Innventure1, which consists of Michael Otworth, Dr. John Scott and James Donnally, none of whom individually have voting or investment power over the securities pursuant to Exchange Act Rule 13d-3.

Holdco Beneficial Ownership of Securities after Business Combination
The following table sets forth information with respect to the expected beneficial ownership of Holdco Common Stock immediately following the consummation of the Business Combination, assuming no redemptions and assuming maximum redemptions by Learn CW shareholders, for:
•	each person expected to serve as an executive officer or director of Holdco following consummation of the Business Combination;
•	each person expected to beneficially own more than 5% of Holdco Common Stock following consummation of the Business Combination; and
•	all of the expected executive officers and directors of Holdco following consummation of the Business Combination, as a group.
The following table is based on 52,823,621 shares of Holdco Common Stock outstanding, assuming no redemptions, or 42,687,726 shares of Holdco Common Stock outstanding, assuming maximum redemptions. In addition, the beneficial ownership presented below: (i) does not include Company Earnout Shares that the Innventure Members have the right to receive upon the achievement of any of the Milestones; and (ii) does not include the Sponsor Earnout Shares that the Sponsor will receive at Closing, subject to transfer restrictions and eventual forfeit if the Milestones are not achieved within seven years; but does include the At Risk Sponsor Shares that the Sponsor may receive at Closing, subject to transfer restrictions and the At Risk Sponsor Share Vesting Condition.
If the actual facts are different from the foregoing assumptions, ownership figures in Holdco and as presented in the following table will be different.
Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. A person is a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power,” which includes the power to dispose of or to direct the disposition of the security, or the right to acquire any such power within 60 days. Shares of Holdco Common Stock which a person or group has a right to acquire within 60 days following the Business Combination pursuant to the exercise or conversion of options, warrants or other similar convertible or derivative securities are also deemed to be outstanding for the purpose of computing the percentage ownership of such person or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table.
Unless otherwise indicated by footnote, (i) Holdco believes that all persons named in the table below have sole voting and investment power with respect to all shares of Holdco Common Stock beneficially owned by them and (ii) the address of each person is c/o Innventure Inc., 6900 Tavistock Lakes Blvd, Suite 400 Orlando, FL 32827.
	No Redemptions		Maximum Redemptions
Name of Beneficial Owner	Shares of Common Stock	Percentage	Shares of Common Stock	Percentage
Executive Officers and Directors
Roland Austrup	867,071	1.6%	867,071	2.0%
James O. Donnally	1,491,704	2.8%	1,491,704	3.5%
Gregory W. Haskell	755,599	1.4%	755,599	1.8%
Michael Otworth	3,466,097	6.6%	3,466,097	8.1%
John Scott	2,122,960	4.0%	2,122,960	5.0%
David Yablunosky	32,848	0.1%	32,848	0.1%
Suzanne Niemeyer	—	—%	—	—%
Bruce Brown	—	—%	—	—%
Elizabeth Williams	—	—%	—	—%
Daniel J. Hennessy	—	—%	—	—%
Michael Amalfitano	—	—%	—	—%
Five Percent Holders
WE-INN LLC(1)	9,276,141	17.6%	9,276,141	21.7%
Richard Brenner	2,174,432	4.1%	2,174,432	5.1%
CWAM LC Sponsor LLC(2)	4,880,000	9.2%	3,312,526	7.8%
All Executive Officers and Directors of Holdco as a Group (11 Individuals)	8,736,279	16.5%	8,736,279	20.5%
(1)	Greg Wasson has voting and investment power over the securities held by WE-INN LLC.
(2)
CWAM LC Sponsor LLC is owned by three members, the two largest of which are CWAM Investors LLC and Learn Capital, LLC. Each of Adam Fisher and Alan Howard (indirectly through their respective investment vehicles) is a member of CWAM Investors LLC. Robert Hutter is the sole member of Learn Capital, LLC. The non-member manager of the Sponsor is ABF Manager LLC. Mr. Fisher is the sole member of ABF Manager LLC. Accordingly, Messrs. Hutter, Fisher and Howard each may be deemed to indirectly beneficially own the securities directly beneficially owned by the Sponsor.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Learn CW
Founder Shares
On February 2, 2021, in consideration for the payment of certain of Learn CW’s offering costs, Learn CW applied $25,000 of outstanding advances from the Sponsor towards the issuance of 7,187,000 Learn CW Class B Ordinary Shares. On August 20, 2021 and September 9, 2021, the Sponsor effected a surrender of 1,287,000 Learn CW Class B Ordinary Shares and 150,000 Learn CW Class B Ordinary Shares, respectively, to the Company for no consideration, resulting in a decrease in the total number of Learn CW Class B Ordinary Shares outstanding from 7,187,000 to 5,750,000. All shares and associated amounts have been retroactively restated to reflect the share surrender. The initial shareholders agreed to forfeit up to 750,000 Learn CW Class B Ordinary Shares to the extent the over-allotment was not exercised in full by the underwriter. In May 2021, the Sponsor transferred 30,000 Learn CW Class B Ordinary Shares to each of our independent directors at the same price originally paid for such shares. On October 13, 2021, the underwriter exercised the full over-allotment option.
Learn CW Private Placement Warrants
Concurrently with the closing of the IPO, Learn CW completed the sale to the Sponsor of an aggregate of 7,146,000 Learn CW Private Warrants for a purchase price of $1.00 per whole warrant for an aggregate of approximately $7.1 million. Each whole Learn CW Private Warrant entitles the holder to purchase one ordinary share at a price of $11.50 per share, subject to adjustment. The Learn CW Private Warrant will not be transferable, assignable, or saleable until 30 days after the completion by Learn CW of an initial business combination.
Original Sponsor Letter Agreement
On October 7, 2021, Learn CW entered into the Sponsor Letter Agreement with the Sponsor, pursuant to which, among other things, the Sponsor agreed to vote all Learn CW Class B Ordinary Shares held by it to approve a proposed business combination (including any proposals recommended by the LCW Board in connection with such business combination) and not to redeem any Learn CW Ordinary Shares held by them in connection with such shareholder approval in order to induce Learn CW and the underwriters in Learn CW’s initial public offering to enter into an underwriting agreement and to proceed with Learn CW’s initial public offering.
Sponsor Support Agreement
In connection with the execution of the Business Combination Agreement, Learn CW, Innventure and the Sponsor have entered into a Sponsor Support Agreement. The Sponsor Support Agreement provides that Sponsor agrees (i) to vote in favor of the proposed transactions contemplated by the Business Combination Agreement, (ii) to appear at certain Learn CW shareholder meetings for purposes of constituting a quorum, (iii) to vote against any proposals that would materially impede the proposed transactions contemplated by the Business Combination Agreement, (iv) to waive any anti-dilution rights that would otherwise result in the Learn CW Class B Ordinary Shares held by Learn CW converting into Holdco Common Stock on a greater than one-for-one basis in connection with the Mergers and the transactions contemplated by the Business Combination Agreement and (v) to forfeit 750,000 Learn CW Class B Ordinary Shares and waive any anti-dilution adjustment to the conversion ratio of such shares resulting in such shares converting into Holdco Common Stock on a one-for-one basis, in each case, on the terms and subject to the conditions set forth in the Sponsor Support Agreement.
In addition, pursuant to the Sponsor Support Agreement, up to an additional 1,880,000 At Risk Sponsor Shares are subject to forfeiture if the aggregate amount of the Additional Funds” does not exceed the Target Amount. The amount of At Risk Sponsor Shares subject to forfeiture shall be proportionally reduced to the extent the Additional Funds at Closing are less than the Target Amount. In addition, to the extent not forfeited pursuant to the foregoing at Closing, the At Risk Sponsor Shares shall be subject to a lock-up, subject to release upon satisfaction of the At Risk Sponsor Share Vesting Condition. If the At Risk Sponsor Share Vesting Condition has not occurred prior to the seventh anniversary of the Closing, such At Risk Sponsor Shares shall be deemed forfeited by the Sponsor and be cancelled by Holdco for no further consideration.
In addition, pursuant to the Sponsor Support Agreement, the Sponsor Earnout Shares shall be subject to vesting and forfeiture following the Closing. The Sponsor Earnout Shares will vest upon the achievement of the Milestone

Conditions concurrently with the vesting and issuance of the Company Earnout Shares, and will also be deemed vested if, prior to the expiration of the Vesting Period, there is (i) a Change of Control (as defined in the Business Combination Agreement) of Holdco or (ii) the volume-weighted average trading price of Holdco Common Stock exceeds $11.50 per share for at least twenty days in any immediately preceding thirty day period. If the Sponsor Earnout Shares shall not have vested pursuant to the foregoing prior to the expiration of the Vesting Period, the Sponsor Earnout Shares shall be deemed forfeited by the Sponsor and be cancelled by Holdco for no further consideration.
Related Party Loans
In order to finance transaction costs in connection with a Business Combination, the Sponsor, an affiliate of the Sponsor, or the Company’s officers and directors may, but are not obligated to, loan the Company Working Capital Loans. Such Working Capital Loans would be evidenced by promissory notes. The notes would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1.5 million of notes may be converted upon consummation of a Business Combination into warrants at a price of $1.00 per warrant. The warrants will be identical to the Private Placement Warrants. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans.
On May 3, 2022, the Company entered into a promissory note (the “Note”) with the Sponsor pursuant to which the Sponsor agreed to loan the Company up to an aggregate amount of approximately $1 million which the Company drew down in full on May 5, 2022. On December 29, 2023, the Company issued an amended and restated promissory note (the “Restated Note”) in the principal amount of up to $2,487,000 to the Sponsor. The Restated Note amends, restates, replaces and supersedes the Note. The Restated Note may be drawn down by the Company from time to time prior to the earlier of (i) October 13, 2024 and (ii) the date on which the Company consummates an initial business combination. Upon the consummation of an initial business combination, the Sponsor will have the option to convert up to $1.5 million of the principal balance of the Restated Note into private placement warrants of the Company at a price of $1.00 per private placement warrant. The Restated Note does not bear interest. Any unpaid balance owed under the Restated Note may be accelerated upon the occurrence of an Event of Default (as defined in the Restated Note). In the event the Company does not consummate an initial business combination, the Restated Note will be repaid only to the extent that the Company has funds available to it outside of the Trust Account. In the event the Company does not consummate an initial business combination, the Restated Note will be repaid only to the extent that the Company has funds available to it outside of the Trust Account. For more information on the Restated Note, see our Form 8-K filed on January 3, 2024. As of December 31, 2023 and 2022, the Company has drawn $2,439,000 and $1,050,000 on this loan arrangement, respectively.
Amended & Restated Registration Rights Agreement
Pursuant to the terms of the Business Combination Agreement, at the Closing, Holdco, the Sponsor and certain other holders of the Holdco Common Stock will enter into the A&R Registration Rights Agreement. The A&R Registration Rights Agreement will provide these holders (and their permitted transferees) with the right to require Holdco, at Holdco’s expense, to register the Holdco Common Stock that they hold, on customary terms, including customary demand and piggyback registration rights. The A&R Registration Rights Agreement will also provide that Holdco pay certain expenses of the electing holders relating to such registration and indemnify them against liabilities that may arise under the Securities Act.
Compensation
None of Learn CW’s executive officers or directors have received any cash compensation for services rendered to Learn CW. In addition, the Sponsor, Learn CW’s executive officers and directors, or their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on Learn CW’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Learn CW’s audit committee reviews on a quarterly basis all payments that were made by Learn CW to the Sponsor, Learn CW’s executive officers or directors, or their affiliates. Any such payments prior to a business combination will be made using funds held outside the Trust Account. Other than quarterly audit committee review of such reimbursements, Learn CW does not expect to have any additional controls in place governing Learn CW’s reimbursement payments to its directors and executive officers for their out-of-pocket expenses incurred in connection with Learn CW’s activities on Learn CW’s behalf in connection with identifying and consummating a business combination. Other than these payments and reimbursements, no compensation of any kind, including finder’s and consulting fees, will be paid by Learn CW to the Sponsor, Learn CW’s executive officers and directors, or their respective affiliates, prior to completion of Learn CW’s Business Combination.
Policy for Approval of Related Party Transactions
The audit committee of the LCW Board has adopted a charter, providing for the review, approval and/or ratification of “related party transactions,” which are those transactions required to be disclosed pursuant to Item 404 of Regulation S-K as promulgated by the SEC, by the audit committee. At its meetings, the audit committee shall be provided with the details of each new, existing, or proposed related party transaction, including the terms of the transaction, any contractual restrictions that the company has already committed to, the business purpose of the transaction, and the benefits of the transaction to the company and to the relevant related party. Any member of the committee who has an interest in the related party transaction under review by the committee shall abstain from voting on the approval of the related party transaction, but may, if so requested by the chair of the committee, participate in some or all of the committee’s discussions of the related party transaction. Upon completion of its review of the related party transaction, the committee may determine to permit or to prohibit the related party transaction.
Holdco
Procedures with Respect to Review and Approval of Review and Approval of Related Person Transactions
In connection with the Business Combination, Holdco plans to adopt a formal written policy for the review and approval of “related party transactions,” which are transactions between Holdco and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. Holdco’s audit committee will have the primary responsibility for reviewing and approving or disapproving related party transactions. The policy will require, among other things, that:
•	the audit committee shall review the material facts of all related person transactions;
•
in reviewing any related person transaction, the audit committee will take into account, among other factors that it deems appropriate, whether the related person transaction is on terms no less favorable to Holdco than terms generally available in a transaction with an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction;

•
in connection with its review of any related person transaction, Holdco shall provide the audit committee with all material information regarding such related person transaction, the interest of the related person and any potential disclosure obligations of Holdco in connection with such related person transaction; and

•	if a related person transaction will be ongoing, the audit committee may establish guidelines for Holdco’s management to follow in its ongoing dealings with the related person.
In addition, the related party transaction policy will provide that the audit committee, in connection with any approval of a related person transaction involving a non-employee director or director nominee, should consider whether such transaction would compromise the director or director nominee’s status as an “independent” or “non-employee” director, as applicable, under the rules and regulations of the SEC and any exchange on which Holdco’s securities are listed.
Innventure and the Innventure Companies
The following is a description of each transaction since January 1, 2021 and each currently proposed transaction in which Innventure or the Innventure Companies has been or is to be a participant and:
•	the amount involved exceeded or exceeds $120,000; and
•
any of such company’s directors, executive officers, or holders of more than 5% of its capital stock, or any immediate family member of, or person sharing the household with, any of these individuals, had or will have a direct or indirect material interest.

Transactions with AeroFlexx, Accelsius Holdings, Innventus ESG Fund I, L.P., and Innventure1, LLC
Management Services
Pursuant to a Management Services Agreement dated August 17, 2018, among Innventure Management Services, LLC (“Management Services”), a wholly owned subsidiary of Innventure, Innventure GP LLC (“Innventure GP”) and the ESG Fund, Innventure earns management fees for providing administrative, finance and accounting services and other back-office functions for the ESG Fund. For the six months ended June 30, 2024, the ESG Fund paid $0.39 million for these management services. As of June 30, 2024, the ESG Fund owed to Management Services approximately $0 million. For the years ended December 31, 2023, 2022 and 2021, the ESG Fund paid $0.8 million, $0.8 million, and $1.9 million respectively, for these management services. As of December 31, 2023, 2022 and 2021, the ESG Fund owed to Management Services approximately $0 million, $0 million and $0.2 million, respectively.
Additionally, pursuant to the ESG Fund’s Amended and Restated Limited Partnership Agreement, the ESG Fund may offset the management services fees owed to Innventure GP and Management Services by the amount in which the ESG Fund’s expenses exceed $0.8 million, for a total of $0 million reimbursed during the six months ended June 30, 2024 and for a total of $0 million, $0 million and $0 million of costs reimbursed in each of the fiscal years ended December 31, 2023, 2022, 2021, respectively.
Option Agreement
On March 12, 2021, Innventure entered into a purchase option agreement with the ESG Fund (then known as Innventus Fund I, L.P.), pursuant to which the ESG Fund agreed to forfeit previously issued warrants to purchase Class B-1 preferred units of Innventure in exchange for the grant of an irrevocable option to purchase (i) 145,161 shares of common stock, par value $0.001 per share, of PCT at an exercise price of $1.00 per share, if the option was exercised after the consummation of certain business combination transactions involving PCT held by Innventure (the “Option Shares”) or (ii) 13,798 Class A units of PCT, at an exercise price of $1.00 per Class A Unit, if the option was exercised prior to the consummation of certain business combination transactions involving PCT, held by Innventure. The Option Shares are subject to a contractual lock-up agreement that Innventure entered into in connection with PCT’s business combination transactions and may only be delivered to the ESG Fund upon the periodic expiration of such lock-up restrictions. The option was exercised in full on March 16, 2022 for 145,161 shares of PCT’s common stock and, to date, approximately half of the Option Shares have been delivered to ESG Fund, with the remainder to be delivered once such shares are released from contractual lock-up obligations.
Indebtedness
On March 31, 2020, in connection with a senior secured promissory note, Innventure (then known as We-Innventure LLC) borrowed approximately $2.3 million from G&K Investment Holdings LLC (“G&K Holdings”). G&K Holdings is affiliated with WE-INN, LLC (“WE-INN”), which is the holder of all of the outstanding Class I Units of Innventure. G&K Holdings is also affiliated with Greg Wasson, a member of the Innventure Board. The promissory note incurred interest at a rate of 12% per year and was scheduled to mature on March 31, 2021. Innventure repaid the note in full in January 2021. Until paid in full, the total interest paid on the promissory note was $0.2 million.
On December 14, 2020, Innventure authorized the issuance and sale of unsecured promissory notes from time to time in an amount up to $5.0 million (the “Series 2 Notes”). The Series 2 Notes incurred interest at a rate of 15% per year, with interest paid monthly, and matured one year from their date of issuance. An entity affiliated with Roland Austrup, Innventure’s Head of Capital Markets, purchased $0.5 million of the Series 2 Notes. The Series 2 Notes were repaid in full in April 2022. Until paid in full, the total interest paid to the entity affiliated with Mr. Austrup pursuant to the Series 2 Notes was $98,750.
During the fiscal year ended December 31, 2023, Innventure loaned AeroFlexx $2.6 million through a series of informal intercompany loans. Since January 1, 2024, Innventure has informally loaned AeroFlexx an additional $5 million. The loans were expected to be repaid in full by June 2024 and bear no interest and, instead, were included in the AeroFlexx Loan Agreement (as defined and described below).
On July 1, 2024, Aeroflexx, as Borrower, AeroFlexx Packaging Company LLC, as Guarantor (“AeroFlexx Packaging”), and Innventure, as Lender, entered into a Loan Agreement (the “AeroFlexx Loan Agreement”). Under the terms of the AeroFlexx Loan Agreement, Innventure agreed to lend to AeroFlexx up to $2.4 million from time to time until the Maturity Date (as defined in the AeroFlexx Loan Agreement). Additionally, the aggregate principal amount of $7.6 million that Innventure previously loaned to AeroFlexx for working capital pursuant to interest-free loans that had not previously been formally documented is included as an amount outstanding under the AeroFlexx Loan Agreement and subject to the terms of the AeroFlexx Loan Agreement. The aggregate principal amount of the Term Loans (as defined in the AeroFlexx Loan Agreement) shall not exceed $10 million. The Term Loans covered by the AeroFlexx Loan Agreement will be guaranteed by AeroFlexx Packaging and will incur interest at the annual applicable federal rate published by the Internal Revenue Service and adjusted quarterly, such interest rate to be increased by 2.0% upon the occurrence of an Event of Default (as defined in the AeroFlexx Loan Agreement). After any repayment of all or any portion of the Term Loans, the Term Loans may be re-borrowed. AeroFlexx will have the option to prepay all or any portion of the Term Loans upon the written consent of Innventure and the Term Loans will be accelerated and must be prepaid upon the occurrence of an Event of Default. At Innventure's option, the Term Loans and any unpaid accrued interest and any fees and expenses owed by AeroFlexx may be converted into Next Equity Securities (as defined in the AeroFlexx Loan Agreement). Additionally, by January 1, 2025, if AeroFlexx has not raised $7.3 million in equity financing, then a portion of the principal amount of the then-outstanding Term Loans and any unpaid accrued interest thereon (as calculated per the AeroFlexx Loan Agreement), will be converted into AeroFlexx Class D preferred units on the terms set forth in the AeroFlexx Loan Agreement. The proceeds of the Term Loans will be used by AeroFlexx for general business purposes, including to fund AeroFlexx's working capital needs. The AeroFlexx Loan Agreement contains customary representations, warranties and covenants, including covenants restricting AeroFlexx's ability to encumber assets and AeroFlexx's ability to merge or consolidate with another entity. Since the date of the AeroFlexx Loan Agreement, the largest amount of principal outstanding and the current amount outstanding is $7.6 million and no interest or principal has been paid on the Term Loans.
On March 30, 2023, Innventure entered into a loan and security agreement with Accelsius. Under the loan and security agreement, Innventure agreed to loan, from time to time, up to $6.0 million in term loans to Accelsius, with a minimum loan of $10,000 per term loan. On December 13, 2023, the loan and security agreement was amended to increase the aggregate amount available to be loaned to Accelsius to $12.0 million. Outstanding principal amounts accrue interest at the annual applicable federal rate published by the Internal Revenue Service and are adjusted quarterly. In lieu of repayment in cash, at its option, Innventure may convert the outstanding principal amount of the term loans and any unpaid accrued interest, fees and expenses into equity securities of Accelsius issued in a bona fide equity financing for investment purposes. To date, Accelsius has borrowed $7.5 million in the aggregate, of which $3.1 million of principal has been repaid and $0.1 million of interest has been repaid. As of June 30, 2024, approximately $4.6 million was outstanding, including $0.2 million of accrued interest. As described elsewhere in this proxy statement/consent solicitation statement/prospectus, all intercompany transactions and balances have been eliminated in consolidation, including those related to this loan and security agreement with Accelsius.
On December 21, 2023, Mike Otworth, Innventure's Executive Chairman, loaned the Company approximately $1.0 million for working capital purposes. The Company issued a note payable representing that loan in the amount of $1.0 million during the year ended December 31, 2023, which is included in notes payable to related parties in the consolidated balance sheets as of December 31, 2023. The related party note had no stated interest and no stated maturity date at issuance. In May 2024, the Company executed an unsecured promissory note which provides that the indebtedness has no stated interest and matures on December 21, 2024. Per the executed agreement, on the maturity date, the Company is required to repay the outstanding principal amount of the related party note and a loan fee equal to $63,100. If the Company fails to pay any amount due under the related party note on the maturity date thereof, interest will accrued on the amount outstanding at a rate of eight percent (8%) per annum from the maturity date.
Transactions Involving Innventure1
On December 12, 2022, Innventure1, the majority member of Innventure, exchanged 500,000 shares of PCT’s common stock for 342,608 Class B-1 preferred units of Innventure (“Class B-1 Preferred Units”). The approximate fair value of the Class B-1 Preferred Units exchanged by Innventure1 at the time of the exchange was approximately $3.3 million, based on the average ending exchange rate of PCT’s common stock over a 3-day period from April to May 2022. Upon the release of certain contractual lock-up restrictions, Innventure1 will also exchange an additional 500,000 shares of PCT’s common stock for an indeterminate number of Class B-1 Preferred Units based on the fair value of the shares of PCT’s common stock to be exchanged for such Class B-1 Preferred Units. Discussions to place Innventure1 in, as closely as possible, the same economic position following the Business Combination are underway, though nothing has been finalized or agreed to.

On October 31, 2023, Innventure entered into a debt conversion agreement with Innventure1. Under the terms of the debt conversion agreement, Innventure issued 52,010 of its Class B preferred units to Innventure1, for an approximate value of $0.5 million, in satisfaction of previously outstanding debt obligations owed by Innventure to Innventure1 and in lieu of payment in cash.
From time to time, Innventure1 pays expenses on behalf of Innventure pursuant to a related party note, with settlement of such amounts to be agreed upon by management of each of Innventure1 and Innventure. During the year ended December 31, 2023, the Company extinguished the related party note with Innventure1 LLC and converted this note in the amount of $0.5 million into 52,010 Class B Preferred Units based on the Class B Preferred Unit issuance price of $9.6992 per unit. The nature of this indebtedness is primarily expenses paid on the Company’s behalf and settlement was agreed upon by the management of the two related parties. The indebtedness has no stated interest and no maturity date.
In 2022, Innventure1 assigned its ownership interest in the shares of PCT common stock held by Innventure to third-party investors. Innventure recorded a liability of $0.1 million to account for the contractual obligation to deliver the shares of PCT common stock to those third-party investors, who are related parties of Innventure1 and are considered related parties of Innventure. Distributions of PCT common stock were made to the third-party investors in 2022 for a total of approximately $0.03 million, which was subsequently revalued as of December 31, 2022 to $0.09 million and to $0.05 million as of December 31, 2023.
ESG Fund Obligations
On November 3, 2021, June 30, 2022 and May 24, 2023, Innventure and WE-INN paid to the ESG Fund its capital call obligation of approximately $0.6 million, $0.2 million and $0.1 million, respectively. Concurrently therewith, Innventure also received distributions in June 2021 and March 2022 of approximately $1.2 million and $1.7 million from the ESG Fund, respectively, and substantially concurrently distributed the full amount to WE-INN who is the holder of all the Innventure Class I Units.
Class B-1 Unit Purchase Agreement
On August 25, 2023, Innventure entered into a unit purchase agreements with each of John Scott and Michael Otworth (each a “Purchaser” and together the “Purchasers”), who are each members of Innventure1. Under the terms of the unit purchase agreements, Innventure agreed to issue the Purchasers 171,498 and 260,787 Class B-1 Preferred Units, respectively, upon the release of Mr. Scott and Mr. Otworth’s contractual restrictions under lock-up agreements entered into between Mr. Scott and Mr. Otworth and PCT. The Purchasers agreed to purchase such Class B-1 Preferred Units at a price of $9.6992 per unit (based on a weighted average of the closing price on the Nasdaq Capital Market of PCT’s common stock during the 30-day period ending on the date on which the exchange closed, multiplied by 0.8) in exchange for contributing certain shares of PCT’s common stock to Innventure, with the aggregate purchase price of the Class B-1 Preferred Units totaling approximately $1.7 million and $2.5 million, respectively. Discussions to place the Purchasers in, as closely as possible, the same economic position following the Business Combination are underway, though nothing has been finalized or agreed to.
AeroFlexx
Loan and Security Agreements
On February 9, 2023, AeroFlexx Packaging Company LLC (“AeroFlexx Packaging”) and Auto Now Acceptance Co., LLC (“Auto Now”) entered into a Loan Agreement (the “Loan Agreement”). Under the terms of the Loan Agreement, Auto Now agreed to lend to AeroFlexx Packaging, on a revolving basis, up to $4.0 million at one time. AeroFlexx Packaging may borrow, repay and reborrow funds from the date of the Loan Agreement until January 31, 2024 (the “Commitment Period”). The Commitment Period may be renewed up to four times, each for one calendar year period, beginning on January 3 of each year, and was renewed in 2024. Loans made pursuant to the Loan Agreement will be guaranteed by AeroFlexx and will incur interest at variable interest rates based on the prime rate, as published by The Wall Street Journal, plus 5.0% (such rates not to exceed 12% per annum). The loans made pursuant to the Loan Agreement will be made upon Auto Now’s receipt of executed promissory notes and security instruments satisfactory to Auto Now and upon Auto Now’s satisfaction that certain collateral securing AeroFlexx Packaging’s indebtedness is sufficient. Upon AeroFlexx Packaging’s request, one or more promissory notes evidencing loans under the Loan Agreement may be converted to term loans, solely at the discretion of Auto Now. Such terms loans will proportionately decrease the availability of funds under the Loan Agreement. The proceeds of the loans will be used to purchase liquid filing equipment as part of AeroFlexx Packaging’s liquid packaging operations. As of June 30, 2024, approximately $2.7 million was outstanding under the Loan Agreement. Since the date of the Loan Agreement, $0 million of principal has been paid, $0.2 million of interest has been paid, and the largest amount of principal outstanding was $2.8 million.
Additionally, on February 9, 2023, AeroFlexx Packaging and Auto Now entered into a Security Agreement (the “Security Agreement”) pursuant to which AeroFlexx Packaging granted to Auto Now a security interest in AeroFlexx Packaging’s liquid filling equipment (the “Collateral”). The Security Agreement secures (i) all indebtedness owed under the Loan Agreement and future advances and promissory notes made pursuant to the Loan Agreement, (ii) all expenditures by AeroFlexx Packaging incurred for taxes, insurance and repairs to and maintenance for the Collateral and (iii) all liabilities of AeroFlexx Packaging to Auto Now presently existing or incurred in the future, whether they are matured or unmatured, direct or contingent, and any renewals, extensions and substitutions of those liabilities.
James Donnally, a member of the Innventure Board, also serves as a director of Auto Now Acceptance Company, the parent company of Auto Now.
Convertible Notes
On April 9, 2019, AeroFlexx entered into an amended and restated secured convertible promissory note and warrant purchase agreement (the “2019 AeroFlexx Promissory Note”) with the ESG Fund, pursuant to which the ESG Fund loaned AeroFlexx $0.5 million and issued to the ESG Fund a warrant to purchase equity securities of AeroFlexx in connection with a future equity offering by AeroFlexx. The 2019 AeroFlexx Promissory Note incurred interest at a rate of 6% per year and was secured by certain assets of AeroFlexx. The 2019 AeroFlexx Promissory Note matured on April 9, 2021 and was repaid in full. Since the date of the 2019 AeroFlexx Promissory Note, the largest aggregate amount of principal amount outstanding was $5 million.
On June 3, 2021, AeroFlexx and the ESG Fund entered into a secured convertible promissory note and warrant purchase agreement (the “2021 AeroFlexx Promissory Note”), pursuant to which AeroFlexx agreed to issue up to $3.0 million in convertible notes to the ESG Fund, $1.5 million of which has been issued. The 2021 AeroFlexx Promissory Note incurs interest at a rate of 6% per year and was secured by certain assets of AeroFlexx. The 2021 AeroFlexx Promissory Note matures on June 3, 2023. Since the date of the 2021 AeroFlexx Promissory Note, the largest aggregate amount of principal amount outstanding was $1.5 million.
On July 31, 2021, AeroFlexx entered into an amended and restated secured convertible promissory note and warrant purchase agreement (the “A&R AeroFlexx Promissory Note”) with the ESG Fund and certain other purchasers, pursuant to which approximately $3.1 million of convertible notes were issued (including $1.5 million of convertible notes issued to the ESG Fund) and AeroFlexx issued to the ESG Fund and the other purchasers warrants to purchase equity securities of AeroFlexx. The A&R AeroFlexx Promissory Note amends and restates the 2021 AeroFlexx Promissory Note and the convertible notes issued to the ESG Fund, and increases the aggregate principal amount of notes available to be issued under the A&R AeroFlexx Promissory Note to $3.1 million. The A&R AeroFlexx Promissory Note was converted into AeroFlexx equity in 2021. Since the date of the A&R AeroFlexx Promissory Note, the largest aggregate amount of principal amount outstanding was $1.5 million.
Intercompany Advancement of Expenses
In the normal course of business, Innventure has made advances for certain expenses on behalf of AeroFlexx, Accelsius, the ESG Fund and PCT. These advances are typically made on a month-to-month basis, meaning that they are incurred one month and repaid the following month. As of June 30, 2024 most of the respective advances have been fully reimbursed. The following table details the aggregate amount advanced to each company (in excess of $120,000) for the six months ended June 30, 2024 and per year since 2020:
Company Name	Six Months Ended June 30,	Fiscal Year Ended December 31,
	2024	2023	2022	2021
Accelsius	$69,954.28	160,000.00	1,310,381.00	—
AeroFlexx	$54,139.98	116,000.00	301,294.00	154,465.14
ESG Fund	$36,674.75	48,000.00	176,158.00	188,043.00
PCT	—	—	899.00	149,214.96

Accelsius
Convertible Notes
On August 18, 2022, pursuant to note purchase agreement (the “Series I Note Purchase Agreement”), by and among Accelsius, the ESG Fund and the other parties thereto, Accelsius issued a convertible promissory note to the ESG Fund in an aggregate principal amount of $4.0 million (the “Accelsius Convertible Notes”). The Accelsius Convertible Notes accrue interest at a rate of 8% per year and are convertible into equity securities of Accelsius issued in a bona fide equity offering for investment purposes at a conversion price equal to the lesser of 80% of the per unit price paid by the investors purchasing such equity in the such offering or (b) the quotient of $200.0 million divided by the aggregate number of outstanding Class A Units and Class C Units of Accelsius as of immediately prior to the initial closing of such equity securities. The Accelsius Convertible Notes mature on the earlier of August 18, 2025 or the date on which a change of control transaction (as defined in the Accelsius Convertible Notes) is consummated. The total amount of interest accrued and due to the ESG Fund in the fiscal year ended December 31, 2022 was approximately $0.1 million. As of December 31, 2023, the total amount of interest accrued and due to the ESG Fund in 2023 was approximately $0.5 million.
On June 2, 2023, the Series I Note Purchase Agreement was amended and restated to permit Accelsius to issue and sell additional Accelsius Convertible Notes to such persons or entities (including to the ESG Fund if the ESG Fund desires to acquire additional Accelsius Convertible Notes) as determined by Accelsius, until the earlier of (i) such time as the aggregate amount of principal indebtedness evidenced by all of the Accelsius Convertible Notes issued and sold pursuant to the note purchase agreement equals a total of $6.0 million or (ii) July 31, 2023. In March 2024, the Accelsius Convertible Notes were converted into 693,480 Accelsius Series A units at a conversion price of $9.74 per unit. Since the date of the Accelsius Convertible Notes, the largest aggregate amount of principal amount outstanding was approximately $6.0 million.
Class A Units
In December 2022, the ESG Fund purchased an aggregate of 71,136 of Accelsius’ Class A Units at a purchase price of $4.393 per unit, for an aggregate purchase price of approximately $0.3 million.
Class A Series 2 Units
On February 1, 2023, the ESG Fund purchased 23,712 Class A Series 2 Units of Accelsius for aggregate proceeds of approximately $0.1 million.
Agreements Related to the Business Combination
Member Support Agreement
In connection with the execution of the Business Combination Agreement, certain Innventure Members entered into the Member Support Agreement with Learn CW, Holdco, and Innventure, pursuant to which such Innventure Members agreed to, among other things, (i) vote in favor of the Business Combination Agreement and the transactions contemplated thereby, (ii) be subject to a 180-day lock-up period following the Closing with respect to any shares of Holdco Common Stock received as consideration in the Transaction and (iii) be bound by certain other covenants and agreements related to the Transactions.
Investor Rights Agreement
Pursuant to the terms of the Business Combination Agreement, at the Closing, Holdco and certain Founding Investors have agreed to enter into the Investor Rights Agreement. For more details about the Investor Rights Agreement, please see the section entitled “Management and Governance of Holdco After Business Combination – Investor Rights Agreement.”
Other Related Party Transactions
Transactions in PCT Stock with Related Parties
During 2022, Innventure distributed shares of PCT's common stock to the holders of Class PCTA Units, along with other individuals as agreed-upon and directed by Innventure1, once such shares were no longer subject to a contractual lock-up. Each distribution was considered a redemption of the owners’ interest in Class PCTA Units and Innventure recorded a $14.0 million realized gain for the year ended December 31, 2022 as a result of this transaction. No such shares of PCT's common stock were distributed by Innventure during 2023.

Employee Family Relationship
Mr. Colin Scott (the son of Dr. John Scott, our Chief Strategy Officer) is an employee of Innventure and serves on the Accelsius Board of Directors. Mr. Colin Scott earned $216,000, $240,599, and $194,399 for the three years ended December 31, 2023, 2022 and 2021 respectively.
Aircraft Time Sharing Agreements
On May 6, 2024, Innventure entered into aircraft time sharing agreements with entities affiliated with Michael Otworth and John Scott, each of whom owns a partial interest in a private airplane, whereby they, as partial owners of the plane, would be reimbursed for its use by Innventure and its employees and directors. Such reimbursements are only to be granted for Innventure business use. The aircraft time sharing agreements each have an initial term of one year and automatically renew for one month terms until terminated by either party. Each agreement may be terminated by either party with 30 days’ prior written notice. Innventure has made no such reimbursements as of the date of this filing. Mr. Otworth is the Executive Chairman of Innventure and is expected to serve as Holdco’s Executive Chairman. Dr. Scott is the Chief Strategy Officer of Innventure and is expected to serve as Holdco's Chief Strategy Officer.

DESCRIPTION OF HOLDCO SECURITIES
As a result of the Business Combination, stockholders and warrant holders of Learn CW and Innventure Members and warrant holders of Innventure will become stockholders of Holdco, and warrant holders of Learn CW will become warrant holders of Holdco. Your rights as a stockholder of Holdco will be governed by Delaware law and Holdco’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each of which will be effective upon closing of the Business Combination, as described further below. Your rights as a warrant holder of Holdco will be governed by the Warrant Agreement, to be assumed by Holdco in connection with the Business Combination. The following description of the material terms of Holdco’s capital stock and warrants reflects the anticipated state of affairs upon completion of the Business Combination. We urge you to read the applicable provisions of Delaware law, Holdco’s forms of Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws and the Warrant Agreement, as applicable, carefully and in their entirety because they describe your rights as a securityholder of Holdco.
The following is a summary of the material terms, of Holdco’s securities following the Business Combination, which summary is not intended to be a complete description of the rights, preferences, limitations and other terms of such securities and is qualified in its entirety by the complete text of the Proposed Certificate of Incorporation and the Proposed Bylaws, as well as certain provisions of the DGCL, and we urge you to read those documents for more information about the terms of the Holdco’s securities following the Business Combination. The changes proposed to be made to the current memorandum and articles of association through the adoption of the Proposed Certificate of Incorporation are described in “Shareholder Proposal No. 4 — The Non-Binding Governance Proposals” and the full text of the Proposed Certificate of Incorporation and the Proposed Bylaws are attached as Annex I and Annex J, respectively, to this proxy statement/consent solicitation statement/prospectus. For purposes of this discussion, references to “Holdco” and similar phrases refer to Innventure and its affairs following the closing of the Business Combination and the transactions contemplated thereby.
Authorized Capital Stock
Upon the consummation of the Business Combination, Holdco’s authorized capital stock will consist of 250,000,000 shares of common stock, par value $0.0001 per share, and 25,000,000 shares of preferred stock, par value $0.0001 per share. No shares of preferred stock will be issued or outstanding immediately after the Business Combination.
Common Stock
Each share of common stock shall entitle the record holder to one (1) vote per share on all matters submitted to a vote of stockholders. The holders of shares of common stock shall not have cumulative voting rights. Upon Holdco’s liquidation, dissolution or winding up and after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of common stock will be entitled to receive pro rata Holdco’s remaining assets available for distribution. Holders of common stock do not have preemptive, subscription, redemption or conversion rights. Holdco Common Stock will not be subject to further calls or assessment by Holdco. There will be no redemption or sinking fund provisions applicable to the common stock. All shares of Holdco Common Stock that will be outstanding at the time of the completion of the Business Combination will be fully paid and non-assessable. The rights, powers, preferences and privileges of holders of Holdco Common Stock will be subject to those of the holders of any shares of Holdco’s preferred stock that Holdco may authorize and issue in the future.
When a quorum is present at any meeting of stockholders, any matter other than the election of directors to be voted upon by the stockholders at such meeting will be decided by the affirmative vote of the holders of a majority of votes cast (excluding abstentions and broker non-votes) on such matter, unless a different or minimum vote is required by law. At all meetings of stockholders for the election of directors at which a quorum is present, a plurality of the votes cast will be sufficient to elect such directors.
Preferred Stock
The Amended and Restated Certificate of Incorporation will authorize the Holdco Board to establish one or more series of preferred stock. Unless required by law or by [ ], the authorized shares of preferred stock will be available for issuance without further action by you. the Holdco Board is authorized to fix from time to time before issuance the number of preferred shares to be included in any such series and the designation, powers, preferences and relative participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof. The authority of the Holdco Board with respect to each such series will include, without limiting the generality of the foregoing, the determination of any or all of the following:
•	the number of shares of any series and the designation to distinguish the shares of such series from the shares of all other series;
•	the voting powers, if any, and whether such voting powers are full or limited in such series;
•	the redemption provisions, if any, applicable to such series, including the redemption price or prices to be paid;
•	whether dividends, if any, will be cumulative or noncumulative, the dividend rate of such series, and the dates and preferences of dividends on such series;
•	the rights of such series upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of, Holdco;
•
the provisions, if any, pursuant to which the shares of such series are convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock, or any other security, of Holdco or any other corporation or other entity, and the rates or other determinants of conversion or exchange applicable thereto;

•	the right, if any, to subscribe for or to purchase any securities of Holdco or any other corporation or other entity;
•	the provisions, if any, of a sinking fund applicable to such series;
•	any other relative, participating, optional, or other special powers, preferences or rights and qualifications, limitations, or restrictions thereof; and
•
all as may be determined from time to time by the Holdco Board and stated or expressed in the resolution or resolutions providing for the issuance of such preferred stock (collectively, a “Preferred Stock Designation”).

Holdco could issue a series of preferred stock that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of the holders of Holdco Common Stock might believe to be in their best interests or in which the holders of Holdco Common Stock might receive a premium for their Holdco Common Stock over its market price. Additionally, the issuance of preferred stock may adversely affect the rights of holders of Holdco Common Stock by restricting dividends on Holdco Common Stock, diluting the voting power of Holdco Common Stock or subordinating the liquidation rights of Holdco’s Common Stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of Holdco Common Stock. Holdco has no current plans to issue any series of preferred stock.
Warrants
In connection with the Business Combination, Holdco will assume the Warrant Agreement and the outstanding Learn CW Warrants (including the Learn CW Private Warrants,) shall, pursuant to their terms, be converted into Holdco warrants to acquire, subject to substantially the same terms and conditions as were applicable under the applicable Learn CW Warrant, the number of shares of Holdco Common Stock equal to the number of Learn CW Ordinary Shares for which such Learn CW Warrants shall have been exercisable.
Each whole warrant will entitle the registered holder to purchase one share of Holdco Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the completion of the Business Combination, except as discussed in the immediately following paragraph. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of shares of Holdco Common Stock. This means only a whole warrant may be exercised at a given time by a warrant holder. The warrants will expire five years after the completion of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
We will not be obligated to deliver any Holdco Common Stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of Holdco Common Stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations with respect to registration, or a valid exemption from registration is available. In the event that such conditions are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant.
No fractional shares will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of shares to be issued to the holder.
The warrant holders will not have the rights or privileges of holders of shares of Holdco Common Stock or any voting rights until they exercise their warrants and receive shares of Holdco Common Stock. After the issuance of shares of Holdco Common Stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by Holdco stockholders.
Redemption of Warrants When the Price per Share Equals or Exceeds $18.00
Once the warrants become exercisable, we may redeem the outstanding warrants (except as described below with respect to the private placement warrants):
•	in whole and not in part;
•	at a price of $0.01 per warrant;
•	upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and
•
if, and only if, the closing price of the Holdco Common Stock equals or exceeds $18.00 per share (as may be adjusted for any required anti-dilution adjustments) for any twenty (20) trading days within a thirty (30) trading day period ending three trading days before we send the notice of redemption to the warrant holders.

The $18.00 (as adjusted) redemption criterion discussed above was established to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and Holdco issues a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the shares of Holdco Common Stock may fall below the $18.00 redemption trigger price (as adjusted for any required anti-dilution adjustments) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.
Redemption of Warrants When the Price per Share Equals or Exceeds $10.00
Once the warrants become exercisable, we may redeem the outstanding warrants:
•	in whole and not in part;
•
at a price of $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “Fair Market Value” of the Holdco Common Stock (as defined below) except as otherwise described below;

•	upon a minimum of 30 days’ prior written notice of redemption to each warrant holder;
•
if, and only if, the closing price of the Holdco Common Stock equals or exceeds $10.00 per share (as may be adjusted for any required anti-dilution adjustments) for any 20 trading days within the 30-trading day period ending three trading days before we send the notice of redemption to the warrant holders; and

•
if the closing price of the Holdco Common Stock for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders is less than $18.00 per share (as adjusted for any anti-dilution adjustments), then the private placement warrants must also be concurrently called for redemption on the same terms as all other outstanding warrants, as described above.

Beginning on the date the notice of redemption is given until the warrants are redeemed or exercised, holders may elect to exercise their warrants on a cashless basis. The numbers in the table below represent the number of Holdco Common Stock that a warrant holder will receive upon such cashless exercise in connection with a redemption by us pursuant to this redemption feature, based on the “Fair Market Value” of the Holdco Common Stock on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $0.10 per warrant), determined for these purposes based on volume weighted average price of the Holdco Common Stock during the ten (10) trading days immediately following the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below. We will provide our warrant holders with the final Fair Market Value no later than one business day after the 10-trading day period described above ends.
The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a warrant or the exercise price of a warrant is adjusted as set forth in the Warrant Agreement. If the number of shares issuable upon exercise of a warrant is adjusted, the adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a warrant.
	Fair Market Value of Holdco Common Stock (per share)
Redemption Date (period to expiration of warrants)	≤10.00	11.00	12.00	13.00	14.00	15.00	16.00	17.00	≥18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361
As reflected in the table above, if the warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by us pursuant to this redemption feature, since they will not be exercisable for any shares of Holdco Common Stock.
This redemption feature is structured to allow for all of the outstanding warrants to be redeemed when the Holdco Common Stock is trading at or above $10.00 per share, which may be at a time when the trading price of our Holdco Common Stock is below the exercise price of the warrants. This redemption feature will provide Holdco with the flexibility to redeem the warrants without the warrants having to reach the $18.00 per share threshold set forth above under “—Redemption of Warrants When the Price per Share Equals or Exceeds $18.00.” Holders choosing to exercise their warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their warrants based on an option pricing model with a fixed volatility input as of the date of the Learn CW IPO. This redemption right will provide Holdco with an additional mechanism by which to redeem all of the outstanding warrants, and therefore have certainty as to our capital structure as the warrants would no longer be outstanding and would have been exercised or redeemed. Holdco will be required to pay the applicable redemption price to warrant holders if Holdco chooses to exercise this redemption right and it will allow Holdco to quickly proceed with a redemption of the warrants if Holdco determines it is in its best interest to do so.
As stated above, Holdco will be able to redeem the warrants when the shares of Holdco Common Stock are trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to Holdco’s capital structure and cash position while providing warrant holders with the opportunity to exercise their warrants on a cashless basis for the applicable number of shares. If Holdco chooses to redeem the warrants when the Holdco Common Stock is trading at a price below the exercise price of the warrants, this could result in the warrant holders receiving fewer shares than they would have received if they had chosen to wait to exercise their warrants for shares of Holdco common stock if and when such shares of Holdco Common Stock were trading at a price higher than the exercise price of $11.50.
Dividends
The DGCL permits a corporation to declare and pay dividends out of “surplus” or, if there is no “surplus”, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. “Surplus” is defined as the excess of the net assets of the corporation over the amount determined to be the capital of the corporation by the board of directors. The capital of the corporation is typically calculated to be (and cannot be less than) the aggregate par value of all issued shares of capital stock. Net assets equals the fair value of the total assets minus total liabilities. The DGCL also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.
Subject to applicable law and the rights, if any, of the holders of any outstanding series of preferred stock or any class or series of stock having a preference senior to or the right to participate with the common stock with respect to the payment of dividends (and other distributions of cash, stock or property), such holders of Holdco Common Stock shall be entitled to the payment of dividends (and other distributions of cash, stock or property) ratably in proportion to the number of shares held by each such stockholder when, as and if declared by the board of directors in its discretion from time to time in accordance with applicable law.
Holdco has no current plans to pay dividends on the Holdco Common Stock. Any decision to declare and pay dividends in the future will be made at the sole discretion of the Holdco Board and will depend on, among other things, Holdco’s results of operations, cash requirements, financial condition, contractual restrictions and other factors that the Holdco Board may deem relevant. Because Holdco will be a holding company with no direct operations, Holdco will only be able to pay dividends from funds it receive from its subsidiaries.
Annual Stockholder Meetings
The Amended and Restated Bylaws will provide that annual stockholder meetings will be held at such date, time and place, if any, as determined by the Holdco Board. The Holdco Board may also determine that a meeting of stockholders be held by means of remote communication as authorized by and in accordance with the DGCL.
Anti-Takeover Effects of Holdco’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws and Certain Provisions of Delaware Law
The Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws will contain and the DGCL contains provisions, which are summarized in the following paragraphs, that are intended to enhance the likelihood of continuity and stability in the composition of the Holdco Board. These provisions are intended to avoid costly takeover battles, reduce Holdco’s vulnerability to a hostile change of control and enhance the ability of the Holdco Board to maximize stockholder value in connection with any unsolicited offer to acquire Holdco. However, these provisions may have an anti-takeover effect and may delay, deter or prevent a merger or acquisition of Holdco by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the prevailing market price for the shares of Holdco Common Stock held by stockholders.
Authorized but Unissued Capital Stock
Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of [NYSE American], which would apply if and so long as Holdco Common Stock remains listed on

[NYSE American], require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of common stock. Additional shares that may be used in the future may be issued for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.
The Holdco Board may generally issue preferred shares on terms calculated to discourage, delay or prevent a change of control of Holdco or the removal of Holdco’s management. Moreover, Holdco’s authorized but unissued shares of preferred stock will be available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, to facilitate acquisitions and employee benefit plans.
One of the effects of the existence of unissued and unreserved Holdco Common Stock or preferred stock may be to enable the Holdco Board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of Holdco by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of Holdco’s management and possibly deprive Holdco’s stockholders of opportunities to sell their shares of Holdco Common Stock at prices higher than prevailing market prices.
Classified Board of Directors
Holdco’s directors, other than those who may be elected by the holders of any future series of preferred stock, will be classified with respect to the time for which they severally hold office into three classes, as nearly equal in number as possible, designated Class I, Class II, and Class III. At any meeting of stockholders at which directors are to be elected, the number of directors elected may not exceed the greatest number of directors then in office in any class of directors. The directors first elected to Class I will hold office for a term expiring at the annual meeting of stockholders to be held in 2025; the directors first elected to Class II will hold office for a term expiring at the annual meeting of stockholders to be held in 2026; and the directors first elected to Class III will hold office for a term expiring at the annual meeting of stockholders to be held in 2027, with the members of each class to hold office until their successors are elected and qualified.
At each succeeding annual meeting of the stockholders of Holdco, the successors to the class of directors whose term expires at that meeting will be elected by plurality vote of all votes cast at such meeting to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election and until their successors are elected and qualified. Subject to the rights, if any, of the holders of any future series of preferred stock to elect additional directors under circumstances specified in a preferred stock designation, directors may be elected by the stockholders only at an annual meeting of stockholders.
Removal of Directors; Vacancies
Subject to the rights of the holders of any series of preferred stock then outstanding, for as long as this Amended and Restated Certificate of Incorporation provides for a classified board of directors, any director may otherwise be removed only for cause by an affirmative vote of at least two-thirds of the total voting power of all the outstanding shares of capital stock of Holdco entitled to vote generally in the election of directors, voting together as a single class, at a meeting duly called for that purpose. Vacancies on the board of directors will be able to be filled only by resolution of a majority of the directors then in office, although less than a quorum, or by a sole remaining director.
Special Stockholder Meetings
Subject to the special rights of the holders of one or more series of preferred stock, special meetings of the stockholders of Holdco may be called, for any purpose or purposes, at any time only by or at the direction of the board of directors, the chairperson of the board of directors, the Chief Executive Officer, or President.
Requirements for Advance Notification of Director Nominations and Stockholder Proposals
The Amended and Restated Bylaws will establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors. In order for any matter to be properly brought before a meeting, a stockholder will have to comply with advance notice requirements and provide Holdco with certain information. Generally, to be timely, a stockholder’s notice relating to any nomination or other business to be brought before an annual meeting must be delivered to the Secretary at Holdco’s principal executive offices not less than 90 days nor more than 120 days prior to the one-year anniversary of the immediately preceding annual meeting of stockholders. The Amended and Restated Bylaws will also specify requirements as to the form and content of a stockholder’s notice.
These notice provisions may defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of Holdco.
Stockholder Action by Written Consent
Any action required or permitted to be taken by the stockholders may be taken only at a duly called annual or special meeting of stockholders and may not be taken by consent of the stockholders in lieu of a meeting. However, any action required or permitted to be taken by the holders of any series of preferred stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting to the extent expressly provided by the applicable preferred stock designation.
Dissenters’ Rights of Appraisal and Payment
Under the DGCL, with certain exceptions, Holdco’s stockholders will have appraisal rights in connection with a merger or consolidation of Holdco. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.
Stockholders’ Derivative Actions
Under the DGCL, any of Holdco’s stockholders may bring an action in Holdco’s name to procure a judgment in Holdco’s favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of Holdco’s shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.
Amendment of the Amended and Restated Certificate of Incorporation
The Amended and Restated Certificate of Incorporation will provide that, in addition to any other vote that may be required by law, applicable stock exchange rule or the terms of any series of preferred stock, the affirmative vote of at least two-thirds of the outstanding shares entitled to vote generally in the election of directors will be required to amend or repeal any provision thereof. The Amended and Restated Certificate of Incorporation will also provide that, notwithstanding the foregoing, the affirmative vote of at least a majority of the then outstanding shares entitled to vote generally in the election of directors will be required to amend or repeal the provisions thereof relating to Holdco’s name, registered address or agent, or purpose.
Amendment of the Amended and Restated Bylaws
The Amended and Restated Bylaws will provide that the Holdco board of directors is empowered to adopt, amend or repeal the bylaws, and will further provide that the stockholders will also have the power to adopt, amend or repeal the bylaws, provided that such action by the stockholders will require the affirmative vote of at least two-thirds of the voting power of the outstanding shares of Holdco entitled to vote generally in the election of directors.
Exclusive Forum Selection
The Amended and Restated Certificate of Incorporation will provide that, unless Holdco consents in writing to the selection of an alternative forum, (a) the Court of Chancery (the “Chancery Court”) of the State of Delaware will, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on behalf of Holdco, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of Holdco to Holdco or to Holdco’s stockholders, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL or the Amended and Restated Bylaws or the Amended and Restated Certificate of Incorporation or (iv) any action, suit or proceeding asserting a claim against Holdco governed by the internal affairs doctrine; and (b) subject to the preceding provisions, the federal district courts of the United States will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the

Securities Act. If any action the subject matter of which is within the scope of clause (a) of the immediately preceding sentence is filed in a court other than the Chancery Court (a “Foreign Action”) in the name of any stockholder, such stockholder will be deemed to have consented to (x) the personal jurisdiction of the state and federal courts in the State of Delaware in connection with any action brought in any such court to enforce the provisions of clause (a) above and (y) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder. Any person purchasing or otherwise acquiring any interest in any security of Holdco will be deemed to have notice of and consented to the foregoing exclusive forum provisions. Notwithstanding the foregoing, such provisions will not apply to suits brought to enforce any liability or duty created by the Securities Act or Exchange Act, or any other claim for which the federal courts of the United States have exclusive jurisdiction.
Limitations on Liability and Indemnification of Officers and Directors
The Amended and Restated Certificate of Incorporation will contain provisions that limit the liability of Holdco’s directors and officers for monetary damages to the fullest extent permitted by Delaware law. Consequently, Holdco’s directors and officers will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors or officers, provided that our certificate of incorporation will not limit the liability of:
•	a director or officer for any breach of their duty of loyalty to our company or our stockholder;
•	a director or officer for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•	a director for unlawful payments of dividends or unlawful stock repurchases, or redemptions as provided in Section 174 of the DGCL;
•	a director or officer for any transaction from which they derived an improper personal benefit; or
•	an officer in any action by or in the right of Holdco.
The Amended and Restated Bylaws will provide that we will indemnify, to the fullest extent permitted by law, any person who is or was a party or is threatened to be made a party to any action, suit or proceeding, by reason of the fact that he or she is or was one of our directors or officers or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. Our Amended and Restated Bylaws will also provide that we must advance expenses incurred by or on behalf of a director or officer in advance of the final disposition of any action or proceeding, subject to very limited exceptions.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Holdco pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
The limitation of liability, advancement and indemnification provisions in the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws may discourage stockholders from bringing a lawsuit against directors or officers for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit Holdco and its stockholders. In addition, your investment may be adversely affected to the extent Holdco pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

COMPARISON OF SHAREHOLDER RIGHTS
General
Learn CW is incorporated as a Cayman Islands exempted company and the rights of Learn CW shareholders are governed by the laws of the Cayman Islands, including the Cayman Islands Companies Act, and Learn CW’s Amended and Restated Memorandum and Articles of Association, as amended. As a result of the Business Combination, Learn CW shareholders who receive shares of Holdco Common Stock will become Holdco stockholders.
Innventure is organized under the laws of the State of Delaware and the rights of Innventure Members are governed by the laws of the State of Delaware, including the Delaware Limited Liability Company Act, and Innventure’s Fifth Amended and Restated Limited Liability Company Agreement. As a result of the Business Combination, Innventure Members who receive shares of Holdco Common Stock will become Holdco stockholders.
Holdco will be incorporated under the laws of the State of Delaware and the rights of Holdco stockholders will be governed by the laws of the State of Delaware, including the DGCL, and Holdco’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws.
Comparison of Shareholder Rights
Set forth below is a summary comparison of material differences between the rights of Innventure Members under Innventure’s Fifth Amended and Restated Limited Liability Company Agreement (the “limited liability company agreement”) and the Delaware Limited Liability Company Act (left column) or the rights of Learn CW shareholders under Learn CW’s Amended and Restated Memorandum and Articles of Association, as amended (“memorandum and articles”) and Cayman Islands law (right column), on the one hand, and the rights of Holdco stockholders under Holdco’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws and the DGCL (middle column), on the other hand. The summary set forth below is not intended to be complete or to provide a comprehensive discussion of each company’s governing documents or applicable law. This summary is qualified in its entirety by reference to the full text of Innventure’s limited liability company agreement, Learn CW’s Amended and Restated Memorandum and Articles of Association, as amended, and the proposed Certificate of Incorporation of Holdco and proposed Bylaws of Holdco, which are attached to this proxy statement/consent solicitation statement/prospectus as Annex I and Annex J, respectively, as well as the relevant provisions of the Delaware Limited Liability Company Act, the Cayman Companies Act and the DGCL.
Innventure	Holdco	Learn CW
Authorized Capital Stock

Innventure is currently authorized to issue 10,975,000 Class A Units, 6,722,562 Class B Preferred Units, 2,600,000 Class B-1 Preferred Units, 1,585,125 Class C Units, 3,982,675 Class PCTA Units, and 1,000,000 Class I Units. As of May 29, 2024, there were 10,875,000 Class A Units outstanding, 5,074,005 Class B Preferred Units outstanding, 342,608 Class B-1 Preferred Units outstanding, 1,570,125 Class C Units outstanding, 3,982,675 Class PCTA Units outstanding, and 1,000,000 Class I Units outstanding.

Holdco will be authorized to issue 250,000,000 shares of Holdco Common Stock, $0.0001 par value per share. Immediately following consummation of the Business Combination, Holdco is expected to have approximately [ ] shares of Holdco Common Stock outstanding, assuming no redemptions and no exercise of dissenter’s rights by Learn CW shareholders.

Holdco will be authorized to issue 25,000,000 shares of preferred stock, $0.0001 par value per share. Immediately following consummation of the Business Combination, Holdco is expected to have no preferred stock outstanding.

The share capital of Learn CW is $22,100 divided into 200,000,000 Class A ordinary shares of a par value of $0.0001 each, 20,000,000 Class B ordinary shares of a par value of $0.0001 each, and 1,000,000 preference shares of a par value of $0.0001 each. As of [ ], 2024 there were 9,338,421 Class A ordinary shares outstanding, 5,750,000 Class B ordinary shares outstanding, and no preference shares outstanding.

Innventure	Holdco	Learn CW
Rights of Preferred Stock

The Class B Preferred Units and the Class-B1 Preferred Units are entitled to priority in all distributions other than tax advances. Preferred shares are entitled to preferential dividends and priority upon a liquidation, dissolution, or winding up.

The Holdco Board may fix for any class or series of preferred stock the rights, designations, and preferences of preferred shares, including dividend rights, dividend rates, conversion rights, exchange rights, voting rights, rights and terms of redemption (including sinking and purchase fund provisions), the redemption price or prices, and restrictions on the issuance of shares of such series.

The directors may allot, issue, grant options over or otherwise dispose of preference shares with or without preferred, deferred or other rights or restrictions, whether in regard to dividends or other distribution, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper, and may also (subject to the Cayman Islands Companies Act and the articles of association) vary such rights.

Number and Qualification of Directors

Under Innventure’s limited liability company agreement, the number of directors that constitutes the Innventure board of managers must be at least five and up to seven.
Subject to the terms of Holdco’s Amended and Restated Certificate of Incorporation and the investor rights agreement, the Holdco board of directors will consist of no fewer than seven members, with the exact number to be fixed exclusively by resolutions adopted by the board of directors in accordance with Holdco’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws.

Directors need not be stockholders.

The board of directors must consist of at least one person. However, Learn CW may by ordinary resolution increase or reduce the limits in the number of directors.

Learn CW may fix a minimum shareholding required to be held by a director at a general meeting, but until such a shareholding qualification is fixed a director is not required to hold shares.

Election of Directors

Three board members are designated by Innventure1, two board members are designated by WE-INN, and up to one individual can be approved by a majority of the then serving directors, so long as at least one director designated by WE-INN affirms such approval.

The annual meeting of stockholders is held for the election of directors, the date and time of which may be designated by the board of directors. At all meetings of stockholders for the election of directors at which a quorum is present, a plurality of the votes cast is sufficient to elect directors.

Each director, including a director elected to fill a vacancy or newly created directorship, shall hold office until the expiration of the term of the class for which elected and until such director’s successor is elected and qualified or until such director’s earlier death, resignation, disqualification or removal.

Learn CW may by ordinary resolution of the holders of the Class B ordinary shares appoint any person to be a director.

At each annual general meeting, directors appointed to succeed those directors whose terms expire shall be appointed for a term of office to expire at the third succeeding annual general meeting after their appointment. Except as statute or other applicable law may otherwise require, in the interim between meetings, additional directors may be appointed by the vote of a majority of the remaining directors then in office, although less than a quorum, or by the sole remaining director.

Innventure	Holdco	Learn CW
All directors hold office until the expiration of their respective terms or their resignation from office and until their successors has been appointed and qualified.

Removal of Directors

An Innventure1 director may be removed or replaced at any time from the board, with or without cause, upon, and only upon, the written request of Innventure1.

A WE-INN director may be removed or replaced at any time from the board, with or without cause, upon, and only upon, the written request of WE-INN.

Any director other than an Innventure1 director or a WE-INN director may be removed, with or without cause, by a majority of the then serving directors.

Subject to the rights of the holders of any series of preferred stock then outstanding, for as long as there is a classified board of directors, any director, or the entire board of directors, may be removed only for cause by an affirmative vote of at least two-thirds of the total voting power of all the outstanding shares of capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class, at a meeting duly called for that purpose.
Learn CW’s articles provide that the company may, by ordinary resolution of the holders of the Class B ordinary shares, remove any director.

Voting

Each member shall be entitled to one vote per unit on all matters upon which the members have the right to vote.

Any vote with respect to each class, or relating to the assets held within such class, can only be made by the holders of units of such class. The Class C Units are nonvoting with respect to any and all matters except as required by applicable law.

Each share of Holdco Common Stock entitles the record holder as of the applicable record date to one vote per share in person or by proxy on all matters submitted to a vote of the holders of common stock.

Except as otherwise required by law, the holders of shares of common stock will vote together as a single class with such holders of preferred stock if any holders of shares of preferred stock are entitled to vote together with the holders of common stock.

Learn CW’s articles provide that every member present in any such manner shall have one vote for every share of which he is the holder.

No person is be entitled to vote at any general meeting unless he is registered as a member on the record date for such meeting nor unless all calls or other monies then payable by him in respect of shares have been paid.

Shares in Learn CW that are beneficially owned by the company will not be voted, directly or indirectly, at any meeting and will not be counted.

Cumulative Voting

Members of Innventure do not have cumulative voting rights.	Stockholders of Holdco Common Stock shall not have cumulative voting rights.	Shareholders of Learn CW do not have cumulative voting rights.

Innventure	Holdco	Learn CW
Vacancies on the Board of Directors

In the event that a vacancy is created on the board at any time due to the death, disability, retirement, resignation or removal of a director, then the member entitled to designate such director has the right to designate an individual to fill the vacancy and the board agrees to take such actions as may be required to ensure the election or appointment of such designee.

In the event that the member entitled to designate such director fails to designate in writing a representative to fill the position, and such failure continues for more than thirty (30) days after notice of such failure, then the vacant position will be filled by an individual designated by the directors; provided, that such individual be removed from such position if the member entitled to designate so directs and simultaneously designates a director.

When one or more directors resigns and the resignation is effective at a future date, a majority of the directors then in office, including those who have so resigned, have power to fill such vacancy or vacancies. The appointment of the newly elected directors will take effect upon the resignation of such resigning director.

Vacancies resulting from the death, resignation, disqualification or removal of any director, and newly created directorships resulting from any increase in the authorized number of directors will be filled only by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

Except as statute or other applicable law may otherwise require, in the interim between meetings, any vacancies in the board of directors, including unfilled vacancies resulting from the removal of directors for cause, may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum, or by the sole remaining director.

A director appointed to fill a vacancy resulting from the death, resignation or removal of a director shall serve for the remainder of the full term of the director whose death, resignation or removal created such vacancy and until his successor is appointed and qualified.

Special Meeting of the Board of Directors

Special meetings of the board will be held on the call of any three (3) directors upon at least five (5) days’ written notice (if the meeting is to be held in person) or one (1) day’s written notice (if the meeting is to be held by telephone or video conference) to the directors, or upon such shorter notice as may be approved by all directors. Any director may waive such notice as to himself.

Special meetings of the board of directors may be called by the Chairperson, the Chief Executive Officer, the President, the Secretary or a majority of the directors then in office. Any such special meetings will be held at a time, date and place they so fix. Notice to directors of the date, place and time of any special meeting of the board of directors shall be given to each director by the Secretary or by the officer or one of the directors calling the meeting. The notice need not specify the place of the meeting if the meeting is to be held at the corporation’s principal executive office nor the purpose of the meeting.

A director, or other officer on the direction of a director, may call a meeting of the directors by sending at least two (2) days’ notice in writing to every director. The notice must set forth the general nature of the business to be considered unless notice is waived by all the directors either at, before, or after the meeting is held. To any such notice of a meeting of the directors all the provisions of the articles relating to the giving of notices by the company to the members apply.

Innventure	Holdco	Learn CW
Stockholder Action by Written Consent

Any matter that is to be voted on, consented to, or approved by voting members may be taken without a meeting, without prior notice and without a vote if consented to, in writing or by electronic transmission, by a member or members holding not less than seventy-five percent (75%) of the appropriate voting units held by all members of such class. A record will be maintained by the board of each action taken by written consent of a member or members.

Any action permitted to be taken by the stockholders of the corporation must be effected at a duly called annual or special meeting of the stockholders of the corporation (and may not be taken by consent of the stockholders in lieu of a meeting). Any action required or permitted to be taken by the holders of any series of preferred stock may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable preferred stock designation relating to such series of preferred stock.

A resolution in writing signed by or on behalf of all of the members entitled to receive notice of and to attend and vote at general meetings will be as valid and effective as if the resolution had been passed at a general meeting of the company duly convened and held.

Amendment to Charter

No provision of the limited liability company agreement may be amended or modified except by an instrument in writing executed by WE-INN and Innventure1.
The Amended and Restated Certificate of Incorporation will provide that, in addition to any other vote that may be required by law, applicable stock exchange rule or the terms of any series of preferred stock, the affirmative vote of at least two-thirds of the outstanding shares entitled to vote generally in the election of directors will be required to amend or repeal any provision thereof. The Amended and Restated Certificate of Incorporation will also provide that, notwithstanding the foregoing, the affirmative vote of at least a majority of the then outstanding shares entitled to vote generally in the election of directors will be required to amend or repeal the provisions thereof relating to Holdco’s name, registered address or agent, or purpose.

Subject to the provisions of any applicable statute, the company may alter or add to the memorandum and articles by special resolution.

In the event that any amendment is made to the articles with respect to any provision relating to members’ rights or pre-business combination activity, each holder of public shares who is not the sponsor, a founder, officer, or director will be provided with the opportunity to redeem their shares upon the approval or effectiveness of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held and not previously released to the company to pay its taxes, divided by the number of then outstanding public shares.

Innventure	Holdco	Learn CW
Amendment of Bylaws

Not applicable.
The board of directors is expressly empowered to adopt, amend or repeal the bylaws. The stockholders also have power to adopt, amend or repeal the bylaws. Such action by stockholders requires the affirmative vote of the holders of at least two-thirds of the voting power of all the then outstanding shares of voting stock of the corporation with the power to vote generally in an election of directors, voting together as a single class.
Not applicable.

Quorum

Board of Directors. A majority of the directors serving on the board which, for so long as a WE-INN Director is then serving, must include at least one WE-INN Director, constitutes a quorum for the transaction of business of the board.

Members. Innventure’s limited liability company agreement states that a quorum of any meeting of the voting members requires the presence of the members holding a majority of the appropriate voting units held by all members.

Board of Directors. At all meetings of the board of directors, a majority of the total number of directors constitutes a quorum for the transaction of business.

Stockholders. At any meeting of the stockholders, the holders of a majority of the voting power of the issued and outstanding shares of capital stock of Holdco entitled to vote at the meeting, present in person, or by remote communication, or represented by proxy, constitutes a quorum for all purposes, unless or except to the extent that the presence of a larger number may be required by applicable law or the rules of any stock exchange upon which Holdco’s securities are listed.

Board of Directors. The quorum for the transaction of the business of the directors may be fixed by the directors, and unless so fixed, will be a majority of the directors then in office.

Shareholders. The holders of a majority of the issued and outstanding shares, being individuals present in person or by proxy, or if a corporation or other non-natural person by its duly authorized representative or proxy, will be a quorum.

Annual Stockholder Meetings

The Delaware Limited Liability Company Act does not require the company to hold an annual members’ meeting. Innventure’s limited liability company agreement similarly does not mandate an annual members’ meeting.

The annual meeting of stockholders shall be held for the election of directors at such date and time as may be designated by or in the manner determined by resolution of the board of directors from time to time. Any other business as may be properly brought before the annual meeting of stockholders may be transacted at the annual meeting of stockholders.

The company may, but is not required to, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. Any annual general meeting shall be held at such time and place as the directors shall appoint.

Innventure	Holdco	Learn CW
Special Stockholder Meetings

Meetings of the members holding units of a certain class may be called by the board or a member or group of members holding more than seventy-five percent (75%) of the then-outstanding votes attributable to the relevant voting units of such class. Only members who hold the relevant voting units have the right to attend meetings of the members.

Subject to the special rights of the holders of one or more series of preferred stock, special meetings of the stockholders of the corporation may be called, for any purpose, at any time only by or at the direction of the board of directors, the Chairperson of the board of directors, the Chief Executive Officer or President. Except as set forth in the preceding sentence, special meetings cannot be called by any other person.

All general meetings other than annual general meetings shall be called extraordinary general meetings. The directors, the chief executive officer or the chairman of the board of directors may call general meetings, and, for the avoidance of doubt, members shall not have the ability to call general meetings.

Notice of Stockholder Meetings

Written notice stating the place, date, and time of the meeting and, in the case of a meeting of the members not regularly scheduled, describing the purposes for which the meeting is called, must be delivered not fewer than ten (10) days and not more than thirty (30) days before the date of the meeting to each voting member, by or at the direction of the board or the member(s) calling the meeting.

Notice of any meeting of stockholders must be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at the meeting as of the record date for determining the stockholders entitled to notice of the meeting. The must shall state: (i) the place, if any, date and hour of the meeting; (ii) the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting; (iii) the record date for determining the stockholders entitled to vote at the meeting; and (iv) the purpose for which the meeting is called.

At least five clear days’ notice shall be given of any general meeting. Every notice shall specify the place, the day and the hour of the meeting and the general nature of the business to be conducted at the general meeting and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by the company.

Innventure	Holdco	Learn CW
Business to be Conducted at Stockholder Meetings

The business to be conducted at a meeting need not be limited to the purpose described in the notice and can include business to be conducted by voting members; provided that the appropriate voting members shall have been notified of the meeting, and any voting member holding the appropriate voting units shall have the right to request removal from the meeting of any voting member that does not hold any of the applicable class of units prior to any discussion of business at the meeting for which such units do not have a vote.

At an annual meeting of stockholders, the only business that shall be conducted is such business that has been properly brought before the meeting. To properly bring a matter for consideration at an annual meeting, a stockholder must: (A) (i) be a stockholder of record of Holdco both at the time of giving notice and at the time of the meeting; (ii) be entitled to vote at the meeting; and (iii) be in compliance with Section 2.13 of the articles in all respects; or (B) have properly made such proposal in accordance with Rule 14a-8 under the Exchange Act, which proposal has been included in the proxy statement for such annual meeting of the stockholders.

The only matters that may be brought before a special meeting of stockholders are the matters specified in Holdco’s notice of meeting of the stockholders.

Members seeking to bring business before the annual general meeting must deliver notice to the principal executive offices of Learn CW not less than 120 calendar days before the date the company’s proxy statement is released to members, or, if the company did not hold an annual general meeting the previous year, or if the date of the current year’s annual general meeting has been changed by more than thirty (30) days from the date of the previous year’s annual general meeting, then the deadline will be set by the board of directors with such deadline being a reasonable time before the company begins to print and send its related proxy materials.

Advance Notice Requirements

Not applicable.
Generally, to be timely, a stockholder’s notice relating to any nomination or other business to be brought before an annual meeting must be delivered to the Secretary at Holdco’s principal executive offices not less than 90 days nor more than 120 days prior to the one-year anniversary of the immediately preceding annual meeting of stockholders. The Amended and Restated Bylaws will also specify requirements as to the form and content of a stockholder’s notice.

Members seeking to bring business or nominate candidates for appointment as directors at the annual general meeting must deliver notice to the principal executive offices of the company not less than 120 calendar days before the date of the company’s proxy statement released to members in connection with the previous year’s annual general meeting or, if the company did not hold an annual general meeting the previous year, or if the date of the current year’s annual general meeting has been changed by more than thirty (30) days from the date of the previous year’s annual general meeting, then the deadline will be set by the board of directors with such deadline being a reasonable time before the company begins to print and send its related proxy materials.

Innventure	Holdco	Learn CW
Limitation of Liability of Directors and Officers

Except as otherwise provided in the Delaware Limited Liability Company Act, no director will be obligated personally for any debt, obligation or liability of Innventure or any of its subsidiaries solely by reason of being a director. The Innventure limited liability company agreement does not create or impose any fiduciary duty on any member, officer or director.

No director or officer of Holdco shall have any personal liability to Holdco or its stockholders for monetary damages for any breach of fiduciary duty as a director or officer, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL.

No director or officer will be liable for any loss or damage incurred by Learn CW as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through actual fraud, willful neglect or willful default. No person will be found to have committed actual fraud, willful neglect or willful default unless or until a court of competent jurisdiction makes a finding to that effect.

Indemnification of Directors and Officers

To the fullest extent permitted by Delaware law, Innventure will indemnify and hold harmless any director or officer against any and all losses, claims, damages, judgments, fines or liabilities, and any amounts expended in settlement of any claims by reason of any act or omission performed on behalf of Innventure or when acting in connection with Innventure, provided that such person acted in good faith and in a manner believed to be in the best interests of the company, and such person’s conduct did not constitute fraud, gross negligence, willful misconduct or a material breach of the limited liability company agreement.

To the fullest extent permitted by the DGCL, Holdco shall indemnify and hold harmless, any director or officer who was or is made or is threatened to be made a party or is otherwise involved in any proceeding by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer, against all liability and loss suffered and expenses reasonably incurred or suffered by such person in connection with any such proceeding. Notwithstanding the preceding sentence, subject to certain exceptions, Holdco shall be required to indemnify a person in connection with a proceeding initiated by such person only if the proceeding was authorized by the board of directors.

Every director and officer together with every former director and former officer shall be indemnified out of the assets of Learn CW against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud, willful neglect or willful default. No person will be found to have committed actual fraud, willful neglect or willful default unless or until a court of competent jurisdiction makes a finding to that effect.

Dividends, Distributions and Stock Repurchases

The board will have sole discretion regarding the amounts and timing of distributions to members participating in the Innventure business, including to decide to forego payment of distributions in order to provide for the retention and establishment of reserves of such funds as it deems necessary with respect to the reasonable business needs of the company.

Subject to any restrictions contained in either (i) the DGCL or (ii) Holdco’s Amended and Restated Certificate of Incorporation, the board of directors may declare and pay dividends upon the shares of its stock. Dividends may be paid in cash, in property, or in shares of stock. The board of directors may set apart out of any of the funds of Holdco available for dividends a reserve or reserves for any proper

The directors may resolve to pay dividends and other distributions on shares in issue and authorize payment of the dividends or other distributions out of the funds of the company. No dividend or other distribution will be paid except out of the realized or unrealized profits of Learn CW.

Except as otherwise provided by the rights attached to any shares, all

Innventure	Holdco	Learn CW
The board must, within forty-five (45) days of the end of any fiscal year, use its best commercial efforts to distribute to each member holding Class A Units, Class B Preferred Units, Class B-1 Preferred Units or Class C Units, in proportion to its respective Innventure business ownership percentage.

All distributions to members holding Class PCTA Units shall be made in accordance with a member’s Class PCTA percentage. All distributions to members holding Class I Units shall be made in accordance with a member’s Class I percentage.
purpose and may abolish any such reserve. Such purposes may include equalizing dividends, repairing or maintaining any property of Holdco, and meeting contingencies.
dividends and other distributions will be paid according to the par value of the shares that a member holds. If any share is issued on terms providing that it shall rank for dividend as from a particular date, that share will rank for dividend accordingly. Dividends and other distributions may be paid in any currency.

The directors may resolve that any dividend or other distribution be paid wholly or partly by the distribution of specific assets and in particular by the distribution of shares, debentures, or securities of any other company or in any one or more of such ways.

Liquidation

The board will act as liquidator to wind up Innventure and the board will liquidate the assets of the company on a class by class basis and distribute the proceeds of such liquidation first, to the payment of all of the company’s debts and liabilities to its creditors, second, to the establishment of and additions to reserves that are determined by the board to be reasonably necessary for any contingent unforeseen liabilities or obligations, and third, to the applicable members, with preferred shares receiving priority.

In the event of liquidation, dissolution or winding up of the affairs of Holdco, whether voluntary or involuntary, after payment of the debts and other liabilities of the corporation and after making provisions for any class or series of stock having a preference over common stockholders with respect to payments in liquidation, the remaining assets and funds of Holdco available for distribution will be divided among and paid ratably to the holders of all outstanding shares of common stock in proportion to the number of shares held by each such stockholder.

If Learn CW shall be wound up, the liquidator will apply the assets of the company in satisfaction of creditors’ claims in such manner and order as such liquidator thinks fit. Subject to the rights attaching to any shares, in a winding up if the assets available for distribution are insufficient to repay the whole of the company’s issued share capital, such assets shall be distributed so that, as nearly as may be, the losses are borne by the members in proportion to the par value of the shares held by them. If the assets available for distribution are more than sufficient to repay the whole of the company’s issued share capital at the commencement of the winding up, the surplus will be distributed amongst the members in proportion to the par value of the shares held by them at the commencement of the winding up.

Innventure	Holdco	Learn CW
Duties of Directors

The Innventure limited liability company agreement does not create or impose any fiduciary duty on any member, officer or director.
Under the DGCL, directors must exercise a duty of care and duty of loyalty and good faith to the company and its stockholders. In addition to fiduciary duties, directors owe a duty to act within the scope of authority, avoid conflicts of interest, make informed decisions, and monitor performance and compliance.

Under Cayman Island law, a director owes fiduciary duties to a company, including to exercise loyalty, honesty and good faith to the company as a whole. Directors must exercise a reasonable level of care, skill, and diligence.

Inspection of Books and Records; Stockholder Lists

Inspection. Upon reasonable notice from a member, Innventure will afford each member and its representatives access during normal business hours to (i) the company’s properties, offices, plants and other facilities; (ii) the corporate, financial and similar records, reports and documents of the company, including, without limitation, all books and records, minutes of proceedings, internal management documents, reports of operations, reports of adverse developments, copies of any management letters and communications with members (including the board), and to permit each member and its representatives to examine such documents and make copies thereof; and (iii) any officers, senior employees and public accountants of the company. Innventure will afford each member and its representatives the opportunity to discuss and advise on the affairs, finances, and accounts of the company with such officers, senior employees and public accountants.

Member List. Under the Delaware Limited Liability Company Act, each member of a limited liability company has the right, subject to reasonable standards, to obtain from the limited liability company upon reasonable demand for any purpose reasonably related to the member’s interest as a member of the limited

Inspection. Holdco will, as expeditiously as possible, make available for inspection by the holders whose securities are included in the registration statement and who have signed a non-disclosure agreement, and any attorney, accountant or other professional retained by any holder whose securities are included in the registration statement, all financial and other records, pertinent corporate documents and properties of the company, as reasonably requested to enable them to exercise their due diligence responsibility, and cause the company’s officers, directors and employees to supply all information reasonably requested.

Stockholder List. Under Section 220 of the DGCL, any stockholder, in person or by attorney or other agent, has, upon written demand under oath stating the purpose thereof, the right during the usual hours for business to inspect for any proper purpose and to make copies and extracts from Holdco’s list of its stockholders.

Inspection. The directors shall determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the company shall be open to the inspection of members and no member shall have any right of inspecting any account or book or document of the company except as conferred by statute or authorized by the directors or by the company in general meeting.

Shareholder List. No similar provision.

Innventure	Holdco	Learn CW
liability company, a current list of the name and last known business, residence, or mailing address of each member and director.

Choice of Forum

The Innventure limited liability company agreement does not provide for a specific forum.
Unless a majority of the board of directors, acting on behalf of Holdco consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on behalf of Holdco, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of Holdco to the corporation or to the corporation’s stockholders, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL or the bylaws of Holdco or (iv) any action, suit or proceeding asserting a claim against Holdco governed by the internal affairs doctrine. Subject to the preceding provision, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause or causes of action arising under the Securities Act.
The Learn CW memorandum and articles do not provide for a specific forum.

SECURITIES ACT RESTRICTIONS ON RESALE OF HOLDCO’S SECURITIES
Registration Rights
Pursuant to the A&R Registration Right Agreement, Holdco will be required to file a registration statement within 45 days after the consummation of the Business Combination registering the number of shares of Holdco Common Stock to permit the public resale of the Registrable Securities (as defined in the A&R Registration Right Agreement) held by the holders thereto and use commercially reasonable efforts to have the registration statement declared effective and to maintain the effectiveness of such registration statement. See “Certain Relationships and Related Party Transaction—Learn CW—A&R Registration Rights Agreement.”
Rule 144
Subject to the further restrictions described below under “Restrictions on the Use of Rule 144 for Securities of Shell Companies or Former Shell Companies,” pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted Holdco Common Stock or Holdco Warrants for at least six (6) months would be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of Holdco at the time of, or at any time during the three (3) months preceding, a sale and (ii) Holdco is subject to the Exchange Act periodic reporting requirements for at least three (3) months before the sale and has filed all required reports under Section 13 or 15(d) of the Exchange Act during the twelve (12) months (or such shorter period as Holdco was required to file reports) preceding the sale.
Persons who have beneficially owned restricted shares of Holdco Common Stock or Holdco Warrants for at least six months but who are affiliates of Holdco at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:
•	one percent (1%) of the total number of Holdco Common Stock then outstanding; or
•	the average weekly reported trading volume of Holdco Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.
Sales by affiliates of Holdco under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about Holdco.
Restrictions on the Use of Rule 144 for Securities of Shell Companies or Former Shell Companies
Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:
•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;
•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;
•
the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding twelve months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.
As a result, although Holdco will be a new registrant, shares of Holdco Common Stock and Holdco Warrants may not be eligible for sale pursuant to Rule 144 without registration until one year has elapsed from the time that Holdco files current Form 10 type information with the SEC as described above.
Learn CW anticipates that following the consummation of the Business Combination, Holdco will no longer be a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.
Rule 701
In general, under Rule 701 of the Securities Act as currently in effect, each of Innventure’s employees, consultants or advisors who purchases equity shares from Holdco in connection with a compensatory stock plan or other written agreement executed prior to the completion of the Business Combination is eligible to resell those equity shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144. However, the Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

APPRAISAL RIGHTS
Neither Learn CW’s shareholders nor Learn CW’s warrant holders have appraisal rights in connection with the Business Combination or the Mergers under the Cayman Islands Companies Act.
Learn CW’s shareholders may be entitled to give notice to Learn CW prior to the meeting that they wish to dissent to the LCW Merger and to receive payment of fair market value for his or her Learn CW Ordinary Shares if they follow the procedures set out in the Cayman Islands Companies Act, although any such dissention rights may be limited pursuant to Section 239 of the Cayman Islands Companies Act, which states that no such dissention rights shall be available in respect of shares of any class for which an open market exists on a recognized stock exchange at the expiry date of the period allowed for written notice of an election to dissent provided that the Merger Consideration constitutes inter alia shares of any company which at the effective date of the LCW Merger are listed on a national securities exchange. It is Learn CW’s view that such fair market value would equal the amount Learn CW shareholders would obtain if they exercise their redemption rights as described herein.

ENFORCEABILITY OF CIVIL LIABILITIES
Learn CW has been advised by Maples and Calder (Cayman) LLP, its Cayman Islands legal counsel, that the courts of the Cayman Islands are unlikely (i) to recognize or enforce against Learn CW judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against us predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.
As a result of all of the above, Learn CW’s public shareholders may have more difficulty in protecting their interests in the face of actions taken by Learn CW’s management, the LCW Board or its controlling shareholders than they would as public shareholders of a U.S. company.

SUBMISSION OF SHAREHOLDER PROPOSALS
The LCW Board is not aware of any matters other than the Business Combination Proposal, the Merger Proposal, the Equity Plan Proposal, the Non-Binding Governance Proposal, and Adjournment Proposal that may be brought before the extraordinary general meeting. However, if any other matter should properly come before the extraordinary general meeting, the persons named in the enclosed proxies will vote such proxies in accordance with their judgment on any such matters. Under Cayman Islands law, only the business that is specified in the notice of extraordinary general meeting to shareholders for the extraordinary general meeting may be transacted at the extraordinary general meeting.

FUTURE SHAREHOLDER PROPOSALS
Assuming the Business Combination is completed, Learn CW currently does not expect to hold its 2024 annual general meeting. If the Business Combination is consummated, you will be entitled to attend and participate in Holdco’s annual meetings of shareholders. If Holdco holds a 2024 annual general meeting, it will provide notice of or otherwise publicly disclose the date on which the 2024 annual general meeting will be held.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS/HOUSEHOLDING
Under the rules of the SEC, unless it has received a contrary instruction, Learn CW (and the services Learn CW employs to deliver communications to its shareholders) may send a single copy of this proxy statement/consent solicitation statement/prospectus and any other proxy statement/consent solicitation statement/prospectus or annual report delivered to Learn CW shareholders to two (2) or more shareholders sharing the same address, if Learn CW believes that the shareholders are members of the same family. This process, known as “householding,” reduces the volume of duplicate information received at any one household and helps to reduce Learn CW’s expenses.
Upon request, Learn CW will deliver a separate copy of this proxy statement/consent solicitation statement/prospectus and/or any annual report or proxy statement/consent solicitation statement/prospectus to any shareholder at a shared address to which a single copy of such document was delivered. Shareholders receiving multiple copies of such documents may likewise request that Learn CW deliver single copies of such documents in the future. Shareholders may notify Learn CW of their requests by calling (424) 324-2990 or writing to Learn CW at its principal executive offices at 11755 Wilshire Boulevard, Suite 2320, Los Angeles, California 90025.
Following the Business Combination, Holdco shareholders should send any such requests in writing to investtorrelations@innventure.com or by callling (321) 209-6787.

OTHER SHAREHOLDER COMMUNICATIONS
Learn CW shareholders and interested parties may communicate with the LCW Board, any committee chairperson or the non-management directors as a group by writing to Attn: [ ], 11755 Wilshire Boulevard, Suite 2320, Los Angeles, California 90025. Following the Business Combination, Holdco shareholders should send any communications to the Holdco Board, any committee chairperson or the non-management directors of Holdco by writing to Attn: Corporate Secretary, corporatesecretary@innventure.com. Any such communication will be reviewed and, to the extent such communication falls within the scope of matters generally considered by the LCW Board or the Holdco Board, as applicable, forwarded to the LCW Board or the Holdco Board, as applicable, the appropriate committee chairperson or the non-management directors, as appropriate, based on the subject matter of the communication. The acceptance and forwarding of communications to the members of the LCW Board or the Holdco Board, as applicable, or to an executive officer of Learn CW or Holdco does not imply or create any fiduciary duty of such director or executive officer to the person submitting the communications.

LEGAL MATTERS
Sidley Austin LLP will pass upon the validity of the Holdco Common Stock and the Holdco Warrants to be issued in connection with the Business Combination and certain U.S. federal income tax matters relating to the Business Combination.

EXPERTS
The financial statements for Learn CW Investment Corporation as of and for the years ended December 31, 2023 and 2022 appearing in this proxy statement/consent solicitation statement/prospectus have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph relating to substantial doubt about the ability of Learn CW Investment Corporation. to continue as a going concern) appearing elsewhere in this proxy statement/consent solicitation statement/prospectus, and are included in reliance on such report given on the authority of such firm as experts in auditing and accounting.
The consolidated financial statements of Innventure LLC (the Company) as of and for the years ended December 31, 2023 and 2022 included in this proxy statement/consent solicitation statement/prospectus and in the Registration Statement have been so included in reliance on the report of BDO USA, P.C., independent auditors, given on the authority of said firm as experts in auditing and accounting. The report on the consolidated financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

WHERE YOU CAN FIND MORE INFORMATION
Learn CW files reports, proxy statements/prospectuses and other information with the SEC as required by the Exchange Act. You can read Learn CW’s SEC filings, including this proxy statement/consent solicitation statement/prospectus and any other reports, proxy statements/prospectuses and other information filed by Learn CW with the SEC, over the Internet at the SEC website at http://www.sec.gov.
This proxy statement/consent solicitation statement/prospectus is available without charge to Learn CW shareholders upon written or oral request. If you would like additional copies of this proxy statement/consent solicitation statement/prospectus, or need to obtain proxy cards, or if you have questions about the Business Combination or the proposals to be presented at the extraordinary general meeting, you should contact Learn CW or Morrow Sodali LLC, its proxy solicitor, at the information below.
Learn CW Investment Corporation
Attn: Investor Relations
11755 Wilshire Boulevard
Suite 2320
Los Angeles, California 90025
(424) 324-2990

or:

Morrow Sodali LLC
333 Ludlow Street, 5th Floor, South Tower
Stamford, CT 06902
Individuals call toll-free (800) 662-5200
Banks and brokers call (203) 658-9400
Email: LCW.info@investor.morrowsodali.com
If you are a shareholder of Learn CW and would like to request documents, please do so no later than five (5) business days before the extraordinary general meeting in order to receive them before the extraordinary general meeting.
Information and statements contained in this proxy statement/consent solicitation statement/prospectus or any Annex to this proxy statement/consent solicitation statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other Annex filed as an exhibit to this proxy statement/consent solicitation statement/prospectus.
All information contained in this proxy statement/consent solicitation statement/prospectus relating to Learn CW has been supplied by Learn CW and all information relating to Innventure has been supplied by Innventure. Information provided by one entity does not constitute any representation, estimate or projection of the other entity.
Neither of Learn CW nor Innventure have authorized anyone to give any information or make any representation about the Business Combination or their companies that is different from, or in addition to, that included in this proxy statement/consent solicitation statement/prospectus or in any of the materials that have been incorporated in this proxy statement/consent solicitation statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information included in this proxy statement/consent solicitation statement/prospectus speaks only as of the date of this proxy statement/consent solicitation statement/prospectus unless the information specifically indicates that another date applies.

INDEX TO FINANCIAL STATEMENTS

LEARN CW INVESTMENT CORPORATION
Unaudited Financial Statements
Audited Financial Statements
Innventure LLC and Subsidiaries
Contents
Unaudited Financial Statements
Audited Financial Statements

LEARN CW INVESTMENT CORPORATION
CONDENSED BALANCE SHEETS
	March 31, 2024	December 31, 2023
	(Unaudited)
ASSETS
Current Assets:
Cash	$252,489	$116,234
Prepaid Expenses	392,343	602,682
Total Current Assets	644,832	718,916

Cash and Investments Held in Trust Account	100,754,232	100,304,232
Total Assets	$101,399,064	$101,023,148

LIABILITIES, ORDINARY SHARES SUBJECT TO POSSIBLE REDEMPTION AND SHAREHOLDERS’ DEFICIT
Current Liabilities:
Accounts payable and accrued expenses	$7,157,591	$5,985,161
Shareholder redemption payable	249,339	249,339
Deferred credits	586,918	400,000
Total Current Liabilities	7,993,848	6,634,500

Convertible Note – Related Party	3,050,000	2,439,000
Warrant Liabilities	932,300	372,920
Total Liabilities	11,976,148	9,446,420

COMMITMENTS AND CONTINGENCIES (Note 6)
Class A Ordinary Shares, subject to possible redemption; 9,338,421 and 9,338,421 shares at redemption value of $10.74 per share and $10.71 per share at March 31, 2024 and December 31, 2023 respectively	100,504,892	100,054,892

SHAREHOLDERS’ DEFICIT
Preferred shares, $0.0001 par value; 1,000,000 shares authorized; none outstanding	—	—
Class A ordinary shares, $0.0001 par value; 200,000,000 shares authorized; none outstanding (excluding 9,338,421 subject to possible redemption) at March 31, 2024 and December 31, 2023	—	—
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 5,750,000 shares issued and outstanding at March 31, 2024 and December 31, 2023	575	575
Additional paid in capital	—	—
Accumulated deficit	(11,082,551)	(8,478,739)
Total Shareholders’ Deficit	(11,081,976)	(8,478,164)
Total Liabilities, Ordinary Shares Subject to Possible Redemption and Shareholders’ Deficit	$101,399,064	$101,023,148
The accompanying notes are an integral part of these unaudited condensed financial statements.

LEARN CW INVESTMENT CORPORATION
CONDENSED STATEMENTS OF OPERATIONS
(UNAUDITED)
	For the three months ended March 31, 2024	For the three months ended March 31, 2023
Formation costs and other operating expenses	$1,594,432	$353,045
Loss from Operations	$(1,594,432)	$(353,045)

Other income:
Interest income	—	2,460,924
Change in fair value of warrant liabilities	(559,380)	745,840
Net (Loss) Income	$(2,153,812)	$2,853,719

Weighted average shares outstanding of Class A ordinary shares	9,338,421	23,000,000
Basic and diluted net (loss) income per share, Class A ordinary shares	$(0.14)	$0.10
Weighted average shares outstanding of Class B ordinary shares	5,750,000	5,750,000
Basic and diluted net (loss) income per share, Class B ordinary shares	$(0.14)	$0.10
The accompanying notes are an integral part of these unaudited condensed financial statements.

LEARN CW INVESTMENT CORPORATION
CONDENSED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT
FOR THE THREE MONTHS ENDED MARCH 31, 2024
(UNAUDITED)
	Class B Ordinary Shares		Additional Paid in Capital	Accumulated Deficit	Shareholders’ Deficit
	Shares	Amount
Balance – January 1, 2024	5,750,000	$575	$—	$(8,478,739)	$(8,478,164)
Accretion of Class A shares to redemption value	—	—	—	(450,000)	(450,000)
Net loss	—	—	—	(2,153,812)	(2,153,812)
Balance – March 31, 2024	5,750,000	$575	$—	$(11,082,551)	$(11,081,976)
FOR THE THREE MONTHS ENDED MARCH 31, 2023
(UNAUDITED)
	Class B Ordinary Shares		Additional Paid in Capital	Accumulated Deficit	Shareholders’ Deficit
	Shares	Amount
Balance – January 1, 2023	5,750,000	$575	$—	$(11,661,346)	$(11,660,771)
Accretion of Class A shares to redemption value	—	—	—	(2,460,924)	(2,460,924)
Net income	—	—	—	2,853,719	2,853,719
Balance – March 31, 2023	5,750,000	$575	$—	$(11,268,551)	$(11,267,976)
The accompanying notes are an integral part of these unaudited condensed financial statements.

LEARN CW INVESTMENT CORPORATION
CONDENSED STATEMENTS OF CASH FLOWS
(UNAUDITED)
	For the three Months ended March 31, 2024	For the three months ended March 31, 2023
Cash Flows from Operating Activities:
Net (loss) income	$(2,153,812)	$2,853,719
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	—	(2,460,924)
Change in fair value of warrant liabilities	559,380	(745,840)
Prepaid expenses	210,339	113,174
Accounts payable and accrued expenses	1,172,430	97,428
Deferred credits	186,918	—
Net cash used in operating activities	(24,745)	(142,443)

Cash Flows from Investing Activities:
Investment of cash in Trust Account	(450,000)	—
Net cash used in investing activities	(450,000)	—

Cash flows from financing activities:
Proceeds from convertible promissory note – related party	756,000	—
Repayment of promissory note - related party	(145,000)	—
Net cash provided by financing activities	611,000	—

Net Change in Cash	136,255	(142,443)
Cash – Beginning of the period	116,234	748,857
Cash – End of the period	$252,489	$606,414

Non-cash investing and financing activities:
Accretion of Class A ordinary shares subject to possible redemption	$450,000	$2,460,924
The accompanying notes are an integral part of these unaudited condensed financial statements.

LEARN CW INVESTMENT CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2024
(Unaudited)
Note 1 – Description of Organization and Business Operations
Learn CW Investment Corporation (the “Company”) is a blank check company incorporated in the Cayman Islands on February 2, 2021. The Company was formed for the purpose of effectuating a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses (the “Business Combination”). The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.
As of March 31, 2024, the Company had not yet commenced any operations. All activity through March 31, 2024, relates to the Company’s formation, the initial public offering (the “Initial Public Offering”), identifying a target for a Business Combination, executing agreements, including without limitation the Business Combination Agreement, related to the proposed Business Combination with Innventure, and public filings associated therewith. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering and changes in future value of warrant liabilities.
The Company has selected December 31 as its fiscal year end.
The registration statement for the Company’s Initial Public Offering (the “IPO”) was declared effective on October 7, 2021. On October 13, 2021 the Company consummated the Initial Public offering of 23,000,000 units (the “Units”), which included 3,000,000 units issued pursuant to the exercise by the underwriter of its over-allotment option. Each Unit consists of one Class A ordinary share of the Company, $0.0001 par value per share (the “Class A Ordinary Shares”), and one-half of one redeemable warrant of the Company (the “Public Warrants”), each whole Public Warrant entitling the holder thereof to purchase one Class A ordinary share at an exercise price of $11.50 per share. The Units were sold at an offering price of $10.00 per Unit, generating gross proceeds of $230,000,000.
Substantially concurrently with the closing of the IPO, the Company completed the private sale of 7,146,000 warrants (the “Private Placement Warrants”) to the Company’s sponsor, CWAM LC Sponsor LLC (the “Sponsor”), at a purchase price of $1.00 per Private Placement Warrant, generating gross proceeds to the Company of $7,146,000 (the “Private Placement”).
Following the closing of the Initial Public Offering on October 13, 2021, a total of $230,000,000 ($10.00 per Public Unit) of the net proceeds from the IPO and the Private Placement were deposited in a trust account (“Trust Account”) which may be invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act, or, as determined by the Company, be invested in cash, or held in an interest-bearing demand deposit account, until the earlier of: (i) the consummation of a Business Combination or (ii) as described below.
Transaction costs of the Initial Public Offering amounted to $13,157,186, consisting of $2,446,000 of underwriting fee, $9,780,500 of deferred underwriting fee and $930,686 of other offering costs, with $781,595 included in accumulated deficit as an allocation for the Public Warrants and the Private Placement Warrants.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Proposed Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. NYSE rules provide that the Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (as defined below) (less any deferred underwriting commissions and taxes payable on interest earned on the Trust Account) at the time of the signing of a definitive agreement to enter a Business Combination. The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

The Company will provide its holders of the outstanding Public Shares (the “public shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. In connection with a proposed Business Combination, the Company may seek shareholder approval of a Business Combination at a meeting called for such purpose at which shareholders may seek to redeem their shares, regardless of whether they vote for or against a Business Combination. The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 either immediately prior to or upon such consummation of a Business Combination and, if the Company seeks shareholder approval, a majority of the outstanding shares voted are voted in favor of the Business Combination.
If the Company seeks shareholder approval of the Business Combination, the Company will proceed with a Business Combination only if the Company receives an ordinary resolution under Cayman Islands law approving a Business Combination, which requires the affirmative vote of a majority of the shareholders who attend and vote at a general meeting of the Company, or such other vote as required by law or stock exchange rule. If a shareholder vote is not required and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association, conduct the redemptions pursuant to the tender offer rules of the Securities and Exchange Commission (the “SEC”), and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination. If the Company seeks shareholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the Proposed Public Offering in favor of approving a Business Combination. Additionally, each Public Shareholder may elect to redeem their Public Shares, without voting, and if they do vote, irrespective of whether they vote for or against a proposed Business Combination.
Notwithstanding the foregoing, if the Company seeks shareholder approval of the Business Combination and the Company does not conduct redemptions pursuant to the tender offer rules, a Public Shareholder, other than Softbank, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares without the Company’s prior written consent.
The Sponsor has agreed (a) to waive its redemption rights with respect to any Founder Shares and Public Shares held by it in connection with the completion of a Business Combination and (b) not to propose an amendment to the Amended and Restated Memorandum and Articles of Association (i) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial business combination or to redeem 100% of the Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below) or (ii) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity, unless the Company provides the Public Shareholders with the opportunity to redeem their Class A ordinary shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the Trust account and not previously released to pay taxes, divided by the number of then issued and outstanding Class A ordinary shares.
On October 11, 2023, the Public Shareholders of the Company held an extraordinary general meeting (the “Meeting”) and approved a proposal to (i) amend the Company’s amended and restated memorandum and articles of association (the “Charter”) to extend to the date by which the Company must consummate an initial business combination (the ‘Extension Amendment Proposal”) from October 13, 2023 to October 13, 2024, by electing to extend the date to consummate an initial business combination on a monthly basis for up to twelve (12) times by an additional one month each time (as extended, the “Extended Date”), unless the closing of an initial business combination has occurred, provided that the Sponsor (or its affiliates or permitted designees) will deposit into the Trust Account for each such one-month extension period the lesser of (x) $150,000 or (y) $0.03 per Public Share that remains outstanding and is not redeemed prior to any such one-month extension, unless the closing of the Business Combination has occurred, which may be made in exchange for a non-interest bearing promissory note payable upon consummation of an initial business combination, (ii) amend the Charter to permit the issuance of Class A ordinary shares to holders of the Class B ordinary shares, upon the exercise of the right of a holder of the Class B ordinary shares to convert such Class B ordinary shares into Class A ordinary shares on a one-for-one basis, at any time and from time to time, prior to the closing of an initial business combination (the “Founder Share Amendment

Proposal”), and (iii) amend the Charter to eliminate the limitation that the Company may not redeem Class A ordinary shares in an amount that would cause the Company’s net tangible assets to be less than $5,000,001 (the “Redemption Limitation Proposal”). At the Meeting, the Public Shareholders approved the Extension Amendment Proposal, the Founder Share Amendment Proposal and the Redemption Limitation Proposal.
Furthermore, in connection with the Meeting, shareholders holding 13,661,579 Class A ordinary shares exercised their right to redeem such shares for a pro rata portion of the funds in the Trust Account. As a result, approximately $145.2 million (based on a redemption price of approximately $10.63 per share) was removed from the Trust Account to pay such holders.
On October 24, 2023, the Company entered into a Business Combination Agreement with Learn SPAC HoldCo, Inc., a Delaware corporation and direct, wholly owned subsidiary of the Company (“Holdco”), LCW Merger Sub, Inc., a Delaware corporation and direct, wholly owned subsidiary of Holdco (“LCW Merger Sub”), and Innventure Merger Sub, LLC, a Delaware limited liability company and direct, wholly owned subsidiary of Holdco (“Innventure Merger Sub”) and Innventure.
Pursuant to the Business Combination Agreement, the parties thereto will enter into a business combination transaction (the “Business Combination” and, together with the other transactions contemplated by thereby, the “Transactions”), pursuant to which, among other things, (i) LCW Merger Sub will merge with and into Learn CW (the “LCW Merger”), with Learn CW being the surviving company, and (ii) Innventure Merger Sub will merge with and into the Company (the “Innventure Merger” and together with the LCW Merger, the “Mergers”), with Innventure being the surviving company. Following the Mergers, each of the Company and Innventure will be a subsidiary of Holdco, and Holdco will become a publicly traded company. At the Closing, Holdco is expected to change its name to Innventure, Inc, and its common stock, par value $0.0001, is expected to list on either the NYSE or Nasdaq.
The Company recorded a deferred credit of $586,918 as of March 31, 2024, on our balance sheet which reflects payments received from Innventure for the reimbursement of 50% of certain expenses of the Company by Innventure pursuant to the Business Combination Agreement.
The consummation of the proposed Business Combination with Innventure is subject to certain conditions as further described in the Business Combination Agreement.
For more information about the Business Combination Agreement and the proposed Business Combination with Innventure, see our Current Report on Form 8-K filed with the SEC on October 24, 2023 and the Innventure Disclosure Statement that we filed with the SEC. Unless specifically stated, this Quarterly Report on Form 10-Q does not give effect to the proposed Transactions and does not contain the risks associated with the proposed Transactions. Such risks and effects relating to the proposed Transactions are included in the Innventure Disclosure Statement relating to our proposed Innventure Business Combination.
On May 13, 2024, the Company announced that $150,000 was deposited into the Trust Account to extend the period of time the Company has to consummate its initial business combination to June 13, 2024. If the Company has not completed a Business Combination by June 13, 2024 (the current “Extended Date” as of the date of this report) and the Company decides not to further extend the period of time to consummate a Business Combination, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the Class A ordinary shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned and not previously released to us to pay our taxes, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then issued and outstanding Class A ordinary shares, which redemption will completely extinguish the rights of the Public Shareholders as shareholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Public Shareholders and its Board of Directors, liquidate and dissolve, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

The Sponsor has agreed to waive its rights to liquidating distributions from the Trust Account with respect to the Founder Shares it will receive if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor or any of its respective affiliates acquire Public Shares, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period.
In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party (other than the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of (1) $10.00 per public share and (2) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per public share, due to reductions in the value of trust assets, in each case net of the interest that may be withdrawn to pay taxes. This liability will not apply to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and as to any claims under the Company’s indemnity of the underwriter of the Proposed Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
Liquidity, Capital Resources and Going Concern
As of March 31, 2024 and December 31, 2023, we had approximately $100,754,232 and $100,304,232 cash held in the Trust Account, respectively. We intend to use substantially all of the funds held the Trust Account. To the extent that our shares or debt is used, in whole or in part, as consideration to complete our Business Combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the post-Business Combination entity, make other acquisitions and pursue our growth strategies.
As of March 31, 2024 and December 31, 2023, we had cash of $252,489 and $116,234 held outside of the Trust Account, respectively. We intend to use the funds held outside of the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, properties, or similar locations of prospective target businesses or their representative or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete a Business Combination.
On May 3, 2022, the Company entered into a promissory note with the Sponsor pursuant to which the Sponsor agreed to loan the Company up to an aggregate amount of $1,050,000 which the Company drew down in full on May 5, 2022. This note is non-interest bearing and is due on the earlier of the day by which the Company must complete a Business Combination, and the effective date of a Business Combination. On December 29, 2023, the Company and the Sponsor amended and restated the promissory note (the “First Restated Note”), agreeing to amend the principal amount of the loan of up to $2,487,000. On March 19, 2024, the Company and the Sponsor further amended and restated the First Restated Note (the “Restated Note”), agreeing to amend the principal amount of the loan of up to $3,050,000, which was fully drawn as of such date. Upon the consummation of an initial business combination, the Sponsor will have the option to convert up to $1,500,000 of the principal balance of the Restated Note into private placement warrants of the Company at a price of $1.00 per private placement warrant. The outstanding balance under this loan amounted to $3,050,000 as of March 31, 2024 and $2,439,000 as of December 31, 2023. Management determined that there was an embedded conversion feature related to the note that would require bifurcation and be classified as a liability. However, based on a third-party valuation, the amount was determined to be de minimis.
During the quarter ended March 31, 2024, the Company sustained negative cash flows from operations and expects to continue to incur negative cash flows from operations for at least the next twelve months from the filing of this report.
In connection with the Company’s assessment of going concern considerations in accordance with the Financial Accounting Standard Board’s (“FASB”) Accounting Standards Update (“ASU”) 2014-15, “Disclosures of

Uncertainties about an Entity’s Ability to Continue as a Going Concern,” the Company has until the Extended Date to consummate the proposed Business Combination. It is uncertain that the Company will be able to consummate the proposed Business Combination by this time. If a business combination is not consummated by this date, absent any further extensions, there will be a mandatory liquidation and subsequent dissolution of the Company. Management has determined that the mandatory liquidation, should a business combination not occur, and potential subsequent dissolution, raises substantial doubt about the Company’s ability to continue as a going concern for the next twelve months from the issuance of this filing. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after October 13, 2024 or earlier if the period of time the Company has to consummate its initial business combination is not extended on a monthly basis. The Company intends to complete the proposed Business Combination before the mandatory liquidation date. However, there can be no assurance that the Company will be able to consummate any business combination by the Extended Date.
The Company’s evaluation of its working capital, along with, the liquidity condition and date for mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern one year from the date that these condensed financial statements are issued. These condensed financial statements do not include any adjustment relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.
Note 2 – Summary of Significant Accounting Policies
Basis of Presentation
The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for condensed interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the Securities and Exchange Commission (the “SEC”). Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.
The accompanying unaudited condensed financial statements should be read in conjunction with the Company’s Annual Form 10-K as filed with the SEC on April 4, 2024. The financial information as of December 31, 2023 is derived from the unaudited financial statements presented in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023. The interim results for the three months ended March 31, 2024, are not necessarily indicative of the results expected for the year ending December 31, 2024 or for any future periods.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company, which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had cash of $252,489 and $116,234 as of March 31, 2024 and December 31, 2023, respectively, and no cash equivalents as of March 31, 2024 and December 31, 2023.
Cash and Investments Held in Trust Account
At March 31, 2024 and December 31, 2023, all of the assets held in the Trust Account were invested in cash.
Income Taxes
The Company complies with the accounting and reporting requirements of ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.
ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits, if any, as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of March 31, 2024 and December 31, 2023. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.
There is currently no taxation imposed on income by the Government of the Cayman Islands. In accordance with Cayman federal income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s condensed financial statements. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.
Shares Subject to Possible Redemption
The Company accounts for its shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Shares subject to mandatory redemption (if any) are classified as a liability instrument and are measured at fair value. Conditionally redeemable shares of ordinary share (including shares of ordinary share that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, shares are classified as shareholders’ equity. The Company’s shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at March 31, 2024 and December 31, 2023, shares subject to possible redemption are presented as temporary equity, outside of the shareholders’ deficit section of the Company’s condensed balance sheet.

As of March 31, 2024 and December 31, 2023, the Class A ordinary shares subject to possible redemption reflected on the balance sheets are reconciled in the following table:
Class A ordinary shares subject to possible redemption, December 31, 2022	$235,578,275
Redemptions	(145,222,585)
Shareholder redemption payable	(249,339)
Accretion of carrying value to redemption value	9,948,542
Class A ordinary shares subject to possible redemption, December 31, 2023	$100,054,892
Accretion of carrying value to redemption value	450,000
Class A ordinary shares subject to possible redemption, March 31, 2024	$100,504,892
Offering Costs
Offering costs consisted of legal, accounting, and other expenses incurred through the balance sheet date that were directly related to the Initial Public Offering. The Company complies with the requirements of the ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A— “Expenses of Offering”. Offering costs consist principally of professional and registration fees incurred through the balance sheet date that are related to the Initial Public Offering. Offering costs are charged to shareholders’ equity or the statement of operations based on the relative value of the Public Warrants and the Private Placement Warrants to the proceeds received from the Units sold upon the completion of the Initial Public Offering. Accordingly, on December 31, 2021 offering costs totaling $13,157,186 (consisting of $2,446,000 of underwriting fee, $9,780,500 of deferred underwriting fee and $930,686 of other offering costs) were recognized with $781,595 included in the statements of operations as an allocation for the Public Warrants and the Private Placement Warrants. No offering costs were incurred for the three months ended March 31, 2024 and 2023.
Warrant Liabilities
The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in ASC 480, “Distinguishing Liabilities from Equity” and ASC 815, “Derivatives and Hedging”. The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own ordinary shares, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.
For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statements of operations. The fair value of the warrants was estimated using a Monte Carlo simulation model (see Note 10).
Net (Loss) Income Per Ordinary Share
The Company complies with accounting and disclosure requirements of ASC Topic 260, “Earnings Per Share.” The Company has two classes of shares, which are referred to as Class A ordinary shares and Class B ordinary shares. Income is shared pro rata between the two classes of shares. Net income per share is computed by dividing net (loss) income by the weighted average number of ordinary shares outstanding for the period. Accretion associated with the redeemable Class A ordinary shares is excluded from (loss) income per share as the redemption value approximates fair value. The calculation of diluted (loss) income per Class A ordinary share does not consider the effect of the Warrants issued in connection with the IPO, as well as Warrants potentially issuable upon conversion of the Note since the exercise of the Warrants are contingent upon the occurrence of future events and the inclusion of such Warrants would be anti-dilutive.

A reconciliation of net (loss) income per ordinary share is as follows:
	For the three months ended March 31, 2024		For the three months ended March 31, 2023
	Class A	Class B	Class A	Class B
Basic and diluted net (loss)/income per ordinary share
Numerator:
Allocation of net (loss)/income, as adjusted	$(1,333,022)	$(820,790)	$2,282,974	$570,744
Denominator:
Basic and diluted weighted average shares outstanding	9,338,421	5,750,000	23,000,000	5,750,000
Basic and diluted net (loss)/income per ordinary share	$(0.14)	$(0.14)	$0.10	$0.10
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account in a financial institution which, at times may exceed the Federal Depository Insurance Corporation coverage limit of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.
Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying balance sheets, primarily due to their short-term nature.
Derivative Financial Instruments
The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, Derivatives and Hedgings. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the grant date and is then re-valued at each reporting date, with changes in the fair value reported in the condensed statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.
The Company will account for the conversion features in Convertible notes under ASC Topic 815. However, if a conversion feature meets the criteria of the scope exception, then it will not be bifurcated.
Recent Accounting Standards
In August 2020, the FASB issued Accounting Standards Update (“ASU”) 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470—20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”) to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-convened method for all convertible instruments. The Company adopted this standard on January 1, 2024. The adoption of this standard did not have a significant impact to the Company’s condensed financial statements.
In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, to help investors better understand an entity’s exposure to potential changes in jurisdictional tax legislation and the ensuing risks and opportunities. Furthermore, ASU 2023-09 improves disclosures used to assess income tax information that affects cash flow forecasts and capital allocation decisions. ASU 2023-09 is effective for public business entities for annual periods beginning after December 15, 2024, on a prospective basis. The Company is currently evaluating the impact of the adoption of this standard on our condensed consolidated financial statements.

Management does not believe there are any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, that would have a material effect on the Company’s condensed financial statements.
Note 3 – Initial Public Offering
Pursuant to the Initial Public Offering on October 13, 2021, the Company sold 23,000,000 Units, including 3,000,000 Units as a result of the underwriter’s exercise of their over-allotment option in full, at a purchase price of $10.00 per Unit. Each Unit consists of one share of the Company’s Class A ordinary share, and one-half of one Public Warrant. Each Public Warrant entitles the holder to purchase one share of Class A ordinary share at an exercise price of $11.50 per whole share (see Note 8).
Note 4 – Private Placement
Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 7,146,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant, for an aggregate purchase price of $7,146,000, in a private placement. Each Private Placement Warrant is identical to the warrants offered in the Initial Public Offering, except there will be no redemption rights or liquidating distributions from the Trust Account with respect to Private Placement Warrants, which will expire worthless if we do not consummate a Business Combination within the Combination Period.
Note 5 – Related Party Transactions
Founder Shares
On February 2, 2021, in consideration for the payment of certain of the Company’s offering costs, the Company applied $25,000 of outstanding advances from the Sponsor towards the issuance of 7,187,000 shares of the Company’s Class B ordinary shares. On August 20, 2021, and September 9, 2021, the Sponsor effected a surrender of 1,287,000 Class B ordinary shares and 150,000 Class B ordinary shares, respectively, to the Company for no consideration, resulting in a decrease in the total number of Class B ordinary shares outstanding from 7,187,000 to 5,750,000. All shares and associated amounts have been retroactively restated to reflect the share surrender. The initial shareholders agreed to forfeit up to 750,000 Founder Shares to the extent the over-allotment was not exercised in full by the underwriter. In May 2021, our Sponsor transferred 30,000 Founder Shares to each of our independent directors at the same price originally paid for such shares. On October 13, 2021, the underwriter exercised the full over-allotment option.
The Sponsor has agreed not to transfer, assign or sell any of its Founder Shares until the earlier to occur of: (A) one year after the completion of a Business Combination or (B) the date on which the Company completes a liquidation, merger, capital stock exchange or similar transaction that results in the Company’s shareholders having the right to exchange their ordinary shares for cash, securities or other property. Notwithstanding the foregoing, if the last sale price of the Company’s Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination, the Founder Shares will be released from the lock-up.
Related Party Loans
In order to finance transaction costs in connection with a Business Combination, the Sponsor, an affiliate of the Sponsor, or the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (the “Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. The notes would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of notes may be converted upon consummation of a Business Combination into warrants at a price of $1.00 per warrant. The warrants will be identical to the Private Placement Warrants. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans.
On May 3, 2022, the Company entered into a promissory note with the Sponsor pursuant to which the Sponsor agreed to loan the Company up to an aggregate amount of $1,050,000 which the Company drew down in full on

May 5, 2022. This note is non-interest bearing and is due on the earlier of the day by which the Company must complete a Business Combination, and the effective date of a Business Combination. On December 29, 2023, the Company and the Sponsor amended and restated the promissory note, agreeing to amend the principal amount of the loan of up to $2,487,000. On March 19, 2024, the Company and the Sponsor further amended and restated the First Restated Note, agreeing to amend the principal amount of the loan of up to $3,050,000, which was fully drawn as of such date. The outstanding balance under this loan amounted to $3,050,000 as of March 31, 2024 and $2,439,000 as of December 31, 2023. Management determined that there was an embedded conversion feature related to the note that would require bifurcation and be classified as a liability. However, based on a third-party valuation, the amount was determined to be de minimis.
Note 6 – Commitments and Contingencies
Registration and Shareholders Rights
The holders of the Founder Shares, Private Placement Warrants and any warrants that may be issued upon conversion of the Working Capital Loans (and in each case holders of their component securities, as applicable) will be entitled to registration rights pursuant to a registration rights agreement signed simultaneously with the offering (October 13, 2021), requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to our Class A ordinary shares). The holders of the majority of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The underwriter was entitled to a deferred fee of $0.35 per Unit, or $7,780,500 in the aggregate, and a discretionary deferred fee of $2,000,000. The deferred fee would have become payable to the underwriter from the amounts held in the Trust Account solely in the event that the Company completed a Business Combination, subject to the terms of the underwriting agreement. Even though the services the underwriter owed Learn CW for such deferred compensation had already been provided in full in connection with Learn CW’s IPO, on September 1, 2023, the underwriter gratuitously waived its entitlement to the deferred compensation. The underwriter was not provided, and will not be provided, any consideration in exchange for its waiver of their entitlement to the payment of the deferred compensation.
Note 7 – Warrant Liabilities
The Company accounted for the 18,646,000 warrants issued in connection with the Initial Public Offering in accordance with the guidance contained in ASC 815-40. Such guidance provides that, because the warrants do not meet the criteria for equity treatment thereunder, each warrant must be recorded as a liability. Accordingly, the Company has classified each warrant as a liability at its fair value. This liability is subject to re-measurement at each balance sheet date. With each such remeasurement, the warrant liabilities will be adjusted to fair value, with the change in fair value recognized in the Company’s condensed statement of operations. The warrants are also subject to re-evaluation of the proper classification and accounting treatment at each reporting period. If the classification changes as a result of events during the period, the warrants will be reclassified as of the date of the event that causes the reclassification.
The Company offered warrants in connection with Its sale of Units. Each whole warrant that is part of the Units sold in the Offering is exercisable to purchase one share of the Company’s Class A ordinary shares, subject to adjustment as provided in the Company’s Offering prospectus, and only whole warrants are exercisable. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. If, upon separation of the Units, a holder of warrants would be entitled to receive a fractional warrant, the Company will round down to the nearest whole number of warrants to be issued to such holder.
The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a Public Warrant and will have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act covering the issuance of the Class A ordinary shares issuable upon exercise of the Public Warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No Public Warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their Public Warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration is available.
The Company has agreed that as soon as practicable, but in no event later than 15 business days, after the closing of a Business Combination, it will use its best efforts to file with the SEC a registration statement registering the issuance, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the Public Warrants. The Company will use its best efforts to file with the SEC a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants, to cause such registration statement to become effective and to maintain a current prospectus relating to those Class A ordinary shares until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th business day after the closing of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption.
Redemption of warrants when the price per share of Class A common stock equals or exceeds $18.00. Once the warrants become exercisable, the Company may redeem the outstanding warrants:
•	in whole and not in part;
•	at a price of $0.01 per Public Warrant;
•	upon not less than 30 days’ prior written notice of redemption to each warrant holder and
•
if, and only if, the reported last sale price of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before the Company sends the notice of redemption to the warrant holders.

Redemption of warrants when the price per share of Class A common stock equals or exceeds $10.00. Once the warrants become exercisable, the Company may redeem the outstanding warrants:
•	in whole and not in part;
•
at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to an agreed table based on the redemption date and the “fair market value” of Class A ordinary shares;

•
if and only if, the closing price of Class A ordinary shares equals or exceeds $10.00 per public share (as adjusted) for any 20 trading days within the 30-trading day period ending three trading days before the Company sends the notice of redemption to the warrant holders; and

•
if the closing price of the Class A ordinary shares for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders is less than $18.00 per share (as adjusted), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above.

If and when the Public Warrants become redeemable by the Company, the Company may not exercise its redemption right if the issuance of ordinary shares upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or the Company is unable to effect such registration or qualification.
The exercise price and number of Class A ordinary shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, or recapitalization, reorganization, merger or consolidation. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless. If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of ordinary shares issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such warrants. Accordingly, the warrants may expire worthless.
In addition, if (x) the Company issues additional shares of Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of its initial Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Company’s initial Business Combination on the date of the consummation of such initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price and the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the greater of the Market Value and the Newly Issued Price.
The Private Placement Warrants will be identical to the Public Warrants included in the Units being sold in the Proposed Offering, except that the Private Placement Warrants will and the ordinary shares issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and will be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.
At March 31, 2024, there were 11,500,000 public warrants and 7,146,000 private placement warrants outstanding with a fair value of $575,000 and $357,300, respectively. At December 31, 2023, there were 11,500,000 public warrants and 7,146,000 private placement warrants outstanding with a fair value of $230,000 and $142,920, respectively.
The Company accounts for the 11,500,000 warrants issued in connection with the Initial Public Offering and the 7,146,000 private placement warrants in accordance with the guidance contained in ASC 815-40. Such guidance provides that because the warrants do not meet the criteria for equity treatment thereunder, each warrant must be recorded as a derivative liability. The warrant agreement contains an Alternative Issuance provision that if less than 70% of the consideration receivable by the holders of the Class A ordinary shares in the Business Combination is payable in the form of ordinary equity in the successor entity, and if the holders of the warrants properly exercises the warrants within thirty days following the public disclosure of the consummation of Business Combination by the Company, the warrant price shall be reduced by an amount equal to the difference (but in no event less than zero) of (i) the warrant price in effect prior to such reduction minus (ii) (A) the Per Share Consideration (as defined below) minus (B) the Black-Scholes Warrant Value (as defined below). The “Black-Scholes Warrant Value” means the value of a Warrant immediately prior to the consummation of the Business Combination based on the Black-Scholes Warrant Model for a Capped American Call on Bloomberg Financial Markets. “Per Share Consideration” means (i) if the consideration paid to holders of the ordinary share consists exclusively of cash, the amount of such cash per ordinary share, and (ii) in all other cases, the volume weighted average price of the ordinary share as reported during the ten-trading day period ending on the trading day prior to the effective date of the Business Combination.
The Company believes that the adjustments to the exercise price of the warrants is based on a variable that is not an input to the fair value of a “fixed-for-fixed” option as defined under FASB ASC Topic No. 815 – 40, and thus the warrants are not eligible for an exception from derivative accounting. The accounting treatment of derivative financial instruments requires that the Company record a derivative liability upon the closing of the Initial Public

Offering. Accordingly, the Company will classify each warrant as a liability at its fair value and the warrants will be allocated a portion of the proceeds from the issuance of the Units equal to its fair value determined by the Monte Carlo simulation. This liability is subject to re-measurement at each balance sheet date. With each such remeasurement, the warrant liabilities will be adjusted to fair value, with the change in fair value recognized in the Company’s condensed statements of operations. The Company will reassess the classification at each balance sheet date. If the classification changes as a result of events during the period, the warrants will be reclassified as of the date of the event that causes the reclassification.
Note 8 – Class A Ordinary Shares Subject to Possible Redemption
The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of future events. The Company is authorized to issue 200,000,000 shares of Class A ordinary shares with a par value $0.0001 per share. Holders of the Company’s Class A ordinary shares are entitled to one vote for each share. As of March 31, 2024 and December 31, 2023, there were 9,338,421 Class A ordinary shares outstanding which were subject to possible redemption and are classified outside of permanent equity in the condensed balance sheets.
On October 11, 2023, the Public Shareholders of the Company held the Meeting to approve the Extension Amendment Proposal, the Founder Share Amendment Proposal, and the Redemption Limitation Proposal. At the Meeting, the Public Shareholders approved each of the Extension Amendment Proposal, the Founder Share Amendment Proposal, and the Redemption Limitation Proposal. In connection with the Meeting, shareholders holding 13,661,579 Class A ordinary shares (after giving effect to withdrawals of redemptions) exercised their right to redeem such shares for a pro rata portion of the funds in the Company’s Trust Account. As a result, approximately $145.2 million (approximately $10.63 per share) was removed from the Trust Account to pay such holders. Following these redemptions, the Company had 9,338,421 Class A ordinary shares outstanding.
Following the redemptions, the Company recorded shareholder redemption payable for additional interest earned by redeeming Class A Ordinary shareholders that exercised their redemption rights in the amount of $249,339, which equates to approximately $0.018 per Class A Ordinary Share. As of the date of this report, this amount remains outstanding and the Company is in the process of remitting the additional interest to such redeeming Class A Ordinary shareholders.
Note 9 – Shareholders’ Deficit
Preference Shares — The Company is authorized to issue 1,000,000 preference shares with a par value of $0.0001 per share. At March 31, 2024 and December 31, 2023, there were no preference shares issued or outstanding, respectively.
Class A Ordinary Shares — The Company is authorized to issue 200,000,000 Class A ordinary shares, with a par value of $0.0001 per share. Holders of Class A ordinary shares are entitled to one vote for each share. At March 31, 2024 and December 31, 2023, there were zero shares of Class A ordinary share issued or outstanding, (excluding the 9,338,421 Class A shares subject to possible redemption).
Class B Ordinary Shares — The Company is authorized to issue 20,000,000 Class B ordinary shares, with a par value of $0.0001 per share. Holders of the Class B ordinary shares are entitled to one vote for each share. At March 31, 2024 and December 31, 2023, there were 5,750,000 Class B ordinary shares issued and outstanding, respectively.
The Class B ordinary shares will automatically convert into Class A ordinary shares at the time of the Business Combination on a one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like. In the case that additional Class A ordinary shares, or equity linked securities, are issued or deemed issued in excess of the amounts offered in the Proposed Offering and related to the closing of a Business Combination, the ratio at which Class B ordinary shares shall convert into Class A ordinary shares will be adjusted (unless the holders of a majority of the outstanding Class B ordinary shares agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of Class A ordinary shares issuable upon conversion of all Class B ordinary shares will equal, in the aggregate, on an as converted basis, 20% of the sum of the total number of all ordinary shares outstanding upon the completion of the Proposed Offering plus all Class A ordinary shares and equity linked securities issued or deemed issued in connection with a Business Combination (excluding any shares or equity linked securities issued, or to be issued, to any seller in a Business Combination, and any private placement-equivalent warrants issued to the sponsor or its affiliates upon conversion of loans made to the Company). Holders of Founder Shares may also elect to convert their Class B ordinary shares into an equal number of Class A ordinary shares, subject to adjustment as provided above, at any time.
The Company may issue additional ordinary shares or preference shares to complete its Business Combination or under an employee incentive plan after completion of its Business Combination.
Note 10 – Fair Value Measurement
Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:
•	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;
•
Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•
Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.
The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at March 31, 2024 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:
	Level 1	Level 2	Level 3	Total
Assets:
Cash and Investments Held in Trust Account	$100,754,232	$—	$—	$100,754,232
Liabilities:
Warrant Liabilities:
Public Warrants	$575,000	$—	$—	$575,000
Private Placement Warrants	—	—	357,300	357,300
Total Warrant Liabilities	$575,000	$—	$357,300	$932,300
The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at December 31, 2023, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:
	Level 1	Level 2	Level 3	Total
Assets:
Cash and Investments Held in Trust Account	$100,304,232	$—	$—	$100,304,232
Liabilities:
Warrant Liabilities:
Public Warrants	$230,000	$—	$—	$230,000
Private Placement Warrants	$—	—	142,920	142,920
Total Warrant Liabilities	$230,000	$—	$142,920	$372,920

The Warrants are accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities on the condensed balance sheets. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrant liabilities in the condensed statements of operations.
Initial Measurement
The Company established the initial fair value for the Public Warrants and the Private Placement Warrants on October 13, 2021, the date of the Company’s Initial Public Offering, using a Monte Carlo simulation model. The Company allocated the proceeds received from (i) the sale of Units (which is inclusive of one share of Class A ordinary share and one-fifth of one Public Warrant), and (ii) the sale of Private Placement Warrants, first to the Warrants based on their fair values as determined at initial measurement, with the remaining proceeds allocated to shares of Class A ordinary share subject to possible redemption based on their relative fair values at the initial measurement date. The Public Warrants and the Private Placement Warrants were classified as Level 3 at the initial measurement date due to the use of unobservable inputs. For periods subsequent to the detachment of the Public Warrants from the Units, which occurred on November 29, 2021, the Public Warrants were valued using the instrument’s publicly listed trading price on the NYSE as of the balance sheet date, which is considered to be a Level 1 measurement due to the use of an observable market quote in an active market.
The key inputs into the Monte Carlo simulation model for the Private Placement Warrants were as follows on March 31, 2024 and December 31, 2023:
Input	March 31, 2024	December 31, 2023
Share Price	$10.97	$10.84
Exercise Price	$11.50	$11.50
Risk-free rate of interest	4.12%	3.78%
Volatility	3.6%	2.0%
Term	5.54	5.79
Probability Weighted Fair Value of Warrants	$0.05	$1.60
The Warrants were valued using a Monte Carlo Simulation Model, which is considered to be a Level 3 fair value measurement. The Modified Black Scholes model’s primary unobservable input utilized in determining the fair value of the Warrants is the expected volatility as of the IPO date, which was derived from observable warrant pricing on comparable ‘blank-check’ companies without an identified target. The expected volatility as of subsequent valuation dates was implied from the Company’s own public warrant pricing.
The following table presents the changes in the fair value of Level 3 warrant liabilities:
Private Warrants
Fair value as of December 31, 2023	$142,920
Change in fair value(1)	$559,380
Fair value as of March 31, 2024	$932,300
(1)	Changes in valuation inputs or other assumptions are recognized in change in fair value of warrant liabilities in the Statement of Operations.
Conversion Option Liability
The liability for the conversion option for the Convertible Note - Related Party was valued using a Black-Scholes Option Pricing Model, which is considered to be a Level 3 fair value measurement. The Black Scholes model’s primary unobservable input utilized in determining the fair value of the conversion option is the expected volatility of the ordinary shares. During the three months ended March 31, 2024 and 2023, there were no changes in the fair value of the conversion option liability. As of March 31, 2024 and December 31, 2023, the fair value of the conversion feature was de minimis.

Note 11 – Subsequent Events
Management of the Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the unaudited condensed financial statements were issued and has determined that there were no significant unrecognized events through that date other those noted below.
On April 17, 2024, the Company distributed approximately $249.3 thousand in the aggregate from the Trust Account to shareholders who elected to redeem in the Meeting due to an adjustment in the per share redemption price of approximately $0.02 per share.
On April 13, 2024, the Company announced that $150,000 was deposited into the Trust Account to extend the period of time the Company has to consummate its initial business combination to May 13, 2024.
On April 25, 2024, the Company entered into Amendment No. 1 (“Amendment No. 1”) to the Investment Management Agreement, dated October 12, 2021 (the “Trust Agreement”), by and between the Company and U.S. Bank, National Association, as trustee. Pursuant to Amendment No. 1, the Trust Agreement was amended to allow for the investment of funds held in the Company’s trust account, at the direction of the Company, in interest-bearing bank demand deposit accounts. Subsequent to the entry into Amendment No. 1, the Company directed the trustee to invest the funds held in the Trust Account in an interest-bearing demand deposit account.
On May 13, 2024, the Company announced that $150,000 was deposited into the Trust Account to extend the period of time the Company has to consummate its initial business combination to June 13, 2024.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Shareholders and Board of Directors of
Learn CW Investment Corporation
Opinion on the Financial Statements
We have audited the accompanying balance sheets of Learn CW Investment Corporation (the “Company”) as of December 31, 2023 and 2022, the related statements of operations, changes in shareholders’ deficit and cash flows for each of the two years in the period ended December 31, 2023, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.
Explanatory Paragraph – Going Concern
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 1 to the financial statements, the Company is a Special Purpose Acquisition Corporation that was formed for the purpose of completing a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities on or before October 13, 2024. The Company entered into a business combination agreement with a business combination target on October 24, 2023; however, the completion of this transaction is subject to the approval of the Company’s stockholders among other conditions. There is no assurance that the Company will obtain the necessary approvals, satisfy the required closing conditions, raise the additional capital it needs to fund its operations, and complete the transaction prior to April 13, 2024, if at all. The Company also has no approved plan in place to extend the business combination deadline and fund operations for any period of time after October 13, 2024, in the event that it is unable to complete a business combination by that date. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans with regard to these matters are also described in Note 1. The financial statements do not include any adjustments that may be necessary should the Company be unable to continue as a going concern.
Basis for Opinion
These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ Marcum LLP
Marcum LLP
We have served as the Company’s auditor since 2021.
New York, NY
April 4, 2024

LEARN CW INVESTMENT CORPORATION
BALANCE SHEETS
	December 31, 2023	December 31, 2022
ASSETS
Current Assets
Cash	$116,234	$748,857
Prepaid expenses	602,682	581,408
Total current assets	718,916	1,330,265
Assets Held in Trust Account	100,304,232	235,578,275
Total assets	$101,023,148	$236,908,540

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current Liabilities
Accounts payable and accrued expenses	5,985,161	1,041,776
Shareholder redemption payable	249,339	—
Deferred credits	400,000	—
Total current liabilities	6,634,500	1,041,776
Deferred Underwriter’s Fee Payable	—	9,780,500
Convertible Promissory Note – Related Party	2,439,000	1,050,000
Warrant liabilities	372,920	1,118,760
Total liabilities	$9,446,420	$12,991,036
COMMITMENTS & CONTINGENCIES (NOTE 6)
Class A ordinary shares; 9,338,421 and 23,000,000 shares at redemption value of $10.71 per share and $10.24 per share at December 31, 2023 and 2022, respectively	100,054,892	235,578,275

Shareholders’ Deficit
Preferred shares, $0.0001 par value; 1,000,000 shares authorized; none outstanding	—	—
Class A ordinary shares, $0.0001 par value; 200,000,000 shares authorized; none outstanding (excluding 23,000,000 subject to possible redemption) at December 31, 2023 and 2022	—	—
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 5,750,000 shares issued and outstanding at December 31, 2023 and 2022	575	575
Additional paid in capital	—	—
Accumulated Deficit	(8,478,739)	(11,661,346)
Total Shareholders’ Deficit	(8,478,164)	(11,660,771)
TOTAL LIABILITIES AND SHAREHOLDERS’ DEFICIT	$101,023,148	$236,908,540
See accompanying notes to the financial statements.

LEARN CW INVESTMENT CORPORATION
STATEMENTS OF OPERATIONS
	For the year ended December 31, 2023	For the year ended December 31, 2022
Formation costs and other operating expenses	$6,204,223	$1,802,357
Loss from operations	(6,204,223)	(1,802,357)
Other Income:
Interest income	8,809,032	3,274,564
Gain on settlement of deferred underwriting fees	556,743	—
Change in fair value of warrant liabilities	745,840	8,419,283
Net income	$3,907,392	$9,891,490
Weighted average shares outstanding of Class A ordinary shares	23,000,000	23,000,000
Basic and diluted net income per share, Class A ordinary shares	$0.14	$0.34
Weighted average shares outstanding of Class B ordinary shares	5,750,000	5,750,000
Basic and diluted net income per share, Class B ordinary shares	$0.14	$0.34
See accompanying notes to the financial statements.

LEARN CW INVESTMENT CORPORATION
STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT
FOR THE YEAR ENDED DECEMBER 31, 2023
	Class B Ordinary Shares
	Shares	Amount	Additional Paid in Capital	Accumulated Deficit	Total Shareholders’ Deficit
Balance – January 1, 2023	5,750,000	$575	$—	$(11,661,346)	$(11,660,771)
Accretion of Class A shares subject to possible redemption	—	—	—	(9,948,542)	(9,948,542)
Gain on settlement of underwriting fees	—	—	—	9,223,757	9,223,757
Net income	—	—	—	3,907,392	3,907,392
Balance – December 31, 2023	5,750,000	$575	$—	$(8,478,739)	$(8,478,164)
FOR THE YEAR ENDED DECEMBER 31, 2022
	Class B Ordinary shares
	Shares	Amount	Additional Paid in Capital	Accumulated Deficit	Total Shareholders’ Deficit
Balance – January 1, 2022	5,750,000	$575	$—	$(18,274,560)	$(18,273,985)
Accretion of Class A shares subject to possible redemption	—	—	—	(3,278,276)	(3,278,276)
Net income	—	—	—	9,891,490	9,891,490
Balance – December 31, 2022	5,750,000	$575	$—	$(11,661,346)	$(11,660,771)
See accompanying notes to the financial statements.

LEARN CW INVESTMENT CORPORATION
STATEMENTS OF CASH FLOWS
	For the year ended December 31, 2023	For the year ended December 31, 2022
Cash flow from operating activities:
Net income	$3,907,392	$9,891,490
Adjustments to reconcile net income to net cash used in operating activities:
Income earned on investments in Trust Account	(8,808,542)	—
Change in fair value of warrant liabilities	(745,840)	(8,419,283)
Gain on settlement of deferred underwriting fees	(556,743)	—
Interest earned on marketable securities held in Trust Account	—	(3,274,564)
Changes in operating assets and liabilities:
Prepaid expenses	(21,274)	692,444
Accounts payable and accrued expenses	4,943,384	571,407
Deferred credits	400,000	—
Net cash used in operating activities	$(881,623)	$(538,506)

Cash flow from investing activities:
Investment of cash in Trust Account	(1,140,000)	—
Cash withdrawn from Trust Account in connection with redemption	145,222,585	—
Net cash provided by investing activities	$144,082,585	$—

Cash flows from financing activities:
Proceeds from convertible promissory note – related party	1,445,000	1,050,000
Repayment of promissory note - related party	(56,000)	—
Redemption of ordinary shares	(145,222,585)	—
Net cash (used in) provided by financing activities	$(143,833,585)	$1,050,000
Net change in cash	(632,623)	511,494
Cash at the beginning of the period	748,857	237,363
Cash at the end of the period	$116,234	$748,857
Supplemental Disclosure of Non-Cash Investing and Financing Activities:
Accretion of Class A ordinary shares subject to possible redemption	$9,948,542	$3,278,276
Gain on settlement of underwriting fees	$9,223,757	$—
Shareholder redemption payable	$249,339	$—
See accompanying notes to the financial statements.

LEARN CW INVESTMENT CORPORATION
NOTES TO FINANCIAL STATEMENTS
NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS
Learn CW Investment Corporation (the “Company”) is a blank check company incorporated in the Cayman Islands on February 2, 2021. The Company was formed for the purpose of effectuating a merger, capital share exchange, asset acquisition, share purchase, reorganization, or other similar business combination with one or more businesses (the “Business Combination”). The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.
As of December 31, 2023, the Company had not yet commenced any operations. All activity for the period February 2, 2021 (inception) through December 31, 2023, related to the Company’s formation and the initial public offering (the “Initial Public Offering”), identifying a target for a Business Combination, and activities in connection with the Company’s proposed business combination with Innventure LLC (“Innventure”). The Company will not generate any operating revenues until after the completion of its initial business combination, at the earliest. The Company generates non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering and change in fair value of warrant liabilities. The Company has selected December 31 as its fiscal year end.
The registration statement for the Company’s Initial Public Offering was declared effective on October 7, 2021. On October 13, 2021, the Company consummated the Initial Public Offering of 23,000,000 units (the “Units”), which included 3,000,000 units issued pursuant to the exercise by the underwriter of its over-allotment option. Each Unit consists of one Class A ordinary share of the Company, $0.0001 par value per share (the “Class A Ordinary Shares”), and one-half of one redeemable warrant of the Company (the “Public Warrants”), each whole Public Warrant entitling the holder thereof to purchase one Class A ordinary share at an exercise price of $11.50 per share. The Units were sold at an offering price of $10.00 per Unit, generating gross proceeds of $230,000,000.
Substantially concurrently with the closing of the Initial Public Offering, the Company consummated the sale of 7,146,000 private placement warrants (the “Private Placement Warrants”) to the Company’s sponsor, CWAM LC Sponsor LLC (the “Sponsor”), at a purchase price of $1.00 per Private Placement Warrant, generating gross proceeds to the Company of $7,146,000.
Following the closing of the IPO on October 13, 2021, an amount of $230,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the Private Placement Units was placed in a trust account (“Trust Account”) until the earlier of: (i) the consummation of a Business Combination or (ii) the distribution of the Trust Account, as described below.
Transaction costs of the Initial Public Offering amounted to $13,157,186, consisting of $2,446,000 of underwriting fee, $9,780,500 of deferred underwriting fee and $930,686 of other offering costs, with $781,595 included in accumulated deficit as an allocation for the Public Warrants and the Private Placement Warrants.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. NYSE rules provide that the Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned on the Trust Account) at the time of the signing of a definitive agreement to enter a Business Combination. At the time of signing the definitive agreement to enter the Business Combination, the Company’s board of directors determined that the target satisfied the NYSE requirements. The post-Business Combination company will own 100% of the outstanding voting securities of the target and will therefore not be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”). Upon the closing of the Initial Public Offering, management agreed that $10.00 per Unit sold in the Initial Public Offering, including the proceeds from the sale of the Private Placement Warrants, will be held in the Trust Account until the earlier of: (i) the consummation of a Business Combination or (ii) the distribution of the funds in the Trust Account to the Company’s shareholders, as described below.
The Company will provide its public shareholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of the Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. In connection with a proposed Business Combination, the Company may seek shareholder approval of a Business Combination at a meeting called for such purpose at which shareholders may seek to redeem their shares, regardless of whether they vote for or against a Business Combination. If the Company seeks shareholder approval, a majority of the outstanding shares voted are voted in favor of the Business Combination.
If the Company seeks shareholder approval of the Business Combination, the Company will proceed with a Business Combination only if the Company receives an ordinary resolution under Cayman Islands law approving a Business Combination, which requires the affirmative vote of a majority of the shareholders who attend and vote at a general meeting of the Company, or such other vote as required by law or stock exchange rule. If a shareholder vote is not required and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association, conduct the redemptions pursuant to the tender offer rules of the Securities and Exchange Commission (the “SEC”), and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination. If the Company seeks shareholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the Proposed Public Offering in favor of approving a Business Combination. Additionally, each Public Shareholder may elect to redeem their Public Shares, without voting, and if they do vote, irrespective of whether they vote for or against a proposed Business Combination.
Notwithstanding the foregoing, if the Company seeks shareholder approval of the Business Combination and the Company does not conduct redemptions pursuant to the tender offer rules, a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares without the Company’s prior written consent.
The Sponsor has agreed (a) to waive its redemption rights with respect to any Founder Shares and Public Shares held by it in connection with the completion of a Business Combination and (b) not to propose an amendment to the Amended and Restated Memorandum and Articles of Association (i) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial business combination or to redeem 100% of the Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below) or (ii) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity, unless the Company provides the Public Shareholders with the opportunity to redeem their Class A ordinary shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the Trust account and not previously released to pay taxes, divided by the number of then issued and outstanding Class A ordinary shares.
On October 11, 2023, the Public Shareholders of the Company held an extraordinary general meeting (the “Meeting”) and approved a proposal to (i) amend the Company’s amended and restated memorandum and articles of association (the “Charter”) to extend to the date by which the Company must consummate an initial business combination (the ‘Extension Amendment Proposal”) from October 13, 2023 to October 13, 2024, by electing to extend the date to consummate an initial business combination on a monthly basis for up to twelve (12) times by an additional one month each time (as extended, the “Extended Date”), unless the closing of an initial business combination has occurred, provided that the Sponsor (or its affiliates or permitted designees) will deposit into the Trust Account for each such one-month extension period the lesser of (x) $150,000 or (y) $0.03 per Public Share that remains outstanding and is not redeemed prior to any such one-month extension, unless the closing of the Business Combination has occurred, which may be made in exchange for a non-interest bearing promissory note payable upon consummation of an initial business combination, (ii) amend the Charter to permit the issuance of Class A ordinary shares to holders of the Class B ordinary shares, upon the exercise of the right of a holder of the Class B ordinary shares to convert such Class B ordinary shares into Class A ordinary shares on a one-for-one basis, at any time and from time to time, prior to the closing of an initial business combination (the “Founder Share Amendment Proposal”), and (iii) amend the Charter to eliminate the limitation that the Company may not redeem Class A ordinary shares in an amount that would cause the Company’s net tangible assets to be less than $5,000,001 (the “Redemption Limitation Proposal”). At the Meeting, the Public Shareholders approved the Extension Amendment Proposal, the Founder Share Amendment Proposal and the Redemption Limitation Proposal.

Furthermore, in connection with the Meeting, shareholders holding 13,661,579 Class A ordinary shares exercised their right to redeem such shares for a pro rata portion of the funds in the Trust Account. As a result, approximately $145.2 million (based on a redemption price of approximately $10.63 per share) was removed from the Trust Account to pay such holders.
On October 24, 2023, the Company entered into a Business Combination Agreement with Learn SPAC HoldCo, Inc., a Delaware corporation and direct, wholly owned subsidiary of the Company (“Holdco”), LCW Merger Sub, Inc., a Delaware corporation and direct, wholly owned subsidiary of Holdco (“LCW Merger Sub”), and Innventure Merger Sub, LLC, a Delaware limited liability company and direct, wholly owned subsidiary of Holdco (“Innventure Merger Sub”) and Innventure.
Pursuant to the Business Combination Agreement, the parties thereto will enter into a business combination transaction (the “Business Combination” and, together with the other transactions contemplated by thereby, the “Transactions”), pursuant to which, among other things, (i) LCW Merger Sub will merge with and into Learn CW (the “LCW Merger”), with Learn CW being the surviving company, and (ii) Innventure Merger Sub will merge with and into the Company (the “Innventure Merger” and together with the LCW Merger, the “Mergers”), with Innventure being the surviving company. Following the Mergers, each of the Company and Innventure will be a subsidiary of Holdco, and Holdco will become a publicly traded company. At the Closing, Holdco is expected to change its name to Innventure, Inc, and its common stock, par value $0.0001, is expected to list on either the NYSE or Nasdaq.
The Company recorded a deferred credit of $400,000 as of December 31, 2023 on our balance sheet which reflects payments received from Innventure for the reimbursement of 50% of certain expenses of the Company by Innventure pursuant to the Business Combination Agreement.
The consummation of the proposed Business Combination with Innventure is subject to certain conditions as further described in the Business Combination Agreement.
For more information about the Business Combination Agreement and the proposed Business Combination with Innventure, see our Current Report on Form 8-K filed with the SEC on October 24, 2023 and the Innventure Disclosure Statement that we filed with the SEC. Unless specifically stated, this Annual Report on Form 10-K does not give effect to the proposed Transactions and does not contain the risks associated with the proposed Transactions. Such risks and effects relating to the proposed Transactions are included in the Innventure Disclosure Statement relating to our proposed Innventure Business Combination.
On April 13, 2024, the Company announced that $150,000 was deposited into the Trust Account to extend the period of time the Company has to consummate its initial business combination to May 13, 2024.
If the Company has not completed a Business Combination by May 13, 2024 and the Company decides not to extend the period of time to consummate a Business Combination, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the Class A ordinary shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned and not previously released to us to pay our taxes, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then issued and outstanding Class A ordinary shares, which redemption will completely extinguish the rights of the Public Shareholders as shareholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Public Shareholders and its Board of Directors, liquidate and dissolve, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.
The Sponsor has agreed to waive its rights to liquidating distributions from the Trust Account with respect to the Founder Shares it will receive if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor or any of its respective affiliates acquire Public Shares, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period.
In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party (other than the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of (1) $10.00 per public share and (2) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per public share, due to reductions in the value of trust assets, in each case net of the interest that may be withdrawn to pay taxes. This liability will not apply to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and as to any claims under the Company’s indemnity of the underwriter of the Proposed Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
Liquidity, Capital Resources and Going Concern
As of December 31, 2023, the Company had $100,304,232 cash held in the Trust Account and $116,234 held outside of the Trust Account. Subsequent to the consummation of the Initial Public Offering and Private Placement, the Company’s liquidity needs have been satisfied from the proceeds from the Initial Public Offering and Private Placement not held in the Trust Account. The Company’s Sponsor has undertaken to fund working capital deficiencies of the Company and finance transaction costs in connection with an initial business combination of the Company by means of Company working capital loans, as defined below (see Note 5).
On May 3, 2022, the Company entered into a promissory note with the Sponsor pursuant to which the Sponsor agreed to loan the Company up to an aggregate amount of $1,050,000 which the Company drew down in full on May 5, 2022. This note is non-interest bearing and is due on the earlier of the day by which the Company must complete a Business Combination, and the effective date of a Business Combination. On December, 29, 2023, the Company and the Sponsor amended and restated the promissory note (the “First Restated Note”), agreeing to amend the principal amount of the loan of up to $2,487,000. On March 19, 2024, the Company and the Sponsor further amended and restated the First Restated Note (the “Restated Note”), agreeing to amend the principal amount of the loan of up to $3,050,000, which was fully drawn as of such date. The outstanding balance under this loan amounted to $2,439,000 as of December 31, 2023 and $1,050,000 as of December 31, 2022. Management determined that there was an embedded conversion feature related to the note that would require bifurcation and be classified as a liability. However, based on a third-party valuation, the amount was determined to be de minimis.
During the year ended December 31, 2023, the Company has sustained negative cash flows from operations and expects to continue to incur negative cash flows from operations for at least the next twelve months from the filing of this report.
In connection with the Company’s assessment of going concern considerations in accordance with the Financial Accounting Standard Board’s (“FASB”) Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” the Company has until the Extended Date to consummate the proposed Business Combination. It is uncertain that the Company will be able to consummate the proposed Business Combination by this time. On April 13, 2024, the Company announced that $150,000 was deposited into the Trust Account to extend the period of time the Company has to consummate its initial business combination to May 13, 2024. If a business combination is not consummated by this date, absent any further extensions, there will be a mandatory liquidation and subsequent dissolution of the Company. Management has determined that the mandatory liquidation, should a business combination not occur, and potential subsequent dissolution, raises substantial doubt about the Company’s ability to continue as a going concern for the next twelve months from the issuance of this filing. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after October 13, 2024 or earlier if the period of time the Company has to consummate its initial business combination is not extended on a monthly basis. The Company intends to complete the proposed Business Combination before the mandatory liquidation date. However, there can be no assurance that the Company will be able to consummate any business combination by the Extended Date.
The Company’s evaluation of its working capital, along with, the liquidity condition and date for mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern one year from the date that these financial statements are issued. These financial statements do not include any adjustment relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.
NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company, which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had cash of $116,234 and $748,857, respectively, and no cash equivalents as of December 31, 2023, and 2022.
Cash Held in Trust Account
At December 31, 2023, and 2022, all of the assets held in the Trust Account were invested in cash accounts.
Income Taxes
The Company complies with the accounting and reporting requirements of Accounting Standards Codification (“ASC”) Topic 740, “Income Taxes” (“ASC 740”), which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.
ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits (currently zero), if any, as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2023. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.
There is currently no taxation imposed on income by the Government of the Cayman Islands. In accordance with Cayman federal income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s financial statements. The Company’s management does not expect that the total amount of unrecognized tax benefits (currently zero) will materially change over the next twelve months.
Shares Subject to Possible Redemption
The Company accounts for its shares subject to possible redemption in accordance with the guidance in ASC Topic 480, “Distinguishing Liabilities from Equity” (“ASC 480”). Shares subject to mandatory redemption (if any) are classified as a liability instrument and measured at fair value. Conditionally redeemable shares of ordinary share (including shares of ordinary share that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, shares are classified as shareholders’ equity. The Company’s shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at December 31, 2023, and 2022, shares subject to possible redemption are presented as temporary equity, outside of the shareholders’ deficit section of the Company’s balance sheets.
As of December 31, 2023, and 2022, the Class A ordinary shares subject to possible redemption reflected on the balance sheets are reconciled in the following table:
Gross Proceeds	$230,000,000
Less:
Proceeds allocated to Public Warrants	(13,110,000)
Class A ordinary shares issuance costs	(12,375,591)
Plus:
Accretion of carrying value to redemption value	31,063,866
Class A ordinary shares subject to possible redemption as of December 31, 2022	$235,578,275
Plus:
Redemption	(145,222,585)
Shareholder redemption payable	(249,339)
Accretion of carrying value to redemption value	9,948,542
Class A ordinary shares subject to possible redemption as of December 31, 2023	$100,054,892
Offering Costs
Offering costs consisted of legal, accounting, and other expenses incurred through the balance sheet date that were directly related to the Initial Public Offering. The Company complies with the requirements of the ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A—“Expenses of Offering”. Offering costs consist principally of professional and registration fees incurred through the balance sheet date that are related to the Initial Public Offering. Offering costs are charged to shareholders’ deficit or the statements of operations based on the relative value of the Public Warrants and the Private Placement Warrants to the proceeds received from the Units sold upon the completion of the Initial Public Offering. No offering costs were incurred for the year ended December 31, 2023 and 2022.

Warrant Liability
The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in ASC 480 and ASC 815, “Derivatives and Hedging” (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own ordinary shares, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.
For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded as a liability at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statements of operations. The fair value of the warrants was estimated using a Monte Carlo simulation model (see Note 10).
Net Income Per Ordinary Share
The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share”. The Company has two classes of shares, which are referred to as Class A ordinary shares and Class B ordinary shares. Income is shared pro rata between the two classes of shares. Net income per share is computed by dividing net income by the weighted average number of ordinary shares outstanding for the period. Accretion associated with the redeemable shares of Class A ordinary share is excluded from earnings per share as the redemption value approximates fair value. The calculation of diluted income per ordinary share does not consider the effect of the Warrants issued in connection with the IPO since the exercise of the Warrants are contingent upon the occurrence of future events and the inclusion of such Warrants would be anti-dilutive.
A reconciliation of net income per ordinary share is as follows:
	For the year ended December 31, 2023		For the year ended December 31, 2022
	Class A	Class B	Class A	Class B
Basic and diluted net income per share
Numerator:
Allocation of net income as adjusted	$3,125,914	$781,478	$7,913,192	$1,978,298
Denominator:
Basic and diluted weighted average ordinary shares outstanding	23,000,000	5,750,000	23,000,000	5,750,000
Basic and diluted net income per ordinary share	$0.14	$0.14	$0.34	$0.34
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account in a financial institution which, at times may exceed the Federal Depository Insurance Corporation coverage limit of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.
Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying balance sheets, primarily due to their short-term nature.
Derivative Financial Instruments
The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging”. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the date of issuance and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.
The Company will account for the conversion features in Convertible notes under ASC Topic 815. However, if a conversion feature meets the criteria of the scope exception, then it will not be bifurcated.
Recently Issued Accounting Standards
In August 2020, FASB issued ASU 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40), to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU 2020-06 is effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years, with early adoption permitted. The Company is currently evaluating the impact this guidance will have on its financial statements.
Management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.
NOTE 3. INITIAL PUBLIC OFFERING
Pursuant to the Initial Public Offering on October 13, 2021, the Company sold 23,000,000 Units, including 3,000,000 Units as a result of the underwriters’ exercise of their over-allotment option in full, at a purchase price of $10.00 per Unit. Each Unit consists of one share of the Company’s Class A ordinary share, and one-half of one Public Warrant. Each Public Warrant entitles the holder to purchase one share of Class A ordinary share at an exercise price of $11.50 per whole share (see Note 8).
NOTE 4. PRIVATE PLACEMENT
Simultaneously with the Initial Public Offering, the Sponsor purchased an aggregate of 7,146,000 Private Placement Units at a price of $1.00 per unit for an aggregate purchase price of $7,146,000. Each Private Placement Warrant is identical to the warrants offered in the Initial Public Offering, except there will be no redemption rights or liquidating distributions from the Trust Account with respect to Private Placement Warrants, which will expire worthless if we do not consummate a Business Combination within the Combination Period.
NOTE 5. RELATED PARTY TRANSACTIONS
Founder Shares
On February 2, 2021, in consideration for the payment of certain of the Company’s offering costs, the Company applied $25,000 of outstanding advances from the Sponsor towards the issuance of 7,187,000 shares of the Company’s Class B ordinary shares. On August 20, 2021 and September 9, 2021, the Sponsor effected a surrender of 1,287,000 Class B ordinary shares and 150,000 Class B ordinary shares, respectively, to the Company for no consideration, resulting in a decrease in the total number of Class B ordinary shares outstanding from 7,187,000 to 5,750,000. All shares and associated amounts have been retroactively restated to reflect the share surrender. The initial shareholders agreed to forfeit up to 750,000 Founder Shares to the extent the over-allotment was not exercised in full by the underwriter. In May 2021, our sponsor transferred 30,000 founder shares to each of our independent directors at the same price originally paid for such shares. On October 13, 2021, the underwriter exercised the full over-allotment option.
The Sponsor has agreed not to transfer, assign or sell any of its Founder Shares until the earlier to occur of: (A) one year after the completion of a Business Combination or (B) the date on which the Company completes a liquidation, merger, capital stock exchange or similar transaction that results in the Company’s shareholders having the right to exchange their ordinary shares for cash, securities or other property. Notwithstanding the foregoing, if the last sale price of the Company’s Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination, the Founder Shares will be released from the lock-up.
Promissory Note — Related Party
Related Party Loans
In order to finance transaction costs in connection with a Business Combination, the sponsor, an affiliate of the sponsor, or the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (the “Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. The notes would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of notes may be converted upon consummation of a Business Combination into warrants at a price of $1.00 per warrant. The warrants will be identical to the Private Placement Warrants. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans.
On May 3, 2022, the Company entered into a promissory note with the Sponsor pursuant to which the Sponsor agreed to loan the Company up to an aggregate amount of $1,050,000 which the Company drew down in full on May 5, 2022. This note is non-interest bearing and is due on the earlier of the day by which the Company must complete a Business Combination, and the effective date of a Business Combination. On December, 29, 2023, the Company and the Sponsor amended and restated the promissory note, agreeing to amend the principal amount of the loan of up to $2,487,000. On March 19, 2024, the Company and the Sponsor further amended and restated the First Restated Note, agreeing to amend the principal amount of the loan of up to $3,050,000, which was fully drawn as of such date. The outstanding balance under this loan amounted to $2,439,000 as of December 31, 2023 and $1,050,000 as of December 31, 2022. Management determined that there was an embedded conversion feature related to the note that would require bifurcation and be classified as a liability. However, based on a third-party valuation, the amount was determined to be de minimis.
NOTE 6. COMMITMENTS AND CONTINGENCIES
Registration and Shareholders Rights
The holders of the Founder Shares, Private Placement Warrants and any warrants that may be issued upon conversion of the Working Capital Loans (and in each case holders of their component securities, as applicable) will be entitled to registration rights pursuant to a registration rights agreement to be signed prior to or on the effective date of the Offering (October 13, 2021), requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to our Class A ordinary shares). The holders of the majority of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriter’s Agreement
The underwriter was entitled to a deferred fee of $0.35 per Unit, or $7,780,500 in the aggregate, and a discretionary deferred fee of $2,000,000. The deferred fee would have become payable to the underwriter from the amounts held in the Trust Account solely in the event that the Company completed a Business Combination, subject to the terms of the underwriting agreement.
Effective as of September 1, 2023, the underwriters from the Initial Public Offering resigned and withdrew from their role in the Business Combination and thereby waived their entitlement to the deferred underwriting commissions in the amount of $9,780,500, which was recorded as a gain on settlement of underwriter fees on the statement of shareholders’ deficit for the three and nine months ended September 30, 2023 for $9,223,757, which represents the original amount recorded to accumulated deficit, and the remaining balance representing the original amount recorded to the statements of operations of $556,743 was recorded for the year ended December 31, 2023.

NOTE 7. WARRANT LIABILITY
The Company accounted for the 18,646,000 warrants issued in connection with the Initial Public Offering in accordance with the guidance contained in ASC 815-40. Such guidance provides that, because the warrants do not meet the criteria for equity treatment thereunder, each warrant must be recorded as a liability. Accordingly, the Company has classified each warrant as a liability at its fair value. This liability is subject to re-measurement at each balance sheet date. With each such remeasurement, the warrant liability will be adjusted to fair value, with the change in fair value recognized in the Company’s statements of operations. The warrants are also subject to re-evaluation of the proper classification and accounting treatment at each reporting period. If the classification changes as a result of events during the period, the warrants will be reclassified as of the date of the event that causes the reclassification.
The Company offered warrants in connection with its sale of Units. Each whole warrant that is part of the Units sold in the Offering is exercisable to purchase one share of the Company’s Class A ordinary shares, subject to adjustment as provided in the Company’s Offering prospectus, and only whole warrants are exercisable. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. If, upon separation of the Units, a holder of warrants would be entitled to receive a fractional warrant, the Company will round down to the nearest whole number of warrants to be issued to such holder.
The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a Public Warrant and will have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act covering the issuance of the Class A ordinary shares issuable upon exercise of the Public Warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No Public Warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their Public Warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration is available.
The Company has agreed that as soon as practicable, but in no event later than fifteen (15) business days, after the closing of a Business Combination, it will use its best efforts to file with the SEC a registration statement registering the issuance, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the Public Warrants. The Company will use its best efforts to file with the SEC a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants, to cause such registration statement to become effective and to maintain a current prospectus relating to those Class A ordinary shares until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th business day after the closing of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption.
Redemption of warrants when the price per share of Class A common stock equals or exceeds $18.00. Once the warrants become exercisable, the Company may redeem the outstanding warrants:
•	in whole and not in part;
•	at a price of $0.01 per Public Warrant;
•	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and
•
if, and only if, the reported last sale price of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before the Company sends the notice of redemption to the warrant holders.

Redemption of warrants when the price per share of Class A common stock equals or exceeds $10.00. Once the warrants become exercisable, the Company may redeem the outstanding warrants:
•	in whole and not in part;
•
at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to an agreed table based on the redemption date and the “fair market value” of Class A ordinary shares;

•
if, and only if, the closing price of Class A ordinary shares equals or exceeds $10.00 per public share (as adjusted) for any 20 trading days within the 30-trading day period ending three trading days before the Company sends the notice of redemption to the warrant holders; and

•
if the closing price of the Class A ordinary shares for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders is less than $18.00 per share (as adjusted), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above.

If and when the Public Warrants become redeemable by the Company, the Company may not exercise its redemption right if the issuance of ordinary shares upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or the Company is unable to effect such registration or qualification.
The exercise price and number of Class A ordinary shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, or recapitalization, reorganization, merger or consolidation. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless. If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of ordinary shares issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such warrants. Accordingly, the warrants may expire worthless.
In addition, if (x) the Company issues additional shares of Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of its initial business combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the sponsor or its affiliates, without taking into account any Founder Shares held by the sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Company’s initial business combination on the date of the consummation of such initial business combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial business combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price and the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the greater of the Market Value and the Newly Issued Price.
The Private Placement Warrants are identical to the Public Warrants included in the Units being sold in the Initial Public Offering, except that the Private Placement Warrants are not and the ordinary shares issuable upon the exercise of the Private Placement Warrants are not transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants are exercisable on a cashless basis and are non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.
At December 31, 2023, there were 11,500,000 whole public warrants and 7,146,000 private placement warrants outstanding with a fair value of $230,000 and $142,920, respectively. At December 31, 2022, there were 11,500,000 whole public warrants and 7,146,000 private placement warrants outstanding with a fair value of $5,865,000 and $3,673,044, respectively.

The Company accounts for the 11,500,000 warrants issued in connection with the Initial Public Offering and the 7,146,000 private placement warrants in accordance with the guidance contained in ASC 815-40. Such guidance provides that because the warrants do not meet the criteria for equity treatment thereunder, each warrant must be recorded as a derivative liability. The warrant agreement contains an Alternative Issuance provision that if less than 70% of the consideration receivable by the holders of the Class A ordinary share in the Business Combination is payable in the form of ordinary equity in the successor entity, and if the holders of the warrants properly exercises the warrants within thirty days following the public disclosure of the consummation of Business Combination by the Company, the warrant price shall be reduced by an amount equal to the difference (but in no event less than zero) of (i) the warrant price in effect prior to such reduction minus (ii) (A) the Per Share Consideration (as defined below) minus (B) the Black-Scholes Warrant Value (as defined below). The “Black-Scholes Warrant Value” means the value of a Warrant immediately prior to the consummation of the Business Combination based on the Black-Scholes Warrant Model for a Capped American Call on Bloomberg Financial Markets. “Per Share Consideration” means (i) if the consideration paid to holders of the ordinary share consists exclusively of cash, the amount of such cash per ordinary share, and (ii) in all other cases, the volume weighted average price of the ordinary share as reported during the ten-trading day period ending on the trading day prior to the effective date of the Business Combination.
The Company believes that the adjustments to the exercise price of the warrants is based on a variable that is not an input to the fair value of a “fixed-for-fixed” option as defined under FASB ASC Topic No. 815 – 40, and thus the warrants are not eligible for an exception from derivative accounting. The accounting treatment of derivative financial instruments requires that the Company record a derivative liability upon the closing of the Initial Public Offering. Accordingly, the Company will classify each warrant as a liability at its fair value and the warrants will be allocated a portion of the proceeds from the issuance of the Units equal to its fair value determined by the Monte Carlo simulation. This liability is subject to re-measurement at each balance sheet date. With each such remeasurement, the warrant liability will be adjusted to fair value, with the change in fair value recognized in the Company’s statements of operations. The Company will reassess the classification at each balance sheet date. If the classification changes as a result of events during the period, the warrants will be reclassified as of the date of the event that causes the reclassification.
NOTE 8. CLASS A ORDINARY SHARES SUBJECT TO POSSIBLE REDEMPTION
The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of future events. The Company is authorized to issue 200,000,000 shares of Class A ordinary shares with a par value $0.0001 per share. Holders of the Company’s Class A ordinary shares are entitled to one vote for each share. As of December 31, 2023, and 2022, there were 9,338,421 and 23,000,000 Class A ordinary shares outstanding, respectively, which were subject to possible redemption and are classified outside of permanent equity in the balance sheets.
On October 11, 2023, the Public Shareholders of the Company held the Meeting to approve the Extension Amendment Proposal, the Founder Share Amendment Proposal, and the Redemption Limitation Proposal. At the Meeting, the Public Shareholders approved each of the Extension Amendment Proposal, the Founder Share Amendment Proposal, and the Redemption Limitation Proposal. In connection with the Meeting, shareholders holding 13,661,579 Class A ordinary shares (after giving effect to withdrawals of redemptions) exercised their right to redeem such shares for a pro rata portion of the funds in the Company’s Trust Account. As a result, approximately $145.2 million (approximately $10.63 per share) was removed from the Trust Account to pay such holders. Following these redemptions, the Company had 9,338,421 Class A ordinary shares outstanding.
Following the redemptions, the Company recorded shareholder redemption payable for additional interest earned by redeeming Class A Ordinary shareholders that exercised their redemption rights in the amount of $249,339, which equates to approximately $0.018 per Class A Ordinary Share. As of the date of this report, this amount remains outstanding and the Company is in the process of remitting the additional interest to such redeeming Class A Ordinary shareholders.
NOTE 9. SHAREHOLDERS’ DEFICIT
Preference Shares — The Company is authorized to issue 1,000,000 shares of $0.0001 par value preference shares. At December 31, 2023, and 2022, there were no preference shares issued or outstanding.

Class A Ordinary Share — The Company is authorized to issue up to 200,000,000 shares of Class A, $0.0001 par value ordinary share. Holders of the Company’s Class A ordinary share are entitled to one vote for each share. At December 31, 2023, and 2022, there were zero shares of Class A ordinary share issued or outstanding, (excluding the 9,338,421 and 23,000,000 Class A shares, respectively, subject to possible redemption).
Class B Ordinary Share — The Company is authorized to issue up to 20,000,000 Class B ordinary shares, $0.0001 par value. Holders of the Company’s ordinary shares are entitled to one vote for each share. As of December 31, 2023, and 2022, there were 5,750,000 Class B ordinary shares issued and outstanding.
The Class B ordinary shares will automatically convert into Class A ordinary shares at the time of the Business Combination on a one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like. In the case that additional Class A ordinary shares, or equity linked securities, are issued or deemed issued in excess of the amounts offered in the Initial Public Offering and related to the closing of a Business Combination, the ratio at which Class B ordinary shares shall convert into Class A ordinary shares will be adjusted (unless the holders of a majority of the outstanding Class B ordinary shares agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of Class A ordinary shares issuable upon conversion of all Class B ordinary shares will equal, in the aggregate, on an as converted basis, 20% of the sum of the total number of all ordinary shares outstanding upon the completion of the Initial Public Offering plus all Class A ordinary shares and equity linked securities issued or deemed issued in connection with a Business Combination (excluding any shares or equity linked securities issued, or to be issued, to any seller in a Business Combination, and any private placement-equivalent warrants issued to the sponsor or its affiliates upon conversion of loans made to the Company). Holders of Founder Shares may also elect to convert their Class B ordinary shares into an equal number of Class A ordinary shares, subject to adjustment as provided above, at any time.
The Company may issue additional ordinary shares or preference shares to complete its Business Combination or under an employee incentive plan after completion of its Business Combination.
NOTE 10. FAIR VALUE MEASUREMENTS
Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:
•	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;
•
Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•
Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.
The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at December 31, 2023, and 2022, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:
December 31, 2023:	Level 1	Level 2	Level 3	Total
Assets:
Assets Held in Trust	$100,304,232	$—	$—	$100,304,232

December 31, 2023:	Level 1	Level 2	Level 3	Total
Liabilities:
Warrant Liabilities:
Public Warrants	$230,000	$—	$—	$230,000
Private Placement Warrants	142,920	—	$142,920	$142,920
Total Warrant Liabilities	$372,920	$—	$142,920	$372,920
December 31, 2022:	Level 1	Level 2	Level 3	Total
Assets:
Assets Held in Trust	$235,578,275	$—	$—	$235,578,275
Liabilities:
Warrant Liabilities:
Public Warrants	$690,000	$—	$—	$690,000
Private Placement Warrants	—	—	$428,760	$428,760
Total Warrant Liabilities	$690,000	$—	$428,760	$1,118,760
The Warrants are accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities on the Balance Sheets. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrant liabilities in the Statements of Operations.
Initial Measurement
The Company established the initial fair value for the Public Warrants and the Private Placement Warrants on October 13, 2021, the date of the Company’s Initial Public Offering, using a Monte Carlo simulation model. The Company allocated the proceeds received from (i) the sale of Units (which is inclusive of one share of Class A ordinary share and one-fifth of one Public Warrant), and (ii) the sale of Private Placement Units, first to the Warrants based on their fair values as determined at initial measurement, with the remaining proceeds allocated to shares of Class A ordinary share subject to possible redemption based on their relative fair values at the initial measurement date. The Private Placement Warrants were classified as Level 3 at the initial measurement date due to the use of unobservable inputs. For periods subsequent to the detachment of the Public Warrants from the Units, which occurred on November 29, 2021, the Public Warrants were valued using the instrument’s publicly listed trading price on the NYSE as of the balance sheet date, which is considered to be a Level 1 measurement due to the use of an observable market quote in an active market.
The key inputs into the Monte Carlo simulation model for the Private Placement Warrants were as follows on December 31, 2023, and 2022:
Input	December 31, 2023	December 31, 2022
Share Price	$10.84	$10.00
Exercise Price	$11.50	$11.50
Risk-free rate of interest	3.78%	3.91%
Volatility	2.0%	4.5%
Term (years)	5.79	5.29
Probability Weighted Fair Value of Warrants	$1.60	$0.06
The Warrants were valued using a Monte Carlo Simulation Model, which is considered to be a Level 3 fair value measurement. The Modified Black Scholes model’s primary unobservable input utilized in determining the fair value of the Warrants is the expected volatility as of the IPO date, which was derived from observable warrant pricing on comparable ‘blank-check’ companies without an identified target. The expected volatility as of subsequent valuation dates was implied from the Company’s own Public Warrant pricing.

The following table presents the changes in the fair value of Level 3 warrant liabilities:
Private Placement Warrants
Fair value as of December 31, 2022	$428,760
Change in valuation inputs or other assumptions(1)	$(285,840)
Fair value as of December 31, 2023	$142,920
(1)	Changes in valuation inputs or other assumptions are recognized in change in fair value of warrant liabilities in the statements of operations.
Conversion Option Liability
The liability for the conversion option was valued using a Black-Scholes Option Pricing Model, which is considered to be a Level 3 fair value measurement. The Black Scholes model’s primary unobservable input utilized in determining the fair value of the conversion option is the expected volatility of the Class A ordinary shares. During the year ended December 31, 2023, there were no changes in the fair value of the conversion option liability. As of December 31, 2023, the fair value of the conversion feature was di minimis.
NOTE 11. SUBSEQUENT EVENTS
Management of the Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements, other than as disclosed below.
On February 13, 2024, the Company announced that $150,000 was deposited into the Trust Account to extend the period of time the Company has to consummate its initial business combination to March 13, 2024.
On March 13, 2024, the Company announced that $150,000 was deposited into the Trust Account to extend the period of time the Company has to consummate its initial business combination to April 13, 2024.
On March 19, 2024, the First Restated Note was further amended and issued in the principal amount of up to $3,050,000 in favor of the Sponsor, which was fully drawn as of such date.

Innventure LLC and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands, except unit and per unit amounts)
	March 31, 2024	December 31, 2023
	(Unaudited)
Assets
Cash, cash equivalents and restricted cash	$2,157	$2,575
Prepaid expenses and other current assets	602	487
Due from related parties	5,163	2,602
Total Current Assets	7,922	5,664
Investments	19,689	14,167
Property, plant and equipment, net	1,271	637
Other assets	1,035	1,096
Total Assets	29,917	21,564

Liabilities and Unitholders’ Capital
Accounts payable	1,303	93
Accrued employee benefits	5,108	3,779
Accrued expenses	1,675	1,009
Related party payables	534	347
Related party notes payable - current	1,000	1,000
Notes payable - current	947	912
Patent installment payable - current	525	775
Other current liabilities	240	253
Total Current Liabilities	11,332	8,168
Notes payable, net of current portion	358	999
Convertible promissory note, net	—	1,120
Convertible promissory note due to related party, net	—	3,381
Embedded derivative liability	—	1,994
Patent installment payable, net of current	13,075	13,075
Other liabilities	626	683
Total Liabilities	25,391	29,420

Commitments and Contingencies (Note 12)

Mezzanine Capital
Redeemable Class I Units, no par value, 1,000,000 units authorized, issued and outstanding	3,192	2,912
Redeemable Class PCTA Units, no par value, 3,982,675 units authorized, issued and outstanding	11,853	7,718
Unitholders' Deficit
Class B Preferred Units, no par value, 6,722,562 and 4,639,557 units authorized, 4,939,977 and 4,109,961 units issued and outstanding	45,688	38,122
Class B-1 Preferred Units, no par value, 2,600,000 units authorized, 342,608 units issued and outstanding	3,323	3,323
Class A Units, no par value, 10,975,000 units authorized, 10,875,000 units issued and outstanding	1,950	1,950
Class C Units, no par value, 1,585,125 units authorized, 1,570,125 units issued and outstanding	895	844
Accumulated deficit	(73,918)	(64,284)
Non-controlling interest	11,543	1,559
Total Unitholders’ Deficit	(10,519)	(18,486)
Total Liabilities, Mezzanine Capital, and Unitholders' Deficit	$29,917	$21,564
See accompanying notes to condensed consolidated financial statements.

Innventure LLC and Subsidiaries
Condensed Consolidated Statements of Operations
(in thousands, except unit and per unit amounts) (Unaudited)
	Three months ended March 31,
	2024	2023
Revenue
Management fee income - related parties	$224	$220
Total Revenue	224	220

Operating Expenses
General and administrative	7,904	2,939
Sales and marketing	1,183	554
Research and development	1,669	772
Total Operating Expenses	10,756	4,265

Loss from Operations	(10,532)	(4,045)

Non-operating (Expense) and Income
Interest expense, net	(405)	(211)
Net gain on investments	5,189	598
Net loss on investments – due to related parties	(186)	(21)
Change in fair value of embedded derivative liability	(478)	82
Equity method investment gain	5	1
Loss on conversion of promissory notes	(1,119)	—
Total Non-operating Income	3,006	449
Income tax expense	—	—
Net Loss	(7,526)	(3,596)
Less: Loss attributable to non-controlling interest	(2,307)	(23)
Net Loss Attributable to Innventure LLC Unitholders	$(5,219)	$(3,573)

Net Loss Attributable to Class A Unitholders	$(10,340)	$(4,406)

Basic loss per Class A Unit	$(0.95)	$(0.41)
Basic weighted average Class A Units	10,875,000	10,875,000
See accompanying notes to condensed consolidated financial statements.

Innventure LLC and Subsidiaries
Condensed Consolidated Statements of Changes in Mezzanine Capital
(in thousands) (Unaudited)
	Class I Amount	Class PCTA Amount	Total
December 31, 2022	$2,984	$12,882	$15,866
Accretion of redeemable units to redemption value	1	457	458
March 31, 2023	2,985	13,339	16,324

December 31, 2023	2,912	7,718	10,630
Accretion of redeemable units to redemption value	280	4,135	4,415
March 31, 2024	$3,192	$11,853	$15,045
See accompanying notes to condensed consolidated financial statements.

Innventure LLC and Subsidiaries
Condensed Consolidated Statements of Changes in Unitholders’ Deficit
(in thousands) (Unaudited)
	Class B Preferred	Class B-1 Preferred	Class A	Class C	Accumulated Deficit	Non- Controlling Interest	Total Unitholders' Deficit
December 31, 2022	$20,803	$3,323	$1,950	$639	$(38,564)	$656	$(11,193)
Net loss	—	—	—	—	(3,573)	(23)	(3,596)
Units issued to NCI	—	—	—	—	—	104	104
Issuance of preferred units, net of issuance costs	712	—	—	—	—	—	712
Unit-based compensation	—	—	—	50	—	103	153
Accretion of redeemable units to redemption value	—	—	—	—	(458)	—	(458)
March 31, 2023	21,515	3,323	1,950	689	(42,595)	840	(14,278)

December 31, 2023	38,122	3,323	1,950	844	(64,284)	1,559	(18,486)
Net loss	—	—	—	—	(5,219)	(2,307)	(7,526)
Units issued to NCI	—	—	—	—	—	3,503	3,503
Issuance of preferred units, net of issuance costs	7,566	—	—	—	—	—	7,566
Unit-based compensation	—	—	—	51	—	345	396
Issuance of units to NCI in exchange of convertible promissory notes	—	—	—	—	—	8,443	8,443
Accretion of redeemable units to redemption value	—	—	—	—	(4,415)	—	(4,415)
March 31, 2024	$45,688	$3,323	$1,950	$895	$(73,918)	$11,543	$(10,519)
See accompanying notes to condensed consolidated financial statements.

Innventure LLC and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(in thousands) (Unaudited)
	Three months ended March 31,
	2024	2023
Cash Flows Used in Operating Activities
Net loss	$(7,526)	$(3,596)
Adjustments to reconcile net loss to net cash and cash equivalents used in operating activities:
Unit-based compensation	396	153
Change in fair value of embedded derivative liability	478	(82)
Change in fair value of payables due to related parties	186	21
Non-cash interest expense on notes payable	230	83
Net gain on investments	(5,189)	(598)
Equity method investment gain	(5)	(1)
Loss on conversion of promissory notes	1,119	—
Other, net	67	26
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(136)	27
Accounts payable	1,234	70
Accrued employee benefits	1,329	498
Accrued expenses	488	181
Other current and other liabilities	(68)	19
Other assets	—	(201)
Net Cash Used in Operating Activities	(7,397)	(3,400)

Cash Flows Used in Investing Activities
Loans to equity method investee	(2,540)	—
Acquisition of property, plant and equipment	(640)	(16)
Net Cash Used in Investing Activities	(3,180)	(16)

Cash Flows Provided by Financing Activities
Proceeds from issuance of capital, net of issuance costs	7,116	712
Proceeds from the issuance of units to NCI	3,503	104
Payment of debts	(460)	(7)
Net Cash Provided by Financing Activities	10,159	809

Net Decrease in Cash, Cash Equivalents and Restricted Cash	(418)	(2,607)
Cash, Cash Equivalents and Restricted Cash Beginning of period	2,575	7,544
Cash, Cash Equivalents and Restricted Cash End of period	$2,157	$4,937

Supplemental Cash Flow Information
Cash paid for interest	$55	$71
Supplemental Disclosure of Noncash Financing Information
Accretion of redeemable units to redemption value	$4,415	$458
Issuance of Class B Preferred Units to extinguish convertible notes payable	$396	$—
Issuance of Class B Preferred Units in exchange for interest in Innventus ESG Fund	$183	$—
Issuance of NCI in exchange for interest in Innventus ESG Fund	$146	$—
Commissions payable on issuance of Class B Preferred Units	$153	$—
Commissions payable on issuance of NCI	$146	$—
Issuance of Class B Preferred Units to extinguish consulting fees payable	$24	$—
Issuance of units to NCI in exchange of convertible promissory notes	$7,324	$—
Recognition of right of use asset and corresponding lease liability	$—	$49
See accompanying notes to condensed consolidated financial statements.

Innventure LLC and Subsidiaries
Notes to Condensed Consolidated Financial Statements (Unaudited)
(in thousands, except unit or per unit data)
Note 1.	Nature of Business
Innventure LLC (together with its subsidiaries, the “Company” or “Innventure”) is an origination platform company with its headquarters in Orlando, Florida.
Innventure is currently in the process of merging with Learn CW Investment Corporation (“Learn CW”) as part of a business combination, the details of which can be found in S-4 filings with the Securities and Exchange Commission under the LCW stock ticker (the “Business Combination”). The Business Combination is expected to be consummated after the required approval by the shareholders of Learn CW and the satisfaction of certain other conditions.
Note 2.	Accounting Policies
Basis of Presentation
These condensed consolidated financial statements are unaudited and should be read in conjunction with the Company's most recent annual audited consolidated financial statements and notes thereto. Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading.
We use the same accounting policies in preparing quarterly and annual financial statements.
Going Concern
In connection with the Company’s assessment of going concern considerations, management has determined that in order to maintain its current level of operations, the Company will require additional working capital from either cash flows from operations or from the sale of its capital or issuance of debt. The Company intends to obtain additional financing in the future to proceed with its business plans. The future value of investments held is unpredictable and subject to market events outside of the Company’s control. If the Company is unable to acquire additional working capital, it will be required to significantly reduce its current level of operations. Furthermore, the Company’s technology segment has not yet begun commercial operations so does not yet have any sources of revenue.
The accompanying condensed consolidated financial statements have been prepared assuming that the Company will continue as a going concern within one year after the date of the accompanying condensed consolidated financial statements are issued; however, the above conditions raise substantial doubt about the Company’s ability to do so. The condensed consolidated financial statements do not include any adjustments to reflect the probable future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result should the Company be unable to continue as a going concern. There can be no assurance that management will be successful in implementing its business plan or that the successful implementation of such business plan will actually improve our operating results.
Recently Adopted Accounting Pronouncements
In June 2022, the FASB issued ASU 2022-03, Fair Value Measurement (Topic 820): Fair Value Measurement of Equity Securities Subject to Contractual Sale Restrictions. This ASU clarifies that contractual sale restrictions should not be considered in measuring the fair value of equity securities. This ASU is effective for fiscal years beginning after December 15, 2023, including interim periods therein, with early adoption permitted. The Company adopted this ASU on January 1, 2024, and the adoption did not have a material impact on the Company’s condensed consolidated financial statements.

Innventure LLC and Subsidiaries
Notes to Condensed Consolidated Financial Statements (Unaudited)
(in thousands, except unit or per unit data)
Note 3.	Investments
Investments consist of the following:
	March 31, 2024	December 31, 2023
Equity-method investments	$4,815	$4,482
Exchange-traded investments at fair value	14,874	9,685
Total Investments	$19,689	$14,167
Equity-method investments
The Company’s equity-method investments include its investment in the Innventus ESG Fund I, L.P. (the “Fund”), for which it serves as general partner, and AeroFlexx, LLC (“AeroFlexx”), which are both not consolidated, but for which the Company exerts significant influence.
The Company’s equity-method investment in the Fund reflects the Company’s general partner interest in the Fund, which represents approximately 5% of the Fund’s total capital commitments. The general partner interest is not consolidated because the Fund is not considered a variable interest entity and the Company does not hold a controlling financial interest in the Fund under the voting interest entity (“VOE”) model. The Fund is an investment company that follows a specialized basis of accounting established by GAAP. The Company’s general partnership interest in the Fund is substantially illiquid. While the Fund’s holdings are accounted for at fair value, the equity-method investment in the Fund is adjusted to reflect the fair value of the underlying investments of the Fund as of March 31, 2024, and December 31, 2023. The fair value of the underlying investments in the Fund is based on the Company’s assessment, which takes into account expected cash flows, earnings multiples and/or comparisons to similar market transactions, among other factors. Valuation adjustments reflecting consideration of credit quality, concentration risk, sales restrictions and other liquidity factors are integral to valuing these instruments.
The Company held a 31% equity-method investment interest in AeroFlexx as of both March 31, 2024, and December 31, 2023. The Company recorded its investment in AeroFlexx at $1,294 and $1,570 as of March 31, 2024, and December 31, 2023, respectively.
Exchange-traded investments
The Company previously invested in PureCycle Technologies, Inc. (“PCT”), as the first company formed in partnership with a multinational corporation. The shares of PCT's common stock held by the Company are classified as an Exchange-traded investment at fair value recorded through net income (“FVTNI”). The majority of the remaining shares of PCT's common stock held by the Company are subject to a final lock-up period which expires based upon the achievement of certain operational metrics, as certified by certain third-parties, of PCT’s Ironton, Ohio plant.
Note 4.	Fair Value
Fair Value Hierarchy
March 31, 2024	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Assets:
Exchange-traded investments at FVTNI	$14,874	$—	$—	$14,874

Liabilities:
Related party payables	534	—	—	534

Innventure LLC and Subsidiaries
Notes to Condensed Consolidated Financial Statements (Unaudited)
(in thousands, except unit or per unit data)
December 31, 2023	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Assets:
Exchange-traded investments at FVTNI	$9,685	$—	$—	$9,685

Liabilities:
Embedded derivative liability	—	—	1,994	1,994
Related party payables	347	—	—	347
Derivative Liabilities
Embedded derivative liabilities contained within the 2025 Notes (see Note 5. Borrowings) are stated at fair value as of December 31, 2023. The 2025 Notes were redeemed for equity in Accelsius during the quarter ended March 31, 2024, and the related derivatives were revalued prior to extinguishment. Fair value is determined utilizing discounted cash flows, using unobservable market data inputs, and an option pricing model based on management’s probability weighted expected outcome with respect to a financing or a change of control. A summary of the significant unobservable inputs utilized to estimate the fair value is as follows:
Embedded derivative within 2025 Note issued August 18, 2022 with a principal balance of $4,000	Settlement	December 31, 2023
Discount Rate	35%	35% - 36%
Probability of Expected Outcomes
Financing	100%	95%
Change in control	—%	3%
Other	—%	2%

Embedded derivative within 2025 Notes issued June 7 & July 3, 2023 with an aggregate principal balance of $2,000
Discount Rate	71% - 87%	71% - 88%
Probability of Expected Outcomes
Financing	100%	95%
Change in control	—%	3%
Other	—%	2%
Significant increases or decreases to any of these inputs would result in a significantly higher or lower liability.
The following tables present information about the Company’s Level 3 liabilities that are measured at fair value on a recurring basis:
Embedded Derivative Liability
Balance as of December 31, 2022	$1,641
Change in fair value	(82)
Balance as of March 31, 2023	1,559
Balance as of December 31, 2023	1,994
Change in fair value	478
Settlement	$(2,472)
Balance as of March 31, 2024	$—

Innventure LLC and Subsidiaries
Notes to Condensed Consolidated Financial Statements (Unaudited)
(in thousands, except unit or per unit data)
The total net change in fair value included in earnings for the three months ended March 31, 2024, and 2023 were $478 and $(82), respectively.
The carrying amounts of prepaid expenses and other current assets, due from related parties, other assets, accounts payable, accrued expenses, accrued employee benefits, other current liabilities and other liabilities approximate fair value due to the short maturity terms of these instruments. The Company's convertible promissory notes were converted in March 2024 and the related embedded derivative liabilities settled as part of this conversion (see Note 5. Borrowings). The fair value of the Company's convertible promissory notes as of December 31, 2023, was $4,501.
Note 5.	Borrowings
	March 31, 2024	December 31, 2023
Series 1 promissory notes, 9-15% interest, maturity: 36 – 60 months from issuance	$1,305	$1,911
Related party note	1,000	1,000
Convertible promissory notes, 8% interest, maturity: 36 months from issuance	—	6,634
Total Notes Payable	2,305	9,545
Less: unamortized debt discount	—	(2,133)
Less: current portion of related party notes payable	(1,000)	(1,000)
Less: current portion of notes payable	(947)	(912)
Total Long-term Notes	$358	$5,500
The Company had accrued interest of $— and $634 in long-term notes as of March 31, 2024, and December 31, 2023, respectively.
The Company’s notes payable and notes payable to related parties mature as follows:
Year Ending December 31,	Amount
2024 (remaining 9 months)	$1,883
2025	422
Total Debt	$2,305
Series 1 Promissory Notes
During the three months ended March 31, 2024, noteholders with principal amounts totaling $420 converted their Series 1 promissory notes into 43,303 of Class B Preferred Units based on the Class B Preferred Unit issuance price of $9.6992 per share. The noteholders elected to receive the last interest payment due and waive the prepayment fee, if applicable, in connection with the transaction. The Company accounted for the conversion of promissory notes as an extinguishment, the impact of which is immaterial to the Company’s financial statements. There were no conversions during the three months ended March 31, 2023.
In addition, during the three months ended March 31, 2024, the Company extended Series 1 notes with principal of $122 and $300 for an additional year for the 1st and 2nd time at 12% from 9% and 15% from 12% interest, respectively. During the three months ended March 31, 2023, the Company extended Series 1 notes with principal of $580 for an additional year at 12% from 9% interest.
For the three months ended March 31, 2024 and 2023, interest expense on the Series 1 notes was approximately $55 and $71, respectively, and is included in interest expense on the condensed consolidated statements of operations. The interest expense on Series 1 notes includes the amortization of issuance costs of $— and $10, for the three months ended March 31, 2024 and 2023, respectively.
Convertible Promissory Notes
On March 31, 2024, the 8% convertible promissory notes (the “2025 Notes”) with a $6,000 principal balance and $755 of accrued interest were converted into 693,480 of Accelsius Series A units at a conversion price of

Innventure LLC and Subsidiaries
Notes to Condensed Consolidated Financial Statements (Unaudited)
(in thousands, except unit or per unit data)
$9.74 per share, a discount of 20% to the purchase price. The conversion was pursuant to the occurrence of a qualified financing event. The Company accounted for the conversion of 2025 Notes as an extinguishment and the related embedded derivative liability was extinguished. Accelsius issued Preferred Series A shares with a fair value of $8,443 and recognized a loss on the transaction totaling $1,119.
During the three months ended March 31, 2024, and 2023, the Company recognized $94 and $83 in interest expense associated with the 2025 Notes discounts. The contractual interest expense for those periods was $205 and $80. As of March 31, 2024, and December 31, 2023, the unamortized discount was $— and $2,133, respectively.
Note 6.	Property, Plant and Equipment
	March 31, 2024	December 31, 2023
Leasehold improvements	$345	$38
Machinery & equipment	111	86
Computers & office equipment	19	19
Construction in progress	810	502
Property, Plant and Equipment, Gross	1,285	645
Less: Accumulated depreciation	(14)	(8)
Property, Plant and Equipment, Net	$1,271	$637
Note 7.	Unitholders' Deficit
	March 31, 2024		December 31, 2023
	Units Authorized	Units Issued and Outstanding	Units Authorized	Units Issued and Outstanding
Class B Preferred Units	6,722,562	4,939,977	4,639,557	4,109,961
Class B-1 Preferred Units	2,600,000	342,608	2,600,000	342,608
Class A Units	10,975,000	10,875,000	10,975,000	10,875,000
Class C Units	1,585,125	1,570,125	1,585,125	1,570,125
Preferred Return
Class B and B-1 Preferred Unitholders are entitled to distributions at a rate of 6% per year of unreturned capital of preferred units. Class B and B-1 Preferred Unitholders have accumulated $3,208 and $260, respectively, in unreturned preferred returns as of March 31, 2024 and $2,552 and $210 as of December 31, 2023.
Transactions
The Company continues to receive additional capital in connection with its Class B Preferred Unit capital raise which closed on January 26, 2024. The Company received $7,631 and $739 in cash during the three months ended March 31, 2024 and 2023 and issued 786,713 and 76,192 new Class B Preferred Units, respectively, at the issuance price of $9.6992 per share.
Note 8.	Unit-based Compensation
Equity Incentive Plan
The Company recognized compensation costs related to the Equity Incentive Plan of $51 and $50 for the three months ended March 31, 2024 and 2023, respectively. As of March 31, 2024, the Company has $319 in unit-based compensation expense remaining to be recognized over approximately 1.9 years.
Subsidiary Equity Plan
During the three months ended March 31, 2024 and 2023, there were 129,700 and 133,000 Class C units granted under the Subsidiary Equity Plan with a grant date fair value of $4.41 and $3.51, respectively.

Innventure LLC and Subsidiaries
Notes to Condensed Consolidated Financial Statements (Unaudited)
(in thousands, except unit or per unit data)
The Company recognized compensation costs related to the Subsidiary Equity Plan of $345 and $103 for the three months ended March 31, 2024 and 2023, respectively, which is recorded in general and administrative, sales and marketing and research and development in the condensed consolidated statements of operations. As of March 31, 2024, the Company has $2,136 in unit-based compensation expense remaining to be recognized over approximately 2.2 years.
Note 9.	Income Taxes
For the three months ended March 31, 2024, no income tax provision was recorded due to maintenance of a full valuation allowance against net deferred tax assets as of December 31, 2023 due to the Company’s history of losses and the Company’s belief that it is not more likely than not the benefit will be realized. There was no income tax effect for the three months ended March 31, 2023. The effective tax rate was zero for the three months ended March 31, 2024 and 2023.
Note 10.	Net Loss Per Unit
The following table presents a reconciliation of the numerator and denominator for the basic earnings per unit (“EPU”) calculations using the two class method:
	Three months ended March 31,
	2024	2023
Numerator:
Net loss attributable to Innventure LLC Unitholders	$(5,219)	$(3,573)
Less: cumulative earnings to participating unitholders	706	375
Less: deemed dividend related to Class PCTA and Class I Units	4,415	458
Net Loss Attributable to Class A Unitholders	$(10,340)	$(4,406)
Denominator:
Weighted average Class A Units outstanding, basic	10,875,000	10,875,000
Basic loss per Class A Unit	$(0.95)	$(0.41)
The Class PCTA and Class I units are redeemable instruments within mezzanine capital. The increases and decreases in the carrying amount of these instruments are charged against accumulated deficit during respective periods and treated as a deemed dividend in the calculation of net loss attributable to Class A Unitholders.
Note 11.	Related Party Transactions
As more fully described in Note 5. Borrowings, the Company has various notes with affiliates. The Company had a convertible promissory note to the Fund as part of the 2025 Notes which was converted during the three months ended March 31, 2024. The Company also has a related party note for $1,000 that has no stated interest or maturity.
Transactions with Innventure1
The related party liability established in connection with the ownership interest in the Company's PCT common stock assigned by Innventure1 to investors which are considered related parties of the Company was revalued to $82 and $53 as of March 31, 2024 and December 31, 2023, respectively. The change in value was included in Net loss on investments – due to related parties in the condensed consolidated statements of operations.
Transactions with the Fund
In the normal course of business, the Company advances certain expenses on behalf of the Fund. Expenses which meet certain criteria are reimbursed to the Company by the Fund. Amounts paid by the Company not reimbursed by the Fund totaled $15 and $2 for the three months ended March 31, 2024 and 2023, respectively. There was a receivable of $8 and $2 as of March 31, 2024 and December 31, 2023, respectively, related to those expenses included in Due from related parties in the condensed consolidated balance sheets.

Innventure LLC and Subsidiaries
Notes to Condensed Consolidated Financial Statements (Unaudited)
(in thousands, except unit or per unit data)
The Company earns a 1-2% management fee for administrative, finance and accounting, and other back-office functions from the Fund. Management fees earned from the Fund totaled $197 for both the three months ended March 31, 2024 and 2023, which is recorded as Management fee income - related parties in the condensed consolidated statements of operations.
In March 2021, the Company entered into a purchase option agreement with the Fund, a related party, to sell 145,161 shares of PCT common stock with an exercise price of $1. The option period would have expired on July 22, 2024, and the Company measured the derivative liability at fair value, as further described in Note 4. Fair Value. The option was exercised in March 2022 and the shares are subject to the lock-up provisions. The liability due to the Fund as of March 31, 2024 and December 31, 2023 was $451 and $294, respectively, and is included in Related party payables in the condensed consolidated balance sheets.
During the three months ended March 31, 2023, the Company sold 23,712 of Accelsius Class A Units to the Fund for aggregate proceeds of approximately $104. This amount is reflected in non-controlling interests in the condensed consolidated statements of changes in unitholders' deficit.
Transactions with AeroFlexx
In the normal course of business, the Company advances certain expenses on behalf of AeroFlexx. Amounts paid by the Company that were reimbursed by AeroFlexx totaled $12 and $— for the three months ended March 31, 2024 and 2023, respectively. There was a receivable of $16 and $— as of March 31, 2024 and December 31, 2023, respectively, related to those expenses included in Due from related parties in the condensed consolidated balance sheets.
As of March 31, 2024 and December 31, 2023, the Company had $5,140 and $2,600 of advances, with no formal terms, to Aeroflexx which is included in Due from related parties in the condensed consolidated balance sheets.
Note 12.	Commitments and Contingencies
PCT Guaranty
On April 22, 2020, the Company entered into a guaranty with a counterparty to unconditionally guarantee PCT’s obligation to reimburse a $5,000 prepayment upon PCT’s failure to meet certain performance thresholds. Performance thresholds include the commission and construction of a plant. The guaranty has no expiration. The total amount paid by the Company under the guaranty is $0 and total interest paid is $0. As of March 31, 2024 and December 31, 2023, there is no principal outstanding under the guaranty.
Patent Agreement Contingent Fees
The Company's minimum patent royalties included in Patent installment payables on the condensed consolidated balance sheets fall due as follows:
Years Ending December 31,	Amount
2024	$525
2025	700
2026	825
2027	825
2028	825
Thereafter	9,900
Total	$13,600
The Company is committed to make royalty payments on direct revenue generated from the subject technology acquired at the rate of 7% and 15% from indirect revenue generated plus additional incentives based on the volume units sold at the rates up to 2.5%. Each year the Company will pay such royalties at the higher of: (i) the minimum amount due (noted in the table above) and (ii) the royalty calculated amount based on revenue and units sold.

Innventure LLC and Subsidiaries
Notes to Condensed Consolidated Financial Statements (Unaudited)
(in thousands, except unit or per unit data)
Note 13.	Business Segment Data
Our operating businesses include a diverse group of corporate (including service activities) and technology businesses. Reportable segment information for the three months ended March 31, 2024 and 2023, respectively, are as follows.
	Three months ended March 31,
	2024	2023
Revenues:
Corporate	$251	$220
Elimination of management services provided to Technology	(27)	—
Consolidated Revenues	$224	$220

Interest Expense:
Corporate	$55	$81
Technology	436	163
Consolidated Interest Expense	$491	$244

Net Loss:
Corporate	$(1,397)	$(1,700)
Technology	(6,129)	(1,896)
Consolidated Net Loss	$(7,526)	$(3,596)

Capital Expenditures:
Technology	640	16
Consolidated Capital Expenditures	$640	$16
	March 31, 2024	December 31, 2023
Total Assets:
Corporate	$27,071	$22,953
Technology	24,087	16,246
Eliminations	(21,241)	(17,635)
Consolidated Total Assets	$29,917	$21,564
All revenue from external customers and long-lived assets are located entirely in the United States of America (USA).
Note 14.	Subsequent Events
The condensed consolidated financial statements and related disclosures include evaluation of events up through and including June 18, 2024, which is the date the condensed consolidated financial statements were available to be issued. Events occurring after March 31, 2024 are:
The Company sold 513,173 of Accelsius Series A Units for aggregate proceeds of approximately $6,248. This amount will be reflected in non-controlling interests in the condensed consolidated statements of changes in unitholders' deficit in future periods.
The Company continued to receive additional capital through its Class B Preferred Unit capital raise which closed on January 26, 2024. The Company received $1,300 in cash and issued 134,031 new Class B Preferred Units at the issuance price of $9.6992 per share.
The Company advanced funds in the amount of $1,000 to AeroFlexx.

Innventure LLC and Subsidiaries
Notes to Condensed Consolidated Financial Statements (Unaudited)
(in thousands, except unit or per unit data)
The Company formally came to terms on the related party note mentioned in Note 5. Borrowings, by executing an unsecured promissory note with the related party on May 2, 2024. The related party note had no stated interest and no stated maturity date at issuance. As per the terms of the executed agreement, the note matures on December 21, 2024. Upon maturity, the Company is required to repay the outstanding principal amount of $1,000 and a loan fee equal to approximately $63. There is still no stated interest as per the terms of the executed agreement but it provides for interest at the rate of 8% per annum on the outstanding amount from the maturity date if the Company fails to pay any amount due on the maturity date.
On May 29, 2024, the Company sold 100,000 PCT shares and received $518 of cash. On June 6, 2024 and June 7, 2024, the Company sold 10,125 and 5,398 PCT shares for $56 and $30 of cash, respectively. On June 10, 2024 and June 12, 2024, the Company sold 50,000 and 47,526 PCT shares for $279 and $290 of cash, respectively. The PCT shares were measured at their fair value immediately prior to the transactions.

Report of Independent Registered Public Accounting Firm
Unitholders and Board of Directors
Innventure LLC
Orlando, Florida
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Innventure LLC (the “Company”) as of December 31, 2023 and 2022, the related consolidated statements of operations, changes in mezzanine capital, changes in unitholders’ deficit, and cash flows for each of the two years in the period ended December 31, 2023, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.
Substantial Doubt About the Company’s Ability to Continue as a Going Concern
The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 2 to the consolidated financial statements, the Company has suffered recurring losses from operations, has a net capital deficiency, and has stated that substantial doubt exists about the Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ BDO USA, P.C.
We have served as the Company's auditor since 2022.

Raleigh, North Carolina
April 12, 2024

Innventure LLC and Subsidiaries

Consolidated Balance Sheets
(in thousands, except unit and per unit amounts)
	December 31,
	2023	2022
Assets
Cash, cash equivalents and restricted cash	$2,575	$7,544
Prepaid expenses and other current assets	487	257
Due from related parties	2,602	14
Total Current Assets	5,664	7,815

Investments	14,167	19,825
Property, plant and equipment, net	637	—
Other assets	1,096	339
Total Assets	21,564	27,979

Liabilities and Unitholders’ Capital
Accounts payable	93	84
Accrued employee benefits	3,779	598
Accrued expenses	1,009	294
Related party payables	347	580
Related party notes payable - current	1,000	501
Notes payable - current	912	1,949
Patent installment payable - current	775	250
Other current liabilities	253	66
Total Current Liabilities	8,168	4,322
Notes payable, net of current portion	999	801
Convertible promissory note, net	1,120	—
Convertible promissory note due to related party, net	3,381	2,647
Embedded derivative liability	1,994	1,641
Patent installment payable, net of current	13,075	13,600
Other liabilities	683	295
Total Liabilities	29,420	23,306

Commitments and Contingencies

Mezzanine Capital
Redeemable Class I Units, no par value, 1,000,000 units authorized, issued and outstanding as of December 31, 2023 and 2022	2,912	2,984
Redeemable Class PCTA Units, no par value, 3,982,675 units authorized, issued and outstanding as of December 31, 2023 and 2022	7,718	12,882
Unitholders’ Deficit
Class B Preferred Units, no par value, 4,639,557 and 3,608,545 units authorized, 4,109,961 units and 2,226,144 units issued and outstanding as of December 31, 2023 and 2022, respectively	38,122	20,803
Class B-1 Preferred Units, no par value, 2,600,000 units authorized, 342,608 units issued and outstanding as of December 31, 2023 and 2022	3,323	3,323
Class A Units, no par value, 10,975,000 units authorized, 10,875,000 units issued and outstanding as of December 31, 2023 and 2022	1,950	1,950
Class C Units, no par value, 1,585,125 units authorized, 1,570,125 units and 1,585,125 units issued and outstanding as of December 31, 2023 and 2022, respectively	844	639
Accumulated deficit	(64,284)	(38,564)
Non-controlling interest	1,559	656
Total Unitholders’ Deficit	(18,486)	(11,193)
Total Liabilities, Mezzanine Capital, and Unitholders’ Deficit	$21,564	$27,979
See accompanying notes to consolidated financial statements.

Innventure LLC and Subsidiaries

Consolidated Statements of Operations
(in thousands, except unit and per unit amounts)
	Years ended December 31,
	2023	2022
Revenue
Management fee income - related party	$892	$789
Consulting revenue	225	153
Total Revenue	1,117	942

Operating Expenses
General and administrative	17,589	9,011
Sales and marketing	3,205	1,157
Research and development	4,001	15,443
Total Operating Expenses	24,795	25,611

Loss from Operations	(23,678)	(24,669)

Non-operating (Expense) and Income
Interest expense, net	(1,224)	(890)
Net loss on investments	(6,448)	(7,196)
Net gain on investments – due to related parties	232	238
Change in fair value of embedded derivative liability	766	(65)
Equity method investment loss	(632)	(63)
Other loss	—	(140)
Total Non-operating Expense	(7,306)	(8,116)
Income tax expense	—	—
Net Loss	(30,984)	(32,785)
Less: Loss attributable to non-controlling interest	(139)	(28)
Net Loss Attributable to Innventure LLC Unitholders	$(30,845)	$(32,757)

Net Loss Attributable to Class A Unitholders	$(27,279)	$(26,588)

Basic loss per unit	$(2.51)	$(2.44)
Basic weighted average Class A Units	10,875,000	10,875,000
See accompanying notes to consolidated financial statements.

Innventure LLC and Subsidiaries

Consolidated Statements of Changes in Mezzanine Capital
(in thousands)
	Class I Amount	Class PCTA Amount	Total
December 31, 2021	$4,530	$36,725	$41,255
Proceeds from capital calls to unitholders	205	—	205
Redemption of PCTA units	—	(16,772)	(16,772)
Distribution to Class I unitholders	(1,688)	—	(1,688)
Accretion of redeemable units to redemption value	(63)	(7,071)	(7,134)
December 31, 2022	2,984	12,882	15,866
Proceeds from capital calls to unitholders	130	—	130
Accretion of redeemable units to redemption value	(202)	(5,164)	(5,366)
December 31, 2023	$2,912	$7,718	$10,630
See accompanying notes to consolidated financial statements.

Innventure LLC and Subsidiaries

Consolidated Statements of Changes in Unitholders’ Deficit
(in thousands)
	Class B Preferred	Class B-1 Preferred	Class A	Class C	Additional Paid-In Capital	Accumulated Deficit	Non- Controlling Interest	Total Unitholders’ Deficit
December 31, 2021	$6,310	$—	$1,950	$195	$—	$(13,039)	$—	$(4,584)
Net loss	—	—	—	—	—	(32,757)	(28)	(32,785)
Non-controlling interest acquired	—	—	—	—	—	—	313	313
Issuance of preferred units, net of issuance costs	14,493	—	—	—	—	—	—	14,493
In-kind contribution of Class B-1 Preferred Units	—	3,323	—	—	—	—	—	3,323
Unit-based compensation	—	—	—	444	—	—	371	815
Warrant modification and contribution from Innventure1 LLC	—	—	—	—	108	—	—	108
Change in fair value of warrants	—	—	—	—	(10)	—	—	(10)
Accretion of redeemable units to redemption value	—	—	—	—	(98)	7,232	—	7,134
December 31, 2022	20,803	3,323	1,950	639	—	(38,564)	656	(11,193)
Net loss	—	—	—	—	—	(30,845)	(139)	(30,984)
Non-controlling interest acquired	—	—	—	—	—	—	337	337
Issuance of preferred units, net of issuance costs	17,319	—	—	—	—	—	—	17,319
Unit-based compensation	—	—	—	205	—	—	705	910
Distributions to unitholders	—	—	—	—	—	(241)	—	(241)
Accretion of redeemable units to redemption value	—	—	—	—	—	5,366	—	5,366
December 31, 2023	$38,122	$3,323	$1,950	$844	$—	$(64,284)	$1,559	$(18,486)
See accompanying notes to consolidated financial statements.

Innventure LLC and Subsidiaries

Consolidated Statements of Cash Flows
(in thousands)
	Years ended December 31,
	2023	2022
Cash Flows Used in Operating Activities
Net loss	$(30,984)	$(32,785)
Adjustments to reconcile net loss to net cash and cash equivalents used in operating activities:
Unit-based compensation	910	815
Change in fair value of embedded derivative liability	(766)	65
Change in fair value of payables due to related parties	(232)	(238)
Non-cash interest expense on notes payable	455	104
Net loss on investments	6,448	7,196
Equity method investment loss	632	63
Write off acquired in-process R&D	—	13,850
Other, net	232	305
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(230)	(231)
Due from related parties	12	218
Accounts payable	9	(143)
Accrued employee benefits	3,181	553
Accrued expenses	1,230	285
Other current and other liabilities	(155)	(7)
Other assets	(218)	—
Net Cash Used in Operating Activities	(19,476)	(9,950)

Cash Flows (Used in) Provided by Investing Activities
Purchase of shares in equity method investee	(2,000)	—
Contributions to equity method investee	(130)	(205)
Distributions from equity method investee	—	1,688
Loans to equity method investee	(2,600)	—
Acquisition of property, plant and equipment	(645)	—
Proceeds from sale of investments	708	—
Net Cash (Used in) Provided by Investing Activities	(4,667)	1,483

Cash Flows Provided by Financing Activities
Proceeds from issuance of capital, net of issuance costs	16,009	12,891
Proceeds from the issuance of non-controlling interest	337	313
Proceeds from the issuance of convertible promissory note	2,000	—
Proceeds from (payment of) related party notes payable	1,004	(12)
Repayment on notes payable	(65)	(4,037)
Proceeds from the issuance of convertible promissory note due to related party	—	4,000
Receipt of capital from Class I Unitholder	130	205
Distributions to Class I Unitholder	—	(1,688)
Distribution to Unitholders	(241)	—
Net Cash Provided by Financing Activities	19,174	11,672

Net (Decrease) Increase in Cash, Cash Equivalents and Restricted Cash	(4,969)	3,205
Cash, Cash Equivalents and Restricted Cash Beginning of period	7,544	4,339
Cash, Cash Equivalents and Restricted Cash End of period	$2,575	$7,544
See accompanying notes to consolidated financial statements.

	Years ended December 31,
	2023	2022
Supplemental Cash Flow Information
Cash paid for interest	$297	$547
Supplemental Disclosure of Noncash Financing Information
Accretion of redeemable units to redemption value	$5,366	$7,134
Issuance of preferred units to extinguish convertible notes payable	$806	$1,602
Issuance of preferred B units to extinguish related party notes payable	$504	$—
Realized gain on investments distributed to Class PCTA Unitholders	$—	$13,359
Transfer of obligation from derivative liability to due to related party after option executed	$—	$1,431
In-kind contribution of PCT common stock in exchange for Class B-1 Preferred Units	$—	$3,323
Debt discount and embedded derivative upon issuance	$1,119	$1,576
Recognition of right of use asset and corresponding lease liability	$730	$368
Distribution of investments to former warrant holders	$—	$719
Creation of liability to former warrant holders	$—	$105
See accompanying notes to consolidated financial statements.

Innventure LLC and Subsidiaries
Notes to Consolidated Financial Statements
(in thousands, except unit or per unit data)
Note 1.	Nature of Business
Innventure LLC (together with its subsidiaries, the “Company” or “Innventure”) is an origination platform company with its headquarters in Orlando, Florida. Its principal operation is to partner with large multinational companies and acquire new intellectual property and patents through newly created entities where Innventure LLC supports the initial funding, sometimes through direct contributions, and manages the new independent company through its initial scaling with the goal of building disruptive companies that have the ability to significantly change the way businesses, industries, markets, and / or consumers operate.
On October 24, 2023, Learn CW Investment Corporation (“Learn CW”) entered into a Business Combination Agreement (the “Business Combination Agreement”), by and among Learn CW, Learn SPAC HoldCo, Inc., a Delaware corporation and direct, wholly owned subsidiary of Learn CW (“Holdco”), LCW Merger Sub, Inc., a Delaware corporation and direct, wholly owned subsidiary of Holdco (“LCW Merger Sub”), and Innventure Merger Sub, LLC, a Delaware limited liability company and direct, wholly owned subsidiary of Holdco (“Innventure Merger Sub”) and the Company.
Pursuant to the Business Combination Agreement, the parties thereto will enter into a business combination transaction (the “Business Combination” and, together with the other transactions contemplated thereby, the “Transactions”), pursuant to which, among other things, (i) LCW Merger Sub will merge with and into Learn CW (the “LCW Merger”), with Learn CW being the surviving company, and (ii) Innventure Merger Sub will merge with and into the Company (the “Innventure Merger” and together with the LCW Merger, the “Mergers”), with the Company being the surviving company. Following the Mergers, each of the Company and Learn CW will be a subsidiary of Holdco, and Holdco will become a publicly traded company. At the closing of the Transactions, Holdco is expected to change its name to Innventure, Inc, and its common stock, par value $0.0001, is expected to list on NYSE American.
The Business Combination is expected to be consummated after the required approval by the shareholders of Learn CW and the satisfaction of certain other conditions.
Note 2.	Accounting Policies
Basis of Presentation
The consolidated financial statements of the Company are prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and include the accounts of the Company and its controlled subsidiaries. All intercompany transactions and balances have been eliminated in consolidation.
Reclassifications
Certain amounts reported previously have been reclassified to conform to the current year presentation with no effect on total unitholders’ deficit, or net income as previously reported. These reclassifications relate primarily to creation of new captions for balances that meet certain reporting thresholds in the current period and collapsing certain nonmaterial balances that no longer met reporting thresholds into summarized captions in the financial statements.
Going Concern
As of December 31, 2023, the Company had cash balance of $2,575, accumulated deficit of $64,284 and a working capital deficit of $2,504. During the year ended December 31, 2023, the Company incurred a net loss of $30,984. Management believes the Company will continue to incur losses and negative cash flows from operating activities for the foreseeable future and will need additional capital or debt financing to sustain its operations until it can achieve long-term profitability and positive cash flows. The Company's continuation as a going concern is dependent on its ability to generate sufficient cash flows from operations to meet its obligations, or obtaining additional financing from its unitholders or other sources, as may be required.
In order to maintain its current level of operations, the Company will require additional working capital from either cash flows from operations or from the sale of its capital or issuance of debt. The Company intends to obtain

Innventure LLC and Subsidiaries
Notes to Consolidated Financial Statements
(in thousands, except unit or per unit data)
additional financing in the future to proceed with its business plans. With approval of the Class PCTA Unitholders, the Company has the ability to sell shares of common stock of PureCycle Technologies, Inc. (“PCT”), an unrelated third-party, held by the Company, once certain lock-up periods have expired (see Note 3. Investments). As of December 31, 2023, the Company holds less than 2% of the outstanding shares of common stock of PCT. However, the future value of investments held is unpredictable and subject to market events outside of the Company’s control. If the Company is unable to acquire additional working capital, it will be required to significantly reduce its current level of operations. Furthermore, the Company’s technology segment has not yet begun commercial operations so does not yet have any sources of revenue.
The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern within one year after the date of the accompanying consolidated financial statements are issued; however, the above conditions raise substantial doubt about the Company’s ability to do so. The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result should the Company be unable to continue as a going concern. There can be no assurance that management will be successful in implementing its business plan or that the successful implementation of such business plan will actually improve our operating results.
Basis of Consolidation
The accompanying consolidated financial statements are prepared in accordance with accounting principles generally accepted in the Unites States of America (“GAAP”). The consolidated financial statements include the accounts of the Company, its wholly owned or majority-owned subsidiaries and entities in which the Company is deemed to have a direct or indirect controlling financial interest based on either a variable interest model or voting interest model. All intercompany transactions and balances have been eliminated in consolidation
Non-controlling Interest
Non-controlling interest (“NCI”) on the consolidated balance sheets represents the portion of consolidated subsidiaries that are not owned by the Company after consideration of contractual agreements that govern allocations of income or loss. The Company reports NCI in unitholders’ deficit, separate from the parent’s deficit, on the consolidated balance sheets. In addition, the Company reports net loss attributable to NCI separately in the consolidated statements of operations.
Use of Estimates
The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Management bases its estimates on historical experience and on various other factors it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Accordingly, actual results could differ materially from those estimates. Significant items subject to such estimates and assumptions include the valuation of the Company’s capital units, the valuation of the Company’s investments that do not yet have readily available market quotations, the valuation of warrants, and valuation of derivatives within the Company’s financial instruments.
Fair Value Measurements
The Company accounts for certain assets and liabilities at fair value. Accounting Standards Codification (“ASC”) 820, Fair Value Measurement establishes three levels of fair value based on the extent to which inputs used in measuring fair value are observable in the market. The Company categorizes each of its fair value measurements in one of these three levels based on the lowest level input that is significant to the fair value measurement in its entirety. These levels are:
Level 1 – Valuations based on unadjusted quoted prices for identical assets or liabilities in an active market that the Company has the ability to access at the measurement date.

Innventure LLC and Subsidiaries
Notes to Consolidated Financial Statements
(in thousands, except unit or per unit data)
Level 2 – Valuations based on observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data at the measurement date for substantially the full term of the assets or liabilities.
Level 3 – Valuations based on unobservable inputs that reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date. Consideration is given to the risk inherent in the valuation technique and the risk inherent in the inputs to the model.
Gains and losses for such assets and liabilities categorized within the Level 3 table set forth in “Note 4. Fair Value” may include changes in fair value that are attributable to both observable inputs (Levels 1 and 2) and unobservable inputs (Level 3).
In making a good faith determination of the fair value of its investments, the Company considers valuation methodologies consistent with industry practice. Valuation methods utilized may include, but are not limited to the following: comparisons to prices from secondary market transactions; venture capital financings; public offerings; purchase or sales transactions; as well as analysis of financial ratios and valuation metrics of the portfolio companies that issued such private equity securities to peer companies that are public, analysis of the portfolio companies’ most recent financial statements and forecasts, and the markets in which the portfolio company does business, and other relevant factors.
In addition, changes in the market environment and other events that may occur over the life of the investments may cause the realized gains or losses on investments to be different from the net change in unrealized appreciation or depreciation currently reflected in the consolidated financial statements.
Investments
Equity Method Investments
Equity method investments are investments where the Company does not consolidate the investee, but can exert significant influence over the financial and operating policies of the investee.
The carrying value of our equity method investments is determined based on amounts invested by the Company, adjusted for the Company’s share in the earnings or losses of each investee, after consideration of contractual arrangements that govern allocations of income or loss, less distributions received. For investments where the specified allocations of income or loss are different from the allocation of cash from operations and on liquidation, the Company utilizes the hypothetical liquidation book value method to allocate income or loss from the equity method investment. The Company evaluates its equity method investments for impairment whenever events or changes in circumstances indicate that the carrying amounts of such investments may not be recoverable.
Cash distributions received as a result of the Company’s share of cumulative earnings are classified as operating activities. Cash distributions, if any, received that are in excess of the Company’s share of cumulative earnings or losses are classified as investing activities.
Exchange-traded Investments
Exchange-traded equity investments are generally carried at fair value on the consolidated balance sheets with changes in the fair value recorded through net income (“FVTNI”) within non-operating income (expense).
Variable Interest and Voting Interest Entities
The Company performs an analysis of its investments to determine if they are either a Variable Interest Entity (“VIE”) or a Voting Interest Entity (“VOE”). Factors considered in this analysis include the entity’s legal organization, the entity’s capital structure, the rights of equity investment holders and the Company’s contractual involvement with, and economic interest in, the entity and any related party or de facto agent implications of the Company’s involvement with the entity. Entities that are determined to be VIEs are consolidated if the Company is the primary beneficiary (“PB”) of the entity. VOEs are typically consolidated if the Company holds the majority voting interest. If the Company is not deemed to be the primary beneficiary in a VIE, the Company accounts for the investment or other variable interests in a VIE in accordance with GAAP.

Innventure LLC and Subsidiaries
Notes to Consolidated Financial Statements
(in thousands, except unit or per unit data)
Upon the occurrence of certain events (such as changes in the investment or the governance structure) management reviews and reconsiders its previous conclusion regarding the status of an entity as a VIE or a VOE. Additionally, management continually reconsiders whether the Company is deemed to be a VIE’s PB that consolidates such an entity.
Consolidation of Variable Interest Entities. Certain investments for which a controlling financial interest is achieved through arrangements that do not involve or are not directly linked to voting interests are deemed consolidated VIEs. The Company reviews factors, including whether or not (1) the entity has equity at risk that is sufficient to permit the entity to finance its activities without additional subordinated support from other parties and (2) the equity holders at risk have the obligation to absorb losses, the right to receive residual returns, and the right to direct the activities of the entity that most significantly impact the entity’s economic performance, to determine if the investment product is a VIE. The PB of a VIE is defined as the variable interest holder that has a controlling financial interest in the VIE. A controlling financial interest is defined as (1) the power to direct the activities of the VIE that most significantly impact its economic performance and (2) the obligation to absorb losses of the entity or the right to receive benefits from the entity that potentially could be significant to the VIE.
Consolidation of Voting Interest Entities. The Company is required to consolidate an investee to the extent that Innventure can exert control over the financial and operating policies of the investee, which generally exists if there is a greater than 50% voting equity interest.
Impairments of Investments
Management periodically assesses equity method investments for impairment. If impairment exists, an impairment charge would be recorded for the excess of the carrying amount of the investment over its estimated fair value in the consolidated statements of operations.
Impairment evaluation considers qualitative factors, including the financial conditions and specific events related to an investee, that may indicate the fair value of the investment is less than its carrying value.
Cash, Cash Equivalents and Restricted Cash
Cash and cash equivalents primarily consist of cash, money market funds and short-term, highly liquid investments with original maturities of three months or less. The Company has concentrated credit risk for cash and cash equivalents by maintaining deposits in banks, which may, at times, exceed amounts covered by insurance provided by the US Federal Deposit Insurance Corporation.
Cash that is restricted and not available for general operations is considered restricted cash. The Company’s restricted cash is related to cash received through the Company’s Class B Preferred Units capital raise and held in escrow prior to finalization of the Class B Preferred Units investment. As of December 31, 2023 and 2022, the Company had restricted cash related to the capital raise of $100 and $0, respectively.
Additionally, the Company maintains certain compensating balances that may be withdrawn, but the availability of short-term lines of credit is dependent upon the maintenance of such compensating balances. As of December 31, 2023 and 2022, the Company had compensating balances of $300 and $0, respectively.
Property, Plant and Equipment
The Company records property, plant and equipment at cost less accumulated depreciation. The Company depreciates the cost of property, plant and equipment using the straight-line method with depreciable lives of 10 years for Machinery & equipment, 3 years for Computers & office equipment, and lesser of useful life or lease terms for Leasehold improvements. The Company expenses normal maintenance and repair costs as incurred.
Impairment of Long-Lived Assets
The Company assesses its property, plant and equipment and other long lived assets for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable in accordance with ASC 360, “Property, Plant and Equipment.” Recoverability of assets to be held and used is measured by comparing the carrying amount of an asset to the future undiscounted net cash flows expected to be generated by the asset.

Innventure LLC and Subsidiaries
Notes to Consolidated Financial Statements
(in thousands, except unit or per unit data)
In the event such an asset is considered impaired, the impairment to be recognized is measured by the amount by which the carrying value of the asset exceeds the estimated fair value of the asset. Assets to be disposed of are reported at the lower of the carrying value of estimated fair value less estimated costs to sell.
Due from Related Parties
Due from related parties includes amounts receivable from the Company’s equity method investees. Refer to Note 13. Related Party Transactions for further disclosure of transactions with related parties.
Notes Payable, Convertible Promissory Note Due to Related Party and Convertible Promissory Note
The Company’s debt is carried on the consolidated balance sheets on a historical cost basis net of unamortized discounts and premiums. Costs associated with acquiring debt are presented netted against the principal balance as a debt discount. The debt discount is presented in the consolidated balance sheets as a direct deduction from the carrying amount of the debt liability. Discounts on debts are amortized over the contractual life of the related debt instrument using the effective interest method and are included in interest expense in the consolidated statements of operations.
The Company reviews the terms of all notes issued to determine whether there are features, including redemption and conversion features, which are required to be bifurcated and accounted for separately as derivative financial instruments. Embedded derivatives are separated from the host contract and carried at fair value when the embedded derivative possesses economic characteristics that are not clearly and closely related to the economic characteristics of the host contract and a separate, standalone instrument with the same terms would qualify as a derivative instrument. The derivative is measured both initially and in subsequent periods at fair value, with changes in fair value recognized in the consolidated statements of operations
Capital Units and Warrants
Capital units may be classified as a liability, temporary capital (i.e., mezzanine capital) or permanent unitholders’ capital. In order to determine the appropriate classification, an evaluation of the cash redemption features is required. Where there exists an absolute right of redemption presently or in the future, the units in question would be classified as a liability. If units are contingently redeemable upon the occurrence of an event that is outside of the issuer’s control, the units are classified as mezzanine capital. The probability that the redemption event will occur is irrelevant. If no redemption features exist, or if a contingent redemption feature is within the Company’s control, the capital unit would be considered permanent unitholders’ capital.
Warrants to acquire units may be classified as a liability or permanent capital. In order to determine the appropriate classification consideration is given as to whether the warrants are indexed to the Company’s own common units and whether the warrant holders could potentially require net cash settlement in a circumstance outside of the Company’s control, among other conditions. The assessment, which requires the use of judgement, is conducted at the time of warrant issuance and as of each reconsideration and balance sheet date while the warrants are outstanding.
For issued or modified warrants that meet all of the criteria for unitholders’ capital classification, the warrants are recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all of the criteria for unitholders’ capital classification, the warrants are recorded as a liability at their initial fair value on the date of issuance and remeasured at fair value as of each reconsideration and balance sheet date thereafter.
Revenue Recognition
The Company earns management fees, consulting revenue and carried interest allocations from investment advisory services it provides to its customers. Revenue is recognized when control of the promised services is transferred to customers in an amount that reflects the consideration the Company expects to receive in exchange for those services.

Innventure LLC and Subsidiaries
Notes to Consolidated Financial Statements
(in thousands, except unit or per unit data)
Investment advisory services are entered into for the purpose of generating investment returns in exchange for carried interest allocations. Administrative services include the necessary overhead incurred by the Company in order to manage capital balances and are provided in exchange for a management fee. Carried interest allocations are recognized at a point in time, while management fees are recognized over time.
Management Fees
Management fees are generally 1-2% of capital committed to Innventus ESG Fund I, L.P. (the “Fund”) for which the Company serves as an advisor. Management fees are recognized over the period during which the related services are performed. The administrative services are comprised of distinct service periods (quarters) because the services are performed over time each quarter.
Management fees are generally calculated and paid to the Company on a quarterly basis in advance, based on the amount of capital commitments at the beginning of the quarter. Changes in the Company’s management fee revenues from quarter to quarter are driven by changes in the quarterly opening balances of capital commitments.
The Company considers management fees to be a form of variable consideration, as the amount earned each quarter may depend on various contingencies, such as changes in committed or invested capital. Management fees, however, are generally fully recognized at the end of each reporting period and are not subject to clawback and, therefore, the value of the management fees the Company is entitled to receive at the end of each quarter is generally no longer subject to the constraint.
Carried Interest
Carried interest allocations include the allocation of performance-based fees, commonly referred to as carried interest, to the Company from unaffiliated limited partners invested in the Fund. The Company is entitled to a carried interest allocation (typically 10% to 20%) based on cumulative fund or account performance to date, irrespective of whether such amounts have been realized. These carried interest allocations are subject to the achievement of minimum return levels (typically 8%). Carried interest is allocated based on cumulative returns, and is therefore reversible until gains are realized that exceed the return threshold. Accordingly, the Company considers the variable consideration related to carried interest to be constrained. Carried interest allocations are treated as service fees paid to the Company and the Company recognizes amounts when significant reversal is no longer probable.
Consulting revenue
Consulting services include investigative analysis, due diligence and opportunity assessment for third party customers. Consulting revenue is recognized as the services are provided to the customer as the Company completes its relevant analysis or deliverables for the customer.
Net Loss Per Unit
Basic loss per unit is calculated by dividing net income attributable to common unit holders by the weighted-average number of units outstanding during the period.
Unit-Based Compensation
The Company’s unit-based compensation consists of profit interest units issued to certain employees and nonemployees of the Company. The Company recognizes expense for services received in exchange for unit-based compensation based on the grant date fair value of the awards. The Company recognizes non-cash compensation expense attributable to these grants on a straight-line basis over the requisite service period, which is generally the vesting period. Expense related to grants of unit-based awards is included in the respective expense category in which the employee serves in the consolidated statements of operations. The Company recognizes forfeitures as they occur.
Income Taxes
The Company qualifies as a partnership for federal income tax purposes. Consequently, federal income taxes are not payable or provided by the Company. Members are taxed individually on their pro rata ownership share of the Company’s earnings. The Company’s net income or loss is allocated to the members in accordance with the Company’s operating agreement. The Company has no material unrecognized income tax benefits or uncertain tax positions.

Innventure LLC and Subsidiaries
Notes to Consolidated Financial Statements
(in thousands, except unit or per unit data)
Entities within the consolidated group that are considered a corporation for federal income tax purposes, recognize deferred income tax assets and liabilities for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases using currently enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred income tax assets and liabilities is recognized on the consolidated statements of operations in the period that includes the enactment date.
Management periodically assesses the recoverability of its deferred income tax assets based upon expected future earnings, taxable income in prior carryback years, future deductibility of the asset, changes in applicable tax laws and other factors. If management determines that it is not more likely than not that the deferred tax asset will be fully recoverable in the future, a valuation allowance will be established for the difference between the asset balance and the amount expected to be recoverable in the future. This allowance will result in additional income tax expense. Further, the Company records its income taxes receivable and payable based upon its estimated income tax position.
Recently Adopted Accounting Pronouncements
In June 2016, the Financial Accounting Standards Board (“FASB”) issued ASU 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). ASU 2016-13 replaced the incurred loss impairment methodology under current GAAP with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates. ASU 2016-13 requires use of a forward-looking expected credit loss model for accounts receivables, loans, and other financial instruments. ASU 2016-13 was originally effective for fiscal years beginning after December 15, 2019, with early adoption permitted. In October 2019, the FASB issued ASU No. 2019-10 , Financial Instruments-Credit Losses (Topic 326): Effective Dates, to finalize the effective date delays for private companies, not-for-profits, and smaller reporting companies applying the current expected credit losses (“CECL”) standards. ASU 2016-13 is now effective for reporting periods beginning after December 15, 2022 and interim periods within those fiscal years. Early adoption is permitted. The Company adopted ASU 2016-13 on January 1, 2023 and the adoption did not have a material impact on the Company’s consolidated financial statements.
Recently Issued But Not Yet Adopted Accounting Standards
In June 2022, the FASB issued ASU 2022-03, Fair Value Measurement (Topic 820): Fair Value Measurement of Equity Securities Subject to Contractual Sale Restrictions (“ASU 2022-03”). ASU 2022-03 clarifies that contractual sale restrictions should not be considered in measuring the fair value of equity securities. ASU 2022-03 is effective for fiscal years beginning after December 15, 2023, including interim periods therein, with early adoption permitted. The Company is currently assessing the impact of ASU 2022-03 on its consolidated financial statements.
In October 2023, the FASB issued ASU 2023-06, Disclosure Improvements: Codification Amendments in Response to the SEC’s Disclosure Update and Simplification Initiative (“ASU 2023-06”). This standard modifies the disclosure or presentation requirements of a variety of topics and aligns requirements with the SEC’s existing disclosure requirements. ASU 2023-06 is effective on the date each amendment is removed from Regulation S-X or Regulation S-K with early adoption prohibited. The Company will monitor the removal of various requirements from the current regulations in order to determine when to adopt the related amendments, but does not anticipate the adoption of the new guidance will have a material impact on the Company’s consolidated financial statements. The Company will continue to evaluate the impact of this guidance on its consolidated financial statements.
In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures (“ASU 2023-07”), which enhances prior reportable segment disclosure requirements in part by requiring entities to disclose significant expenses related to their reportable segments. The amendments in ASU 2023-07 are effective on a retrospective basis for annual periods beginning after December 15, 2023 and interim periods within fiscal years beginning after December 15, 2024. The Company is currently evaluating the impact this accounting standard will have its segment disclosures in Note 15. Business Segment Data.
In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (“ASU 2023-09”), which requires disaggregated information about a reporting entity’s effective tax rate

Innventure LLC and Subsidiaries
Notes to Consolidated Financial Statements
(in thousands, except unit or per unit data)
reconciliation as well as information on income taxes paid to enhance the transparency and decision usefulness of income tax disclosures. The amendments in this ASU are effective for annual periods beginning after December 15, 2024 on a prospective basis. The Company is currently evaluating the impact that ASU 2023-09 will have on its consolidated financial statements and notes thereto.
Note 3.	Investments
Investments consist of the following:
	December 31,
	2023	2022
Equity-method investments	$4,482	$2,984
Exchange-traded investments at fair value	9,685	16,841
Total Investments	$14,167	$19,825
Equity-method investments
The Company’s equity-method investments include its investment in the Fund, for which it serves as general partner, and AeroFlexx, LLC (“AeroFlexx”), neither of which is consolidated, but over which the Company exerts significant influence.
The Company’s equity-method investment in the Fund reflects the Company’s general partner interest in the Fund, which represents approximately 5% of the Fund’s total capital commitments. The general partner interest is not consolidated because the Fund is not considered a variable interest entity and the Company does not hold a controlling financial interest in the Fund under the VOE model. The Fund is an investment company that follows a specialized basis of accounting established by GAAP. The Company’s general partnership interest in the Fund is substantially illiquid. While the Fund’s holdings are accounted for at fair value, the equity-method investment in the Fund is adjusted to reflect the fair value of the underlying investments of the Fund as of December 31, 2023 and 2022. The fair value of the underlying investments in the Fund is based on the Company’s assessment, which takes into account expected cash flows, earnings multiples and/or comparisons to similar market transactions, among other factors. Valuation adjustments reflecting consideration of credit quality, concentration risk, sales restrictions and other liquidity factors are integral to valuing these instruments.
The Company held a 31% and 30% equity-method investment interest in AeroFlexx as of December 31, 2023 and 2022, respectively. The Company recorded its investment in AeroFlexx at $1,570 and zero as of December 31, 2023 and 2022, respectively. The balance as of December 31, 2023 is derived from the Company’s $2,000 investment in AeroFlexx Class D units in May of 2023, less equity method losses recorded against the carrying amount of the investment of $430 for the year ended December 31, 2023. The December 31, 2022 balance was zero due to the fact that the Company’s share of cumulative losses were in excess of the Company’s basis.
Unconsolidated VIE
The Company determined that AeroFlexx has insufficient equity at risk to fund its operations, as of December 31, 2023, and therefore will meet the characteristic of a VIE. The Company does not have power to direct AeroFlexx’s operations. AeroFlexx’s core operations are not closely associated with the Company and it was not created specifically to provide substantially all benefits to Innventure. Therefore, the Company is not considered the primary beneficiary and does not consolidate AeroFlexx as a VIE. The Company accounts for these investments in AeroFlexx under the equity method as shown below.
In addition, during the fourth quarter of 2023, Innventure made five separate working capital advances to AeroFlexx for a total of $2,600 which is presented within the “Due from related parties” caption on the consolidated balance sheets.

Innventure LLC and Subsidiaries
Notes to Consolidated Financial Statements
(in thousands, except unit or per unit data)
The carrying amounts and maximum exposure to loss relating to the VIE in which the Company holds a significant variable interest but is not the primary beneficiary and which have not been consolidated, were as follows:
	December 31,
	2023		2022
Asset type	Carrying Amount	Maximum Exposure to Loss	Carrying Amount	Maximum Exposure to Loss
Investment in AeroFlexx	$1,570	$1,570	$—	$—
Due from related party	2,600	2,600	13	13
Total	$4,170	$4,170	$13	$13
Summarized financial information:
Summarized financial information of the Fund in which the Company holds an equity method investment is as follows:
Balance sheets
	December 31,
	2023	2022
Current assets	$58,022	$60,062
Current liabilities	107	184
Partner’s capital	57,915	59,878
Statements of operations
	Years ended December 31,
	2023	2022
Interest income	$320	$118
Total operating expenses	1,029	1,005
Net investment loss	$(709)	$(887)
Summarized financial information of AeroFlexx in which the Company holds an equity method investment is as follows:
Balance sheets
	December 31,
	2023	2022
Current assets	$874	$3,827
Non-current assets	9,906	7,872
Current liabilities	5,036	579
Non-current liabilities	2,995	2,685
Member’s equity	2,749	8,435
Statements of operations
	Years ended December 31,
	2023	2022
Revenue	$16	$44
Gross loss	1	(146)
Net loss	$(8,221)	$(6,244)

Innventure LLC and Subsidiaries
Notes to Consolidated Financial Statements
(in thousands, except unit or per unit data)
Exchange-traded investments
The Company previously invested in PCT as the first company formed in partnership with a multinational corporation. In 2021, PCT merged with a special purpose acquisition company and became a publicly-traded entity. The shares of PCT’s common stock held by the Company are classified as an Exchange-traded investment at FVTNI. The remaining shares of PCT’s common stock held by the Company are subject to a final lock-up period which expires based upon the achievement of certain operational metrics, as certified by certain third-parties, of PCT’s Ironton, Ohio plant.
Note 4.	Fair Value
Fair Value Hierarchy
December 31, 2023	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Assets:
Exchange-traded investments at FVTNI	$9,685	$—	$—	$9,685

Liabilities:
Embedded derivative liability	—	—	1,994	1,994
Related party payables	347	—	—	347
December 31, 2022	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Assets:
Exchange-traded investments at FVTNI	$16,841	$—	$—	$16,841

Liabilities:
Embedded derivative liability	—	—	1,641	1,641
Related party payables	580	—	—	580

Innventure LLC and Subsidiaries
Notes to Consolidated Financial Statements
(in thousands, except unit or per unit data)
Derivative Liabilities
Embedded derivative liabilities contained within the 2025 Notes (as defined and further described in Note 5. Borrowings) are stated at fair value. Fair value is determined utilizing a discounted cash flows method, using unobservable market data inputs, and an option pricing model based on management’s probability weighted expected outcome with respect to a financing or a change of control. A summary of the significant unobservable inputs utilized to estimate the fair value is as follows:
	December 31, 2023	December 31, 2022

Embedded derivative within 2025 Note issued August 18, 2022 with a principal balance of $4,000
Discount Rate	35% - 36%	35% - 38%
Probability of Expected Outcomes
Financing	95%	85%
Change in control	3%	10%
Other	2%	5%

Embedded derivative within 2025 Notes issued June 7 & July 3, 2023 with an aggregate principal balance of $2,000
Discount Rate	71% - 88%	—
Probability of Expected Outcomes
Financing	95%	—
Change in control	3%	—
Other	2%	—
Significant increases or decreases to any of these inputs would result in a significantly higher or lower liability.
The following tables present information about the Company’s Level 3 liabilities that are measured at fair value on a recurring basis:
	Embedded Derivative Liability	Derivative Liability
Balance as of January 1, 2022	$—	$1,389
Issuance	1,576	—
Settlement	—	(1,431)
Change in fair value	65	42
Balance as of December 31, 2022	$1,641	$—
Issuance	1,119	—
Change in fair value	(766)	—
Balance as of December 31, 2023	$1,994	$—
The total net change in fair value included in earnings for the years ended December 31, 2023 and 2022 were $(766) and $107, respectively.
The carrying amounts of prepaid expenses and other current assets, due from related parties, other assets, accounts payable, accrued expenses, accrued employee benefits, other current liabilities and other liabilities approximate fair value due to the short maturity terms of these instruments. The fair value of the Company's convertible promissory note as of December 31, 2023 and 2022 was $4,501 and $2,647.

Innventure LLC and Subsidiaries
Notes to Consolidated Financial Statements
(in thousands, except unit or per unit data)
Note 5.	Borrowings
	December 31,
	2023	2022
Series 1 promissory notes, 9% or 12% interest, maturity ranging from 36 – 48 months from issuance	$1,911	$2,717
Innventure1 LLC related party note	—	501
Related party note	1,000	—
Convertible promissory notes, 8% interest, mature 36 months from issuance	6,634	4,118
Other loans	—	65
Total Notes Payable	9,545	7,401
Less: unamortized debt discount	(2,133)	(1,503)
Less: current portion of related party notes payable	(1,000)	(501)
Less: current portion of notes payable	(912)	(1,949)
Total Long-term Notes	$5,500	$3,448
The Company has accrued interest of $634 and $119 in convertible promissory notes as of December 31, 2023 and 2022, respectively.
The Company’s note payable and notes payable to related parties mature as follows:
Year Ending December 31,	Amount
2024	$1,890
2025	7,463
2026	192
Total Debt	$9,545
Series 1 Promissory Notes
In 2018, the Company authorized the issuance and sale of unsecured promissory notes to investors up to $35,000. From 2018 to 2021, the Company issued promissory notes with a total principal amount of $4,936. The notes require monthly interest payments, have an original maturity period of 36-48 months, and bear interest at 9%-12% per annum. The first noteholders to participate in the Series 1 debt financing, up to one million in principal, also received a 5% repayment bonus, which has been reflected as an original issuance discount (“OID”) on the principal amount issued as recognition of early participation in the funding round.
In connection with the issuance of the notes, each noteholder received a warrant with a value derived formulaically based on 10% of the principal amount of each loan. Additionally, the Company incurred fees payable to the lenders and third-parties, including a selling agent. These amounts, along with any OID, are recorded as a discount on the notes and amortized using the effective interest method over the estimated contractual period of the notes, which the Company concluded was three years.
The notes contain two term extension options, at the Company’s election, which can extend the notes’ maturity period to 60 months in total. If the Company elects its first term extension option, the note will bear interest at 12% for months 36 through 48. If the Company elects its second term extension option, the notes will bear interest at 15% for months 48 through 60.
In the event of a change of control or a portfolio company sale, the notes are required to be repaid. In the event of a default, noteholders may elect to convert into common units of the Company equal to two times the unpaid principal balance plus accrued but unpaid interest at the time of conversion at a pre-money valuation agreed to by a majority of the converting noteholders. If the Company is in default due to lack of payment and the noteholders do not elect repayment, notes will accrue interest at the default rate. During the first 36 months, the default interest rate is 12% and it increases to 18% thereafter.

Innventure LLC and Subsidiaries
Notes to Consolidated Financial Statements
(in thousands, except unit or per unit data)
During 2023 and 2022, noteholders with principal amounts totaling $1,310 converted their Series 1 promissory notes into an aggregate of 135,133 Class B Preferred Units and noteholders with principal amounts totaling $1,602 converted their Series 1 promissory notes into an aggregate of 165,089 Class B Preferred Units, respectively, each based on the Class B Preferred Unit issuance price of $9.6992 per unit. The noteholders elected to receive the last interest payment due and waive the prepayment fee, if applicable, in connection with the transaction. The Company accounted for the conversion of promissory notes as an extinguishment, the impact of which is immaterial to the Company’s financial statements.
In addition, during 2023, Series 1 notes with aggregate outstanding principal amounts of $829 became eligible for extension and the Company elected to extend such notes for an incremental 12-month period. In connection with the contractual extension, the interest rate on the notes reset to 12%. In addition, during 2023, outstanding Series 1 notes with aggregate outstanding principal amounts of $890 became eligible for a second extension and the Company elected to extend them for an incremental 12-month period. In connection with the contractual extension, the interest rate on these notes reset to 15%. For the year ended December 31, 2022, Series 1 notes with outstanding aggregate principal amounts of $966 became eligible for extension and the Company elected to extend them for an incremental 12-month period. In connection with the contractual extension, interest rates on the notes reset to 12%.
For the years ended December 31, 2023 and 2022, interest expense on the Series 1 notes was approximately $329 and $485, respectively, and is included in interest expense on the consolidated statements of operations. The interest expense on Series 1 notes includes the amortization of issuance costs of approximately $32 and $121, for the years ended December 31, 2023 and 2022, respectively.
Innventure1 LLC Related Party Note
During the year ended December 31, 2023, the Company extinguished a related party note (the “Innventure1 LLC Related Party Note”) with Innventure1 LLC (“Innventure1”), the original contributing unitholder and equity investor of the Company, and converted this note in the amount of $504 into 52,010 Class B Preferred Units based on the Class B Preferred Unit issuance price of $9.6992 per unit. The nature of this indebtedness is primarily expenses paid on the Company’s behalf and settlement was agreed upon by the management of the two related parties.
Related Party Note
The Company issued a note payable to a related party in the amount of $1,000 during the year ended December 31, 2023, which is included in notes payable to related parties in the consolidated balance sheets as of December 31, 2023. The nature of this indebtedness is primarily for working capital purposes and settlement is to be agreed upon by the two related parties. The related party note has no stated interest and no stated maturity date.
Convertible Promissory Notes
In 2022, the Company issued 8% convertible promissory notes (the “2025 Notes”) that can be converted into equity units at the later of a qualified financing event or upon maturity, which is 36-months. A qualified financing event is one or more transactions that results in gross proceeds of at least $2,000. Upon the occurrence of a qualified financing event, the 2025 Notes convert to the series of stock issued in that financing at the lesser of (a) a 20 percent discount or (b) $200 million divided by the number of fully diluted units outstanding immediately prior to the financing.
At maturity, note holders can choose to convert their 2025 Notes into Class A Units issued by a subsidiary of the Company at the lesser of (a) a 20 percent discount from the fair value as determined by the board or (b) $200 million divided by the aggregate number of then-outstanding units. If the Company experiences a change in control, the 2025 Notes must be redeemed for the greater of (a) 1.5 times the principal and accrued interest or (b) amount payable on the number of units equal to principal and interest divided by $200 million divided by the number of fully diluted outstanding units.
The 2025 Notes include embedded derivative features related to the share-settled and cash redemption features. The separation of embedded derivatives at issuances results in a discount on debt which is amortized to interest expense over the contractual maturity of the debt. The effective interest rate including the amortization of the discounts related to the conversion feature is 27%.

Innventure LLC and Subsidiaries
Notes to Consolidated Financial Statements
(in thousands, except unit or per unit data)
On August 18, 2022, the Company issued $4,000 worth of 2025 Notes to the Fund, a related party. At inception, a derivative liability of $1,576 was recorded. On June 7 and July 3, 2023, the Company issued $2,000 worth of 2025 Notes to third parties and at inception, a derivative liability of $1,119 was recorded.
During 2023 and 2022, the company recognized $456 and $105 in interest expense associated with the 2025 Note discounts. The contractual interest expense for the years ended 2023 and 2022, respectively, were $583 and $119. As of December 31, 2023 and 2022, the unamortized discount was $2,133 and $1,472, respectively.
Series 2 Promissory Notes
In 2020, the Company authorized the issuance and sale of unsecured promissory notes to investors up to $5,000. From 2020 to 2021, the Company issued promissory notes with a total principal amount of $3,680. The notes require monthly interest payments, have a maturity period of 12 months, and bear interest at 15% per annum. The Company incurred fees payable to the lenders and third-parties, including a selling agent. These amounts are recorded as a discount on the notes and amortized using the effective interest method over the estimated contractual period of the notes, 12-months.
In the event of a default, noteholders may elect to convert into Class K units of the Company, equal to two times the unpaid principal balance plus accrued unpaid interest at the time of conversion at a pre-money valuation agreed to by a majority of the converting noteholders. If the Company is in default due to lack of payment and the noteholders do not elect repayment, the notes will accrue interest at the default interest rate of 18%.
During 2022, the Company prepaid all Series 2 promissory notes, totaling $3,680, and its obligation to issue the Class K units extinguished with the repayment. No prepayment penalty was incurred in connection with the repayment. For the year ended December 31, 2022, interest expense on the Series 2 notes was approximately $197, including the amortization of issuance costs of approximately $14. Interest expense on the Series 2 notes is included in interest expense on the consolidated statements of operations. No Class K units were authorized or outstanding as of December 31, 2023 and 2022.
Innventure Notes
In November 2019, the Company issued $700 in promissory notes. The Innventure notes bear interest at 6%, have a 24-month maturity period, and principal and interest are due at maturity.
During 2022, the Company repaid the remaining principal balance of $225 and there were no Innventure notes outstanding as of December 31, 2022. Interest expense on the Innventure notes for the year ended December 31, 2022 was not material.
Note 6.	Property, Plant and Equipment
Property, plant, and equipment consisted of the following:
	December 31,
	2023	2022
Leasehold improvements	$38	$—
Machinery & equipment	86	—
Computers & office equipment	19	—
Construction in progress	502	—
Property, Plant and Equipment, Gross	645	—
Less: Accumulated depreciation	(8)	—
Property, Plant and Equipment, Net	$637	$—

Innventure LLC and Subsidiaries
Notes to Consolidated Financial Statements
(in thousands, except unit or per unit data)
Note 7.	Mezzanine Capital
Mezzanine capital consisted of the following:
	December 31, 2023
	Units Authorized	Units Issued and Outstanding
Class PCTA Units	3,982,675	3,982,675
Class I Units	1,000,000	1,000,000
	December 31, 2022
	Units Authorized	Units Issued and Outstanding
Class PCTA Units	3,982,675	3,982,675
Class I Units	1,000,000	1,000,000
The redemption of Class PCTA Units or Class I Units is not solely in control of the Company and, as such, both classes of units are considered redeemable at the option of the holder. These units are probable of becoming redeemable and as such are accreted to redemption value at each reporting date.
Voting
Class PCTA Units carry the right to hold, vote and dispose of the Company’s investment in the related shares of PCT common stock. All Class PCTA Units are held by Innventure1. Class I Units carry the right to hold, vote and dispose of the Company’s partnership interest in the Fund with respect to its General Partner (“GP”) affiliated commitment. The holders of units of any other class are not permitted to vote on matters specific to the Class PCTA or Class I Units.
Liquidation Preference
Distributions to Class PCTA and Class I Unit holders are based on their ownership percentage of the respective class.
Allocations
Class PCTA Units are allocated all distributions and proceeds from all shares of PCT held by the Company that are not contributed in exchange for Class B-1 Preferred Units (as described below) or part of the purchase option agreement (as described in Note 13. Related Party Transactions). Class I Units are allocated all distributions and proceeds from the GP’s direct interest in the Fund.
Redemption
The Company will distribute unencumbered shares of PCT common stock, held in connection with the Class PCTA Units back to Innventure1, as the original contributing member, and at the election of Innventure1. When this occurs, Innventure1 is obligated to either invest the after-tax net proceeds into the Company or contribute the shares of PCT common stock (an in-kind capital contribution) back to the Company in exchange for Class B-1 Preferred Units. With respect to up to 500,000 Class PCTA Units, Innventure1 will acquire Class B-1 Preferred Units in an amount equal to either 500,000 Class PCTA Units or the number of Class PCTA units calculated by multiplying 1,000 by a fraction, where the numerator is the aggregate purchase price for all Class B Preferred Units then purchased under the Class B Preferred Purchase Agreement and the denominator is $25,000. Refer to details below for such occurrence in 2022. With respect to up to 1,000,000 PCTA Units, Innventure1 is obligated to acquire Class B-1 Preferred Units after the achievement of certain operational milestones at PCT.
The in-kind capital contributions will correspond to the release of the Company’s obligations under a contractual lock-up agreement related to PCT’s common stock and will be equal to the product of the weighted average per share closing price for one share of PCT common stock for each full trading day during the 30-day period ending on the date of such transfer and multiplied by 0.8.

Innventure LLC and Subsidiaries
Notes to Consolidated Financial Statements
(in thousands, except unit or per unit data)
Transactions
The Company amended its limited liability company agreement on April 27, 2022 with respect to Innventure1’s obligation to exchange after-tax net proceeds from the sale of PCT’s common stock for Company B-1 Preferred Units. The amendment clarified that the price for PCT common stock’s value would be the weighted average per share closing price multiplied by 0.8. There was no impact on the number of Class PCTA Units outstanding. In 2022, Innventure1 exchanged 500,000 shares of PCT’s common stock for 342,608 Company Class B-1 Preferred Units.
Note 8.	Unitholders’ Deficit
	December 31, 2023
	Units Authorized	Units Issued and Outstanding
Class B Preferred Units	4,639,557	4,109,961
Class B-1 Preferred Units	2,600,000	342,608
Class A Units	10,975,000	10,875,000
Class C Units	1,585,125	1,570,125
	December 31, 2022
	Units Authorized	Units Issued and Outstanding
Class B Preferred Units	3,608,545	2,226,144
Class B-1 Preferred Units	2,600,000	342,608
Class A Units	10,975,000	10,875,000
Class C Units	1,585,125	1,585,125
Voting
Class A Units, Class B Preferred Units and Class B-1 Preferred Units are entitled to one vote per unit on all matters concerning the Company excluding Class PCTA and Class I businesses. Class C Units are nonvoting.
The holders of units of any other class, by virtue of their ownership of units of a different class, are not entitled to vote on any matters required or permitted to be voted on by the unitholders of any other class.
Preferred Return
Class B Preferred and Class B-1 Preferred Unitholders are entitled to distributions at a rate of six percent per year per unit of unreturned capital of preferred units. Class B Preferred Unitholders have accumulated $2,555 and $884 in unreturned preferred returns as of December 31, 2023 and 2022, respectively. Class B-1 Preferred Unitholders have accumulated $210 and $8 in unreturned preferred returns as of December 31, 2023 and 2022, respectively.
Liquidation Preference
In case of liquidation, or other deemed distributions, distributions will be made first to holders of Class B Preferred Units and then to holders of Class B-1 Preferred Units such that the unreturned capital balance and unpaid return has been reduced to zero, then to all members of Class A Units, Class B Preferred Units, Class B-1 Preferred Units and Class C in proportion to their respective Company ownership amounts.
Allocations
Class A, Class B Preferred, Class B-1 Preferred and Class C shall participate in the Company’s business and all assets not held within Class PCTA or Class I.
Transactions
The Company continues to raise additional capital through its Class B Preferred Unit capital raise. The Company received $16,961 and $13,480 in new cash funds before issuance costs during the year ended December 31, 2023 and 2022, respectively, and issued 1,748,684 and 1,389,800 new Class B Preferred Units, respectively, at the issuance price of $9.6992 per unit. Additionally, the Company made distributions to unitholders of $241 related to tax advances in 2023 and none in 2022.

Innventure LLC and Subsidiaries
Notes to Consolidated Financial Statements
(in thousands, except unit or per unit data)
During 2023 and 2022, noteholders with principal amounts totaling $1,310 converted their Series 1 promissory notes into an aggregate of 135,133 Class B Preferred Units and noteholders with principal amounts totaling $1,602 converted their Series 1 promissory notes into an aggregate of 165,089 Class B Preferred Units, respectively, based on the Class B Preferred Unit issuance price of $9.6992 per unit.
	Class B Preferred Units	Class B-1 Preferred Units	Class A Units	Class C Units
Balance – January 1, 2022:	671,254	—	10,875,000	453,125
Unit issuance	1,554,890	342,608	—	1,132,000
Balance – December 31, 2022	2,226,144	342,608	10,875,000	1,585,125
Unit issuance	1,748,684	—	—	—
Units forfeited	—	—	—	(15,000)
Unit conversions	135,133	—	—	—
Balance – December 31, 2023	4,109,961	342,608	10,875,000	1,570,125
Note 9.	Unit-based Compensation
Capital Incentive Plan
The Company’s capital incentive plan (the “Capital Incentive Plan”), as amended, permits the grant of 1,585,125 shares of Class C Units to its employees, directors, and consultants, as designated by the Board of Directors. Class C Units of the Company are considered profit interests issued in exchange for services.
The fair value of unit-based compensation issued to employees is recognized as compensation expense over the period of service that generally coincides with the vesting period of the award. The awards are time-based and vest over the period defined in each individual grant agreement or upon a change of control event as defined in the grant agreement. The Company has the option to repurchase all vested shares upon an individual's termination of employment or service with the Company. The Company recognized compensation costs related to the Equity Incentive Plan of $205 and $444 for the years ended December 31, 2023 and 2022, respectively. As of December 31, 2023, the Company has $377 in unit-based compensation expense remaining to be recognized over approximately 2.1 years. Upon consummation of the Transactions, all of the unvested Class C Units will vest immediately.
There were no units granted in 2023. The grant date fair value of units issued during 2022 was estimated using the Black-Scholes option-pricing model using the following assumptions:
2022
Expected annual dividend yield	0.0%
Expected volatility	50.4% - 52.7%
Risk-free rate of return	1.5% - 3.11%
Expected term (years)	5
The expected term of the units granted is determined based on the period of time the units are expected to be outstanding. The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant. The expected volatility was based on the Company’s capital structure and volatility of similar entities referred to as guideline companies. In determining similar entities, the Company considered industry, stage of life cycle, size and financial leverage. The dividend yield on the Company’s units is assumed to be zero since the Company has not historically paid dividends. The fair value of the underlying Company units was determined using the back solve method.

Innventure LLC and Subsidiaries
Notes to Consolidated Financial Statements
(in thousands, except unit or per unit data)
The summary of Class C Unit activity for the years ended December 31, 2023 and 2022 is as follows:
	Number of Class C Units	Weighted average grant date fair value	Weighted average recognition period (years)
Non-vested at January 1, 2022	453,125	$0.02	2.00
Granted	1,132,000	1.07	—
Vested	(656,563)	0.69	—
Non-vested at December 31, 2022	928,562	0.82	2.22
Vested	(595,861)	0.67	—
Forfeited	(15,000)	1.05	—
Non-vested at December 31, 2023	317,701	$1.09	1.93
Subsidiary Equity Plan
Accelsius, a controlled subsidiary of the Company, adopted an equity incentive plan on March 24, 2022 (the “Subsidiary Equity Plan”). In March 2023, the Subsidiary Equity Plan was amended to permit the grant of 3,300,000 Class C units of the subsidiary to the subsidiary’s employees, directors, and consultants, as designated by the Board of Directors. The awards vest over the period defined in each individual grant agreement which is generally accelerated upon a change of control event as defined in the grant agreement. The Company’s subsidiary has the option to repurchase all vested units upon an employee’s termination of employment or service.
The Company recognized compensation costs related to the Subsidiary Equity Plan of $705 and $371 for the years ended December 31, 2023 and 2022, respectively, which is recorded within the general and administrative, sales and marketing and research and development lines in the consolidated statements of operations. As of December 31, 2023, the Company had $1,909 in unit-based compensation expense remaining to be recognized over approximately 2.3 years.
The grant date fair value was estimated using an option pricing model based on the most recent round of financing. The cost approach methodology amounts were then discounted for lack of marketability (20%).
Note 10.	Revenues
The Company provides investment management services to the Fund, a related party. The Company earns revenue from the management fees generated by the Fund it manages. Management fee revenue is affected by economic factors related to the asset class composition of the holdings and the contractual terms such as the basis for calculating the management fees and investors' ability to redeem. The Company also provides management services to AeroFlexx. Management fees from the Fund were $789 for the years ended December 31, 2023 and 2022 Management fees from AeroFlexx were $103 and $- for the years ended December 31, 2023 and 2022, respectively. The Company did not recognize any carried interest allocation for the years ended December 31, 2023 and 2022, as the amounts were probable of significant reversal given the amount of consideration is highly susceptible to factors outside the Company's influence. Cumulative carried interest allocation amounts are subject to restraint and as such are not yet recognized were $5,880 and $6,513 for the years ended December 31, 2023 and 2022, respectively.
For the year ended December 31, 2023, two customers accounted for 70.6% (related party) and 20.1% of the Company’s total revenue. For the year ended December 31, 2022, two customers accounted for 83.8% (related party) and 16.2% of the Company’s total revenue. All the Company’s revenue and customers are located within the United States.
There was no revenue from the sale of products as the technology segment is pre-revenue currently.
Note 11.	Income Taxes
The Company qualifies as a partnership for federal income tax purposes. Consequently, federal income taxes are not payable or provided by the Company. Members are taxed individually on their pro rata ownership share of the Company’s earnings. There was no provision for income tax for the years ended December 31, 2023 and 2022 as the Company had net loss in both periods.

Innventure LLC and Subsidiaries
Notes to Consolidated Financial Statements
(in thousands, except unit or per unit data)
The following is a reconciliation of the income tax provision from the statutory federal income tax rate to the effective rate for the years ended December 31, 2023 and 2022:
	December 31,
	2023	2022
Income taxes at federal statutory rate	$—	$—
Tax on pre-tax earnings of corporate subsidiaries	(2,229)	(3,771)
Non-deductible expenses	631	3,615
Other permanent differences	(4)	82
Valuation allowance	1,602	74
Total Provision (Benefit) for Income Taxes	$—	$—
Entities within the consolidated group that are considered a corporation for federal income tax purposes, recognize deferred income tax assets and liabilities for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases using currently enacted tax rates in effect for the year in which the differences are expected to reverse. Significant components of deferred tax assets and liabilities as of December 31, 2023 and 2022 are as follows:
	December 31,
	2023	2022
Deferred Tax Assets:
Deferred lease liabilities	189	—
Sec 174 expenses	766	—
Startup costs	3,614	3,615
Accrued bonus	171	—
Accrued expenses	7	—
Loss carry-forwards	1,663	74
Total Deferred Tax Assets	$6,410	$3,689
Less: Valuation allowance	(5,910)	(3,689)
Net Deferred Tax Assets	$500	$—

Deferred Tax Liabilities:
Amortization	$(323)	$—
ROU assets	(177)	—
Total Deferred Tax Liabilities	$(500)	$—
Net Deferred Tax Assets	$—	$—
Deferred tax assets are regularly reviewed for recoverability and a valuation allowance is provided when it is more likely than not that some portion or all of a deferred tax asset will not be realized. The ultimate realization of deferred tax assets is dependent upon future taxable income during the periods in which those temporary differences become deductible. In assessing the need for a valuation allowance, management considers all available positive and negative evidence, including the ability to carryback operating losses to prior periods and the expected future utilization of net operating loss carryforwards, the reversal of deferred tax liabilities, projected taxable income, and tax-planning strategies.
Valuation allowances are established when it is more likely than not that all or a portion of a deferred tax asset will not be realized. The valuation allowance on deferred tax assets was $5,910 as of December 31, 2023 and $3,689 as of December 31, 2022, resulting in a net change of $2,221. The increase in valuation allowance during the period mainly relates to U.S. federal operating loss carryforwards, research and development expenses and other non-deductible

Innventure LLC and Subsidiaries
Notes to Consolidated Financial Statements
(in thousands, except unit or per unit data)
expenses. As the taxable entity has historically been in a pre-tax loss position, there is insufficient projected taxable income (exclusive of reversing taxable temporary differences) or other sources of taxable income to recognize the benefit of net deferred tax assets as of the end of the year, which gives rise to need of a valuation allowance.
As of December 31, 2023, the taxable entity had net operating loss carryforwards for income tax purposes of approximately $7,920 related to federal taxes, all of which may be carried forward indefinitely.
As of December 31, 2023 and 2022, the Company had no material unrecognized income tax benefits or uncertain tax positions. Also, we do not expect to incur interest charges or penalties related to our tax positions, but if such charges or penalties are incurred, our policy is to account for interest charges as interest expense and penalties as tax expense in the consolidated statements of operations.
As of December 31, 2023, the tax years that remain open and subject to examination related to the U.S. federal return are 2023 and 2022.
Note 12.	Net Loss Per Unit
The Company follows the two-class method when computing net loss per Class A Unit when units are issued that meet the definition of participating securities. The two-class method requires income available to Class A Unitholders for the period to be allocated between Class A and participating securities based upon their respective rights to receive dividends as if all income for the period had been distributed. The two-class method also requires losses for the period to be allocated between Class A and participating securities based on their respective rights if the participating security contractually participates in losses. As holders of Class B, Class B-1 and Class C participating securities do not have a contractual obligation to fund losses, undistributed net losses are not allocated to them for purposes of the loss per unit calculation.
Presented in the table below is a reconciliation of the numerator and denominator for the basic earnings per unit (“EPU”) calculations for the year ended:
	Years ended December 31,
	2023	2022
Numerator:
Net loss attributable to Innventure LLC Unitholders	$(30,845)	$(32,757)
Less: cumulative earnings to participating unitholders	1,800	894
Less: deemed dividend related to Class PCTA and Class I Units	(5,366)	(7,063)
Net Loss Attributable to Class A Unitholders	$(27,279)	$(26,588)
Denominator:
Weighted average Class A Units outstanding, basic	10,875,000	10,875,000
Net Loss Per Unit Attributable to Class A Unitholders, Basic	$(2.51)	$(2.44)
The Class PCTA and Class I units are redeemable instruments within mezzanine capital. The increases and decreases in the carrying amount of these instruments are charged against accumulated deficit during respective periods and treated as a deemed dividend in the calculation of net loss attributable to Class A Unitholders.
Note 13.	Related Party Transactions
The Company’s former Chief Financial Officer is a significant shareholder of an investor in $500 of Series 2 notes. The Series 2 notes were fully repaid in cash during the year ended December 31, 2022.
As more fully described in Note 5. Borrowings, the Company has various notes with affiliates. The Innventure1 related party notes had no stated interest or maturity prior to their extinguishment during 2023. In addition, the Company issued a convertible promissory note to the Fund (the 2025 Convertible Promissory Note - Related Party). The Company also issued a related party note for $1,000 that has no stated interest or maturity.
Transactions with Innventure1
A portion of PCT common stock subject to lock-up was released during 2022. Innventure1 elected to contribute in-kind a portion of its PCT common stock in exchange for Class B-1 Preferred Units. As a result, 342,608 Class B-1 Preferred Units were issued for $3,323.

Innventure LLC and Subsidiaries
Notes to Consolidated Financial Statements
(in thousands, except unit or per unit data)
In 2022, Innventure1 assigned its ownership interest in a portion of the Company’s PCT common stock to third-party investors. The Company recorded a liability of $105 in related party payables in the consolidated balance sheets to account for the contractual obligation to deliver the PCT common stock to those third-party investors, who are related parties of Innventure1 and are considered related parties to the Company. Distributions of PCT common stock were made to third-party investors in 2022 totaling $34 and the liability was subsequently revalued as of December 31, 2022 to $89 and then to $53 on December 31, 2023. The change in value was included in net gain on investments – due to related parties in the consolidated statements of operations.
Transactions with the Fund
In the normal course of business, the Company advances certain expenses on behalf of the Fund. Certain expenses paid by the Company, which meet certain criteria, are reimbursed to the Company by the Fund. Amounts paid by the Company not reimbursed by the Fund totaled $48 and $176 for the years ended December 31, 2023 and 2022, respectively. There was a receivable of $2 as of December 31, 2023 and 2022, related to those expenses included in due from related parties in the consolidated balance sheets.
As more fully described in Note 2. Accounting Policies, the Company earns a 1-2% management fee for administrative, finance and accounting, and other back-office functions from the Fund. Management fees earned from the unconsolidated Fund totaled $789 for the years ended December 31, 2023 and 2022, which is recorded as management fee income - related party in the consolidated statements of operations.
In March 2021, the Company entered into a purchase option agreement with the Fund, a related party, to sell 145,161 shares of PCT common stock with an exercise price of $1. The option period would have expired on July 22, 2024 and the Company measured the derivative liability at fair value, as further described in Note 4. Fair Value. The option was exercised in March 2022 and the shares are subject to the lock-up provisions. The liability due to the Fund as of December 31, 2023 and 2022 was $294 and $491, respectively, and included in related party payables in the consolidated balance sheets.
During 2023, the Company also sold 23,712 of Accelsius Class A Series 2 Units to the Fund for aggregate proceeds of approximately $104. In 2022, the Company sold 71,136 of Accelsius Class A Series 2 Units to the Fund for aggregate proceeds of approximately $313. These amount is reflected in non-controlling interests in the consolidated statements of changes in unitholders’ deficit.
Transactions with AeroFlexx
In the normal course of business, the Company advances certain expenses on behalf of AeroFlexx. Amounts paid by the Company that were reimbursed by AeroFlexx totaled $128 and $299 for the years ended December 31, 2023 and 2022, respectively. There was a receivable of $— and $13 as of December 31, 2023 and 2022, respectively, related to those expenses included in due from related parties in the consolidated balance sheets.
In May 2023, the Company made a $2,000 investment in AeroFlexx in exchange for Class D preferred units. The Company recognizes the investment in accordance with the equity-method (see Note 3. Investments).
In addition, during the fourth quarter of 2023, Innventure made five separate working capital advances to AeroFlexx for a total of $2,600 which is presented within “Due from related parties” in the consolidated balance sheets.
Transactions in PCT stock with related parties
During 2022, the Company distributed shares of PCT’s common stock to the holders of Class PCTA Units, along with other individuals as agreed-upon and directed by Innventure1, once shares were no longer subject to lock-up. Each distribution was considered a redemption of the owners’ interest in Class PCTA Units and the Company recorded a $14,077 realized gain in the consolidated statements of operations for the year ended December 31, 2022 as a result of this transaction. No such shares of PCT’s common stock were distributed by the Company during 2023.

Innventure LLC and Subsidiaries
Notes to Consolidated Financial Statements
(in thousands, except unit or per unit data)
Note 14.	Commitments and Contingencies
PCT Guaranty
On April 22, 2020, the Company entered into a guaranty with a counterparty to unconditionally guarantee PCT’s obligation to reimburse a $5,000 pre-payment upon PCT’s failure to meet certain performance thresholds. Performance thresholds include the commission and construction of a plant. The guaranty has no expiration. The total amount paid by the Company under the guaranty is $0 and total interest paid is $0. As of December 31, 2023 and 2022, there was no principal outstanding under the guaranty.
Patent Agreement Contingent Fees
In 2022, the Company entered into two agreements with a large multi-national company (“MNC”) to purchase in-process research and development consisting of patents, technology, and knowledge transfer related to cooling technology for critical electronic equipment in a transaction that was determined to be an asset acquisition. The in-process research and development acquired consists of cooling technology requiring additional commercialization efforts to finalize as a product offering.
Under the terms of the agreements, the Company is required to make minimum installment payments, as disclosed below, for each year of the agreement through February 1, 2040. The minimum installment payments are included in Patent installment payments payable on the consolidated balance sheets. Each installment payment shall be credited towards and set off against any royalty payments (described below) which may become due. As such, these installment payments serve as minimum amounts due to MNC each calendar year. Additional royalty payments due each year are based on the direct and indirect revenues earned by the Company and the number of cold plates sold.
Royalty Payments
7.5% plus the Cumulative Purchase Incentive[1] applied to all direct revenue
15% plus the Cumulative Indirect Purchase Incentive[1] applied to all indirect revenue
[1]
The Cumulative Purchase Incentive percentages are between 0% - 2.5% and are calculated in accordance with the agreement based on the cumulative number of cold plate sales multiplied by a cold plate multiple (if applicable).

Minimum royalties for the MNC’s fiscal years thereafter are summarized in the following table:
Years Ending December 31,	Amount
2024	$775
2025	700
2026	825
2027	825
2028	825
Thereafter	9,900
Total	$13,850
In the event of a change of control as defined in the agreements, the MNC or licensee has a buy-out option which can be exercised by either party. The buy-out option requires the licensee or licensee related company to pay the MNC an amount equal to the buy-out value Share multiplied by the enterprise value as defined in the agreements, provided that the buy-out fee shall always be equal to or greater than $125,000. The buy-out fee shall not, in any case, exceed $500,000. The exercise of the buy-out option results in the purchase of the licensee or licensee related company’s remaining revenue share obligations which would accrue to the MNC under the agreement.
Note 15.	Business Segment Data
Our operating businesses include a diverse group of corporate (including service activities) and technology. We organize our reportable business segments in a manner that reflects how management views those business activities. The tabular information that follows shows data of reportable segments reconciled to amounts reflected in our

Innventure LLC and Subsidiaries
Notes to Consolidated Financial Statements
(in thousands, except unit or per unit data)
consolidated financial statements. Inter-segment transactions are not eliminated from segment results when management considers those transactions in assessing the results of the respective segments. These items are included in the reconciliation of segment amounts to consolidated amounts. Innventure’s business segments are Corporate (including service activities) and Technology.
Reportable segment information for the years ended December 31, 2023 and 2022, respectively, are as follows.
	Years ended December 31,
	2023	2022
Revenues:
Corporate	$1,198	$942
Elimination of management services provided to Technology	(81)	—
Consolidated Revenues	$1,117	$942

Interest Expense:
Corporate	$329	$675
Technology	1,039	223
Consolidated Interest Expense	$1,368	$898

Net Loss:
Corporate	$(20,367)	$(14,831)
Technology	(10,617)	(17,954)
Consolidated Net Loss	$(30,984)	$(32,785)

Capital Expenditures:
Technology	$645	$—
Consolidated Capital Expenditures	$645	$—
	December 31,
	2023	2022
Total Assets:
Corporate	$22,953	$26,633
Technology	16,246	2,642
Eliminations	(17,635)	(1,296)
Consolidated Total Assets	$21,564	$27,979
All revenue from external customers and long-lived assets are located entirely in the United States of America (USA).
Note 16.	Subsequent Events
The consolidated financial statements and related disclosures include evaluation of events up through and including April 12, 2024, which is the date the consolidated financial statements were available to be issued.
During 2024, the Company sold an aggregate of 609,088 of Accelsius Series A Units for aggregate proceeds of approximately $7,416.
During 2024, the Company continued to raise additional capital through its Class B Preferred Unit capital raise. The Company received $7,631 in new cash funds and issued 786,711 new Class B Preferred Units at an issuance price of $9.6992 per unit.
During 2024, noteholders with principal amount totaling $420 converted their Series 1 promissory notes into an aggregate of 43,303 Class B Preferred Units, based on the Class B Preferred Unit issuance price of $9.6992 per unit. The converting noteholders elected to receive the last interest payment due and waive the prepayment fee, if applicable, in connection with the transaction.

Innventure LLC and Subsidiaries
Notes to Consolidated Financial Statements
(in thousands, except unit or per unit data)
During 2024, outstanding Series 1 notes, with outstanding principal amounts of $122, became eligible for extension and the Company elected to extend such notes for an incremental 12-month period. In connection with the contractual extension, the interest rate on the notes reset to 12%.
During 2024, Innventure advanced funds in the amount of $1,975 to AeroFlexx.
During 2024, two individuals holding equity in the Fund totaling $329 entered into an agreement with the Company and exchanged their equity and additional cash of $121 for 25,775 Class B Preferred Units at an issuance price of $9.6992 and 16,427 Accelsius Series A Units at an issuance price of $12.175.
During 2024, the board of directors of Innventure provided written consent approving an increase in the number of Class B Preferred Units authorized under the Company’s Fifth Amended and Restated Limited Liability Company Agreement, as amended, from 4,639,577 to 6,722,562. The authorized purchase price per unit remains unchanged at $9.6992.
On March 22, 2024, the 2025 Notes with a $6,000 principal balance and $743 of accrued interest were converted into 692,267 Accelsius Series A units at a conversion price of $9.74 per share. The conversion was pursuant to the occurrence of a qualified financing event as described in Note 5. Borrowings with the conversion price reflecting a 20% discount per the conversion terms.

Annex A
EXECUTION VERSION
BUSINESS COMBINATION AGREEMENT

BY AND AMONG

LEARN SPAC HOLDCO, INC.,

LEARN CW INVESTMENT CORPORATION,

LCW MERGER SUB, INC.,

INNVENTURE MERGER SUB, LLC

AND

INNVENTURE LLC

DATED AS OF OCTOBER 24, 2023

EXHIBITS:
Exhibit A-1	—	Form of Amended and Restated Registration Rights Agreement	A-83
Exhibit A-2	—	Form of Investor Rights Agreement	A-109
Exhibit B	—	Form of Amended Holdco Certificate of Incorporation	A-116
Exhibit C	—	Form of Amended Holdco Bylaws	A-127

BUSINESS COMBINATION AGREEMENT
This Business Combination Agreement (this “Agreement”) is made and entered into as of October 24, 2023 (the “Signing Date”) by and among Learn SPAC HoldCo, Inc. (“Holdco”), a Delaware corporation, Learn CW Investment Corporation (the “Parent”), a Cayman Islands exempted company with limited liability, LCW Merger Sub, Inc. (“LCW Merger Sub”), a Delaware corporation, Innventure LLC (the “Company”), a Delaware limited liability company, and Innventure Merger Sub, LLC (“Innventure Merger Sub” and, together with LCW Merger Sub, the “Merger Subs”), a Delaware limited liability company. Holdco, Parent, LCW Merger Sub, the Company and Innventure Merger Sub are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”.
RECITALS:
WHEREAS, the Parent is a blank check company incorporated in the Cayman Islands and formed for the sole purpose of entering into a Business Combination with one or more businesses or entities;
WHEREAS, Holdco is a newly formed, wholly owned, direct subsidiary of Parent, formed for the purpose of consummating the transactions contemplated by this Agreement, including acting as the publicly traded company for the Company and its Subsidiaries (and their businesses) after the Closing;
WHEREAS, the Merger Subs are each newly formed, wholly-owned, direct Subsidiaries of Holdco, formed for the sole purpose of consummating the transactions contemplated by this Agreement, including the Mergers;
WHEREAS, on the terms and subject to the conditions of this Agreement, LCW Merger Sub will merge with and into the Parent with the Parent being the surviving company (the “LCW Merger”) and as a result of the LCW Merger (a) each Parent Ordinary Share issued and outstanding immediately prior to the LCW Merger Effective Time will be converted into the right to receive one share of Holdco Common Stock, and (b) each Parent Warrant outstanding immediately prior to the LCW Merger Effective Time will be assumed by Holdco and converted into a Holdco Warrant;
WHEREAS, on the terms and subject to the conditions of this Agreement, Innventure Merger Sub will merge with and into the Company with the Company being the surviving company (the “Innventure Merger” and, together with the LCW Merger, the “Mergers”), and, as a result of the Innventure Merger, (a) the Company Units (other than the Class PCTA Units and the Class I Units) issued and outstanding immediately prior to the Innventure Merger Effective Time will be converted into the right to receive the shares of Holdco Common Stock specified in the Payment Spreadsheet, (b) the Class PCTA Units and the Class I Units shall remain outstanding and (c) the Class B Preferred Warrants shall be cancelled for shares of Holdco Common Stock in accordance with the Payment Spreadsheet;
WHEREAS, in furtherance of the LCW Merger and in accordance with the terms hereof, the Parent shall provide an opportunity for the Parent shareholders to have their issued and outstanding Parent Class A Ordinary Shares redeemed on the terms and subject to the conditions set forth in this Agreement and Parent’s Organizational Documents in connection with obtaining the required Parent Shareholder Approval;
WHEREAS, for U.S. federal and state income tax purposes, each of the Parties hereby intends that (a) the Mergers, taken together as part of a unified plan, will qualify as a “transfer” within the meaning of Section 351 of the Code and the Treasury Regulations thereunder and the receipt of Holdco Common Stock pursuant to the terms of this Agreement will qualify for nonrecognition of gain, (b) the LCW Merger will qualify as a “reorganization” within the meaning of Section 368(a)(2)(E) or Section 368(a)(1)(B) of the Code and the Treasury Regulations thereunder, (c) each of the parties to the LCW Merger and Domestication be a party to the reorganization under Section 368(b) of the Code, and (d) the Domestication will qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Code and the Treasury Regulations thereunder (each an “Intended Tax Treatment,” and collectively, the “Intended Tax Treatments”);
WHEREAS, for U.S. federal and state income tax purposes, this Agreement is adopted as a separate “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) for each of the Domestication, LCW Merger and the Sponsor Share Conversion for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations promulgated under Sections 354, 361 and 368 of the Code;
WHEREAS, the board of directors of the Parent (the “Parent Board”) has unanimously (i) determined that it is in the best interests of the Parent, and declared it advisable, to enter into this Agreement and the Ancillary Documents to which it is a party, (ii) approved, among other things, this Agreement and the Ancillary Documents to which it is a party and the transactions contemplated hereunder and thereby, on the terms and subject to the conditions of this Agreement, and (iii) passed a resolution recommending that this Agreement and the transactions contemplated hereunder, including the LCW Merger, be approved by the holders of Parent Ordinary Shares;
WHEREAS, the board of managers of the Company (the “Company Board”) has unanimously (i) determined that it is in the best interests of the Company, and declared it advisable, to enter into this Agreement, (ii) approved this Agreement and the transactions contemplated hereunder, on the terms and subject to the conditions of this Agreement, and (iii) passed a resolution recommending that this Agreement and the transactions contemplated hereunder, including the Innventure Merger, be approved by the holders of the Company Units;
WHEREAS, each of the sole stockholder or member, as applicable, of each Merger Sub and Holdco, in each case, (i) determined that it is in the best interests of such Party, and declared it advisable, to enter into this Agreement, (ii) approved this Agreement and the transactions contemplated hereunder, on the terms and subject to the conditions of this Agreement, and (iii) approved this Agreement and the transactions contemplated hereunder, including the Mergers;
WHEREAS, as a condition and inducement to the Company’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, the Sponsor has executed and delivered to the Company the Sponsor Support Agreement;
WHEREAS, as a condition and inducement to the Parent’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, the Requisite Members have executed and delivered to the Parent the Member Support Agreement;
WHEREAS, as a condition and inducement to the Company’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, Holdco has executed and delivered to the Company a committed equity facility with Yorkville Advisors Global, LP, dated as of the date hereof (the “CEF”);
WHEREAS, as a condition and inducement to the Parent’s willingness to enter into this Agreement and the CEF, simultaneously with the execution and delivery of this Agreement, the Company has paid to the Parent, in immediately available funds, $125,000, which Parent shall use for the purposes of paying Extension Expenses and Parent Transaction Costs, plus $25,000, which Parent shall use for the purpose of paying obligations set forth in the CEF; and
WHEREAS, in connection with the consummation of the Mergers, simultaneously with the Closing, the Sponsor, Parent, Holdco and other parties listed on the signature pages thereto (including the Significant Company Holders) will enter into an Amended and Restated Registration Rights Agreement of the Parent (the “A&R Registration Rights Agreement”) in substantially the form attached as Exhibit A-1, and Holdco, certain of the Company Members (including the Significant Company Holders) and the other parties listed on the signature pages thereto will enter into an Investor Rights Agreement (“Investor Rights Agreement”) substantially in the form attached as Exhibit A-2. The Parent and the Company may agree upon changes to the forms attached as Exhibit A-1 and Exhibit A-2 provided such changes are reflected in writing signed by both Parties.
NOW, THEREFORE, the Parties agree as follows:
ARTICLE I

AGREEMENT AND PLAN OF MERGER
Section 1.01 Mergers.
(a) Upon the terms and subject to the conditions of this Agreement, on the Closing Date and in accordance with the applicable provisions of the Companies Act (As Revised) of the Cayman Islands (the “Cayman Companies Act”) and the Delaware General Corporation Law (the “DGCL”), LCW Merger Sub and the Parent shall consummate the LCW Merger, pursuant to which LCW Merger Sub shall be merged with and into the Parent, following which the separate corporate existence of LCW Merger Sub shall cease and the Parent shall continue as the surviving company (sometimes referred to herein for the periods at and after the LCW Merger Effective Time as the “Surviving LCW Company”) and a wholly owned subsidiary of Holdco.
(b) Upon the terms and subject to the conditions of this Agreement, on the Closing Date and in accordance with the applicable provisions of the Delaware Limited Liability Company Act (the “DLLCA”), Innventure Merger Sub and the Company shall consummate the Innventure Merger, pursuant to which

Innventure Merger Sub shall be merged with and into the Company, following which the separate company existence of Innventure Merger Sub shall cease and the Company shall continue as the surviving company (sometimes referred to herein for the periods at and after the Innventure Merger Effective Time as the “Surviving Innventure Company”) and a wholly owned subsidiary of Holdco.
Section 1.02 Effective Time.
(a) The Parties hereto shall cause the LCW Merger to be consummated by filing the Certificate of Merger for the merger of LCW Merger Sub with and into the Parent, in a form to be mutually agreed upon by the Company and the Parent (the “Delaware Certificate of Merger”), with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and by filing the Plan of Merger to be entered into between the Parent and LCW Merger Sub, in a form mutually agreed upon by the Company and the Parent, and all other required declarations and documentations for the LCW Merger under the Cayman Companies Act (together with the Delaware Certificate of Merger, the “LCW Certificates of Merger”) in accordance with the Cayman Companies Act (the date of such filing, or such other time as the Company and the Parent may agree in writing and specify in the LCW Certificates of Merger, being the “LCW Merger Effective Time”).
(b) The Parties hereto shall cause the Innventure Merger to be consummated by filing the Certificate of Merger for the merger of Innventure Merger Sub with and into the Company, in a form to be mutually agreed upon by the Company and the Parent (the “Innventure Certificate of Merger”), with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DLLCA (the time of such filing, or such other time as the Company and the Parent may agree in writing and specify in the Innventure Certificate of Merger, being the “Innventure Merger Effective Time” and, the later of the LCW Merger Effective Time and the Innventure Merger Effective Time, the “Effective Time”).
(c) At the LCW Merger Effective Time, Holdco shall pay, or cause to be paid, by wire transfer of immediately available funds, all Parent Transaction Costs and Company Transaction Costs, to the extent not paid prior to the Closing.
Section 1.03 Effect of the Mergers.
(a) At the LCW Merger Effective Time, the effect of the LCW Merger shall be as provided in this Agreement, the LCW Certificates of Merger, the Plan of Merger and the applicable provisions of the DGCL and the Cayman Companies Act. Without limiting the generality of the foregoing, and subject thereto, at the LCW Merger Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of LCW Merger Sub and the Parent shall become the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the Surviving LCW Company, which shall include the assumption by the Surviving LCW Company of any and all agreements, covenants, duties and obligations of LCW Merger Sub and the Parent set forth in this Agreement to be performed after the LCW Merger Effective Time.
(b) At the Innventure Merger Effective Time, the effect of the Innventure Merger shall be as provided in this Agreement, the Innventure Certificate of Merger and the applicable provisions of the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Innventure Merger Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of Innventure Merger Sub and the Company shall become the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the Surviving Innventure Company, which shall include the assumption by the Surviving Innventure Company of any and all agreements, covenants, duties and obligations of Innventure Merger Sub and the Company set forth in this Agreement to be performed after the Innventure Merger Effective Time.
Section 1.04 Certificate of Incorporation and Bylaws; Directors and Officers.
(a) At the LCW Merger Effective Time, subject to obtaining the required Parent Shareholder Approval and by virtue of the LCW Merger, the Organizational Documents of the Surviving LCW Company, each as in effect immediately prior to the LCW Merger Effective Time, shall each be amended and restated in a form to be mutually agreed between the Company and the Parent, and such amended and restated Organizational Documents shall become the respective Organizational Documents of the Parent.

(b) At the Innventure Merger Effective Time, by virtue of the Innventure Merger, the Organizational Documents of the Surviving Innventure Company, each as in effect immediately prior to the Innventure Merger Effective Time, shall automatically be amended and restated in their entirety to read identically to the Organizational Documents of Innventure Merger Sub, as in effect immediately prior to the Innventure Merger Effective Time, except it shall be amended to include such provisions relating to the Class PCTA Units and the Class I Units as the Parties shall mutually agree, and such amended and restated Organizational Documents shall become the respective Organizational Documents of the Surviving Innventure Company, except that the name of the Company in such Organizational Documents shall be amended to be the name of the Company.
ARTICLE II

CLOSING
Section 2.01 Closing. Subject to the satisfaction or waiver of the conditions set forth in Section 6.19, the consummation of the Transactions (other than the Transactions that by their nature are to be satisfied prior to the Closing) (the “Closing”) shall take place by electronic exchange of documents and signatures at a time and date to be specified in writing by the Parties. The specified date shall be no later than the third Business Day after all the Closing conditions in Section 6.19 have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other date, time or place (including remotely) as the Parent and the Company may agree (the date at which the Closing is actually held being the “Closing Date”).
Section 2.02 Closing Certificates.
(a) Parent Closing Certificate. Not later than five (5) Business Days prior to the Closing Date, the Parent shall deliver to the Company a written notice (the “Parent Closing Certificate”) setting forth a good faith calculation of the following: (i) the aggregate amount of cash proceeds that will be required to satisfy any exercise of the Redemptions; (ii) the aggregate amount of the Parent Transaction Costs as of the Closing (together with written invoices and wire transfer instructions for the payment thereof); and (iii) the number of shares of Parent Class A Ordinary Shares, Parent Class B Ordinary Shares and Parent Warrants, in each case, to be outstanding as of the Closing and after giving effect to the Redemptions, the issuance of securities in connection with the consummation of the Transactions and any forfeiture of Parent Class B Ordinary Shares pursuant to the Sponsor Support Agreement.
(b) Company Closing Certificate. No later than five (5) Business Days prior to the Closing Date, the Company shall deliver to the Parent written report (the “Company Closing Certificate”) setting forth a list of (i) all of the Company Transaction Costs (together with written invoices and wire transfer instructions for the payment thereof), (ii) outstanding Indebtedness (not including Indebtedness from any Additional Financing) as of the Closing, (iii) cash and cash equivalents held by the Target Companies (not including cash from any Additional Financing) as of the Closing and (iv) a calculation of the final Merger Consideration in accordance with Section 3.01.
ARTICLE III

CONVERSION OF SECURITIES
Section 3.01 Innventure Merger Consideration. As consideration for the Innventure Merger, the Company Members and the holders of Class B Preferred Warrants collectively shall be entitled to receive from Holdco, in the aggregate, a number of shares of Holdco Common Stock equal to the quotient of (a) the sum of (i) $435,000,000 less (ii) the outstanding Indebtedness (not including Indebtedness from any Additional Financing) as of the Closing, if any, plus (iii) cash and cash equivalents (not including cash from any Additional Financing) held by the Target Companies as of the Closing divided by (b) $10.00 (the “Merger Consideration”). The Merger Consideration shall consist of the Closing Merger Consideration and the Earnout Shares. The Merger Consideration shall be allocated to the Company Members and holders of Class B Preferred Warrants in accordance with the Payment Spreadsheet.
Section 3.02 Conversion of Outstanding Securities.
(a) The Company Units (other than the Class PCTA Units and the Class I Units) and Class B Preferred Warrants issued and outstanding immediately prior to the Innventure Merger Effective Time (other than units to be canceled in accordance with Section 3.04) shall, upon the terms and subject to the conditions of this Agreement, be automatically cancelled and converted into the right to receive a number of shares of Holdco Common Stock equal to the Merger Consideration, allocated among the holders of Company Units and Class B Preferred Warrants in accordance with the Payment Spreadsheet. The Class PCTA Units and the Class I Units shall remain outstanding. The Closing Merger Consideration shall be payable upon the Closing and the Earnout Shares shall be payable as provided in Section 3.02(f). An example of such calculation is set forth on Section 3.02(a) of the Company Disclosure Letter;
(b) Each Parent Ordinary Share issued and outstanding immediately prior to the LCW Merger Effective Time (other than shares to be cancelled in accordance with Section 3.04 and any Redemption Shares) shall, subject to the terms and conditions of this Agreement, be automatically cancelled and converted into the right to receive one share of Holdco Common Stock;
(c) Each Parent Ordinary Share issued and outstanding immediately prior to the LCW Merger Effective Time with respect to which a public shareholder has validly exercised its redemption rights in connection with the stockholder vote on the Parent Shareholder Approval matters (collectively, the “Redemption Shares”) shall not be converted into and become a share of Holdco Common Stock, and shall at the LCW Merger Effective Time, be converted into the right to receive from the Parent, in cash, an amount per share calculated in accordance with such shareholder’s redemption rights. As promptly as practicable after the LCW Merger Effective Time, the Parent shall cause such cash payments to be made in respect of each such Redemption Share. As of the LCW Merger Effective Time, all such Redemption Shares shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a Redemption Share (or related certificate or book-entry shares) shall cease to have any rights with respect thereto, except the right to receive the cash payments from Parent referred to in the immediately preceding sentence; and
(d) Holdco shall assume the Warrant Agreement, and at the LCW Merger Effective Time, by virtue of the LCW Merger and the assumption of the Warrant Agreement by Holdco, and without any action on the part of any holder of Parent Warrants, each Parent Warrant outstanding immediately prior to the LCW Merger Effective Time will be assumed by Holdco, and, subject to the terms of the Warrant Agreement, thereafter be automatically and irrevocably be modified to provide that such Parent Warrant shall no longer entitle the holder thereof to purchase the number of Parent Ordinary Shares set forth therein and in substitution thereof such Parent Warrant shall entitle the holder thereof to acquire such number of shares Holdco Common Stock per Parent Warrant, subject to adjustments as provided in the Warrant Agreement, that such holder was entitled to acquire pursuant to the terms and conditions of the Warrant Agreement. The Parties shall cause the Warrant Agreement to be amended as of immediately prior to the LCW Merger Effective Time to the extent necessary to give effect to this Section 3.02(d), in a form reasonably satisfactory to the Parent and the Company, with the effect that the Parent Warrants outstanding immediately prior to the LCW Merger Effective Time will be exchanged for warrants to purchase shares of Holdco Common Stock (“Holdco Warrants”).
(e) The Company shall deliver to the Parent, at least five (5) Business Days prior to the Closing Date, a schedule (the “Payment Spreadsheet”) setting forth the allocation of the Merger Consideration among the Company Members. The Company acknowledges and agrees that the Payment Spreadsheet (a) is and will be in accordance with the Organizational Documents of the Company and applicable Law, (b) does and will set forth (i) the mailing addresses and email addresses, for each Company Member, (ii) the number and class of Company Units owned by each Company Member as of immediately prior to the Innventure Merger Effective Time, and (iii) the portion of the Merger Consideration allocated to each Company Member and holder of a Class B Preferred Warrant, and (c) is and will be accurate. Notwithstanding anything in this Agreement to the contrary, upon delivery, payment and issuance of the Merger Consideration on the Closing Date in accordance with the Payment Spreadsheet, the Parent and its Affiliates shall be deemed to have satisfied all obligations with respect to the payment of consideration under this Agreement (including with respect to the Merger Consideration), and none of them shall have (x) any further obligations to the Company, any Company Member or any other Person with respect to the payment of any consideration under this Agreement (including with respect to the Merger Consideration), or (y) any Liability with respect to the allocation of the consideration under this Agreement, and the Company hereby irrevocably waives and releases the Parent and its Affiliates (and, on and after the Closing, Holdco, the Company and its Affiliates) from all claims arising from or related to such Payment Spreadsheet and the allocation of the Merger Consideration among each Company Member as set forth in such Payment Spreadsheet.

(f) As part of the Merger Consideration, Company Members and holders of Class B Preferred Warrants shall have the right to receive the Earnout Shares, if earned, which shall be payable as follows (and allocated among the Company Members and holders of Class B Preferred Warrants], during the period that is six (6) months following the Closing, in accordance with the Payment Spreadsheet):
(i) The First Earnout Shares shall be payable upon achievement by Holdco of Milestone One.
(ii) The Second Earnout Shares shall payable upon achievement by Holdco of Milestone Two.
(iii) The Third Earnout Shares shall be payable upon achievement by Holdco of Milestone Three.
The Earnout Shares shall be adjusted as appropriate to reflect any stock splits, reverse stock splits, stock dividends, extraordinary cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change or transaction with respect to the shares of Holdco Common Stock occurring on or after the Closing. Milestones may be achieved at the same time or at different times.
(g) If any Milestone shall not be achieved by the seventh (7th) anniversary of the Closing, then the Earnout Shares associated with such Milestone shall no longer be payable and the obligations of Holdco to issue the Earnout Shares for such Milestone shall be terminated.
(h) During the period that is six (6) months following the Closing and prior to the seventh (7th) anniversary of the Closing, any Milestone which shall not yet have been achieved shall automatically be deemed to have occurred and all Earnout Shares associated with such Milestone shall be immediately due and payable by Holdco upon the occurrence of any of the following:
(i) There is a Change of Control; or
(ii) The VWAP of the Holdco Common Stock shall have exceeded $11.50 per share for at least twenty days in any immediately preceding thirty (30) day period.
(i) Upon the achievement of any Milestone, as determined by a committee of independent directors of the Post-Closing Holdco Board acting reasonably and in good faith shall determine if and when a Milestone has been achieved and, upon such achievement, Holdco shall deliver notice of such achievement to the Company Members eligible to receive Earnout Shares and Sponsor, a certificate, executed by an authorized officer of Holdco setting forth in reasonable detail, the basis for such achievement and thereafter cause its transfer agent to issue the applicable Earnout Shares.
Section 3.03 Treasury Stock. At the applicable Effective Time, if there are any Company Securities or Parent Securities that are owned by such entity as treasury shares or owned by any direct or indirect Subsidiary of either entity immediately prior to the applicable Effective Time, such Company Securities or Parent Securities and any certificates formerly representing any such Company Securities or Parent Securities (each, a “Certificate”) shall be canceled and shall cease to exist without any conversion thereof or payment therefor.
Section 3.04 Surrender of Securities and Disbursement of Merger Consideration.
(a) Prior to the Innventure Merger Effective Time, Holdco shall appoint American Stock Transfer & Trust Company, LLC, or another agent reasonably acceptable to Parent and the Company (the “Exchange Agent”), for the purpose of disbursing shares of Holdco Common Stock.
(b) At or prior to the Innventure Merger Effective Time, Holdco shall deposit, or cause to be deposited, with the Exchange Agent the Merger Consideration. At or prior to the LCW Merger Effective Time, Holdco shall deposit or cause to be deposited, with the Exchange Agent, shares of Holdco Common Stock to be exchanged for Parent Ordinary Shares (the “Exchange”).
(c) At or prior to the Innventure Merger Effective Time, Holdco shall send, or shall cause the Exchange Agent to send, to each Company Member evidenced by Certificates (the “Company Certificates”) or represented by book-entry (the “Book-Entry Shares”) and not held by The Depository Trust Company (“DTC”), a letter of transmittal for use in the Exchange, in a form to be mutually agreed upon by the Parties (the “Letter of Transmittal”) (which shall specify that the delivery of the exchanged shares of Holdco Common Stock shall be effected, and risk of loss and title shall pass, only upon proper delivery of a properly completed and duly executed Letter of Transmittal and appropriate Certificates, if any (or a Lost Certificate Affidavit)), to the Exchange Agent for use in the Exchange.

With respect to Book-Entry Shares, including Parent Ordinary Shares, held through the DTC, Holdco, Parent and the Company shall cooperate to establish procedures with the Exchange Agent and DTC to ensure that the Exchange Agent will transmit to DTC or its nominees as soon as reasonably practicable on or after the Closing Date, upon surrender of Book-Entry Shares held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures, the applicable shares of Holdco Common Stock to be exchanged for such Book-Entry Shares held through the DTC.
(d) Each Company Member shall be entitled to receive its share of the Merger Consideration in accordance with the Payment Spreadsheet in respect of the Company Units (other than Class PCTA Units and Class I Units) tendered for exchange, within 30 days after the Effective Time, but subject to the delivery to the Exchange Agent of the following items prior thereto (collectively, the “Transmittal Documents”): (i) the Company Certificate(s), if any, for its Company Units (or a Lost Certificate Affidavit), and/or a properly completed and duly executed Letter of Transmittal and (ii) such other documents as may be reasonably requested by the Exchange Agent or the Parent. Until so surrendered, each Company Certificate shall represent after the Effective Time for all purposes only the right to receive such portion of the Merger Consideration attributable to such Company Certificate.
(e) If any portion of the Merger Consideration is to be delivered or issued to a Person other than the Person in whose name the surrendered Company Certificate is registered immediately prior to the Effective Time, it shall be a condition to such delivery that: (i) the transfer of such Company Units shall have been permitted in accordance with the terms of the Company’s Organizational Documents and any stockholders agreement with respect to the Company, each as in effect immediately prior to the Innventure Merger Effective Time, (ii) such Company Certificate shall be properly endorsed or shall otherwise be in proper form for transfer, (iii) the recipient of such portion of the Merger Consideration, or the Person in whose name such portion of the Merger Consideration is delivered or issued, shall have already executed and delivered, if a Significant Company Holder, a counterpart to a Member Support Agreement, and (iv) the Person requesting such delivery shall pay to the Exchange Agent any transfer or other Taxes required as a result of such delivery to a Person other than the registered holder of such Company Certificate or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.
(f) Notwithstanding anything to the contrary contained herein, in the event that any Company Certificate shall have been lost, stolen or destroyed, in lieu of delivery of a Certificate to the Exchange Agent, the Company Member may instead deliver to the Exchange Agent an affidavit of lost certificate and indemnity of loss in form and substance reasonably acceptable to Holdco (a “Lost Certificate Affidavit”), which at the reasonable discretion of Holdco may include a requirement that the owner of such lost, stolen or destroyed Company Certificate deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Holdco, the Parent or the Company with respect to the Company Units represented by the Certificates alleged to have been lost, stolen or destroyed. Any Lost Certificate Affidavit properly delivered in accordance with this Section 3.04(f) shall be treated as a Company Certificate for all purposes of this Agreement.
(g) After the Innventure Merger Effective Time, there shall be no further registration of transfers of Company Units (other than Class PCTA Units and Class I Units) or Parent Ordinary Shares. If, after the Innventure Merger Effective Time, the Transmittal Documents are presented to Holdco, the Parent or the Exchange Agent, the Company Units and any Company Certificates representing such Company Units shall be canceled and exchanged for the applicable portion of the Merger Consideration, and in accordance with the procedures set forth in this Section 3.04. No dividends or other distributions declared or made after the date of this Agreement with respect to Holdco Common Stock with a record date after the Innventure Merger Effective Time will be paid to the holders of any Company Units or Parent Ordinary Shares that have not yet been surrendered or exchanged with respect to the Holdco Common Stock to be issued upon surrender thereof until the holders of record of such Company Units or Parent Ordinary Shares shall surrender such Company Units or Parent Ordinary Shares.
(h) All securities issued upon the surrender of Company Securities or Parent Securities in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Company Securities or Parent Securities. Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 3.04 that remains unclaimed by Company Members two (2) years after the Innventure Merger Effective Time shall be returned to Holdco, upon demand, and any such Company Member who has not exchanged its Company Units for the applicable portion of the Merger Consideration in accordance with this Section 3.04 prior to that time shall thereafter look only to Holdco for payment of the portion of the Merger Consideration in respect of such shares of Company Units without any interest thereon (but with any dividends paid with respect thereto). Notwithstanding the foregoing, none of Holdco, the Parent, the Company or any Party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.
(i) Notwithstanding anything to the contrary contained herein, no fraction of a share of Holdco Common Stock will be issued by virtue of the LCW Merger, the Innventure Merger or the transactions contemplated in connection with this Agreement, and each Person who would otherwise be entitled to a fraction of a share of Holdco Common Stock (after aggregating all fractional shares of Holdco Common Stock that otherwise would be received by such holder) shall instead have the number of shares of Holdco Common Stock issued to such Person rounded down in the aggregate to the nearest whole share of Holdco Common Stock.
Section 3.05 Treatment of Parent Warrants.
(a) At or prior to the LCW Merger Effective Time, by virtue of the LCW Merger and without any action on the part of any Party or any other Person, the Parent Warrants shall, if not previously exercised in accordance with their terms, pursuant to their terms, be converted into Holdco Warrants to acquire, subject to substantially the same terms and conditions as were applicable under the applicable Parent Warrant, the number of shares of Holdco Common Stock equal to the number of Parent Ordinary Shares for which such Parent Warrant shall have been exercisable.
(b) At the LCW Merger Effective Time, Holdco shall assume all obligations of the Parent under each Parent Warrant (if not previously exercised in accordance with its terms) and the agreements evidencing the grants thereof. As soon as practicable after the Effective Time, Holdco shall deliver to the holders of Holdco Warrants appropriate notices (the form and substance of which resolutions shall be subject to review and approval of Parent) setting forth such holders’ rights, and the agreements evidencing the grants of such Holdco Warrants shall continue in effect on the same terms and conditions.
Section 3.06 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest Surviving LCW Company and Surviving Innventure Company with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Parent, the officers and directors of Holdco, the Company, Parent, and the Merger Subs are fully authorized in the name of their respective corporations or otherwise to take, and will use their best efforts to take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.
Section 3.07 Amended Holdco Organizational Documents. Subject to obtaining the Parent Shareholder Approval, upon the Effective Time, Holdco shall amend and restate its Certificate of Incorporation and Bylaws in the forms attached as Exhibit B and Exhibit C hereto, respectively (such amended and restated Certificate of Incorporation, the “Amended Holdco Certificate of Incorporation”) to (i) provide that the name of Holdco shall be changed to “Innventure Inc.” or such other name as mutually agreed to by the Parties and (ii) provide for size and structure of Holdco’s board of directors immediately after the Closing (the “Post-Closing Holdco Board”) in accordance with Section 6.17.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as set forth in the disclosure letters dated as of the Signing Date delivered by the Company to the Parent (the “Company Disclosure Letter”), the Company represents and warrants to the Parent, as of the Signing Date and as of the Closing, as follows:
Section 4.01 Organization and Standing. The Company is a Delaware limited liability company duly formed, validly existing and in good standing under the Delaware Limited Liability Company Act. The Company has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where such failure to have all requisite power and authority would not, individually, or in the aggregate, be material to any of the Target Companies. Each Subsidiary of the Company is a corporation, limited liability company or other entity duly formed, validly existing and in good standing under the Laws of its jurisdiction of organization. Each Subsidiary of the Company has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except as would not be material to any of the Target Companies. Each Target Company is duly qualified or licensed in the jurisdiction in which it is formed or registered and in each other jurisdiction where it does business or operates to the extent that the character of the property owned, or leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not be material to such Target Company. The Company has provided to the Parent accurate and complete copies of the Target Companies’ Organizational Documents each as amended to date and as currently in effect. No Target Company is in violation of any provision of its Organizational Documents.
Section 4.02 Authorization; Binding Agreement. Subject to the consents and other approvals described in Section 4.05, the Company has all requisite power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or is required to be a party, to perform its obligations under this Agreement and each Ancillary Document and to consummate the Transactions. The execution, delivery and performance of this Agreement and each Ancillary Document to which the Company is or is required to be a party and the consummation of the Transactions: (a) have been duly and validly authorized by the Company Board in accordance with its Organizational Documents; and (b) no other proceedings on the part of the Company or its Subsidiaries are necessary to authorize the execution, delivery and performance of this Agreement and each Ancillary Document to which it is a party or to consummate the Transactions. This Agreement has been duly and validly executed and delivered by the Company, and assuming the due authorization, execution, delivery and performance of this Agreement by the Parent, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions. When delivered, each Ancillary Document to which the Company is or is required to be a party shall be duly and validly executed and delivered by the Company and, assuming the due authorization, execution, delivery and performance of such Ancillary Document, shall constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions. By resolutions duly adopted, the Company Board has: (i) determined that this Agreement and the Transactions, are advisable, fair to, and in the best interests of, the Company and its members; (ii) approved this Agreement and the Transactions; (iii) directed that this Agreement be submitted to its members for adoption; and (iv) recommended that its members adopt this Agreement.
Section 4.03 Capitalization.
(a) As of the Signing Date and immediately prior to the Merger, the Company is authorized to issue: (i) 10,975,000 Class A Units, of which 10,875,000 are issued and outstanding; (ii) 3,608,545 Class B Preferred Units, of which 2,954,965 are issued and outstanding; (iii) 2,600,000 Class B-1 Preferred Units, of which 342,608 are issued and outstanding; (iv) 1,585,125 Class C Units, of which 1,570,125 are issued and outstanding; (v) 3,982,675 Class PCTA Units, of which 3,982,675 are issued and outstanding; and (vi) 1,000,000 Class I Units, of which 1,000,000 are issued and outstanding. In addition, there are 119,288 issued and outstanding Class B Preferred Warrants. Set forth on Section 4.03(a) of the Company Disclosure Letter is a true, correct and complete list of each record holder of Company Units or any other Equity Securities of the Company, and the number of Company Units or such other Equity Securities held by each such holder as of the Signing Date. As of the Signing Date and immediately prior to the Merger, other than the Company Units and Equity Securities set forth on Section 4.03(a) and Section 4.03(b) of the Company Disclosure Letter, the Company does not have any other issued or outstanding membership interests or other equity interests.
(b) Section 4.03(b) of the Company Disclosure Letter sets forth, as of the Signing Date, with respect to each Class C Unit holder, (i) the name of such Class C Unit holder; (ii) the number of Class C Units held; (iii) the extent to which such Class C Units are vested to date; (iv) the grant date of each Class C Unit; (v) the distribution threshold applicable to such Class C Units; and (vi) whether the vesting of such Class C Units is subject to acceleration as a result of the consummation of the Transactions contemplated by this Agreement. All Class C Units have been issued in compliance with the applicable equity plan, operating agreement, award agreement, and applicable Laws. Each Class C Unit constitutes a “profits interest” within the meaning of IRS Revenue Procedure 93-27. Each Person who holds a Class C Unit has made a valid and timely election under Section 83(b) of the Code with respect to such Class C Units. For purposes of this Section 4.03(b), the term “Class C Unit” shall include the Class C Units and other units granted by the Company that is intended to constitute a “profits interest” within the meaning of IRS Revenue Procedure 93-27.
(c) Prior to giving effect to the Transactions but after giving effect to the Mergers, all of the Equity Securities of the Company will be owned by the Company Members and the other holders of other Equity Securities of the Company that are outstanding immediately prior to the Merger, free and clear of any Liens other than those Liens imposed under the Company Organizational Documents, applicable securities Laws or Permitted Liens. All of the issued and outstanding Equity Securities of the Company have been duly authorized and validly issued in accordance with applicable Laws and the Company’s Organizational Documents. The Company’s outstanding Equity Securities are not subject to, nor were they issued in violation of, any preemptive rights, rights of first refusal or similar rights. There are no preemptive rights, rights of first refusal or first offer, Contracts or restrictions to which the Company or, to the Company’s Knowledge, any of its members is a party or bound relating to any membership interests or other Equity Securities of the Company. There are no outstanding or authorized equity appreciation, equity or equity-linked awards, profits interests, phantom equity or similar rights with respect to the Company. There are no voting trusts, proxies, shareholder agreements or any other agreements or understandings with respect to the voting of the Company’s Equity Securities. There are no outstanding contractual obligations of any of the Target Companies to repurchase, redeem or otherwise acquire any equity interests or securities of such Target Company. No Target Company has granted any registration rights to any Person with respect to such Target Company’s Equity Securities. All of the Target Companies’ securities have been granted, offered, sold and issued in compliance with applicable securities Laws.
(d) Except as provided for in this Agreement, including the Merger, as a result of the consummation of the Transactions, no shares of capital stock, warrants, options, equity, equity-linked awards, profits interests, phantom equity or similar rights or other securities of the Target Companies are issuable. Except as provided for in this Agreement, as a result of the consummation of the Transactions, no rights in connection with any shares, warrants, options, equity, equity-linked awards, profits interests, phantom equity or similar rights or other securities of the Target Companies will accelerate or become vested, exercisable, convertible or otherwise triggered.
(e) There are no declared but unpaid dividends or distributions in respect of any Equity Securities of the Company. The Company has not made, declared, set aside, established a record date or paid any dividends or distributions.
Section 4.04 Subsidiaries and Investments. Section 4.04 of the Company Disclosure Letter sets forth the names of the Target Companies (other than the Company). Section 4.04 of the Company Disclosure Letter also sets forth, with respect to each such Person: (a) its jurisdiction of incorporation or organization; (b) all names other than its legal name under which such Person does business, as applicable; (c) its authorized shares or other Equity Securities (if applicable); and (d) the number of issued and outstanding shares or other Equity Securities of such Person and the record holders and beneficial owners of such shares or other Equity Securities. All of the outstanding Equity Securities of each such Person are duly authorized and validly issued, and, where such concepts are applicable, fully paid and non-assessable. All of the outstanding Equity Securities of each such Person were offered, sold and delivered in compliance with all applicable securities Laws, and owned by one or more of the Target Companies free and clear of all Liens and free of any other limitation other than those Liens imposed under such Subsidiaries’ Organizational Documents, applicable securities Laws or Permitted Liens.
Section 4.05 No Conflict; Governmental Consents and Filings.
(a) Except for the applicable requirements, if any, of the HSR Act and the Consents and other requirements set forth in Section 4.05(a) of the Company Disclosure Letter, the execution, delivery and performance by the Company of this Agreement and the other Ancillary Documents to which the Company is a party and the consummation by the Company of the Transactions does not and will not: (i) violate any provision of, or result in the breach of, any applicable Law to which any Target Company is subject or by which any property or asset of any Target Company is bound; (ii) conflict with or violate the Organizational Documents of any Target Company; (iii) violate any provision of or result in a breach, default or acceleration of, require a consent under, create any right to payment or any posting of collateral (or the right to require the posting of collateral), or trigger vesting or increase in the amount of any compensation or benefit payable under any covenants, conditions, or restrictions (the “CCRs”) affecting the Owned Real Property, Company Material Contract, or terminate or result in the termination of any CCRs, Company Material Contract or result in the creation of any Lien (other than a Permitted Lien) under any CCRs, Company Material Contract upon any of the properties or assets of any Target Company, or constitute an Event which, after notice or lapse of time or both, would result in any such violation, breach, default, acceleration, termination or creation of a Lien (other than a Permitted Lien); or (iv) result in a violation or revocation of any required Consents, except to the extent that the occurrence of any of the foregoing items set forth in clauses (i), (iii) or (iv) would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of the Company to consummate the Transactions or would not reasonably be expected to be material to any Target Company.

(b) Assuming the truth and completeness of the representations and warranties of the Parent contained in this Agreement, no Consent is required on the part of the Company with respect to the Company’s execution, delivery and performance of this Agreement, any of the other Ancillary Documents to which it is a party or the consummation by the Company of the Transactions, except for: (i) any Consents the absence of which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; (ii) compliance with any applicable requirements of the securities Laws; and (iii) compliance with the applicable requirements, if any, of the HSR Act.
Section 4.06 Financial Statements.
(a) The Company has provided to the Parent: (i) unaudited consolidated financial statements of the Target Companies (including, in each case, any related notes to such financial statements), consisting of the unaudited consolidated balance sheet and the related draft unaudited consolidated statements of operations, changes in members’ deficit and cash flows of the Target Companies as of and for the six-month period ending June 30, 2023 (the “Interim Company Financials”); and (ii) unaudited consolidated financial statements of the Target Companies (including, in each case, any related notes to such financial statements), consisting of the audited consolidated balance sheets of the Target Companies as of December 31, 2022 and December 31, 2021, and the related audited consolidated statements of operations, changes in members’ deficit and cash flows for the fiscal years then ended (the “Annual Company Financials” and, together with the Interim Company Financials, the “Company Financials”). The Company Financials were prepared in accordance with GAAP and were derived from and accurately reflect in all material respects the books and records of the Target Companies. Such books and records are, in all material respects, true, correct and complete and have been maintained in all material respects in accordance with commercially reasonable business practices and applicable legal requirements. The Company has no reason to believe that the Annual Company Financials will not be certified as audited by a PCAOB-qualified auditor in accordance with GAAP and PCAOB standards upon the filing of the initial Registration Statement in accordance with the terms set forth in this Agreement. When delivered, the Company Financials: (x) will have been prepared in all material respects in accordance with GAAP consistently applied throughout the periods covered by such Company Financials (except in the case of the Company Financials for the absence of footnote disclosures and other presentation items required for GAAP and for year-end adjustments that will not be material); (y) fairly present in all material respects the consolidated financial position, results of operations, changes in members’ equity (deficit) and cash flows of the Target Companies as of the dates and for the periods referred to in such Company Financials in conformity with GAAP (except in the case of the Company Financials for the absence of footnote disclosures and other presentation items required for GAAP and for year-end adjustments that will not be material); and (z) will have been derived from and accurately reflect in all material respects, the books and records of each of the Target Companies. No Target Company has ever been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.
(b) The Target Companies have established and maintain a system of internal controls and such internal controls that are designed to provide reasonable assurance that: (i) transactions are executed in all material respects in accordance with management’s authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for each Target Company’s assets; and (iii) to the extent required by applicable Law, material information relating to the Target Companies is made known to the Company’s principal executive officer and principal financial officer. To the extent required by applicable Law, such internal controls are sufficient in timely alerting the Company’s principal executive officer and principal financial officer to material information that would be required to be included in the Company Financials.
(c) No Target Company has identified in writing and none has received written notice from an independent auditor of: (i) any significant deficiency or material weakness in the system of internal controls utilized by the Target Companies; (ii) any Fraud that involves a Target Company’s management or other employees who have a significant role in the preparation of financial statements or the internal controls over financial reporting utilized by the Company; or (iii) any claim or allegation regarding any of the foregoing.
(d) There are no outstanding loans or other extensions of credit made by any Target Company to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.

Section 4.07 Undisclosed Liabilities. There is no material liability, debt, obligation, claim or judgment of any Target Company of a type required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP, except for liabilities, debts (including Indebtedness), obligations, claims or judgements: (a) provided for in, or otherwise reflected or reserved for on the Company Financials or disclosed in the notes to the Company Financials; (b) that have arisen since the date of the most recent balance sheet included in the Company Financials in the ordinary course of the operation of business of the Target Companies; or (c) arising under this Agreement or incurred in connection with the Transactions. None of the Target Companies are party to any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC).
Section 4.08 Absence of Certain Changes. Except for activities conducted in connection with this Agreement and the Transactions, since June 30, 2023 through the Signing Date: (a) there has not been any Company Material Adverse Effect; and (b) each Target Company (i) has conducted its business in the ordinary course of business, and (ii) has not taken any action or committed or agreed to take any action that, if taken after the Signing Date, would be prohibited by Section 6.02(b).
Section 4.09 Compliance with Laws. During the last three years, each Target Company has complied with, and is not currently in violation of, any applicable Law with respect to the conduct of its business, or the ownership or operation of its business except for failures to comply or violations which, individually or in the aggregate, have not been and would not reasonably be expected to be material to such Target Company. No written notice of violation or of non-compliance with any applicable Law has been received by any Target Company since its inception. To the Company’s Knowledge, no assertion or action of any violation or of non-compliance with any applicable Law is currently threatened against any Target Company.
Section 4.10 Company Permits. Each Target Company holds all Permits required to own, lease and operate its assets and properties and carry on its business as it is now being conducted (collectively, the “Company Permits”). Section 4.10 of the Company Disclosure Letter sets forth a true, correct and complete list of all Company Permits held by the Target Companies. To the Company’s Knowledge, each Company Permit is in full force and effect and will, upon its termination or expiration, be timely renewed or reissued upon terms and conditions substantially similar to its existing terms and conditions. There are no Legal Proceedings pending or, to the Company’s Knowledge, threatened, that seek the revocation, cancellation, limitation, suspension, restriction, adverse modification or termination of any Company Permit. No Target Company is in material default or violation of any Company Permit applicable to such Target Company. To the Company’s Knowledge, no event has occurred with respect to any of the Company Permits that permits, or after the giving of notice or lapse of time or both would permit, revocation, cancellation or termination of any Company Permit or would result in any other impairment of the rights of the holder of any Company Permit.
Section 4.11 Litigation. There are no, and for the past three years there have been no: (a) Legal Proceedings of any nature or, to the Company’s Knowledge, threatened, against any Target Company or any of its properties or assets, or any of the directors or officers of any Target Company with regard to their actions in such activities, in which the reasonably expected damages are in excess of $1,000,000, would reasonably be expected to result in an Order for specific performance, an injunction or other equitable relief or otherwise be material to any Target Company; (b) audits, examinations or investigations by any Governmental Authority or, to the Company’s Knowledge, any such audits, examinations or investigations pending or threatened, against any Target Company that, individually or in the aggregate, would reasonably be expected to be material to the Target Company; (c) pending or threatened Legal Proceedings by any Target Company against any third party that, individually or in the aggregate, would reasonably be expected to be material to such Target Company; (d) settlements or similar agreements that impose any material ongoing obligations or restrictions on any Target Company; and (e) Orders imposed or, to the Company’s Knowledge, threatened to be imposed upon any Target Company or any of their respective properties or assets, or any of the directors or officers of any Target Company with regard to their actions in such activities.
Section 4.12 Material Contracts.
(a) Section 4.12(a) of the Company Disclosure Letter sets forth a true, correct and complete list of all Contracts described in clauses (i) through (xx) below to which, as of the Signing Date, any Target Company is a party or by which any Target Company, or any of its properties or assets, are bound or affected (each Contract required to be set forth on Section 4.12(a) of the Company Disclosure Letter, a “Company Material Contract”). True, correct, complete copies of the Company Material Contracts, including amendments to such Company Material Contracts, have been delivered or made available to the Parent. The Company Material Contracts include:
(i) Each Contract that contains covenants that materially limit the ability of any Target Company (or purports to bind any Affiliate of any Target Company): (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product or solicit any employee or customer, including any covenants regarding non-competition, employee and customer non-solicitation, exclusivity, rights of first refusal or most-favored pricing; or (B) to purchase or acquire an interest in any other Person;
(ii) Each joint venture Contract, profit-sharing agreement, partnership, limited liability company agreement with a third party or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture;
(iii) All Contracts that involve any exchange-traded, over-the-counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or Contract based on any commodity, security, instrument, currency, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible;
(iv) All Contracts that involve the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or Equity Securities of any Target Company or another Person;
(v) Other than Contracts for the purchase or sale of inventory or supplies entered into in the ordinary course of business, each Contract for the acquisition of any Person or any business division of any Person or the disposition of any material assets of any of Target Company, whether by merger, purchase or sale of stock or assets or otherwise occurring in the last three years or relating to the pending or future acquisitions or dispositions;
(vi) Each obligation to make payments (including by issuance of securities), contingent or otherwise, arising out of the prior acquisition of the business, assets or stock of other Persons;
(vii) Each lease, rental agreement, installment and conditional sale agreement or other Contract that: (A) provides for the ownership of, leasing of, title to, use of, or any leasehold or other interest in any real or tangible Personal Property; and (B) involves aggregate payments in excess of $100,000 in any calendar year;
(viii) Other than purchase orders, invoices, statements of work and non-disclosure or similar agreements entered into in the ordinary course of business that do not contain any material terms relating to the underlying Contract, each Contract that, by its terms, individually or with all related Contracts, calls for aggregate payments, receipts or expenditures by the Target Companies under such Contract or Contracts of at least $200,000 per year or $1,000,000 in the aggregate (provided, that for purposes of Section  6.02(b)(xi), the foregoing amounts shall be deemed to be $500,000 per year or $2,500,000 in the aggregate);
(ix) Other than purchase orders, invoices, statements of work and non-disclosure or similar agreements entered into in the ordinary course of business that do not contain any material terms relating to the Contract underlying the applicable Top Customer or Top Supplier relationship, all Contracts with any Top Customer or Top Supplier;
(x) Each Contract that is a collective bargaining agreement or other Contract with any labor union, works council, labor organization or other employee representative body (each, a “Labor Agreement”);
(xi) All Contracts that obligate the Target Companies to provide continuing indemnification or a guarantee of obligations of a third party after the Signing Date;
(xii) Any Contract for the employment or engagement of any individual on a full-time, part-time, consulting or other basis (including directors, officers and independent contractors) (A) providing annual base compensation in excess of $250,000 or (B) restricting the Target Company’s ability to terminate the employment of any Person at any time without advance notice or the engagement of such service provider at any time, in each case, without paying or providing advance notice, severance, termination or other similar payments or benefits (other than amounts required to be paid or provided by applicable Law);
(xiii) Any Contract that is between any Target Company and any current or former director, officer, employee or other individual service provider of a Target Company that provides for change in control, retention or similar payments or benefits contingent upon, accelerated by or triggered by the consummation of the Transactions;
(xiv) Any Contract that obligates the Target Companies to make any capital commitment or expenditure (including pursuant to any joint venture);
(xv) All Contracts that relate to a material settlement entered into within three years prior to the Signing Date or under which any Target Company has outstanding non-monetary obligations (other than customary confidentiality obligations) or monetary obligations;
(xvi) All Contracts, including any grant or cooperative agreement, with any Governmental Authority, including any economic development corporation, to which any Target Company is a party that involve payments by such Target Company or funding from any Governmental Authority;
(xvii) Any Contract: (A) that contains any assignment or license of, or any covenant not to assert or enforce, any Owned Intellectual Property material to the business of any Target Company; (B) pursuant to which any Owned Intellectual Property material to the business of any Target Company is or was developed by, with or for any Target Company; or (C) pursuant to which any of the Target Companies either: (1) grants to a third Person (I) a license, immunity or other right in or to any Owned Intellectual Property material to the business of any Target Company or (II) an exclusive license, immunity or other right in or to any Owned Intellectual Property; or (2) is granted by a third Person a license, immunity or other right in or to any Intellectual Property or IT Assets material to the business of any Target Company. Notwithstanding the foregoing, none of the following will be required to be set forth on Section 4.12(a)(xvii) of the Company Disclosure Letter but will constitute Company Material Contracts if they otherwise qualify: (w) non-exclusive licenses of Owned Intellectual Property granted to suppliers, customers or end users in the ordinary course of business; (x) licenses of Open Source Software; (y) licenses of Off-the-Shelf Software; and (z) invention assignment and confidentiality agreements with employees and contractors on standard forms made available to the Parent and without any material deviations or exceptions;
(xviii) All Contracts involving transactions with an Affiliate or consultant of any Target Company (other than employment agreements, employee confidentiality and invention assignment agreements, equity or incentive equity documents and Organizational Documents);
(xix) All broker, distributor, agency, sales promotion, market research, marketing consulting and advertising Contracts or arrangements that are material to the business of the Target Companies; and
(xx) Each other Contract that will be required to be filed with the Registration Statement under applicable SEC requirements or would otherwise be required to be filed by the Company as an exhibit for a Form S-1 pursuant to Items 601(b)(1), (2), (4), (9) or (10) of Regulation S-K under the Securities Act as if the Company was the registrant.
(b) Each Company Material Contract is valid, binding and enforceable in all respects against the Target Company party and, to the Company’s Knowledge, each other party to such Company Material Contract, subject to the Enforceability Exceptions. Each Company Material Contract is in full force and effect in accordance with its terms (except, in each case, as such enforcement may be limited by the Enforceability Exceptions and except for Company Material Contracts that expire in accordance with their terms). Except as would not reasonably be expected to be material to any Target Company that is a party to the Company Material Contract with respect to each Company Material Contract: (i) no Target Company is in breach of or default under any Company Material Contract, and, to the Company’s Knowledge, no Event has occurred that with the passage of time or giving of notice or both would constitute a material breach by any Target Company of, default under, or permit termination or acceleration by the other party to, any such Company Material Contract; (ii) no party to any Company Material Contract has given any written notice of any such breach, default or event described in clause (i); and (iii) no Target Company has received written or, to the Company’s Knowledge, oral notice of an intention by any party to any such Company Material Contract that provides for a continuing obligation by any party to such Company Material Contract to terminate such Company Material Contract or amend the terms of such Company Material Contract, other than modifications in the ordinary course of business that do not adversely affect any Target Company in any material respect.
Section 4.13 Intellectual Property.
(a) Section 4.13(a) of the Company Disclosure Letter sets forth, as of the Signing Date, an accurate list of each U.S. and foreign registered (i) Patent, (ii) Trademark, (iii) Copyright or (iv) Internet domain name and applications owned or licensed by a Target Company or otherwise used or held for use by a Target Company in which a Target Company is the owner, applicant or assignee as of the Signing Date (collectively, the “Company Registered IP”), specifying as to each of (i)-(iv), as applicable, the record owner (and beneficial owner, if different), the jurisdiction by or in which it has been issued, registered, or filed, the registration or application serial number, the issue, registration and/or filing date, and the current status. Each item of Company Registered IP is valid (except for any pending applications included therein, which are, to the Company’s Knowledge, valid), and to the Company’s Knowledge, subsisting and enforceable and have not expired or been cancelled, abandoned or otherwise terminated, and payment of all renewal and maintenance fees and expenses in respect thereof, and all filings related thereto, have been duly made. For each issued Patent included in the Company Registered IP, the Target Companies have obtained valid invention assignments from each inventor. For each Patent application included in the Company Registered IP, the Target Companies have obtained or will obtain (as applicable) valid invention assignments from each inventor. Each Target Company owns, free and clear of all Liens (other than Permitted Liens), has valid and enforceable rights, and has the right to use, sell, license, transfer or assign, all Intellectual Property currently used, licensed or held for use by such Target Company (it being understood that this Section  4.13(a) is not a representation or warranty with respect to non-infringement of third-party Intellectual Property). All Intellectual Property used in or necessary to the conduct of each of the Target Companies’ businesses shall be owned or available for use by the Parent immediately after the Closing on terms and conditions identical in all material respects to those under which the Target Companies owned or used such Intellectual Property immediately prior to the Closing.
(b) Each Target Company has a valid and enforceable written license or other valid right to use all other material Company IP, including Intellectual Property that is the subject of the material Company IP Licenses applicable to such Target Company. The Company IP Licenses include all of the licenses, sublicenses and other agreements or permissions necessary to operate the Target Companies as presently conducted in all material respects. No Target Company is, nor, to the Company’s Knowledge, is any other party to any material Company IP Licenses, in breach or default under any material Company IP Licenses, nor has any Event occurred that with notice or lapse of time or both would constitute a default under any material Company IP Licenses.
(c) Each Target Company has performed all material obligations imposed on it in each license, sublicense and other agreement under which a Target Company is the licensor (each, an “Outbound IP License”). No Target Company is, nor, to the Company’s Knowledge, is any other party to an Outbound IP License, in material breach or material default under an Outbound IP License. To the Company’s Knowledge, no Event has occurred that with or without notice or lapse of time would constitute a material default under any Outbound IP License.
(d) No Legal Proceeding is pending nor, to the Company’s Knowledge, threatened in writing in the past three years against a Target Company alleging that a Target Company has infringed, misappropriated or violated the Intellectual Property of any other Person or challenging the validity, enforceability, ownership, or right to use, sell, license or sublicense any Company IP. There are no Orders to which any Target Company is a party or is otherwise bound that: (i) restrict the rights of a Target Company to use, transfer, license or enforce any Intellectual Property owned by a Target Company; (ii) restrict the conduct of the business of a Target Company in order to accommodate a third Person’s Intellectual Property; or (iii) other than the Outbound IP Licenses, grant any third Person any right with respect to any Intellectual Property owned by a Target Company. No Target Company is currently infringing, or has, during the past three years, infringed, misappropriated or violated any Intellectual Property of any other Person in connection with the ownership, use or license of any Owned Intellectual Property or otherwise in connection with the conduct of the respective businesses of the Target Companies. Except as set forth in Section 4.13(d) of the Company Disclosure Letter, to the Company’s Knowledge, no third party is currently, or in the past three years has been, infringing upon, misappropriating or otherwise violating any Company IP.

(e) No current or former officers, employees or independent contractors of a Target Company has any ownership interest or other rights in any Owned Intellectual Property (other than the right to use such Owned Intellectual Property in the performance of their activities for the Target Company pursuant to a Contract with a Target Company). No Person has claimed or asserted in writing any ownership interest or other rights in or to any Owned Intellectual Property. To the Company’s Knowledge, there has been no violation of a Target Company’s policies or practices related to protection of Company IP or any confidentiality or non-disclosure Contract relating to the Intellectual Property owned by a Target Company. To the Company’s Knowledge, none of the employees of any Target Company is obligated under any Contract, or subject to any Order, which would materially interfere with the use of such employee’s reasonable efforts to promote the interests of the Target Companies or that would materially conflict with the business of any Target Company as presently conducted or contemplated to be conducted. Each Target Company has taken and currently takes reasonable best efforts and security measures to preserve, maintain and protect all Owned Intellectual Property, including measures to protect the secrecy and confidentiality and value of the Company IP. All Persons who have participated in or contributed to the creation or development of any material Owned Intellectual Property have executed written agreements pursuant to which all of such Person’s right, title and interest in and to any such material Owned Intellectual Property has been assigned to the Target Companies except to the extent vested in the Target Companies by operation of Law.
(f) Each Target Company is in all material respects in compliance with all licenses governing any Open Source Software that is incorporated (either directly by any Target Company, or indirectly, by the incorporation of third-party Software that itself incorporates Open Source Software) into, used, intermingled or bundled with any Owned Intellectual Property. No Open Source Software is or has been included, incorporated or embedded in, linked to, combined, made available or distributed with, or used in the development, operation, delivery or provision of any material Company Software in a manner that requires any Target Company to: (i) disclose, distribute, license or otherwise make available to any Person (including the open source community) any source code to such material Company Software; (ii) license any such material Company Software or other material Owned Intellectual Property for making modifications or derivative works; (iii) disclose, distribute, license or otherwise make available to any Person any such material Company Software or other material Owned Intellectual Property for no or nominal charge; or (iv) grant a license to, or refrain from asserting or enforcing any of, its Patents constituting material Owned Intellectual Property (each of clauses (i)  – (iv), a “Copyright Action”).
(g) None of the Target Companies has licensed or provided to any Person, or allowed any Person to access or use, any source code for any Company Software, other than employees and contractors that have confidentiality obligations to the Target Companies with respect to such source code. No source code for any Company Software is in escrow and no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or reasonably could be expected to, result in the delivery, license or disclosure of any such source code to any Person after the Closing.
(h) No Target Company used any government funding, nor any facilities of a university, college, other educational institution, or similar institution, or research center in the development of any Owned Intellectual Property. No Governmental Authority has any: (i) ownership interest or exclusive license in or to any Owned Intellectual Property; (ii) “unlimited rights” (as defined in 48 C.F.R. § 52.227-14 and in 48 C.F.R. § 252.227-7013(a)) in or to any of the Software; or (iii) “march in rights” (pursuant to 35 U.S.C. § 203) in or to any Patents constituting Owned Intellectual Property.
(i) To the Company’s Knowledge, no Person has obtained unauthorized access to information and data (including personally identifiable information) in the possession of a Target Company or in their control, or otherwise held or processed on their behalf during the last three years. There has been no loss, damage, disclosure, use, breach of security, or other material compromise of the security, confidentiality or integrity of such information or data. To the Company’s Knowledge, except as would not, individually or in the aggregate, reasonably be expected to be material to the Target Companies, during the last three years, no Target Company has experienced any material information security incident that has compromised the integrity or availability of the information technology, operational technology or software applications the Target Companies own, operate, or outsource, or the information or data thereon. No written material complaint relating to any improper use or disclosure of, or a breach in the security of, any such information or data or relating to any information security-related incident has been received by a Target Company. During the last three years, no Target Company has been required by applicable Law, regulation or contract to notify, any person or entity of any personal data or information security-related incident. Each Target Company has complied in all material respects with all applicable Laws and Contract requirements relating to privacy, personal data protection, cybersecurity and the collection, processing and use of personal information. Each Target Company has taken reasonable actions designed to implement adequate policies and further taken commercially reasonable steps regarding security regarding: (i) the collection, use, disclosure, retention, processing, transfer, confidentiality, integrity, and availability of data (including personally identifiable information) and business proprietary or sensitive information, in its possession or control, or held or processed on its behalf; and (ii) the integrity and availability of the information technology, operational technology and software applications the Target Company owns, operates or outsources. To the Company’s Knowledge, the IT Assets do not contain and have not been affected by any malware, viruses, malicious code, “worms,” “Trojan horses,” “back doors,” or other vulnerabilities or unauthorized tools or scripts that have or would reasonably be expected to adversely impact the confidentiality, integrity and availability of the information technology and operational technology systems and software applications. The IT Assets operate and perform as required by the Target Companies for the operation of its business as currently conducted and have been properly maintained, in all material respects, in accordance with prudent industry standards, to ensure proper operation, monitoring, and use. During the past three years, none of the Target Companies has experienced a material outage of the IT Assets where such effects on the IT Assets have not been materially cured.
Section 4.14 Taxes and Returns.
(a) Each Target Company: (i) has timely filed, or caused to be timely filed, all Income Tax and other material Tax Returns required to be filed by it (taking into account all valid extensions of time to file), and all such Tax Returns are accurate and complete in all material respects; and (ii) has timely paid, collected, withheld or remitted, or caused to be timely paid, collected, withheld or remitted, all Income Taxes and other material Taxes required to be paid, collected, withheld or remitted, whether or not such Taxes are shown as due and payable on any Tax Return.
(b) There is no Legal Proceeding currently pending or, to the Company’s Knowledge, threatened against a Target Company by a Governmental Authority in a jurisdiction where the Target Company does not file Tax Returns that it is or may be subject to Tax or required to file a Tax Return in that jurisdiction.
(c) There are no audits, examinations, investigations or other proceedings pending against any Target Company in respect of any Tax. The Target Companies have not been notified in writing of any proposed Tax claims or assessments against any of them.
(d) There are no Liens with respect to any Taxes upon any Target Company’s assets, other than Permitted Liens.
(e) No Target Company has requested or consented to any waivers or extensions of any applicable statute of limitations for the collection or assessment of any Taxes, which waiver or extension (or request for such waiver or extension) is outstanding or pending.
(f) No Target Company will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion of any taxable period) beginning after the Closing Date, as a result of: (i) an installment sale or open transaction disposition that occurred on or prior to the Closing Date; (ii) any change in method of accounting on or prior to the Closing Date, including by reason of the application of Section 481 of the Code (or any analogous provision of state, local or foreign Law) or the use of an improper method of accounting on or prior to the Closing Date; (iii) any prepaid amounts received or deferred revenue realized or received on or prior to the Closing Date; (iv) any intercompany transaction described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Law); or (v) any “closing agreement” pursuant to Section 7121 of the Code or any similar agreement or arrangement with a Governmental Authority relating to Taxes.
(g) No Target Company has participated in or been a party to, or sold, distributed or otherwise promoted, any “reportable transaction,” as defined in Treasury Regulations Section 1.6011-4 (or any similar or corresponding provision of state, local or foreign Law).
(h) No Target Company has been a member of an affiliated, combined, consolidated, unitary or other group for Tax purposes (other than a group the common parent of which is the Company). No Target Company has any Liability or potential Liability for the Taxes of another Person (other than another Target Company):

(i) under any applicable Tax Law; (ii) as a transferee or successor; or (iii) by Contract, indemnity or otherwise (excluding customary commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes). No Target Company is a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice (excluding agreements solely among the Target Companies and customary commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) with respect to Taxes (including advance pricing agreements, closing agreements or other agreements relating to Taxes with any Governmental Authority) that will be binding on any Target Company with respect to any period (or portion of any period) following the Closing Date.
(i) Since its formation, the Company is, and has at all times been classified as either an entity disregarded as separate from its owner or a partnership for U.S. federal income tax purposes. The U.S. federal income tax classification of each of the Company’s Subsidiaries is as set forth on Section 4.14 of the Company Disclosure Letter.
(j) No election has been made under Treasury Regulations Section 301.9100-22 (or any similar provision of state, local or foreign Law) with respect to any Target Company.
(k) No “section 197 intangible” (within the meaning of Section 197 of the Code) of any Target Company existing as of the end of the day on the Closing Date will be excluded from the term “amortizable section 197 intangible” pursuant to Section 197(f)(9) of the Code and Treasury Regulations Section 1.197-2(h).
(l) No Target Company has ever owned (directly or indirectly): (i) any interest in a “controlled foreign corporation” (within the meaning of Section 957 of the Code); or (ii) any interest in a “passive foreign investment company” (within the meaning of Section 1297 of the Code).
(m) No Target Company has a permanent establishment, office or a fixed place of business in any country other than its jurisdiction of formation. No Target Company is engaged in a trade or business in any country other than its jurisdiction of formation that subjected it to Tax or a requirement to file a Tax Return in such country.
(n) No Target Company has made an election to defer the payment of any “applicable employment taxes” (as defined in Section 2302(d)(1) of the CARES Act) pursuant to Section 2302 of the CARES Act that remains outstanding. No Target Company has made any such deferral or election pursuant to the presidential memorandum regarding Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster signed on August 8, 2020 that remains outstanding.
(o) No Target Company has taken, permitted, or agreed to take any action, and does not intend to or plan to take any action, or has any knowledge of any fact or circumstance that could reasonably be expected to prevent the transactions contemplated by this Agreement from qualifying for the Intended Tax Treatment.
(p) All amounts required by Tax Laws to have been withheld and paid to a Governmental Authority by a Target Company in connection with amounts paid or owing to any current or former employee, independent contractor, or consultant have been so withheld and paid or set aside in an account for such purpose in compliance with applicable Tax Laws.
(q) The Company does not have any plan or intention to engage in any transaction or make any election that would result in a liquidation of Parent for U.S. federal income tax purposes.
(r) The Company intends that any cash remaining in the Trust Account after the Redemption contemplated by this Agreement shall be loaned by Parent to the Company to use in the Company’s business within the meaning of Treasury Regulations Section 1.368-1(d).
Section 4.15 Real Property.
(a) Section 4.15(a) of the Company Disclosure Letter sets forth the address of all land owned in fee simple by the Target Companies (collectively, the “Owned Real Property”). With respect to each Owned Real Property: (i) the Target Company that owns such Owned Real Property has good and marketable title to such Owned Real Property, free and clear of all liens and encumbrances, except Permitted Liens; (ii) the Target Company that owns such Owned Real Property has not leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion of such Owned Real Property; and (iii) other than the right of the Parent pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion of such Owned Real Property or interest in such Owned Real Property. All buildings, structures, improvements and fixtures located on the Owned Real Property are in good condition and repair (normal wear and tear and asset retirement excepted) and sufficient for the operation of the business of the Target Companies. The Owned Real Property is in material compliance with all applicable CCRs and other similar matters affecting title to such Owned Real Property. The Target Companies’ planned development of such Owned Real Property for the operation of the businesses of the Target Companies is in compliance with all zoning and other land use Laws in all material respects. Except as set forth on Section 4.15(a) of the Company Disclosure Letter, no Target Company is party to any agreement or option to purchase any real property or interest in such real property.
(b) Section 4.15(b) of the Company Disclosure Letter contains a true, correct and complete list as of the Signing Date of: (i) the street address of all premises currently leased or subleased or licensed or otherwise used or occupied by a Target Company for the operation of the business of such Target Company (collectively, the “Leased Real Property”); and (ii) all current leases, lease guarantees, agreements and documents related to such Leased Real Property, including all amendments, terminations and modifications or waivers of such current leases, lease guarantees, agreements and documents related to such Leased Real Property (collectively, the “Company Real Property Leases”). The Target Companies have delivered to the Parent a true and complete copy of each Company Real Property Lease document. Each Company Real Property Lease is valid, binding and enforceable in all respects against the Target Company party to such Company Real Property Lease. To the Company’s Knowledge, each Company Real Property Lease is valid, binding and enforceable in all respects against each other party to such Company Real Property Lease, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions). With respect to each Company Real Property Lease: (A) no Target Company is in breach of, or default under, any Company Real Property Lease, and, to the Company’s Knowledge, no Event has occurred and no circumstance exists that, if not remedied, whether with or without notice or the passage of time or both, would result in such a breach or default, or permit the termination, modification or acceleration of rent under such Company Real Property Lease, except for any such breach or default as would not, individually or in the aggregate, reasonably be expected to be material to such Target Company; (B) no Target Companies’ possession and quiet enjoyment of the Leased Real Property under such Company Real Property Leases has been disturbed; (C) no material disputes with respect to such Company Real Property Lease have arisen; (D) no Target Company has exercised, nor has any Target Company received written notice of any other parties’ exercise of, any termination rights with respect to any Company Real Property Lease; (E) no Target Company has subleased, licensed or otherwise granted any Person the right to use or occupy any of the Leased Real Property or any portion of such Leased Real Property; and (F) no Target Company has collaterally assigned or granted any other security interests in any Leased Real Property.
Section 4.16 Personal Property. The Target Companies own and have good and marketable title to, or a valid leasehold interest in or right to use, their respective material tangible and intangible assets and Personal Property, free and clear of all Liens other than: (a) Permitted Liens; and (b) the rights of lessors under any leases. The material tangible and intangible assets and Personal Property of the Target Companies: (i) constitute all of the assets, rights and properties that are necessary for the operation of the businesses of the Target Companies as they are now conducted; (ii) taken together, are adequate and sufficient for the operation of the businesses of the Target Companies as currently conducted; (iii) have been maintained in accordance with generally accepted industry practice; and (iv) are in good working order and condition, except for ordinary wear and tear and, in each case, as would not, individually or in the aggregate, reasonably be expected to be material to the business of any Target Company.
Section 4.17 Employee Matters.
(a) The Target Companies are not and have never been a party to, or bound by, any Labor Agreement. No employees of the Target Companies are represented by any labor union, works council, or other labor organization (“Labor Union”) with respect to their employment with the Target Companies, and none is being negotiated. To the Company’s Knowledge, in the past three years, there have been no activities or proceedings of any Labor Union or other party to organize or represent such employees. In the past three years, there has not occurred or, to the Company’s Knowledge, been threatened any unfair labor practice charge, labor arbitration, labor grievance, strike, slow-down, lockout, picketing, work-stoppage, or other similar labor activity or dispute against the Target Companies. Section 4.17(a) of the Company Disclosure Letter sets forth all unresolved labor controversies (including unresolved grievances and age or other discrimination claims), if any, that are pending or, to the Company’s Knowledge, threatened between the Target Companies and Persons employed by or providing services as independent contractors to the Target Companies. With respect to the Transactions, the Target Companies have satisfied in all material respects any notice, consultation or bargaining obligations owed to their employees or their employees’ representatives under applicable Law or Labor Agreement.
(b) The Target Companies are and have been in compliance in all material respects with all applicable Laws respecting labor, employment and employment practices. Such compliance in all material respects includes all Laws respecting terms and conditions of employment, health and safety and wages and hours (including the classification of independent contractors and exempt and non-exempt employees), discrimination, retaliation, harassment, disability rights and benefits, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration (including the completion and retention of Forms I-9 for all employees and the proper verification of employee work authorizations), plant closures and layoffs (including the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Laws (“WARN Act”)), employee trainings and notices, labor relations, employee leave issues, COVID-19, affirmative action, unemployment insurance, workers’ compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave and employee terminations. There are no Legal Proceedings pending or, to the Company’s Knowledge, threatened against the Target Companies brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Governmental Authority, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.
(c) Except as would not result in a material liability for any Target Company, the Target Companies have fully and timely paid all wages, salaries, wage premiums, commissions, bonuses, severance and termination payments, fees, and other compensation that have come due and payable to their current or former employees and independent contractors under applicable Law, Contract or company policy.
(d) In the past three years, the Target Companies have not engaged in layoffs, furloughs or employment terminations sufficient to trigger application of the WARN Act. The Target Companies have not engaged in layoffs or furloughs or effected any broad-based salary or other compensation or benefits reductions, in each case, whether temporary or permanent, in the three years prior to the Signing Date.
(e) In the past three years: (i) no allegations of sexual harassment or sexual misconduct have been made, or, to the Company’s Knowledge, threatened to be made against or involving any current or former officer, director or other employee at the level of Vice President or above by any current or former officer, employee or individual service provider of any Target Company; (ii) no Target Company has entered into any settlement agreements resolving, in whole or in part, allegations of sexual harassment or sexual misconduct by any current or former officer, director or other employee; and (iii) the Target Companies have reasonably investigated all sexual harassment, or other discrimination, retaliation or policy violation allegations of which any of them is aware. With respect to each such allegation with potential merit, the Target Companies have taken corrective action that is reasonably calculated to prevent further improper action. The Target Companies do not reasonably expect any material Liabilities with respect to any such allegations.
(f) The Target Companies have provided to Parent true and correct copies of all employee manuals and handbooks, disclosure materials, policy statements, and other materials relating to the employment of the employees of each of the Target Companies.
Section 4.18 Benefit Plans.
(a) Set forth on Section 4.18(a) of the Company Disclosure Letter is a true and complete list of each material Company Benefit Plan, excluding any Company Benefit Plan that is an employment offer letter or individual independent contractor or consultant agreement that (i) is pursuant to a form set forth in Section 4.18(a) of the Company Disclosure Letter; (ii) is terminable without notice and without Liability to any of the Target Companies; and (iii) does not provide for severance or any payment or benefit that is not otherwise set forth in the applicable form set forth in Section 4.18(a). Each Company Benefit Plan is exclusive to the Target Companies, and no Company Benefit Plan covers or provides benefits to any Person who is not a current or former employee of the Target Companies (or an eligible dependent of such current or former employee). With respect to each Company Benefit Plan, all contributions and other payments that have become due have been timely made or paid or, to the extent not yet due, are properly accrued in accordance with GAAP and past practice on the Company Financials.
(b) Each Company Benefit Plan is and has been established, operated, administered, maintained, and funded at all times in compliance with its terms and all applicable Laws in all material respects, including ERISA and the Code. Each Company Benefit Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code: (i) has received a favorable determination letter from the IRS to be so qualified (or is based on a prototype plan or volume submitter plan which has received a favorable opinion or advisory letter upon which the Target Company is entitled to rely); or (ii) the Target Company has requested an initial favorable IRS determination of qualification or exemption within the period permitted by applicable Law. No event has occurred or circumstance exists that would reasonably be expected to adversely affect the qualified status of such Company Benefit Plans or the exempt status of such trusts. Nothing has occurred that has subjected or would reasonably be expected to subject the Target Companies to any Liability on account of (i) a penalty under Section 502 of ERISA; (ii) a Tax penalty under Chapter 43 of the Code; or (iii) a breach of fiduciary duties.
(c) With respect to each Company Benefit Plan required to be listed on Section 4.18(a) of the Company Disclosure Letter, the Company has provided to the Parent accurate and complete copies, if applicable, of: (i) all Company Benefit Plan documents (including any amendments, modifications or supplements) or, for any unwritten Company Benefit Plan, a written summary of the material terms of such unwritten Company Benefit Plan; (ii) all trust agreements and other funding arrangements, insurance policies (including any stop loss insurance policies), and Contracts; (iii) the most recent summary plan descriptions and each summary of material modifications to such plan descriptions; (iv) the most recent Form 5500, if applicable, and annual report, including all schedules; (v) the most recent annual and periodic accounting of plan assets; (vi) the most recent determination, opinion or advisory letter received from the IRS; (vii) the most recent actuarial valuation; and (viii) all non-routine communications with any Governmental Authority within the last three years.
(d) No Legal Proceeding or claim is pending, or to the Company’s Knowledge, threatened (other than routine claims for benefits arising in the ordinary course of administration and administrative appeals of denied claims) against or relating to any Company Benefit Plan or the assets of any Company Benefit Plan and no Company Benefit Plan is the subject of an examination or audit by a Governmental Authority, and no such examination or audit has been threatened. No Company Benefit Plan is, and the Target Companies are not with respect to any Company Benefit Plan, the subject of an application or filing under or a participant in an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority, and no circumstances exist pursuant to which any Company Benefit Plan would have any cause or reason to make such an application or filing or otherwise participate in any such program. There has been no non-exempt “prohibited transaction,” as defined in Section 406 of ERISA or Section 4975 of the Code, or breach of fiduciary duty with respect to any Company Benefit Plan. No Target Company has incurred (whether or not assessed), or would reasonably be expected to incur or be subject to, any Tax or penalty under Sections 4980B, 4980D, 4980H, 6721 or 6722 of the Code or similar state law, and no circumstances exist or events have occurred that could reasonably be expected to result in the imposition of any such Taxes or penalties.
(e) None of the Target Companies nor any ERISA Affiliate has ever sponsored, maintained, contributed to, had an obligation to contribute to or has ever had any Liability or obligation under or with respect to, and no Company Benefit Plan is: (i) a “defined benefit plan” (as defined in Section 3(35) of ERISA); (ii) a plan that is or was subject to Section 302 or Title IV of ERISA or Sections 412 or 430 of the Code; (iii) a “multiemployer plan” (as defined in Section 3(37) of ERISA); (iv) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); (v) or a “multiple employer plan” (as described in Section 413(c) of the Code or Section 210 of ERISA). None of the Target Companies has incurred any Liability or otherwise would reasonably be expected to have any Liability, contingent or otherwise, under Title IV of ERISA or as a consequence of at any time being considered a single employer under Section 414 of the Code with any other Person.
(f) Neither the execution of this Agreement nor the consummation of the Transactions will, either alone or in connection with another event or events: (i) entitle any current or former employee, officer or other individual service provider of the Target Companies to any severance pay or increase in severance pay or to any other compensation or benefits; (ii) accelerate the time of payment, funding or vesting (including under any equity or equity-based award), or increase the amount of, compensation or benefits due to any employee, officer or other individual service provider of the Target Companies; (iii) directly or indirectly cause the Target Companies to transfer or set aside any assets to fund any compensation or benefits under any Company Benefit Plan; (iv) otherwise give rise to any liability under any Company Benefit Plan; (v) limit or restrict the right of the Target Companies to merge, amend or terminate any Company Benefit Plan; or (vi) result in any “excess parachute payment” under Section 280G of the Code.
(g) No Company Benefit Plan provides for a Tax gross-up, make whole or similar payment with respect to the Taxes imposed under Sections 409A or 4999 of the Code.
(h) Except to the extent required by Section 4980B of the Code or similar state Law, none of the Target Companies has any Liability to provide, and no Company Benefit Plan provides, health or welfare benefits to any former or retired employee and are not obligated to provide such benefits to any active employee or any other Person following such employee’s retirement or other termination of employment or service. The Target Companies do not have any material Liability on account of a violation of the continuation coverage requirements under COBRA. Each Target Company has materially complied with the applicable provisions of the Patient Protection and Affordable Care Act of 2010, as amended, and the Health Care and Education Reconciliation Act of 2010, as amended.
(i) Each Company Benefit Plan that is subject to Section 409A of the Code has been administered in compliance, and is in documentary compliance, in each case in all material respects with the applicable provisions of Section 409A of the Code, the regulations under the Code and other official guidance issued under the Code. No amounts paid or payable by any of the Target Companies are subject to any Tax or penalty imposed under Section 457A of the Code. The Target Companies have not stated any intention, nor do they have any legally binding plan or commitment, to create any additional Company Benefit Plan or to modify or change any existing Company Benefit Plan, except as may be required by applicable Law.
(j) Each Company Benefit Plan maintained on behalf of current or former directors, officers, managers, employees or other service providers who reside or work primarily outside of the United States (each, a “Foreign Plan”) and who are required by any applicable Law to be registered or approved by a Governmental Authority has been so registered or approved and has been maintained in all material respects in good standing with the applicable Governmental Authority. Each Foreign Plan required under any applicable Law to be funded, is either: (i) funded in all material respects in accordance with such Law to an extent sufficient to provide for accrued benefit obligations with respect to all affected employees; or (ii) is fully insured, in each case based upon generally accepted local accounting and actuarial practices and procedures. None of the Transactions will, or would reasonably be expected to, cause such funding or insurance obligations to be materially less than such benefit obligations. No Foreign Plan is a “defined benefit plan” (as defined in ERISA, whether or not subject to ERISA), seniority premium, termination indemnity, gratuity or similar plan or arrangement. No unfunded or underfunded Liabilities exist with respect to any Foreign Plan.
Section 4.19 Environmental Matters.
(a) Each Target Company is, and for the past three years has been, in compliance in all material respects with all applicable Environmental Laws, including by obtaining and maintaining all Permits required under applicable Environmental Laws (collectively, the “Environmental Permits”).
(b) No Legal Proceeding is pending or, to the Company’s Knowledge, threatened against any Target Company alleging any material violation, material non-compliance with, or material Liability, under Environmental Laws. To the Company’s Knowledge, there are no facts or circumstances that could reasonably be expected to form the basis of such a Legal Proceeding.
(c) As of the Signing Date, no Target Company has received any written notice, report or other information from any Person of, or is the subject of any outstanding Order of any Governmental Authority relating to: (i) any actual or alleged material violation of, material non-compliance with, or material Liability under, Environmental Laws; (ii) any Remedial Legal Proceeding; or (iii) the Release or threatened Release of, or exposure of any Person to, a Hazardous Material, in each case that remains unresolved.
(d) There has been no Release of, contamination by or exposure of any Person to any Hazardous Material in a quantity or manner that has resulted in, or would reasonably be expected to give rise to, any material Liability of, the Target Companies pursuant to Environmental Laws, including with respect to any reporting, investigation, remediation, monitoring or other response action or Remedial Legal Proceeding.

(e) As of the Signing Date, no Target Company has received any written notice of any investigation of the business, operations, or currently or formerly owned, operated, or leased property of a Target Company that remains pending, or, to the Company’s Knowledge, is threatened in writing that would reasonably be expected to lead to the imposition of any material Liens (other than Permitted Liens) under any Environmental Law or material Environmental Liabilities. To the Company’s Knowledge, there is no investigation of the real property formerly owned, operated, or leased by a Target Company pending or threatened in writing that would reasonably be expected to lead to the imposition of any material Liens (other than Permitted Liens) under any Environmental Law or material Environmental Liabilities.
(f) No Target Company has assumed, undertaken, provided an indemnity with respect to, or otherwise become subject to, any material Environmental Liability, including any obligation for corrective or remedial action, of any other Person related to Environmental Laws.
(g) The Company has provided to the Parent all material environmental reports, audits, assessments, liability analyses, memoranda, studies and similar environmental documents in the Company’s possession or control with respect to compliance with Environmental Law or Environmental Liabilities of any Target Company or any property currently or formerly owned or operated by any Target Company.
Section 4.20 Transactions with Related Persons. Section 4.20 of the Company Disclosure Letter contains a list of each transaction or Contract to which a Target Company is a party with any: (a) present or former officer or director of any of the Target Companies; (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the capital stock or Equity Securities of any of the Target Companies; or (c) Affiliate, “associate” or any member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing. Notwithstanding the foregoing, each of clauses (a), (b) and (c) shall exclude: (i) any transaction or Contract solely between or among the Company’s wholly owned Subsidiaries or between or among the Company and any of its wholly owned Subsidiaries; and (ii) in the case of an employee, officer or director of the Target Companies, any employment Contract made in the ordinary course of business or any Company Benefit Plans. To the Company’s Knowledge, no Related Person or any Affiliate of a Related Person has, directly or indirectly, an economic interest in any Contract, property or right (tangible or intangible) with any of the Target Companies (other than such Contracts that relate to any such Person’s ownership of the Company Units or other Equity Securities of any Target Company as set forth on Section 4.03(a) of the Company Disclosure Letter or such Person’s employment or consulting arrangements with the Target Companies).
Section 4.21 Insurance.
(a) Section 4.21(a) of the Company Disclosure Letter lists as of the Signing Date, all material policies or binders of property, fire and casualty, product liability, workers’ compensation and other forms of insurance held by, or for the benefit of, the business of any Target Company (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy). As of the Signing Date, all premiums due and payable under all such insurance policies have been paid. As of the Signing Date, the Target Companies are in material compliance with the terms of such insurance policies. Each such insurance policy is legal, valid and binding, and is enforceable and in full force and effect, subject, in each case, to the Enforceability Exceptions. No Target Company has any self-insurance or co-insurance programs. In the past three years, no Target Company has received any written notice from, or on behalf of, any insurance carrier relating to or involving any: (i) adverse material change; (ii) notice of cancellation or termination; (iii) any change other than in the ordinary course of business in the conditions of insurance; (iv) any refusal to issue an insurance policy; or (v) non-renewal of a policy, and, to the Company’s Knowledge, no such action has been threatened.
(b) Section 4.21(b) of the Company Disclosure Letter identifies each individual insurance claim made by a Target Company in the past three years. Each Target Company has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to be material to such Target Company. To the Company’s Knowledge, no Event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) give rise to or serve as a basis for the denial of any such insurance claim. No Target Company has made any claim against an insurance policy as to which the insurer has denied coverage. The consummation of the Transactions will not affect coverage under any insurance policies in any material respect.

Section 4.22 Top Customers and Suppliers.
(a) Section 4.22(a) of the Company Disclosure Letter lists as of the Signing Date, by aggregate dollar value of the Target Companies business’ revenue with such counterparty, as applicable, the five largest customers of each Target Company for (i) the 12 months ended on December 31, 2022 and (ii) the 12 months ended on December 31, 2021 (the “Top Customers”). As of the Signing Date, no Top Customer has (i) informed a Target Company in writing of its intention, or, to the Company’s Knowledge, has threatened to cancel or otherwise terminate, or materially reduce, its relationship with such Target Company; or (ii) informed a Target Company in writing that such Target Company is in material breach of the terms of any Contract to which it is a party with such Top Customer. To the Company’s Knowledge, as of the Signing Date, no Top Customer has asserted or threatened a force majeure event or provided notice of an anticipated inability to perform, in whole or in part, its obligations with respect to a material Contract.
(b) Section 4.22(b) of the Company Disclosure Letter lists as of the Signing Date, by aggregate dollar value of the Target Companies’ business’ cost to such counterparty, as applicable, the five largest suppliers or manufacturers of goods or services to each Target Company for (i) the 12 months ended on December 31, 2022 and (ii) the 12 months ended on December 31, 2021 (the “Top Suppliers”). As of the Signing Date, no Top Supplier has (i) informed a Target Company in writing of its intention, or, to the Company’s Knowledge, has threatened to cancel or otherwise terminate, or materially reduce, its relationship such Target Company, taken as a whole; or (ii) informed a Target Company in writing that such Target Company is in material breach of the terms of any Contract to which it is a party with such Top Supplier. To the Company’s Knowledge, as of the Signing Date, no Top Supplier has asserted or threatened a force majeure event or provided notice of an anticipated inability to perform, in whole or in part, its obligations with respect to a material Contract.
(c) As of the Signing Date, none of the Top Customers or Top Suppliers has notified any Target Companies in writing that it is in a material dispute with the Target Companies or their respective businesses.
Section 4.23 Certain Business Practices.
(a) No Target Company, nor, to the Company’s Knowledge, any of such Target Company’s officers, directors, employees, nor any other of their respective Representatives acting on such Target Company’s behalf has, during the last five years, offered, given, paid, promised to pay, or authorized or received or accepted the payment of anything of value to or from: (i) an official or employee of a foreign or domestic Governmental Authority; (ii) a foreign or domestic political party or an official of a foreign or domestic political party; (iii) a candidate for foreign or domestic political office, in any such case under circumstances where such Target Company or Representative of such Target Company knew that all or a portion of such thing of value would be offered, given, or promised to an official or employee or a foreign or domestic Governmental Authority, a foreign or domestic political party, an official of a foreign or domestic political party, or a candidate for a foreign or domestic political office; or (iv) any other Person (in each case in violation of any Anti-Bribery Law). During the last five years, no Target Company has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority with respect to any alleged act or omission arising under or relating to any noncompliance with any Anti-Bribery Law. During the last five years, no Target Company has received any written notice, request, or citation from any Governmental Authority for any actual or potential noncompliance with any Anti-Bribery Law. Each of the Target Companies has instituted, maintained, and enforced policies and procedures reasonably designed to ensure compliance in all material respects with the Anti-Bribery Laws.
(b) The operations of each Target Company are and, during the last five years, have been conducted at all times in compliance with Sanctions Laws, export and import control Laws and money laundering Laws in all relevant jurisdictions and the rules and regulations under such Laws in all material respects. No Legal Proceeding involving a Target Company with respect to any of the foregoing is pending or, to the Company’s Knowledge, threatened.
(c) No Target Company, nor any of its officers, directors or employees, nor, to the Company’s Knowledge, any other of its Representatives acting on behalf of a Target Company, is or has, during the last five years: (i) been a Sanctioned Person; or (ii) had any direct or indirect dealings in or with Sanctioned Countries. No Target Company, nor any of its officers, directors or employees, nor, to the Company’s Knowledge, any other of its Representatives acting on behalf of a Target Company has had, since February 2022, any direct or indirect dealings in or with Russia or Belarus.

(d) The Target Companies have in the past five years maintained in place and implemented controls and systems designed to ensure compliance with all applicable Sanctions Laws and export and import control Laws.
Section 4.24 Investment Company Act. No Target Company is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, or required to register as an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended.
Section 4.25 Finders and Brokers. No broker, finder, financial advisor, investment banker or other Person is entitled to, nor will be entitled to, either directly or indirectly, any brokerage fee, finders’ fee or other similar commission, for which any Target Company would be liable in connection with the Transactions based upon arrangements made by any Target Company or any of their Affiliates. The Company shall be solely responsible for any such fees (which shall be included as a Company Transaction Cost to the extent not paid prior to the Closing).
Section 4.26 Independent Investigation. The Target Companies have conducted their own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) and assets of the Parent. The Company acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Parent for such purpose. In making its decision to enter into this Agreement and to consummate the Transactions, the Company has relied solely upon its own investigation and the express representations and warranties of the Parent set forth in this Agreement (including the related portions of the Parent Disclosure Letter) and in any certificate delivered to the Company pursuant to this Agreement. None of the Parent nor any of its Representatives has made any representation or warranty as to the Parent or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Parent Disclosure Letter) or in any certificate delivered to the Company pursuant to this Agreement.
Section 4.27 Information Supplied. The Target Companies shall supply information expressly for inclusion or incorporation by reference in: (a) any current report on Form 8-K, and any exhibits to such Form 8-K or any other report, form, registration or other filing made with any Governmental Authority or stock exchange with respect to the Transactions or any Ancillary Documents or in the Proxy Statement/Registration Statement; or (b) any of the Signing Press Release, the Signing Filing, the Closing Press Release, the Closing Filing and any other press releases or prospectus filed under Rule 425 of the Securities Act in connection with the Transactions or any Ancillary Documents. No such information shall contain any untrue statement of a material fact or omit to state any material fact required to be stated in such documents or necessary in order to make the statements in such documents, in light of the circumstances under which they are made, not misleading at: (i) the time such information is filed with or furnished to the SEC (but if such information is revised by any subsequently filed amendment or supplement, this clause (i) shall solely refer to the time of such subsequent revision); (ii) the time the Proxy Statement/Registration Statement is declared effective by the SEC; (iii) the time the Proxy Statement/Registration Statement or any amendment or supplement to such Proxy Statement/Registration Statement is first mailed to the Parent Shareholders; or (iv) the time of the Parent Shareholders’ Meeting. Notwithstanding the foregoing, the Target Companies make no representation, warranty or covenant with respect to any information supplied by or on behalf of the Parent or its respective Affiliates.
Section 4.28 No Additional Representations or Warranties. Except as provided in this Article IV or in any Ancillary Document to which such Target Company is a party, none of the Target Companies nor any of their respective Affiliates, nor any of their respective directors, managers, officers, employees, equityholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to the Parent or its Affiliates. No such party shall be liable in respect of the accuracy or completeness of any information provided to the Parent or its Affiliates.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF HOLDCO, THE PARENT AND THE MERGER SUBS
Except as set forth in: (i) any Parent SEC Reports filed or submitted on or prior to the Signing Date (excluding (a) any disclosures in any “risk factors” section that do not constitute statements of fact, disclosures in any forward-looking statements, disclaimers and other disclosures that are generally cautionary, predictive or forward-looking in nature and (b) any exhibits or other documents appended to such Parent SEC Reports); or (ii) in the disclosure letter dated as of the Signing Date delivered by the Parent to the Company (the “Parent Disclosure Letter”) on the Signing Date, each of Holdco, the Parent and the Merger Subs, jointly and severally, represents and warrants to the Company as follows:
Section 5.01 Organization and Standing. The Parent is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. Holdco and the Merger Subs are each an entity duly formed, validly existing and in good standing under the Laws of the State of Delaware. Each of Holdco, the Parent and the Merger Subs have all requisite corporate or limited liability power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where such failure to have all requisite corporate or limited liability power and authority would not, individually, or in the aggregate, be material to Holdco, the Parent or the Merger Subs. Each of Holdco, the Parent and the Merger Subs is duly qualified or licensed in the jurisdiction in which it is formed or registered and in each other jurisdiction where it does business or operates to the extent that the character of the property owned, or leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Each of Holdco, the Parent and the Merger Subs has provided to the Company accurate and complete copies of its Organizational Documents each as amended to date and as currently in effect. None of Holdco, the Parent or the Merger Subs is in violation of any provision of its Organizational Documents. Holdco and the Merger Subs were each formed solely for the purpose of entering into and performing this Agreement and engaging in the Transactions. Holdco and the Merger Subs have not engaged in any activities nor incurred any liabilities whatsoever other than in connection with the entering into, and performing its obligations under, this Agreement.
Section 5.02 Authorization; Binding Agreement. Each of Holdco, the Parent and the Merger Subs has all requisite corporate or limited liability company power and authority respectively to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations under this Agreement and each Ancillary Document to which it is a party and to consummate the Transactions, subject to obtaining the Parent Shareholder Approval. The execution, delivery and performance of this Agreement by each of Holdco, the Parent and the Merger Subs and each Ancillary Document to which it is a party and the consummation of the Transactions by each of Holdco, the Parent and the Merger Subs: (a) have been duly and validly authorized by the board of directors of Holdco, the Parent Board and the manager and sole member of each of the Merger Subs, respectively; and (b) other than the Parent Shareholder Approval, no other corporate or limited liability company proceedings on the part of Holdco, the Parent or any of the Merger Subs are necessary to authorize the execution, delivery and performance of this Agreement by each of Holdco, the Parent and any of the Merger Subs and each Ancillary Document to which it is a party or to consummate the Transactions. This Agreement has been duly and validly executed and delivered by each of Holdco, the Parent and the Merger Subs and, assuming the due authorization, execution and delivery of this Agreement by Holdco, the Parent and the Merger Subs, constitutes the valid and binding obligation of each of Holdco, the Parent and the Merger Subs, enforceable against each of Holdco, the Parent and the Merger Subs in accordance with its terms, except to the extent that enforceability of this Agreement may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally or by any applicable statute of limitation or by any valid defense of set-off or counterclaim, and the fact that equitable remedies or relief (including the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought (collectively, the “Enforceability Exceptions”). When delivered, each Ancillary Document to which Holdco, the Parent or any of the Mergers Subs is required to be a party shall be duly and validly executed and delivered by Holdco, the Parent or any of the Mergers Subs and, assuming the due authorization, execution, delivery and performance of such Ancillary Document, shall constitute the legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, subject to the Enforceability Exceptions.

Section 5.03 Governmental Approvals. Assuming the truth and completeness of the representations and warranties of the Company contained in this Agreement, no Consent of or with any Governmental Authority on the part of Holdco, the Parent or any of the Merger Subs is required to be obtained or made in connection with the execution, delivery or performance by Holdco, the Parent or any of the Merger Subs of this Agreement and each Ancillary Document to which it is a party or the consummation by Holdco, the Parent or any of the Merger Subs of the Transactions, other than: (a) such filings as contemplated by this Agreement; (b) any filings required with the Listing Exchange or the SEC with respect to the Transactions; (c) applicable requirements, if any, of the Securities Act, the Exchange Act or any state “blue sky” securities Laws, and the rules and regulations under the Securities Act, the Exchange Act or any state “blue sky” securities Laws; (d) applicable requirements, if any, of the HSR Act or other Antitrust Laws; and (e) where the failure to obtain or make such Consents or to make such filings or notifications would not reasonably be expected to have a Parent Material Adverse Effect.
Section 5.04 Non-Contravention. Assuming the truth and completeness of the representations and warranties of the Company contained in this Agreement, the execution, delivery and performance by each of Holdco, the Parent and the Merger Subs of this Agreement and each Ancillary Document to which it is a party, the consummation by each of Holdco, the Parent and the Merger Subs of the Transactions, and compliance by each of Holdco, the Parent and the Merger Subs with any of the provisions those documents, do not and will not: (a) conflict with or violate any provision of the Holdco’s, Parent’s or any of the Merger Subs’ Organizational Documents; (b) violate any provision of, or result in the breach of, any applicable Law to which Holdco, the Parent or any of the Merger Subs is subject or by which any property or asset of Holdco, the Parent or any of the Merger Subs is bound; (c) violate any provision of or result in a breach, default or acceleration of, require a consent under, create any right to payment or any posting of collateral (or the right to require the posting of collateral), or trigger vesting or increase in the amount of any compensation or benefit payable under any material Contract of Holdco, the Parent or the Merger Subs, or terminate or result in the termination of any material Contract of Holdco, the Parent or the Merger Subs, or result in the creation of any Lien (other than a Permitted Lien) under any material Contract of Holdco, the Parent or the Merger Subs upon any of the properties or assets of Holdco, the Parent or the Merger Subs, or constitute an Event which, after notice or lapse of time or both, would result in any such violation, breach, default, acceleration, termination or creation of a Lien (other than a Permitted Lien); or (d) result in a violation or revocation of any required Consents, except to the extent that the occurrence of any of the foregoing items set forth in clauses (b), (c) or (d) would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Holdco, the Parent and the Merger Subs to consummate the Transactions or would not reasonably be expected to be material to the Parent.
Section 5.05 Capitalization.
(a) As of the Signing Date, the authorized share capital of the Parent is $22,100 divided into: (i) 200,000,000 shares of Parent Class A Ordinary Shares, 9,338,421 of which are issued and outstanding; (ii) 20,000,000 shares of Parent Class B Ordinary Shares, of which 5,750,000 shares are issued and outstanding; and (iii) 1,000,000 Parent Preference Shares, of which no shares are issued and outstanding as of the Signing Date. All outstanding shares of Parent Ordinary Shares are duly authorized, validly issued, fully paid and non-assessable. The outstanding shares of Parent Ordinary Shares are not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Cayman Companies Act, the Parent’s Organizational Documents or any Contract to which the Parent is a party. None of the outstanding Parent Ordinary Shares have been issued in violation of any applicable securities Laws.
(b) The Parent Warrants will be exercisable after giving effect to the Transactions for one share of Holdco Common Stock at an exercise price of $11.50 per share (subject to adjustment in accordance with the terms of the Parent Warrant Agreement). As of the Signing Date, 18,646,000 Parent Warrants, consisting of 11,500,000 Parent Public Warrants and 7,146,000 Parent Private Placement Warrants are issued and outstanding. All outstanding Parent Warrants are duly authorized, validly issued, fully paid and non-assessable. The outstanding Parent Warrants are not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Cayman Companies Act, the Parent’s Organizational Documents or any Contract to which the Parent is a party. None of the outstanding Parent Warrants have been issued in violation of any applicable securities Laws.
(c) Other than the Redemption or as expressly set forth in this Agreement (including any redemptions that may occur in connection with an Extension), there are no outstanding obligations of the Parent to repurchase, redeem or otherwise acquire any shares of the Parent or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. There are no shareholders agreements, voting trusts or other agreements or understandings to which the Parent is a party with respect to the voting of any shares of the Parent.
(d) All Indebtedness of Holdco, the Parent and the Merger Subs as of the Signing Date is disclosed on Section 5.05(d) of the Parent Disclosure Letter. No Indebtedness of Holdco, the Parent or the Merger Subs contains any restriction upon: (i) the prepayment of any of such Indebtedness; (ii) the incurrence of Indebtedness by such Persons; or (iii) the ability of such Persons to grant any Lien on its properties or assets.
(e) Since the date of incorporation of the Parent, and except in connection with an Extension or as otherwise contemplated by this Agreement, the Parent has not declared or paid any distribution or dividend in respect of its shares and has not repurchased, redeemed or otherwise acquired any of its shares. The Parent Board has not authorized any of the foregoing.
(f) All of the issued and outstanding shares of the Merger Subs and Holdco are owned by Parent and there are no other issued or outstanding Equity Securities of the Merger Subs or Holdco.
Section 5.06 SEC Filings and Parent Financials; Internal Controls.
(a) Since the IPO, the Parent has filed all forms, reports, schedules, statements and other documents required to be filed or furnished by the Parent with the SEC under the Securities Act or the Exchange Act, together with any amendments, restatements or supplements (all of the foregoing filed prior to the Signing Date, the “Parent SEC Reports”). The Parent will have filed all such forms, reports, schedules, statements and other documents required to be filed subsequent to the Signing Date through the Closing Date (the “Additional Parent SEC Reports”). All of the Parent SEC Reports, Additional Parent SEC Reports, any correspondence from or to the SEC (other than such correspondence in connection with the IPO of the Parent or the Proxy Statement/Registration Statement) and all certifications and statements required by Rule 13a-14 or 15d-14 under the Exchange Act or 18 U.S.C. § 1350 (Section 906) of the Sarbanes-Oxley Act with respect to any of the foregoing (collectively, the “Public Certifications”) are available on the SEC’s Electronic Data-Gathering, Analysis and Retrieval system (EDGAR) in full without redaction. The Parent SEC Reports were prepared in all material respects in accordance with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations under the Securities Act, the Exchange Act and the Sarbanes-Oxley Act. Subject to Section 5.18, the Additional Parent SEC Reports will be prepared in all material respects in accordance with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations under the Securities Act, the Exchange Act and the Sarbanes-Oxley Act. The Parent SEC Reports did not, at the time they were filed with the SEC, contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Parent SEC Reports or necessary in order to make the statements made in such Parent SEC Reports, in light of the circumstances under which they were made, not misleading. The Additional Parent SEC Reports will not, at the time they are filed with the SEC, contain any untrue statement of a material fact or omit to state a material fact required to be stated in the Additional Parent SEC Reports or necessary in order to make the statements made in the Additional Parent SEC Reports, in light of the circumstances under which they were made, not misleading. To the Knowledge of Parent, each director and executive officer of the Parent has filed with the SEC on a timely basis all statements required with respect to the Parent by Section 16(a) of the Exchange Act and the rules and regulations under Section 16(a) of the Exchange Act. The Public Certifications are, or will be, true and correct as of their respective dates of filing. As used in this Section 5.06, a document or information will be deemed to have been “filed” if such document or information has been furnished, supplied or otherwise made available to the SEC.
(b) The financial statements and notes contained or incorporated by reference in the Parent SEC Reports fairly present in all material respects the financial condition and the results of operations, changes in shareholders’ equity and cash flows of the Parent as at the respective dates of, and for the periods referred to, in such financial statements. The financial statements and notes to be contained in or to be incorporated by reference in the Additional Parent SEC Reports will fairly present in all material respects the financial condition and the results of operations, changes in shareholders’ equity and cash flows of the Parent as at the respective dates of, and for the periods referred to, in such financial statements. Such financial statements were prepared in accordance with: (i) GAAP; and (ii) Regulation S-X or Regulation S-K, as applicable, subject, in the case of interim financial statements, to normal recurring year-end adjustments and the omission of notes to the extent permitted by Regulation S-X or Regulation S-K, as applicable.
(c) The Parent has no off-balance sheet arrangements that are not disclosed in the Parent SEC Reports. No financial statements other than those of the Parent are required by GAAP to be included in the consolidated financial statements of the Parent.
(d) The issued and outstanding Parent Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “LCW.U.” The issued and outstanding Parent Class A Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “LCW.” The issued and outstanding Parent Public Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “LCW WS.” The Parent is a listed company in good standing with the NYSE. Since the consummation of the IPO, the Parent has complied in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE. There is no Legal Proceeding pending or, to the Parent’s Knowledge, threatened against the Parent by the NYSE or the SEC with respect to: (i) deregistering the Parent Units; (ii) deregistering the Parent Class A Ordinary Shares; (iii) deregistering the Parent Public Warrants; or (iv) terminating the listing of the Parent on the NYSE. None of the Parent or any of its Affiliates has taken any action in an attempt to terminate the registration of the Parent Units, the Parent Class A Ordinary Shares or Parent Public Warrants under the Exchange Act.
(e) Except as not required in reliance on exemptions from various reporting requirements by virtue of the Parent’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”), the Parent has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are reasonably designed to ensure that material information relating to the Parent is made known to the Parent’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. Such disclosure controls and procedures are effective in timely alerting the Parent’s principal executive officer and principal financial officer to information required to be included in the Parent’s periodic reports required under the Exchange Act. Except as not required in reliance on exemptions from various reporting requirements by virtue of the Parent’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, since the consummation of the IPO, the Parent has established and maintained (i) a system of internal controls over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 of the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of the Parent’s financial reporting and the preparation of the financial statements included in the Parent SEC Reports for external purposes in accordance with GAAP and (ii) disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that material information relating to the Parent is made known to the Parent’s principal executive officer and principal financial officer by others within the Parent, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared.
(f) The Parent has not identified in writing and has not received written notice from an independent auditor of: (i) any significant deficiency or material weakness in the system of internal controls utilized by the Parent; (ii) any Fraud that involves the Parent’s management or other employees who have a significant role in the preparation of financial statements or the internal controls over financial reporting utilized by the Parent; or (iii) any claim or allegation regarding any of the foregoing.
Section 5.07 Absence of Certain Changes. As of the Signing Date and since the date of its formation, the Parent has: (a) conducted no business other than as is or was incidental to its formation, the public offering of its securities (and the related private offerings), public reporting and its search for an initial Business Combination as described in the IPO Prospectus (including the investigation of the Target Companies and the negotiation and execution of agreements related to a Business Combination, including this Agreement) and related activities; and (b) not been subject to a Parent Material Adverse Effect.
Section 5.08 Undisclosed Liabilities. Except for any fees and expenses payable by the Parent as a result of or in connection with the consummation of the Transactions, there is no material liability, debt, obligation, claim or judgment against Holdco, the Parent or the Merger Subs, except for liabilities and obligations: (i) reflected or reserved for on the financial statements or disclosed in the notes to such financial statements included in the Parent SEC Reports; or (ii) that have arisen since the date of the most recent balance sheet included in the Parent SEC Reports in the ordinary course of business of the Parent.
Section 5.09 Compliance with Laws. Since their inception, each of Holdco, the Parent and the Merger Subs has complied with, and is not currently in violation of, any applicable Law with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not been and would not reasonably be expected to be material to Holdco, the Parent or the Merger Subs. No written notice of violation or of non-compliance with any applicable Law has been received by Holdco, the Parent or the Merger Subs since their inception. To the Parent’s Knowledge, no assertion or action of any violation or of non-compliance with any applicable Law is currently threatened against Holdco, the Parent or the Merger Subs.
Section 5.10 Legal Proceedings; Orders; Permits. There is no Legal Proceeding pending or, to the Parent’s Knowledge, threatened to which Holdco, the Parent or any of the Merger Subs is subject that would reasonably be expected to have a Parent Material Adverse Effect or that would have a material adverse effect on the ability of Holdco, the Parent or the Merger Subs to enter into and perform its obligations under this Agreement and consummate the Transactions. There is no material Legal Proceeding that Holdco, the Parent or any of the Merger Subs has pending against any other Person. Each of Holdco, the Parent and Merger Subs is not subject to any material Orders of any Governmental Authority, nor are any such Orders pending. Each of Holdco, the Parent and Merger Subs holds all material Permits necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect, except where the failure to hold such Consent or for such Consent to be in full force and effect would not reasonably be expected to have a Parent Material Adverse Effect.
Section 5.11 Taxes and Returns.
(a) The Parent: (i) has timely filed, or caused to be timely filed, all Income Tax and other material Tax Returns required to be filed by it (taking into account all valid extensions of time to file); and all such Tax Returns are accurate and complete in all material respects; and (ii) has timely paid, collected, withheld or remitted, or caused to be timely paid, collected, withheld or remitted, all Income Taxes and other material Taxes required to be paid, collected, withheld or remitted, whether or not such Taxes are shown as due and payable on any Tax Return.
(b) There is no Legal Proceeding currently pending or, to the Parent’s Knowledge, threatened against the Parent by a Governmental Authority in a jurisdiction where the Parent does not file Tax Returns that it is or may be subject to Tax or required to file a Tax Return in that jurisdiction.
(c) There are no audits, examinations, investigations or other proceedings pending against the Parent in respect of any Tax, and the Parent has not been notified in writing of any proposed Tax claims or assessments against the Parent.
(d) There are no Liens with respect to any Taxes upon any of the Parent’s assets, other than Permitted Liens.
(e) The Parent has not requested or consented to any waivers or extensions of any applicable statute of limitations for the collection or assessment of any Taxes, which waiver or extension (or request for such waiver or extension) is outstanding or pending.
(f) The Parent will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion of any taxable period) beginning after the Closing Date, as a result of: (i) an installment sale or open transaction disposition that occurred on or prior to the Closing Date; (ii) any change in method of accounting on or prior to the Closing Date, including by reason of the application of Section 481 of the Code (or any analogous provision of state, local or foreign Law) or the use of an improper method of accounting on or prior to the Closing Date; (iii) any prepaid amounts received or deferred revenue realized or received on or prior to the Closing Date; (iv) any intercompany transaction described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Law); or (v) any “closing agreement” pursuant to Section 7121 of the Code or any similar agreement or arrangement with a Governmental Authority relating to Taxes.

(g) The Parent has not participated in or been a party to, or sold, distributed or otherwise promoted, any “reportable transaction,” as defined in Treasury Regulations Section 1.6011-4 (or any similar or corresponding provision of state, local or foreign Law).
(h) The Parent has not been a member of an affiliated, combined, consolidated, unitary or other group for Tax purposes. The Parent does not have any Liability or potential Liability for the Taxes of another Person: (i) under any applicable Tax Law; (ii) as a transferee or successor; or (iii) by Contract, indemnity or otherwise (excluding customary commercial agreements entered into in the ordinary course of business, the primary purpose of which is not the sharing of Taxes). The Parent is not a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice (excluding customary commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) with respect to Taxes (including advance pricing agreements, closing agreements or other agreements relating to Taxes with any Governmental Authority) that will be binding on the Parent with respect to any period (or portion of any period) following the Closing Date.
(i) The Parent has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code.
(j) Since its formation, the Parent is, and has at all times been classified as a foreign corporation within the meaning of Section 7701(a)(5) of the Code.
(k) No “section 197 intangible” (within the meaning of Section 197 of the Code) of the Parent existing as of the end of the day on the Closing Date will be excluded from the term “amortizable section 197 intangible” pursuant to Section 197(f)(9) of the Code and Treasury Regulations Section 1.197-2(h).
(l) The Parent was a “passive foreign investment company” (within the meaning of Section 1297 of the Code) (“PFIC”) for its taxable years ending December 31, 2021 and December 31, 2022. As of the Signing Date, the Parent does not have any knowledge of any fact or circumstance that could reasonably be expected to cause Parent to not be a “passive foreign investment company” for its taxable year ending December 31, 2023. As of the Closing Date, the Parent was a PFIC for its taxable years ending December 31, 2023, and Parent does not have any knowledge of any fact or circumstance that could reasonably be expected to cause Parent to not be a PFIC for its taxable year ending December 31, 2024.
(m) Parent does not have a permanent establishment, office or a fixed place of business in any country other than its jurisdiction of formation. Parent has not engaged in a trade or business in any country other than its jurisdiction of formation that subjected it to Tax or a requirement to file a Tax Return in such country.
(n) All amounts required by Tax Laws to have been withheld and paid to a Governmental Authority by Parent in connection with amounts paid or owing to any current or former employee, independent contractor, or consultant have been so withheld and paid or set aside in an account for such purpose in compliance with applicable Tax Laws.
(o) The Parent has not made an election to defer the payment of any “applicable employment taxes” (as defined in Section 2302(d)(1) of the CARES Act) pursuant to Section 2302 of the CARES Act or made any such deferral or election pursuant to the presidential memorandum regarding Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster signed on August 8, 2020, in each case, which remains outstanding.
(p) None of Holdco, the Parent or any of the Merger Subs has taken, permitted or agreed to take any action, and does not intend to or plan to take any action, or has any knowledge of any fact or circumstance that could reasonably be expected to prevent the transactions contemplated by this Agreement from qualifying for the Intended Tax Treatment.
(q) None of Holdco, the Parent or any of the Merger Subs has any plan or intention to engage in any transaction or make any election that would result in a liquidation of Parent for U.S. federal income tax purposes.
(r) Parent intends that any cash remaining in the Trust Account after the Redemption contemplated by this Agreement shall be loaned by Parent to the Company to use in the Company’s business within the meaning of Treasury Regulations Section 1.368-1(d).

Section 5.12 Properties. None of Holdco, the Parent or any of the Merger Subs owns, licenses or otherwise has any right, title or interest in any material Intellectual Property. None of Holdco, the Parent or any of the Merger Subs owns or leases any material real property or material Personal Property.
Section 5.13 Investment Company Act. None of Holdco, the Parent or any of the Merger Subs is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” or required to register as an “investment company,” in each case within the meaning of the Investment Company Act of 1940, as amended.
Section 5.14 Trust Account. As of the Signing Date, the Parent has at least $99,000,000 in the Trust Account. Trust Account funds are held in cash or invested in U.S. government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act pursuant to the Trust Agreement. Whether written or unwritten, express or implied, there are no separate Contracts, side letters or other arrangements or understandings that would cause the description of the Trust Agreement in the Parent SEC Reports to be inaccurate or that would entitle any Person (other than Parent Shareholders who shall have properly elected to redeem their Parent Class A Ordinary Shares pursuant to the Parent’s Organizational Documents and the underwriters of the IPO with respect to deferred underwriting commissions) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released other than to pay payments with respect to the Redemption of Parent Class A Ordinary Shares properly submitted in connection with a shareholder vote to amend the Parent’s Organizational Documents to: (A) modify the substance or timing of its obligation to allow redemption in connection with its initial business combination; (B) to redeem 100% of its Parent Class A Ordinary Shares if it has not consummated an initial business combination by October 13, 2024; or (C) with respect to any other material provisions related to shareholders’ rights or pre-initial business combination activity. The Trust Agreement has not been amended or modified and is a valid and binding obligation of the Parent. The Trust Account is in full force and effect and is enforceable in accordance with its terms, subject to the Enforceability Exceptions. There are no claims or proceedings pending or, to the Parent’s Knowledge, threatened with respect to the Trust Account. The Parent has performed all material obligations required to be performed by it to date under the Trust Agreement. The Parent is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement. No Event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach under the Trust Agreement. As of the Closing, the obligations of the Parent to dissolve or liquidate pursuant to the Parent’s Organizational Documents shall terminate. As of the Closing, the Parent shall have no obligation whatsoever pursuant to the Parent’s Organizational Documents to dissolve and liquidate the assets of the Parent by reason of the consummation of the Transactions. To the Parent’s Knowledge, as of the Signing Date, following the Closing, no Parent Shareholder shall be entitled in its capacity as a Parent Shareholder to receive any amount from the Trust Account except to the extent such Parent Shareholder is exercising their option to redeem Parent Class A Ordinary Shares in connection with the Redemption. As of the Signing Date, assuming the accuracy of the representations and warranties of the Company contained in this Agreement and the compliance by the Company with its obligations under this Agreement, the Parent does not have any reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to the Parent on the Closing Date. Sponsor has indicated to Parent that Sponsor does not currently intend to seek redemption of its Parent Class A Ordinary Shares and, therefore, Parent expects that the amount available to the Parent on the Closing Date will be at least $7,700,000.
Section 5.15 Finders and Brokers. Except as reflected on Section 5.15 of the Parent Disclosure Letter, no broker, finder, financial advisor, investment banker or other Person is entitled to, nor will be entitled to, either directly or indirectly, any brokerage fee, finders’ fee or other similar commission, for which the Parent would be liable in connection with the Transactions based upon arrangements made by the Parent or any of its Affiliates.
Section 5.16 Certain Business Practices.
(a) None of Holdco, the Parent or any of the Merger Subs, or, to the Parent’s Knowledge, any of their officers, directors, employees, any other of their Representatives acting on the behalf of either Party has, since the date of the each of Holdco’s the Parent’s and the Merger Subs’ respective formation, offered, given, paid, promised to pay, or authorized or received or accepted the payment of anything of value to or from: (i) an official or employee of a foreign or domestic Governmental Authority; (ii) a foreign or domestic political party or an official of a foreign or domestic political party; (iii) a candidate for foreign or domestic political office, in any such case under circumstances where Holdco, the Parent or any of the Merger Subs, or either party’s Representative knew that all or a portion of such thing of value would be offered, given, or promised to an official or employee or a foreign or domestic Governmental Authority, a foreign or domestic political party, an official of a foreign or domestic political party, or a candidate for a foreign or domestic political office; or (iv) any other Person (in each case in violation of any Anti-Bribery Law). Since the date of their respective formation, None of Holdco, the Parent or any of the Merger Subs has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority with respect to any alleged act or omission arising under or relating to any noncompliance with any Anti-Bribery Law. Since the date of their respective formation, None of Holdco, the Parent or any of the Merger Subs has received any written notice, request or citation from any Governmental Authority for any actual or potential noncompliance with any Anti-Bribery Law. Each of Holdco, the Parent and the Merger Subs has instituted, maintains and enforces policies and procedures reasonably designed to ensure compliance in all material respects with the Anti-Bribery Laws.
(b) The operations of each of Holdco, the Parent and the Merger Subs are and, since the date of its formation have been conducted at all times in compliance with Sanctions Laws, export and import control Laws and money laundering Laws in all relevant jurisdictions and the rules and regulations under such Laws, in all material respects. No Legal Proceeding involving Holdco, the Parent or any of the Merger Subs with respect to any of the foregoing is pending or, to the Parent’s Knowledge, threatened.
(c) None of Holdco, the Parent or any of the Merger Subs, or any of each such entity’s officers, directors, or employees, nor, to the Parent’s Knowledge, any other of its Representatives acting on behalf of Holdco, the Parent or the Merger Subs, is or has, since the date of the each such entity’s formation, been: (i) a Sanctioned Person; or (ii) in material violation of economic Sanctions Laws or export or import control Laws.
(d) Since the date of its formation, each of Holdco, the Parent and the Merger Subs has maintained in place and implemented controls and systems designed to ensure compliance with all applicable Sanctions Laws and export and import control Laws in all material respects.
Section 5.17 Insurance. Section 5.17 of the Parent Disclosure Letter lists all material insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by the Parent or relating to the Parent or its business, properties, assets, directors, officers and employees. Copies of such insurance policies have been provided to the Company. All premiums due and payable under all such insurance policies have been timely paid and the Parent is otherwise in material compliance with the terms of such insurance policies. All such insurance policies are in full force and effect. To the Parent’s Knowledge there is no threatened termination of, or material premium increase with respect to, any of such insurance policies. There have been no insurance claims made by the Parent. The Parent has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to have a Parent Material Adverse Effect.
Section 5.18 Information Supplied. The Parent shall supply information expressly for inclusion or incorporation by reference in: (a) any current report on Form 8-K, and any exhibits to such Form 8-K or any other report, form, registration or other filing made with any Governmental Authority or stock exchange with respect to the Transactions or any Ancillary Documents or in the Proxy Statement/Registration Statement; or (b) any of the Signing Press Release, the Signing Filing, the Closing Press Release, the Closing Filing and any other press releases or prospectuses filed under Rule 425 of the Securities Act in connection with the Transactions or any Ancillary Documents. No such information shall contain any untrue statement of a material fact or omit to state any material fact required to be stated in such documents or necessary in order to make the statements in such documents, in light of the circumstances under which they are made, not misleading at: (i) the time such information is filed with or furnished to the SEC (but if such information is revised by any subsequently filed amendment or supplement, this clause (i) shall solely refer to the time of such subsequent revision); (ii) the time the Proxy Statement/Registration Statement is declared effective by the SEC; (iii) the time the Proxy Statement/Registration Statement or any amendment or supplement to such Proxy Statement/Registration Statement is first mailed to the Parent Shareholders; or (iv) the time of the Parent Shareholders’ Meeting. Notwithstanding the foregoing, the Parent makes no representation, warranty or covenant with respect to any information supplied by or on behalf of the Target Companies or their respective Affiliates.
Section 5.19 Independent Investigation. The Parent has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Target Companies. The Parent acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Target Companies for such purpose. In making its decision to enter into this Agreement and to consummate the Transactions, the Parent has relied solely upon: (a) its own investigation and the express representations and warranties of the Company set forth in this Agreement (including the related portions of the Company Disclosure Letter) and in any certificate delivered to the Parent pursuant to this Agreement; and (b) the information provided by or on behalf of the Company for the Registration Statement. Neither the Company nor its Representatives have made any representation or warranty as to the Target Companies or this Agreement, except as: (i) expressly set forth in this Agreement (including the related portions of the Company Disclosure Letter) or in any certificate delivered to the Parent pursuant to this Agreement; or (ii) with respect to the information provided by or on behalf of the Company for the Registration Statement.
Section 5.20 Employees; Benefit Plans. None of Holdco, the Parent or any of the Merger Subs has or has had any employees and neither the Parent nor any of the Merger Subs has any unsatisfied material liability with respect to any employee. None of Holdco, the Parent or any of the Merger Subs maintains, or has in the past maintained, any Benefit Plan or has any direct liability under any Benefit Plan.
Section 5.21 Transactions with Related Persons. Section 5.21 of the Parent Disclosure Letter contains a list of each transaction or Contract to which the Parent is a party with any: (a) present or former officer or director of any of the Parent; (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the capital stock or Equity Securities of any of the Parent; or (c) any Affiliate, “associate” or any member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing. To the Parent’s Knowledge, no Parent Related Person or any Affiliate of a Parent Related Person has, directly or indirectly, an economic interest in any Contract, property or right (tangible or intangible) with the Parent (other than such Contracts that relate to any such Person’s ownership of the Equity Securities of the Parent).
Section 5.22 No Underwriting Fees. There are no underwriting fees or discounts payable by Holdco, the Parent or the Merger Subs in connection with the Transaction, except as may have been irrevocably waived.
Section 5.23 No Additional Representations or Warranties. Except as provided in this Article V, none of Holdco, the Parent or any of the Merger Subs, nor any of their Affiliates, nor any of their respective directors, managers, officers, employees, stockholders, shareholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to any other party or its Affiliates. No such party shall be liable in respect of the accuracy or completeness of any information provided to the Target Companies or their Affiliates. The Target Companies acknowledge that the Target Companies or their advisors, have made their own investigation of the Parent and the Merger Subs and, except as provided in this Article V, are not relying on any representation or warranty whatsoever as to the condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of Holdco, the Parent and the Merger Subs, the prospects (financial or otherwise) or the viability or likelihood of success of the business of the Parent as conducted after the Closing, as contained in any materials provided by the Parent or any of its Affiliates or any of their respective directors, officers, employees, shareholders, partners, members or representatives or otherwise.
ARTICLE VI

COVENANTS
Section 6.01 Access and Information; Cooperation.
(a) During the period from the Signing Date and continuing until the earlier of the termination of this Agreement in accordance with Section 8.01 or the Closing (the “Interim Period”), subject to Section 6.16, the Company shall give, and shall cause the Target Companies and its and their respective Representatives to give, the Parent and its Representatives reasonable access to all offices and other facilities and to all officers, managers, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns), of or pertaining to the Target Companies as the Parent or its Representatives may reasonably request regarding the Target Companies and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and advisors. The Company shall cause each of the Company’s Representatives to reasonably cooperate with the Parent and its Representatives in their investigation. Such reasonable access shall be provided at reasonable times during normal business hours and upon reasonable intervals and notice. The Parent and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Target Companies. Notwithstanding the foregoing, the Company shall not be required to provide, or cause to be provided, to the

Parent or any of its Representatives any information if and to the extent doing so would: (i) violate any Law to which the Company is subject; (ii) result in the disclosure of any Trade Secrets of third parties in breach of any Contract with such third party; (iii) violate any legally binding obligation of the Company with respect to confidentiality, non-disclosure or privacy; or (iv) jeopardize protections afforded to the Company under the attorney-client privilege or the attorney work product doctrine. In the case of each of clauses (i) through (iv) in the preceding sentence, the Company shall: (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law; and (y) to the extent reasonably possible, provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Law. The Company shall not be required to provide, or cause to be provided, to the Parent or any of its Representatives any information if the Company, on the one hand, and the Parent or any of its Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent to such litigation. The Company shall not be obligated under this Section 6.01(a) to permit the Parent or any of its Representatives to conduct any invasive, intrusive or subsurface sampling or testing of any media at the properties of any of the Target Companies.
(b) During the Interim Period, subject to Section 6.16, the Parent shall give, and shall cause its Representatives to give, the Company and its Representatives reasonable access to all offices and other facilities and to all officers, directors, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns), of or pertaining to the Parent or its Subsidiaries, as the Company or its Representatives may reasonably request regarding the Parent, its Subsidiaries and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and advisors. The Parent shall cause each of the Parent’s Representatives to reasonably cooperate with the Company and its Representatives in their investigation. Such reasonable access shall be provided at reasonable times during normal business hours and upon reasonable intervals and notice. The Company and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Parent or any of its Subsidiaries. Notwithstanding the foregoing, the Parent shall not be required to provide, or cause to be provided, to the Company or any of its Representatives any information if and to the extent doing so would: (i) violate any Law to which the Parent is subject; (ii) violate any legally binding obligation of the Parent with respect to confidentiality, non-disclosure or privacy; or (iii) jeopardize protections afforded to the Parent under the attorney-client privilege or the attorney work product doctrine. In the case of each of clauses (i) through (iii) in the preceding sentence, the Parent shall: (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law; and (y) to the extent reasonably possible, provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Law. The Parent shall not be required to provide, or cause to be provided, to Company or any of its Representatives any information if the Parent, on the one hand, and the Company or any of its Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent to such litigation.
(c) During the Interim Period, each of the Company and the Parent shall, and shall cause their respective Representatives to, reasonably cooperate in a timely manner in connection with any financing arrangement to which the Parties mutually agree to seek in connection with the Transactions (including the Permitted Financing, the Additional Financing and the CEF), including: (i) by providing such information and assistance as the other Party may reasonably request; (ii) granting such access to the other Party and its Representatives as may be reasonably necessary for their due diligence; and (iii) participating in a reasonable number of meetings, presentations, road shows, drafting sessions and due diligence sessions with respect to such financing efforts. Such cooperation shall include direct contact between senior management and other Representatives of the Company at reasonable times and locations. All such cooperation, assistance and access shall be granted during normal business hours and shall be granted under conditions that shall not unreasonably interfere with the business and operations of the Company, the Parent or their respective Representatives.
(d) During the Interim Period, each of the Company and the Parent shall, and shall cause their respective Representatives to, cooperate and use reasonable best efforts to cause the release (or partially release) of certain holders of Holdco Common Stock from any applicable “lock-up” on such holders’ shares of Holdco Common Stock, solely to the extent necessary to meet the initial listing standards of the Listing Exchange and to satisfy the obligation of each Party to consummate the Transaction set forth in Section 7.01(e); provided, that any such release shall be granted (i) only with respect to the minimum number of shares of Holdco Common Stock necessary to satisfy such initial listing standards and (ii) in a pro rata manner across holders of Holdco Common Stock including those whose release from such “lock-up” obligations would not count towards satisfaction of such initial listing standards.
Section 6.02 Conduct of Business of the Company.
(a) During the Interim Period, except as expressly contemplated by this Agreement or the Ancillary Documents, for a Permitted Financing or the Additional Financing, as required by applicable Law, as set forth on Section 6.02(a) of the Company Disclosure Letter or as consented to in writing by the Parent (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause the other Target Companies to, use reasonable best efforts to: (i) conduct its and their respective businesses, in all material respects, in the ordinary course of business; (ii) comply in all material respects with all Laws applicable to the Target Companies and their respective businesses, assets and employees; (iii) preserve intact, in all material respects, their respective business organizations and ongoing business of the Target Companies; and (iv) maintain the existing relations and goodwill of the Target Companies with the Target Companies’ customers, suppliers, distributors and creditors.
(b) Without limiting Section 6.02(a) and except as contemplated by the terms of this Agreement or the Ancillary Documents (including the Merger), as required by applicable Law or as set forth on Section 6.02(b) of the Company Disclosure Letter, during the Interim Period, without the prior written consent of the Parent (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall not, and shall cause its Subsidiaries not to:
(i) amend, waive or otherwise change, in any material respect, its Organizational Documents, except as required by applicable Law;
(ii) authorize for issuance, issue, grant, sell, charge, pledge, mortgage or dispose of or propose to issue, grant, sell, charge, pledge, mortgage or dispose of any of its Equity Securities and any other equity-based awards except pursuant to and in compliance with existing Company Benefits Plans or any Contract (including any warrant, option or profits interest award) outstanding as of the Signing Date that has been disclosed in writing to the Parent. Notwithstanding the foregoing, the Target Companies may issue Equity Securities or debt securities pursuant to (A) a Permitted Financing or (B) an Additional Financing;
(iii) engage in any hedging transaction with a third person with respect to any Equity Securities of the Target Companies other than in connection with a Permitted Financing;
(iv) (A) subdivide, split, consolidate, combine, recapitalize or reclassify any of its shares or other Equity Securities or issue any other securities in respect of such shares or Equity Securities or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination of cash, equity or property) in respect of its Equity Securities, or (B) directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its Equity Securities, except in each case (x) with respect to the Merger or (y) for distributions to holders of equity interests in any Target Company that is a pass-through for U.S. federal, and applicable state and local, income Tax purposes as necessary to enable such holders to timely pay their income Taxes, including estimated income Taxes, attributable to their ownership of such Target Company. Notwithstanding the foregoing, the amount of any distributions described in this clause (y) shall: (I) be determined in a manner that reduces any such taxable income allocated to such holder by any prior taxable losses allocated to such holder and not previously offset against net taxable income allocated to such holder to the extent such losses would be usable to offset the applicable taxable income of such taxable period; and (II) not exceed $300,000 in the aggregate;
(v) other than (i) Indebtedness in an aggregate amount not to exceed $250,000 incurred pursuant to existing credit facilities or in connection with the refinancing of existing credit facilities (inclusive of Indebtedness incurred as of the Signing Date pursuant to such facilities), (ii) Indebtedness incurred in a Permitted Financing, (y) Indebtedness incurred in the Additional Financing or (iii) amounts in the aggregate not in excess of $1,000,000 pursuant to the terms of a Company Material Contract or Company Benefit Plan, voluntarily incur Liabilities or obligations (whether absolute, accrued, contingent or otherwise);
(vi) except as otherwise required by Law or the terms of any Company Benefit Plan as in effect on the Signing Date and set forth in Section 4.18(a) of the Company Disclosure Letter, (A) grant any severance, retention, change in control or termination or similar pay; (B) terminate, adopt, enter into, or modify or amend or grant any new awards under any Company Benefit Plan or any plan, policy, practice, program, agreement or other arrangement that would be deemed a Company Benefit Plan if in effect as of the Signing Date; (C) issue or grant any options, profits interests, phantom units or any other equity or equity-linked awards; (D) grant or announce any increase in the compensation or benefits of any current or former employee, officer, director or other individual service provider, except for base cash compensation increases (and corresponding increases to incentive compensation opportunities) in the ordinary course of business for employees whose annual base cash compensation is less than $250,000; (E) take any action to amend or waive any performance or vesting criteria or to accelerate the time of payment or vesting of any compensation or benefit payable by the Company or any of the Company’s Subsidiaries; (F) hire or engage any employee or other individual service provider, other than in the ordinary course of business with respect to any such service provider who will receive annual base compensation of less than $250,000; (G) terminate the employment or engagement, other than for cause, death or disability, of any employee or other individual service provider, other than in the ordinary course of business with respect to any such service provider with an annual base compensation less than $250,000; (H) waive or release any restrictive covenants applying to any current or former employee or other industrial service provider; (I) plan, announce, implement or effect a reduction in force, lay off, furloughs, early retirement program, severance program or other program or effort concerning the termination of a group of employees of the Target Companies (other than individual employee terminations for cause permitted under prong (G) of this Section 6.02(b)(v)); or (J) take other such actions that would reasonably be expected to implicate the WARN Act;
(vii) enter into, amend, modify, negotiate, terminate or extend any Labor Agreement, or recognize or certify any labor union, works council, labor organization or group of employees of the Target Company as the bargaining representative for any employees of the Target Company;
(viii) (A) make, change or rescind any material election relating to Taxes; (B) settle any claim, suit, litigation, proceeding, arbitration, investigation, audit, controversy or other Legal Proceeding relating to material Taxes; (C) file any amended Income Tax or other material Tax Return; (D) surrender or allow to expire any right to claim a refund of material Taxes; (E) change or request to change any method of accounting for Tax purposes; (F) waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of material Taxes may be issued or in respect of any material Tax attribute that would give rise to any claim or assessment of Taxes of or with respect to the Target Companies; or (G) enter into any “closing agreement” as described in Section 7121 of the Code or any similar agreement or arrangement with any Governmental Authority, in each case except as required by applicable Law;
(ix) (A) transfer, sell, assign, license, sublicense, covenant not to assert, subject to a Lien (other than a Permitted Lien), abandon, allow to lapse, transfer or otherwise dispose of, any right, title or interest of the Target Company in or to any Owned Intellectual Property material to any of the businesses of the Target Companies (other than (x) non-exclusive licenses of Owned Intellectual Property granted in the ordinary course of business or (y) abandoning, allowing to lapse or otherwise disposing of Owned Intellectual Property registrations or applications that the Target Company, in the exercise of its good faith business judgment, has determined to abandon, allow to lapse or otherwise dispose of); (B) otherwise materially amend or modify, permit to lapse or fail to preserve any material Company Registered IP (excluding non-exclusive licenses of Company IP to Target Company customers in the ordinary course of business); (C) disclose, divulge, furnish to or make accessible any material Trade Secrets constituting Owned Intellectual Property to any Person who has not entered into a confidentiality agreement sufficiently protecting the confidentiality of such material Trade Secrets constituting Owned Intellectual Property; or (D) include, incorporate or embed in, link to, combine, make available or distribute with, or use in the development, operation, delivery or provision of any Company Software any Open Source Software in a manner that requires any Target Company to take a Copyright Action;
(x) (A) terminate, waive any material provisions of, materially amend or assign any Company Material Contract; or (B) enter into any Contract that would be a Company Material Contract;
(xi) establish any Subsidiary or enter into any new line of business;

(xii) (A) fail to use reasonable best efforts to maintain in full force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, properties, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect; or (B) terminate without replacement or amend in a manner materially detrimental to any Target Company, any material insurance policy insuring the Target Companies;
(xiii) make any material change in accounting methods, principles or practices, except to the extent required to comply with GAAP or changes that are made in accordance with PCAOB standards;
(xiv) waive, release, assign, settle or compromise any claim, action or proceeding (including any relating to this Agreement or the Transactions), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, a Target Company or its Affiliates) not in excess of $1,000,000 (individually or in the aggregate);
(xv) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination (A) any corporation, partnership, limited liability company, other business organization or any division of any corporation, partnership, limited liability company or other business organization; or (B) any material amount of assets outside the ordinary course of business, except in each case pursuant to any Contract in existence as of the Signing Date which has been disclosed in writing to the Parent;
(xvi) other than (A) capital expenditures in the ordinary course of business or (B) capital expenditures as reflected in the Company’s capital staging scenario previously provided to the Parent, make individual capital expenditures in excess of $500,000;
(xvii) (A) fail to pay within a reasonable amount of time following the time due and payable, material amounts of accounts payable (other than any account payable that is, at such time, subject to a bona fide dispute); or (B) other than in the ordinary course of business, fail to use reasonable best efforts to collect within a reasonable amount of time following the time due, discount or otherwise reduce any account receivable, in each case, in a manner that would reasonably be expected to materially reduce the Company’s working capital;
(xviii) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring or other reorganization;
(xix) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations) or otherwise dispose of any material portion of its tangible properties, assets or rights;
(xx) enter into any agreement, understanding or arrangement with respect to the voting of Equity Securities of the Company;
(xxi) take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement;
(xxii) enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any Related Person (other than compensation and benefits and advancement of expenses, in each case, provided in the ordinary course of business);
(xxiii) (A) limit the right of any Target Company to: (w) engage in any line of business; (x) operate in any geographic area; (y) develop, market or sell products or services; or (z) compete with any Person; or (B) grant any exclusive or similar rights to any Person, in each case, except where such limitation or grant does not, and would not be reasonably likely to, individually or in the aggregate, materially and adversely affect, or materially disrupt, the ordinary course operation of the business of the Target Companies;
(xxiv) take any action, or intentionally fail to take any action, that would reasonably be expected to significantly delay or impair the satisfaction of the conditions set forth in Article VII or that would impede the Transactions;

(xxv) pay, remit, dividend, contribute, or otherwise disburse, or agree to do any of the foregoing with respect to, the proceeds of any Additional Financing; or
(xxvi) authorize or agree to do any of the foregoing actions.
Section 6.03 Conduct of Business of the Parent.
(a) During the Interim Period, except as expressly contemplated by this Agreement or the Ancillary Documents, as required by applicable Law (including COVID-19 Measures), as set forth on Section 6.03(a) of the Parent Disclosure Letter or as consented to in writing by the Company (such consent not to be unreasonably withheld, conditioned or delayed), the Parent shall use reasonable best efforts to: (i) conduct its business, in all material respects, in the ordinary course of business; (ii) comply in all material respects with all Laws applicable to the Parent and its businesses, assets and employees; and (iii) preserve intact, in all material respects, its business organizations.
(b) Without limiting Section 6.03(a) and except as contemplated by the terms of this Agreement or the Ancillary Documents, as required by applicable Law (including COVID-19 Measures), in connection with the incurrence of transaction related costs in the ordinary course, or as set forth on Section 6.03(b) of the Parent Disclosure Letter, during the Interim Period, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), neither the Parent nor the Merger Subs shall:
(i) amend, waive or otherwise change, in any respect, its Organizational Documents except as required by applicable Law or in connection with an Extension;
(ii) other than in connection with a conversion of the Working Capital Loans, (A) authorize for issuance, issue, grant, sell, charge, pledge, mortgage or dispose of or propose to issue, grant, sell, charge, pledge, mortgage or dispose of any of its Equity Securities or other security interests of any class and any other equity-based awards; or (B) engage in any hedging transaction with a third Person with respect to such securities;
(iii) (A) subdivide, split, consolidate, combine, recapitalize or reclassify any of its shares or other Equity Securities or issue any other securities in respect of such shares or other Equity Securities; (B) pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination of cash, equity or property) in respect of its shares or other Equity Securities; or (C) directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its Equity Securities;
(iv) (A) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise and including Working Capital Loans) in excess of $2,000,000 in the aggregate; (B) make a loan or advance to or investment in any third party; or (C) guarantee or endorse any Indebtedness, Liability or obligation of any Person;
(v) (A) make, change or rescind any material election relating to Taxes; (B) settle any claim, suit, litigation, proceeding, arbitration, investigation, audit, controversy or other Legal Proceeding relating to material Taxes; (C) file any amended Income Tax or other material Tax Return; (D) surrender or allow to expire any right to claim a refund of material Taxes; (E) change or request to change any method of accounting for Tax purposes; (F) waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of material Taxes may be issued or in respect of any material Tax attribute that would give rise to any claim or assessment of Taxes of or with respect to the Parent; or (G) enter into any “closing agreement” as described in Section 7121 of the Code or any similar agreement or arrangement with any Governmental Authority, in each case except as required by applicable Law;
(vi) amend, waive or otherwise change the Trust Agreement in any manner adverse to the Parent;
(vii) terminate, waive or assign any material right under any material Contract of the Parent;
(viii) fail to maintain its books, accounts and records in all material respects in the ordinary course of business;
(ix) establish any Subsidiary or enter into any new line of business;

(x) fail to maintain in full force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations, properties and activities in such amount and scope of coverage substantially similar to that which is currently in effect;
(xi) make any material change in accounting methods, principles or practices, except to the extent required to comply with GAAP or PCAOB standards;
(xii) waive, release, assign, settle or compromise any claim, action, proceeding or investigation (including any suit, action, claim, proceeding or investigation relating to this Agreement or the Transactions), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, the Parent or its Subsidiary) not in excess of $50,000 (individually or in the aggregate);
(xiii) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division of any corporation, partnership, limited liability company or other business organization, or any material amount of assets outside the ordinary course of business;
(xiv) make capital expenditures;
(xv) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;
(xvi) voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $250,000 in the aggregate (excluding the incurrence of any expenses) other than (A) pursuant to the terms of a Contract in existence as of the Signing Date; (B) Working Capital Loans (subject to Section 6.03(b)(iv) above); or (C) in accordance with the terms of this Section 6.03 during the Interim Period incurred in connection with its performance of its obligations under, or as otherwise as contemplated by, this Agreement;
(xvii) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its tangible properties, assets or rights;
(xviii) take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement;
(xix) grant or establish any form of compensation or benefits to any current or former employee, officer, director, individual independent contractor or other individual service provider of the Parent; or
(xx) authorize or agree to do any of the foregoing actions.
Section 6.04 Additional Financial Information.
(a) During the Interim Period, the Company shall use reasonable best efforts to deliver to the Parent within 45 calendar days following the end of each of the fiscal quarters ending March 31, June 30 and September 30 and within 90 calendar days following the end of the fiscal year ending December 31 (collectively, the “Staleness Deadlines”) the financial statements required to be included in the Proxy Statement/Registration Statement and any other filings to be made by the Company or the Parent with the SEC in connection with the Transactions. As promptly as practicable after the execution of this Agreement, but not later than January 1, 2024, the Company shall deliver to Parent, the Company Financials, as audited in accordance with the standards of the PCAOB, necessary and appropriate to be included in the Proxy Statement/Registration Statement, including for the avoidance of doubt, the periods ending December 31, 2021 and December 31, 2022. The Company shall use all reasonable efforts to have such Company Financials delivered by October 31, 2023. If the Company determines that it will be unable to deliver the financial statements required by this Section 6.04(a) by the applicable Staleness Deadline, the Company shall promptly notify the Parent of such determination. Upon delivery of such updated financial statements by the Company, the representation and warranties set forth in this Section 4.06(a) shall be deemed to apply to such financial statements with the same force and effect as if made as of the Signing Date. The Company will use reasonable best efforts to cause such financial statements, together with any audited or unaudited consolidated balance sheet and the related statements of operations, changes in members’ equity (deficit) and cash flows of the Target Companies as of and for any year-to-date period ended as of the end of a fiscal quarter (or solely in the case of any audited financial statements, the fiscal year) that are required to be included in the Proxy Statement/Registration Statement, including any applicable comparative period in the preceding fiscal year, and any other filings to be made by the Company or the Parent with the SEC in connection with the Transactions, to, in each case: (A) be prepared in all material respects in accordance with GAAP consistently applied throughout the periods covered (except for the absence of footnote disclosures and for year-end adjustments that will not be material); (B) fairly present in all material respects the consolidated financial position, results of operations, changes in members’ equity (deficit) and cash flows of the Target Companies as of the dates and for the periods referred to in such financial statements in conformity with GAAP (except for the absence of footnote disclosures and for year-end adjustments that will not be material); (C) be derived from and accurately reflect in all material respects, the books and records of each of the Target Companies; and (D) solely in the case of any such audited financial statements, be audited in accordance with the standards of the PCAOB.
(b) During the Interim Period, the Company shall use its reasonable best efforts: (i) to assist, upon advance written notice, during normal business hours and in a manner so as to not unreasonably interfere with the normal operation of any of the Target Companies, the Parent in causing to be prepared in a timely manner any other financial information or statements (including customary pro forma financial statements) that are required to be included in the Proxy Statement/Registration Statement, the Current Report on Form 8-K pursuant to the Exchange Act and any other filings to be made by the Company or the Parent with the SEC in connection with the Transactions, including, (x) all selected financial data of the Company provided for inclusion in the Proxy Statement/Registration Statement and the Current Report on Form 8-K pursuant to the Exchange Act in connection with the Transactions; and (y) management’s discussion and analysis of financial condition and results of operations prepared in accordance with Item 303 of Regulation S-K of the SEC as necessary for inclusion in the Proxy Statement/Registration Statement and the Current Report on Form 8-K pursuant to the Exchange Act in connection with the Transactions (including customary pro forma financial information); and (ii) to obtain the consents of its auditors as may be required by applicable Law or required or requested by the SEC.
(c) The Company’s use of reasonable best efforts pursuant to this Section 6.04 shall include the incurrence of reasonable fees, costs and expenses that may be required in order to timely comply with the Company’s obligations to deliver the financial statements and related information pursuant to this Section 6.04(c).
Section 6.05 Parent Public Filings. During the Interim Period, the Parent will keep current all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws. During the Interim Period, the Parent shall use its reasonable best efforts prior to the Closing to maintain the listing of the Parent Class A Ordinary Shares and the Parent Public Warrants on the Listing Exchange.
Section 6.06 No Solicitation.
(a) During the Interim Period, in order to induce the other Parties to continue to commit to expend management time and financial resources in furtherance of the Transactions, each Party shall not, and shall cause its Representatives not to, without the prior written consent of the Company and the Parent, directly or indirectly: (i) solicit, assist, initiate, engage or facilitate the making, submission or announcement of or encourage, any Acquisition Proposal; (ii) furnish any non public information to any Person or group (other than a Party to this Agreement or its Representatives) in connection with or in response to, or that would reasonably be expected to lead to, an Acquisition Proposal; (iii) engage, encourage or participate in discussions or negotiations with any Person or group with respect to, or that would reasonably be expected to lead to, an Acquisition Proposal; (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal; (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement or arrangement related to any Acquisition Proposal or that would reasonably be expected to lead to an Acquisition Proposal; (vi) release any third Person from, or waive any provision of, any confidentiality agreement to which such Party is a party; (vii) otherwise encourage, facilitate or cooperate in any way with any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make an Alternative Transaction; (viii) enter into any agreement, arrangement or understanding that would reasonably be expected to adversely affect the ability of the Parties or their respective Affiliates to consummate the Transaction in a timely manner; (ix) solely with respect to the Company, prepare or take any steps in connection with a public offering of any securities of the Company or any of its Subsidiaries (or any Affiliate or successor of the Company or any of its Subsidiaries), other than in connection with the Transactions; or (x) agree or otherwise commit to enter into or engage in any of the foregoing.
(b) Each Party shall notify the others as promptly as practicable (and in any event within two Business Days) in writing of the receipt by such Party or any of its Representatives of: (i) any inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal; (ii) any inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could be expected to result in an Acquisition Proposal; and (iii) any request for non public information relating to such Party or its Affiliates in connection with any Acquisition Proposal, specifying in each case, the material terms and conditions of such Acquisition Proposal (including a copy of such Acquisition Proposal if in writing or a written summary of such Acquisition Proposal, if oral) and the identity of the party making such inquiry, proposal, offer or request for information. Each Party shall keep the other Party promptly informed of the status of any such inquiries, proposals, offers or requests for information. During the Interim Period, each Party shall, and shall cause its Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal. During the Interim Period, each Party shall, and shall direct its Representatives to, cease and terminate any such solicitations, discussions or negotiations.
Section 6.07 No Trading. The Company is aware, and acknowledges and agrees that the Company’s Affiliates are aware (and each of their respective Representatives is aware or, upon receipt of any material nonpublic information of the Parent, will be advised), of the restrictions imposed by U.S. federal securities Law and the rules and regulations of the SEC and the Listing Exchange promulgated under the U.S. federal securities Law or otherwise (the “Federal Securities Laws”) and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. While the Company is in possession of such material nonpublic information, it shall not, and it will cause the other Target Companies and its and their respective directors, officers and Affiliates not to: (a) purchase or sell any securities of the Parent (unless otherwise explicitly contemplated in this Agreement); (b) communicate such information to any third party; (c) take any other action with respect to the Parent in violation of such Laws; or (d) cause or encourage any third party to do any of the foregoing.
Section 6.08 Notification of Certain Matters. During the Interim Period, each Party shall give prompt notice to the other Parties if such Party or its Affiliates: (a) receives any notice or other communication in writing from any third party (including any Governmental Authority) alleging: (i) that the Consent of such third party is or may be required in connection with the Transactions; or (ii) any non-compliance with any Law by such Party or its Affiliates; (b) receives any notice or other communication from any Governmental Authority in connection with the Transactions; or (c) becomes aware of the commencement or threat of any Legal Proceeding against such Party or any of its Affiliates, or any of their respective properties or assets, or, to the Knowledge of such Party, any officer, director, partner, member or manager of such Party or any of its Affiliates, in each case, in such person’s capacity as such, with respect to the consummation of the Transactions. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not: (x) any of the conditions to the Closing have been satisfied; or (y) any of the representations, warranties or covenants contained in this Agreement have been breached. If prior to the Closing a third party brings, or to any Party’s knowledge, threatens any litigation related to this Agreement, any Ancillary Documents or the Transactions, against such Party, or the board of directors (or similar governing body) of such Party or its Subsidiaries, such Party shall promptly notify the other Parties of any such litigation and keep the other Parties reasonably informed with respect to the status of any such litigation. Each Party shall provide the other Parties the opportunity to participate in (subject to a customary joint defense agreement), but not control, the defense of any such litigation, and shall in good faith give due consideration to the other Parties’ advice with respect to such litigation. No Party shall settle or agree to settle any such litigation without the prior written consent of the other Parties, such consent not to be unreasonably withheld, conditioned or delayed.
Section 6.09 Efforts.
(a) In furtherance and not in limitation of Section 6.12, to the extent required under any Antitrust Laws, each Party agrees to: (i) make any required filing or application under the HSR Act with respect to the Transactions as promptly as practicable, but in no event later than fifteen Business Days after the Signing Date, and make any required filing or application under other Antitrust Laws, as applicable, with respect to the Transactions as promptly as practicable after the Signing Date. In each case, such filing and application shall be made at such Party’s sole cost and expense (except that any fees or other amounts charged by any

Governmental Authorities relating to such filings or applications will be split equally and paid in equal proportion between the Parent, on the one hand, and the Target Companies, on the other hand); (ii) supply as promptly as reasonably practicable any additional information and documentary material that may be reasonably requested pursuant to Antitrust Laws; and (iii) take all other actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under Antitrust Laws, and to obtain any Consents under applicable Antitrust Laws, including by requesting early termination of the waiting period provided for under the Antitrust Laws. In connection with its efforts to obtain the expiration or termination of the applicable waiting periods under Antitrust Laws, and to obtain any Consents under applicable Antitrust Laws, each Party shall use its reasonable best efforts to: (A) keep the other Parties reasonably informed of any material communication received by such Party or its Representatives from, or given by such Party or its Representatives to, any Governmental Authority; (B) keep the other Parties reasonably informed of any material communication received or given in connection with any proceeding by a private Person, in each case regarding any of the Transactions; (C) permit a Representative of the other Party and its outside counsel to review (and consider their views in good faith) any material communication given by it to, and consult with each other in good faith in advance of any material meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person; (D) to the extent permitted by such Governmental Authority or other Person, give a Representative or Representatives of the other Parties the opportunity with reasonable advance notice to attend and participate in such meetings and conferences; (E) if a Party’s Representative is prohibited from participating in or attending any meetings or conferences, the other Parties shall keep such Party promptly and reasonably apprised of such meetings or conferences; and (F) use reasonable best efforts to cooperate in the preparation and filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Transactions, articulating any regulatory or competitive argument, or responding to requests or objections made by any Governmental Authority. Any such disclosures, rights to participate or provisions of information by one Party to the other under this Section 6.09 may be made on an outside counsel-only basis to the extent required under applicable Law or as appropriate to satisfy contractual confidentiality obligations. Notwithstanding the foregoing, in any event, even when sharing information on a counsel-only basis, each Party may redact (x) any information related to valuation of the Company, and (y) information that benefits from attorney-client privilege where disclosure would cause such information to cease to benefit from attorney-client privilege.
(b) As soon as reasonably practicable following the Signing Date, the Parties shall reasonably cooperate with each other and use their respective reasonable best efforts to prepare and file with Governmental Authorities any requests for approval, to the extent applicable or required, of the Transactions. The Parties shall use their reasonable best efforts to have such Governmental Authorities approve the Transactions. Each Party shall give prompt written notice to the other Party if such Party or any of its Representatives receives any notice from such Governmental Authorities in connection with the Transactions. Each Party shall promptly furnish the other Party with a copy of such Governmental Authority notice. If any Governmental Authority requires that a hearing or meeting be held in connection with its approval of the Transactions, whether prior to the Closing or after the Closing, each Party shall arrange for Representatives of such Party to be present for such hearing or meeting. If any objections are asserted with respect to the Transactions under any applicable Law or if any Legal Proceeding is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private Person challenging any of the Transactions or any Ancillary Document as violative of any applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the Transactions, the Parties shall use their reasonable best efforts to resolve any such objections or Legal Proceedings so as to timely permit consummation of the Transactions. The foregoing shall include using reasonable best efforts to resolve such objections or Legal Proceedings that if not resolved, would reasonably be expected to prevent, materially impede or materially delay the consummation of the Transactions. If any Legal Proceeding is instituted (or threatened to be instituted) by a Governmental Authority or private Person challenging the Transactions, or any Ancillary Document, the Parties shall, and shall cause their respective Representatives to, reasonably cooperate with each other and use their respective reasonable best efforts to (i) contest and resist any such Legal Proceeding; and (ii) have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions or the Ancillary Documents.
(c) Prior to the Closing, each Party shall use its reasonable best efforts to obtain any Consents of Governmental Authorities or other third Persons as may be necessary for the consummation by the Parent and the Target Companies of the Transactions or required as a result of the execution or performance of, or consummation Transactions by the Parent and the Target Companies. The Parties shall provide reasonable cooperation with each other in connection with such efforts.
(d) The Parent will lead all meetings, discussions and communications with any Governmental Authority relating to obtaining antitrust approval for the Transactions. Notwithstanding the foregoing, the Parent will consult with and consider in good faith the comments of the Company in connection with any filing, communication, defense, litigation, negotiation or strategy. The Parent shall not, without the prior approval of the Company, have the right to stay, toll or extend any applicable waiting period under any Antitrust Laws.
Section 6.10 Trust Account. Upon satisfaction or waiver of the conditions set forth in Section 6.19 and provision of notice of such satisfaction or waiver to the Trustee (which notice the Parent shall provide to the Trustee in accordance with the terms of the Trust Agreement): (a) in accordance with and pursuant to the Trust Agreement, at the Closing, the Parent: (i) shall cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered; and (ii) shall use its reasonable best efforts to cause the Trustee to: (1) pay as and when due all amounts payable to the Parent Shareholders pursuant to the Redemption; and (2) pay all remaining amounts then available in the Trust Account to the Parent for immediate use, subject to this Agreement and the Trust Agreement; and (b) thereafter, the Trust Agreement shall terminate in accordance with its terms, except as otherwise provided under the Trust Agreement.
Section 6.11 Tax Matters.
(a) All transfer, documentary, sales, use, stamp, registration, excise, recording, registration, value added and other such similar Taxes and fees (including any penalties and interest) that become payable in connection with or by reason of the execution of this Agreement and the Transactions (“Transfer Taxes”) shall be borne and paid by the relevant Target Companies. The Target Companies shall, at their own expense, timely file all necessary Tax Returns or other documentation with respect to such Transfer Taxes. If required by applicable Law, the other Parties shall join in the execution of any such Tax Returns or other documentation.
(b) The Parties agree that for U.S. federal (and applicable state and local) income tax purposes, the Mergers are intended to be treated consistent with the Intended Tax Treatment. Each of the Parties shall cause the Mergers to qualify for the Intended Tax Treatment. None of the Parties shall (and each of the Parties shall cause their respective Subsidiaries not to) take any action, or fail to take any action, that could reasonably be expected to cause either of the Mergers to fail to qualify for the Intended Tax Treatment. The Parties will prepare and file all Tax Returns consistent with the Intended Tax Treatment and will not take any inconsistent position on any Tax Return or before any taxing authorities unless otherwise required pursuant to a “determination” as such term is defined in Section 1313 of the Code. Each Party agrees to use reasonable best efforts to promptly notify all other Parties of any challenge to the qualification of any relevant portion of the Transactions for its Intended Tax Treatment by any Governmental Authority.
(c) This Agreement is and is hereby adopted as a “plan of reorganization” for purposes of Section 368 of the Code and the Treasury Regulations promulgated thereunder with respect to the Domestication and the LCW Merger.
(d) The Parties shall execute and deliver (i) officer’s certificates, in customary form, in a timely manner upon request by the other Party and (ii) any other representations reasonably requested by counsel to Parent or counsel to the Company, as applicable, for purposes of rendering opinions regarding the Intended Tax Treatment and other tax matters in connection with the transactions contemplated by this Agreement, at such time or times as may be requested by counsel to Parent or counsel to the Company, including in connection with the Closing and any filing with the SEC. For the avoidance of doubt, any tax opinions to be delivered by counsel to Parent shall not be a condition to Closing under this Agreement.
(e) None of the Company, Parent, Holdco or any of their Affiliates will take any action, engage in any transaction that would result in the liquidation of Parent for U.S. federal income tax purposes in the tax year including the Closing Date and the two subsequent calendar years.
(f) For two years following the Closing, all cash and cash equivalents in the Trust Account after the Redemption shall (i) be held by the Parent and (ii) loaned to the Company or members of the Company’s “qualified group” (within the meaning of the Treasury Regulations Sections 1.368-1(d)(4)(ii)) to be used in its business operations.

(g) With respect to any audit, examination, claim or other Legal Proceeding with respect to Tax matters (“Tax Proceeding”) of any Target Company treated as a partnership for U.S. federal income tax purposes for any taxable period (or portion of any taxable period) ending on or prior to the Closing Date and such Tax Proceeding is governed under subchapter C of Chapter 63 of the Code, as amended by the Bipartisan Budget Act of 2015 (or any similar provision of state, local or non-U.S. Law), the Company: (i) shall, and shall cause its eligible Subsidiaries to, timely make an election under Section 6226 of the Code (or any similar provision of state, local or non-U.S. Law) in accordance with applicable Law (and the Company Members expressly consent to, and shall reasonably cooperate in the making of, all such elections); or (ii) shall make other arrangements reasonably satisfactory to the Parent for each Company Member to bear the economic burden of any “imputed underpayment” and any associated interest, adjustments to tax and penalties (or similar liability imposed under other provision of state, local of non-U.S. Law) attributable to such Company Member. The Parent shall have the right to participate in any such Tax Proceeding. The Company Members shall not settle or fail to contest, and shall not cause to be settled or failed to be contested, any such Tax Proceeding in a manner that is reasonably expected to materially adversely affect the Parent without the prior written consent of the Parent (such consent not to be unreasonably withheld, conditioned or delayed).
(h) The Parent and the Target Companies shall terminate or cause to be terminated all of the Tax sharing, allocation, indemnification or similar agreements, arrangements or undertakings to which the Target Companies or the Parent are a party to or bound by, or under which the Target Companies or the Parent have any obligation (other than customary commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) in effect, written or unwritten, on the Closing Date for any Tax liability of another Person, regardless of the period in which such Tax liability arises. There shall be no continuing obligation for the Target Companies or the Parent to make any payments under any such agreements, arrangements or undertakings.
(i) Each Party shall reasonably cooperate (and shall cause its Affiliates to reasonably cooperate), as and to the extent reasonably requested by the other Parties, in connection with the preparation and filing of Tax Returns of the Target Companies and any Tax Proceeding of the Target Companies. Such cooperation shall include the provisions of records and information that are reasonably relevant to any such Tax Return or Tax Proceeding. Such cooperation shall also include making employees available on a mutually convenient basis to provide additional information and explanation of any material provided under this Agreement. Following the Closing, the Parent, the Company Members and the Company shall (and the Company shall cause other Target Companies to) retain all books and records with respect to Tax matters pertinent to the Target Companies for any taxable period beginning on or prior to the Closing Date until the seven-year anniversary of the Closing Date. The Company Members shall (and shall cause their respective Affiliates (other than the Parent or the Target Companies after the Closing) to) provide any information reasonably requested to allow the Parent or any Target Company to comply with any information reporting or withholding requirements contained in the Code or other applicable Law or to compute the amount of payroll or other employment Taxes due with respect to any payment made in connection with this Agreement.
(j) Following the Closing Date, Holdco in its sole discretion, (i) may make a deemed dividend purging election under Treasury Regulations Section 1.1298-3(c) with respect to the Parent for the taxable year of the Parent that includes the Mergers, and (ii) upon reasonable prior written request, shall use commercially reasonable efforts to provide the Persons who were Parent Shareholders prior to the Closing Date information reasonably necessary for such Person (or its direct or indirect owners) to compute any income or gain arising as a result of the Parent’s status as a “passive foreign investment company” within the meaning of Section 1297(a) of the Code if required pursuant to Treasury Regulations Section 1.295-1(g)(l) or a “controlled foreign corporation” within the meaning of Section 957(a) of the Code for any taxable year ending on or after December 31, 2023, including by timely: (x) publicly posting a PFIC Annual Information Statement (as defined in Treasury Regulations Sections 1.1295-1(g)(1)) to enable such Person to make or maintain a “Qualifying Electing Fund” election under Section 1295 of the Code for such taxable period and (y) providing information to enable the applicable Person to report its allocable share of “subpart F” income under Section 951 of the Code for such taxable period.
Section 6.12  Further Assurances. Except as set forth in Section 6.09, the Parties shall further cooperate with each other and use their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the Transactions as soon as reasonably practicable. The foregoing shall include preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings, unless otherwise set forth in Section 6.09.

Section 6.13 The Preparation of Proxy Statement/Registration Statement; Shareholders’ Meeting and Approvals.
(a) Registration Statement and Prospectus.
(i) As promptly as practicable after the execution of this Agreement and receipt by the Parent of the audited and unaudited financial statements of the Target Companies that are required by applicable Law to be included in the Proxy Statement/Registration Statement, Holdco, the Parent and the Company shall jointly prepare, and Holdco and the Parent shall file with the SEC, mutually acceptable materials that shall include the proxy statement to be filed with the SEC as part of the Registration Statement and sent to the Parent Shareholders relating to the Parent Shareholders’ Meeting (such proxy statement, together with any amendments or supplements, the “Proxy Statement”). In connection with the registration under the Securities Act of the shares of Holdco Common Stock and Holdco Warrants (collectively, the “Registration Statement Securities”), Holdco, the Parent and the Company shall prepare and file with the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus (the “Proxy Statement/Registration Statement”). The Target Companies and their respective Representatives shall reasonably cooperate with Holdco, the Parent and the Company in the preparation of the Proxy Statement/Registration Statement. Holdco, the Parent and the Company shall use their respective reasonable best efforts to cause the Proxy Statement/Registration Statement to: (i) comply with the rules and regulations promulgated by the SEC; (ii) have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing; and (iii) keep the Registration Statement effective as long as is necessary to consummate the Transactions. Notwithstanding anything to the contrary in this Agreement, (x) neither the Company’s counsel nor its other tax advisors shall be required to provide an opinion with respect to any Tax matters relating to or affecting the Parent or its shareholders and (y) neither Parent’s counsel nor its other tax advisors shall be required to provide an opinion with respect to any Tax matters relating to or affecting the Company or its unitholders. Neither the Company’s counsel nor its other tax advisors nor the Parent’s counsel nor its other tax advisors shall be required to provide a tax opinion as a condition to Closing. If there is any tax opinion required by the SEC (or its staff) to be provided in connection with the Proxy Statement/Registration Statement, Holdco, the Parent and the Company shall use their respective reasonable best efforts to cause such opinion to be provided by tax counsel mutually agreed to by Parent and the Company. Such reasonable best efforts shall include cooperating, and causing their respective Affiliates to cooperate, in order to facilitate the issuance of any such tax opinion and, to the extent requested by such counsel, execute and deliver customary tax representation letters to such tax counsel in form and substance reasonably satisfactory to such counsel for purposes of delivering such opinion. Holdco, the Parent and the Company also agree to use their respective reasonable best efforts to obtain all necessary state securities law or “blue sky” permits and approvals required to carry out the Transactions. The Company shall furnish all information concerning the Target Companies and any of their respective members or stockholders as may be reasonably requested in connection with any such action. Each of Holdco, the Parent and the Company agrees to furnish to the other party: (x) all information concerning itself, its Subsidiaries, officers, directors, managers, stockholders and other equityholders; and (y) information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Proxy Statement/Registration Statement, a Current Report on Form 8-K pursuant to the Exchange Act in connection with the Transactions, or any other statement, filing, notice or application made by or on behalf of Holdco, the Parent or the Target Companies to any regulatory authority (including the Listing Exchange) in connection with the Transactions (the “Offer Documents”).
(ii) To the extent not prohibited by Law, Holdco and the Parent will advise Holdco, the Parent and the Company, reasonably promptly after the Parent or Holdco, as applicable, receives notice, of: (A) the time when the Proxy Statement/Registration Statement has become effective or any supplement or amendment has been filed; (B) the issuance of any stop order or the suspension of the qualification of the Holdco Common Stock or Holdco Warrant for offering or sale in any jurisdiction; (C) the initiation or written threat of any proceeding for any such purpose; or (D) any request by the SEC for the amendment or supplement of the Proxy Statement/Registration Statement or for additional information. To the extent not prohibited by Law, Holdco, the Parent and the Company and their respective counsels shall be given a reasonable opportunity to review and comment on the Proxy Statement/Registration Statement and any Offer Document each time before any such document is filed with the SEC. Holdco and the Parent shall give reasonable and good faith consideration to any comments made by Holdco, the Parent and the Company and their respective counsels. To the extent not prohibited by Law, Holdco, the Parent and the Company shall provide the Company and its counsel with (x) any comments or other communications, whether written or oral, that Holdco, the Parent or their respective counsels may receive from time to time from the SEC or its staff with respect to the Proxy Statement/Registration Statement or Offer Documents promptly after receipt of those comments or other communications and (y) a reasonable opportunity to participate in the response of Holdco or the Parent, as applicable, to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given).
(iii) Each of Holdco, the Parent and the Company shall use reasonable best efforts to ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in: (A) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at each time at which it is amended and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Registration Statement or necessary to make the statements in the Registration Statement, not misleading; or (B) the Proxy Statement will, at the date it is first mailed to the Parent Shareholders and at the time of the Parent Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Proxy Statement or necessary in order to make the statements in the Proxy Statement, in light of the circumstances under which they are made, not misleading.
(iv) If, at any time prior to the Closing, any information relating to the Company, Holdco, the Parent or any of their respective Subsidiaries, Affiliates, directors or officers is discovered by the Company or the Parent, which is required to be set forth in an amendment or supplement to the Proxy Statement or the Registration Statement so that neither of such documents would include any misstatement of a material fact or omit to state any material fact necessary to make the statements in such documents, with respect to the Proxy Statement, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties. In such event, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the Parent Shareholders.
(b) Parent Shareholder Approval.
(i) As promptly as practicable after the Registration Statement is declared effective under the Securities Act, the Parent shall: (1) cause the Proxy Statement to be disseminated to Parent Shareholders in compliance with applicable Law; (2) duly (x) give notice of and (y) convene and hold an extraordinary general meeting of Parent Shareholders (the “Parent Shareholders’ Meeting”) in accordance with the Parent’s Organizational Documents and applicable Law, as promptly as practicable following the date the Registration Statement is declared effective; and (3) solicit proxies from the holders of Parent Ordinary Shares to vote in favor of each of the Transaction Proposals. Concurrently, the Parent shall provide the Parent Shareholders with the opportunity to elect to effect a Redemption. Unless the Parent Board has made a Modification in Recommendation, the Parent, through the Parent Board, shall recommend to the Parent Shareholders: (A) the adoption and approval of this Agreement and the LCW Merger in accordance with applicable Law and exchange rules and regulations; (B) approval of the adoption by the Parent of the Equity Incentive Plan; (C) adoption and approval of any other proposals as the SEC (or staff members of the SEC and the Listing Exchange) may indicate are necessary in its comments to the Registration Statement or correspondence; (D) adoption and approval of any other proposals as reasonably and mutually agreed by the Parent and the Company to be necessary or appropriate in connection with the Transactions; and (E) adjournment of the Parent Shareholders’ Meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies if there are insufficient votes for, or otherwise in connection with, any of the foregoing (such proposals in clauses (A) through (D), together, the “Transaction Proposals”). Unless the Parent Board has made a Modification in Recommendation prior to its dissemination, the Parent shall include such recommendation in the Proxy Statement. Subject to the following sentence, each of the Parent Board shall not, except as required by applicable Law or otherwise in accordance with the fiduciary duties of the members of the Parent Board as a matter of Cayman Islands law, withdraw, amend, qualify or modify its recommendation to the Parent Shareholders that they vote in favor of the Transaction Proposals (together with any withdrawal, amendment, qualification or modification of its recommendation to the Parent Shareholders described in the Recitals to this Agreement, a “Modification in Recommendation”). Notwithstanding anything to the contrary contained in this Agreement, at any time prior to, but not after, receipt of the Parent Shareholder Approval, the Parent Board may make a Modification in Recommendation if it shall have concluded in good faith, after consultation with its outside legal advisors and financial advisors, that the failure to make a Modification in Recommendation would be a breach of its fiduciary duties under applicable Law. To the fullest extent permitted by applicable Law, the Parent’s obligations to establish a record date for, duly call, give notice of, convene and hold the Parent Shareholders’ Meeting shall not be affected by any Modification in Recommendation. Notwithstanding anything to the contrary in this Agreement, the Parent agrees that if the Parent Shareholder Approval shall not have been obtained at any such Parent Shareholders’ Meeting, then the Parent shall promptly continue to take all such necessary actions, including the actions required by this Section 6.13(b), and hold additional Parent Shareholders’ Meetings as promptly as practicable in order to obtain the Parent Shareholder Approval. The Parent may adjourn the Parent Shareholders’ Meeting only: (1) to solicit additional proxies for the purpose of obtaining the Parent Shareholder Approval; (2) in the absence of a quorum; and (3) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that the Parent has determined in good faith after consultation with outside legal counsel is required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Parent Shareholders prior to the Parent Shareholders’ Meeting. Notwithstanding the foregoing, without the consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), the Parent Shareholders’ Meeting may not be adjourned to a date that is more than 30 days after the most recently adjourned meeting. The Parent shall provide the holders of Parent Class A Ordinary Shares the opportunity to elect redemption of such Parent Class A Ordinary Shares in connection with the Parent Shareholders’ Meeting, as required by the Parent’s Organizational Documents (the “Redemption”).
Section 6.14 Employee Matters.
(a) Prior to the Closing Date, Holdco shall adopt, subject to the approval of the Holdco Stockholders, if applicable, an equity incentive plan, in a customary form including market terms as determined by a nationally recognized benefits consultant reasonably acceptable to the Parent, to be mutually agreed upon between the Parent and the Company, that provides for grants of awards to eligible service providers (the “Equity Incentive Plan”). The Equity Incentive Plan shall have an initial share reserve equal to a number up to 15% as determined by an independent committee of the board of directors of the Company (the “Initial Share Reserve Percentage”) of the aggregate number of shares of Holdco Common Stock outstanding immediately following the Closing, on a fully diluted, as-converted and as-exercised basis (calculated after giving effect to the Transactions) and shall contain “evergreen” provisions so that the option pool shall remain at the Initial Share Reserve Percentage of the aggregate number of issued and outstanding shares of Holdco Common Stock, on a fully diluted, as-converted and as-exercised basis.
(b) Prior to the Closing Date, the Company shall use reasonable efforts to cause each of the then current employees who have not already entered into a similar agreement to enter into a proprietary information, invention assignment, non-solicitation, and non-competition agreement in a form reasonably satisfactory to Parent.
(c) Notwithstanding anything in this Agreement to the contrary, all provisions contained in this Section 6.14 are included for the sole benefit of the Parent and the Company. Nothing in this Agreement, whether express or implied: (i) shall be construed to establish, amend or modify any employee benefit plan, program, agreement or arrangement; (ii) shall limit the right of the Parent or its respective Affiliates (including, following the Closing, the Company) to amend, terminate or otherwise modify any Company Benefit Plan or other employee benefit plan, agreement or other arrangement following the Closing Date; or (iii) shall confer upon any Person who is not a Party (including any equityholder, any current or former director, manager, officer, employee or independent contractor of the Company, or any participant in any Company Benefit Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary of such participant)), any right to continued or resumed employment or recall, any (x) right to compensation or benefits, or (y) third-party beneficiary or other right of any kind or nature whatsoever.

Section 6.15 Public Announcements.
(a) During the Interim Period no public release, filing or announcement concerning this Agreement, the Ancillary Documents or the Transactions shall be issued by either Party or any of their Affiliates without the prior written consent of the Parent and the Company (such consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use its reasonable best efforts, to the extent permitted by applicable Law, to allow the other Party reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance.
(b) The Parties shall mutually agree upon and, as promptly as practicable after the execution of this Agreement (but in any event within four Business Days thereafter), issue a press release announcing the execution of this Agreement (the “Signing Press Release”). Promptly after the issuance of the Signing Press Release, the Parent shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Federal Securities Laws. The Company shall review, comment upon and approve the Signing Filing (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing. As promptly as practicable after the Closing (but in any event within four Business Days thereafter), the Parties shall mutually agree upon and issue a press release announcing the consummation of the Transactions (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release, the Parent shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Federal Securities Laws. The Company shall review, comment upon and approve the Closing Filing (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing. In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Filing, the Closing Press Release or any other report, statement, filing notice or application made by or on behalf of a Party to any Governmental Authority or other third party in connection with the Transactions, upon written request by any other Party, each Party shall furnish the other Party with: (i) all information concerning itself, its directors, officers and equity holders and such other matters as may be reasonably necessary in connection with the Transactions; and (ii) any other report, statement, filing, notice or application made by or on behalf of a Party to any third party any Governmental Authority in connection with the Transactions.
Section 6.16 Confidential Information.
(a) During the Interim Period and, if this Agreement is terminated in accordance with Article VIII, until the expiration of the term under the Non-Disclosure Agreement, the Company shall, and shall cause its respective Representatives to: (i) treat and hold in strict confidence any Parent Confidential Information; and (ii) not use for any purpose, nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Parent Confidential Information without the Parent’s prior written consent (except for use in connection with the consummation of the Transactions or the Ancillary Documents, performing its obligations under those documents, enforcing its rights under either of those documents, or in furtherance of its authorized duties on behalf of the Parent). If either during the Interim Period or, if this Agreement is terminated in accordance with Article VIII, until the expiration of the term under the Non-Disclosure Agreement, the Company or any of its Representatives becomes legally compelled to disclose any Confidential Information, then the Company shall provide the Parent to the extent legally permitted with prompt written notice of such requirement so that the Parent or an Affiliate of the Parent may seek, at the Parent’s cost, a protective Order or other remedy or waive compliance with this Section 6.16(a). If such protective Order or other remedy is not obtained, or the Parent waives compliance with this Section 6.16(a), then the Company shall: (i) furnish only that portion of such Parent Confidential Information that is legally required to be provided as advised in writing by outside counsel; and (ii) exercise its reasonable best efforts to obtain assurances that confidential treatment will be accorded such Parent Confidential Information. Notwithstanding the foregoing, with respect to Parent Confidential Information that constitutes trade secrets under applicable Law or has been identified as such to the Company in writing prior to or promptly after its disclosure to the Company or its Representatives, such covenants shall apply for as long as such Parent Confidential Information constitutes a trade secret under applicable Law and continues to constitute Parent Confidential Information under this Agreement. All Confidential Information disclosed by the Parent shall be and shall remain the property of the Parent. If (x) the Parent, in its sole discretion, requires in writing at any time or (y) this Agreement is terminated and the Transactions are not consummated, then the Company shall, and shall cause its Representatives to, promptly deliver to the Parent or destroy (at the Parent’s election) all copies (in whatever form or medium) of Parent Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related to or based on Parent Confidential Information. Notwithstanding the foregoing, the Company and its Representatives shall be entitled to keep any records required by applicable Law or bona fide record retention policies. Any Parent Confidential Information that is not returned or destroyed shall remain subject to the confidentiality obligations set forth in this Agreement.
(b) The Parent acknowledges that the Company Confidential Information being provided to it in connection with this Agreement and the consummation of the Transactions are subject to the terms of the Non-Disclosure Agreement, the terms of which are incorporated in this Agreement by reference. The Non-Disclosure Agreement shall survive the execution, delivery and performance of this Agreement. Such information may include Company Confidential Information. Notwithstanding anything to the contrary in this Agreement, general industry knowledge has been gained by Parent’s Representatives and their respective Affiliates due to the Parent’s and Sponsor’s evaluation of the Target Companies, which cannot be separated from their overall knowledge, which may be used in the ordinary course of their business. This Section 6.16 is not intended to restrict Parent’s Representatives or their respective Affiliates’ ability to compete with the Target Companies or the Parent, but only to prohibit disclosure and knowing use of Company Confidential Information by the Parent and its Representatives.
Section 6.17 Post-Closing Board of Directors and Executive Officers.
(a) The Parties shall take all necessary action, including causing the directors of Holdco to resign, so that effective as of the Closing, the Post-Closing Holdco Board will consist of a number of individuals to be determined by the Company (not to exceed seven individuals in the aggregate); provided that Parent shall be entitled to designate one such individual, who shall be reasonably acceptable to the Company and shall qualify as an independent director. Subject to the terms of Holdco’s Organizational Documents and the Amended Holdco Certificate of Incorporation, the Parties shall take all such action within their power as may be necessary or appropriate such that immediately following the Closing Date, the Post-Closing Holdco Board shall initially include such director nominees to be designated by the Company pursuant to written notice to Holdco following the Signing Date, in each case, subject to the Company’s obligations under the definitive documentation with respect to the Permitted Financing. At or prior to the Closing, the Company and Holdco shall provide each initial director with a customary director indemnification agreement, in form and substance reasonably acceptable to such director, the Company and Holdco.
(b) The Parties shall take all action necessary, including causing the executive officers of Holdco to resign, so that the individuals serving as the executive officers of Holdco immediately after the Closing will be individuals the Company desires to appoint to such roles.
Section 6.18 Indemnification of Directors and Officers; Tail Insurance.
(a) For a period of six years from the Closing Date, the Parties shall, and shall cause Holdco, Parent and the Target Companies to, maintain in effect, in favor of the D&O Indemnified Parties, the exculpation, indemnification and advancement of expenses provisions, of Holdco’s, Parent’s and the Target Companies’ respective Organizational Documents as in effect immediately prior to the Closing Date or in any indemnification agreements of Holdco, Parent or any Target Company, on the one hand, with any D&O Indemnified Party, on the other hand, as in effect immediately prior to the Closing Date. The Parties shall not, and shall cause Holdco, Parent and the Target Companies not to, amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights of any D&O Indemnified Party under the respective Organizational Documents and indemnification agreements described in the preceding sentence. Notwithstanding the foregoing, all rights to indemnification or advancement of expenses in respect of any Legal Proceedings pending or asserted or any claim made within such period shall continue until the disposition of such Legal Proceeding or resolution of such claim. From and after the Closing Date, Holdco shall honor, and shall cause the Parent and the Target Companies to honor, in accordance with their respective terms, each of the covenants contained in this Section 6.18 without limit as to time.
(b) At or prior to the Closing, Holdco shall purchase a “tail” directors’ and officers’ liability insurance policy (the “D&O Tail”) in respect of acts or omissions occurring prior to the Closing covering each such Person that is a director or officer of Holdco, Parent or a Target Company currently covered by a directors’ and officers’ liability insurance policy of the Parent or one or more Target Companies (true, correct and complete copies of which have been made available to each of the Parent and the Company). The D&O Tail shall be on terms with respect to coverage, deductibles and amounts no less favorable than those of such applicable policy in effect on the Signing Date for the six-year period following the Closing. Notwithstanding the foregoing, in no event shall Holdco be required to expend on the premium of such D&O Tail in excess of 250% of the aggregate annual premiums currently payable by the Parent or the Target Companies with respect to such current policies (the “Premium Cap”). If such minimum coverage under any such D&O Tail is or becomes unavailable at the Premium Cap, then any such D&O tail shall contain the maximum coverage available at the Premium Cap. Holdco shall maintain the D&O Tail in full force and effect for its full term and cause all obligations under the D&O Tail to be honored by the Parent and the Target Companies, as applicable. No other party shall have any further obligation to purchase or pay for such insurance pursuant to this Section 6.18(b). No claims made under or in respect of the D&O Tail related to any fiduciary or employee of any Parent or Target Company shall be settled without the prior written consent of Holdco.
(c) The rights of each D&O Indemnified Party under this Agreement shall be in addition to, and not in limitation of, any other rights such Person may have under the Organizational Documents of Holdco, the Parent or any Target Company, any other indemnification arrangement, any Law or otherwise. The obligations of Holdco, the Parent and the Target Companies under this Section 6.18(c) shall not be terminated or modified after the Closing in such a manner as to materially and adversely affect any D&O Indemnified Party without the consent of such D&O Indemnified Party. The provisions of this Section 6.18 shall survive the Closing and expressly are intended to benefit, and are enforceable by, each of the D&O Indemnified Parties, each of whom is an intended third-party beneficiary of this Section 6.18.
(d) If Holdco or Parent or, after the Closing, the Parent or any Target Company, or any of their respective successors or assigns: (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger; or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, proper provision shall be made so that the successors and assigns of Holdco, the Parent or such Target Company, as applicable, assume the obligations set forth in this Section 6.18.
Section 6.19 Domestication. Subject to receipt of the Parent Shareholder Approval with respect to the matters set forth in clauses (A), (B), (C), (D), (E), (F) and (G) of Section 6.13(b)(i), not earlier than three (3) and not later than five (5) Business Days following the Closing and in accordance with applicable Law, any applicable rules and regulations of the SEC, the Listing Exchange and the Parent’s Organizational Documents, the Company shall cause the Domestication to become effective, including by: (a) filing with the Secretary of State of the State of Delaware a Certificate of Domestication with respect to the Domestication, in form and substance reasonably acceptable to the Parent and the Company, together with the Parent Charter upon Domestication, in each case, in accordance with the provisions of the Certificate of Domestication with respect to the Domestication and the Parent Charter upon Domestication and applicable Law; and (b) completing, making and procuring all filings required to be made with the Cayman Registrar in connection with the Domestication.
Section 6.20 Extension Expenses. In connection with the Company’s obligations under clause (c) of Section 8.03, the Parent shall provide the Company with written notice of Extension Expenses and Parent Transaction Costs incurred along with reasonable backup documentation and the Company shall pay such amount to the Parent within five (5) days of delivery of such written notice to the account or accounts specified in writing by the Parent.
ARTICLE VII

CLOSING CONDITIONS
Section 7.01 Conditions to Each Party’s Obligations. The obligations of each Party to consummate the Transactions shall be subject to the satisfaction or written waiver (where permissible) by the Company and the Parent of the following conditions:
(a) Parent Shareholder Approval and Requisite Member Approval. The Parent Shareholder Approval with respect to the matters set forth in clauses (A), (B), (C), (D), (E), (F) and (G) of Section 6.13(b)(i) shall have been obtained and the Requisite Member Approval shall have been obtained.
(b) Regulatory Approvals. (i) Any applicable waiting period or any extension of any applicable waiting period under the HSR Act in respect of the Transactions shall have expired or been earlier terminated, and (ii) all other Consents of (or filings or registrations with) any Governmental Authority required in connection with the execution, delivery and performance of this Agreement set forth on Section 7.01(b) of the Company Disclosure Letter shall have been obtained, expired or otherwise terminated, as applicable.
(c) No Adverse Law or Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the Transactions illegal or which otherwise prevents or prohibits consummation of the Transactions.
(d) Registration Statement. The Registration Statement shall have been declared effective under the Securities Act by the SEC and shall remain effective as of the Closing. No stop order or similar order suspending the effectiveness of the Registration Statement shall have been issued and be in effect with respect to the Registration Statement. No proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.
(e) Listing. The shares of Holdco Common Stock to be issued in connection with the Transactions shall be approved for listing upon the Closing on the Listing Exchange.
(f) Sponsor Support Agreement and Member Support Agreement. The Sponsor and the Company shall have duly executed and delivered the Sponsor Support Agreement and the Member Support Agreement.
Section 7.02 Conditions to Obligations of the Company. The obligations of the Company to consummate the Transactions shall also be subject to the satisfaction or written waiver (where permissible) by the Company of the following conditions:
(a) Representations and Warranties. (i) The Parent Fundamental Representations shall be true and correct in all respects (other than de minimis inaccuracies), in each case on and as of the Signing Date and on and as of the Closing Date as if made on the Closing Date, except for (x) those representations and warranties that address matters only as of a particular date (which representations and warranties shall be true and correct in all material respects as of such date) and (y) such changes after the Signing Date that are expressly contemplated or expressly permitted by this Agreement or the Ancillary Documents; and (ii) each of the representations and warranties of the Parent set forth in this Agreement and in any certificate delivered by or on behalf of the Parent pursuant to this Agreement, other than the Parent Fundamental Representations, shall be true and correct on and as of the Signing Date and on and as of the Closing Date as if made on the Closing Date, except for: (A) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date); and (B) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality, Parent Material Adverse Effect or any similar qualification or exception), individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.
(b) Agreements and Covenants. The Parent shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.
(c) No Parent Material Adverse Effect. No Parent Material Adverse Effect shall have occurred with respect to the Parent since the Signing Date that is continuing and uncured.
(d) Trust Account. The Parent shall have made appropriate arrangements to have the Trust Account available to Parent for payment of amounts to be paid pursuant to this Agreement.
(e) CEF. The CEF shall be in full force and effect, no party thereto shall not have terminated nor delivered any notice of amendment, modification, default or termination of the CEF and the full amount of the CEF shall be duly available to Holdco.
(f) Closing Deliveries.
(i) Officer Certificate. The Parent shall have delivered to the Company a certificate, dated the Closing Date, signed by any director or officer of the Parent in such capacity, certifying as to the satisfaction of the conditions specified in Section 7.02(a), Section 7.02(b) and Section 7.02(c).
(ii) Secretary Certificate. The Parent shall have delivered to the Company a certificate from any director or officer certifying as to, and attaching: (A) copies of the Parent’s Organizational Documents as in effect as of the Closing Date; and (B) the resolutions of the Parent’s Board of Directors authorizing and approving the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party or by which it is bound, and the consummation of the Transactions.
(iii) Ancillary Documents. The Parent shall have delivered to the Company: (A) a copy of the A&R Registration Rights Agreement, duly executed by Holdco, the Parent and the Sponsor; and (B) a copy of the Investor Rights Agreement, duly executed by Holdco.
Section 7.03 Conditions to Obligations of the Parent. The obligations of the Parent to consummate the Transactions are also subject to the satisfaction or written waiver (where available) of the following conditions:
(a) Representations and Warranties. (i) The Company Fundamental Representations shall be true and correct in all respects (other than de minimis inaccuracies), in each case on and as of the Signing Date and on and as of the Closing Date as if made on the Closing Date, except for (x) those representations and warranties that address matters only as of a particular date (which representations and warranties shall be true and correct in all material respects as of such date) and (y) such changes after the Signing Date that are expressly contemplated or expressly permitted by this Agreement or the Ancillary Documents; and (ii) each of the representations and warranties of the Company set forth in this Agreement and in any certificate delivered by or on behalf of the Company pursuant to this Agreement other than the Company Fundamental Representations shall be true and correct on and as of the Signing Date and on and as of the Closing Date as if made on the Closing Date, except for: (A) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date, subject to the following clause (B)); and (B) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality, Company Material Adverse Effect or any similar qualification or exception), individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.
(b) Agreements and Covenants. The Company shall have performed in all material respects all of its obligations and complied in all material respects with all of the agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.
(c) No Company Material Adverse Effect. No Company Material Adverse Effect shall have occurred with respect to any Target Company, since the Signing Date that is continuing and uncured.
(d) Closing Deliveries.
(i) Officer Certificate. The Parent shall have received a certificate from the Company, dated as the Closing Date, signed by an executive officer of the Company in such capacity, certifying as to the satisfaction of the conditions specified in Section 7.03(a), Section 7.03(b) and Section 7.03(c).
(ii) Secretary Certificate. The Company shall have delivered to the Parent a certificate executed by the Company’s secretary certifying as to the validity and effectiveness of, and attaching: (A) copies of the Company’s Organizational Documents as in effect as of the Closing Date (immediately prior to the Closing); and (B) the requisite resolutions of the Company Board authorizing and approving the execution, delivery and performance of this Agreement and each Ancillary Document to which the Company is or is required to be a party or bound, and the consummation of the Transactions.
(iii) Ancillary Documents. Holdco shall have delivered to the Parent a copy of the A&R Registration Rights Agreement, duly executed by Holdco, the Parent and the Sponsor.
Section 7.04 Frustration of Conditions. Notwithstanding anything to the contrary contained in this Agreement, no Party may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by the failure of such Party or the failure of such Party’s Affiliates to comply with or perform any of its covenants or obligations set forth in this Agreement.

ARTICLE VIII

TERMINATION AND EXPENSES
Section 8.01 Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing as follows:
(a) by mutual written consent of the Parent and the Company;
(b) by the Company, if at any time prior to the receipt of the Parent Shareholder Approval, there has been a Modification in Recommendation;
(c) by the Company if the Parent Shareholder Approval shall not have been obtained with respect to the matters set forth in clauses (A), (B), (C), and (D) of Section 6.13(b)(i) by reason of the failure to obtain the required vote at any Parent Shareholders’ Meeting duly convened or at any adjournment or postponement;
(d) by the Parent or the Company if any of the conditions to the Closing set forth in Article VII have not been satisfied or waived by October 13, 2024 (the “Outside Date”). The right to terminate this Agreement under this Section 8.01(d) shall not be available to a Party if a breach or violation by such Party or its Affiliates of any representation, warranty, covenant or obligation under this Agreement was the primary cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date;
(e) by the Parent, following the expiration of any applicable Business Combination Deadline, if such Business Combination Deadline has not been properly extended in accordance with Organizational Documents of the Parent;
(f) by the Parent or the Company if a Governmental Authority of competent jurisdiction shall have issued an Order or Law or has taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Transactions, and such Order, Law or other action has become final and non-appealable. Notwithstanding the foregoing, the right to terminate this Agreement pursuant to this Section 8.01 shall not be available to a Party if the failure by such Party or its Affiliates to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such Governmental Authority;
(g) by the Company to the Parent, if: (i) there has been a breach by the Parent of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of the Parent shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 7.02(a) or Section 7.02(b) to be satisfied (treating the Closing Date for such purposes as the Signing Date or, if later, the date of such breach); and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of: (A) twenty days after written notice of such breach or inaccuracy is provided to the Parent; or (B) the Outside Date. The Company shall not have the right to terminate this Agreement pursuant to this Section 8.01(g) if at such time the Company is in material breach of this Agreement; or
(h) by the Parent to the Company if: (i) there has been a breach by the Company of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of the Company shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 7.03(a) or Section 7.03(b) to be satisfied (treating the Closing Date for such purposes as the Signing Date or, if later, the date of such breach); and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of: (A) 20 days after written notice of such breach or inaccuracy is provided to the Company; or (B) the Outside Date. The Parent shall not have the right to terminate this Agreement pursuant to this Section 8.01(h) if at such time the Parent is in material breach of this Agreement. Any termination of this Agreement by the Parent shall require the approval of the Parent Board.
Section 8.02 Effect of Termination This Agreement may be terminated only in the circumstances described in Section 8.01 and pursuant to a written notice delivered by the applicable Party to the other Party, which sets forth the basis for such termination, including the provision of Section 8.01 under which such termination is made. If this Agreement is validly terminated pursuant to Section 8.01, this Agreement shall forthwith become void, and there shall be no Liability on the part of any party to this Agreement or any of their respective Representatives, and all rights and obligations of each party to this Agreement shall cease, except: (i) Section 6.15, Section 6.16, Article IX, Section 8.03 and this Section 8.02 shall survive the termination of this Agreement; and (ii) nothing in this Agreement shall relieve any Party to this Agreement from Liability for any willful breach of any representation, warranty, covenant or obligation under this Agreement or Fraud against such Party to this Agreement, in either case, prior to termination of this Agreement (in each case of clauses (i) and (ii) above, subject to Section 9.15).
Section 8.03 Transaction Expenses If the Transactions are consummated, then Holdco shall be responsible for payment of all of the Parent Transaction Costs and Company Transaction Costs in accordance with Section 1.02(c). If the Transactions shall not be consummated, then the Parent shall be responsible for the Parent Transaction Costs and the Company shall be responsible for the Company Transaction Costs, except (a) as provided in Section 6.09 with respect to filing fees, (b) each of the Parent and the Company shall pay one-half of any filing fees required by the SEC in connection with the filing of the Registration Statement and (c) each of the Parent and the Company shall be responsible for one-half of the Extension Expenses and Parent Transaction Costs (with the Company’s maximum obligations under this clause (c) being capped at $500,000).
ARTICLE IX

MISCELLANEOUS
Section 9.01 No Survival. Except (x) as otherwise contemplated by Section 8.02 or (y) in the case of Fraud against a Person, none of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing (and there shall be no liability after the Closing in respect of such provisions). Notwithstanding the foregoing, those covenants and agreements contained in this Agreement that by their terms expressly apply in whole or in part after the Closing shall survive only with respect to any breaches occurring after the Closing.
Section 9.02 Notices. All notices, consents, waivers and other communications under this Agreement shall be in writing and shall be deemed to have been duly given: (i) when delivered, if delivered in person; (ii) when sent, if sent by electronic mail or other electronic means (provided that no “bounce back” or similar message is received); (iii) one Business Day after being sent, if sent by reputable, nationally recognized overnight courier service; or (iv) three Business Days after being mailed, if sent by registered or certified mail, postage pre-paid and return receipt requested, to the applicable Party to this Agreement at the following addresses (or at such other address of a Party to this Agreement as shall be specified by like notice):
If to the Parent:

Learn CW Investment Corporation
11755 Wilshire Blvd.
Suite 2320
Los Angeles, CA 90025
Attn: Harry Bator
E-mail: harry@learn.vc

with a copy (which will not constitute notice) to:

Sidley Austin LLP
1999 Avenue of the Stars
Los Angeles, CA 90037
Attn: Joshua DuClos
E-mail: jduclos@sidley.com

If to the Company, to:

Innventure LLC
6900 Tavistock Lakes Blvd, Suite 400
Orlando, FL 32827
Attn: Bill Haskell; Roland Austrup
E-mail: bhaskell@innventure.com; raustrup@innventure.com

with a copy (which will not constitute notice) to:

Vedder Price P.C.
222 N. LaSalle Street, Ste. 2400
Chicago, Illinois 60601
Attn: Dan H. Shulman; Jeff A. VonDruska
E-mail: dshulman@vedderprice.com; jvondruska@vedderprice.com
Section 9.03 Binding Effect; Assignment. This Agreement and all of the provisions of this Agreement shall be binding upon and inure to the benefit of the Parties to this Agreement and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of the Parties. Any assignment without such consent shall be null and void. No such assignment shall relieve the assigning Person of its obligations under this Agreement.
Section 9.04 Third Parties. The rights set forth in Section 6.11 and Section 6.18 are express rights granted for the benefit of third parties. Subject to the preceding sentence, nothing contained in this Agreement or in any instrument or document executed by any party in connection with the Transactions shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party to this Agreement or a successor or permitted assign of such a Party to this Agreement.
Section 9.05 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the Transactions, shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts entered into and to be performed solely within such state, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.
Section 9.06 Jurisdiction. Any Legal Proceeding based upon, arising out of or related to this Agreement or the Transactions must be brought in the Court of Chancery of the State of Delaware and any State of Delaware appellate court therefrom. Each of the Parties to this Agreement irrevocably: (i) submits to the exclusive jurisdiction of each such court in any such proceeding or Legal Proceeding; (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum; (iii) agrees that all claims in respect of the proceeding or Legal Proceeding shall be heard and determined only in any such court; and (iv) agrees not to bring any Legal Proceeding arising out of or relating to this Agreement or the Transactions in any other court. Nothing in this Agreement shall be deemed to affect the right of any Party to this Agreement to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other Party to this Agreement in any other jurisdiction, in each case, to enforce judgments obtained in any Legal Proceeding brought pursuant to this Section 9.06.
Section 9.07 WAIVER OF JURY TRIAL. ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES. THEREFORE, EACH SUCH PARTY TO THIS AGREEMENT IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY TO THIS AGREEMENT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS.
Section 9.08 Specific Performance. Each Party to this Agreement: (i) acknowledges that the rights of each Party to this Agreement to consummate the Transactions are unique; (ii) recognizes and affirms that if this Agreement is breached by any Party to this Agreement, money damages may be inadequate and the non-breaching Parties to this Agreement may have no adequate remedy at law; and (iii) agrees that irreparable damage would occur if any of the provisions of this Agreement were not performed by any Party to this Agreement in accordance with their specific terms or were otherwise breached. Accordingly, each Party to this Agreement shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions of this Agreement, without the requirement to post any bond or other security or to prove that money damages would be inadequate. The foregoing is in addition to any other right or remedy to which such Party to this Agreement may be entitled under this Agreement, at law or in equity.
Section 9.09 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable by any court of competent jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable. The validity, legality and enforceability of the remaining provisions contained in this Agreement shall not in any way be affected or impaired nor shall the validity, legality or enforceability of such provision be affected in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties to this Agreement will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.
Section 9.10 Amendment; Waiver. This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by the Parent (which in the case of the Parent, shall require the approval of the Parent Board) and the Company. At any time prior to the Closing, any Party to this Agreement may, as applicable, by action taken by its board of directors or other officers or Persons thereunto duly authorized:
(a) extend the time for the performance of the obligations or acts of another Party to this Agreement;
(b) waive any inaccuracies in the representations and warranties (of another Party to this Agreement) that are contained in this Agreement; or
(c) waive compliance by another Party to this Agreement with any of the agreements or conditions contained in this Agreement. Notwithstanding the foregoing, such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party to this Agreement granting such extension or waiver. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any Party to this Agreement to assert any of its rights under this Agreement shall not constitute a waiver of such rights.
Section 9.11 Entire Agreement. This Agreement and the documents or instruments referred to in this Agreement, including any exhibits and schedules attached, which exhibits and schedules are incorporated by reference, together with the Ancillary Documents, embody the entire agreement and understanding of the Parties to this Agreement in respect of the subject matter contained in this Agreement. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to in this Agreement or the documents or instruments referred to in this Agreement, which collectively supersede all prior agreements and the understandings among the Parties to this Agreement with respect to the subject matter contained in this Agreement.
Section 9.12 Interpretation. The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties to this Agreement and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless as otherwise expressly provided in this Agreement:
(a) words denoting any gender shall include all genders, and words in the singular, including any defined terms, include the plural and vice versa;
(b) reference to any Person includes such Person’s successors and permitted assigns, and reference to a Person in a particular capacity excludes such Person in any other capacity;
(c) all accounting terms used and not otherwise defined in this Agreement or any Ancillary Document have the meaning assigned to such terms in accordance with GAAP;
(d) the word “including” (and with correlative meaning “include”) means “including, without limitation”;
(e) the words “hereof,” “herein,” “hereto,” and “hereby” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement;
(f) the word “if” and other words of similar import when used in this Agreement means “if and only if”;
(g) except as the context otherwise provides, the words “either,” “or,” “neither,” “nor” and “any” are not exclusive;
(h) any agreement, instrument, insurance policy, Law or Order defined or referred to in this Agreement or in any agreement or instrument that is referred to in this Agreement means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of Laws or Orders) by succession or comparable successor Laws or Orders and references to all attachments to such agreement, instrument, insurance policy, Law or Order and instruments incorporated in such agreement, instrument, insurance policy, Law or Order;
(i) references to “days” shall refer to calendar days unless Business Days are specified;
(j) all references in this Agreement to the words “Section,” “Article”, “Schedule” and “Exhibit” are to Sections, Articles, Schedules and Exhibits to this Agreement; and
(k) the term “Dollars” or character “$” means United States dollars. Any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body. Any reference in this Agreement to a Person’s officers shall include any Person filling a substantially similar position for such Person.
Any reference in this Agreement or any Ancillary Document to a Person’s shareholders or stockholders shall include any applicable owners of the Equity Securities of such Person, in whatever form, including, with respect to the Parent, its shareholders under the Cayman Companies Act or DGCL, as then applicable, or its Organizational Documents. The Parties to this Agreement have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties to this Agreement. No presumption or burden of proof shall arise favoring or disfavoring any Party to this Agreement by virtue of the authorship of any provision of this Agreement. To the extent that any Contract, document, certificate or instrument is represented and warranted to by the Company to be given, delivered, provided or made available by the Company to the Parent or its Representatives, such Contract, document, certificate or instrument shall have been posted to the electronic data site maintained on behalf of the Company for the benefit of the Parent and its Representatives at least two calendar days prior to the Signing Date.
Section 9.13 Counterparts. This Agreement and each Ancillary Document may be executed and delivered (including by electronic transmission) in one or more counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument. Counterparts may also be delivered via facsimile, electronic mail (including PDF or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.
Section 9.14 Legal Representation.
(a) Conflicts and Privilege.
(i) The Parent and the Company, on behalf of their respective successors and assigns, agree that, if a dispute with respect to this Agreement or the Transactions arises after the Closing between or among: (x) the Sponsor, the stockholders, shareholders or holders of other Equity Securities of the Parent or the Sponsor or any of their respective directors, members, partners, officers, employees or Affiliates (collectively, the “LCW Group”), on the one hand; and (y) the Parent following the Closing or any member of the Company Group, on the other hand, any legal counsel, including SA, that represented the Parent or the Sponsor prior to the Closing may represent the Sponsor or any other member of the LCW Group, in such dispute even though: (A) the interests of such Persons may be directly adverse to the Parent and its Affiliates (following the Closing); and (B) such counsel may have represented the Parent in a matter substantially related to such dispute or may be handling ongoing matters for the Parent or the Sponsor. The Parent and the Company, on behalf of their respective successors and assigns, further agree that, as to all Legally Privileged Communications prior to the Closing between or among the Parent, the Sponsor or any other member of the LCW Group, on the one hand, and SA, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Transactions and belong to the LCW Group after the Closing. The attorney/client privilege and the expectation of client confidence with respect to the foregoing shall not pass to or be claimed or controlled by the Parent and its Affiliates (following the Closing). Notwithstanding the foregoing, any privileged communications or information shared by the Company prior to the Closing with the Parent or the Sponsor under a common interest agreement shall remain the privileged communications or information of the Parent.

(ii) The Parent and the Company, on behalf of their respective successors and assigns agree that, if a dispute with respect to this Agreement or the Transactions arises after the Closing between or among: (x) the stockholders, shareholders or holders of other Equity Securities of the Company or any of their respective directors, members, partners, officers, employees or Affiliates (collectively, the “Company Group”), on the one hand; and (y) the Company (following the Closing) or any member of the LCW Group, on the other hand, any legal counsel, including Vedder Price P.C. (“VP”) that represented the Company prior to the Closing may represent any member of the Company Group in such dispute even though: (A) the interests of such Persons may be directly adverse to the Company (following the Closing); and (B) such counsel may have represented the Parent or the Company in a matter substantially related to such dispute or may be handling ongoing matters for the Parent or the Company (following the Closing). The Parent and the Company, on behalf of their respective successors and assigns, further agree that, as to all Legally Privileged Communications prior to the Closing between or among the Company or any member of the Company Group, on the one hand, and VP, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Transactions and belong to the Company Group after the Closing. The attorney/client privilege and the expectation of client confidence with respect to the foregoing shall not pass to or be claimed or controlled by the Company (following the Closing). Notwithstanding the foregoing, any privileged communications or information shared by the Parent prior to the Closing with the Company under a common interest agreement shall remain the privileged communications or information of the Company (following the Closing).
(b) Company Privilege; Waiver.
(i) VP has represented the Company Group and the Target Companies with respect to the Transactions. All parties to this Agreement recognize the commonality of interest that exists and will continue to exist until the Closing, and that such commonality of interest should continue to be recognized after the Closing. Specifically, the LCW Group and, following the Closing, the Company shall not, and shall cause their Affiliates not to, seek to have VP be disqualified from representing the Company Group in connection with any dispute that may arise between such parties and the LCW Group or the Target Companies in connection with this Agreement, the Ancillary Document or the Transactions. In connection with any such dispute, the Company Group involved in such dispute (and not the LCW Group (including following the Closing)) will have the right to decide whether or not to waive the attorney-client privilege that may apply to any communications between the Company Group, the Target Companies (including following the Closing), and their Representatives or Affiliates (collectively, the “Company Parties”) that occurred prior to the Closing.
(ii) Without limiting the foregoing, the LCW Group (on their own behalf and on behalf of their Representatives and Affiliates) also acknowledge and agree that VP has been and will be providing legal advice to the Company Parties in connection with this Agreement, the Ancillary Document, and any Transactions. In such capacity, VP will have had confidential or privileged communications between VP and the Company Parties, including written and electronic communications between or among VP or the Company Parties, relating to this Agreement, the Ancillary Documents and the Transactions (collectively, the “Company Privileged Materials”). The LCW Group (on their own behalf and on behalf of their Representatives and Affiliates) further acknowledge and agree that, at and after the Closing, the Company Privileged Materials shall belong solely to the Company Group and any privilege or other right related to the Company Privileged Materials, including the attorney-client privilege and the expectation of client confidences, shall be owned and controlled solely by the Company Group and shall not pass to or be claimed by the LCW Group or their Affiliates (including the Company following the Closing). Notwithstanding the foregoing, the Company Group and its Representatives shall reasonably cooperate with the LCW Group or the Company (following the Closing) seeking to assert such privilege in a post-Closing dispute with a Person that is not a member of the Company Group or any of its Affiliates. In furtherance of the foregoing, each of the Parties to this Agreement agree to take the steps necessary to ensure that all privileges attaching to the Company Privileged Materials shall survive the Closing, remain in effect and be owned and controlled solely by the Company Group. The LCW Group (on their own behalf and on behalf of their Representatives and Affiliates, including the Company and its Affiliates, following the Closing) also agree: (A) that they will not, directly or indirectly, obtain or seek to obtain from VP any such Company Privileged Materials (or assist any other Person); and (B) not to knowingly access, review, use or rely on any Company Privileged Materials in any dispute involving any of the Parties to this Agreement after the Closing.
(c) Parent Privilege; Waiver.
(i) SA has represented the LCW Group and the Parent with respect to the Transactions. All Parties to this Agreement recognize the commonality of interest that exists and will continue to exist until the Closing, and that such commonality of interest should continue to be recognized after the Closing. Specifically, the Company Group and, following the Closing, the Parent, shall not, and shall cause their Affiliates not to seek to have SA be disqualified from representing the LCW Group in connection with any dispute that may arise between such parties and the Company Group or the Parent in connection with this Agreement, the Ancillary Documents or the Transactions. In connection with any such dispute, the LCW Group involved in such dispute (and not the Company Group (including following the Closing)) will have the right to decide whether or not to waive the attorney-client privilege that may apply to any communications between the LCW Group, the Parent (including following the Closing), and their Representatives or Affiliates (collectively, the “Parent Parties”) that occurred prior to the Closing.
(ii) Without limiting the foregoing, the Company Group (on their own behalf and on behalf of their Representatives and Affiliates) also acknowledge and agree that SA has been and will be providing legal advice to the Parent Parties in connection with this Agreement, the Ancillary Documents and any Transactions. In such capacity, SA will have had confidential or privileged communications between SA and the Parent Parties, including written and electronic communications between or among SA or the Parent Parties, relating to this Agreement, the Ancillary Documents, and the Transactions (collectively, the “Parent Privileged Materials”). The Company Group (on their own behalf and on behalf of their Representatives and Affiliates) further acknowledge and agree that, at and after the Closing, the Parent Privileged Materials shall belong solely to the LCW Group and any privilege or other right related to the Parent Privileged Materials, including the attorney-client privilege and the expectation of client confidences, shall be owned and controlled solely by the LCW Group and shall not pass to or be claimed by the Company Group or their Affiliates (including the Parent following the Closing). Notwithstanding the foregoing, the LCW Group and its Representatives shall reasonably cooperate with the Company Group or the Parent (following the Closing) seeking to assert such privilege in a post-Closing dispute with a Person that is not a member of the LCW Group or any of its Affiliates. In furtherance of the foregoing, each of the Parties to this Agreement agree to take the steps necessary to ensure that all privileges attaching to the Parent Privileged Materials shall survive the Closing, remain in effect and be owned and controlled solely by the LCW Group. The Company Group (on their own behalf and on behalf of their Representatives and Affiliates, including the Parent and its Affiliates, following the Closing) also agree: (A) that they will not, directly or indirectly, obtain or seek to obtain from SA any such Parent Privileged Materials (or assist any other Person) and; (B) not to knowingly access, review, use or rely on any Parent Privileged Materials in any dispute involving any of the Parties to this Agreement after the Closing.
Section 9.15 Waiver of Claims Against Trust. The Company acknowledges that the Parent is a blank check company with the powers and privileges to effect a Business Combination. The Company further acknowledges that, as described in the IPO Prospectus available at www.sec.gov, substantially all of the Parent’s assets consist of the cash proceeds of the Parent’s initial public offering and private placements of its securities. Substantially all of those proceeds have been deposited in the Trust Account for the benefit of the Parent, the Parent Shareholders and the underwriters of the Parent’s initial public offering. The Company acknowledges that they have been advised by the Parent that the Parent may disburse monies from the Trust Account only in the express circumstances described in the IPO Prospectus. The Company, on behalf of itself and its Affiliates, acknowledges and agrees that, notwithstanding anything to the contrary in this Agreement, no such Person: (a) now has or shall at any time after the Signing Date have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions from the Trust Account; or (b) may make any claim against the Trust Account (including any distributions from the Trust Account), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between the Parent or its Representatives, on the one hand, and any such Person or its Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability

(any such claims are collectively referred to as, the “Released Claims”). For and in consideration of the Parent entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Company irrevocably waives on behalf of itself and its respective Affiliates, the Released Claims and any right, title, interest or claim of any kind they have or may have in the future in or to any monies in the Trust Account. The Company agrees, on behalf of itself and its respective Affiliates, not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, this Agreement and any negotiations, Contracts or agreements with the Parent (including any distributions to the Parent Shareholders in respect of Redemptions or deferred underwriting commissions relating to the IPO). Notwithstanding the foregoing, nothing in this Agreement shall serve to limit or prohibit the Company’s right to pursue a claim against the Parent for legal relief against monies or other assets held outside the Trust Account, for specific performance or other equitable relief in connection with the consummation of the Transactions so long as such claim would not affect the Parent’s ability to fulfill its obligation to effectuate the Redemptions or for Fraud. The Company’s right pursuant to the preceding sentence shall include the right to bring a claim for the Parent to specifically perform its obligations under this Agreement with respect to the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the Redemptions) to the Company in accordance with the terms of this Agreement and the Trust Agreement. Nothing in this Section 9.15 shall serve to limit or prohibit any claims that the Company may have in the future against the Parent’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account to the Parent and any assets that have been purchased or acquired with any such funds). This paragraph will survive the termination of this Agreement for any reason.
Section 9.16 Non-Recourse. This Agreement may be enforced only against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Transactions may be brought only against, the entities that are expressly named as Parties to this Agreement and then only with respect to the specific obligations set forth with respect to such Party. Except to the extent a named Party to this Agreement (and then only to the extent of the specific obligations undertaken by such named Party in this Agreement), (a) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, agent, attorney, advisor, Representative or Affiliate (nor any investment fund or vehicle managed by an Affiliate or portfolio company of such investment fund and vehicle) of any named Party to this Agreement and (b) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, agent, attorney, advisor, Representative or Affiliate (nor any investment fund or vehicle managed by an Affiliate or portfolio company of such investment fund and vehicle) of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company or the Parent under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the Transactions.
Section 9.17 Company and Parent Disclosure Letters. The Company Disclosure Letter and the Parent Disclosure Letter referenced in this Agreement are a part of this Agreement as if fully set forth in this Agreement. All references in this Agreement to the Company Disclosure Letter or the Parent Disclosure Letter shall be deemed references to such parts of this Agreement unless the context shall otherwise require. Any disclosure made by a Party in the applicable Disclosure Letter with reference to any section of this Agreement or section of the applicable Disclosure Letter shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of the applicable Disclosure Letter if it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or section of the applicable Disclosure Letter. Certain information set forth in the Disclosure Letters is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement. The disclosure of any information shall not be deemed to establish a standard of materiality.
ARTICLE X

DEFINITIONS
Section 10.01 Certain Definitions. The following terms shall have the following meanings in this Agreement:
“A&R Registration Rights Agreement” has the meaning specified in the Recitals.
“Acquisition Proposal” means any written inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time relating to an Alternative Transaction (other than the Parent and the Sponsor or their respective Representatives).

“Additional Financing” means equity financing or debt financing (or a combination of both) that is issued or incurred by Holdco, Parent or the Target Companies, either prior to or following the Closing, containing the terms and conditions set forth in Section 10.01-A of the Company Disclosure Letter.
“Additional Parent SEC Reports” has the meaning specified in Section 5.06(a).
“Affiliate” with respect to any specified Person means any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether through one or more intermediaries or otherwise. The term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise. Notwithstanding the foregoing, investment funds or vehicles managed by Affiliates of the Parent, and portfolio companies of such investment funds and vehicles, are not Affiliates of the Parent.
“Agreement” has the meaning specified in the Preamble.
“Alternative Transaction” means: (a) with respect to the Company and its controlled Affiliates, a transaction or a series of transactions (other than the Transactions) concerning (i) the sale or divestiture (whether directly or indirectly) of all or any part of the business or assets of the Target Companies or their respective controlled Affiliates; (ii) the sale or issuance of, or any similar investment in, any of the shares or other Equity Securities or profits of the Target Companies or their respective controlled Affiliates, in any case, whether such transaction takes the form of a sale of shares or other equity interests, assets, merger, consolidation, issuance of debt securities, management Contract, joint venture or partnership or otherwise (other than a Permitted Financing or an Additional Financing); or (iii) a merger, consolidation, share exchange, business combination, reorganization, Merger, liquidation, dissolution or other similar transaction involving the sale or disposition of the Target Companies; and (b) with respect to the Parent and its Affiliates, a transaction (other than the Transactions) concerning a Business Combination involving the Parent.
“Amended Holdco Certificate of Incorporation” has the meaning specified in Section 3.07.
“Ancillary Documents” means each of the agreements and instruments contemplated by this Agreement or otherwise related to the Transactions, in each case to be executed and delivered on the Signing Date or on or prior to the Closing Date, including this Agreement (together with the Company Disclosure Letter and the Parent Disclosure Letter).
“Annual Company Financials” has the meaning specified in Section 4.06(a).
“Anti-Bribery Law” means: (a) the Foreign Corrupt Practices Act of 1977, as amended, and all other applicable anti-corruption and bribery Laws of any jurisdiction (including the U.K. Bribery Act 2010); (b) any rules or regulations promulgated under the Foreign Corrupt Practices Act of 1977, as amended, and all other applicable anti-corruption and bribery Laws of any jurisdiction (including the U.K. Bribery Act 2010); and (c) other Laws of other countries implementing the OECD Convention on Combating Bribery of Foreign Officials.
“Antitrust Laws” means: (a) the HSR Act, the Federal Trade Commission Act, the Sherman Antitrust Act of 1890 and the Clayton Antitrust Act, including the rules and regulations promulgated under the HSR Act, the Federal Trade Commission Act, the Sherman Antitrust Act of 1890 and the Clayton Antitrust Act; (b) any applicable foreign antitrust Laws; and (c) all other applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.
“Benefit Plans” of any Person means, in each case whether or not reduced to writing, all deferred compensation, executive compensation, incentive compensation, equity purchase, phantom equity, profits interest or other equity or equity-based compensation, performance award, change in control, retention, loan, employment or consulting, severance or termination, holiday, vacation, bonus, hospitalization, medical, life welfare, accident, disability or other welfare benefit, fringe benefit, supplemental unemployment benefits, retiree or post-employment health or welfare, profit sharing, pension, retirement, sick pay or paid time off plan, program, policy, agreement, commitment or arrangement, and all other compensation or benefit plans, programs, policies, agreements or arrangements, including each “employee benefit plan” as such term is defined under Section 3(3) of ERISA (whether or not subject to Section 3(3) of ERISA).

“Book-Entry Shares” has the meaning specified in Section 3.04(c).
“Business Combination” has the meaning specified in Article 1.1 of the Parent’s Organizational Documents as in effect on the Signing Date.
“Business Combination Deadline” means the deadline by which the Parent must complete a Business Combination in accordance with its Organizational Documents as then in effect.
“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or, for so long as the Parent remains domiciled in Cayman Islands, Governmental Authorities in the Cayman Islands that are authorized or required by Law to close.
“CARES Act” means the Coronavirus Aid, Relief and Economic Security Act, Pub. L. 116-136 (116th Cong.) (Mar. 27, 2020), and any amendment of the Coronavirus Aid, Relief and Economic Security Act, Pub. L. 116-136 (116th Cong.) (Mar. 27, 2020), successor law, or executive order, executive memo, administrative or other guidance or legislation published with respect to the Coronavirus Aid, Relief and Economic Security Act, Pub. L. 116-136 (116th Cong.) (Mar. 27, 2020) by any Governmental Authority.
“Cayman Companies Act” means the Companies Act (As Revised) of the Cayman Islands.
“Cayman Registrar” means the Cayman Islands Registrar of Companies.
“CCRs” has the meaning specified in Section 4.05(a).
“CEF” has the meaning specified in the Recitals.
“Certificate” has the meaning specified in Section 3.03.
“Change of Control” means any transaction or series of transactions the result of which is: (a) the acquisition by any Person or “group” (as defined in the Exchange Act) of Persons of direct or indirect beneficial ownership of Equity Securities representing 50% or more of the combined voting power or economic rights or interests in Holdco (or any of its respective successors); (b) a merger, consolidation, reorganization or other business combination, however effected, resulting in: (i) any Person or “group” (as defined in the Exchange Act) acquiring at least 50% of the combined voting power or economic rights or interests in Holdco (or any of its respective successors) or the surviving Person outstanding immediately after such combination; or (ii) members of the board of directors of Holdco immediately prior to such merger, consolidation, reorganization or other business combination not constituting at least a majority of the board of directors of the company surviving the combination or, if the surviving company is a Subsidiary, the ultimate parent of such Subsidiary; or (c) a sale of all or substantially all of the assets of the Holdco (or any of its respective successors).
“Class A Units” has the meaning specified in the Company LLC Agreement.
“Class B Preferred Units” has the meaning specified in the Company LLC Agreement.
“Class B Preferred Warrants” means the warrants of the Company to purchase Class B Preferred Units.
“Class B-1 Preferred Units” has the meaning specified in the Company LLC Agreement.
“Class C Units” has the meaning specified in the Company LLC Agreement.
“Class I Units” has the meaning specified in the Company LLC Agreement.
“Class PCTA Units” has the meaning specified in the Company LLC Agreement.
“Closing” has the meaning specified in Section 2.01.
“Closing Date” has the meaning specified in Section 2.01.
“Closing Filing” has the meaning specified in Section 6.15(b).
“Closing Merger Consideration” means an amount of shares of Holdco Common Stock equal to the Merger Consideration less the total number of Earnout Shares.
“Closing Press Release” has the meaning specified in Section 6.15(b).
“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the U.S. Internal Revenue Code of 1986, as amended, and any successor statute, as amended.
“Company” has the meaning specified in the Preamble.
“Company Benefit Plan” means any Benefit Plan that (a) is sponsored, maintained, contributed to or required to be contributed to by any of the Target Companies; (b) under or with respect to which any of the Target Companies has or could reasonably be expected to have any Liability or obligation; or (c) that is for the benefit of any current or former employee, independent contractor, consultant, advisor, officer or director of the Target Companies (or a beneficiary or dependent thereof).
“Company Certificate” has the meaning specified in Section 3.04(c).
“Company Closing Certificate” has the meaning specified in Section 2.02(b).
“Company Confidential Information” means Confidential Information, as defined in the Non-Disclosure Agreement.
“Company Disclosure Letter” has the meaning specified in the Preamble to Article IV.
“Company Financials” has the meaning specified in Section 4.06(a).
“Company Fundamental Representations” means the representations and warranties made pursuant to Section 4.01 (Organization and Standing), Section 4.02 (Authorization; Binding Agreement), Section 4.03 (Capitalization), Section 4.04 (Subsidiaries and Investments), Section 4.25 (Finders and Brokers) and Section 4.27 (Information Supplied).
“Company Group” has the meaning specified in Section 9.14(a)(ii).
“Company IP” means all Intellectual Property currently owned, licensed, used or held for use by the Target Companies.
“Company IP Licenses” means Intellectual Property licenses, sublicenses and other agreements or permissions.
“Company LLC Agreement” means the Fifth Amended and Restated Limited Liability Company Agreement of the Company, effective as of April 27, 2022, as amended.
“Company Material Adverse Effect” means any Event that: (i) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, results of operations or condition (financial or otherwise) of a Target Company (and, except in the case of the Company, such Target Company’s subsidiaries) taken as a whole or (ii) does or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of the Target Companies to consummate the Transactions. Notwithstanding the foregoing, in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Company Material Adverse Effect” pursuant to clause (i) of the preceding sentence: (a) any change in applicable Laws or GAAP or any interpretation of such following the Signing Date; (b) any change in interest rates or economic, political, business or financial market conditions generally; (c) the taking of any action required by this Agreement, (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences) or change in climate; (e) any epidemic, pandemic, other disease outbreak (including COVID-19, or any COVID-19 Measures or any change in such COVID-19 Measures following the Signing Date); (f) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions; (g) any failure of the Target Companies to meet any projections or forecasts (notwithstanding the foregoing, clause (g) shall not prevent a determination that any Event not otherwise excluded from this definition of Company Material Adverse Effect underlying such failure to meet projections or forecasts has resulted in a Company Material Adverse Effect); (h) any Events generally applicable to the industries or markets in which the Target Companies operate (including increases in the cost of products, supplies, materials or other goods purchased from third-party suppliers); (i) the announcement of this Agreement or the consummation of the Transactions, including any termination of, reduction in or similar adverse effect (but in each case only to the extent attributable to such announcement or consummation) on relationships, contractual or otherwise, with any landlords, customers, suppliers, distributors, partners or employees of the Target Companies; or (j) any action taken by, or at the request of, the Parent. Notwithstanding the foregoing, any Event referred to in clauses (a), (b), (d), (e), (f) or (h) above may be taken into account in determining if a Company Material Adverse Effect has occurred to the extent it has a disproportionate and adverse effect on the business, assets, results of operations or condition (financial or otherwise) of the Target Companies relative to similarly situated companies in the industry in which the Target Companies conduct their respective operations.
“Company Material Contract” has the meaning specified in Section 4.12(a).
“Company Member(s)” means the holder(s) of Company Units.
“Company Parties” has the meaning specified in Section 9.14(b)(i).
“Company Permits” has the meaning specified in Section 4.10.
“Company Privileged Materials” has the meaning specified in Section 9.14(b)(ii).
“Company Real Property Leases” has the meaning specified in Section 4.15(b).
“Company Registered IP” has the meaning specified in Section 4.13(a).
“Company Securities” means the membership interests of the Company expressed in the form of Company Units and any other instrument exercisable or exchangeable for, or convertible into, any Company Units.
“Company Software” means all Software which any of the Target Companies owns or purports to own, in whole or in part.
“Company Transaction Costs” means all fees, costs and expenses of the Target Companies, in each case, incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the other Ancillary Documents and the consummation of the Transactions, including: (a) all change of control bonus payments, transaction, retention or similar payments payable as a result of or in connection with the consummation of the Transactions pursuant to arrangements (whether written or oral) entered into prior to the Closing Date whether payable before (to the extent unpaid), on or following the Closing Date (excluding any “double-trigger” payments that do not entitle any individual to voluntarily terminate employment and receive a payment), and the employer portion of payroll, employment and similar Taxes payable as a result of the foregoing amounts (computed as though all such amounts were payable as of the Closing Date); (b) all severance payments, retirement payments or similar payments or success fees payable pursuant to arrangements (whether written or oral) entered into prior to the Closing Date and which are payable as a result of or in connection with the consummation of the Transactions, whether payable before (to the extent unpaid), on or following the Closing Date (excluding any “double-trigger” payments that do not entitle any individual to voluntarily terminate employment and receive a payment), and the employer portion of payroll, employment and similar Taxes payable as a result of the foregoing amounts (computed as though all such amounts were payable as of the Closing Date); (c) all professional or transaction, deal, brokerage, legal, accounting, financial advisory or any similar fees payable in connection with the consummation of the Transactions (including any fees, costs and expenses related to the Permitted Financing and the Additional Financing, except as otherwise expressly set forth in the definition of Parent Transaction Costs); (d) all costs, fees and expenses related to the D&O Tail; and (e) 50% of the filing fees lawfully payable to or at the request of any Governmental Authority in connection with this Agreement, the Ancillary Documents and the consummation of the Transactions, including any fees in connection with any filings described in Section 6.09 and any filing fees required by the SEC in connection with the filing of the Registration Statement, but excluding, in each case, (i) all other costs, fees and expenses incurred in connection with the listing on the Listing Exchange of the shares of Holdco Common Stock issued in connection with the Transactions, (ii) Transfer Taxes; and (iii) any other amounts payable by the Parent under this Agreement.
“Company Units” means, prior to the Merger, the Class A Units, Class B Preferred Units, Class B-1 Preferred Units, Class C Units, Class PCTA Units, Class I Units.
“Consent” means any consent, approval, waiver, notice, authorization or permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.

“Contracts” means all legally binding contracts, agreements, binding arrangements, memorandums of understanding, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses (and all other contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications to the foregoing).
“Controlling Persons Coverage” means a controlling person rider with respect to Sponsor pursuant to its executive and corporate securities liability insurance policy, or comparable coverage for benefit of Sponsor.
“Copyright” has the meaning specified in the definition of “Intellectual Property.”
“Copyright Action” has the meaning specified in Section 4.13(f).
“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations of such virus or related or associated epidemics, pandemics or disease outbreaks.
“COVID-19 Measures” means all commercially reasonable actions that any Person reasonably determines are necessary or prudent for such Person to take in connection with (a) mitigating the adverse effects of the COVID-19 pandemic on the business of the Person including in response to third-party supply or service disruptions caused by the COVID-19 pandemic and (b) protecting the health and safety of customers, employees and other business relationships, in each case, to ensure compliance with any Law, or legally binding recommendations or restrictions imposed the Centers for Disease Control and Prevention or any other Governmental Authorities or quasi-governmental authorities, in each case, in connection with or in response to the COVID-19 pandemic.
“D&O Indemnified Party” means any individual who, at or prior to the Closing, was a director (or equivalent) or officer or employee of the Parent or any of the Target Companies.
“D&O Tail” has the meaning specified in Section 6.18(b).
“Delaware Certificate of Merger” has the meaning specified in Section 1.02(a).
“DGCL” has the meaning specified in Section 1.01(a).
“Disclosure Letters” means, collectively, the Company Disclosure Letter and the Parent Disclosure Letter.
“DLLCA” has the meaning specified in Section 1.01(b).
“Domestication” means the domestication of Parent from the Cayman Islands to the U.S. as a U.S. corporation.
“DTC” has the meaning specified in Section 3.04(c).
“Earnout Shares” means the First Earnout Shares, the Second Earnout Shares and the Third Earnout Shares.
“Effective Time” has the meaning specified in Section 1.02(b).
“Enforceability Exceptions” has the meaning as specified in Section 5.02.
“Environmental Law” means any Law in any way relating to: (a) the protection of human health and safety; (b) pollution or the protection, preservation or restoration of the environment and natural resources (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource); or (c) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, Release or disposal of Hazardous Materials.
“Environmental Liabilities” means all Liabilities, obligations, responsibilities, Remedial Legal Proceedings, losses, damages, natural resource damages, costs, expenses, fines, penalties, sanctions, and interest incurred as a result of any claim or demand by any other Person or in response to any violation of or non-compliance with Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, Order, or Contract with any Governmental Authority or other Person, that relates to any environmental, health or safety condition, violation of or non-compliance with, or liability under, Environmental Law, or a Release or threatened Release of, or exposure to, Hazardous Materials. The foregoing shall include all reasonable fees, disbursements, and expenses of counsel, experts, and consultants and costs of investigation and feasibility studies.
“Environmental Permits” has the meaning specified in Section 4.19(a).
“Equity Incentive Plan” has the meaning specified in Section 6.14(a).
“Equity Securities” with respect to any Person means: (a) any shares of capital or capital stock, partnership, membership, joint venture or similar interest, or other voting securities of, or other ownership interest in, such Person; (b) any securities of such Person convertible into or exchangeable for cash or shares of capital or capital stock or other voting securities of, or other ownership interests in, such Person; (c) any warrants, calls, options or other rights to acquire from such Person, or other obligations of such Person to issue, any shares of capital or capital stock or other voting securities of, or other ownership interests in, or securities convertible into or exchangeable for shares of capital or capital stock or other voting securities of, or other ownership interests in, such Person; (d) any restricted shares, stock appreciation rights, restricted units, performance units, contingent value rights, “phantom” stock or similar securities or rights issued by or with the approval of such Person that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital or capital stock or other voting securities of, other ownership interests in, or any business, products or assets of, such Person; and (e) any securities issued or issuable with respect to the securities or interests referred to in clauses (a) through (d) above in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization.
“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means each Person which together with a Target Company would at any relevant time be deemed to be a “single employer” pursuant to Section 414(b), (c), (m) or (o) of the Code.
“Event” means any event, state of facts, development, circumstance, condition, change, occurrence or effect.
“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.
“Exchange Agent” has the meaning specified in Section 3.04(a).
“Extension” means any extension of the Business Combination Deadline as contemplated by the Extension Proxy Statement.
“Extension Expenses” means the fees, costs and expenses incurred by the Parent in obtaining the Extension.
“Extension Proxy Statement” means the proxy statement as filed by the Parent with the SEC on September 21, 2023, together with any amendments or supplements to such proxy statement pursuant, seeking the approval of the Parent Shareholders to amend the Parent’s Organizational Documents in connection with an Extension.
“Federal Securities Law” has the meaning specified in Section 6.07.
“First Earnout Shares” means two million (2,000,000) shares of Holdco Common Stock.
“Foreign Plan” has the meaning specified in Section 4.18(j).
“Fraud” with respect to a Party to this Agreement means: (a) an intentional misrepresentation by such Party with respect to the making of the representations and warranties of such Party as expressly set forth in this Agreement with the intent by such Party that the other Parties to this Agreement rely on such misrepresentation to such other Party’s material detriment; and (b) such other Party reasonably relies on, and suffers losses as a result of, such misrepresentation.
“GAAP” means generally accepted accounting principles as in effect in the United States of America
“Governmental Authority” means any federal, state, provincial, municipal, local, foreign or other governmental, quasi-governmental, regulatory or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitral body, commission, or other similar dispute-resolving panel or body (public or private).

“Hazardous Material” means any waste, gas, liquid or other substance or material that is defined, listed or designated as a “hazardous substance”, “pollutant”, “contaminant”, “hazardous waste”, “hazardous material”, “regulated substance”, “hazardous chemical”, or “toxic chemical” (or by any similar term) under any Environmental Law, or any other material regulated, or for which Liability or responsibility may be imposed, under any Environmental Law, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, radioactive materials, mold, per- and polyfluoroalkyl substances and urea formaldehyde insulation.
“Holdco” has the meaning specified in the Preamble.
“Holdco Common Stock” means the Common Stock of Holdco, par value $0.0001 per share.
“Holdco Warrant” has the meaning specified in Section 3.02(d).
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“Income Taxes” means income, capital gains, franchise and similar Taxes.
“Indebtedness” of any Person means, without duplication: (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest); (b) all obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business); (c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument; (d) all obligations of such Person under leases that should be classified as capital leases in accordance with GAAP (other than real estate leases and any other leases that would be required to be capitalized only upon adoption of ASC 842); (e) all obligations of such Person for the reimbursement of a defined benefit pension, gratuity, termination indemnity, statutory severance or similar plans or arrangements; (f) all obligations and Liabilities with respect to any unpaid paid time off, bonuses or other retention or incentive compensation, severance and deferred compensation payments (whether accrued or not), pension arrangements (or other arrangement that is underfunded or unfunded), or other similar payments and benefits owed or payable by the Company (whether such payments are discretionary or mandatory), plus the employer portion of payroll Taxes payable as a result of the foregoing amounts (computed as though such obligations were payable as of the Closing Date); and (g) all obligations described in clauses (a) through (k) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has otherwise become responsible for or liable or agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.
“Innventure Certificate of Merger” has the meaning specified in Section 1.02(b).
“Innventure Merger” has the meaning specified in the Recitals.
“Innventure Merger Effective Time” has the meaning specified in Section 1.02(b).
“Innventure Merger Sub” has the meaning specified in the Preamble.
“Intellectual Property” means all rights, title and interest in and to intellectual property arising anywhere in the world, including: (i) all U.S. and foreign patents, industrial designs (including utility model rights, design rights, and industrial property rights) and patent and industrial design applications, patent disclosures and inventions (whether patentable or unpatentable and whether or not reduced to practice), including any continuations, divisions, continuations in part, renewals, divisionals, extensions, reissues or foreign counterparts of any of the foregoing, whether or not patents are issued on any such applications and whether or not any such applications are amended, modified, or refiled (“Patents”); (ii) all U.S., international and foreign trade names, trade dress, trademarks, service marks, logos or Internet domain name registrations, in each case whether or not registered, including all goodwill associated therewith, together with all related registrations and applications (“Trademarks”); (iii) all U.S., international and foreign copyrights (whether registered or unregistered), original works of authorship (including Software and all rights in such Software), copyrightable works, together with all related registrations and applications (“Copyrights”); (iv) Trade Secrets; (v) all other intellectual or industrial property rights protectable by applicable law in any jurisdiction; and (vi) all issuances, renewals, registrations and applications of or for any of the foregoing.
“Intended Tax Treatment(s)” has the meaning specified in the Recitals.

“Interim Company Financials” has the meaning specified in Section 4.06(a).
“Interim Period” has the meaning specified in Section 6.01(a).
“Investor Rights Agreement” has the meaning specified in the Recitals.
“IPO” means the initial public offering of Parent Units pursuant to the IPO Prospectus.
“IPO Prospectus” means the final prospectus of the Parent, dated as of October 7, 2021 (File No. 333-254820).
“IRS” means the U.S. Internal Revenue Service (or any successor Governmental Authority).
“IT Assets” means all technology, devices, computers, hardware, Software (including firmware and middleware), systems, sites, servers, networks, workstations, routers, hubs, circuits, switches, interfaces, websites, platforms, data communications lines, and all other information or operational technology, telecommunications, or data processing assets, facilities, systems services, or equipment, and all data stored in such assets or processed by such assets, and all associated documentation owned or leased by, licensed to, or used by the Target Companies.
“JOBS Act” has the meaning specified in Section 5.06(e).
“Knowledge” with respect to: (i) the Company, means the knowledge of the individuals set forth on Section 10.01-B of the Company Disclosure Letter; and (ii) the Parent, means the knowledge of the individuals set forth on Section 10.01-C of the Parent Disclosure Letter, in each case, as such individuals would have acquired in the exercise of a reasonable inquiry of direct reports.
“Labor Agreement” has the meaning specified in Section 4.12(a)(x).
“Labor Union” has the meaning specified in Section 4.17(a).
“Law” means any federal, state, local, municipal, foreign or other constitution, law, statute, act, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, ordinance, regulation, Order or Consent, in each case, issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.
“LCW Certificates of Merger” has the meaning specified in Section 1.02(a).
“LCW Group” has the meaning specified in Section 9.14(a)(i).
“LCW Merger” has the meaning specified in the Recitals.
“LCW Merger Effective Time” has the meaning specified in Section 1.02(a).
“LCW Merger Sub” has the meaning specified in the Preamble.
“Leased Real Property” has the meaning specified in Section 4.15(b).
“Legal Proceeding” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment, examination, mediation or arbitration, or any request (including any request for information), inquiry, hearing, proceeding (whether at law or in equity) or investigation, by or before any Governmental Authority.
“Legally Privileged Communications” means all legally privileged communications made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Legal Proceeding arising out of or relating to, this Agreement, the Ancillary Documents, or the Transactions.
“Letter of Transmittal” has the meaning specified in Section 3.04(c).
“Liabilities” means all liabilities, Indebtedness, Legal Proceedings or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP or other applicable accounting standards).
“Lien” means any mortgage, pledge, deed of trust, lease, sublease, license, security interest, attachment, right of first refusal, option, proxy, voting trust, encumbrance, lien or charge of any kind whether consensual, statutory or otherwise (including any conditional sale or other title retention agreement or lease in the nature of any mortgage, pledge, deed of trust, lease, sublease, license, security interest, attachment, right of first refusal, option, proxy, voting trust, encumbrance, lien or charge of any kind), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.
“Listing Exchange” means a nationally recognized stock exchange or listing system mutually agreed to by the Parties, which shall be either Nasdaq or NYSE.
“Lost Certificate Affidavit” has the meaning specified in Section 3.04(f).
“Member Support Agreement” means the Member Support Agreement, dated as of the date of this Agreement (as it may be amended or supplemented from time to time), by and among the Parent, the Company and certain of the Requisite Members (including the Significant Company Holders).
“Merger” has the meaning specified in the Recitals.
“Merger Consideration” has the meaning specified in Section 3.01.
“Merger Subs” has the meaning specified in the Preamble.
“Milestone(s)” means any of Milestone One, Milestone Two and Milestone Three.
“Milestone One” means Accelsius, Inc. having entered into binding Contracts providing for revenue to the Company Group within seven (7) years following the Closing in excess of $15 million in revenue.
“Milestone Three” means AeroFlexx, LLC having received in excess of $15 million in revenue within seven (7) years following the Closing.
“Milestone Two” means the Company’s formation of a new Subsidiary, in partnership with a Multi-National Company, as determined using the Company’s “Down Select” process.
“Modification in Recommendation” has the meaning specified in Section 6.13(b)(i).
“Multi-National Company” means a company with at least $5 billion in trailing twelve-month revenue.
“Nasdaq” means the Nasdaq Stock Market.
“Non-Disclosure Agreement” means the Non-Disclosure Agreement by and between the Company and the Parent dated as of March 29, 2023.
“NYSE” means the New York Stock Exchange.
“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.
“Off-the-Shelf Software” means “shrink wrap,” “click wrap,” and “off the shelf” software agreements and other agreements for Software commercially available to the public on standard terms and conditions, generally with license, maintenance, support and other fees of less than $100,000 per year.
“Offer Documents” has the meaning specified in Section 6.13(a)(i).
“Open Source Software” means any Software that contains, or is derived in any manner (in whole or in part) from any Software distributed (a) as “free software”, (b) as “open source software” or pursuant to any license identified as an “open source license” by the Open Source Initiative (www.opensource.org/licenses) or other license that substantially conforms to the Open Source Definition (opensource.org/osd), or (c) under a license that requires that any software be: (i) made available or distributed in source code form; (ii) licensed for the purpose of making derivative works; (iii) license under terms that allow reverse engineering, reverse assembly or disassembly of any kind; or (iv) redistributable at no charge.
“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict or award that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“ordinary course of business” means an action taken, or omitted to be taken, by any Person or such Person’s Subsidiaries, in the ordinary course of such Person’s or such Person’s Subsidiaries’ business consistent with past practice, including all actions taken or not taken that such Person believed or believes necessary or appropriate in response to the COVID-19 pandemic, including any COVID-19 Measures.
“Organizational Documents” with respect to any Person that is an entity means its certificate of incorporation or formation, bylaws, operating agreement, memorandum and articles of association or similar organizational documents, in each case, as amended.
“Outbound IP License” has the meaning specified in Section 4.13(c).
“Outside Date” has the meaning specified in Section 8.01(d).
“Owned Intellectual Property” means all Intellectual Property which any of the Target Companies owns (or purports to own), in whole or in part, and includes the Company Software, all Company Registered IP and all other Intellectual Property required to be set forth in Section 4.13(a)(i) of the Company Disclosure Letter.
“Owned Real Property” has the meaning specified in Section 4.15(a).
“Parent” has the meaning specified in the Preamble and includes, as the context requires, the Parent following the Domestication.
“Parent Charter” means the amended and restated memorandum and articles of association of Parent.
“Parent Class A Ordinary Shares” means Class A ordinary shares of the Parent, par value $0.0001 per share.
“Parent Class B Ordinary Shares” means Class B ordinary shares of the Parent, par value $0.0001 per share.
“Parent Closing Certificate” has the meaning specified in Section 2.02(a).
“Parent Confidential Information” means all confidential or proprietary information concerning the Parent or any of its Representatives. Notwithstanding the foregoing, the Parent Confidential Information shall not include any information which: (i) at the time of disclosure by the Company or any of its Representatives, is generally available publicly and was not disclosed in breach of this Agreement; or (ii) at the time of the disclosure by the Parent or its Representatives to the Company or any of its Representatives, was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Parent Confidential Information. From and after the Closing, Parent Confidential Information will include the confidential or proprietary information of the Target Companies.
“Parent Disclosure Letter” has the meaning specified in the Preamble to Article V.
“Parent Fundamental Representations” means the representation and warranty made pursuant to Section 5.01 (Organization and Standing), Section 5.02 (Authorization; Binding Agreement), Section 5.05 (Capitalization) and Section 5.18 (Information Supplied).
“Parent Material Adverse Effect” means any change, Event or occurrence, that, individually or when aggregated with other changes, Events or occurrences has had a materially adverse effect on the business, assets, financial condition or results of operations of the Parent. Notwithstanding the foregoing, no change or effect related to any of the following, alone or in combination, shall be taken into account in determining whether a Parent Material Adverse Effect has occurred: (i) changes or proposed changes in applicable Law or regulations or interpretations of applicable Law or regulations, or decisions by courts or any Governmental Authority after the Signing Date; (ii) changes or proposed changes in GAAP (or any interpretation of GAAP) after the Signing Date; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial, capital or reinsurance markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets), in each case, in the United States or anywhere else in the world; (iv) the number of Parent Shareholders electing a Redemption (or any Redemption in connection with an Extension); or (v) any change in the market price or trading volume of the Parent Class A Ordinary Shares or the Parent Warrants.
“Parent Ordinary Shares” means the Parent Class A Ordinary Shares and the Parent Class B Ordinary Shares.
“Parent Parties” has the meaning specified in Section 9.14(c)(i).
“Parent Preference Shares” means preference shares of the Parent, par value $0.0001 per share.

“Parent Privileged Materials” has the meaning specified in Section 9.14(c)(ii).
“Parent Related Person” means any officer, director, manager, employee, trustee or beneficiary of the Parent or any of its Affiliates and any immediate family member of any of the foregoing.
“Parent SEC Reports” has the meaning specified in Section 5.06(a).
“Parent Securities” means the Parent Ordinary Shares any other instrument exercisable or exchangeable for, or convertible into, any Parent Ordinary Shares.
“Parent Shareholder Approval” means the approval of: (i) the Learn CW Merger Proposal and those Transaction Proposals identified in clauses (B) and (C) of Section 6.13(b)(i), in each case, by special resolution under Cayman Islands Law, being an affirmative vote of the holders of a majority of at least two-thirds of the issued Parent Ordinary Shares entitled to vote, who attend and vote thereupon (as determined in accordance with the Parent’s Organizational Documents) at the Parent Shareholders’ Meeting; (ii) those Transaction Proposals identified in clauses (A), (D), (E), (F), (G) and (H) of Section 6.13(b)(i), in each case, by an ordinary resolution under Cayman Islands Law, being an affirmative vote of the holders of at least a majority of the issued Parent Ordinary Shares entitled to vote, who attend and vote thereupon (as determined in accordance with the Parent’s Organizational Documents); and (iii) with respect to any other proposal proposed to the Parent Shareholders, the requisite approval required under the Parent’s Organizational Documents, the Cayman Companies Act or any other applicable Law, in each case, at a Parent Shareholders’ Meeting.
“Parent Shareholders” means the shareholders of the Parent as of the applicable time specified in this Agreement.
“Parent Shareholders’ Meeting” has the meaning specified in Section 6.13(b)(i).
“Parent Transaction Costs” means: (a) all fees, costs and expenses of the Parent incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the other Ancillary Documents and the consummation of the Transactions (including any Extension Expenses subject to Section 8.03(c), whether paid or unpaid prior to the Closing, including all professional or transaction related costs, fees and expenses of legal, accounting and financial advisors, consultants, auditors, accountants and brokers, including any deferred underwriting commissions being held in the Trust Account); (b) 50% of the filing fees lawfully payable to or at the request of any Governmental Authority in connection with this Agreement, the Ancillary Documents and the consummation of the Transactions, including any fees in connection with any filings described in Section 6.09; (c) all costs, fees and expenses incurred in connection with the preparation and filing of the Registration Statement (and any registration statement filed with the SEC in connection therewith) and the review and approval of the Registration Statement by the SEC; (d) all costs, fees and expenses incurred in connection with the listing on the Listing Exchange of the shares of Holdco Common Stock issued in connection with the Transactions, (e) all premiums, whether paid or unpaid prior to the Closing in connection with the Controlling Persons Coverage and (e) any Indebtedness of the Parent owed to its Affiliates or shareholders (including any amounts outstanding under the Working Capital Loans to the extent payable in cash).
“Parent Units” means the Units of Parent, each consisting of one Parent Class A Ordinary Share and one-half of one redeemable warrant, issued and outstanding as of the Signing Date.
“Parent Warrant” means the Parent Private Placement Warrants and Parent Public Warrants issued and outstanding as of the Signing Date.
“Party(ies)” has the meaning specified in the Preamble.
“Patent” has the meaning specified in the definition of “Intellectual Property.”
“Payment Spreadsheet” has the meaning specified in Section 3.02(e).
“PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor).
“Permits” means all federal, state, local or foreign or other third-party permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or orders of any Governmental Authority or any other Person.

“Permitted Financing” means each of the debt and equity financings set forth in Section 10.01-D of the Company Disclosure Letter.
“Permitted Liens” means: (a) Liens for Taxes or assessments and similar governmental charges or levies, which either are: (i) not yet due and payable; or (ii) being contested in good faith and by appropriate proceedings, and adequate reserves have been established with respect to such Liens for Taxes or assessments and similar charges or levies in accordance with GAAP; (b) other Liens for labor, materials or supplies imposed by operation of Law arising in the ordinary course of business for amounts which are not due and payable and for which adequate reserves have been established with respect to such Liens for labor, materials or supplies imposed by operation of Law in accordance with GAAP; (c) Liens incurred or deposits made in the ordinary course of business in connection with social security; (d) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business; (e) Liens arising under this Agreement or any Ancillary Document; or (f) non-exclusive licenses of Owned Intellectual Property granted in the ordinary course of business.
“Person” means an individual (including current and former employees), corporation, company, partnership (including a general partnership, limited partnership, exempted limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision of any government, or an agency or instrumentality of any government.
“Personal Property” means any machinery, equipment, tool, vehicle, furniture, leasehold improvement, office equipment, plant, part and other tangible personal property.
“Post-Closing Holdco Board” has the meaning specified in Section 3.07.
“Premium Cap” has the meaning specified in Section 6.18(b).
“Proxy Statement” has the meaning specified in Section 6.13(a)(i).
“Proxy Statement/Registration Statement” has the meaning specified in Section 6.13(a)(i).
“Public Certifications” has the meaning specified in Section 5.06(a).
“Redemption” has the meaning specified in Section 6.13(b)(i).
“Redemption Shares” has the meaning specified in Section 3.02(c).
“Registration Statement” means the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements to such Registration Statement on Form S-4, to be filed with the SEC by the Parent under the Securities Act with respect to the Registration Statement Securities.
“Registration Statement Securities” has the meaning specified in Section 6.13(a)(i).
“Related Person” means any officer, director, manager, employee, trustee or beneficiary of a Target Company or any of its Affiliates and any immediate family member of any of the foregoing.
“Release” means any release, spill, emission, leaking, pumping, pouring, emitting, emptying, escaping, dumping, abandoning, discarding, injection, deposit, disposal, discharge, dispersal, leaching or migration into or through the indoor or outdoor environment, or into or out of any property.
“Released Claims” has the meaning specified in Section 9.15.
“Remedial Legal Proceeding” means all actions to: (i) clean up, remediate, remove, treat or in any other way address any Hazardous Material; (ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care; or (iv) correct a condition of noncompliance with Environmental Laws.
“Representatives” as to any Person means such Person’s Affiliates and their respective managers, directors, officers, employees, independent contractors, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person or its Affiliates.

“Requisite Member Approval” means the approval of this Agreement and the Transactions, including the Merger, by the irrevocable affirmative written consent of the Requisite Members pursuant to the terms and in accordance with and satisfaction of the conditions of the Company’s Organizational Documents and applicable Law, in a form mutually agreed upon by the Company and the Parent.
“Requisite Members” means the Persons set forth on Section 10.01-E of the Company Disclosure Letter.
“SA” means Sidley Austin LLP.
“Sanctioned Country” means any country or territory that is the target of comprehensive Sanctions Laws (currently, Cuba, Iran, North Korea, Syria, the Crimea, and the so-called Donetsk People’s Republic and so-called Luhansk People’s Republic of Ukraine).
“Sanctioned Person” means any Person that is the target of sanctions or restrictions under Sanctions Laws, including: (i) any individual or entity listed on a sanctions- or export-related restricted party list published by the United States, including OFAC’s Specially Designated Nationals and Blocked Persons List, or the European Union, including the Consolidated List, and any such list maintained by relevant Governmental Authorities; (ii) the government, including any political subdivision, agency, or instrumentality thereof, of any Sanctioned Country or of Venezuela; (iii) a Person located in, national of, resident in, or organized under the jurisdiction of, a Sanctioned Country; and (iv) a Person acting or purporting to act on behalf of, or a Person that is 50 percent or greater owned or otherwise controlled, directly or indirectly, by any of the parties listed in clauses (i) through (iii).
“Sanctions Laws” means all Laws, regulations, embargoes or restrictive measures relating to economic or trade sanctions administered or enforced by the United States (including by OFAC, the U.S. Department of State, and the U.S. Department of Commerce), the United Nations Security Council, the European Union, any EU Member State or any other relevant Governmental Authority.
“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.
“SEC” means the U.S. Securities and Exchange Commission (or any successor Governmental Authority).
“Second Earnout Shares” means two million (2,000,000)shares of Holdco Common Stock.
“Securities Act” means the Securities Act of 1933, as amended.
“Significant Company Holders” means any stockholder who is (a) an executive officer or director of the Target Companies, (b) an Affiliate of any stockholder who is an executive officer or director of the Target Companies or (c) a holder of 10% or greater of a class of the Company Units.
“Signing Date” has the meaning specified in the Preamble.
“Signing Filing” has the meaning specified in Section 6.15(b).
“Signing Press Release” has the meaning specified in Section 6.15(b).
“Software” means all computer software, firmware and computer programs and applications, including all source code, object code, middleware, utilities, computer programs, application programming interfaces, algorithms, plug-ins, libraries, subroutines, tools, drivers, microcode, scripts, batch files, instruction sets and macros, models and methodologies (in each case of the foregoing whether in source code, executable or object code form), software modules, tools, databases, database schemas and compilations, and related documentation (including user manuals and training manuals) related to any of the foregoing.
“Sponsor” means CWAM LC Sponsor LLC, a Delaware limited liability company.
“Sponsor Share Conversion” means the conversion by the Sponsor of its Parent Class B Ordinary Shares into Parent Class A Ordinary Shares on a one-for-one basis.
“Sponsor Support Agreement” means the Sponsor Support Agreement, dated as of the date of this Agreement (as it may be amended or supplemented from time to time), by and between the Sponsor, the Company, the Parent and the other parties to such agreement.
“Staleness Deadlines” has the meaning specified in Section 6.04(a).

“Subsidiary” with respect to any Person means any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of such corporation is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination of such Person or one or more of the other Subsidiaries of such Person, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests of such partnership is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination of such Person or one or more of the other Subsidiaries of that Person. A Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.
“Surviving Innventure Company” has the meaning specified in Section 1.01(b).
“Surviving LCW Company” has the meaning specified in Section 1.01(a).
“Target Companies” means, collectively, the Company, its direct and indirect Subsidiaries.
“Tax Proceeding” has the meaning specified in Section 6.11(g).
“Tax Return” means any return, form, declaration, election, disclosure, report, claim for refund, information return or other document (including any related or supporting schedule, statement or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.
“Taxes” means all direct or indirect federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, social security and related contributions due in relation to the payment of compensation to employees, excise, severance, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges in the nature of a tax, together with any interest and any penalties, additions to tax or additional amounts with respect to such tax imposed by a Governmental Authority.
“Third Earnout Shares” means one million (1,000,000) shares of Holdco Common Stock.
“Top Customers” has the meaning specified in Section 4.22(a).
“Top Suppliers” has the meaning specified in Section 4.22(b).
“Trade Secrets” means all trade secrets, confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, data, mask works, discoveries, inventions, modifications, extensions, improvements and other confidential and proprietary information and rights (whether or not patentable or subject to Copyright, Trademark, or trade secret protection).
“Trademarks” has the meaning set for in the definition of “Intellectual Property.”
“Trading Market” means any of the following markets or exchanges on which the Holdco Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market or the New York Stock Exchange (or any successors to any of the foregoing).
“Transaction Proposals” has the meaning specified in Section 6.13(b)(i).
“Transactions” means the transactions contemplated by this Agreement and the Ancillary Documents, including the Merger and the Domestication.
“Transfer Taxes” has the meaning specified in Section 6.11(a).
“Transmittal Documents” has the meaning specified in Section 3.04(d).

“Treasury Regulations” means the regulations (including temporary regulations) promulgated by the U.S. Department of the Treasury pursuant to and in respect of provisions of the Code. All references in this Agreement to sections of the Treasury Regulations shall include any corresponding provisions or provisions of succeeding, similar or substitute, temporary or final Treasury Regulations.
“Trust Account” means the trust account maintained by Trustee pursuant to the Trust Agreement.
“Trust Agreement” means the Investment Management Trust Agreement, dated as of October 12, 2021, between the Parent and Trustee.
“Trustee” means U.S. Bank, National Association.
“VP” has the meaning specified in Section 9.14(a)(ii).
“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Holdco Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Holdco Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Holdco Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if OTCQB or OTCQX is not a Trading Market, the volume weighted average price of the Holdco Common Stock for such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (c) if the Holdco Common Stock is not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Holdco Common Stock are then reported on The Pink Open Market (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Holdco Common Stock so reported, or (d) in all other cases, the fair market value of a share of Holdco Common Stock as determined by an independent appraiser selected in good faith by the holders of a majority in interest of the Holdco Common Stock then outstanding and reasonably acceptable to the Parent, the fees and expenses of which shall be due any payable by Holdco.
“WARN Act” has the meaning specified in Section 4.17(b).
“Warrant Agreement” means the Warrant Agreement, dated as of October 12, 2021, by and between the Parent and American Stock Transfer & Trust Company, LLC, as warrant agent.
“Working Capital Loans” means all loans made to the Parent related to ongoing expenses reasonably related to the business of the Parent and the consummation of a Business Combination.
[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, each of the Parties has caused this Business Combination Agreement to be duly executed on its behalf as of the day and year first above written.
LEARN CW INVESTMENT CORPORATION

By:	/s/ Robert Hutter
	Name:	Robert Hutter
	Title:	Chief Executive Officer

LCW MERGER SUB, INC.

By:	/s/ Robert Hutter
	Name:	Robert Hutter
	Title:	President

INNVENTURE LLC

By:	/s/ David E. Yablunosky
	Name:	David E. Yablunosky
	Title:	Managing Partner and Chief Financial Officer

LEARN SPAC HOLDCO, INC.

By:	/s/ Robert Hutter
	Name:	Robert Hutter
	Title:	President

INNVENTURE MERGER SUB, INC.

By:	/s/ Robert Hutter
	Name:	Robert Hutter
	Title:	President
[Signature Page to Business Combination Agreement]

EXHIBIT A-1

FORM OF AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

Exhibit A-1

Final Form
FORM OF AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT
THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [•], 2024, is made and entered into by and among [Innventure, Inc. (f/k/a Learn SPAC HoldCo, Inc.)], a Delaware corporation (the “Company”), Learn CW Investment Corporation, a Cayman Islands exempted company with limited liability (the “SPAC”), CWAM LC Sponsor LLC, a Delaware limited liability company (the “Sponsor”), and the undersigned parties listed under Existing Holders on the signature pages hereto (each such party, together with the Sponsor and any person or entity deemed an “Existing Holder,” an “Existing Holder”) and the undersigned parties listed under New Holders on the signature pages hereto (each such party, together with any person or entity deemed a “New Holder” who hereafter becomes a party to this Agreement pursuant to Section 5.2 of this Agreement, a “New Holder” and collectively with the Existing Holders, the “Holders”). Capitalized terms used but not otherwise defined in this Agreement shall have the meaning ascribed to such term in the Business Combination Agreement (as defined below).
RECITALS
WHEREAS, the SPAC and the Existing Holders are party to that certain Registration and Shareholders Rights Agreement, dated October 12, 2021 (the “Existing Registration Rights Agreement”), pursuant to which the SPAC granted such Existing Holders certain registration rights with respect to certain securities of the SPAC;
WHEREAS, the SPAC has entered into that certain Business Combination Agreement, by and among the Company, the SPAC, LCW Merger Sub, Inc., a Delaware corporation, Innventure Merger Sub, LLC, a Delaware limited liability company, and Innventure LLC, dated as of October 24, 2023 (the “Business Combination Agreement”);
WHEREAS, pursuant to the transaction contemplated by the Business Combination Agreement (the “Transactions”) and subject to the terms and conditions set forth therein, the Holders will receive, upon closing of the Transactions (the “Closing”), shares of common stock, par value $0.0001 per share, of the Company (the “Common Stock”);
WHEREAS, pursuant to Section 5.8 of the Existing Registration Rights Agreement, the provisions, covenants and conditions set forth therein may be amended or modified upon the written consent of the SPAC and the Existing Holders of a majority-in-interest of the “Registrable Securities” (as such term was defined in the Existing Registration Rights Agreement) at the time in question; and
WHEREAS, the Company, the SPAC, and all of the Existing Holders desire to amend and restate the Existing Registration Rights Agreement in order to provide the Existing Holders and the New Holders certain registration rights with respect to certain securities of the Company as set forth in this Agreement.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
Article I.

Definitions
1.1. Definitions.
The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:
“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Board, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, and (iii) making such information public would materially interfere with a bona fide business, acquisition or divestiture or financing transaction of the Company or is reasonably likely to require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential.
“Aggregate Blocking Period” shall have the meaning given in Section 2.4.
“Agreement” shall have the meaning given in the Preamble.
“Board” shall mean the Board of Directors of the Company.
“Closing” shall have the meaning given in the Recitals.
“Commission” shall mean the U.S. Securities and Exchange Commission.
“Common Stock” shall have the meaning given in the Recitals.
“Company” shall have the meaning given in the Preamble.
“Company Shelf Takedown Notice” shall have the meaning given in subsection 2.1.3.
“Demand Registration” shall have the meaning given in subsection 2.1.1.
“Demanding Holder” shall have the meaning given in subsection 2.1.1.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.
“Existing Holder” shall have the meaning given in the Preamble.
“Existing Registration Rights Agreement” shall have the meaning given in the Recitals.
“Form S-1 Shelf” shall have the meaning given in subsection 2.1.1.
“Form S-3 Shelf” shall have the meaning given in subsection 2.1.2.
“Holders” shall have the meaning given in the Preamble.
“Holder Indemnified Parties” shall have the meaning given in subsection 4.1.1.
“Maximum Number of Securities” shall have the meaning given in subsection 2.2.4.
“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading.
“New Holder” shall have the meaning given in the Preamble.

“Permitted Transferees” shall mean a person or entity to whom a Holder of Registrable Securities transfers such Registrable Securities, including prior to the expiration of any applicable lock-up period, and to any transferee thereafter.
“Piggyback Registration” shall have the meaning given in subsection 2.3.1.
“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post- effective amendments and including all material incorporated by reference in such prospectus.
“Registrable Security” shall mean (a) any shares of Common Stock, including shares issued as a result of, or issuable upon, the conversion or exercise of any options, warrants and other securities convertible into, or exchangeable or exercisable for shares of Common Stock, held by a Holder immediately following the Closing, (b) any shares of Common Stock acquired by a Holder following the date hereof to the extent that such securities are (i) “restricted securities” (as defined in Rule 144) or (ii) otherwise cannot be sold pursuant to Rule 144 without volume or other restrictions or limitations including as to manner or timing of sale, and (c) any other equity security of the Company issued or issuable with respect to any such shares of Common Stock described in the foregoing clauses (a) and (b) by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities when: (i) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statemen; (ii) such securities shall have been otherwise transferred, new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (iii) such securities shall have ceased to be outstanding; or (iv) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.
“Registration” shall mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.
“Registration Expenses” shall mean the out-of-pocket expenses of a Registration, including, without limitation, the following:
(A) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any securities exchange on which the Common Stock is then listed;
(B) reasonable underwriter expenses other than fees, commissions or discounts;
(C) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);
(D) printing, messenger, telephone and delivery expenses;
(E) reasonable fees and disbursements of counsel for the Company;
(F) reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and
(G) reasonable fees and expenses of one legal counsel selected by the majority-in-interest of the Demanding Holders initiating a Demand Registration, the majority-in-interest of Holders participating in a Piggyback Registration or the majority-in-interest of Holders participating in a Shelf Underwritten Offering, as applicable.
“Registration Statement” shall mean any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Removed Shares” shall have the meaning given in Section 2.5.
“Requesting Holder” shall have the meaning given in subsection 2.2.1.
“Rule 144” shall mean Rule 144 promulgated under the Securities Act or any successor rule promulgated thereafter by the Commission.
“Rule 415” shall have the meaning given in subsection 2.1.1.
“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.
“Shelf Demanding Holders” shall have the meaning given in subsection 2.1.3.
“Shelf Requesting Holders” shall have the meaning given in subsection 2.1.3.
“Shelf Takedown Notice” shall have the meaning given in subsection 2.1.3.
“Shelf Underwritten Offering” shall have the meaning given in subsection 2.1.3.
“SPAC” shall have the meaning given in the Preamble.
“Sponsor” shall have the meaning given in the Recitals hereto.
“Transactions” shall have the meaning given in the Recitals.
“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.
“Underwritten Registration” or “Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.
Article II.

Registrations
2.1. Shelf Registration.
2.1.1. Initial Registration. The Company shall promptly, but in no event later than 45 days after the date hereof, file a Registration Statement under the Securities Act to permit the public resale of all the Registrable Securities held by the Holders from time to time as permitted by Rule 415 under the Securities Act (or any successor or similar provision adopted by the Commission then in effect) (“Rule 415”) on the terms and conditions specified in this subsection 2.1.1 and shall use commercially reasonable efforts to cause such Registration Statement to be declared effective as soon as reasonably practicable after the filing thereof, but in no event later than the earlier of (i) 60 days following the filing deadline (or 120 days after the filing deadline if the Registration Statement is reviewed by, and receives comments from, the Commission) and (ii) 15 business days after the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review. The Registration Statement filed with the Commission pursuant to this subsection 2.1.1 shall be a shelf registration statement on Form S-1 (a “Form S-1 Shelf”) or such other form of registration statement as is then available to effect a registration for resale of such Registrable Securities, covering such Registrable Securities, and shall contain a Prospectus in such form as to permit any Holder to sell such Registrable Securities pursuant to Rule 415 at any time beginning on the effective date for such Registration Statement. A Registration Statement filed pursuant to this subsection 2.1.1 shall provide for the resale pursuant to any method or combination of methods legally available to, and requested by, the Holders. The Company shall use commercially reasonable efforts to cause a Registration Statement filed pursuant to this subsection 2.1.1 to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, that another Registration Statement is available, for the resale of all the Registrable Securities held by the Holders until all such Registrable Securities have ceased to be Registrable Securities. As soon as reasonably practicable following the effective date of a Registration Statement filed pursuant to this subsection 2.1.1, but in any event within five business days of such date, the Company shall notify the Holders of the effectiveness of such Registration Statement. When effective, a Registration Statement filed pursuant to this subsection 2.1.1 (including the documents incorporated therein by reference) will comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act and will not contain any Misstatement.

2.1.2. Form S-3 Shelf. If the initial Registration Statement filed by the Company pursuant to subsection 2.1.1 is a Form S-1 Shelf, upon the Company becoming eligible to register the Registrable Securities for resale by the Holders on a shelf registration statement on Form S-3 (a “Form S-3 Shelf”), the Company shall use commercially reasonable efforts to amend such initial Registration Statement to a Form S-3 Shelf or file a Form S-3 Shelf in substitution of such initial Registration Statement and cause such Registration Statement to be declared effective as promptly as practicable thereafter. If the Company files a Form S-3 Shelf and at any time thereafter the Company becomes ineligible to use Form S-3 for secondary sales, the Company shall use commercially reasonable efforts to file a Form S-1 Shelf as promptly as practicable to replace the shelf registration statement that is a Form S-3 Shelf and have the Form S-1 Shelf declared effective as promptly as practicable and to cause such Form S-1 Shelf to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, that another Registration Statement is available, for the resale of all the Registrable Securities held by the Holders until all such Registrable Securities have ceased to be Registrable Securities.
2.1.3. Shelf Takedown. At any time and from time to time following the effectiveness of the shelf registration statement required by subsection 2.1.1 or 2.1.2, any Holder or Holders (the “Shelf Demanding Holders”) may request to sell all or a portion of their Registrable Securities in an underwritten offering that is registered pursuant to such shelf registration statement (a “Shelf Underwritten Offering”), provided that such Holder(s) (a) reasonably expect aggregate gross proceeds in excess of $[•]1 from such Shelf Underwritten Offering or (b) reasonably expects to sell all of the Registrable Securities held by such Holder in such Shelf Underwritten Offering but in no event less than $[•]2. All requests for a Shelf Underwritten Offering shall be made by giving written notice to the Company (the “Shelf Takedown Notice”). Each Shelf Takedown Notice shall specify the approximate number of Registrable Securities proposed to be sold in the Shelf Underwritten Offering and the expected price range (net of underwriting discounts and commissions) of such Shelf Underwritten Offering. Within [•] business days after receipt of any Shelf Takedown Notice, the Company shall give written notice of such requested Shelf Underwritten Offering to all other Holders of Registrable Securities (the “Company Shelf Takedown Notice”) and, subject to reductions consistent with the Pro Rata calculations in Section 2.2.4, shall include in such Shelf Underwritten Offering all Registrable Securities with respect to which the Company has received written requests for inclusion therein (the “Shelf Requesting Holders”), within [•] business days after sending the Company Shelf Takedown Notice. The Company shall enter into an underwriting agreement in a form as is customary in Underwritten Offerings of securities with the managing Underwriter or Underwriters selected by the Company after consultation with the initiating Holders and shall take all such other reasonable actions as are reasonably requested by the managing Underwriter or Underwriters in order to facilitate the disposition of such Registrable Securities. In connection with any Shelf Underwritten Offering contemplated by this subsection 2.1.3, subject to Section 3.3 and Article IV, the underwriting agreement into which each Holder and the Company shall enter shall contain such representations, covenants, indemnities and other rights and obligations of the Company and the selling stockholders as are customary in Underwritten Offerings of securities by the Company.
2.1.4. Holder Information Required for Participation in Registration. At least [•] business days prior to the first anticipated filing date of a Registration Statement pursuant to this Article II, the Company shall use commercially reasonable efforts to notify each Holder in writing of the information reasonably necessary about the Holder to include such Holder’s Registrable Securities in such Registration Statement. Notwithstanding anything else in this Agreement, the Company shall not be obligated to include such Holder’s Registrable Securities to the extent the Company has not received such information, and received any other reasonably requested agreements or certificates, on or prior to the fifth business day prior to the first anticipated filing date of a Registration Statement pursuant to this Article II.
2.2. Demand Registration.
2.2.1. Request for Registration. Subject to the provisions of subsection 2.2.4 and Section 2.4 hereof, and provided that the Company does not have an effective Registration Statement pursuant to subsection 2.2.1 outstanding covering all the Registrable securities, at any time and from time to time after the first anniversary of the Closing, either (a) the Sponsor, or (b) the New Holders of at least a majority-in-interest of the then-outstanding number of Registrable Securities held by the New Holders (the “Demanding Holders”), in
[1]	Note to Draft: Amount to be mutually agreed by the parties.
[2]	Note to Draft: Amount to be mutually agreed by the parties.

each case, may make a written demand for Registration of all or part of their Registrable Securities, which written demand shall describe the amount and type of securities to be included in such Registration and the intended method(s) of distribution thereof (such written demand a “Demand Registration”). The Company shall, within five business days of the Company’s receipt of the Demand Registration, notify, in writing, all other Holders of Registrable Securities of such demand, and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in a Registration pursuant to a Demand Registration (each such Holder that includes all or a portion of such Holder’s Registrable Securities in such Registration, a “Requesting Holder”) shall so notify the Company, in writing, within five business days after the receipt by the Holder of the notice from the Company. Upon receipt by the Company of any such written notification from a Requesting Holder(s) to the Company, such Requesting Holder(s) shall be entitled to have their Registrable Securities included in a Registration pursuant to a Demand Registration and the Company shall effect, as soon thereafter as practicable, but not more than [•] days immediately after the Company’s receipt of the Demand Registration, the Registration of all Registrable Securities requested by the Demanding Holders and Requesting Holders pursuant to such Demand Registration. Under no circumstances shall the Company be obligated to effect more than (i) an aggregate of [•]3 Registration initiated by the Sponsor and (ii) [•]4 Registration initiated by the New Holders, in each case pursuant to a Demand Registration under this subsection 2.2.1 with respect to any or all Registrable Securities. Notwithstanding anything to the contrary in this subsection 2.2.1, any Demand Registration in the form of an Underwritten Offering, must include, in the aggregate, Registrable Securities having an aggregate market value of at least $[•]5 (based on the Registrable Securities included in such Demand Registration by all Holders participating in such Demand Registration).
2.2.2. Effective Registration. Notwithstanding the provisions of subsection 2.2.1 above or any other part of this Agreement, a Registration pursuant to a Demand Registration shall not count as a Demand Registration unless and until (i) the Registration Statement filed with the Commission with respect to a Registration pursuant to a Demand Registration has been declared effective by the Commission and (ii) the Company has complied with all of its obligations under this Agreement with respect thereto; provided, further, that if, after such Registration Statement has been declared effective, an offering of Registrable Securities in a Registration pursuant to a Demand Registration is subsequently interfered with by any stop order or injunction of the Commission, federal or state court or any other governmental agency the Registration Statement with respect to such Demand Registration shall be deemed not to have been declared effective, unless and until, (i) such stop order or injunction is removed, rescinded or otherwise terminated and (ii) a majority-in-interest of the Demanding Holders initiating such Demand Registration thereafter affirmatively elect to continue with such Registration and accordingly notify the Company in writing, but in no event later than [•] days, of such election; provided, further, that the Company shall not be obligated or required to file another Registration Statement until the Registration Statement that has been previously filed with respect to a Registration pursuant to a Demand Registration becomes effective or is subsequently terminated.
2.2.3. Underwritten Offering. Subject to the provisions of subsection 2.2.4 and Section 2.4 hereof, if a majority-in-interest of the Demanding Holders so advise the Company as part of their written demand for a Demand Registration that the offering of the Registrable Securities pursuant to such Demand Registration shall be in the form of an Underwritten Offering, then the right of such Demanding Holder or Requesting Holder (if any) to include its Registrable Securities in such Registration shall be conditioned upon such Holder’s participation in such Underwritten Offering and the inclusion of such Holder’s Registrable Securities in such Underwritten Offering to the extent provided herein. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.2.3 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company after consultation with the Demanding Holders initiating the Demand Registration.
2.2.4. Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Registration pursuant to a Demand Registration, in good faith, advises the Company, the Demanding Holders (or Shelf Demanding Holders) and the Requesting Holders (or Shelf Demanding Holders) (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders (or Shelf Demanding Holders) and the Requesting Holders (or Shelf Demanding Holders) (if any) desire to sell,
[3]	Note to Draft: To be mutually agreed by the parties.
[4]	Note to Draft: To be mutually agreed by the parties.
[5]	Note to Draft: Amount to be mutually agreed by the parties.

taken together with all other Common Stock or other equity securities that the Company desires to sell and the Common Stock, if any, as to which a Registration has been requested pursuant to separate written contractual piggy-back registration rights held by any other stockholders who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, as follows: (i) first, the Registrable Securities of the Demanding Holders or Shelf Demanding Holders, as applicable, and the Requesting Holders or Shelf Requesting Holders, as applicable (pro rata based on the respective number of Registrable Securities that each Demanding Holder or Shelf Demanding Holder, as applicable, has requested be included in such Underwritten Registration and the aggregate number of Registrable Securities that the Requesting Holders or Shelf Requesting Holders, as applicable, have requested be included in such Underwritten Registration (such proportion is referred to herein as “Pro Rata”)) that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i), the Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the Common Stock or other equity securities of other persons or entities that the Company is obligated to register in a Registration pursuant to separate written contractual arrangements with such persons and that can be sold without exceeding the Maximum Number of Securities.
2.2.5. Demand Registration Withdrawal. Any Demanding Holder, Shelf Demanding Holder, Requesting Holder, or Shelf Requesting Holder, pursuant to an Underwritten Registration under subsection 2.2.1 shall have the right to withdraw from a Registration pursuant to such Demand Registration or a Shelf Underwritten Offering pursuant to subsection 2.1.3 for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Underwritten Registration at least [•] business day prior to the effectiveness of the Registration Statement filed with the Commission with respect to the Registration of their Registrable Securities pursuant to such Demand Registration. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Registration pursuant to a Demand Registration or a Shelf Underwritten Offering prior to the withdrawal of any such Holder under this subsection 2.2.5.
2.3. Piggyback Registration.
2.3.1. Piggyback Rights. If the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities, for its own account or for the account of stockholders of the Company (or by the Company and by the stockholders of the Company including, without limitation, pursuant to Section 2.2 hereof), other than a Registration Statement (i) filed in connection with any employee stock option or other benefit plan, (ii) for a rights offering or an exchange offer or offering of securities solely to the Company’s existing stockholders, (iii) for an offering of debt that is convertible into equity securities of the Company, (iv) for a dividend reinvestment plan or an at-the-market offering or (v) on Form S-4 or Form S-8 or their successor forms, then the Company shall give written notice of such proposed filing to all of the Holders of Registrable Securities as soon as reasonably practicable but not less than five business days before the anticipated filing date of such Registration Statement, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within five business days after receipt of such written notice (such Registration a “Piggyback Registration”). The Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and shall use commercially reasonable efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Holders pursuant to this subsection 2.3.1 to be included in a Piggyback Registration on the same terms and conditions as any similar securities of the Company included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.3.1 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company.
2.3.2. Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Registration that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of shares of Common Stock that the Company desires to sell, taken together with (i) the Common Stock, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder (ii) the Registrable Securities as to which registration has been requested pursuant to Section 2.3 hereof, and (iii) the Common Stock, if any, as to which Registration has been requested pursuant to separate written contractual piggy-back registration rights of other stockholders of the Company, exceeds the Maximum Number of Securities, then:
(a) If the Registration is undertaken for the Company’s account, the Company shall include in any such Registration (A) first, the Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.3.1 hereof, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Common Stock, if any, as to which Registration has been requested or demanded pursuant to written contractual piggy-back registration rights of other stockholders of the Company, which can be sold without exceeding the Maximum Number of Securities;
(b) If the Registration is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration (A) first, the Common Stock or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.3.1, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the Common Stock or other equity securities for the account of other persons or entities that the Company is obligated to register pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities.
2.3.3. Piggyback Registration Withdrawal. Any Holder of Registrable Securities shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration (or in the case of an Underwritten Registration pursuant to Rule 415, at least [•] business days prior to the time of pricing of the applicable offering). The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this subsection 2.3.3
2.3.4. Unlimited Piggyback Registration Rights. For purposes of clarity, any Registration effected pursuant to Section 2.3 hereof shall not be counted as a Registration pursuant to a Demand Registration effected under Section 2.2 hereof or a Shelf Underwritten Offering effected under subsection 2.1.3 hereof.

2.4. Restrictions on Registration Rights. If (A) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of, a Company initiated Registration and provided that the Company has delivered written notice to the Holders prior to receipt of a Demand Registration pursuant to subsection 2.2.1 and it continues to actively employ, in good faith, commercially reasonable efforts to cause the applicable Registration Statement to become effective; (B) the Holders have requested an Underwritten Registration and the Company and the Holders are unable to obtain the commitment of an Underwriter(s) to firmly underwrite the offer; or (C) in the good faith judgment of the Board such Registration would be seriously detrimental to the Company and the Board concludes as a result that it is essential to defer the filing of such Registration Statement at such time, then in each case the Company shall furnish to such Holders a certificate signed by the Chairman of the Board, the Chief Executive Officer or the Chief Financial Officer of the Company stating that, in their good faith judgment, it would require the Company to make an Adverse Disclosure and that it is therefore essential to defer the filing of such Registration Statement. In such event, the Company shall have the right to defer such filing for a period of not more than ninety (90) days in any 12-month period (the “Aggregate Blocking Period”).
2.5. Rule 415; Removal. If at any time the Commission takes the position that the offering of some or all of the Registrable Securities in a Registration Statement on Form S-3 filed pursuant to this Article II is not eligible to be made on a delayed or continuous basis under the provisions of Rule 415 under the Securities Act (provided, however, the Company shall be obligated to use commercially reasonable efforts to advocate with the Commission for the registration of all of the Registrable Securities in accordance with the Commission guidance, including without limitation, Compliance and Disclosure Interpretation 612.09) or requires a Holder to be named as an “underwriter,” the Company shall (i) promptly notify each holder of Registrable Securities thereof (or in the case of the Commission requiring a Holder to be named as an “underwriter,” the Holders) and (ii) use commercially reasonable efforts to persuade the Commission that the offering contemplated by such Registration Statement is a valid secondary offering and not an offering “by or on behalf of the issuer” as defined in Rule 415 and that none of the Holders is an “underwriter.” The Holders whose Registrable Securities are subject to such position of the Commission shall have the right to select one (1) legal counsel designated by the holders of a majority of the Registrable Securities subject to such position of the Commission (at the Company’s sole cost and expense) to review and oversee any registration or matters pursuant to this Section 2.5, including participation in any meetings or discussions with the Commission regarding the Commission’s position and to comment on any written submission made to the Commission with respect thereto. No such written submission regarding the Holders with respect to this matter shall be made to the Commission to which the applicable Holders’ counsel reasonably objects. In the event that, despite the Company’s commercially reasonable efforts and compliance with the terms of this Section 2.5, the Commission refuses to alter its position, the Company shall (i) remove from such Registration Statement such portion of the Registrable Securities (the “Removed Shares”) and/or (ii) agree to such restrictions and limitations on the registration and resale of the Registrable Securities as the Commission may require to assure the Company’s compliance with the requirements of Rule 415; provided, however, that the Company shall not agree to name any Holder as an “underwriter” in such Registration Statement without the prior written consent of such Holder. In the event of a share removal pursuant to this Section 2.5, the Company shall give the applicable Holders at least [•] days’ prior written notice along with the calculations as to such Holder’s allotment. Any removal of shares of the Holders pursuant to this Section 2.5 shall be allocated between the Holders on a Pro Rata basis based on the aggregate amount of Registrable Securities held by the Holders. In the event of a share removal of the Holders pursuant to this Section 2.5, the Company shall promptly register the resale of any Removed Shares pursuant to subsection 2.1.2 hereof and in no event shall the filing of such Registration Statement on Form S-1 or subsequent Registration Statement on Form S-3 filed pursuant to the terms of subsection 2.1.2 be counted as a Demand Registration hereunder. Until such time as the Company has registered all of the Removed Shares for resale pursuant to Rule 415 on an effective Registration Statement, the Company shall not be able to defer the filing of a Registration Statement pursuant to Section 2.4 hereof.
Article III.

Company Procedures
3.1. General Procedures. If the Company is required to effect the Registration of Registrable Securities pursuant to this Agreement, the Company shall use its best efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as possible:

3.1.1. prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use commercially reasonable efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement have been sold;
3.1.2. prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be requested by the applicable Holders or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;
3.1.3. prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and each Holder of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders;
3.1.4. prior to any public offering of Registrable Securities, use its best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;
3.1.5. notify the Holders whose Registrable Securities are included in a Registration Statement promptly, and in all events within [•] business days, of the occurrence of any of the following: (i) when such Registration Statement becomes effective; (ii) when any post-effective amendment to such Registration Statement becomes effective; and (iii) any request by the Commission for any amendment or supplement to such Registration Statement or any Prospectus relating thereto or for additional information or of the occurrence of an event requiring the preparation of a supplement or amendment to such Prospectus so that, as thereafter delivered to the purchasers of the securities covered by such Registration Statement, such Prospectus will not contain a Misstatement, and promptly make available to the Holders whose Registrable Securities are included in such Registration Statement any such supplement or amendment;
3.1.6. cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;
3.1.7. provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;
3.1.8. advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.9. at least [•] days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus (other than by way of a document incorporated by reference) furnish a copy thereof to each seller of such Registrable Securities or its counsel;
3.1.10. notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4 hereof;
3.1.11. permit a representative of the Holder (such representative to be selected by a majority-in-interest of the participating Holders), the Underwriters, if any, and any attorney or accountant retained by such Holders or Underwriter to participate, at each such person’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration; provided, however, that such representatives or Underwriters enter into a confidentiality agreement, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information; provided, further, the Company may not include the name of any Holder or Underwriter or any information regarding any Holder or Underwriter in any Registration Statement or Prospectus, any amendment or supplement to such Registration Statement or Prospectus, any document that is to be incorporated by reference into such Registration Statement or Prospectus, or any response to any comment letter, without the prior written consent of such Holder or Underwriter and providing each such Holder or Underwriter a reasonable amount of time to review and comment on such applicable document, which comments the Company shall include unless contrary to applicable law;
3.1.12. obtain a “comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Registration, in customary form and covering such matters of the type customarily covered by “comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;
3.1.13. on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the Holders, the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the Holders, placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to a majority in interest of the participating Holders;
3.1.14. in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter of such offering;
3.1.15. make available for inspection by the Holders whose Registrable Securities are included in such Registration Statement and who have signed a non-disclosure agreement, any Underwriter participating in any disposition pursuant to such Registration Statement and any attorney, accountant or other professional retained by any Holder whose Registrable Securities are included in such Registration Statement or any Underwriter, all financial and other records, pertinent corporate documents and properties of the Company, as shall be reasonably requested to enable them to exercise their due diligence responsibility, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any of them in connection with such Registration Statement;
3.1.16. make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission);

3.1.17. if the Registration involves the Registration of Registrable Securities involving gross proceeds in excess of $[•]6, use commercially reasonable efforts to make available senior executives of the Company to participate in customary “road show,” analyst or investor presentations and other such meetings organized by the Underwriters that may be reasonably requested by the Underwriter in any Underwritten Offering; and
3.1.18. otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with such Registration.
3.2. Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.
3.3. Requirements for Participation in Underwritten Offerings. No person may participate in any Underwritten Offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person (i) agrees to sell such person’s securities on the basis provided in any underwriting arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements.
3.4. Suspension of Sales; Adverse Disclosure. Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until it is advised in writing by the Company that the use of the Prospectus may be resumed. If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would require the Company to make an Adverse Disclosure or would require the inclusion in such Registration Statement financial statements that are unavailable to the Company for reasons beyond the Company’s control, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time possible, but in no event more than [•] days, determined in good faith by the Company to be necessary for such purpose; provided, that each day of any such suspension pursuant to this Section 3.4 shall correspondingly decrease the Aggregate Blocking Period available to the Company during any 12-month period pursuant to Section 2.4 hereof. In the event the Company exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities. The Company shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.4.
3.5. Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell or transfer shares of Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 or pursuant to any other available exemption from the Securities Act, including providing any legal opinions. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.
Article IV.

Indemnification and Contribution
4.1. Indemnification.
4.1.1. The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers, directors and each person who controls such Holder (within the meaning of the Securities
[6]	Note to Draft: Amount to be mutually agreed by the parties.

Act) (the “Holder Indemnified Parties”) against all losses, judgments, claims, actions, damages, liabilities and expenses (including attorneys’ fees) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by such Holder expressly for inclusion therein. The Company shall promptly reimburse the Holder Indemnified Parties for any legal and any other expenses reasonably incurred by such Holder Indemnified Party in connection with investigating and defending any such losses, judgments, claims, actions, damages, liabilities or expenses. The Company shall indemnify the Underwriters, their officers, directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.
4.1.2. In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall indemnify the Company, its directors and officers and agents and each person who controls the Company (within the meaning of the Securities Act) against any losses, judgments, claims, actions, damages, liabilities and expenses (including without limitation reasonable attorneys’ fees) resulting from any untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Holder expressly for inclusion therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.
4.1.3. Any person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.
4.1.4. The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.
4.1.5. If the indemnification provided under Section 4.1 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this subsection 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in subsections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this subsection 4.1.5. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this subsection 4.1.5 from any person who was not guilty of such fraudulent misrepresentation.
Article V.

Miscellaneous
5.1. Notices. Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery, electronic mail, telecopy, telegram or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, electronic mail, telecopy, telegram or facsimile, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to the Company, to: [•], and, if to any Holder, at such Holder’s address or facsimile number as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto.
5.2. Assignment; No Third Party Beneficiaries.
5.2.1. This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.
5.2.2. Prior to the expiration of any applicable lock-up period, no Holder may assign or delegate such Holder’s rights, duties or obligations under this Agreement, in whole or in part, in violation of the applicable lock-up agreement, except in connection with a transfer of Registrable Securities by such Holder to a Permitted Transferee.
5.2.3. This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.
5.2.4. This Agreement shall not confer any rights or benefits on any persons that are not parties hereto, other than as expressly set forth in this Agreement and Section 5.2 hereof.
5.2.5. No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 5.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.

5.3. Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible that is valid and enforceable.
5.4. Counterparts. This Agreement may be executed in multiple counterparts (including facsimile, electronic signature or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.
5.5. Entire Agreement. This Agreement (including all agreements entered into pursuant hereto and all certificates and instruments delivered pursuant hereto and thereto) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the parties, whether oral or written.
5.6. Governing Law; Venue. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK AS APPLIED TO AGREEMENTS AMONG NEW YORK RESIDENTS ENTERED INTO AND TO BE PERFORMED ENTIRELY WITHIN NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS OF SUCH JURISDICTION.
5.7. Waiver of Trial by Jury. Each party hereby irrevocably and unconditionally waives the right to a trial by jury in any action, suit, counterclaim or other proceeding (whether based on contract, tort or otherwise) arising out of, connected with or relating to this Agreement, the transactions contemplated hereby, or the actions of the Sponsor in the negotiation, administration, performance or enforcement hereof.
5.8. Amendments and Modifications. Upon the written consent of the Company and the Holders of at least a majority in interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that affects either of (x) the Existing Holders as a group, (y) or the New Holders as a group, respectively, in a manner that is different from any other Holders, as applicable, shall require the prior written consent of (1) a majority-in-interest of the Registrable Securities held by such Existing Holders, or (2) a majority-in-interest of the Registrable Securities held by such New Holders, as applicable, prior to entering into such amendment or waiver; provided, further, that notwithstanding the foregoing, any amendment hereto or waiver hereof that affects one Holder or group of affiliated Holders, solely in its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder or group of affiliated Holders so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.
5.9. Titles and Headings. Titles and headings of sections of this Agreement are for convenience only and shall not affect the construction of any provision of this Agreement.
5.10. Waivers and Extensions. Any party to this Agreement may waive any right, breach or default which such party has the right to waive, provided that such waiver will not be effective against the waiving party unless it is in writing, is signed by such party, and specifically refers to this Agreement. Waivers may be made in advance or after the right waived has arisen or the breach or default waived has occurred. Any waiver may be conditional. No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof nor of any other agreement or provision herein contained. No waiver or extension of time for performance of any obligations or acts shall be deemed a waiver or extension of the time for performance of any other obligations or acts.
5.11. Remedies Cumulative. In the event that the Company fails to observe or perform any covenant or agreement to be observed or performed under this Agreement, the Holders may proceed to protect and enforce its rights by suit in equity or action at law, whether for specific performance of any term contained in this Agreement or for an injunction against the breach of any such term or in aid of the exercise of any power granted in this Agreement or to enforce any other legal or equitable right, or to take any one or more of such actions, without being required to post a bond. None of the rights, powers or remedies conferred under this Agreement shall be mutually exclusive, and each such right, power or remedy shall be cumulative and in addition to any other right, power or remedy, whether conferred by this Agreement or now or hereafter available at law, in equity, by statute or otherwise.
5.12. Other Registration Rights. The Company represents and warrants that no person, other than a Holder of Registrable Securities, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration filed by the Company for the sale of securities for its own account or for the account of any other person. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.
5.13. Legend Removal. If a Holder holds Registrable Securities that are eligible to be sold without restriction under Rule 144 (other than the restrictions set forth under Rule 144(i)) or pursuant to an effective Registration Statement, then, at such Holder’s request, accompanied by such written representations and other documents as the Company or its transfer agent shall reasonably request, the Company shall, reasonably promptly, cause the Company’s transfer agent to remove any restrictive legend set forth on the Registrable Securities held by such Holder in connection with any sale of such Registrable Securities pursuant to Rule 144 or the effective Registration Statement, as applicable (including, if required by the Company’s transfer agent, by delivering to the Company’s transfer agent a direction letter and opinion of counsel in form reasonably acceptable to the Company’s transfer agent).
5.14. Term. This Agreement shall terminate upon the earlier of (i) the tenth anniversary of the date of this Agreement and (ii) the date as of which no Registrable Securities remain outstanding. The provisions of Section 3.5 and Article IV shall survive any termination.
(Signature Pages Follow)

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.
COMPANY:

LEARN CW INVESTMENT CORPORATION
By:
	Name:	Robert Hutter
	Title:	Chief Executive Officer
Signature Page to Amended and Restated Registration Rights Agreement

EXISTING HOLDERS:

CWAM LC SPONSOR LLC
By:	ABF Manager LLC, its manager

By:
	Name:	Adam Fisher
	Title:	Sole Member
Signature Page to Amended and Restated Registration Rights Agreement

By:
	Name:	Robert Hutter
	Title:	Chief Executive Officer
Signature Page to Amended and Restated Registration Rights Agreement

By:
	Name:	Adam Fisher
	Title:	Director
Signature Page to Amended and Restated Registration Rights Agreement

The 2011 Jonathan R Goldman and Anuranjita Tewary Revocable Trust

By:
	Name:	Anuranjita Tewary
	Title:	Director
Signature Page to Amended and Restated Registration Rights Agreement

By:
	Name:	Daniel H. Stern
	Title:	Director
Signature Page to Amended and Restated Registration Rights Agreement

By:
	Name:	Peter Relan
	Title:	Director
Signature Page to Amended and Restated Registration Rights Agreement

By:
	Name:	Ellen Levy
	Title:	Director
Signature Page to Amended and Restated Registration Rights Agreement

NEW HOLDERS:

[•]

By:
Name:
Title:
[•]

By:
Name:
Title:
[•]

By:
Name:
Title:
Signature Page to Amended and Restated Registration Rights Agreement

EXHIBIT A-2

FORM OF INVESTOR RIGHTS AGREEMENT

Exhibit A-2
INVESTORS’ RIGHTS AGREEMENT
THIS INVESTORS’ RIGHTS AGREEMENT (this “Agreement”) is entered into as of the [ ] day of [  ], 2024, by and among [Innventure, Inc.] f/k/a Learn SPAC Holdco, Inc. (“Holdco”), a Delaware corporation, and the undersigned parties listed under Founding Investors on the signature page hereto (each, an “Investor” and collectively, the “Investors”).
WHEREAS, Holdco is party to that certain Business Combination Agreement, dated as of October __, 2023 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “BCA”), by and among Holdco, Learn CW Investment Corporation, LCW Merger Sub, Inc., Innventure LLC (“Innventure”), and Innventure Merger Sub, LLC (“Innventure Merger Sub”), pursuant to which, among other things, Innventure Merger Sub merged with and into Innventure, with Innventure being the surviving company and a wholly-owned subsidiary of Holdco, and Innventure members receiving Common Shares of Holdco in exchange for their membership interests in Innventure as provided by the BCA; and
WHEREAS, in connection with the transactions contemplated by the BCA, Holdco has agreed to grant to the Founding Investors certain rights with respect to nomination of directors on the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1. DEFINITIONS. The following terms used herein have the following meanings:
1.1 “Affiliate” means, with respect to any specified person, any person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified person, through one or more intermediaries or otherwise.
1.2 “Agreement” is defined in the preamble to this Agreement.
1.3 “BCA” is defined in the recitals to this Agreement.
1.4 “Beneficially Own” or “Beneficially Owned” has the meaning ascribed to it in Section 13(d) of the Exchange Act.
1.5 “Board of Directors” means the board of directors of Holdco.
1.6 “Closing Date” has the meaning set forth in the BCA
1.7 “Commission” means the Securities and Exchange Commission, or any other Federal agency then administering the Securities Act or the Exchange Act.
1.8 “Common Shares” means shares of Common Stock of Holdco, par value $0.0001 per share.
1.9 “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.
1.10 “Founding Investor” means each of the persons listed on Exhibit A and each of their Permitted Transferees.
1.11 “Founding Investor Shares” means those Common Shares Beneficially Owned by the Founding Investors.
1.12 “Independent Director” shall mean a director who complies with the independence requirements for directors with respect to Holdco (without reference to any applicable exemptions from such requirements, and without reference to any heightened requirements for service on the audit committee of the Board of Directors) for companies listed on [Nasdaq/ The New York Stock Exchange].
1.13 “Investor” is defined in the preamble to this Agreement.
1.14 “Majority Founding Investor Direction” means a direction to nominate directors received by Holdco from Founding Investors holding more than 50% of the Founding Investor Shares.
1.15 “Management Director” shall mean a director who is an executive officer of Holdco.

1.16 “Minimum Holding Condition” is defined in Section 2.1(b).
1.17 “Notices” is defined in Section 3.2.
1.18 “Permitted Transferees” means (a) with respect to any Investor, its (i) officers, directors, members, consultants or Affiliates, (ii) relatives and trusts for estate planning purposes, (iii) descendants upon death or (iv) pursuant to a qualified domestic relations order, (b) Holdco, and (c) any other Investor.
1.19 “person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.
1.20 “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.
2. BOARD OF DIRECTORS.
2.1 Designees
(a) Upon the Closing, the Board shall initially consist of seven (7) directors, including [   ], [   ], [   ], [   ], [   ], [   ] and [   ].1 In accordance with the certificate of incorporation of Holdco, the Board will be divided into three (3) classes serving staggered three-year terms. The initial term of the Class I directors shall expire at the first (1st) annual meeting of the stockholders of Holdco following the Closing Date at which directors are elected. The initial term of the Class II directors shall expire at the second (2nd) annual meeting of the stockholders of Holdco following the Closing Date at which directors are elected. The initial term of the Class III directors shall expire at the third (3rd) annual meeting of the stockholders of Holdco following the Closing Date at which directors are elected. [•] and [•] will be assigned to Class I, [•] and [•] will be assigned to Class II, and [•], [•] and [•] will be assigned to Class III.2 From and after the Closing, the rights of the Founding Investors to designate directors to the Board and its committees shall be as set forth in the remainder of this Section 2.
(b) From and after the Closing Date, in respect of each annual meeting or special meeting of the stockholders of Holdco at which directors are to be elected, the Founding Investors, collectively, shall have the right, but not the obligation, to nominate for election to the Board of Directors in any applicable election that number of individuals determined in accordance with Section 2.1(c) below (the “Founding Investor Nominees”). Holdco will use reasonable best efforts, including taking all necessary action (to the extent permitted by applicable law and to the extent such action is consistent with the fiduciary duties of the directors under Delaware law), to cause the Founding Investor Nominees to be elected to serve as directors on the Board of Directors.
(c) The number of Founding Investor Nominees which Holdco shall cause to be elected at each annual meeting or special meeting of the stockholders of Holdco at which directors are to be elected is that number which, assuming all such individuals are successfully elected to the Board of Directors, when taken together with any incumbent director of a different class nominated by the Founding Investors and not standing for election in such election, would result in the number of directors on the Board of Directors nominated by the Founding Investors as specified below:
(i) up to five (5) directors, so long as the Founding Investors collectively beneficially own (directly or indirectly) greater than 70% of the outstanding Common Shares;
(ii) up to four (4) directors, so long as the Founding Investors collectively beneficially own more than 50% of the outstanding Common Shares but less than 70% of the outstanding Common Shares;
[1]
Initial directors to be identified. To include three members of management and two Independent Directors nominated by Founding Investors, and two additional “at large” Independent Directors to be agreed by the parties. One of the Independent Directors nominated by Founding Investors and two “at large” Independent Directors to be “audit committee” independent.

[2]	Founding Investors to determine class allocations.

(iii) up to three (3) directors, so long as the Founding Investors collectively beneficially own at least 40% of the outstanding Common Shares but less than 50% of the outstanding Common Shares;
(iv) up to two (2) directors, so long as the Founding Investors collectively beneficially own at least 20% of the outstanding Common Shares but less than 40% of the outstanding Common Shares; and
(v) up to one (1) director, so long as the Founding Investors collectively beneficially own at least 5% of the outstanding Common Shares but less than 20% of the outstanding Common Shares.
In the event the size of the Board is increased or decreased at any time to other than seven (7) directors, the Founding Investors’ collective nomination rights under this Section 2.1 shall be proportionately increased or decreased, respectively, rounded up to the nearest whole number.
(d) For the avoidance of doubt, the rights granted to the Founding Investors to designate members of the Board are additive to, and not intended to limit in any way, the rights that Founding Investors or any of their respective Affiliates may have to nominate, elect or remove directors under Holdco’s certificate of incorporation, bylaws or the Delaware General Corporation Law.
(e) Holdco agrees, to the fullest extent permitted by applicable law (including with respect to any applicable fiduciary duties under Delaware law), that taking all necessary corporate action to effectuate the above will include (i) including the Persons designated pursuant to this Section 2.1(b) in the slate of nominees recommended by the Board for election at any meeting of stockholders called for the purpose of electing directors, (ii) nominating and recommending each such individual to be elected as a director as provided herein, (iii) soliciting proxies or consents in favor thereof, and (iv) without limiting the foregoing, otherwise using its reasonable best efforts to cause such nominees to be elected to the Board, including providing at least as high a level of support for the election of such nominees as it provides to any other individual standing for election as a director.
(f) In the event that a vacancy is created on the Board at any time by the death, disability, resignation or removal of a Director designated by the Founding Investors pursuant to this Agreement, then the Founding Investors will be entitled to designate an individual to fill the vacancy. Holdco will take all necessary action (to the extent permitted by applicable law and to the extent such action is consistent with the fiduciary duties of the directors under Delaware law) to cause such replacement designee to become a member of the Board.
3. MISCELLANEOUS.
3.1 Assignment; No Third Party Beneficiaries. This Agreement and the rights, duties and obligations of Holdco hereunder may not be assigned or delegated by Holdco in whole or in part.
3.2 Notices. All notices, demands, requests, consents, approvals or other communications (collectively, “Notices”) required or permitted to be given hereunder or which are given with respect to this Agreement shall be in writing and shall be personally served, delivered by reputable air courier service with charges prepaid, or transmitted by hand delivery, telegram, telex or facsimile, addressed as set forth below, or to such other address as such party shall have specified most recently by written notice. Notice shall be deemed given on the date of service or transmission if personally served or transmitted by telegram, telex or facsimile; provided, that if such service or transmission is not on a business day or is after normal business hours, then such notice shall be deemed given on the next business day. Notice otherwise sent as provided herein shall be deemed given on the next business day following timely delivery of such notice to a reputable air courier service with an order for next-day delivery.
To Holdco:	[•]
[•]
[•]
[•]
[•]
To a Founding Investor, to the address set forth below such Investor’s name on Exhibit A.

3.3 Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible that is valid and enforceable.
3.4 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument. Delivery of a signed counterpart of this Agreement by facsimile or email/pdf transmission shall constitute valid and sufficient delivery thereof.
3.5 Entire Agreement. This Agreement (including all agreements entered into pursuant hereto and all certificates and instruments delivered pursuant hereto and thereto) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the parties, whether oral or written.
3.6 Modifications and Amendments. No amendment, modification or termination of this Agreement shall be binding upon any party unless executed in writing by such party.
3.7 Titles and Headings. Titles and headings of sections of this Agreement are for convenience only and shall not affect the construction of any provision of this Agreement.
3.8 Waivers and Extensions. Any party to this Agreement may waive any right, breach or default which such party has the right to waive, provided that such waiver will not be effective against the waiving party unless it is in writing, is signed by such party, and specifically refers to this Agreement. Waivers may be made in advance or after the right waived has arisen or the breach or default waived has occurred. Any waiver may be conditional. No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof nor of any other agreement or provision herein contained. No waiver or extension of time for performance of any obligations or acts shall be deemed a waiver or extension of the time for performance of any other obligations or acts.
3.9 Remedies Cumulative. In the event that Holdco fails to observe or perform any covenant or agreement to be observed or performed under this Agreement, the Investor may proceed to protect and enforce its rights by suit in equity or action at law, whether for specific performance of any term contained in this Agreement or for an injunction against the breach of any such term or in aid of the exercise of any power granted in this Agreement or to enforce any other legal or equitable right, or to take any one or more of such actions, without being required to post a bond. None of the rights, powers or remedies conferred under this Agreement shall be mutually exclusive, and each such right, power or remedy shall be cumulative and in addition to any other right, power or remedy, whether conferred by this Agreement or now or hereafter available at law, in equity, by statute or otherwise.
3.10 Governing Law; Dispute Resolution. This Agreement shall be governed by the laws of the State of Delaware applicable to contracts entered into and to be performed solely within such state, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of Court of Chancery of the State of Delaware and any State of Delaware appellate court therefrom for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the Court of Chancery of the State of Delaware and any State of Delaware appellate court therefrom, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.
3.11 Waiver of Trial by Jury. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES THE RIGHT TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR THE SUBJECT MATTER

HEREOF. THE SCOPE OF THIS WAVIER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT OR DELICT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW, CIVIL LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS RIGHT TO A TRIAL BY JURY FOLLOWING CONSULTATION WITH LEGAL COUNSEL.
Each party will bear its own costs in respect of any disputes arising under this Agreement. The prevailing party shall be entitled to reasonable legal fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled. Each of the parties to this Agreement consents to personal jurisdiction for any equitable action sought in any court of competent jurisdiction.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have caused this Investors’ Rights Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.
COMPANY

[INNVENTURE, INC.] F/K/A LEARN SPAC HOLDCO, INC.

By:
Name:
Title:

FOUNDING INVESTORS:

MICHAEL OTWORTH

RICHARD BRENNER

JOHN SCOTT

GREGORY HASKELL

DAVID E. YABLUNOSKY

ROLAND AUSTRUP

GREG WASSON

[GLOCKNER ENTERPRISES]
Signature Page to Investors’ Rights Agreement

EXHIBIT A

Founding Investor Names and Addresses
Founding Investor: Michael Otworth
Address:

Email:
Phone:
Number of Common Shares Owned Upon Closing:

Founding Investor: Richard Brenner
Address:

Email:
Phone:
Number of Common Shares Owned Upon Closing:

Founding Investor: John Scott
Address:

Email:
Phone:
Number of Common Shares Owned Upon Closing:

Founding Investor: Gregory Haskell
Address:

Email:
Phone:
Number of Common Shares Owned Upon Closing:

Founding Investor: David E. Yablunosky
Address:

Email:
Phone:
Number of Common Shares Owned Upon Closing:

Founding Investor: Roland Austrup
Address:

Email:
Phone:
Number of Common Shares Owned Upon Closing:

Founding Investor: Greg Wasson
Address:

Email:
Phone:
Number of Common Shares Owned Upon Closing:
Founding Investor: [Glockner Enterprises]
Address:

Email:
Phone:
Number of Common Shares Owned Upon Closing:

EXHIBIT B

FORM OF AMENDED HOLDCO CERTIFICATE OF INCORPORATION

Exhibit B

FINAL FORM
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

[INNVENTURE], INC.
Learn SPAC HoldCo, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:
A. The name of the corporation is [Innventure], Inc. (the “Corporation”). The Corporation was originally incorporated under the name Learn SPAC HoldCo, Inc. The Corporation’s original certificate of incorporation was filed with the office of the Secretary of State of the State of Delaware on October 9, 2023.
B. This amended and restated certificate of incorporation (this “Certificate of Incorporation”) was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, as it now exists or may hereafter be amended and supplemented (the “DGCL”), restates and amends the provisions of the Corporation’s certificate of incorporation and has been duly approved by the written consent of the stockholders of the Corporation in accordance with Section 228 of the DGCL.
C. The text of the certificate of incorporation of this Corporation is hereby amended and restated to read in its entirety as follows:
ARTICLE I
The name of the Corporation is [Innventure], Inc.
ARTICLE II
The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Dr., Wilmington, DE 19808. The name of its registered agent at such address is Corporation Service Company.
ARTICLE III
The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL. Without limiting the generality of the foregoing, those activities include: (i) investing in securities of Innventure LLC, a Delaware limited liability company, or any successor entities thereto (“Innventure”), and any of its subsidiaries; (ii) exercising all rights, powers, privileges and other incidents of ownership or possession with respect to the Corporation’s assets, including managing, holding, selling and disposing of such assets; and (iii) engaging in any other activities incidental or ancillary thereto.
ARTICLE IV
Section 4.1 Authorized Stock. The total number of shares of all classes of stock that the Corporation is authorized to issue is [•] ([•]) shares, consisting of [•] ([•]) shares of common stock, with a par value of $0.0001 per share (the “Common Stock”), and [•] ([•]) shares of preferred stock, with a par value of $0.0001 per share (the “Preferred Stock”).1
Section 4.2 Number of Authorized Shares. The number of authorized shares of any of the Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of all of the outstanding shares of capital stock of the Corporation entitled to vote on such increase or decrease, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the DGCL, unless a separate vote of holders of the Common Stock or Preferred Stock is required pursuant to the terms of any Preferred Stock Designation (as defined below). Notwithstanding the immediately preceding sentence, the number of authorized shares of the Common Stock may not be decreased below the number of shares of Common Stock then outstanding plus the number of shares of Common Stock issuable in connection with the exercise of all outstanding options, warrants, exchange rights, conversion rights or similar rights for Common Stock.
[1]	Note to Draft: The number of authorized Common Stock and Preferred Stock to be determined prior to the filing of S-4.

Section 4.3 Preferred Stock. Subject to any limitations prescribed by law, the board of directors of the Corporation (the “Board of Directors”) is authorized to provide, out of the unissued shares of Preferred Stock, for the issuance of shares of Preferred Stock in one or more series, including “blank check” preferred stock. The issuance of Preferred Stock as set forth in the preceding sentence shall be accomplished by filing a certificate pursuant to the applicable law of the State of Delaware (such certificate shall be referred to as a “Preferred Stock Designation”), to: (i) establish from time to time the number of shares to be included in each such series; and (ii) fix the powers, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions of such preferred shares. Without limitation, those rights, designations and preferences shall include the authority to fix the dividend rights, dividend rates, conversion rights, exchange rights, voting rights, rights and terms of redemption (including sinking and purchase fund provisions), the redemption price or prices, restrictions on the issuance of shares of such series, the dissolution preferences and the rights in respect of any distribution of assets of any wholly unissued series of Preferred Stock, or any of them and to increase or decrease the number of shares of any series so created (except where otherwise provided in the Preferred Stock Designation), subsequent to the issue of that series but not below the number of shares of such series then outstanding. In case the authorized number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series (except where otherwise provided in the Preferred Stock Designation). There shall be no limitation or restriction on any variation between any of the different series of Preferred Stock as to the designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof. The several series of Preferred Stock may vary in any and all respects as fixed and determined by the resolution or resolutions of the Board of Directors or by a duly authorized committee of the Board of Directors, providing for the issuance of the various series of Preferred Stock.
Section 4.4  Common Stock. The powers, preferences and rights of the Common Stock and the qualifications, limitations or restrictions thereof are as follows:
(a) Voting Rights. Except as otherwise required by law: Each share of Common Stock shall entitle the record holder as of the applicable record date to one (1) vote per share in person or by proxy on all matters submitted to a vote of the holders of Common Stock. The holders of shares of Common Stock shall not have cumulative voting rights. Except as otherwise required by law or this Certificate of Incorporation, and subject to the rights of the holders of shares of Preferred Stock, if any, at any annual or special meeting of the stockholders of the Corporation, the holders of shares of Common Stock shall have the right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders; provided, however, that, except as otherwise required by law, holders of shares of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation that relates solely to the terms, number of shares, powers, designations, preferences or relative, participating, optional or other special rights (including, without limitation, voting rights), or to qualifications, limitations or restrictions thereof, of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation or pursuant to the DGCL. Except as otherwise required by law or this Certificate of Incorporation, the holders of shares of Common Stock shall vote together as a single class with such holders of Preferred Stock if any holders of shares of Preferred Stock are entitled to vote together with the holders of Common Stock.
(b) Dividends and Distributions. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference senior to or the right to participate with the Common Stock with respect to the payment of dividends (and other distributions of cash, stock or property), such holders of Common Stock shall be entitled to the payment of dividends (and other distributions of cash, stock or property) ratably in proportion to the number of shares held by each such stockholder when, as and if declared by the Board of Directors in its discretion from time to time in accordance with applicable law.
(c) Liquidation Rights. In the event of liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation and after making provisions for preferential and other amounts, if any, to which the holders of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to payments in liquidation shall be entitled, the remaining assets and funds of the Corporation available for distribution shall be divided among and paid ratably to the holders of all outstanding shares of Common Stock in proportion to the number of shares held by each such stockholder.
(d) Transfers. Subject to applicable law and any transfer restrictions set forth in the By-laws of the Corporation, as may be amended from time to time (the “By-laws”), or this Certificate of Incorporation, shares of Common Stock and the rights and obligations associated therewith shall be fully transferable.
Section 4.5 Reservation of Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares or other securities at least as many shares of Common Stock or other securities equal to: (i) the number of shares of Common Stock issuable upon the conversion of the then-outstanding shares of convertible preferred stock of the Corporation, if any.
Section 4.6 Lock-Up.
(a) Subject to Section 4.6(b), the holders (the “Lock-up Holders”) of Common Stock (the “Lock-up Shares”) issued as consideration (including any Earnout Shares, as defined in the Business Combination Agreement (as defined below)) to former holders of membership interests, warrants or other equity interests of Innventure LLC, a Delaware limited liability company (“Innventure”), may not Transfer any Lock-up Shares until the end of the period beginning on the date of the closing of the Transactions (as defined below) and ending on the date of the opening of the first trading window at least 180 days after the closing date of the Transactions (the “Lock-up Period”). As used in this Certificate of Incorporation, (i) “Business Combination Agreement” means the Business Combination Agreement, dated as of October 24, 2023, by and among Learn CW Investment Corporation, a Cayman Islands exempted company (the “SPAC”), Innventure, the Corporation, LCW Merger Sub, Inc., a Delaware corporation, Innventure Merger Sub, LLC, a Delaware limited liability and (ii) “Transactions” means the transactions contemplated by the Business Combination Agreement.
(b) Notwithstanding the provisions set forth in Section 4.6(a), the Lock-up Holders may Transfer the Lock-up Shares during the Lock-up Period (i) in the case of an individual, (A) by gift to any person related to the Lock-up Holder by blood, marriage, or domestic relationship (“immediate family”), a charitable organization or a trust or other entity formed for estate planning purposes for the benefit of an immediate family member, (B) by will, intestacy or by virtue of laws of descent and distribution upon the death of such individual, or (C) pursuant to a qualified domestic relations order, (ii) in the case of a corporation, limited liability company, partnership, trust or other entity, to any stockholder, member, partner or trust beneficiary as part of a distribution, or to any corporation, partnership or other entity that is an affiliate (as defined in Rule 405 of the Securities Act) of the Lock-up Holder, (iii) in the event of a liquidation, merger, stock or unit exchange or other similar transaction which results in all of the Lock-up Holders having the right to exchange their shares of Common Stock for cash, securities or other property, or (iv) to the Corporation in connection with the “net” or “cashless” exercise of options or other rights to purchase shares of Common Stock held by such Lock-up Holder in satisfaction of any tax withholding or exercise price obligations through cashless surrender or otherwise, provided that any shares of Common Stock issued upon exercise of such option or other rights shall remain subject to the terms of Section 4.6(a); provided, however, that, in the case of clauses (ii) and (iii), such transferees shall enter into a written agreement agreeing to be bound by the transfer restrictions set forth herein in form and substance reasonably satisfactory to the Corporation; and provided, further, with respect to clauses (ii) and (iii), that any such transfer shall not involve a disposition for value.
(c) Notwithstanding the other provisions set forth in this Section 4.6 or any other provision contained herein, the Corporation may, with the prior written consent of the SPAC given prior to the closing of the Transactions, determine to waive, amend, or repeal the Lock-up obligations set forth in this Section 4.6, whether in whole or in part.
(d) The Lock-up Shares shall carry appropriate legends indicating the restrictions on Transfer imposed by this Section 4.6, including as required by Section 151(f) of the DGCL in respect to uncertificated stock.
ARTICLE V
In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the By-laws. In addition to any vote of the holders of any class or series of stock of the Corporation required by applicable law or by this Certificate of Incorporation (including any Preferred Stock Designation in respect of one or more series of Preferred Stock) or the By-laws, the adoption, amendment or repeal of the By-laws by the stockholders of the Corporation shall require the affirmative vote of the holders of at least two-thirds of the voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote generally in an election of directors, voting together as a single class.
ARTICLE VI
Section 6.1 Management. Except as otherwise expressly provided by the DGCL or this Certificate of Incorporation, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.
Section 6.2 Ballot. Elections of directors (each such director, in such capacity, a “Director”) need not be by written ballot unless the By-laws shall so provide.
Section 6.3 Number and Terms of the Board of Directors. Subject to the rights of the holders of any series of Preferred Stock to elect directors under specified circumstances, if any, the number of directors which shall constitute the whole Board of Directors shall not be less than seven (7). Within such limit, the number of members of the entire Board of Directors shall be fixed exclusively by one or more resolutions adopted from time to time by the Board of Directors in accordance with the By-laws.
Section 6.4 Newly Created Directorships and Vacancies. Except as otherwise required by law and the separate rights of the holders of any series of Preferred Stock then outstanding, unless the Board of Directors otherwise determines, newly created directorships resulting from any increase in the authorized number of directors or any vacancies on the Board of Directors resulting from the death, resignation, disqualification, removal from office or other cause shall be filled exclusively by the affirmative vote of a majority of the Directors then in office, even though less than a quorum, or by a sole remaining Director, and not by the stockholders. Any Director so chosen shall hold office until the next election of the class for which such Director shall have been chosen and until his successor shall be elected and qualified or until such Director’s earlier death, resignation, retirement, disqualification, or removal.
Section 6.5 Removal. Subject to the rights of the holders of any series of Preferred Stock then outstanding, for as long as this Certificate of Incorporation provides for a classified Board of Directors, any Director, or the entire Board of Directors, may otherwise be removed only for cause by an affirmative vote of at least two-thirds of the total voting power of all the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, at a meeting duly called for that purpose.
Section 6.6 Classified Board. Subject to the rights of the holders of any series of Preferred Stock then outstanding, the Directors shall be divided into three classes, with each Director then in office to be designated as a Class I Director, a Class II Director or a Class III Director, with each class to be apportioned as nearly equal in number as practicable. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board of Directors. The initial Class I Directors shall serve for a term expiring at the first annual meeting of stockholders of the Corporation following the effectiveness of this Article VI (the “Effective Time”); the initial Class II Directors shall serve for a term expiring at the second annual meeting of stockholders following the Effective Time; and the initial Class III Directors shall serve for a term expiring at the third annual meeting of stockholders following the Effective Time. At each annual meeting of stockholders beginning with the first annual meeting of stockholders following the Effective Time, the successors of the class of Directors whose term expires at that meeting shall be elected to hold office for a term expiring at the third annual meeting of stockholders to be held following their election. Each Director in each such class shall hold office until such Director’s successor is duly elected and qualified, subject to such Director’s earlier death, resignation or removal in accordance with this Certificate of Incorporation. The Board of Directors is authorized to assign each Director already in office at the Effective Time, as well as each Director elected or appointed to a newly created directorship due to an increase in the size of the Board of Directors, to Class I, Class II or Class III. However, if the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible. Any such additional director of any class elected or appointed to fill a newly created directorship resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case shall a decrease in the number of directors remove or shorten the term of any incumbent director.
Section 6.7 Notwithstanding any of the other provisions of this Article VI, whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately by series, to elect Directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of the Preferred Stock Designation, and such Directors so elected shall not be divided into classes pursuant to this Article VI unless expressly provided by such terms. During any period when the holders of any series of Preferred Stock have the right to elect additional Directors as provided for or fixed pursuant to the provisions of this Article VI, then upon commencement and for the duration of the period during which such right continues; (i) the then otherwise total authorized number of Directors of the Corporation shall automatically be increased by such specified number of Directors, and the holders of such Preferred Stock shall be entitled to elect the additional Directors so provided for or fixed pursuant to such provisions, and (ii) each such additional Director shall serve until such Director’s successor shall have been duly elected and qualified, or until such Director’s right to hold such office terminates pursuant to such provisions, whichever occurs earlier, subject to such Director’s earlier death, resignation or removal. Except as otherwise provided by the Board of Directors in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional Directors are divested of such right pursuant to the provisions of such series of stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation or removal of such additional directors, shall forthwith terminate, and the total authorized number of Directors of the Corporation shall be reduced accordingly.
ARTICLE VII
Section 7.1 Action by Written Consent. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders of the Corporation (and may not be taken by consent of the stockholders in lieu of a meeting). In addition to the foregoing, any action required or permitted to be taken by the holders of any series of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable Preferred Stock Designation relating to such series of Preferred Stock. To be valid, any such consent or consents shall: (i) be in writing; (ii) set forth the action to be taken; (iii) be signed by the holders of outstanding shares of the relevant series of Preferred Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote on the action were present and voted; and (iv) be delivered to the Corporation in accordance with the applicable provisions of the DGCL.
Section 7.2 Special Meetings. Subject to the special rights of the holders of one or more series of Preferred Stock, special meetings of the stockholders of the Corporation may be called, for any purpose or purposes, at any time only by or at the direction of the Board of Directors, the Chairperson of the Board of Directors, the Chief Executive Officer or President. Except as set forth in the preceding sentence, special meetings shall not be called by any other Person.
Section 7.3 Advance Notice. Advance notice of stockholder nominations for the election of directors and of other business proposed to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the By-laws. Any business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes identified in the notice of meeting (or any supplement to such notice of meeting).
ARTICLE VIII
Notwithstanding any other provision of this Certificate of Incorporation, and in addition to any other vote that may be required by law, applicable stock exchange rule or the terms of any series of Preferred Stock, the affirmative vote of at least two-thirds of the outstanding shares entitled to vote generally in the election of directors, voting together as a single class, is required to amend, alter, change or repeal any provision contained in this Certificate of Incorporation. Notwithstanding the foregoing, the affirmative vote of at least a majority of the then outstanding shares entitled to vote generally in the election of directors, voting together as a single class, is required to amend, alter, change or repeal any provision contained in Articles I, II, and III of this Certificate of Incorporation.
ARTICLE IX
No director or officer of the Corporation shall have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director or officer, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or hereafter may be amended. Any amendment, repeal or modification of this Article IX, or the adoption of any provision of this Certificate of Incorporation inconsistent with this Article IX, shall not adversely affect any right or protection of a director or officer of the Corporation with respect to any act or omission occurring prior to such amendment, repeal, modification or adoption. If the DGCL is amended after approval by the stockholders of this Article IX to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.
ARTICLE X
The Corporation shall have the power to provide rights to indemnification and advancement of expenses to its current and former officers, directors, employees and agents and to any Person who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.
ARTICLE XI
Unless a majority of the Board of Directors, acting on behalf of the Corporation consents in writing to the selection of an alternative forum: (a) the Court of Chancery (the “Chancery Court”) of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on behalf of the Corporation, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of the Corporation to the Corporation or to the Corporation’s stockholders, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL or the bylaws of the Corporation or this Restated Certificate (as either may be amended from time to time) or (iv) any action, suit or proceeding asserting a claim against the Corporation governed by the internal affairs doctrine; and (b) subject to the preceding provisions of this Article XI, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause or causes of action arising under the Securities Act, including all causes of action asserted against any defendant to such complaint. If any action the subject matter of which is within the scope of clause (a) of the immediately preceding sentence is filed in a court other than the Chancery Court in the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (x) the personal jurisdiction of the state and federal courts in the State of Delaware in connection with any action brought in any such court to enforce the provisions of clause (a) of the immediately preceding sentence and (y) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.
Any Person purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to this Article XI. This Article XI is intended to benefit and may be enforced by the Corporation, its officers and directors, the underwriters to any offering giving rise to such complaint, and any other professional or entity whose profession gives authority to a statement made by that Person and who has prepared or certified any part of the documents underlying the offering. Notwithstanding the foregoing, the provisions of this Article XI shall not apply to suits brought to enforce any liability or duty created by the Securities Act or Exchange Act, or any other claim for which the federal courts of the United States have exclusive jurisdiction.
ARTICLE XII
If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, each portion of any sentence of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible and without limiting any other provisions of this Certificate of Incorporation (or any other provision of the By-laws or any agreement entered into by the Corporation), the provisions of this Certificate of Incorporation (including, each such portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to, or for the benefit of, the Corporation to the fullest extent permitted by law.
To the fullest extent permitted by law, each and every Person purchasing or otherwise acquiring any interest (of any nature whatsoever) in any shares of the capital stock of the Corporation shall be deemed, by reason of and from and after the time of such purchase or other acquisition, to have notice of and to have consented to all of the provisions of (a) this Certificate of Incorporation, (b) the By-laws and (c) any amendment to this Certificate of Incorporation or the By-laws enacted or adopted in accordance with this Certificate of Incorporation, the By-laws and applicable law.

ARTICLE XIII
Section 13.1 In recognition and anticipation that (i) certain directors, managers, principals, officers, employees and/or other representatives of the Principal Stockholders and their Affiliates may serve as directors, officers or agents of the Corporation, (ii) the Principal Stockholders and their Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, and (iii) members of the Board of Directors who are not employees of the Corporation or a majority owned subsidiary thereof (“Non-Employee Directors”) and their respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this Article XIII are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve any of the Principal Stockholders, the Non-Employee Directors or their respective Affiliates and the powers, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection therewith.
Section 13.2 To the fullest extent permitted by law, none of (i) the Principal Stockholders or any of their Affiliates or (ii) any Non-Employee Director (including any Non-Employee Director who serves as an officer of the Corporation in both such Director’s director and officer capacities) or such Director’s Affiliates (the Persons identified in (i) and (ii) above being referred to, collectively, as “Identified Persons” and, individually, as an “Identified Person”) shall have any duty to refrain from directly or indirectly (1) engaging in the same or similar business activities or lines of business in which the Corporation or any of its Affiliates now engages or proposes to engage or (2) otherwise competing with the Corporation or any of its Affiliates. To the fullest extent permitted by law, no Identified Person shall be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities. To the fullest extent permitted by law, the Corporation renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity which may be a corporate opportunity for an Identified Person and the Corporation or any of its Affiliates, except as provided in Section 13.3. Subject to Section 13.3 and to the fullest extent permitted by law, in the event that any Identified Person acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself, herself or himself and the Corporation or any of its Affiliates, such Identified Person shall have no duty to communicate or offer such transaction or other business opportunity to the Corporation or any of its Affiliates and shall not be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty as a stockholder, director or officer of the Corporation solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself, herself or himself, offers or directs such corporate opportunity to another Person, or does not communicate information regarding such corporate opportunity to the Corporation or any Affiliate of the Corporation.
Section 13.3 The Corporation does not renounce its interest in any corporate opportunity offered to any Non-Employee Director (including any Non-Employee Director who serves as an officer of the Corporation in both his or her director and officer capacities) if such opportunity is expressly offered to such Person solely in his or her capacity as a director or officer of the Corporation, and the provisions of Section 13.2 shall not apply to any such corporate opportunity.
Section 13.4 In addition to and notwithstanding the foregoing provisions of this Article XIII, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if it is a business opportunity that: (i) the Corporation is neither financially or legally able, nor contractually permitted, to undertake; (ii) from its nature, is not in the line of the Corporation’s business or is of no practical advantage to the Corporation; or (iii) is one in which the Corporation has no interest or reasonable expectancy.
Section 13.5 Solely for purposes of this Article XIII, “Affiliate” shall mean in respect of any Principal Stockholder, any Person that, directly or indirectly, is controlled by such Principal Stockholder, controls such Principal Stockholder or is under common control with such Principal Stockholder. Affiliate shall include: (a) any principal, member, director, manager, partner, stockholder, officer, employee or other representative of any of the foregoing (other than the Corporation and any entity that is controlled by the Corporation); and (b) any funds or vehicles advised by Affiliates of such Principal Stockholder. Solely for purposes of this Article XIII, (x) in respect of a Non-Employee Director, the term “Affiliate” shall include any Person that, directly or indirectly, is controlled by such Non-Employee Director (other than the Corporation and any entity that is controlled by the Corporation); and (y) in respect of the Corporation, the term “Affiliate” shall include any Person that, directly or indirectly, is controlled by the Corporation.
Section 13.6 To the fullest extent permitted by law, any Person purchasing or otherwise acquiring or holding any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article XIII.
ARTICLE XIV
Section 14.1 Definitions. As used in this Certificate of Incorporation, the following terms shall have the following meaning:
(a) “Affiliate” (other than for purposes of Article XIII) means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another Person, whether through one or more intermediaries or otherwise.
(b) “control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. A Person who is the owner of ten percent (10%) or more of the outstanding voting power of any corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such Person holds voting stock, in good faith and not for the purpose of circumventing this section, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.
(c) “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and any applicable rules and regulations promulgated thereunder, and any successor to such statute, rules or regulations.
(d) “owner,” including the terms “own” and “owned,” when used with respect to any stock, means a Person that individually or with or through any of its Affiliates:
(i) beneficially owns such stock, directly or indirectly; or
(ii) has (a) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise. Notwithstanding the foregoing, a Person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such Person or any of such Person’s Affiliates until such tendered stock is accepted for purchase or exchange; or (b) the right to vote such stock pursuant to any agreement, arrangement or understanding. Notwithstanding the foregoing, a Person shall not be deemed the owner of any stock because of such Person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten or more Persons; or
(iii) has any agreement, arrangement or understanding, for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (b) of subsection (ii) above), or disposing such stock, with any other Person that beneficially owns, or whose Affiliates beneficially own, directly or indirectly, such stock.
(e) “Person” means any individual, corporation, company, partnership, limited liability company, unincorporated association or other entity or organization.
(f) “Principal Stockholder” means any stockholder who owns or has the right, directly or indirectly, through any contract, arrangement understanding relationship or otherwise, to vote 10% or more of the shares of capital stock of the Corporation.
(g) “Securities Act” means the U.S. Securities Act of 1933, as amended, and applicable rules and regulations promulgated thereunder, and any successor to such statute, rules or regulations.

(h) “stock” with respect to any corporation means, capital stock and, with respect to any other entity, any equity interest.
(i) “Transfer” means the (i) sale or assignment of, offer to sell, contract or agreement to sell, gift, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (ii) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) public announcement of any intention to effect any transaction specified in the foregoing clause (i) or (ii).
(j) “voting stock” means stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity. Every reference to a percentage of voting stock shall refer to such percentages of the votes of such voting stock.
[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by a duly authorized officer of the Corporation on this    day of      , 20   .

By:
Its:

EXHIBIT C

FORM OF AMENDED HOLDCO BYLAWS

Exhibit C

EXECUTION VERSION
INNVENTURE INC.

BY-LAWS

ARTICLE I

CORPORATE OFFICERS
Section 1.01 Registered Office. The address of the registered office of Innventure Inc., a Delaware corporation (the “Corporation”), in the State of Delaware, and the name of its registered agent at such address, shall be as set forth in the Corporation’s certificate of incorporation, as the same may be amended, restated or otherwise modified from time to time (the “Certificate of Incorporation”).
Section 1.02 Other Offices. The Corporation may have additional offices at any place or places, within or outside the State of Delaware, as the Corporation’s board of directors (the “Board of Directors”) may from time to time establish or as the business of the Corporation may require.
ARTICLE II

MEETINGS OF STOCKHOLDERS
Section 2.01 Place of Meetings. Meetings of stockholders of the Corporation (the “Stockholders”), may be held at any place, within or without the State of Delaware, as may be designated by or in the manner determined by the Board of Directors. In the absence of such designation, meetings of Stockholders shall be held at the principal executive office of the Corporation. In its sole discretion, the Board of Directors may, determine that a meeting of Stockholders shall not be held at any place, but may instead be held solely by means of remote communication authorized by and in accordance with Section 211(a) of the General Corporation Law of the State of Delaware (the “DGCL”).
Section 2.02 Annual Meetings. The annual meeting of Stockholders shall be held for the election of members of the Board of Directors (the “Directors”) at such date and time as may be designated by or in the manner determined by resolution of the Board of Directors from time to time. Any other business as may be properly brought before the annual meeting of Stockholders may be transacted at the annual meeting of Stockholders. The Board of Directors may postpone, reschedule or cancel any annual meeting of Stockholders previously scheduled by the Board of Directors.
Section 2.03 Special Meetings. Special meetings of the Stockholders may be called only by such persons and only in such manner as set forth in the Certificate of Incorporation. Special meetings of Stockholders validly called in accordance with this Section 2.03 of these By-laws (as the same may be amended, restated or otherwise modified from time to time, these “By-laws”) may be held at such date and time as specified in the applicable notice of such meeting. No business may be transacted at any special meeting of Stockholders other than the business specified in the notice of such meeting. Except in the case of a special meeting of Stockholders called at the request of the Stockholders pursuant to the express terms of the Certificate of Incorporation, the Board of Directors may postpone, reschedule or cancel any previously scheduled special meeting of the Stockholders.
Section 2.04 Notice of Meetings. Whenever Stockholders are required or permitted to take any action at a meeting of Stockholders, a notice of the meeting shall be given. The notice shall state: (i) the place, if any, date and hour of the meeting; (ii) the means of remote communications, if any, by which Stockholders and proxy holders may be deemed to be present in person and vote at such meeting; (iii) the record date for determining the Stockholders entitled to vote at the meeting (if such date is different from the record date for Stockholders entitled to notice of the meeting); and (iv) in the case of a special meeting of the Stockholders, the purpose or purposes for which the meeting is called. Unless otherwise required by applicable law, the Certificate of Incorporation or these By-laws, the notice of any meeting of Stockholders shall be given not less than ten nor more than 60 days before the date of the meeting to each Stockholder entitled to vote at the meeting as of the record date for determining the Stockholders entitled to notice of the meeting. If mailed, such notice shall be deemed to be given when deposited in the United States mail, postage prepaid, directed to the Stockholder at such Stockholder’s address as it appears on the records of the Corporation. In addition, if Stockholders have consented to receive notices by a form of electronic transmission, then such notice shall be deemed to be given when directed to an electronic mail address, respectively, at which the Stockholder has consented to receive notice. If such notice is transmitted by a posting on an electronic network together with separate notice to the Stockholder of such specific posting, such notice shall be deemed to be given upon the later of (i) such posting, and (ii) the giving of such separate notice. If such notice is transmitted by any other form of electronic transmission, such notice shall be deemed to be given when directed to the Stockholder. Notice shall be deemed to have been given to all Stockholders of record who share an address if notice is given in accordance with the “householding” rules set forth in the rules of the Securities and Exchange Commission under the Securities Exchange Act of 1934 (the “Exchange Act”) and Section 233 of the DGCL.
Section 2.05 Adjournments. Any meeting of Stockholders, annual or special, may be adjourned from time to time by the chairperson of the meeting (or by the Stockholders in accordance with Section 2.06) to reconvene at the same or some other place, if any, and the same or some other time. Notice need not be given to the Stockholders of any such adjourned meeting if the time and place, if any, of such meeting, and the means of remote communications, if any, by which Stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At the adjourned meeting of Stockholders, the Corporation may transact any business that might have been transacted at the original meeting of Stockholders. If the adjournment is for more than 30 days, a notice of the adjourned meeting of Stockholders shall be given to each Stockholder of record entitled to vote at the adjourned meeting of Stockholders. If after the adjournment a new record date for determination of Stockholders entitled to vote is fixed for the adjourned meeting of Stockholders. The Board of Directors shall fix a new record date for determining Stockholders entitled to notice of such adjourned meeting of Stockholders in accordance with Section 2.09(a) of these By-laws, and shall give notice of the adjourned meeting of Stockholders to each Stockholder of record entitled to vote at such adjourned meeting of Stockholders as of the record date fixed for notice of such adjourned meeting of Stockholders. If mailed, such notice shall be deemed to be given when deposited in the United States mail, postage prepaid, directed to the Stockholder at such Stockholder’s address as it appears on the records of the Corporation.
Section 2.06 Quorum. At any meeting of the Stockholders, the holders of a majority of the voting power of the issued and outstanding shares of capital stock of the Corporation (“Stock”) entitled to vote at the meeting, present in person, or by remote communication, if applicable, or represented by proxy, shall constitute a quorum for all purposes, unless or except to the extent that the presence of a larger number may be required by applicable law, the rules of any stock exchange upon which the Corporation’s securities are listed, the Certificate of Incorporation or these By-laws. In the absence of a quorum, then either (i) the chairperson of the meeting or (ii) the Stockholders by the affirmative vote of a majority of the voting power of the outstanding shares of Stock entitled to vote thereon, present in person, or by remote communication, if applicable, or represented by proxy, shall have the power to recess or adjourn the meeting of Stockholders from time to time in the manner provided in Section 2.05 of these By-laws until a quorum is present or represented. At any such recessed or adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed. Where a separate vote by a class or classes or series of Stock is required by applicable law or the Certificate of Incorporation, the holders of a majority of voting power of the shares of such class or classes or series of Stock issued and outstanding and entitled to vote on such matter, present in person, or by remote communication, if applicable, or represented by proxy, shall constitute a quorum entitled to take action with respect to the vote on such matter. A quorum, once established at a meeting, shall not be broken by the withdrawal of enough votes to leave less than a quorum.
Section 2.07 Organization. Meetings of Stockholders shall be presided over by the Chairperson or by such other officer of the Corporation or Director as designated by the Board of Directors or the Chairperson. In the absence of such person or designation, then the chairperson for the meeting shall be chosen by the affirmative vote of a majority of the voting power of the outstanding shares of Stock present or represented at the meeting and entitled to vote at the meeting (provided there is a quorum). The Secretary of the Corporation (“Secretary”) shall act as secretary of the meeting, but in such person’s absence, the chairperson of the meeting may appoint any person to act as secretary of the meeting.
Section 2.08 Voting; Proxies.
(a) Each Stockholder entitled to vote at any meeting of Stockholders shall be entitled to the number of votes, if any, for each share of Stock held of record by such Stockholder that has voting power upon the matter in question as set forth in the Certificate of Incorporation or, if such voting power is not set forth in the Certificate of Incorporation, one vote per share. Voting at meetings of Stockholders need not be by written ballot. Unless otherwise provided in the Certificate of Incorporation, at all meetings of Stockholders for the election of Directors at which a quorum is present, a plurality of the votes cast shall be sufficient to elect Directors. No holder of shares of Stock shall have the right to cumulate votes. All other elections and questions presented to the Stockholders at a meeting at which a quorum is present shall be decided by the affirmative vote of the holders of a majority of votes cast (excluding abstentions and broker non-votes) on such matter, unless a different or minimum vote is required by the Certificate of Incorporation, these By-laws, the rules or regulations of any stock exchange applicable to the Corporation, or applicable law or pursuant to any regulation applicable to the Corporation or its securities, in which case such different or minimum vote shall be the applicable vote on the matter.
(b) Each Stockholder entitled to vote at a meeting of Stockholders or express consent to corporate action in writing without a meeting (if permitted by the Certificate of Incorporation) may authorize another person or persons to act for such Stockholder by proxy authorized by an instrument in writing or by a transmission permitted by law, including Rule 14a-19 promulgated under the Exchange Act, filed in accordance with the procedure established for the meeting. No such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 212 of the DGCL. A Stockholder may revoke any proxy that is not irrevocable by attending the meeting and voting in person (or by means of remote communication, if applicable) or by delivering to the Secretary a revocation of the proxy or a new proxy bearing a later date. A proxy may be in the form of an electronic transmission that sets forth or is submitted with information from which it can be determined that the transmission was authorized by the Stockholder.
Section 2.09 Fixing Date for Determination of Stockholders of Record.
(a) In order that the Corporation may determine the Stockholders entitled to notice of any meeting of Stockholders or any adjournment of such meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors. Unless otherwise required by applicable law, any such record date shall not be more than 60 nor less than ten days before the date of such meeting. If the Board of Directors so fixes a date, such date shall also be the record date for determining the Stockholders entitled to vote at such meeting. Notwithstanding the foregoing, at the time it fixes such record date, the Board of Directors may determine, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board of Directors, the record date for determining Stockholders entitled to notice of and to vote at a meeting of Stockholders shall be at the close of business on the day immediately preceding the day on which notice is given, or, if notice is waived, at the close of business on the day immediately preceding the day on which the meeting is held. A determination of Stockholders of record entitled to notice of or to vote at a meeting of Stockholders shall apply to any adjournment of the meeting. The Board of Directors may, however, fix a new record date for determination of Stockholders entitled to vote at the adjourned meeting. In such event the Board of Directors shall also fix as the record date for Stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of Stockholders entitled to vote in accordance with the foregoing provisions of this Section 2.09(a) at the adjourned meeting.
(b) In order that the Corporation may determine the Stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of Stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted. Any such record date shall not be more than 60 days prior to such action. If no such record date is fixed, the record date for determining Stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating to such record date.
(c) Unless otherwise restricted by the Certificate of Incorporation, in order that the Corporation may determine the Stockholders entitled to consent to corporate action in writing without a meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors. Any such record date shall not be more than ten days after the date upon which the resolution fixing the record date is adopted by the Board of Directors. If no record date for determining Stockholders entitled to consent to corporate action in writing without a meeting is fixed by the Board of Directors, (i) when no prior action of the Board of Directors is required by applicable law or the Certificate of Incorporation, the record date for such purpose shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation in accordance with applicable law and (ii) if prior action by the Board of Directors is required by applicable law or the Certificate of Incorporation, the record date for such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.

Section 2.10 List of Stockholders Entitled to Vote. At least ten days before every meeting of Stockholders, the Corporation shall prepare a complete list of the Stockholders entitled to vote at the meeting arranged in alphabetical order and showing the address of each Stockholder and the number of shares registered in the name of each Stockholder as of the record date (or such other date). In the event the record date for determining the Stockholders entitled to vote is less than ten days before the date of the meeting, the list referenced in the preceding sentence shall reflect the Stockholders entitled to vote as of the tenth day before the meeting date). The Corporation shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any Stockholder, for any purpose germane to the meeting at least ten days prior to the meeting (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting or (ii) during ordinary business hours at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to Stockholders. Such list shall presumptively determine the identity of the Stockholders entitled to vote at the meeting and the number of shares held by each of them. Except as otherwise provided by law, the “stock ledger” shall be the only evidence as to the Stockholders entitled to examine the list of Stockholders required by this Section 2.10 or to vote in person or by proxy at any meeting of Stockholders. For purposes of these By-laws, the term “stock ledger” means one or more records administered by or on behalf of the Corporation in which the names of all of the Corporation’s Stockholders of record, the address and number of shares registered in the name of each such Stockholder and all issuances and transfers of Stock are recorded.
Section 2.11 Inspectors of Election. In advance of any meeting of Stockholders, the Corporation may, and shall if required by law, appoint one or more inspectors of election, who may be employees of the Corporation, to act at the meeting or any adjournment of such meeting and to make a written report of such meeting. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. In the event that no inspector so appointed or designated is able to act at a meeting of Stockholders, the person presiding at the meeting may, and to the extent required by law, shall appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath to execute faithfully the duties of inspector with strict impartiality and according to the best of such person’s ability. Any report or certificate made by the inspectors of election is prima facie evidence of the facts stated in any such report or certificate. The inspector or inspectors of election may appoint such persons to assist them in performing their duties as they determine. The inspector or inspectors so appointed or designated shall: (i) ascertain the number of shares of Stock outstanding and the voting power of each such share; (ii) determine the number of shares of Stock represented at the applicable meeting of the Stockholders and the validity of proxies and ballots; (iii) count and tabulate all votes and ballots; (iv) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors; and (v) certify their determination of the number of shares of Stock represented at the meeting and such inspectors’ count of all votes and ballots. Any certification and report shall specify such other information as may be required by applicable law. In determining the validity and counting of proxies and ballots cast at any meeting of Stockholders, the inspectors may consider any information permitted by applicable law. No person who is a candidate for an office at an election may serve as an inspector at such election. The inspectors may appoint or retain other persons to assist them in the performance of their duties.
Section 2.12 Conduct of Meetings. The date and time of the opening and the closing of the polls for each matter upon which the Stockholders will vote at a meeting of the Stockholders shall be announced at the meeting by the person presiding over the meeting designated in accordance with Section 2.07. After the polls close, no ballots, proxies or votes or any revocations or changes may be accepted. The Board of Directors may adopt by resolution such rules and regulations for the conduct of the meeting of Stockholders as it deems appropriate. Except to the extent inconsistent with any rules and regulations adopted by the Board of Directors, the person presiding over any meeting of Stockholders shall have the right and authority to: (i) convene and (for any or no reason) to recess and/or adjourn the meeting; and (ii) prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such presiding person, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the presiding person of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to Stockholders entitled to vote at the meeting, their duly authorized and constituted proxies or such other persons as the presiding person of the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement of the meeting; and (v) limitations on the time allotted to questions or comments by participants. In addition to making any other determinations that may be appropriate to the conduct of the meeting, the presiding person at any meeting of Stockholders, shall, if the facts warrant, determine that a matter or business was not properly brought before the meeting. In the event of any such determination, the presiding person shall announce their determination to the meeting and any such matter or business not properly brought before the meeting shall not be transacted or considered. Unless and to the extent determined by the Board of Directors or the person presiding over the applicable meeting of Stockholders, meetings of Stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.
Section 2.13 Advance Notice Procedures for Business Brought before a Meeting. This Section 2.13 shall apply to any business that may be brought before an annual meeting of Stockholders other than nominations for election to the Board of Directors at such a meeting, which shall be governed by Section 2.14. Stockholders seeking to nominate persons for election to the Board of Directors must comply with Section 2.14. This Section 2.13 shall not be applicable to nominations for election to the Board of Directors except as expressly provided in Section 2.14.
(a) At an annual meeting of the Stockholders, the only business that shall be conducted is such business that has been properly brought before the meeting. To be properly brought before an annual meeting of the Stockholders, business must be: (a) specified in a notice of meeting of the Stockholders (or any supplement or amendment thereto) given by or at the direction of the Board of Directors or a duly authorized committee of the Board; (b) if not specified in a notice of meeting of the Stockholders, otherwise brought before the meeting by the Board of Directors or the chairperson of the meeting; or (c) otherwise properly brought before the meeting by a Stockholder present in person, or by remote communication. To properly bring a matter for consideration at an annual meeting, a Stockholder must: (A) (i) be a Stockholder of record of the Corporation both at the time of giving the notice provided for in this Section 2.13 and at the time of the meeting; (ii) be entitled to vote at the meeting; and (iii) be in compliance with this Section 2.13 in all respects; or (B) have properly made such proposal in accordance with Rule 14a-8 under the Exchange Act, which proposal has been included in the proxy statement for such annual meeting of the Stockholders. The foregoing clause (c) shall be the exclusive means for a Stockholder to propose business to be brought before an annual meeting of the Stockholders. The only matters that may be brought before a special meeting of the Stockholders are the matters specified in the Corporation’s notice of meeting of the Stockholders given by or at the direction of the person calling the meeting pursuant to the Certificate of Incorporation and Section 2.03. For purposes of this Section 2.13 and Section 2.14, “present in person” shall mean that the Stockholder proposing that the business be brought before the annual meeting or special meeting of the Stockholders, as applicable. If the proposing Stockholder is not an individual, then a qualified representative of such proposing Stockholder may appear in person at such annual or special meeting of the Stockholders. For purposes of this Section 2.13, a “qualified representative” of such proposing Stockholder shall be, if such proposing Stockholder is (x) a general or limited partnership, any general partner or person who functions as a general partner of the general or limited partnership or who controls the general or limited partnership; (y) a corporation or a limited liability company, any officer or person who functions as an officer of the corporation or limited liability company or any officer, director, general partner or person who functions as an officer, director or general partner of any entity ultimately in control of the corporation or limited liability company; or (z) a trust, any trustee of such trust.
(b) To properly bring a matter for consideration at an annual meeting of the Stockholders, a Stockholder must: (a) provide Timely Notice in writing and in proper form to the Secretary; and (b) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.13. To be timely, a Stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the Corporation not less than 90 days nor more than 120 days prior to the one-year anniversary of the immediately preceding year’s annual meeting. With respect to the first annual meeting of Stockholders following the Effective Time (as defined in the Certificate of Incorporation), the date for timely notice shall be [•]. In the event that the date of the annual meeting of the Stockholders is more than 30 days before or more than 60 days after such anniversary date, to be timely, notice by a Stockholder must be delivered, or mailed and received, not later than the later of (A) the 90th day prior to such annual meeting and (B) the 10th day following the day on which public disclosure of the date of such annual meeting was first made (such notice within such time periods, “Timely Notice”). In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of Timely Notice as described above.

(c) To be in proper form for purposes of this Section 2.13, a Stockholder’s notice to the Secretary shall set forth:
(i) As to each Proposing Person: (A) the name and address of such Proposing Person (including, if applicable, the name and address that appear on the Corporation’s books and records); and (B) the number of shares of each class or series of Stock of the Corporation that are, directly or indirectly, owned of record or beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by such Proposing Person. A Proposing Person shall in all events be deemed to beneficially own any shares of any class or series of Stock of the Corporation as to which such Proposing Person has a right to acquire beneficial ownership at any time in the future (the disclosures to be made pursuant to the foregoing clauses (A) and (B) are referred to as “Stockholder Information”);
(ii) As to each Proposing Person, the full notional amount of any securities that, directly or indirectly, underlie any “derivative security” (as such term is defined in Rule 16a-1(c) under the Exchange Act) that constitutes a “call equivalent position” (as such term is defined in Rule 16a-1(b) under the Exchange Act) (“Synthetic Equity Position”) and that is, directly or indirectly, held or maintained by such Proposing Person with respect to any shares of any class or series of Stock of the Corporation. For the purposes of the definition of “Synthetic Equity Position,” the term “derivative security” shall also include any security or instrument that would not otherwise constitute a “derivative security” as a result of any feature that would make any conversion, exercise or similar right or privilege of such security or instrument becoming determinable only at some future date or upon the happening of a future occurrence, in which case the determination of the amount of securities into which such security or instrument would be convertible or exercisable shall be made assuming that such security or instrument is immediately convertible or exercisable at the time of such determination. For the avoidance of doubt, any Proposing Person satisfying the requirements of Rule 13d-1(b)(1) under the Exchange Act (other than a Proposing Person that so satisfies Rule 13d-1(b)(1) under the Exchange Act solely by reason of Rule 13d-1(b)(1)(ii)(E)) shall not be deemed to hold or maintain the notional amount of any securities that underlie a Synthetic Equity Position held by such Proposing Person as a hedge with respect to a bona fide derivatives trade or position of such Proposing Person arising in the ordinary course of such Proposing Person’s business as a derivatives dealer The notice for each Proposing Person shall also set forth: (A) any rights to dividends on the shares of any class or series of Stock of the Corporation owned beneficially by such Proposing Person that are separated or separable from the underlying shares of the Corporation; (B) any material pending or threatened legal proceeding in which such Proposing Person is a party or material participant involving the Corporation or any of its officers or Directors, or any affiliate of the Corporation; (C) any other material relationship between such Proposing Person, on the one hand, and the Corporation or any affiliate of the Corporation, on the other hand, (E) any direct or indirect material interest in any material contract or agreement of such Proposing Person with the Corporation or any affiliate of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement); and (D) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed to be brought before the applicable meeting of the Stockholders pursuant to Section 14(a) of the Exchange Act. The disclosures to be made pursuant to this Section 2.13(c)(ii) are referred to as “Disclosable Interests”); provided, however, that Disclosable Interests shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the Stockholder directed to prepare and submit the notice required by these By-laws on behalf of a beneficial owner; and
(iii) As to each item of business that the Stockholder proposes to bring before the annual meeting of the Stockholders: (A) a brief description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any material interest in such business of each Proposing Person; (B) the text of the proposal or business (including the text of any resolutions proposed for consideration and the text of any proposed amendment to these By-laws); (C) a reasonably detailed description of all agreements, arrangements and understandings (x) between or among any of the Proposing Persons or (y) between or among any Proposing Person and any other person or entity (including their names) in connection with the proposal of such business by such Stockholder; and (D) any other information relating to such item of business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act. The disclosures required by this Section 2.13(c)(iii) shall not include, however, any disclosures with respect to any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the Stockholder directed to prepare and submit the notice required by these By-laws on behalf of a beneficial owner.
(d) The term “Proposing Person” shall mean (a) the Stockholder providing the notice of business proposed to be brought before an annual meeting of the Stockholders, (b) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the business proposed to be brought before the annual meeting of the Stockholders is made, and (c) any participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A) with such Stockholder in such solicitation.
(e) A Proposing Person shall update and supplement its notice to the Corporation of its intent to propose business at an annual meeting of the Stockholders, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.13 shall be true and correct as of the record date for notice of the meeting and as of the date that is 10 business days prior to the meeting or any adjournment or postponement of the meeting. Any such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five business days after the record date for notice of the meeting. In the case of the update and supplement required to be made as of the record date), any update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than eight business days prior to the date for the meeting or, if practicable, any adjournment or postponement of the meeting. If delivery as set forth in the preceding sentence is not practicable, delivery shall be effected on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten business days prior to the meeting or any adjournment or postponement thereof).
(f) Notwithstanding anything in these By-laws to the contrary, no business shall be conducted at an annual meeting of the Stockholders that is not properly brought before the meeting in accordance with this Section 2.13. If the facts warrant, the presiding officer of the meeting shall determine that the business was not properly brought before the meeting in accordance with this Section 2.13. The presiding person shall announce any such determination to the meeting and any such business not properly brought before the meeting shall not be transacted.
(g) In addition to the requirements of this Section 2.13 with respect to any business proposed to be brought before an annual meeting of the Stockholders, each Proposing Person shall comply with all applicable requirements of the Exchange Act with respect to any such business. Nothing in this Section 2.13 shall be deemed to affect the rights of Stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.
(h) “Public disclosure” means disclosure in a press release reported by a national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act.
Section 2.14 Advance Notice Procedures for Nominations of Directors.
(a) Nominations of any person for election to the Board of Directors at an annual meeting or at a special meeting of the Stockholders may be made at such meeting only: (a) by or at the direction of the Board of Directors, including by any committee or persons authorized to do so by the Board of Directors or these By-laws; or (b) by a Stockholder present in person (as defined in Section 2.13) (1) who was a Stockholder of record of the Corporation both at the time of giving the notice provided for in this Section 2.14 and at the time of the meeting, (2) is entitled to vote at the meeting and (3) has complied with this Section 2.14 as to such notice and nomination. Nominations of any person for election to the Board can only occur if the election of Directors is a matter specified in the notice of meeting given by or at the direction of the person calling such special meeting of the Stockholders. This Section 2.14 shall be the exclusive means for a Stockholder to make any nomination of a person or persons for election to the Board of Directors at any annual meeting or special meeting of the Stockholders.
(b)
(i) For a Stockholder to make any nomination of a person or persons for election to the Board of Directors at an annual meeting of the Stockholders, the Stockholder must (a) provide Timely Notice

(as defined in Section 2.13(b)) in writing and in proper form to the Secretary at the principal executive offices of the Corporation; (b) provide the information, agreements and questionnaires with respect to such Stockholder and such Stockholder’s candidate for nomination as required by this Section 2.14; and (c) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.14.
(ii) If the election of Directors is a matter specified in the notice of meeting given by or at the direction of the person calling a special meeting of the Stockholders, then for a Stockholder to make any nomination of a person or persons for election to the Board of Directors at a special meeting of the Stockholders, the Stockholder must: (a) provide timely notice in writing and in proper form to the Secretary at the principal executive offices of the Corporation; (b) provide the information, agreements and questionnaires with respect to such Stockholder and its candidate for nomination required by this Section 2.14; and (c) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.14. To be timely for purposes of this Section 2.14(b)(ii), a Stockholder’s notice for nominations to be made at a special meeting of the Stockholders must be delivered to, or mailed to and received by the Secretary not earlier than the 120th day prior to such special meeting and not later than the 90th day prior to such special meeting or, if later, the tenth day following the day on which public disclosure (as defined in Section 2.13(h)) of the date of such special meeting was first made.
(iii) In no event shall any adjournment or postponement of an annual meeting or special meeting of the Stockholders, or the announcement of such adjournment or postponement, commence a new time period for the giving of a Stockholder’s notice as described above.
(iv) In no event may a Nominating Person provide notice under this Section 2.14 or otherwise with respect to a greater number of Director candidates than are subject to election by Stockholders at the applicable meeting. If, subsequent to such notice, the Corporation shall increase the number of Directors subject to election at the meeting, any notice as to any additional nominees shall be due on the later of: (i) the conclusion of the time period for Timely Notice (with respect to an annual meeting of the Stockholders); (ii) the date set forth in Section 2.14(b)(ii) (with respect to a special meeting); or (iii) the tenth day following the date of public disclosure (as defined in Section 2.13(h)) of such increase.
(c) To be in proper form for purposes of this Section 2.14, a Stockholder’s notice to the Secretary shall set forth:
(i) As to each Nominating Person, the Stockholder Information (as defined in Section 2.13(c)(i)) except that the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.13(c)(i);
(ii) As to each Nominating Person, any Disclosable Interests (as defined in Section 2.13(c)(ii), except that the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.13(c)(ii) and the disclosure with respect to the business to be brought before the meeting of the Stockholders in Section 2.13(c)(iii) shall be made with respect to nomination of each person for election as a Director at such meeting); and
(iii) As to each candidate whom a Nominating Person proposes to nominate for election as a Director, (A) all information with respect to such candidate for nomination that would be required to be set forth in a Stockholder’s notice pursuant to this Section 2.14 if such candidate for nomination were a Nominating Person; (B) all information relating to such candidate for nomination that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of Directors in a contested election pursuant to Section 14(a) under the Exchange Act (including such candidate’s written consent to being named in the Corporation’s proxy statement as a nominee and to serving as a Director if elected); (C) a description of any direct or indirect material interest in any material contract or agreement between or among any Nominating Person, on the one hand, and each candidate for nomination or any other participants in such solicitation, on the other hand, including all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such Nominating Person were the “registrant” for purposes of such rule and the candidate for nomination were a Director or executive officer of such registrant; and (D) a completed and signed questionnaire, representation and agreement as provided in Section 2.14(f).

(d) The term “Nominating Person” means (a) the Stockholder providing the notice of the nomination proposed to be made at the meeting of the Stockholders; (b) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the nomination proposed to be made at the meeting is made; and (c) any other participant in such solicitation.
(e) A Stockholder providing notice of any nomination proposed to be made at a meeting of the Stockholders shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.14 shall be true and correct as of the record date for notice of the meeting and as of the date that is ten business days prior to the meeting or any adjournment or postponement of the meeting. Any such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five business days after the record date for notice of the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight business days prior to the date for the meeting or, if practicable, any adjournment or postponement of the meeting. In the event such delivery is not practicable, delivery shall be effected on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten business days prior to the meeting or any adjournment or postponement thereof).
(f) To be eligible to be a candidate for election as a Director at an annual or special meeting of the Stockholders, a candidate must be nominated in the manner prescribed in this Section 2.14. Whether nominated by the Board of Directors or by a Stockholder of record, any candidate must have previously delivered (in accordance with the time period prescribed for delivery in a notice to such candidate given by or on behalf of the Board of Directors), to the Secretary at the principal executive offices of the Corporation: (a) a completed written questionnaire (in the form provided by the Corporation) with respect to the background, qualifications, stock ownership and independence of such candidate for nomination; and (b) a written representation and agreement (in the form provided by the Corporation) that such candidate for nomination (A) is not, and will not become a party to, any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation or reimbursement for service as a Director that has not been disclosed in such written questionnaire and (B) if elected as a Director, will comply with all applicable corporate governance, conflict of interest, confidentiality, stock ownership and trading and other policies and guidelines of the Corporation applicable to all Directors and in effect during such person’s term in office as a Director (and, if requested by any candidate for nomination, the Secretary shall provide to such candidate for nomination all such policies and guidelines then in effect).
(g) The Board of Directors may also require any proposed candidate for nomination as a Director to furnish such other information as may reasonably be requested by the Board of Directors in writing prior to the meeting of Stockholders at which such candidate’s nomination is to be acted upon in order for the Board of Directors to determine the eligibility of such candidate for nomination to be an independent Director in accordance with the Corporation’s Corporate Governance Guidelines.
(h) In addition to the requirements of this Section 2.14 with respect to any nomination proposed to be made at a meeting, each Proposing Person shall comply with all applicable requirements of the Exchange Act with respect to any such nominations.
(i) No candidate shall be eligible for nomination as a Director unless such candidate for nomination and the Nominating Person seeking to place such candidate’s name in nomination has complied with this Section 2.14. If the facts warrant, the presiding officer at the meeting shall determine that a nomination was not properly made in accordance with this Section 2.14. In the event of any such determination, the presiding person shall announce their determination to the meeting and the defective nomination shall be disregarded. Any ballots cast for the candidate in question (but in the case of any form of ballot listing other qualified nominees, only the ballots case for the nominee in question) shall be void and of no force or effect.
(j) Notwithstanding anything to the contrary in these By-laws, no candidate for nomination shall be eligible to be seated as a Director unless nominated and elected in accordance with this Section 2.14.
(k) Notwithstanding the foregoing provisions of this Section 2.14, unless otherwise required by law, if any Nominating Person provides notice pursuant to Rule 14a-19(b) promulgated under the Exchange Act and subsequently fails to comply with the requirements of Rule 14a-19(a)(2) and Rule 14a-19(a)(3) promulgated under the Exchange Act, then the Corporation shall disregard any proxies or votes solicited for the Nominating

Person’s nominee. Upon request by the Corporation, if any Nominating Person provides notice pursuant to Rule 14a-19(b) promulgated under the Exchange Act, such Nominating Person shall deliver to the Corporation, no later than five business days prior to the applicable meeting, reasonable evidence that it has met the requirements of Rule 14a-19(a)(3) promulgated under the Exchange Act.
Section 2.15 Delivery to the Corporation. Whenever this Article II requires one or more persons (including a record or beneficial owner of Stock) to deliver a document or information to the Corporation or any officer, employee or agent of the Corporation, such document or information shall be in writing exclusively (and not in an electronic transmission) and shall be delivered exclusively by hand (including, without limitation, overnight courier service) or by certified or registered mail, return receipt requested. Without limiting the generality of the foregoing, the requirements set forth in the preceding sentence shall apply to any notice, request, questionnaire, revocation, representation or other document or agreement and the Corporation shall not be required to accept delivery of any document not in such written form or so delivered. For the avoidance of doubt, the Corporation expressly opts out of Section 116 of the DGCL with respect to the delivery of information and documents to the Corporation required by this Article II.
ARTICLE III

BOARD OF DIRECTORS
Section 3.01 Powers. Except as otherwise provided by the Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.
Section 3.02 Number; Tenure; Qualifications. Subject to the Certificate of Incorporation and the rights of holders of any series of preferred Stock to elect Directors, the total number of Directors constituting the entire Board of Directors shall be fixed from time to time exclusively by resolution of the Board of Directors, each of whom shall be a natural person. No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires. The Directors shall be classified in the manner provided in the Certificate of Incorporation. Each Director shall hold office until such time as provided in the Certificate of Incorporation. Directors need not be Stockholders to be qualified for election or service as a Director.
Section 3.03 Election, Qualification and Term of Office of Directors. Except as provided in these By-laws, and subject to the Certificate of Incorporation, each Director, including a Director elected to fill a vacancy or newly created directorship, shall hold office until the expiration of the term of the class, if any, for which elected and until such Director’s successor is elected and qualified or until such Director’s earlier death, resignation, disqualification or removal. Directors need not be Stockholders. The Certificate of Incorporation or these By-laws may prescribe qualifications for Directors.
Section 3.04 Resignation and Vacancies.
(a) Any Director may resign at any time upon notice given in writing or by electronic transmission to the Corporation. The resignation shall take effect at the time specified in such writing or electronic transmission or upon the happening of an event specified in such notice or electronic transmission, and if no time or event is specified, at the time of its receipt. When one or more Directors so resigns and the resignation is effective at a future date or upon the happening of an event to occur on a future date, a majority of the Directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies. The appointment of the newly elected directors shall take effect upon the resignation or resignations of such resigning Directors and each Director so chosen shall hold office as provided in Section 3.03.
(b) Unless otherwise provided in the Certificate of Incorporation or these By-laws, vacancies resulting from the death, resignation, disqualification or removal of any Director, and newly created directorships resulting from any increase in the authorized number of Directors shall be filled only by a majority of the Directors then in office, although less than a quorum, or by a sole remaining Director.
Section 3.05 Regular Meetings. Regular meetings of the Board of Directors may be held at such places, if any, within or without the State of Delaware. Such regular meetings shall be held at times designated by the Board of Directors and publicized among all Directors, either orally or in writing, by telephone, including a voice-messaging system or other system designed to record and communicate messages, facsimile, telegraph or telex, or by electronic mail or other means of electronic transmission. No further notice shall be required for regular meetings of the Board of Directors.

Section 3.06 Special Meetings. Special meetings of the Board of Directors may be called by the Chairperson, the Chief Executive Officer, the President, the Secretary or a majority of the Directors then in office. Any such special meetings shall be held at such time, date and place, if any, within or without the State of Delaware as they shall fix. Notice to Directors of the date, place and time of any special meeting of the Board of Directors shall be given to each Director by the Secretary or by the officer or one of the Directors calling the meeting. Such notice may be given in person, by United States first-class mail, or by e-mail, telephone, telecopier, facsimile or other means of electronic transmission. If the notice is delivered in person, by e-mail, telephone, telecopier, facsimile or other means of electronic transmission, it shall be delivered or sent at least 24 hours before the time of holding of the meeting. If the notice is sent by mail, it shall be deposited in the United States mail at least four days before the time of the holding of the meeting. The notice need not specify the place of the meeting if the meeting is to be held at the Corporation’s principal executive office nor the purpose of the meeting.
Section 3.07 Place of Meetings; Telephonic Meetings. The Board of Directors may hold meetings, both regular and special, either within or outside the State of Delaware. Unless otherwise restricted by the Certificate of Incorporation or these By-laws, Directors may participate in any meetings of the Board of Directors or a committee thereof by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other. Participation in a meeting of the Board of Directors pursuant to this Section 3.07 shall constitute presence in person at such meeting.
Section 3.08 Quorum; Vote Required for Action. Unless otherwise provided by the Certificate of Incorporation, at all meetings of the Board of Directors a majority of the total number of Directors shall constitute a quorum for the transaction of business. Notwithstanding the foregoing and solely for the purposes of filling vacancies pursuant to Section 3.04, a meeting of the Board of Directors may be held if a majority of the Directors then in office participate in such meeting. The affirmative vote of a majority of the Directors present at any meeting of the Board of Directors at which a quorum is present shall be the act of the Board of Directors, except as may be otherwise specifically required by applicable law, the Certificate of Incorporation or these By-laws. If a quorum is not present at any meeting of the Board of Directors, then the Directors present at the meeting may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.
Section 3.09 Organization. Meetings of the Board of Directors shall be presided over by the Chairperson, or in such person’s absence by the person whom the Chairperson shall designate, or in the absence of the foregoing persons by a chairperson chosen at the meeting by the affirmative vote of a majority of the Directors present at the meeting. The Secretary shall act as secretary of the meeting, but in such person’s absence, the chairperson of the meeting may appoint any person to act as secretary of the meeting.
Section 3.10 Action by Unanimous Consent of Directors. Unless otherwise restricted by the Certificate of Incorporation or these By-laws, any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting of the Board of Directors if all members of the Board of Directors or such committee consent in writing or by electronic transmission. Thereafter, the writing or writings or electronic transmissions shall be filed with the minutes of proceedings of the Board of Directors or such committee in accordance with applicable law. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form. Such action by written consent or consent by electronic transmission shall have the same force and effect as a unanimous vote of the Board of Directors.
Section 3.11 Compensation of Directors. Unless otherwise restricted by the Certificate of Incorporation or these By-laws, the Board of Directors shall have the authority to fix the compensation, including fees and reimbursements of expenses and equity compensation, of Directors for services to the Corporation in any capacity. No such payment shall preclude any Director from serving the Corporation in any other capacity and receiving compensation from the Corporation for such service. Any Director may decline any or all such compensation payable to such Director in such person’s discretion.
Section 3.12 Chairperson. The Board of Directors may appoint from its members a chairperson (the “Chairperson”). The Board of Directors may, in its sole discretion, from time to time appoint one or more vice chairpersons (each, a “Vice Chairperson”), each of whom in such capacity shall report directly to the Chairperson.

ARTICLE IV

COMMITTEES
Section 4.01 Committees. The Board of Directors may designate one or more committees, each committee to consist of one or more of the Directors. The Board of Directors may designate one or more Directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of such committee. In the absence or disqualification of a member of any committee, the member or members present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum and may unanimously appoint another member of the Board of Directors to act at the meeting in place of any such absent or disqualified member. To the extent permitted by applicable law and to the extent provided in a resolution of the Board of Directors, any such committee may exercise all of the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation (if one is adopted) to be affixed to all papers that may require it. No such committee shall have the power or authority, however, to: (i) approve or adopt, or recommend to the Stockholders, any action or matter expressly required by the DGCL to be submitted to Stockholders for approval; or (ii) adopt, amend or repeal any bylaw of the Corporation. Except as otherwise provided in the Certificate of Incorporation, these By-laws, or the resolution of the Board of Directors designating the committee, a committee may create one (1) or more subcommittees, each subcommittee to consist of one or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee. Except as otherwise provided in the Certificate of Incorporation, these By-laws, or the resolution of the Board of Directors designating the committee (or resolution of the committee designating the subcommittee, if applicable), a majority of the Directors then serving on a committee or subcommittee shall constitute a quorum for the transaction of business. The vote of a majority of the members of the committee or subcommittee present at a meeting at which a quorum is present shall be the act of the committee or subcommittee. Meetings of any committee of the Board of Directors may be held at any time or place, if any, within or without the State of Delaware whenever called by the Chairperson or a majority of the members of such committee.
Section 4.02 Committee Minutes. Each committee of the Board of Directors shall keep regular minutes of its meetings and report the same to the Board of Directors when required.
Section 4.03 Committee Rules. Unless the Board of Directors otherwise provides, each committee designated by the Board of Directors may make, alter and repeal rules for the conduct of its business. In the absence of such rules, each such committee shall conduct its business in the same manner as the Board of Directors conducts its business pursuant to Article III.
ARTICLE V

OFFICERS
Section 5.01 Officers. The officers of the Corporation shall include a Chief Executive Officer, a President and a Secretary. The Corporation may also have, at the discretion of the Board of Directors, a Chairperson, a Vice Chairperson, a Chief Financial Officer, a Treasurer, one or more Vice Presidents, one or more Assistant Vice Presidents, one or more Assistant Treasurers, one or more Assistant Secretaries, and any such other officers as may be appointed in accordance with the provisions of these By-laws. Each officer of the Corporation shall hold office for such term as may be prescribed by the Board of Directors and until such person’s successor is duly elected and qualified or until such person’s earlier death, resignation or removal. No officer need be a Stockholder or Director.
Section 5.02 Appointment of Officers. The Board of Directors shall appoint the officers of the Corporation, except such officers as may be appointed in accordance with the provisions of Section 5.03.
Section 5.03 Subordinate Officer. The Board of Directors may appoint or empower the Chief Executive Officer of the Corporation or, in the absence of a Chief Executive Officer of the Corporation, the President of the Corporation, to appoint, such other officers and agents as the business of the Corporation may require. Each of such officers and agents shall hold office for such period, have such authority, and perform such duties as are provided in these By-laws or as the Board of Directors may determine from time to time.
Section 5.04 Removal and Resignation of Officers. Subject to the rights, if any, of an officer under any contract of employment, any officer may be removed, either with or without cause, by the Board of Directors or, except in the case of an officer chosen by the Board of Directors, by any officer upon whom such power of removal may be conferred by the Board of Directors. Any officer may resign at any time by giving notice in writing or by electronic transmission to the Corporation. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice. Unless otherwise specified in the notice of resignation, the acceptance of the resignation shall not be necessary to make it effective. If a resignation is made effective at a later date and the Corporation accepts the future effective date, the Board of Directors may fill the pending vacancy before the effective date if the Board of Directors provides that the successor shall not take office until the effective date. Any resignation is without prejudice to the rights, if any, of the Corporation under any contract to which the officer is a party.
Section 5.05 Vacancies in Offices. Any vacancy occurring in any office of the Corporation shall be filled by the Board of Directors or as provided in Section 5.02.
Section 5.06 Representation of Shares of Other Entities. Unless otherwise directed by the Board of Directors, the Chairperson, the Chief Executive Officer, or the President of this Corporation, or any other person authorized by the Board of Directors, the Chief Executive Officer or the President, is authorized to vote, represent and exercise on behalf of this Corporation all rights incident to any and all shares or voting securities of any other corporation or other person standing in the name of this Corporation. The authority granted by this Section 5.06 may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by such person having the authority.
Section 5.07 Authority and Duties of Officers. All officers of the Corporation shall respectively have such authority and perform such duties in the management of the business of the Corporation as may be provided in these By-laws or designated from time to time by the Board of Directors and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board of Directors.
Section 5.08 Compensation. The compensation of the officers of the Corporation for their services as such shall be fixed from time to time by or at the direction of the Board of Directors. An officer of the Corporation shall not be prevented from receiving compensation by reason of the fact that such Officer is also a Director.
ARTICLE VI

RECORDS
Section 6.01 Records. A stock ledger consisting of one or more records in which the names of all of the Stockholders of record, the address and number of shares registered in the name of each such Stockholder, and all issuances and transfers of Stock are recorded in accordance with Section 224 of the DGCL shall be administered by or on behalf of the Corporation. Any records administered by or on behalf of the Corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on, or by means of, or be in the form of, any information storage device, or method, or one or more electronic networks or databases (including one or more distributed electronic networks or databases), provided that the records so kept can be converted into clearly legible paper form within a reasonable time and, with respect to the stock ledger, that the records so kept (i) can be used to prepare the list of Stockholders specified in Sections 219 and 220 of the DGCL; (ii) record the information specified in Sections 156, 159, 217(a) and 218 of the DGCL; and (iii) record transfers of Stock as governed by Article 8 of the Uniform Commercial Code as adopted in the State of Delaware.
ARTICLE VII

GENERAL MATTERS
Section 7.01 Execution of Corporate Contracts and Instruments. Except as otherwise provided in these By-laws, the Board of Directors may authorize any officer or officers, or agent or agents to enter into any contract or execute any instrument in the name of and on behalf of the Corporation; such authority may be general or confined to specific instances.
Section 7.02 Stock Certificates.
(a) The shares of Stock shall be represented by certificates, provided that the Board of Directors by resolution may provide that some or all of the shares of any class or series of Stock shall be uncertificated. Any such resolution shall not apply to shares represented by a certificate previously issued until such certificate is surrendered to the Corporation. Certificates for the shares of Stock shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Every holder of Stock represented by a certificate shall be entitled to have a certificate signed by, or in the name of the Corporation by, any two officers authorized to sign stock certificates representing the number of shares registered in certificate form. The Chairperson or Vice Chairperson, Chief Executive Officer, the President, Vice President, the Treasurer, any Assistant Treasurer, the Secretary or any Assistant Secretary of the Corporation shall be specifically authorized to sign stock certificates. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if they were such officer, transfer agent or registrar at the date of issue.
(b) The Corporation may issue the whole or any part of its shares of Stock as partly paid and subject to call for the remainder of the consideration to be paid for such shares. Upon the face or back of each stock certificate issued to represent any such partly paid shares, or upon the books and records of the Corporation in the case of uncertificated partly paid shares, the total amount of the consideration to be paid and the amount paid shall be stated. Upon the declaration of any dividend on fully paid shares, the Corporation shall declare a dividend upon partly paid shares of the same class, but only upon the basis of the percentage of the consideration actually paid.
Section 7.03 Special Designation of Certificates. If the Corporation is authorized to issue more than one class of Stock or more than one series of any class, then the powers, the designations, the preferences and the relative, participating, optional or other special rights of each class of Stock or series of Stock and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or on the back of the certificate that the Corporation shall issue to represent such class or series of Stock (or, in the case of uncertificated shares, set forth in a notice provided pursuant to Section 151 of the DGCL). Except as otherwise provided in Section 202 of the DGCL, in lieu of the foregoing requirements, there may be set forth on the face of back of the certificate that the Corporation shall issue to represent such class or series of Stock (or, in the case of any uncertificated shares, included in the aforementioned notice) a statement that the Corporation will furnish without charge to each Stockholder who so requests the powers, the designations, the preferences and the relative, participating, optional or other special rights of each class of Stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.
Section 7.04 Lost Certificates. Except as provided in this Section 7.04, no new certificates for shares of Stock shall be issued to replace a previously issued certificate unless the latter is surrendered to the Corporation and cancelled at the same time. The Corporation may issue a new certificate of Stock or uncertificated shares in place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed. The Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.
Section 7.05 Shares Without Certificates. The Corporation may adopt a system of issuance, recordation and transfer of its shares of Stock by electronic or other means not involving the issuance of certificates, provided the use of such system by the Corporation is permitted in accordance with applicable law.
Section 7.06 Construction; Definitions. Unless the context requires otherwise, the general provisions, rules of construction and definitions in the DGCL shall govern the construction of these By-laws. Without limiting this provision, the singular number includes the plural and the plural number includes the singular.
Section 7.07 Dividends. Subject to any restrictions contained in either (i) the DGCL or (ii) the Certificate of Incorporation, the Board of Directors may declare and pay dividends upon the shares of its Stock. Dividends may be paid in cash, in property or in shares of Stock. The Board of Directors may set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve. Such purposes shall include but not be limited to equalizing dividends, repairing or maintaining any property of the Corporation, and meeting contingencies.
Section 7.08 Fiscal Year. The fiscal year of the Corporation shall be fixed by resolution of the Board of Directors and may be changed by the Board of Directors.
Section 7.09 Seal. The Corporation may adopt a corporate seal, which shall be adopted and which may be altered by the Board of Directors. The Corporation may use the corporate seal by causing it or a facsimile of such seal to be impressed or affixed or in any other manner reproduced.

Section 7.10 Transfer of Stock. Shares of Stock shall be transferable in the manner prescribed by law and in these By-laws. Shares of Stock shall be transferred on the books of the Corporation only by the holder of record or by such holder’s attorney duly authorized in writing, upon surrender to the Corporation of the certificate or certificates representing such shares endorsed by the appropriate person or persons (or by delivery of duly executed instructions with respect to uncertificated shares). Any transfer of Shares shall be accompanied by such evidence of the authenticity of such endorsement or execution, transfer, authorization and other matters as the Corporation may reasonably require, along with all necessary stock transfer stamps. No transfer of Stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing the names of the persons from and to whom it was transferred. Notwithstanding anything to the contrary in these By-laws, at all times that the Corporation’s stock is listed on a stock exchange, the Shares of Stock of the Corporation shall comply with all direct registration system eligibility requirements established by such exchange, including any requirement that shares of the Corporation’s stock be eligible for issue in uncertificated or book-entry form. All issuances and transfers of Shares of Stock shall be entered on the books of the Corporation with all information necessary to comply with such direct registration system eligibility requirements, including the name and address of the person to whom the Shares of Stock are issued, the number of Shares of Stock issued and the date of issue. The Board of Directors shall have the power and authority to make such rules and regulations as it may deem necessary or proper concerning the issue, transfer and registration of Shares of Stock of the Corporation in both the certificated and uncertificated form.
Section 7.11 Stock Transfer Agreements. The Corporation shall have power to enter into and perform any agreement with any number of Stockholders of any one or more classes or series of Stock to restrict the transfer of shares of Stock of any one or more classes owned by such Stockholders in any manner not prohibited by the DGCL.
Section 7.12 Registered Stockholders. The Corporation shall: (i) be entitled to recognize the exclusive right of a person registered on its books as the owner of shares of Stock to receive dividends and to vote as such owner; and (ii) not be bound to recognize any equitable or other claim to or interest in such share or shares of Stock on the part of another person, whether or not it shall have express or other notice of such claim to or interest in such share or shares of Stock, except as otherwise provided by the laws of the State of Delaware.
Section 7.13 Waiver of Notice. Whenever notice is required to be given under any provision of the DGCL, the Certificate of Incorporation or these By-laws, a written waiver, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Stockholders need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the Certificate of Incorporation or these By-laws.
ARTICLE VIII

NOTICE
Section 8.01 Delivery of Notice; Notice by Electronic Transmission.
(a) Without limiting the manner by which notice otherwise may be given effectively to Stockholders, any notice to Stockholders given by the Corporation under any provisions of the DGCL, the Certificate of Incorporation, or these By-laws may be given in writing directed to the Stockholder’s mailing address (or by electronic transmission directed to the Stockholder’s electronic mail address, as applicable) as it appears on the records of the Corporation. All such notices shall be given: (1) if mailed, when the notice is deposited in the U.S. mail, postage prepaid; (2) if delivered by courier service, the earlier of when the notice is received or left at such Stockholder’s address; or (3) if given by electronic mail, when directed to such Stockholder’s electronic mail address unless the Stockholder has notified the Corporation in writing or by electronic transmission of an objection to receiving notice by electronic mail. A notice by electronic mail must include a prominent legend that the communication is an important notice regarding the Corporation.
(b) Without limiting the manner by which notice otherwise may be given effectively to Stockholders, any notice to Stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these By-laws shall be effective if given by a form of electronic transmission consented to by the Stockholder to whom the notice is given. Any such consent shall be revocable by the Stockholder by written notice or electronic transmission to the Corporation. Notwithstanding the provisions of this paragraph, the Corporation may give a notice by electronic mail in accordance with Section 8.01(a) without obtaining the consent required by this Section 8.01(b).
(c) Any notice given pursuant to Section 8.01(b) shall be deemed given: (i) if by facsimile telecommunication, when directed to a number at which the Stockholder has consented to receive notice; (ii) if by a posting on an electronic network together with separate notice to the Stockholder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; and (iii) if by any other form of electronic transmission, when directed to the Stockholder. Notwithstanding the foregoing, a notice may not be given by an electronic transmission from and after the time that (1) the Corporation is unable to deliver by such electronic transmission two (2) consecutive notices given by the Corporation and (2) such inability becomes known to the Secretary or an Assistant Secretary of the Corporation or to the transfer agent, or other person responsible for the giving of notice. The inadvertent failure to discover such inability shall not invalidate any meeting or other action. An affidavit of the Secretary or an Assistant Secretary or of the transfer agent or other agent of the Corporation that the notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.
ARTICLE IX

INDEMNIFICATION
Section 9.01 Indemnification of Directors and Officers. To the fullest extent permitted by the DGCL as it presently exists or may hereafter be amended, the Corporation shall indemnify and hold harmless, any Director or officer of the Corporation who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a Director or officer of the Corporation or, while serving as a Director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership (a “covered person”), joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees, judgments, fines ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such person in connection with any such Proceeding. Notwithstanding the preceding sentence, except as otherwise provided in Section 9.04, the Corporation shall be required to indemnify a person in connection with a Proceeding initiated by such person only if the Proceeding was authorized in the specific case by the Board of Directors.
Section 9.02 Indemnification of Others. To the fullest extent permitted by applicable law as it presently exists or may hereafter be amended ,the Corporation shall have the power to indemnify and hold harmless, any employee or agent of the Corporation who was or is made or is threatened to be made a party or is otherwise involved in any Proceeding by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was an employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses reasonably incurred by such person in connection with any such Proceeding.
Section 9.03 Prepayment of Expenses. To the fullest extent not prohibited by applicable law the Corporation shall pay the expenses (including attorneys’ fees) incurred by any covered person, and may pay the expenses incurred by any employee or agent of the Corporation, in defending any Proceeding in advance of its final disposition; provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the person to repay all amounts advanced if it should be ultimately determined that the person is not entitled to be indemnified under this Article IX or otherwise.
Section 9.04 Determination; Claim. If a claim for indemnification (following the final disposition of such Proceeding) under this Article IX is not paid in full within 60 days, or a claim for advancement of expenses under this Article IX is not paid in full within 30 days, after a written claim has been received by the Corporation the claimant may thereafter (but not before) file suit to recover the unpaid amount of such claim. If successful in whole or in part, the claimant shall be entitled to be paid the expense of prosecuting such claim to the fullest extent permitted by law, including reasonable attorneys’ fees. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any, has been tendered to the Corporation) that the claimant has not met the standards of conduct that make it permissible under the DGCL for the Corporation to indemnify the claimant for the amount claimed. The burden of proof in such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because such claimant has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.
Section 9.05 Non-Exclusivity of Rights. The rights conferred on any person by this Article IX shall not be exclusive of any other rights that such person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, these By-laws, agreement, vote of Stockholders or disinterested Directors or otherwise.
Section 9.06 Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a Director, officer, employee, fiduciary or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust enterprise or non-profit entity against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of the DGCL.
Section 9.07 Other Indemnification. The Corporation’s obligation, if any, to indemnify or advance expenses to any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or non-profit entity shall be reduced by any amount such person may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or non-profit enterprise.
Section 9.08 Continuation of Indemnification. The rights to indemnification and to prepayment of expenses provided by, or granted pursuant to, this Article IX shall continue notwithstanding that the person has ceased to be a Director or officer of the Corporation and shall inure to the benefit of the estate, heirs, executors, administrators, legatees and distributes of such person.
Section 9.09 Amendment or Repeal; Interpretation.
(a) The provisions of this Article IX shall constitute a contract between the Corporation, on the one hand, and, on the other hand, each individual who serves or has served as a Director or officer of the Corporation (whether before or after the adoption of these By-laws), in consideration of such person’s performance of such services. Pursuant to this Article IX, the Corporation intends to be legally bound to each such current or former Director or officer of the Corporation. With respect to current and former Directors and officers of the Corporation, the rights conferred under this Article IX are present contractual rights and such rights are fully vested, and shall be deemed to have vested fully, immediately upon adoption of theses By-laws. With respect to any Directors or officers of the Corporation who commence service following adoption of these By-laws, the rights conferred under this provision shall be present contractual rights and such rights shall fully vest, and be deemed to have vested fully, immediately upon such Director or officer commencing service as a Director or officer of the Corporation. Any repeal or modification of the foregoing provisions of this Article IX shall not adversely affect any right or protection (i) hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification or (ii) under any agreement providing for indemnification or advancement of expenses to an officer or Director of the Corporation in effect prior to the time of such repeal or modification.
(b) Any reference to an officer of the Corporation in this Article IX shall be deemed to refer exclusively to the Chief Executive Officer, President, and Secretary, or other officer of the Corporation appointed by (x) the Board of Directors pursuant to Article V or (y) an officer to whom the Board of Directors has delegated the power to appoint officers pursuant to Article V, and any reference to an officer of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall be deemed to refer exclusively to an officer appointed by the board of directors (or equivalent governing body) of such other entity pursuant to the certificate of incorporation and By-laws (or equivalent organizational documents) of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The fact that any person who is or was an employee of the Corporation or an employee of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise has been given or has used the title of “Vice President” or any other title that could be construed to suggest or imply that such person is or may be an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall not result in such person being constituted as, or being deemed to be, an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.
ARTICLE X

AMENDMENTS
Section 10.01 The Board of Directors is expressly empowered to adopt, amend or repeal these By-laws. The Stockholders also shall have power to adopt, amend or repeal these By-laws. Notwithstanding the foregoing, such action by Stockholders shall require, in addition to any other vote required by the Certificate of Incorporation or applicable law, the affirmative vote of the holders of at least two-thirds of the voting power of all the then outstanding shares of voting Stock of the Corporation with the power to vote generally in an election of Directors, voting together as a single class.
ARTICLE XI

DEFINITIONS
Section 11.01 As used in these By-laws, unless the context otherwise requires, the following terms shall have the following meanings:
An “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, including the use of, or participation in, one or more electronic networks or databases (including one or more distributed electronic networks or databases), that creates a record that may be retained, retrieved and reviewed by a recipient of such record, and that may be directly reproduced in paper form by such a recipient through an automated process.
An “electronic mail” means an electronic transmission directed to a unique electronic mail address (which electronic mail shall be deemed to include any files attached to such electronic mail and any information hyperlinked to a website if such electronic mail includes the contact information of an officer or agent of the Corporation who is available to assist with accessing such files and information).
An “electronic mail address” means a destination, commonly expressed as a string of characters, consisting of a unique user name or mailbox (commonly referred to as the “local part” of the address) and a reference to an internet domain (commonly referred to as the “domain part” of the address), whether or not displayed, to which electronic mail can be sent or delivered.
The term “person” means any individual, general partnership, limited partnership, limited liability company, corporation, trust, business trust, joint stock company, joint venture, unincorporated association, cooperative or association or any other legal entity or organization of whatever nature, and shall include any successor (by merger or otherwise) of such entity.

Annex B
The Companies Act (As Revised) of the Cayman Islands
Plan of Merger
This plan of merger (the “Plan of Merger”) is made on [•] between Learn CW Investment Corporation (the “Surviving Company”) and LCW Merger Sub, Inc. (the “Merging Company”).
Whereas the Surviving Company is a Cayman Islands exempted company and is entering into this Plan of Merger pursuant to the provisions of Part XVI of the Companies Act (As Revised) (the “Statute”).
Whereas the Merging Company is a Delaware corporation and is entering into this Plan of Merger pursuant to the provisions of Part XVI of the Statute and Section Sections 252 and 253 of the Delaware General Corporation Law (“DGCL”).
Whereas the directors of the Merging Company and the directors of the Surviving Company deem it desirable and in the commercial interests of the Merging Company and the Surviving Company, respectively, that the Merging Company be merged with and into the Surviving Company and that the undertaking, property and liabilities of the Merging Company vest in the Surviving Company (the “Merger”).
Terms not otherwise defined in this Plan of Merger shall have the meanings given to them under the Business Combination Agreement dated 24 October 2023 and made between, amongst others, the Surviving Company and the Merging Company (the “Merger Agreement”) a copy of which is annexed at Annexure 1 hereto.
Now therefore this Plan of Merger provides as follows:
1	The constituent companies (as defined in the Statute) to this Merger are the Surviving Company and the Merging Company.
2	The surviving company (as defined in the Statute) is the Surviving Company.
3
The registered office of the Surviving Company is c/o Maples Corporate Services Limited of PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands and the registered office of the Merging Company is c/o Corporation Service Company, 251 Little Falls Drive, City of Wilmington, DE 19808, County of New Castle.

4
Immediately prior to the Effective Date (as defined below), the share capital of the Surviving Company will be US$22,100 divided into 200,000,000 Class A ordinary shares of a par value of US$0.0001 each, 20,000,000 Class B ordinary shares of a par value of US$0.0001 each and 1,000,000 preference shares of a par value of US$0.0001 each and the Surviving Company will have [•] Class B ordinary shares, [•] Class A ordinary shares and zero preference shares in issue.

5
Immediately prior to the Effective Date (as defined below), the share capital of the Merging Company will be US$1.00 divided into 1,000 shares of a par value of US$0.001 each and the Merging Company will have 1,000 shares in issue.

6
The date on which it is intended that the Merger is to take effect is the date that this Plan of Merger is registered by the Registrar in accordance with section 237(15) of the Statute (the “Effective Date”).

7
The terms and conditions of the Merger, including the manner and basis of converting shares in each constituent company into shares in the Surviving Company, are set out in the Merger Agreement in the form annexed at Annexure 1 hereto.

8	The rights and restrictions attaching to the shares in the Surviving Company are set out in the Amended and Restated Memorandum and Articles of Association of the Surviving Company.
9
The Amended and Restated Memorandum and Articles of Association of the Surviving Company immediately prior to the Merger shall be its Memorandum and Articles of Association after the Merger, and the authorised share capital of the Surviving Company shall be as set out therein.

10	There are no amounts or benefits which are or shall be paid or payable to any director of either constituent company or the Surviving Company consequent upon the Merger.
11	The Surviving Company has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

12	The names and addresses of each director of the surviving company (as defined in the Statute) are:
12.1	[•];
12.2	[•]; and
12.3	[•].
13	This Plan of Merger has been approved by the board of directors of the Surviving Company pursuant to section 233(3) of the Statute.
14
This Plan of Merger has been authorised by the shareholders of the Surviving Company pursuant to section 233(6) of the Statute by way of resolutions passed at an extraordinary general meeting of the Surviving Company.

15	All necessary approvals have been obtained from the members, officers and management of the Merging Company pursuant to the DGCL.
16	At any time prior to the Effective Date, this Plan of Merger may be:
16.1	terminated by the board of directors of either the Surviving Company or the Merging Company;
16.2	amended by the board of directors of both the Surviving Company and the Merging Company to:
(a)	change the Effective Date provided that such changed date shall not be a date later than the ninetieth day after the date of registration of this Plan of Merger with the Registrar of Companies; and
(b)
effect any other changes to this Plan of Merger which the directors of both the Surviving Company and the Merging Company deem advisable, provided that such changes do not materially adversely affect any rights of the shareholders of the Surviving Company or the Merging Company, as determined by the directors of both the Surviving Company and the Merging Company, respectively.

17	This Plan of Merger may be executed in counterparts.
18	This Plan of Merger shall be governed by and construed in accordance with the laws of the Cayman Islands.
In witness whereof the parties hereto have caused this Plan of Merger to be executed on the day and year first above written.
SIGNED by	)
Duly authorised for	)
and on behalf of	)	Director
Learn CW Investment Corpoation	)

SIGNED by	)
Duly authorised for	)
and on behalf of	)	Director
Learn CW Merger Sub, Inc.	)

Annexure 1
Merger Agreement

Annex C
SPONSOR SUPPORT AGREEMENT
This SPONSOR SUPPORT AGREEMENT (this “Agreement”) is dated as of October 24, 2023 (the “Effective Date”), by and among Learn CW Investment Corporation, a Cayman Islands exempted company (which shall domesticate as a Delaware corporation prior to the Closing) (the “Parent”), the Persons set forth on Schedule I to this Agreement (the “Parent Support Parties”), and Innventure LLC, a Delaware limited liability company (the “Company”). The Parent, the Company and the Parent Support Parties are sometimes referred to herein as a “Party” and collectively as the “Parties”. Capitalized terms used but not defined in this Agreement shall have the respective meanings given to such terms in the Business Combination Agreement (as defined below).
WHEREAS, as of the Effective Date, the Parent Support Parties are the holders of record and the “beneficial owners” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934 (the “Exchange Act”)) and are entitled to dispose of (or to direct the disposition of) and to vote (or direct the voting of) such number of Parent Class B Ordinary Shares and Parent Private Placement Warrants as are indicated opposite each of their names on Schedule I attached to this Agreement (collectively, the “Subject Securities”);
WHEREAS, contemporaneously with the execution and delivery of this Agreement, the Parent, the Company, Learn SPAC Holdco, Inc., a Delaware corporation (“Holdco”), LCW Merger Sub, Inc., a Delaware corporation (“LCW Merger Sub”), Innventure Merger Sub, LLC, a Delaware limited liability company (“Innventure Merger Sub”, and together with LCW Merger Sub, the “Merger Subs”), have entered into the Business Combination Agreement (as it may be amended, supplemented, restated or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”), dated as of the Effective Date, pursuant to which, upon the terms and subject to the conditions set forth therein, (i) LCW Merger Sub with merge with and into Parent, with Parent surviving as the wholly-owned subsidiary of Holdco (the “LCW Merger”), and (ii) Innventure Merger Sub will merge with and into the Company, with the Company surviving as the wholly-owned subsidiary of Holdco (the “Innventure Merger”, and together with the LCW Merger, the “Merger”).
WHEREAS, (i) as a result of the LCW Merger, each Parent Ordinary Share issued and outstanding immediately prior to the effective time of the LCW Merger will be converted into the right to receive one share of Holdco Common Stock, and (ii) as a result of the Innventure Merger, Company membership units issued and outstanding immediately prior to the effective time of the Innventure Merger will be converted into the right to receive a certain number of shares of Holdco Common Stock (such transaction described in clauses (i) and (ii), together with the Merger and other transactions contemplated by the Business Combination Agreement, the “Transactions”); and
WHEREAS, as a condition to the willingness of the Company to enter into the Business Combination Agreement, and as an inducement and in consideration therefor, the Parent Support Parties are executing this Agreement.
NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained herein, the Parties, intending to be legally bound, hereby agree as follows:
ARTICLE I

SUPPORT AGREEMENT; COVENANTS
Section 1.1 Binding Effect of Business Combination Agreement. Each Parent Support Party acknowledges that such Person has read the Business Combination Agreement and this Agreement and has had the opportunity to consult with such Person’s tax and legal advisors. Each Parent Support Party shall be bound by, be subject to and comply with Section 6.06 (No Solicitation), Section 6.15 (Public Announcements) and Section 6.16 (Confidential Information) of the Business Combination Agreement (and any relevant definitions contained in any such Sections) as if such Parent Support Party was an original signatory to the Business Combination Agreement with respect to such provisions.
Section 1.2 No Transfer.
(a) Unless otherwise deemed a Permitted Transfer or with the Company’s prior written consent, during the period commencing on the Effective Date and ending on the earliest of: (i) the Closing; (ii) such date and time as the Business Combination Agreement shall be terminated in accordance with Section 8.01 (Termination)

of the Business Combination Agreement (the “BCA Termination”); and (iii) the liquidation of the Parent, without the prior written consent of the Company, no Parent Support Party shall: (A) sell, offer to sell, contract or agree to sell, hypothecate or pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to any Subject Securities owned by such Parent Support Party; (B) enter into any swap or other arrangement that transfers to another any of the economic consequences of ownership of any Subject Securities owned by the Parent Support Parties, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise; (C) take any action in furtherance of any of the matters described in the foregoing clause (A) or (B); or (D) publicly announce any intention to effect any transaction specified in the foregoing clause (A) or (B) (each, a “Transfer”).
(b) “Permitted Transfer” means any Transfer of the Subject Securities: (i) to the Parent’s officers or directors, any Affiliate or family member of any of the Parent’s officers or directors, any members or partners of the Sponsor or their Affiliates and funds and accounts advised or managed by such members or partners, any Affiliates of the Sponsor, or any employees of such Affiliates; (ii) upon reasonably prompt prior notice to the Company, by private sales or in connection with the consummation of the Transactions at prices no greater than the price at which the Subject Securities were originally purchased; (iii) in the case of an individual, by gift to a member of one of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s family or an Affiliate of such person or to a charitable organization; (iv) in the case of an individual, by virtue of laws of descent and distribution upon death of such individual; (v) in the case of an individual, pursuant to a qualified domestic relations order; (vi) in the case of an entity that is a trust, Transfers to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust; (vii) by virtue of the Sponsor’s organizational documents upon liquidation or dissolution of the Sponsor; (viii) to the Parent for no value for cancellation in connection with the consummation of the Transactions; (ix) in the event of the Parent’s liquidation prior to the completion of a business combination; (x) in the event of completion of a liquidation, merger, share exchange or other similar transaction which results in all of the Parent Shareholders having the right to exchange their Parent Class B Ordinary Shares for cash, securities or other property subsequent to the completion of the Transactions; or (xi) to a nominee or custodian of a Person to whom a Transfer would be permitted under clauses (i) through (x). Notwithstanding the foregoing, in the case of clauses (i) through (vii), as a precondition to such Transfer, such transferee must enter into a written agreement with the Company and the Parent agreeing to assume all of the obligations under this Agreement with respect to such Subject Securities and to be bound by the restrictions set forth in this Agreement. No Transfer permitted under this Section 1.2 shall relieve the applicable Parent Support Party of such Person’s obligations under this Agreement.
Section 1.3 New Shares. If: (a) any Parent Class B Ordinary Shares or Parent Warrants are issued to a Parent Support Party after the Effective Date pursuant to any share dividend, share split, recapitalization, reclassification, combination or exchange of or similar transaction with respect to, on or affecting the Parent Class B Ordinary Shares or the Parent Warrants owned by such Parent Support Party or otherwise; (b) a Parent Support Party purchases or otherwise acquires beneficial ownership of any Parent Class B Ordinary Shares or Parent Warrants after the Effective Date; or (c) a Parent Support Party acquires the right to vote or share in the voting of any Parent Class B Ordinary Shares after the Effective Date (such Parent Class B Ordinary Shares or Parent Warrants, collectively, the “New Securities”), then such New Securities acquired or purchased by such Parent Support Party shall be subject to the terms of this Agreement to the same extent as if they constituted the Subject Securities owned by such Parent Support Party as of the Effective Date.
Section 1.4 Closing Date Deliverables. On the Closing Date, each of the Parent Support Parties shall deliver to the Parent and the Company a duly executed copy of the A&R Registration Rights Agreement.

Section 1.5 Agreements.
(a) In all circumstances in which the vote, consent or other approval of the Parent Shareholders is sought, each of the Parent Support Parties shall: (i) appear at each such meeting, in person or by proxy, or otherwise cause all of such Person’s Subject Securities that are entitled to vote and any Parent Class A Ordinary Shares held by such Parent Support Party to be counted as present at such meeting for purposes of calculating a quorum; and (ii) vote (or cause to be voted), or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all of such Person’s Subject Securities that are entitled to vote and any Parent Class A Ordinary Shares held by such Parent Support Party:
(A) in favor of each Transaction Proposal;
(B) in favor of each proposal, action or agreement in connection with any Additional Financing;
(C) in favor of each proposal, action or agreement in connection with the CEF;
(D) against any merger agreement or merger (other than the Business Combination Agreement and the Transactions), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Parent;
(E) against any change in the business, management or board of directors of the Parent (other than in connection with the Transaction Proposals or pursuant to the Business Combination Agreement or the Ancillary Documents); and
(F) against any proposal, action or agreement that would: (I) impede, interfere, frustrate, prevent or nullify any provision of this Agreement, the Business Combination Agreement or the Transactions; (II) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of the Parent under the Business Combination Agreement; (III) result in any of the conditions set forth in Article VII (Closing Conditions) of the Business Combination Agreement not being fulfilled; (IV) result in a breach of any covenant, representation or warranty or other obligation or agreement of such Parent Support Party contained in this Agreement; or (V) change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock of, the Parent.
No Parent Support Party shall commit or agree to take any action inconsistent with the foregoing in such Parent Support Party’s capacity as a shareholder of the Parent.
(b) Notwithstanding anything to the contrary in this Agreement, if at any time following the Effective Date and until the BCA Termination, the board of directors of the Parent effect a Modification in Recommendation, then the obligations of the Parent Support Parties to vote or consent in accordance with Section 1.5(a): (i) with respect to the Parent Support Parties other than Sponsor, shall cease to apply, and from and after the occurrence of a Modification in Recommendation, such Parent Support Parties shall be expressly permitted to vote or provide consent in respect of their respective Subject Securities in their sole discretion; and (ii) with respect to the Sponsor, shall automatically be deemed to be modified such that, from and after the occurrence of a Modification in Recommendation, the Sponsor shall vote or provide consent in respect of its Subject Securities in the same proportion to the votes cast or consent provided, as applicable, by the holders of the Parent Class B Ordinary Shares (but shall continue to vote or provide consent in accordance with Section 1.5(a) with respect to all Parent Class A Ordinary Shares held by the Sponsor).
Section 1.6 No Challenges. Each Parent Support Party agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against the Parent, the Company or any of their respective successors or directors: (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement; or (b) alleging a breach of any fiduciary duty of any person in connection with the evaluation, negotiation or entry into this Agreement, the Business Combination Agreement or the Transactions. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall limit or restrict the ability of the Parent Support Parties to enforce their rights under this Agreement or any other Ancillary Document to which such Person is a party or seek any other remedies with respect to any breach of this Agreement or such other Ancillary Document by any other party to this Agreement or such other Ancillary Document, including by commencing any action in connection with this Agreement or any other Ancillary Document.

Section 1.7 Further Assurances. Each Parent Support Party shall take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary under applicable Laws to consummate the transactions contemplated by this Agreement on the terms and subject to the conditions set forth in this Agreement and the Transactions on the terms and subject to the conditions set forth in the Business Combination Agreement.
Section 1.8 No Inconsistent Agreement. Each Parent Support Party represents and covenants that such Parent Support Party has not, in such Person’s capacity as a shareholder of the Parent, entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of such Parent Support Party’s obligations under this Agreement.
Section 1.9 Waiver of Anti-Dilution Provision. Subject to the consummation of the Transactions, each Parent Support Party waives (for itself and for its successors, heirs and assigns), to the fullest extent permitted by law and the amended and restated memorandum and articles of association of the Parent (as may be amended from time to time, the “Articles”), all anti-dilution rights that would otherwise result in Parent Class B Ordinary Shares held by such Parent Support Party converting into Holdco Common Shares on a greater than one-for-one basis in connection with the Transactions. The waiver specified in this Section 1.9 shall be applicable only in connection with the Transactions and the transactions contemplated by this Agreement and any Holdco Common Shares or equity-linked securities issued in connection with the Transactions and the transactions contemplated by this Agreement. If the Business Combination Agreement shall be terminated for any reason, the foregoing waiver shall be void and of no force and effect.
Section 1.10 Sponsor Surrendered Securities. Effective immediately upon the Closing, Sponsor will (i) forfeit 750,000 shares of Parent Class B Ordinary Shares held by the Sponsor for no consideration and (ii) be subject to potential additional forfeiture and cancellation of up to 1,880,000 shares of Parent Class B Ordinary Shares held by the Sponsor (the “At Risk Sponsor Shares”) for no consideration as follows:
(a) to the extent the aggregate amount of any Additional Financing (which may be debt or equity financing) plus any funds from Trust Account available for distribution to the Holdco or the Company at Closing (the “Additional Funds”) equals or exceeds $50,000,000 (the “Target Amount”) before taking into account financing fees and transaction expenses, none of the At Risk Sponsor Shares shall be forfeited;
(b) to the extent the Additional Funds are less than the Target Amount, the Sponsor shall forfeit such number of the At Risk Sponsor Shares as shall be equal to the product of 1,880,000 multiplied by a fraction, the numerator of which shall be the Target Amount less the actual amount of Additional Funds and the denominator of which shall be the Target Amount. For illustration only, if the Additional Funds are equal to $20,000,000, the Sponsor shall forfeit 1,128,000 At Risk Sponsor Shares, calculated by multiplying 1,880,000 shares times (($50,000,000 minus $20,000,000) divided by $50,000,0000); and
(c) notwithstanding the foregoing subparts (a) and (b), to the extent the Sponsor shall not forfeit any of the At Risk Sponsor Shares as specified above, Sponsor shall not Transfer any shares of Holdco Common Stock received by Sponsor in exchange for such retained At Risk Sponsor Shares pursuant to the LCW Merger (the “At Risk Holdco Shares”) until the VWAP of the shares of Holdco Common Stock shall have exceeded $11.50 per share for at least twenty days in any immediately preceding thirty day period (the “VWAP Completion Event”); provided, that if the VWAP Completion Event has not occurred prior to the date that is seven (7) years following the Closing, all of such At Risk Holdco Shares shall automatically be deemed to be forfeited and Holdco shall, and shall cause its transfer agent to, cancel such shares on the books and records of Holdco.
“Additional Financing” means an Additional Financing (as defined in the Business Combination Agreement); provided, that any debt or equity financing approved by the Company not otherwise meeting the definition of an Additional Financing shall be deemed an Additional financing for purposes of this Section 1.10; provided, further that if Sponsor delivers to the Company a bona fide third party offer to provide debt or equity financing that meets the definition of an Additional Financing and the Company does not complete such proposed financing, such amounts shall be deemed raised for purposes of this Section 1.10.

Section 1.11 Milestone Earnout.
(a) In addition to the At Risk Sponsor Shares and At Risk Holdco Shares determined as set forth in Section 1.10 above, the Sponsor shall not Transfer any Milestone Shares (as defined below) except in accordance with the following milestones (the “Milestones”), if achieved:
(i) Forty percent (40%) of the Milestone Shares shall be Transferable upon achievement by Holdco of Milestone One.
(ii) Forty percent (40%) of the Milestone Shares shall be Transferable upon achievement by Holdco of Milestone Two.
(iii) Twenty percent (20%) shall of the Milestone Shares shall be Transferable upon achievement by Holdco of Milestone Three.
(b) “Milestone Shares” means an amount of shares of Holdco Common Stock (received by the Sponsor in exchange for its Parent Class B Ordinary Shares in the LCW Merger) equal to the product of 3,000,000 multiplied by a fraction, the numerator of which is 5 million and the denominator of which is the total Merger Consideration. The Milestone Shares shall be adjusted as appropriate to reflect any stock splits, reverse stock splits, stock dividends, extraordinary cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change or transaction with respect to the shares of Holdco Common Stock occurring on or after the Closing. Milestones may be achieved at the same time or at different times. If any Milestone shall not be achieved by the seventh (7th) anniversary of the Closing, then the Milestone Shares associated with such Milestone shall automatically be deemed to be forfeited and Holdco shall, and shall cause its transfer agent to, cancel such shares on the books and records of Holdco.
(c) Notwithstanding the above, any Milestones otherwise not yet achieved on or prior to the seventh (7th) anniversary of the Closing shall automatically be deemed to have occurred and all Milestone Shares associated with such Milestone shall be immediately due and payable by Holdco upon the occurrence of any of the following:
(i) There is a Change of Control; or
(ii) The occurrence of the VWAP Completion Event.
(d) For the avoidance of doubt, the achievement of Milestone One, Milestone Two and Milestone Three, respectively, pursuant to the Business Combination Agreement, shall be deemed an achievement of such Milestones for purposes of this Section 1.11.
Section 1.12 Sponsor Waiver of Exercise Rights. In the event a member of the Sponsor serves on the board of directors of the Holdco following the completion of the Transactions, Sponsor shall waive its rights to exercise Converted Warrants on a cashless basis. For the avoidance of doubt, the member serving on the board of directors of the Holdco shall retain his right to exercise his Holdco Warrants on a cashless basis.
ARTICLE II

REPRESENTATIONS AND WARRANTIES
Section 2.1 Representations and Warranties of the Parent Support Parties. Each Parent Support Party, severally and not jointly, represents and warrants as of the Effective Date to the Parent and the Company, in each case, only with respect to itself, as follows:
(a) Organization; Due Authorization. If the Parent Support Party is an individual, such Person has all the requisite power and authority and has taken all action necessary in order to execute and deliver this Agreement, to perform such Person’s obligations under this Agreement and to consummate the transactions contemplated by this Agreement. If the Parent Support Party is not an individual: (i) such Person is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which such Person is incorporated, formed, organized or constituted; and (ii) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement are within such Parent Support Party’s corporate, limited liability company, partnership or similar organizational powers and have been duly authorized by all necessary corporate, limited liability company, partnership or similar organizational actions on the part of such Parent Support Party. This Agreement has been duly executed and delivered by such Parent Support Party.

Assuming the due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes a legally valid and binding obligation of such Parent Support Party. Except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies, this Agreement is enforceable against such Parent Support Party in accordance with its terms. If this Agreement is being executed in a representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into this Agreement on behalf of such Parent Support Party.
(b) Ownership. Such Parent Support Party is the record and beneficial owner (as defined in Rule 13d-3 of the Exchange Act) of, and has good title to, all of such Person’s respective Subject Securities. There exist no Liens or any other limitation or restriction affecting any such Subject Securities, other than Liens pursuant to: (i) this Agreement; (ii) the Parent’s Organizational Documents; (iii) the Business Combination Agreement; (iv) the Sponsor’s Organizational Documents; (v) agreements between such Parent Support Party and such Parent Support Party’s members or Affiliates, as applicable; or (vi) any applicable securities Laws. Such Parent Support Party’s Subject Securities are the only equity securities of the Parent owned of record or beneficially by such Parent Support Party on the Effective Date. Except as provided under this Agreement, none of such Subject Securities are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Securities. Other than the Parent Warrants held by such Parent Support Party, such Parent Support Party does not hold or own any rights to acquire (directly or indirectly) any equity securities of the Parent or any equity securities convertible into, or which can be exchanged for, equity securities of the Parent.
(c) No Conflicts. The execution and delivery of this Agreement by such Parent Support Party does not, and the performance by such Parent Support Party of such Person’s obligations under this Agreement will not: (i) if such Parent Support Party is not an individual, conflict with or result in a violation of the organizational documents of such Parent Support Party; or (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any Contract binding upon such Parent Support Party or such Parent Support Party’s Subject Securities), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Parent Support Party of such Person’s obligations under this Agreement.
(d) Litigation. There are no Legal Proceedings pending against such Parent Support Party, or to the knowledge of such Parent Support Party threatened against such Parent Support Party, before (or, in the case of threatened Legal Proceedings, that would be before) any arbitrator or any Governmental Authority, that in any manner challenge or seek to prevent, enjoin or materially delay the performance by such Parent Support Party of such Person’s obligations under this Agreement.
(e) Brokerage Fees. Except as set forth on Section 5.15 (Finders and Brokers) of the Parent Disclosure Letter, no broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other similar commission in connection with the Transactions based upon arrangements made by such Parent Support Party, for which such Person or such Person’s Affiliates would be liable.
(f) Acknowledgement. Such Parent Support Party understands and acknowledges that each of the Parent and the Company is entering into the Business Combination Agreement in reliance upon the Parent Support Party’s execution and delivery of this Agreement.
ARTICLE III

MISCELLANEOUS
Section 3.1 Termination. This Agreement and all of its provisions shall terminate and be of no further force or effect upon the earliest of: (a) the BCA Termination; (b) the liquidation of the Parent; and (c) the written agreement of the Parent Support Parties, the Parent and the Company. Upon such termination of this Agreement: (i) all obligations of the parties under this Agreement will terminate, without any liability or other obligation on the part of any party to this Agreement to any Person with respect to this Agreement or the transactions contemplated by this Agreement; and (ii) no party to this Agreement shall have any claim against another (and no Person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter of this Agreement. Notwithstanding the foregoing, the termination of this Agreement shall not relieve any party to this Agreement from liability arising in respect of any breach of this Agreement prior to such termination. This Article III shall survive the termination of this Agreement.

Section 3.2 No Recourse. This Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the parties to this Agreement. No claims of any nature whatsoever (whether in tort, contract or otherwise) arising under or relating to this Agreement, the negotiation of this Agreement or its subject matter, or the transactions contemplated by this Agreement shall be asserted against any Non-Party Affiliate. Except to the extent liable in such Person’s capacity as a party to this Agreement, no Non-Party Affiliates shall have any liability arising out of or relating to this Agreement, the negotiation of this Agreement or its subject matter, or the transactions contemplated by this Agreement, including: (a) with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement; (b) in respect of any written or oral representations made or alleged to be made in connection with this Agreement; (c) as expressly provided in this Agreement; or (d) for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished in connection with this Agreement, the negotiation of this Agreement or the transactions contemplated by this Agreement. “Non-Party Affiliate” means: (i) any officer, director, employee, partner, member, manager, direct or indirect equityholder or Affiliate of each of the Company, the Parent, the Sponsor or any of the Parent Support Parties; and (ii) each of the former, current or future Affiliates, Representatives, successors or permitted assigns of any of the Persons referred to in the immediately preceding clause (i) (other than the parties to this Agreement).
Section 3.3 Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary: (a) no Parent Support Party makes any agreement or understanding in this Agreement in any capacity other than in such Parent Support Party’s capacity as a record holder and beneficial owner of such Person’s respective Subject Securities; and (b) nothing in this Agreement will be construed to limit or affect any action or inaction expressly permitted under the Business Combination Agreement by any Parent Support Party or any representative of such Parent Support Party in such Person’s capacity as a member of the board of directors (or other similar governing body) of the Parent or as an officer, employee or fiduciary of the Parent or an Affiliate of the Parent.
Section 3.4 Assignment. This Agreement and all of the provisions of this Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective heirs, successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations under this Agreement will be assigned (including by operation of law) without the prior written consent of the parties to this Agreement. Any assignment without such consent shall be null and void.
Section 3.5 Specific Performance. The parties to this Agreement acknowledge and agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. In addition to any other remedy to which such party is entitled at law or in equity, the parties to this Agreement shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement. In the event that any action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party waives the defense, that there is an adequate remedy at law. Each party agrees to waive any requirement for the securing or posting of any bond in connection with such action.
Section 3.6 Jurisdiction. Any Legal Proceeding based upon, arising out of or related to this Agreement or the transactions contemplated by this Agreement must be brought in the Court of Chancery of the State of Delaware and any State of Delaware appellate court therefrom (or, but only to the extent the Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties irrevocably: (i) submits to the exclusive jurisdiction of each such court in any such Legal Proceeding; (ii) waives any objection such party may now or after this Agreement have to personal jurisdiction, venue or to convenience of forum; (iii) agrees that all claims in respect of the Legal Proceeding shall be heard and determined only in any such court; and (iv) agrees not to bring any Legal Proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement in any other court. Nothing in this Agreement shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Legal Proceeding brought pursuant to this Section 3.6.
Section 3.7 Amendment. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by the Parent, the Company and the Parent Support Parties.

Section 3.8 Miscellaneous. Sections 9.02 (Notices), 9.05 (Governing Law), 9.07 (Waiver of Jury Trial), 9.09 (Severability), 9.11 (Entire Agreement), 9.12 (Interpretation), 9.13 (Counterparts) and 9.15 (Waiver of Claims Against Trust) of the Business Combination Agreement are each incorporated into this Agreement (including any relevant definitions contained in any such Sections), mutatis mutandis.
Section 3.9 Liability. The liability of any Parent Support Party under this Agreement is several (and not joint). Notwithstanding any other provision of this Agreement, in no event will any Parent Support Party be liable for any other Parent Support Party’s breach of such other Parent Support Party’s obligations under this Agreement.
Section 3.10 Disclosure. Each Parent Support Party authorizes the Parent and the Company to publish and disclose in any announcement or disclosure relating to the Transactions, including any such announcement or disclosure required or requested by the SEC (or as otherwise required or requested pursuant to any applicable Laws or any other Governmental Authorities), such Parent Support Party’s identity and ownership of the Subject Securities, the nature of such Parent Support Party’s obligations under this Agreement and a copy of this Agreement, if reasonably deemed appropriate by the Parent and the Company. Each Parent Support Party will promptly provide any information reasonably requested in writing by the Parent or the Company for any regulatory application or filing made or approval sought in connection with the transactions contemplated by the Business Combination Agreement (including filings with the SEC).
[The remainder of this page is intentionally blank.]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on such Person’s behalf as of the date first written above.
PURCHASER:

LEARN CW INVESTMENT CORPORATION

By:	/s/ Robert Hutter
Name:	Robert Hutter
Title:	Chief Executive Officer
[Signature Page to Sponsor Support Agreement]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on such Person’s behalf as of the date first written above.
COMPANY:

INNVENTURE LLC

By:	/s/ David Yablunosky
	Name:	David Yablunosky
	Title:	Managing Partner and Chief Financial Officer
[Signature Page to Sponsor Support Agreement]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on such Person’s behalf as of the date first written above.
PURCHASER SUPPORT PARTIES:

CWAM LC SPONSOR LLC
By:	ABF Manager LLC, its manager

By:	/s/ Adam Fisher
	Name:	Adam Fisher
	Title:	Sole Member
[Signature Page to Sponsor Support Agreement]

SCHEDULE I

Parent Support Parties
Insider; Address	Parent Class B Ordinary Shares	Parent Class A Ordinary Shares
CWAM LC Sponsor LLC c/o ABF Manager LLC 11755 Wilshire Blvd., Suite 2320 Los Angeles, California 90025	5,630,000	770,000
[Schedule I to Sponsor Support Agreement]

Annex D
MEMBER SUPPORT AGREEMENT
This Member Support Agreement (this “Agreement”) is made as of October 24, 2023, by and among (i) Learn CW Investment Corporation, a Cayman Islands exempted company with limited liability (“Parent”), Learn SPAC Holdco, Inc. (“Holdco”), a Delaware corporation and a wholly owned subsidiary of Parent, (iii) Innventure LLC, a Delaware limited liability company (the “Company”), and (iv) the undersigned Company Members (the “Company Members” and each a “Company Member”).
WHEREAS, contemporaneously with the execution and delivery of this Agreement, Parent, Holdco and the Company, and the other persons party thereto, have entered into a Business Combination Agreement (as amended or modified from time to time, the “Transaction Agreement”), whereby the parties intend to effect a business combination among Parent, Holdco and the Company and , on the terms and subject to the conditions set forth therein (collectively, the “Transactions”) (capitalized terms used but not defined herein shall have the respective meanings set forth in the Transaction Agreement).
NOW, THEREFORE, in order to induce Parent and Holdco to enter into the Transaction Agreement and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:
1. Definitions. As used herein, the term “Voting Units” shall mean all securities of the Company beneficially owned (as such term is defined in Rule 13d-3 under the Exchange Act, excluding membership interests underlying unexercised options or warrants, but including any membership interests acquired upon exercise of such options or warrants) (“Beneficially Owned”) by any Company Member, including any and all securities of the Company acquired and held in such capacity subsequent to the date hereof. Capitalized terms used and not defined herein shall have the respective meanings assigned to them in the Transaction Agreement.
2. Representations and Warranties of the Company Members. Each Company Member on its own behalf only hereby represents and warrants to the other parties hereto, severally and not jointly, with respect to such Company Member (and not as to any other Person) and such Company Member’s ownership of its Voting Units:
(a) Authority. If Company Member is a legal entity, Company Member is an entity duly organized, validly existing and in good standing (where applicable) under the Laws of the jurisdiction in which it is incorporated, organized or constituted, and has all requisite power and authority to enter into this Agreement, to perform fully Company Member’s obligations hereunder and to consummate the transactions contemplated hereby. If Company Member is a natural person, Company Member has the legal capacity to enter into this Agreement. If Company Member is a legal entity, this Agreement has been duly authorized, executed and delivered by Company Member. This Agreement constitutes a valid and binding obligation of Company Member enforceable in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).
(b) No Consent. No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or other Person on the part of Company Member is required in connection with the execution, delivery and performance of this Agreement, that would reasonably be expected to prevent or delay the consummation of the Transactions or that would reasonably be expected to prevent or materially delay Company Member from fulfilling its obligations under this Agreement. If Company Member is a natural person, no consent of such Company Member’s spouse is necessary under any “community property” or other Laws for the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. If Company Member is a trust, no consent of any beneficiary is required for the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.
(c) No Conflicts. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance with the terms hereof, will violate, conflict with or result in a breach of, or constitute a default (with or without notice or lapse of time or both) under any provision of, Company Member’s organizational documents, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, Law, ordinance, rule or regulation applicable to Company Member or to Company Member’s property or assets (including the Voting Units) that would reasonably be expected to prevent or delay the consummation of the Transactions or that would reasonably be expected to prevent Company Member from fulfilling its obligations under this Agreement.
(d) Ownership of Membership Interests. Company Member (i) Beneficially Owns all of the Voting Units free and clear of all Liens (ii) has the sole power to vote or caused to be voted its Voting Units and the sole power of disposition and sole power to agree to all of the matters set forth in this Agreement, in each case, with respect to all of its Voting Units, other than pursuant to the Company Affiliate Agreements or any restrictions on transfer arising under applicable securities Laws. Except pursuant hereto and pursuant to that certain Fifth Amended and Restated Limited Liability Company Agreement of the Company, effective as of April 27, 2022, by and among the Company, Innventure1 LLC, a Delaware limited liability company, WE-INN LLC, an Illinois limited liability company and certain other members of the Company party thereto, as may be amended and amended and restated, from time to time, and any other similar agreements or side letters between the Company and Company Members relating to management rights, board observer rights or similar arrangements, the “Company Affiliate Agreements”), there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which Company Member is a party relating to the pledge, acquisition, disposition, transfer or voting of Voting Units prior to the consummation of the Transactions and there are no voting trusts or voting agreements with respect to the Voting Units. Company Member does not Beneficially Own (i) any Voting Units other than the Voting Units set forth on Annex A or (ii) any options, warrants or other rights to acquire any additional Voting Units or any security exercisable for or convertible into Voting Units, other than as set forth on Annex A.
(e) No Litigation. There is no Action pending against, or, to the knowledge of Company Member, threatened against, Company Member that would reasonably be expected, individually or in the aggregate, to materially impair or materially adversely affect the ability of Company Member to perform Company Member’s obligations hereunder or to consummate the transactions contemplated by this Agreement. None of Company Member or any of its Affiliates is subject to any injunction, order, decree or ruling enacted, issued, promulgated, enforced or entered into by any Governmental Authority that would reasonably be expected, individually or in the aggregate, to materially impair or materially adversely affect the ability of Company Member to perform Company Member’s obligations hereunder or to consummate the transactions contemplated by this Agreement.
3. Agreement to Vote Membership Interests; Irrevocable Proxy; Further Assurances.
(a) Each Company Member irrevocably and unconditionally agrees that it shall, and shall cause any other holder of record of any of such Company Member’s Voting Units to, validly execute and deliver to the Company, as promptly as reasonably practicable after the Registration Statement becomes effective, and in any event within seventy-two (72) hours after the Registration Statement becomes effective, an irrevocable Written Consent in the form proposed by the Company in respect of all of such Company Member’s Voting Units. In addition, each Company Member irrevocably and unconditionally agrees that at any duly called meeting of the Company Members (or any adjournment or postponement thereof), and in any action by written consent of the Company Members requested by the Company’s board of managers or undertaken as contemplated by the Transactions, each Company Member shall, if a meeting is held, appear at the meeting, in person or by proxy, or otherwise cause its Voting Units to be counted as present thereat for purposes of establishing a quorum, and each Company Member shall vote or consent (or cause to be voted or consented), in person or by proxy, all of such Voting Units (i) in favor of the adoption of the Transaction Agreement and approval of the Transactions (and any actions required in furtherance thereof), (ii) against any action, proposal, transaction or agreement that would result in a breach in any respect of any representation, warranty, covenant, obligation or agreement of the Company contained in the Transaction Agreement, (iii) in favor of any proposal to adjourn or postpone such meeting of the Company to a later date if there are not sufficient votes to approve the Transactions, (iv) in favor of the conversion of the Company Units into the right to receive the Holdco Common Stock contingent upon the consummation of the Transactions, (v) in favor of the termination of the Company Affiliate Agreements, immediately prior to, and contingent upon, the consummation of the Transactions and (vi) against the following actions or proposals: (A) any proposal in opposition to approval of the Transaction Agreement or in competition with or materially inconsistent with the Transaction Agreement or (B) any other action or proposal involving the Company or any of its subsidiaries that is intended, or would reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect the Transactions in any material respect or would reasonably be expected to result in any of the Company’s closing conditions or obligations under the Transaction Agreement not being satisfied. Each Company Member agrees not to, and shall cause its Affiliates not to, enter into any agreement, commitment or arrangement with any person, the effect of which would be inconsistent with or violative of the provisions and agreements contained in this Section 3(a).
(b) Each of the Company Members hereby appoints Parent, as its proxy and attorney-in-fact, with full power of substitution and resubstitution, to vote or act by written consent during the term of this Agreement with respect to the Voting Units in accordance with Section 3(a) (but only to matters and proposals relating thereto). This proxy and power of attorney is given to secure the performance of the duties of Company Member under this Agreement. Each Company Member shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy. This proxy and power of attorney granted by Company Member shall be irrevocable during the term of this Agreement, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall revoke any and all prior proxies granted by Company Member with respect to the Voting Units (but only with respect to the matters and proposals set forth in Section 3(a)). The power of attorney granted by Company Member herein is a durable power of attorney and shall survive the dissolution, bankruptcy, death or incapacity of Company Member. The proxy and power of attorney granted hereunder shall terminate upon the termination of this Agreement.
(c) From time to time, at the request of the Company, each Company Member shall take all such further actions, as may be necessary or appropriate to, in the most expeditious manner reasonably practicable, effect the purposes of this Agreement, and execute customary documents incident to the consummation of the Transactions.
4. No Voting Trusts or Other Arrangement. Each Company Member agrees that during the term of this Agreement Company Member will not, and will not permit any entity under Company Member’s control to, deposit any Voting Units in a voting trust, grant any proxies with respect to the Voting Units or subject any of the Voting Units to any arrangement with respect to the voting of the Voting Units. Each Company Member hereby revokes any and all previous proxies and attorneys in fact with respect to the Voting Units.
5. Transfer and Encumbrance. Each Company Member agrees that during the term of this Agreement, absent the advance written consent of Parent, Company Member will not, directly or indirectly, Transfer any of his, her or its Voting Units or enter into any contract, option or other agreement with respect to, or consent to, a Transfer of, any of his, her or its Voting Units or Company Member’s voting or economic interest therein. Any attempted Transfer of Voting Units or any interest therein in violation of this Section 5 shall be null and void. This Section 5 shall not prohibit a Transfer of Voting Units by any Company Member (a) to any other Company Member who is a signatory hereto, (b) in the case of an individual, (i) by gift to any person related to the Company Member by blood, marriage, or domestic relationship (“immediate family”), a charitable organization or a trust or other entity formed for estate planning purposes for the benefit of an immediate family member, (ii) by will, intestacy or by virtue of laws of descent and distribution upon the death of such individual, or (iii) pursuant to a qualified domestic relations order, (c) in the case of a corporation, limited liability company, partnership, trust or other entity, to any stockholder, member, partner or trust beneficiary as part of a distribution, or to any corporation, partnership or other entity that is an affiliate (as defined in Rule 405 of the Securities Act of 1933, as amended) of the Company Member, (d) in the event of a liquidation, merger, stock or unit exchange or other similar transaction which results in all of the Company Members having the right to exchange their shares of common stock for cash, securities or other property, or (e) to the Company in connection with the “net” or “cashless” exercise of options or other rights to purchase shares of common stock held by such Company Member in satisfaction of any tax withholding or exercise price obligations through cashless surrender or otherwise (each, a “Permitted Transferee”), provided that any shares of common stock issued upon exercise of such option or other rights shall remain subject to the terms of this Section 5; provided, however, that, in the case of clauses (b) and (c), such transferees shall enter into a written agreement with the Company agreeing to be bound by the transfer restrictions set forth herein; and provided, further, with respect to clauses (b) and (c), that any such transfer shall not involve a disposition for value. For purposes of this Agreement, “Transfer”

means the (1) sale or assignment of, offer to sell, contract or agreement to sell, gift, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (2) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (3) public announcement of any intention to effect any transaction specified in clause (1) or (2).
6. Appraisal and Dissenters’ Rights. Each Company Member hereby (a) waives, and agrees not to assert or perfect, any rights of appraisal or rights to dissent from the Transactions that Company Member may have by virtue of ownership of the Voting Units and (b) agrees not to commence or participate in any claim, derivative or otherwise, against the Company relating to the negotiation, execution or delivery of this Agreement or the Transaction Agreement or the consummation of the Transactions, including any claim (i) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (ii) alleging a breach of any fiduciary duty of the Board of managers of the Company in connection with this Agreement, the Transaction Agreement or the Transactions.
7. Lock-Up.
(a) Subject to and contingent upon the consummation of the Transactions, the Company Members may not Transfer any shares of common stock received by the Company Members as consideration in the Transactions (“Lock-up Shares”) until the end of the period beginning on the closing date of the Transactions and ending on the date of the opening of the first trading window at least 180 days after the closing date of the Transactions (the “Lock-up Period”). The Lock-up Shares shall carry appropriate legends indicating the restrictions on Transfer imposed by this Section 7, including as required by Section 151(f) of the DGCL in respect to uncertificated stock.
(b) Notwithstanding the provisions set forth in Section 7(a), the Company Members or their respective Permitted Transferees may Transfer the Lock-up Shares during the Lock-up Period to any Permitted Transferee (with such definition applying mutatis mutandis to the Lock-up Shares as if set forth fully herein), provided that any shares of common stock issued upon exercise of option or other rights pursuant to clause (e) of the definition of Permitted Transferee shall remain subject to the terms of this Section 7; provided, however, that, in the case of clauses (b) and (c) of the definition of Permitted Transferee, such transferees shall enter into a written agreement with Holdco agreeing to be bound by the transfer restrictions set forth herein; and provided, further, with respect to clauses (b) and (c) of the definition of Permitted Transferee, that any such transfer shall not involve a disposition for value.
8. Redemption Rights. Each Company Member agrees not to exercise any right to redeem any of Company Member’s Voting Units Beneficially Owned as of the date hereof or acquired and held in such capacity subsequent to the date hereof.
9. Termination. This Agreement shall automatically terminate upon the earliest to occur of (a) the Effective Time and (b) the date on which the Transaction Agreement is terminated in accordance with its terms; provided, that, in the event the Transactions are consummated, the obligations of the Company Members with respect to the Lock-up Shares shall survive any termination of this Agreement until the expiration of the Lock-up Period. Upon termination of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, that nothing in this Section 9 shall relieve any party of liability for any willful breach of this Agreement occurring prior to termination.
10. No Agreement as Manager or Officer. Each Company Member is signing this Agreement solely in its capacity as a Company Member, as applicable. No Company Member makes any agreement or understanding in this Agreement in such Company Member’s capacity (or in the capacity of any Affiliate, partner or employee of Company Member) as a manager or officer of the Company (if Company Member holds such office). Nothing in this Agreement will limit or affect any actions or omissions taken by a Company Member in his, her or its capacity as a manager or officer of the Company, and no actions or omissions taken in any Company Member’s capacity as a manager or officer shall be deemed a breach of this Agreement. Nothing in this Agreement will be construed to prohibit, limit or restrict a Company Member from exercising his or her fiduciary duties as an officer or manager to the Company or the Company Members, as applicable.

11. Specific Enforcement. Monetary damages would not adequately compensate an injured party for the breach of this Agreement by any party hereto and, accordingly, this Agreement shall be specifically enforceable, in addition to any other remedy to which such injured party is entitled at law or in equity, and any breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order. Further, each party hereto waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach or an award of specific performance is not an appropriate remedy for any reason at law or equity and agrees that a party’s rights would be materially and adversely affected if the obligations of the other parties under this Agreement were not carried out in accordance with the terms and conditions hereof.
12. Entire Agreement. This Agreement and the Transaction Agreement supersede all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contain the entire agreement among the parties with respect to the subject matter hereof. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or, in the case of a waiver, by the party against whom the waiver is to be effective. No waiver of any provisions hereof by either party shall be deemed a waiver of any other provisions hereof by such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.
13. Notices. All notices, requests, claims, demands, and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (c) on the date sent by e-mail of a PDF document (provided, that no “error” message or other notification of non-delivery or non-receipt is generated) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, or (d) on the next Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the addresses set forth in the Transaction Agreement, with respect to Parent and the Company, and at the addresses set forth on Annex A with respect to the Company Members (or at such other address for a party as shall be specified in a notice given in accordance with this Section 13).
14. Miscellaneous.
(a) Governing Law. This Agreement, the rights and duties of the parties hereto, and any disputes (whether in contract, tort or statute) arising out of, under or in connection with this Agreement will be governed by and construed and enforced in accordance with the Laws of the State of Delaware, without giving effect to its principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of the Laws of another jurisdiction. The parties hereto irrevocably and unconditionally submit to the exclusive jurisdiction of the United States District Court for the District of Delaware or, if such court does not have jurisdiction, the Delaware state courts located in Wilmington, Delaware, in any action arising out of or relating to this Agreement. The parties hereto irrevocably agree that all such claims shall be heard and determined in such a Delaware federal or state court, and that such jurisdiction of such courts with respect thereto will be exclusive. Each party hereto hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding arising out of or relating to this Agreement that it is not subject to such jurisdiction, or that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts. The parties hereto hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of any such dispute and agree that mailing of process or other papers in connection with any such action, suit or proceeding in the manner provided in Section 13 or in such other manner as may be permitted by Law, will be valid and sufficient service thereof.
(b) Waiver of Jury Trial. To the extent not prohibited by applicable Law that cannot be waived, each of the parties hereto irrevocably waives any right it may have to trial by jury in respect of any litigation based on, arising out of, under or in connection with this Agreement, including but not limited to any course of conduct, course of dealing, oral or written statement or action of any party hereto.

(c) Severability. The invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, such restriction shall be enforced to the maximum extent permitted by Law.
(d) Counterparts. This Agreement may be executed in two or more counterparts for the convenience of the parties hereto, each of which shall be deemed an original and all of which together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by electronic, facsimile or portable document format shall be effective as delivery of a mutually executed counterpart to this Agreement.
(e) Titles and Headings. The titles, captions and table of contents in this Agreement are for reference purposes only, and shall not in any way define, limit, extend or describe the scope of this Agreement or otherwise affect the meaning or interpretation of this Agreement.
(f) Assignment; Successors and Assigns; No Third Party Rights. Except as otherwise provided herein, this Agreement may not, without the prior written consent of the other parties hereto, be assigned by operation of law or otherwise, and any attempted assignment shall be null and void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, permitted assigns and legal representatives, and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
(g) Further Assurances. Each party hereto shall execute and deliver such additional documents as may be necessary or desirable to effect the transactions contemplated by this Agreement.
[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Member Support Agreement as of the date first written above.
PARENT:

LEARN CW INVESTMENT CORPORATION

By:	/s/ Robert Hutter
	Name:	Robert Hutter
	Title:	Chief Executive Officer

HOLDCO:

LEARN SPAC Holdco, INC..

By:	/s/ Robert Hutter
	Name:	Robert Hutter
	Title:	President
[Signature Page to Member Support Agreement]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Member Support Agreement as of the date first written above.
COMPANY:

INNVENTURE LLC

By:	/s/ David Yablunosky
	Name:	David Yablunosky
	Title:	Managing Partner and CFO
[Signature Page to Member Support Agreement]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Member Support Agreement as of the date first written above.
AARON WILCOX
By:	/s/ Aaron Wilcox

ALTOIRA CUSTODIAN FBO CHRISTOPHER BENDER SEP IRA
By:	/s/ Christopher Bender

ANDRE GAUTHIER HOLDING USA INC
By:	/s/ Eric Gauthier
	Name:	Eric Gauthier
	Title:	President

APRIL DUBOIS
By:	/s/ April Vance Dubois

ASCENT X INNVENTURE TC, A SERIES OF ASCENT X INNVENTURE, LP
By:	/s/ Jonathan Loeffler
	Name:	Jonathan Loeffler
	Title:	Authorized Signatory

BENJAMIN MCMILLAN
By:	/s/ Benjamin McMillan

BENJAMIN PERSKY
By:	/s/ Benjamin Persky

CDS DELAWARE HOLDINGS LLC
By:	/s/ Christopher Swain
	Name:	Christopher Swain
	Title:	Managing Member

CHAD ARNOLD
By:	/s/ Chad Arnold

CHRISTIAN & REBECCA ANN FILIPOS, JT TEN
By:	/s/ Christian Filipos

CHRISTOPHER BENDER
By:	/s/ Christopher Bender

CNB CUSTODY IRA FBO BRUCE SYNDER ACCT #8469065
By:	/s/ Bruce Snyder
	Name:	Bruce Snyder

[Signature Page to Member Support Agreement]

COLIN SCOTT
By:	/s/ Colin Scott

COMMUNITY NATIONAL BANK CUSTODIAN FBO THOMAS A. CRIPE IRA ACCT # 3069176
By:	/s/ Tom Cripe
	Name:	Tom Cripe
	Title:	Owner

COMMUNITY NATIONAL BANK CUSTODIAN FBO PATRICIA S. CRIPE IRA ACCT # 3069184
By:	/s/ Patricia S. Cripe
	Name:	Patricia S. Cripe
	Title:	Owner

DALTON'S GRELLA WARFARE LLC
By:	/s/ Jack Grella
	Name:	Jack Grella
	Title:	Manager

DAVID K. DRIFTMIER
By:	/s/ David K. Driftmier

NUVIEW TRUST CO. CUSTODIAN FBO DAWN ESTELLE IRA
By:	/s/ Dawn Estelle
	Name:	Dawn Estelle
	Title:	Trustee

DENNIS E. BAILEY REVOCABLE TRUST AND ANNE E. BAILEY REVOCABLE TRUST
By:	/s/ Dennis Bailey
	Name:	Dennis Bailey
	Title:	Trustee

DIANA SCHWERING
By:	/s/ Diana Schwering

DNA INVESTORS LLC
By:	/s/ Roberto Pinto Ribeiro
	Name:	Roberto Pinto Ribeiro
	Title:	Managing Director

FLIGHT DECK PROPERTIES LLC
By:	/s/ William Enfinger
	Name:	William Enfinger
	Title:	Owner principal

[Signature Page to Member Support Agreement]

FRANK CAWLEY
By:	/s/ Frank Cawley

GABRIEL ELJACH
By:	/s/ Gabriel Eljach

GARY A. RENEAU REVOCABLE LIVING TRUST DTD MAY 22, 2002
By:	/s/ Gary A. Reneau Revocable Living Trust
	Name:	Gary A. Reneau
	Title:	Trustee

GAVIN RIPP
By:	/s/ Gavin Ripp

GREGORY W. HASKELL AND ALESIA K. HASKELL, AS TENANTS BY THE ENTIRETIES
By:	/s/ Gregory W. Haskell

HEATHER BICKERS
By:	/s/ Heather Bickers

HOLLOW CORN DOG
By:	/s/ Justin Ripp
	Name:	Justin Ripp
	Title:	Authorized Signatory

INNVENTURE1 LLC
/s/ Michael Otworth
	Name:	Michael Otworth
	Title:	Authorized Signatory

JAMES R. GIBSON DECLARATION OF TRUST
By:	/s/ James R. Gibson
	Name:	James R. Gibson
	Title:	Trustee

JEFF PIERSALL
By:	/s/ Jeff Piersall

JILL MARIE NOEHREN DECLARATION OF TRUST DTD 09/12/2011, JILL NOEHREN, TEE
By:	/s/ Jill Marie Noehren Declaration of Trust
	Name:	Jill Marie Noehren Declaration of Trust
	Title:	Trustee

[Signature Page to Member Support Agreement]

JOHAN FONLLADOSA
By:	/s/ Johan Fonlladosa

JOHN SCOTT
By:	/s/ John Scott

KAITLAN HAWKINS
By:	/s/ Kaitlan Hawkins

KEITH AND MARIADANNA DAVIS
By:	/s/ Keith Davis

KEVIN ROSENBOHM
By:	/s/ Kevin Rosenbohm

LAURIE LANE-ZUCKER
By:	/s/ Laurie Lane-Zucker

LAWRENCE S. POLLACK
By:	/s/ Lawrence S. Pollack

LORENC MALELLARI
/s/ Lorenc Malellari

LOUIS & NADINE SAPIRMAN
By:	/s/ Louis Sapirman

LUCAS HARPER
By:	/s/ Lucas Harper

LYONS CONSULTING CO, LLC
By:	/s/ Kenneth Lyons
	Name:	Kenneth Lyons
	Title:	President

M. LIANE SALGADO
By:	/s/ M. Liane Salgado

MATTHEW COX
By:	/s/ Matthew Cox

MCALPHA LLC
By:	/s/ Peter McDonnell
	Name:	Peter McDonnell
	Title:	Manager

[Signature Page to Member Support Agreement]

MICHAEL OTWORTH
By:	/s/ Michael Otworth

MIDLAND TRUST COMPANY AS CUSTODIAN CBO RONALD CHEEK #1708083
By:	/s/ Ronald Cheek
	Name:	Ronald Cheek

NAKIA GELLER
By:	/s/ Nakia Geller
	Name:	Nakia Geller
	Title:	Series B Member

NEAL RENUART
By:	/s/ Neal Renuart

NUVIEW TRUST CO. CUSTODIAN FBO SUSAN LEWIS ROTH ACCT # 1723643
By:	/s/ Nuview Trust Co. FBO Susan Lewis IRA Roth Acct # 1723643
	Name:	Nuview Trust Co. FBO Susan Lewis IRA Roth #1723643
	Title:	Beneficiary

RICK EARLEY
By:	/s/ Rick Earley

ROBERT MCMILLAN
By:	/s/ Robert McMillan

COMMUNITY NATIONAL BANK AS CUSTODIAN FBO: ROBIN LEMONIDIS IRA #8271249
By:	/s/ Robin C. Lemonidis
	Name:	Robin C. Lemonidis
	Title:	Owner

ROLAND AUSTRUP
By:	/s/ Roland Austrup

RYAN AND MEGAN ZIEGER
By:	/s/ Ryan Zieger

SCOTT PLAGMAN
By:	/s/ Scott Plagman

SP3 INVESTMENTS, LLC
By:	William Stephan
	Name:	William Stephan
	Title:	Member
[Signature Page to Member Support Agreement]

STEVEN D. PERSKY TRUST
By:	/s/ Steven D. Persky
	Name:	Steven D. Persky
	Title:	Trustee

SUNGARDEN INVESTMENT HOLDINGS, LLC
By:	/s/ Tim Remsen
	Name:	Tim Remsen
	Title:	Managing Member

TACRIPE ENTERPRISES LLC
By:	/s/ Tom Cripe
	Name:	Tom Cripe
	Title:	Manager

TIM REMSEN
By:	/s/ Tim Remsen

TDC VENTURES LP
By:	/s/ Todd Dean Carlson
	Name:	Todd Dean Carlson
	Title:	Owner

THE BRIAN M.O. KOPPERL 2002 TRUST
By:	/s/ Brian M.O. Kopperl
	Name:	Brian M.O. Kopperl
	Title:	Trustee

THE IRREVOCABLE ALOHA TRUST UTD 05/01/2002
By:	/s/ Marianne Schmitt Hellauer Trustee
	Name:	Marianne Schmitt Hellauer
	Title:	Trustee

TIMOTHY REMSEN
By:	/s/ Timothy Remsen

TODD AND ANNE SCHILLING
By:	/s/ Todd Schilling

TRANSPORTATION MANAGEMENT, INC
By:	/s/ Judy Becker
	Name:	Judy Becker
	Title:	President

[Signature Page to Member Support Agreement]

TRI STATE VENTURE INVESTMENT GROUP III LLC
By:	/s/ Don Perry
	Name:	Don Perry
	Title:	Organizer

VALARITI LLC
By:	/s/ Brent Blake
	Name:	Brent Blake
	Title:	Managing Director

WE-INN LLC
By:	/s/ Greg Wasson
	Name:	Greg Wasson
	Title:	Co-President

WILLIAM C. HOGAN III
By:	/s/ William C. Hogan III

WILLIAM GRIECO
By:	/s/ William Grieco

WOUTER VAN DEN BERG
By:	/s/ Wouter van den Berg
[Signature Page to Member Support Agreement]

Annex A
Voting Units of Company Members
Class B
Investor	Units	Contribution
The Irrevocable Aloha Trust UTD 05/01/2002	515,507	$5,000,000.00
Ascent X Innventure TC, A Series of Ascent X Innventure, LP	295,901	$2,870,000.00
TRI STATE VENTURE INVESTMENT GROUP III LLC	104,648	$1,015,000.00
Kevin Rosenbohm	77,326	$750,000.00
AltoIRA Custodian FBO Christopher Bender SEP IRA	61,861	$600,000.00
SP3 Investments, LLC	51,551	$500,000.00
TDC Ventures LP	51,551	$500,000.00
Ryan & Megan Zieger	45,364	$440,000.00
The Brian M.O. Kopperl 2002 Trust	30,931	$300,000.00
Christopher Bender	30,930	$300,000.00
Nakia Geller	30,930	$300,000.00
Aaron Wilcox	30,930	$300,000.00
McAlpha LLC	30,414	$295,000.00
Rick Earley	25,775	$250,000.00
Dennis E. Bailey Revocable Trust and Anne E. Bailey Revocable Trust	25,775	$250,000.00
Scott Plagman	25,775	$250,000.00
CDS Delaware Holdings LLC	25,775	$250,000.00
Lawrence Pollack	23,713	$230,000.00
Tacripe Enterprises LLC	23,095	$224,000.00
DNA Investors LLC	20,620	$200,000.00
TRANSPORTATION MANAGEMENT, INC	16,238	$157,500.00
April DuBois	15,465	$150,000.00
Keith and Mariadanna Davis	13,532	$131,250.00
ANDRE GAUTHIER HOLDING USA INC	12,888	$125,000.00
Steven D. Persky Trust	12,888	$125,000.00
Midland Trust Company As Custodian CBO Ronald Cheek #1708083	10,825	$105,000.00
David K. Driftmier	10,310	$100,000.00
CNB CUSTODY IRA FBO BRUCE SYNDER ACCT #8469065	10,310	$100,000.00
Benjamin Persky	10,310	$100,000.00
GARY A. RENEAU REVOCABLE LIVING TRUST DTD MAY 22, 2002	10,310	$100,000.00
Laurie Lane-Zucker	10,310	$100,000.00
Robert McMillan	10,310	$100,000.00
Hollow Corn Dog	10,310	$100,000.00
Maria Liane Salgado	10,310	$100,000.00
Lyons Consulting Co, LLC	10,310	$100,000.00
Flight Deck Properties LLC	10,310	$100,000.00
Matthew Cox	10,310	$100,000.00
Christian & Rebecca Ann Filipos , JT TEN	10,310	$100,000.00
NuView Trust Co Custodian FBO Susan Lewis Roth Acct # 1723643	10,310	$100,000.00

Investor	Units	Contribution
Jill Marie Noehren Declaration of Trust DTD 09/12/2011, Jill Noehren, TEE	10,310	$100,000.00
James R. Gibson Declaration of Trust	10,310	$100,000.00
Gavin Ripp	10,310	$100,000.00
Sungarden Investment Holdings, LLC	10,310	$100,000.00
Louis & Nadine Sapirman	10,310	$100,000.00
Frank Cawley	10,310	$100,000.00
Johan Fonlladosa	10,310	$100,000.00
NuView Trust Co. Custodian FBO Dawn Estelle IRA	10,310	$100,000.00
Gabriel A Eljach	10,310	$100,000.00
Kaitlan Hawkins	10,310	$100,000.00
Wouter Van Den Berg	7,733	$75,000.00
Dalton’s Grella Warfare LLC	5,484	$53,190.41
COMMUNITY NATIONAL BANK CUSTODIANFBO THOMAS A. CRIPE IRA ACCT # 3069176	5,155	$50,000.00
COMMUNITY NATIONAL BANK CUSTODIANFBO PATRICIA S. CRIPE IRA ACCT # 3069184	5,155	$50,000.00
William C. Hogan III	5,155	$50,000.00
Jeffrey Piersall	5,155	$50,000.00
Community National Bank as Custodian FBO: Robin Lemonidis IRA #8271249	5,155	$50,000.00
Todd and Anne Schilling	5,155	$50,000.00
Ben McMillan	5,155	$50,000.00
Total	1,896,640	$18,395,940.41
Class B-1
Investor	Units	Contribution
Innventure1 LLC	342,608	$3,323,053.43
Michael Otworth	260,787	$2,529,429.00
John Scott	171,498	$1,663,394.00
Total	774,893	$7,515,876.43
Class A
Investor	Units	Contribution
Innventure1 LLC	5,894,438	na
We-Inn LLC	4,980,562	na
Total	10,875,000	na
Class C
Investor	Units	Contribution
Roland Austrup	470,000	na
Chad Arnold	30,000	na
Heather Bickers	30,000	na
Gregory W. Haskell and Alesia K. Haskell, as Tenants by the Entireties	430,000	na
Tim Remsen	20,000	na

Investor	Units	Contribution
Valariti LLC	45,000	na
Colin Scott	75,000	na
Neal Renuart	75,000	na
William Grieco	75,000	na
Lucas Harper	110,125	na
Diana Schwering	15,000	na
Total	1,375,125	na

Annex E
October 24, 2023

Learn SPAC Holdco, Inc.
1755 Wilshire Blvd.
Suite 2320
Los Angeles, California 90025
Re: Lock-Up Agreement for Company Shares
Ladies and Gentlemen:
This letter (this “Lock-Up Agreement”) is being delivered to you in accordance with that certain Business Combination Agreement (as amended or modified from time to time, the “Business Combination Agreement”) entered into by and among Learn SPAC Holdco, Inc. (the “Company”), Learn CW Investment Corporation (“Parent”), LCW Merger Sub, Inc. (“LCW Merger Sub”), Innventure LLC (“Innventure”) and Innventure Merger Sub, Inc. (“Innventure Merger Sub”), pursuant to which, among other things, LCW Merger Sub will merge with and into Parent with Parent being the surviving company (the “LCW Merger”) and Innventure Merger Sub will merge with and into Innventure with Innventure being the surviving company (the “Innventure Merger”), and with the surviving companies resulting from the LCW Merger and the Innventure Merger being wholly-owned direct subsidiaries of the Company (collectively, the “Transactions”).
In order to induce Parent to proceed with the Transactions and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned (the “Stockholder”) hereby agrees as follows:
1.
Subject to the exceptions set forth herein, the Stockholder agrees not to, without the prior written consent of CWAM LC Sponsor LLC (“Sponsor”), (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise transfer, dispose of or agree to transfer or dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission (the “Commission”) promulgated thereunder, (A) any shares of common stock of the Company (“Company Stock”), or (B) any securities convertible into, exercisable for, exchangeable for or that represent the right to receive any shares of Company Stock (securities set forth under clause (A) and (B), collectively, the “Restricted Securities”), whether now owned or hereinafter acquired, that is owned directly by such Stockholder (including securities held as custodian) or with respect to which such Stockholder has beneficial ownership within the rules and regulations of the Commission, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Restricted Securities, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii) (the actions specified in clauses (i)-(iii), collectively, “Transfer”) for a period of one year commencing from the Closing Date (as defined in the Business Combination Agreement) (the “Lock-Up Period”).

2.	Notwithstanding the restrictions set forth in Section 1 above with respect to the Restricted Securities held by any Stockholder, such Stockholder is permitted to Transfer such Restricted Securities:
(a)	in the case of an individual:
(i)
by gift to any person related to the Stockholder by blood, marriage, or domestic relationship (“immediate family”), a charitable organization or a trust or other entity formed for estate planning purposes for the benefit of an immediate family member,

(ii)	by will, intestacy or by virtue of laws of descent and distribution upon the death of such individual, or
(iii)	pursuant to a qualified domestic relations order;
(b)
in the case of a corporation, limited liability company, partnership, trust or other entity, to any stockholder, member, partner or trust beneficiary as part of a distribution, or to any corporation, partnership or other entity that is an affiliate (as defined in Rule 405 of the Securities Act of 1933, as amended) of the Stockholder; or

(c)
to the Company in connection with the “net” or “cashless” exercise of options or other rights to purchase shares of Company Stock held by such Stockholder in satisfaction of any tax withholding or exercise price obligations through cashless surrender or otherwise; provided that any shares of Company Stock issued upon exercise of such option or other rights shall remain subject to the terms of Section 1;

each of the foregoing clauses (a) through (d) being a “Permitted Transferee”; provided, however, that in the case of clauses (a) and (b), these Permitted Transferees must enter into a written agreement, in substantially the form of this Lock-Up Agreement (it being understood that any references to “immediate family” in the agreement executed by such transferee shall expressly refer only to the immediate family of the Stockholder and not to the immediate family of the transferee), agreeing to be bound by the transfer restrictions set forth herein; and provided, further, with respect to clauses (b) and (c), that any such transfer shall not involve a disposition for value.
3.
The Lock-Up Period shall terminate upon the earlier of (a) the expiration of one year after the Closing Date, and (b) subsequent to the Closing Date, (i) if the closing price of the Company Stock equals or exceeds $12.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing Date, or (ii) the date which the Company completes a merger, liquidation, stock exchange, reorganization or other similar transaction after the Closing Date that results in all of the public stockholders of the Company having the right to exchange their Company Stock for cash securities or other property.

4.
In furtherance of the foregoing, the Company, Parent, Sponsor, and any duly appointed transfer agent for the registration or transfer of the securities described herein, are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Lock-Up Agreement.

5.
This Lock-Up Agreement may be amended, supplemented or modified only by execution of a written instrument signed by the undersigned Stockholder, the Company and Sponsor (and with respect to the Company, only with the consent of a majority of the Company’s Board of Directors, which shall include a majority of the Company’s independent Directors).

6.
This Lock-Up Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, each of the parties hereto agrees that each of Parent and Sponsor is an intended third party beneficiary of this Lock-Up Agreement. This Lock-Up Agreement shall not be assigned by any party hereto, by operation of law or otherwise, without the prior written consent of the other party and Sponsor and any assignment without such consent shall be null and void; provided, that no such assignment shall relieve the assigning party of its obligations hereunder.

7.
This Lock-Up Agreement and any action, proceeding, claim or dispute (whether in contract, tort or otherwise) (each, an “Action”) that may be based upon, arise out of or relate to this Lock-Up Agreement or the negotiation, execution or performance hereof shall be governed by, construed and enforced in accordance with the laws (both substantive and procedural) of the State of Delaware, without regard to the conflicts of law principles thereof. All Actions arising out of or relating to this Lock-Up Agreement shall be heard and determined exclusively in the Court of Chancery of the State of Delaware, or to the extent such Court does not have subject matter jurisdiction, any federal court within the State of Delaware (and any courts having jurisdiction over appeals therefrom) (the “Specified Courts”). Each party hereto hereby (i) submits to the exclusive personal and subject matter jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Lock-Up Agreement by any party hereto and (ii) irrevocably waives, and agrees not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject to the personal or subject matter jurisdiction of the above named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. Each party hereto agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by laws.

8.	This Lock-Up Agreement shall become effective on the date hereof and terminate on the earlier of (i) the expiration of the Lock-up Period, or (ii) the termination of the Merger Agreement.

Capitalized terms used herein but not defined shall be defined as set forth in the Business Combination Agreement.
[Signature pages follow]

IN WITNESS WHEREOF, each party has duly executed this Lock-Up Agreement, as of the date first written above.
Very truly yours,

[Stockholder]

Signature:

Name:

Title:
[Signature Page to Lock-Up Agreement]

Acknowledged and agreed by:

LEARN SPAC HOLDCO, INC.

Signature:

Name:

Title:
[Signature Page to Lock-Up Agreement]

Annex F
FORM OF AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT
F-1

FORM OF AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT
THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [•], 2024, is made and entered into by and among [Innventure, Inc. (f/k/a Learn SPAC HoldCo, Inc.)], a Delaware corporation (the “Company”), Learn CW Investment Corporation, a Cayman Islands exempted company with limited liability (the “SPAC”), CWAM LC Sponsor LLC, a Delaware limited liability company (the “Sponsor”), and the undersigned parties listed under Existing Holders on the signature pages hereto (each such party, together with the Sponsor and any person or entity deemed an “Existing Holder,” an “Existing Holder”) and the undersigned parties listed under New Holders on the signature pages hereto (each such party, together with any person or entity deemed a “New Holder” who hereafter becomes a party to this Agreement pursuant to Section 5.2 of this Agreement, a “New Holder” and collectively with the Existing Holders, the “Holders”). Capitalized terms used but not otherwise defined in this Agreement shall have the meaning ascribed to such term in the Business Combination Agreement (as defined below).
RECITALS
WHEREAS, the SPAC and the Existing Holders are party to that certain Registration and Shareholders Rights Agreement, dated October 12, 2021 (the “Existing Registration Rights Agreement”), pursuant to which the SPAC granted such Existing Holders certain registration rights with respect to certain securities of the SPAC;
WHEREAS, the SPAC has entered into that certain Business Combination Agreement, by and among the Company, the SPAC, LCW Merger Sub, Inc., a Delaware corporation, Innventure Merger Sub, LLC, a Delaware limited liability company, and Innventure LLC, dated as of October 24, 2023 (the “Business Combination Agreement”);
WHEREAS, pursuant to the transaction contemplated by the Business Combination Agreement (the “Transactions”) and subject to the terms and conditions set forth therein, the Holders will receive, upon closing of the Transactions (the “Closing”), shares of common stock, par value $0.0001 per share, of the Company (the “Common Stock”);
WHEREAS, pursuant to Section 5.8 of the Existing Registration Rights Agreement, the provisions, covenants and conditions set forth therein may be amended or modified upon the written consent of the SPAC and the Existing Holders of a majority-in-interest of the “Registrable Securities” (as such term was defined in the Existing Registration Rights Agreement) at the time in question; and
WHEREAS, the Company, the SPAC, and all of the Existing Holders desire to amend and restate the Existing Registration Rights Agreement in order to provide the Existing Holders and the New Holders certain registration rights with respect to certain securities of the Company as set forth in this Agreement.
F-2

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
Article I.

Definitions
1.1. Definitions.
The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:
“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Board, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, and (iii) making such information public would materially interfere with a bona fide business, acquisition or divestiture or financing transaction of the Company or is reasonably likely to require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential.
“Aggregate Blocking Period” shall have the meaning given in Section 2.4.
“Agreement” shall have the meaning given in the Preamble.
“Board” shall mean the Board of Directors of the Company.
“Closing” shall have the meaning given in the Recitals.
“Commission” shall mean the U.S. Securities and Exchange Commission.
“Common Stock” shall have the meaning given in the Recitals.
“Company” shall have the meaning given in the Preamble.
“Company Shelf Takedown Notice” shall have the meaning given in subsection 2.1.3.
“Demand Registration” shall have the meaning given in subsection 2.1.1.
“Demanding Holder” shall have the meaning given in subsection 2.1.1.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.
“Existing Holder” shall have the meaning given in the Preamble.
“Existing Registration Rights Agreement” shall have the meaning given in the Recitals.
“Form S-1 Shelf” shall have the meaning given in subsection 2.1.1.
“Form S-3 Shelf” shall have the meaning given in subsection 2.1.2.
“Holders” shall have the meaning given in the Preamble.
“Holder Indemnified Parties” shall have the meaning given in subsection 4.1.1.
“Maximum Number of Securities” shall have the meaning given in subsection 2.2.4.
“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading.
“New Holder” shall have the meaning given in the Preamble.
F-3

“Permitted Transferees” shall mean a person or entity to whom a Holder of Registrable Securities transfers such Registrable Securities, including prior to the expiration of any applicable lock-up period, and to any transferee thereafter.
“Piggyback Registration” shall have the meaning given in subsection 2.3.1.
“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post- effective amendments and including all material incorporated by reference in such prospectus.
“Registrable Security” shall mean (a) any shares of Common Stock, including shares issued as a result of, or issuable upon, the conversion or exercise of any options, warrants and other securities convertible into, or exchangeable or exercisable for shares of Common Stock, held by a Holder immediately following the Closing, (b) any shares of Common Stock acquired by a Holder following the date hereof to the extent that such securities are (i) “restricted securities” (as defined in Rule 144) or (ii) otherwise cannot be sold pursuant to Rule 144 without volume or other restrictions or limitations including as to manner or timing of sale, and (c) any other equity security of the Company issued or issuable with respect to any such shares of Common Stock described in the foregoing clauses (a) and (b) by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities when: (i) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statemen; (ii) such securities shall have been otherwise transferred, new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (iii) such securities shall have ceased to be outstanding; or (iv) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.
“Registration” shall mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.
“Registration Expenses” shall mean the out-of-pocket expenses of a Registration, including, without limitation, the following:
(A) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any securities exchange on which the Common Stock is then listed;
(B) reasonable underwriter expenses other than fees, commissions or discounts;
(C) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);
(D) printing, messenger, telephone and delivery expenses;
(E) reasonable fees and disbursements of counsel for the Company;
(F) reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and
(G) reasonable fees and expenses of one legal counsel selected by the majority-in-interest of the Demanding Holders initiating a Demand Registration, the majority-in-interest of Holders participating in a Piggyback Registration or the majority-in-interest of Holders participating in a Shelf Underwritten Offering, as applicable.
“Registration Statement” shall mean any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.
F-4

“Removed Shares” shall have the meaning given in Section 2.5.
“Requesting Holder” shall have the meaning given in subsection 2.2.1.
“Rule 144” shall mean Rule 144 promulgated under the Securities Act or any successor rule promulgated thereafter by the Commission.
“Rule 415” shall have the meaning given in subsection 2.1.1.
“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.
“Shelf Demanding Holders” shall have the meaning given in subsection 2.1.3.
“Shelf Requesting Holders” shall have the meaning given in subsection 2.1.3.
“Shelf Takedown Notice” shall have the meaning given in subsection 2.1.3.
“Shelf Underwritten Offering” shall have the meaning given in subsection 2.1.3.
“SPAC” shall have the meaning given in the Preamble.
“Sponsor” shall have the meaning given in the Recitals hereto.
“Transactions” shall have the meaning given in the Recitals.
“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.
“Underwritten Registration” or “Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.
Article II.

Registrations
2.1. Shelf Registration.
2.1.1. Initial Registration. The Company shall promptly, but in no event later than 45 days after the date hereof, file a Registration Statement under the Securities Act to permit the public resale of all the Registrable Securities held by the Holders from time to time as permitted by Rule 415 under the Securities Act (or any successor or similar provision adopted by the Commission then in effect) (“Rule 415”) on the terms and conditions specified in this subsection 2.1.1 and shall use commercially reasonable efforts to cause such Registration Statement to be declared effective as soon as reasonably practicable after the filing thereof, but in no event later than the earlier of (i) 60 days following the filing deadline (or 120 days after the filing deadline if the Registration Statement is reviewed by, and receives comments from, the Commission) and (ii) 15 business days after the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review. The Registration Statement filed with the Commission pursuant to this subsection 2.1.1 shall be a shelf registration statement on Form S-1 (a “Form S-1 Shelf”) or such other form of registration statement as is then available to effect a registration for resale of such Registrable Securities, covering such Registrable Securities, and shall contain a Prospectus in such form as to permit any Holder to sell such Registrable Securities pursuant to Rule 415 at any time beginning on the effective date for such Registration Statement. A Registration Statement filed pursuant to this subsection 2.1.1 shall provide for the resale pursuant to any method or combination of methods legally available to, and requested by, the Holders. The Company shall use commercially reasonable efforts to cause a Registration Statement filed pursuant to this subsection 2.1.1 to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, that another Registration Statement is available, for the resale of all the Registrable Securities held by the Holders until all such Registrable Securities have ceased to be Registrable Securities. As soon as reasonably practicable following the effective date of a Registration Statement filed pursuant to this subsection 2.1.1, but in any event within five business days of such date, the Company shall notify the Holders of the effectiveness of such Registration Statement. When effective, a Registration Statement filed pursuant to this subsection 2.1.1 (including the documents incorporated therein by reference) will comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act and will not contain any Misstatement.
F-5

2.1.2. Form S-3 Shelf. If the initial Registration Statement filed by the Company pursuant to subsection 2.1.1 is a Form S-1 Shelf, upon the Company becoming eligible to register the Registrable Securities for resale by the Holders on a shelf registration statement on Form S-3 (a “Form S-3 Shelf”), the Company shall use commercially reasonable efforts to amend such initial Registration Statement to a Form S-3 Shelf or file a Form S-3 Shelf in substitution of such initial Registration Statement and cause such Registration Statement to be declared effective as promptly as practicable thereafter. If the Company files a Form S-3 Shelf and at any time thereafter the Company becomes ineligible to use Form S-3 for secondary sales, the Company shall use commercially reasonable efforts to file a Form S-1 Shelf as promptly as practicable to replace the shelf registration statement that is a Form S-3 Shelf and have the Form S-1 Shelf declared effective as promptly as practicable and to cause such Form S-1 Shelf to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, that another Registration Statement is available, for the resale of all the Registrable Securities held by the Holders until all such Registrable Securities have ceased to be Registrable Securities.
2.1.3. Shelf Takedown. At any time and from time to time following the effectiveness of the shelf registration statement required by subsection 2.1.1 or 2.1.2, any Holder or Holders (the “Shelf Demanding Holders”) may request to sell all or a portion of their Registrable Securities in an underwritten offering that is registered pursuant to such shelf registration statement (a “Shelf Underwritten Offering”), provided that such Holder(s) (a) reasonably expect aggregate gross proceeds in excess of $[•]1 from such Shelf Underwritten Offering or (b) reasonably expects to sell all of the Registrable Securities held by such Holder in such Shelf Underwritten Offering but in no event less than $[•]2. All requests for a Shelf Underwritten Offering shall be made by giving written notice to the Company (the “Shelf Takedown Notice”). Each Shelf Takedown Notice shall specify the approximate number of Registrable Securities proposed to be sold in the Shelf Underwritten Offering and the expected price range (net of underwriting discounts and commissions) of such Shelf Underwritten Offering. Within [•] business days after receipt of any Shelf Takedown Notice, the Company shall give written notice of such requested Shelf Underwritten Offering to all other Holders of Registrable Securities (the “Company Shelf Takedown Notice”) and, subject to reductions consistent with the Pro Rata calculations in Section 2.2.4, shall include in such Shelf Underwritten Offering all Registrable Securities with respect to which the Company has received written requests for inclusion therein (the “Shelf Requesting Holders”), within [•] business days after sending the Company Shelf Takedown Notice. The Company shall enter into an underwriting agreement in a form as is customary in Underwritten Offerings of securities with the managing Underwriter or Underwriters selected by the Company after consultation with the initiating Holders and shall take all such other reasonable actions as are reasonably requested by the managing Underwriter or Underwriters in order to facilitate the disposition of such Registrable Securities. In connection with any Shelf Underwritten Offering contemplated by this subsection 2.1.3, subject to Section 3.3 and Article IV, the underwriting agreement into which each Holder and the Company shall enter shall contain such representations, covenants, indemnities and other rights and obligations of the Company and the selling stockholders as are customary in Underwritten Offerings of securities by the Company.
2.1.4. Holder Information Required for Participation in Registration. At least [•] business days prior to the first anticipated filing date of a Registration Statement pursuant to this Article II, the Company shall use commercially reasonable efforts to notify each Holder in writing of the information reasonably necessary about the Holder to include such Holder’s Registrable Securities in such Registration Statement. Notwithstanding anything else in this Agreement, the Company shall not be obligated to include such Holder’s Registrable Securities to the extent the Company has not received such information, and received any other reasonably requested agreements or certificates, on or prior to the fifth business day prior to the first anticipated filing date of a Registration Statement pursuant to this Article II.
2.2. Demand Registration.
2.2.1. Request for Registration. Subject to the provisions of subsection 2.2.4 and Section 2.4 hereof, and provided that the Company does not have an effective Registration Statement pursuant to subsection 2.2.1 outstanding covering all the Registrable securities, at any time and from time to time after the first anniversary of the Closing, either (a) the Sponsor, or (b) the New Holders of at least a majority-in-interest of the then-outstanding number of Registrable Securities held by the New Holders (the “Demanding Holders”), in
[1]	Note to Draft: Amount to be mutually agreed by the parties.
[2]	Note to Draft: Amount to be mutually agreed by the parties.
F-6

each case, may make a written demand for Registration of all or part of their Registrable Securities, which written demand shall describe the amount and type of securities to be included in such Registration and the intended method(s) of distribution thereof (such written demand a “Demand Registration”). The Company shall, within five business days of the Company’s receipt of the Demand Registration, notify, in writing, all other Holders of Registrable Securities of such demand, and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in a Registration pursuant to a Demand Registration (each such Holder that includes all or a portion of such Holder’s Registrable Securities in such Registration, a “Requesting Holder”) shall so notify the Company, in writing, within five business days after the receipt by the Holder of the notice from the Company. Upon receipt by the Company of any such written notification from a Requesting Holder(s) to the Company, such Requesting Holder(s) shall be entitled to have their Registrable Securities included in a Registration pursuant to a Demand Registration and the Company shall effect, as soon thereafter as practicable, but not more than [•] days immediately after the Company’s receipt of the Demand Registration, the Registration of all Registrable Securities requested by the Demanding Holders and Requesting Holders pursuant to such Demand Registration. Under no circumstances shall the Company be obligated to effect more than (i) an aggregate of [•]3 Registration initiated by the Sponsor and (ii) [•]4 Registration initiated by the New Holders, in each case pursuant to a Demand Registration under this subsection 2.2.1 with respect to any or all Registrable Securities. Notwithstanding anything to the contrary in this subsection 2.2.1, any Demand Registration in the form of an Underwritten Offering, must include, in the aggregate, Registrable Securities having an aggregate market value of at least $[•]5 (based on the Registrable Securities included in such Demand Registration by all Holders participating in such Demand Registration).
2.2.2. Effective Registration. Notwithstanding the provisions of subsection 2.2.1 above or any other part of this Agreement, a Registration pursuant to a Demand Registration shall not count as a Demand Registration unless and until (i) the Registration Statement filed with the Commission with respect to a Registration pursuant to a Demand Registration has been declared effective by the Commission and (ii) the Company has complied with all of its obligations under this Agreement with respect thereto; provided, further, that if, after such Registration Statement has been declared effective, an offering of Registrable Securities in a Registration pursuant to a Demand Registration is subsequently interfered with by any stop order or injunction of the Commission, federal or state court or any other governmental agency the Registration Statement with respect to such Demand Registration shall be deemed not to have been declared effective, unless and until, (i) such stop order or injunction is removed, rescinded or otherwise terminated and (ii) a majority-in-interest of the Demanding Holders initiating such Demand Registration thereafter affirmatively elect to continue with such Registration and accordingly notify the Company in writing, but in no event later than [•] days, of such election; provided, further, that the Company shall not be obligated or required to file another Registration Statement until the Registration Statement that has been previously filed with respect to a Registration pursuant to a Demand Registration becomes effective or is subsequently terminated.
2.2.3. Underwritten Offering. Subject to the provisions of subsection 2.2.4 and Section 2.4 hereof, if a majority-in-interest of the Demanding Holders so advise the Company as part of their written demand for a Demand Registration that the offering of the Registrable Securities pursuant to such Demand Registration shall be in the form of an Underwritten Offering, then the right of such Demanding Holder or Requesting Holder (if any) to include its Registrable Securities in such Registration shall be conditioned upon such Holder’s participation in such Underwritten Offering and the inclusion of such Holder’s Registrable Securities in such Underwritten Offering to the extent provided herein. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.2.3 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company after consultation with the Demanding Holders initiating the Demand Registration.
2.2.4. Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Registration pursuant to a Demand Registration, in good faith, advises the Company, the Demanding Holders (or Shelf Demanding Holders) and the Requesting Holders (or Shelf Demanding Holders) (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders (or Shelf Demanding Holders) and the Requesting Holders (or Shelf Demanding Holders) (if any) desire to sell,
[3]	Note to Draft: To be mutually agreed by the parties.
[4]	Note to Draft: To be mutually agreed by the parties.
[5]	Note to Draft: Amount to be mutually agreed by the parties.
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taken together with all other Common Stock or other equity securities that the Company desires to sell and the Common Stock, if any, as to which a Registration has been requested pursuant to separate written contractual piggy-back registration rights held by any other stockholders who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, as follows: (i) first, the Registrable Securities of the Demanding Holders or Shelf Demanding Holders, as applicable, and the Requesting Holders or Shelf Requesting Holders, as applicable (pro rata based on the respective number of Registrable Securities that each Demanding Holder or Shelf Demanding Holder, as applicable, has requested be included in such Underwritten Registration and the aggregate number of Registrable Securities that the Requesting Holders or Shelf Requesting Holders, as applicable, have requested be included in such Underwritten Registration (such proportion is referred to herein as “Pro Rata”)) that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i), the Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the Common Stock or other equity securities of other persons or entities that the Company is obligated to register in a Registration pursuant to separate written contractual arrangements with such persons and that can be sold without exceeding the Maximum Number of Securities.
2.2.5. Demand Registration Withdrawal. Any Demanding Holder, Shelf Demanding Holder, Requesting Holder, or Shelf Requesting Holder, pursuant to an Underwritten Registration under subsection 2.2.1 shall have the right to withdraw from a Registration pursuant to such Demand Registration or a Shelf Underwritten Offering pursuant to subsection 2.1.3 for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Underwritten Registration at least [•] business day prior to the effectiveness of the Registration Statement filed with the Commission with respect to the Registration of their Registrable Securities pursuant to such Demand Registration. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Registration pursuant to a Demand Registration or a Shelf Underwritten Offering prior to the withdrawal of any such Holder under this subsection 2.2.5.
2.3. Piggyback Registration.
2.3.1. Piggyback Rights. If the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities, for its own account or for the account of stockholders of the Company (or by the Company and by the stockholders of the Company including, without limitation, pursuant to Section 2.2 hereof), other than a Registration Statement (i) filed in connection with any employee stock option or other benefit plan, (ii) for a rights offering or an exchange offer or offering of securities solely to the Company’s existing stockholders, (iii) for an offering of debt that is convertible into equity securities of the Company, (iv) for a dividend reinvestment plan or an at-the-market offering or (v) on Form S-4 or Form S-8 or their successor forms, then the Company shall give written notice of such proposed filing to all of the Holders of Registrable Securities as soon as reasonably practicable but not less than five business days before the anticipated filing date of such Registration Statement, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within five business days after receipt of such written notice (such Registration a “Piggyback Registration”). The Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and shall use commercially reasonable efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Holders pursuant to this subsection 2.3.1 to be included in a Piggyback Registration on the same terms and conditions as any similar securities of the Company included in such Registration and to permit the sale or other disposition
F-8

of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.3.1 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company.
2.3.2. Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Registration that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of shares of Common Stock that the Company desires to sell, taken together with (i) the Common Stock, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder (ii) the Registrable Securities as to which registration has been requested pursuant to Section 2.3 hereof, and (iii) the Common Stock, if any, as to which Registration has been requested pursuant to separate written contractual piggy-back registration rights of other stockholders of the Company, exceeds the Maximum Number of Securities, then:
(a) If the Registration is undertaken for the Company’s account, the Company shall include in any such Registration (A) first, the Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.3.1 hereof, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Common Stock, if any, as to which Registration has been requested or demanded pursuant to written contractual piggy-back registration rights of other stockholders of the Company, which can be sold without exceeding the Maximum Number of Securities;
(b) If the Registration is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration (A) first, the Common Stock or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.3.1, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the Common Stock or other equity securities for the account of other persons or entities that the Company is obligated to register pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities.
2.3.3. Piggyback Registration Withdrawal. Any Holder of Registrable Securities shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration (or in the case of an Underwritten Registration pursuant to Rule 415, at least [•] business days prior to the time of pricing of the applicable offering). The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this subsection 2.3.3
2.3.4. Unlimited Piggyback Registration Rights. For purposes of clarity, any Registration effected pursuant to Section 2.3 hereof shall not be counted as a Registration pursuant to a Demand Registration effected under Section 2.2 hereof or a Shelf Underwritten Offering effected under subsection 2.1.3 hereof.
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2.4. Restrictions on Registration Rights. If (A) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of, a Company initiated Registration and provided that the Company has delivered written notice to the Holders prior to receipt of a Demand Registration pursuant to subsection 2.2.1 and it continues to actively employ, in good faith, commercially reasonable efforts to cause the applicable Registration Statement to become effective; (B) the Holders have requested an Underwritten Registration and the Company and the Holders are unable to obtain the commitment of an Underwriter(s) to firmly underwrite the offer; or (C) in the good faith judgment of the Board such Registration would be seriously detrimental to the Company and the Board concludes as a result that it is essential to defer the filing of such Registration Statement at such time, then in each case the Company shall furnish to such Holders a certificate signed by the Chairman of the Board, the Chief Executive Officer or the Chief Financial Officer of the Company stating that, in their good faith judgment, it would require the Company to make an Adverse Disclosure and that it is therefore essential to defer the filing of such Registration Statement. In such event, the Company shall have the right to defer such filing for a period of not more than ninety (90) days in any 12-month period (the “Aggregate Blocking Period”).
2.5. Rule 415; Removal. If at any time the Commission takes the position that the offering of some or all of the Registrable Securities in a Registration Statement on Form S-3 filed pursuant to this Article II is not eligible to be made on a delayed or continuous basis under the provisions of Rule 415 under the Securities Act (provided, however, the Company shall be obligated to use commercially reasonable efforts to advocate with the Commission for the registration of all of the Registrable Securities in accordance with the Commission guidance, including without limitation, Compliance and Disclosure Interpretation 612.09) or requires a Holder to be named as an “underwriter,” the Company shall (i) promptly notify each holder of Registrable Securities thereof (or in the case of the Commission requiring a Holder to be named as an “underwriter,” the Holders) and (ii) use commercially reasonable efforts to persuade the Commission that the offering contemplated by such Registration Statement is a valid secondary offering and not an offering “by or on behalf of the issuer” as defined in Rule 415 and that none of the Holders is an “underwriter.” The Holders whose Registrable Securities are subject to such position of the Commission shall have the right to select one (1) legal counsel designated by the holders of a majority of the Registrable Securities subject to such position of the Commission (at the Company’s sole cost and expense) to review and oversee any registration or matters pursuant to this Section 2.5, including participation in any meetings or discussions with the Commission regarding the Commission’s position and to comment on any written submission made to the Commission with respect thereto. No such written submission regarding the Holders with respect to this matter shall be made to the Commission to which the applicable Holders’ counsel reasonably objects. In the event that, despite the Company’s commercially reasonable efforts and compliance with the terms of this Section 2.5, the Commission refuses to alter its position, the Company shall (i) remove from such Registration Statement such portion of the Registrable Securities (the “Removed Shares”) and/or (ii) agree to such restrictions and limitations on the registration and resale of the Registrable Securities as the Commission may require to assure the Company’s compliance with the requirements of Rule 415; provided, however, that the Company shall not agree to name any Holder as an “underwriter” in such Registration Statement without the prior written consent of such Holder. In the event of a share removal pursuant to this Section 2.5, the Company shall give the applicable Holders at least [•] days’ prior written notice along with the calculations as to such Holder’s allotment. Any removal of shares of the Holders pursuant to this Section 2.5 shall be allocated between the Holders on a Pro Rata basis based on the aggregate amount of Registrable Securities held by the Holders. In the event of a share removal of the Holders pursuant to this Section 2.5, the Company shall promptly register the resale of any Removed Shares pursuant to subsection 2.1.2 hereof and in no event shall the filing of such Registration Statement on Form S-1 or subsequent Registration Statement on Form S-3 filed pursuant to the terms of subsection 2.1.2 be counted as a Demand Registration hereunder. Until such time as the Company has registered all of the Removed Shares for resale pursuant to Rule 415 on an effective Registration Statement, the Company shall not be able to defer the filing of a Registration Statement pursuant to Section 2.4 hereof.
Article III.

Company Procedures
3.1. General Procedures. If the Company is required to effect the Registration of Registrable Securities pursuant to this Agreement, the Company shall use its best efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as possible:
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3.1.1. prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use commercially reasonable efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement have been sold;
3.1.2. prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be requested by the applicable Holders or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;
3.1.3. prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and each Holder of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders;
3.1.4. prior to any public offering of Registrable Securities, use its best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;
3.1.5. notify the Holders whose Registrable Securities are included in a Registration Statement promptly, and in all events within [•] business days, of the occurrence of any of the following: (i) when such Registration Statement becomes effective; (ii) when any post-effective amendment to such Registration Statement becomes effective; and (iii) any request by the Commission for any amendment or supplement to such Registration Statement or any Prospectus relating thereto or for additional information or of the occurrence of an event requiring the preparation of a supplement or amendment to such Prospectus so that, as thereafter delivered to the purchasers of the securities covered by such Registration Statement, such Prospectus will not contain a Misstatement, and promptly make available to the Holders whose Registrable Securities are included in such Registration Statement any such supplement or amendment;
3.1.6. cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;
3.1.7. provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;
3.1.8. advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;
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3.1.9. at least [•] days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus (other than by way of a document incorporated by reference) furnish a copy thereof to each seller of such Registrable Securities or its counsel;
3.1.10. notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4 hereof;
3.1.11. permit a representative of the Holder (such representative to be selected by a majority-in-interest of the participating Holders), the Underwriters, if any, and any attorney or accountant retained by such Holders or Underwriter to participate, at each such person’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration; provided, however, that such representatives or Underwriters enter into a confidentiality agreement, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information; provided, further, the Company may not include the name of any Holder or Underwriter or any information regarding any Holder or Underwriter in any Registration Statement or Prospectus, any amendment or supplement to such Registration Statement or Prospectus, any document that is to be incorporated by reference into such Registration Statement or Prospectus, or any response to any comment letter, without the prior written consent of such Holder or Underwriter and providing each such Holder or Underwriter a reasonable amount of time to review and comment on such applicable document, which comments the Company shall include unless contrary to applicable law;
3.1.12. obtain a “comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Registration, in customary form and covering such matters of the type customarily covered by “comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;
3.1.13. on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the Holders, the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the Holders, placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to a majority in interest of the participating Holders;
3.1.14. in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter of such offering;
3.1.15. make available for inspection by the Holders whose Registrable Securities are included in such Registration Statement and who have signed a non-disclosure agreement, any Underwriter participating in any disposition pursuant to such Registration Statement and any attorney, accountant or other professional retained by any Holder whose Registrable Securities are included in such Registration Statement or any Underwriter, all financial and other records, pertinent corporate documents and properties of the Company, as shall be reasonably requested to enable them to exercise their due diligence responsibility, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any of them in connection with such Registration Statement;
3.1.16. make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission);
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3.1.17. if the Registration involves the Registration of Registrable Securities involving gross proceeds in excess of $[•]6, use commercially reasonable efforts to make available senior executives of the Company to participate in customary “road show,” analyst or investor presentations and other such meetings organized by the Underwriters that may be reasonably requested by the Underwriter in any Underwritten Offering; and
3.1.18. otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with such Registration.
3.2. Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.
3.3. Requirements for Participation in Underwritten Offerings. No person may participate in any Underwritten Offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person (i) agrees to sell such person’s securities on the basis provided in any underwriting arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements.
3.4. Suspension of Sales; Adverse Disclosure. Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until it is advised in writing by the Company that the use of the Prospectus may be resumed. If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would require the Company to make an Adverse Disclosure or would require the inclusion in such Registration Statement financial statements that are unavailable to the Company for reasons beyond the Company’s control, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time possible, but in no event more than [•] days, determined in good faith by the Company to be necessary for such purpose; provided, that each day of any such suspension pursuant to this Section 3.4 shall correspondingly decrease the Aggregate Blocking Period available to the Company during any 12-month period pursuant to Section 2.4 hereof. In the event the Company exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities. The Company shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.4.
3.5. Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell or transfer shares of Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 or pursuant to any other available exemption from the Securities Act, including providing any legal opinions. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.
Article IV.

Indemnification and Contribution
4.1. Indemnification.
4.1.1. The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers, directors and each person who controls such Holder (within the meaning of the Securities
[6]	Note to Draft: Amount to be mutually agreed by the parties.
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Act) (the “Holder Indemnified Parties”) against all losses, judgments, claims, actions, damages, liabilities and expenses (including attorneys’ fees) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by such Holder expressly for inclusion therein. The Company shall promptly reimburse the Holder Indemnified Parties for any legal and any other expenses reasonably incurred by such Holder Indemnified Party in connection with investigating and defending any such losses, judgments, claims, actions, damages, liabilities or expenses. The Company shall indemnify the Underwriters, their officers, directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.
4.1.2. In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall indemnify the Company, its directors and officers and agents and each person who controls the Company (within the meaning of the Securities Act) against any losses, judgments, claims, actions, damages, liabilities and expenses (including without limitation reasonable attorneys’ fees) resulting from any untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Holder expressly for inclusion therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.
4.1.3. Any person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.
4.1.4. The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.
4.1.5. If the indemnification provided under Section 4.1 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages,
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liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this subsection 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in subsections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this subsection 4.1.5. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this subsection 4.1.5 from any person who was not guilty of such fraudulent misrepresentation.
Article V.

Miscellaneous
5.1. Notices. Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery, electronic mail, telecopy, telegram or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, electronic mail, telecopy, telegram or facsimile, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to the Company, to: [•], and, if to any Holder, at such Holder’s address or facsimile number as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto.
5.2. Assignment; No Third Party Beneficiaries.
5.2.1. This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.
5.2.2. Prior to the expiration of any applicable lock-up period, no Holder may assign or delegate such Holder’s rights, duties or obligations under this Agreement, in whole or in part, in violation of the applicable lock-up agreement, except in connection with a transfer of Registrable Securities by such Holder to a Permitted Transferee.
5.2.3. This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.
5.2.4. This Agreement shall not confer any rights or benefits on any persons that are not parties hereto, other than as expressly set forth in this Agreement and Section 5.2 hereof.
5.2.5. No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 5.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.
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5.3. Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible that is valid and enforceable.
5.4. Counterparts. This Agreement may be executed in multiple counterparts (including facsimile, electronic signature or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.
5.5. Entire Agreement. This Agreement (including all agreements entered into pursuant hereto and all certificates and instruments delivered pursuant hereto and thereto) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the parties, whether oral or written.
5.6. Governing Law; Venue. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK AS APPLIED TO AGREEMENTS AMONG NEW YORK RESIDENTS ENTERED INTO AND TO BE PERFORMED ENTIRELY WITHIN NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS OF SUCH JURISDICTION.
5.7. Waiver of Trial by Jury. Each party hereby irrevocably and unconditionally waives the right to a trial by jury in any action, suit, counterclaim or other proceeding (whether based on contract, tort or otherwise) arising out of, connected with or relating to this Agreement, the transactions contemplated hereby, or the actions of the Sponsor in the negotiation, administration, performance or enforcement hereof.
5.8. Amendments and Modifications. Upon the written consent of the Company and the Holders of at least a majority in interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that affects either of (x) the Existing Holders as a group, (y) or the New Holders as a group, respectively, in a manner that is different from any other Holders, as applicable, shall require the prior written consent of (1) a majority-in-interest of the Registrable Securities held by such Existing Holders, or (2) a majority-in-interest of the Registrable Securities held by such New Holders, as applicable, prior to entering into such amendment or waiver; provided, further, that notwithstanding the foregoing, any amendment hereto or waiver hereof that affects one Holder or group of affiliated Holders, solely in its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder or group of affiliated Holders so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.
5.9. Titles and Headings. Titles and headings of sections of this Agreement are for convenience only and shall not affect the construction of any provision of this Agreement.
5.10. Waivers and Extensions. Any party to this Agreement may waive any right, breach or default which such party has the right to waive, provided that such waiver will not be effective against the waiving party unless it is in writing, is signed by such party, and specifically refers to this Agreement. Waivers may be made in advance or after the right waived has arisen or the breach or default waived has occurred. Any waiver may be conditional. No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof nor of any other agreement or provision herein contained. No waiver or extension of time for performance of any obligations or acts shall be deemed a waiver or extension of the time for performance of any other obligations or acts.
5.11. Remedies Cumulative. In the event that the Company fails to observe or perform any covenant or agreement to be observed or performed under this Agreement, the Holders may proceed to protect and enforce its rights by suit in equity or action at law, whether for specific performance of any term contained in this Agreement
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or for an injunction against the breach of any such term or in aid of the exercise of any power granted in this Agreement or to enforce any other legal or equitable right, or to take any one or more of such actions, without being required to post a bond. None of the rights, powers or remedies conferred under this Agreement shall be mutually exclusive, and each such right, power or remedy shall be cumulative and in addition to any other right, power or remedy, whether conferred by this Agreement or now or hereafter available at law, in equity, by statute or otherwise.
5.12. Other Registration Rights. The Company represents and warrants that no person, other than a Holder of Registrable Securities, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration filed by the Company for the sale of securities for its own account or for the account of any other person. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.
5.13. Legend Removal. If a Holder holds Registrable Securities that are eligible to be sold without restriction under Rule 144 (other than the restrictions set forth under Rule 144(i)) or pursuant to an effective Registration Statement, then, at such Holder’s request, accompanied by such written representations and other documents as the Company or its transfer agent shall reasonably request, the Company shall, reasonably promptly, cause the Company’s transfer agent to remove any restrictive legend set forth on the Registrable Securities held by such Holder in connection with any sale of such Registrable Securities pursuant to Rule 144 or the effective Registration Statement, as applicable (including, if required by the Company’s transfer agent, by delivering to the Company’s transfer agent a direction letter and opinion of counsel in form reasonably acceptable to the Company’s transfer agent).
5.14. Term. This Agreement shall terminate upon the earlier of (i) the tenth anniversary of the date of this Agreement and (ii) the date as of which no Registrable Securities remain outstanding. The provisions of Section 3.5 and Article IV shall survive any termination.
(Signature Pages Follow)
F-17

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.
COMPANY:

LEARN CW INVESTMENT CORPORATION
By:
	Name:	Robert Hutter
	Title:	Chief Executive Officer
Signature Page to Amended and Restated Registration Rights Agreement
F-18

Annex G
STANDBY EQUITY PURCHASE AGREEMENT
THIS STANDBY EQUITY PURCHASE AGREEMENT (this “Agreement”) dated as of October 24, 2023 is made by and between YA II PN, LTD., a Cayman Islands exempt limited partnership (the “Investor”), and LEARN SPAC HOLDCO, INC., a Delaware corporation (the “Company”). For purposes of this Agreement, references to the “Company” shall also include, after the closing of the Business Combination (as defined below), the resulting publicly listed company pursuant to the transactions contemplated by the Business Combination Agreement, dated as of October 24, 2023 (as it may be amended or supplemented from time to time, the “Merger Agreement”), by and among the Company, Learn CW Investment Corporation, a Cayman Islands exempted company with limited liability (“Parent”), LCW Merger Sub, Inc., a Delaware corporation (“LCW Merger Sub”), Innventure LLC, a Delaware limited liability company (“Innventure”), and Innventure Merger Sub, LLC, a Delaware limited liability company (“Innventure Merger Sub”), pursuant to which, upon the terms and subject to the conditions contained therein, LCW Merger Sub will merge with and into Parent (the “LCW Merger”), with Parent being the surviving corporation as a wholly owned subsidiary of the Company, and Innventure Merger Sub will merge with and into the Innventure (the “Innventure Merger” and, together with the LCW Merger, the “Mergers”), with Innventure being the surviving company as a wholly owned subsidiary of the Company. The shareholders of Parent and the members of the Company shall, pursuant to the Mergers, become stockholders the Company. The Mergers and the other transactions described in the Merger Agreement are collectively referred to herein as the “Business Combination.” The Investor and the Company may be referred to herein individually as a “Party” and collectively as the “Parties”.
WHEREAS, the Parties desire that, upon the terms and subject to the conditions contained herein, following the closing of the Business Combination, the Company shall have the right to issue and sell to the Investor, from time to time as provided herein, and the Investor shall purchase from the Company, up to $75 million of the Company’s shares of Class A Common Stock, par value $0.0001 per share (the “Common Shares”);
WHEREAS, the Common Shares shall be listed for trading in the Principal Market under a symbol to be determined;
WHEREAS, the offer and sale of the Common Shares issuable hereunder will be made in reliance upon Section 4(a)(2) under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), or upon such other exemption from the registration requirements of the Securities Act as may be available with respect to any or all of the transactions to be made hereunder; and
WHEREAS, in consideration of the Investor’s execution and delivery of this Agreement, immediately following the consummation of the Business Combination, the Company shall pay the Commitment Fee pursuant to and in accordance with Section 12.04.
NOW, THEREFORE, the Parties hereto agree as follows:
Article I.
Certain Definitions
“Additional Shares” shall have the meaning set forth in Section 2.01(f)(ii).
“Adjusted Advance Amount” shall have the meaning set forth in Section 2.01(f)(i).
“Advance” shall mean any issuance and sale of Advance Shares by the Company to the Investor pursuant to Article II hereof.
“Advance Date” shall mean the first Trading Day after expiration of the applicable Pricing Period for each Advance.
“Advance Notice” shall mean a written notice in the form of Exhibit A attached hereto to the Investor executed by an officer of the Company.
“Advance Notice Date” shall mean each date the Company is deemed to have delivered (in accordance with Section 2.01(b) of this Agreement) an Advance Notice to the Investor, subject to the terms of this Agreement.
“Advance Shares” shall mean the Common Shares that the Company shall issue and sell to the Investor pursuant to the terms of this Agreement.

“Affiliate” shall have the meaning set forth in Section 3.07.
“Agreement” shall have the meaning set forth in the preamble of this Agreement.
“Applicable Laws” shall mean all applicable laws, statutes, rules, regulations, orders, executive orders, directives, policies, guidelines and codes having the force of law, whether local, national, or international, as amended from time to time, including without limitation (i) all applicable laws that relate to money laundering, terrorist financing, financial record keeping and reporting, (ii) all applicable laws that relate to anti-bribery, anti-corruption, books and records and internal controls, including the United States Foreign Corrupt Practices Act of 1977, and (iii) any Sanctions laws.
“Average Price” shall mean a price per Share equal to the quotient obtained by dividing (i) the aggregate gross purchase price paid by the Investor for all Shares purchased pursuant to this Agreement, by (ii) the aggregate number of Shares issued pursuant to this Agreement.
“Business Combination” shall have the meaning set forth in the preamble of this Agreement.
“Black Out Period” shall have the meaning set forth in Section 6.01(e)
“Closing” shall have the meaning set forth in Section 2.02.
“Commitment Amount” shall mean $75 million of the Common Shares.
“Commitment Fee” shall have the meaning set forth in Section 12.04.
“Commitment Period” shall mean the period commencing on the Effective Date and expiring upon the date of termination of this Agreement in accordance with Section 10.01.
“Commitment Shares” shall have the meaning set forth in Section 12.04.
“Common Shares” shall have the meaning set forth in the recitals of this Agreement.
“Company” shall have the meaning set forth in the preamble of this Agreement.
“Company Indemnitees” shall have the meaning set forth in Section 5.02.
“Condition Satisfaction Date” shall have the meaning set forth in Section 7.01.
“Current Report” shall have the meaning set forth in Section 6.12.
“Daily Traded Amount” shall mean the daily trading volume of the Company’s Common Shares on the Principal Market during regular trading hours as reported by Bloomberg L.P.
“Effective Date” shall mean the date of the closing of the Business Combination.
“Environmental Laws” shall have the meaning set forth in Section 4.13.
“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Exchange Cap” shall have the meaning set forth in Section 2.01(e)(iii).
“Excluded Day” shall have the meaning set forth in Section 2.01(f)(i).
“GAAP” shall have the meaning set forth in Section 4.06.
“Hazardous Materials” shall have the meaning set forth in Section 4.13.
“Indemnified Liabilities” shall have the meaning set forth in Section 5.01.
“Innventure” shall have the meaning set forth in the preamble of this Agreement.
“Innventure Merger” shall have the meaning set forth in the preamble of this Agreement.
“Innventure Merger Sub” shall have the meaning set forth in the preamble of this Agreement.
“Investor” shall have the meaning set forth in the preamble of this Agreement.
“Investor Indemnitees” shall have the meaning set forth in Section 5.01.

“LCW Merger” shall have the meaning set forth in the preamble of this Agreement.
“LCW Merger Sub” shall have the meaning set forth in the preamble of this Agreement.
“Market Price” shall mean the Option 1 Market Price or Option 2 Market Price, as applicable.
“Material Adverse Effect” shall mean any event, occurrence or condition that has had or would reasonably be expected to have (i) a material adverse effect on the legality, validity or enforceability of this Agreement or the transactions contemplated herein, (ii) a material adverse effect on the results of operations, assets, business or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, or (iii) a material adverse effect on the Company’s ability to perform in any material respect on a timely basis its obligations under this Agreement.
“Material Outside Event” shall have the meaning set forth in Section 6.08.
“Maximum Advance Amount” in respect of each Advance Notice means the greater of: (i) an amount equal to one hundred percent (100%) of the aggregate Daily Traded Amount for the five (5) Trading Days immediately preceding an Advance Notice, or (ii) $10,000,000.
“Mergers” shall have the meaning set forth in the preamble of this Agreement.
“OFAC” shall have the meaning set forth in Section 1.01.
“Option 1 Advance Notice Date” shall mean each date the Company is deemed to have delivered (in accordance with Section 2.01(b) of this Agreement) an Option 1 Advance Notice to the Investor, subject to the terms of this Agreement.
“Option 2 Advance Notice Date” shall mean each date the Company is deemed to have delivered (in accordance with Section 2.01(c) of this Agreement) an Option 2 Advance Notice to the Investor, subject to the terms of this Agreement.
“Option 1 Market Price” shall mean the average VWAP of the Common Shares during the Option 1 Pricing Period.
“Option 2 Market Price” shall mean the lowest daily VWAP of the Common Shares during the Option 2 Pricing Period other than the daily VWAP on any Excluded Days.
“Option 2 Minimum Acceptable Price” or “MAP” shall mean the minimum price notified by the Company to the Investor in each Advance Notice, if applicable.
“Option 1 Pricing Period” shall mean the Trading Day commencing on the Option 1 Advance Notice Date.
“Option 2 Pricing Period” shall mean the three (3) consecutive Trading Days commencing on the Option 2 Advance Notice Date.
“Option 1 Volume Threshold” shall mean a number of Common Shares equal to the quotient of (a) the number of Advance Shares requested by the Company in an Advance Notice divided by (b) 0.35.
“Ownership Limitation” shall have the meaning set forth in Section 2.01(e)(i).
“Parent” shall have the meaning set forth in the preamble of this Agreement.
“Person” shall mean an individual, a corporation, a partnership, a limited liability company, a trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.
“Plan of Distribution” shall mean the section of a Registration Statement disclosing the plan of distribution of the Shares.
“Pricing Period” shall mean the shall mean the Option 1 Pricing Period or Option 2 Pricing Period, as applicable.
“Principal Market” shall mean the New York Stock Exchange or the Nasdaq Stock Market; provided however, that in the event the Common Shares are not listed or traded on the New York Stock Exchange, the NYSE American or the Nasdaq Stock Market, then the “Principal Market” shall mean such other market or exchange on which the Common Shares are then listed or traded to the extent such other market or exchange is the principal trading market or exchange for the Common Shares.

“Prospectus” shall mean any prospectus (including, without limitation, all amendments and supplements thereto) used by the Company in connection with a Registration Statement.
“Prospectus Supplement” shall mean any prospectus supplement to a Prospectus filed with the SEC from time to time pursuant to Rule 424(b) under the Securities Act, including the documents incorporated by reference therein, including, without limitation, any prospectus supplement to be filed in accordance with Section 6.01 hereof.
“Purchase Price” shall mean the price per Advance Share obtained by multiplying the Market Price by (i) 95% in respect of an Advance Notice with an Option 1 Pricing Period, and (ii) 97% in respect of an Advance Notice with an Option 2 Pricing Period.
“Registrable Securities” shall mean (i) the Shares, and (ii) any securities issued or issuable with respect to any of the foregoing by way of exchange, stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise.
“Registration Limitation” shall have the meaning set forth in Section 2.01(e)(ii).
“Registration Statement” shall mean a registration statement on Form S-1 or Form S-3 or on such other form promulgated by the SEC for which the Company then qualifies and which counsel for the Company shall deem appropriate, and which form shall be available for the registration of the resale by the Investor of the Registrable Securities under the Securities Act, which registration statement provides for the resale from time to time of the Shares as provided herein.
“Regulation D” shall mean the provisions of Regulation D promulgated under the Securities Act.
“Sanctions” shall have the meaning set forth in Section 1.01.
“Sanctioned Countries” shall have the meaning set forth in Section 1.01.
“SEC” shall mean the U.S. Securities and Exchange Commission.
“SEC Documents” shall have the meaning set forth in Section 4.05.
“Securities Act” shall have the meaning set forth in the recitals of this Agreement.
“Settlement Document” shall have the meaning set forth in Section 2.02(a).
“Shares” shall mean the Commitment Shares and the Common Shares to be issued from time to time hereunder pursuant to an Advance.
“Subsidiaries” shall mean any Person in which the Company, directly or indirectly, (x) owns a majority of the outstanding capital stock or holds a majority of the equity or similar interest of such Person or (y) controls or operates all or substantially all of the business, operations or administration of such Person, and the foregoing are collectively referred to herein as “Subsidiaries.”
“Trading Day” shall mean any day during which the Principal Market shall be open for business.
“Transaction Documents” shall have the meaning set forth in Section 4.02.
“VWAP” shall mean for any Trading Day, the daily volume weighted average price of the Common Shares for such Trading Day on the Principal Market during regular trading hours as reported by Bloomberg L.P. or, for a specified period, the volume weighted average price of the Common Shares on the Principal Market, for such period as reported by Bloomberg L.P. through its “AQR” function.
Article II.
Advances
Section 2.01 Advances; Mechanics. Upon the terms and subject to the conditions of this Agreement, during the Commitment Period, the Company, at its sole discretion, shall have the right, but not the obligation, to issue and sell to the Investor, and the Investor shall purchase from the Company, Advance Shares by the delivery to the Investor of Advance Notices on the following terms:
(a)
Advance Notice. At any time during the Commitment Period the Company may require the Investor to purchase Shares by delivering an Advance Notice to the Investor, subject to the satisfaction or waiver by the Investor of the conditions set forth in Section 7.01, and in accordance with the following provisions:

(i)
The Company shall, in its sole discretion, select the number of Advance Shares, not to exceed the Maximum Advance Amount, it desires to issue and sell to the Investor in each Advance Notice and the time it desires to deliver each Advance Notice and the Pricing Period to be used.

(ii)	There shall be no mandatory minimum Advances and no non-usages fee for not utilizing the Commitment Amount or any part thereof.
(b)
Date of Delivery of an Option 1 Advance Notice. An Option 1 Advance Notices shall be delivered in accordance with the instructions set forth on the bottom of Exhibit A. An Option 1 Advance Notice shall be deemed delivered (i) the day it is received by the Investor if such notice is received by email prior to 9:00 a.m. Eastern Time (or later if waived by the Investor in its sole discretion), or (ii) if such notice is received after 9:00 a.m. Eastern Time, upon receipt by the Investor, which receipt and commencement of the Option 1 Pricing Period is confirmed by the Investor to the Company by email or other writing, in each case in accordance with the instructions set forth on the bottom of Exhibit A.

(c)
Date of Delivery of an Option 2 Advance Notice. An Option 2 Advance Notices shall be delivered in accordance with the instructions set forth on the bottom of Exhibit B. An Advance Notice shall be deemed delivered on (i) the day it is received by the Investor if such notice is received by email prior to 9:00 a.m. Eastern Time (or later if waived by the Investor in its sole discretion) in accordance with the instructions set forth on the bottom of Exhibit B, or (ii) the immediately succeeding day if it is received by email after 9:00 a.m. Eastern Time, in each case in accordance with the instructions set forth on the bottom of Exhibit B.

(d)
Upon receipt of an of an Advance Notice the Investor shall promptly (and in no event more than one-half hour after receipt) provide written confirmation (which may be by e-mail) of receipt of such Advance Notice, and which confirmation shall specify the commencement of the applicable Pricing Period.

(e)
Advance Limitations. Regardless of the number of Advance Shares requested by the Company in the Advance Notice, the final number of Shares to be issued and sold pursuant to an Advance Notice shall be reduced (if at all) in accordance with each of the following limitations:

(i)
Ownership Limitation; Commitment Amount. At the request of the Company, the Investor shall inform the Company of the number of shares the Investor beneficially owns. Notwithstanding anything to the contrary contained in this Agreement, the Investor shall not be obligated to purchase or acquire, and shall not purchase or acquire, any Common Shares under this Agreement which, when aggregated with all other Common Shares beneficially owned by the Investor and its Affiliates (as calculated pursuant to Section 13(d) of the Exchange Act and Rule 13d-3 promulgated thereunder), would result in the beneficial ownership by the Investor and its Affiliates (on an aggregated basis) to exceed 9.99% of the then outstanding voting power or number of Common Shares (the “Ownership Limitation”). Upon the written request of the Investor, the Company shall promptly (but no later than the next business day on which the transfer agent for the Common Shares is open for business) confirm orally or in writing to the Investor the number of Common Shares then outstanding. In connection with each Advance Notice delivered by the Company, any portion of the Advance that would (i) cause the Investor to exceed the Ownership Limitation or (ii) cause the aggregate number of Shares issued and sold to the Investor hereunder to exceed the Commitment Amount shall automatically be withdrawn with no further action required by the Company, and such Advance Notice shall be deemed automatically modified to reduce the number of Advance Shares requested by an amount equal to such withdrawn portion; provided that in the event of any such automatic withdrawal and automatic modification, the Investor will promptly notify the Company of such event.

(ii)
Registration Limitation. In no event shall an Advance exceed the amount of Common Shares registered in respect of the transactions contemplated hereby under the Registration Statement then in effect (the “Registration Limitation”). In connection with each Advance Notice, any portion of an Advance that would exceed the Registration Limitation shall automatically be withdrawn with no further action required by the Company and such Advance Notice shall be deemed automatically modified to reduce the aggregate amount of the requested Advance by an amount equal to such withdrawn portion; provided that in the event of any such automatic withdrawal and automatic modification, the Investor will promptly notify the Company of such event.

(iii)
Compliance with Rules of Principal Market. Notwithstanding anything to the contrary herein, the Company shall not effect any sales under this Agreement and the Investor shall not have the obligation to purchase Common Shares under this Agreement to the extent (but only to the extent) that after giving effect to such purchase and sale the aggregate number of Common Shares issued under this Agreement would exceed 19.99% of the aggregate amount of Common Shares issued and outstanding as of the Effective Date, calculated in accordance with the rules of the Principal Market, which number shall be reduced, on a share-for-share basis, by the number of Common Shares issued or issuable pursuant to any transaction or series of transactions that may be aggregated with the transactions contemplated by this Agreement under the applicable rules of the Principal Market (such maximum number of shares, the “Exchange Cap”) provided that, the Exchange Cap will not apply if (a) the Company’s stockholders have approved issuances in excess of the Exchange Cap in accordance with the rules of the Principal Market, or (b) the Average Price of all applicable sales of Common Shares hereunder (including any sales covered by an Advance Notice that has been delivered prior to the determination of whether this clause (b) applies) equals or exceeds the lower of (i) the Nasdaq Official Closing Price (as reflected on Nasdaq.com) immediately preceding the Effective Date; or (ii) the average Nasdaq Official Closing Price for the five Trading Days immediately preceding the Effective Date). In connection with each Advance Notice, any portion of an Advance that would exceed the Exchange Cap shall automatically be withdrawn with no further action required by the Company and such Advance Notice shall be deemed automatically modified to reduce the aggregate amount of the requested Advance by an amount equal to such withdrawn portion in respect of each Advance Notice.

(iv)
Option 1 Volume Threshold. In connection with an Advance Notice, if the total number of Common Shares traded on the Principal Market during the applicable Pricing Period is less than the Volume Threshold, then the number of Advance Shares issued and sold pursuant to such Advance Notice shall be reduced to the greater of (a) 35% of the trading volume of the Common Shares on the Principal Market during such Pricing Period as reported by Bloomberg L.P., or (b) the number of Common Shares sold by the Investor during such Pricing Period, but in each case not to exceed the amount requested in the Advance Notice.

(f)	Option 2 Minimum Acceptable Price.
(i)
With respect to each Advance Notice selecting an Option 2 Pricing Period, the Company may notify the Investor of the MAP with respect to such Advance by indicating a MAP on such Advance Notice. If no MAP is specified in an Advance Notice, then no MAP shall be in effect in connection with such Advance. Each Trading Day during an Option 2 Pricing Period for which (A) with respect to each Advance Notice with a MAP, the VWAP of the Common Shares is below the MAP in effect with respect to such Advance Notice, or (B) there is no VWAP (each such day, an “Excluded Day”), shall result in an automatic reduction to the number of Advance Shares set forth in such Advance Notice by one third (1/3rd) (the resulting amount of each Advance being the “Adjusted Advance Amount”), and each Excluded Day shall be excluded from the Option 2 Pricing Period for purposes of determining the Market Price.

(ii)
The total Advance Shares in respect of each Advance (after reductions have been made to arrive at the Adjusted Advance Amount, if any) shall be automatically increased by such number of Common Shares (the “Additional Shares”) equal to the number of Common Shares sold by the Investor on such Excluded Day, if any, and the price paid per share for each Additional Share shall be equal to the MAP in effect with respect to such Advance Notice multiplied by 97% (without any further discount), provided that this increase shall not cause the total Advance Shares to exceed the amount set forth in the original Advance Notice or any limitations set forth in Section 2.01(c).

(g)
Unconditional Contract. Notwithstanding any other provision in this Agreement, the Company and the Investor acknowledge and agree that upon the Investor’s receipt of a valid Advance Notice from the Company the Parties shall be deemed to have entered into an unconditional contract binding on both Parties for the purchase and sale of Advance Shares pursuant to such Advance Notice in accordance with the terms of this Agreement and (i) subject to Applicable Laws and (ii) subject to Section 3.08, the Investor may sell Common Shares during the Pricing Period.

Section 2.02 Closings. The closing of each Advance and each sale and purchase of Advance Shares (each, a “Closing”) shall take place as soon as practicable on or after each Advance Date in accordance with the procedures set forth below. The Parties acknowledge that the Purchase Price is not known at the time the Advance Notice is delivered (at which time the Investor is irrevocably bound) but shall be determined on each Closing based on the daily prices of the Common Shares that are the inputs to the determination of the Purchase Price as set forth further below. In connection with each Closing, the Company and the Investor shall fulfill each of its obligations as set forth below:
(a)
On each Advance Date, the Investor shall deliver to the Company a written document, in the form attached hereto as Exhibit B (each a “Settlement Document”), setting forth the final number of Shares to be purchased by the Investor (taking into account any adjustments pursuant to Section 2.01), the Market Price, the Purchase Price, the aggregate proceeds to be paid by the Investor to the Company, and a report by Bloomberg, L.P. indicating the VWAP for each of the Trading Days during the Pricing Period (or, if not reported on Bloomberg, L.P., another reporting service reasonably agreed to by the Parties), in each case in accordance with the terms and conditions of this Agreement.

(b)
Promptly after receipt of the Settlement Document with respect to each Advance (and, in any event, not later than one Trading Day after such receipt), the Company will, or will cause its transfer agent to, electronically transfer such number of Advance Shares to be purchased by the Investor (as set forth in the Settlement Document) by crediting the Investor’s account or its designee’s account at the Depository Trust Company through its Deposit Withdrawal at Custodian System or by such other means of delivery as may be mutually agreed upon by the Parties hereto, and transmit notification to the Investor that such share transfer has been requested. Promptly upon receipt of such notification, the Investor shall pay to the Company the aggregate purchase price of the Shares (as set forth in the Settlement Document) in cash in immediately available funds to an account designated by the Company in writing and transmit notification to the Company that such funds transfer has been requested. No fractional shares shall be issued, and any fractional amounts shall be rounded to the next higher whole number of shares. To facilitate the transfer of the Common Shares by the Investor, the Common Shares will not bear any restrictive legends so long as there is an effective Registration Statement covering the resale of such Common Shares (it being understood and agreed by the Investor that notwithstanding the lack of restrictive legends, the Investor may only sell such Common Shares pursuant to the Plan of Distribution set forth in the Prospectus included in the Registration Statement and otherwise in compliance with the requirements of the Securities Act (including any applicable prospectus delivery requirements) or pursuant to an available exemption).

(c)
On or prior to the Advance Date, each of the Company and the Investor shall deliver to the other all documents, instruments and writings expressly required to be delivered by either of them pursuant to this Agreement in order to implement and effect the transactions contemplated herein.

(d)
Notwithstanding anything to the contrary in this Agreement, if on any day during the Pricing Period (i) the Company notifies Investor that a Material Outside Event has occurred, or (ii) the Company notifies the Investor of a Black Out Period, the Parties agree that the pending Advance shall end and the final number of Advance Shares to be purchased by the Investor at the Closing for such Advance shall be equal to the number of Common Shares sold by the Investor during the applicable Pricing Period prior to the notification from the Company of a Material Outside Event or Black Out Period.

Section 2.03 Hardship.
(a)
In the event the Investor sells Common Shares after receipt of an Advance Notice and the Company fails to perform its obligations as mandated in Section 2.02, the Company agrees that in addition to and in no way limiting the rights and obligations set forth in Article V hereto and in addition to any other remedy to which the Investor is entitled at law or in equity, including, without limitation, specific performance, it will hold the Investor harmless against any loss, claim, damage, or expense (including reasonable legal fees and expenses), as incurred, arising out of or in connection with such default by the Company and acknowledges that irreparable damage may occur in the event of any such default. It is accordingly agreed that the Investor shall be entitled to an injunction or injunctions to prevent such breaches of this Agreement and to specifically enforce (subject to Applicable Laws and the rules of the Principal Market), without the posting of a bond or other security, the terms and provisions of this Agreement.

(b)
In the event the Company provides an Advance Notice and the Investor fails to perform its obligations as mandated in Section 2.02, the Investor agrees that in addition to and in no way limiting the rights and obligations set forth in Article V hereto and in addition to any other remedy to which the Company is entitled at law or in equity, including, without limitation, specific performance, it will hold the Company harmless against any loss, claim, damage, or expense (including reasonable legal fees and expenses), as incurred, arising out of or in connection with such default by the Investor and acknowledges that irreparable damage may occur in the event of any such default. It is accordingly agreed that the Company shall be entitled to an injunction or injunctions to prevent such breaches of this Agreement and to specifically enforce (subject to the Securities Act and other rules of the Principal Market), without the posting of a bond or other security, the terms and provisions of this Agreement.
Section 2.04 Completion of Resale Pursuant to the Registration Statement. After the Investor has purchased the full Commitment Amount and has completed the subsequent resale of the full Commitment Amount pursuant to the Registration Statement, Investor will notify the Company in writing (which may be by e-mail) that all subsequent resales are completed and the Company will be under no further obligation to maintain the effectiveness of the Registration Statement.
Article III.
Representations and Warranties of the Investor
The Investor represents and warrants to the Company, as of the date hereof, as of each Advance Notice Date and as of each Advance Date that:
Section 3.01 Organization and Authorization. The Investor is duly organized, validly existing and in good standing under the laws of the Delaware and has the requisite corporate power and authority to enter into and perform its obligations under this Agreement and to purchase or acquire Shares in accordance with the terms hereof. The decision to invest and the execution and delivery of this Agreement by the Investor, the performance by the Investor of its obligations hereunder and the consummation by the Investor of the transactions contemplated hereby have been duly authorized and require no other proceedings on the part of the Investor. The undersigned has the right, power and authority to execute and deliver this Agreement and all other instruments on behalf of the Investor or its shareholders. This Agreement has been duly executed and delivered by the Investor and, assuming the execution and delivery hereof and acceptance thereof by the Company, will constitute the legal, valid and binding obligations of the Investor, enforceable against the Investor in accordance with its terms.
Section 3.02 Evaluation of Risks. The Investor has such knowledge and experience in financial, tax and business matters as to be capable of evaluating the merits and risks of, and bearing the economic risks entailed by, an investment in the Common Shares of the Company and of protecting its interests in connection with the transactions contemplated hereby. The Investor acknowledges and agrees that its investment in the Company involves a high degree of risk, and that the Investor may lose all or a part of its investment.
Section 3.03 No Legal, Investment or Tax Advice from the Company. The Investor acknowledges that it had the opportunity to review this Agreement and the transactions contemplated by this Agreement with its own legal counsel and investment and tax advisors. The Investor is relying solely on such counsel and advisors and not on any statements or representations of the Company or any of the Company’s representatives or agents for legal, tax, investment or other advice with respect to the Investor’s acquisition of Common Shares hereunder, the transactions contemplated by this Agreement or the laws of any jurisdiction, and the Investor acknowledges that the Investor may lose all or a part of its investment.
Section 3.04 Investment Purpose. The Investor is acquiring the Common Shares for its own account, for investment purposes and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered under or exempt from the registration requirements of the Securities Act; provided, however, that by making the representations herein, the Investor does not agree, or make any representation or warranty, to hold any of the Shares for any minimum or other specific term and reserves the right to dispose of the Shares at any time in accordance with, or pursuant to, a Registration Statement filed pursuant to this Agreement or an applicable exemption under the Securities Act. The Investor does not presently have any agreement or understanding, directly or indirectly, with any Person to sell or distribute any of the Shares. The Investor acknowledges that it will be disclosed as an “underwriter” and a “selling stockholder” in each Registration Statement and in any prospectus contained therein to the extent required by applicable law and to the extent the prospectus is related to the resale of Registrable Securities.
Section 3.05 Accredited Investor. The Investor is an “Accredited Investor” as that term is defined in Rule 501(a)(3) of Regulation D.

Section 3.06 Information. The Investor and its advisors (and its counsel), if any, have been furnished with all materials relating to the business, finances and operations of the Company and information the Investor deemed material to making an informed investment decision. The Investor and its advisors (and its counsel), if any, have been afforded the opportunity to ask questions of the Company and its management and have received answers to such questions. Neither such inquiries nor any other due diligence investigations conducted by such Investor or its advisors (and its counsel), if any, or its representatives shall modify, amend or affect the Investor’s right to rely on the Company’s representations and warranties contained in this Agreement. The Investor acknowledges and agrees that the Company has not made to the Investor, and the Investor acknowledges and agrees it has not relied upon, any representations and warranties of the Company, its employees or any third party other than the representations and warranties of the Company contained in this Agreement. The Investor understands that its investment involves a high degree of risk. The Investor has sought such accounting, legal and tax advice, as it has considered necessary to make an informed investment decision with respect to the transactions contemplated hereby.
Section 3.07 Not an Affiliate. The Investor is not an officer, director or a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with the Company or any “Affiliate” of the Company (as that term is defined in Rule 405 promulgated under the Securities Act). During the Commitment Period, the Investor will not acquire for its own account any Common Shares or securities exercisable for or convertible into Common Shares, other than pursuant to this Agreement or pursuant to any transaction entered into directly with the Company.
Section 3.08 No Prior Short Sales. At no time prior to the date of this Agreement has the Investor, its sole member, any of their respective officers, or any entity managed or controlled by the Investor or its sole member, engaged in or effected, in any manner whatsoever, directly or indirectly, for its own principal account, any (i) “short sale” (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of the Common Shares or (ii) hedging transaction, in either case which establishes a net short position with respect to the Common Shares that remains in effect as of the date of this Agreement.
Section 3.09 General Solicitation. Neither the Investor, nor any of its affiliates, nor any person acting on its or their behalf, has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with any offer or sale of the Common Shares by the Investor.
Section 3.10 No Conflicts. The execution, delivery and performance by the Investor of this Agreement and the consummation by the Investor of the transactions contemplated hereby do not and shall not (i) result in a violation of such Investor’s applicable organizational instruments, (ii) conflict with, constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give rise to any rights of termination, amendment, acceleration or cancellation of, any material agreement, mortgage, deed of trust, indenture, note, bond, license, lease agreement, instrument or obligation to which the Investor is a party or is bound, or (iii) result in a violation of any federal, state, local or foreign statute, rule, or regulation, or any order, judgment or decree of any court or governmental agency applicable to the Investor or by which any of its properties or assets are bound or affected, except, in the case of clauses (ii) and (iii), for such conflicts, defaults, terminations, amendments, acceleration, cancellations and violations as would not, individually or in the aggregate, prohibit or otherwise se interfere with, in any material respect, the ability of the Investor to enter into and perform its obligations under this Agreement.
Section 3.11 No Governmental Review. The Investor understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Shares or the fairness or suitability of the investment in the Shares nor have such authorities passes upon or endorsed the merits of the offering of the Shares.
Section 3.12 Resale of Shares. The Investor represents, warrants and covenants that it will resell such Shares only pursuant to a Registration Statement in which the resale of such Advance Shares is registered under the Securities Act, in a manner described under the caption “Plan of Distribution” in such Registration Statement, and in a manner in compliance with all applicable U.S. federal and state securities laws, rules and regulations, including, without limitation, any applicable prospectus delivery requirements of the Securities Act. Notwithstanding the foregoing any Commitment Shares held by the Investor not subject to an effective Registration Statement may be eligible for resale pursuant to Rule 144 of the Securities Act or any such applicable exemptions of the registration requirements of the Securities Act, subject to the satisfaction of any holding period and other applicable requirements under such Rule.

Article IV.
Representations and Warranties of the Company
Except as will be set forth in the SEC Documents or qualified hereunder, the Company represents and warrants to the Investor that, as of the date hereof and thereof, as applicable, each Advance Notice Date and each Advance Date (other than representations and warranties which address matters only as of a certain date, which shall be true and correct as written as of such certain date):
Section 4.01 Organization and Qualification. Each of the Company and its Subsidiaries is an entity duly organized and validly existing under the laws of their respective jurisdiction of organization, and has the requisite power and authority to own its properties and to carry on its business as now being conducted. Each of the Company and its Subsidiaries is duly qualified to do business and is in good standing (to the extent applicable) in every jurisdiction in which the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not have a Material Adverse Effect.
Section 4.02 Authorization, Enforcement, Compliance with Other Instruments. The Company has the requisite corporate power and authority to enter into and perform its obligations under this Agreement and the other Transaction Documents and to issue the Shares in accordance with the terms hereof and thereof. The execution and delivery by the Company of this Agreement and the other Transaction Documents, and the consummation by the Company of the transactions contemplated hereby and thereby (including, without limitation, the issuance of the Common Shares) have been or (with respect to consummation) will be duly authorized by the Company’s board of directors and no further consent or authorization will be required by the Company, its board of directors or its shareholders. This Agreement and the other Transaction Documents to which the Company is a party have been (or, when executed and delivered, will be) duly executed and delivered by the Company and, assuming the execution and delivery thereof and acceptance by the Investor, constitute (or, when duly executed and delivered, will be) the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or other laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies and except as rights to indemnification and to contribution may be limited by federal or state securities law. “Transaction Documents” means, collectively, this Agreement and each of the other agreements and instruments entered into or delivered by any of the Parties hereto in connection with the transactions contemplated hereby and thereby, as may be amended from time to time.
Section 4.03 Authorization of the Shares. From and after the Effective Time, the Shares to be issued under this Agreement have been, or with respect to Shares to be purchased by the Investor pursuant to an Advance Notice, will be, when issued and delivered pursuant to the terms approved by the board of directors of the Company or a duly authorized committee thereof, or a duly authorized executive committee, against payment therefor as provided herein, duly and validly authorized and issued and fully paid and nonassessable, free and clear of any pledge, lien, encumbrance, security interest or other claim, including any statutory or contractual preemptive rights, resale rights, rights of first refusal or other similar rights, and will be registered pursuant to Section 12 of the Exchange Act. The Shares, when issued, will conform to the description thereof set forth in or incorporated into the Prospectus.
Section 4.04 No Conflict. The execution, delivery and performance of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby (including, without limitation, the issuance of the Common Shares) will not (i) result in a violation of the articles of incorporation or other organizational documents of the Company or its Subsidiaries (with respect to consummation, as the same may be amended prior to the date on which any of the transactions contemplated hereby are consummated), (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company or its Subsidiaries is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations) applicable to the Company or its Subsidiaries or by which any property or asset of the Company or its Subsidiaries is bound or affected except, in the case of clause (ii) or (iii) above, to the extent such violations that would not reasonably be expected to have a Material Adverse Effect.
Section 4.05 SEC Documents; Financial Statements. From and after the Effective Time, the Company shall have timely filed (giving effect to permissible extensions in accordance with Rule 12b-25 under the Exchange Act) all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the Exchange Act, including, without limitation, each Registration Statement, as the same may be amended from time to time, the Prospectus contained therein and each Prospectus Supplement thereto, and all information contained in such filings and all documents and disclosures that have been or may in the future be incorporated by reference therein (all such documents hereinafter referred to as the “SEC Documents”). From and after the Effective Time, the Company shall have delivered or made available to the Investor through the SEC’s website at http://www.sec.gov, true and complete copies of the SEC Documents, as applicable. Except as disclosed in amendments or subsequent filings to the SEC Documents, as of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such amended or superseded filing), the SEC Documents shall comply in all material respects with the requirements of the Exchange Act or the Securities Act, as applicable, and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and shall not contain any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.
Section 4.06 Financial Statements. Following the Effective Date, the consolidated financial statements of the Company included or incorporated by reference in the SEC Documents, together with the related notes and schedules, shall present fairly, in all material respects, the consolidated financial position of the Company and the Subsidiaries as of the dates indicated and the consolidated results of operations, cash flows and changes in stockholders’ equity of the Company for the periods specified and shall have been prepared in compliance with the requirements of the Securities Act and Exchange Act and in conformity with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis (except for (i) such adjustments to accounting standards and practices as are noted therein, (ii) in the case of unaudited interim financial statements, to the extent such financial statements may not include footnotes required by GAAP or may be condensed or summary statements and (iii) such adjustments which are not material, either individually or in the aggregate) during the periods involved; the other financial and statistical data with respect to the Company and the Subsidiaries contained or incorporated by reference in the SEC Documents shall be accurately and fairly presented and prepared on a basis consistent with the financial statements and books and records of the Company; there shall be no financial statements (historical or pro forma) that shall be required to be included or incorporated by reference in the SEC Documents that shall not be included or incorporated by reference as required; the Company and the Subsidiaries shall not have any material liabilities or obligations, direct or contingent (including any off-balance sheet obligations), not described in the SEC Documents (excluding the exhibits thereto); and all disclosures contained or incorporated by reference in the SEC Documents regarding “non-GAAP financial measures” (as such term is defined by the rules and regulations of the Commission) shall comply in all material respects with Regulation G of the Exchange Act and Item 10 of Regulation S-K under the Securities Act, to the extent applicable. The interactive data in eXtensible Business Reporting Language included or incorporated by reference in the SEC Documents shall fairly present the information called for in all material respects and shall be prepared in accordance with the SEC’s rules and guidelines applicable thereto.
Section 4.07 Registration Statement and Prospectus. Each Registration Statement and the offer and sale of Shares as contemplated hereby, if and when filed, will meet the requirements of Rule 415 under the Securities Act and comply in all material respects with said Rule. Any statutes, regulations, contracts or other documents that are required to be described in a Registration Statement or a Prospectus, or any amendment or supplement thereto, or to be filed as exhibits to a Registration Statement have been so described or filed. Copies of each Registration Statement, any Prospectus, and any such amendments or supplements thereto and all documents incorporated by reference therein that were filed with the Commission on or prior to the date of this Agreement have been delivered, or are available through EDGAR, to the Investor and its counsel. The Company has not distributed and, prior to the later to occur of each Advance Date and completion of the distribution of the Shares, will not distribute any offering material in connection with the offering or sale of the Shares other than a Registration Statement, Prospectus contained therein, and each other prospectus supplement.
Section 4.08 No Misstatement or Omission. Each Registration Statement, when it became or becomes effective, and any Prospectus, on the date of such Prospectus or any amendment or supplement thereto, conformed and will conform in all material respects with the requirements of the Securities Act. At each Advance Date, the Registration Statement, and the Prospectus, as of such date, will conform in all material respects with the requirements of the Securities Act. Each Registration Statement, when it became or becomes effective, did not, and will not, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. Each Prospectus did not, or will not, include an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The documents incorporated by reference in a Prospectus or any Prospectus Supplement did not, and any further documents filed and incorporated by reference therein will not, when filed with the Commission, contain an untrue statement of a material fact or omit to state a material fact required to be stated in such document or necessary to make the statements in such document, in light of the circumstances under which they were made, not misleading. The foregoing shall not apply to statements in, or omissions from, any such document made in reliance upon, and in conformity with, information furnished to the Company by the Investor specifically for use in the preparation thereof.
Section 4.09 Conformity with Securities Act and Exchange Act. Each Registration Statement, each Prospectus, or any amendment or supplement thereto, and the documents incorporated by reference in each Registration Statement, Prospectus or any amendment or supplement thereto, when such documents were or are filed with the SEC under the Securities Act or the Exchange Act or became or become effective under the Securities Act, as the case may be, conformed or will conform in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable.
Section 4.10 Equity Capitalization. On the Effective Date the authorized share capital of the Company shall be provided to the Investor. Following the Effective Date, the Common Shares will be registered pursuant to Section 12(b) of the Exchange Act and listed on a Principal Market under the trading symbol a symbol to be determined. Commencing on the Effective Date the Company will take no action designed to, or likely to have the effect of, terminating the registration of the Common Shares under the Exchange Act, delisting the Common Shares from the Principal Market. Commencing on the Effective Date, the Company will, promptly upon receipt of any notification that the Commission or the Principal Market is contemplating terminating such registration or listing, notify the Investor. Commencing on the Effective Date, the Company will, promptly notify the Investor, if it is not in compliance with all applicable listing requirements of the Principal Market.
Section 4.11 Intellectual Property Rights. The Company and its Subsidiaries own or possess adequate rights or licenses to use all material trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets and rights, if any, necessary to conduct their respective businesses as now conducted, except as would not cause a Material Adverse Effect. The Company and its Subsidiaries have not received written notice of any infringement by the Company or its Subsidiaries of trademark, trade name rights, patents, patent rights, copyrights, inventions, licenses, service names, service marks, service mark registrations, or trade secrets, except as would not cause a Material Adverse Effect. To the knowledge of the Company, there is no claim, action or proceeding being made or brought against, or to the Company’s knowledge, being threatened against the Company or its Subsidiaries regarding trademark, trade name, patents, patent rights, invention, copyright, license, service names, service marks, service mark registrations, trade secret or other infringement; and, except as would not cause a Material Adverse Effect.
Section 4.12 Employee Relations. Neither the Company nor any of its Subsidiaries is involved in any labor dispute nor, to the knowledge of the Company or any of its Subsidiaries, has any such dispute threatened, in each case which is reasonably likely to cause a Material Adverse Effect.
Section 4.13 Environmental Laws. To the Company’s knowledge, the Company and its Subsidiaries (i) have not received written notice alleging any failure to comply in all material respects with all Environmental Laws (as defined below), (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) have not received written notice alleging any failure to comply with all terms and conditions of any such permit, license or approval where, in each of the foregoing clauses (i), (ii) and (iii), the failure to so comply would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. The term “Environmental Laws” means all applicable federal, state and local laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or toxic or hazardous substances or wastes (collectively, “Hazardous Materials”) into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder.
Section 4.14 Title. Except as would not cause a Material Adverse Effect, the Company (or its Subsidiaries) has indefeasible fee simple or leasehold title to its properties and material assets owned by it, free and clear of any pledge, lien, security interest, encumbrance, claim or equitable interest other than such as are not material to the business of the Company. Any real property and facilities held under lease by the Company and its Subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by the Company and its Subsidiaries.
Section 4.15 Insurance. The Company and each of its Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as management of the Company believes to be prudent and customary in the businesses in which the Company and its Subsidiaries are engaged. The Company has no reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect.
Section 4.16 Regulatory Permits. Except as would not cause a Material Adverse Effect, the Company and its Subsidiaries possess all material certificates, authorizations and permits issued by the appropriate federal, state or foreign regulatory authorities necessary to own their respective businesses, and neither the Company nor any such Subsidiary has received any written notice of proceedings relating to the revocation or modification of any such certificate, authorization or permits.
Section 4.17 Internal Accounting Controls. Following the Effective Date, the Company will maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences, and management is not aware of any material weaknesses that are not disclosed in the SEC Documents as and when required.
Section 4.18 Absence of Litigation. There is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending against or affecting the Company, the Common Shares or any of the Company’s Subsidiaries, wherein an unfavorable decision, ruling or finding would have a Material Adverse Effect.
Section 4.19 Subsidiaries. Other than the LCW Merger Sub and Innventure Merger Sub, the Company does not presently own or control, directly or indirectly, any interest in any other corporation, partnership, association or other business entity.
Section 4.20 Tax Status. Each of the Company and its Subsidiaries (i) has timely made or filed all foreign, federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject, (ii) has timely paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and (iii) has set aside on its books provision reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. The Company has not received written notification of any unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company and its Subsidiaries know of no basis for any such claim where failure to pay would cause a Material Adverse Effect.
Section 4.21 Certain Transactions. Except as not required to be disclosed pursuant to Applicable Laws, none of the officers or directors of the Company is presently a party to any transaction with the Company (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer or director, or to the knowledge of the Company, any corporation, partnership, trust or other entity in which any officer or director has a substantial interest or is an officer, director, trustee or partner.
Section 4.22 Rights of First Refusal. The Company is not obligated to offer the Common Shares offered hereunder on a right of first refusal basis to any third parties including, but not limited to, current or former shareholders of the Company, underwriters, brokers, agents or other third parties.
Section 4.23 Dilution. The Company is aware and acknowledges that issuance of Common Shares hereunder could cause dilution to existing shareholders and could significantly increase the outstanding number of Common Shares.

Section 4.24 Acknowledgment Regarding Investor’s Purchase of Shares. The Company acknowledges and agrees that the Investor is acting solely in the capacity of an arm’s length investor with respect to this Agreement and the transactions contemplated hereunder. The Company further acknowledges that the Investor is not acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to this Agreement and the transactions contemplated hereunder and any advice given by the Investor or any of its representatives or agents in connection with this Agreement and the transactions contemplated hereunder is merely incidental to the Investor’s purchase of the Shares hereunder. The Company is aware and acknowledges that it shall not be able to request Advances under this Agreement if the Registration Statement is not effective or if any issuances of Common Shares pursuant to any Advances would violate any rules of the Principal Market. The Company acknowledges and agrees that it is capable of evaluating and understanding, and understands and accepts, the terms, risks and conditions of the transactions contemplated by this Agreement.
Section 4.25 Finder’s Fees. Neither the Company nor any of the Subsidiaries has incurred any liability for any finder’s fees, brokerage commissions or similar payments in connection with the transactions herein contemplated.
Section 4.26 Relationship of the Parties. Neither the Company, nor any of its Subsidiaries, affiliates, nor to the knowledge of the Company, any person acting on its or their behalf is a client or customer of the Investor or any of its affiliates and neither the Investor nor any of its affiliates has provided, or will provide, any services to the Company or any of its affiliates, its subsidiaries, or, to the knowledge of the Company, any person acting on its or their behalf. The Investor’s relationship to Company is solely as investor as provided for in the Transaction Documents.
Section 4.27 Operations. The operations of the Company and its Subsidiaries are and have been conducted at all times in compliance with and neither the Company nor the Subsidiaries, nor any director, officer, or employee of the Company or any Subsidiary nor, to the Company’s knowledge, any agent, affiliate or other person acting on behalf of the Company or any Subsidiary has, not complied with Applicable Law; and no action, suit or proceeding by or before any governmental authority involving the Company or any of its Subsidiaries with respect to Applicable Laws is pending or, to the knowledge of the Company, threatened.
Section 4.28 Forward-Looking Statements. No forward-looking statement (within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act) contained in the Registration Statement or a Prospectus has been made or reaffirmed without a reasonable basis or has been disclosed other than in good faith.
Section 4.29 Compliance with Laws. The Company and each of its Subsidiaries are in compliance with Applicable Laws; the Company has not received a notice of non-compliance, nor knows of, nor has reasonable grounds to know of, any facts that any director, officer, or employee of the Company or any Subsidiary nor, to the Company’s knowledge, any agent, Affiliate or other person acting on behalf of the Company or any Subsidiary has, has not complied with Applicable Laws, or could give rise to a notice of non-compliance with Applicable Laws, and is not aware of any pending change or contemplated change to any applicable law or regulation or governmental position; in each case that would have a Material Adverse Effect.
Section 4.30 Sanctions Matters. Neither the Company nor any of its Subsidiaries or, to the knowledge of the Company, any director, officer or controlled Affiliate of the Company or any director or officer of any Subsidiary, is a Person that is, or is owned or controlled by a Person that is (i) the subject of any sanctions administered or enforced by the U.S. Department of Treasury’s Office of Foreign Asset Control (“OFAC”), the United Nations Security Council, the European Union, His Majesty’s Treasury, or other relevant sanctions authorities, including, without limitation, designation on OFAC’s Specially Designated Nationals and Blocked Persons List or OFAC’s Foreign Sanctions Evaders List or other relevant sanctions authority (collectively, “Sanctions”), or (ii) located, organized or resident in a country or territory that is the subject of Sanctions that broadly prohibit dealings with that country or territory (including, without limitation, the Crimea, Zaporizhzhia and Kherson regions, the Donetsk People’s Republic and Luhansk People’s Republic in Ukraine, Cuba, Iran, North Korea, Russia, Sudan and Syria (the “Sanctioned Countries”)). Neither the Company nor any of its Subsidiaries will, directly or indirectly, use the proceeds from the sale of Advance Shares, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person (a) for the purpose of funding or facilitating any activities or business of or with any Person or in any country or territory that, at the time of such funding or facilitation, is the subject of Sanctions or is a Sanctioned Country, or (b) in any other manner that will result in a violation of Sanctions or Applicable Laws by any Person (including any Person participating in the transactions contemplated by this Agreement, whether as underwriter, advisor, investor or otherwise). For the past five years, neither the Company nor any of its Subsidiaries has engaged in, and is now not engaged in, any dealings or transactions with any Person, or in any country or territory, that at the time of the dealing or transaction is or was the subject of Sanctions or was a Sanctioned Country. Neither the Company nor any of its Subsidiaries nor any director, officer or controlled Affiliate of the Company or any of its Subsidiaries, has ever had funds blocked by a United States bank or financial institution, temporarily or otherwise, as a result of OFAC concerns.
Article V.
Indemnification
The Investor and the Company represent to the other the following with respect to itself:
Section 5.01 Indemnification by the Company. In consideration of the Investor’s execution and delivery of this Agreement and acquiring the Shares hereunder, and in addition to all of the Company’s other obligations under this Agreement, the Company shall defend, protect, indemnify and hold harmless the Investor and its investment manager, Yorkville Advisors Global, LP, and each of their respective officers, directors, managers, members, partners, employees and agents (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) and each person who controls the Investor within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Investor Indemnitees”) from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and reasonable and documented expenses in connection therewith (irrespective of whether any such Investor Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys’ fees and disbursements (the “Indemnified Liabilities”), incurred by the Investor Indemnitees or any of them as a result of, or arising out of, or relating to (a) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement for the registration of the Shares as originally filed or in any amendment thereof, or in any related prospectus, or in any amendment thereof or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission made therein in reliance upon and in conformity with written information furnished to the Company by or on behalf of the Investor specifically for inclusion therein; (b) any material misrepresentation or breach of any material representation or material warranty made by the Company in this Agreement or any other certificate, instrument or document contemplated hereby or thereby; or (c) any material breach of any material covenant, material agreement or material obligation of the Company contained in this Agreement or any other certificate, instrument or document contemplated hereby or thereby. To the extent that the foregoing undertaking by the Company may be unenforceable under Applicable Law, the Company shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities, which is permissible under Applicable Law.
Section 5.02 Indemnification by the Investor. In consideration of the Company’s execution and delivery of this Agreement, and in addition to all of the Investor’s other obligations under this Agreement, the Investor shall defend, protect, indemnify and hold harmless the Company and all of its officers, directors, shareholders, employees and agents (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) and each person who controls the Investor within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Company Indemnitees”) from and against any and all Indemnified Liabilities incurred by the Company Indemnitees or any of them as a result of, or arising out of, or relating to (a) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement for the registration of the Shares as originally filed or in any amendment thereof, or in any related prospectus, or in any amendment thereof or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that the Investor will only be liable for written information relating to the Investor furnished to the Company by or on behalf of the Investor specifically for inclusion in the documents referred to in the foregoing indemnity, and will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission made therein in reliance upon and in conformity with written information furnished to the Investor by or on behalf of the Company specifically for inclusion therein; (b) any misrepresentation or breach of any representation or warranty made by the Investor in this Agreement or any instrument or document contemplated hereby or thereby executed by the Investor; or (c) any breach of any covenant, agreement or obligation of the Investor contained in this Agreement or any other certificate, instrument or document contemplated hereby or thereby executed by the Investor. To the extent that the foregoing undertaking by the Investor may be unenforceable under Applicable Laws, the Investor shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities, which is permissible under Applicable Laws.
Section 5.03 Notice of Claim. Promptly after receipt by an Investor Indemnitee or Company Indemnitee of notice of the commencement of any action or proceeding (including any governmental action or proceeding) involving an Indemnified Liability, such Investor Indemnitee or Company Indemnitee, as applicable, shall, if a claim for an Indemnified Liability in respect thereof is to be made against any indemnifying party under this Article V, deliver to the indemnifying party a written notice of the commencement thereof; but the failure to so notify the indemnifying party will not relieve it of liability under this Article V except to the extent the indemnifying party is prejudiced by such failure. The indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume control of the defense thereof with counsel mutually reasonably satisfactory to the indemnifying party and the Investor Indemnitee or Company Indemnitee, as the case may be; provided, however, that an Investor Indemnitee or Company Indemnitee shall have the right to retain its own counsel with the actual and reasonable third party fees and expenses of not more than one counsel for such Investor Indemnitee or Company Indemnitee to be paid by the indemnifying party, if, in the reasonable opinion of counsel retained by the indemnifying party, the representation by such counsel of the Investor Indemnitee or Company Indemnitee and the indemnifying party would be inappropriate due to actual or potential differing interests between such Investor Indemnitee or Company Indemnitee and any other party represented by such counsel in such proceeding. The Investor Indemnitee or Company Indemnitee shall cooperate fully with the indemnifying party in connection with any negotiation or defense of any such action or claim by the indemnifying party and shall furnish to the indemnifying party all information reasonably available to the Investor Indemnitee or Company Indemnitee which relates to such action or claim. The indemnifying party shall keep the Investor Indemnitee or Company Indemnitee reasonably apprised as to the status of the defense or any settlement negotiations with respect thereto. No indemnifying party shall be liable for any settlement of any action, claim or proceeding effected without its prior written consent, provided, however, that the indemnifying party shall not unreasonably withhold, delay or condition its consent. No indemnifying party shall, without the prior written consent of the Investor Indemnitee or Company Indemnitee, consent to entry of any judgment or enter into any settlement or other compromise which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Investor Indemnitee or Company Indemnitee of a release from all liability in respect to such claim or litigation. Following indemnification as provided for hereunder, the indemnifying party shall be subrogated to all rights of the Investor Indemnitee or Company Indemnitee with respect to all third parties, firms or corporations relating to the matter for which indemnification has been made. The indemnification required by this Article V shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received and payment therefor is due.
Section 5.04 Remedies. The remedies provided for in this Article V are not exclusive and shall not limit any right or remedy which may be available to any indemnified person at law or equity. The obligations of the Parties to indemnify or make contribution under this Article V shall survive expiration or termination of this Agreement.
Section 5.05 Limitation of liability. Notwithstanding the foregoing, no party shall be entitled to recover from the other party for punitive, indirect, incidental or consequential damages.
Article VI.
Covenants
The Company covenants with the Investor, and the Investor covenants with the Company, as follows, which covenants of one party are for the benefit of the other party, during the Commitment Period:
Section 6.01 Registration Statement.
(a)
Filing of a Registration Statement. The Company shall prepare and file with the SEC a Registration Statement, or multiple Registration Statements for the resale by the Investor of the Registrable Securities. The Company in its sole discretion may choose when to file such Registration Statements; provided, however, that the Company shall not have the ability to request any Advances until the effectiveness of a Registration Statement.

(b)
Maintaining a Registration Statement. The Company shall maintain the effectiveness of any Registration Statement that has been declared effective at all times during the Commitment Period, provided, however, that if the Company has received notification pursuant to Section 2.04 that the Investor has completed resales pursuant to the Registration Statement for the full Commitment Amount, then the Company shall be under no further obligation to maintain the effectiveness of the Registration Statement. Notwithstanding anything to the contrary contained in this Agreement, the Company shall ensure that, when declared effective, each Registration Statement (including, without limitation, all amendments and supplements thereto) and the prospectus (including, without limitation, all amendments and supplements thereto) used in connection with such Registration Statement shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein, or necessary to make the statements therein (in the case of prospectuses, in the light of the circumstances in which they were made) not misleading. During the Commitment Period, the Company shall notify the Investor promptly if (i) the Registration Statement shall cease to be effective under the Securities Act, (ii) the Common Shares shall cease to be authorized for listing on the Principal Market, (iii) the Common Shares cease to be registered under Section 12(b) or Section 12(g) of the Exchange Act or (iv) the Company fails to file in a timely manner all reports and other documents required of it as a reporting company under the Exchange Act.
(c)
Filing Procedures. The Company shall (A) permit counsel to the Investor an opportunity to review and comment upon (i) each Registration Statement at least three (3) Trading Days prior to its filing with the SEC and (ii) all amendments and supplements to each Registration Statement (including, without limitation, the Prospectus contained therein) (except for Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and any similar or successor reports or Prospectus Supplements the contents of which is limited to that set forth in such reports) within a reasonable number of days prior to their filing with the SEC, and (B) shall reasonably consider any comments of the Investor and its counsel on any such Registration Statement or amendment or supplement thereto or to any Prospectus contained therein. The Company shall promptly furnish to the Investor, without charge, (i) electronic copies of any correspondence from the SEC or the staff of the SEC to the Company or its representatives relating to each Registration Statement (which correspondence shall be redacted to exclude any material, non-public information regarding the Company or any of its Subsidiaries), (ii) after the same is prepared and filed with the SEC, one (1) electronic copy of each Registration Statement and any amendment(s) and supplement(s) thereto, including, without limitation, financial statements and schedules, all documents incorporated therein by reference, if requested by the Investor, and all exhibits and (iii) upon the effectiveness of each Registration Statement, one (1) electronic copy of the Prospectus included in such Registration Statement and all amendments and supplements thereto; provided, however, the Company shall not be required to furnish any document to the extent such document is available on EDGAR).

(d)
Amendments and Other Filings. The Company shall (i) prepare and file with the SEC such amendments (including post-effective amendments) and supplements to a Registration Statement and the related prospectus used in connection with such Registration Statement, which prospectus is to be filed pursuant to Rule 424 promulgated under the Securities Act, as may be necessary to keep such Registration Statement effective at all times during the Commitment Period, and prepare and file with the SEC such additional Registration Statements in order to register for resale under the Securities Act all of the Registrable Securities; (ii) cause the related prospectus to be amended or supplemented by any required prospectus supplement (subject to the terms of this Agreement), and as so supplemented or amended to be filed pursuant to Rule 424 promulgated under the Securities Act; (iii) provide the Investor copies of all correspondence from and to the SEC relating to a Registration Statement (provided that the Company may excise any information contained therein which would constitute material non-public information, and (iv) comply with the provisions of the Securities Act with respect to the Registration Statement. In the case of amendments and supplements to a Registration Statement which are required to be filed pursuant to this Agreement (including pursuant to this Section 6.01(d) by reason of the Company’s filing a report on Form 10-K, Form 10-Q, or Form 8-K or any analogous report under the Exchange Act, the Company shall file such report in a prospectus supplement filed pursuant to Rule 424 promulgated under the Securities Act to incorporate such filing into the Registration Statement, if applicable, or shall file such amendments or supplements with the SEC either on the day on which the Exchange Act report is filed which created the requirement for the Company to amend or supplement the Registration Statement, if feasible, or otherwise promptly thereafter.

(e)
Blue-Sky. The Company shall use its commercially reasonable efforts to, if required by Applicable Laws, (i) register and qualify the Common Shares covered by a Registration Statement under such other securities or “blue sky” laws of such jurisdictions in the United States as the Investor reasonably requests, (ii) prepare and file in those jurisdictions, such amendments (including post-effective amendments) and supplements to such registrations and qualifications as may be necessary to maintain the effectiveness thereof during the Commitment Period, (iii) take such other actions as may be necessary to maintain such registrations and qualifications in effect at all times during the Commitment Period, and (iv) take all other actions reasonably necessary or advisable to qualify the Common Shares for sale in such jurisdictions; provided, however, that the Company shall not be required in connection therewith or as a condition thereto to (w) make any change to its Certificate of Incorporation or Bylaws or any other organizational documents of the Company or any of its Subsidiaries, (x) qualify to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 6.01(e), (y) subject itself to general taxation in any such jurisdiction, or (z) file a general consent to service of process in any such jurisdiction. The Company shall promptly notify the Investor of the receipt by the Company of any notification with respect to the suspension of the registration or qualification of any of the Common Shares for sale under the securities or “blue sky” laws of any jurisdiction in the United States or its receipt of actual notice of the initiation or threat of any proceeding for such purpose.
Section 6.02 Suspension of Registration Statement.
(a)
Establishment of a Black Out Period. During the Commitment Period, the Company from time to time may suspend the use of the Registration Statement by written notice to the Investor in the event that the Company determines in its sole discretion in good faith that such suspension is necessary to amend or supplement the Registration Statement or Prospectus so that such Registration Statement or Prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading (a “Black Out Period”).

(b)
No Sales by Investor During the Black Out Period. During such Black Out Period, the Investor agrees not to sell any Common Shares of the Company pursuant to such Registration Statement, but may sell shares pursuant to an exemption from registration, if available, subject to the Investor’s compliance with Applicable Laws.

(c)
Limitations on the Black Out Period. The Company shall not impose any Black Out Period that is longer than 60 days or in a manner that is more restrictive (including, without limitation, as to duration) than the comparable restrictions that the Company may impose on transfers of the Company’s equity securities by its directors and senior executive officers. In addition, the Company shall not deliver any Advance Notice during any Black Out Period. If the public announcement of such material, nonpublic information is made during a Black Out Period, the Black Out Period shall terminate immediately after such announcement, and the Company shall immediately notify the Investor of the termination of the Black Out Period.

Section 6.03 Listing of Common Shares. As of each Advance Date, the Shares to be sold by the Company from time to time hereunder will have been registered under Section 12(b) of the Exchange Act and approved for listing on the Principal Market, subject to official notice of issuance.
Section 6.04 Opinion of Counsel. Prior to the date of the delivery by the Company of the first Advance Notice, the Investor shall have received an opinion letter from counsel to the Company in the form attached hereto as Exhibit C.
Section 6.05 Exchange Act Registration. The Company will file in a timely manner all reports and other documents required of it as a reporting company under the Exchange Act and will not take any action or file any document (whether or not permitted by Exchange Act or the rules thereunder) to terminate or suspend its reporting and filing obligations under the Exchange Act.
Section 6.06 Transfer Agent Instructions. During the Commitment Period (or such shorter time as permitted by Section 2.04 of this Agreement) and subject to Applicable Laws, the Company shall cause (including, if necessary, by causing legal counsel for the Company to deliver an opinion) the transfer agent for the Common Shares to remove restrictive legends from Common Shares purchased by the Investor pursuant to this Agreement, provided that counsel for the Company shall have been furnished with such documents as they may require for the purpose of enabling them to render the opinions or make the statements requested by the transfer agent, or in order to evidence the accuracy of any of the representations or warranties, or the fulfillment of any of the covenants, obligations or conditions, contained herein.

Section 6.07 Corporate Existence. The Company will use commercially reasonable efforts to preserve and continue the corporate existence of the Company during the Commitment Period.
Section 6.08 Notice of Certain Events Affecting Registration; Suspension of Right to Make an Advance. The Company will promptly notify the Investor, and confirm in writing, upon its becoming aware of the occurrence of any of the following events in respect of a Registration Statement or related Prospectus (in each of which cases the information provided to Investor will be kept strictly confidential): (i) except for requests made in connection with SEC investigations disclosed in the SEC Documents, receipt of any request for additional information by the SEC or any other Federal or state governmental authority during the period of effectiveness of the Registration Statement or any request for amendments or supplements to the Registration Statement or related Prospectus; (ii) the issuance by the SEC or any other Federal governmental authority of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for that purpose; (iii) receipt of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Common Shares for sale in any jurisdiction or the initiation or written threat of any proceeding for such purpose; (iv) the happening of any event that makes any statement made in the Registration Statement or related Prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires the making of any changes in the Registration Statement, related Prospectus or documents so that, in the case of the Registration Statement, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that in the case of the related Prospectus, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, or of the necessity to amend the Registration Statement or supplement a related Prospectus to comply with the Securities Act or any other law (and the Company will promptly make available to the Investor any such supplement or amendment to the related Prospectus); (v) the Company’s reasonable determination that a post-effective amendment to the Registration Statement would be required under Applicable Law; (vi) the Common Shares shall cease to be authorized for listing on the Principal Market; or (vii) the Company fails to file in a timely manner all reports and other documents required of it as a reporting company under the Exchange Act. The Company shall not deliver to the Investor any Advance Notice, and the Company shall not sell any Shares pursuant to any pending Advance Notice (other than as required pursuant to Section 2.02(d)), during the continuation of any of the foregoing events (each of the events described in the immediately preceding clauses (i) through (vii), inclusive, a “Material Outside Event”). The Company shall not be required to provide any information to the Investor pursuant to this Section 6.08 if it determines in its reasonable judgement that such information would constitute material non-public information.
Section 6.09 Consolidation. If an Advance Notice has been delivered to the Investor, then the Company shall not effect any consolidation of the Company with or into, or a transfer of all or substantially all the assets of the Company to another entity before the transaction contemplated in such Advance Notice has been closed in accordance with Section 2.02 hereof, and all Shares in connection with such Advance have been received by the Investor.
Section 6.10 Issuance of the Company’s Common Shares. The issuance and sale of the Common Shares hereunder shall be made in accordance with the provisions and requirements of Section 4(a)(2) of the Securities Act and any applicable state securities law.
Section 6.11 Expenses. The Company, whether or not the transactions contemplated hereunder are consummated or this Agreement is terminated, will pay all expenses incident to the performance of its obligations hereunder, including but not limited to (i) the preparation, printing and filing of the Registration Statement and each amendment and supplement thereto, of each prospectus and of each amendment and supplement thereto; (ii) the preparation, issuance and delivery of any Shares issued pursuant to this Agreement, (iii) all fees and disbursements of the Company’s counsel, accountants and other advisors (but not, for the avoidance doubt, the fees and disbursements of Investor’s counsel, accountants and other advisors), (iv) the qualification of the Shares under securities laws in accordance with the provisions of this Agreement, including filing fees in connection therewith, (v) the printing and delivery of copies of any prospectus and any amendments or supplements thereto requested by the Investor, (vi) the fees and expenses incurred in connection with the listing or qualification of the Shares for trading on the Principal Market, or (vii) filing fees of the SEC and the Principal Market.
Section 6.12 Current Report. The Company shall procure that the Parent, not later than 5:30 p.m., New York City time, on the fourth business day after the date of this Agreement, file with the SEC a current report on Form 8-K disclosing the execution of this Agreement by the Company and the Investor (including any exhibits thereto, the “Current Report”). The Company shall provide the Investor and its legal counsel a reasonable opportunity to comment on any description of this Agreement contained in a draft of the Current Report, including any exhibit to be filed related thereto, as applicable, prior to filing the Current Report with the SEC and shall give due consideration to all such comments. From and after the filing of the Current Report with the SEC, the Company shall have publicly disclosed all material, non-public information delivered to the Investor (or the Investor’s representatives or agents) by the Company or any of its Subsidiaries, or any of their respective officers, directors, employees, agents or representatives (if any) in connection with the transactions contemplated by the Transaction Documents. The Company shall not, and the Company shall cause each of its Subsidiaries and each of its and their respective officers, directors, employees and agents not to, provide the Investor with any material, non-public information regarding the Company or any of its Subsidiaries without the express prior written consent of the Investor (which may be granted or withheld in the Investor’s sole discretion); it being understood that the mere notification of Investor required pursuant to clause (iv) of Section 6.08 shall not in and of itself be deemed to be material, non-public information. Notwithstanding anything contained in this Agreement to the contrary, the Company expressly agrees that it shall publicly disclose in the Current Report or otherwise make publicly available any information communicated to the Investor by or, to the knowledge of the Company, on behalf of the Company in connection with the transactions contemplated herein, which, following the date hereof would, if not so disclosed, constitute material, non-public information regarding the Company or its Subsidiaries. The Company understands and confirms that the Investor will rely on the foregoing representations in effecting resales of Shares under a Registration Statement. In addition, effective upon the filing of the Current Report, the Company acknowledges and agrees that any and all confidentiality or similar obligations with respect to the transactions contemplated by the Transaction Documents under any agreement, whether written or oral, between the Company, any of its Subsidiaries or any of their respective officers, directors, Affiliates, employees or agents, on the one hand, and Investor or any of its respective officers, directors, Affiliates, employees or agents, on the other hand, shall terminate.
Section 6.13 Advance Notice Limitation. The Company shall not deliver an Advance Notice if a shareholder meeting or corporate action date, or the record date for any shareholder meeting or any corporate action, would fall during the period beginning two Trading Days prior to the date of delivery of such Advance Notice and ending two Trading Days following the Closing of such Advance.
Section 6.14 Use of Proceeds. The proceeds from the sale of the Shares by the Company to Investor shall be used by the Company in the manner as will be set forth in the Prospectus included in any Registration Statement (and any post-effective amendment thereto) and any Prospectus Supplement thereto filed pursuant to this Agreement.
Section 6.15 Compliance with Laws. The Company shall comply in all material respects with all Applicable Laws.
Section 6.16 Market Activities. Neither the Company, nor any Subsidiary, nor any of their respective officers, directors or controlling persons will, directly or indirectly, (i) take any action designed to cause or result in, or that constitutes or might reasonably be expected to constitute or result, in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of Common Shares or (ii) sell, bid for, or purchase Common Shares in violation of Regulation M, or pay anyone any compensation for soliciting purchases of the Shares.
Section 6.17 Trading Information. Upon the Company’s request, the Investor agrees to provide the Company with trading reports setting forth the number and average sales prices of shares of Common Stock sold by the Investor during the prior trading week.
Section 6.18 Selling Restrictions. (i) Except as expressly set forth below, the Investor covenants that from and after the date hereof through and including the Trading Day next following the expiration or termination of this Agreement as provided in Section 10.01 (the “Restricted Period”), none of the Investor any of its officers, or any entity managed or controlled by the Investor (collectively, the “Restricted Persons” and each of the foregoing is referred to herein as a “Restricted Person”) shall, directly or indirectly, engage in any “short sale” (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of the Common Shares, either for its own principal account or for the principal account of any other Restricted Person. Notwithstanding the foregoing, it is expressly understood and agreed that nothing contained herein shall (without implication that the contrary would otherwise be true) prohibit any Restricted Person during the Restricted Period from: (1) selling “long” (as defined under Rule 200 promulgated under Regulation SHO) the Shares; or (2) selling a number of Common Shares equal to the number of Advance Shares that such Restricted Person is unconditionally obligated to purchase under a pending Advance Notice but has not yet received from the Company or the transfer agent pursuant to this Agreement.
Section 6.19 Assignment. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. No Party shall have any power or any right to assign or transfer, in whole or in part, this Agreement, or any of its rights or any of its obligations hereunder, including, without limitation, any right to pursue any claim for damages pursuant to this Agreement or the transactions contemplated herein, or to pursue any claim for any breach or default of this Agreement, or any right arising from the purported assignor’s due performance of its obligations hereunder, without the prior written consent of the other Party and any such purported assignment in contravention of the provisions herein shall be null and void and of no force or effect. Without the consent of the Investor, the Company shall not have the right to assign or transfer any of its rights, or provide any third party the right to bind or obligate the Company, to deliver Advance Notices or effect Advances hereunder.
Article VII.
Conditions for Delivery of Advance Notice
Section 7.01 Conditions Precedent to the Right of the Company to Deliver an Advance Notice. The right of the Company to deliver an Advance Notice and the obligations of the Investor hereunder with respect to an Advance are subject to the satisfaction or waiver, on each Advance Notice Date (a “Condition Satisfaction Date”), of each of the following conditions:
(a)
Accuracy of the Company’s Representations and Warranties. The representations and warranties of the Company in this Agreement shall be true and correct in all material respects as of the Advance Notice Date (other than representations and warranties which address matters only as of a certain date, which shall be true and correct as written as of such certain date.

(b)
Issuance of Commitment Shares. The Company shall have issued the Commitment Shares to an account designated by the Investor, in accordance with Section 12.04, all of which Commitment Shares, if issued, shall be fully earned as of the date hereof and non-refundable, regardless of whether any Advance Notices are made or settled hereunder or any subsequent termination of this Agreement.

(c)
Registration of the Common Shares with the SEC. There is an effective Registration Statement pursuant to which the Investor is permitted to utilize the prospectus thereunder to resell all of the Common Shares issuable pursuant to such Advance Notice. The Company shall have filed with the SEC in a timely manner all reports, notices and other documents required under the Exchange Act and applicable SEC regulations during the twelve-month period immediately preceding the applicable Condition Satisfaction Date.

(d)
Authority. The Company shall have obtained all permits and qualifications required by any applicable state for the offer and sale of all the Common Shares issuable pursuant to such Advance Notice, or shall have the availability of exemptions therefrom. The sale and issuance of such Common Shares shall be legally permitted by all laws and regulations to which the Company is subject.

(e)	No Material Outside Event. No Material Outside Event shall have occurred and be continuing.
(f)
Board. The board of directors of the Company has approved the transactions contemplated by the Transaction Documents; said approval has not been amended, rescinded or modified and remains in full force and effect as of the Effective Date, and a true, correct and complete copy of such resolutions duly adopted by the board of directors of the Company shall have been provided to the Investor.

(g)
Performance by the Company. The Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company at or prior the applicable Condition Satisfaction Date.

(h)
No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction that prohibits or directly, materially and adversely affects any of the transactions contemplated by this Agreement.

(i)
No Suspension of Trading in or Delisting of Common Shares. Trading in the Common Shares shall not have been suspended by the SEC, the Principal Market or FINRA, the Company shall not have received any final and non-appealable notice that the listing or quotation of the Common Shares on the Principal Market shall be terminated on a date certain (unless, prior to such date certain, the Common Shares are listed or quoted on any subsequent Principal Market), nor shall there have been imposed any suspension of, or restriction on, accepting additional deposits of the Common Shares, electronic trading or book-entry services by DTC with respect to the Common Shares that is continuing, the Company shall not have received any notice from DTC to the effect that a suspension of, or restriction on, accepting additional deposits of the Common Shares, electronic trading or book-entry services by DTC with respect to the Common Shares is being imposed or is contemplated (unless, prior to such suspension or restriction, DTC shall have notified the Company in writing that DTC has determined not to impose any such suspension or restriction).
(j)	Authorized. There shall be a sufficient number of authorized but unissued and otherwise unreserved Common Shares for the issuance of all of the Shares issuable pursuant to such Advance Notice.
(k)	Executed Advance Notice. The representations contained in the applicable Advance Notice shall be true and correct in all material respects as of the applicable Condition Satisfaction Date.
(l)	Consecutive Advance Notices. Except with respect to the first Advance Notice, the Company shall have delivered all Shares relating to all prior Advances.
Article VIII.
Non Exclusive Agreement
Notwithstanding anything contained herein, this Agreement and the rights awarded to the Investor hereunder are non-exclusive, and the Company may, at any time throughout the term of this Agreement and thereafter, issue and allot, or undertake to issue and allot, any shares and/or securities and/or convertible notes, bonds, debentures, options to acquire shares or other securities and/or other facilities which may be converted into or replaced by Common Shares or other securities of the Company, and to extend, renew and/or recycle any bonds and/or debentures, and/or grant any rights with respect to its existing and/or future share capital.
Article IX.
Choice of Law/Jurisdiction
This Agreement, and any and all claims, proceedings or causes of action relating to this Agreement or arising from this Agreement or the transactions contemplated herein, including, without limitation, tort claims, statutory claims and contract claims, shall be interpreted, construed, governed and enforced under and solely in accordance with the substantive and procedural laws of the State of New York, in each case as in effect from time to time and as the same may be amended from time to time, and as applied to agreements performed wholly within the State of New York. The Parties further agree that any action between them shall be heard in New York County, New York, and expressly consent to the jurisdiction and venue of the Supreme Court of New York, sitting in New York County, New York and the United States District Court of the Southern District of New York, sitting in New York, New York, for the adjudication of any civil action asserted pursuant to this Agreement.
EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREIN, THE PERFORMANCE THEREOF OR THE FINANCINGS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS PARAGRAPH.
Article X.
Termination
Section 10.01 Termination.
(a)
Unless earlier terminated as provided hereunder, this Agreement shall terminate automatically on the earliest of (i) the termination of the Business Combination Agreement, (ii) the first day of the month next following the 36-month anniversary of the Effective Date or (ii) the date on which the Investor shall have made payment of Advances pursuant to this Agreement for Common Shares equal to the Commitment Amount.

(b)
The Company may terminate this Agreement effective upon five Trading Days’ prior written notice to the Investor; provided that (i) there are no outstanding Advance Notices, the Common Shares under which have yet to be issued, and (ii) the Company has paid all amounts owed to the Investor pursuant to this Agreement. This Agreement may be terminated at any time by the mutual written consent of the Parties, effective as of the date of such mutual written consent unless otherwise provided in such written consent.

(c)
Nothing in this Section 10.01 shall be deemed to release the Company or the Investor from any liability for any breach under this Agreement, or to impair the rights of the Company and the Investor to compel specific performance by the other party of its obligations under this Agreement. The indemnification provisions contained in Article V shall survive termination hereunder.

Article XI.
Notices
Section 11.01 Notices. Other than with respect to Advance Notices, which must be in writing delivered in accordance with Section 2.01(b) and will be deemed delivered on the day set forth in Section 2.01(b), any notices, consents, waivers, or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by e-mail if sent on a Trading Day, or, if not sent on a Trading Day, on the immediately following Trading Day; (iii) 5 days after being sent by U.S. certified mail, return receipt requested, (iv) 1 day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses for such communications (except for Advance Notices which shall be delivered in accordance with Exhibit A hereof) shall be:
If to the Company, to:	Learn SPAC Holdco, Inc.
11755 Wilshire Blvd. – Suite 2320
Los Angeles, CA 90025
	Attention:	Robert Hutter
	Telephone:	(424) 324-2990
	Email:	rob@learn.vc

With a copy to (which shall not constitute notice or delivery of process) to:	Vedder Price 222 North LaSalle Street, Suite 2600 Chicago, IL 60601

	Attention:	John Blatchford
	Telephone:	(312) 609-7605
	Email:	jblatchford@vedderprice.com

If to the Investor(s):	YA II PN, Ltd.
1012 Springfield Avenue
Mountainside, NJ 07092
	Attention:	Mark Angelo
Portfolio Manager
	Telephone:	(201) 985-8300
	Email:	mangelo@yorkvilleadvisors.com

With a Copy (which shall not constitute notice or delivery of process) to:	David Gonzalez, Esq. 1012 Springfield Avenue
Mountainside, NJ 07092
	Telephone:	(201) 985-8300
	Email:	legal@yorkvilleadvisors.com
or at such other address and/or e-mail and/or to the attention of such other person as the recipient party has specified by written notice given to each other party three Business Days prior to the effectiveness of such change. Written confirmation of receipt (i) given by the recipient of such notice, consent, waiver or other communication,

(ii) electronically generated by the sender’s email service provider containing the time, date, recipient email address or (iii) provided by a nationally recognized overnight delivery service shall be rebuttable evidence of personal service in accordance with clause (i), (ii) or (iii) above, respectively.
Article XII.
Miscellaneous
Section 12.01 Counterparts. This Agreement may be executed in identical counterparts, both which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party. Facsimile or other electronically scanned and delivered signatures (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com), including by e-mail attachment, shall be deemed to have been duly and validly delivered and be valid and effective for all purposes of this Agreement.
Section 12.02 Entire Agreement; Amendments. This Agreement supersedes all other prior oral or written agreements between the Investor, the Company, their respective Affiliates and persons acting on their behalf with respect to the matters discussed herein, and this Agreement contains the entire understanding of the Parties with respect to the matters covered herein and, except as specifically set forth herein, neither the Company nor the Investor makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be waived or amended other than by an instrument in writing signed by the Parties to this Agreement.
Section 12.03 Reporting Entity for the Common Shares. The reporting entity relied upon for the determination of the trading price or trading volume of the Common Shares on any given Trading Day for the purposes of this Agreement shall be Bloomberg, L.P. or any successor thereto. The written mutual consent of the Investor and the Company shall be required to employ any other reporting entity.
Section 12.04 Commitment and Structuring Fee. Each of the Parties shall pay its own fees and expenses (including the fees of any attorneys, accountants, appraisers or others engaged by such party) in connection with this Agreement and the transactions contemplated hereby, except that the Company has paid to YA Global II SPV, LLC, a subsidiary of the Investor, a structuring fee in the amount of $25,000, and, within 10 Trading days of the closing of the Business Combination, the Company shall pay to the Investor a commitment fee in an amount equal to $375,000 (the “Commitment Fee”) at the Company’s election in (i) cash or (ii) by the issuance to the Investor such number of Common Shares that are equal to the Commitment Fee divided by the lower of (1) average of the daily VWAPs of the Common Shares during the 7 Trading Days immediately following the Business Combination or (2) $10.00 per share (collectively, the “Commitment Shares”).
Section 12.05 Fully Earned. Any Commitment Shares issued pursuant to Section 12.04 shall be fully earned as of the date hereof.
Section 12.06 Brokerage. Each of the Parties hereto represents that it has had no dealings in connection with this transaction with any finder or broker who will demand payment of any fee or commission from the other party. The Company on the one hand, and the Investor, on the other hand, agree to indemnify the other against and hold the other harmless from any and all liabilities to any person claiming brokerage commissions or finder’s fees on account of services purported to have been rendered on behalf of the indemnifying party in connection with this Agreement or the transactions contemplated hereby.
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IN WITNESS WHEREOF, the parties hereto have caused this Standby Equity Purchase Agreement to be executed by the undersigned, thereunto duly authorized, as of the date first set forth above.
COMPANY:
LEARN SPAC HOLDCO, INC.

By:	/s/ Robert Hutter
Name:	Robert Hutter
Title:	President

INVESTOR:
YA II PN, LTD.

By:	Yorkville Advisors Global, LP
Its:	Investment Manager

	By:	Yorkville Advisors Global II, LLC
	Its:	General Partner

	By:	/s/ David Gonzalez
	Name:	David Gonzalez
	Title:	General Counsel

EXHIBIT A
ADVANCE NOTICE
LEARN SPAC HOLDCO, INC.
Dated:	Advance Notice Number:
The undersigned,     , hereby certifies, with respect to the sale of Common Shares of Learn SPAC Holdco, Inc. (the “Company”) issuable in connection with this Advance Notice, delivered pursuant to that certain Standby Equity Purchase Agreement, dated as of [     ] (the “Agreement”), as follows (with capitalized terms used herein without definition having the same meanings as given to them in the Agreement):
1.	The undersigned is the duly elected of the Company.
2.	There are no fundamental changes to the information set forth in the Registration Statement which would require the Company to file a post-effective amendment to the Registration Statement.
3.
The Company has performed in all material respects all covenants and agreements to be performed by the Company contained in the Agreement on or prior to the Advance Notice Date. All conditions to the delivery of this Advance Notice are satisfied as of the date hereof.

4.	The number of Advance Shares the Company is requesting is .
5.	The Exchange Cap is .
6.	The Average Price is .
6.	The Pricing Period for this Advance shall be an [Option 1 Pricing Period]/[Option 2 Pricing Period.
7.
(For an Option 1 Pricing Period Add:) The Volume Threshold for this Advance shall be     ]. (For an Option 2 Pricing Period Add:) The Minimum Acceptable Price with respect to this Advance Notice is     (if left blank then no Minimum Acceptable Price will be applicable to this Advance).

8.	The number of Common Shares of the Company outstanding as of the date hereof is .
The undersigned has executed this Advance Notice as of the date first set forth above.
LEARN SPAC HOLDCO, INC.

By:
Please deliver this Advance Notice by email to:
Email: Trading@yorkvilleadvisors.com
Attention: Trading Department and Compliance Officer
Confirmation Telephone Number: (201) 985-8300.

EXHIBIT B
FORM OF SETTLEMENT DOCUMENT
VIA EMAIL
Learn SPAC Holdco, Inc.
Attn:
Email:
Below please find the settlement information with respect to the Advance Notice Date of:
1.	Number of Common Shares requested in the Advance Notice
1.b.	Volume Threshold (Number of Common Shares in (1) divided by 0.35
1.c.	Number of Common Shares traded during Pricing Period
2.	Minimum Acceptable Price for this Advance (if any)
3.	Number of Excluded Days (if any)
4.	Adjusted Advance Amount (if applicable) (including pursuant to Volume Threshold adjustment))
5.	[Option [1] / [2] Market Price
6.	Purchase Price (Market Price x 95/97%) per share
7.	Number of Advance Shares due to the Investor
8.	Total Purchase Price due to Company (row 6 x row 7)
If there were any Excluded Days then add the following
9.	Number of Additional Shares to be issued to the Investor
10.	Additional amount to be paid to the Company by the Investor (Additional Shares in row 9 x Minimum Acceptable Price x 97%)
11.	Total Amount to be paid to the Company (Purchase Price in row 8 + additional amount in row 10)
12.	Total Advance Shares to be issued to the Investor (Advance Shares due to the Investor in row 7 + Additional Shares in row 9)

Please issue the number of Advance Shares due to the Investor to the account of the Investor as follows:
INVESTOR’S DTC PARTICIPANT #:

ACCOUNT NAME:
ACCOUNT NUMBER:
ADDRESS:
CITY:
COUNTRY:
CONTACT PERSON:
NUMBER AND/OR EMAIL:
Sincerely,
YA II PN, LTD.
Agreed and approved by LEARN SPAC HOLDCO, INC.

Name:
Title:

EXHIBIT C

FORM OF LEGAL OPINION

Annex H
FORM OF INVESTOR RIGHTS AGREEMENT

INVESTORS’ RIGHTS AGREEMENT
THIS INVESTORS’ RIGHTS AGREEMENT (this “Agreement”) is entered into as of the [ ] day of [  ], 2024, by and among [Innventure, Inc.] f/k/a Learn SPAC Holdco, Inc. (“Holdco”), a Delaware corporation, and the undersigned parties listed under Founding Investors on the signature page hereto (each, an “Investor” and collectively, the “Investors”).
WHEREAS, Holdco is party to that certain Business Combination Agreement, dated as of October __, 2023 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “BCA”), by and among Holdco, Learn CW Investment Corporation, LCW Merger Sub, Inc., Innventure LLC (“Innventure”), and Innventure Merger Sub, LLC (“Innventure Merger Sub”), pursuant to which, among other things, Innventure Merger Sub merged with and into Innventure, with Innventure being the surviving company and a wholly-owned subsidiary of Holdco, and Innventure members receiving Common Shares of Holdco in exchange for their membership interests in Innventure as provided by the BCA; and
WHEREAS, in connection with the transactions contemplated by the BCA, Holdco has agreed to grant to the Founding Investors certain rights with respect to nomination of directors on the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1. DEFINITIONS. The following terms used herein have the following meanings:
1.1 “Affiliate” means, with respect to any specified person, any person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified person, through one or more intermediaries or otherwise.
1.2 “Agreement” is defined in the preamble to this Agreement.
1.3 “BCA” is defined in the recitals to this Agreement.
1.4 “Beneficially Own” or “Beneficially Owned” has the meaning ascribed to it in Section 13(d) of the Exchange Act.
1.5 “Board of Directors” means the board of directors of Holdco.
1.6 “Closing Date” has the meaning set forth in the BCA
1.7 “Commission” means the Securities and Exchange Commission, or any other Federal agency then administering the Securities Act or the Exchange Act.
1.8 “Common Shares” means shares of Common Stock of Holdco, par value $0.0001 per share.
1.9 “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.
1.10 “Founding Investor” means each of the persons listed on Exhibit A and each of their Permitted Transferees.
1.11 “Founding Investor Shares” means those Common Shares Beneficially Owned by the Founding Investors.
1.12 “Independent Director” shall mean a director who complies with the independence requirements for directors with respect to Holdco (without reference to any applicable exemptions from such requirements, and without reference to any heightened requirements for service on the audit committee of the Board of Directors) for companies listed on [Nasdaq/ The New York Stock Exchange].
1.13 “Investor” is defined in the preamble to this Agreement.
1.14 “Majority Founding Investor Direction” means a direction to nominate directors received by Holdco from Founding Investors holding more than 50% of the Founding Investor Shares.
1.15 “Management Director” shall mean a director who is an executive officer of Holdco.
1.16 “Minimum Holding Condition” is defined in Section 2.1(b).

1.17 “Notices” is defined in Section 3.2.
1.18 “Permitted Transferees” means (a) with respect to any Investor, its (i) officers, directors, members, consultants or Affiliates, (ii) relatives and trusts for estate planning purposes, (iii) descendants upon death or (iv) pursuant to a qualified domestic relations order, (b) Holdco, and (c) any other Investor.
1.19 “person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.
1.20 “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.
2. BOARD OF DIRECTORS.
2.1 Designees
(a) Upon the Closing, the Board shall initially consist of seven (7) directors, including [   ], [   ], [   ], [   ], [   ], [   ] and [   ].1 In accordance with the certificate of incorporation of Holdco, the Board will be divided into three (3) classes serving staggered three-year terms. The initial term of the Class I directors shall expire at the first (1st) annual meeting of the stockholders of Holdco following the Closing Date at which directors are elected. The initial term of the Class II directors shall expire at the second (2nd) annual meeting of the stockholders of Holdco following the Closing Date at which directors are elected. The initial term of the Class III directors shall expire at the third (3rd) annual meeting of the stockholders of Holdco following the Closing Date at which directors are elected. [•] and [•] will be assigned to Class I, [•] and [•] will be assigned to Class II, and [•], [•] and [•] will be assigned to Class III.2 From and after the Closing, the rights of the Founding Investors to designate directors to the Board and its committees shall be as set forth in the remainder of this Section 2.
(b) From and after the Closing Date, in respect of each annual meeting or special meeting of the stockholders of Holdco at which directors are to be elected, the Founding Investors, collectively, shall have the right, but not the obligation, to nominate for election to the Board of Directors in any applicable election that number of individuals determined in accordance with Section 2.1(c) below (the “Founding Investor Nominees”). Holdco will use reasonable best efforts, including taking all necessary action (to the extent permitted by applicable law and to the extent such action is consistent with the fiduciary duties of the directors under Delaware law), to cause the Founding Investor Nominees to be elected to serve as directors on the Board of Directors.
(c) The number of Founding Investor Nominees which Holdco shall cause to be elected at each annual meeting or special meeting of the stockholders of Holdco at which directors are to be elected is that number which, assuming all such individuals are successfully elected to the Board of Directors, when taken together with any incumbent director of a different class nominated by the Founding Investors and not standing for election in such election, would result in the number of directors on the Board of Directors nominated by the Founding Investors as specified below:
(i) up to five (5) directors, so long as the Founding Investors collectively beneficially own (directly or indirectly) greater than 70% of the outstanding Common Shares;
(ii) up to four (4) directors, so long as the Founding Investors collectively beneficially own more than 50% of the outstanding Common Shares but less than 70% of the outstanding Common Shares;
(iii) up to three (3) directors, so long as the Founding Investors collectively beneficially own at least 40% of the outstanding Common Shares but less than 50% of the outstanding Common Shares;
[1]
Initial directors to be identified. To include three members of management and two Independent Directors nominated by Founding Investors, and two additional “at large” Independent Directors to be agreed by the parties. One of the Independent Directors nominated by Founding Investors and two “at large” Independent Directors to be “audit committee” independent.

[2]	Founding Investors to determine class allocations.

(iv) up to two (2) directors, so long as the Founding Investors collectively beneficially own at least 20% of the outstanding Common Shares but less than 40% of the outstanding Common Shares; and
(v) up to one (1) director, so long as the Founding Investors collectively beneficially own at least 5% of the outstanding Common Shares but less than 20% of the outstanding Common Shares.
In the event the size of the Board is increased or decreased at any time to other than seven (7) directors, the Founding Investors’ collective nomination rights under this Section 2.1 shall be proportionately increased or decreased, respectively, rounded up to the nearest whole number.
(d) For the avoidance of doubt, the rights granted to the Founding Investors to designate members of the Board are additive to, and not intended to limit in any way, the rights that Founding Investors or any of their respective Affiliates may have to nominate, elect or remove directors under Holdco’s certificate of incorporation, bylaws or the Delaware General Corporation Law.
(e) Holdco agrees, to the fullest extent permitted by applicable law (including with respect to any applicable fiduciary duties under Delaware law), that taking all necessary corporate action to effectuate the above will include (i) including the Persons designated pursuant to this Section 2.1(b) in the slate of nominees recommended by the Board for election at any meeting of stockholders called for the purpose of electing directors, (ii) nominating and recommending each such individual to be elected as a director as provided herein, (iii) soliciting proxies or consents in favor thereof, and (iv) without limiting the foregoing, otherwise using its reasonable best efforts to cause such nominees to be elected to the Board, including providing at least as high a level of support for the election of such nominees as it provides to any other individual standing for election as a director.
(f) In the event that a vacancy is created on the Board at any time by the death, disability, resignation or removal of a Director designated by the Founding Investors pursuant to this Agreement, then the Founding Investors will be entitled to designate an individual to fill the vacancy. Holdco will take all necessary action (to the extent permitted by applicable law and to the extent such action is consistent with the fiduciary duties of the directors under Delaware law) to cause such replacement designee to become a member of the Board.
3. MISCELLANEOUS.
3.1 Assignment; No Third Party Beneficiaries. This Agreement and the rights, duties and obligations of Holdco hereunder may not be assigned or delegated by Holdco in whole or in part.
3.2 Notices. All notices, demands, requests, consents, approvals or other communications (collectively, “Notices”) required or permitted to be given hereunder or which are given with respect to this Agreement shall be in writing and shall be personally served, delivered by reputable air courier service with charges prepaid, or transmitted by hand delivery, telegram, telex or facsimile, addressed as set forth below, or to such other address as such party shall have specified most recently by written notice. Notice shall be deemed given on the date of service or transmission if personally served or transmitted by telegram, telex or facsimile; provided, that if such service or transmission is not on a business day or is after normal business hours, then such notice shall be deemed given on the next business day. Notice otherwise sent as provided herein shall be deemed given on the next business day following timely delivery of such notice to a reputable air courier service with an order for next-day delivery.
To Holdco:	[•]
[•]
[•]
[•]
[•]
To a Founding Investor, to the address set forth below such Investor’s name on Exhibit A.
3.3 Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible that is valid and enforceable.
3.4 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument. Delivery of a signed counterpart of this Agreement by facsimile or email/pdf transmission shall constitute valid and sufficient delivery thereof.
3.5 Entire Agreement. This Agreement (including all agreements entered into pursuant hereto and all certificates and instruments delivered pursuant hereto and thereto) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the parties, whether oral or written.
3.6 Modifications and Amendments. No amendment, modification or termination of this Agreement shall be binding upon any party unless executed in writing by such party.
3.7 Titles and Headings. Titles and headings of sections of this Agreement are for convenience only and shall not affect the construction of any provision of this Agreement.
3.8 Waivers and Extensions. Any party to this Agreement may waive any right, breach or default which such party has the right to waive, provided that such waiver will not be effective against the waiving party unless it is in writing, is signed by such party, and specifically refers to this Agreement. Waivers may be made in advance or after the right waived has arisen or the breach or default waived has occurred. Any waiver may be conditional. No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof nor of any other agreement or provision herein contained. No waiver or extension of time for performance of any obligations or acts shall be deemed a waiver or extension of the time for performance of any other obligations or acts.
3.9 Remedies Cumulative. In the event that Holdco fails to observe or perform any covenant or agreement to be observed or performed under this Agreement, the Investor may proceed to protect and enforce its rights by suit in equity or action at law, whether for specific performance of any term contained in this Agreement or for an injunction against the breach of any such term or in aid of the exercise of any power granted in this Agreement or to enforce any other legal or equitable right, or to take any one or more of such actions, without being required to post a bond. None of the rights, powers or remedies conferred under this Agreement shall be mutually exclusive, and each such right, power or remedy shall be cumulative and in addition to any other right, power or remedy, whether conferred by this Agreement or now or hereafter available at law, in equity, by statute or otherwise.
3.10 Governing Law; Dispute Resolution. This Agreement shall be governed by the laws of the State of Delaware applicable to contracts entered into and to be performed solely within such state, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of Court of Chancery of the State of Delaware and any State of Delaware appellate court therefrom for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the Court of Chancery of the State of Delaware and any State of Delaware appellate court therefrom, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.
3.11 Waiver of Trial by Jury. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES THE RIGHT TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR THE SUBJECT MATTER HEREOF. THE SCOPE OF THIS WAVIER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE

SUBJECT MATTER OF THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT OR DELICT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW, CIVIL LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS RIGHT TO A TRIAL BY JURY FOLLOWING CONSULTATION WITH LEGAL COUNSEL.
Each party will bear its own costs in respect of any disputes arising under this Agreement. The prevailing party shall be entitled to reasonable legal fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled. Each of the parties to this Agreement consents to personal jurisdiction for any equitable action sought in any court of competent jurisdiction.
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IN WITNESS WHEREOF, the parties have caused this Investors’ Rights Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.
COMPANY

[INNVENTURE, INC.] F/K/A LEARN SPAC HOLDCO, INC.

By:
Name:
Title:

FOUNDING INVESTORS:

MICHAEL OTWORTH

RICHARD BRENNER

JOHN SCOTT

GREGORY HASKELL

DAVID E. YABLUNOSKY

ROLAND AUSTRUP

GREG WASSON

[GLOCKNER ENTERPRISES]
Signature Page to Investors’ Rights Agreement

EXHIBIT A

Founding Investor Names and Addresses
Founding Investor: Michael Otworth
Address:

Email:
Phone:
Number of Common Shares Owned Upon Closing:

Founding Investor: Richard Brenner
Address:

Email:
Phone:
Number of Common Shares Owned Upon Closing:

Founding Investor: John Scott
Address:

Email:
Phone:
Number of Common Shares Owned Upon Closing:

Founding Investor: Gregory Haskell
Address:

Email:
Phone:
Number of Common Shares Owned Upon Closing:

Founding Investor: David E. Yablunosky
Address:

Email:
Phone:
Number of Common Shares Owned Upon Closing:

Founding Investor: Roland Austrup
Address:

Email:
Phone:
Number of Common Shares Owned Upon Closing:

Founding Investor: Greg Wasson
Address:

Email:
Phone:
Number of Common Shares Owned Upon Closing:
Founding Investor: [Glockner Enterprises]
Address:

Email:
Phone:
Number of Common Shares Owned Upon Closing:

Annex I
FORM OF AMENDED HOLDCO CERTIFICATE OF INCORPORATION

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

[INNVENTURE], INC.
Learn SPAC HoldCo, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:
A. The name of the corporation is [Innventure], Inc. (the “Corporation”). The Corporation was originally incorporated under the name Learn SPAC HoldCo, Inc. The Corporation’s original certificate of incorporation was filed with the office of the Secretary of State of the State of Delaware on October 9, 2023.
B. This amended and restated certificate of incorporation (this “Certificate of Incorporation”) was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, as it now exists or may hereafter be amended and supplemented (the “DGCL”), restates and amends the provisions of the Corporation’s certificate of incorporation and has been duly approved by the written consent of the stockholders of the Corporation in accordance with Section 228 of the DGCL.
C. The text of the certificate of incorporation of this Corporation is hereby amended and restated to read in its entirety as follows:
ARTICLE I
The name of the Corporation is [Innventure], Inc.
ARTICLE II
The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Dr., Wilmington, DE 19808. The name of its registered agent at such address is Corporation Service Company.
ARTICLE III
The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL. Without limiting the generality of the foregoing, those activities include: (i) investing in securities of Innventure LLC, a Delaware limited liability company, or any successor entities thereto (“Innventure”), and any of its subsidiaries; (ii) exercising all rights, powers, privileges and other incidents of ownership or possession with respect to the Corporation’s assets, including managing, holding, selling and disposing of such assets; and (iii) engaging in any other activities incidental or ancillary thereto.
ARTICLE IV
Section 4.1 Authorized Stock. The total number of shares of all classes of stock that the Corporation is authorized to issue is 275,000,000 shares, consisting of 250,000,000 shares of common stock, with a par value of $0.0001 per share (the “Common Stock”), and 25,000,000 shares of preferred stock, with a par value of $0.0001 per share (the “Preferred Stock”).
Section 4.2 Number of Authorized Shares. The number of authorized shares of any of the Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of all of the outstanding shares of capital stock of the Corporation entitled to vote on such increase or decrease, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the DGCL, unless a separate vote of holders of the Common Stock or Preferred Stock is required pursuant to the terms of any Preferred Stock Designation (as defined below). Notwithstanding the immediately preceding sentence, the number of authorized shares of the Common Stock may not be decreased below the number of shares of Common Stock then outstanding plus the number of shares of Common Stock issuable in connection with the exercise of all outstanding options, warrants, exchange rights, conversion rights or similar rights for Common Stock.
Section 4.3 Preferred Stock. Subject to any limitations prescribed by law, the board of directors of the Corporation (the “Board of Directors”) is authorized to provide, out of the unissued shares of Preferred Stock, for the issuance of shares of Preferred Stock in one or more series, including “blank check” preferred stock. The issuance of Preferred Stock as set forth in the preceding sentence shall be accomplished by filing a certificate pursuant to the applicable law of the State of Delaware (such certificate shall be referred to as a “Preferred Stock Designation”), to: (i) establish from time to time the number of shares to be included in each such series; and (ii) fix the powers, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions of such preferred shares. Without limitation, those rights, designations and preferences shall include the authority to fix the dividend rights, dividend rates, conversion rights, exchange rights, voting rights, rights and terms of redemption (including sinking and purchase fund provisions), the redemption price or prices, restrictions on the issuance of shares of such series, the dissolution preferences and the rights in respect of any distribution of assets of any wholly unissued series of Preferred Stock, or any of them and to increase or decrease the number of shares of any series so created (except where otherwise provided in the Preferred Stock Designation), subsequent to the issue of that series but not below the number of shares of such series then outstanding. In case the authorized number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series (except where otherwise provided in the Preferred Stock Designation). There shall be no limitation or restriction on any variation between any of the different series of Preferred Stock as to the designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof. The several series of Preferred Stock may vary in any and all respects as fixed and determined by the resolution or resolutions of the Board of Directors or by a duly authorized committee of the Board of Directors, providing for the issuance of the various series of Preferred Stock.
Section 4.4  Common Stock. The powers, preferences and rights of the Common Stock and the qualifications, limitations or restrictions thereof are as follows:
(a) Voting Rights. Except as otherwise required by law: Each share of Common Stock shall entitle the record holder as of the applicable record date to one (1) vote per share in person or by proxy on all matters submitted to a vote of the holders of Common Stock. The holders of shares of Common Stock shall not have cumulative voting rights. Except as otherwise required by law or this Certificate of Incorporation, and subject to the rights of the holders of shares of Preferred Stock, if any, at any annual or special meeting of the stockholders of the Corporation, the holders of shares of Common Stock shall have the right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders; provided, however, that, except as otherwise required by law, holders of shares of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation that relates solely to the terms, number of shares, powers, designations, preferences or relative, participating, optional or other special rights (including, without limitation, voting rights), or to qualifications, limitations or restrictions thereof, of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation or pursuant to the DGCL. Except as otherwise required by law or this Certificate of Incorporation, the holders of shares of Common Stock shall vote together as a single class with such holders of Preferred Stock if any holders of shares of Preferred Stock are entitled to vote together with the holders of Common Stock.
(b) Dividends and Distributions. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference senior to or the right to participate with the Common Stock with respect to the payment of dividends (and other distributions of cash, stock or property), such holders of Common Stock shall be entitled to the payment of dividends (and other distributions of cash, stock or property) ratably in proportion to the number of shares held by each such stockholder when, as and if declared by the Board of Directors in its discretion from time to time in accordance with applicable law.
(c) Liquidation Rights. In the event of liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation and after making provisions for preferential and other amounts, if any, to which the holders of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to payments in liquidation shall be entitled, the remaining assets and funds of the Corporation available for distribution shall be divided among and paid ratably to the holders of all outstanding shares of Common Stock in proportion to the number of shares held by each such stockholder.
(d) Transfers. Subject to applicable law and any transfer restrictions set forth in the By-laws of the Corporation, as may be amended from time to time (the “By-laws”), or this Certificate of Incorporation, shares of Common Stock and the rights and obligations associated therewith shall be fully transferable.

Section 4.5 Reservation of Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares or other securities at least as many shares of Common Stock or other securities equal to: (i) the number of shares of Common Stock issuable upon the conversion of the then-outstanding shares of convertible preferred stock of the Corporation, if any.
Section 4.6 Lock-Up.
(a) Subject to Section 4.6(b), the holders (the “Lock-up Holders”) of Common Stock (the “Lock-up Shares”) issued as consideration (including any Earnout Shares, as defined in the Business Combination Agreement (as defined below)) to former holders of membership interests, warrants or other equity interests of Innventure LLC, a Delaware limited liability company (“Innventure”), may not Transfer any Lock-up Shares until the end of the period beginning on the date of the closing of the Transactions (as defined below) and ending on the date of the opening of the first trading window at least 180 days after the closing date of the Transactions (the “Lock-up Period”). As used in this Certificate of Incorporation, (i) “Business Combination Agreement” means the Business Combination Agreement, dated as of October 24, 2023, by and among Learn CW Investment Corporation, a Cayman Islands exempted company (the “SPAC”), Innventure, the Corporation, LCW Merger Sub, Inc., a Delaware corporation, Innventure Merger Sub, LLC, a Delaware limited liability and (ii) “Transactions” means the transactions contemplated by the Business Combination Agreement.
(b) Notwithstanding the provisions set forth in Section 4.6(a), the Lock-up Holders may Transfer the Lock-up Shares during the Lock-up Period (i) in the case of an individual, (A) by gift to any person related to the Lock-up Holder by blood, marriage, or domestic relationship (“immediate family”), a charitable organization or a trust or other entity formed for estate planning purposes for the benefit of an immediate family member, (B) by will, intestacy or by virtue of laws of descent and distribution upon the death of such individual, or (C) pursuant to a qualified domestic relations order, (ii) in the case of a corporation, limited liability company, partnership, trust or other entity, to any stockholder, member, partner or trust beneficiary as part of a distribution, or to any corporation, partnership or other entity that is an affiliate (as defined in Rule 405 of the Securities Act) of the Lock-up Holder, (iii) in the event of a liquidation, merger, stock or unit exchange or other similar transaction which results in all of the Lock-up Holders having the right to exchange their shares of Common Stock for cash, securities or other property, or (iv) to the Corporation in connection with the “net” or “cashless” exercise of options or other rights to purchase shares of Common Stock held by such Lock-up Holder in satisfaction of any tax withholding or exercise price obligations through cashless surrender or otherwise, provided that any shares of Common Stock issued upon exercise of such option or other rights shall remain subject to the terms of Section 4.6(a); provided, however, that, in the case of clauses (ii) and (iii), such transferees shall enter into a written agreement agreeing to be bound by the transfer restrictions set forth herein in form and substance reasonably satisfactory to the Corporation; and provided, further, with respect to clauses (ii) and (iii), that any such transfer shall not involve a disposition for value.
(c) Notwithstanding the other provisions set forth in this Section 4.6 or any other provision contained herein, the Corporation may, with the prior written consent of the SPAC given prior to the closing of the Transactions, determine to waive, amend, or repeal the Lock-up obligations set forth in this Section 4.6, whether in whole or in part.
(d) The Lock-up Shares shall carry appropriate legends indicating the restrictions on Transfer imposed by this Section 4.6, including as required by Section 151(f) of the DGCL in respect to uncertificated stock.
ARTICLE V
In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the By-laws. In addition to any vote of the holders of any class or series of stock of the Corporation required by applicable law or by this Certificate of Incorporation (including any Preferred Stock Designation in respect of one or more series of Preferred Stock) or the By-laws, the adoption, amendment or repeal of the By-laws by the stockholders of the Corporation shall require the affirmative vote of the holders of at least two-thirds of the voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote generally in an election of directors, voting together as a single class.
ARTICLE VI
Section 6.1 Management. Except as otherwise expressly provided by the DGCL or this Certificate of Incorporation, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

Section 6.2 Ballot. Elections of directors (each such director, in such capacity, a “Director”) need not be by written ballot unless the By-laws shall so provide.
Section 6.3 Number and Terms of the Board of Directors. Subject to the rights of the holders of any series of Preferred Stock to elect directors under specified circumstances, if any, the number of directors which shall constitute the whole Board of Directors shall not be less than seven (7). Within such limit, the number of members of the entire Board of Directors shall be fixed exclusively by one or more resolutions adopted from time to time by the Board of Directors in accordance with the By-laws.
Section 6.4 Newly Created Directorships and Vacancies. Except as otherwise required by law and the separate rights of the holders of any series of Preferred Stock then outstanding, unless the Board of Directors otherwise determines, newly created directorships resulting from any increase in the authorized number of directors or any vacancies on the Board of Directors resulting from the death, resignation, disqualification, removal from office or other cause shall be filled exclusively by the affirmative vote of a majority of the Directors then in office, even though less than a quorum, or by a sole remaining Director, and not by the stockholders. Any Director so chosen shall hold office until the next election of the class for which such Director shall have been chosen and until his successor shall be elected and qualified or until such Director’s earlier death, resignation, retirement, disqualification, or removal.
Section 6.5 Removal. Subject to the rights of the holders of any series of Preferred Stock then outstanding, for as long as this Certificate of Incorporation provides for a classified Board of Directors, any Director, or the entire Board of Directors, may otherwise be removed only for cause by an affirmative vote of at least two-thirds of the total voting power of all the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, at a meeting duly called for that purpose.
Section 6.6 Classified Board. Subject to the rights of the holders of any series of Preferred Stock then outstanding, the Directors shall be divided into three classes, with each Director then in office to be designated as a Class I Director, a Class II Director or a Class III Director, with each class to be apportioned as nearly equal in number as practicable. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board of Directors. The initial Class I Directors shall serve for a term expiring at the first annual meeting of stockholders of the Corporation following the effectiveness of this Article VI (the “Effective Time”); the initial Class II Directors shall serve for a term expiring at the second annual meeting of stockholders following the Effective Time; and the initial Class III Directors shall serve for a term expiring at the third annual meeting of stockholders following the Effective Time. At each annual meeting of stockholders beginning with the first annual meeting of stockholders following the Effective Time, the successors of the class of Directors whose term expires at that meeting shall be elected to hold office for a term expiring at the third annual meeting of stockholders to be held following their election. Each Director in each such class shall hold office until such Director’s successor is duly elected and qualified, subject to such Director’s earlier death, resignation or removal in accordance with this Certificate of Incorporation. The Board of Directors is authorized to assign each Director already in office at the Effective Time, as well as each Director elected or appointed to a newly created directorship due to an increase in the size of the Board of Directors, to Class I, Class II or Class III. However, if the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible. Any such additional director of any class elected or appointed to fill a newly created directorship resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case shall a decrease in the number of directors remove or shorten the term of any incumbent director.
Section 6.7 Notwithstanding any of the other provisions of this Article VI, whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately by series, to elect Directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of the Preferred Stock Designation, and such Directors so elected shall not be divided into classes pursuant to this Article VI unless expressly provided by such terms. During any period when the holders of any series of Preferred Stock have the right to elect additional Directors as provided for or fixed pursuant to the provisions of this Article VI, then upon commencement and for the duration of the period during which such right continues; (i) the then otherwise total authorized number of Directors of the Corporation shall automatically be increased by such specified number of Directors, and the holders of such Preferred Stock shall be entitled to elect the additional Directors so provided for or fixed pursuant to such provisions, and (ii) each such additional Director shall serve until such Director’s successor shall have been duly elected and qualified, or until such Director’s right to hold such office terminates pursuant to such provisions, whichever occurs earlier, subject to such Director’s earlier death, resignation or removal. Except as otherwise provided by the Board of Directors in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional Directors are divested of such right pursuant to the provisions of such series of stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation or removal of such additional directors, shall forthwith terminate, and the total authorized number of Directors of the Corporation shall be reduced accordingly.
ARTICLE VII
Section 7.1 Action by Written Consent. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders of the Corporation (and may not be taken by consent of the stockholders in lieu of a meeting). In addition to the foregoing, any action required or permitted to be taken by the holders of any series of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable Preferred Stock Designation relating to such series of Preferred Stock. To be valid, any such consent or consents shall: (i) be in writing; (ii) set forth the action to be taken; (iii) be signed by the holders of outstanding shares of the relevant series of Preferred Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote on the action were present and voted; and (iv) be delivered to the Corporation in accordance with the applicable provisions of the DGCL.
Section 7.2 Special Meetings. Subject to the special rights of the holders of one or more series of Preferred Stock, special meetings of the stockholders of the Corporation may be called, for any purpose or purposes, at any time only by or at the direction of the Board of Directors, the Chairperson of the Board of Directors, the Chief Executive Officer or President. Except as set forth in the preceding sentence, special meetings shall not be called by any other Person.
Section 7.3 Advance Notice. Advance notice of stockholder nominations for the election of directors and of other business proposed to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the By-laws. Any business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes identified in the notice of meeting (or any supplement to such notice of meeting).
ARTICLE VIII
Notwithstanding any other provision of this Certificate of Incorporation, and in addition to any other vote that may be required by law, applicable stock exchange rule or the terms of any series of Preferred Stock, the affirmative vote of at least two-thirds of the outstanding shares entitled to vote generally in the election of directors, voting together as a single class, is required to amend, alter, change or repeal any provision contained in this Certificate of Incorporation. Notwithstanding the foregoing, the affirmative vote of at least a majority of the then outstanding shares entitled to vote generally in the election of directors, voting together as a single class, is required to amend, alter, change or repeal any provision contained in Articles I, II, and III of this Certificate of Incorporation.
ARTICLE IX
No director or officer of the Corporation shall have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director or officer, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or hereafter may be amended. Any amendment, repeal or modification of this Article IX, or the adoption of any provision of this Certificate of Incorporation inconsistent with this Article IX, shall not adversely affect any right or protection of a director or officer of the Corporation with respect to any act or omission occurring prior to such amendment, repeal, modification or adoption. If the DGCL is amended after approval by the stockholders of this Article IX to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.
ARTICLE X
The Corporation shall have the power to provide rights to indemnification and advancement of expenses to its current and former officers, directors, employees and agents and to any Person who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

ARTICLE XI
Unless a majority of the Board of Directors, acting on behalf of the Corporation consents in writing to the selection of an alternative forum: (a) the Court of Chancery (the “Chancery Court”) of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on behalf of the Corporation, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of the Corporation to the Corporation or to the Corporation’s stockholders, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL or the bylaws of the Corporation or this Restated Certificate (as either may be amended from time to time) or (iv) any action, suit or proceeding asserting a claim against the Corporation governed by the internal affairs doctrine; and (b) subject to the preceding provisions of this Article XI, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause or causes of action arising under the Securities Act, including all causes of action asserted against any defendant to such complaint. If any action the subject matter of which is within the scope of clause (a) of the immediately preceding sentence is filed in a court other than the Chancery Court in the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (x) the personal jurisdiction of the state and federal courts in the State of Delaware in connection with any action brought in any such court to enforce the provisions of clause (a) of the immediately preceding sentence and (y) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.
Any Person purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to this Article XI. This Article XI is intended to benefit and may be enforced by the Corporation, its officers and directors, the underwriters to any offering giving rise to such complaint, and any other professional or entity whose profession gives authority to a statement made by that Person and who has prepared or certified any part of the documents underlying the offering. Notwithstanding the foregoing, the provisions of this Article XI shall not apply to suits brought to enforce any liability or duty created by the Securities Act or Exchange Act, or any other claim for which the federal courts of the United States have exclusive jurisdiction.
ARTICLE XII
If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, each portion of any sentence of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible and without limiting any other provisions of this Certificate of Incorporation (or any other provision of the By-laws or any agreement entered into by the Corporation), the provisions of this Certificate of Incorporation (including, each such portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to, or for the benefit of, the Corporation to the fullest extent permitted by law.
To the fullest extent permitted by law, each and every Person purchasing or otherwise acquiring any interest (of any nature whatsoever) in any shares of the capital stock of the Corporation shall be deemed, by reason of and from and after the time of such purchase or other acquisition, to have notice of and to have consented to all of the provisions of (a) this Certificate of Incorporation, (b) the By-laws and (c) any amendment to this Certificate of Incorporation or the By-laws enacted or adopted in accordance with this Certificate of Incorporation, the By-laws and applicable law.
ARTICLE XIII
Section 13.1 In recognition and anticipation that (i) certain directors, managers, principals, officers, employees and/or other representatives of the Principal Stockholders and their Affiliates may serve as directors, officers or agents of the Corporation, (ii) the Principal Stockholders and their Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, and (iii) members of the Board of Directors who are not employees of the Corporation or a majority owned subsidiary thereof (“Non-Employee Directors”) and their respective

Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this Article XIII are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve any of the Principal Stockholders, the Non-Employee Directors or their respective Affiliates and the powers, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection therewith.
Section 13.2 To the fullest extent permitted by law, none of (i) the Principal Stockholders or any of their Affiliates or (ii) any Non-Employee Director (including any Non-Employee Director who serves as an officer of the Corporation in both such Director’s director and officer capacities) or such Director’s Affiliates (the Persons identified in (i) and (ii) above being referred to, collectively, as “Identified Persons” and, individually, as an “Identified Person”) shall have any duty to refrain from directly or indirectly (1) engaging in the same or similar business activities or lines of business in which the Corporation or any of its Affiliates now engages or proposes to engage or (2) otherwise competing with the Corporation or any of its Affiliates. To the fullest extent permitted by law, no Identified Person shall be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities. To the fullest extent permitted by law, the Corporation renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity which may be a corporate opportunity for an Identified Person and the Corporation or any of its Affiliates, except as provided in Section 13.3. Subject to Section 13.3 and to the fullest extent permitted by law, in the event that any Identified Person acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself, herself or himself and the Corporation or any of its Affiliates, such Identified Person shall have no duty to communicate or offer such transaction or other business opportunity to the Corporation or any of its Affiliates and shall not be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty as a stockholder, director or officer of the Corporation solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself, herself or himself, offers or directs such corporate opportunity to another Person, or does not communicate information regarding such corporate opportunity to the Corporation or any Affiliate of the Corporation.
Section 13.3 The Corporation does not renounce its interest in any corporate opportunity offered to any Non-Employee Director (including any Non-Employee Director who serves as an officer of the Corporation in both his or her director and officer capacities) if such opportunity is expressly offered to such Person solely in his or her capacity as a director or officer of the Corporation, and the provisions of Section 13.2 shall not apply to any such corporate opportunity.
Section 13.4 In addition to and notwithstanding the foregoing provisions of this Article XIII, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if it is a business opportunity that: (i) the Corporation is neither financially or legally able, nor contractually permitted, to undertake; (ii) from its nature, is not in the line of the Corporation’s business or is of no practical advantage to the Corporation; or (iii) is one in which the Corporation has no interest or reasonable expectancy.
Section 13.5 Solely for purposes of this Article XIII, “Affiliate” shall mean in respect of any Principal Stockholder, any Person that, directly or indirectly, is controlled by such Principal Stockholder, controls such Principal Stockholder or is under common control with such Principal Stockholder. Affiliate shall include: (a) any principal, member, director, manager, partner, stockholder, officer, employee or other representative of any of the foregoing (other than the Corporation and any entity that is controlled by the Corporation); and (b) any funds or vehicles advised by Affiliates of such Principal Stockholder. Solely for purposes of this Article XIII, (x) in respect of a Non-Employee Director, the term “Affiliate” shall include any Person that, directly or indirectly, is controlled by such Non-Employee Director (other than the Corporation and any entity that is controlled by the Corporation); and (y) in respect of the Corporation, the term “Affiliate” shall include any Person that, directly or indirectly, is controlled by the Corporation.
Section 13.6 To the fullest extent permitted by law, any Person purchasing or otherwise acquiring or holding any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article XIII.

ARTICLE XIV
Section 14.1 Definitions. As used in this Certificate of Incorporation, the following terms shall have the following meaning:
(a) “Affiliate” (other than for purposes of Article XIII) means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another Person, whether through one or more intermediaries or otherwise.
(b) “control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. A Person who is the owner of ten percent (10%) or more of the outstanding voting power of any corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such Person holds voting stock, in good faith and not for the purpose of circumventing this section, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.
(c) “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and any applicable rules and regulations promulgated thereunder, and any successor to such statute, rules or regulations.
(d) “owner,” including the terms “own” and “owned,” when used with respect to any stock, means a Person that individually or with or through any of its Affiliates:
(i) beneficially owns such stock, directly or indirectly; or
(ii) has (a) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise. Notwithstanding the foregoing, a Person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such Person or any of such Person’s Affiliates until such tendered stock is accepted for purchase or exchange; or (b) the right to vote such stock pursuant to any agreement, arrangement or understanding. Notwithstanding the foregoing, a Person shall not be deemed the owner of any stock because of such Person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten or more Persons; or
(iii) has any agreement, arrangement or understanding, for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (b) of subsection (ii) above), or disposing such stock, with any other Person that beneficially owns, or whose Affiliates beneficially own, directly or indirectly, such stock.
(e) “Person” means any individual, corporation, company, partnership, limited liability company, unincorporated association or other entity or organization.
(f) “Principal Stockholder” means any stockholder who owns or has the right, directly or indirectly, through any contract, arrangement understanding relationship or otherwise, to vote 10% or more of the shares of capital stock of the Corporation.
(g) “Securities Act” means the U.S. Securities Act of 1933, as amended, and applicable rules and regulations promulgated thereunder, and any successor to such statute, rules or regulations.
(h) “stock” with respect to any corporation means, capital stock and, with respect to any other entity, any equity interest.
(i) “Transfer” means the (i) sale or assignment of, offer to sell, contract or agreement to sell, gift, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security,

(ii) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) public announcement of any intention to effect any transaction specified in the foregoing clause (i) or (ii).
(j) “voting stock” means stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity. Every reference to a percentage of voting stock shall refer to such percentages of the votes of such voting stock.
[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by a duly authorized officer of the Corporation on this    day of      , 20   .

By:
Its:

Annex J
FORM OF AMENDED HOLDCO BYLAWS

INNVENTURE INC.

BY-LAWS

ARTICLE I

CORPORATE OFFICERS
Section 1.01 Registered Office. The address of the registered office of Innventure Inc., a Delaware corporation (the “Corporation”), in the State of Delaware, and the name of its registered agent at such address, shall be as set forth in the Corporation’s certificate of incorporation, as the same may be amended, restated or otherwise modified from time to time (the “Certificate of Incorporation”).
Section 1.02 Other Offices. The Corporation may have additional offices at any place or places, within or outside the State of Delaware, as the Corporation’s board of directors (the “Board of Directors”) may from time to time establish or as the business of the Corporation may require.
ARTICLE II

MEETINGS OF STOCKHOLDERS
Section 2.01 Place of Meetings. Meetings of stockholders of the Corporation (the “Stockholders”), may be held at any place, within or without the State of Delaware, as may be designated by or in the manner determined by the Board of Directors. In the absence of such designation, meetings of Stockholders shall be held at the principal executive office of the Corporation. In its sole discretion, the Board of Directors may, determine that a meeting of Stockholders shall not be held at any place, but may instead be held solely by means of remote communication authorized by and in accordance with Section 211(a) of the General Corporation Law of the State of Delaware (the “DGCL”).
Section 2.02 Annual Meetings. The annual meeting of Stockholders shall be held for the election of members of the Board of Directors (the “Directors”) at such date and time as may be designated by or in the manner determined by resolution of the Board of Directors from time to time. Any other business as may be properly brought before the annual meeting of Stockholders may be transacted at the annual meeting of Stockholders. The Board of Directors may postpone, reschedule or cancel any annual meeting of Stockholders previously scheduled by the Board of Directors.
Section 2.03 Special Meetings. Special meetings of the Stockholders may be called only by such persons and only in such manner as set forth in the Certificate of Incorporation. Special meetings of Stockholders validly called in accordance with this Section 2.03 of these By-laws (as the same may be amended, restated or otherwise modified from time to time, these “By-laws”) may be held at such date and time as specified in the applicable notice of such meeting. No business may be transacted at any special meeting of Stockholders other than the business specified in the notice of such meeting. Except in the case of a special meeting of Stockholders called at the request of the Stockholders pursuant to the express terms of the Certificate of Incorporation, the Board of Directors may postpone, reschedule or cancel any previously scheduled special meeting of the Stockholders.
Section 2.04 Notice of Meetings. Whenever Stockholders are required or permitted to take any action at a meeting of Stockholders, a notice of the meeting shall be given. The notice shall state: (i) the place, if any, date and hour of the meeting; (ii) the means of remote communications, if any, by which Stockholders and proxy holders may be deemed to be present in person and vote at such meeting; (iii) the record date for determining the Stockholders entitled to vote at the meeting (if such date is different from the record date for Stockholders entitled to notice of the meeting); and (iv) in the case of a special meeting of the Stockholders, the purpose or purposes for which the meeting is called. Unless otherwise required by applicable law, the Certificate of Incorporation or these By-laws, the notice of any meeting of Stockholders shall be given not less than ten nor more than 60 days before the date of the meeting to each Stockholder entitled to vote at the meeting as of the record date for determining the Stockholders entitled to notice of the meeting. If mailed, such notice shall be deemed to be given when deposited in the United States mail, postage prepaid, directed to the Stockholder at such Stockholder’s address as it appears on the records of the Corporation. In addition, if Stockholders have consented to receive notices by a form of electronic transmission, then such notice shall be deemed to be given when directed to an electronic mail address, respectively, at which the Stockholder has consented to receive notice. If such notice is transmitted by a posting on an electronic network together with separate notice to the Stockholder of such specific posting, such notice shall be deemed to be given upon the later of (i) such posting, and (ii) the giving of such separate notice. If such notice is transmitted by any other form of electronic transmission, such notice shall be deemed to be given when directed to the Stockholder. Notice shall be deemed to have been given to all Stockholders of record who share an address if notice is given in accordance with the “householding” rules set forth in the rules of the Securities and Exchange Commission under the Securities Exchange Act of 1934 (the “Exchange Act”) and Section 233 of the DGCL.
Section 2.05 Adjournments. Any meeting of Stockholders, annual or special, may be adjourned from time to time by the chairperson of the meeting (or by the Stockholders in accordance with Section 2.06) to reconvene at the same or some other place, if any, and the same or some other time. Notice need not be given to the Stockholders of any such adjourned meeting if the time and place, if any, of such meeting, and the means of remote communications, if any, by which Stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At the adjourned meeting of Stockholders, the Corporation may transact any business that might have been transacted at the original meeting of Stockholders. If the adjournment is for more than 30 days, a notice of the adjourned meeting of Stockholders shall be given to each Stockholder of record entitled to vote at the adjourned meeting of Stockholders. If after the adjournment a new record date for determination of Stockholders entitled to vote is fixed for the adjourned meeting of Stockholders. The Board of Directors shall fix a new record date for determining Stockholders entitled to notice of such adjourned meeting of Stockholders in accordance with Section 2.09(a) of these By-laws, and shall give notice of the adjourned meeting of Stockholders to each Stockholder of record entitled to vote at such adjourned meeting of Stockholders as of the record date fixed for notice of such adjourned meeting of Stockholders. If mailed, such notice shall be deemed to be given when deposited in the United States mail, postage prepaid, directed to the Stockholder at such Stockholder’s address as it appears on the records of the Corporation.
Section 2.06 Quorum. At any meeting of the Stockholders, the holders of a majority of the voting power of the issued and outstanding shares of capital stock of the Corporation (“Stock”) entitled to vote at the meeting, present in person, or by remote communication, if applicable, or represented by proxy, shall constitute a quorum for all purposes, unless or except to the extent that the presence of a larger number may be required by applicable law, the rules of any stock exchange upon which the Corporation’s securities are listed, the Certificate of Incorporation or these By-laws. In the absence of a quorum, then either (i) the chairperson of the meeting or (ii) the Stockholders by the affirmative vote of a majority of the voting power of the outstanding shares of Stock entitled to vote thereon, present in person, or by remote communication, if applicable, or represented by proxy, shall have the power to recess or adjourn the meeting of Stockholders from time to time in the manner provided in Section 2.05 of these By-laws until a quorum is present or represented. At any such recessed or adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed. Where a separate vote by a class or classes or series of Stock is required by applicable law or the Certificate of Incorporation, the holders of a majority of voting power of the shares of such class or classes or series of Stock issued and outstanding and entitled to vote on such matter, present in person, or by remote communication, if applicable, or represented by proxy, shall constitute a quorum entitled to take action with respect to the vote on such matter. A quorum, once established at a meeting, shall not be broken by the withdrawal of enough votes to leave less than a quorum.
Section 2.07 Organization. Meetings of Stockholders shall be presided over by the Chairperson or by such other officer of the Corporation or Director as designated by the Board of Directors or the Chairperson. In the absence of such person or designation, then the chairperson for the meeting shall be chosen by the affirmative vote of a majority of the voting power of the outstanding shares of Stock present or represented at the meeting and entitled to vote at the meeting (provided there is a quorum). The Secretary of the Corporation (“Secretary”) shall act as secretary of the meeting, but in such person’s absence, the chairperson of the meeting may appoint any person to act as secretary of the meeting.
Section 2.08 Voting; Proxies.
(a) Each Stockholder entitled to vote at any meeting of Stockholders shall be entitled to the number of votes, if any, for each share of Stock held of record by such Stockholder that has voting power upon the matter in question as set forth in the Certificate of Incorporation or, if such voting power is not set forth in the Certificate of Incorporation, one vote per share. Voting at meetings of Stockholders need not be by written ballot. Unless otherwise provided in the Certificate of Incorporation, at all meetings of Stockholders for the election of Directors at which a quorum is present, a plurality of the votes cast shall be sufficient to elect Directors. No holder of shares of Stock shall have the right to cumulate votes. All other elections and questions presented to the Stockholders at a meeting at which a quorum is present shall be decided by the affirmative vote of the holders of a majority of votes cast (excluding abstentions and broker non-votes) on such matter, unless a different or minimum vote is required by the Certificate of Incorporation, these By-laws, the rules or regulations of any stock exchange applicable to the Corporation, or applicable law or pursuant to any regulation applicable to the Corporation or its securities, in which case such different or minimum vote shall be the applicable vote on the matter.
(b) Each Stockholder entitled to vote at a meeting of Stockholders or express consent to corporate action in writing without a meeting (if permitted by the Certificate of Incorporation) may authorize another person or persons to act for such Stockholder by proxy authorized by an instrument in writing or by a transmission permitted by law, including Rule 14a-19 promulgated under the Exchange Act, filed in accordance with the procedure established for the meeting. No such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 212 of the DGCL. A Stockholder may revoke any proxy that is not irrevocable by attending the meeting and voting in person (or by means of remote communication, if applicable) or by delivering to the Secretary a revocation of the proxy or a new proxy bearing a later date. A proxy may be in the form of an electronic transmission that sets forth or is submitted with information from which it can be determined that the transmission was authorized by the Stockholder.
Section 2.09 Fixing Date for Determination of Stockholders of Record.
(a) In order that the Corporation may determine the Stockholders entitled to notice of any meeting of Stockholders or any adjournment of such meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors. Unless otherwise required by applicable law, any such record date shall not be more than 60 nor less than ten days before the date of such meeting. If the Board of Directors so fixes a date, such date shall also be the record date for determining the Stockholders entitled to vote at such meeting. Notwithstanding the foregoing, at the time it fixes such record date, the Board of Directors may determine, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board of Directors, the record date for determining Stockholders entitled to notice of and to vote at a meeting of Stockholders shall be at the close of business on the day immediately preceding the day on which notice is given, or, if notice is waived, at the close of business on the day immediately preceding the day on which the meeting is held. A determination of Stockholders of record entitled to notice of or to vote at a meeting of Stockholders shall apply to any adjournment of the meeting. The Board of Directors may, however, fix a new record date for determination of Stockholders entitled to vote at the adjourned meeting. In such event the Board of Directors shall also fix as the record date for Stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of Stockholders entitled to vote in accordance with the foregoing provisions of this Section 2.09(a) at the adjourned meeting.
(b) In order that the Corporation may determine the Stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of Stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted. Any such record date shall not be more than 60 days prior to such action. If no such record date is fixed, the record date for determining Stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating to such record date.
(c) Unless otherwise restricted by the Certificate of Incorporation, in order that the Corporation may determine the Stockholders entitled to consent to corporate action in writing without a meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors. Any such record date shall not be more than ten days after the date upon which the resolution fixing the record date is adopted by the Board of Directors. If no record date for determining Stockholders entitled to consent to corporate action in writing without a meeting is fixed by the Board of Directors, (i) when no prior action of the Board of Directors is required by applicable law or the Certificate of Incorporation, the record date for such purpose shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation in accordance with applicable law and (ii) if prior action by the Board of Directors is required by applicable law or the Certificate of Incorporation, the record date for such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.

Section 2.10 List of Stockholders Entitled to Vote. At least ten days before every meeting of Stockholders, the Corporation shall prepare a complete list of the Stockholders entitled to vote at the meeting arranged in alphabetical order and showing the address of each Stockholder and the number of shares registered in the name of each Stockholder as of the record date (or such other date). In the event the record date for determining the Stockholders entitled to vote is less than ten days before the date of the meeting, the list referenced in the preceding sentence shall reflect the Stockholders entitled to vote as of the tenth day before the meeting date). The Corporation shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any Stockholder, for any purpose germane to the meeting at least ten days prior to the meeting (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting or (ii) during ordinary business hours at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to Stockholders. Such list shall presumptively determine the identity of the Stockholders entitled to vote at the meeting and the number of shares held by each of them. Except as otherwise provided by law, the “stock ledger” shall be the only evidence as to the Stockholders entitled to examine the list of Stockholders required by this Section 2.10 or to vote in person or by proxy at any meeting of Stockholders. For purposes of these By-laws, the term “stock ledger” means one or more records administered by or on behalf of the Corporation in which the names of all of the Corporation’s Stockholders of record, the address and number of shares registered in the name of each such Stockholder and all issuances and transfers of Stock are recorded.
Section 2.11 Inspectors of Election. In advance of any meeting of Stockholders, the Corporation may, and shall if required by law, appoint one or more inspectors of election, who may be employees of the Corporation, to act at the meeting or any adjournment of such meeting and to make a written report of such meeting. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. In the event that no inspector so appointed or designated is able to act at a meeting of Stockholders, the person presiding at the meeting may, and to the extent required by law, shall appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath to execute faithfully the duties of inspector with strict impartiality and according to the best of such person’s ability. Any report or certificate made by the inspectors of election is prima facie evidence of the facts stated in any such report or certificate. The inspector or inspectors of election may appoint such persons to assist them in performing their duties as they determine. The inspector or inspectors so appointed or designated shall: (i) ascertain the number of shares of Stock outstanding and the voting power of each such share; (ii) determine the number of shares of Stock represented at the applicable meeting of the Stockholders and the validity of proxies and ballots; (iii) count and tabulate all votes and ballots; (iv) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors; and (v) certify their determination of the number of shares of Stock represented at the meeting and such inspectors’ count of all votes and ballots. Any certification and report shall specify such other information as may be required by applicable law. In determining the validity and counting of proxies and ballots cast at any meeting of Stockholders, the inspectors may consider any information permitted by applicable law. No person who is a candidate for an office at an election may serve as an inspector at such election. The inspectors may appoint or retain other persons to assist them in the performance of their duties.
Section 2.12 Conduct of Meetings. The date and time of the opening and the closing of the polls for each matter upon which the Stockholders will vote at a meeting of the Stockholders shall be announced at the meeting by the person presiding over the meeting designated in accordance with Section 2.07. After the polls close, no ballots, proxies or votes or any revocations or changes may be accepted. The Board of Directors may adopt by resolution such rules and regulations for the conduct of the meeting of Stockholders as it deems appropriate. Except to the extent inconsistent with any rules and regulations adopted by the Board of Directors, the person presiding over any meeting of Stockholders shall have the right and authority to: (i) convene and (for any or no reason) to recess and/or adjourn the meeting; and (ii) prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such presiding person, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the presiding person of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to Stockholders entitled to vote at the meeting, their duly authorized and constituted proxies or such other persons as the presiding person of the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement of the meeting; and (v) limitations on the time allotted to questions or comments by participants. In addition to making any other determinations that may be appropriate to the conduct of the meeting, the presiding person at any meeting of Stockholders, shall, if the facts warrant, determine that a matter or business was not properly brought before the meeting. In the event of any such determination, the presiding person shall announce their determination to the meeting and any such matter or business not properly brought before the meeting shall not be transacted or considered. Unless and to the extent determined by the Board of Directors or the person presiding over the applicable meeting of Stockholders, meetings of Stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.
Section 2.13 Advance Notice Procedures for Business Brought before a Meeting. This Section 2.13 shall apply to any business that may be brought before an annual meeting of Stockholders other than nominations for election to the Board of Directors at such a meeting, which shall be governed by Section 2.14. Stockholders seeking to nominate persons for election to the Board of Directors must comply with Section 2.14. This Section 2.13 shall not be applicable to nominations for election to the Board of Directors except as expressly provided in Section 2.14.
(a) At an annual meeting of the Stockholders, the only business that shall be conducted is such business that has been properly brought before the meeting. To be properly brought before an annual meeting of the Stockholders, business must be: (a) specified in a notice of meeting of the Stockholders (or any supplement or amendment thereto) given by or at the direction of the Board of Directors or a duly authorized committee of the Board; (b) if not specified in a notice of meeting of the Stockholders, otherwise brought before the meeting by the Board of Directors or the chairperson of the meeting; or (c) otherwise properly brought before the meeting by a Stockholder present in person, or by remote communication. To properly bring a matter for consideration at an annual meeting, a Stockholder must: (A) (i) be a Stockholder of record of the Corporation both at the time of giving the notice provided for in this Section 2.13 and at the time of the meeting; (ii) be entitled to vote at the meeting; and (iii) be in compliance with this Section 2.13 in all respects; or (B) have properly made such proposal in accordance with Rule 14a-8 under the Exchange Act, which proposal has been included in the proxy statement for such annual meeting of the Stockholders. The foregoing clause (c) shall be the exclusive means for a Stockholder to propose business to be brought before an annual meeting of the Stockholders. The only matters that may be brought before a special meeting of the Stockholders are the matters specified in the Corporation’s notice of meeting of the Stockholders given by or at the direction of the person calling the meeting pursuant to the Certificate of Incorporation and Section 2.03. For purposes of this Section 2.13 and Section 2.14, “present in person” shall mean that the Stockholder proposing that the business be brought before the annual meeting or special meeting of the Stockholders, as applicable. If the proposing Stockholder is not an individual, then a qualified representative of such proposing Stockholder may appear in person at such annual or special meeting of the Stockholders. For purposes of this Section 2.13, a “qualified representative” of such proposing Stockholder shall be, if such proposing Stockholder is (x) a general or limited partnership, any general partner or person who functions as a general partner of the general or limited partnership or who controls the general or limited partnership; (y) a corporation or a limited liability company, any officer or person who functions as an officer of the corporation or limited liability company or any officer, director, general partner or person who functions as an officer, director or general partner of any entity ultimately in control of the corporation or limited liability company; or (z) a trust, any trustee of such trust.
(b) To properly bring a matter for consideration at an annual meeting of the Stockholders, a Stockholder must: (a) provide Timely Notice in writing and in proper form to the Secretary; and (b) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.13. To be timely, a Stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the Corporation not less than 90 days nor more than 120 days prior to the one-year anniversary of the immediately preceding year’s annual meeting. With respect to the first annual meeting of Stockholders following the Effective Time (as defined in the Certificate of Incorporation), the date for timely notice shall be [•]. In the event that the date of the annual meeting of the Stockholders is more than 30 days before or more than 60 days after such anniversary date, to be timely, notice by a Stockholder must be delivered, or mailed and received, not later than the later of (A) the 90th day prior to such annual meeting and (B) the 10th day following the day on which public disclosure of the date of such annual meeting was first made (such notice within such time periods, “Timely Notice”). In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of Timely Notice as described above.

(c) To be in proper form for purposes of this Section 2.13, a Stockholder’s notice to the Secretary shall set forth:
(i) As to each Proposing Person: (A) the name and address of such Proposing Person (including, if applicable, the name and address that appear on the Corporation’s books and records); and (B) the number of shares of each class or series of Stock of the Corporation that are, directly or indirectly, owned of record or beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by such Proposing Person. A Proposing Person shall in all events be deemed to beneficially own any shares of any class or series of Stock of the Corporation as to which such Proposing Person has a right to acquire beneficial ownership at any time in the future (the disclosures to be made pursuant to the foregoing clauses (A) and (B) are referred to as “Stockholder Information”);
(ii) As to each Proposing Person, the full notional amount of any securities that, directly or indirectly, underlie any “derivative security” (as such term is defined in Rule 16a-1(c) under the Exchange Act) that constitutes a “call equivalent position” (as such term is defined in Rule 16a-1(b) under the Exchange Act) (“Synthetic Equity Position”) and that is, directly or indirectly, held or maintained by such Proposing Person with respect to any shares of any class or series of Stock of the Corporation. For the purposes of the definition of “Synthetic Equity Position,” the term “derivative security” shall also include any security or instrument that would not otherwise constitute a “derivative security” as a result of any feature that would make any conversion, exercise or similar right or privilege of such security or instrument becoming determinable only at some future date or upon the happening of a future occurrence, in which case the determination of the amount of securities into which such security or instrument would be convertible or exercisable shall be made assuming that such security or instrument is immediately convertible or exercisable at the time of such determination. For the avoidance of doubt, any Proposing Person satisfying the requirements of Rule 13d-1(b)(1) under the Exchange Act (other than a Proposing Person that so satisfies Rule 13d-1(b)(1) under the Exchange Act solely by reason of Rule 13d-1(b)(1)(ii)(E)) shall not be deemed to hold or maintain the notional amount of any securities that underlie a Synthetic Equity Position held by such Proposing Person as a hedge with respect to a bona fide derivatives trade or position of such Proposing Person arising in the ordinary course of such Proposing Person’s business as a derivatives dealer The notice for each Proposing Person shall also set forth: (A) any rights to dividends on the shares of any class or series of Stock of the Corporation owned beneficially by such Proposing Person that are separated or separable from the underlying shares of the Corporation; (B) any material pending or threatened legal proceeding in which such Proposing Person is a party or material participant involving the Corporation or any of its officers or Directors, or any affiliate of the Corporation; (C) any other material relationship between such Proposing Person, on the one hand, and the Corporation or any affiliate of the Corporation, on the other hand, (E) any direct or indirect material interest in any material contract or agreement of such Proposing Person with the Corporation or any affiliate of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement); and (D) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed to be brought before the applicable meeting of the Stockholders pursuant to Section 14(a) of the Exchange Act. The disclosures to be made pursuant to this Section 2.13(c)(ii) are referred to as “Disclosable Interests”); provided, however, that Disclosable Interests shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the Stockholder directed to prepare and submit the notice required by these By-laws on behalf of a beneficial owner; and
(iii) As to each item of business that the Stockholder proposes to bring before the annual meeting of the Stockholders: (A) a brief description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any material interest in such business of each Proposing Person; (B) the text of the proposal or business (including the text of any resolutions proposed for consideration and the text of any proposed amendment to these By-laws); (C) a reasonably detailed description of all agreements, arrangements and understandings (x) between or among any of the Proposing Persons or (y) between or among any Proposing Person and any other person or entity (including their names) in connection with the proposal of such business by such Stockholder; and (D) any other information relating to such item of business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act. The disclosures required by this Section 2.13(c)(iii) shall not include, however, any disclosures with respect to any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the Stockholder directed to prepare and submit the notice required by these By-laws on behalf of a beneficial owner.
(d) The term “Proposing Person” shall mean (a) the Stockholder providing the notice of business proposed to be brought before an annual meeting of the Stockholders, (b) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the business proposed to be brought before the annual meeting of the Stockholders is made, and (c) any participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A) with such Stockholder in such solicitation.
(e) A Proposing Person shall update and supplement its notice to the Corporation of its intent to propose business at an annual meeting of the Stockholders, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.13 shall be true and correct as of the record date for notice of the meeting and as of the date that is 10 business days prior to the meeting or any adjournment or postponement of the meeting. Any such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five business days after the record date for notice of the meeting. In the case of the update and supplement required to be made as of the record date), any update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than eight business days prior to the date for the meeting or, if practicable, any adjournment or postponement of the meeting. If delivery as set forth in the preceding sentence is not practicable, delivery shall be effected on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten business days prior to the meeting or any adjournment or postponement thereof).
(f) Notwithstanding anything in these By-laws to the contrary, no business shall be conducted at an annual meeting of the Stockholders that is not properly brought before the meeting in accordance with this Section 2.13. If the facts warrant, the presiding officer of the meeting shall determine that the business was not properly brought before the meeting in accordance with this Section 2.13. The presiding person shall announce any such determination to the meeting and any such business not properly brought before the meeting shall not be transacted.
(g) In addition to the requirements of this Section 2.13 with respect to any business proposed to be brought before an annual meeting of the Stockholders, each Proposing Person shall comply with all applicable requirements of the Exchange Act with respect to any such business. Nothing in this Section 2.13 shall be deemed to affect the rights of Stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.
(h) “Public disclosure” means disclosure in a press release reported by a national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act.
Section 2.14 Advance Notice Procedures for Nominations of Directors.
(a) Nominations of any person for election to the Board of Directors at an annual meeting or at a special meeting of the Stockholders may be made at such meeting only: (a) by or at the direction of the Board of Directors, including by any committee or persons authorized to do so by the Board of Directors or these By-laws; or (b) by a Stockholder present in person (as defined in Section 2.13) (1) who was a Stockholder of record of the Corporation both at the time of giving the notice provided for in this Section 2.14 and at the time of the meeting, (2) is entitled to vote at the meeting and (3) has complied with this Section 2.14 as to such notice and nomination. Nominations of any person for election to the Board can only occur if the election of Directors is a matter specified in the notice of meeting given by or at the direction of the person calling such special meeting of the Stockholders. This Section 2.14 shall be the exclusive means for a Stockholder to make any nomination of a person or persons for election to the Board of Directors at any annual meeting or special meeting of the Stockholders.
(b)
(i) For a Stockholder to make any nomination of a person or persons for election to the Board of Directors at an annual meeting of the Stockholders, the Stockholder must (a) provide Timely Notice

(as defined in Section 2.13(b)) in writing and in proper form to the Secretary at the principal executive offices of the Corporation; (b) provide the information, agreements and questionnaires with respect to such Stockholder and such Stockholder’s candidate for nomination as required by this Section 2.14; and (c) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.14.
(ii) If the election of Directors is a matter specified in the notice of meeting given by or at the direction of the person calling a special meeting of the Stockholders, then for a Stockholder to make any nomination of a person or persons for election to the Board of Directors at a special meeting of the Stockholders, the Stockholder must: (a) provide timely notice in writing and in proper form to the Secretary at the principal executive offices of the Corporation; (b) provide the information, agreements and questionnaires with respect to such Stockholder and its candidate for nomination required by this Section 2.14; and (c) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.14. To be timely for purposes of this Section 2.14(b)(ii), a Stockholder’s notice for nominations to be made at a special meeting of the Stockholders must be delivered to, or mailed to and received by the Secretary not earlier than the 120th day prior to such special meeting and not later than the 90th day prior to such special meeting or, if later, the tenth day following the day on which public disclosure (as defined in Section 2.13(h)) of the date of such special meeting was first made.
(iii) In no event shall any adjournment or postponement of an annual meeting or special meeting of the Stockholders, or the announcement of such adjournment or postponement, commence a new time period for the giving of a Stockholder’s notice as described above.
(iv) In no event may a Nominating Person provide notice under this Section 2.14 or otherwise with respect to a greater number of Director candidates than are subject to election by Stockholders at the applicable meeting. If, subsequent to such notice, the Corporation shall increase the number of Directors subject to election at the meeting, any notice as to any additional nominees shall be due on the later of: (i) the conclusion of the time period for Timely Notice (with respect to an annual meeting of the Stockholders); (ii) the date set forth in Section 2.14(b)(ii) (with respect to a special meeting); or (iii) the tenth day following the date of public disclosure (as defined in Section 2.13(h)) of such increase.
(c) To be in proper form for purposes of this Section 2.14, a Stockholder’s notice to the Secretary shall set forth:
(i) As to each Nominating Person, the Stockholder Information (as defined in Section 2.13(c)(i)) except that the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.13(c)(i);
(ii) As to each Nominating Person, any Disclosable Interests (as defined in Section 2.13(c)(ii), except that the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.13(c)(ii) and the disclosure with respect to the business to be brought before the meeting of the Stockholders in Section 2.13(c)(iii) shall be made with respect to nomination of each person for election as a Director at such meeting); and
(iii) As to each candidate whom a Nominating Person proposes to nominate for election as a Director, (A) all information with respect to such candidate for nomination that would be required to be set forth in a Stockholder’s notice pursuant to this Section 2.14 if such candidate for nomination were a Nominating Person; (B) all information relating to such candidate for nomination that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of Directors in a contested election pursuant to Section 14(a) under the Exchange Act (including such candidate’s written consent to being named in the Corporation’s proxy statement as a nominee and to serving as a Director if elected); (C) a description of any direct or indirect material interest in any material contract or agreement between or among any Nominating Person, on the one hand, and each candidate for nomination or any other participants in such solicitation, on the other hand, including all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such Nominating Person were the “registrant” for purposes of such rule and the candidate for nomination were a Director or executive officer of such registrant; and (D) a completed and signed questionnaire, representation and agreement as provided in Section 2.14(f).

(d) The term “Nominating Person” means (a) the Stockholder providing the notice of the nomination proposed to be made at the meeting of the Stockholders; (b) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the nomination proposed to be made at the meeting is made; and (c) any other participant in such solicitation.
(e) A Stockholder providing notice of any nomination proposed to be made at a meeting of the Stockholders shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.14 shall be true and correct as of the record date for notice of the meeting and as of the date that is ten business days prior to the meeting or any adjournment or postponement of the meeting. Any such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five business days after the record date for notice of the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight business days prior to the date for the meeting or, if practicable, any adjournment or postponement of the meeting. In the event such delivery is not practicable, delivery shall be effected on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten business days prior to the meeting or any adjournment or postponement thereof).
(f) To be eligible to be a candidate for election as a Director at an annual or special meeting of the Stockholders, a candidate must be nominated in the manner prescribed in this Section 2.14. Whether nominated by the Board of Directors or by a Stockholder of record, any candidate must have previously delivered (in accordance with the time period prescribed for delivery in a notice to such candidate given by or on behalf of the Board of Directors), to the Secretary at the principal executive offices of the Corporation: (a) a completed written questionnaire (in the form provided by the Corporation) with respect to the background, qualifications, stock ownership and independence of such candidate for nomination; and (b) a written representation and agreement (in the form provided by the Corporation) that such candidate for nomination (A) is not, and will not become a party to, any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation or reimbursement for service as a Director that has not been disclosed in such written questionnaire and (B) if elected as a Director, will comply with all applicable corporate governance, conflict of interest, confidentiality, stock ownership and trading and other policies and guidelines of the Corporation applicable to all Directors and in effect during such person’s term in office as a Director (and, if requested by any candidate for nomination, the Secretary shall provide to such candidate for nomination all such policies and guidelines then in effect).
(g) The Board of Directors may also require any proposed candidate for nomination as a Director to furnish such other information as may reasonably be requested by the Board of Directors in writing prior to the meeting of Stockholders at which such candidate’s nomination is to be acted upon in order for the Board of Directors to determine the eligibility of such candidate for nomination to be an independent Director in accordance with the Corporation’s Corporate Governance Guidelines.
(h) In addition to the requirements of this Section 2.14 with respect to any nomination proposed to be made at a meeting, each Proposing Person shall comply with all applicable requirements of the Exchange Act with respect to any such nominations.
(i) No candidate shall be eligible for nomination as a Director unless such candidate for nomination and the Nominating Person seeking to place such candidate’s name in nomination has complied with this Section 2.14. If the facts warrant, the presiding officer at the meeting shall determine that a nomination was not properly made in accordance with this Section 2.14. In the event of any such determination, the presiding person shall announce their determination to the meeting and the defective nomination shall be disregarded. Any ballots cast for the candidate in question (but in the case of any form of ballot listing other qualified nominees, only the ballots case for the nominee in question) shall be void and of no force or effect.
(j) Notwithstanding anything to the contrary in these By-laws, no candidate for nomination shall be eligible to be seated as a Director unless nominated and elected in accordance with this Section 2.14.
(k) Notwithstanding the foregoing provisions of this Section 2.14, unless otherwise required by law, if any Nominating Person provides notice pursuant to Rule 14a-19(b) promulgated under the Exchange Act and subsequently fails to comply with the requirements of Rule 14a-19(a)(2) and Rule 14a-19(a)(3) promulgated under the Exchange Act, then the Corporation shall disregard any proxies or votes solicited for the Nominating

Person’s nominee. Upon request by the Corporation, if any Nominating Person provides notice pursuant to Rule 14a-19(b) promulgated under the Exchange Act, such Nominating Person shall deliver to the Corporation, no later than five business days prior to the applicable meeting, reasonable evidence that it has met the requirements of Rule 14a-19(a)(3) promulgated under the Exchange Act.
Section 2.15 Delivery to the Corporation. Whenever this Article II requires one or more persons (including a record or beneficial owner of Stock) to deliver a document or information to the Corporation or any officer, employee or agent of the Corporation, such document or information shall be in writing exclusively (and not in an electronic transmission) and shall be delivered exclusively by hand (including, without limitation, overnight courier service) or by certified or registered mail, return receipt requested. Without limiting the generality of the foregoing, the requirements set forth in the preceding sentence shall apply to any notice, request, questionnaire, revocation, representation or other document or agreement and the Corporation shall not be required to accept delivery of any document not in such written form or so delivered. For the avoidance of doubt, the Corporation expressly opts out of Section 116 of the DGCL with respect to the delivery of information and documents to the Corporation required by this Article II.
ARTICLE III

BOARD OF DIRECTORS
Section 3.01 Powers. Except as otherwise provided by the Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.
Section 3.02 Number; Tenure; Qualifications. Subject to the Certificate of Incorporation and the rights of holders of any series of preferred Stock to elect Directors, the total number of Directors constituting the entire Board of Directors shall be fixed from time to time exclusively by resolution of the Board of Directors, each of whom shall be a natural person. No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires. The Directors shall be classified in the manner provided in the Certificate of Incorporation. Each Director shall hold office until such time as provided in the Certificate of Incorporation. Directors need not be Stockholders to be qualified for election or service as a Director.
Section 3.03 Election, Qualification and Term of Office of Directors. Except as provided in these By-laws, and subject to the Certificate of Incorporation, each Director, including a Director elected to fill a vacancy or newly created directorship, shall hold office until the expiration of the term of the class, if any, for which elected and until such Director’s successor is elected and qualified or until such Director’s earlier death, resignation, disqualification or removal. Directors need not be Stockholders. The Certificate of Incorporation or these By-laws may prescribe qualifications for Directors.
Section 3.04 Resignation and Vacancies.
(a) Any Director may resign at any time upon notice given in writing or by electronic transmission to the Corporation. The resignation shall take effect at the time specified in such writing or electronic transmission or upon the happening of an event specified in such notice or electronic transmission, and if no time or event is specified, at the time of its receipt. When one or more Directors so resigns and the resignation is effective at a future date or upon the happening of an event to occur on a future date, a majority of the Directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies. The appointment of the newly elected directors shall take effect upon the resignation or resignations of such resigning Directors and each Director so chosen shall hold office as provided in Section 3.03.
(b) Unless otherwise provided in the Certificate of Incorporation or these By-laws, vacancies resulting from the death, resignation, disqualification or removal of any Director, and newly created directorships resulting from any increase in the authorized number of Directors shall be filled only by a majority of the Directors then in office, although less than a quorum, or by a sole remaining Director.
Section 3.05 Regular Meetings. Regular meetings of the Board of Directors may be held at such places, if any, within or without the State of Delaware. Such regular meetings shall be held at times designated by the Board of Directors and publicized among all Directors, either orally or in writing, by telephone, including a voice-messaging system or other system designed to record and communicate messages, facsimile, telegraph or telex, or by electronic mail or other means of electronic transmission. No further notice shall be required for regular meetings of the Board of Directors.

Section 3.06 Special Meetings. Special meetings of the Board of Directors may be called by the Chairperson, the Chief Executive Officer, the President, the Secretary or a majority of the Directors then in office. Any such special meetings shall be held at such time, date and place, if any, within or without the State of Delaware as they shall fix. Notice to Directors of the date, place and time of any special meeting of the Board of Directors shall be given to each Director by the Secretary or by the officer or one of the Directors calling the meeting. Such notice may be given in person, by United States first-class mail, or by e-mail, telephone, telecopier, facsimile or other means of electronic transmission. If the notice is delivered in person, by e-mail, telephone, telecopier, facsimile or other means of electronic transmission, it shall be delivered or sent at least 24 hours before the time of holding of the meeting. If the notice is sent by mail, it shall be deposited in the United States mail at least four days before the time of the holding of the meeting. The notice need not specify the place of the meeting if the meeting is to be held at the Corporation’s principal executive office nor the purpose of the meeting.
Section 3.07 Place of Meetings; Telephonic Meetings. The Board of Directors may hold meetings, both regular and special, either within or outside the State of Delaware. Unless otherwise restricted by the Certificate of Incorporation or these By-laws, Directors may participate in any meetings of the Board of Directors or a committee thereof by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other. Participation in a meeting of the Board of Directors pursuant to this Section 3.07 shall constitute presence in person at such meeting.
Section 3.08 Quorum; Vote Required for Action. Unless otherwise provided by the Certificate of Incorporation, at all meetings of the Board of Directors a majority of the total number of Directors shall constitute a quorum for the transaction of business. Notwithstanding the foregoing and solely for the purposes of filling vacancies pursuant to Section 3.04, a meeting of the Board of Directors may be held if a majority of the Directors then in office participate in such meeting. The affirmative vote of a majority of the Directors present at any meeting of the Board of Directors at which a quorum is present shall be the act of the Board of Directors, except as may be otherwise specifically required by applicable law, the Certificate of Incorporation or these By-laws. If a quorum is not present at any meeting of the Board of Directors, then the Directors present at the meeting may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.
Section 3.09 Organization. Meetings of the Board of Directors shall be presided over by the Chairperson, or in such person’s absence by the person whom the Chairperson shall designate, or in the absence of the foregoing persons by a chairperson chosen at the meeting by the affirmative vote of a majority of the Directors present at the meeting. The Secretary shall act as secretary of the meeting, but in such person’s absence, the chairperson of the meeting may appoint any person to act as secretary of the meeting.
Section 3.10 Action by Unanimous Consent of Directors. Unless otherwise restricted by the Certificate of Incorporation or these By-laws, any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting of the Board of Directors if all members of the Board of Directors or such committee consent in writing or by electronic transmission. Thereafter, the writing or writings or electronic transmissions shall be filed with the minutes of proceedings of the Board of Directors or such committee in accordance with applicable law. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form. Such action by written consent or consent by electronic transmission shall have the same force and effect as a unanimous vote of the Board of Directors.
Section 3.11 Compensation of Directors. Unless otherwise restricted by the Certificate of Incorporation or these By-laws, the Board of Directors shall have the authority to fix the compensation, including fees and reimbursements of expenses and equity compensation, of Directors for services to the Corporation in any capacity. No such payment shall preclude any Director from serving the Corporation in any other capacity and receiving compensation from the Corporation for such service. Any Director may decline any or all such compensation payable to such Director in such person’s discretion.
Section 3.12 Chairperson. The Board of Directors may appoint from its members a chairperson (the “Chairperson”). The Board of Directors may, in its sole discretion, from time to time appoint one or more vice chairpersons (each, a “Vice Chairperson”), each of whom in such capacity shall report directly to the Chairperson.

ARTICLE IV

COMMITTEES
Section 4.01 Committees. The Board of Directors may designate one or more committees, each committee to consist of one or more of the Directors. The Board of Directors may designate one or more Directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of such committee. In the absence or disqualification of a member of any committee, the member or members present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum and may unanimously appoint another member of the Board of Directors to act at the meeting in place of any such absent or disqualified member. To the extent permitted by applicable law and to the extent provided in a resolution of the Board of Directors, any such committee may exercise all of the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation (if one is adopted) to be affixed to all papers that may require it. No such committee shall have the power or authority, however, to: (i) approve or adopt, or recommend to the Stockholders, any action or matter expressly required by the DGCL to be submitted to Stockholders for approval; or (ii) adopt, amend or repeal any bylaw of the Corporation. Except as otherwise provided in the Certificate of Incorporation, these By-laws, or the resolution of the Board of Directors designating the committee, a committee may create one (1) or more subcommittees, each subcommittee to consist of one or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee. Except as otherwise provided in the Certificate of Incorporation, these By-laws, or the resolution of the Board of Directors designating the committee (or resolution of the committee designating the subcommittee, if applicable), a majority of the Directors then serving on a committee or subcommittee shall constitute a quorum for the transaction of business. The vote of a majority of the members of the committee or subcommittee present at a meeting at which a quorum is present shall be the act of the committee or subcommittee. Meetings of any committee of the Board of Directors may be held at any time or place, if any, within or without the State of Delaware whenever called by the Chairperson or a majority of the members of such committee.
Section 4.02 Committee Minutes. Each committee of the Board of Directors shall keep regular minutes of its meetings and report the same to the Board of Directors when required.
Section 4.03 Committee Rules. Unless the Board of Directors otherwise provides, each committee designated by the Board of Directors may make, alter and repeal rules for the conduct of its business. In the absence of such rules, each such committee shall conduct its business in the same manner as the Board of Directors conducts its business pursuant to Article III.
ARTICLE V

OFFICERS
Section 5.01 Officers. The officers of the Corporation shall include a Chief Executive Officer, a President and a Secretary. The Corporation may also have, at the discretion of the Board of Directors, a Chairperson, a Vice Chairperson, a Chief Financial Officer, a Treasurer, one or more Vice Presidents, one or more Assistant Vice Presidents, one or more Assistant Treasurers, one or more Assistant Secretaries, and any such other officers as may be appointed in accordance with the provisions of these By-laws. Each officer of the Corporation shall hold office for such term as may be prescribed by the Board of Directors and until such person’s successor is duly elected and qualified or until such person’s earlier death, resignation or removal. No officer need be a Stockholder or Director.
Section 5.02 Appointment of Officers. The Board of Directors shall appoint the officers of the Corporation, except such officers as may be appointed in accordance with the provisions of Section 5.03.
Section 5.03 Subordinate Officer. The Board of Directors may appoint or empower the Chief Executive Officer of the Corporation or, in the absence of a Chief Executive Officer of the Corporation, the President of the Corporation, to appoint, such other officers and agents as the business of the Corporation may require. Each of such officers and agents shall hold office for such period, have such authority, and perform such duties as are provided in these By-laws or as the Board of Directors may determine from time to time.
Section 5.04 Removal and Resignation of Officers. Subject to the rights, if any, of an officer under any contract of employment, any officer may be removed, either with or without cause, by the Board of Directors or, except in the case of an officer chosen by the Board of Directors, by any officer upon whom such power of removal may be conferred by the Board of Directors. Any officer may resign at any time by giving notice in writing or by electronic transmission to the Corporation. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice. Unless otherwise specified in the notice of resignation, the acceptance of the resignation shall not be necessary to make it effective. If a resignation is made effective at a later date and the Corporation accepts the future effective date, the Board of Directors may fill the pending vacancy before the effective date if the Board of Directors provides that the successor shall not take office until the effective date. Any resignation is without prejudice to the rights, if any, of the Corporation under any contract to which the officer is a party.
Section 5.05 Vacancies in Offices. Any vacancy occurring in any office of the Corporation shall be filled by the Board of Directors or as provided in Section 5.02.
Section 5.06 Representation of Shares of Other Entities. Unless otherwise directed by the Board of Directors, the Chairperson, the Chief Executive Officer, or the President of this Corporation, or any other person authorized by the Board of Directors, the Chief Executive Officer or the President, is authorized to vote, represent and exercise on behalf of this Corporation all rights incident to any and all shares or voting securities of any other corporation or other person standing in the name of this Corporation. The authority granted by this Section 5.06 may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by such person having the authority.
Section 5.07 Authority and Duties of Officers. All officers of the Corporation shall respectively have such authority and perform such duties in the management of the business of the Corporation as may be provided in these By-laws or designated from time to time by the Board of Directors and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board of Directors.
Section 5.08 Compensation. The compensation of the officers of the Corporation for their services as such shall be fixed from time to time by or at the direction of the Board of Directors. An officer of the Corporation shall not be prevented from receiving compensation by reason of the fact that such Officer is also a Director.
ARTICLE VI

RECORDS
Section 6.01 Records. A stock ledger consisting of one or more records in which the names of all of the Stockholders of record, the address and number of shares registered in the name of each such Stockholder, and all issuances and transfers of Stock are recorded in accordance with Section 224 of the DGCL shall be administered by or on behalf of the Corporation. Any records administered by or on behalf of the Corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on, or by means of, or be in the form of, any information storage device, or method, or one or more electronic networks or databases (including one or more distributed electronic networks or databases), provided that the records so kept can be converted into clearly legible paper form within a reasonable time and, with respect to the stock ledger, that the records so kept (i) can be used to prepare the list of Stockholders specified in Sections 219 and 220 of the DGCL; (ii) record the information specified in Sections 156, 159, 217(a) and 218 of the DGCL; and (iii) record transfers of Stock as governed by Article 8 of the Uniform Commercial Code as adopted in the State of Delaware.
ARTICLE VII

GENERAL MATTERS
Section 7.01 Execution of Corporate Contracts and Instruments. Except as otherwise provided in these By-laws, the Board of Directors may authorize any officer or officers, or agent or agents to enter into any contract or execute any instrument in the name of and on behalf of the Corporation; such authority may be general or confined to specific instances.
Section 7.02 Stock Certificates.
(a) The shares of Stock shall be represented by certificates, provided that the Board of Directors by resolution may provide that some or all of the shares of any class or series of Stock shall be uncertificated. Any such resolution shall not apply to shares represented by a certificate previously issued until such certificate is surrendered to the Corporation. Certificates for the shares of Stock shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Every holder of Stock represented by a certificate shall be entitled to have a certificate signed by, or in the name of the Corporation by, any two officers authorized to sign stock certificates representing the number of shares registered in certificate form. The Chairperson or Vice Chairperson, Chief Executive Officer, the President, Vice President, the Treasurer, any Assistant Treasurer, the Secretary or any Assistant Secretary of the Corporation shall be specifically authorized to sign stock certificates. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if they were such officer, transfer agent or registrar at the date of issue.
(b) The Corporation may issue the whole or any part of its shares of Stock as partly paid and subject to call for the remainder of the consideration to be paid for such shares. Upon the face or back of each stock certificate issued to represent any such partly paid shares, or upon the books and records of the Corporation in the case of uncertificated partly paid shares, the total amount of the consideration to be paid and the amount paid shall be stated. Upon the declaration of any dividend on fully paid shares, the Corporation shall declare a dividend upon partly paid shares of the same class, but only upon the basis of the percentage of the consideration actually paid.
Section 7.03 Special Designation of Certificates. If the Corporation is authorized to issue more than one class of Stock or more than one series of any class, then the powers, the designations, the preferences and the relative, participating, optional or other special rights of each class of Stock or series of Stock and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or on the back of the certificate that the Corporation shall issue to represent such class or series of Stock (or, in the case of uncertificated shares, set forth in a notice provided pursuant to Section 151 of the DGCL). Except as otherwise provided in Section 202 of the DGCL, in lieu of the foregoing requirements, there may be set forth on the face of back of the certificate that the Corporation shall issue to represent such class or series of Stock (or, in the case of any uncertificated shares, included in the aforementioned notice) a statement that the Corporation will furnish without charge to each Stockholder who so requests the powers, the designations, the preferences and the relative, participating, optional or other special rights of each class of Stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.
Section 7.04 Lost Certificates. Except as provided in this Section 7.04, no new certificates for shares of Stock shall be issued to replace a previously issued certificate unless the latter is surrendered to the Corporation and cancelled at the same time. The Corporation may issue a new certificate of Stock or uncertificated shares in place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed. The Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.
Section 7.05 Shares Without Certificates. The Corporation may adopt a system of issuance, recordation and transfer of its shares of Stock by electronic or other means not involving the issuance of certificates, provided the use of such system by the Corporation is permitted in accordance with applicable law.
Section 7.06 Construction; Definitions. Unless the context requires otherwise, the general provisions, rules of construction and definitions in the DGCL shall govern the construction of these By-laws. Without limiting this provision, the singular number includes the plural and the plural number includes the singular.
Section 7.07 Dividends. Subject to any restrictions contained in either (i) the DGCL or (ii) the Certificate of Incorporation, the Board of Directors may declare and pay dividends upon the shares of its Stock. Dividends may be paid in cash, in property or in shares of Stock. The Board of Directors may set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve. Such purposes shall include but not be limited to equalizing dividends, repairing or maintaining any property of the Corporation, and meeting contingencies.
Section 7.08 Fiscal Year. The fiscal year of the Corporation shall be fixed by resolution of the Board of Directors and may be changed by the Board of Directors.
Section 7.09 Seal. The Corporation may adopt a corporate seal, which shall be adopted and which may be altered by the Board of Directors. The Corporation may use the corporate seal by causing it or a facsimile of such seal to be impressed or affixed or in any other manner reproduced.

Section 7.10 Transfer of Stock. Shares of Stock shall be transferable in the manner prescribed by law and in these By-laws. Shares of Stock shall be transferred on the books of the Corporation only by the holder of record or by such holder’s attorney duly authorized in writing, upon surrender to the Corporation of the certificate or certificates representing such shares endorsed by the appropriate person or persons (or by delivery of duly executed instructions with respect to uncertificated shares). Any transfer of Shares shall be accompanied by such evidence of the authenticity of such endorsement or execution, transfer, authorization and other matters as the Corporation may reasonably require, along with all necessary stock transfer stamps. No transfer of Stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing the names of the persons from and to whom it was transferred. Notwithstanding anything to the contrary in these By-laws, at all times that the Corporation’s stock is listed on a stock exchange, the Shares of Stock of the Corporation shall comply with all direct registration system eligibility requirements established by such exchange, including any requirement that shares of the Corporation’s stock be eligible for issue in uncertificated or book-entry form. All issuances and transfers of Shares of Stock shall be entered on the books of the Corporation with all information necessary to comply with such direct registration system eligibility requirements, including the name and address of the person to whom the Shares of Stock are issued, the number of Shares of Stock issued and the date of issue. The Board of Directors shall have the power and authority to make such rules and regulations as it may deem necessary or proper concerning the issue, transfer and registration of Shares of Stock of the Corporation in both the certificated and uncertificated form.
Section 7.11 Stock Transfer Agreements. The Corporation shall have power to enter into and perform any agreement with any number of Stockholders of any one or more classes or series of Stock to restrict the transfer of shares of Stock of any one or more classes owned by such Stockholders in any manner not prohibited by the DGCL.
Section 7.12 Registered Stockholders. The Corporation shall: (i) be entitled to recognize the exclusive right of a person registered on its books as the owner of shares of Stock to receive dividends and to vote as such owner; and (ii) not be bound to recognize any equitable or other claim to or interest in such share or shares of Stock on the part of another person, whether or not it shall have express or other notice of such claim to or interest in such share or shares of Stock, except as otherwise provided by the laws of the State of Delaware.
Section 7.13 Waiver of Notice. Whenever notice is required to be given under any provision of the DGCL, the Certificate of Incorporation or these By-laws, a written waiver, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Stockholders need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the Certificate of Incorporation or these By-laws.
ARTICLE VIII

NOTICE
Section 8.01 Delivery of Notice; Notice by Electronic Transmission.
(a) Without limiting the manner by which notice otherwise may be given effectively to Stockholders, any notice to Stockholders given by the Corporation under any provisions of the DGCL, the Certificate of Incorporation, or these By-laws may be given in writing directed to the Stockholder’s mailing address (or by electronic transmission directed to the Stockholder’s electronic mail address, as applicable) as it appears on the records of the Corporation. All such notices shall be given: (1) if mailed, when the notice is deposited in the U.S. mail, postage prepaid; (2) if delivered by courier service, the earlier of when the notice is received or left at such Stockholder’s address; or (3) if given by electronic mail, when directed to such Stockholder’s electronic mail address unless the Stockholder has notified the Corporation in writing or by electronic transmission of an objection to receiving notice by electronic mail. A notice by electronic mail must include a prominent legend that the communication is an important notice regarding the Corporation.
(b) Without limiting the manner by which notice otherwise may be given effectively to Stockholders, any notice to Stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these By-laws shall be effective if given by a form of electronic transmission consented to by the Stockholder to whom the notice is given. Any such consent shall be revocable by the Stockholder by written notice or electronic transmission to the Corporation. Notwithstanding the provisions of this paragraph, the Corporation may give a notice by electronic mail in accordance with Section 8.01(a) without obtaining the consent required by this Section 8.01(b).
(c) Any notice given pursuant to Section 8.01(b) shall be deemed given: (i) if by facsimile telecommunication, when directed to a number at which the Stockholder has consented to receive notice; (ii) if by a posting on an electronic network together with separate notice to the Stockholder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; and (iii) if by any other form of electronic transmission, when directed to the Stockholder. Notwithstanding the foregoing, a notice may not be given by an electronic transmission from and after the time that (1) the Corporation is unable to deliver by such electronic transmission two (2) consecutive notices given by the Corporation and (2) such inability becomes known to the Secretary or an Assistant Secretary of the Corporation or to the transfer agent, or other person responsible for the giving of notice. The inadvertent failure to discover such inability shall not invalidate any meeting or other action. An affidavit of the Secretary or an Assistant Secretary or of the transfer agent or other agent of the Corporation that the notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.
ARTICLE IX

INDEMNIFICATION
Section 9.01 Indemnification of Directors and Officers. To the fullest extent permitted by the DGCL as it presently exists or may hereafter be amended, the Corporation shall indemnify and hold harmless, any Director or officer of the Corporation who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a Director or officer of the Corporation or, while serving as a Director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership (a “covered person”), joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees, judgments, fines ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such person in connection with any such Proceeding. Notwithstanding the preceding sentence, except as otherwise provided in Section 9.04, the Corporation shall be required to indemnify a person in connection with a Proceeding initiated by such person only if the Proceeding was authorized in the specific case by the Board of Directors.
Section 9.02 Indemnification of Others. To the fullest extent permitted by applicable law as it presently exists or may hereafter be amended ,the Corporation shall have the power to indemnify and hold harmless, any employee or agent of the Corporation who was or is made or is threatened to be made a party or is otherwise involved in any Proceeding by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was an employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses reasonably incurred by such person in connection with any such Proceeding.
Section 9.03 Prepayment of Expenses. To the fullest extent not prohibited by applicable law the Corporation shall pay the expenses (including attorneys’ fees) incurred by any covered person, and may pay the expenses incurred by any employee or agent of the Corporation, in defending any Proceeding in advance of its final disposition; provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the person to repay all amounts advanced if it should be ultimately determined that the person is not entitled to be indemnified under this Article IX or otherwise.
Section 9.04 Determination; Claim. If a claim for indemnification (following the final disposition of such Proceeding) under this Article IX is not paid in full within 60 days, or a claim for advancement of expenses under this Article IX is not paid in full within 30 days, after a written claim has been received by the Corporation the claimant may thereafter (but not before) file suit to recover the unpaid amount of such claim. If successful in whole or in part, the claimant shall be entitled to be paid the expense of prosecuting such claim to the fullest extent permitted by law, including reasonable attorneys’ fees. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any, has been tendered to the Corporation) that the claimant has not met the standards of conduct that make it permissible under the DGCL for the Corporation to indemnify the claimant for the amount claimed. The burden of proof in such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because such claimant has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.
Section 9.05 Non-Exclusivity of Rights. The rights conferred on any person by this Article IX shall not be exclusive of any other rights that such person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, these By-laws, agreement, vote of Stockholders or disinterested Directors or otherwise.
Section 9.06 Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a Director, officer, employee, fiduciary or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust enterprise or non-profit entity against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of the DGCL.
Section 9.07 Other Indemnification. The Corporation’s obligation, if any, to indemnify or advance expenses to any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or non-profit entity shall be reduced by any amount such person may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or non-profit enterprise.
Section 9.08 Continuation of Indemnification. The rights to indemnification and to prepayment of expenses provided by, or granted pursuant to, this Article IX shall continue notwithstanding that the person has ceased to be a Director or officer of the Corporation and shall inure to the benefit of the estate, heirs, executors, administrators, legatees and distributes of such person.
Section 9.09 Amendment or Repeal; Interpretation.
(a) The provisions of this Article IX shall constitute a contract between the Corporation, on the one hand, and, on the other hand, each individual who serves or has served as a Director or officer of the Corporation (whether before or after the adoption of these By-laws), in consideration of such person’s performance of such services. Pursuant to this Article IX, the Corporation intends to be legally bound to each such current or former Director or officer of the Corporation. With respect to current and former Directors and officers of the Corporation, the rights conferred under this Article IX are present contractual rights and such rights are fully vested, and shall be deemed to have vested fully, immediately upon adoption of theses By-laws. With respect to any Directors or officers of the Corporation who commence service following adoption of these By-laws, the rights conferred under this provision shall be present contractual rights and such rights shall fully vest, and be deemed to have vested fully, immediately upon such Director or officer commencing service as a Director or officer of the Corporation. Any repeal or modification of the foregoing provisions of this Article IX shall not adversely affect any right or protection (i) hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification or (ii) under any agreement providing for indemnification or advancement of expenses to an officer or Director of the Corporation in effect prior to the time of such repeal or modification.
(b) Any reference to an officer of the Corporation in this Article IX shall be deemed to refer exclusively to the Chief Executive Officer, President, and Secretary, or other officer of the Corporation appointed by (x) the Board of Directors pursuant to Article V or (y) an officer to whom the Board of Directors has delegated the power to appoint officers pursuant to Article V, and any reference to an officer of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall be deemed to refer exclusively to an officer appointed by the board of directors (or equivalent governing body) of such other entity pursuant to the certificate of incorporation and By-laws (or equivalent organizational documents) of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The fact that any person who is or was an employee of the Corporation or an employee of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise has been given or has used the title of “Vice President” or any other title that could be construed to suggest or imply that such person is or may be an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall not result in such person being constituted as, or being deemed to be, an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.
ARTICLE X

AMENDMENTS
Section 10.01 The Board of Directors is expressly empowered to adopt, amend or repeal these By-laws. The Stockholders also shall have power to adopt, amend or repeal these By-laws. Notwithstanding the foregoing, such action by Stockholders shall require, in addition to any other vote required by the Certificate of Incorporation or applicable law, the affirmative vote of the holders of at least two-thirds of the voting power of all the then outstanding shares of voting Stock of the Corporation with the power to vote generally in an election of Directors, voting together as a single class.
ARTICLE XI

DEFINITIONS
Section 11.01 As used in these By-laws, unless the context otherwise requires, the following terms shall have the following meanings:
An “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, including the use of, or participation in, one or more electronic networks or databases (including one or more distributed electronic networks or databases), that creates a record that may be retained, retrieved and reviewed by a recipient of such record, and that may be directly reproduced in paper form by such a recipient through an automated process.
An “electronic mail” means an electronic transmission directed to a unique electronic mail address (which electronic mail shall be deemed to include any files attached to such electronic mail and any information hyperlinked to a website if such electronic mail includes the contact information of an officer or agent of the Corporation who is available to assist with accessing such files and information).
An “electronic mail address” means a destination, commonly expressed as a string of characters, consisting of a unique user name or mailbox (commonly referred to as the “local part” of the address) and a reference to an internet domain (commonly referred to as the “domain part” of the address), whether or not displayed, to which electronic mail can be sent or delivered.
The term “person” means any individual, general partnership, limited partnership, limited liability company, corporation, trust, business trust, joint stock company, joint venture, unincorporated association, cooperative or association or any other legal entity or organization of whatever nature, and shall include any successor (by merger or otherwise) of such entity.

Annex K
INNVENTURE, INC.
2024 EQUITY AND INCENTIVE COMPENSATION PLAN
1. Purpose. The purpose of this Plan is to permit the grant of awards to non-employee Directors, officers and other employees of the Company and its Subsidiaries, and certain consultants to the Company and its Subsidiaries, and to provide to such persons incentives and rewards for service and/or performance.
2. Definitions. Except as otherwise provided herein, the following are the definitions used in this Plan:
(a) “Appreciation Right” means a right granted pursuant to Section 5 of this Plan.
(b) “Base Price” means the price to be used as the basis for determining the Spread upon the exercise of an Appreciation Right.
(c) “BCA” means the Business Combination Agreement, dated as of October 24, 2023, by and among Learn SPAC HoldCo, Inc., Learn CW Investment Corporation, LCW Merger Sub, Inc., Innventure LLC, and Innventure Merger Sub, LLC.
(d) “Board” means the Board of Directors of the Company.
(e) “Cash Incentive Award” means a cash award granted pursuant to Section 8 of this Plan.
(f) “Change in Control” has the meaning set forth in Section 12 of this Plan.
(g) “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations thereunder, as such law and regulations may be amended from time to time.
(h) “Committee” means the Compensation Committee of the Board (or its successor(s)), or any other committee of the Board designated by the Board to administer this Plan pursuant to Section 10 of this Plan.
(i) “Common Stock” means the common stock, par value $0.0001 per share, of the Company or any security into which such common stock may be changed by reason of any transaction or event of the type referred to in Section 11 of this Plan.
(j) “Company” means Innventure, Inc., a Delaware corporation, and its successors.
(k) “Date of Grant” means the date provided for by the Committee on which a grant of Option Rights, Appreciation Rights, Performance Shares, Performance Units, Cash Incentive Awards, or other awards contemplated by Section 9 of this Plan, or a grant or sale of Restricted Stock, Restricted Stock Units, or other awards contemplated by Section 9 of this Plan, will become effective (which date will not be earlier than the date on which the Committee takes action with respect thereto).
(l) “Director” means a member of the Board.
(m) “Effective Date” means the date on which the transactions contemplated by the BCA are consummated, subject to approval of this Plan by the Stockholders on or prior to such date.
(n) “Evidence of Award” means an agreement, certificate, resolution or other type or form of writing or other evidence approved by the Committee that sets forth the terms and conditions of the awards granted under this Plan. An Evidence of Award may be in an electronic medium, may be limited to notation on the books and records of the Company and, unless otherwise determined by the Committee, need not be signed by a representative of the Company or a Participant.
(o) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations thereunder, as such law, rules and regulations may be amended from time to time.
(p) “Incentive Stock Option” means an Option Right that meets the requirements of Section 422 of the Code or any successor provision and which is intended by the Committee to constitute an “incentive stock option” under Section 422 of the Code or any successor provision.
(q) “Management Objectives” means performance objective or objectives established pursuant to this Plan for Participants who have received grants of Performance Shares, Performance Units or Cash Incentive Awards or, when so determined by the Committee, Option Rights, Appreciation Rights, Restricted Stock, Restricted Stock Units, dividend equivalents or other awards pursuant to this Plan and include, but are not limited to, objectives related to earnings before interest, taxes, depreciation and amortization, income or net income (loss) (either before or after interest, taxes, depreciation and/or amortization), earnings, changes in the market price of Common Stock, funds from operations or similar measures, sales, revenue (including recurring revenue), growth in revenue, enterprise value or economic value added, mergers, acquisitions or other strategic transactions, divestitures, financings, operating income (loss), cash flow (including, but not limited to, operating cash flow and free cash flow), return on capital, return on investments, assets, return on assets, net asset turnover, debt (including debt reduction), return on operating revenue, working capital, regulatory compliance, improvement of financial ratings, annual spend or license annual spend, equity investments, investing activities, financing activities, stockholder returns, dividend ratio, orders, return on sales, marketing, gross or net profit levels, productivity, volumes produced and/or transported, margins, leverage ratio, coverage ratio, strategic business objectives (including operating efficiency, geographic business expansion goals, partnerships, customer/client satisfaction, talent recruitment and retention, productivity ratios, product quality, sales of new products, employee turnover, supervision of information technology), operating efficiency, productivity, product innovation, number of customers, customer satisfaction and related metrics, individual performance, quality improvements, growth or growth rate, intellectual property, expenses or costs (including cost reduction programs), budget comparisons, implementation of projects or processes, formation of joint ventures, research and development collaborations, marketing or customer service collaborations, employee engagement and satisfaction, diversity, environmental and social measures, information technology, technology development, human resources management, litigation, research and development, working capital, earnings (loss) per share of Common Stock, market share or any combination of the foregoing, any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group. If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the Management Objectives unsuitable, the Committee may in its discretion modify such Management Objectives or the goals or actual levels of achievement regarding the Management Objectives, in whole or in part, as the Committee deems appropriate and equitable.
(r) “Market Value per Share” means, as of any particular date, the closing price of a share of Common Stock as reported for that date on the [Nasdaq Stock Market] or, if the Common Stock is not then listed on the [Nasdaq Stock Market], on any other national securities exchange on which the Common Stock is then listed, or if there are no sales on such date, on the next preceding trading day during which a sale occurred. If there is no regular public trading market for the Common Stock, then the Market Value per Share shall be the fair market value as determined in good faith by the Committee. The Committee is authorized to adopt another fair market value pricing method provided such method is stated in the applicable Evidence of Award and is in compliance with the fair market value pricing rules set forth in Section 409A of the Code.
(s) “Optionee” means the optionee named in an Evidence of Award evidencing an outstanding Option Right.
(t) “Option Price” means the purchase price payable on exercise of an Option Right.
(u) “Option Right” means the right to purchase Common Stock upon exercise of an award granted pursuant to Section 4 of this Plan.
(v) “Participant” means a person who is selected by the Committee to receive benefits under this Plan and who is at the time (i) a non-employee Director, (ii) an officer or other employee of the Company or any Subsidiary, including a person who has agreed to commence serving in such capacity within 90 days of the Date of Grant, or (iii) a person, including a consultant, who provides services to the Company or any Subsidiary that are equivalent to those typically provided by an employee (provided such person satisfies the Form S-8 definition of “employee”).
(w) “Performance Period” means, in respect of a Cash Incentive Award, Performance Share or Performance Unit, a period of time established pursuant to Section 8 of this Plan within which the Management Objectives relating to such Cash Incentive Award, Performance Share or Performance Unit are to be achieved.
(x) “Performance Share” means a bookkeeping entry that records the equivalent of one share of Common Stock awarded pursuant to Section 8 of this Plan.

(y) “Performance Unit” means a bookkeeping entry award granted pursuant to Section 8 of this Plan that records a unit equivalent to $1.00 or such other value as is determined by the Committee.
(z) “Plan” means this Innventure, Inc. 2024 Equity and Incentive Compensation Plan, as may be amended or amended and restated from time to time.
(aa) “Restricted Stock” means Common Stock granted or sold pursuant to Section 6 of this Plan as to which neither the substantial risk of forfeiture nor the prohibition on transfers has expired.
(bb) “Restricted Stock Units” means an award made pursuant to Section 7 of this Plan of the right to receive Common Stock, cash or a combination thereof at the end of a specified period.
(cc) “Restriction Period” means the period of time during which Restricted Stock Units are subject to restrictions, as provided in Section 7 of this Plan.
(dd) “Spread” means the excess of the Market Value per Share on the date when an Appreciation Right is exercised over the Base Price provided for with respect to the Appreciation Right.
(ee) “Stockholder” means an individual or entity that owns one or more shares of Common Stock.
(ff) “Subsidiary” means a corporation, company or other entity (i) more than 50% of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture, limited liability company, unincorporated association or other similar entity), but more than 50% of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by the Company; provided, however, that for purposes of determining whether any person may be a Participant for purposes of any grant of Incentive Stock Options, “Subsidiary” means any corporation in which the Company at the time owns or controls, directly or indirectly, more than 50% of the total combined Voting Power represented by all classes of stock issued by such corporation.
(gg) “Voting Power” means, at any time, the combined voting power of the then-outstanding securities entitled to vote generally in the election of Directors in the case of the Company or members of the board of directors or similar body in the case of another entity.
3. Shares Available Under this Plan.
(a) Maximum Shares Available Under this Plan.
(i)
Subject to adjustment as provided in Section 11 of this Plan and the share counting rules set forth in Section 3(b) of this Plan, the number of shares of Common Stock available under this Plan for (A) Option Rights or Appreciation Rights, (B) Restricted Stock, (C) Restricted Stock Units, (D) Performance Shares or Performance Units, (E) awards contemplated by Section 9 of this Plan, or (F) dividend equivalents, will not exceed, in the aggregate, 11,022,894 shares of Common Stock (the “Overall Share Limit”). The Overall Share Limit shall be automatically increased on the first day of each fiscal year of the Company, beginning in 2025 and ending in 2034, by an amount equal to the lesser of (x) 3% of the shares of Common Stock outstanding on the last day of the immediately preceding fiscal year and (y) such smaller number of shares as determined by the Board. Such shares may be shares of original issuance or treasury shares or a combination of the foregoing.

(ii)
Subject to the share counting rules set forth in Section 3(b) of this Plan, the aggregate number of shares of Common Stock available under Section 3(a)(i) of this Plan will be reduced by one share of Common Stock for every one share of Common Stock subject to an award granted under this Plan.

(b) Share Counting Rules.
(i)
Except as provided in Section 22 of this Plan, if any award granted under this Plan (in whole or in part) is cancelled or forfeited, expires, is settled for cash, or is unearned, the Common Stock subject to such award will, to the extent of such cancellation, forfeiture, expiration, cash settlement, or unearned amount, again be available under Section 3(a)(i) above.

(ii)
Notwithstanding anything to the contrary contained in this Plan: (A) shares of Common Stock withheld by the Company, tendered or otherwise used in payment of the Option Price of an Option Right will not be added (or added back, as applicable) to the aggregate number of shares of Common Stock available under Section 3(a)(i) of this Plan; (B) shares of Common Stock withheld by the Company, tendered or otherwise used to satisfy tax withholding with respect to awards (other than as described in clause (C)) will not be added (or added back, as applicable) to the aggregate number of shares of Common Stock available under Section 3(a)(i) of this Plan; (C) shares of Common Stock withheld by the Company, tendered or otherwise used to satisfy tax withholding with respect to awards other than Option Rights or Appreciation Rights will be added back to the aggregate number of shares of Common Stock available under Section 3(a)(i) of this Plan (provided, however, that such recycling of shares of Common Stock for tax withholding purposes will be limited to 10 years from the date of Stockholder approval of the Plan if such recycling involves shares of Common Stock that have actually been issued by the Company); (D) shares of Common Stock subject to a share-settled Appreciation Right that are not actually issued in connection with the settlement of such Appreciation Right on the exercise thereof will not be added back to the aggregate number of shares of Common Stock available under Section 3(a)(i) of this Plan; and (E) shares of Common Stock reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Option Rights will not be added (or added back, as applicable) to the aggregate number of shares of Common Stock available under Section 3(a)(i) of this Plan.

(iii)
If, under this Plan, a Participant has elected to give up the right to receive cash compensation in exchange for Common Stock based on fair market value, such Common Stock will not count against the aggregate limit under Section 3(a)(i) of this Plan.

(c) Limit on Incentive Stock Options. Notwithstanding anything to the contrary contained in this Plan, and subject to adjustment as provided in Section 11 of this Plan, the aggregate number of shares of Common Stock actually issued or transferred by the Company upon the exercise of Incentive Stock Options will not exceed 11,022,894 shares of Common Stock (the “ISO Limit”); provided, however, that the ISO Limit will increase by 3,306,868 shares of Common Stock on the first day of each fiscal year beginning in 2025 and ending in 2034; provided, further, that in no event shall the ISO Limit exceed the Overall Share Limit.
(d) Non-Employee Director Compensation Limit. Notwithstanding anything to the contrary contained in this Plan, in no event will any non-employee Director in any one calendar year be granted compensation, including cash compensation, for such service having an aggregate maximum value (measured at the Date of Grant as applicable, and calculating the value of any awards based on the grant date fair value for financial reporting purposes) in excess of $750,000; provided, however, that this limit shall not apply to distributions of previously deferred compensation under a deferred compensation plan maintained by the Company or compensation received by the director in his or her capacity as an executive officer or employee of the Company.
4. Option Rights. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting to Participants of Option Rights. Each such grant may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:
(a) Each grant will specify the number of shares of Common Stock to which it pertains subject to the limitations set forth in Section 3 of this Plan.
(b) Each grant will specify an Option Price per share of Common Stock, which Option Price (except with respect to awards under Section 22 of this Plan) may not be less than the Market Value per Share on the Date of Grant.
(c) Each grant will specify whether the Option Price will be payable (i) in cash, by check acceptable to the Company or by wire transfer of immediately available funds, (ii) by the actual or constructive transfer to the Company of Common Stock owned by the Optionee having a value at the time of exercise equal to the total Option Price, (iii) subject to any conditions or limitations established by the Committee, by the Company’s withholding of Common Stock otherwise issuable upon exercise of an Option Right pursuant to a “net exercise” arrangement, (iv) by a combination of such methods of payment, or (v) by such other methods as may be approved by the Committee.

(d) To the extent permitted by law, any grant may provide for payment of the Option Price from the proceeds of sale through a bank or broker on a date satisfactory to the Company of some or all of the Common Stock to which such exercise relates.
(e) Each grant will specify the period or periods of continuous service by the Optionee with the Company or any Subsidiary, if any, that is necessary before any Option Rights or installments thereof will vest. Option Rights may provide for continued vesting or the earlier vesting of such Option Rights, including in the event of the retirement, death, disability or termination of employment or service of a Participant or in the event of a Change in Control.
(f) Any grant of Option Rights may specify Management Objectives regarding the vesting of such rights.
(g) Option Rights granted under this Plan may be (i) options, including Incentive Stock Options, that are intended to qualify under particular provisions of the Code, (ii) options that are not intended to so qualify, or (iii) combinations of the foregoing. Incentive Stock Options may only be granted to Participants who meet the definition of “employees” under Section 3401(c) of the Code.
(h) No Option Right will be exercisable more than 10 years from the Date of Grant. The Committee may provide in any Evidence of Award for the automatic exercise of an Option Right upon such terms and conditions as established by the Committee.
(i) Option Rights granted under this Plan may not provide for any dividends or dividend equivalents thereon.
(j) Each grant of Option Rights will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve.
5. Appreciation Rights.
(a) The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting to any Participant of Appreciation Rights. An Appreciation Right will be the right of the Participant to receive from the Company an amount determined by the Committee, which will be expressed as a percentage of the Spread (not exceeding 100%) at the time of exercise.
(b) Each grant of Appreciation Rights may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:
(i)	Each grant may specify that the amount payable on exercise of an Appreciation Right will be paid by the Company in cash, Common Stock or any combination thereof.
(ii)
Each grant will specify the period or periods of continuous service by the Participant with the Company or any Subsidiary, if any, that is necessary before the Appreciation Rights or installments thereof will vest. Appreciation Rights may provide for continued vesting or the earlier vesting of such Appreciation Rights, including in the event of the retirement, death, disability or termination of employment or service of a Participant or in the event of a Change in Control.

(iii)	Any grant of Appreciation Rights may specify Management Objectives regarding the vesting of such Appreciation Rights.
(iv)	Appreciation Rights granted under this Plan may not provide for any dividends or dividend equivalents thereon.
(v)
Each grant of Appreciation Rights will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve.

(c) Also, regarding Appreciation Rights:
(i)
Each grant will specify in respect of each Appreciation Right a Base Price, which (except with respect to awards under Section 22 of this Plan) may not be less than the Market Value per Share on the Date of Grant; and

(ii)
No Appreciation Right granted under this Plan may be exercised more than 10 years from the Date of Grant. The Committee may provide in any Evidence of Award for the automatic exercise of an Appreciation Right upon such terms and conditions as established by the Committee.

6. Restricted Stock. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the grant or sale of Restricted Stock to Participants. Each such grant or sale may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:
(a) Each such grant or sale will constitute an immediate transfer of the ownership of shares of Common Stock to the Participant in consideration of the performance of services, entitling such Participant to voting, dividend and other ownership rights (subject in particular to Section 6(g) of this Plan), but subject to the substantial risk of forfeiture and restrictions on transfer hereinafter described.
(b) Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant that is less than the Market Value per Share on the Date of Grant.
(c) Each such grant or sale will provide that the Restricted Stock covered by such grant or sale will be subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code for a period to be determined by the Committee on the Date of Grant or until achievement of Management Objectives referred to in Section 6(e) of this Plan.
(d) Each such grant or sale will provide that during or after the period for which such substantial risk of forfeiture is to continue, the transferability of the Restricted Stock will be prohibited or restricted in the manner and to the extent prescribed by the Committee on the Date of Grant (which restrictions may include rights of repurchase or first refusal of the Company or provisions subjecting the Restricted Stock to a continuing substantial risk of forfeiture while held by any transferee).
(e) Any grant of Restricted Stock may specify Management Objectives regarding the vesting of such Restricted Stock.
(f) Notwithstanding anything to the contrary contained in this Plan, Restricted Stock may provide for continued vesting or the earlier vesting of such Restricted Stock, including in the event of the retirement, death, disability or termination of employment or service of a Participant or in the event of a Change in Control.
(g) Any such grant or sale of Restricted Stock may require that any and all dividends or other distributions paid thereon during the period of such restrictions be automatically deferred and/or reinvested in additional Restricted Stock, which will be subject to the same restrictions as the underlying award. For the avoidance of doubt, any such dividends or other distributions on Restricted Stock shall be deferred until, and paid contingent upon, the vesting of such Restricted Stock.
(h) Each grant or sale of Restricted Stock will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve. Unless otherwise directed by the Committee, (i) all certificates representing Restricted Stock will be held in custody by the Company until all restrictions thereon will have lapsed, together with a stock power or powers executed by the Participant in whose name such certificates are registered, endorsed in blank and covering such shares or (ii) all Restricted Stock will be held at the Company’s transfer agent in book entry form with appropriate restrictions relating to the transfer of such Restricted Stock.
7. Restricted Stock Units. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting or sale of Restricted Stock Units to Participants. Each such grant or sale may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:
(a) Each such grant or sale will constitute the agreement by the Company to deliver Common Stock or cash, or a combination thereof, to the Participant in the future in consideration of the performance of services, but subject to the fulfillment of such conditions (which may include achievement regarding Management Objectives) during the Restriction Period as the Committee may specify.
(b) Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant that is less than the Market Value per Share on the Date of Grant.

(c) Notwithstanding anything to the contrary contained in this Plan, Restricted Stock Units may provide for continued vesting or the earlier lapse or other modification of the Restriction Period, including in the event of the retirement, death, disability or termination of employment or service of a Participant or in the event of a Change in Control.
(d) During the Restriction Period, the Participant will have no right to transfer any rights under his or her award and will have no rights of ownership in the Common Stock deliverable upon payment of the Restricted Stock Units and will have no right to vote them, but the Committee may, at or after the Date of Grant, authorize the payment of dividend equivalents on such Restricted Stock Units on a deferred and contingent basis, either in cash or in additional shares of Common Stock; provided, however, that dividend equivalents or other distributions on Common Stock underlying Restricted Stock Units shall be deferred until and paid contingent upon the vesting of such Restricted Stock Units.
(e) Each grant or sale of Restricted Stock Units will specify the time and manner of payment of the Restricted Stock Units that have been earned. Each grant or sale will specify that the amount payable with respect thereto will be paid by the Company in Common Stock or cash, or a combination thereof.
(f) Each grant or sale of Restricted Stock Units will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve.
8. Cash Incentive Awards, Performance Shares and Performance Units. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting of Cash Incentive Awards, Performance Shares and Performance Units. Each such grant may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:
(a) Each grant will specify the number or amount of Performance Shares or Performance Units, or cash amount payable with respect to a Cash Incentive Award, to which it pertains, which number or amount may be subject to adjustment to reflect changes in compensation or other factors.
(b) The Performance Period with respect to each Cash Incentive Award or grant of Performance Shares or Performance Units will be such period of time as will be determined by the Committee, which may be subject to continued vesting or earlier lapse or other modification, including in the event of the retirement, death, disability or termination of employment or service of a Participant or in the event of a Change in Control.
(c) Each grant of a Cash Incentive Award, Performance Shares or Performance Units will specify Management Objectives regarding the earning of the award.
(d) Each grant will specify the time and manner of payment of a Cash Incentive Award, Performance Shares or Performance Units that have been earned. Any grant may specify that the amount payable with respect thereto may be paid by the Company in cash, in Common Stock, in Restricted Stock or Restricted Stock Units or in any combination thereof.
(e) The Committee may, on the Date of Grant of Performance Shares or Performance Units, provide for the payment of dividend equivalents to the holder thereof either in cash or in additional shares of Common Stock, which dividend equivalents shall be subject to deferral and payment on a contingent basis based on the Participant’s earning and vesting of the Performance Shares or Performance Units, as applicable, with respect to which such dividend equivalents are paid.
(f) Each grant of a Cash Incentive Award, Performance Shares or Performance Units will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve.
9. Other Awards.
(a) Subject to applicable law and the applicable limits set forth in Section 3 of this Plan, the Committee may authorize the grant to any Participant of Common Stock or such other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, shares of Common Stock or factors that may influence the value of such shares, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into shares of Common Stock, purchase rights for shares of Common Stock, awards with value and payment contingent upon performance of the

Company or specified Subsidiaries, affiliates or other business units thereof or any other factors designated by the Committee, and awards valued by reference to the book value of the shares of Common Stock or the value of securities of, or the performance of specified Subsidiaries or affiliates or other business units of the Company. The Committee will determine the terms and conditions of such awards. Common Stock delivered pursuant to an award in the nature of a purchase right granted under this Section 9 will be purchased for such consideration, paid for at such time, by such methods, and in such forms, including, without limitation, Common Stock, other awards, cash, notes or other property, as the Committee determines.
(b) Cash awards, as an element of or supplement to any other award granted under this Plan, may also be granted pursuant to this Section 9.
(c) The Committee may authorize the grant of shares of Common Stock as a bonus, or may authorize the grant of other awards in lieu of obligations of the Company or a Subsidiary to pay cash or deliver other property under this Plan or under other plans or compensatory arrangements, subject to such terms as will be determined by the Committee in a manner that complies with Section 409A of the Code.
(d) The Committee may, at or after the Date of Grant, authorize the payment of dividends or dividend equivalents on awards granted under this Section 9 on a deferred and contingent basis, either in cash or in additional shares of Common Stock; provided, however, that dividend equivalents or other distributions on Common Stock underlying awards granted under this Section 9 shall be deferred until and paid contingent upon the earning and vesting of such awards.
(e) Each grant of an award under this Section 9 will be evidenced by an Evidence of Award. Each such Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve, and will specify the time and terms of delivery of the applicable award.
(f) Notwithstanding anything to the contrary contained in this Plan, awards under this Section 9 may provide for the earning or vesting of, or earlier elimination of restrictions applicable to, such award upon certain events, including in the event of the retirement, death, disability or termination of employment or service of a Participant or in the event of a Change in Control.
10. Administration of this Plan.
(a) This Plan will be administered by the Committee; provided, that, at the discretion of the Board, this Plan may be administered by the Board, including with respect to the administration of any responsibilities and duties held by the Committee hereunder. The Committee may from time to time delegate all or any part of its authority under this Plan to a subcommittee thereof. To the extent of any such delegation, references in this Plan to the Committee will be deemed to be references to such subcommittee.
(b) The interpretation and construction by the Committee of any provision of this Plan or of any Evidence of Award (or related documents) and any determination by the Committee pursuant to any provision of this Plan or of any such agreement, notification or document will be final and conclusive. No member of the Committee shall be liable for any such action or determination made in good faith. In addition, the Committee is authorized to take any action it determines in its sole discretion to be appropriate subject only to the express limitations contained in this Plan, and no authorization in any Plan section or other provision of this Plan is intended or may be deemed to constitute a limitation on the authority of the Committee.
(c) To the extent permitted by law, the Committee may delegate to one or more of its members, to one or more officers of the Company, or to one or more agents or advisors, such administrative duties or powers as it may deem advisable, and the Committee, the subcommittee, or any person to whom duties or powers have been delegated as aforesaid, may employ one or more persons to render advice with respect to any responsibility the Committee, the subcommittee or such person may have under this Plan. The Committee or the subcommittee may, by resolution, authorize one or more officers of the Company to do one or both of the following on the same basis as the Committee or the subcommittee: (i) designate employees to be recipients of awards under this Plan and (ii) determine the size of any such awards; provided, however, that (A) the Committee will not delegate such responsibilities to any such officer for awards granted to an employee who is an officer (for purposes of Section 16 of the Exchange Act), Director, or more than 10% “beneficial owner” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, as determined by the Committee in accordance with

Section 16 of the Exchange Act; (B) the resolution providing for such authorization shall set forth the total number of shares of Common Stock such officer(s) may grant and such terms as required by applicable law; and (C) the officer(s) will report periodically to the Committee regarding the nature and scope of the awards granted pursuant to the authority delegated.
11. Adjustments. The Committee shall make or provide for such adjustments in the number of and kind of shares of Common Stock covered by outstanding Option Rights, Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units granted hereunder and, if applicable, in the number of and kind of shares of Common Stock covered by other awards granted pursuant to Section 9 of this Plan, in the Option Price and Base Price provided in outstanding Option Rights and Appreciation Rights, respectively, in Cash Incentive Awards, and in other award terms, as the Committee, in its sole discretion, determines, in good faith, is equitably required to prevent dilution or enlargement of the rights of Participants that otherwise would result from (a) any extraordinary cash dividend, stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, (b) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing. Moreover, in the event of any such transaction or event or in the event of a Change in Control, the Committee may provide in substitution for any or all outstanding awards under this Plan such alternative consideration (including cash), if any, as it, in good faith, may determine to be equitable in the circumstances and shall require in connection therewith the surrender of all awards so replaced in a manner that complies with Section 409A of the Code. In addition, for each Option Right or Appreciation Right with an Option Price or Base Price, respectively, greater than the consideration offered in connection with any such transaction or event or Change in Control, the Committee may in its sole discretion elect to cancel such Option Right or Appreciation Right without any payment to the person holding such Option Right or Appreciation Right. The Committee shall also make or provide for such adjustments in the numbers of shares of Common Stock specified in Section 3 of this Plan as the Committee in its sole discretion, determines, in good faith, is appropriate to reflect any transaction or event described in this Section 11; provided, however, that any such adjustment to the number specified in Section 3(c) of this Plan will be made only if and to the extent that such adjustment would not cause any Option Right intended to qualify as an Incentive Stock Option to fail to so qualify.
12. Change in Control. For purposes of this Plan, except as may be otherwise prescribed by the Committee in an Evidence of Award made under this Plan or as otherwise provided in another plan or agreement applicable to the Participant, a “Change in Control” will be deemed to have occurred upon the occurrence of any of the following events after the consummation of the transactions contemplated by the BCA; provided, that for the avoidance of doubt, the transactions contemplated by the BCA shall not constitute a Change in Control for purposes of this Plan:
(a) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of voting securities of the Company where such acquisition causes such Person to own more than 50% of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of Directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not be deemed to result in a Change in Control:
(i)	any acquisition directly from the Company that is approved by the Incumbent Board (as defined in subsection (b) below),
(ii)	any acquisition by the Company,
(iii)	any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or
(iv)
any acquisition by any corporation pursuant to a transaction that complies with clauses (i), (ii) and (iii) of subsection (c) below; provided, further, that if any Person’s beneficial ownership of the Outstanding Company Voting Securities exceeds 50% as a result of a transaction described in clause (i) or (ii) above, and such Person subsequently acquires beneficial ownership of additional voting securities of the Company, such subsequent acquisition shall be treated as an acquisition that causes such Person to own more than 50% of the Outstanding Company Voting Securities; and provided, further, that if at least a majority of the members of the Incumbent Board determines in good faith that a Person has acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of the Outstanding Company Voting Securities inadvertently, and such Person divests as promptly as practicable a sufficient number of shares so that such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) 50% or less of the Outstanding Company Voting Securities, then no Change in Control shall have occurred as a result of such Person’s acquisition;
(b) individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board” as modified by this subsection (b)) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a Director subsequent to the Effective Date whose election, or nomination for election by the Stockholders, was approved by a vote of at least a majority of the Directors then comprising the Incumbent Board (either by specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for Director, without objection to such nomination) shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest or the use of any proxy access procedures in the Company’s organizational documents with respect to the election or removal of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;
(c) consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another corporation or other transaction (“Business Combination”) excluding, however, such a Business Combination pursuant to which
(i)
the individuals and entities who were the beneficial owners of the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries),

(ii)
no Person (excluding any employee benefit plan (or related trust) of the Company, the Company or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, more than 50% of the combined voting power of the then outstanding securities entitled to vote generally in the election of directors of the entity resulting from such Business Combination, and

(iii)
at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(d) Stockholder approval of a complete liquidation or dissolution of the Company except pursuant to a Business Combination that complies with clauses (i), (ii) and (iii) of subsection (c) above.
13. Clawback and Recoupment Provisions. Any Evidence of Award (or any part thereof) may provide for the cancellation or forfeiture of an award or the forfeiture and repayment to the Company of any gain or earnings related to an award, or other provisions intended to have a similar effect, upon such terms and conditions as may be determined by the Committee in accordance with (a) any Company clawback or recoupment policy or policies as adopted from time to time, including any policy that is adopted to comply with the requirements of any applicable laws, rules, regulations, stock exchange listing standards or otherwise (in each case, the “Clawback Policy”), or (b) any applicable laws that impose mandatory clawback or recoupment requirements under the circumstances set forth in such laws, including as required by the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or other applicable laws, rules, regulations, or stock exchange listing standards, as may be in effect from time to time, and which may operate to create additional rights for the Company with respect to awards and the recovery of amounts relating thereto. By accepting awards under the Plan, the Participants consent to be bound by the terms of the Clawback Policy, if applicable, and agree and acknowledge that they are obligated to cooperate with, and provide any and all assistance necessary to, the Company in its efforts to recover or recoup any award, any gains or earnings related to any award, or any other amount paid under the Plan or otherwise subject to clawback or recoupment pursuant to such laws, rules, regulations, stock exchange listing standards or Company policy. Such cooperation and assistance shall include, but is not limited to, executing, completing and submitting any documentation necessary to facilitate the recovery or recoupment by the Company from the Participant of any such amounts, including from the Participant’s accounts or from any other compensation, to the extent permissible under Section 409A of the Code.
14. Non-U.S. Participants. In order to facilitate the making of any grant or combination of grants under this Plan, the Committee may provide for such special terms for awards to Participants who are foreign nationals or who are employed by the Company or any Subsidiary outside of the United States of America or who provide services to the Company or any Subsidiary under an agreement with a foreign nation or agency, as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Committee may approve such supplements to or amendments, restatements or alternative versions of this Plan (including sub-plans) (to be considered part of this Plan) as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of this Plan as in effect for any other purpose, and the Secretary or other appropriate officer of the Company may certify any such document as having been approved and adopted in the same manner as this Plan. No such special terms, supplements, amendments or restatements, however, will include any provisions that are inconsistent with the terms of this Plan as then in effect unless this Plan could have been amended to eliminate such inconsistency without further Stockholder approval.
15. Transferability.
(a) Except as otherwise determined by the Committee, and subject to compliance with Section 17(b) of this Plan and Section 409A of the Code, no Option Right, Appreciation Right, Restricted Stock, Restricted Stock Unit, Performance Share, Performance Unit, Cash Incentive Award, award contemplated by Section 9 of this Plan or dividend equivalents paid with respect to awards made under this Plan will be transferable by the Participant except by will or the laws of descent and distribution. In no event will any such award granted under this Plan be transferred for value. Where transfer is permitted, references to “Participant” shall be construed, as the Committee deems appropriate, to include any permitted transferee to whom such award is transferred. Except as otherwise determined by the Committee, Option Rights and Appreciation Rights will be exercisable during the Participant’s lifetime only by him or her or, in the event of the Participant’s legal incapacity to do so, by his or her guardian or legal representative acting on behalf of the Participant in a fiduciary capacity under state law or court supervision.
(b) The Committee may specify on the Date of Grant that part or all of the shares of Common Stock that are (i) to be issued or transferred by the Company upon the exercise of Option Rights or Appreciation Rights, upon the termination of the Restriction Period applicable to Restricted Stock Units or upon payment under any grant of Performance Shares or Performance Units or other awards under this Plan or (ii) no longer subject to the substantial risk of forfeiture and restrictions on transfer referred to in Section 6 of this Plan, will be subject to further restrictions on transfer, including minimum holding periods.
16. Withholding Taxes. To the extent that the Company is required to withhold federal, state, local or foreign taxes or other amounts in connection with any payment made or benefit realized by a Participant or other person under this Plan, and the amounts available to the Company for such withholding are insufficient, it will be a condition to the receipt of such payment or the realization of such benefit that the Participant or such other person make arrangements satisfactory to the Company for payment of the balance of such taxes or other amounts required to be withheld, which arrangements (in the discretion of the Committee) may include relinquishment of a portion of such benefit. Notwithstanding the foregoing, when a Participant is required to pay the Company an amount required to be withheld under applicable income, employment, tax and other laws, the Committee may require the Participant to satisfy the obligation, in whole or in part, by having withheld, from the shares of Common Stock delivered or required to be delivered to the Participant, shares of Common Stock having a value equal to the amount required to be withheld or by delivering to the Company other shares of Common Stock held by such Participant. The Common Stock used for tax or other withholding will be valued at an amount equal to the fair market value of such Common Stock on the date the benefit is to be included in the Participant’s income. In no event will the fair market value of the Common Stock to be withheld and delivered pursuant to this Section 16 exceed the minimum amount required to be withheld, unless (i) an additional amount can be withheld and not result in adverse accounting consequences and (ii) such additional withholding amount is authorized by the Committee. Participants will also make such arrangements as the Company may require for the payment of any withholding tax or other obligation that may arise in connection with the disposition of Common Stock acquired upon the exercise of Option Rights.

17. Compliance with Section 409A of the Code.
(a) To the extent applicable, it is intended that this Plan and any grants made hereunder comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the Participants. This Plan and any grants made hereunder will be administered in a manner consistent with this intent. Any reference in this Plan to Section 409A of the Code will also include any regulations or any other formal guidance promulgated with respect to such section by the U.S. Department of the Treasury or the Internal Revenue Service.
(b) Neither a Participant nor any of a Participant’s creditors or beneficiaries will have the right to subject any deferred compensation (within the meaning of Section 409A of the Code) payable under this Plan and grants hereunder to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A of the Code, any deferred compensation (within the meaning of Section 409A of the Code) payable to a Participant or for a Participant’s benefit under this Plan and grants hereunder may not be reduced by, or offset against, any amount owed by a Participant to the Company or any of its Subsidiaries.
(c) If, at the time of a Participant’s separation from service (within the meaning of Section 409A of the Code), (i) the Participant will be a specified employee (within the meaning of Section 409A of the Code and using the identification methodology selected by the Company from time to time) and (ii) the Company makes a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code, then the Company will not pay such amount on the otherwise scheduled payment date but will instead pay it, without interest, on the tenth business day of the seventh month after such separation from service.
(d) Solely with respect to any award that constitutes nonqualified deferred compensation subject to Section 409A of the Code and that is payable on account of a Change in Control (including any installments or stream of payments that are accelerated on account of a Change in Control), a Change in Control shall occur only if such event also constitutes a “change in the ownership,” “change in effective control,” and/or a “change in the ownership of a substantial portion of assets” of the Company as those terms are defined under Treasury Regulation §1.409A-3(i)(5), but only to the extent necessary to establish a time and form of payment that complies with Section 409A of the Code, without altering the definition of Change in Control for any purpose in respect of such award.
(e) Notwithstanding any provision of this Plan and grants hereunder to the contrary, in light of the uncertainty with respect to the proper application of Section 409A of the Code, the Company reserves the right to make amendments to this Plan and grants hereunder as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A of the Code. In any case, a Participant will be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on a Participant or for a Participant’s account in connection with this Plan and grants hereunder (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its affiliates will have any obligation to indemnify or otherwise hold a Participant harmless from any or all of such taxes or penalties.
18. Amendments.
(a) The Board may at any time and from time to time amend this Plan in whole or in part; provided, however, that if an amendment to this Plan, for purposes of applicable stock exchange rules and except as permitted under Section 11 of this Plan, (i) would materially increase the benefits accruing to Participants under this Plan, (ii) would materially increase the number of securities which may be issued under this Plan, (iii) would materially modify the requirements for participation in this Plan, or (iv) must otherwise be approved by the Stockholders in order to comply with applicable law or the rules of the [Nasdaq Stock Market] or, if the Common Stock is not traded on the [Nasdaq Stock Market], the principal national securities exchange upon which the Common Stock is traded or quoted, all as determined by the Board, then, such amendment will be subject to Stockholder approval and will not be effective unless and until such approval has been obtained.
(b) Except in connection with a corporate transaction or event described in Section 11 of this Plan or in connection with a Change in Control, the terms of outstanding awards may not be amended to reduce the Option Price of outstanding Option Rights or the Base Price of outstanding Appreciation Rights, or cancel outstanding

“underwater” Option Rights or Appreciation Rights (including following a Participant’s voluntary surrender of “underwater” Option Rights or Appreciation Rights) in exchange for cash, other awards or Option Rights or Appreciation Rights with an Option Price or Base Price, as applicable, that is less than the Option Price of the original Option Rights or Base Price of the original Appreciation Rights, as applicable, without Stockholder approval. This Section 18(b) is intended to prohibit the repricing of “underwater” Option Rights and Appreciation Rights and will not be construed to prohibit the adjustments provided for in Section 11 of this Plan. Notwithstanding any provision of this Plan to the contrary, this Section 18(b) may not be amended without Stockholder approval.
(c) If permitted by Section 409A of the Code, but subject to Section 18(d), including in the case of termination of employment or service, or in the case of unforeseeable emergency or other circumstances or in the event of a Change in Control, to the extent a Participant holds an Option Right or Appreciation Right not immediately exercisable in full, or any Restricted Stock as to which the substantial risk of forfeiture or the prohibition or restriction on transfer has not lapsed, or any Restricted Stock Units as to which the Restriction Period has not been completed, or any Cash Incentive Awards, Performance Shares or Performance Units which have not been fully earned, or any dividend equivalents or other awards made pursuant to Section 9 of this Plan subject to any vesting schedule or transfer restriction, or holds Common Stock subject to any transfer restriction imposed pursuant to Section 15(b) of this Plan, the Committee may, in its sole discretion, provide for continued vesting or accelerate the time at which such Option Right, Appreciation Right or other award may vest or be exercised or the time at which such substantial risk of forfeiture or prohibition or restriction on transfer will lapse or the time when such Restriction Period will end or the time at which such Cash Incentive Awards, Performance Shares or Performance Units will be deemed to have been earned or the time when such transfer restriction will terminate or may waive any other limitation or requirement under any such award.
(d) Subject to Section 18(b) of this Plan, the Committee may amend the terms of any award theretofore granted under this Plan prospectively or retroactively. Except for adjustments made pursuant to Section 11 of this Plan, no such amendment will materially impair the rights of any Participant without his or her consent. The Board may, in its discretion, terminate this Plan at any time. Termination of this Plan will not affect the rights of Participants or their successors under any awards outstanding hereunder and not exercised in full on the date of termination.
19. Governing Law. This Plan and all grants and awards and actions taken hereunder will be governed by and construed in accordance with the internal substantive laws of the State of Delaware.
20. Effective Date/Termination. This Plan will be effective as of the Effective Date. No grant will be made under this Plan on or after the tenth anniversary of the Effective Date, but all grants made prior to such date will continue in effect thereafter subject to the terms thereof and of this Plan.
21. Miscellaneous Provisions.
(a) The Company will not be required to issue any fractional shares of Common Stock pursuant to this Plan. The Committee may provide for the elimination of fractions or for the settlement of fractions in cash.
(b) This Plan will not confer upon any Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor will it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate such Participant’s employment or other service at any time.
(c) Except with respect to Section 21(e) of this Plan, to the extent that any provision of this Plan would prevent any Option Right that was intended to qualify as an Incentive Stock Option from qualifying as such, that provision will be null and void with respect to such Option Right. Such provision, however, will remain in effect for other Option Rights and there will be no further effect on any provision of this Plan.
(d) No award under this Plan may be exercised by the holder thereof if such exercise, and the receipt of cash or shares thereunder, would be, in the opinion of counsel selected by the Company, contrary to law or the regulations of any duly constituted authority having jurisdiction over this Plan.
(e) Subject to Section 409A of the Code, absence on leave approved by a duly constituted officer of the Company or any of its Subsidiaries will not be considered interruption or termination of service of any employee for any purposes of this Plan or awards granted hereunder.

(f) No Participant will have any rights as a Stockholder with respect to any Common Stock subject to awards granted to him or her under this Plan prior to the date as of which he or she is actually recorded as the holder of such Common Stock upon the share records of the Company.
(g) The Committee may condition the grant of any award or combination of awards authorized under this Plan on the surrender or deferral by the Participant of his or her right to receive a cash bonus or other compensation otherwise payable by the Company or a Subsidiary to the Participant.
(h) Except with respect to Option Rights and Appreciation Rights, the Committee may permit Participants to elect to defer the issuance of Common Stock or cash payments under this Plan pursuant to such rules, procedures or programs as it may establish for purposes of this Plan and which are intended to comply with the requirements of Section 409A of the Code. The Committee also may provide that deferred issuances and settlements include the crediting of dividend equivalents or interest on the deferral amounts.
(i) If any provision of this Plan is or becomes invalid, illegal or unenforceable in any jurisdiction, or would disqualify this Plan or any award under any law deemed applicable by the Committee, such provision will be construed or deemed amended or limited in scope to conform to applicable laws or, in the discretion of the Committee, it will be stricken and the remainder of this Plan will remain in full force and effect. Notwithstanding anything in this Plan or an Evidence of Award to the contrary, nothing in this Plan or in an Evidence of Award prevents a Participant from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations, and for purpose of clarity a Participant is not prohibited from providing information voluntarily to the Securities and Exchange Commission pursuant to Section 21F of the Exchange Act.
22. Stock-Based Awards in Substitution for Awards Granted by Another Company. Notwithstanding anything in this Plan to the contrary:
(a) Awards may be granted under this Plan in substitution for or in conversion of, or in connection with an assumption of, stock options, stock appreciation rights, restricted stock, restricted stock units or other stock or stock-based awards held by awardees of an entity engaging in a corporate acquisition or merger transaction with the Company or any Subsidiary. Any conversion, substitution or assumption will be effective as of the close of the merger or acquisition, and, to the extent applicable, will be conducted in a manner that complies with Section 409A of the Code. The awards so granted may reflect the original terms of the awards being assumed or substituted or converted for and need not comply with other specific terms of this Plan, and may account for Common Stock substituted for the securities covered by the original awards and the number of shares subject to the original awards, as well as any exercise or purchase prices applicable to the original awards, adjusted to account for differences in stock prices in connection with the transaction.
(b) In the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary merges has shares available under a pre-existing plan previously approved by shareholders and not adopted in contemplation of such acquisition or merger, the shares available for grant pursuant to the terms of such plan (as adjusted, to the extent appropriate, to reflect such acquisition or merger) may be used for awards made after such acquisition or merger under this Plan; provided, however, that awards using such available shares may not be made after the date awards or grants could have been made under the terms of the pre-existing plan absent the acquisition or merger, and may only be made to individuals who were not employees or directors of the Company or any Subsidiary prior to such acquisition or merger.
(c) Any Common Stock that is issued or transferred by, or that is subject to any awards that are granted by, or become obligations of, the Company under Sections 22(a) or 22(b) of this Plan will not reduce the shares of Common Stock available for issuance or transfer under this Plan or otherwise count against the limits contained in Section 3 of this Plan, except as otherwise provided in this Plan. In addition, no shares of Common Stock subject to an award that is granted by, or becomes an obligation of, the Company under Sections 22(a) or 22(b) of this Plan, will be added to the aggregate limit contained in Section 3(a)(i) of this Plan.

ANNEX L

FORM OF WRITTEN CONSENT OF MEMBERS OF INNVENTURE LLC

WRITTEN CONSENT OF MEMBERS OF INNVENTURE LLC
Reference is made to that certain Fifth Amended and Restated Operating Agreement (as amended, the “LLC Agreement”) of Innventure LLC, a Delaware limited liability company (“Innventure” or the “Company”). The undersigned, being a Voting Member of the Company, does hereby consent to the adoption and approval of the recitals and resolutions set forth below and to the actions below by executing and delivering this written consent in accordance with the LLC Agreement and hereby agrees that such recitals, resolutions and actions shall have the same force and effect as if adopted at and taken pursuant to a duly called and lawfully held meeting of Members. Capitalized terms used but not otherwise defined herein have the meanings given to them in the LLC Agreement.
Adoption and Approval of Business Combination Agreement and Transactions
WHEREAS, on October 24, 2023, the Company entered into a business combination agreement (as it may be amended and supplemented or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”), with Learn CW Investment Corporation, a Cayman Islands exempted company (“Learn CW”), Learn SPAC HoldCo, Inc., a Delaware corporation and direct, wholly-owned subsidiary of Learn CW (“Holdco”), LCW Merger Sub, Inc., a Delaware corporation and direct, wholly-owned subsidiary of Holdco (“LCW Merger Sub”) and Innventure Merger Sub, LLC, a Delaware limited liability company and direct, wholly-owned subsidiary of Holdco (“Innventure Merger Sub” and, together with LCW Merger Sub, the “Merger Subs”);
WHEREAS, the Business Combination Agreement provides for, among other things, the following mergers: (a) LCW Merger Sub will merge with and into Learn CW (the “LCW Merger”), with Learn CW as the surviving company of the LCW Merger and (b) Innventure Merger Sub will merge with and into Innventure (the “Innventure Merger” and together with the LCW Merger, the “Mergers”), with Innventure as the surviving entity of the Innventure Merger (the consummation of the Mergers and the other transactions contemplated by the Business Combination Agreement are referred to herein as the “Transactions”);
WHEREAS, following the Mergers, each of Learn CW and Innventure will be a subsidiary of Holdco, Holdco will become a publicly traded company and, at the closing of the Transactions, Holdco will change its name to “Innventure, Inc.”;
WHEREAS, it is a condition to the Business Combination Agreement that the Voting Members approve the Business Combination Agreement and the Transactions, including the Innventure Merger, by affirmative written consent and in accordance with the LLC Agreement and applicable law;
WHEREAS, pursuant to Section 4.10 of the LLC Agreement, any matter that is to be voted on, consented to or approved by Voting Members may be taken without a meeting, without prior notice and without a vote if consented to, in writing or by Electronic Transmission, by a Member or Members holding not less than seventy-five percent (75%) of the appropriate Voting Units held by all Members of such class;
WHEREAS, the Board of Managers (the “Board”) of the Company has considered the Transactions and the terms of the Business Combination Agreement and has determined that the Business Combination Agreement and the Transactions are advisable, fair to, and in the best interests of, Innventure and its Members and recommends that the Voting Members approve the same; and
WHEREAS, upon consideration of the Board’s recommendation and review of the related joint consent solicitation statement of the Company, proxy statement of Learn CW and prospectus of Holdco, dated [•], 2024 (collectively, the “Consent Solicitation Statement”), the receipt of which by the undersigned Voting Member is hereby acknowledged, the undersigned Voting Member desires to consent to, ratify, adopt and approve the Business Combination Agreement and the Transactions.
RESOLVED, that the undersigned Voting Member hereby consents to, ratifies, adopts and approves the Business Combination Agreement and the Transactions, each of which are more fully described in the Consent Solicitation Statement, and in connection therewith, consents to the taking by the Company of all other actions necessary or appropriate to give effect to the foregoing; and

FURTHER RESOLVED, that all lawful acts and things heretofore done by the Board, officers, employees and representatives of the Company, or by any person or persons designated and authorized to act by any such persons, on behalf of the Company on or prior to the date of the adoption of the foregoing resolutions, in connection with the actions and transactions contemplated by such resolutions, be, and the same hereby are, in all respects ratified, confirmed, approved and adopted.
[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned Voting Member has executed and delivered this Written Consent as of the date set forth below.
IF AN INDIVIDUAL:	IF AN ENTITY:

By:
(signature)	(please print or type complete name of entity)

Name:	By:
(please print or type full name)	(duly authorized signature)

Name:
(please print or type full name)

Title:
(please print or type full title)

Date: , 2024	Date: , 2024

Item 20.	Indemnification of Directors and Officers.
Holdco is a Delaware corporation. Section 145 of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party (or is threatened to be made a party) to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A Delaware corporation may also indemnify directors, officers, employees and other agents of such corporation in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the person to be indemnified has been adjudged to be liable to the corporation. The DGCL provides that Section 145 of the DGCL is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.
Holdco’s Bylaws contain provisions that require it to indemnify any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person, or a person for whom such person is the legal representative, is or was a director or officer of Holdco or, while a director or officer of Holdco, is or was serving at the request of Holdco as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person, to the fullest extent permitted by the DGCL, as it may be amended from time to time.
In addition, the Holdco Certificate of Incorporation (as will be in effect upon the consummation of the Business Combination) contains provisions requiring Holdco to indemnify and advance expenses to any director incurred in defending or otherwise participating in any proceeding in advance of its final disposition, provided that such director presents to Holdco a written undertaking to repay such amount if it shall ultimately be determined that such director is not entitled to be indemnified by Holdco.
As permitted by Section 102(b)(7) of the DGCL, Holdco’s Certificate of Incorporation (as will be in effect upon completion of the Business Combination) contains provisions eliminating the personal liability of directors to Holdco or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted under the DGCL.
Holdco expects to maintain standard policies of insurance under which coverage is provided (a) to its directors and officers against losses arising from claims made by reason of breach of duty or other wrongful act by such persons in their respective capacities as officers and directors Holdco, and (b) to Holdco with respect to payments which may be made by the registrant to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

Item 21.	Exhibits and Financial Statement Schedules.
(a)	Exhibits.
Exhibit Number	Description
1.1
Underwriting Agreement, dated October 7, 2021 by and among Learn CW Investment Corporation and Evercore Group L.L.C., as underwriter (incorporated by reference to Exhibit 1.1 to Learn CW Investment Corporation’s Current Report on Form 8-K filed with the SEC on October 14, 2021).

2.1+
Business Combination Agreement, dated as of October 24, 2023, by and among Learn SPAC Holdco, Inc., Learn CW Investment Corporation, LCW Merger Sub, Inc., Innventure LLC and Innventure Merger Sub, LLC (included as Annex A to the proxy statement/consent solicitation statement/prospectus).

2.2
Standby Equity Purchase Agreement, dated October 24, 2023 by and between YA II PN, Ltd, and Learn SPAC Holdco, Inc. (included as Annex G to the proxy statement/consent solicitation statement/prospectus).

3.1†	Certificate of Incorporation of Learn SPAC Holdco, Inc.
3.2†	Bylaws of Learn SPAC Holdco, Inc.
3.3
Form of Amended and Restated Certificate of Incorporation of Learn SPAC Holdco, Inc., to become effective upon the consummation of the Business Combination (included as Annex I to the proxy statement/consent solicitation statement/prospectus).

3.4	Form of Bylaws of Learn SPAC Holdco, Inc., to become effective upon the consummation of the Business Combination (included as Annex J to the proxy statement/consent solicitation statement/prospectus).
3.5
Amendments to the Amended and Restated Memorandum and Articles of Association of Learn CW Investment Corporation (incorporated by reference to Exhibit 3.1 to Learn CW Investment Corporation’s Current Report on Form 8-K filed with the SEC on October 13, 2023).

4.1
Warrant Agreement, dated October 12, 2021, between Learn CW Investment Corporation and American Stock Transfer & Trust Company, LLC, as warrant agent (incorporated by reference to Exhibit 4.1 to Learn CW Investment Corporation’s Current Report on Form 8-K filed with the SEC on October 14, 2021).

4.2
Warrant Assumption Agreement to be entered into by and among Learn CW Investment Corporation, Learn SPAC Holdco, Inc. and Equiniti Trust Company, LLC (f/k/a American Stock Transfer & Stock Company, LLC), as warrant agent.

4.3†	Form of Innventure LLC Series 1 Promissory Note.
4.4†	Form of Accelsius Holdings LLC Convertible Promissory Note.
4.5†	Secured Convertible Note and Warrant Purchase Agreement, dated as of June 3, 2021, by and among Innventus ESG Fund I, L.P., AeroFlexx, LLC, and the Investors party thereto.
4.6†
Amended and Restated Secured Convertible Promissory Note and Warrant Purchase Agreement, dated as of July 31, 2021, by and among Innventus ESG Fund I, L.P., AeroFlexx, LLC, and the Investors party thereto.

4.7†	Unsecured Promissory Note, dated as of May 2, 2024, between Innventure LLC and Michael Otworth.
4.8†	Form of Innventure Class B Warrant Cashless Exercise Description and Acknowledgment Letter.
5.1	Opinion of Sidley Austin LLP.
8.1	Opinion of Sidley Austin LLP regarding certain U.S. income tax matters.
10.1
Investment Management Trust Agreement, dated October 12, 2021, between the Company and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 10.3 to Learn CW Investment Corporation’s Current Report on Form 8-K filed with the SEC on October 14, 2021).

10.2
Registration and Shareholder Rights Agreement, dated October 12, 2021, by and among Learn CW Investment Corporation, the Sponsor and certain other security holders named therein (incorporated by reference to Exhibit 10.4 to Learn CW Investment Corporation’s Current Report on Form 8-K filed with the SEC on October 14, 2021).

10.3	Form of Investor Rights Agreement (included as Annex H to the proxy statement/consent solicitation statement/prospectus).

Exhibit Number	Description
10.4
Sponsor Support Agreement, dated October 24, 2023, by and between Learn CW Investment Corporation, Innventure LLC and CWAM LC Sponsor LLC. (included as Annex C to the proxy statement/consent solicitation statement/prospectus).

10.5
Member Support Agreement, dated October 24, 2023, by and among Learn CW Investment Corporation, Learn SPAC Holdco, Inc., Innventure LLC and the Innventure Members party thereto (included as Annex D to the proxy statement/consent solicitation statement/prospectus).

10.6†	Loan and Security Agreement, dated March 30, 2023, between Innventure LLC and Accelsius Holdings LLC.
10.7†	Loan and Security Agreement, dated February 9, 2023, between AeroFlexx, LLC and Auto Now Acceptance Co, LLC.
10.8†	Offer Letter, dated September 7, 2023, between David Yablunosky and Innventure LLC
10.9†	Class B Preferred Unit Purchase Agreement, dated as of January 14, 2022, by and among Innventure LLC and the Investors party thereto
10.10†	Amended and Restated Class B Preferred Unit Purchase Agreement, dated as of June 1, 2022, by and among Innventure LLC and the Investors party thereto
10.11†	Class B-1 Preferred Unit Purchase Agreement, dated as of August 25, 2023, by and among Innventure LLC and the Investors party thereto
10.12†	Class D Preferred Unit Purchase Agreement, by and between Innventus ESG, AeroFlexx, and the Investors party thereto, dated as of November 10, 2021
10.13†	Series I Convertible Note Purchase Agreement, dated as of August 18, 2022, by and among Accelsius, Innventus ESG Fund I L.P. and the other parties thereto
10.14†	Amended and Restated Series I Convertible Note Purchase Agreement, dated as of June 2, 2023, by and among Accelsius, Innventus ESG Fund I L.P. and the other parties thereto
10.15†	Class A Series 2 Unit Purchase Agreement, dated as of July 19, 2022, by and among Innventus ESG Fund I, L.P., Accelsius Holdings LLC, and the Investors party thereto
10.16†	Guaranty Agreement, dated as of April 22, 2020, by and between TOTAL S.A. and Innventure LLC
10.17†	Envelope Recycling Program Services Agreement, dated July 1, 2020, between AeroFlexx, LLC and TerraCycle.
10.18**	Contractor Agreement, dated as of June 3, 2019, by and between 4350 LAAD, Inc. and Innventure LLC.
10.19†	Master Intercompany Services Agreement, dated as of April 9, 2023, by and between Innventure LLC and AeroFlexx, LLC.
10.20†	Master Intercompany Services Agreement, dated as of April 24, 2023, between Innventure LLC and Accelsius Holdings LLC.
10.21
Letter Agreement, dated October 7, 2021, among Learn CW Investment Corporation and its officers, directors, director nominees and the Sponsor (incorporated by reference to Exhibit 10.1 to Learn CW Investment Corporation's Current Report on Form 8-K filed with the SEC on October 14, 2021).

10.22
Amended and Restated Promissory Note, dated as of September 7, 2021, issued by Learn CW Investment Corporation in favor of Sponsor (incorporated by reference to Exhibit 10.2 to Learn Investment CW Corporation's Amendment No. 2 to the Registration Statement on Form S-1 filed with the SEC on September 17, 2021).

10.23†	Employment Agreement, dated as of July 29, 2022, by and between Innventure LLC and Michael Otworth
10.24†	Employment Agreement, dated as of March 5, 2024, by and between Innventure LLC and Suzanne Niemeyer
10.25†	Management Services Agreement, dated January 22, 2021, by and between Innventure LLC and L1FE Management Limited.
10.26†	Amendment to Management Services Agreement, dated October 1, 2021, by and between Innventure LLC and L1FE Management Limited.
10.27†	Summary of the Statement of Work, effective as of April 1, 2018, between Innventure LLC and Corporate Development Group LLC

Exhibit Number	Description
10.28†	Debt Conversion Agreement, dated October 31, 2023, by and between Innventure LLC and Innventure1 LLC.
10.29†
Amended & Restated Promissory Note, dated December 29, 2023, issued by Learn CW Investment Corporation in favor of Sponsor (incorporated by reference to Exhibit 10.1 to Learn CW Investment Corporation's Current Report on Form 8-K filed with the SEC on January 3, 2024).

10.30†
Second Amended & Restated Promissory Note, dated March 19, 2024, issued by Learn CW Investment Corporation in favor of Sponsor (incorporated by reference to Exhibit 10.1 to Learn CW Investment Corporation’s Current Report on Form 8-K filed with the SEC on March 25, 2024).

10.31†	First Amendment to Loan and Security Agreement, dated December 13, 2023, between Innventure LLC and Accelsius Holdings LLC.
10.32**+	Patent Purchase Agreement, dated May 27, 2022, between Nokia Technologies, OY, Nokia Solutions and Networks, OY, and Accelsius Holdings LLC.
10.33**+^	Technology License and Know-How Agreement, dated May 27, 2022, between Accelsius Holdings LLC, Nokia Technologies Oy, Nokia Solutions and Networks Oy, and Nokia of America Corporation.
10.34†	Patent and Know How License Agreement, dated February 15, 2018, between Air Assist LLC and The Procter & Gamble Company.
10.35†	Amended and Restated Patent and Know-How License Agreement, dated as of October 25, 2021, by and between the Procter & Gamble Company and AeroFlexx, LLC.
10.36
Amendment No. 1 to the Investment Management Trust Agreement, dated April 25, 2024, by and between Learn CW and U.S. Bank, National Association, as trustee (incorporated by reference to Exhibit 10.1 to Learn CW Investment Corporation's Current Report on Form 8-K filed with the SEC on May 1, 2024).

10.37†	Aircraft Time-Sharing Agreement, dated May 6, 2024, by and between Innventure LLC and Sugar Grove Ventures LLC.
10.38†	Aircraft Time-Sharing Agreement, dated May 6, 2024, by and between Innventure LLC and Corporate Development Group LLC.
10.39†	Amendment to the Statement of Work, effective October 1, 2021, between Innventure LLC and Corporate Development Group LLC.
10.40+	Loan Agreement, dated as of July 1, 2024, among Innventure LLC, Aeroflexx, LLC, and AeroFlexx Packaging Company, LLC.
21.1†	List of subsidiaries of Learn SPAC Holdco, Inc.
23.1	Consent of Marcum LLP, Independent Registered Public Accounting Firm for Learn CW Investment Corporation.
23.2	Consent of Independent Registered Public Accounting Firm for Innventure LLC
23.3	Consent of Sidley Austin LLP (included as part of Exhibit 5.1)
23.4	Consent of Sidley Austin LLP (included as part of Exhibit 8.1)
99.1*	Form of Proxy Card for Learn CW Investment Corporation’s extraordinary general meeting.
99.2†	Consent of Gregory W. Haskell to be named as a director.
99.3†	Consent of David Yablunosky to be named as a director.
99.4†	Consent of Michael Otworth to be named as a director.
99.5†	Consent of James O. Donnally to be named as a director.
99.6†	Consent of Bruce Brown to be named as a director.
99.7†	Consent of Elizabeth Williams to be named as a director.
99.8†	Consent of Daniel J. Hennessy to be named as a director.
99.9†	Consent of Suzanne Niemeyer to be named as a director.
99.10	Consent of Michael Amalfitano to be named as director.
99.11**+	Third Amended and Restated Limited Liability Company Agreement of AeroFlexx, LLC.
107	Filing Fee Table
*	To be filed by amendment.
**
Certain identified information has been excluded from this exhibit pursuant to Rule 601(b)(10) of Regulation S-K because it is both (i) not material and (ii) is the type of information that the registrant treats as private or confidential.

+
Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Learn SPAC Holdco, Inc. agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

^	The Registrant respectfully submits that it has filed a Confidential Treatment Request with the Commission with respect to this exhibit.
†	Previously filed.

Item 22.	Undertakings.
1.	The registrant hereby undertakes:
(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
(ii)
To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

(b)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(d)
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(e)
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
2.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.
3.
The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

4.
The undersigned registrant hereby undertakes as follows: that every prospectus (1) that is filed pursuant to the immediately preceding paragraph, or (2) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

5.
The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

6.
The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, Learn SPAC Holdco, Inc. has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, state of New York on July 23, 2024.
LEARN SPAC HOLDCO, INC.

By:	/s/ Robert Hutter
	Name:	Robert Hutter
	Title:	President
****
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated:
Signature	Title	Date
Robert Hutter (President and Director)

/s/ Robert Hutter	(Principal Executive, Financial and Accounting Officer)	July 23, 2024